As filed with the U.S. Securities and Exchange Commission on June 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zamalight plc

(Exact name of registrant as specified in its charter)

Ireland	2810	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, +44 1483 242200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808-1674

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith A. Pagnani, Esq. Catherine M. Clarkin, Esq. Krishna Veeraraghavan, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 +1 (212) 558-4000	Guillermo Bichara Vice President, General Counsel and Corporate Secretary Praxair, Inc. 10 Riverview Drive Danbury, Connecticut 06810-5113 +1 (203) 837-2000	Dr. Christoph Hammerl Head of Group Legal & Compliance Linde AG Klosterhofstraße 1 80331 Munich Germany +49 89 357571001	David Mercado, Esq. Richard Hall, Esq. Aaron M. Gruber, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019-7475 +1 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary shares, nominal value €0.001 per share	577,750,769	N/A	$73,521,557,267.33	$8,521,148.49

(1)	The number of ordinary shares, nominal value €0.001 per share, of the registrant being registered is based upon the sum of (1) the product obtained by multiplying (a) 291,868,140 shares of common stock, par value $0.01 per share, of Praxair, Inc., or “Praxair shares,” estimated to be outstanding, on a fully diluted basis, immediately prior to the merger (as defined in the prospectus included in this Registration Statement) times (b) an exchange ratio of 1.000, and (2) the product obtained by multiplying (a) 185,638,071 ordinary shares of Linde AG, or “Linde shares,” estimated to be outstanding, on a fully diluted basis, immediately prior to the completion of the exchange offer (as defined in the prospectus included in this Registration Statement) times (b) an exchange ratio of 1.540.
(2)	Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, which we refer to as the “Securities Act,” and solely for the purpose of calculating the registration fee, the market value of the securities to be offered was calculated as the sum of (1) the product of (a) 291,868,140 Praxair shares, estimated to be outstanding, on a fully diluted basis, immediately prior to the merger times (b) the average of the high and low sales prices of Praxair shares on the New York Stock Exchange on May 31, 2017 and (2) the product of (a) 185,638,071 Linde shares estimated to be outstanding, on a fully diluted basis, immediately prior to the completion of the exchange offer times (b) the average of the high and low sales prices of Linde shares on the Frankfurt Stock Exchange on May 31, 2017 (converted into U.S. dollars on the basis of an exchange rate of $1.1170 equals €1.0000 (the noon buying rate as of May 26, 2017, the latest date on which the noon buying rate was available prior to the filing of this Registration Statement)).
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001159.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two documents:

•	a proxy statement/prospectus (which is herein referred to as the “proxy statement/prospectus”) that will be used in connection with the Praxair, Inc. special meeting of shareholders being held on [—], 2017 (which is herein referred to as the “Praxair special meeting”), to, among other things, vote to adopt the business combination agreement, dated as of June 1, 2017, by and among Praxair, Inc., Linde Aktiengesellschaft, Zamalight plc, Zamalight Holdco LLC and Zamalight Subco, Inc., and to approve the transactions contemplated thereby; and

•	a prospectus (which is herein referred to as the “exchange offer prospectus”) that will be used in connection with Linde plc’s offer to exchange each Linde share for 1.540 Linde plc shares.

The proxy statement/prospectus and the exchange offer prospectus will be identical in all substantive respects, except that certain sections will be replaced as set forth in the comparison table below:

Proxy Statement/Prospectus		Exchange Offer Prospectus

Section	Page	Section	Page
Proxy Statement/Prospectus Cover Page	Front Cover	Exchange Offer Prospectus Cover Page	ALT-1
Notice of the Praxair Special Meeting	Inside Cover	None	—
Questions and Answers — About the Praxair Special Meeting	3	Questions and Answers — About the Exchange Offer	ALT-2
Summary	10	Summary of the Prospectus	ALT-11
The Praxair Special Meeting	79	None	—
None	—	General Information — Responsibility for the Contents	ALT-35
None	—	General Information — Subject Matter of this Prospectus	ALT-36
Material Tax Considerations (1)	479	Material Tax Considerations (1)	ALT-37
None	—	Draft Exchange Offer Document (2)	ALT-57

(1)	The section entitled “Material Tax Considerations” in the proxy statement/prospectus summarizes certain material tax considerations to holders of Praxair shares and the section entitled “Material Tax Considerations” in the exchange offer prospectus summarizes certain material tax considerations to holders of Linde shares.
(2)	The exchange offer document will form the main part of the exchange offer prospectus. The draft of the exchange offer document, which is included herein, does not constitute an offer and has not been and will not be reviewed or approved by the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (which is herein referred to as “BaFin”).

The sections and captions in the exchange offer prospectus will be numbered in accordance with BaFin rules and regulations and the order of chapters and therefore the table of contents, cross-references, as well as the page numbers will be different.

Linde plc intends to file a German language exchange offer document with the BaFin (which is herein referred to as the “German exchange offer document”) that will include a German language prospectus as an annex.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED JUNE 5, 2017

PROXY STATEMENT OF PRAXAIR, INC.	PROSPECTUS OF ZAMALIGHT PLC

Dear Praxair shareholder:

I am pleased to invite you to attend a special meeting of shareholders of Praxair, Inc. (which is herein referred to as “Praxair, Inc.,” and together with its subsidiaries, “Praxair”) to be held at [—] on [—], 2017, at [—], Eastern Standard Time. As previously announced, Praxair, Inc. and Linde Aktiengesellschaft (which is herein referred to as “Linde AG,” and together with its subsidiaries, “Linde”) have entered into an agreement providing for a combination of their businesses under a new Irish holding company, Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”). Pursuant to this business combination agreement, Praxair’s business will be brought under the new holding company through a merger (which is herein referred to as the “merger”) and Linde’s business will be brought under the new holding company through an exchange offer (which is herein referred to as the “exchange offer,” and together with the merger, the “business combination”).

The merger will be subject to and occur immediately after settlement of the exchange offer. In the merger, each share of common stock of Praxair, Inc., par value $0.01 per share (which are herein referred to as “Praxair shares”), will be converted into the right to receive one ordinary share, nominal value €0.001 per share, of Linde plc (which are herein referred to as “Linde plc shares”). In the exchange offer, shareholders of Linde AG (which are herein referred to as “Linde shareholders”) will be offered to exchange each of their ordinary bearer shares, without par value, of Linde AG (which are herein referred to as “Linde shares”) for 1.540 Linde plc shares. Settlement of the exchange offer is subject to the satisfaction or, where permissible, waiver of certain conditions, including the minimum acceptance condition, the Praxair requisite vote condition, the regulatory condition, and the other conditions described in the section “The Exchange Offer — Conditions to the Exchange Offer.” Except for the regulatory condition, all conditions to the exchange offer must be satisfied on or prior to the expiration of the acceptance period on [—], 2017, 24:00 hours, Central European Summer Time, as extended (which is herein referred to as the “acceptance period”). The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. As a result, the exchange of Linde shares pursuant to the exchange offer and conversion of Praxair shares pursuant to the merger may be made on a date that is significantly later than the end of the acceptance period, or may not occur.

Upon completion of the business combination, and assuming that all of the outstanding Linde shares are exchanged in the exchange offer, former Praxair shareholders and former Linde shareholders will each own approximately 50% of the outstanding Linde plc shares. Linde plc will apply to list the Linde plc shares on the New York Stock Exchange (trading in U.S. dollars) and on the Frankfurt Stock Exchange (trading in euros). Praxair shares, which are listed on the New York Stock Exchange under the symbol “PX” will be delisted from the New York Stock Exchange upon or as soon as practicable after the completion of the business combination, as permitted by applicable law. We urge you to obtain current market quotations of each of the Praxair shares and the Linde shares prior to casting your vote.

In order for the business combination to be completed, the business combination agreement must be adopted by the Praxair, Inc. shareholders (which are herein referred to as “Praxair shareholders”). Accordingly, Praxair, Inc. will hold a special meeting of its shareholders on [—], 2017, at which, among other business to be considered by Praxair shareholders, Praxair shareholders will be asked to adopt the business combination agreement and approve the transactions contemplated thereby. Information about the Praxair special meeting, the business combination and other business to be considered by Praxair shareholders is contained in this document, which we urge you to read. In particular, see “Risk Factors” beginning on page 34.

Your vote is very important. Whether or not you plan to attend the Praxair special meeting, please take appropriate action to make sure your Praxair shares are represented at the Praxair special meeting. Your failure to vote will have the same effect as voting against the adoption of the business combination agreement. The board of directors of Praxair, Inc. (which is herein referred to as the “Praxair board of directors”) unanimously recommends that you vote FOR the adoption of the business combination agreement and approval of the transactions contemplated thereby and other related matters. We are not asking Linde shareholders for a proxy and Linde shareholders are requested not to send us a proxy.

Sincerely,

Stephen F. Angel

Chief Executive Officer and Chairman

Praxair, Inc.

Neither the U.S. Securities and Exchange Commission (which is herein referred to as the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the business combination or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated [—], 2017, and is first being mailed to Praxair shareholders on or about [—], 2017.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Praxair filed with the SEC that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by Praxair, Inc. at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting Praxair. Please see “General Information — Where You Can Find More Information; Documents Available for Inspection” for more details. In order to receive timely delivery of the documents in advance of the special meeting of Praxair shareholders, you should make your request to Praxair, Inc. at 10 Riverview Dr., Danbury, CT 06810, United States, 1-800-772-9247 (U.S.) and 1-716-879-4077 (outside the U.S.), no later than [—], 2017, or five trading days prior to the special meeting of Praxair shareholders.

No person is authorized to provide any information with respect to the matters that this document describes other than the information contained in this document, and, if provided, the information must not be relied upon as having been authorized by Linde plc, Praxair, or Linde. This document does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this document nor any distribution of securities made under this document will, under any circumstances, create an implication that there has been no change in the affairs of Linde plc, Praxair, or Linde since the date of this document or that any information contained herein is correct as of any time subsequent to the date of this document.

Notice of Special Meeting of Shareholders

To Be Held on [—], 2017

Dear Praxair shareholder:

A special meeting of the shareholders of Praxair, Inc. will be held at [—] on [—], 2017, at [—], Eastern Standard Time. The purpose of the Praxair special meeting is for Praxair shareholders:

•	to consider and vote on a proposal to adopt the business combination agreement, dated as of June 1, 2017, by and among Praxair, Inc., Linde AG, Linde plc, Zamalight Holdco LLC and Zamalight Subco, Inc., as the same may be amended from time to time, and to approve the transactions contemplated thereby (which is herein referred to as the “business combination proposal”), pursuant to which, among other things, Praxair, Inc. and Linde AG agreed to combine their businesses, through a merger and an exchange offer, respectively, and become subsidiaries of Linde plc;

•	to consider and vote on a non-binding advisory proposal to approve the reduction of the share premium account of Linde plc to allow for the creation of distributable reserves of Linde plc, which are generally required under Irish law in order to allow Linde plc to make distributions and to pay dividends and repurchase or redeem shares following completion of the business combination (which is herein referred to as the “distributable reserves creation proposal”);

•	to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to Praxair’s named executive officers in connection with the business combination (which is herein referred to as the “compensation proposal”); and

•	to consider and vote on any proposal that may be made by the chairman of the Praxair board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is on or about the date of the expiration of the acceptance period, in the event that such date of expiration is extended (which is herein referred to as the “shareholder adjournment proposal”).

The business combination proposal requires the affirmative vote of the holders of a majority of the Praxair shares outstanding and entitled to vote at the Praxair special meeting (which is herein referred to as the “Praxair requisite vote”). The business combination cannot be completed without approval of the business combination proposal. A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the business combination proposal. The distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal each requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting. An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on any of the distributable reserves creation proposal, the compensation proposal or the shareholder adjournment proposal. The Praxair board of directors unanimously recommends that you vote FOR each of these proposals.

Only holders of record of Praxair shares at the close of business on [—], 2017, the record date for the Praxair special meeting, will be entitled to notice of, and to vote at, the Praxair special meeting or any adjournment or postponement thereof. A list of the Praxair shareholders of record as of [—], 2017, will be available for inspection during ordinary business hours at Praxair’s offices located at 10 Riverview Drive, Danbury, Connecticut 06810-5113, from [—], 2017, up to and including the date of the Praxair special meeting.

Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) sign and return a proxy card; (2) call the toll-free number listed on the proxy card; (3) vote through the internet as indicated on the proxy card; or (4) vote in person at the Praxair special meeting. You should NOT send documents representing Praxair shares with the proxy card.

Following the consummation of the business combination, you will receive information on how you will receive Linde plc shares for your Praxair shares.

BY ORDER OF THE BOARD OF DIRECTORS,

Guillermo Bichara

Vice President, General Counsel and

Corporate Secretary

[—], 2017

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE PRAXAIR SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU ARE UNCERTAIN OF HOW YOU HOLD YOUR SHARES OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT MORROW SODALI LLC, PRAXAIR’S PROXY SOLICITOR, AT (203) 658-9400 (BANKS AND BROKERAGE FIRMS) AND (800) 662-5200 (STOCKHOLDERS TOLL FREE), OR VIA EMAIL AT PX.INFO@MORROWSODALI.COM.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the business combination. These questions and answers may not address all questions that may be important to you. You should carefully read this entire document, including its annexes and documents referred to herein, for a more complete understanding of the business combination agreement, the transactions contemplated by the business combination agreement, Linde plc, Praxair and Linde. You may obtain additional information without charge by following the instructions under “General Information — Where You Can Find More Information; Documents Available for Inspection.”

About the Business Combination

Q:	What are Praxair and Linde proposing?

A:	On December 20, 2016, Praxair, Inc. and Linde AG announced their intention to combine their businesses to leverage the complementary strengths of each company, creating a leader in the industrial gas industry. The announcement was made after the parties entered into a non-binding term sheet on December 20, 2016. Following the announcement, Praxair, Inc., Linde AG, Zamalight plc, Zamalight Holdco LLC and Zamalight Subco, Inc. entered into a business combination agreement, dated June 1, 2017, pursuant to which, among other things, Praxair, Inc. and Linde AG agreed to combine their businesses, through the merger and the exchange offer, and become subsidiaries of a new Irish holding company, Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”). This agreement is herein referred to as the “business combination agreement.” The merger and the exchange offer together are herein referred to as the “business combination.”

Praxair, Inc. and Linde AG proposed the business combination because, among other reasons, the management and boards of both companies believe that the business combination will:

•	leverage unique strengths of each company: Linde’s long-standing leadership in engineering and technology with Praxair’s operational excellence;

•	establish strong, complementary positions in key geographies and end-markets, and create a more diverse and balanced end-market portfolio;

•	create considerable value driven by approximately $1.2 billion (€1.1 billion) in annual synergies and cost reductions (see “The Business Combination — Certain Unaudited Forward-Looking Information — Certain Synergy and Cost Reduction Estimates”); and

•	create a combined company with revenues of approximately $29 billion (€27 billion) (based on 2016 revenues, see “Unaudited Pro Forma Condensed Combined Financial Information”) and combined market value in excess of $70 billion (€66 billion) as of May 31, 2017.

Q:	What will be the beneficial ownership of Linde plc immediately following the business combination?

A:	Former Praxair shareholders and former Linde shareholders are each expected to hold approximately 50% of all outstanding Linde plc shares following the business combination, assuming all Linde shareholders tender and do not withdraw their shares in the exchange offer.

Q:	When do you expect the business combination to be completed?

A:

The merger will be subject to and occur immediately after the settlement of the exchange offer. The exchange offer is subject to certain conditions, including the minimum acceptance condition, the Praxair requisite vote condition, the regulatory condition, and the other conditions described under “The Exchange Offer — Conditions to the Exchange Offer.” The timing for settlement of the exchange offer will depend on the satisfaction of such conditions. Under the terms of the exchange offer, all conditions to the exchange offer must be satisfied by the end of the acceptance period on [—], 2017, 24:00 hours, Central European Summer Time, as extended (which is herein referred to as the “acceptance period”), except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. If the regulatory condition is not satisfied by that date or if any other condition is not satisfied at the end of the acceptance period (unless any such non-satisfied condition has been waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and settlement will not occur. The parties currently expect regulatory approval to be finalized and the business combination to be completed in the second half of 2018 but in no event later than the date that is twelve months after the expiration of the acceptance period, i.e., [—], 2018, subject to any extension of the acceptance period. As a result, the exchange of Linde shares pursuant to the exchange offer and the conversion of Praxair shares pursuant to the merger may be made on a date that is significantly later than the end of the acceptance period, or may not occur. See “The Exchange Offer” for a more detailed discussion.

Q:	If the business combination is completed, will the Linde plc shares issued pursuant to the business combination agreement be listed for trading?

A:	Prior to the time of delivery of the Linde plc shares pursuant to the exchange offer and the merger, Linde plc will apply to admit its shares to listing and trading on the New York Stock Exchange (which is herein referred to as the “NYSE”), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard). The listings are intended to preserve current Praxair shareholders’ and Linde shareholders’ access to their historic trading markets in the United States and in Germany and may further improve liquidity in Linde plc shares and Linde plc’s access to additional equity financing sources. Nevertheless, as with listings on more than one stock exchange of certain other issuers, the liquidity in the market for Linde plc shares may be adversely affected if trading is split between two markets at least in the short term and could result in price differentials of Linde plc shares between the two exchanges.

Q:	What happens if the business combination is not completed?

A:	If Praxair shareholders do not approve the business combination proposal or if the business combination is not completed because any other conditions to the exchange offer, including the minimum acceptance condition or the regulatory condition, are not satisfied or waived, or for any other reason, Praxair and Linde will remain independent public companies. Praxair shares and Linde shares will continue to be listed and traded on the NYSE and the Frankfurt Stock Exchange, respectively, and the Linde shares will also continue trading on the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich, Stuttgart, as well as on the Tradegate Exchange and on the open market (Freiverkehr) of the Hanover stock exchange, Germany. Praxair, Inc. will continue to have securities registered under the Securities Exchange Act of 1934, as amended (which is herein referred to as the “Exchange Act”) and will continue to be required to file periodic reports with the SEC.

Praxair, Inc. and Linde AG have certain rights to terminate the business combination agreement or substantially all the covenants therein and one or the other may be required to pay a termination fee. For a summary of termination rights and the effects of a termination of the business combination agreement, including termination fees, see “The Business Combination Agreement — Termination — Termination Rights.”

Q:	Who will lead the combined group?

A:	Pursuant to the business combination agreement, at the effective time of the merger, Mr. Stephen F. Angel, current Chairman and CEO of Praxair, Inc., will become CEO and a member of the board of directors of Linde plc, and Prof. Dr. Wolfgang Reitzle, current Chairman of the supervisory board of Linde AG, will become Chairman of the board of directors of Linde plc.

Q:	Who will comprise the board of directors of the new holding company?

A:	Upon completion of the business combination, the Linde plc board of directors will initially consist of twelve members, including Prof. Dr. Wolfgang Reitzle, Mr. Stephen F. Angel and ten non-executive directors, consisting of five non-executive directors to be designated for appointment by Praxair, Inc. and five non-executive directors to be designated for appointment by Linde AG. Under the constitution of Linde plc that will be in effect on completion of the business combination, directors will retire at each annual general meeting and may be re-elected by shareholders at that meeting.

Q:	Will my Linde plc shares acquired in the business combination receive dividends?

A:	The dividend policy for the combined group will be determined following completion of the business combination. Although Linde plc currently expects to pay dividends, any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, including limitations imposed by Irish law, terms of any outstanding shares of preferred stock, restrictions in any debt agreements that limit its ability to pay dividends to shareholders, restrictions in any series of preferred stock and other factors the board of directors deems relevant. For a further discussion of the risks related to the payment of dividends after the business combination, see “Risk Factors — Risks Relating to Linde plc Shares” and “Risk Factors — Risks Relating to Tax Matters.”

Q:	Will there be Irish or U.K. withholding tax on future dividends, if any, by Linde plc?

A:	Linde plc is expected to be tax resident solely in the United Kingdom. As long as Linde plc remains resident for tax purposes outside Ireland, dividends paid by Linde plc will not be subject to Irish withholding tax. See “Material Tax Considerations — Material Irish Tax Considerations.” Under current U.K. law as of the date of this document, which may be subject to change, dividend payments may be made by Linde plc without withholding or deduction for or on account of U.K. income tax. See “Material Tax Considerations — Material U.K. Tax Considerations.”

About the Praxair Special Meeting

Q:	What are the proposals on which Praxair shareholders are being asked to vote?

A:	Praxair shareholders are being asked to consider and vote on a proposal to adopt the business combination agreement and to approve the transactions contemplated thereby. The business combination agreement provides for a combination of the businesses of Praxair and Linde under Linde plc. Linde’s business will be brought under Linde plc through the exchange offer and Praxair’s business will be brought under Linde plc through the merger. The merger is expected to occur immediately following the settlement of the exchange offer.

Praxair shareholders are also being asked to consider and vote on a non-binding advisory proposal to approve the reduction of the share premium account of Linde plc to allow for the creation of distributable reserves of Linde plc, which are generally required under Irish law in order to allow Linde plc to make distributions and to pay dividends and repurchase or redeem shares following completion of the business combination. Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Linde plc will not have immediately following the business combination. In the event that distributable reserves of Linde plc are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until Linde plc has created sufficient distributable reserves from its business activities.

Praxair shareholders are also being asked to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to Praxair’s named executive officers in connection with the business combination. This proposal is being made in accordance with Section 14A of the Exchange Act and the applicable rules thereunder.

Finally, Praxair shareholders are being asked to approve any proposal that may be made by the chairman of the Praxair board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is on or about the date of the expiration of the acceptance period, in the event that such date of expiration is extended.

The Praxair board of directors unanimously recommends that the Praxair shareholders vote “FOR” each of these proposals. For a discussion of the reasons for this recommendation, see “The Business Combination — Praxair’s Reasons for the Business Combination.”

Q:	What are the most significant conditions to the merger?

A:	The only condition to the merger is that the exchange offer closes. The exchange offer is subject to the satisfaction or, where permissible, waiver of certain conditions, including the minimum acceptance condition, the Praxair requisite vote condition, the regulatory condition, and the other conditions described in the section “The Exchange Offer — Conditions to the Exchange Offer.”

Q:	What will I receive in the merger if I am a Praxair shareholder?

A:	In the merger, Praxair shareholders will be entitled to receive one Linde plc share for each of their Praxair shares.

Q:	What will happen to my Praxair, Inc. stock options, restricted stock units or performance-based stock units in the business combination?

A:	At the effective time of the merger, each option to purchase Praxair shares (which is herein referred to as a “Praxair stock option”) will be converted into an option to purchase Linde plc shares (which is herein referred to as a “Linde plc stock option”) on substantially the same terms and conditions as were applicable to such Praxair stock option immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc stock option will equal the number of Praxair shares subject to each Praxair stock option immediately prior to the effective time of the merger. Such Linde plc stock option will have the same exercise price per share as the per-share exercise price applicable to such Praxair stock option immediately prior to the effective time of the merger. If a holder of such Linde plc stock options experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc stock options will vest in full.

At the effective time of the merger, each restricted stock unit measured in Praxair shares (which is herein referred to as a “Praxair RSU”) will be converted into a restricted stock unit denominated in Linde plc shares (which is herein referred to as a “Linde plc RSU”) on substantially the same terms and conditions as were applicable to such Praxair RSU immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc RSU will equal the number of Praxair shares subject to each Praxair RSU immediately prior to the effective time of the merger. If a holder of such Linde plc RSUs experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc RSUs will vest in full.

At the effective time of the merger, each performance share unit measured in Praxair shares (which is herein referred to as a “Praxair PSU”) will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair PSU immediately prior to the effective time of the merger, except that the Linde plc RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Linde plc shares subject to each such Linde plc RSU will equal the greater of

(i) the target number of Praxair shares subject to such Praxair PSU and (ii) the number of Praxair shares subject to such Praxair PSU determined based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the effective time of the merger. If a holder of such Linde plc RSUs experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc RSUs will vest in full.

Q:	As a Praxair shareholder, will I have appraisal rights in connection with the merger?

A:	Under the Delaware General Corporation Law, which governs the merger, as well as under the Praxair, Inc. certificate of incorporation and bylaws, Praxair shareholders are not entitled to any appraisal rights in connection with the merger. See “The Business Combination — Appraisal Rights.”

Q:	Will Praxair shareholders be subject to taxation on the Linde plc shares received in the merger?

A	If a U.S. holder receives Linde plc shares with a fair market value in excess of the adjusted tax basis of such U.S. holder’s Praxair shares surrendered in the merger, such U.S. holder will recognize capital gain, if any, to the extent of the difference. A U.S. holder will not recognize any loss on Praxair shares surrendered in the merger. A U.S. holder who recognizes gain with respect to all of its Praxair shares surrendered in the merger will have an aggregate tax basis in the Linde plc shares received in the merger that is equal to the fair market value of the Linde plc shares as of the effective date of the merger. In the case of a U.S. holder who does not recognize gain with respect to any of its Praxair shares surrendered in the merger, the aggregate basis of the Linde plc shares received for Praxair shares in the merger will be equal to the basis of Praxair shares surrendered. The holding period of Linde plc shares received by a U.S. holder will include the holding period of the Praxair shares surrendered therefor.

A non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized in the merger, unless (i) the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment”); or (ii) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the merger, and certain other conditions are met.

For a further discussion of certain U.S. federal income tax consequences of the merger to Praxair shareholders, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger to Holders of Praxair Shares.”

For a summary of certain U.K. tax consequences for certain Praxair shareholders who are resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, see “Material Tax Considerations — Material U.K. Tax Considerations — Merger — Taxation of Chargeable Gains” and “Material U.K. Tax Considerations — Merger — Stamp Duty and Stamp Duty Reserve Tax.”

Under Irish tax law, holders of Praxair shares who are not tax resident in Ireland and who do not have a branch or agency in Ireland through which a trade is carried on and to which the holding of such shares is attributable will not be subject to Irish tax as a result of the business combination. For a further discussion of certain Irish tax consequences of the merger to Praxair shareholders, see “Material Tax Considerations — Material Irish Tax Considerations.”

Tax matters are very complicated and the tax consequences of the merger to each U.S. holder of Praxair shares may depend on such shareholder’s particular facts and circumstances. Holders of Praxair shares are urged to consult their own tax advisors to understand fully the tax consequences to them of the merger.

Q:	What is the recommendation of the Praxair board of directors as to each proposal that may be voted on at the Praxair special meeting?

A:

The Praxair board of directors has unanimously approved and declared advisable the business combination agreement, the business combination and all of the other transactions contemplated by the business combination agreement, declared that the transactions contemplated by the business combination agreement are fair to and in the best interests of Praxair, Inc. and its shareholders, directed that the adoption of the business combination agreement be submitted to a vote of Praxair shareholders at the Praxair special meeting and resolved to recommend that the Praxair shareholders vote to adopt the business combination agreement and approve the other matters submitted for approval in connection with the business combination agreement at the Praxair special meeting.

Accordingly, the Praxair board of directors unanimously recommends that Praxair shareholders vote:

1. “FOR” the Business Combination Proposal;

2. “FOR” the Distributable Reserves Creation Proposal;

3. “FOR” the Compensation Proposal; and

4. “FOR” the Shareholder Adjournment Proposal.

Q:	When and where is the Praxair special meeting?

A:	The Praxair special meeting will take place on [—], 2017, at [—] at [—], Eastern Standard Time.

Q:	Who is entitled to vote at the Praxair special meeting?

A:	Only holders of record of Praxair shares at the close of business on [—], 2017, the record date for the Praxair special meeting, will be entitled to notice of, and to vote at, the Praxair special meeting or any adjournment or postponement thereof.

Q:	Who is soliciting my proxy?

A:	The Praxair management, at the direction of the Praxair board of directors, is soliciting your proxy for use at the Praxair special meeting. It is expected that the solicitation will be primarily by mail or the internet, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Praxair without special compensation or by Praxair, Inc.’s proxy solicitor, Morrow Sodali LLC. This document describes the voting procedures and the proposals to be voted on at the Praxair special meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Praxair, Inc. has engaged Morrow Sodali LLC to assist in the solicitation of proxies from shareholders at a fee of $48,000 plus reimbursement of out-of-pocket expenses. Praxair also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Praxair shares. Praxair’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What is “householding”?

A:	A single proxy statement will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker or contact Praxair, Inc.’s proxy solicitor, Morrow Sodali LLC at (203) 658-9400 (banks and brokerage firms) and (800) 662-5200 (stockholders toll free), or online at px.info@morrowsodali.com. Praxair shareholders who currently receive multiple copies of this document at their address and would like to request “householding” of their communications should contact their broker or bank.

Q:	How do I vote if I am a Praxair shareholder?

A:

If you are a Praxair shareholder and you hold your Praxair shares in your own name, you may submit your vote for or against the proposals submitted at the Praxair special meeting or your abstention in person or by proxy. Your vote is important. Because many shareholders cannot attend the special meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below:

•	Vote on the Internet. If you have internet access, you may submit your proxy or voting instructions by following the instructions provided with your proxy materials and on your proxy card or voting instruction card;

•	Vote by Telephone. You can also vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded; or

•	Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

Information and applicable deadlines for using the proxy card, or voting by telephone or through the internet, are set forth in the enclosed proxy card instructions. Alternatively, you may vote in person at the Praxair special meeting by ballot.

If your Praxair shares are registered in the name of a broker, bank or other nominee (which is also known as being held in “street name”), that broker, bank or other nominee has enclosed or will provide a voting instruction card for you to direct the broker, bank or other nominee how to vote your shares. Praxair shareholders who hold shares in “street name” must return their instructions to their broker, bank or other nominee on how to vote their shares. If your Praxair shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the special meeting.

You should be aware that, as of [—], 2017, Praxair, Inc. directors and executive officers and their affiliates owned and were entitled to vote approximately [—]% of the outstanding Praxair shares entitled to vote at the Praxair special meeting.

Q:	If I am a Praxair shareholder, what vote is required to approve each proposal, and what happens if I do not vote or if I abstain from voting?

A:	The business combination cannot be completed without approval of the business combination proposal. The business combination proposal requires the affirmative vote of a majority of the outstanding Praxair shares entitled to vote at the Praxair special meeting. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the business combination proposal.

The distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal each requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting. An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on any of the distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. Praxair shares represented at the Praxair special meeting and entitled to vote but not voted, including Praxair shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

Q:	If I am a Praxair shareholder and my Praxair shares are held in “street name” by a broker, bank or other nominee, will my broker or bank vote my shares for me?

A:

If you hold your Praxair shares in “street name” and do not provide voting instructions to your broker, your Praxair shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the business combination proposal, the distributable reserves creation proposal, the compensation proposal or the shareholder adjournment proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in “street name” only if you provide voting instructions. You should follow the procedures that your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the same effect as a vote “AGAINST” the business combination proposal. Broker non-votes are not considered shares entitled to vote on the distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal and, therefore, will have no effect on the vote on any of such proposals.

Alternatively, you can attend the Praxair special meeting and vote in person if your Praxair shares are held in the name of a bank, broker or other holder of record, by obtaining a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a Praxair shareholder of record, there are three ways to change your vote after you have submitted a proxy:

•	you may send a later-dated, signed proxy card to the address indicated on the proxy card, which must be received prior to the Praxair special meeting;

•	you may attend the Praxair special meeting in person and vote; or

•	you may send a notice of revocation to the agent for Praxair, Inc., which notice must be received prior to the Praxair special meeting.

Simply attending the Praxair special meeting without voting will not revoke your proxy. Praxair, Inc. proxy cards can be sent by mail to Morrow Sodali LLC, 470 West Avenue — 3rd floor, Stamford, CT 06902.

If your Praxair shares are held in an account at a broker, bank or other nominee and you have instructed your broker, bank or other nominee on how to vote your shares, you should follow the instructions provided by your broker, bank or other nominee to change your vote.

Q:	What will happen if the proposals to be considered at the Praxair special meeting are not approved?

A:	Praxair, Inc., Linde AG, Zamalight Subco, Inc., Zamalight Holdco LLC and Linde plc will not be able to complete the business combination if Praxair shareholders do not approve the business combination proposal. The approval of the distributable reserves creation proposal, the compensation proposal or the shareholder adjournment proposal is not a condition to the completion of the business combination.

Q:	When should I submit my proxy?

A:	Whether or not you expect to attend the annual meeting in person, please promptly submit your proxy or voting instruction. Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card (including by mail). Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other nominee to see which voting methods are available to you.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals. Please exercise your right as a shareholder to vote on all proposals, including the business combination proposal, by instructing your broker by proxy.

Q:	Who can help answer my questions?

A:	The information provided above in the question and answer format is for your convenience only and is merely a summary of some of the information contained in this document. You should read carefully the entire document, including the information in the Annexes. See the section entitled “General Information — Where You Can Find More Information; Documents Available for Inspection.” If you are a Praxair shareholder and have any questions about the business combination, or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue — 3rd floor

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

Email: px.info@morrowsodali.com

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document, including its annexes and documents referred to herein, for a more complete understanding of the business combination agreement, the transactions contemplated by the business combination agreement, Praxair, Linde and Linde plc. You may obtain additional information without charge by following the instructions under “General Information — Where You Can Find More Information; Documents Available for Inspection.”

Information About the Companies (see page [—])

Linde plc

Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”) prior to the commencement of the exchange offer, is a newly incorporated public limited company formed under the laws of Ireland on April 18, 2017, that will become the parent company of Praxair Inc. and Linde AG upon the completion of the business combination. To date, Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. On May 26, 2017, Linde plc formed Zamalight Holdco LLC, a Delaware limited liability company (which is herein referred to as “Zamalight Holdco”). Prior to the commencement of the exchange offer, Linde plc intends to form a German limited liability company (GmbH) domiciled in Germany (which is herein referred to as “German Intermediate Holding GmbH”), which in turn will form a German stock corporation (AG) domiciled in Germany (which is herein referred to as “German Intermediate Holding AG”) to facilitate the settlement of the exchange offer and a post-completion reorganization with respect to Linde.

Linde plc’s principal executive offices are located at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, and its telephone number at that location is +44 1483 242200. Linde plc’s registered office is located at Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland.

Praxair, Inc.

Praxair, Inc., a Delaware corporation, was founded in 1907 and became an independent publicly traded company in 1992. Praxair is a leading industrial gas company in North and South America and one of the largest worldwide. It continues to be a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders.

Praxair, Inc.’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-6268, and its telephone number at that location is (203) 837-2000. Its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle, and its common stock is listed on the NYSE under the symbol “PX” and ISIN US74005P1049.

Linde AG

Linde AG, a German stock corporation (Aktiengesellschaft), was founded in 1879. Linde is one of the largest gases and engineering companies worldwide. The Linde Group offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. Linde gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production, electronics and in the healthcare sector. Linde is also active in the sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area. Linde’s engineering business includes the technology, engineering, procurement, project management and construction of industrial plants. Linde plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases and to treat natural gas.

Linde AG’s principal executive offices are located at Klosterhofstrasse 1, 80331 Munich, Germany and its telephone number at that location is +49 89 357571001. Its registered office is in Munich, Germany and its shares are listed on the regulated market of the Frankfurt Stock Exchange and the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich and Stuttgart, are also traded on the Tradegate Exchange and the open market (Freiverkehr) of the Hanover stock exchange, in each case under the symbol “LIN” and ISIN DE0006483001.

Zamalight Holdco

Zamalight Holdco is a Delaware limited liability company and wholly-owned subsidiary of Linde plc that was formed on May 26, 2017, for the purposes of entering into the business combination agreement. To date, Zamalight Holdco has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Praxair, Inc. will become a wholly-owned subsidiary of Zamalight Holdco.

Zamalight Holdco’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-5113, and its telephone number at that location is +1 (203) 837-2000. Its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

Merger Sub

Zamalight Subco, Inc. (which is herein referred to as “Merger Sub”) is a Delaware corporation and wholly-owned subsidiary of Zamalight Holdco that was formed on May 26, 2017, solely for the purpose of effecting the merger. To date, Merger Sub has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Merger Sub will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger as an indirect wholly-owned subsidiary of Linde plc.

Merger Sub’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-5113, and its telephone number at that location is +1 (203) 837-2000. Its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

The Business Combination and the Business Combination Agreement (see page [—])

Pursuant to the business combination agreement, Praxair, Inc. and Linde AG have agreed to combine their businesses under Linde plc, a new Irish holding company. The effect of the business combination will be that Praxair, Inc. and Linde AG will become subsidiaries of Linde plc. Praxair, Inc. will become an indirect subsidiary of Linde plc through a merger of Merger Sub, a wholly-owned indirect subsidiary of Linde plc, with and into Praxair, Inc., with Praxair, Inc. surviving the merger, and Linde AG will become an indirect subsidiary of Linde plc through an exchange offer of Linde plc shares for Linde shares. The business combination agreement is more fully described in the section “The Business Combination Agreement” and a copy of the business combination agreement is attached as Annex A to this document. We encourage you to read the business combination agreement carefully and in its entirety, as it is the legal document that governs the relationship between Praxair and Linde with respect to the business combination.

The Merger

The parties to the business combination agreement have agreed that, subject to and immediately after the settlement of the exchange offer, Merger Sub, a wholly-owned indirect subsidiary of Linde plc, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger, as a result of which Praxair, Inc. will become a wholly-owned indirect subsidiary of Linde plc. The merger is discussed in more detail in the section “The Business Combination Agreement — The Merger.”

Merger Consideration

In the merger, each outstanding Praxair share will be converted into the right to receive one fully paid and non-assessable Linde plc share (which is herein referred to as the “merger consideration”). This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the completion of the merger.

Treatment of Praxair Equity Awards

Praxair Stock Options

At the effective time of the merger, each option to purchase Praxair shares (which is herein referred to as a “Praxair stock option”) will be converted into an option to purchase Linde plc shares (which is herein referred to as a “Linde plc stock option”) on substantially the same terms and conditions as were applicable to such Praxair stock option immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc stock option will equal the number of Praxair shares subject to each Praxair stock option immediately prior to the effective time of the merger. Such Linde plc stock option will have the same exercise price per share as the per-share exercise price applicable to such Praxair stock option immediately prior to the effective time of the merger. If a holder of such Linde plc stock options experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc stock options will vest in full.

Praxair Restricted Stock Units

At the effective time of the merger, each restricted stock unit measured in Praxair shares (which is herein referred to as a “Praxair RSU”) will be converted into a restricted stock unit measured in Linde plc shares (which is herein referred to as a “Linde plc RSU”) on substantially the same terms and conditions as were applicable to such Praxair RSU immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc RSU will equal the number of Praxair shares subject to each Praxair RSU immediately prior to the effective time of the merger. If a holder of such Linde plc RSUs experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc RSUs will vest in full.

Praxair Performance Share Units

At the effective time of the merger, each performance share unit measured in Praxair shares (which is herein referred to as a “Praxair PSU”) will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair PSU immediately prior to the effective time of the merger except that the Linde plc RSUs will be subject to service-vesting conditions only, not performance-vesting conditions.

The number of Linde plc shares subject to each such Linde plc RSU will equal the greater of (i) the target number of Praxair shares subject to such Praxair PSU and (ii) the number of Praxair shares subject to such Praxair PSU determined based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the effective time of the merger. If a holder of such Linde plc RSUs experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc RSUs will vest in full.

Conditions to the Merger

The only condition to the merger is that the exchange offer closes.

Praxair Shareholders’ Appraisal Rights

Under the Delaware General Corporation Law, which governs the merger, as well as under the Praxair, Inc. certificate of incorporation and bylaws, Praxair shareholders are not entitled to any appraisal rights in connection with the merger. See “The Business Combination — Appraisal Rights.”

The Exchange Offer

In the exchange offer, Linde shareholders will be offered to exchange each of their Linde shares for 1.540 Linde plc shares. The American Depositary Receipts of Linde AG (which are herein referred to as “ADRs”), each representing the beneficial interest in one tenth of one Linde share, are not subject to the exchange offer. However, pursuant to the deposit agreement, holders of ADRs may exchange their ADRs for Linde shares and then tender such Linde shares in the exchange offer. The exchange offer is discussed in more detail in the section “The Exchange Offer.”

Assuming that all of the outstanding Linde shares are exchanged in the exchange offer, the aggregate number of Linde plc shares issued to the Linde shareholders will equal approximately 50% of the Linde plc shares outstanding at the completion of the business combination.

Acceptance Period; Additional Acceptance Period

The acceptance period for the exchange offer starts on [—], 2017, and will expire on [—], 2017, 24:00 hours, Central European Summer Time, unless extended. Withdrawal rights will cease at the time of the end of the acceptance period.

Following the end of the acceptance period, and if all conditions to the exchange offer (other than the regulatory condition which need not be satisfied until up to twelve months following the end of the acceptance period, i.e., until [—], 2018, subject to any extension of the acceptance period) have been satisfied or, where permissible, waived, the German Takeover Act provides an additional acceptance period of two weeks. The additional acceptance period will be an additional two-week period of time beginning after the publication of the results of the acceptance period during which shareholders may tender, but not withdraw, their Linde shares. See “The Exchange Offer — Timetable.”

Conditions to the Exchange Offer

The exchange offer is subject to the satisfaction or, where permissible, waiver of certain conditions, including the minimum acceptance condition, the Praxair requisite vote condition, the regulatory condition, and the other conditions described in the section “The Exchange Offer — Conditions to the Exchange Offer.” Except for the regulatory condition, all conditions to the exchange offer must be satisfied on or prior to the end of the acceptance period. The regulatory condition may remain outstanding for up to twelve months following the end of the acceptance period, i.e., subject to any extension of the acceptance period, until [—], 2018. As a result, the exchange of Linde shares pursuant to the exchange offer and conversion of Praxair shares pursuant to the merger may be made on a date that is significantly later than the end of the acceptance period, or may not occur. See “The Exchange Offer — Timetable” and “The Exchange Offer — Waiver of Conditions to the Exchange Offer.”

Settlement of the Exchange Offer

The Linde plc shares issued pursuant to the exchange offer to Linde shareholders who tendered, and did not withdraw, their Linde shares in the exchange offer, will be credited to DTC’s nominee, Cede & Co. (which is herein referred to as the “Nominee”), and then to the accounts of DTC’s participants, including Clearstream, who will in turn credit the securities custody accounts of the custodian banks maintained therein without undue delay and no later than seven business days following the later of (i) the publication of the results of the additional acceptance period or (ii) the satisfaction of the regulatory condition. Under the terms of the exchange offer, the regulatory condition may remain outstanding for up to twelve months following the end of the acceptance period, i.e., until [—], 2018, subject to any extension of the acceptance period. If the regulatory condition is not satisfied by that date (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and settlement will not occur. See “The Exchange Offer — Settlement of the Exchange Offer.” As used in this document, “business day” means any day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or New York, New York, are generally closed, except when the context requires otherwise.

Treatment of Linde Equity Awards

Linde shall terminate the Linde Long Term Incentive Plan 2012 (which is herein referred to as the “Linde LTIP”) as follows (and such termination date is herein referred to as the “Linde LTIP termination time”): with respect to any holder who is a member of the executive board of Linde AG, the Linde LTIP termination time will occur upon the post-completion reorganization of Linde taking effect, provided that it occurs within 18 months after the consummation of the exchange offer, and with respect to any other holder of Linde equity awards, the Linde LTIP termination time will occur immediately after the consummation of the exchange offer.

At the Linde LTIP termination time, each option to purchase Linde shares (which is herein referred to as a “Linde stock option”) generally will be terminated in exchange for a cash payment determined in good faith (nach billigem Ermessen) by Linde considering certain criteria specified in the Linde LTIP conditions, including (i) the degree of the achievement of the performance targets set forth in the Linde LTIP at the time of consummation of the exchange offer, (ii) the elapsed time of the waiting period applicable for the respective Linde LTIP tranches up to the time of consummation of the exchange offer, and (iii) the market capitalization and the business prospects of Linde, as they were expected to develop without taking into consideration the exchange offer and its consummation. Similarly, each right to receive matching Linde shares (which is herein referred to as a “Linde matching share right”) generally will be terminated in exchange for a cash payment determined in good faith (nach billigem Ermessen) by Linde considering, to the extent applicable, the criteria specified in the Linde LTIP conditions with respect to Linde stock options.

Following the Linde LTIP termination time, Linde plc will grant to the former holders of Linde stock options and Linde matching share rights replacement equity awards in the form of (i) Linde plc stock options, in respect of terminated Linde stock options, and (ii) Linde plc RSUs, in respect of terminated Linde matching share rights. The number of Linde plc stock options and Linde plc RSUs awarded to a beneficiary will reflect (i) the number of equity awards of the relevant type outstanding as of closing of the exchange offer, (ii) multiplied by the exchange ratio, (iii) adjusted to reflect, on a prorated basis, the remaining portion of the respective four-year waiting period for each tranche and (iv) further adjusted to reflect Linde’s good faith consideration of the criteria set forth in the Linde LTIP conditions (to the extent applicable) in determining the cash payments upon termination.

The Linde plc stock options will have an exercise price equal to the nominal value strike price that applied to the terminated Linde stock options, adjusted for the exchange ratio. The waiting period for each tranche of Linde plc stock options and Linde plc RSUs will correspond to the remainder of the respective original waiting period under the Linde LTIP and the exercise period in respect of the Linde plc stock options will be the same as the exercise period that applied to the terminated Linde stock options. Vesting of the Linde plc stock options and Linde plc RSUs will be conditioned on continued employment through the applicable waiting periods (subject to certain “good leaver” provisions). To become entitled to exercise Linde plc stock options and to earn Linde plc RSUs, each beneficiary who belonged to certain top management levels of the Linde remuneration system must hold a specified number of Linde plc shares until the expiry of the waiting periods applicable to the corresponding Linde plc RSUs. For all other beneficiaries, such holding of Linde plc shares is generally voluntary but required to earn Linde plc RSUs. The treatment of the Linde equity awards is discussed in more detail in the section “The Business Combination Agreement — The Exchange Offer — Consideration Offered to Linde Shareholders.”

Termination Fees

The business combination agreement requires Praxair, Inc. to pay Linde AG a termination fee of €250 million if:

•	the business combination is terminated by Linde AG prior to the receipt of the Praxair requisite vote, because the Praxair board of directors changed its recommendation for the merger;

•	the business combination is terminated by either Praxair, Inc. or Linde AG prior to the expiration of the acceptance period, because the Praxair requisite vote has not been obtained after a vote of the Praxair shareholders has been taken and completed at the Praxair special meeting (and, at the time of such termination of the business combination agreement, Linde AG was entitled to terminate the business combination agreement because the Praxair board of directors changed its recommendation for the merger); or

•	(1) after the date of the business combination agreement, an acquisition proposal for Praxair by a third party has been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an acquisition proposal) and such acquisition proposal or publicly announced intention has not been publicly withdrawn on a bona fide basis without qualification prior to the Praxair special meeting; (2) thereafter, the business combination agreement is terminated either (a) by Praxair, Inc. or Linde AG because the Praxair requisite vote has not been obtained after a vote of the Praxair shareholders has been taken and completed at the Praxair special meeting or (b) by Linde AG as a result of Linde plc’s failure to publish its decision to launch the exchange offer without undue delay; and (3) within twelve months following such termination, Praxair, Inc. or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, approves or recommends to the Praxair shareholders to accept, an acquisition proposal for Praxair by a third party that would result in 50% or more of the total voting power or of any class of equity securities of Praxair, Inc., a majority of the voting power or of any class of equity securities of any of Praxair, Inc.’s major subsidiaries, or 50% or more of the consolidated net revenues, net income or total assets (including equity securities of subsidiaries) of Praxair, Inc. being acquired by such third party.

The business combination agreement requires Linde AG to pay Praxair, Inc. a termination fee of €250 million if:

•	the business combination is terminated by Praxair, Inc. prior to the satisfaction or waiver of the minimum acceptance condition, because either the Linde executive board or the Linde supervisory board has failed to issue its respective reasoned statement within 20 business days of the commencement of the exchange offer;

•	the business combination is terminated by Praxair, Inc. prior to the satisfaction or waiver of the minimum acceptance condition because (i) the Linde executive board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer; or (ii) the Linde supervisory board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by recommending that Linde shareholders not accept the exchange offer;

•	the business combination is terminated by either Praxair, Inc. or Linde AG because, at the expiration of the acceptance period, the minimum acceptance condition has not been satisfied or waived and, at the time of such termination of the business combination agreement, (a) Praxair, Inc. was entitled to terminate the business combination agreement because (i) either the Linde executive board or the Linde supervisory board has failed to issue its respective reasoned statement within 20 business days of the commencement of the exchange offer or (ii) (x) the Linde executive board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer or (y) the Linde supervisory board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by recommending that Linde shareholders not accept the exchange offer or (b) the Linde supervisory board had changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by issuing a statement neither recommending that the Linde shareholders reject the exchange offer nor recommending that the Linde shareholders accept the exchange offer; or

•	(1) after the date of the business combination agreement, an acquisition proposal for Linde by a third party has been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an acquisition proposal) and such acquisition proposal or publicly announced intention has not been publicly withdrawn on a bona fide basis without qualification prior to the expiration of the acceptance period; (2) thereafter, the business combination agreement is terminated by Praxair, Inc. or Linde AG because the minimum acceptance condition has not been satisfied or waived; and (3) within twelve months following such termination, Linde or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, approves or recommends to the Linde shareholders to accept, an acquisition proposal for Linde by a third party that would result in 50% or more of the total voting power or of any class of equity securities of Linde AG, a majority of the voting power or of any class of equity securities of any of Linde AG’s major subsidiaries, or 50% or more of the consolidated net revenues, net income or total assets (including equity securities of subsidiaries) of Linde AG being acquired by such third party.

Parallel Acquisitions

Linde plc reserves the right, to the extent legally permissible, to directly or indirectly acquire additional Linde shares outside the exchange offer in the open market or otherwise. See the section “The Exchange Offer — Parallel Acquisitions.”

Linde Shareholders Appraisal Rights

Pursuant to German law, an appraisal proceeding is not available in connection with the exchange offer. However, appraisal rights may be available to Linde shareholders with respect to certain post-completion reorganization transactions. Under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), a court may be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in connection with (1) a domination and/or profit and loss transfer agreement; and (2) a cash merger squeeze-out or a corporate squeeze-out. Appraisal rights are not available in connection with a takeover squeeze-out. Linde shareholders seeking appraisal rights, if available, must comply with the requirements of German law. In the appraisal proceeding, courts generally do not take into account the offer consideration when valuing the shares. Therefore, the amount of compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

Potential Post-Completion Reorganization Regarding Linde

Linde plc intends to pursue a post-completion reorganization with respect to Linde after completion of the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in Linde AG remaining after the settlement of the exchange offer or allow Linde plc to control Linde to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will mainly depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Post-completion reorganization transactions are expected to include a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) and may include squeeze-out transactions in accordance with German law.

For instance, following the business combination, Linde plc (directly or through German Intermediate Holding AG) may enter into a domination agreement and/or a profit and loss transfer agreement. Under a domination agreement, German Intermediate Holding AG would be able to give legally binding instructions to the executive board of Linde AG. Under a profit and loss transfer agreement, Linde AG would transfer its annual profits and losses to German Intermediate Holding AG. Both a domination agreement and a profit and loss transfer agreement are agreements between affiliated business entities under the German Stock Corporation Act (Aktiengesetz) which must be approved at a meeting of shareholders of Linde AG by a majority of at least 75% of the share capital represented at the meeting.

Alternatively, or in addition to a domination agreement and/or a profit and loss transfer agreement, Linde plc may, under certain circumstances, commence a squeeze-out with respect to Linde shares that Linde plc does not already own, directly or through German Intermediate Holding AG, after settlement of the exchange offer (which is herein referred to as a “squeeze-out transaction”). A squeeze-out transaction may be effected in three ways: (1) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act, if Linde plc, directly or through German Intermediate Holding AG, holds at least 90% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde, (2) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, if Linde plc, directly or through German Intermediate Holding AG, holds at least 95% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde or (3) a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act, if Linde plc, directly or through German Intermediate Holding AG, acquires in connection with the exchange offer, at least 95% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

In addition to acquiring Linde shares in the exchange offer, Linde plc may, subject to applicable law, purchase additional Linde shares in the open market or otherwise. So long as Linde AG has remaining minority shareholders, it must invite such minority shareholders to annual meetings according to the German Stock Corporation Act. In such annual meetings, these minority shareholders may exercise all shareholder rights under the German Stock Corporation Act, including information rights. Resolutions adopted in such annual meetings can also be contested in court by any minority shareholder pursuant to Sections 243 et seq. of the German Stock Corporation Act.

Under a domination agreement and/or a profit and loss transfer agreement, each Linde shareholder who did not tender in the exchange offer will be offered to elect either (1) to remain a Linde shareholder and, in the case of a domination agreement, receive an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, receive annual recurring compensation (Ausgleich) pursuant to Section 304 of the German Stock Corporation Act, or (2) to receive adequate exit compensation in exchange for its Linde shares pursuant to Section 305(2) of the German Stock Corporation Act. The parties to such agreement will determine the amount of compensation. The minimum amount of a fixed annual payment must be determined and paid to the remaining minority Linde shareholders based on the amount that is likely to be distributed as the average dividend per share, given Linde’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act, and Linde’s future earnings prospects. A variable dividend would be determined based on the dividend actually paid at the level of Linde plc in every forthcoming year. The fixed or variable annual guaranteed dividend or annual recurring compensation may be lower than the dividend payments remaining Linde shareholders would be able to receive, if a domination and profit and loss transfer agreement had not been concluded. When determining the adequate exit compensation for Linde shareholders who elect to receive such compensation in exchange for their Linde shares, Linde plc will use Linde’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the Linde shares. Although Linde plc currently intends to provide (directly or through German Intermediate Holding AG) the adequate exit compensation only in Linde plc shares, Linde plc may elect to pay such compensation either in Linde plc shares or in cash in its sole discretion. In general, the compensation must not be less than the volume weighted average market price of Linde shares for the three-month period prior to the announcement of Linde plc’s intention to enter into the domination agreement and/or profit and loss transfer agreement. Following the approval of such transaction by the shareholder meeting of Linde AG and its registration with the competent commercial register, each remaining minority Linde shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The amount or value of compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

In the event of a squeeze-out transaction, shares of Linde shareholders who did not tender their shares in the exchange offer will automatically be converted into the right to receive adequate compensation — in the case of (1) a cash merger squeeze-out or a corporate squeeze-out, compensation in cash, and (2) a takeover squeeze-out, the exchange offer consideration or, at the shareholder’s election, all-cash compensation. In the case of a squeeze-out transaction, Linde plc will determine the adequate compensation using Linde’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the Linde shares. In general, the compensation must not be less than the volume weighted average market price of Linde shares for the three-month period prior to the announcement of Linde plc’s intention to effect such squeeze-out transaction. In the case of a takeover squeeze-out, the consideration offered in connection with the exchange offer shall be considered to be adequate where the bidder has acquired, in connection with the exchange offer, shares representing not less than 90% of the share capital (excluding treasury shares) for which the exchange offer was made. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by the shareholder meeting of Linde AG and its registration with the competent commercial register, each remaining minority Linde shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act. The amount of compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. However, appraisal rights are not available in connection with a takeover squeeze-out. If Linde plc is unable to complete a squeeze-out, the remaining Linde shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a profit and loss transfer agreement).

Linde shareholders located or resident in the United States will participate in any post-completion reorganization transaction. For further details regarding the post-completion reorganization, see “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

The Praxair Special Meeting (see page [—])

To effect the merger, a special meeting of Praxair shareholders will be held at [—] on [—], 2017, starting at [—], 2017, Eastern Standard Time. Praxair shareholders are entitled to notice of, and to vote at, the Praxair special meeting if they owned Praxair shares at the close of business on [—], 2017, which is the record date for the special meeting. As of [—], 2017, there were [—] Praxair shares outstanding, of which [—] shares were entitled to vote at the Praxair special meeting. As of [—], 2017, Praxair, Inc. directors and executive officers and their affiliates owned and were entitled to vote approximately [—]% of the outstanding Praxair shares entitled to vote at the Praxair special meeting.

At the Praxair special meeting, Praxair shareholders will be asked to consider and vote on:

•	a proposal to adopt the business combination agreement, dated as of June 1, 2017, by and among Praxair, Inc., Linde AG, Linde plc, Zamalight Holdco and Merger Sub, and to approve the transactions contemplated thereby (which is herein referred to as the “business combination proposal”), pursuant to which, among other things, Praxair, Inc. and Linde AG agreed to combine their businesses, through a merger and an exchange offer, respectively, and become subsidiaries of Linde plc;

•	a non-binding advisory proposal to approve the reduction of the share premium account of Linde plc to allow for the creation of distributable reserves of Linde plc, which are generally required under Irish law in order to allow Linde plc to make distributions and to pay dividends and repurchase or redeem shares following completion of the business combination (which is herein referred to as the “distributable reserves creation proposal”);

•	a non-binding advisory proposal to approve the compensation that may become payable to Praxair’s named executive officers in connection with the business combination (which is herein referred to as the “compensation proposal”); and

•	any proposal that may be made by the chairman of the Praxair board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is on or about the date of the expiration of the acceptance period, in the event that such date of expiration is extended (which is herein referred to as the “shareholder adjournment proposal”).

Each Praxair share is entitled to one vote on each proposal at the Praxair special meeting. The business combination proposal requires the affirmative vote of a majority of the outstanding Praxair shares entitled to vote at the Praxair special meeting (which is herein referred to as the “Praxair requisite vote”). The business combination cannot be completed without approval of the business combination proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the business combination proposal. The distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal each requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting. An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on any of the distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. Praxair shares represented at the Praxair special meeting and entitled to vote but not voted, including Praxair shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

Praxair’s Reasons for the Business Combination (see page [—])

At a meeting held on May 31, 2017, after due consideration and consultation with Praxair, Inc.’s management and legal and financial advisors, the Praxair board of directors unanimously (i) determined that the merger and the other transactions contemplated by the business combination agreement are consistent with, and will further, the business strategies and goals of Praxair, and are advisable and fair to, and in the best interests of, the Praxair shareholders, (ii) approved and declared advisable the business combination agreement and the transactions contemplated by the business combination agreement, including the merger, and (iii) determined, subject to applicable law, to unanimously recommend that the Praxair shareholders adopt the business combination agreement. In reaching its decision, the Praxair board of directors considered a number of factors in connection with its evaluation of the proposed transactions, including the expectation that the business combination would create a leading integrated global industrial gases company, create a company with increased capabilities across a larger global footprint, and create a more resilient portfolio, and potential synergies, as supporting its decision to enter into the business combination agreement and to approve and declare advisable the transactions contemplated thereby. See “The Business Combination — Praxair’s Reasons for the Business Combination” for a discussion of the factors considered by the Praxair board of directors.

Linde’s Reasons for the Business Combination (see page [—])

After due consideration and consultation with its outside legal and financial advisors, the executive board of Linde, in its meeting held on June 1, 2017, determined that the business combination, the business combination agreement and the transactions contemplated therein are in the best interest of Linde and its shareholders and unanimously approved the business combination agreement. Also after due consideration and consultation with its outside legal and financial advisors, the supervisory board of Linde, in its meeting held on June 1, 2017, determined that the business combination, the business combination agreement and the transactions contemplated therein are in the best interest of Linde and its shareholders and approved the business combination agreement. In reaching its decision, the executive board and the supervisory board of Linde considered a number of factors in connection with their evaluation of the proposed transactions, including significant strategic opportunities, potential synergies and expected strengths of the combined group, as supporting their decision to enter into the business combination agreement and to approve and declare advisable the transactions contemplated thereby. See “The Business Combination — Linde’s Reasons for the Business Combination” for a discussion of the factors considered by the Linde executive board and the Linde supervisory board.

Regulatory Approvals Related to the Business Combination (see page [—])

While Praxair and Linde believe that they will receive the requisite regulatory approvals for the business combination, there can be no assurances regarding the timing of the approvals, any conditions to such approvals, including significant divestitures by Praxair and/or Linde, their ability to obtain the approvals, including antitrust approvals, on satisfactory terms or at all or the absence of litigation challenging these approvals. Praxair’s and Linde’s obligation to complete the business combination is conditioned upon the receipt of certain approvals, including antitrust approvals in a number of jurisdictions. See “The Exchange Offer — Conditions to the Exchange Offer.”

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which is herein referred to as the “HSR Act”), and the rules promulgated thereunder by the U.S. Federal Trade Commission (which is herein referred to as the “FTC”), the business combination may not be completed until notification and report forms have been filed with the FTC and the U.S. Federal Department of Justice (which is herein referred to as the “DOJ”) and the applicable waiting periods have expired or have been terminated.

Under Council Regulation (EC) No. 139/2004 (which is herein referred to as the “EU Merger Regulation”), the European Commission has 25 working days following receipt of a complete notification form to issue a decision declaring the business combination to be compatible with the Common Market or to open an in-depth investigation. If the European Commission initiates an in-depth investigation, it must issue a final decision as to whether or not the business combination is compatible with the Common Market no later than 90 working days after the initiation of the in-depth investigation (although these periods may be extended in certain circumstances).

In addition, after publication of the German exchange offer document and at the latest by the expiration of twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period, the CFIUS Approval (as defined in “The Business Combination Agreement — Conditions to Completing the Business Combination”) must be obtained.

In addition, Praxair, Linde and Linde plc currently expect that a number of regulatory approvals in other countries will be solicited and a number of filings will be made in connection with the business combination. See “The Business Combination — Regulatory Approvals Related to the Business Combination.” The parties currently expect regulatory approval to be finalized and the business combination to be completed in the second half of 2018 but in no event later than the date that is twelve months after the expiration of the acceptance period, i.e., [—], 2018, subject to any extension of the acceptance period.

Directors and Management of Linde plc Prior to the Business Combination (see page [—])

To date, Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Linde plc is managed by its board of directors which currently comprises four directors, two of whom have been designated by Praxair, and two of whom have been designated by Linde.

Directors and Management of Linde plc Following the Business Combination (see page [—])

Linde plc Chief Executive Officer and Linde plc Chairman

Pursuant to the business combination agreement, at the effective time of the merger, Mr. Stephen F. Angel, current Chairman and CEO of Praxair, Inc., will become CEO and a member of the board of directors of Linde plc, and Prof. Dr. Wolfgang Reitzle, current Chairman of the supervisory board of Linde AG (which is herein referred to as the “Linde supervisory board”), will become Chairman of the board of directors of Linde plc.

Linde plc Board of Directors

Upon completion of the business combination, the Linde plc board of directors will initially consist of twelve members, including Prof. Dr. Wolfgang Reitzle, Mr. Stephen F. Angel and ten non-executive directors, consisting of five non-executive directors to be designated for appointment by Praxair, Inc. (such directors and Mr. Stephen F. Angel are herein referred to as “Praxair Designees”) and five non-executive directors to be designated for appointment by Linde AG (such directors and Prof. Dr. Wolfgang Reitzle are herein referred to as “Linde Designees”). Under the constitution of Linde plc that will be in effect on completion of the business combination, directors will retire at each annual general meeting and may be re-elected by shareholders at that meeting.

Board Committees

Immediately following the completion of the business combination, the Linde plc board of directors will establish the following committees: (i) the audit committee, (ii) the compensation committee, (iii) the executive committee and (iv) the nomination and governance committee. For three years following the completion of the business combination, the audit, the compensation and the nomination and governance committee will each consist of six directors, three of whom will be appointed by a majority of the Praxair Class Directors and three of whom will be appointed by a majority of the Linde Class Directors, in each case subject to applicable legal and regulatory requirements. A “Linde Class Director” is an individual who was a Linde Designee or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Linde Class Director (provided that, for purposes of determining committee composition, a director nominated by the Linde plc shareholders who replaces a Linde Class Director removed by vote of the Linde plc shareholders will not be a Linde Class Director unless approved by a majority of the remaining Linde Class Directors). A “Praxair Class Director” is an individual who was a Praxair Designee or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Praxair Class Director (provided that, for purposes of determining committee composition, a director nominated by the Linde plc shareholders who replaces a Praxair Class Director removed by vote of the Linde plc shareholders will not be a Praxair Class Director unless approved by a majority of the remaining Praxair Class Directors). For three years following the completion of the business combination, the executive committee will consist of four directors, consisting of the Chairman of the Linde plc board of directors (so long as the Chairman is a Linde Class Director), the Chief Executive Officer (so long as the Chief Executive Officer is a Praxair Class Director) and one director appointed by a majority of the Praxair Class Directors and one director appointed by a majority of the Linde Class Directors. For three years following the completion of the business combination, the compensation committee and the nomination and governance committee will each be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors, the audit committee will be chaired by a Linde Class Director appointed by a majority of the Linde Class Directors and the executive committee will be chaired by the Chairman of the Linde plc board of directors.

Interests of Directors, Board Members, and Executive Officers in the Business Combination (see page [—])

Some of the Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors and some of the Linde executive board members, supervisory board members, and designees to the pre-closing Linde plc board of directors may have interests in the business combination that are different from, or in addition to, the interests of Praxair shareholders and Linde shareholders, respectively. In the case of Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors these interests include the continued service of certain directors and executive officers following the closing of the business combination, the treatment of stock options, restricted stock units and other equity-based awards, severance benefits available to certain Praxair executive officers and designees to the pre-closing Linde plc board of directors upon a qualifying termination following the business combination, treatment of cash amounts deferred or contributed pursuant to Praxair’s compensation deferral programs and retirement plans, and the indemnification of Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors by Linde plc. In the case of Linde supervisory board members, executive board members and designees to the pre-closing Linde plc board of directors these interests include the membership of board members on Linde plc’s board of directors, the treatment of equity awards, investment shares and deferral shares, the release from the commitment for Linde supervisory board members to acquire and hold Linde shares and other adjustments to the share ownership policy for Linde supervisory board members, as well as severance benefits, compensation under the retention scheme for certain key employees and the indemnification of Linde supervisory board members and executive board members by Linde plc and of designees to the pre-closing Linde plc board of directors by Linde AG and Linde plc. The Praxair board of directors and the Linde supervisory board and executive board were aware of and considered these interests, among other matters, in evaluating and approving the business combination and in recommending that Praxair shareholders adopt the business combination agreement and Linde shareholders tender their Linde shares in the exchange offer, respectively.

Opinion of Financial Advisor to Praxair (see page [—])

On May 31, 2017, Credit Suisse Securities (USA) LLC (which is herein referred to as “Credit Suisse”) rendered its oral opinion to the Praxair board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Praxair board of directors dated the same date) as to, as of May 31, 2017, the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the merger after giving effect to the exchange of Linde shares for Linde plc shares pursuant to the exchange offer, which Credit Suisse referred to as the “Transaction.”

Credit Suisse’s opinion was directed to the Praxair board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the Transaction pursuant to the business combination agreement and did not address any other aspect or implication (financial or otherwise) of the business combination. The summary of Credit Suisse’s opinion in this document is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex F to this document and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this document are intended to be, and they do not constitute, advice or a recommendation to any holder of Praxair shares as to how such holder should vote or act on any matter relating to the business combination.

Opinions of Financial Advisors to Linde AG (see page [—])

Opinion of BofA Merrill Lynch, Financial Advisor to the Linde Supervisory Board

In connection with the business combination, Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main (which is herein referred to as “BofA Merrill Lynch”), Linde’s financial advisor, delivered to Linde’s supervisory board a written opinion, dated June 1, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Linde shares. The full text of the written opinion, dated June 1, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this document and is incorporated by reference herein in its entirety.

BofA Merrill Lynch provided its opinion to Linde’s supervisory board (in its capacity as such) for the benefit and use of Linde’s supervisory board in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the business combination and no opinion or view was expressed as to the relative merits of the business combination in comparison to other strategies or transactions that might be available to Linde or in which Linde might engage or as to the underlying business decision of Linde to proceed with or effect the business combination. BofA Merrill Lynch’s opinion does not address any other aspect of the business combination and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed business combination or any related matter.

Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board

Goldman Sachs AG (which is herein referred to as “Goldman Sachs”) delivered its opinion to the Linde supervisory board (Aufsichtsrat) that, as of June 1, 2017 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 1.540 Linde plc shares for each Linde share tendered in the exchange offer pursuant to the business combination agreement was fair from a financial point of view to the Linde shareholders (other than Praxair and its affiliates).

The full text of the written opinion of Goldman Sachs, dated June 1, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this document. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Linde supervisory board in connection with its consideration of the exchange offer. The Goldman Sachs opinion is not a recommendation as to how any Linde shareholder should vote with respect to the exchange offer or any other matter. The summary of Goldman Sachs’ opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. Linde shareholders are urged to read Goldman Sachs’ opinion and the summary of such opinion included elsewhere in this document carefully and in their entirety.

Opinion of Morgan Stanley, Financial Advisor to Linde

Linde has retained Morgan Stanley Bank AG and its affiliates (which are collectively referred to in this document as “Morgan Stanley”) as financial advisor to advise the Linde executive board in connection with the proposed business combination of Linde and Praxair, including the conclusion of the business combination agreement. On June 1, 2017, Morgan Stanley delivered to the Linde executive board its written opinion dated June 1, 2017, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Morgan Stanley described in the opinion, the exchange ratio for Linde shareholders tendering into the exchange offer of 1.540 Linde plc shares for each Linde share pursuant to the business combination agreement was fair, from a financial point of view, to the Linde shareholders.

The full text of the written opinion of Morgan Stanley, dated June 1, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, is included as Annex C to this document. Holders of Linde shares are encouraged to read the opinion carefully in its entirety. The Morgan Stanley opinion was addressed to the Linde executive board for the information of the Linde executive board (in its capacity as such). The Morgan Stanley opinion did not express an opinion or recommendation as to whether any holder of Linde shares should tender any Linde shares in connection with the exchange offer. The Morgan Stanley opinion also did not address the fairness of the proposed business combination, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Linde or Praxair (other than the fairness, from a financial point of view, of the exchange ratio to the Linde shareholders), nor did it address the fairness of the contemplated benefits of the proposed business combination. None of Morgan Stanley’s opinion, the summary thereof or Morgan Stanley’s financial analyses set forth in this document is being provided for the use of any Praxair shareholders and does not constitute a recommendation as to how any holder of Praxair shares should vote with respect to the business combination, the other aspects of the proposed business combination or any other matter. The summary of the Morgan Stanley opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion included as Annex C to this document.

Opinion of Perella Weinberg, Financial Advisor to Linde

Linde engaged Perella Weinberg Partners UK LLP (referred to as “Perella Weinberg”) to act as its financial advisor with respect to the proposed business combination with Praxair. On June 1, 2017, Perella Weinberg rendered its written opinion to the Linde executive board, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio of 1.540 Linde plc shares for each Linde share was fair, from a financial point of view, to the Linde shareholders.

The full text of Perella Weinberg’s written opinion, dated as of June 1, 2017, is attached as Annex B to this document. Perella Weinberg’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Perella Weinberg in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. It should be noted that Perella Weinberg’s opinion speaks as of the date rendered and not as of any subsequent date, including the date on which the business combination is completed. Although subsequent developments may affect its opinion, Perella Weinberg does not have any obligation to update, revise or reaffirm its opinion.

Material Transaction Fees (see page [—])

Praxair and Linde currently estimate that they will in the aggregate incur approximately $217 million (€204 million) of auditors’, banking, legal and other professional fees and costs related to the business combination, comprised of approximately $85 million (€80 million) to be incurred by Praxair and approximately $132 million (€124 million) to be incurred by Linde.

Accounting Treatment (see page [—])

The combined group will account for the transactions as a business combination between Praxair and Linde using the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (which is herein referred to as “U.S. GAAP”), with Praxair as the accounting acquirer and the cost of the acquisition based on the market value of Linde plc shares issued to holders of Linde shares upon completion of the business combination. Linde’s consolidated assets and liabilities will be recorded at their fair values at the closing date, and Linde’s results of operations will be combined with Praxair’s results of operations from the closing date.

Listing of Linde plc Shares; Delisting and Deregistration of Praxair Shares (see page [—])

Praxair shares, which are listed on the NYSE under the symbol “PX,” will be delisted from the NYSE on or as soon as practicable after the completion of the business combination, as permitted by applicable law, and deregistered under the Exchange Act, and Praxair, Inc. will no longer be required to file periodic reports with the SEC.

Prior to the time of delivery of the Linde plc shares pursuant to the exchange offer and the merger, Linde plc will apply to admit its shares to listing and trading on the NYSE (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

Certain Differences in Shareholder Rights Before and After the Business Combination (see page [—])

Until the completion of the business combination (and in the case of Linde shareholders that do not tender their Linde shares in the exchange offer, until the completion of the post-completion reorganization), Delaware law and the Praxair, Inc. certificate of incorporation and bylaws will continue to govern the rights of Praxair shareholders, and German law and the Linde AG articles of incorporation will continue to govern the rights of Linde shareholders. After completion of the business combination (or, as applicable, the post-completion reorganization), Irish law and the Amended and Restated Linde plc Constitution (which is herein referred to as “Linde plc constitution”) will govern the rights of shareholders of Linde plc (which are herein referred to as “Linde plc shareholders”).

Material differences in the rights of Praxair shareholders prior to the business combination, on the one hand, and the rights of Linde plc shareholders after the business combination, on the other hand, will include, among others, the following:

•	distributions, dividends, repurchases and redemptions;

•	dividends in shares / bonus issues;

•	the election and removal of directors;

•	the fiduciary and statutory duties of directors;

•	conflicts of interests of directors;

•	the indemnification of directors and officers and other limitations on director liability;

•	the convening of annual meetings of shareholders and special shareholder meetings;

•	notice provisions for meetings;

•	the quorum for shareholder meetings;

•	the adjournment of shareholder meetings;

•	the exercise of voting rights;

•	shareholder suits;

•	rights of dissenting shareholders;

•	anti-takeover measures; and

•	provisions relating to the ability to amend the constitution.

Material differences in the rights of Linde shareholders prior to the business combination, on the one hand, and the rights of Linde plc shareholders after the business combination, on the other hand, will include, among others, the following:

•	distributions, dividends, repurchases and redemptions;

•	the election and removal of directors;

•	the fiduciary and statutory duties of directors;

•	conflicts of interest of directors;

•	the indemnification of directors and officers and other limitations on director liability;

•	the convening of annual meetings of shareholders and special shareholder meetings;

•	notice provisions for meetings;

•	the quorum for shareholder meetings;

•	the adjournment of shareholder meetings;

•	the exercise of voting rights;

•	shareholder suits;

•	rights of dissenting shareholders;

•	anti-takeover measures; and

•	provisions relating to the ability to amend the constitution.

Material Tax Considerations (see page [—])

Holders of Linde shares and Praxair shares should read “Material Tax Considerations” for a discussion of material tax consequences of the exchange offer to holders of Linde shares and the merger to holders of Praxair shares, as applicable. Holders of Linde shares and Praxair shares should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the exchange offer and the merger, respectively.

Summary of Risk Factors (see page [—])

There are significant risks relating to the business combination, risks relating to each of Praxair’s and Linde’s businesses and Linde plc’s business after the business combination, regulatory and legal risks, tax related risks, and risk related to the Linde plc shares, among others. See “Risk Factors.” You should carefully consider these risks, including, among others, the following prior to making your investment decision.

•	The merger and the exchange offer are subject to certain conditions.

•	Linde plc, Praxair and Linde must obtain governmental and regulatory approvals to consummate the business combination, which, if delayed or not granted, may delay or jeopardize the merger, the exchange offer and the business combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Linde plc, Praxair and Linde, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws.

•	The business combination may trigger mandatory takeover offers with respect to Linde’s listed local subsidiaries.

•	Because the exchange ratios in the merger and the exchange offer are fixed, the market value of the Linde plc shares received by Praxair shareholders in the merger or by Linde shareholders in the exchange offer may be less than the market value of the Praxair or Linde shares that such holder held prior to the completion of the business combination. The prices of Praxair shares and Linde shares may be adversely affected if the business combination is not completed.

•	Negative publicity related to the business combination may materially adversely affect Linde plc, Praxair and Linde.

•	Praxair shareholders and Linde shareholders will have a reduced ownership and voting interest after the business combination and will exercise less influence over management of the combined group.

•	Certain of the directors, board members and executive officers of Praxair, Inc. and Linde AG and certain of the designees to the pre-closing Linde plc board of directors may have interests in the business combination that are different from, or in addition to, those of Praxair shareholders and Linde shareholders generally.

•	Upon completion of the business combination, certain change of control rights under material agreements may be triggered.

•	Linde plc may fail to realize the anticipated strategic and financial benefits sought from the business combination.

•	The combined group may be unable to retain and motivate Praxair and/or Linde personnel successfully.

•	Risk relating to the business of Praxair, including risks relating to cost of energy and raw materials and/or disruption in the supply of these materials, the inability to effectively compete, pension benefit plans, operational risks, weakening economic conditions, and international events and circumstances, may adversely impact Praxair’s and Linde plc’s business, financial position or results of operations.

•	Risks relating to the business of Linde, including competition and pricing risk, such as risks relating to cost pressure in the healthcare sector, risks relating to the commercialization of projects, a low oil and natural gas price environment, increases in the cost of gas, raw materials and energy, supply chain or other business disruptions as well as risks relating to manufacturing and construction activities, pension scheme commitments, changes in political or social circumstances, potential labor union disputes, risks relating to Linde’s strategic initiatives and risks arising from the acquisition and sale of companies, may adversely impact Linde’s and Linde plc’s business, financial position or results of operations.

•	Risks relating to the regulatory environment and legal risks including international government regulations, outcome of litigation or governmental investigations, and claims beyond Praxair’s or Linde’s insurance coverage limits, may adversely impact the business, financial position or results of operations of Praxair, Linde and Linde plc.

•	Praxair and Linde are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and materially adversely impact their respective businesses or results of operations.

•	Risks relating to tax matters including changes in Linde plc’s tax residency (including the possibility of the IRS not agreeing with the conclusion that Linde plc should be treated as a foreign corporation for U.S. federal tax purposes) may affect taxes on dividends, trigger exit charges or otherwise subject Linde plc to tax costs to which Praxair and Linde (and their shareholders) were not previously subject; and risks relating to other changes in tax laws could adversely impact the business, financial position or results of operations of Praxair, Linde and Linde plc and could have a negative effect on future profitability.

•	Risks relating to Linde plc shares including a volatile market price of Linde plc shares and rights and responsibilities of shareholders differing in certain respects from the rights and responsibilities of shareholders under Delaware law or German law.

Summary Selected Financial Information of Linde plc (see page [—])

Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”), was formed on April 18, 2017. Accordingly, the financial statements as of the date of this document only consist of the audited opening balance sheet and corresponding notes. As Linde plc had no operations as of April 18, 2017, Linde plc omitted the statement of comprehensive income, statement of cash flows and statement of changes in equity thereto.

The audited opening balance sheet as of April 18, 2017, presented in accordance with U.S. GAAP, included receivables from shareholders in the amount of $53,654 (€50,000), as well as corresponding issued share capital in the amount of $26,827 (€25,000) and additional paid-in capital of $26,827 (€25,000).

Summary Selected Historical Consolidated Financial Information of Praxair (see page [—])

The following table sets forth summary selected historical consolidated financial information for Praxair as of the end of and for the periods indicated, presented in accordance with U.S. GAAP. The statements of income, cash flows and equity information for each of the years ended December 31, 2016, 2015 and 2014, and the balance sheet information as of December 31, 2016 and 2015 are derived from Praxair’s audited financial statements for such years, which are included in this document beginning on page F.2-22. The statements of income and cash flows and equity information for the quarterly periods ended March 31, 2017 and 2016, and the balance sheet information as of March 31, 2017 are derived from Praxair’s unaudited financial statements for such periods, which are included in this document beginning on page F.2-2. The balance sheet information as of December 31, 2014 is derived from Praxair’s financial statements for such year, which are not included in this document. Historical operating results are not necessarily indicative of the results of operations for any future period. The information set forth below is a summary that should be read together with the consolidated financial statements of Praxair and the related notes thereto, as well as the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair.” The following summary selected historical consolidated financial information is qualified in its entirety by reference to the corresponding historical consolidated financial statements of Praxair.

From the Consolidated Statements of Income and Equity
	Quarter Ended March 31,
$ in million (except per share data)	2017 (a)	2016 (a)	2016 (b)	2015 (b)	2014 (b)
Sales	$2,728	$2,509	$10,534	$10,776	$12,273
Cost of sales, exclusive of depreciation and amortization	1,545	1,381	5,860	5,960	6,962
Selling, general and administrative	279	274	1,145	1,152	1,308
Depreciation and amortization	287	272	1,122	1,106	1,170
Research and development	23	23	92	93	96
Cost reduction program and other charges — net	6	—	100	172	138
Other income (expenses) — net	(6)	(5)	23	28	9

Operating profit	582	554	2,238	2,321	2,608
Interest expense — net	41	65	190	161	213

Income before income taxes and equity investments	541	489	2,048	2,160	2,395
Income taxes	149	133	551	612	691

Income before equity investments	392	356	1,497	1,548	1,704
Income from equity investments	12	10	41	43	42

Net income (including noncontrolling interests)	404	366	1,538	1,591	1,746
Noncontrolling interests	(15)	(10)	(38)	(44)	(52)

Net income — Praxair, Inc.	$389	$356	$1,500	$1,547	$1,694

Per Share Data — Praxair, Inc. Shareholders
Basic earnings per share	$1.36	$1.25	$5.25	$5.39	$5.79
Diluted earnings per share	$1.35	$1.24	$5.21	$5.35	$5.73
Cash dividends per share	$0.7875	$0.75	$3.00	$2.86	$2.60
Weighted average shares outstanding (000’s)
Basic shares outstanding	285,509	285,429	285,677	287,005	292,494
Diluted shares outstanding	287,384	286,665	287,757	289,055	295,608

Balance Sheet and Other Information and Ratios
$ in million	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Total assets	$19,665	$19,332	$18,319	$19,769
Total debt	$9,368	$9,515	$9,231	$9,225
Net debt (c)	$8,849	$8,991	$9,084	$9,099
Number of shares outstanding (000’s)	285,354	284,901	284,879	289,262
Number of employees	26,420	26,498	26,657	27,780

	Quarter Ended March 31,
$ in million	2017	2016	2016	2015	2014
Cash flow from operations	$710	$553	$2,773	$2,695	$2,887
Net cash used for investing activities	$(324)	$(384)	$(1,770)	$(1,303)	$(1,803)
Net cash used for financing activities	$(396)	$(119)	$(643)	$(1,310)	$(1,027)
Adjusted EBITDA (c)	$887	$836	$3,501	$3,642	$3,958
Capital expenditures	$(327)	$(323)	$1,465	$1,541	$1,689
Acquisitions, net of cash acquired	$(1)	$(63)	$363	$82	$206
After-tax return on capital (c)	12.0%	12.4%	12.0%	12.6%	12.7%
Return on equity (c)	31.1%	34.6%	31.9%	34.6%	28.7%
Debt-to-capital ratio (c)	59.7%	62.9%	62.3%	64.9%	59.5%
Debt-to-adjusted EBITDA (c)	2.6	2.6	2.6	2.5	2.3

(a)	Amounts for the first quarter of 2017 include $6 million ($6 million after-tax or $0.02 per diluted share) of transaction costs related to the potential business combination and amounts for the first quarter of 2016 include $16 million ($10 million after-tax or $0.04 per diluted share) for a bond redemption charge (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document).
(b)	Amounts for 2016 include: (i) a $16 million charge to interest expense ($10 million after-tax, or $0.04 per diluted share) related to the redemption of the $325 million 5.20% notes due 2017, (ii) a pre-tax pension settlement charge of $4 million ($3 million after-tax, or $0.01 per diluted share) related to lump sum benefit payments made from the U.S. supplemental pension plan, and (iii) pre-tax charges of $96 million ($63 million after-tax and non-controlling interests, or $0.22 per diluted share) primarily related to cost reduction actions.

Amounts for 2015 include: (i) a pre-tax charge of $165 million ($125 million after-tax, or $0.43 per diluted share) related to the cost reduction program and other charges; and (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to a pension settlement.

Amounts for 2014 include: (i) a pre-tax charge of $131 million ($131 million after-tax, or $0.45 per diluted share) related to the Venezuela currency devaluation; (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to pension settlements; and (iii) a pre-tax charge of $36 million ($22 million after-tax, or $0.07 per diluted share) related to a bond redemption.

See Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

(c)	Non-GAAP measures. See the “Non-GAAP Financial Measures” section in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair” for definitions and reconciliation to reported amounts.

Summary Selected Historical Consolidated Financial Information of Linde (see page [—])

The following tables set forth summary selected historical consolidated financial information for Linde as of the end of and for the periods indicated, presented in accordance with International Financial Reporting Standards (which are herein referred to as “IFRS”) as issued by the International Accounting Standards Board (which is herein referred to as “IASB”). The Linde Group statements of profit or loss and cash flow information for each of the three months ended March 31, 2017 and 2016, and the financial position information as of March 31, 2017 are derived from Linde’s unaudited interim consolidated financial statements, which begin on page F.2-2 of this document. The Linde Group statements of profit or loss and cash flow information for each of the years ended December 31, 2016, 2015 and 2014, and the statement of financial position information as of December 31, 2016 and 2015 are derived from Linde’s audited consolidated financial statements for such years, which begin on page F.3-15 of this document. The statement of financial position information as of December 31, 2014 is derived from Linde’s accounting systems. Historical operating results are not necessarily indicative of the results of operations for any future period. The information set forth below is a summary that should be read together with the consolidated financial statements of Linde and the related notes thereto, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde.” The following summary selected historical consolidated financial information is qualified in its entirety by reference to the historical consolidated financial statements of Linde.

Selected Statement of Profit or Loss Data
	Three Months Ended March 31,
in € million (except where indicated otherwise)	2017	2016	2016	2015	2014
Revenue	4,385	4,115	16,948	17,345	16,482
Cost of sales	2,900	2,618	10,847	11,166	10,932
Gross profit	1,485	1,497	6,101	6,179	5,550
Marketing and selling expenses	586	563	2,387	2,546	2,312
Research and development costs	25	30	121	131	106
Administration expenses	381	405	1,720	1,653	1,478
Other operating income	88	107	467	419	484
Other operating expenses	48	78	278	251	303
Share of profit or loss from associates and joint ventures (at equity)	2	3	13	12	22
Net profit on operating activities — continuing operations	535	531	2,075	2,029	1,857
Financial income	15	8	29	42	50
Financial expenses	89	97	353	439	415
Profit before tax — continuing operations	461	442	1,751	1,632	1,492
Income tax expense	117	109	424	396	353
Profit for the period from continuing operations	344	333	1,327	1,236	1,139
Profit for the period from discontinued operations	6	—	(52)	16	23
Profit for the period	350	333	1,275	1,252	1,162
Earnings per share in € — continuing operations — undiluted	1.68	1,65	6.50	6.10	5.81
Earnings per share in € — continuing operations — diluted	1.67	1.65	6.48	6.09	5.79
Earnings/(losses) per share in € — discontinued operations —undiluted	0.03	—	(0.28)	0.09	0.13
Earnings/(losses) per share in € — discontinued operations —diluted	0.03	—	(0.28)	0.09	0.12
Earnings per share in € — undiluted	1.71	1.65	6.22	6.19	5.94
Earnings per share in € — diluted	1.70	1.65	6.20	6.18	5.91

Other Information and Ratios
in € million (except where indicated otherwise)	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Total assets	36,281	35,189	35,347	34,425
Total liabilities	20,449	19,709	19,898	20,158
Total equity	15,832	15,480	15,449	14,267
Capital subscribed	475	475	475	475
Number of shares outstanding (in thousands)	185,638	185,638	185,638	185,638

	Three Months Ended March 31,
	2017	2016	2016	2015	2014
Cash flow from operating activities — continuing operations	653	873	3,400	3,583	3,010
Cash flow from operating activities — discontinuing operations	7	10	40	10	(9)
Cash flow from operating activities	660	883	3,440	3,593	3,001
Cash flow from investing activities — continuing operations	(1,352)	(643)	(1,472)	(1,780)	(2,059)
Cash flow from investing activities discontinued operations	(5)	(12)	(19)	(15)	(4)
Cash flow from investing activities	(1,357)	(655)	(1,491)	(1,795)	(2,063)
Cash flow from financing activities — continuing operations	886	(170)	(1,896)	(1,523)	(1,014)
Cash flow from financing activities — discontinued operations	(2)	2	(21)	4	12
Cash flow from financing activities	884	(168)	(1,917)	(1,519)	(1,002)
Capital expenditure (1) — continuing operations (excluding investments in financial assets)	332	281	1,712	1,916	1,941
Capital expenditure (2) — continuing operations	361	458	2,004	2,036	2,036
Weighted average number of shares outstanding (in thousands) — undiluted	185,638	185,634	185,636	185,638	185,635
Weighted average number of shares outstanding (in thousands) — diluted	186,047	186,010	185,996	186,055	185,365
Dividends per share in €	—	—	3.70	3.45	3.15
Operating profit (3) — continuing operations	1,041	985	4,098	4,087	3,859
Return on capital employed (before special items) in % (3) — continuing operations	9.6	9.4	9.4	9.5	9.6
Order intake (Engineering Division) (4)	457	310	2,257	2,494	3,206
Order backlog (Engineering Division) (5)	4,168	4,241	4,386	4,541	4,672

(1)	Capital expenditure (excluding investments in financial assets) is derived from the corresponding line item within Linde’s segment information not taking into account the amount of discontinued operations. The difference between capital expenditure (excluding investments in financial assets) and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in Linde’s cash flow statement mainly relates to timing differences between the dates of asset capitalization and cash payments.
(2)	Capital expenditure (continuing operations) includes investments in financial assets.
(3)	Non-IFRS measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde — Non-IFRS Financial Measures” for definitions and reconciliations to reported amounts.
(4)	Order intake (Engineering Division) is defined as the value of customer orders received during the reporting period.
(5)	Order backlog (Engineering Division) is defined as the sum of values of order intakes from previous periods plus the values of order intakes from the reporting period, less value of sales realized as well as contract changes occurring until the reporting date.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information (see page [—])

The following tables set forth summary selected unaudited pro forma condensed combined financial information (which is herein referred to as the “summary pro forma financial information”), presented to illustrate the estimated effects of the proposed business combination including certain accounting adjustments, which were prepared in accordance with U.S. GAAP using the acquisition method of accounting with Praxair designated as the accounting acquirer of Linde. See “The Business Combination — Accounting Treatment” and “Unaudited Pro Forma Condensed Combined Financial Information.” Pursuant to the business combination agreement, Praxair’s business will be brought under Linde plc through the merger and Linde’s business will be brought under Linde plc through the exchange offer. Pursuant to the exchange offer, Linde plc will offer to exchange each Linde share for 1.540 Linde plc shares. Pursuant to the merger, each Praxair share will be converted into the right to receive 1.000 Linde plc share.

The summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined business of Linde and Praxair. In addition, the summary pro forma financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. The summary selected unaudited pro forma condensed combined balance sheet data combines the consolidated balance sheets of Praxair and Linde as of March 31, 2017 and gives effect to the proposed business combination as if it had occurred on March 31, 2017. The summary selected unaudited pro forma condensed combined statements of operations data combines the historical results of Praxair and Linde for the quarter ended March 31, 2017 and the year ended December 31, 2016 and gives effect to the proposed business combination as if it had occurred on January 1, 2016. The summary pro forma financial information has been derived from and should be read in conjunction with the financial statements and the related notes of both Praxair and Linde, included herein beginning on page F.2-1 and page F.3-1, respectively, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, beginning on page [—] of this document.

	Pro Forma Condensed Combined
($ in million, except per share data)	For the Quarter Ended March 31, 2017	For the Year Ended December 31, 2016
Sales	$7,234	$28,682
Operating Profit	993	3,754
Income From Continuing Operations Before Income Taxes and Equity Investments	910	3,364
Income From Continuing Operations Before Equity Investments	671	2,499
Net Income From Continuing Operations (Including Noncontrolling Interests)	699	2,623
Net Income From Continuing Operations	$668	$2,537
Per Share from Continuing Operations
Basic earnings per share	$1.17	$4.44
Diluted earnings per share	$1.16	$4.42

($ in million)	Pro Forma Condensed Combined As of March 31, 2017
Total Current Assets	$12,427
Total Assets	$82,616
Total Current Liabilities	$11,415
Total Liabilities	$39,349
Total Equity	$43,257
Total Liabilities and Equity	$82,616

RISK FACTORS

Before deciding to vote in favor of the merger (if you are a Praxair shareholder), or to tender your shares in the exchange offer (if you are a Linde shareholder), you should carefully review and consider the following risk factors and the other information contained in this document. The occurrence of one or more of the events or circumstances described in these risk factors alone or in combination with other events or circumstances may have a material adverse effect on Praxair’s and Linde’s business and cash flows, financial condition and results of operations and, upon completion of the business combination, on Linde plc’s business and cash flows, financial condition and results of operations. While the business combination remains subject to the satisfaction or waiver of certain conditions, and there is no assurance that the business combination will be completed, certain of the risks discussed below are presented assuming the business combination is completed and the combined group exists. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Linde plc, Praxair and Linde, which later may prove to be incorrect or incomplete. The risks discussed below may not be the only risks to which each of Linde plc, Praxair or Linde is exposed. They should be considered in connection with evaluating the forward-looking statements in “Forward-Looking Statements” because they could cause actual results to differ materially from those expressed in any forward-looking statement. The order in which the risk factors are presented does not reflect the likelihood of their occurrence or the magnitude or significance of the individual risks. Additional risks and uncertainties of which Linde plc, Praxair and Linde are not currently aware or which Linde plc, Praxair and Linde do not consider significant at present could likewise have a material adverse effect on Linde plc’s, Praxair’s and Linde’s business and cash flows, financial condition and results of operations. The market price of the Praxair shares, Linde shares or Linde plc shares could fall if any of these risks were to materialize, in which case the respective shareholders could lose all or part of their investment.

Risks Relating to the Business Combination

The consummation of the business combination is subject to certain conditions.

The merger is only subject to the settlement of the exchange offer and is expected to occur immediately after settlement of the exchange offer. The exchange offer is subject to certain conditions, including the minimum acceptance condition, the Praxair requisite vote condition and the regulatory condition. The timing for settlement of the exchange offer and completion of the merger will depend on the satisfaction of such conditions. Under the terms of the exchange offer, all conditions to the exchange offer must be satisfied by the end of the acceptance period on [—], 2017, 24:00 hours, Central European Summer Time, except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. If the regulatory condition is not satisfied by that date (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and settlement will not occur. As a result, the exchange of Linde shares pursuant to the exchange offer and the conversion of Praxair shares pursuant to the merger may be made on a date that is significantly later than the end of the acceptance period, or may not occur. Withdrawal rights will cease at the end of the acceptance period. Furthermore, pursuant to the business combination agreement, Praxair, Inc. or Linde AG may terminate the business combination agreement or the covenants therein under certain circumstances, including, among others, the occurrence of a material adverse change (as defined in the business combination agreement), affecting the other party, or certain changes in the recommendation of the Praxair board of directors, on the one hand, or the Linde executive or supervisory board, on the other hand. No assurance can be given that all of the conditions to the exchange offer will be satisfied or, if they are, as to the timing of the settlement of the exchange offer. If the conditions to the exchange offer are not satisfied or waived, or if termination rights are exercised, the exchange offer will terminate, settlement of the exchange offer will not occur, and the merger will not be completed.

Linde plc, Praxair and Linde must obtain governmental and regulatory approvals to consummate the business combination, which, if delayed or not granted, may delay or jeopardize the merger, the exchange offer and the business combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Linde plc, Praxair and Linde, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws.

Completion of the business combination is conditioned upon, among other things, either receipt of approval from the relevant antitrust authority or expiration or termination of any statutory waiting period (including any extension thereof) under merger control or competition law regimes in any jurisdictions where the parties to the business combination agreement have mutually determined merger control or competition law filings and/or notices to be necessary. The governmental and regulatory agencies from which Linde plc, Praxair and Linde will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the business combination agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Linde plc’s, Praxair’s and Linde’s respective businesses. Pursuant to the business combination agreement, Praxair and Linde will use their reasonable best efforts and have further agreed to take all such further action as may be necessary to resolve such objections, subject to the limitations set forth in the business combination agreement. No assurance can be given that the required approvals will be obtained or that the required conditions to the exchange offer will be satisfied, and, if all required approvals are obtained and the conditions to the exchange offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If the regulatory condition is not satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate, settlement of the offer will not occur, and the merger will not be completed. Any delay in the completion of the business combination for regulatory reasons could diminish the anticipated benefits of the business combination or result in additional transaction costs.

Conditions imposed by regulatory agencies in connection with their approval of the business combination may require changes to the operations of Linde plc, Praxair and/or Linde, restrict their ability to operate in certain jurisdictions following the business combination, restrict the combination of Praxair’s and Linde’s operations in certain jurisdictions or require other commitments regarding ongoing operations. Such conditions may also restrict Linde plc’s, Praxair’s and/or Linde’s ability to modify the operations of their businesses in response to changing circumstances for a period of time after completion of the merger and the exchange offer or their ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the business combination, thereby adversely impacting the business, financial condition or results of operations of Linde plc, Praxair and Linde. Such conditions may also impose requirements that Praxair and/or Linde divest certain assets in order to obtain certain regulatory approvals, which may result in loss of value due to the loss of those assets or businesses or a sale of those assets or businesses at less than the desired price or under otherwise unfavorable conditions, in particular as a result of timing constraints and the limited universe of buyers acceptable to the regulatory authorities, especially in challenging market conditions. Any such actions could have a material adverse effect on the business, results of operations, financial condition and prospects of Linde plc and reduce substantially or eliminate the synergies and cost reductions and the advantages which Praxair and Linde expect to achieve from the business combination.

The business combination may trigger mandatory takeover offers with respect to Linde’s listed local subsidiaries.

The completion of the business combination will result in Linde plc acquiring indirect control in Linde’s subsidiaries listed on local stock exchanges. Should relevant conditions under local laws of individual jurisdictions be met and if an exemption is not available or granted under the respective regulations, the business combination may trigger the obligation to make a public offer with respect to the outstanding shares in certain of Linde’s subsidiaries that are publicly listed, for example in India and Kenya. To the extent that Linde plc is unable to obtain any applicable exemption, potentially costly and complex takeover procedures may have to be conducted. In addition, the granting of any applicable exemption may depend on the discretion of the competent authority and may also depend on the competent authority’s interpretation of the applicable laws and regulations, including the need for any applicable application for any such exemption. No assurance can be provided that the respective competent authorities will grant the requested exemptions or will confirm that no mandatory takeover offers with respect to any such listed subsidiaries will be required as a result of the transaction, even if such authority may have granted exemptions for similar transactions in the past. Accordingly, the business combination may require such mandatory takeover offers in individual jurisdictions, which would result in additional transaction costs and complexity.

Because the exchange ratios in the merger and the exchange offer are fixed, the market value of the Linde plc shares received by Praxair shareholders in the merger or by Linde shareholders in the exchange offer may be less than the market value of the Praxair or Linde shares that such holder held prior to the completion of the business combination.

Praxair shareholders will receive one Linde plc share for each of their Praxair shares in the merger and Linde shareholders who tender their Linde shares in the exchange offer will receive 1.540 Linde plc shares for each Linde share tendered and not withdrawn. These exchange ratios are fixed and will not vary even if the market price of Praxair shares or Linde shares varies. Upon completion of the business combination, and assuming that all outstanding Linde shares are exchanged in the exchange offer, former Praxair and Linde shareholders will each own approximately 50% of the outstanding Linde plc shares on a fully diluted basis immediately after completion of the business combination. The market value of Praxair shares and Linde shares at the time of the completion of the business combination may vary significantly from the value on the date of the execution of the business combination agreement, the date of this document, the date on which Praxair shareholders vote on the merger, the date on which Linde shareholders tender their shares in the exchange offer or the expiration of the acceptance period. Because the exchange ratios will not be adjusted to reflect any changes in the market price of the Praxair shares or Linde shares, the value of the consideration paid to the Praxair shareholders in the merger or to the Linde shareholders who tender their shares in the exchange offer may be higher or lower than the market value of their Praxair or Linde shares, respectively, on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Linde plc, Praxair and Linde, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the business combination and of the likelihood that the business combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

In addition, it is possible that the business combination may not be completed until a significant period of time has passed after the Praxair special meeting and the expiration of the acceptance period. As a result, the market values of the Praxair shares and Linde shares may vary significantly from the date of the Praxair special meeting or the expiration of the acceptance period to the date of the completion of the business combination.

Investors are urged to obtain up-to-date prices for Praxair shares, which are listed on the New York Stock Exchange under the symbol “PX” and Linde shares, which are listed on the Frankfurt Stock Exchange under the symbol “LIN.”

If, following completion of the business combination, Linde shares remain outstanding, the liquidity and market value of those shares could decline significantly, and the Linde shares could be removed from certain stock indices. In addition, the liquidity of Linde shares could be negatively affected in case of a segment change, downlisting or delisting.

If the business combination is completed but not all outstanding Linde shares, or a sufficient number of Linde shares to effect a mandatory squeeze-out, have been tendered in the exchange offer, the free float in Linde shares will be significantly lower than the current free float in Linde shares, which may adversely affect the liquidity of the remaining Linde shares. Reduced liquidity could make it more difficult for the remaining Linde shareholders to sell their Linde shares and could adversely affect the price of those remaining shares. In addition, reduced liquidity could result in increased volatility and the price for Linde shares may vary significantly in the future.

The Linde shares are included in the German DAX 30 stock index, among other indices. A significant reduction in free float as a result of the exchange of Linde shares pursuant to the exchange offer or otherwise may result in the Linde shares being removed from the DAX 30 or other stock indices. Consequently, index funds and other investors who seek to mirror indices such as the DAX 30 stock index may sell or reduce their holdings of Linde shares. This could result in reduced liquidity and an oversupply of Linde shares, which may adversely affect and cause significant variations in the price of those remaining shares.

During the acceptance period and thereafter until satisfaction of or failure to satisfy the regulatory condition, the Linde shares tendered into the exchange offer shall be included in the stock market trading on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) under a new and separate ISIN. During the acceptance period or thereafter any relevant body competent for the composition of a stock index, such as Deutsche Boerse AG, may decide to replace the Linde shares not tendered in the DAX 30 or any other stock index with the tendered Linde shares; it may also reverse any such decision at any time. Consequently, index funds and other investors who seek to mirror indices such as the DAX 30 stock index may sell or reduce their holdings of Linde (tendered or non-tendered) shares.

Moreover, the liquidity of Linde shares could be negatively affected if, following settlement of the exchange offer, Linde plc were to agree with Linde AG to effect (i) a downlisting, i.e., a removal of the Linde shares from the regulated market of the Frankfurt Stock Exchange and other German stock exchanges with the effect that Linde shares could be traded only on the open market (Freiverkehr) of the Frankfurt Stock Exchange or any comparable open market or segment thereof of another German stock exchange or (ii) a delisting, i.e., a removal from the Frankfurt Stock Exchange and all other German stock exchanges on which Linde shares are listed on regulated market segments. In the event of a segment change (i.e., removal of the Linde shares from the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing on the regulated market (General Standard), or of a downlisting or delisting), Linde AG’s reporting obligations would be reduced or cancelled completely, depending on the circumstances. Because a downlisting or a delisting would negatively affect the liquidity of Linde shares, Linde shareholders may be unable to realize the value represented in Linde shares they hold, or may only be able to do so with significant limitations and/or at a significant loss, following such an event.

In addition, in January 2010, Linde AG established a sponsored level 1 American depositary receipt program. The ADRs, each representing the beneficial interest in one tenth of one Linde share, trade in the United States in the over-the-counter market. The ADRs are not subject to the exchange offer. However, holders of ADRs may exchange their ADRs into Linde shares pursuant to the deposit agreement and then tender such Linde shares in the exchange offer during the acceptance period or the additional acceptance period. Holders of ADRs may sell or reduce their holdings of ADRs in connection with the exchange offer, including in order to exchange their ADRs for underlying Linde shares, which may result in reduced liquidity of ADRs and may cause the market value of the ADRs to decline.

The prices of Praxair shares and Linde shares may be adversely affected if the business combination is not completed.

If the business combination is not completed, the prices of Praxair shares and Linde shares may decline for various reasons, including to the extent that the current market prices of Praxair shares and Linde shares reflect a market premium based on the assumption that the business combination will be completed.

Following completion of the business combination, Linde plc (directly or through German Intermediate Holding GmbH) intends to enter into a domination and/or a profit and loss transfer agreement with Linde AG, which could be disadvantageous to Linde, Linde plc or Linde shareholders.

Following completion of the business combination, Linde plc expects to hold at least 75% of the shares represented at the shareholder meeting of Linde AG, which will enable Linde plc (directly or through German Intermediate Holding GmbH and German Intermediate Holding AG) to initiate the conclusion of a domination agreement and/or a profit and loss transfer agreement with Linde AG. Such agreement would allow Linde plc to issue binding instructions to the executive board of Linde AG, which could be disadvantageous to Linde AG and result in a decline in the business and earnings power of Linde. This could have a material adverse effect on the assets, financial position and income of Linde and could also materially adversely affect the market value of the remaining Linde shares.

Pursuant to Sections 302 et seq. of the German Stock Corporation Act, under a domination agreement and/or profit and loss transfer agreement, Linde plc or German Intermediate Holding AG, respectively, would be obligated to compensate any annual net loss of Linde AG. Further, each Linde shareholder who did not tender in the exchange offer will be offered to elect either (1) to remain a Linde shareholder and receive, in the case of a domination agreement, an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, receive annual recurring compensation (Ausgleich) pursuant to Section 304 of the German Stock Corporation Act, or (2) to receive adequate exit compensation in exchange for its Linde shares pursuant to Section 305(2) of the German Stock Corporation Act. Shareholders electing the first option may later elect the second option for as long as the offer for the exit compensation is open. Linde plc’s obligation to pay an adequate fixed or variable annual guaranteed dividend or annual recurring compensation will lead to a continuing payment obligation for Linde plc which could be higher than dividends to be otherwise distributed to minority shareholders. In addition, Linde plc’s obligation to pay an exit compensation will, to the extent paid in Linde plc shares, dilute the shareholdings of Linde plc shareholders, the extent of which could be disproportionate to the implied value Praxair and Linde shareholders received in the business combination.

If Linde shareholders do not tender their Linde shares in the exchange offer, Linde shareholders may receive consideration in a post-completion reorganization that is substantially different in form and/or value from the consideration that they would have received in the exchange offer.

Linde plc intends to pursue a post-completion reorganization with respect to Linde after completion of the merger and the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in Linde AG remaining after the settlement of the exchange offer or allow Linde plc to control Linde AG to the greatest extent permissible despite any remaining minority shareholder interests. If the business combination is consummated and Linde plc (directly or through German Intermediate Holding GmbH or German Intermediate Holding AG) holds at least 75% of the shares represented in the shareholder meeting of Linde AG, Linde plc intends to enter (directly or through German Intermediate Holding GmbH) into a domination agreement and/or a profit and loss transfer agreement with Linde AG. If Linde plc directly or indirectly holds at least 95% of the shares in Linde AG, Linde plc could initiate a squeeze-out of the minority shareholders of Linde AG and subsequently convert Linde AG into a limited liability company (Gesellschaft mit beschränkter Haftung — GmbH). If Linde plc directly or indirectly holds more than 90% of the shares in Linde AG, a squeeze-out would be possible in connection with a merger of Linde AG into German Intermediate Holding AG. The type of such post-completion reorganization transaction will depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise.

Due to the statutory legal framework applicable to such post-completion reorganization transactions, holders of Linde shares who do not exchange their shares in the exchange offer may receive a different (including a lower) amount or a different form of consideration than they would have received had they exchanged their

Linde shares in the exchange offer. Furthermore, if the value of Linde plc shares offered as compensation in the context of a domination agreement and/or profit and loss transfer agreement pursuant to Section 305(2) of the German Stock Corporation Act has declined after the completion of the business combination, there may be no obligation of Linde plc or German Intermediate Holding AG to pay Linde shareholders who did not exchange their shares in the exchange offer the implied value of the offer consideration received by Linde shareholders who exchanged their shares in the exchange offer.

The announcement and pendency of the business combination, during which Praxair and Linde are subject to certain operating restrictions, could have an adverse effect on Linde plc’s, Praxair’s and Linde’s businesses and cash flows, financial condition and results of operations.

The announcement and pendency of the business combination could disrupt Praxair’s and Linde’s businesses, and uncertainty about the effect of the business combination may have an adverse effect on Linde plc, Praxair and Linde. These uncertainties could cause suppliers, vendors, partners, customers and others that deal with Praxair and Linde to defer entering into contracts with, or making other decisions concerning Praxair and Linde or to seek to change or cancel existing business relationships with the companies. In addition, Praxair’s and Linde’s employees may experience uncertainty regarding their roles after the business combination. Employees may depart either before or after the completion of the business combination because of uncertainty and issues relating to the difficulty of coordination or because of a desire not to remain following the business combination. Therefore, the pendency of the business combination may adversely affect Linde plc’s, Praxair’s and Linde’s ability to retain, recruit and motivate key personnel. Additionally, the attention of Praxair’s and Linde’s management may be directed towards the completion of the business combination, including obtaining regulatory approvals, and may be diverted from the day-to-day business operations of Praxair and Linde. Matters related to the business combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Praxair and Linde. Additionally, the business combination agreement requires Praxair and Linde to refrain from taking certain specified actions, for example significant investments or disposals, while the business combination is pending. These restrictions may prevent Praxair and Linde from pursuing otherwise attractive business opportunities or capital structure alternatives and from executing certain business strategies prior to the completion of the business combination. Further, the business combination may give rise to potential liabilities, including those that may result from pending and future shareholder lawsuits relating to the business combination or a potential post-completion reorganization. Any of these matters could adversely affect the businesses of, or harm the results of operations, financial condition or cash flows of Linde plc, Praxair and Linde.

Further, certain adverse changes in the business of Linde or Praxair in the period prior to the closing of the business combination may occur that would not result in Praxair, Linde or Linde plc having the right to terminate the business combination agreement or the exchange offer. If adverse changes occur but Praxair and Linde are still required to complete the business combination, the market value of Praxair shares, Linde shares or Linde plc shares may decrease. If the business combination is not completed, these risks may still materialize and materially adversely affect the business and financial results of Praxair and/or Linde.

Negative publicity related to the business combination may materially adversely affect Linde plc, Praxair and Linde.

From time to time, political and public sentiment in connection with a proposed business combination may result in a significant amount of adverse press coverage and other adverse public statements affecting the parties to the business combination. Adverse press coverage and public statements, whether or not driven by political or popular sentiment, may also result in legal claims or in investigations by regulators, legislators and law enforcement officials. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceedings, can divert the time and effort of senior management from operating their businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings could be time-consuming and expensive and, regardless of the factual basis for the assertions being made, could have a negative impact on the reputation of Linde plc, Praxair and Linde, on the morale and performance of their employees and on their relationships with regulators, suppliers and customers. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Linde plc’s, Praxair’s and Linde’s respective business and cash flows, financial condition and results of operations.

Praxair shareholders and Linde shareholders will have a reduced ownership and voting interest after the business combination and will exercise less influence over management of the combined group.

After the completion of the business combination, Praxair shareholders and Linde shareholders will own a smaller percentage of Linde plc than they currently own of Praxair, Inc. and Linde AG, respectively. Upon completion of the business combination, and assuming that all of the issued Linde shares are exchanged in the exchange offer, former Praxair shareholders and Linde shareholders will each own approximately 50% of the outstanding Linde plc shares on a fully diluted basis immediately after the business combination. Consequently, Praxair shareholders, as a group, will have reduced ownership and voting power in the combined group compared to their current ownership and voting power in Praxair, Inc., and Linde shareholders, as a group, will have reduced ownership and voting power in the combined group compared to their current ownership and voting power in Linde AG and each, as a group, could exercise less influence over the management and policies of the combined group than they currently have over the management and policies of Praxair and Linde, respectively.

Certain of the directors, board members and executive officers of Praxair, Inc. and Linde AG and certain of the designees to the pre-closing Linde plc board of directors may have interests in the business combination that are different from, or in addition to, those of Praxair shareholders and Linde shareholders generally.

Certain of the Praxair, Inc. directors, executive officers and designees to the Linde plc board of directors and certain of the Linde supervisory board members, executive board members and designees to the Linde plc board of directors may have interests in the business combination that are different from, or in addition to, the interests of Praxair shareholders and Linde shareholders, respectively. The Praxair board of directors and the Linde supervisory board and executive board were aware of these interests and considered them, among other matters, in evaluating and approving the business combination and in recommending that Praxair shareholders adopt the business combination agreement and Linde shareholders tender their Linde shares in the exchange offer, respectively.

Upon completion of the business combination, certain change-of-control rights under material agreements may be triggered.

Praxair and Linde are parties to agreements that contain change-of-control provisions that may be triggered upon completion of the business combination. Upon the triggering of these change-of-control provisions, the counterparties to the agreement may be able to exercise certain rights that have a negative effect on Praxair, Linde or, after the business combination, Linde plc. For example, the terms of Linde’s approximately €8.5 billion notes outstanding include change of control clauses triggered by a change of control of Linde AG and a resulting below investment grade ratings downgrade of Linde AG’s corporate and debt ratings. In addition, Linde’s €2.5 billion undrawn syndicated credit facility and Praxair’s $2.5 billion credit facility each include a change of control clause relating to a change of control of Linde AG and Praxair, Inc., respectively.

Praxair and Linde will incur significant transaction fees and costs in connection with the business combination.

Praxair and Linde expect to incur a number of significant non-recurring implementation and restructuring costs associated with combining the operations of the two companies. In addition, Praxair and Linde will incur significant banking, legal, accounting and other transaction fees and costs related to the business combination.

Additional costs substantially in excess of currently anticipated costs may also be incurred in connection with the integration of the businesses of Praxair and Linde. Praxair and Linde currently estimate that they will in the aggregate incur approximately $217 million (€204 million) of auditors’, banking, legal and other professional fees and costs related to the business combination, comprised of approximately $85 million (€80 million) to be incurred by Praxair and approximately $132 million (€124 million) to be incurred by Linde.

Any cost savings or other efficiencies related to the integration of the businesses that could offset these transaction- and combination-related costs over time may not be achieved in the near term, or at all. In addition, the timeline in which cost savings are expected to be realized is lengthy and may not be achieved. Failure to realize these synergies and cost reductions and other efficiencies in a timely manner or at all could have a material adverse effect on Linde plc’s, Praxair’s and Linde’s respective businesses and cash flows, financial condition and results of operations.

Linde plc has no operating or financial history and the unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may not be an indication of Linde plc’s results of operations or financial condition following the completion of the business combination. The actual results of operations and financial condition of Linde plc following the completion of the business combination may be substantially different.

Linde plc has been recently incorporated and has no operating history and no revenues and the unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and should not be considered to be an indication of Linde plc’s results of operations or financial condition following the completion of the business combination. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Praxair and Linde and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. These adjustments, assumptions and estimates are preliminary and based on information available at the time of the preparation of this document and are subject to change. As a result, the actual results of operations and financial condition of Linde plc following the completion of the business combination may not be consistent with, or evident from, this pro forma financial information, and any differences may be material. For example, the unaudited pro forma condensed combined financial information contained in this document assumes that no divestitures will be required in order to obtain necessary regulatory approval in all relevant jurisdictions. However, significant divestitures may be required to obtain the necessary regulatory approvals.

The unaudited forward-looking financial information considered by Praxair, Linde and their financial advisors reflect Praxair management and Linde management estimates and actual results may be significantly higher or lower than estimated.

The unaudited forward-looking financial information considered by Praxair, Linde and their financial advisors, including the unaudited forward-looking information included in this document, are based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Praxair and Linde. These variables and assumptions are based on available information at the time of preparation and include industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as estimates regarding the business, financial condition and results of operations of Praxair and Linde. Such factors and other changes may cause the unaudited forward-looking financial information or the underlying assumptions to be inaccurate. Since the unaudited forward-looking financial information covers multiple years, such information by its nature becomes less predictable with each successive year. As a result of these contingencies, there can be no assurance that actual results will not be significantly higher or lower than estimated, which could have a material impact on the market price of Linde plc shares. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the business combination nor is it indicative for future results of the combined group.

The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or IFRS. Neither the independent accountants of Praxair, Linde, Linde plc, nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the unaudited forward-looking financial information for the purpose of its inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of this document.

Risks Relating to the Business of Linde plc After Completion of the Business Combination

Due to the size and geographic reach of Linde plc’s operations following the completion of the business combination, a wide range of factors could materially affect its operations and financial performance. Linde plc believes that, in addition to the risks described herein, the risks relating to Praxair’s and Linde’s businesses described in the sections “— Risks Relating to the Business of Praxair” and “— Risks Relating to the Business of Linde,” which you are urged to read, may significantly impact Linde plc’s business after the completion of the business combination.

Linde plc may fail to realize the anticipated strategic and financial benefits sought from the business combination.

Linde plc may not realize all of the anticipated benefits of the business combination. The success of the business combination will depend on, among other things, Linde plc’s ability to combine Praxair’s business with Linde’s business in a manner that facilitates growth and realizes anticipated cost savings.

However, Linde plc must successfully combine the businesses of Praxair and Linde in a manner that permits these anticipated benefits to be realized. In addition, Linde plc must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth.

In addition, the actual integration of Praxair and Linde will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may be disruptive to the combined businesses. Linde plc may not realize all of the anticipated benefits of the business combination. Difficulties in the integration of the businesses, which may result in significant costs and delays, include:

•	managing a significantly larger combined group;

•	aligning and executing the strategy of the combined group;

•	integrating and unifying the offerings and services available to customers and coordinating distribution and marketing efforts in geographically separate organizations;

•	coordinating corporate and administrative infrastructures and aligning insurance coverage;

•	coordinating accounting, information technology, communications, administration and other systems;

•	addressing possible differences in corporate cultures and management philosophies;

•	the combined group becoming subject to Irish laws and regulations and legal action in Ireland;

•	coordinating the compliance program and creating uniform standards, controls, procedures and policies;

•	the implementation, ultimate impact and outcome of potential post-completion reorganization transactions, which may be delayed or not take effect as a result of litigation or otherwise;

•	diversion of management’s attention from other operations;

•	unforeseen and unexpected liabilities related to the business combination or Linde plc’s business;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined group;

•	identifying and eliminating redundant and underperforming functions and assets;

•	effecting actions that may be required in connection with obtaining regulatory approvals; and

•	a deterioration of credit ratings.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings, which could materially impact Linde plc’s business, financial condition and results of operations. The integration process and other disruptions resulting from the business combination may also adversely affect Linde plc’s relationships with employees, suppliers, customers, distributors, licensors and others with whom Praxair and Linde have business or other dealings, and difficulties in integrating the businesses of Praxair and Linde could harm the reputation of the combined group.

If the combined group is not able to successfully combine the businesses of Praxair and Linde in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the business combination may not be realized fully, or at all, or may take longer to realize than expected.

Following the completion of the business combination, Linde AG will be majority owned by Linde plc. While Linde plc intends to enter (directly or through German Intermediate Holding GmbH) into a domination agreement with Linde AG, if the effectiveness of such agreement is delayed as a result of litigation or otherwise or does not occur, this may have an adverse effect on the ability to realize synergies and cost reductions and the market value of Linde plc shares.

Following the completion of the business combination, Linde AG will be indirectly majority-owned by Linde plc and, thus, become a dependent company of Linde plc within the meaning of Section 17 of the German Stock Corporation Act. The legal framework for this dependency between Linde plc and Linde AG is, subject to other applicable law, set forth in Sections 311 et seq. of the German Stock Corporation Act, which may prevent or impede the realization of synergies and cost reductions absent a domination agreement. If Linde plc (through German Intermediate Holding AG or otherwise) holds at least 75% of Linde AG’s outstanding shares after completion of the business combination, which it will if the minimum acceptance condition (as defined herein) is satisfied, Linde plc (directly or through German Intermediate Holding AG or otherwise) will hold the requisite voting rights to approve a domination agreement at a meeting of Linde shareholders. However, if Linde plc does not hold 75% of Linde AG’s outstanding shares after the completion of the business combination or such approval is contested or the effectiveness of such agreement is delayed as a result of litigation or otherwise or does not occur, Linde plc may be unable to initiate any transactions or measures that are disadvantageous to Linde AG, unless Linde plc provides adequate compensation to Linde AG. If the disadvantage caused by any transaction or other measure cannot be assessed or compensated, Linde plc will be unable to initiate such transaction or measure, which may preclude Linde plc from implementing certain transactions related to the integration of Linde into the combined group, including realizing synergies. The failure to realize synergies may lead to a decline of the value of Linde plc shares. At the same time, any disadvantageous corporate actions under a domination agreement may result in a decline in the business and earnings power of Linde, which may have a material adverse effect on the assets, financial position and income of Linde and could also materially adversely affect the market value of the remaining Linde shares.

A combined Praxair and Linde may experience a loss of customers or may fail to win new customers in certain countries.

Following the business combination, third parties with whom Praxair or Linde had relationships prior to the announcement of the business combination may terminate or otherwise reduce the scope of their relationship with either party in anticipation or after the completion of the business combination. In addition, the combined group may face difficulties to acquire new customers in certain countries. Any such loss of business or the inability to win new customers could limit the combined group’s ability to achieve the anticipated benefits of the business combination. Such risks could also be exacerbated by a delay in the settlement of the exchange offer and the business combination.

The combined group may be unable to retain and motivate Praxair and/or Linde personnel successfully.

The success of the business combination will depend, in part, on the combined group’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by Praxair and Linde. Such employees may decide not to remain with Praxair and Linde, as applicable, while the business combination is pending or with the combined group after the business combination is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined group’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Praxair and Linde to hiring suitable replacements, all of which may cause Linde plc’s business to deteriorate. Praxair and Linde may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, Linde plc, Praxair and Linde may not be able to motivate certain key employees following the completion of the business combination due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons.

Risks Relating to the Business of Praxair

Due to the size and geographic reach of Praxair’s operations, a wide range of factors, many of which are outside of Praxair’s control, could materially affect its future operations and financial performance. Praxair’s management believes the following risks may significantly impact Praxair:

General Economic Conditions — Weakening economic conditions in markets in which Praxair does business may adversely impact Praxair’s financial results and/or cash flows.

Praxair serves a diverse group of industries across more than 50 countries, which generally leads to financial stability through various business cycles. However, a broad decline in general economic or business conditions in the industries served by its customers could adversely affect the demand for Praxair’s products and impair the ability of its customers to satisfy their obligations to Praxair, resulting in uncollected receivables and/or unanticipated contract terminations or project delays. In addition, many of Praxair’s customers are in businesses that are cyclical in nature, such as the chemicals, electronics, metals and energy industries. Downturns in these industries may adversely impact Praxair during these cycles. Additionally, such conditions could impact the utilization of Praxair’s manufacturing capacity which may require it to recognize impairment losses on tangible assets such as property, plant and equipment, as well as intangible assets such as goodwill, customer relationships or intellectual property.

Cost and Availability of Raw Materials and Energy — Increases in the cost of energy and raw materials and/or disruption in the supply of these materials could result in lost sales or reduced profitability.

Energy is the single largest cost item in the production and distribution of industrial gases. Most of Praxair’s energy requirements are in the form of electricity, natural gas and diesel fuel for distribution. Praxair attempts to minimize the financial impact of variability in these costs through the management of customer contracts and reducing demand through operational productivity and energy efficiency. Large customer contracts typically have escalation and pass-through clauses to recover energy and feedstock costs. Such attempts may not successfully mitigate cost variability, which could negatively impact Praxair’s financial condition or results of operations. The supply of energy has not been a significant issue in the geographic areas where Praxair conducts business. However, regional energy conditions are unpredictable and may pose future risk.

For carbon dioxide, carbon monoxide, helium, hydrogen, specialty gases and surface technologies, raw materials are largely purchased from outside sources. Where feasible, Praxair sources several of these raw materials, including carbon dioxide, hydrogen and calcium carbide, as chemical or industrial byproducts. In addition, Praxair has contracts or commitments for, or readily available sources of, most of these raw materials; however, their long-term availability and prices are subject to market conditions. A disruption in supply of such raw materials could impact Praxair’s ability to meet contractual supply commitments.

International Events and Circumstances — Praxair’s international operations are subject to the risks of doing business abroad and international events and circumstances may adversely impact its business, financial condition or results of operations.

Praxair has substantial international operations which are subject to risks including devaluations in currency exchange rates, transportation delays and interruptions, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest, possible nationalization and/or expropriation of assets, domestic and international tax laws and compliance with governmental regulations. These events could have an adverse effect on the international operations of Praxair in the future by reducing the demand for its products, decreasing the prices at which it can sell its products, reducing the U.S. dollar value of revenue from international operations or otherwise having an adverse effect on its business.

The United Kingdom’s planned exit from the European Union has caused volatility in currency exchange rates as well as increased economic uncertainty. These factors could adversely affect Praxair’s business and financial results primarily in Europe.

Global Financial Markets Conditions — Macroeconomic factors may impact Praxair’s ability to obtain financing or increase the cost of obtaining financing which may adversely impact Praxair’s financial results and/or cash flows.

Volatility and disruption in the U.S. and global credit and equity markets, from time to time, could make it more difficult for Praxair to obtain financing for its operations and/or could increase the cost of obtaining financing. In addition, Praxair’s borrowing costs can be affected by short- and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on its performance as measured by certain criteria such as interest coverage and leverage ratios. A decrease in these debt ratings could increase the cost of borrowing or make it more difficult to obtain financing. While the impact of volatility in the global credit markets cannot be predicted with certainty, Praxair believes that it has sufficient operating flexibility, cash reserves, and funding sources to maintain adequate amounts of liquidity to meet its business needs around the world.

Competitor Actions — The inability to effectively compete could adversely impact Praxair’s results of operations.

Praxair operates within a highly competitive environment worldwide. Competition is based on price, product quality, delivery, reliability, technology and service to customers. Competitors’ behavior related to these areas could potentially have significant impacts on Praxair’s financial results.

Catastrophic Events — Catastrophic events could disrupt the operations of Praxair and/or its customers and suppliers and may have a significant adverse impact on the results of operations.

The occurrence of catastrophic events or natural disasters such as extreme weather, including hurricanes and floods; health epidemics; and acts of war or terrorism; could disrupt or delay Praxair’s ability to produce and distribute its products to customers and could potentially expose Praxair to third-party liability claims. In addition, such events could impact Praxair’s customers and suppliers resulting in temporary or long-term outages and/or the limitation of supply of energy and other raw materials used in normal business operations. To mitigate these risks, Praxair evaluates the direct and indirect business risks, consults with vendors, insurance providers and industry experts, makes investments in suitably resilient design and technology, and conducts regular reviews of the business risks with management. Despite these steps, however, these situations are outside Praxair’s control and may have a significant adverse impact on its financial results.

Retaining Qualified Personnel — The inability to attract and retain qualified personnel may adversely impact Praxair’s business.

If Praxair fails to attract, hire and retain qualified personnel, it may not be able to develop, market or sell its products or successfully manage its business. Praxair is dependent upon a highly skilled, experienced and efficient workforce to be successful. Much of Praxair’s competitive advantage is based on the expertise and experience of key personnel regarding marketing, technology, manufacturing and distribution infrastructure, systems and products. The inability to attract and hire qualified individuals or the loss of key employees in very skilled areas could have a negative effect on Praxair’s financial results.

Technological Advances — If Praxair fails to keep pace with technological advances in the industry or if new technology initiatives do not become commercially accepted, customers may not continue to buy Praxair’s products and results of operations could be adversely affected.

Praxair’s research and development is directed toward developing new and improved methods for the production and distribution of industrial gases and the development of new markets and applications for the use of these gases. This results in the frequent introduction of new industrial gas applications and the development of new advanced air separation process technologies. Praxair also conducts research and development for its surface technologies to improve the quality and durability of coatings and the use of specialty powders for new applications and industries. As a result of these efforts, Praxair develops new and proprietary technologies and employs necessary measures to protect such technologies within the global geographies in which Praxair operates. These technologies help Praxair to create a competitive advantage and to provide a platform to grow its business. If Praxair’s research and development activities do not keep pace with competitors or if Praxair does not create new technologies that benefit customers, future results of operations could be adversely affected.

Pension Liabilities — Risks related to pension benefit plans may adversely impact Praxair’s results of operations and cash flows.

Pension benefits represent significant financial obligations that will be ultimately settled in the future with employees who meet eligibility requirements. Because of the uncertainties involved in estimating the timing and amount of future payments and asset returns, significant estimates are required to calculate pension expense and liabilities related to Praxair’s plans. Praxair utilizes the services of independent actuaries, whose models are used to facilitate these calculations. Several key assumptions are used in the actuarial models to calculate pension expense and liability amounts recorded in the consolidated financial statements. In particular, significant changes in actual investment returns on pension assets, discount rates, or legislative or regulatory changes could impact future results of operations and required pension contributions.

Operational Risks — Operational risks may adversely impact Praxair’s business or results of operations.

Praxair’s operating results are dependent on the continued operation of its production facilities and its ability to meet customer contract requirements and other needs. Insufficient or excess capacity threatens Praxair’s ability to generate competitive profit margins and may expose Praxair to liabilities related to contract commitments. Operating results are also dependent on Praxair’s ability to complete new construction projects on time, on budget and in accordance with performance requirements. Failure to do so may expose Praxair’s business to loss of revenue, potential litigation and loss of business reputation.

Also inherent in the management of Praxair’s production facilities and delivery systems, including storage, vehicle transportation and pipelines, are operational risks that require continuous training, oversight and control.

Material operating failures at production, storage facilities or pipelines, including fire, toxic release and explosions, or the occurrence of vehicle transportation accidents could result in loss of life, damage to the environment, loss of production and/or extensive property damage, all of which may negatively impact Praxair’s financial results.

Information Technology Systems — Praxair may be subject to information technology system failures, network disruptions and breaches in data security.

Praxair relies on information technology (which is herein referred to as “IT”) systems and networks for business and operational activities, and also stores and processes sensitive business and proprietary information in these systems and networks. These systems are susceptible to outages due to fire, flood, power loss, telecommunications failures, viruses, break-ins and similar events, or breaches of security. Praxair has taken steps to address these risks and concerns by implementing advanced security technologies, internal controls, network and data center resiliency and recovery process. Despite these steps, however, operational failures and breaches of security from increasingly sophisticated cyber threats could lead to the loss or disclosure of confidential information, result in regulatory actions and have a material adverse impact on Praxair’s operations, reputation and financial results.

Acquisitions and Joint Ventures — The inability to effectively integrate acquisitions or collaborate with joint venture partners could adversely impact Praxair’s financial position and results of operations.

In addition to the proposed business combination with Linde, Praxair has evaluated and expects to continue to evaluate, a wide array of potential strategic acquisitions and joint ventures. Many of these transactions, if consummated, could be material to its financial condition and results of operations. In addition, the process of integrating an acquired company, business or group of assets may create unforeseen operating difficulties and expenditures. Although historically Praxair has been successful with its acquisition strategy and execution, the areas where Praxair may face risks include:

•	the need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies;

•	diversion of management time and focus from operating existing business to acquisition integration challenges;

•	cultural challenges associated with integrating employees from the acquired company into the existing organization;

•	the need to integrate each company’s accounting, management information, human resources and other administrative systems to permit effective management;

•	difficulty with the assimilation of acquired operations and products;

•	failure to achieve targeted synergies and cost reductions; and

•	inability to retain key employees and business relationships of acquired companies.

Foreign acquisitions and joint ventures involve unique risks in addition to those mentioned herein, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of potential future acquisitions may not materialize. Future acquisitions or dispositions could result in the incurrence of debt, contingent liabilities or amortization expenses, or impairments of goodwill, any of which could adversely impact Praxair’s financial results.

Risks Relating to the Business of Linde

Weakening economic conditions in markets in which Linde operates may adversely impact its business or results of operations.

As a company with global operations, Linde is subject to cyclical trends and the general development of the global economy. While the ongoing high level of sovereign debt in key European economies, as well as in the United States and major emerging markets, has faded somewhat into the background due to extensive intervention on the part of the central banks, the political uncertainty has increased. 2017 is an election year, with elections due to be held in several countries including Germany. The uncertainty surrounding the possible course charted out by new governments in Europe and North America could, among other things, put a damper on the investment climate and pose a threat to the anticipated growth in the medium term. It is expected that the new administration in the United States will bring about significant policy changes regarding, among other topics, foreign trade, imports, economic and energy-related policies, the consequences and extent of which cannot currently be assessed with certainty, but which may also have political and economic effects beyond the United States. The effects on global economic growth of interest rate levels, oil prices and expansive fiscal policies could fuel further uncertainty regarding structural reforms.

The United Kingdom referendum on the withdrawal from the European Union and related United Kingdom government action have created significant uncertainty about the future relationship between the United Kingdom and the European Union and have also given rise to calls for the governments of other European Union member states to consider withdrawal from the European Union. These developments or the perception that any of them could occur may have a material adverse effect on global economic conditions.

Linde may experience numerous economic challenges in the short to mid-term. The uncertainty regarding the stability of the positive growth outlook for the United States and the future monetary policy pursued by the Federal Reserve, as well as its impact on the currencies and economies of the emerging markets, are risk factors for the global economy. Following the rate hikes implemented by the Federal Reserve in 2016, it is not yet clear whether or not, and to what extent, central banks in other countries will also raise their interest rates in order to prevent large scale capital outflows. Interest rate policy measures could put the economies of certain countries under pressure and result in increased volatility on the financial markets, with a potential negative impact on the global economy.

The risk of a more pronounced growth slowdown than expected on the Asian and other high-growth markets, as well as the possibility of a continued weak economic environment in the South Pacific region, could have a negative impact on the global economy, as well as on the industries that Linde serves and its business. For example, in 2016, the ongoing weak economic environment in the manufacturing industry and a declining investment in the mining industry had an adverse impact on growth of Linde’s gases division (which is herein referred to as “Linde Gases Division”), prompting the need to identify and implement cost-cutting measures.

Further economic risks could arise from the uncertain political development of the world’s geopolitical crisis spots. In particular, the global increase in the risk of terrorism could prompt short-term economic contractions.

Should the global economy weaken significantly, there would be the threat of lost sales, a potential lack of new business, for example due to an ensuing reluctance to invest, and an increase in the risk of bad debts in the operating business due to the increasing inability of customers to make payments.

In its function as the parent company of The Linde Group, Linde AG holds investments in group companies. The carrying amounts of these investments run the risk of a diminution in value should the economic situation or exchange rates of these group companies change for the worse. This scenario might have an adverse impact on the net income of Linde AG.

Linde has a dual focus on its gases business and on its engineering project business (plant construction). These two businesses, and their different product areas and plant types, respectively, may be affected differently in terms of revenue and earnings when there are changes in certain economic conditions. In particular, the engineering project business may be materially impacted by a short-term decline of commodity prices (including oil and natural gas prices) or general economic conditions, which typically have a more direct effect on the willingness of its customers or potential customers to invest in new plants, the expansion of existing plants or other projects, on which Linde is dependent. Therefore, negative economic or other developments affecting the main industries that Linde addresses may have a negative effect on Linde’s business, financial condition and results of operations.

The inability to effectively compete could adversely impact Linde’s business or results of operations.

The competitive pressure facing Linde is mounting both on markets that offer significant growth potential and on more mature markets. This is being fueled, in particular, by weak growth prospects and the migration of existing industries. All the markets in which The Linde Group is active are also characterized by a trend towards improvement of cost-effective structures, which in turn would increase competition even further.

Existing or new competitors that may appear may develop their current products and technologies further or create alternative ones that are more attractively priced, offer higher quality or are more appealing for other reasons than Linde’s products. If new or better developed products can be offered at more attractive prices, or if such products are more attractive than Linde’s products for other reasons such as a higher degree of functionality, demand for Linde’s products would fall, which could have a material adverse effect on Linde’s business, financial condition and results of operations.

Cost pressure in the healthcare sector could adversely impact Linde’s business or results of operations.

In the healthcare product area, cost pressure in the healthcare sector and the current trend towards outsourcing by government agencies and health insurance funds have intensified the risk of losing contracts. For example, in the United States, price reductions came into effect at the beginning of 2016 due to government tenders, and these cuts were stepped up further from July 1, 2016. However, some price cuts were subsequently postponed to the beginning of 2017. Such price cuts generally have a negative impact on Linde’s revenue and earnings development. In addition, changes in the law, for example, with regard to case based lump sums or outsourcing and tendering processes, could have an adverse effect on the opportunities for developing new business in certain countries. In particular, competitive bidding processes may limit reimbursements that Linde is able to achieve from governments in the healthcare sector. These factors are especially relevant in sales markets in the United States and in Europe. For example, a potential expansion of Medicare’s competitive bidding program in the United States or changes to the bidding or contracting process could limit Linde’s ability to service Medicare beneficiaries in certain geographic markets.

Any materialization of these risks could result in material adverse effects on Linde’s business, financial condition and results of operations.

Risks associated with pricing may adversely impact Linde’s business, financial condition or results of operations.

Risks associated with the setting of prices generally arise in areas where certain cost increases cannot be passed on to the customer. The high level of volatility in energy prices and the price of raw materials mean that there is a risk that targets for revenue and earnings might not be met if the resulting increase in costs is not taken into consideration when contracts are agreed and prices are set, or not taken into consideration in a timely manner. Therefore risks associated with the setting of prices could have a significant adverse impact on Linde’s business, financial condition and results of operations.

Customer and sales risks associated with the commercialization of new customer projects and existing projects could adversely impact Linde’s business or results of operations.

Customer and sales risks associated with both the commercialization of new customer projects or follow-up projects and existing projects cannot be eliminated, especially in the growth markets. There might be technical or economic reasons on the customer side or in the sales markets which could require changes being made to the project or contract. As a result it may not be possible to produce the quantities originally assumed in the business plan in full or it may only be possible to produce such quantities behind schedule. This might give rise not only to uneconomic production processes, but also to significant adverse variances from budgeted cash flow, thereby jeopardizing the revenue and earnings targets attached to the investment.

In addition, Linde may be required to compensate customers for losses and damages if Linde is unable to manufacture and deliver the agreed products because, for example, it is unable to achieve the required production capacities in time. Such compensations could have a material adverse effect on Linde’s business, financial condition and results of operations.

A sustained low oil and natural gas price environment could adversely impact Linde’s business, financial condition or results of operations.

The global economic outlook and the further development of oil prices are interrelated. Sustained low prices for oil, natural gas and liquefied natural gas (which is herein referred to as “LNG”), or a drop in such prices, could further exacerbate the general reluctance to invest in the energy sector, particularly in those countries that are heavily reliant on oil or natural gas. This would, in turn, have a negative impact on the providers of capital-intensive goods from the industrialized nations. A prolonged phase of low oil prices would increase the risk of mounting insolvency rates among fracking companies in the United States or state bankruptcies, both of which would have a negative impact on the financial markets and the global economy.

The high oil price levels in the past have contributed to significant investments in Linde’s products, such as large-scale plant manufacturing. However, demand for Linde’s products has been affected by the decline of the oil price combined with the saturation of certain markets that had increased investment activity during periods of higher oil price levels, for example regarding the shale gas business in North America. While oil prices have recovered from prior comparative low levels, a decline in price, or oil price volatility, could have a negative impact on Linde’s engineering division (which is herein referred to as “Engineering Division”) and the achievement of its short-term order intake targets. Potential customers in the petrochemical and natural gas processing industry could postpone their investment plans further in a climate of uncertainty. For example, in 2016, due to the low prices of oil, natural gas and LNG, the oil and gas industry reduced its investment level drastically, and other industries, such as the chemical industry, were affected as well by the low oil and gas prices. In addition, even if oil price levels further stabilize or increase, Linde’s customers may continue their restrictive investment policies and may further postpone new plant constructions or other major investment projects. When it comes to integrated gases projects in the energy sector, the reluctance to invest among customers is also a risk that affects the Linde Gases Division. Any such reluctance or failure of customers to invest in Linde’s products and services could have a material adverse effect on Linde’s business, financial condition and results of operations.

Increases in the cost of gas, raw materials and energy and/or disruption of Linde’s supply chain could result in lost sales or adversely impact Linde’s business or results of operations.

A key element in the success of the business units is the ready availability of products and services purchased by Linde, which must be of suitable quality, and obtainable in appropriate quantities at prices in line with market conditions. This applies not only to certain gases which Linde does not produce itself, but also to other materials which are dependent on raw materials such as steel, aluminum and brass as well as energy.

Where take-or-pay agreements have been concluded with gases suppliers and long-term procurement strategies are in place, sales risks might possibly arise for The Linde Group if it has not also entered into corresponding agreements with customers. These procurement contracts often provide that compensation must be paid by Linde if there is a premature termination or if Linde buys less than the quantities originally specified. Such compensations could have a significant adverse impact on Linde’s financial condition and results. Risks may also arise for The Linde Group if long-term procurement contracts are not matched by sales contracts covering a similarly long period.

Linde’s manufacturing, construction and other activities may lead to personal injury, environmental or property damage, which may have an adverse impact on Linde’s business or results of operations.

The manufacturing of products and construction of plants by The Linde Group may entail risks associated with the production, filling, storage and transport of raw materials, goods or waste, and the distribution of products and related logistics services. These risks might lead to personal injury, damage to property or environmental damage, which in turn might result in business interruptions, monetary penalties, compensation payments or environmental clean-up costs. The reputation of The Linde Group could also suffer if any such event were to occur.

Despite Linde’s health and safety programs and other safety measures, Linde could incur substantial liability in excess of any applicable insurance that could adversely affect Linde’s results of operations and financial condition.

The Linde Group’s various operating processes are associated with risks which might lead to environmental damage. The Linde Group focuses on reducing emissions and on making continual improvements to its operations to ensure the efficient use of resources, materials and energy. However, the possibility that The Linde Group’s activities might lead to environmental damage or that remediation works might cost more than originally budgeted cannot be ruled out.

Production or other business interruptions, including with respect to catastrophic events, may adversely impact Linde’s business or results of operations.

A business interruption at one of Linde’s main plants or at a customer’s on-site plant could adversely affect the business, results of operations and reputation of The Linde Group. This would be particularly true if the interruption to the business were to be caused by an accident which also resulted in personal injury or damage to the environment. Risks also include machinery failure or plant breakdowns, which may lead to capacity bottlenecks.

A risk to Linde’s employees and to the net assets, financial condition and results of operations of The Linde Group is also posed by catastrophic events, natural disasters, pandemics, acts of war and terrorist or other criminal attacks. Any such events may, for example, cause disruptions in the supply chain or the project business of Linde. These risks may also have an indirect impact on Linde if customers or suppliers of The Linde Group are significantly affected by any of them.

Technical quality and other problems in plant construction projects may adversely impact Linde’s business or results of operations.

Complex major plant construction projects pose particular risks. The Linde Group’s Engineering Division handles significant contracts which may be worth several hundred million euros and where construction may take a number of years and involve complex processes.

Typically, the Engineering Division is involved in the design and construction of turnkey plants. Potential risks may arise as a result of the cost accounting and execution of such complex projects, which are subject to uncertainty. Risks may include unexpected technical problems, supply bottlenecks and quality problems with suppliers of major components, unforeseen developments during on-site assembly and problems with partners or subcontractors. Such risks may cause project delays and cost overruns and have a material adverse impact on Linde’s business, financial condition or results of operations.

Linde operates technologically complex and interconnected production plants and builds such plants for customers. Any stoppage in or any technical failure of such plants could result in serious damage through accidents, loss of production, customers, revenue and reputation, as well as in penalties and liabilities to customers and other persons. Production of Linde’s own plants as well as the assembly of customer’s plants may be affected by loss of suppliers or interruptions in the delivery of raw materials, parts, subassemblies or components.

Risks related to counterparties, liquidity, interest rate movements and exchange rates may adversely impact Linde’s financial results or cash flows.

Due to its global operations, Linde is exposed to a number of financial risks. In particular, these include credit risks, counterparty risks, liquidity risks and risks arising from movements in interest rates and exchange rates. Interest rate risk arises as a result of fluctuations in interest rates caused by the markets. These fluctuations affect both the interest expense borne by Linde and the fair values of financial instruments. In the case of exchange rate risks, there are operational transaction risks, which are the result, for example, of supply contracts for individual projects spread across different currency zones, and translation risks, which arise from currency translation of the financial statements of subsidiaries where those subsidiaries have a functional currency other than The Linde Group’s reporting currency. Counterparty risks arise where one or more counterparties (for example, customers) are unable to perform their contractual obligations, including paying amounts owed to Linde in full and on time. For example, in the recent past Linde has experienced counterparty insolvency in the U.K. steel sector. Any materialization of counterparty risks may lead to bad debts owed to The Linde Group and the inability to collect outstanding receivables. Any of these financial risks may have a material adverse effect on Linde’s business, financial results or cash flows.

Risks related to pension scheme commitments may adversely impact Linde’s financial results or cash flows.

In more than 50 countries, including Germany, companies in The Linde Group have defined benefit commitments to their employees under occupational pension schemes. Depending on the structure of the schemes, one-off payments may be made or the employees may be entitled to a pension for life with an annual increase which may be variable or inflation-linked. As a result, The Linde Group is exposed to risks arising from unexpectedly high rates of inflation or increases in life expectancy.

The amount of the obligation is the actuarial present value of all pension commitments and is expressed as the defined benefit obligation under IFRS. The amount of the obligation is subject to annual changes in the valuation assumptions, especially those relating to the discount rate and the rate of inflation. This gives rise to interest rate risks and inflation risks.

In most pension schemes, the obligation is covered by assets which are maintained separately. The worth of the pension assets is subject to fluctuations in the fair value of those assets: for example, bonds and shares. Therefore, Linde is exposed to market risks, especially interest rate risks, spread risks and equity risks.

The risks relating to pension obligations on the one hand and to pension assets on the other hand, and therefore to the net funding position of pensions, are quantified and evaluated on a regular basis by Linde. There is a natural conflict between a significant reduction of the risk and the achievement in the long term of the return on assets required to keep pace with the potential increase in the obligation.

Inadequate future investment performance of pension assets or adverse changes in assumptions associated with Linde’s pension schemes could have a material adverse effect on its financial results or cash flows.

Linde’s operations are subject to changes in political, legal or social circumstances, which may adversely impact its business or results of operations.

Linde’s business is exposed to economic, political and legal risks due to the international nature of its business. Some of the countries in which Linde manufactures or offers services or into which it exports are subject to significantly reduced economic, political, social and legal stability.

A fundamental risk for Linde is posed by potential radical changes in the political, legal and social environment. Potential risks that Linde might encounter in different countries as a global corporation include the nationalization or expropriation of assets, legal risks, the prohibition of capital transfers, bad debts with government institutions, war, terrorist attacks and other unrest. Political unrest and wars may also be the cause of indirect risks (economic risks, project risks and risks associated with commercialization), as a result for example of political and economic sanctions that may extend beyond the borders of the actual region in crisis. For example, the current conflict between Russia and Ukraine, including sanctions imposed on Russia related thereto, might have an impact on Linde’s large plant construction business in Russia, leading to delays or cancellations relating to the implementation of existing projects. There could also be an indirect negative impact on Linde companies in other countries in the Linde Gases Division and in other markets in the Engineering Division if Linde customers were to change their investment or business plans as a result of the relevant political unrest or due to any imposition or escalation of sanctions.

There is also the risk that embargoes or sanctions are agreed or imposed for certain countries in which Linde operates, which could have an adverse impact on existing trading relations or investment plans which are in place even before the embargo comes into force.

Risks arising from the acquisition and sale of companies as well as the entry into or exit from joint ventures may adversely impact Linde’s business or results of operations.

Linde is exposed to risks in connection with the acquisition and sale of companies, products, and technologies as well as risks in connection with the entry into or exit from joint ventures, in addition to the proposed business combination with Praxair. Linde has completed a variety of such transactions in the past, which are associated with complex risks, and expects to continue to carry out such acquisitions and sales and entering into joint ventures in the future. The corresponding risks include delays and challenges that could arise in the process of integrating companies acquired into The Linde Group or due to an inadequate review of business and other risks in the context of the acquisition of a company or in the context of a joint venture. In addition, there is the risk that Linde’s profitability might be reduced because of successful claims made against Linde relating to representations and warranties given in the course of the sale of a company or contractual arrangements in the context of a joint venture, or relating to known or unknown liabilities of any divested business for which Linde may be held responsible during or after a divestiture. There can be no assurance that Linde will be able to identify suitable targets or complete acquisitions or enter into joint ventures on favorable terms or at all, find buyers for the businesses it intends to divest or achieve the expected proceeds from a divestiture.

Acquisitions carry many additional risks. These include, among others:

•	It may not be possible to successfully integrate the acquired business, including its administrative functions such as accounting and human resources.

•	It may not be possible to integrate the acquired technologies or products with current products and technologies.

•	It may not be possible to retain key personnel of the acquired business.

•	The purchaser may assume material unknown liabilities of acquired companies, including legal or intellectual property contingencies or other significant risks that may not have been detected by the due diligence process.

•	It may be difficult to implement, restore, or maintain internal controls, procedures, and policies.

In addition, acquisitions and joint ventures may be capital intensive and tie up valuable management resources. It is also possible that not all material risks in connection with the establishment of joint ventures will be identified in the due diligence processes or that any such risks will be identified or sufficiently taken into account in the decision-making process or the respective agreements. Furthermore, in joint ventures or other co-operations and partnerships, Linde has only limited influence on the organization and business success of the entities concerned. Thus, Linde’s ability to exploit the strategic potential of such joint ventures, co-operations and partnerships may be impaired if Linde were unable to agree with its partners on a common strategy and its implementation. The interests of Linde’s partners may also conflict with Linde’s interests and Linde may be prevented, for example due to the governance structure and rights allocation within the joint venture and the applicable partnership agreements, from achieving its own goals. Moreover, the acquired businesses or joint venture entities might not perform as anticipated, due to technical or other difficulties or changing framework conditions. In such cases, Linde may be forced in the future to recognize impairment losses on assets acquired or the goodwill of the cash-generating unit(s) to which the goodwill resulting from the applicable acquisition was allocated to, or on the participation relating to a joint venture entity. Such underperformance or any technical or other difficulties may have a negative effect on Linde’s financial condition and cash flows, resulting in less than expected revenues and potentially requiring Linde to contribute additional, unexpected funds to enable the continued operations of the joint venture or to service financial or other debts of the joint venture entity. Any such conflicts may also give rise to claims, which can be costly and time consuming and have a negative effect on the future performance of the joint venture. Further, Linde is exposed to risks associated with the business of the acquired businesses, some of which Linde may not presently be aware of; and Linde might not have indemnification claims against the sellers or former shareholders of the acquired business for any such risks.

Linde may fail to recognize growth opportunities or realize expected benefits of strategic initiatives, including efficiency programs.

Linde’s long-term growth targets are based on, among other things, the growth areas of energy, the environment and healthcare, as well as on dynamic trends in fast-growing economies.

Failure to identify growth opportunities and execute productivity improvements may limit increases in profitability and may have a material adverse effect on Linde’s market and financial position. These risks can materialize from inadequate processes or a lack of resources to identify opportunities and exploit them.

There are also risks associated with the internal measures adopted by The Linde Group to achieve its targets. These include strategic initiatives, for example, the expansion of the product portfolio, acquisition and investment projects and “innovation.” The risks associated with such projects are principally the result of the uncertainty attached to assumptions about the future development of the underlying business model and to the amount of the net investment in an acquisition project or the net cash inflow from an investment project. Linde may fail to execute or achieve anticipated outcomes of its strategic initiatives, which may affect how the market perceives Linde and could impede its growth and profitability.

Overexposure to a single region, customer segment or a particular technology might, for example, have an adverse impact on Linde’s net assets, financial position and results of operations and on its future growth prospects if the assumed overall circumstances change, for example, in a situation where economic conditions worsen or customers fail to extend their contracts.

In addition, Linde has two major programs in place to enhance efficiency. With the Focus program, Linde has taken key organizational adjustment steps in recent years with the aim of reducing costs by up to EUR 180 million per year from 2015 to 2017, as a result of these measures. The LIFT program, launched in the autumn of 2016, includes measures to further optimize Linde’s portfolio, review and streamline the range of products and services offered as well as regional activities, for example by withdrawing from unattractive regional markets, further strengthen regional responsibilities, and invest in digital distribution channels. The LIFT program is also designed to run for a period of three years and aims to generate further planned savings of around €370 million per year from 2019 onwards. Linde may also implement further efficiency improvement and cost saving initiatives in the future. Linde has incurred, and may continue to incur further substantial restructuring costs and cash-outs, including severance payments and capital expenditures. If historical costs and expenses and those Linde will continue to incur as part of its efficiency improvement measures are not offset by future savings, Linde’s financial position may be adversely affected. Expected efficiency improvements and cost savings are based on certain assumptions and estimates and are therefore subject to uncertainties. There can also be no assurance that these initiatives will bring about the targeted cost savings, efficiencies and the expected increase in Linde’s business potential and earnings.

Any failure to timely implement efficiency improvements and cost savings measures, or the realization of any of the aforementioned risks during or after the implementation, may have a material adverse effect on Linde’s business, results of operations, financial position, cash flows and prospects.

Linde might be subject to IT failures, network or system interruptions, data loss and breaches in data security.

Many processes in the Linde organization are dependent on the reliability of the IT infrastructure, software applications and data. Therefore, breakdowns or interruptions in the relevant systems or data loss generally have a negative impact on business processes or production. Longer-term shutdowns or critical data loss could adversely affect the net assets, financial position and results of operations of The Linde Group. Breaches of data protection rules, unauthorized data retrieval or the loss of personal data or sensitive corporate data might result in compensation claims, penalty charges, competitive losses and long-term damage to reputation and a loss of confidence in Linde.

IT failures, network or system interruptions, data loss, breaches in data security or any other IT failure may adversely impact the company’s business and results of operations.

Risks related to the development of, or the access to, technology may adversely impact Linde’s business or results of operations.

Linde’s success is dependent in part on its continued investment in technologies to develop new products and services across all businesses, new applications for existing products or to design effective means for producing industrial gases. Innovative projects differ from normal capital expenditure projects because of their novelty. Generally, the more innovative the project, the greater the risks attached to it. Despite the opportunities for growth which may be presented by the activities of Linde’s research departments, there is a risk that, due to the high level of complexity of the technologies and markets and the fast rate of change associated with them, projects might be postponed, or might not be able to proceed for technological, economic, legal, or safety reasons. The collaboration with research and development partners can give rise to additional risks to the projects’ success, for example, the risk that a partner becomes insolvent. On the other hand, there is also the risk that competitors might develop new technologies faster or in a more sustainable manner than Linde and then launch those onto the market and through this present a threat to Linde’s core technologies. Failure to access or develop technology or anticipate, manage or adopt technological changes in operations or product applications on a timely basis could have a material impact on Linde’s future business and results of operations.

The inability to attract or retain qualified personnel may adversely impact Linde’s business or results of operations.

Linde’s success is dependent on its highly skilled, experienced and efficient workforce. The inability to attract and hire qualified individuals or the loss of key employees in skilled areas could have a negative effect on Linde’s business or results of operations.

Potential labor union disputes may adversely impact Linde’s business or results of operations.

A portion of Linde’s employees are covered by various national collective bargaining agreements, which set minimum standards for employment. A prolonged failure of unions to renew or renegotiate a collective bargaining agreement could result in industrial action or other labor unrest that is outside of The Linde Group’s control.

This could disrupt Linde’s business and may result in a breach of service parameters or contracts. If not resolved in a timely and cost-effective manner, such industrial action or other labor unrest could prevent or hinder Linde’s operations from being carried out normally and could have a material adverse effect on Linde’s business and results of operations.

Risks Relating to the Regulatory Environment and Legal Risks

Praxair, Linde and Linde plc are subject to a variety of international government regulations. Changes in these regulations could have an adverse impact on the business, financial position and results of operations.

Praxair, Linde and Linde plc are subject to regulations in the following areas, among others:

•	environmental protection including climate change;

•	domestic and international tax laws and currency controls;

•	safety;

•	securities laws applicable in the United States, the European Union, Germany, Ireland, and other jurisdictions;

•	trade and import/export restrictions, as well as economic sanctions laws;

•	antitrust matters;

•	global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act; and

•	healthcare regulations.

Changes in these or other regulatory areas may impact Praxair’s and Linde’s profitability, may require Praxair and Linde to spend additional resources to comply with the regulations, or may restrict their ability to compete effectively in the marketplace. Noncompliance with such laws and regulations could result in penalties or sanctions that could have an adverse impact on Praxair’s and Linde’s financial results and/or reputation.

Praxair and Linde are subject to various environmental and occupational health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the storage, handling and disposal of chemicals, hazardous substances and wastes, the remediation of contamination, the regulation of greenhouse gas emissions, and other potential climate change initiatives. Violations of these laws could result in substantial penalties, third-party claims for property damage or personal injury, or sanctions. Particularly in the healthcare product area, which is largely state-regulated, regulatory changes could have material adverse effects on the companies’ profitability or on the opportunities for developing new business. Other examples are the design of the EU emissions trading system, including the additional administrative burdens and costs related thereto, and the extra burden being placed on energy-intensive industrial gases production by the increase in electricity prices as a result of additional statutory levies. Praxair and Linde may also be subject to liability for the investigation and remediation of environmental contamination at properties that they own or operate and at other properties where they or their predecessors have operated or arranged for the disposal of hazardous wastes.

In addition, Praxair and Linde are affected by measures being taken to regulate the international financial markets. In a variety of jurisdictions, Praxair and Linde must comply with comprehensive rules and reporting requirements when processing financial transactions. Breaches of these rules and requirements may incur significant penalties from the relevant supervisory authorities. Examples are the Dodd Frank Act in the United

States and the European Market Infrastructure Regulation (which is herein referred to as “EMIR”) in Europe. EMIR sets, among others, clearing obligations for certain standardized over-the-counter derivative contracts, requires risk mitigation techniques for non-standard over-the-counter derivatives (i.e., portfolio reconciliation and dispute resolution, timely deal confirmation, and portfolio compression) and introduced an obligation to report all trades in defined instruments to trade repositories. German law requires annual auditing and certification of Linde’s EMIR compliance by an auditor. Non-compliance with EMIR obligations may be subject to a fine and be made public by BaFin.

Praxair and Linde are subject to a particularly extensive legal and regulatory framework, including numerous laws aiming at preventing fraud and abuse, marketing, billing, documenting and record keeping, and an expanded regulatory oversight. A greater degree of regulatory scrutiny, together with an extensive legal and regulatory framework, increases the risks that the relevant operations will fail to comply with the applicable laws and regulations and be exposed to civil and criminal liability. This could have a material adverse effect on the companies’ competitiveness, profitability and financial position.

The outcome of litigation or governmental investigations may adversely impact Praxair’s or Linde’s business or results of operations.

With their international operations, Linde and Praxair are exposed to numerous legal risks. These may include, in particular, risks relating to claims or governmental investigation relating to product liability, competition and antitrust law, export control, customs regulations, labor law, data protection, supply contracts, engineering projects, patent law, tax legislation, healthcare regulations and environmental protection, among others. Praxair, Inc. and certain of its subsidiaries as well as certain companies in The Linde Group are party to various lawsuits and governmental investigations arising in the ordinary course of business. Adverse outcomes in some or all of the claims pending may result in significant monetary damages or injunctive relief that could adversely affect Linde plc’s, Praxair’s and Linde’s ability to conduct business. The litigation and other claims Praxair and Linde face are subject to inherent uncertainties. Legal or regulatory judgments or agreed settlements might give rise to expenses which are not covered, or are not fully covered, by insurance benefits and may also lead to negative publicity and reputational damage. An unfavorable outcome or determination could cause a material adverse impact on Linde plc’s, Praxair’s and Linde’s results of operations.

Praxair and Linde are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and materially adversely impact their respective businesses or results of operations.

Doing business globally requires Praxair and Linde to comply with the laws and regulations of numerous jurisdictions, placing restrictions on operations and business practices. Certain laws and regulations, such as those related to anti-corruption, trade and compliance and economic sanctions, require Praxair and Linde to implement policies and procedures designed to ensure that Praxair and Linde, their employees and other intermediaries comply with the applicable restrictions. These restrictions include prohibitions on the sale or supply of certain products, services and any other economic resources to embargoed or sanctioned countries, governments, persons and entities. Compliance with these restrictions requires, among other things, screening of business partners. Praxair currently conducts operations in Russia and Linde currently conducts operations in Russia and Iran, in each case, in accordance with applicable economic sanctions laws. Despite the companies’ commitment to legal compliance and corporate ethics, neither can ensure that its policies and procedures will always protect it from intentional, reckless or negligent acts committed by employees or agents under the applicable laws. In addition, such restrictions on operations and business practices as well as required procedures may become more stringent or cumbersome in the future, including as a result of changes in applicable laws and regulations. Furthermore, as a result of the business combination and the transaction structure, Praxair and Linde may become subject to additional laws and regulations that, among other things, may place further restrictions on the companies’ operations and business practices, and may lead to Linde plc losing existing business or limiting its ability to generate new business, which could have an adverse effect on their respective operations in these or other countries, and may result in certain categories of investors divesting Linde plc securities, which could in turn have an adverse effect on the prices of Linde plc’s securities. Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines and debarment from government contracts, as well as criminal fines and imprisonment. If Praxair or Linde fails to comply with laws governing the conduct of international operations, Praxair or Linde may be subject to criminal and civil penalties and other remedial measures, which could materially adversely affect its reputation, business and results of operations.

Potential product defects or inadequate customer care may adversely impact Praxair’s and Linde’s business or results of operations.

Risks associated with products and services may result in potential liability claims, the loss of customers or damage to Praxair’s and The Linde Group’s reputation. Principal possible causes of risks associated with products and services are product defects or an inadequate level of customer care when Praxair and Linde are providing services.

Praxair and The Linde Group are exposed to legal risks relating to product liability in the countries where they operate, including countries such as the United States, where legal risks — in particular legal risks stemming from class action product liability — have historically been more significant than in other countries. The outcome of any pending or future products and services proceedings or investigations cannot be predicted and legal or regulatory judgments or agreed settlements may give rise to significant losses, costs and expenses.

The manufacturing and sale of products as well as the construction of plants by Praxair and The Linde Group may give rise to risks associated with the production, filling, storage, handling and transport of raw materials, goods or waste. Industrial gases are potentially hazardous substances and medical gases and the related healthcare services must comply with the relevant specifications in order to not adversely affect the health of patients treated with them.

These products and services, if not handled or performed appropriately, might lead to personal injuries, business interruptions, environmental damages or other significant damages, which may result in a number of negative consequences, including:

•	liability payments, losses, monetary penalties or compensation payments;

•	environmental clean-up costs or other costs and expenses;

•	exclusion from certain market sectors deemed important for future development of the business; and

•	loss of reputation.

In addition, neither Praxair nor Linde can exclude any product defects or inadequate provision of services. Risks associated with products and services may result in negative consequences such as potential liability claims, contracts failing to be extended, contractual penalties, inclusion in lists of prohibited counterparties and damage to the companies’ reputation. Such consequences may have a material adverse effect on Praxair’s and Linde’s respective businesses and results of operations.

Any claims beyond Praxair’s or Linde’s insurance coverage limits, or that are otherwise not covered by Praxair’s or Linde’s insurance, may result in substantial costs, a reduction in its available capital resources and may have an adverse impact on Praxair’s or Linde’s financial results or cash flows.

Praxair and Linde carry various forms of business and liability insurance in types and amounts believed reasonable and customary for similarly situated companies in the industry. However, Praxair and Linde are not able to have insurance coverage for all of the risks and liabilities assumed in connection with their respective businesses, including product liability, breakdown of machinery, damages to buildings and other assets, injuries to employees, customers or vendors and environmental contamination. In addition, insurance policies generally have deductibles or limits that reduce the amount of Praxair’s and Linde’s potential recoveries from insurance. As a result, not all of the companies’ potential business losses are covered under their respective insurance policies. Should Praxair or Linde sustain a significant uncovered loss, this could reduce their respective net income or result in a net loss. Additionally, if one or more insurance counterparties were to fail, Praxair or Linde would bear the entire amount of an otherwise insured loss. As a result, any claims beyond Praxair’s or Linde’s insurance coverage limits or that are otherwise not covered by their insurance or are made against non-solvent parties may have a material adverse effect on the companies’ financial results or cash flows.

Praxair and Linde may not be successful in protecting their intellectual property rights or in avoiding infringement claims relating to intellectual property rights of third parties.

Praxair and Linde own a large number of patents and other intellectual property. While there is a presumption that patents are valid, the granting of a patent does not necessarily imply that they are effective or that potential patent claims can be enforced to the degree required or desired. In addition, Praxair and Linde cannot guarantee that all the patents they have applied for or planned in connection with new technological developments will be granted in each of the countries where the companies’ consider this necessary or desirable. Also, the possibility that third parties may infringe Praxair’s or Linde’s patents and/or other intellectual property rights and that the companies, for legal or factual reasons, might be unable to halt such infringements, cannot be excluded.

In addition, non-confidential know-how and industrial secrets that are not patented or cannot be patented are of paramount importance in Praxair’s and Linde’s business, in particular in areas with technologically demanding products and production processes.

Should Praxair or Linde not be able to protect their intellectual property, they may not be able to profit from the advances in technology it has achieved, which could lead to a reduction in its future results of operations. This could affect their respective competitive position and any resulting reduction in revenues would have a material adverse effect on Praxair’s or Linde’s business, financial condition and results of operations.

In addition, Praxair and Linde cannot exclude the possibility that they infringe or will infringe the patents and other intellectual property rights of third parties. If that were to happen, Praxair or Linde would be prevented from using the affected technologies in the countries where such intellectual property rights were granted. In such cases, Praxair and Linde may be prohibited from manufacturing or marketing certain products and may be forced to obtain licenses or make changes to its manufacturing processes. Further, it could be exposed to demands for compensation for infringements. Praxair and Linde could also be forced to purchase licenses to make use of technology from third parties, which would entail corresponding costs.

If such events occur, they may have a material adverse effect on Praxair’s or Linde’s competitiveness, business, profitability and financial position.

U.S. civil liabilities may not be enforceable against Linde plc.

Linde plc is organized under the laws of Ireland and substantial portions of its assets will be located outside of the United States. In addition, certain members of the board of directors of Linde plc (which is herein referred to as the “Linde plc board of directors”), the Linde supervisory board and the Praxair board of directors, and certain members of the Linde executive board and officers of Linde AG and Linde plc, as well as certain experts named herein, reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Linde plc, Linde AG or such other persons residing outside the United States, or to enforce outside the United States judgments obtained against such persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. federal securities laws.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i) the judgment must be for a definite sum;

(ii) the judgment must be final and conclusive; and

(iii) the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment (a) was obtained by fraud; (b) violated Irish public policy; (c) is in breach of natural justice; or (d) if the judgment is irreconcilable with an earlier foreign judgment.

Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against Linde plc, any member of its board of directors, the Linde supervisory board or executive board, or the Praxair board of directors, or any officer of such companies, or any expert named herein who is a resident of a country other than the United States, any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

In addition, there is doubt as to whether an Irish court would accept jurisdiction and impose civil liability on Linde plc, any member of its board of directors, the Linde supervisory board or executive board, or the Praxair board of directors, or any officer of such companies, or any expert named herein who is a resident of a country other than the United States, in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in Ireland against Linde plc or such member, officer or expert, respectively.

Risks Relating to Tax Matters

A change in Linde plc’s tax residency could have a negative effect on Linde plc’s future profitability, and may trigger taxes on dividends or exit charges.

Linde plc intends to manage its affairs so that it is centrally managed and controlled in, and effectively managed from, the United Kingdom and therefore has its tax residency only in the United Kingdom. However, we cannot assure you that Linde plc will continue to be resident only in the United Kingdom for tax purposes.

Under current Irish legislation, a company is regarded as resident for tax purposes in Ireland if it is centrally managed and controlled in Ireland, or, in certain circumstances, if it is incorporated in Ireland. Under current U.K. legislation, a company that is centrally managed and controlled in the United Kingdom is regarded as resident in the United Kingdom for taxation purposes unless it is treated as resident in another jurisdiction pursuant to any appropriate double tax treaty with the United Kingdom. Other jurisdictions may also seek to assert taxing jurisdiction over Linde plc. For example, a company is subject to German taxation on its worldwide income if it has either its registered seat or place of effective management and control in Germany. This is a question of fact and needs to be determined on an overall assessment of the actual circumstances. Where a company is treated as tax resident under the domestic laws of both the United Kingdom and Ireland, article 4(3) of the Double Tax Convention between Ireland and the United Kingdom provides that the company shall be treated as resident only in one of those two jurisdictions if its place of effective management is situated there. A similar situation would exist if Linde plc was treated as a tax resident under the domestic laws of both the United Kingdom and Germany, or of Ireland and Germany.

It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of Linde plc’s affairs, Linde plc could become, or be regarded as having become, resident in a jurisdiction other than the United Kingdom. If Linde plc ceases to be resident in the United Kingdom and becomes resident in another jurisdiction, it may be subject to U.K. exit charges, and could become liable for additional tax charges in the other jurisdiction (including, by way of example, dividend withholding taxes or corporate income tax charges). If Linde plc were to be treated as resident in more than one jurisdiction, it could be subject to multiple taxation. If, for example, Linde plc were considered to be a tax resident of Ireland, Linde plc could become liable for Irish corporation tax and any dividends paid by it could be subject to Irish dividend withholding tax. If Linde plc were to be treated as tax resident in Germany, it would become liable for German corporate income tax on its worldwide income and trade tax on its income allocable to its German business, and dividends paid by Linde plc to its shareholders could be subject to German dividend withholding tax, and such tax may not be fully creditable or refundable under a double tax convention or the domestic rules of a shareholder.

The relevant criteria for Linde plc’s treatment as a foreign corporation for U.S. federal tax purposes may not be met, or the IRS may not agree with the conclusion that Linde plc should be treated as such.

Although Linde plc is incorporated in Ireland, the U.S. Internal Revenue Service (which is herein referred to as the “IRS”) may assert that Linde plc should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. Further, changes to Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder, or interpretations thereof, could affect Linde plc’s status as a foreign corporation.

For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. domestic corporation. Because Linde plc is an entity incorporated in Ireland, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Code Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Unless Linde plc has satisfied the substantial business activities exception, as defined in Section 7874 and described in more detail below (which is herein referred to as the “Substantial Business Activities Exception”), Linde plc would be treated as a U.S. domestic corporation (i.e., as a U.S. tax resident) for U.S. federal income tax purposes under Code Section 7874 if the percentage (by vote or value) of Linde plc shares considered to be held by former holders of Praxair shares after the merger by reason of holding Praxair shares for purposes of Code Section 7874 (which is herein referred to as the “Section 7874 Percentage”) is 60% or more (if, as expected, the “Third Country Rule” applies; under the Third Country Rule, if (i) there is an acquisition of a domestic company by a foreign acquiring company in which the Section 7874 Percentage is at least 60% (reduced from the general 80% threshold otherwise applicable under Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder), and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the merger, then the foreign acquiring company will be treated as a U.S. domestic corporation for U.S. federal income tax purposes). In order for Linde plc to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the Linde plc expanded affiliated group must be based, located and derived, respectively, in the country in which Linde plc is a tax resident after the merger. The Substantial Business Activities Exception is not expected to be satisfied.

The Section 7874 Percentage is currently expected to be less than 60%. However, the calculation of the Section 7874 Percentage is complex, is calculated based on the facts as of the effective time of the merger, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such regulations) and is subject to factual uncertainties (including fluctuations in the value of Praxair shares, and therefore in the value of Linde plc shares, as of the effective time of the merger). As a result, the IRS could assert that the Section 7874 Percentage is greater than or equal to 60% and that Linde plc therefore is treated for U.S. federal income tax purposes as a U.S. domestic corporation (i.e., as a U.S. tax resident). If the IRS successfully challenged Linde plc’s status as a foreign corporation, significant adverse tax consequences would result for Linde plc, the combined group and for certain of Linde plc’s stockholders.

Linde plc is not currently expected to be treated as a domestic corporation, but it is possible that changes in U.S. federal income tax law or changes in the facts and circumstances of the transactions contemplated in the business combination agreement could alter that result. Linde plc may decide in accordance with the German Takeover Act to lower the minimum acceptance condition prior to the expiration of the offer acceptance period. However, if the number of validly tendered Linde shares is not at least 74% of all outstanding Linde shares (as of any date of determination no earlier than the date on which the results of the exchange offer as of the expiration of the additional acceptance period are finally determined), then Praxair and Linde will each have the right to terminate certain specified covenants, including the covenant to obtain regulatory approvals, which, in turn, is expected to result in the termination of the business combination. In addition, Praxair and Linde will each have the right to terminate such specified covenants, subject to tax resolution procedures agreed by the parties, if certain changes in U.S. federal income tax law occur (including certain proposed changes) that, if finalized and made effective, should cause Linde plc to be treated as a domestic corporation. But, if only the facts and circumstances of the transactions contemplated in the business combination agreement change, then Praxair and Linde may not be able to terminate such specified covenants (and, as a result, may not be able to terminate the business combination) after the expiration of the exchange acceptance period, even if Linde plc would be treated as a domestic corporation upon the completion of the business combination.

Transfers of Linde plc ordinary shares may be subject to Irish stamp duty.

For the majority of transfers of Linde plc shares, there will not be any Irish stamp duty. However, Irish stamp duty will become payable in respect of certain share transfers occurring after completion of the business combination. A transfer of Linde plc shares from a seller who holds shares beneficially (i.e. through DTC or Clearstream) to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares). A transfer of Linde plc shares by a seller who holds shares directly (i.e. not through DTC or Clearstream) to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher) payable by the buyer. A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through DTC/Clearstream (or vice versa) without giving rise to Irish stamp duty provided that the shareholder has confirmed to Linde plc’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Linde plc shares, directly registered Praxair shareholders should consider opening broker accounts so they can transfer their shares into a broker account as soon as possible, and in any event prior to completion of the business combination. Any person who wishes to acquire Linde plc shares after completion of the business combination should consider acquiring such shares through DTC, Clearstream or another securities depository.

Changes in tax laws and policy could adversely impact Praxair’s, Linde’s and the combined group’s financial position or results of operations.

Linde plc, Praxair and Linde are subject to the tax rules and regulations in the U.S., Germany, Ireland, the U.K. and other countries in which Linde plc, Praxair and Linde and their affiliates operate. Such tax rules and regulations are subject to change on a prospective or retroactive basis. Under current economic and political conditions, including the referendum in June 2016 in the U.K. in which voters approved an exit from the EU and the ongoing exit process, tax rates and policies in any jurisdiction, including the U.S., the U.K. and EU, are subject to significant change. In particular, since Linde plc is expected to be treated as U.K. tax resident, any potential changes in the tax rules applying to U.K. tax-resident companies would directly affect Linde plc.

When tax rules change, this may result in a higher tax expense and the need to make higher tax payments. In addition, changes in tax legislation may have a significant impact on Linde plc’s, Praxair’s and Linde’s tax receivables and tax liabilities as well as on their deferred tax assets and deferred tax liabilities. Moreover, uncertainty about the tax environment in some regions may restrict Linde plc’s, Praxair’s or Linde’s opportunities to enforce their respective rights under the law. Companies in the combined group will also operate in countries with complex tax regulations which could be interpreted in different ways. Interpretations of these regulations or changes in the tax system might have an adverse impact on the tax liabilities, profitability and business operations of Praxair, Linde or the combined group. Linde plc, Praxair, Inc. and Linde AG and their respective subsidiaries are subject to periodic audits by the tax authorities in various jurisdictions or other review actions by the relevant financial or tax authorities. The ultimate tax outcome may differ from the amounts recorded in Linde plc’s, Praxair’s and Linde’s financial statements and may materially affect their respective financial results for the period when such determination is made.

In the current environment, the U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where Linde plc and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One area of focus has been “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. Additionally, changes during the new U.S. presidential administration, including significant tax reform, could significantly change the U.S. federal income tax rules and regulations applicable to Linde plc, Praxair, Linde and their shareholders, including the U.S. federal income tax consequences applicable to the business combination. However, the prospect of tax reform, and the nature of any such reform, remains highly uncertain. Any such changes, among other possible changes in applicable tax rules and regulations, could affect the treatment of Linde plc, Praxair, Linde, or their respective affiliates or shareholders significantly.

Risks Relating to Linde plc Shares

There has been no prior public market for Linde plc shares, and the market price of Linde plc shares may be volatile.

Linde plc plans to list the Linde plc shares on the NYSE and the Frankfurt Stock Exchange. However, an active public market for Linde plc shares may not develop or be sustained after the completion of the business combination. Linde plc cannot predict the extent to which a trading market will develop or how liquid that market might become.

The market price of Linde plc shares may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Linde plc shares, regardless of Linde plc’s actual operating performance. Factors that could cause fluctuations in the price of Linde plc shares may include, among other things:

•	actual or anticipated variations in operating results and the results of competitors;

•	changes in financial estimates by Linde plc or by any securities analysts that might cover Linde plc shares;

•	conditions or trends in the industry, including regulatory changes;

•	announcements by Linde plc or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Linde plc’s operations or lawsuits filed against it;

•	additions or departures of key personnel; and

•	issues or sales of Linde plc shares, including sales of shares by its directors and officers or its strategic investors.

Any dividend paid in respect of Linde plc shares is subject to a number of factors, including the distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the combined group, as well as the distributable reserves of Linde plc.

Although Linde plc currently expects to pay dividends, any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, including limitations imposed by Irish law, terms of any outstanding shares of preferred stock, restrictions in any debt agreements that limit its ability to pay dividends to shareholders, restrictions in any series of preferred stock and other factors the board of directors deems relevant. As a holding company, Linde plc will conduct substantially all of its operations through its subsidiaries, such entities will generate substantially all of its operating income and cash flow, and Linde plc’s ability to pay dividends is limited under Irish law to the extent it has distributable reserves. Linde plc’s ability to pay dividends in the future is affected by a number of factors, principally on its ability to receive sufficient dividends from its subsidiaries. The ability of such entities to make dividend payments to Linde plc depends largely on their financial condition and ability to generate profits. In addition, because Linde plc’s subsidiaries are separate and distinct legal entities, they will have no obligation to pay any dividends or to lend or advance to Linde plc funds and may be restricted from doing so by contract, including other financing arrangements, charter provisions, other shareholders or the applicable laws and regulations of the various countries in which they operate. Additionally, claims of the creditors of Linde plc’s subsidiaries have priority over any claims that Linde plc may have with respect to the assets of its subsidiaries. Further, the ability of Linde plc to direct dividend payments from Linde AG may be limited during any period prior to Linde AG becoming a wholly-owned indirect subsidiary of Linde plc. Any delay in implementing the post-completion reorganization could adversely impact the payment of dividends from Linde AG to Linde plc.

Linde plc will not have distributable reserves immediately following completion of the business combination. Until such time as Linde plc creates distributable reserves through dividends from its subsidiaries, the creation of distributable reserves of Linde plc (by reducing its share premium) requires the approval of the Irish High Court and, in connection with seeking such court approval, we are seeking the approval of Praxair shareholders on a non-binding advisory basis at the special meeting of shareholders of Praxair, Inc. and approval on a non-binding advisory basis is provided by the Linde shareholders as part of the offer acceptance. Linde plc is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, however, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the non-binding advisory approvals by Praxair shareholders will be obtained. In the event that distributable reserves of Linde plc are not created, distributions by way of dividends, share repurchases or otherwise will generally not be permitted under Irish law until such time as the group has created sufficient distributable reserves in the audited statutory financial statements of Linde plc as a result of its business activities.

The rights and responsibilities of the shareholders of Linde plc will be governed by Irish law and the Linde plc constitution, which will differ in some respects from the rights and responsibilities of shareholders under Delaware or German law and the current organizational documents of Praxair, Inc. and Linde AG.

Following the completion of the business combination, Linde plc’s corporate affairs will be governed by the Linde plc constitution and the laws governing companies incorporated in Ireland. The rights of Linde plc shareholders and the responsibilities of members of the Linde plc board of directors under the laws of Ireland will differ from the rights of shareholders and the responsibilities of a company’s board of directors under the laws of Delaware and the supervisory board and executive board of a company under German law.

Material differences in the rights of Praxair shareholders prior to the business combination, on the one hand, and the rights of Linde plc shareholders after the business combination, on the other hand, will include, among others, differences with respect to the following:

•	distributions, dividends, repurchases and redemptions;

•	dividends in shares / bonus issues;

•	the election and removal of directors;

•	the fiduciary and statutory duties of directors;

•	conflicts of interests of directors;

•	the indemnification of directors and officers and other limitations on director liability;

•	the convening of annual meetings of shareholders and special shareholder meetings;

•	notice provisions for meetings;

•	the quorum for shareholder meetings;

•	the exercise of voting rights;

•	shareholder suits;

•	rights of dissenting shareholders;

•	anti-takeover measures; and

•	provisions relating to the ability to amend the constitution.

Material differences in the rights of Linde shareholders prior to the business combination, on the one hand, and the rights of Linde plc shareholders after the business combination, on the other hand, will include, among others, the following:

•	distributions, dividends, repurchases and redemptions;

•	the election and removal of directors;

•	the fiduciary and statutory duties of directors;

•	conflicts of interests of directors;

•	the indemnification of directors and officers and other limitations on director liability,

•	the convening of annual meetings of shareholders and special shareholder meetings;

•	notice provisions for meetings;

•	the quorum for shareholder meetings;

•	the exercise of voting rights;

•	shareholder suits;

•	rights of dissenting shareholders;

•	anti-takeover measures; and

•	provisions relating to the ability to amend the constitution.

Shareholders of Linde plc could be diluted in the future if Linde plc increases its issued share capital because of the dis-application of statutory preemption rights. In addition, shareholders in certain jurisdictions, including the United States, may not be able to exercise their pre-emption rights even if those rights have not been dis-applied.

As a matter of Irish law, holders of Linde plc shares will have a pre-emption right with respect to any issuance of Linde plc shares for cash consideration or the granting of rights to subscribe for Linde plc shares for cash consideration, unless such pre-emption right is dis-applied, in whole or in part, either in the Linde plc constitution or by resolution of the shareholders of Linde plc at a general meeting of shareholders or otherwise. It is intended that the Linde plc constitution that will be in effect upon the completion of the business combination will dis-apply the statutory pre-emption rights to the maximum extent permitted by Irish law, i.e., the Linde plc board of directors will be permitted to issue up to all of Linde plc’s authorized but unissued share capital on a non pre-emptive basis for cash consideration at any stage during the period of five years after the date of completion of the business combination. Accordingly, the board of directors will have discretion to issue up to all of Linde plc’s authorized but unissued share capital for cash consideration without regard to pre-emption rights for a period of five years from the date of completion of the business combination. In addition, even if the dis-application of pre-emption rights contained in the Linde plc constitution expires (and is not renewed by shareholders at general meeting) or is terminated by the shareholders of Linde plc in a general meeting, due to laws and regulations in certain jurisdictions outside Ireland, shareholders in such jurisdictions may not be able to exercise their pre-emption rights unless Linde plc takes action to register or otherwise qualify the rights offering under the laws of that jurisdiction. For example, in the United States, U.S. holders of Linde plc shares may not be able to exercise pre-emption rights unless a registration statement under the Securities Act is declared effective with respect to the Linde plc shares issuable upon exercise of such rights or an exemption from the U.S. registration requirements is available. If shareholders in such jurisdictions are unable to exercise their pre-emption rights, their ownership interest in Linde plc would be diluted. Any future issuance of Linde plc shares or debt instruments convertible into Linde plc shares where pre-emption rights of Linde plc shareholders are not available or are excluded would result in the dilution of existing Linde plc shareholders and reduce the earnings per Linde plc share, which could have a material adverse effect on the price of Linde plc shares.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this document contain or are based on “forward-looking” information. Forward-looking statements are based on Praxair’s, Linde’s or Linde plc’s beliefs and assumptions on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. These forward-looking statements include statements regarding benefits of the proposed business combination, integration plans and expected synergies and cost reductions, anticipated future growth, financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this document are based upon information available to Praxair, Linde and Linde plc on the date hereof, and each of Praxair, Linde and Linde plc disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Praxair, Linde or Linde plc has described. All such factors are difficult to predict and beyond Praxair’s, Linde’s or Linde plc’s control. These factors include:

•	failure to obtain applicable governmental or regulatory approvals in a timely manner or otherwise, or being required to accept conditions, including divestitures, that could reduce the anticipated benefits of the proposed business combination as a condition to obtaining regulatory approvals;

•	the ability to implement the business combination and to satisfy applicable closing conditions;

•	the ability to integrate the operations of Praxair and Linde, the ultimate outcome of the combined group’s commercial and operating strategy, including the ultimate ability to realize synergies and cost reductions;

•	operating costs, customer loss or business disruption being greater than expected in anticipation of, or, if consummated, following, the business combination;

•	the effects of a combination of Praxair and Linde, including the combined group’s future financial position, operating results, strategy and plans;

•	the combined group’s, Praxair’s and Linde’s ability to maintain effective internal controls;

•	unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments, including in connection with a potential post-completion reorganization;

•	potential security violations to the combined group’s, Praxair’s and Linde’s information technology systems;

•	the investment performance of Praxair’s and Linde’s pension plan assets, which could require Praxair and Linde to increase their pension contributions;

•	changes in legislation or governmental regulations affecting the combined group, Praxair and Linde; international, national or local economic, social or political conditions or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws that could adversely affect Praxair and Linde or their clients; and

•	other factors discussed elsewhere in this document.

Accordingly, investors are strongly advised to read this entire document, including the sections entitled: “Summary,” “Risk Factors,” “Recent Developments,” “Business and Certain Information about Linde plc,” “Business and Certain Information About Praxair,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair,” “Business and Certain Information about Linde” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde.” These sections include more detailed descriptions of factors that might have an impact on the business of the combined group, Praxair and Linde and the market in which they operate.

RECENT DEVELOPMENTS

Formation of Certain Companies in Preparation of the Business Combination

Linde plc was formed on April 18, 2017. On May 26, 2017, it formed Zamalight Holdco LLC, a Delaware limited liability company, as a wholly-owned subsidiary. Immediately following its formation Zamalight Holdco formed Merger Sub, a Delaware corporation, as a wholly-owned subsidiary. If the merger is completed, Merger Sub will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger. Prior to the commencement of the exchange offer, Linde plc intends to form a German limited liability company (GmbH) domiciled in Germany (which is herein referred to as “German Intermediate Holding GmbH”), which in turn will form a German stock corporation (AG) domiciled in Germany (which is herein referred to as “German Intermediate Holding AG”) to facilitate the settlement of the exchange offer and a post-completion reorganization with respect to Linde. These entities have not conducted any material activities other than those incidental to their formation and the matters contemplated by the business combination agreement. Therefore, there have been no significant changes in the financial condition, results of operations or general course of business of Linde plc and its subsidiaries since the date of Linde plc’s incorporation.

Business Combination Agreement

On June 1, 2017, Linde plc, Praxair, Inc., Linde AG, Zamalight Holdco and Merger Sub entered into a business combination agreement pursuant to which Praxair, Inc. will become an indirect subsidiary of Linde plc through the merger and Linde AG will become an indirect subsidiary of Linde plc shortly after the exchange offer. In connection therewith, on June 1, 2017, Linde plc announced its intention to commence a voluntary public takeover offer in the form of the exchange offer for all Linde shares.

Recent Developments Relating to Praxair

For a description of developments of the current fiscal year, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair.”

Recent Developments Relating to Linde

For a description of developments of the current fiscal year, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde.”

GENERAL INFORMATION

Presentation of Financial Information

This document contains:

•	certain audited balance sheet information of Zamalight plc (to be renamed Linde plc) as of April 18, 2017, prepared in accordance with U.S. GAAP, derived from Linde plc’s audited balance sheet that is included herein beginning on page F.1-1;

•	certain unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2017, and for the fiscal year ended December 31, 2016, prepared in accordance with U.S. GAAP, included herein beginning on page [—];

•	certain audited consolidated financial information of Praxair as of December 31, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2016, prepared in accordance with U.S. GAAP, derived from Praxair’s audited consolidated financial statements that are included herein beginning on page F.2-22, and certain unaudited condensed consolidated financial information of Praxair as of March 31, 2017 and for the three months ended March 31, 2017 and 2016, prepared in accordance with U.S. GAAP, derived from Praxair’s unaudited condensed consolidated financial statements that are included herein beginning on page F.2-2; and

•	certain audited consolidated financial information of Linde as of December 31, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2016, prepared in accordance with IFRS as issued by the IASB, derived from Linde’s audited consolidated financial statements that are included herein beginning on page F.3-15, and certain unaudited condensed consolidated financial information of Linde as of March 31, 2017 and for the three months ended March 31, 2017 and 2016, prepared in accordance with IFRS as issued by the IASB, derived from Linde’s unaudited condensed consolidated financial statements that are included herein beginning on page F.3-2.

The financial information set forth in this document has been rounded for ease of presentation. Accordingly, in certain cases, the sum of the numbers in a column in a table may not conform to the total figure given for that column. Negative amounts are presented in parentheses.

For additional information on the presentation of financial information in this document, see the financial statements of Linde plc beginning on page F.1-1 of this document, the condensed consolidated financial statements of Praxair beginning on page F.2-2 of this document and the consolidated financial statements of Praxair beginning on page F.2-22 of this document, the condensed consolidated financial statements of Linde beginning on page F.3-2 of this document and the consolidated financial statements of Linde beginning on page F.3-15 of this document.

Sources of Industry and Market Data

Unless otherwise indicated, the information contained in this document on the market environment, market developments, growth rates, market trends and competition in the market in which Linde plc, Praxair and Linde operate is taken from publicly available sources, including third-party sources, or reflects Linde plc’s, Praxair’s and Linde’s estimates that are principally based on information from publicly available sources. Linde plc confirms that the information included in this document that has been sourced from a third party has been accurately reproduced and that, as far as Linde plc is aware and was able to ascertain from such information, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Currency Presentation

All references in this document to “euro” and “€” refer to the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the

European Union, as amended, and all references to “U.S. dollars,” “U.S.$” and “$” refer to the legal currency of the United States of America.

Exchange Rates

The table below shows the low, high, average and period end noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for U.S.$ per €1.00. The average is computed using the noon buying rate on the last business day of each month (for which data was presented) during the period indicated.

	Exchange Rates
	Low	High	Average	Period End
	(U.S. dollars per euro)
Period
2016	1.0375	1.1516	1.1029	1.0552
2015	1.0524	1.2015	1.1032	1.0859
2014	1.2101	1.3927	1.3210	1.2101
2013	1.2774	1.3816	1.3303	1.3779
2012	1.2062	1.3463	1.2909	1.3186

The table below shows the high and low noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for U.S.$ per €1.00 for each month during the six months prior to the date of this document.

	Exchange Rates
	Low	High	Average	Period End
	(U.S. dollars per euro)
Period
May 1, 2017 - May 26, 2017	1.0868	1.1236	1.1034	1.1170
April 2017	1.0606	1.0941	1.0714	1.0895
March 2017	1.0514	1.0882	1.0691	1.0698
February 2017	1.0551	1.0802	1.0650	1.0618
January 2017	1.0416	1.0794	1.0635	1.0794
December 2016	1.0375	1.0758	1.0545	1.0552
November 2016	1.0560	1.1121	1.0792	1.0578

On May 26, 2017, the exchange rate for U.S. dollars was €1.00 = USD 1.1170.

The rates presented above may differ from the actual rates used in the preparation of Linde plc’s and Linde’s financial statements and other financial information appearing in this document. The inclusion of such rates is not meant to suggest that the U.S. dollar amounts actually represent euro amounts or that such amounts could have been converted to U.S. dollars at any particular rate, if at all.

General and Specific Information About the Linde plc Shares

Voting Rights

The shares into which Praxair shares will be converted in the merger and which will be exchanged for Linde shares in the exchange offer are Linde plc shares, nominal value €0.001 per share. The holders of Linde plc shares are entitled to one vote for each share upon all matters presented to the Linde plc shareholders. Subject to any preferences granted to other classes of Linde plc securities that may be outstanding in the future (including any preferred shares), there are no voting right restrictions or preferences with respect to shareholders of Linde plc. For a more detailed discussion, see “Description of Linde plc Shares” and “Comparison of Shareholder Rights Before and After the Business Combination.”

Dividend and Liquidation Rights

The Linde plc shares to be issued to Praxair shareholders in replacement of their Praxair shares that will be cancelled in the merger, and which will be issued to Linde shareholders in exchange for their Linde shares in the exchange offer, will carry full dividend rights following their issuance. The holders of Linde plc shares are entitled to receive such dividends as the Linde plc board of directors from time to time may declare out of funds legally available. Entitlement to dividends is subject to the preferences granted to other classes of securities Linde plc may have outstanding in the future, including any preferred shares, and may be restricted by the terms of Linde plc’s future debt instruments. In the event of liquidation of Linde plc, holders of Linde plc shares are entitled to share in any assets of Linde plc remaining after satisfaction in full of its liabilities and satisfaction of such dividend and liquidation preferences of holders of other classes of securities of Linde plc, including any preferred shares. Linde plc may not issue any fractions of shares upon any occasion of the declaration, issuance and distribution of a dividend payable in shares; all such fractions to which any shareholder might otherwise be entitled in connection with any such declaration, issuance, distribution or exchange will be eliminated and disposed of by such method, authorized, permitted or not prohibited by law, as may be determined by the Linde plc board of directors. For a more detailed discussion, see “Dividends and Dividend Policy” and “Description of Linde plc Shares.”

Form and Certification; Transfer Agent and Registrar

Linde plc shares are uncertificated registered shares. On the basis of a resolution of the board of directors of Linde plc to issue the Linde plc shares, these shares will be created in book-entry form by the transfer agent and registrar of Linde plc. The Linde plc shares will be deposited upon issuance in a securities account with, or on behalf of, The Depository Trust Company, a limited purpose trust company in New York, New York (which is herein referred to as “DTC”) and registered in the name of DTC’s nominee, Cede & Co. With respect to the Linde plc shares issued as exchange offer consideration for the tendered Linde shares, DTC will credit Clearstream’s DTC participant account with such shares and Clearstream will in turn credit interests in such shares to the account of the settlement agent at Clearstream in favor of the former Linde shareholders. The settlement agent will arrange for the transfer of interests in the Linde plc shares through Clearstream to the custodian banks.

DTC will act as third party depositary for Clearstream and will hold such shares on behalf of the Linde shareholders through a custodial chain between DTC, Clearstream and the custodian banks.

Currency of the Issuance

The Linde plc shares are denominated in euro.

ISIN/WKN/Common Code/Ticker Symbol

The International Securities Identification Number, the German Securities Code, and the Common Code of the Linde plc shares will be as follows:

International Securities Identification Number (ISIN)	IE00BZ12WP82
German Securities Code (Wertpapierkennnummer) (WKN)	[—]
Common Code	[—]

Existing Quotation

Linde plc shares are not currently listed or traded on any exchange.

Share Transfer Restrictions

Prior to completion of the business combination and subject to applicable law, no shareholder shall transfer its shares to any person, other than another Linde plc shareholder or shareholders, unless they have obtained the prior written approval of all other Linde plc shareholders. The board has the right to decline to register or suspend registration of a transfer of Linde plc shares. Upon completion of the business combination, Linde plc shares shall be freely transferrable, subject to the board’s right to refuse to register a transfer in the following circumstances:

•	the instrument of transfer is not duly stamped, if required, and lodged, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Linde plc board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of more than one class of share;

•	the instrument of transfer is in favor of more than four persons jointly;

•	the Linde plc board of directors is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

•	the Linde plc board of directors is not satisfied that the transfer would not violate the terms of any agreement to which Linde plc (or any of its subsidiaries) and the transferor are party or subject.

Stock Exchange Listings

Prior to the time of delivery of the Linde plc shares pursuant to the exchange offer and the merger, Linde plc will apply to admit its shares to listing and trading on the NYSE (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

All conditions to the exchange offer must be satisfied on or prior to the expiration of the acceptance period on [—], 2017, 24:00 hours, Central European Summer Time (or waived until one working day prior to the end of the acceptance period), except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. If all conditions have been satisfied by the end of the additional acceptance period to the exchange offer, the exchange offer will be consummated without undue delay thereafter and Linde plc shares are expected to commence trading on the NYSE and the Frankfurt Stock Exchange on or shortly after that date. If the regulatory condition is not satisfied by the end of the additional acceptance period to the exchange offer (or waived until one working day prior to the end of the acceptance period), completion of the business combination will be delayed until satisfaction of the regulatory condition; admission to, and commencement of, trading will be delayed accordingly.

The listing of the Linde plc shares on the regulated market of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) is subject to the admission of the Linde plc shares on the basis of an additional admission prospectus to be approved by the CBI as competent authority of Linde plc’s home member state (or to the extent that the CBI transfers the function of approving the prospectus in accordance with Regulation 40 of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, BaFin as competent authority of Linde plc’s host member state) or a document containing information which is regarded by the competent authority as being equivalent to that of a prospectus.

Certain Defined Terms

In this document, unless the context otherwise requires:

•	“ADR” refers to an American Depositary Receipt evidencing an American Depositary Share which represents the beneficial interest in one tenth of a Linde share deposited with Deutsche Bank Shareholder Services;

•	“BaFin” refers to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht);

•	“business combination” refers to the merger and the exchange offer, together;

•	“business combination agreement” refers to the business combination agreement, dated as of June 1, 2017, by and among Praxair, Inc., Linde AG, Linde plc, Zamalight Holdco and Merger Sub, as the same may be amended from time to time;

•	“business day” means any day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or New York, New York, are generally closed, except when the context requires otherwise.

•	“CBI” means the Central Bank of Ireland;

•	“combined group” refers to Linde plc, together with its subsidiaries, following completion of the business combination;

•	“Engineering Division” refers to Linde’s engineering division;

•	“€” or “euro” refers to the euro, the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

•	“exchange offer” refers to the exchange offer to be made by Linde plc for Linde shares;

•	“German exchange offer document” refers to the German language exchange offer document;

•	“EU” refers to the European Union;

•	“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Linde” or “The Linde Group” refers to Linde AG and its direct and indirect consolidated subsidiaries;

•	“Linde AG” refers to Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, registered with the commercial register of the local court of Munich under number HRB 169850;

•	“Linde Gases Division” refers to Linde’s gases division;

•	“Linde executive board” refers to the Executive Board of Linde AG;

•	“Linde shareholders” refers to the holders of Linde shares;

•	“Linde shares” refers to the ordinary shares of Linde AG;

•	“Linde supervisory board” refers to the Supervisory Board of Linde AG;

•	“merger” refers to the merger of Merger Sub with and into Praxair, Inc., with Praxair, Inc. surviving the merger, in accordance with the business combination agreement;

•	“Linde plc” refers to Zamalight plc, a public limited company incorporated under the laws of Ireland, with registration number 602527 and having its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland and its principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom;

•	“Linde plc articles of association” refers to the articles of association of Linde plc as they will be in effect as of completion of the business combination;

•	“Linde plc board of directors” refers to the board of directors of Linde plc as of completion of the business combination;

•	“Linde plc constitution” refers to the Linde plc memorandum of association and Linde plc articles of association as they will be in effect as of completion of the business combination;

•	“Linde plc memorandum of association” refers to the memorandum of association of Linde plc as it will be in effect as of completion of the business combination;

•	“Linde plc shares” refers to the ordinary shares of Linde plc;

•	“Linde plc shareholders” refers to holders of Linde plc shares;

•	“Praxair” refers to Praxair, Inc., a Delaware corporation, and its direct and indirect consolidated subsidiaries;

•	“Praxair board of directors” refers to the board of directors of Praxair, Inc.;

•	“Praxair, Inc.” refers to Praxair, Inc., a Delaware corporation, registered with the Delaware Division of Corporations under File number 2176449;

•	“Praxair shares” refers to the common shares of Praxair, Inc.;

•	“Praxair shareholders” refers to holders of Praxair shares;

•	“Praxair special meeting” refers to the Praxair, Inc. special meeting of shareholders being held on [—], 2017;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the U.S. Securities Exchange Act of 1933, as amended; and

•	“U.S. dollars,” “U.S.$” and “$” refers to the legal currency of the United States of America.

Other defined terms used throughout this document are indicated in the text.

Where You Can Find More Information; Documents Available for Inspection

Linde AG publishes its annual and interim reports and other information on its website www.linde.com. Information contained in or otherwise accessible through this website is not a part of this document.

Praxair, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that it files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. SEC filings are also available to the public at the SEC’s website at www.sec.gov. In addition, you may inspect these annual, quarterly and current reports, and other information Praxair, Inc. files with the SEC at the offices of Praxair, Inc. at 10 Riverview Drive, Danbury, Connecticut 06810-6268.

Linde plc has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to the Linde plc shares to be issued in the merger and the exchange offer. This document constitutes a proxy statement of Praxair, Inc. that also constitutes a prospectus of Linde plc and a U.S. offering prospectus of Linde plc to be used in connection with the exchange offer. This document does not contain all of the information set forth in the Registration Statement on Form S-4 because certain parts of the Registration Statement on Form S-4 are omitted in accordance with the rules and regulations of the SEC. The Registration Statement on Form S-4 and its exhibits are available for inspection and copying as set forth above.

Incorporation of Certain Documents by Reference

The SEC allows Linde plc and Praxair, Inc. to “incorporate by reference” certain Praxair information filed with the SEC, which means that Linde plc and Praxair, Inc. can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document. With respect to this document, information that Praxair, Inc. later files with the SEC and that is incorporated by reference will automatically update and supersede information in this document and information previously incorporated by reference into this document.

Each document incorporated by reference into this document is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of Linde plc, Praxair or Linde since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained in another document that is incorporated by reference into this document at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

This document incorporates by reference the documents listed below, which Praxair, Inc. has previously filed with the SEC. These documents contain important information about Praxair and its financial condition, business and results.

Praxair, Inc. SEC Filings (File No. 001-11037)	Period
Annual Report on Form 10-K	For the fiscal year ended December 31, 2016 (filed on March 1, 2017).

Definitive Proxy Statement	For Praxair’s 2017 Annual Meeting (filed on March 15, 2017).

Current Reports on Form 8-K	Filed on April 28, 2017 and June 1, 2017.

Quarterly Report on Form 10-Q	For the quarterly period ended March 31, 2017 (filed on April 27, 2017).

Description of Praxair shares	Set forth under the caption “Item 11. Description of Registrant’s Securities to Be Registered” in Praxair, Inc.’s Registration Statement on Form 10 dated March 10, 1992, as amended by Praxair, Inc.’s Form 8, dated May 22, 1992, Form 8, dated June 9, 1992 and Form 8, dated June 12, 1992.

Notwithstanding the foregoing, information furnished by Praxair on any Current Report on Form-8K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this document unless expressly provided otherwise in such Current Report on Form 8-K.

This document also incorporates by reference additional documents that Praxair, Inc. files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Praxair special meeting (with respect to the proxy statement/prospectus) or to the date that Linde shares are accepted for exchange pursuant to the offer (with respect to the exchange offer prospectus), or the date that the business combination agreement is terminated. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Praxair, Inc. has supplied all information contained or incorporated by reference in this document relating to Praxair, and Linde AG has supplied all information contained in this document relating to Linde. Both Praxair, Inc. and Linde AG have contributed information relating to the exchange offer and the merger.

You can obtain any of the documents incorporated by reference into this document from the SEC, through the SEC’s website at www.sec.gov. Copies of documents that Praxair, Inc. files with the SEC are also available at the offices of Praxair, Inc., 10 Riverview Drive, Danbury, Connecticut 06810-6268.

Documents Available for Inspection

Until the completion of the business combination, or the earlier termination of the business combination agreement, the following documents, or copies thereof, may be inspected during regular business hours at Linde plc’s registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland:

•	the Linde plc constitution;

•	the audited balance sheet of Zamalight plc (to be renamed Linde plc) as of April 18, 2017, prepared in accordance with U.S. GAAP;

•	certain unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2017, and for the fiscal year ended December 31, 2016, prepared in accordance with U.S. GAAP;

•	Praxair’s audited consolidated financial statements as of December 31, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2016, prepared in accordance with U.S. GAAP, and Praxair’s unaudited condensed consolidated financial statements as of March 31, 2017 and for the three months ended March 31, 2017 and 2016, prepared in accordance with U.S. GAAP; and

•	Linde’s audited consolidated financial statements as of December 31, 2016 and 2015, and for each of the fiscal years in the three-year period ended December 31, 2016, prepared in accordance with IFRS as issued by the IASB, and Linde’s unaudited condensed consolidated financial statements as of March 31, 2017 and for the three months ended March 31, 2017 and 2016, prepared in accordance with IFRS as issued by the IASB.

The listed documents will also be available in electronic form for twelve months after publication of this document at Linde plc’s website at www.lindepraxairmerger.com. Information contained on Linde plc’s website does not constitute part of this document and is not incorporated by reference into this document.

Potential Interests

Linde plc has entered into the business combination agreement with Praxair, Inc., Linde AG, Zamalight Holdco and Merger Sub. Such other parties to the business combination agreement are persons acting jointly with Linde plc pursuant to Section 2(5) sentence 1 of the German Takeover Act and have an interest in the completion of the business combination.

Pursuant to Section 2(5) sentence 1 of the German Takeover Act, in conjunction with Section 2(5) sentence 3 of the German Takeover Act subsidiaries of Linde plc (i.e., Zamalight Holdco, Merger Sub, German Intermediate Holding GmbH and German Intermediate Holding AG), Linde AG and its subsidiaries as well as Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at Ten, Earlsfort Terrace, Dublin 2, Ireland (which is herein referred to as “Enceladus”) and Cumberland Corporate Services Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland (which is herein referred to as “Cumberland”), together, the only two shareholders of Linde plc as of the date of this document, are persons acting jointly with Linde plc.

Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main (which is herein referred to as “BofA Merrill Lynch”), Credit Suisse, Goldman Sachs AG (which is herein referred to as “Goldman Sachs”), Morgan Stanley Bank AG and its affiliates (which is herein referred to as “Morgan Stanley”)

and Perella Weinberg Partners UK LLP (which is herein referred to as “Perella Weinberg”) act as financial advisors to Linde AG or Praxair, Inc. in connection with the proposed business combination and will receive fees for such services. A portion of the fees of Credit Suisse, Morgan Stanley, Perella Weinberg and all of Goldman Sachs’ fees are contingent upon consummation of the business combination.

THE PRAXAIR SPECIAL MEETING

Time, Place and Purpose of the Praxair Special Meeting

The Praxair special meeting is scheduled to be held on [—], 2017, Eastern Standard Time, at [—]. The purpose of the Praxair special meeting is for Praxair shareholders:

•	to consider and vote on the proposal to adopt the business combination agreement and approve the transactions contemplated thereby (which is herein referred to as the “business combination proposal”);

•	to consider and vote on a non-binding advisory proposal to approve the reduction of the share premium account of Linde plc to allow for the creation of distributable reserves of Linde plc, which are generally required under Irish law in order to allow Linde plc to make distributions and to pay dividends and repurchase or redeem shares following completion of the business combination (which is herein referred to as the “distributable reserves creation proposal”);

•	to consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to Praxair’s named executive officers in connection with the business combination (which is herein referred to as the “compensation proposal”); and

•	to consider and vote on any proposal that may be made by the chairman of the Praxair board of directors to adjourn or postpone the special meeting in order to (1) solicit additional proxies with respect to the above-mentioned proposals and/or (2) hold the special meeting on a date that is on or about the date of the expiration of the acceptance period, in the event that such date of expiration is extended (which is herein referred to as the “shareholder adjournment proposal”).

The Praxair board of directors unanimously recommends that you vote FOR the business combination proposal, FOR the distributable reserves creation proposal, FOR the compensation proposal and FOR the shareholder adjournment proposal. For the reasons for these recommendations, see “The Business Combination — Praxair’s Reasons for the Business Combination.”

Who Can Vote at the Praxair Special Meeting

Only holders of record of Praxair shares at the close of business on [—], 2017, the record date for the Praxair special meeting, will be entitled to notice of, and to vote at, the Praxair special meeting or any postponement or adjournment thereof. As of the record date, there were [—] Praxair shares outstanding and entitled to vote at the Praxair special meeting. You are entitled to one vote for each Praxair share you own for each matter to be voted on at the Praxair special meeting. Praxair shares that are held in treasury are not entitled to vote at the Praxair special meeting.

Votes Required

The business combination proposal requires the affirmative vote of the holders of a majority of the Praxair shares outstanding and entitled to vote at the Praxair special meeting (meaning that, of the Praxair shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the business combination proposal.

The distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal each requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting (meaning that, of the Praxair shares represented at the Praxair special meeting and entitled to vote, a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” such proposals. A failure to vote and broker non-votes will have no effect on the vote on any of the distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal. The presence, in person or by proxy, of the holders of a majority of the Praxair shares entitled to vote shall constitute a quorum. Praxair shares represented at the Praxair special meeting and entitled to vote but not voted, including Praxair shares represented by abstentions, will be considered present for quorum purposes. Broker non-votes will not be counted for purposes of determining whether a quorum is present.

Adjournments

Where a quorum is present at the Praxair special meeting, the Praxair special meeting may be adjourned from time to time by a majority of the Praxair shareholders present in person or by proxy and entitled to vote at that meeting from time to time, without notice other than announcement at the meeting, unless otherwise required by statute. If the chairman of the Praxair board of directors proposes to adjourn the special meeting and the shareholder adjournment proposal is approved by the Praxair shareholders, the special meeting will be adjourned. At any adjourned meeting of the special meeting at which a quorum is present, any business may be transacted which might have been transacted at the Praxair special meeting as originally notified. In order for the Praxair special meeting to be adjourned, the proposal to adjourn the meeting must be approved by a majority of the Praxair shares present or represented by proxy at the meeting and entitled to vote. See “— Proposal No. 4: The Shareholder Adjournment Proposal.” In addition, whether or not a quorum of the shareholders is present, the Praxair bylaws permit the Praxair chairman to adjourn the special meeting to another place, date, and time.

Manner of Voting

If you are a Praxair shareholder and you hold your Praxair shares in your own name, you may submit your vote for or against (or abstain in respect of) the proposals submitted at the Praxair special meeting in person or by proxy. Your vote is important. Because many shareholders cannot attend the special meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below:

•	Vote on the Internet. If you have internet access, you may submit your proxy or voting instructions by following the instructions provided with your proxy materials and on your proxy card or voting instruction card;

•	Vote by Telephone. You can also vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded; or

•	Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

Information and applicable deadlines for using the proxy card, or voting by telephone, through the internet or by mail, are set forth in the enclosed proxy card instructions. Alternatively, you may vote in person at the Praxair special meeting by ballot.

If your Praxair shares are registered in the name of a broker, bank or other nominee (which is also known as being held in “street name”), that broker, bank or other nominee has enclosed or will provide a voting instruction card for you to direct the broker, bank or other nominee how to vote your shares. Praxair shareholders who hold shares in “street name” must return their instructions to their broker, bank or other nominee on how to vote their shares. If your Praxair shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

All shares entitled to vote and represented by a properly completed proxy (either by internet, telephone or mail) will be voted at the special meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors.

Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting. If no instructions are indicated on a properly executed proxy card, the shares will be voted in accordance with the recommendation of the Praxair board of directors and, therefore, FOR the business combination proposal, FOR the distributable reserves creation proposal, FOR the compensation proposal and FOR the shareholder adjournment proposal.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting on a proposal, your Praxair shares represented by the proxy will be considered present at the Praxair special meeting for purposes of determining a quorum, but will have the same effect as a vote AGAINST the business combination proposal, the distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal. Praxair, Inc. urges you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your Praxair shares.

If you are a Praxair shareholder and your proxy indicates instructions for some, but not all, of the proposals, your votes will be cast as indicated on the specified proposals for which instructions are indicated and in accordance with the recommendation of the Praxair board of directors, as described above, for any proposal for which no instructions are indicated.

You may revoke your proxy at any time before it is voted by:

•	submitting a later-dated proxy by mail, fax, telephone or through the internet; or

•	attending the Praxair special meeting and voting by paper ballot in person.

Attendance at the Praxair special meeting will not, in and of itself, constitute revocation of a previously granted proxy. If the Praxair special meeting is adjourned or postponed, it will not affect the ability of Praxair shareholders to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Broker Non-Votes

Broker non-votes are Praxair shares held by a broker, bank or other nominee that are represented at the Praxair special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Under the listing requirements of the NYSE, brokers who hold Praxair shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner.

It is expected that under NYSE rules the business combination proposal, the distributable reserves creation proposal, the compensation proposal and, if brought, the shareholder adjournment proposal will all be considered non-routine. Therefore, if your broker, bank or other nominee holds your Praxair shares in “street name,” your broker, bank or other nominee will vote your Praxair shares only if you provide instructions on how to vote. For the business combination proposal, broker non-votes will have the same effect as a vote AGAINST adopting the business combination agreement. Broker non-votes are not considered shares entitled to vote on such matters and, therefore, will have no effect on the distributable reserves creation proposal, the compensation proposal and the shareholder adjournment proposal.

If you hold your Praxair shares in the employees’ retirement savings plan of Praxair, Inc., Praxair Puerto Rico BV, or the Dow Chemical Company, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee will: (i) vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions under the Praxair, Inc. and Dow Chemical plans, and (ii) not vote your shares under the Praxair Puerto Rico BV plan.

Solicitation of Proxies

The entire cost of soliciting proxies will be borne by Praxair, including the expense of preparing, printing and mailing this proxy statement/prospectus. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair Inc. also has engaged Morrow Sodali LLC to assist in the solicitation of proxies from shareholders at a fee of $48,000 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation.

Shareholder Sharing an Address

If you share an address with another shareholder, you may receive only one set of printed proxy materials (including this proxy statement/prospectus) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Morrow Sodali LLC at (203) 658-9400 (banks and brokerage firms) and (800) 662-5200 (stockholders toll free), or online at px.info@morrowsodali.com. Similarly, if you share an address with another shareholder and have received multiple copies of the proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Morrow Sodali LLC at the above address to request delivery of only a single copy of these materials to your household.

Submission of Shareholder Proposals

Depending on if and when the merger is completed, Praxair, Inc. may not hold an annual meeting of shareholders in 2018. If the merger is not completed, Praxair shareholders will continue to be entitled to attend and participate in Praxair, Inc.’s annual meetings of shareholders. If such annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and Praxair, Inc.’s certificate of incorporation and bylaws.

In order to be included in Praxair, Inc.’s proxy statement and form of proxy for Praxair, Inc.’s 2018 annual meeting of shareholders, a shareholder proposal must be received in writing at Praxair, Inc.’s principal executive offices on or before November 17, 2017. If, however, Praxair, Inc. does not hold its 2018 annual meeting on or before May 25, 2018, then Praxair, Inc. must include in the proxy statement for its 2018 annual meeting any shareholder proposals pursuant to Rule 14a-8 under the Exchange Act that it receives a reasonable time before it begins to print and send its proxy materials.

Praxair shareholders may also submit director nominees pursuant to Praxair, Inc.’s proxy access bylaw for inclusion in Praxair, Inc.’s proxy statement for its 2018 annual meeting. Notice of director nominees must include the information required under Praxair, Inc.’s bylaws and must be received by its corporate secretary at its principal executive offices no earlier than the close of business (5:00 p.m. Eastern Time) on October 16, 2017 and no later than the close of business on November 15, 2017, unless the date of the 2018 annual meeting of shareholders has been changed by more than thirty calendar days from the anniversary of the 2017 annual meeting. In that case, such notice must be received by Praxair, Inc.’s corporate secretary no earlier than the close of business on the 180th calendar day before the date of the 2018 annual meeting of shareholders and no later than the close of business on the later of (i) the 150th calendar day before the date of the 2018 annual meeting of shareholders and (ii) the 10th calendar day following the date on which public announcement of the date of the 2018 annual meeting of shareholders is first made.

Under the terms of Praxair, Inc.’s certificate of incorporation, a shareholder who intends to present any item of business or a director nomination at the 2018 annual meeting of shareholders (other than through inclusion in Praxair, Inc.’s proxy statement under SEC Rule 14a-8 or the proxy access provisions of its bylaws), must provide

Praxair, Inc. with written notice of such business at its principal executive office, including the information specified in the certificate of incorporation, which must be received no earlier than January 25, 2018 and no later than February 24, 2018, unless the date of the 2018 annual meeting of shareholders has been advanced by more than thirty calendar days or delayed by more than sixty calendar days from the anniversary of the 2017 annual meeting. In that case, such notice must be received by Praxair, Inc.’s corporate secretary no earlier than the close of business on the 90th calendar day before the date of the 2018 annual meeting of shareholders and no later than the close of business on the later of (i) the 60th calendar day before the date of the 2018 annual meeting of shareholders and (ii) the 10th calendar day following the date on which the notice of the meeting was sent or a public disclosure of the date of the 2018 annual meeting of shareholders is first made, whichever occurs first.

Proposal No. 1: The Business Combination Proposal

The business combination cannot be completed without the approval of the business combination proposal. The business combination proposal requires the affirmative vote of the holders of a majority of the Praxair shares outstanding and entitled to vote at the Praxair special meeting (meaning that, of the Praxair shares outstanding, a majority must be voted “FOR” such proposal). A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the business combination proposal. The business combination agreement is attached as Annex A to this document.

Pursuant to the business combination agreement, Praxair’s business will be brought under Linde plc through the merger and Linde’s business will be brought under Linde plc through the exchange offer.

The merger will be subject to and occur immediately after settlement of the exchange offer. In the merger, each Praxair share will be converted into the right to receive one Linde plc share. In the exchange offer, Linde shareholders will be offered to exchange each Linde share for 1.540 Linde plc shares. The exchange offer is subject to the satisfaction or, where permissible, waiver of certain conditions, including the minimum acceptance condition, the Praxair requisite vote condition, the regulatory condition, and the other conditions described in the section “The Exchange Offer — Conditions to the Exchange Offer.” All conditions to the exchange offer must be satisfied on or prior to the expiration of the acceptance period on [—], 2017, except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the initial acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. The merger will not occur before settlement of the exchange offer.

At the effective time of the merger, each Praxair stock option will be converted into a Linde plc stock option on substantially the same terms and conditions as were applicable to such Praxair stock option immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc stock option will equal the number of Praxair shares subject to each Praxair stock option immediately prior to the effective time of the merger. Such Linde plc stock option will have the same exercise price per share as the per-share exercise price applicable to such Praxair stock option immediately prior to the effective time of the merger.

At the effective time of the merger, each Praxair RSU will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair RSU immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc RSU will be equal to the number of Praxair shares subject to each Praxair RSU immediately prior to the effective time of the merger.

At the effective time of the merger, each Praxair PSU will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair PSU immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc RSU will be equal to the greater of (i) the target number of Praxair shares subject to such Praxair PSU and (ii) the percentage of the target number of Praxair shares subject to such Praxair PSU determined based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the effective time of the merger.

Linde plc intends to pursue a post-completion reorganization with respect to Linde after settlement of the exchange offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in Linde remaining after the settlement of the exchange offer or allow Linde plc to control Linde to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will primarily depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Post-completion reorganization transactions are expected to include a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) and may include squeeze-out transactions in accordance with German law. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

The aggregate number of Linde plc shares issued to the Praxair shareholders and Linde shareholders in the business combination will each represent approximately 50% of Linde plc’s share capital outstanding immediately after the completion of the business combination, assuming that all Linde shareholders tender their Linde shares in the exchange offer.

The rights of holders of Linde plc shares will be different from the rights of Praxair shareholders and Linde shareholders because the Linde plc constitution immediately after the business combination will be different from the governing documents of Praxair, Inc. and Linde AG, and will be governed by Irish law instead of Delaware law and German law, respectively. See “Comparison of Shareholder Rights Before and After the Business Combination” for a description of the material differences.

The Praxair board of directors unanimously approved the business combination agreement and determined that the business combination is in the best interests of Praxair, Inc. and its shareholders.

The Praxair board of directors unanimously recommends that the shareholders vote “FOR” the business combination proposal.

Proposal No. 2: The Distributable Reserves Creation Proposal

Under Irish law, Linde plc must have “distributable reserves” in its unconsolidated financial statements (prepared in accordance with the Irish Companies Act 2014 (which is herein referred to as the “Companies Act”)) in order for it to legally make distributions (including the payment of cash dividends) to its shareholders, or, generally, to repurchase or redeem shares. Distributable reserves generally means the accumulated realized profits of Linde plc less accumulated realized losses of Linde plc and can include reserves created by way of capital reductions. Dividends and distributions by Linde plc would also be subject to additional limitations under Irish law.

Immediately following the business combination, the unconsolidated balance sheet of Linde plc will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of (i) “share capital” (equal to the aggregate nominal value of the Linde plc shares issued pursuant to the business combination), (ii) “share premium” (resulting from the issuance of Linde plc shares in connection with the merger, which will be equal to the aggregate market value of Praxair shares as of close of business on the business day immediately prior to the closing date less the share capital provided to Praxair shareholders) and (iii) further “share premium” or, if applicable, the “merger reserve” (resulting from the issuance of Linde plc shares in connection with the German exchange offer, which will be equal to the aggregate market value of Linde shares owned by Linde plc on completion of the business combination, less the share capital provided to Linde shareholders, which will be converted to share premium following completion of the business combination).

We expect that, as soon as practicable following the completion of the business combination, Linde plc will seek to obtain the approval of the Irish High Court to convert all of its share premium, or such lesser amount as the directors of Linde plc may approve, to distributable reserves (which is herein referred to as the “Linde plc distributable reserves creation”). The approval of the Irish High Court is required for the Linde plc distributable reserves creation to be effective, and we believe that approval by Praxair shareholders of the Linde plc distributable reserves creation would facilitate obtaining the required order of the Irish High Court. Accordingly, we are proposing that Praxair shareholders approve the Linde plc distributable reserves creation at the special meeting of shareholders of Praxair, Inc.

Shareholder approval of the Linde plc distributable reserves creation is not a guarantee Linde plc will pay dividends or repurchase or redeem shares at any time. The Linde plc board of directors may decide not to pay dividends or repurchase or redeem shares. In addition, although we are not aware of any reason why the Irish High Court would not approve the Linde plc distributable reserves creation, shareholder approval is not a guarantee that the Irish High Court will approve the Linde plc distributable reserves creation.

The distributable reserves creation proposal is a non-binding, advisory vote and as a non-binding, advisory vote the distributable reserves creation proposal is not binding upon Praxair or the Praxair board of directors, and approval of the distributable reserves creation proposal is not a condition to completion of the business combination.

The vote on creation of distributable reserves in connection with the business combination is a vote separate and apart from the vote to adopt the business combination agreement. Accordingly, you may vote for the business combination proposal and vote against the distributable reserves creation proposal and vice versa.

The distributable reserves creation proposal requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting (meaning that of the Praxair shares represented at the Praxair special meeting and entitled to vote a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” such proposal. A failure to vote and broker non-votes will have no effect on the vote on the distributable reserves creation proposal.

The Praxair board of directors unanimously recommends that the shareholders vote “FOR” the distributable reserves creation proposal.

Proposal No. 3: The Compensation Proposal

Under Section 14A of the Exchange Act and the applicable rules thereunder, Praxair, Inc. is required to provide Praxair shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the business combination, as disclosed in this document, including as described in “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Praxair, Inc.” This vote is commonly referred to as a “golden parachute say on pay” vote. It is a non-binding, advisory vote and relates only to already existing contractual obligations of Praxair that may result in a payment to its named executive officers in connection with, or following, the completion of the business combination. Further, the compensation proposal does not relate to any compensation arrangement that may become applicable to directors or executive officers who are not named executive officers.

The Praxair board of directors unanimously recommends that Praxair shareholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Praxair, Inc. in connection with the business combination, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Praxair, Inc.,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

As an advisory vote, the compensation proposal is not binding upon Praxair or the Praxair board of directors, and approval of the compensation proposal is not a condition to completion of the business combination. Accordingly, to the extent that Praxair is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the business combination is consummated and regardless of the outcome of the advisory vote. The change of control payments are a part of Praxair’s comprehensive executive compensation program and are intended to align its named executive officers’ interests with yours as shareholders by ensuring their continued retention and commitment during critical events such as the business combination, which may create significant personal uncertainty for them.

The vote on executive compensation payable in connection with the business combination is a vote separate and apart from the vote to adopt the business combination agreement. Accordingly, you may vote for the business combination proposal and vote against the compensation proposal and vice versa.

The compensation proposal requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting (meaning that of the Praxair shares represented at the Praxair special meeting and entitled to vote a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” such proposal. A failure to vote and broker non-votes will have no effect on the vote on the compensation proposal.

The Praxair board of directors unanimously recommends that the shareholders vote “FOR” the compensation proposal.

Proposal No. 4: The Shareholder Adjournment Proposal

The shareholder adjournment proposal, if presented by the chairman of the Praxair board of directors at the Praxair special meeting, would allow to adjourn or postpone the special meeting in order to (1) solicit additional proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of shareholders to approve the business combination proposal and/or (2) hold the special meeting on a date that is on or about the date of the expiration of the acceptance period, in the event that such date of expiration is extended.

The shareholder adjournment proposal is not a condition to completion of the business combination.

The vote on the shareholder adjournment proposal in connection with the business combination is a vote separate and apart from the vote to adopt the business combination agreement. Accordingly, you may vote for the business combination proposal and vote against the shareholder adjournment proposal and vice versa.

The shareholder adjournment proposal requires the affirmative vote of a majority of the Praxair shares present in person or by proxy and entitled to vote at the Praxair special meeting (meaning that of the Praxair shares represented at the Praxair special meeting and entitled to vote a majority must be voted “FOR” such proposals). An abstention will have the same effect as a vote “AGAINST” the shareholder adjournment proposal. A failure to vote and broker non-votes will have no effect on the vote on the shareholder adjournment proposal. In addition, whether or not a quorum of the shareholders is present, the Praxair bylaws permit the Praxair chairman to adjourn the special meeting to another place, date, and time.

The Praxair board of directors unanimously recommends that the shareholders vote “FOR” the shareholder adjournment proposal.

THE BUSINESS COMBINATION

Information About the Companies

Linde plc

Linde plc is a newly incorporated public limited company formed under the laws of Ireland on April 18, 2017, that will become the parent company of Praxair, Inc. and Linde AG upon the completion of the business combination. To date, Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. On May 26, 2017, Linde plc formed Zamalight Holdco, a Delaware limited liability company. Prior to the commencement of the exchange offer, Linde plc intends to form German Intermediate Holding GmbH, a German limited liability company (GmbH), which in turn will form German Intermediate Holding AG, a German stock corporation (AG), to facilitate the settlement of the exchange offer and a post-completion reorganization with respect to Linde.

Linde plc’s principal executive offices are located at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, and its telephone number at that location is +44 1483 242200. Linde plc’s registered office is located at Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland.

Praxair, Inc.

Praxair, Inc., a Delaware corporation, was founded in 1907 and became an independent publicly traded company in 1992. Praxair is a leading industrial gas company in North and South America and one of the largest worldwide. It continues to be a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders.

Praxair, Inc.’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-6268, and its telephone number at that location is (203) 837-2000. Its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle, and its common stock is listed on the NYSE under the symbol “PX” and ISIN US74005P1049.

Linde AG

Linde AG, a German stock corporation (Aktiengesellschaft), was founded in 1879. Linde is one of the largest gases and engineering companies worldwide. The Linde Group offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. Linde gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production, electronics and in the healthcare sector. Linde is also active in the sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area. Linde’s engineering business includes the technology, engineering, procurement, project management and construction of industrial plants. Linde plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases and to treat natural gas.

Linde AG’s principal executive offices are located at Klosterhofstrasse 1, 80331 Munich, Germany and its telephone number at that location is +49 89 357571001. Its registered office is in Munich, Germany and its shares are listed on the regulated market of the Frankfurt Stock Exchange and the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich and Stuttgart, are also traded on the Tradegate Exchange and on the open market (Freiverkehr) of the Hanover stock exchange, in each case under the symbol “LIN” and ISIN DE0006483001.

Zamalight Holdco

Zamalight Holdco is a Delaware limited liability company and wholly-owned subsidiary of Linde plc that was formed on May 26, 2017, for the purposes of entering into the business combination agreement. To date, Zamalight Holdco has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Praxair, Inc. will become a wholly-owned subsidiary of Zamalight Holdco in connection with the business combination.

Zamalight Holdco’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-5113, and its telephone number at that location is +1 (203) 837-2000. Its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

Merger Sub

Zamalight Subco, Inc. (which is herein referred to as “Merger Sub”) is a Delaware corporation and wholly-owned subsidiary of Zamalight Holdco that was formed on May 26, 2017, solely for the purpose of effecting the merger. To date, Merger Sub has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Upon effectiveness of the merger, Merger Sub will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger as an indirect wholly-owned subsidiary of Linde plc.

Merger Sub’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-5113, and its telephone number at that location is +1 (203) 837-2000. Its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

Structure of the Business Combination

In the business combination, Praxair’s business will be brought indirectly under Linde plc through the merger and Linde’s business will be brought under Linde plc indirectly through the exchange offer. Following settlement of the exchange offer, Linde plc intends to pursue a post-completion reorganization with respect to Linde if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in Linde AG remaining after the settlement of the exchange offer or allow Linde plc to control Linde to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will mainly depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Post-completion reorganization transactions include a domination agreement and/or a profit and loss transfer agreement, where minority shareholders remain outstanding, and squeeze-out transactions, where Linde plc (directly or indirectly) acquires all Linde shares owned by remaining Linde AG minority shareholders for adequate compensation. Linde shareholders located or resident in the United States will participate in potential post-completion reorganization transactions and will be treated equally with Linde shareholders located outside of the United States.

If Linde plc (through German Intermediate Holding AG or otherwise) holds at least 75%, which it will if the minimum acceptance condition (as defined herein) is satisfied, but less than 90% of Linde AG’s outstanding shares, Linde plc (through German Intermediate Holding AG or otherwise) intends to enter into a domination agreement and/or a profit and loss transfer agreement with Linde AG. Such agreement will give Linde plc control over Linde’s management and/or transferring Linde’s profits to Linde plc. For a more complete description of potential post-completion reorganization measures, see “— Potential Post-Completion Reorganization Regarding Linde.”

The following diagrams illustrate the simplified structure of Praxair, Linde and Linde plc prior to the consummation of the business combination, as well as after the consummation of the business combination assuming that following the exchange offer, Linde plc (through its wholly-owned subsidiaries German Intermediate Holding GmbH and German Intermediate Holding AG) holds at least 75% of Linde AG’s outstanding share capital, German Intermediate Holding AG and Linde enter into a domination and profit and loss transfer agreement, and German Intermediate Holding GmbH and German Intermediate Holding AG enter into a domination and profit and loss transfer agreement:

Pre-Combination Structure; the Business Combination

Potential Post-Completion Structure

Background of the Business Combination

The executive board and the supervisory board of Linde and the management and the board of directors of Praxair continually review their respective company’s results of operations and competitive positions in the industries in which they operate as well as strategic alternatives. In connection with these reviews, each of Linde and Praxair from time to time evaluates potential transactions that would further its strategic objectives, including by meeting periodically with representatives of other companies in the industry, investment bankers and investors to discuss opportunities that would enhance shareholder value. As part of this evaluation of potential transactions, Linde and Praxair have from time to time discussed a potential business combination or regional acquisition transactions including potential business or asset swaps, but none of these discussions progressed beyond preliminary stages.

In the course of 2015, representatives from Linde and Praxair met twice, first in Munich, Germany on January 19, 2015 and then in New York, New York on July 21, 2015 to discuss strategic options involving select assets of the two companies in certain geographic segments. Discussions were terminated after the July 21, 2015 meeting.

Beginning in late 2015, as a part of Praxair’s normal strategic review of its business, Praxair’s senior management began to evaluate several potential strategic alternatives it could pursue to accelerate future growth in sales and earnings, including a potential business combination with Linde.

On February 23, 2016, Praxair held a meeting of its board of directors to discuss strategic options, including a potential business combination with Linde. During the meeting Praxair senior management reviewed the potential strategic and financial benefits of such a combination.

On May 3, 2016, Linde held its annual general meeting and Prof. Dr. Wolfgang Reitzle was elected as a shareholder representative to the Linde supervisory board with effect as of May 21, 2016. Also on May 3, 2016, the members of the Linde supervisory board elected Prof. Dr. Reitzle as Chairman of the Linde supervisory board with effect as of May 21, 2016.

On June 8, 2016, Mr. Stephen Angel, the CEO of Praxair, and Dr. Wolfgang Büchele, then the Chairman of the executive board of Linde, discussed scheduling a meeting where they could explore the merits and feasibility of a potential transaction between the two parties. The meeting was subsequently scheduled for June 14, 2016.

On June 14, 2016, Mr. Angel, Dr. Büchele and Prof. Dr. Reitzle met in Munich, Germany and discussed the idea of a potential business combination between Linde and Praxair. In the meeting, a number of challenges to such a potential business combination were identified, and it was tentatively agreed in the meeting and confirmed on the next day in a follow-up phone call between Mr. Angel and Dr. Büchele that the feasibility of any such business combination should be analyzed by both companies with the assistance of their legal and the Linde executive board’s and Praxair’s financial advisors prior to the commencement of any discussions on the possible terms and conditions of such a business combination.

On June 20, 2016, Linde and Praxair entered into a nondisclosure agreement regarding the exchange of non-public information between Linde and Praxair. Among other terms, the nondisclosure agreement contained a standstill obligation prohibiting each party, for a specified period and subject to certain exceptions, from participating in an acquisition of the securities of the other party, soliciting any proxies with respect to the voting securities of the other party or seeking control or influence over the management, board of directors or executive or supervisory boards of the other party, in each case without the written consent of such other party.

On June 23, 2016, a meeting between representatives of Linde and Praxair took place in New York, New York. In addition to members of each party’s management teams, representatives of Linde’s legal advisors and the Linde executive board’s financial advisors and representatives of Praxair’s legal and financial advisors participated in the meeting. The purpose of the meeting was for both companies, with the assistance of their legal and financial advisors, to jointly identify potential issues which might affect the feasibility of a potential business combination and to discuss possible structures for such potential business combination. At the meeting, Linde and Praxair agreed that the parties must first conduct an analysis of the feasibility of a potential business combination and, only following a satisfactory conclusion, should Linde and Praxair enter into detailed discussions regarding a potential business combination. During the course of the meeting the parties discussed various financial and legal topics, including, among others, synergy potential and due diligence. The topics of valuation, governance, allocation of key positions and employee matters were not discussed in such meeting.

On June 27, 2016, Linde and Praxair executed a Clean Team Confidentiality Agreement and Common Interest Agreement, governing the terms and conditions under which the parties would exchange certain competitively sensitive information about each company. Linde and Praxair agreed that the exchange of such sensitive information would be required in order to assess the feasibility of a potential business combination from a merger control perspective and whether a potential business combination would generate sufficient synergies.

On July 6 and 7, 2016, representatives of Linde and Praxair met in Zurich, Switzerland. The parties discussed various financial and legal issues, including, among others, potential synergies, due diligence, transaction structures, and other primarily technical issues that would be relevant in order to assess the feasibility of a potential business combination. The topics of valuation, governance, allocation of key positions and employee matters were not discussed in such meeting.

On June 28, 2016 and July 12, 2016, the Linde executive board met, and discussed, among other things, the initial results of the feasibility analysis for the potential business combination. In such meetings, individual board members and key managers raised serious concerns with regard to the feasibility of the potential business combination with Praxair, the timing of entering into discussions thereof and the doubts as to whether such potential business combination would be superior to alternative strategic options.

On July 26, 2016, during a regularly scheduled meeting of the Praxair board of directors in New York, New York, the board discussed the potential business combination with Linde. That same day, Linde held an extraordinary meeting of its supervisory board in Munich, Germany, during which the executive board reported on the potential business combination. Dr. Büchele and Mr. Georg Denoke, then the CFO of Linde, each presented their contradictory assessments of such potential business combination and whether discussions of such potential business combination should be pursued. Representatives of the employees on the Linde supervisory board raised concerns with regard to the continuation of the German employees’ co-determination and the protection of employees against shut-downs of plants and dismissals.

On July 27, 2016, the day after the regularly scheduled meeting of the Praxair board of directors and the extraordinary meeting of the Linde supervisory board, Mr. Angel, Dr. Büchele and Prof. Dr. Reitzle met in Munich, Germany to discuss the potential business combination. Mr. Angel and Dr. Büchele met again on August 4, 2016 in White Plains, New York, also to discuss the potential business combination.

On August 11, 2016, Praxair held a special telephonic meeting of the Praxair board of directors. Praxair senior management reviewed the status of the discussions with Linde with the Praxair board of directors, including Linde’s communicated position that it would not accept anything other than a 50%-50% ownership structure. The Praxair board of directors authorized management to continue pursuit of a potential business combination with Linde on the basis of a 50%-50% ownership structure.

On August 16, 2016, following reports in the press on August 15, 2016 regarding the parties’ discussions, Linde and Praxair each issued press releases confirming their preliminary discussions.

On August 17, 2016, Praxair sent a proposal letter and non-binding term sheet to Dr. Büchele at Linde, which included concrete terms on which Praxair was prepared to enter into negotiations of a potential business combination. Such terms included a 50%-50% ownership structure, a proposed exchange ratio in the combined company for each share of Linde common stock, certain aspects of the corporate governance structure of the combined company and the appointment of certain members of the management team of the combined company.

On August 22 and 24, 2016, the Linde executive board met to discuss the proposal letter and non-binding term sheet received from Praxair. Following due deliberation, it decided that Linde would enter into discussions with Praxair regarding the terms of such term sheet.

Between August 22 and September 10, 2016, the parties exchanged drafts of the non-binding term sheet. However, there were no further in-person meetings between the representatives of the parties to negotiate or finalize the terms of the non-binding term sheet.

On September 12, 2016, in a telephone conference among the shareholder representatives of the Linde supervisory board, the shareholder representatives decided to recommend to the Linde executive board and the Linde supervisory board that talks with Praxair be terminated. This was made public by Linde by way of an ad hoc announcement. Shortly thereafter, the Linde executive board resolved to terminate the talks with Praxair, which resolution was made public by way of an ad hoc announcement. On the same day Praxair issued a press release announcing that preliminary discussions regarding the potential business combination had been terminated.

On November 21, 2016, Praxair held a telephonic meeting of the Praxair board of directors, where Mr. Angel provided an update on an informal discussion that he had with Prof. Dr. Reitzle on November 17, 2016 and outlined a proposal to the Praxair board of directors for a reengagement of discussions with Linde. The Praxair board of directors discussed this proposal and approved submitting a revised business combination proposal to Linde.

On November 23, 2016, Praxair sent a revised proposal letter and draft non-binding term sheet to Linde, the terms of which included a 50%-50% ownership structure, an exchange ratio of 1.540 ordinary shares in a newly formed holding company, Linde plc, for each share of Linde common stock, certain aspects of the corporate governance structure of Linde plc and the appointment of certain members of the management team of Linde plc.

On November 28, 29 and 30, 2016, the Linde executive board discussed the revised proposal in detail and compared the potential business combination with Praxair to other strategic options.

Following public reports about the potential business combination in the press, on November 29, 2016, Linde issued an ad hoc announcement disclosing that it had received a revised proposal from Praxair concerning a potential business combination. Shortly thereafter, Praxair issued a press release confirming that it had approached Linde about resuming discussions regarding a potential business combination.

On December 7, 2016, the Linde executive board discussed with the Linde supervisory board the strategic options with regard to the potential business combination with Praxair. The supervisory board authorized the executive board to resume talks about the essential conditions of a potential business combination of Linde and Praxair based on the proposal sent by Praxair on November 23, 2016 and the executive board of Linde resolved accordingly. On the same day, Dr. Büchele offered to resign as member and Chairman of the Linde executive board with immediate effect. The Linde supervisory board accepted Dr. Büchele’s resignation and appointed Prof. Dr. Aldo Belloni as member and Chairman of the Linde executive board for a term beginning on December 8, 2016 and ending on December 31, 2018. Linde thereafter issued a press release and an ad hoc announcement regarding the foregoing.

From December 9, 2016 to December 11, 2016, the parties continued to negotiate the non-binding term sheet, including certain aspects of the corporate governance structure of Linde plc and the appointment of certain members of the management team of Linde plc.

On December 12, 2016, Praxair’s board of directors met at its regularly scheduled meeting to discuss the revised non-binding term sheet, and Praxair’s board of directors, after due deliberation and consultation with its legal and financial advisors, authorized Praxair’s management to finalize the non-binding term sheet.

On December 15 and 16, 2016, Mr. Angel and Mr. White met with Prof. Dr. Belloni, Prof. Dr. Reitzle and certain Linde executive board members in Munich, Germany to discuss corporate governance principles and certain aspects of the non-binding term sheet.

On December 20, 2016, both the executive board and the supervisory board of Linde met and, each board, after due deliberation and consultation with its legal and financial advisors, approved Linde’s entry into the non-binding term sheet.

Also on December 20, 2016, the Praxair board of directors approved Praxair’s entry into the non-binding term sheet and Linde and Praxair executed the non-binding term sheet which included certain key terms of the potential business combination, including a transaction structure involving a reverse triangular merger for Praxair and a German exchange offer for Linde, the corporate governance approach and branding for the combined company and parameters for the future integration of the parties’ respective business operations. The non-binding term sheet provided for an all-stock transaction in which Linde shareholders would receive 1.540 shares in Linde plc for each Linde share and Praxair shareholders would receive one share in Linde plc for each Praxair share, resulting in Linde and Praxair shareholders each owning approximately 50% of Linde plc, if all Linde shares were to be tendered in the exchange offer. It also provided that Linde plc would be governed by a single board of directors with equal representation from Linde and Praxair. In keeping with this balanced leadership approach, Prof. Dr. Reitzle would become Chairman of the Linde plc board of directors and Mr. Angel would become the CEO of Linde plc and serve as a director on the Linde plc board of directors. The non-binding term sheet further provided that the new holding company would be named “Linde,” would be listed on both the NYSE and the Frankfurt Stock Exchange and would seek inclusion in the S&P 500 and DAX 30 indices. The non-binding term sheet also provided that Linde plc would be formed and domiciled in a neutral member state of the European Economic Area and Mr. Angel, as the CEO, would be based in Danbury, Connecticut, with other functions to be appropriately split between Danbury, Connecticut and Munich, Germany.

Subsequently, the Linde executive board established a steering committee, comprised of all the members of the Linde executive board as well as certain senior-level Linde executives involved in negotiating the potential business combination, to discuss and update the Linde executive board on the status of the proposed business combination on a regular basis.

On January 11, 2017, representatives of Linde and Praxair met in New York, New York and held an organizational kick-off meeting to discuss and organize transaction workstreams. Representatives of Linde’s legal advisors and the Linde executive board’s financial advisors as well as representatives of Praxair’s legal and financial advisors also participated in the meeting. During the course of the meeting, the parties discussed a number of transaction workstreams and topics, including, among others, synergies, due diligence, the transaction structure, the expected legal documentation to implement the business combination and other planning matters.

On January 24, 2017, Praxair’s board of directors met at its regularly scheduled meeting and discussed the initiation of the workstreams discussed at the January 11th meeting and an updated timeline on the proposed business combination.

The Praxair board of directors met at its next regularly scheduled meeting on February 28, 2017 and discussed the progress of certain transaction workstreams. Praxair’s legal and financial advisors were also in attendance at the board meeting. Praxair’s legal advisors discussed the board’s fiduciary duties in connection with the potential business combination with Linde and the status of the business combination.

From March 1 to March 3, 2017, representatives of Linde and Praxair met in Munich, Germany. The parties discussed the status of various transaction workstreams and in particular the governance of Linde plc.

On March 7, 2017, Praxair’s legal advisor sent an initial draft business combination agreement to Linde’s legal advisors. From that date until the execution of the business combination agreement, the parties, with the assistance of their respective legal and the Linde executive board’s and Praxair’s financial advisors, negotiated the remaining key terms of the business combination agreement not covered in detail by the non-binding term sheet. The key terms negotiated included certain aspects of the corporate governance structure of Linde plc, the representations and warranties to be included in the business combination agreement, the interim operating covenants by which the parties would be bound between the execution of the business combination agreement and the closing of the business combination, the conditions of the exchange offer and the reverse triangular merger and the circumstances under which the agreement could be terminated and the consequences of such termination.

On March 23, 2017, Mr. Angel and Prof. Dr. Belloni met in Danbury, Connecticut and discussed various issues related to corporate governance and personnel matters regarding the potential business combination.

On April 7, 2017, Linde’s executive board informed the supervisory board of Linde on the status of the discussions with Praxair.

On April 7, 2017, representatives of Linde and Praxair met in New York, New York. Representatives of their respective legal and the Linde executive board’s and Praxair’s financial advisors were also present at the meeting. The parties discussed various open points related to the draft business combination agreement and the corporate governance structure of Linde plc.

The Praxair board of directors met at its next regularly scheduled meeting on April 25, 2017 and discussed the progress of the business combination agreement and the registration statement. Praxair’s legal and financial advisors were also in attendance at the board meeting.

On May 2, 2017, Mr. Angel, Prof. Dr. Belloni and representatives of Linde met in Danbury, Connecticut and discussed various issues related to the operation of certain Linde business segments, corporate governance and personnel matters regarding the potential business combination.

On May 6, 11, 12, 16, 17 and 18, 2017, representatives of Linde and Praxair and their respective legal advisors participated in telephonic and video conference calls to finalize the business combination agreement, including agreement on its governance provisions.

On May 19, 2017, Linde’s executive board resolved to refer the decision to enter into the business combination agreement to the supervisory board for approval and submitted to the supervisory board the final draft of the business combination agreement, including the governance provisions, for its review.

The Praxair board of directors met on May 31, 2017 at a special meeting of the Praxair board of directors that was attended by certain members of the Praxair senior management and representatives of Praxair’s financial and legal advisors. The Praxair board of directors reviewed and considered the terms of the proposed business combination agreement. Credit Suisse, Praxair’s financial advisor, reviewed and discussed its financial analyses with respect to Praxair, Linde and the proposed business combination. At the request of the Praxair board of directors, Credit Suisse rendered its oral opinion to the Praxair board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Praxair board of directors dated the same date) as to, as of May 31, 2017, the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the merger after giving effect to the exchange of Linde shares for Linde plc shares pursuant to the exchange offer pursuant to the business combination agreement. Thereafter, and following discussion of the factors identified under “The Business Combination — Praxair’s Reasons for the Business Combination,” the Praxair board of directors determined that the business combination was in the best interest of Praxair’s shareholders, and the Praxair board of directors approved the business combination agreement and related agreements.

On May 30, 2017, the executive board of Linde met at a special meeting attended by certain members of the Linde senior management involved with the proposed transaction, representatives of the financial advisors to the executive board of Linde, Morgan Stanley and Perella Weinberg, and representatives of Linde’s legal advisors. The executive board of Linde reviewed and considered the terms of the proposed business combination agreement and the financial analyses discussed by Morgan Stanley and Perella Weinberg. Each of Morgan Stanley and Perella Weinberg also advised the executive board that, based upon the proposed terms of the draft business combination agreement, each financial advisor was prepared to render an opinion, as to the fairness, from a financial point of view, to the Linde shareholders of the Linde exchange ratio. On June 1, 2017, Linde’s executive board and supervisory board each met at separate special meetings. The executive board of Linde reviewed and considered the terms of the proposed business combination agreement. The executive board of Linde also received the written opinions, each dated June 1, 2017, of each of Morgan Stanley and Perella Weinberg, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by each such financial advisor as described in their respective opinions, the exchange ratio of 1.540 Linde plc shares for each Linde share tendered by Linde shareholders pursuant to the business combination agreement was fair, from a financial point of view, to the Linde shareholders. The supervisory board of Linde reviewed and considered the terms of the proposed business combination agreement and the financial analyses presented by BofA Merrill Lynch and Goldman Sachs, the supervisory board’s financial advisors. The supervisory board of Linde also received the oral opinions of each of BofA Merrill Lynch and Goldman Sachs, subsequently confirmed by delivery of written opinions, each dated June 1, 2017, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by each such financial advisor as described in their respective opinions, the exchange ratio of 1.540 Linde plc shares for each Linde share tendered by Linde shareholders pursuant to the business combination agreement was fair, from a financial point of view, to the Linde shareholders. Thereafter, and following discussions of factors identified under “The Business Combination—Linde’s Reasons for The Business Combination,” Linde’s executive and supervisory boards each approved the business combination agreement and related agreements.

Praxair’s Reasons for the Business Combination

After due consideration and consultation with Praxair’s management and Praxair’s legal and financial advisors, at a meeting held on May 31, 2017, the Praxair board of directors unanimously (i) determined that the merger and the other transactions contemplated by the business combination agreement are consistent with, and will further, the business strategies and goals of Praxair, and are advisable and fair to, and in the best interests of, the Praxair shareholders, (ii) approved and declared advisable the business combination agreement and the transactions contemplated by the business combination agreement, including the merger, and (iii) determined, subject to applicable law, to unanimously recommend that the Praxair shareholders adopt the business combination agreement.

In reaching its determination, the Praxair board of directors considered a number of factors in connection with its evaluation of the proposed transaction, including the material factors mentioned below.

Strategic Considerations. The Praxair board of directors considered a number of strategic factors, all of which it viewed as supporting its determination that the business combination agreement, the business combination and the other transactions contemplated by the business combination agreement are fair to and in the best interests of Praxair, Inc. and its shareholders, including the following material factors:

•	The expectation that the business combination would create a leading integrated global industrial gases company, leveraging the unique strengths of each company by combining Linde’s long-standing leadership in technology with Praxair’s efficient operating model;

•	The expectation that the combination of the two companies’ complementary strengths would create a company with increased capabilities across a larger global footprint and create a more resilient portfolio, higher growth potential, and an improved ability to develop and provide innovative, reliable and cost-efficient solutions to serve customers;

•	The expectation that the combined company would benefit from complementary positions in all key geographies and end markets;

•	The expected ability of the combined group to generate significant shareholder value through annual synergies and cost efficiencies of approximately $1.2 billion. See “The Business Combination — Certain Unaudited Forward-Looking Financial Information — Certain Synergy and Cost Reduction Estimates” for an estimate of expected synergies and cost efficiencies;

•	The combined group’s (i) pro forma sales of approximately $29 billion based on Praxair’s and Linde’s annual results for the fiscal year ended December 31, 2016, prior to any divestitures, and a market value in excess of $70 billion as of May 31, 2017, and (ii) robust balance sheet and strong cash flow generation, with financial flexibility to invest in future growth; and

•	The combined company would be named Linde, retaining the globally recognized brand and would be listed on both the New York Stock Exchange and Frankfurt Stock Exchange.

Other Factors Considered by the Praxair Board of Directors. In addition to considering the strategic factors described above, the Praxair board of directors considered the following additional material factors, all of which it viewed as supporting its determination that the business combination agreement, the business combination and the other transactions contemplated by the business combination agreement are fair to and in the best interests of Praxair, Inc. and its shareholders:

•	The Praxair board of directors’ understanding of the respective businesses, operations, financial condition, earnings, strategy and prospects of Praxair and Linde, taking into account the due diligence investigation of Linde performed by Praxair’s management and Praxair’s legal advisors, as well as Praxair’s and Linde’s historical and projected financial performance;

•	The current and prospective business climate in the industry in which Praxair and Linde operate, including the position of current and likely competitors;

•	Potential strategic alternatives that might be available to Praxair relative to the business combination, including remaining a standalone entity, which the Praxair board of directors evaluated with the assistance of its legal and financial advisors, and the Praxair board of directors’ belief that the business combination with Linde created the best reasonably available opportunity to maximize value for Praxair shareholders given the potential risks, rewards and uncertainties associated with each alternative, including execution and regulatory risks and achievement of anticipated synergies;

•	The combined group would integrate the skill sets and capabilities of each of the companies’ management teams, governed by a single board of directors with equal representation from both companies, with the chairman of the Linde supervisory board, Prof. Dr. Wolfgang Reitzle, as Chairman, and Praxair, Inc.’s Chairman and CEO, Mr. Steve Angel, as CEO and a member of the board of directors;

•	The fact that after completion of the business combination former Praxair shareholders and former Linde shareholders would each hold approximately 50% of the outstanding Linde plc shares assuming that all Linde shares are tendered and not withdrawn in the exchange offer, based on the exchange ratio of one Linde plc share for one Praxair share in the merger and of 1.540 Linde plc shares for one Linde share in the exchange offer;

•	The financial analyses reviewed and discussed with the Praxair board of directors by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Praxair board of directors on May 31, 2017 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Praxair board of directors dated the same date) as to, as of May 31, 2017, the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the Transaction pursuant to the business combination agreement;

•	The fact that the consideration payable to Praxair shareholders in the merger would be Linde plc shares and, therefore, would allow Praxair shareholders to participate in potential further appreciation of the combined group after the business combination;

•	The view that the terms and conditions of the business combination agreement and the transactions contemplated thereby, including the covenants, closing conditions and termination provisions, are favorable to completing the business combination;

•	The view that the minimum acceptance condition would enable Linde plc to initiate the implementation of a domination agreement and/or profit and loss transfer agreement in an efficient timeframe following the consummation of the exchange offer and the merger; and

•	The commitment that following the execution of the business combination agreement Praxair and Linde would establish an integration committee to oversee integration of the two companies and would develop and oversee a plan to implement the business strategy of the combined group.

The Praxair board of directors weighed these advantages and opportunities against a number of other material factors, uncertainties and risks identified in its deliberations potentially weighing negatively against the business combination, including:

•	The risk that the business combination may be delayed or may not be consummated, and the attendant adverse consequences for Praxair’s business and financial results as a result of the pendency of the transaction and operational disruption;

•	The risk that regulatory approvals necessary to consummate the business combination may be delayed or not granted, which may delay or jeopardize the business combination, or that the conditions imposed by regulatory agencies in connection with the business combination, including any divestitures, may adversely impact the business, financial condition or results of operations of Praxair, Linde or Linde plc;

•	The risk that because the exchange ratios are fixed, a change in Praxair’s or Linde’s financial profile between the date of the business combination agreement and the completion of the business combination, could impact the value of Linde plc shares that Praxair shareholders will receive as consideration in the merger;

•	The challenges and difficulties of integrating the operations of Praxair and Linde;

•	The risk that the potential benefits, savings and synergies of the business combination may not be fully or partially achieved, or may not be achievable within the expected timeframe;

•	A considerable period of time may lapse before Linde plc would be able, if at all, to undertake a squeeze-out transaction to acquire any remaining Linde shares not tendered in the exchange offer;

•	The risk that the exchange offer could be completed and consummated with a significant amount of outstanding Linde shares not tendered, and that Linde plc may not be able to acquire such remaining Linde shares on a timely basis or at all, and that any such acquisition of such shares may require the payment of different or additional consideration than the consideration paid in the exchange offer;

•	The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the business combination, and other potential disruptions associated with combining the businesses and integrating the companies, and the potential effects of such diversion and disruption on the businesses and their respective regulators, customers, employees, suppliers, agents and others with whom they have business dealings;

•	The risk of litigation challenging the merger, the exchange offer or a post-completion reorganization transaction, which could have a material adverse effect on the operations of the combined company after the business combination or the risk that an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of such transaction;

•	The requirement that Praxair, Inc. pay Linde AG a termination fee of €250 million under certain circumstances. See “The Business Combination Agreement — Termination — Termination Fees”;

•	The substantial costs to be incurred in connection with the business combination, including the costs of integrating the businesses of Praxair and Linde and the one-time transaction expenses arising from the business combination;

•	The risk that Praxair’s shareholders may vote against approval of the business combination agreement; and

•	Various other risks associated with the business combination and the business of Praxair, Linde and the combined group, some of which are described in the section of this document titled “Risk Factors.”

The Praxair board of directors also considered the interests that Praxair executive officers, directors and designees to the pre-closing Linde plc board of directors have with respect to the business combination in addition to their interests as Praxair shareholders generally. See “— Interests of Directors, Board Members and Executive Officers in the Business Combination — Praxair, Inc.”

Although the foregoing discussion sets forth the material factors considered by the Praxair board of directors in reaching its determination, it is not intended to be exhaustive and may not include all of the factors considered by the Praxair board of directors, and each director may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the Praxair board of directors did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered in reaching its determination. The explanation of the reasoning of the Praxair board of directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section “Forward-Looking Statements.”

After careful consideration, the Praxair board of directors concluded that the potentially negative factors associated with the business combination were outweighed by the potential benefits that it expected Praxair, Inc. and its shareholders to achieve as a result of the business combination. Accordingly, the Praxair board of directors unanimously (i) determined that the merger and the other transactions contemplated by the business combination agreement are consistent with, and will further, the business strategies and goals of Praxair, and are advisable and fair to, and in the best interests of, the Praxair shareholders, (ii) approved and declared advisable the business combination agreement and the transactions contemplated by the business combination agreement, including the merger, and (iii) determined, subject to applicable law, to unanimously recommend that the Praxair shareholders adopt the business combination agreement.

Linde’s Reasons for the Business Combination

After due consideration and consultation with its outside legal and financial advisors, the executive board of Linde, in its meeting held on June 1, 2017, determined that the business combination, the business combination agreement and the transactions contemplated therein are in the best interest of Linde and its shareholders and unanimously approved the business combination agreement. Also after due consideration and consultation with its outside legal and financial advisors, the supervisory board of Linde, in its meeting held on June 1, 2017, determined that the business combination, the business combination agreement and the transactions contemplated therein are in the best interest of Linde and its shareholders and approved the business combination agreement.

In reaching their determinations, the executive board and the supervisory board of Linde considered a number of different factors relating to the strategic rationale for the combination, including (but not limited to) the material factors discussed in more detail below:

Strategic Considerations. The executive board and the supervisory board of Linde expect that the business combination will provide a number of significant strategic opportunities, including:

•	The expectation that the combined company, operating under the Linde name and brand, will be a leading global company for industrial gases and plant construction, in light of a combined (pro forma) revenue of approximately $29 billion based on Linde’s and Praxair’s annual results for the fiscal year ended December 31, 2016, prior to any divestitures, and a combined (pro forma) market capitalization (based on current market capitalization of both companies) of approximately $70 billion as of May 31, 2017.

•	The expectation that Linde will benefit from an expanded geographical presence of the combined company due to the complementary regional footprints of Linde and Praxair.

•	The expectation that the combined company will benefit from the realization of approximately $1.2 billion (€1.14 billion) in annual synergies and cost reductions, targeted to be achieved in approximately 3 years following the closing of the business combination, which are expected to arise from, among other factors, scale benefits (e.g., more efficient capital expenditure allocation), cost savings, and efficiency improvements, including $310 million (€295 million) of savings generated through the LIFT efficiency program. The achievement of these annual synergies and cost reductions is expected to require one-time costs of approximately $1.0 billion (€940 million). See “The Business Combination — Certain Unaudited Forward-Looking Financial Information — Certain Synergy and Cost Reduction Estimates” for an estimate of annual synergies and cost reductions.

•	The expectation that the transaction will strengthen Linde’s Engineering Division by adding the complementary resources of Praxair, and presenting the opportunity for Linde to combine its engineering resources with the existing Praxair plants.

•	The fact that Linde and Praxair have common roots, values and visions and the expectation that the combined company will have a major interest in promoting talent and generating value, combining Linde’s solution-oriented competencies, engineering-driven ideas and process reliability with Praxair’s strengths in execution.

•	The expectation that the combined company will benefit from a combination of Linde’s and Praxair’s technological strengths, know-how and research & development capabilities, to extend its presence in many end-markets, regions and products to take advantage of growth and emerging trends.

•	The expectation that the combined company’s expected strong balance sheet and cash flows will give it the financial strength to invest in the opportunities it identifies for future, profitable growth.

•	The expectation of obtaining stronger capital markets ratings for the shares of the combined company compared to the rating for Linde’s shares if Linde were to remain a stand-alone company, with the Linde plc shares being listed on both the New York Stock Exchange and the Frankfurt Stock Exchange and the aim that Linde plc will be included in the S&P 500 and DAX 30 indices.

Other Factors. In addition to the strategic factors mentioned above, the executive board and the supervisory board of Linde considered the following additional material factors, all of which were deemed to support the determination that the business combination, the business combination agreement and the transactions contemplated therein were in the best interest of Linde and its shareholders, including (but not limited to):

•	Participation in Future Appreciation. The consideration payable to Linde shareholders in the exchange offer will be Linde plc shares and will therefore allow Linde shareholders to benefit from the advantages arising from the combined business while retaining the flexibility to sell the Linde plc shares subsequently.

•	Implied ownership. The exchange ratio consists of 1.540 Linde plc shares for each Linde share tendered, and 1 Linde plc share for each Praxair share. Assuming that all of the Linde shareholders tender their shares in the exchange offer, this will result in the Linde and Praxair shareholders each owning approximately 50% of the shares in Linde plc. Such agreed exchange ratios will also mean a premium of approximately 7.0% for each Linde shareholder on the share price as of November 23, 2016 (i.e., the date Praxair sent a revised proposal letter and draft non-binding term sheet to Linde, the terms of which included a 50:50 ownership structure and an exchange ratio of 1.540 ordinary shares in a newly formed holding company, Linde plc, for each Linde share);

•	Fairness Opinions. The Linde executive board considered the financial analyses and opinions presented to it by Morgan Stanley and Perella Weinberg and the Linde supervisory board considered the financial analyses and opinions presented to it by BofA Merrill Lynch and Goldman Sachs. These financial advisors concluded that, as of the respective dates of such opinions and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by each financial advisor as set forth in their respective opinions, the exchange ratio of 1.540 Linde plc shares for each Linde share tendered by Linde shareholders pursuant to the business combination agreement was fair, from a financial point of view, to the Linde shareholders. See “Summary — Opinions of Financial Advisors to Linde AG;”

•	Governance. The target 50:50 ownership between Linde and Praxair will be reinforced by having an equal representation of six board members from each of Linde and Praxair on the board of directors of Linde plc and an equal representation of three key executives each on the Management Committee which comprises the key executives from both Praxair and Linde who directly report to the CEO of Linde plc. Prof. Dr. Wolfgang Reitzle (from Linde) will be Chairman of the board of directors of Linde plc while Mr. Stephen F. Angel (from Praxair) will be the CEO and a member of the board of directors of Linde plc. The operations of the business conducted by the Linde plc group will be appropriately divided between Munich and Danbury. This equal balance of power at both the board and shareholder level, as well as two operating locations, will help to integrate the skill sets and capabilities of each of the companies;

•	Continued employment. The Linde executive and supervisory boards considered it important that the business combination agreement acknowledges prior commitments with respect to the Linde workforce. Further, the Linde executive and supervisory boards considered that the combined company is expected to be a highly attractive employer; and

•	Alternatives. The members of Linde’s executive and supervisory boards also considered several alternatives, such as growing Linde organically or inorganically, that might be available in the future to Linde and whether these other options might be stronger or weaker in light of the predicted changes in the market. After careful consideration of the advantages, disadvantages and risks involved in each of the alternatives, the Linde executive and supervisory boards concluded that there were considerable disadvantages and risks as well as fewer potential benefits for Linde and its shareholders in connection with the other alternatives compared to the business combination with Praxair.

The Linde executive board and supervisory board also carefully considered a variety of risks, uncertainties and other potentially negative factors concerning the business combination, the business combination agreement and the transactions contemplated therein, including (but not limited to) the following:

•	the risk that completion may not take place within the planned time period or at all, for example if the conditions to completion are not satisfied, including the risk that the minimum acceptance condition is not satisfied, which could result in a failure of the exchange offer or could make the proposed business combination commercially unfeasible, and the risk that some Linde shareholders decide not to exchange their shares and the potential value leakage arising therefrom in case of a subsequent squeeze-out or domination and/or loss and profit transfer agreement, or if the parties are not in a position to fulfill the conditions for the proposed combination in a timely manner or at all;

•	the risk that intervening events, changes or other circumstances (that, for example, trigger a material adverse change clause or result in the non-fulfillment of conditions precedent to the transaction) could lead to the termination of the business combination or the termination of certain covenants that oblige Linde and Praxair to cooperate and use reasonable best efforts to consummate the transaction;

•	the risk that the regulatory approvals necessary to consummate the business combination may be delayed or not granted, which may delay or jeopardize the business combination, or that a regulator or other body imposes restrictions or divestitures on the business combination, compliance with which would be necessary but could adversely impact the business of Linde, Praxair or the combined entity;

•	the risk that tax laws and regulations as well as their interpretation may cause the consolidated tax burden of Praxair, Linde or Linde plc to increase or create tax leakages reducing the overall combined net income of Praxair and Linde;

•	the risk that either Linde or Praxair suffers a fundamental deterioration in its respective financial position;

•	the possibility that the Praxair shareholders do not approve the business combination agreement;

•	the challenges, difficulties and costs of integrating the operations of Praxair and Linde, including the challenges involved with developing a new, integrated corporate culture as well as the risks associated with the diversion of management and employee attention from operational matters and from other business opportunities;

•	the substantial transaction costs involved in undertaking the business combination and negotiating the necessary agreements;

•	the risk that the business combination could adversely affect employees or the corporate culture of Linde;

•	the risk that the combined company will be dependent on certain key managers and executives and the risk of employee dissatisfaction, demotivation or resignation triggered by the proposed business combination, including the risk that Linde or Praxair may be unable to retain employees in key positions or may have difficulties streamlining the current separate workforces of Linde and Praxair;

•	the ability of Linde to sustain relationships with particular clients, contractors and customers during the period prior to the closing of the business combination and of the combined entity to keep such relationships following consummation of the business combination, as well as the risk that joint former customers of Linde and Praxair may demand new contracts on better terms;

•	the risk that the anticipated advantages for Linde plc may be smaller than expected or may not be achieved within the expected timeframe, for example if Linde plc were unable to achieve the expected synergies and cost reductions due to an unsuccessful integration;

•	the risk that the combined company’s portfolio leads to unintended problems, such as over-exposure to certain regional or product-related markets;

•	the risk of value leakage (or other difficulties) arising from Linde or Praxair having to divest parts of their business, deconsolidate joint ventures, or address terms in pre-existing contracts implicated by the business combination (such as the triggering of “change of control” clauses);

•	the risk that the combined group may be subject to restrictions on operations and business practices in particular in embargoed and sanctioned countries, including the risk that Linde may become subject to more stringent or cumbersome procedures as a result of the business combination and the transaction structure and that it may lose existing business or be limited in its ability to generate new business in these or other countries;

•	the risk that the anticipated capital market value-add is not achieved due to uncertainties arising from the new valuation of the company and the risk that Linde plc may not be included in the S&P 500 and/or the DAX 30; and

•	several other risks that are contained in the annual and interim reports of Linde or in any public filing of Praxair or Linde plc (which can be found on the SEC’s website) and risks associated with the business combination and the business of Linde, Praxair and the combined group, in particular those set out under the heading “Risk Factors” of this document.

The Linde executive board and supervisory board also considered the interests that executive and supervisory board members, and Linde AG’s designees to the pre-closing Linde plc board of directors, have with respect to the business combination.

Although the foregoing discussion sets forth the material factors considered by the Linde executive and supervisory boards in reaching their determination, it is not intended to be exhaustive and may not include all of the factors considered by the Linde executive and supervisory boards, and each board member may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the Linde executive and supervisory boards did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered in reaching their determination. The explanation of the reasoning of the Linde executive and supervisory boards and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section “Forward-Looking Statements.”

After careful consideration, the Linde executive and supervisory boards concluded that the potentially negative factors associated with the business combination were outweighed by the potential benefits that they expected Linde and its shareholders to achieve as a result of the business combination. Accordingly, the Linde executive and supervisory boards each (i) determined that the exchange offer and the other transactions contemplated by the business combination agreement are consistent with, and will further, the business strategies and goals of Linde and that they are in the best interests of Linde and its shareholders, (ii) approved the transactions contemplated by the business combination agreement, including the exchange offer, and (iii) determined, subject to the review of the exchange offer document and its fiduciary duties under German law, in its statement on the exchange offer under Section 27 of the German Takeover Act, that it will recommend that the Linde shareholders accept the exchange offer and tender their Linde shares in the exchange offer.

Certain Unaudited Forward-Looking Financial Information

Certain Praxair and Linde Forward-Looking Financial Information

While Praxair and Linde in the regular course provide certain unaudited forward-looking information for their respective current fiscal years as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair — Executive Summary — Financial Results & Outlook,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde — Outlook” they generally do not make public long-term financial forward-looking information due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, neither Praxair, Linde nor Linde plc endorse the unaudited forward-looking financial information described in this section as a reliable indication of future results. Praxair has included in this section certain limited unaudited forward-looking financial information solely because this information was used, along with other information, to prepare financial information that Praxair management reviewed with the Praxair board of directors in connection with its evaluations of the proposed business combination and provided to Praxair’s financial advisor who was instructed by Praxair to use and rely upon such information for purposes of providing advice to the Praxair board of directors. Linde has included in this section certain limited unaudited financial information solely because this information was used, along with other information, to prepare financial information that Linde management reviewed with the Linde executive and supervisory boards in connection with its evaluations of the proposed business combination and provided to Linde’s financial advisors who were instructed by Linde to use and rely upon such information for purposes of providing advice to the Linde executive and supervisory boards. Praxair made available certain financial information to Linde on a confidential basis, including the Praxair forward-looking financial information presented in the table below (which is herein referred to as “Praxair Forward-Looking Financial Information”), in connection with Linde’s evaluation of the business combination, and Linde made available certain financial information to Praxair on a confidential basis, including the Linde forward-looking financial information presented in the table below (which is herein referred to as “Linde Forward-Looking Financial Information”), in connection with Praxair’s evaluation of the business combination. The unaudited forward-looking financial information was based on estimates and assumptions made by Praxair’s and Linde’s managements in the first and second quarter of 2017 and speak only as of the times such information was prepared. Except to the extent required by applicable law, neither Praxair, Linde nor Linde plc intend to update or revise the forward-looking financial information included in this document.

The unaudited forward-looking financial information presented below is unaudited forward-looking financial information prepared by Praxair management and Linde management, respectively. The inclusion of this unaudited forward-looking financial information should not be regarded as an indication that any of Praxair, Linde, Linde plc, their respective financial advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, it to be an accurate prediction of actual future results, and readers of this document are cautioned not to rely on this forward-looking information. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated.

Since the unaudited forward-looking financial information below covers multiple years, such information by its nature becomes less predictable with each successive year. The unaudited forward-looking financial information is based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Praxair’s and Linde’s managements. Important factors that may affect actual results are described in the section “Forward-Looking Statements.” In addition, Praxair and Linde shareholders are urged to review the SEC filings of Praxair for a description of risk factors with respect to the business of Praxair and the risk factors described in “Risk Factors — Risks Relating to the Business of Praxair” with respect to the business of Praxair and the risk factors described in “Risk Factors — Risks Relating to the Business of Linde” with respect to the business of Linde. The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or IFRS. Neither the independent accountants of Praxair, Linde, Linde plc, nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited forward-looking financial information for the purpose of its inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of this document. The reports of Praxair’s and Linde’s independent accountants included in this document relate solely to the historical financial information of Praxair and Linde, respectively. They do not extend to the unaudited forward-looking financial information and should not be read to do so. The accompanying unaudited forward-looking financial information includes certain financial measures that are not consistent with U.S. GAAP or IFRS. Financial measures that are not consistent with U.S. GAAP and IFRS should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP and IFRS, and financial measures that are not consistent with U.S. GAAP or IFRS as used by Praxair or Linde may not be comparable to similarly titled amounts used by other companies. The footnotes to the table below provide certain supplemental information with respect to the calculation of these financial measures that are not consistent with U.S. GAAP or IFRS. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the business combination nor is it indicative for future results of the combined group.

The following table presents the Praxair Forward-Looking Financial Information that Praxair management used, along with other information, to prepare information that it reviewed with the Praxair board of directors and provided to Praxair’s financial advisor who was instructed by Praxair to use and rely upon such information for purposes of providing advice to the Praxair board of directors. This Praxair Forward-Looking Financial Information was also provided to Linde and used by Linde management, along with other information, to prepare information that it reviewed with the Linde executive and supervisory boards and provided to Linde’s financial advisors who were instructed by Linde to use and rely upon such information for purposes of providing advice to the Linde executive and supervisory boards.

	Praxair Forward-Looking Financial Information
($ in millions)	2017E	2018E	2019E	2020E
Sales	$10,951	$11,603	$12,076	$12,749
Adjusted EBITDA (1)	3,608	3,883	4,077	4,365
Operating profit	2,438	2,644	2,787	3,003
Capital expenditures and acquisitions	1,429	1,499	1,563	1,711
Unlevered free cash flow (2)	1,461	1,564	1,675	1,731

(1)	Adjusted EBITDA is calculated as follows: net income (including income from non-controlling interests) plus interest expense, plus income taxes plus depreciation and amortization and less equity income. Adjusted EBITDA is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(2)	Unlevered free cash flow is calculated as follows: Operating cash flow less capital expenditures and acquisitions plus after tax interest expense. Unlevered free cash flow is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.

The following table presents certain additional selected unaudited forward-looking financial information for Praxair. Praxair management used this information, along with other information, to prepare information that it reviewed with the Praxair board of directors in connection with its evaluation of the proposed business combination and provided to Praxair’s financial advisor which was instructed by Praxair to use and rely upon such information for purposes of providing advice to the Praxair board of directors. This information was not relied upon by the Linde executive or supervisory board or Linde’s financial advisors in their evaluation of the business combination.

($ in millions)	2021E
Sales	$13,255
Adjusted EBITDA (1)	4,565
Operating profit	3,149
Capital expenditures and acquisitions	1,782
Unlevered free cash flow (2)	1,839

(1)	Adjusted EBITDA is calculated as follows: net income (including income from noncontrolling interests) plus interest expense, plus income taxes plus depreciation and amortization and less equity income. Adjusted EBITDA is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(2)	Unlevered free cash flow is calculated as follows: Operating cash flow less capital expenditures and acquisitions plus after tax interest expense. Unlevered free cash flow is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.

The following table presents Linde Forward-Looking Financial Information that Linde management used, along with other information, to prepare information that it reviewed with the Linde executive and supervisory boards in connection with its evaluation of the proposed business combination and provided to Linde’s financial advisors who were instructed by Linde to use and rely upon such information for purposes of providing advice to the Linde executive and supervisory boards. This Linde Forward-Looking Financial Information was also provided to Praxair and used by Praxair management, along with other information, to prepare information that it provided to Praxair’s financial advisor which was instructed by Praxair to use and rely upon such information for purposes of providing advice to the Praxair board of directors.

	Linde Forward-Looking Financial Information
(€ in millions)	2017E	2018E	2019E	2020E
Revenue	€17,334	€18,106	€18,601	€19,084
Adjusted EBITDA (1)	4,248	4,442	4,632	4,833
Net profit on operating activities — continuing operations (2)	1,994	2,402	2,555	2,701
Capital expenditures and acquisitions	1,811	1,995	2,116	2,176
Unlevered free cash flow (3)	1,572	1,627	1,608	1,688

(1)	Adjusted EBITDA is calculated as follows: profit for the year from continuing operations, plus income tax expense, plus financial income and expenses, plus amortization of intangible assets/depreciation of tangible assets and plus restructuring costs. Adjusted EBITDA is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(2)	Net profit on operating activities — continuing operations is calculated as earnings before interest and income taxes. Net profit on operating activities — continuing operations is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(3)	Unlevered free cash flow is calculated as Adjusted EBITDA adjusted for capital expenditures and acquisitions, changes in trade working capital and tax cash out and other cash flows and minus restructuring costs. Unlevered free cash flow is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.

The following table presents certain additional selected unaudited forward-looking financial information for Linde extrapolated by Praxair management from the Linde Forward-Looking Financial Information. Praxair management used this information, along with other information, to prepare information that it provided to Praxair’s financial advisor which was instructed by Praxair to use and rely upon such information for purposes of providing advice to the Praxair board of directors. This information reflects Praxair management’s expectations regarding Linde’s future prospects, expected margins and revenue recognition. It was not relied upon by the Linde executive or supervisory board or Linde’s financial advisors in their evaluation of the business combination.

(€ in millions)	2021E
Revenue	€19,847
Adjusted EBITDA (1)	5,067
Net profit on operating activities — continuing operations (2)	2,884
Capital expenditures and acquisitions	2,300
Unlevered free cash flow (2)	1,741

(1)	Adjusted EBITDA is calculated as follows: profit for the year from continuing operations, plus income tax expense, plus financial income and expenses, plus amortization of intangible assets/depreciation of tangible assets and plus restructuring costs. Adjusted EBITDA is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.
(2)	Net profit on operating activities — continuing operations is calculated as earnings before interest and income taxes. Net profit on operating activities — continuing operations is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.

(3)	Unlevered free cash flow is calculated as Adjusted EBITDA adjusted for capital expenditures and acquisitions, changes in trade working capital and tax cash out and other cash flows and minus restructuring costs. Unlevered free cash flow is a non-GAAP and non-IFRS measure and should not be considered as an alternative to cash flows or a measure of liquidity.

Although presented with numerical specificity, the above selected unaudited forward-looking financial information reflects numerous assumptions and estimates as to future events made by the Praxair management and the Linde management, respectively. At the dates the unaudited forward-looking financial information was prepared, the Praxair management and the Linde management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited forward-looking financial information, the Praxair management and the Linde management made assumptions regarding, among other things: changing market conditions, pricing and volume of products and services sold, costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, effective tax rates, and general and administrative costs.

No assurances can be given that the assumptions made in preparing the selected unaudited forward-looking financial information will accurately reflect future conditions. The estimates and assumptions underlying the selected unaudited forward-looking financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Praxair and/or Linde and will be beyond the control of the combined group. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited forward-looking financial information, whether or not the business combination is completed.

No representation is made by Praxair, Linde, Linde plc, their respective financial advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives to any Praxair or Linde shareholder regarding the ultimate performance of Praxair, Linde or the combined group compared to the information included in the above unaudited forward-looking financial information.

PRAXAIR, LINDE AND LINDE PLC HAVE NOT UPDATED OR OTHERWISE REVISED AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS DOCUMENT THE ABOVE UNAUDITED FORWARD-LOOKING FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORWARD-LOOKING FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain Synergy and Cost Reduction Estimates

The limited unaudited pro forma synergy and cost reduction estimates set forth below have been jointly prepared by Praxair management and Linde management and made available to the Praxair board and the Linde executive and supervisory boards in connection with their evaluations of the business combination and provided to Praxair’s and Linde’s respective financial advisors who were instructed to use and rely upon such information for purposes of providing advice to the Praxair board of directors and the Linde executive and supervisory boards, respectively. These limited unaudited pro forma synergy and cost reduction estimates were based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Linde’s and Praxair’s management and will be beyond the control of Linde plc’s management. As a result, neither Praxair, Linde nor Linde plc endorse these unaudited pro forma synergy and cost reduction estimates as a reliable indication of the amount of synergies that will be achieved in the future. Important factors that may affect actual results are described in the section “Forward-Looking Statements.” In addition, Praxair and Linde shareholders are urged to review the SEC filings of Praxair and the risk factors described in “Risk Factors — Risks Relating to the Business of Praxair” with respect to the business of Praxair and the risk factors described in “Risk Factors — Risks Relating to the Business of Linde” with respect to the business of Linde. The unaudited pro forma synergy and cost reduction estimates were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or IFRS. Neither the independent accountants of Praxair or Linde nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited pro forma synergy and cost reduction estimates for the purpose of inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of this document.

Praxair and Linde believe that the business combination brings together two leading companies with unique and complementary strengths. The combined group will have a strong position in all key geographies and end markets, and will result in a more diverse and balanced global portfolio. The combined group is also expected to realize approximately $1.2 billion (€1.1 billion) in annual synergies and cost reductions, which are targeted to be achieved within approximately 3 years following the closing of the business combination. These synergies and cost reductions are expected to arise from, among other factors, scale benefits, cost savings, and efficiency improvements, including existing cost reduction programs. There will be expected one-time costs of achieving these synergies and cost reductions which are estimated to be approximately $1.0 billion (€0.9 billion), including estimated transaction costs of $0.2 billion (€0.2 billion).

The majority of expected savings would be primarily driven by cost synergies and reductions (including improvements of internal processes and streamlining of organizational structures) which are expected to total approximately $1.0 billion (€0.9 billion). These saving estimates are based on the combined group’s 2016 year-end financial position. The figures include existing cost reduction programs of Praxair and Linde which are independent of the business combination. However, Linde plc intends to achieve the total amount of synergies and efficiency savings irrespective of the allocation to the respective underlying drivers. For further details regarding such programs of Linde and how savings in connection therewith are reflected in the estimation of the synergies and cost reductions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde — Factors Affecting Results of Operations — Restructuring Costs/Special Items.”

The remaining savings of approximately $0.2 billion (€0.2 billion) are expected to be achieved from a reduction in capital expenditure through more efficient asset utilization, plant and distribution asset optimization and the avoidance of replacement capital in the overlapping geographies.

Finally, additional revenue growth related synergies may be achieved through cross-selling efforts and leveraging the combined group’s expanded global reach and product portfolio.

The unaudited pro forma synergy and cost reduction estimates also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these estimates. Accordingly, there can be no assurance that these estimates will be realized.

PRAXAIR, LINDE AND LINDE PLC HAVE NOT UPDATED OR OTHERWISE REVISED AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS DOCUMENT THE ABOVE UNAUDITED PRO FORMA SYNERGY AND COST REDUCTION ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Opinion of Financial Advisor to Praxair

On May 31, 2017, Credit Suisse rendered its oral opinion to the Praxair board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Praxair board of directors dated the same date) as to, as of May 31, 2017, the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the Transaction pursuant to the business combination agreement.

Credit Suisse’s opinion was directed to the Praxair board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the Transaction pursuant to the business combination agreement and did not address any other aspect or implication (financial or otherwise) of the business combination. The summary of Credit Suisse’s opinion in this document is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex F to this document and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this document are intended to be, and they do not constitute, advice or a recommendation to any holder of Praxair shares as to how such holder should vote or act on any matter relating to the business combination.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated May 25, 2017, of the business combination agreement;

•	reviewed certain publicly available business and financial information relating to Praxair and Linde;

•	reviewed certain other information relating to Praxair, including financial forecasts relating to Praxair prepared and provided to Credit Suisse by the management of Praxair (the “Praxair Projections”);

•	reviewed certain other information relating to Linde, including financial forecasts relating to Linde prepared and provided to Credit Suisse by the management of Linde (the “Linde Projections”) and an extension of the Linde Projections prepared and provided to Credit Suisse by the management of Praxair (the “Praxair Projections for Linde”);

•	reviewed certain estimates jointly prepared and provided to Credit Suisse by the managements of Praxair and Linde with respect to the cost savings and synergies anticipated by the managements of Praxair and Linde to result from the business combination (the “Synergies”);

•	spoke with the managements of Praxair and Linde regarding the business combination and the business and prospects of Praxair, Linde and the pro forma combined company resulting from the business combination;

•	considered certain financial and stock market data of Praxair and Linde and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of Praxair and Linde, respectively; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, at Praxair’s direction and with Praxair’s consent, Credit Suisse assumed and relied upon such information being complete and accurate in all respects. With respect to the Praxair Projections, management of Praxair advised Credit Suisse and Credit Suisse assumed that the Praxair Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Praxair as to the future financial performance of Praxair for the fiscal years contemplated therein. With respect to the Linde Projections, management of Linde advised Credit Suisse and Credit Suisse assumed that the Linde Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Linde as to the future financial performance of Linde for the fiscal years contemplated therein. With respect to the Praxair Projections for Linde, management of Praxair advised Credit Suisse and Credit Suisse assumed that the Praxair Projections for Linde were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Praxair as to the future financial performance of Linde for the fiscal years contemplated therein. With respect to the Synergies anticipated by managements of Praxair and Linde to result from the business combination, the managements of Praxair and Linde advised Credit Suisse and Credit Suisse assumed that such forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of Praxair and Linde as to such cost savings and synergies. Credit Suisse expressed no view or opinion with respect to the Praxair Projections, the Linde Projections, the Praxair Projections for Linde, the Synergies or the assumptions and methodologies upon which they were based and, at the direction of management of Praxair, Credit Suisse assumed that the Synergies would be realized in the amounts and the times indicated thereby. At the direction of management of Praxair, Credit Suisse further assumed that the Praxair Projections, the Linde Projections, the Praxair Projections for Linde and the Synergies were a reasonable basis on which to evaluate Praxair, Linde and the business combination and Credit Suisse used and relied upon such estimates and judgments for purposes of its analyses and opinion.

For purposes of its analyses and opinion Credit Suisse, with Praxair’s agreement, assumed that (i) all of the issued and outstanding Linde shares would be exchanged for Linde plc shares at the Linde exchange ratio pursuant to the exchange offer, (ii) except as would not be material to its analyses or opinion, immediately following the consummation of the business combination the only assets and liabilities of Linde plc would be the consolidated assets and liabilities of Praxair and Linde immediately prior to the consummation of the business combination, and (iii) immediately following the consummation of the business combination, the issued capital of Linde plc would solely consist of the Linde plc shares issued in the merger or upon completion of the exchange of Linde shares for Linde plc shares pursuant to the exchange offer.

In addition, Credit Suisse relied upon, without independent verification the assessments of the management of Praxair with respect to the ability of the pro forma combined company to integrate the businesses of Praxair and Linde. With Praxair’s consent, Credit Suisse also assumed that, except as would not be material to Credit Suisse’s analyses or opinion, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the business combination, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Praxair, Linde or the contemplated benefits of the business combination. With Praxair’s agreement, for purposes of its opinion, Credit Suisse did not evaluate or consider the impact of any potential divestitures of businesses or assets that may be required or any limitations, restrictions or conditions that may be imposed by any governmental or regulatory authority in connection with or as a condition or result of the business combination. With Praxair’s consent, Credit Suisse also assumed that the business combination would be consummated in accordance with all applicable foreign, federal, state and local laws and in accordance with the terms of the business combination agreement, including the exchange offer, without waiver, modification or amendment of any term, condition or agreement thereof material to its analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Praxair or Linde, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse also assumed that the final form of the business combination agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Praxair shares of the Praxair exchange ratio in the Transaction pursuant to the business combination agreement in the manner set forth in the opinion and did not address any other aspect or implication of the business combination, the business combination agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise, including without limitation any post-closing reorganization or sale, divestiture, spin-off, split-off or other disposition of any businesses or assets of Praxair, Linde or the pro forma combined company resulting from the business combination. In addition, other than assuming that the exchange pursuant to the exchange offer would be consummated immediately prior to the merger, Credit Suisse’s opinion did not address or otherwise take into account any terms, aspects or implications of the exchange pursuant to the exchange offer or the structure of the business combination or any fees or expenses incurred as a result thereof.

Furthermore, Credit Suisse’s opinion did not address (i) the fairness of the Linde exchange ratio to any participant in the business combination or any of their respective security holders, (ii) the fairness of the Linde exchange ratio relative to the Praxair exchange ratio or (iii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the business combination, or class of such persons, relative to the Praxair exchange ratio, the Linde exchange ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Praxair had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse did not investigate or otherwise evaluate, and its opinion does not address, the potential effects of the business combination or any related actions or transactions on the credit ratings of Praxair, Linde or Linde plc, the foreign, federal, state or other taxes or tax rates payable by Praxair, Linde or Linde plc or any regulatory or other fees and expenses payable by Praxair, Linde or Linde plc and, with Praxair’s consent, Credit Suisse assumed that, except as would not be material to its analyses or opinion, such credit ratings, taxes and tax rates and such regulatory and other fees and expenses would not be adversely affected by or after giving effect to the business combination or any related actions or transactions. Credit Suisse’s opinion was necessarily based on information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse did not express any opinion as to what the value of the Linde plc shares actually would be when issued to the holders of Praxair shares in the merger or the prices or ranges of prices at which Praxair shares, Linde shares or Linde plc shares may be purchased or sold at any time. Credit Suisse assumed that the Linde plc shares to be issued in the business combination would be approved for listing on the regulated market of the Frankfurt Stock Exchange and the New York Stock Exchange prior to the consummation of the business combination. Credit Suisse’s opinion did not address the relative merits of the business combination as compared to alternative transactions or strategies that might be available to Praxair, nor did it address the underlying business decision of the Praxair board of directors or Praxair to proceed with or effect the business combination.

In preparing its opinion to the Praxair board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Credit Suisse’s analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Praxair, or Linde or the pro forma combined company resulting from the business combination and an evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Credit Suisse were performed for analytical purposes only, were not intended to be and should not be construed as actual valuations or appraisals of Praxair, Linde or the pro forma combined company resulting from the business combination or their respective equity securities and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Praxair and Linde. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Praxair board of directors (in its capacity as such) in connection with its consideration of the proposed business combination and were among many factors considered by the Praxair board of directors in evaluating the proposed business combination. Neither Credit Suisse’s opinion nor its analyses were determinative of the Praxair exchange ratio, the Linde exchange ratio or of the views of the Praxair board of directors with respect to the proposed business combination. Under the terms of its engagement by Praxair, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed business combination or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the Praxair board of directors, Praxair, Linde, any security holder or creditor of Praxair or Linde or any other person, regardless of any prior or ongoing advice or relationships.

Financial Analyses

The following is a summary of the material financial analyses reviewed by Credit Suisse with the Praxair board of directors in connection with the rendering of its opinion to the Praxair board on May 31, 2017. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses. Given the 1-for-1 Praxair exchange ratio, for purposes of Credit Suisse’s analyses and opinion, the Linde exchange ratio was treated as the effective exchange ratio for the business combination. In addition, as discussed with Praxair, for purposes of Credit Suisse’s analyses and opinion, the Linde Projections and the Praxair Projections for Linde were converted from euros to United States dollars based on, among other things, publicly available forward exchange rates for the major currencies in which Linde derives its revenues.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, non-controlling interests and capital lease obligations less the amount of cash).

•	Adjusted EBITDA — generally the amount of the relevant company’s net income (other than in the case of the Praxair Projections, including income from noncontrolling interests) plus interest expense, plus income taxes, and plus depreciation and amortization for a specified time period.

Has/Gets Analysis

Credit Suisse compared the implied value reference range per Praxair share indicated by a discounted cash flow analysis of Praxair on a standalone basis to, given the Praxair exchange ratio, the implied value reference range per ordinary share of the pro forma combined company resulting from the proposed business combination indicated by a discounted cash flow analysis of the pro forma combined company resulting from the proposed business combination after giving effect to the Synergies. With respect to Praxair, Credit Suisse calculated the estimated net present value of the projected after-tax, unlevered free cash flows of Praxair based on the Praxair Projections. With respect to the pro forma combined company resulting from the proposed business combination, Credit Suisse calculated the estimated net present value of the projected after-tax, unlevered free cash flows of the pro forma combined company resulting from the proposed business combination after giving effect to the Synergies based on the Praxair Projections, the Linde Projections, the Praxair Projections for Linde and the Synergies. With respect to Praxair, Credit Suisse applied a range of terminal value multiples of 12.0x to 13.0x to Praxair’s estimated 2022E Adjusted EBITDA and discount rates ranging from 5.75% to 7.25%. With respect to the pro forma combined company resulting from the proposed business combination, Credit Suisse applied a range of terminal value multiples of 10.3x to 11.3x to the pro forma combined company’s estimated 2022E Adjusted EBITDA and discount rates ranging from 5.75% to 7.25%. The discounted cash flow analysis of Praxair on a standalone basis indicated an implied value reference range of $135 to $157 per Praxair share as compared to an implied value reference range of $144 to $171 per ordinary share of the pro forma combined company resulting from the proposed business combination.

Contribution Analysis

Credit Suisse reviewed the contributions of Praxair and Linde to the pro forma combined company resulting from the proposed business combination of certain financial metrics based on the Praxair Projections, the Linde Projections and certain historical financial information for Praxair and Linde. The financial metrics reviewed included the (i) three-year average Adjusted EBITDA for the fiscal years ended December 31, 2016 (actual), 2017 (estimated) and 2018 (estimated), (ii) three-year average net income for the fiscal years ended December 31, 2016 (actual), 2017 (estimated) and 2018 (estimated), and (iii) three-year average unlevered free cash flows for the fiscal years ended December 31, 2016 (actual), 2017 (estimated) and 2018 (estimated). For purposes of the contribution analysis, Credit Suisse calculated a range of implied effective exchange ratios based on the contributions with respect to those metrics by Praxair and Linde to the pro forma combined company resulting from the proposed business combination and the combined equity value of such pro forma combined company, which was based on the equity values of Praxair and Linde as of August 15, 2016, the last trading day prior to a news report regarding a potential transaction involving Praxair and Linde. The contribution analysis indicated an implied effective exchange ratio reference range of 1.374x to 2.086x, as compared to the effective exchange ratio of 1.540x in the business combination pursuant to the business combination agreement. The contribution analysis did not give effect to the Synergies.

2016A – 2018E Average	Relative Contribution		Implied Effective Exchange Ratio
	Praxair	Linde
Adjusted EBITDA	44%	56%	2.050x

Net Income	53%	47%	1.374x

Unlevered Free Cash Flow	44%	56%	2.086x

Standalone Discounted Cash Flow Analyses

Credit Suisse performed a discounted cash flow analysis of each of Praxair and Linde on a standalone basis, without giving effect to the Synergies, by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of Praxair based on the Praxair Projections and by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of Linde based on the Linde Projections and the Praxair Projections for Linde. With respect to Praxair, Credit Suisse applied a range of terminal value multiples of 12.0x to 13.0x to Praxair’s estimated 2022E Adjusted EBITDA and discount rates ranging from 5.75% to 7.25%. With respect to Linde, Credit Suisse applied a range of terminal value multiples of 9.0x to 10.0x to Linde’s estimated 2022E Adjusted EBITDA and discount rates ranging from 5.75% to 7.25%. The ranges of terminal value multiples and discount rates applied for purposes of the discounted cash flow analyses with respect to Praxair and Linde were selected based on Credit Suisse’s experience and judgment. The discounted cash flow analyses of Praxair and Linde on a standalone basis indicated an implied effective exchange ratio reference range of 1.252x to 1.753x, as compared to the effective exchange ratio of 1.540x in the business combination pursuant to the business combination agreement. The standalone discounted cash flow analyses did not give effect to the Synergies.

Selected Companies Analyses

Credit Suisse considered certain financial data for Praxair and Linde and selected companies with publicly traded equity securities Credit Suisse deemed relevant based on their share prices and publicly available research analyst estimates for those companies. The selected companies were selected because they were deemed similar to Praxair and Linde in one or more respects including the nature of their business, size, product mix, and financial performance. As noted above, the selected companies used in the selected companies analysis for comparative purposes to Praxair and Linde are not identical to Praxair and Linde and an evaluation of the results of the selected companies analysis is not entirely mathematical. As a consequence, the ranges of multiples applied for purposes of the selected companies analysis were selected based on Credit Suisse’s experience and judgment. Unless the context indicates otherwise, share prices for Praxair, Linde and the selected companies used in the selected companies analysis described below were as of May 19, 2017.

The financial data reviewed included enterprise value as a multiple of publicly available research analyst estimates of Adjusted EBITDA for the year ended December 31, 2017, or “2017E Adjusted EBITDA.” The selected companies consisted of Air Liquide, S.A. and Air Products and Chemicals, Inc. and the corresponding multiples for the selected companies, Praxair and Linde were:

Enterprise Value /
2017E Adjusted EBITDA
Air Liquide, S.A.	11.1x
Air Products and Chemicals, Inc.	11.8x
Praxair	12.9x
Linde	9.2x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 12.0x to 13.0x to Praxair’s estimated 2017E Adjusted EBITDA based on the Praxair Projections and 9.0x to 10.0x to Linde’s estimated 2017E Adjusted EBITDA based on the Linde Projections. The selected companies analysis indicated an implied effective exchange ratio reference range of 1.333x to 1.672x, as compared to the effective exchange ratio of 1.540x in the business combination pursuant to the business combination agreement. The selected companies analysis did not give effect to the Synergies.

Other Matters

Praxair retained Credit Suisse as its financial advisor in connection with the proposed business combination with Linde based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. For its services as financial advisor to Praxair in connection with the business combination, Credit Suisse is entitled to a fee of $43,000,000 of which $100,000 became payable upon its engagement, $1,500,000 became payable upon the delivery of its opinion and the balance of which is contingent upon the consummation of the business combination. In addition, Praxair has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided and/or are currently providing investment banking and other financial advice and services to Praxair, Linde and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation including, among other things, during the past two years, with respect to Praxair and its affiliates, having acted as joint book-running manager of offerings of debt securities by Praxair in January 2015 and February 2016. Credit Suisse is also a lender under

Praxair’s revolving credit facility. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to Praxair, Linde, Linde plc and their affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. If requested by Praxair, Credit Suisse may participate in financings, refinancings and related transactions for Praxair, Linde and/or the pro forma combined company resulting from the business combination. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the business combination and equity, debt and other securities and financial instruments (including bank loans and other obligations) of Praxair, Linde and any other company that may be involved in the business combination, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Opinions of Financial Advisors to Linde AG

Opinion of BofA Merrill Lynch, Financial Advisor to the Linde Supervisory Board

Linde has retained BofA Merrill Lynch to act as Linde’s financial advisor in connection with the business combination. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Linde selected BofA Merrill Lynch to act as Linde’s financial advisor in connection with the business combination on the basis of BofA Merrill Lynch’s experience in transactions similar to the business combination, its reputation in the investment community and its familiarity with Linde and its business.

On June 1, 2017, at a meeting of Linde’s supervisory board held to evaluate the business combination, BofA Merrill Lynch delivered to Linde’s supervisory board an oral opinion, which was confirmed by delivery of a written opinion dated June 1, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the business combination was fair, from a financial point of view, to holders of Linde shares.

The full text of BofA Merrill Lynch’s written opinion to Linde’s supervisory board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Linde’s supervisory board for the benefit and use of Linde’s supervisory board (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the business combination and no opinion or view was expressed as to the relative merits of the business combination in comparison to other strategies or transactions that might be available to Linde or in which Linde might engage or as to the underlying business decision of Linde to proceed with or effect the business combination. BofA Merrill Lynch’s opinion does not address any other aspect of the business combination and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed business combination or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(a)	reviewed certain publicly available business and financial information relating to Linde and Praxair;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Linde furnished to or discussed with BofA Merrill Lynch by the management of

Linde, including certain financial forecasts relating to Linde prepared by the management of Linde (which is referred to herein as Linde Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”));

(c)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Praxair furnished to or discussed with BofA Merrill Lynch by the management of Praxair, including certain financial forecasts relating to Praxair prepared by the management of Praxair (which is referred to herein as Praxair Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”));

(d)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the managements of Linde and Praxair to result from the business combination (which are referred to herein as “synergies”) as well as additional transaction-related costs;

(e)	discussed the past and current business, operations, financial condition and prospects of Linde with members of senior management of Linde and discussed the past and current business, operations, financial condition and prospects of Praxair with members of senior management of Praxair;

(f)	reviewed the potential pro forma financial impact of the business combination on the future financial performance of Linde plc, including the potential effect on Linde plc’s estimated earnings per share;

(g)	reviewed the trading histories for Linde Shares and Praxair Shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(h)	compared certain financial and stock market information of Linde and Praxair with similar information of other companies BofA Merrill Lynch deemed relevant;

(i)	compared certain financial terms of the business combination to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(j)	reviewed the relative financial contributions of Linde and Praxair to the future financial performance of Linde plc on a pro forma basis;

(k)	reviewed a draft, dated May 30, 2017 of the business combination agreement (which is referred to herein as the “draft business combination agreement”); and

(l)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Linde and Praxair that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Linde Forward-Looking Financial Information, BofA Merrill Lynch was advised by Linde, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Linde as to the future financial performance of Linde. With respect to the Praxair Forward-Looking Financial Information, BofA Merrill Lynch was advised by Praxair, and assumed, with Linde’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Praxair as to the future financial performance of Praxair and other matters covered thereby. BofA Merrill Lynch relied, at the direction of Linde, on the assessments of the managements of Linde and Praxair as to Praxair’s ability to achieve the synergies and was advised by Linde, and has assumed, that the synergies will be realized in the amounts and at the times projected. BofA Merrill Lynch did not make and was not provided with any evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Linde or Praxair, nor did it make any physical inspection of the properties or assets of Linde or Praxair. BofA Merrill Lynch did not evaluate the solvency or fair value of Linde or Praxair under any laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Linde, that the business combination would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the business combination, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Linde, Praxair or the contemplated benefits of the business combination. BofA Merrill Lynch also assumed, at the direction of Linde, that the final executed business combination agreement would not differ in any material respect from the draft business combination agreement that it reviewed.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the business combination (other than the exchange ratio, to the extent expressly specified in its opinion), including, without limitation, the form or structure of the business combination. BofA Merrill Lynch was not requested to, and it did not, participate in the negotiation of the terms of the business combination, nor was it requested to, and it did not, provide any advice or services in connection with the business combination other than the delivery of its opinion. BofA Merrill Lynch’s opinion does not address any legal, tax, regulatory or accounting matters, as to which it understands Linde has received such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch expressed no view or opinion as to any such matters. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Linde or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of Linde shares and no opinion or view was expressed with respect to any consideration received in connection with the business combination by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the business combination, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the business combination in comparison to other strategies or transactions that might be available to Linde or in which Linde might engage or as to the underlying business decision of Linde to proceed with or effect the business combination. BofA Merrill Lynch did not express any opinion as to what the value of Linde plc ordinary shares actually would be when issued or the prices at which Linde plc ordinary shares, Linde shares, Praxair common stock or other Linde or Praxair securities would trade at any time, including following announcement or consummation of the business combination. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the business combination or any related matter. Except as described above, Linde imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Linde’s supervisory board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses

Discounted Cash Flow Analysis.

Linde. BofA Merrill Lynch performed a discounted cash flow analysis of Linde as of March 31, 2017 to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Linde was forecasted to generate during Linde’s fiscal years 2017 through 2020 based on the Linde Forward-Looking Financial Information. BofA Merrill Lynch also calculated the terminal value for Linde by applying the Gordon growth model at a discount rate ranging from 6.1% to 7.7% and an assumed perpetual growth rate ranging from 2.25% to 2.75%. The cash flows and terminal value were then discounted to present value as of March 31, 2017 using discount rates ranging from 6.1% to 7.7%, which were based on an estimate of Linde’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Linde (excluding synergies):

Implied Per Share Equity Value Reference Range for Linde
€105.9 - €199.3

Praxair. BofA Merrill Lynch performed a discounted cash flow analysis of Praxair as of March 31, 2017 to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Praxair was forecasted to generate during Praxair’s fiscal years 2017 through 2020 based on the Praxair Forward-Looking Financial Information. BofA Merrill Lynch also calculated the terminal value for Praxair by applying the Gordon growth model at a discount rate ranging from 6.5% to 8.0% and an assumed perpetual growth rate ranging from 2.75% to 3.25%. The cash flows and terminal value were then discounted to present value as of March 31, 2017 using discount rates ranging from 6.5% to 8.0%, which were based on an estimate of Praxair’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Praxair (excluding synergies):

Implied Per Share Equity Value Reference Range for Praxair
$85.9 - $154.1

Implied Exchange Ratio. Using the implied per share equity value reference ranges calculated for each of Linde and Praxair using the discounted cash flow analysis, and adopting a dollar/euro exchange rate of 1.12 as of May 26, 2017 for the conversion of Praxair’s per share equity value reference range, BofA Merrill Lynch calculated the implied exchange ratio. By dividing the mid-point of Linde’s equity value per share range by the mid-point of Praxair’s equity value per share range, BofA Merrill Lynch calculated the following implied exchange ratio:

Implied Exchange Ratio
1.42x

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Linde, Praxair and the following two publicly traded companies in the industrial gases industry:

•	Air Products and Chemicals, Inc.

•	L’Air Liquide S.A.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on May 26, 2017, plus debt and debt-like items, less cash and cash-like items, plus non-controlling interest and less investments into associates, as a multiple of such companies’ calendar year 2018 estimated earnings before interest, taxes, depreciations and amortization

(EBITDA), commonly referred to as EBITDA multiples. BofA Merrill Lynch then applied the ranges of such companies’ calendar year 2018 EBITDA multiples of 9.6x to 9.8x (with respect to Linde) and 11.9x to 12.1x (with respect to Praxair), derived from the selected publicly traded companies and adjusted based on the historic 5-year spread of Linde and Praxair multiples against the peer average, to Linde’s and Praxair’s calendar year 2018 estimated EBITDA, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Linde and Praxair were based on the Linde Forward-Looking Financial Information and the Praxair Forward-Looking Financial Information, respectively. This analysis indicated the following approximate implied per share equity value reference ranges for Linde and Praxair:

Implied Per Share Equity Value Reference Range for Linde	Implied Per Share Equity Value Reference Range for Praxair
€181.7 - €185.7	$128.9 - $131.1
In addition, BofA Merrill Lynch also reviewed the equity value of the selected publicly traded companies, based on closing stock prices on May 26, 2017, as a multiple of calendar year 2018 estimated net income (which are referred to herein as “P/E multiples”). BofA Merrill Lynch then applied the ranges of such companies’ calendar year 2018 P/E multiples of 18.0x to 19.9x (with respect to Linde) and 19.9x to 21.8x (with respect to Praxair), derived from the selected publicly traded companies and adjusted based on the historic 5-year spread of Linde and Praxair multiples against the peer average, to Linde’s and Praxair’s calendar year 2018 estimated net incomes, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Linde and Praxair were based on the Linde Forward-Looking Financial Information and the Praxair Forward-Looking Financial Information, respectively. This analysis indicated the following approximate implied per share equity value reference ranges for Linde and Praxair:

Implied Per Share Equity Value Reference Range for Linde	Implied Per Share Equity Value Reference Range for Praxair
€152.9 - €169.1	$122.2 - $133.8

Implied Exchange Ratio. Using the implied per share equity value reference ranges calculated for each of Linde and Praxair using the selected publicly traded companies analysis and adopting a dollar/euro exchange rate of 1.12 as of May 26, 2017 for the conversion of Praxair’s per share equity value reference range, BofA Merrill Lynch calculated the implied exchange ratios. By dividing the mid-point of Linde’s equity value per share range by the mid-point of Praxair’s equity value per share range for each of the P/E and EBITDA multiples, BofA Merrill Lynch calculated the following implied exchange ratios:

Average Implied EBITDA Multiple Exchange Ratio	Average Implied P/E Multiple Exchange Ratio
1.58x	1.41x

No company used in this analysis is identical or directly comparable to Linde or Praxair. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Linde and Praxair were compared.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors that did not form part of the financial analysis underlying its opinion, but were referenced for information purposes, including, among other things:

•	trading prices of Linde common stock and Praxair common stock as of August 15, 2016, the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair, using a dollar to euro exchange rate of 1.12 on May 26, 2017, which indicated an implied exchange ratio of 1.31x;

•	a range of publicly available research analyst price targets for each of Linde and Praxair as of August 15, 2016, the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair, using a dollar to euro exchange rate of 1.12 on May 26, 2017, which indicated an implied exchange ratio of 1.29x; and

•	premiums in selected “merger of equals” transactions, with a median premium of 6.4% to the target’s price as of the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair, which indicated an implied exchange ratio of 1.40x.

BofA Merrill Lynch also referenced for information purposes the transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in two selected transactions involving companies in the industrial gases industry, as a multiple of the target company’s last twelve months EBITDA. Such transactions had a different transaction structure compared to the business combination because they involved a cash change of control as opposed to a merger of equals.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Linde’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Linde and Praxair. The estimates of the future performance of Linde and Praxair in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio to the holders of Linde shares and were provided to Linde’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Linde or Praxair.

The type and amount of consideration payable in the business combination was determined through negotiations between Linde and Praxair, rather than by any financial advisor, and was approved by Linde’s Management Board and supervisory board. The decision to enter into the BCA was solely that of Linde. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by Linde’s supervisory board in its evaluation of the proposed business combination and should not be viewed as determinative of the views of Linde’s supervisory board or management with respect to the business combination or the exchange ratio to the holders of Linde shares.

Linde has agreed to pay BofA Merrill Lynch for its services in connection with the business combination a fee of €500,000, payable upon delivery of its opinion. Linde also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Linde, Praxair and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Linde and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as arranger, bookrunner and lender under certain term loans, letters of credit and leasing for Linde and having provided or providing certain treasury and management services and products to Linde. In the two years preceding the date of the opinion, BofA Merrill Lynch and its affiliates derived aggregate revenues from Linde and its affiliates of approximately $13.9 million for investment, corporate banking and other markets services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Praxair and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, arranger, bookrunner and lender under certain term loans, letters of credit and leasing for Praxair, having provided or providing certain treasury and management services and products to Praxair and having acted as bookrunner for a senior notes offering for Praxair. In the two years preceding the date of the opinion, BofA Merrill Lynch and its affiliates derived aggregate revenues from Praxair and its affiliates of approximately $8.2 million for investment, corporate banking and other markets services.

Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board

Goldman Sachs rendered its opinion to the Linde supervisory board that, as of June 1, 2017 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to the Linde shareholders (other than Praxair and its affiliates).

The full text of the written opinion of Goldman Sachs, dated June 1, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this document. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Linde supervisory board in connection with its consideration of the exchange offer. The Goldman Sachs opinion is not a recommendation as to how any Linde shareholder should vote with respect to the exchange offer or any other matter. The summary of Goldman Sachs’ opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. Linde shareholders are urged to read Goldman Sachs’ opinion and the section entitled “— Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board” of this document, carefully and in their entirety.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the business combination agreement;

•	annual reports to shareholders and annual reports on Form 10-K of Linde and Praxair, respectively, for the five fiscal years ended December 31, 2016;

•	certain interim reports to shareholders of Linde and quarterly reports on Form 10-Q of Praxair;

•	certain other communications from Linde and Praxair to their respective shareholders; and

•	certain publicly available research analyst reports for Linde and Praxair;

•	certain internal financial analyses and forecasts for Linde prepared by its management and for Praxair prepared by its management and certain financial analyses and forecasts for Linde plc prepared by the management of Linde, in each case, as approved for Goldman Sachs’ use by Linde, which are referred to as the Linde Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”), including certain cost savings and operating synergies projected by the managements of Linde and Praxair to result from the business combination, as approved for Goldman Sachs’ use by Linde, which are referred to in this section “Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board” as the “Synergies.”

Goldman Sachs also held discussions with members of the senior managements of Linde and Praxair regarding their assessment of the strategic rationale for, and the potential benefits of, the business combination and the past and current business operations, financial condition, and future prospects of Linde and Praxair; reviewed the reported price and trading activity for the Linde shares and the Praxair shares; compared certain financial and stock market information for Linde and Praxair with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the industrial gases industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Linde’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Linde’s consent that the Linde Forward-Looking Financial Information, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Linde. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Linde plc, Linde or Praxair or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the business combination will be obtained without any adverse effect on Linde plc, Linde or Praxair or on the expected benefits of the business combination in any way meaningful to its analysis. Goldman Sachs has further assumed that the acceptance level of the exchange offer reaches at least 75% of the Linde shares as such is required under the business combination agreement and that as part of a post-closing reorganization a domination agreement and/or squeeze-out is consummated. Goldman Sachs has assumed that the business combination will be consummated on the terms set forth in the business combination agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Linde to engage in the business combination, or the relative merits of the business combination as compared to any strategic alternatives that may be available to Linde; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the Linde shareholders, as of the date of the opinion, of the exchange ratio pursuant to the business combination agreement. Goldman Sachs’ opinion does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the business combination agreement or the business combination or any term or aspect of any other agreement or instrument contemplated by the business combination agreement or entered into or amended in connection with the business combination, including any post-closing reorganization, the fairness of the business combination to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Linde; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Linde or Praxair, or class of such persons, in connection with the business combination, whether relative to the exchange ratio pursuant to the business combination agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which the Linde plc shares or the Linde shares will trade at any time or as to the impact of the business combination on the solvency or viability of Linde, Praxair or Linde plc or the ability of Linde, Praxair or Linde plc to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and the opinion expressed therein are provided for the information and assistance of the Linde supervisory board in connection with its consideration of the business combination and such opinion does not constitute a recommendation as to whether or not any Linde shareholder should tender such Linde shares in connection with the exchange offer or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Linde supervisory board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses.

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the historical trading prices and volumes for the Linde shares and the Praxair shares and calculated historical average exchange ratios over various periods within a 5-year period ended August 15, 2016, the last trading day before the confirmatory public announcement of the anticipated business combination, by first dividing the closing price per share of Linde shares on each trading day during the period by the closing price per share of Praxair shares on the same trading day taking into account the respective daily euro to U.S.$ exchange rate (spot rate published on Bloomberg), and subsequently calculating the average of these daily historical exchange ratios over such periods (which is referred to in this section as the “average exchange ratio” for such period). Goldman Sachs then calculated the premiums implied by the exchange ratio to the historical average exchange ratio for the following periods: (i) the at market exchange ratio as of August 15, 2016, the last trading day before the confirmatory public announcement of the anticipated business combination, (ii) the current at market exchange ratio as of May 26, 2017, (iii) the current adjusted undisturbed exchange ratio, which methodology was based on Linde’s (and Praxair’s) share price, respectively, starting from August 15, 2016 (the unaffected price on the last trading day before the confirmatory public announcement of the anticipated business combination) with performance of the DAX 30 (S&P 500 Chemicals) from August 15, 2016 until May 26, 2017 (which is referred to in this section “Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board” as “Adjusted Undisturbed”), and (iv) the historical average exchange ratios. The following table presents the results of this analysis:

Historical Date or Period	Exchange Ratio	Premium of Offer Exchange Ratio of 1.540x
Last 5 Years[1]	1.52x	1.3%
Last 3 Years[1]	1.51x	2.1%
Last 12 Months[1]	1.38x	11.2%
Last 6 Months[1]	1.28x	20.5%
Last 90 Days[1]	1.26x	21.8%
Last 60 Days[1]	1.24x	24.3%
Last 30 Days[1]	1.24x	24.1%
August 15, 2016 (At market)	1.32x	17.0%
May 26, 2017 (At market)	1.45x	6.1%
May 26, 2017 (Adjusted Undisturbed)	1.39x	11.0%
Exchange Ratio	1.54x	—

[1]	Average until August 15, 2016.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Linde and Praxair to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the industrial gases industry (which are collectively referred to in this section as the “selected companies”):

•	Air Products and Chemicals, Inc.

•	L’Air Liquide S.A.

Although none of the selected companies is fully comparable to Linde and Praxair, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Linde and Praxair.

Goldman Sachs also compared various financial multiples which were calculated using the applicable closing price on May 26, 2017 and for Linde and Praxair based on Adjusted Undisturbed prices. The multiples and ratios of Linde and Praxair were calculated using the Linde Forward-Looking Financial Information. The multiples and ratios for each of the selected companies were based on the most recent publicly available information and the Institutional Brokers’ Estimates System’s (IBES) estimates. With respect to Linde, Praxair and the selected companies, Goldman Sachs calculated multiples of enterprise value (which is referred to in this section “Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board” as “EV”) to the EBITDA for the calendar years 2017 and 2018. Goldman Sachs also considered the price to earnings ratio (which is referred to in this section “Opinion of Goldman Sachs, Financial Advisor to the Linde Supervisory Board” as “P/E”) calculated as closing price of the respective company divided by the estimated earnings per share for the calendar years 2017 and 2018.

The following table presents the results of this analysis:

	Price	EV / EBITDA				P/E
Company	May 26, 2017	2017E		2018E		2017E		2018E
Linde (Adj. Undist.)	€162.80	9.4	x	8.9	x	20.5	x	19.2	x
Praxair (Adj. Undist.)	$131.24	13.1		12.2		23.3		21.4
Air Products	$143.91	12.3		11.7		22.8		21.0
Air Liquide	€110.95	11.5		10.8		20.6		18.9

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following transactions involving all-share transactions with transaction partners of similar size, that were larger than $2.0 billion since 2011:

•	Huntsman Corp – Clariant AG, announced in May 2017;

•	Janus Capital Group Inc – Henderson Group plc, announced in October 2016;

•	Agrium Inc. – Potash Corporation of Saskatchewan Inc., announced in September 2016;

•	National Bank of Abu Dhabi P.J.S.C. – First Gulf Bank P.J.S.C. , announced in June 2016;

•	AmSurg Corp. – Envision Healthcare Holdings, Inc., announced in June 2016;

•	Colony Capital, Inc. – NorthStar Asset Management Group Inc., announced in June 2016;

•	NorthStar Realty Finance Corp. – NorthStar Asset Management Group Inc., announced in June 2016;

•	Technip – FMC Technologies, Inc., announced in May 2016;

•	IMS Health Holdings, Inc. – Quintiles Transnational Holdings Inc., announced in May 2016;

•	Markit Ltd. – IHS Inc., announced in March 2016;

•	E. I. du Pont de Nemours and Company – The Dow Chemical Company , announced in December 2015;

•	Sirona Dental Systems Inc. – DENTSPLY International Inc., announced in September 2015;

•	Towers Watson & Co. – Willis Group Holdings Public Limited Company, announced in June 2015;

•	Delhaize Group NV/SA – Koninklijke Ahold N.V., announced in June 2015;

•	The Ryland Group, Inc. – Standard Pacific Corp., announced in June 2015;

•	MeadWestvaco Corporation – WestRock Company, announced in January 2015;

•	China CNR Corporation Limited – CSR Corporation Limited, announced in December 2014;

•	Dixons Retail plc – Carphone Warehouse Group plc, announced in May 2014;

•	Xstrata plc – Glencore International plc, announced in February 2012;

•	Frontier Oil Corporation – Holly Corporation, announced in February 2011; and

•	ProLogis – AMB Property Corporation, announced in January 2011.

For each of the selected transactions, using publicly available information, Goldman Sachs calculated and compared the implied transaction premium to the share price on the undisturbed date and to certain other dates prior to the public announcement of the respective transaction. The following table presents the results of this analysis:

	Premium to Undisturbed	Premium to Dates Prior to Announcement
	Date	1 Day	5 Days	30 Days
Median	1.6%	1.4%	3.7%	4.9%
Low	(4.0)%	(12.8)%	(14.5)%	(12.5)%
High	24.4%	22.2%	24.9%	52.3%

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present values of future stock prices and dividends for the Linde shares standalone (as if there will be no business combination) and Linde plc Shares at the exchange ratio on a pro forma basis. For this analysis, Goldman Sachs used the Linde Forward-Looking Financial Information including Synergies for each of the years 2017 to 2020, and calculated the implied future values using both an EV to EBITDA methodology and a price to earnings methodology.

Using the EV to EBITDA methodology, Goldman Sachs first calculated the implied values per share of both the Linde shares on a standalone basis and the Linde plc shares as of May 26 at the exchange ratio to derive the value per share of Linde shares on a pro forma basis for each of the years from 2017 to 2020, using (i) for the standalone estimates (A) Linde’s Adjusted Undisturbed EV to 2017 EBITDA multiple of 9.4x as of May 26, 2017 and (B) L’Air Liquide S.A.’s EV to 2017 EBITDA multiple of 11.5x as of May 26, 2017 and (ii) for the pro forma estimates (A) the pro forma combined Linde and Praxair Adjusted Undisturbed EV to 2017 EBITDA multiple of 10.9x as of May 26, 2017 (without taking into account any potential impact from Synergies, transaction costs or disposals) and (B) Praxair’s Adjusted Undisturbed EV to 2017 EBITDA multiple of 13.1x as of May 26, 2017, and then discounted values back, including dividends, to the date of May 26, 2017, using an illustrative discount rate of 7.68% on a standalone basis, reflecting an estimate of Linde’s cost of equity, and 7.36% on a pro forma basis, reflecting an estimate of Linde plc’s cost of equity. This analysis resulted in a range of implied present values of €162.8 to €223.2 per Linde Share on a standalone basis and €185.6 to €234.9 per Linde share on a pro forma basis.

Using the price to earnings methodology, Goldman Sachs first calculated the implied values per share of both the Linde shares on a standalone basis and the shares of Linde plc as of May 26 at the exchange ratio to derive the value per share of Linde shares on a pro forma basis for each of the years from 2017 to 2020, using (i) for the standalone estimates (A) Linde’s Adjusted Undisturbed 2017 price to earnings multiple of 20.5x as of May 26, 2017 and (B) Air Products and Chemicals, Inc.’s Adjusted Undisturbed 2017 price to earnings multiple of 22.8x as of May 26, 2017 and (ii) for the pro forma estimates (A) the pro forma combined Linde and Praxair 2017 Adjusted Undisturbed multiple of 21.8x as of May 26, 2017 (without taking into account any potential impact from Synergies, transaction costs or disposals) and (B) Praxair’s Adjusted Undisturbed 2017 price to earnings multiple of 23.3x as of May 26, 2017, and then discounted values back, including dividends, to the date of May 26, 2017, using illustrative discount rates of 7.68% on a standalone basis, reflecting an estimate of Linde’s cost of equity, and 7.36% on a pro forma basis, reflecting an estimate of Linde plc’s cost of equity. This analysis resulted in a range of implied present values of €162.8 to €193.0 per share of Linde on a standalone basis and €199.8 to €214.7 per Linde share on a pro forma basis.

Illustrative Discounted Cash Flow Analysis

Using the Linde Forward-Looking Financial Information, Goldman Sachs performed an illustrative discounted cash flow analysis on Linde on a standalone basis. Using discount rates ranging from 5.75% to 6.75%, reflecting estimates of Linde’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2017 (i) estimates of unlevered free cash flow for Linde for the years from 2017 through 2020 as reflected in the Linde Forward-Looking Financial Information and (ii) a range of illustrative terminal values for Linde, which were calculated by applying perpetuity growth rates ranging from 0.75% to 1.75%, to a terminal year estimate of the free cash flow to be generated by Linde, as reflected in the Linde Forward-Looking Financial Information. Goldman Sachs derived ranges of illustrative enterprise values for Linde by adding the ranges of present values it derived above. Goldman Sachs then subtracted the book value of debt, debt-like items and minority interest, added cash and cash equivalents and subtracted or added, respectively, the other debt and cash items as of March 31, 2017 from the range of illustrative enterprise values it derived for Linde, in each case, to derive a range of illustrative equity values for Linde. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Linde, as confirmed by Linde management, to derive a range of illustrative present values per share ranging from €140.5 to €223.2.

Using the Linde Forward-Looking Financial Information, Goldman Sachs also performed an illustrative discounted cash flow analysis on Linde plc. Using discount rates ranging from 5.5% to 6.5%, reflecting estimates of the Linde plc’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2017 (i) estimates of unlevered free cash flow for Linde plc for the years from 2017 through 2020 as reflected in the Linde Forward-Looking Financial Information and (ii) a range of illustrative terminal values for Linde plc, which were calculated by applying perpetuity growth rates ranging from 0.75% to 1.75%, to a terminal year estimate of the free cash flow to be generated by Linde plc, as reflected in the Linde Forward-Looking Financial Information. Goldman Sachs derived ranges of illustrative enterprise values for Linde plc by adding the ranges of present values it derived above. Goldman Sachs then subtracted the book value of debt, debt-like items and minority interest, added cash and cash equivalents and subtracted or added, respectively, the other debt and cash items as of March 31, 2017 from the range of illustrative enterprise values it derived for Linde plc, in each case, to derive a range of illustrative equity values for Linde plc. Goldman Sachs then divided the range of illustrative equity values that is attributable to the shareholders of Linde, as implied by the exchange ratio, by the number of fully diluted Linde shares, as confirmed by Linde management, to derive a range of illustrative present values per share ranging from €161.3 to €262.0 on a pro forma basis.

Illustrative Pro Forma Accretion / Dilution Analysis

Goldman Sachs performed an illustrative pro forma analysis of the potential financial impact of the business combination using earnings estimates for Linde and Praxair set forth in the Linde Forward-Looking Financial Information and the Synergies. For each of the years from 2017 to 2020, Goldman Sachs compared the projected earnings per share of Linde shares, on a standalone basis, to the projected earnings per share of Linde plc share at the exchange ratio on a pro forma basis, in each case taking into account the run-rate value of the Synergies. The calculations were calculated using a euro to U.S.$ forward curve for 2017, 2018, 2019 and 2020 of 1.10, 1.14, 1.17 and 1.20, respectively. Based on such analysis, the business combination would be accretive to Linde’s shareholders on an earnings per share basis in each of the years from 2017 to 2020.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Linde plc, Linde or Praxair or the contemplated business combination.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Linde supervisory board as to the fairness from a financial point of view to the holders (other than Praxair) of the outstanding non-par value bearer shares (each representing a pro rata amount of the registered share capital of €2.56 per share) of Linde of the exchange ratio of 1.540 shares of common stock, nominal value €0.001 per share of Linde plc for each Linde share tendered in the exchange offer pursuant to the business combination agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Linde plc, Linde, Praxair, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Linde and Praxair and was approved by Linde’s supervisory board. Goldman Sachs did not recommend any specific exchange ratio to Linde or its supervisory board or that any specific exchange ratio constituted the only appropriate exchange ratio for the exchange offer.

As described within this document, Goldman Sachs’ opinion to the Linde supervisory board was one of many factors taken into consideration by the Linde supervisory board in making its determination to approve the business combination agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this document.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage, or in which they invest or have other economic interest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Linde, Praxair, Linde plc, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the business combination agreement. Prior to being formally engaged by the supervisory board of Linde, Goldman Sachs acted as financial advisor to Linde in connection with the business combination. In the two years preceding the date of the opinion, Goldman Sachs has provided certain financial advisory and/or underwriting services to Linde. In the two years preceding the date of the opinion, Goldman Sachs also has provided certain financial advisory and/or underwriting services to Praxair and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to the public offering in February 2016 of Praxair’s 1.200% €550,000,000 aggregate principal amount of notes due in February 2024 and as dealer on Praxair’s commercial paper program since 2010. Goldman Sachs may also in the future provide certain financial advisory and/or underwriting services to Linde, Praxair, Linde plc and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Linde supervisory board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the business combination. Pursuant to a letter agreement dated December 12, 2016, the Linde supervisory board engaged Goldman Sachs to act as its financial advisor in connection with the contemplated business combination. The engagement letter between the Linde supervisory board and Goldman Sachs provides for a fixed transaction fee of €3,000,000 plus an additional amount in Linde’s sole and absolute discretion of up to €2,000,000, all of which is contingent upon consummation of the business combination. In addition, the Linde supervisory board has agreed to reimburse Goldman Sachs for certain of its expenses arising, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under German law.

Opinion of Morgan Stanley, Financial Advisor to Linde

Linde has retained Morgan Stanley Bank AG and its affiliates (which are collectively referred to in this document as “Morgan Stanley”) as financial advisor to advise the Linde executive board in connection with the proposed business combination of Linde and Praxair, including the conclusion of the business combination agreement. As part of this engagement, Linde requested that Morgan Stanley provide an opinion as to the fairness, from a financial point of view, of the exchange ratio for Linde shareholders tendering into the exchange offer of 1.540 Linde plc shares for 1 Linde share pursuant to the business combination agreement.

On June 1, 2017, Morgan Stanley delivered to the Linde executive board its written opinion dated June 1, 2017, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Morgan Stanley described in the opinion, the exchange ratio for Linde shareholders tendering into the exchange offer of 1.540 Linde plc shares for each Linde share (which is herein referred to as the “exchange ratio”) pursuant to the business combination agreement was fair, from a financial point of view, to the Linde shareholders.

The Morgan Stanley opinion, the full text of which describes the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken, is included in this document as Annex C. The summary of the Morgan Stanley opinion described below is qualified in its entirety by reference to the full text of the opinion.

Opinion of Morgan Stanley

Pursuant to an engagement letter dated December 16, 2016, Morgan Stanley acted as financial advisor to the Linde executive board in connection with the proposed business combination between Linde and Praxair, including the conclusion of the business combination agreement. On June 1, 2017, Morgan Stanley rendered its written opinion to the Linde executive board confirming that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Morgan Stanley described in the opinion, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the Linde shareholders.

The full text of the written opinion of Morgan Stanley, dated June 1, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, is included as Annex C to this document. Holders of Linde shares are encouraged to read the opinion carefully in its entirety.

The Morgan Stanley opinion was addressed to the Linde executive board for the information of the Linde executive board (in its capacity as such). The Morgan Stanley opinion did not express an opinion or recommendation as to whether any holder of Linde shares should tender any Linde shares in connection with the exchange offer. The Morgan Stanley opinion also did not address the fairness of the proposed business combination, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Linde or Praxair (other than the fairness, from a financial point of view, of the exchange ratio to the Linde shareholders), nor did it address the fairness of the contemplated benefits of the proposed business combination.

None of Morgan Stanley’s opinion, the summary thereof or Morgan Stanley’s financial analyses set forth in this document is being provided for the use of any Praxair shareholders and does not constitute a recommendation as to how any holder of Praxair shares should vote with respect to the business combination, the other aspects of the proposed business combination or any other matter. The summary of the Morgan Stanley opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion included as Annex C to this document.

For purposes of its opinion, Morgan Stanley:

1.	reviewed certain publicly available financial statements and other business and financial information of Linde and Praxair, respectively;

2.	reviewed certain internal financial statements and other financial and operating data concerning Linde and Praxair, respectively;

3.	reviewed certain financial projections prepared by the managements of Linde and Praxair, respectively, and summarized under “— Certain Unaudited Forward-Looking Financial Information” and compared those to certain publicly available research analysts’ estimates;

4.	reviewed information relating to certain strategic, financial and operational benefits anticipated from the proposed business combination and related implementation costs, prepared by the managements of Linde and Praxair, respectively, and summarized under “— Linde’s Reasons for the Business Combination,” “— Praxair’s Reasons for the Business Combination” and “— Certain Unaudited Forward-Looking Financial Information — Certain Synergy and Cost Reduction Estimates;”

5.	discussed the past and current operations and financial condition and the prospects of Linde, including information relating to certain strategic, financial and operational benefits anticipated from the proposed business combination, with senior executives of Linde;

6.	discussed the past and current operations and financial condition and the prospects of Praxair, including information relating to certain strategic, financial and operational benefits anticipated from the proposed business combination, with senior executives of Praxair;

7.	reviewed the reported prices and trading activity for Linde shares and Praxair shares;

8.	compared the financial performance of Linde and Praxair and the prices and trading activity of Linde shares and Praxair shares with that of certain other publicly traded companies comparable with Linde and Praxair, respectively, and their outstanding shares;

9.	reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions;

10.	conducted illustrative intrinsic valuation analyses based on, among other things, the estimated discounted cash flows of Linde and Praxair, respectively;

11.	participated in certain discussions and negotiations among representatives of Linde and Praxair and their respective financial and legal advisors;

12.	reviewed the business combination agreement and certain related documents; and

13.	performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Linde and Praxair, respectively, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the proposed business combination, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Linde and Praxair of the future financial performance of Linde and Praxair, respectively. For purposes of its opinion, Morgan Stanley relied, at Linde’s direction, on (1) the financial projections concerning Linde prepared by the management of Linde (which are referred to as the Linde Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”)), (2) the financial projections concerning Praxair prepared by the management of Praxair (which are referred to as the Praxair Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”)), and (3) information relating to certain strategic, financial and operational benefits anticipated from the proposed business combination (see “— Certain Unaudited Forward-Looking Financial Information — Certain Synergy and Cost Reduction Estimates”), prepared by the management of Linde and Praxair. In addition, Morgan Stanley assumed that the proposed business combination will be consummated in accordance with the terms set forth in the business combination agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive business combination agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley further assumed that the acceptance level of the exchange offer reaches at least 75% of the outstanding Linde shares. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed business combination, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed business combination. In addition, Morgan Stanley relied upon, without independent verification, the assessment by the management of Linde as to: (i) the strategic, financial and operational benefits anticipated from the proposed business combination and related implementation costs and (ii) the timing and risks associated with the integration of Linde and Praxair. Morgan Stanley is not a legal, tax, accounting or regulatory advisor. For the avoidance of doubt, Morgan Stanley is not an auditor and its opinion is not an IDW S8 letter issued by an auditor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Linde and Praxair and their respective legal, tax, accounting or regulatory advisors with respect to legal, tax, accounting or regulatory matters. Morgan Stanley did not express an opinion with respect to the fairness of the amount or nature of the compensation to any of Linde’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the Linde shareholders in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Linde or Praxair, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect such opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the business combination agreement as compared to other business or financial strategies that might be available to Linde, nor did it address the underlying business decision of Linde to enter into the proposed business combination or proceed with any other transaction contemplated by the business combination agreement.

In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Linde plc shares or Linde shares will trade following consummation of the business combination or at any other time. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley has been provided with, and discussed with the Linde executive board, certain assumptions and estimates regarding the financial impact of (i) potential disposals that may be required to obtain governmental, regulatory or other approvals and consents for the proposed business combination as well as (ii) certain measures that may be implemented after completion of the business combination, including, the conclusion of a domination and profit/loss transfer agreement or a squeeze-out of minority shareholders of Linde. However, given the significant uncertainties involved, at the direction of Linde, Morgan Stanley’s financial valuation analysis presented to the Linde executive board and its fairness opinion did not address the potential financial impact of such potential disposals or measures that may be implemented following completion of the business combination.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses reviewed with the Linde executive board in connection with the rendering of Morgan Stanley’s opinion, dated June 1, 2017.

The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Morgan Stanley, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Morgan Stanley. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the text of each summary as these tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the process underlying such financial analyses and Morgan Stanley’s opinion. See Annex C of this document for the full text of the opinion of Morgan Stanley.

Unless otherwise indicated, all market data is as of the close of trading on May 26, 2017 and all information with respect to outstanding shares of Linde and Praxair is based on data, as of May 26, 2017 (in each case, based on the treasury stock method). Where appropriate, U.S.$ figures were converted at the rate of 1.1174 U.S.$ per euro according to Bloomberg exchange rate data as of May 26, 2017. Financial information based on publicly available research analyst estimates for Linde and Praxair are hereinafter referred to as “Linde Street Case” and “Praxair Street Case,” respectively. The Linde and Praxair Street Cases both cover mean estimates for key metrics for the years 2017, 2018 and 2019, with 2020 extrapolated using the growth rate of reporting brokers, holding margins and other items constant as percent of revenue, and the debt capital structure and interest expense having been calculated by Morgan Stanley by reference to public filings and Bloomberg data.

Historical Trading Performance Analysis

Morgan Stanley reviewed the historical trading prices of Linde shares and Praxair shares during the 52-week periods ended (i) May 26, 2017, (ii) November 28, 2016, the last trading day prior to the second market rumors about a potential transaction between Linde and Praxair, and (iii) August 15, 2016, the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair.

The results of this analysis were as indicated in the following table (per share values, rounded to the nearest euro or U.S.$, as the case may be):

Trading Period	Linde (€)	Praxair (U.S.$)
52-weeks ended May 26, 2017	120 - 174	107 - 132
52-weeks ended November 28, 2016	116 - 156	96 - 123
52-weeks ended August 15, 2016	116 - 169	96 - 120

Morgan Stanley also reviewed the historical daily exchange ratios, which were calculated by Morgan Stanley using the historical trading prices of Linde shares and Praxair shares on each trading day during the above referenced 52-week periods.

Morgan Stanley then calculated the exchange ratio reference ranges implied by the historical trading performance analysis. To determine the lower end of such range, Morgan Stanley divided the low end of the implied Linde share price range for each period by the high end of the implied Praxair share price range (after conversion into euro). For the higher end of the exchange ratio reference range, Morgan Stanley divided the high end of the implied Linde share price range for each period by the low end of the respective implied Praxair share price range (after conversion into euro).

The implied exchange ratio reference ranges resulting from this analysis were:

Trading Period	Exchange Ratio Range
52-weeks ended May 26, 2017	1.01x - 1.81x
52-weeks ended November 28, 2016	1.05x - 1.81x
52-weeks ended August 15, 2016	1.09x - 1.97x

Morgan Stanley then calculated the range of Linde’s implied equity value ownership in the combined company by (i) multiplying the fully diluted number of Linde shares, calculated using the treasury stock method, with the low end and with the high end of the implied exchange ratio range set out above and then (ii) calculating the contribution of the resulting number of Linde shares to the sum of (a) such resulting number of Linde shares and (b) the fully diluted number of Praxair shares, as calculated using the treasury stock method.

The implied Linde equity value ownership range (rounded to nearest %) was:

Trading Period	Implied Linde Ownership Range
52-weeks ended May 26, 2017	40% - 54%
52-weeks ended November 28, 2016	41% - 54%
52-weeks ended August 15, 2016	41% - 56%

The historical trading prices analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Target Analysis

Morgan Stanley reviewed publicly available equity research analysts’ share price targets for Linde and Praxair shares, respectively, as of (i) May 26, 2017, (ii) November 28, 2016, the last trading day prior to the second market rumors about a potential transaction between Linde and Praxair, and (iii) August 15, 2016, the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair.

The results of this analysis were as indicated in the following table (per share values, rounded to the nearest euro or U.S.$, as the case may be):

	Linde (€)	Praxair (U.S.$)
As of May 26, 2017	135 - 200	108 - 149
As of November 28, 2016	110 - 204	110 - 140
As of August 15, 2016	107 - 172	115 - 140

Morgan Stanley then calculated the exchange ratio reference ranges implied by the analyst price target analysis. To determine the lower end of such range, Morgan Stanley divided the low end of the implied Linde share price range for each period by the high end of the implied Praxair share price range (after conversion into euro). For the higher end of the exchange ratio reference range, Morgan Stanley divided the high end of the implied Linde share price range for each period by the low end of the respective implied Praxair share price range (after conversion into euro).

The implied exchange ratio reference ranges resulting from this analysis were:

Implied Exchange Ratio Range
As of May 26, 2017	1.01x - 2.07x
As of November 28, 2016	0.88x - 2.07x
As of August 15, 2016	0.85x - 1.67x

Morgan Stanley then calculated the range of Linde’s implied equity value ownership in the combined company by (i) multiplying the fully diluted number of Linde shares, calculated using the treasury stock method, with the low end and with the high end of the implied exchange ratio range set out above, and then (ii) calculating the contribution of the resulting number of Linde shares to the sum of (a) such resulting number of Linde shares and (b) the fully diluted number of Praxair shares, as calculated using the treasury stock method.

The implied Linde equity value ownership range (rounded to nearest %) was:

Trading Period	Implied Linde Ownership Range
As of May 26, 2017	39% - 57%
As of November 28, 2016	36% - 57%
As of August 15, 2016	36% - 52%

The analysts’ price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Current and Historical Trading Multiples Analysis

Morgan Stanley reviewed and compared for various periods ended May 26, 2017, the ratio of (a) the aggregate enterprise value (which is herein referred to as “AV”), calculated as market capitalization plus net debt (calculated throughout Morgan Stanley’s analysis as book value of total debt, non-controlling interests, and underfunded pension liabilities, less cash and cash equivalents, short-term and long-term investments, investment in affiliates and joint ventures, and, in the case of Linde Forward-Looking Financial Information, proceeds from certain near-term, pre-announced disposals) to (b) the median consensus of the earnings before interest, taxes, depreciation and amortization (which is herein referred to as “EBITDA”) for the next twelve months (which is herein referred to as “NTM”) of Linde and Praxair and the following publicly traded companies that Morgan Stanley believed, based on its experience with companies in the industrial gases sector, to be similar to Linde’s and Praxair’s current and Linde plc’s anticipated operations for purposes of this analysis:

•	Air Products and Chemicals, Inc.;

•	L’Air Liquide S.A.

Financial data of Linde, Praxair and these selected companies were based on FactSet Research Systems, Inc. financial information and analysis as well as research consensus estimates as of the various periods presented, public filings and other publicly available information.

The results of the analysis for Linde and Praxair and the selected companies are as indicated in the following table:

Period ended May 26, 2017 (if applicable)	Linde	Praxair	Air Products and Chemicals, Inc.	L’Air Liquide S.A.
As of May 26, 2017	9.6x	12.8x	11.5x	11.1x
As of November 28, 2016	9.1x	11.9x	11.4x	10.4x
As of August 15, 2016	8.6x	12.0x	10.9x	10.4x
3-Month Average	9.1x	12.1x	11.3x	11.0x
6-Month Average	9.1x	12.0x	11.4x	10.9x
12-Month Average	8.9x	11.9x	11.1x	10.5x
24-Month Average	8.8x	11.5x	11.0x	10.4x
36-Month Average	9.0x	11.5x	11.3x	10.4x

Morgan Stanley then selected a reference range of 8.0x to 9.5x AV to NTM EBITDA multiples for Linde and of 10.5x to 12.0x for Praxair, each with reference to current and historical NTM trading multiples over the periods presented. These multiples were applied to the NTM estimates for Linde and Praxair based on the Linde Forward-Looking Financial Information, the Praxair Forward-Looking Financial Information, and Linde and Praxair Street Cases. Morgan Stanley noted that estimates of NTM EBITDA in the Linde Forward-Looking Financial Information were adjusted to exclude associate and joint venture income in order to present Linde and Praxair projections on a comparable basis.

These analyses indicated the following implied per share equity value reference ranges for Linde shares and Praxair shares, respectively, on a fully diluted basis:

	Linde (€)	Praxair (U.S.$)
Selected Multiple Range	8.0x - 9.5x	10.5x - 12.0x
Based on Linde and Praxair Forward-Looking Financial Information	134 - 169	104 - 123
Based on Street Cases	134 - 169	104 - 122

Morgan Stanley then calculated the exchange ratio reference ranges implied by the current and historical trading multiples analyses. To determine the lower end of such range, Morgan Stanley divided the low end of the implied Linde share price range by the high end of the implied Praxair share price range (after conversion into euro). For the higher end of the exchange ratio reference range, Morgan Stanley divided the high end of the implied Linde share price range by the low end of the implied Praxair share price range (after conversion into euro).

The implied exchange ratio reference ranges resulting from this analysis were:

Implied Exchange Ratio Range
Based on Linde and Praxair Forward-Looking Financial Information	1.22x - 1.81x
Based on Street Cases	1.22x - 1.82x

Morgan Stanley then calculated the range of Linde’s implied equity value ownership in the combined company by (i) multiplying the fully diluted number of Linde shares calculated using the treasury stock method by the low end and by the high end of the implied exchange ratio range set out above and then (ii) calculating the contribution of the resulting number of Linde shares to the sum of (a) such resulting number of Linde shares and (b) the fully diluted number of Praxair shares calculated using the treasury stock method.

The implied Linde equity value ownership range (rounded to nearest %) was:

Implied Linde Ownership Range
Based on Linde and Praxair Forward-Looking Financial Information	44% - 54%
Based on Street Cases	44% - 54%

No company utilized in the current and historical trading multiples analysis is identical to Linde or Praxair and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Linde and Praxair were compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Linde and Praxair, such as the impact of competition on the businesses of Linde and Praxair and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Linde and Praxair or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Discounted Equity Value Analysis

Morgan Stanley also performed an analysis of the implied present value of the illustrative estimated future share prices of Linde and Praxair, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of the company’s illustrative estimated EBITDA.

Linde. Morgan Stanley calculated a range of implied share prices for Linde by discounting to May 26, 2017 the illustrative estimated future equity values for Linde for the year-end 2017 through 2019. Morgan Stanley first calculated the theoretical illustrative future aggregate value of Linde, using NTM AV / EBITDA multiples of 8.0x to 9.5x (based on both the Linde Forward-Looking Financial Information and the Linde Street Case). These multiples were based on the reference range contained in Morgan Stanley’s historical trading multiples analysis (see the section entitled “— Historical Trading Multiples Analysis”). Morgan Stanley then calculated the resulting range of implied equity values for the fiscal years 2017 through 2019 by subtracting future net debt. Morgan Stanley discounted the resulting implied equity values to May 26, 2017 using a discount rate of 8.0%, based on Morgan Stanley’s estimate of Linde’s cost of equity; these discounted equity values were then translated to per share values factoring in current fully diluted shares.

This analysis resulted in a range of implied equity value per Linde share (rounded to the nearest euro) as indicated in the following table:

Implied Equity Value /Share (€)
Based on Linde Forward-Looking Financial Information	137 - 173
Based on Linde Street Case	140 - 176

Praxair. Morgan Stanley calculated a range of implied share prices for Praxair by discounting to May 26, 2017 the illustrative estimated future equity values for Praxair for the year-end 2017 through 2019. Morgan Stanley first calculated the theoretical illustrative future aggregate value of Praxair, using NTM AV / EBITDA multiples of 10.5x to 12.0x (based on both the Praxair Forward-Looking Financial Information and the Praxair Street Case). These multiples were based on the reference range contained in Morgan Stanley’s historical trading multiples analysis (see the section entitled “—Historical Trading Multiples Analysis”). Morgan Stanley then calculated the resulting range of implied equity values for the fiscal years 2017 through 2019 by subtracting future net debt. Morgan Stanley discounted the resulting implied equity values to May 26, 2017 using a discount rate of 7.7%, based on Morgan Stanley’s estimate of Praxair’s cost of equity; these discounted equity values were then translated to per share value factoring in current fully diluted shares.

This analysis resulted in a range of implied equity value per Praxair share (rounded to the nearest U.S. Dollar) as indicated in the following table:

Implied Equity Value / Share (U.S.$)
Based on Praxair Forward-Looking Financial Information	106 - 126
Based on Praxair Street Case	105 - 127

Implied Exchange Ratio. Morgan Stanley then calculated the exchange ratio reference ranges implied by the discounted equity value analysis. To determine the lower end of such range, Morgan Stanley divided the low end of the implied Linde share price range by the high end of the implied Praxair share price range (after conversion into euro). For the higher end of the exchange ratio reference range, Morgan Stanley divided the high end of the implied Linde share price range by the low end of the implied Praxair share price range (after conversion into euro).

The implied exchange ratio reference ranges resulting from this analysis were:

Implied Exchange Ratio Range
Based on Linde and Praxair Forward-Looking Financial Information	1.21x - 1.82x
Based on Street Cases	1.24x - 1.87x

Morgan Stanley then calculated the range of Linde’s implied equity value ownership in the combined company by (i) multiplying the fully diluted number of Linde shares calculated using the treasury stock method by the low end and by the high end of the implied exchange ratio range set out above and then (ii) calculating the contribution of the resulting number of Linde shares to the sum of (a) such resulting number of Linde shares and (b) the fully diluted number of Praxair shares calculated using the treasury stock method.

The implied Linde equity value ownership range (rounded to nearest %) was:

Implied Linde Ownership Range
Based on Linde and Praxair Forward-Looking Financial Information	44% - 54%
Based on Street Cases	45% - 55%

Morgan Stanley noted that this is an illustrative analysis only and not a prediction of future trading.

Precedent Premia Analysis

Morgan Stanley reviewed, based on publicly available information, the premia announced based on the relative ownership in (i) selected transactions since 2007 with an agreed 50/50 ownership split where the consideration was 100% shares and which had a transaction value of $2.0 billion or more and (ii) certain other selected cross-border “merger of equals” transactions.

Morgan Stanley considered value transfer premia announced in the following transactions with an agreed 50/50 ownership split where the consideration was 100% shares and which had a transaction value of $2.0 billion or more:

Company 1	Company 2
E. I. du Pont de Nemours and Company	The Dow Chemical Company
Willis Group Holdings plc	Towers Watson & Co.
MeadWestvaco Corporation	RockTenn Company
Spansion, Inc.	Cypress Semiconductor Corp.
The Carphone Warehouse Group PLC	Dixons Retail plc
RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
Oxiana Ltd	Zinifex Ltd
Rodamco Europe N.V.	Unibail Holding S.A.

Morgan Stanley further considered value transfer premia announced in the following selected cross-border “merger of equals” transactions:

Company 1	Company 2
Huntsman Corporation	Clariant AG
Agrium Inc.	Potash Corp. of Saskatchewan Inc.
FMC Technologies Inc.	Technip SA
Markit Ltd.	IHS Inc.
London Stock Exchange Group PLC	Deutsche Börse AG

Lafarge S.A.	Holcim Ltd
Publicis Groupe SA	Omnicom Group Inc.

Morgan Stanley noted that the minimum, median and maximum value transfer premia announced in the transactions reviewed (based on the relative contribution to the combined market capitalization one month prior to the transaction compared with the agreed ownership split) were (2%), 3% and 7%, respectively, and noted an outlier at 15% (Spansion / Cypress) upon which Morgan Stanley did not rely for valuation purposes.

Morgan Stanley calculated the ownership and exchange ratio based on premium reference ranges implied by the precedent premia analysis. To determine the lower end of such range, Morgan Stanley increased Linde’s market capitalization by the minimum value transfer premium and reduced Praxair’s market capitalization by the corresponding amount, in each case as of November 29, 2016 (latest intraday trading prior to the second market rumors regarding a potential transaction between Linde and Praxair) and August 15, 2016, and then divided the resultant adjusted Linde market capitalization by the sum of the Linde and Praxair adjusted market capitalizations. To determine the higher end of such range, Morgan Stanley increased Linde’s market capitalization by the maximum value transfer premium and reduced Praxair’s market capitalization by the corresponding amount, in each case as of November 29, 2016 and August 15, 2016, and then divided the resultant adjusted Linde market capitalization by the sum of the Linde and Praxair adjusted market capitalizations.

The implied exchange ratio reference ranges resulting from this analysis were:

Implied Exchange Ratio Range
As of November 29, 2016	1.37x - 1.62x
As of August 15, 2016	1.27x - 1.49x

The implied Linde equity value ownership range (rounded to nearest %) was:

Implied Linde Ownership Range
As of November 29, 2016	47% - 51%
As of August 15, 2016	45% - 49%

No company or transaction utilized as a comparison in the analysis of selected precedent premia transactions is identical to Linde or Praxair or directly comparable to the proposed business combination in business mix, timing and size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between the proposed business combination and the other transactions, Linde and Praxair and other factors. In evaluating the precedent premia transactions, Morgan Stanley made judgments and assumptions with regard to the applicable transactions, size, business mix, governance matters, industry performance, geographic mix, economic, market and financial conditions and other matters, many of which are beyond the control of Linde or Praxair. Mathematical analyses (such as determining the mean or median) are not in themselves a meaningful method of using comparable data.

Discounted Cash Flows Analysis

Morgan Stanley conducted a discounted cash flows analysis for the purpose of determining an implied equity value per share for Linde shares and for Praxair shares. A discounted cash flows analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. For purposes of the foregoing calculation, future share-based compensation is treated as a cash expense. “Present value” refers to the current value of one or more future cash flows from an asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

Linde. Morgan Stanley performed a discounted cash flows analysis of Linde using information contained in the Linde Forward-Looking Financial Information and the Linde Street Case, as well as publicly available financial statements and other information to calculate ranges of the implied equity value of Linde as of May 26, 2017.

Morgan Stanley first calculated the unlevered free cash flows for the years 2017 (stub period) until 2020 by taking the estimates of earnings before interest and taxes, which is referred to as “Net profit on operating activities — continuing operations,” in the Linde Forward-Looking Financial Information and as “EBIT” in the Linde Street Case for such years, less estimated taxes at Linde’s effective tax rate, and adding back depreciation and amortization, deducting changes in net working capital, capital expenditures, proceeds from and expenditures for mergers and acquisitions and other cash items. The 2017 stub period was calculated by taking the full-year 2017 unlevered free cash flows, and multiplying it by the fraction of the year remaining. See the section entitled “— Certain Unaudited Forward-Looking Financial Information” with respect to the Linde Forward-Looking Financial Information.

Based on both the Linde Forward-Looking Financial Information and the Linde Street Case estimates, Morgan Stanley then calculated the implied equity value per Linde share using the perpetual growth method, in each case by applying a discount rate of 6.5%, representing the midpoints of an estimated range of 5.7% to 7.2%, which was chosen by Morgan Stanley based on Linde’s weighted average cost of capital as estimated by Morgan Stanley, as well as perpetuity growth rates of 1.25% to 2.25% to the respective unlevered free cash flows indicated above. For this purpose, the sum of the present values of the forecasted free cash flows and terminal values were adjusted for Linde’s estimated net debt as of March 31, 2017, and then divided by the number of fully diluted number of Linde shares outstanding calculated using the treasury stock method.

This analysis resulted in a range of implied equity values per Linde share (rounded to the nearest euro) as indicated in the following table:

Implied Equity Value/Share (€)
Based on Linde Forward-Looking Financial Information	€142 - 182
Based on Linde Street Case	€152 - 193

Praxair. Morgan Stanley performed a discounted cash flows analysis of Praxair using information contained in the Praxair Forward-Looking Financial Information and Praxair Street Case, as well as publicly available financial statements and other information to calculate ranges of the implied value of Praxair as of May 26, 2017.

Morgan Stanley first calculated the unlevered free cash flows for the years 2017 (stub period) until 2020 by taking the estimates of EBIT in the Praxair Forward-Looking Financial Information and the Praxair Street Case for such years, less estimated taxes at Praxair’s effective tax rate, and adding back depreciation and amortization, deducting changes in net working capital, capital expenditures, proceeds from and expenditures for mergers and acquisitions and other cash items. The 2017 stub period was calculated by taking the full-year 2017 unlevered free cash flows and multiplying it by the fraction of the year remaining. See the section entitled “— Certain Unaudited Forward-Looking Financial Information” with respect to the Praxair Forward-Looking Financial Information.

Based on both the Praxair Forward-Looking Financial Information and the Praxair Street Case estimates, Morgan Stanley then calculated the implied equity value per Praxair share using the perpetual growth method, in each case by applying a discount rate of 6.4%, representing the midpoint of an estimated range of 5.6% to 7.2%, which was chosen by Morgan Stanley based on Praxair’s weighted average cost of capital as estimated by Morgan Stanley, as well as perpetuity growth rates of 1.50% to 2.50% to the respective unlevered free cash flows indicated above. For this purpose, the sum of the present values of the forecasted free cash flows and terminal values were adjusted for Praxair’s estimated net debt as of March 31, 2017, and then divided by the number of fully-diluted number of Praxair shares outstanding calculated using the treasury stock method.

This analysis resulted in a range of implied equity values per Praxair share (rounded to the nearest U.S. Dollar) as indicated in the following table:

Implied Equity Value/Share (U.S.$)
Based on Praxair Forward-Looking Financial Information	$107 - 138
Based on Praxair Street Case	$109 - 139

Implied Exchange Ratio. Morgan Stanley then calculated the exchange ratio reference ranges implied by the discounted cash flows analyses for both the Linde and Praxair Forward-Looking Financial Information and the Linde and Praxair Street Cases, respectively. To determine the lower end of such range, Morgan Stanley divided the low end of the implied Linde share price range by the high end of the implied Praxair share price range (after conversion into euro). For the higher end of the exchange ratio reference range, Morgan Stanley divided the high end of the implied Linde share price range by the low end of the implied Praxair share price range (after conversion into euro).

The implied exchange ratio reference ranges resulting from this analysis were:

Implied Exchange Ratio Range
Based on Linde and Praxair Forward-Looking Financial Information	1.15x - 1.90x
Based on Street Cases	1.22x - 1.99x

Morgan Stanley then calculated the range of Linde’s implied equity value ownership in the combined company by (i) multiplying the fully diluted number of Linde shares calculated using the treasury stock method with the low end and with the high end of the implied exchange ratio range set out above and then (ii) calculating the contribution of the resulting number of Linde shares to the sum of (a) such resulting number of Linde shares and (b) the fully diluted number of Praxair shares calculated using the treasury stock method.

The implied Linde equity value ownership range (rounded to nearest %) was:

Implied Linde Ownership Range
Based on Linde and Praxair Forward-Looking Financial Information	43% - 55%
Based on Street Cases	44% - 56%

Other Information

Historical Equity Ownership Analysis

Morgan Stanley performed a relative implied equity ownership analysis of Linde and Praxair, in which Morgan Stanley reviewed the share of Linde and Praxair, respectively, in the two entities’ combined trading market value over various periods ended May 26, 2017. Morgan Stanley noted that for this purpose, Linde’s equity value was converted into U.S.$ at the respective daily spot exchange rate.

This analysis indicated the following relative implied equity ownership of Linde:

Period ended May 26, 2017	Linde Ownership
3-Month Average	47.7%
6-Month Average	47.6%
12-Month Average	46.9%
24-Month Average	48.0%
36-Month Average	48.5%
60-Month Average	48.8%

The implied equity ownership of Linde and Praxair, respectively, was:

	Implied Linde Ownership	Implied Praxair Ownership
As of May 26, 2017	48.4%	51.6%
As of November 29, 2016	46.7%	53.3%
As of August 15, 2016	46.0%	54.0%
High (since January 2011)	52.7%	57.3%
Low (since January 2011)	42.7%	47.3%

Equity Value Contribution Analysis

Morgan Stanley performed a relative equity value contribution analysis of Linde and Praxair, in which Morgan Stanley reviewed selected operational data based on the relevant Forward-Looking Financial Information, Street Cases and historical financial information for each of Linde and Praxair, to determine Linde’s and Praxair’s estimated relative contribution to Linde plc following the proposed business combination for the years 2017 to 2019. In particular, Morgan Stanley analyzed the relative contribution to Adjusted EBITDA (with respect to Linde, as adjusted to exclude associate and joint venture income and with respect to both Linde and Praxair after subtracting net debt from the respective share in the estimated at-market combined aggregate value), cash net income (excluding non-recurring items and purchase price allocation related depreciation and amortization) and levered free cash flows (defined as group net income plus depreciation and amortization, less change in net working capital, capital expenditures and mergers and acquisition related expenditures and proceeds excluding, for Linde, estimated non-recurring proceeds for Linde from the potential sale of Linde’s logistics services company, Gist). With respect to the relevant Forward-Looking Financial Information, the foregoing analyses indicated a range of relative contributions from 52%/48% (Linde to Praxair) on the low end to 57%/43% (Linde to Praxair) on the high end.

With respect to the respective Street Cases, the foregoing analyses indicated a range of relative contributions from 51%/49% (Linde to Praxair) on the low end to 58%/42% (Linde to Praxair) on the high end. Based on the respective share prices for Linde and Praxair as of May 26, 2017, Morgan Stanley indicated an equity value contribution of 48%/52% (Linde to Praxair).

Illustrative Value Creation Analysis

Morgan Stanley conducted an illustrative value creation analysis based on assumptions as directed by Linde management, that compared the standalone market capitalizations of Linde and Praxair, respectively, to the hypothetical pro forma market capitalization of Linde plc after giving effect to various estimated synergies net of implementation costs (see “— Certain Unaudited Forward-Looking Financial Information — Certain Cost Reduction and Synergy Estimates”). Morgan Stanley noted that factors such as potential regulatory divestitures (including the scope, financial impact and tax implications thereof) as well as future measures such as the conclusion of a potential domination and profit/loss transfer agreement or a squeeze-out of minority shareholders of Linde may impact value creation. However, given the significant uncertainties involved in their quantitative impact, and as directed by Linde, Morgan Stanley did not factor them into their analysis.

Based on an exchange ratio of 1.540 Linde plc shares for each Linde share and a conversion ratio of 1.00 Linde plc shares for each Praxair share, this illustrative value creation analysis indicated hypothetical incremental implied value for Linde of 20% or €6 billion and for Praxair of 6% or €2 billion, in each case compared with the respective standalone market capitalizations of Linde and Praxair as of November 29, 2016. Morgan Stanley furthermore evaluated the impact of an illustrative increase in the pro forma AV to NTM EBITDA trading multiple of Linde plc, representing at an illustrative increase of 1.0x pro forma combined NTM EBITDA with synergies and after divestitures, both as provided by Linde, approximately €7.5 billion of equity value, which indicated hypothetical incremental implied value for Linde of 34% or €9 billion and for Praxair of 18% or €6 billion, in each case compared with the respective standalone market capitalizations of Linde and Praxair as of November 29, 2016. Such value creation analyses were illustrative only and were not a prediction as to future share trading.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Morgan Stanley arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to, and did not attribute any particular weight to, any one factor or method of analysis. Accordingly, Morgan Stanley believes that the financial analyses and this summary must be considered as a whole and that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying the analyses and opinions. In addition, in rendering its opinion, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Linde, Praxair or Linde plc’s future business.

In performing its financial analyses, summarized herein, Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Morgan Stanley’s, Linde’s and Praxair’s control. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the proposed business combination was determined by Linde and Praxair, rather than by any financial advisor, and was approved by the Linde executive board. The decision by Linde to enter into the business combination agreement was solely that of the Linde executive board. Morgan Stanley provided advice to Linde during the negotiations between Linde and Praxair. Morgan Stanley did not, however, recommend any specific exchange ratio to Linde or that any specific exchange ratio or type of consideration constituted the only appropriate exchange ratio or type of consideration for the business combination.

As described above, the Morgan Stanley financial analyses were only one of the many factors considered by the Linde executive board in its evaluation of the proposed business combination and should not be viewed as determinative of the views of the Linde executive board or management with respect to the business combination or the exchange ratio, or of whether the Linde executive board would have been willing to agree to different consideration.

Linde’s executive board selected Morgan Stanley to act as its advisor in connection with the proposed business combination between Linde and Praxair based on Morgan Stanley’s reputation, experience in transactions similar to the proposed business combination and familiarity with Linde. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Praxair, Linde, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Pursuant to its engagement letter with Linde, Morgan Stanley will be paid a fee for its services as financial advisor to the Linde executive board in connection with the proposed business combination in the aggregate amount of €35,833,000, €3,000,000 of which was payable upon signing of the Non-Binding Term Sheet, €3,000,000 of which was payable upon signing of the business combination agreement, and with the remainder becoming payable upon completion of the proposed business combination. In the two years prior to the date of its opinion, Morgan Stanley provided certain financial advisory and financing services for Linde and received fees in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley did not provide financial advisory or financing services for Praxair. Morgan Stanley may also seek to provide financial advisory and financing services to Linde plc, Linde, Praxair and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of Perella Weinberg, Financial Advisor to Linde

The Linde executive board retained Perella Weinberg to act as its financial advisor in connection with the business combination. The Linde executive board selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation, its knowledge of the businesses and affairs of Linde and its knowledge of the industries in which Linde and Praxair conduct their respective businesses. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On June 1, 2017, Perella Weinberg rendered its written opinion to the Linde executive board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to Linde’s shareholders.

The full text of Perella Weinberg’s written opinion, dated June 1, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B to this document and is incorporated by reference herein. The opinion does not address Linde’s underlying business decision to enter into the business combination or the relative merits of the business combination as compared with any other strategic alternative that may have been available to Linde. The opinion does not constitute a recommendation to any holder of Linde shares or Praxair shares as to how such holder should vote or otherwise act with respect to the business combination or any other matter and does not in any manner address the prices at which Linde shares, Praxair shares or the Linde plc shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the business combination to, or any consideration received in connection with the business combination by, the holders of any other class of securities, creditors or other constituencies of Linde. Perella Weinberg provided its opinion for the information and assistance of the Linde executive board in connection with, and for the purposes of its evaluation of, the business combination. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Linde and Praxair, including research analyst reports;

•	reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of Linde, in each case prepared by Linde management (which are referred to as the Linde Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”));

•	reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of Praxair, in each case prepared by Praxair management (which are referred to as the Praxair Forward-Looking Financial Information (see “— Certain Unaudited Forward-Looking Financial Information”));

•	reviewed certain publicly available forecasts relating to Linde (referred to in this section entitled “—Opinion of Perella Weinberg, Financial Advisor to Linde” as the “Linde Public Forecasts”);

•	reviewed certain publicly available forecasts relating to Praxair (referred to in this section entitled “—Opinion of Perella Weinberg, Financial Advisor to Linde” as the “Praxair Public Forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of Linde and Praxair and reviewed estimates of synergies anticipated from the business combination (collectively, referred to in this section entitled “—Opinion of Perella Weinberg, Financial Advisor to Linde,” as the “Anticipated Synergies,” see “— Certain Unaudited Forward-Looking Financial Information”) with senior executives of Linde;

•	discussed the past and current business, operations, financial condition and prospects of Praxair with senior executives of Praxair;

•	compared the financial performance of Linde and Praxair with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the business combination with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•	reviewed historical premiums paid for securities of certain publicly-traded companies in certain transactions which Perella Weinberg believed to be generally relevant;

•	reviewed the historical trading prices of the shares of Linde and Praxair;

•	reviewed the draft of the business combination agreement dated June 1, 2017; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to Perella Weinberg (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of Linde that, to its knowledge, the information furnished by management for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. Perella Weinberg assumed, with Linde’s consent, that there were no material undisclosed liabilities of Linde or Praxair for which adequate reserves or other provisions were not made. With respect to the Linde Forward-Looking Financial Information, Perella Weinberg was advised by the management of Linde, and assumed, with Linde’s consent, that they were reasonably prepared on bases reflecting the best estimates available at the time and the good faith judgments of the management of Linde as to the future financial performance of Linde and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. With respect to the Praxair Forward-Looking Financial

Information, Perella Weinberg was advised by the management of Praxair, and assumed, with Linde’s consent, that they were reasonably prepared on bases reflecting the best estimates available at the time and the good faith judgments of the management of Praxair as to the future financial performance of Praxair and Perella Weinberg expressed no view as to the assumptions on which they were based. With respect to the Linde Public Forecasts and the Praxair Public Forecasts, Perella Weinberg assumed, with Linde’s consent, that they were a reasonable basis upon which to evaluate the future financial performance of the parties to the business combination agreement and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg assumed, with Linde’s consent, that the Anticipated Synergies and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Linde to result from the business combination would be realized in the amounts and at the times projected by the management of Linde, and Perella Weinberg expressed no view as to the assumptions on which they were based nor did Perella Weinberg assume any responsibility for the accuracy and completeness of such information. Perella Weinberg relied, without independent verification, upon the assessment by the management of Linde of the timing and risks associated with the integration of Linde and Praxair. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Linde or Praxair, nor was it furnished with any such valuations or appraisals, nor did it assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of Linde or Praxair. In addition, Perella Weinberg did not evaluate the solvency of any party to the business combination, including under any laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final business combination agreement would not differ in any material respect relevant to its opinion from the form of business combination agreement reviewed by it and that the business combination would be consummated in accordance with the terms set forth in the business combination agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the business combination (including anti-trust, competition or other regulatory approvals), no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on any party to the business combination agreement or the contemplated benefits expected to be derived in the business combination. Perella Weinberg also assumed that in direct or indirect connection with the business combination no consequences or effects arise that would have an adverse effect on any party to the business combination agreement or their respective businesses. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addresses only the fairness from a financial point of view, as of June 1, 2017, of the exchange ratio to Linde’s shareholders. Perella Weinberg was not asked to, nor did it offer, any opinion as to any other term of the business combination or the form or structure of the business combination or the likely time frame in which the business combination would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of compensation to be received, if any, by any officers, directors or employees of any party to the business combination agreement, or any class of such persons. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the business combination agreement or any other related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood Linde had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of Linde to enter into the business combination or the relative merits of the business combination as compared with any other strategic alternative which may have been available to Linde.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the Linde executive board in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, these tables must be read together with the text of each summary. These tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses. Where necessary in connection with its analyses, Perella Weinberg performed currency conversions using an appropriate exchange rate.

Historical Share Price Analysis

Perella Weinberg reviewed the share price performance of Linde and Praxair and the implied relative market capitalization contribution of Linde and Praxair on a fully diluted basis during various periods, including (i) the 52-week period ending on August 15, 2016, the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair, (ii) the 52-week period ending on November 29, 2016, the date of the second market rumors about a potential transaction between Linde and Praxair, and (iii) the 52-week period ending on May 26, 2017, the last trading day prior to the Linde executive board meeting approving the execution of the business combination agreement. Perella Weinberg noted that the ranges of low and high trading prices of Linde shares and Praxair during each respective 52-week period were as follows:

	Linde Share Price (Bloomberg “LIN-GR” ticker)		Praxair Share Price (NYSE)
52-Week Period Ending	Low	High	Low	High
August 15, 2016	€116.32	€169.32	$96.13	$119.62
November 29, 2016	€116.32	€155.90	$96.13	$123.44
May 26, 2017	€120.01	€173.70	$107.01	$132.27

Based on the minimum and maximum relative fully diluted market capitalization contribution of Linde and Praxair, in each case, during the 52-week periods ending on August 15, 2016, November 29, 2016 and May 26, 2017, Perella Weinberg derived ranges of the implied relative ownership of Linde plc by Linde shareholders following completion of the business combination of 43.3% to 52.6%, 43.3% to 50.4% and 43.3% to 48.8%, respectively, and ranges of implied exchange ratios of Linde plc shares to Linde shares (based on the assumption that, as set forth in the business combination agreement, one Linde plc share would be issued in exchange for each Praxair share) of 1.18x to 1.71x, 1.18x to 1.56x, and 1.18x to 1.48x, respectively. This can be compared to the relative ownership of Linde plc by Linde shareholders following completion of the business combination of 50% that is contemplated by the exchange ratio of 1.540 Linde plc shares to be received for each Linde share as provided for in the business combination agreement and the exchange offer and exchange ratios implied by the respective trading prices of Linde shares and Praxair shares as of market close on August 15, 2016, as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016 and as of market close on May 26, 2017 of 1.31x, 1.42x and 1.45x, respectively, each of which was within each range of implied relative ownership and each range of implied exchange ratios set forth above.

Research Analyst Price Targets

Perella Weinberg reviewed and analyzed selected price targets for Linde shares published by selected research analysts as of (i) August 15, 2016, the last trading day prior to the first market rumors about a potential transaction between Linde and Praxair (20 research analysts), (ii) November 28, 2016, the last trading day prior to the second market rumors about a potential transaction between Linde and Praxair (22 research analysts), and (iii) May 26, 2017, the last trading day prior to the Linde executive board meeting approving the execution of the business combination agreement (22 research analysts). Perella Weinberg also reviewed and analyzed selected price targets for Praxair shares published by research analysts as of (i) August 15, 2016 (12 research analysts), (ii) November 28, 2016 (15 research analysts) and (iii) May 26, 2017 (15 research analysts).

The selected price targets reflect each research analyst’s estimate of the future public market trading prices of Linde shares and Praxair shares. Perella Weinberg noted that (i) as of market close on August 15, 2016, the range of research analyst price targets for Linde shares was between €107.00 and €172.00 per share, and the average and median of such targets were €142.75 per share and €147.00 per share, respectively, as compared to the closing price per Linde share on the Bloomberg “LIN-GR” ticker of €138.73 as of market close on August 15, 2016, (ii) as of market close on November 28, 2016, the range of research analyst price targets for Linde shares was between €110.00 and €204.00 per share, and the average and median of such targets were €154.59 per share and €156.00 per share, respectively, as compared to the price per Linde share on the Bloomberg “LIN-GR” ticker of €149.97 as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016, and (iii) as of market close on May 26, 2017, the range of research analyst price targets for Linde shares was between €135.00 and €200.00 per share, and the average and median of such targets were €170.05 per share and €173.50 per share, respectively, as compared to the closing price per Linde share on the Bloomberg “LIN-GR” ticker of €171.33 as of market close on May 26, 2017.

Perella Weinberg also noted that (i) as of market close on August 15, 2016, the range of research analyst price targets for Praxair shares was between $115.00 and $140.00 per share, and the average and median of such targets were $126.08 per share and $126.50 per share, respectively, as compared to the closing price per Praxair share on the NYSE of $118.03 as of market close on August 15, 2016, (ii) as of market close on November 28, 2016, the range of research analyst price targets for Praxair shares was between $110.00 and $140.00 per share, and the average and median of such targets were $123.47 per share and $125.00 per share, respectively, as compared to the price per Praxair share on the NYSE of $118.13 as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016, and (iii) as of market close on May 26, 2017, the range of research analyst price targets for Praxair shares was between $108.00 and $149.00 per share, and the average and median of such targets were $132.60 per share and $133.00 per share, respectively, as compared to the closing price per Praxair share on the NYSE of $131.97 as of market close on May 26, 2017.

Based on comparisons of the high and low research analyst price targets for Linde and Praxair shares, in each case, as of August 15, 2016, November 28, 2016 and May 26, 2017, Perella Weinberg derived ranges of the implied relative ownership of Linde plc by Linde shareholders following completion of the business combination of 35.5% to 52.0%, 36.2% to 57.4% and 39.5% to 57.4%, respectively, and ranges of implied exchange ratios of Linde plc shares to Linde shares (based on the assumption that, as set forth in the business combination agreement, one Linde plc share would be issued in exchange for each Praxair share) of 0.85x to 1.67x (with a midpoint derived from the median research analyst estimate of 1.30x), 0.88x to 2.07x (with a midpoint derived from the median research analyst estimate of 1.39x) and 1.01x to 2.07x (with a midpoint derived from the median research analyst estimate of 1.46x), respectively. This can be compared to the relative ownership of Linde plc by Linde shareholders following completion of the business combination of 50% that is contemplated by the exchange ratio of 1.540 Linde plc shares to be received for each Linde share as provided for in the business combination agreement, which was within each range of implied relative ownership and each range of implied exchange ratios set forth above.

Historical Trading Multiple Analysis

Perella Weinberg analyzed the enterprise value to EBITDA multiples of Linde’s and Praxair’s respective historical trading prices relative to historical broker consensus estimates of Linde’s and Praxair’s respective next twelve months’ EBITDA over the past five years. The respective average enterprise value to EBITDA multiples over the time periods preceding Linde’s revision of its prior published ROCE and operating profit targets on November 30, 2015, the first market rumors about a potential transaction between Linde and Praxair on August 15, 2016 and May 26, 2017, the last trading day prior to the Linde executive board meeting approving the execution of the business combination agreement, were as follows:

Prior to November 30, 2015	Linde	Praxair
Last three months	8.8x	10.8x
Last six months	9.2x	11.1x
Last twelve months	9.6x	11.3x
Last three years	9.1x	11.3x

Prior to August 15, 2016	Linde	Praxair
Last three months	8.1x	11.7x
Last six months	8.1x	11.7x
Last twelve months	8.3x	11.2x
Last three years	8.9x	11.4x

Prior to May 26, 2017	Linde	Praxair
Last 5 Years
Average	8.9x	11.4x
Minimum	7.3x	10.0x
Maximum	10.7x	12.8x

Based on the range of historical enterprise value to EBITDA multiples of Linde, Perella Weinberg applied an enterprise value to EBITDA multiple range of 8.0x to 9.5x to the next twelve months’ EBITDA of the most recent broker consensus estimates for Linde and to the Linde Forward-Looking Financial Information, respectively. The resulting implied equity value per Linde share based on such enterprise value to EBITDA multiples ranged from €134.22 to €169.15 with respect to the Linde broker consensus estimates and from €134.25 to €168.85 with respect to the Linde Forward-Looking Financial Information, as compared to the implied equity value per Linde share based on the Linde share prices of €138.73 as of market close on August 15, 2016, €149.97 as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016 and €171.33 as of market close on May 26, 2017.

Based on the range of historical enterprise value to EBITDA multiples of Praxair, Perella Weinberg applied an enterprise value to EBITDA multiple range of 10.5x to 12.0x to the next twelve months’ EBITDA of the most recent broker consensus estimates for Praxair and to the Praxair Forward-Looking Financial Information, respectively. The resulting implied equity value per Praxair share based on such enterprise value to EBITDA multiples ranged from $103.72 to $122.44 with respect to the Praxair broker consensus estimates and from $103.96 to $122.70 with respect to the Praxair Forward-Looking Financial Information, as compared to the implied equity value per Praxair share based on the Praxair share prices of $118.03 as of market close on August 15, 2016, $118.13 as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016 and $131.97 as of market close on May 26, 2017.

Based on comparisons of the implied valuation ranges derived from historical enterprise value to EBITDA multiples as described above, Perella Weinberg derived a range of implied relative ownership of Linde plc by Linde shareholders following the completion of the business combination implied by the Praxair and Linde broker consensus estimates of 44.2% to 54.3% and a range of implied relative ownership of a combined Linde and Praxair by Linde shareholders following the completion of the business combination implied by the Linde Forward-Looking Financial Information and Praxair Forward-Looking Financial Information of 44.2% to 54.2%, and ranges of implied exchange ratios of Linde plc shares to Linde shares (based on the assumption that, as set forth in the business combination agreement, one Linde plc share would be issued in exchange for each Praxair share) implied by the Praxair and Linde broker consensus estimates and the Linde Forward-Looking Financial Information and Praxair Forward-Looking Financial Information of 1.22x to 1.82x (with a midpoint of 1.50x) and 1.22x to 1.81x (with a midpoint of 1.49x), respectively. This can be compared to the relative ownership of Linde plc by Linde shareholders following completion of the business combination of 50% that is contemplated by the exchange ratio of 1.540 Linde plc shares to be received for each Linde share as provided for in the business combination agreement, each of which was within each range of implied relative ownership and each range of implied exchange ratios set forth above.

Precedent Mergers of Equals Analysis

Perella Weinberg analyzed certain information relating to select precedent “merger of equals” transactions from April 2007 through May 2017 for which the transaction value was greater than €2 billion, and which Perella Weinberg, in the exercise of its professional judgment, determined to be relevant transactions. The transactions analyzed were the following:

			Relative Ownership
			Trading One Month Prior		Announced
Transaction Announcement Date	Smaller Party	Larger Party	Smaller Party	Larger Party	Premium/ (Discount)	Premium/ (Discount)
May 2017	Huntsman Corp.	Clariant AG	49%	51%	48%/(2%)	52%/2%
September 2016	Agrium Inc.	Potash Corp.	48%	52%	48%/0%	52%/(0%)
May 2016	FMC Technologies Inc.	Technip SA	48%	52%	49%/3%	51%/(3%)
March 2016	Markit Ltd.	IHS Inc.	43%	57%	43%/0%	57%/(0%)
March 2016	London Stock Exchange Group plc	Deutsche Börse AG	45%	55%	46%/2%	54%/(2%)
December 2015	E. I. du Pont de Nemours and Company	The Dow Chemical Company	48%	52%	50%/4%	50%/(4%)
June 2015(a)	Willis Group Holdings plc(a)	Towers Watson & Co.(a)	47%	53%	50%/2%	50%/(2%)
January 2015(b)	MeadWestvaco Corporation(b)	Rock-Tenn Company(b)	47%	53%	50%/3%	50%/(2%)
December 2014(c)	Spansion Inc.(c)	Cypress Semiconductor Corporation(c)	43%	57%	50%/15%	50%/(12%)
May 2014	Carphone Warehouse Group plc	Dixons Retail plc	50%	50%	50%/0%	50%/(0%)
April 2014	Lafarge SA	Holcim Ltd.	45%	55%	44%/(3%)	56%/2%
February 2014	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.	49%	51%	50%/2%	50%/(2%)
July 2013(d)	Publicis Groupe S.A.(d)	Omnicom Group, Inc.(d)	48%	52%	51%/4%	49%/(4)%
March 2008	Oxiana Ltd.	Zinifex Ltd.	48%	52%	50%/3%	50%/(3%)
April 2007	Rodamco Europe N.V.	Unibail Holding S.A.	46%	54%	50%/7%	50%/(6%)

(a)	Premium/discount calculation takes into account a special cash dividend of $10.00 per share paid to Towers Watson shareholders.
(b)	Premium/discount calculation takes into account a cash election for RockTenn shareholders (representing approximately 7% of RockTenn shares outstanding).
(c)	Perella Weinberg determined to exclude the Spansion/Cypress transaction from the premia or discount ranges set forth below.
(d)	Premium or discount calculation takes into account a special cash dividend of €1.00 per share paid to Publicis shareholders and a special cash dividend of $2.00 per share paid to Omnicom shareholders.

Perella Weinberg performed a premia paid or discount received analysis for each of the selected transactions. The premia (or discounts) applicable to the smaller party in the selected transactions as compared to the relative ownership of the merger parties one month prior to the announcement of each transaction (or, if applicable, one month prior to the last unaffected share price) ranged from a minimum of a (3)% discount with respect to such relative ownership to a maximum of a 7% premium with respect to such relative ownership, with an average premium of 2% received by the smaller party. The discounts (or premia) applicable to the larger party in the selected transactions as compared to the relative ownership of the merger parties one month prior to the announcement of each transaction (or, if applicable, one month prior to the last unaffected share price) ranged from a minimum of a (6)% discount with respect to such relative ownership to a maximum of a 2% premium with respect to such relative ownership, with an average discount of (2)% applicable to the larger party.

Perella Weinberg observed that applying the range of premia or discounts from the selected transactions to Linde’s and Praxair’s unaffected share prices as of market close on August 15, 2016 (such price is herein referred to as the “Unaffected Share Price”) would yield an implied equity value per share of Linde’s stock of €134.88 to €148.86 and an implied equity value per share of Praxair’s stock of $110.60 to $120.74, respectively, and that applying the range of premia/discounts from the selected transactions to Linde’s and Praxair’s share prices as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016 (such price is herein referred to as the “Pre-Rumor II Share Price”) would yield an implied equity value per share of Linde’s stock of €145.80 to €160.92 and an implied equity value per share of Praxair’s stock of $110.69 to $120.85, respectively.

Perella Weinberg also applied the premia or discounts observed in the selected transactions to the market value of Linde and Praxair based on each of the Unaffected Share Price and Pre-Rumor II Share Price to determine ranges of the implied relative ownership of Linde plc by Linde shareholders following completion of the business combination of 44.7% to 49.5% and 46.6% to 51.4%, respectively, and ranges of implied exchange ratios of Linde plc shares to Linde shares (based on the assumption that, as set forth in the business combination agreement, one Linde plc share would be issued in exchange for each Praxair share) of 1.25x to 1.50x and 1.35x to 1.62x, respectively. This can be compared to the relative ownership of Linde plc by Linde shareholders following completion of the business combination of 50% that is contemplated by the exchange ratio of 1.540 Linde plc shares to be received for each Linde share as provided for in the business combination agreement and the implied exchange ratios derived from applying the premium of 5.3% and the discount of (4.8)% implied by the indicative agreement reached on December 20, 2016 for Linde and Praxair shareholders, respectively, to hold 50% of the equity in Linde plc based on the respective Linde and Praxair share prices as of November 17, 2016 to the respective closing share prices of Linde shares and Praxair shares as of August 15, 2016 and as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2017, of 1.45x and 1.57x, respectively, each of which was within each such range of implied relative ownership and each range of implied exchange ratios set forth above.

The selected transaction premia analysis was reviewed for illustrative purposes only. Although the selected merger of equals transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the business combination, Linde or Praxair. Accordingly, Perella Weinberg’s comparison of the selected transactions to the business combination and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the companies involved in such transactions and of the business combination and was based on Perella Weinberg’s experience working with corporations on various merger and acquisition transactions.

Discounted Cash Flow Analysis

Linde

Perella Weinberg conducted a discounted cash flow analysis for Linde based on the Linde Forward-Looking Financial Information (see the section entitled “—Forward-Looking Financial Information”) by:

•	calculating the present value as of May 26, 2017 of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, subject to certain adjustments) that Linde could generate for 2017 through 2020 using a discount rate of 6.5% based on estimates of the weighted average cost of capital of Linde derived using the Capital Asset Pricing Model (which is herein referred to as “CAPM”), and

•	adding terminal values calculated assuming terminal year trailing exit multiples ranging from 8.0x to 10.0x EBITDA and a discount rate of 6.5% (consistent with implied perpetuity growth rates ranging from 1.14% to 2.17%).

Perella Weinberg selected the range of trailing exit multiples for Linde based on the historical enterprise value to last twelve months’ EBITDA trading ranges of Linde over the past five years and also cross-checked such estimates of terminal year trailing exit multiples against the implied perpetuity growth rates of Linde’s future unlevered cash flow forecasts, which Perella Weinberg assessed utilizing its professional judgment and experiences, taking into account the Linde Forward-Looking Financial Information and market expectations regarding long-term real growth of gross domestic product and inflation.

Perella Weinberg used a discount rate of 6.5% derived by application of the CAPM, which takes into account certain company-specific metrics, including Linde’s target capital structure, the cost of long-term debt, forecasted tax rate and historical beta, as well as certain financial metrics for the European financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Linde. To calculate the implied equity value from the implied enterprise value, Perella Weinberg subtracted net debt of €9.025 billion as of March 31, 2017 (adjusted for €687 million of dividends paid on May 15, 2017), added the estimated value of cash proceeds from the potential GIST disposal of €343 million (based on an assumed closing date for the potential GIST disposal of June 30, 2017) and subtracted non-controlling interests of €961 million as of March 31, 2017. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method). These analyses resulted in the following reference range of implied equity value per share of Linde shares, as compared to the Unaffected Share Price per Linde share on the Bloomberg “LIN-GR” ticker of €138.73 and the Pre-Rumor II Share Price per Linde share on the Bloomberg “LIN-GR” ticker of €149.97:

Range of implied present value per share (assuming 6.5% discount rate and 8.0x–10.0x enterprise value to EBITDA exit multiple and reflecting a corresponding range of implied

perpetuity growth rates of 1.14%–2.17%)

Linde Forward-Looking Financial Information	€140.91 to €182.14

Praxair

Perella Weinberg conducted a discounted cash flow analysis for Praxair based on the Praxair Forward-Looking Financial Information by:

•	calculating the present value as of May 26, 2017 of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, subject to certain adjustments) that Praxair could generate for fiscal year 2017 through fiscal year 2020 using a discount rate of 7.0% based on estimates of the weighted average cost of capital of Praxair derived using the CAPM, and

•	adding terminal values calculated assuming terminal year trailing exit multiples ranging from 10.5x to 12.5x EBITDA and a discount rate of 7.0% (consistent with implied perpetuity growth rates ranging from 2.30% to 3.02%).

Perella Weinberg selected the range of trailing exit multiples for Praxair based on the historical enterprise value to last twelve months’ EBITDA trading ranges of Praxair over the past five years and also cross-checked such estimates of terminal year trailing exit multiples against the implied perpetuity growth rates of Praxair’s future unlevered cash flow forecasts, which Perella Weinberg assessed utilizing its professional judgment and experiences, taking into account the Praxair Forward-Looking Financial Information and market expectations regarding long-term real growth of gross domestic product and inflation.

Perella Weinberg used a discount rate of 7.0% derived by application of the CAPM, which takes into account certain company-specific metrics, including Praxair’s target capital structure, the cost of long-term debt, forecasted tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Praxair. To calculate the implied equity value from the implied enterprise value, Perella Weinberg subtracted net debt of $9.502 billion as of March 31, 2017 and non-controlling interests of $446 million as of March 31, 2017. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method). These analyses resulted in the following reference range of implied equity value per share of Praxair shares, as compared to the Unaffected Share Price per Praxair share on the NYSE of $118.03 and the Pre-Rumor II Share Price per Praxair share on the NYSE of $118.13:

Range of implied present value per share (assuming 7.0% discount rate and  10.5x–12.5x enterprise value to EBITDA exit multiple and reflecting a corresponding range of implied

perpetuity growth rates of 2.30%–3.02%)

Praxair Forward-Looking Financial Information	$110.05 to $133.22

Based on comparisons of the upper and lower limits of the Linde reference range of implied equity value per share with the Praxair reference range of implied equity value per share of Praxair, Perella Weinberg derived a range of the implied relative ownership of Linde plc by Linde shareholders following the completion of the business combination of 43.3% to 54.6%, and a range of implied exchange ratios of Linde plc shares to Linde shares (based on the assumption that, as set forth in the business combination agreement, one Linde plc share would be issued in exchange for each Praxair share) of 1.18x to 1.85x (with a midpoint of 1.48x). This can be compared to the relative ownership of Linde plc by Linde shareholders following completion of the business combination of 50% that is contemplated by the exchange ratio of 1.540 Linde plc shares to be received for each Linde share as provided for in the business combination agreement, which was within the range of implied relative ownership and the range of implied exchange ratios set forth above.

Discounted Equity Analysis

Perella Weinberg performed an illustrative analysis of the implied present value of the future theoretical value of Linde shares. This analysis is designed to provide an indication of the present value to Linde’s shareholders of a theoretical future value of the equity of each of Linde and Praxair as a function of applying Linde’s and Praxair’s historic enterprise value to EBITDA NTM multiples to their respective future adjusted EBITDA estimates based on the Linde Forward-Looking Financial Information and the Praxair Forward-Looking Financial Information, as applicable.

With respect to Linde, Perella Weinberg first calculated the implied enterprise value of Linde for the end of calendar years 2017, 2018 and 2019 by applying a range of historic enterprise value to next twelve months’ EBITDA multiples for Linde of 8.0x to 9.5x to the estimated adjusted next twelve months’ EBITDA for such years based on the Linde Forward-Looking Financial Information for the calendar years 2018, 2019 and 2020. See the section entitled “— Certain Unaudited Forward-Looking Financial Information.” Perella Weinberg then calculated an implied equity value for the value of the implied enterprise value estimate of Linde for each year by adjusting for net financial debt and other equity value adjustments. Perella Weinberg subsequently discounted these values to May 26, 2017 using an illustrative discount rate of 8.0%. This analysis resulted in estimated implied future share price ranges for the Linde shares of approximately €138.85 to €172.79 for the end of calendar year 2017, approximately €137.43 to €170.20 for the end of calendar year 2018 and approximately €136.36 to €167.93 for the end of calendar year 2019.

With respect to Praxair, Perella Weinberg first calculated the implied enterprise value of Praxair for the end of calendar years 2017, 2018 and 2019 by applying a range of historic enterprise value to next twelve months’ EBITDA multiples for Praxair of 10.5x to 12.0x to the estimated adjusted next twelve months’ EBITDA for such years based on the Praxair Forward-Looking Financial Information for the calendar years 2018, 2019 and 2020. See the section entitled “— Certain Unaudited Forward-Looking Financial Information.” Perella Weinberg then calculated an implied equity value for the value of the implied enterprise value estimate of Praxair for each year by adjusting for net financial debt and other equity value adjustments. Perella Weinberg subsequently discounted these values to May 26, 2017 using an illustrative discount rate of 8.5%. This analysis resulted in estimated implied future share price ranges for the Praxair shares of approximately $104.97 to $124.15 for the end of calendar year 2017, approximately $104.00 to $122.56 for the end of calendar year 2018 and approximately $105.41 to $123.72 for the end of calendar year 2019.

Based on comparisons of the upper and lower limits of the ranges of the implied future share price for Linde shares with the ranges of the implied future share price for Praxair shares, for each of 2017, 2018 and 2019, Perella Weinberg derived ranges of the implied relative ownership of Linde plc by Linde shareholders following completion of the business combination of 44.7% to 54.3%, 44.7% to 54.2% and 44.3% to 53.5%, respectively, and ranges of implied exchange ratios of Linde plc shares to Linde shares (based on the assumption that, as set forth in the business combination agreement, one Linde plc share would be issued in exchange for each Praxair share) of 1.25x to 1.84x (with a midpoint of 1.52x), 1.25x to 1.83x (with a midpoint of 1.52x) and 1.23x to 1.78x (with a midpoint of 1.48x), respectively. This can be compared to the relative ownership of Linde plc by Linde shareholders following completion of the business combination of 50% that is contemplated by the exchange ratio of 1.540 Linde plc shares to be received for each Linde share as provided for in the business combination agreement, which was within each range of implied relative ownership and each range of exchange ratios calculated above.

The illustrative future prices per share of Linde or Praxair shares should not be viewed as an accurate representation of what actual prices per share of Linde shares or Praxair shares will be. Actual prices per share of Linde shares or Praxair shares for any period may be greater or less than the illustrative future prices per share of Linde shares or Praxair shares reviewed by Perella Weinberg, and the differences may be material. Future share prices are inherently uncertain, being based upon numerous factors or events that are not possible to predict.

Illustrative Hypothetical Value Accretion

Perella Weinberg reviewed the potential pro forma value accretion to Linde shareholders by aggregating the fully diluted market capitalization of Linde shares of €28.047 billion and the fully diluted market capitalization of Praxair shares of €32.014 billion, in each case, as of the time immediately prior to the second market rumors about a potential transaction between Linde and Praxair on November 29, 2016 and taking into account estimates provided by Linde management of potential net run-rate cost savings, potential run-rate capital expenditure synergies and post-tax transaction and implementation expenses. Perella Weinberg estimated the capitalized value of such estimated cost savings and synergies (net of transaction expenses) to be €7.825 billion. This indicated that, based on the pro forma ownership of Linde shareholders in the combined company upon consummation of the business combination of approximately 50%, the business combination could be accretive to the fully diluted market capitalization of Linde, as of November 29, 2016, of €28.047 billion by approximately 21%.

Perella Weinberg also reviewed the potential pro forma value accretion to Linde shareholders based on the standalone discounted cash flow analyses of Linde and Praxair described above under the heading “—Discounted

Cash Flow Analysis” by aggregating the reference midpoint standalone discounted cash flow value for Linde of €30.188 billion and Praxair of €31.390 billion and taking into account the estimated present value as of May 26, 2017 of the potential net cost savings and capital expenditure synergies, each based on an approximately three-year phasing period as provided by Linde, and transaction expenses over a four-year period. Perella Weinberg estimated the net present value of such estimated cost savings and synergies (net of transaction expenses) to be €6.771 billion. This indicated that, based on the pro forma ownership of Linde shareholders in the combined company upon consummation of the business combination of approximately 50%, the business combination could be accretive to the approximate implied equity value reference midpoint for Linde of €30.188 derived from the standalone discounted cash flow analysis of Linde described above under the heading “—Discounted Cash Flow Analysis” by approximately 13%.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Linde, Praxair or the business combination.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Linde executive board as to the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio of 1.540 Linde plc shares to be received for each share of Linde stock as provided for in the business combination agreement to Linde shareholders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon third party research analyst estimates, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the business combination agreement or their respective advisors, none of Linde, Praxair, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by third parties.

As described above, the opinion of Perella Weinberg to the Linde executive board was one of many factors taken into consideration by the Linde executive board in making its determination to approve the business combination. The type and amount of consideration payable in the business combination was determined through negotiations between Linde and Praxair, rather than by any financial advisor, and was approved by the Linde executive board. The decision to enter into the business combination agreement was solely that of the Linde executive board.

Pursuant to the terms of the engagement letter between Perella Weinberg and Linde dated as of December 14, 2016, Linde became obligated to pay Perella Weinberg €3.0 million upon the execution of a non-binding term sheet relating to the business combination and €3.0 million upon the execution of the business combination agreement, and has agreed to pay Perella Weinberg an additional €29.8 million upon the closing of the business combination. In addition, Linde agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities and claims.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own accounts or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Linde plc, Linde or Praxair or any of their respective affiliates.

During the two year period prior to the date of Perella Weinberg’s opinion, Perella Weinberg and its affiliates did not provide investment banking services to Praxair or its affiliates for which Perella Weinberg or its affiliates received compensation. Perella Weinberg and/or its affiliates have in the past advised Linde on various other matters for which it received compensation. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Linde, Praxair or their respective affiliates and in the future may receive compensation for the rendering of such services.

Material Transaction Fees

Praxair and Linde currently estimate that they will in the aggregate incur approximately $217 million (€204 million) of auditors’, banking, legal and other professional fees and costs related to the business combination, comprised of approximately $85 million (€80 million) to be incurred by Praxair and approximately $132 million (€124 million) to be incurred by Linde.

Accounting Treatment

The combined group will account for the transactions as a business combination between Praxair and Linde using the acquisition method of accounting under U.S. GAAP, with Praxair as the accounting acquirer and the cost of the acquisition based on the market value of Linde plc shares issued to holders of Linde shares upon completion of the business combination. Linde’s consolidated assets and liabilities will be recorded at their fair values at the closing date, and Linde’s results of operations will be combined with Praxair’s results of operations from the closing date.

Listing of Linde plc Shares; Delisting and Deregistration of Praxair Shares

Praxair shares, which are listed on the NYSE under the symbol “PX,” will be delisted from the NYSE on or as soon as practicable after the completion of the business combination, as permitted by applicable law, and deregistered under the Exchange Act, and Praxair, Inc. will no longer be required to file periodic reports with the SEC.

Prior to the time of delivery of the Linde plc shares pursuant to the exchange offer and the merger, Linde plc will apply to admit its shares to listing and trading on the NYSE (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

Effect of the Business Combination on the Market for Linde Shares

Effect of the Exchange Offer on the Market for Linde Shares

The exchange of Linde shares by Linde plc pursuant to the exchange offer and the business combination will reduce the number of Linde shares that might otherwise trade publicly and will reduce the number of holders of Linde shares, which could adversely affect the liquidity and market value of the remaining Linde shares held by the public. The extent of the public listing and market for Linde shares and the availability of quotations reported in the open market depend upon the number of publicly held Linde shares, the aggregate market value of the publicly held Linde shares at such time, the interest of maintaining a market in the Linde shares on the part of any securities firms and other factors beyond the control of Linde plc and Linde.

Frankfurt Stock Exchange Listing and Other German Listings

The Linde shares are listed on the Frankfurt Stock Exchange (ISIN DE0006483001) and on the regulated market of the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich and Stuttgart. They are also traded on the

Tradegate Exchange and on the open market (Freiverkehr) on the Hanover stock exchange. The Linde shares are included in the German DAX 30 stock index, among other indices. A significant reduction in free float as a result of the exchange of Linde shares pursuant to the exchange offer or otherwise may result in the Linde shares being removed from the DAX 30 or other stock indices. Consequently, index funds and other institutional investors who seek to mirror indices such as the DAX 30 stock index may sell or reduce their holdings of Linde shares. See “General Information — Stock Exchange Listings.”

Linde plc expects that, pursuant to the rules of the equity indices of Deutsche Börse AG as of March 2017, the tendered Linde shares will be included in the DAX 30 instead of the untendered Linde shares once Linde plc publishes that the offer acceptance ratio equals at least 50%. Linde plc, Linde and Praxair will seek to have tendered Linde shares remain included in the DAX 30 after the expiration of the acceptance period until the day after satisfaction of the last offer condition, or, if later, one working day after the expiration of the additional acceptance period; however, this is subject to the discretion of Deutsche Boerse AG as the competent body for the composition of the DAX 30. Based on the current index inclusion criteria for the DAX 30 published by Deutsche Boerse AG and the anticipated corporate structure, listings and expected market capitalization of Linde plc, Linde plc anticipates that after settlement of the exchange offer the Linde plc shares will be included in the DAX 30 instead of the tendered Linde shares in due course as determined by Deutsche Boerse AG.

Following settlement of the exchange offer, Linde plc could agree with Linde AG (i) to effect a segment change, i.e., removal of the Linde shares from the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing on the regulated market (General Standard), (ii) to effect a downlisting, i.e., a removal of the Linde shares from the regulated market of the Frankfurt Stock Exchange and other German stock exchanges so that Linde shares could still be traded only on the open market (Freiverkehr) of the Frankfurt Stock Exchange or any comparable open market or segment thereof of another German stock exchange or (iii) to effect a delisting, i.e., a removal from the Frankfurt Stock Exchange and all other German stock exchanges on which Linde shares are listed on regulated market segments. The downlisting or the delisting, as the case may be, would be effected by way of an application by Linde AG and a subsequent revocation decision from the board of management of the Frankfurt Stock Exchange and any of the other German stock exchanges on which Linde shares are listed on the respective regulated market.

In any of these cases (i.e., segment change, downlisting, delisting), Linde AG’s reporting obligations would be reduced. In case of a segment change, the more stringent reporting obligations under the Prime Standard would no longer apply to Linde. In case of a downlisting or in case of a delisting, Linde’s reporting obligations would be further reduced or cancelled completely.

A downlisting and a delisting would negatively affect the liquidity of Linde shares. Linde shareholders may therefore be unable to realize the value represented in Linde shares they hold, or may only be able to do so with significant limitations and/or at a significant loss. A downlisting would reduce the liquidity of Linde shares. Following a downlisting, Linde shares could continue to trade on the open market. The extent of the public market therefor and the availability of any quotations from such open markets would depend upon the number of publicly held Linde shares, the aggregate market value of publicly held Linde shares, the interest of maintaining such a market for Linde shares on the part of any securities firms, and other factors which are beyond the control of the bidder or Linde. A delisting would remove Linde shares from the regulated market without a subsequent trading on an open market and could therefore render Linde shares effectively illiquid.

Under German securities law, no protection is afforded to Linde shareholders if Linde plc decides to pursue a segment change. A downlisting or delisting from all German stock exchanges on which the Linde shares are currently listed, however, would require, pursuant to the German Stock Exchange Act (Börsengesetz) and as a prerequisite for a successful application to the last German stock exchange on whose regulated market Linde shares are traded, a formal offer by Linde AG, Linde plc or any third party acting as bidder to acquire any publicly held Linde shares in accordance with applicable rules of the German Takeover Act

(Wertpapierübernahmegesetz). The consideration in such offer must be in cash and may not be less than (i) the weighted average domestic market price of Linde shares during the last six months prior to the publication of the decision to launch the public offer, or (ii) the highest consideration provided or agreed to by the applicable bidder (or the person acting in concert with it) for the acquisition of Linde shares within the last six months prior to the publication of the applicable offer document. Such offer required for the downlisting or delisting may not be subject to conditions. The cash consideration offered in case of a downlisting or delisting could be of the same value as the exchange offer consideration, but could also be of a higher or lower value. Other requirements regarding the delisting process and the applicable time frame for a delisting in each of the German stock exchanges (including when the revocation of the admission to trading takes effect) are subject to the regulations of the individual stock exchanges.

Linde ADRs

In January 2010, a sponsored level 1 American depositary receipt program was established by Linde. The ADRs, each representing the beneficial interest in one tenth of one Linde share, trade in the United States in the over-the-counter market under the ISIN US5352232004. Ten ADRs represent one Linde share. Deutsche Bank Trust Company Americas is acting as the depositary bank for the ADR program. The ADRs are not subject to the exchange offer. However, holders of ADRs may exchange their ADRs into Linde shares pursuant to the deposit agreement and then tender such Linde shares in the exchange offer. As a result of the exchange offer, holders of ADRs may sell or reduce their holdings of ADRs, including in order to exchange their ADRs for underlying Linde shares, which may result in reduced liquidity of ADRs and may cause the market value of the ADRs to decline. See “The Exchange Offer — Subject Matter.” Pursuant to the deposit agreement governing the ADRs, holders of ADRs must pay a fee of no more than $5.00 per 100 American Depository Shares in order to exchange their ADRs for underlying Linde shares.

Regulatory Approvals Related to the Business Combination

The business combination is subject to review and approval by government authorities and other regulatory agencies, including in jurisdictions outside the United States and the European Union. Praxair, Inc. and Linde AG intend to file all notifications and applications that they determine are necessary under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions and to file all post-completion notifications that they determine are necessary as soon as possible after completion has taken place. While Praxair, Inc. and Linde AG believe that they will receive the requisite regulatory approvals, there can be no assurances regarding the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state, European Union or other authorities will not attempt to challenge the business combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. Notifications and applications will be made to the competent antitrust authorities in various jurisdictions, including: the European Union, the United States, Brazil, Canada, China, India, Mexico, Russia, and South Korea.

Praxair’s and Linde’s obligation to complete the business combination is conditioned upon the receipt of certain regulatory approvals. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., on or prior to [—], 2018, subject to any extension of the acceptance period, or waived at least one working day prior to the end of the acceptance period. See “The Exchange Offer —Conditions to the Exchange Offer.”

U.S. Antitrust Clearance

Under the HSR Act, and the rules promulgated thereunder by the FTC, the business combination may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting periods have expired or have been terminated. At the end of that initial waiting period, the federal agencies can ask the parties for further information and relevant documents (second request). If a second request is issued, the parties may not, unless otherwise agreed, close the business combination until they have substantially complied with the second request and observed an additional waiting period of 30 calendar days following substantial compliance with the second request. Upon expiration of the additional waiting period, the parties may close the transaction, unless otherwise agreed and unless the competition authority has not successfully applied to a federal court for a preliminary injunction against the closing of the transaction.

As of the date of this document, the applicable waiting period under the HSR Act has not expired or been terminated.

European Union Antitrust Clearance

Under Council Regulation (EC) No. 139/2004 (which is herein referred to as the “EU Merger Regulation”), the European Commission has 25 working days following receipt of a complete notification form to issue a decision declaring the business combination to be compatible with the Common Market or to open an in-depth investigation. If the European Commission initiates an in-depth investigation, it must issue a final decision as to whether or not the business combination is compatible with the Common Market no later than 90 working days after the initiation of the in-depth investigation. These periods may be extended in certain circumstances.

Other Jurisdictions

In addition to the regulatory approvals described above, Praxair, Linde and Linde plc currently expect that a number of regulatory approvals in other countries will be solicited and a number of filings will be made in connection with the business combination, including (in alphabetical order):

•	Brazil. Except in the case of a fast-track proceeding, the merger control proceeding in Brazil typically begins with filing a draft notification with the competent competition authority, the Conselho Administrativo de Defesa Econômica (which is herein referred to as “CADE”), followed by the submission of a notification finally agreed with CADE. The merger control review period of the main proceeding is up to 240 calendar days, which CADE may extend by another 90 calendar days at its discretion.

•	Canada. Closing of a notifiable transaction is subject to an initial 30 calendar-day waiting period following the completed notification to the Canadian Competition Bureau (which is herein referred to as the “Bureau”). If the Bureau decides that further information is required for its review, it may issue a supplementary information request within the initial waiting period. Once the parties have complied with the supplementary information request, a second 30 calendar-day waiting period commences. The Bureau may continue its review beyond the second waiting period and closing may be deferred based on an agreement between the parties and the Commissioner of the Bureau or an order from the Competition Tribunal.

•	China. In the case of merger review procedures with the Ministry of Commerce of the People’s Republic of China (which is herein referred to as “MOFCOM”) a pre-notification phase is required, followed by up to three review phases: Phase I (30 calendar days), Phase II (90 calendar days) and Phase III (60 calendar days). In exceptional cases when applicants cannot agree with MOFCOM on a concept to overcome antitrust concerns at the end of Phase III, the authority may suggest to the parties to withdraw and re-submit the application, thereby restarting the three phases. In complex cases, MOFCOM typically also conducts so-called “interdepartmental consultations with other Directorates and Ministries,” which may request additional information from the parties.

•

India. Under the Combination Act of 2002, the parties to a combination must jointly file a notification with the Competition Commission of India (which is herein referred to as “CCI”). The maximum statutory review period is 210 calendar days (excluding up to 60 working days to accept any modifications suggested by CCI) consisting of a 30 calendar days Phase I period and, if CCI assesses that the combination is likely to cause or has caused an appreciable adverse effect on competition in India, a Phase II period of up to 180 calendar days.

•	Mexico. Under Mexico’s Federal Economic Competition Law, the parties may request a “fast-track” procedure and, if successful, the Federal Economic Competition Commission (which is herein referred to as “COFECE”) will issue a ruling within 15 days. Stage 1 typically takes approximately 35 days. Once the notification is complete, COFECE may issue a second request for information and data within 15 days. After the parties comply with the request, COFECE has 60 days to issue a ruling. COFECE may extend the period to up to an additional 40 business days.

•	Russia. The Russian Competition Law requires an application for the consent of the Federal Antimonopoly Service of the Russian Federation. Once all required documents and information have been provided, there is a 30 calendar-day initial (phase I) investigation period. At its discretion, the Federal Antimonopoly Service may extend the review period by up to two months for an in-depth (phase II) investigation.

•	South Korea. Under the Monopoly Regulation and Fair Trade Act of Korea, the Korea Fair Trade Commission (which is herein referred to as “KFTC”) has 30 calendar days to review a merger filing, which may be extended by an additional 90 calendar days at the KFTC’s sole discretion. The review period can be suspended through the issuance of a request for information and would only start running again upon submission by the parties of a full response to the KFTC’s request for information.

In addition, it is currently expected that regulatory approvals will be solicited and filings will be made in other jurisdictions in which the parties mutually agree antitrust filings to be necessary. Not all antitrust authorities adhere strictly to the relevant statutory timetables. Initiation of the statutory waiting periods can be delayed by iterative requests for information from the relevant antitrust authorities, including on the basis of a draft notification, until the relevant antitrust authorities agree that the notification may be submitted formally or deem the notification to be complete. Some antitrust authorities may extend, interrupt or restart the relevant statutory waiting periods under certain circumstances as prescribed by applicable national laws or even in their discretion. The relevant antitrust authorities may decide to open in-depth (phase 2) investigations.

In addition, after publication of the German exchange offer document and at the latest by the expiration of twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period, the CFIUS Approval (as defined in “The Business Combination Agreement — Conditions to Completing the Business Combination”) must be obtained.

The parties currently expect regulatory approval to be finalized and the business combination to be completed in the second half of 2018 but in no event later than the date that is twelve months after the expiration of the acceptance period, i.e., [—], 2018, subject to any extension of the acceptance period.

Efforts to Obtain Approvals

Pursuant to the business combination agreement, Linde plc, Linde AG and Praxair, Inc. have agreed to cooperate with each other and use (and cause their respective subsidiaries to use and use their reasonable best efforts to cause their subsidiaries, the shares of which are traded on a stock exchange (which are herein referred to as “listed subsidiaries”), to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their parts under the business combination agreement and applicable laws to consummate and make effective the exchange offer, the merger and the other transactions contemplated by the business combination agreement as soon as reasonably practicable, including actions to obtain any necessary or advisable consents from third parties or governmental authorities. Linde plc, Linde AG and Praxair, Inc. have further agreed to take (and cause their subsidiaries to take and use their reasonable best efforts to cause their listed subsidiaries to take) all such further action as may be necessary to resolve such objections, if any, as any governmental antitrust entity may assert under applicable antitrust law with respect to the transactions contemplated by the business combination agreement, and to avoid or eliminate, and minimize the impact of, each impediment under antitrust law that may be asserted by any governmental antitrust entity with respect to such transactions, in each case so as to enable the business combination to occur as promptly as practicable, and in no event later than the date that is twelve months after the expiration of the acceptance period, i.e., [—], 2018, subject to any extension of the acceptance period.

In furtherance of the foregoing, each of Linde plc, Linde AG and Praxair, Inc. have agreed to (and will cause their subsidiaries to and use their reasonable best efforts to cause their listed subsidiaries to) propose, negotiate and commit to and effect (i) the sale, divestiture, lease, license or other disposition (which is herein referred to as a “Divestiture”) of such assets, businesses, services, products, product lines, licenses or other operations or interests therein of Linde plc, Linde AG or Praxair, Inc. (or any of their subsidiaries or listed subsidiaries, as applicable) or (ii) behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, licenses or other operations or interests therein of Linde plc, Linde AG or Praxair, Inc. (or any of their respective subsidiaries or listed subsidiaries, as applicable) or other action that would limit the freedom of action, ownership or control of Linde plc, Linde AG or Praxair, Inc. or any of their respective subsidiaries or listed subsidiaries, as applicable, with respect to, or its ability to retain or hold, one or more of its or its subsidiaries’ and listed subsidiaries’ (including Praxair, Inc.’s or Linde AG’s) assets, businesses, services, products, product lines, licenses or other operations or interests therein which it is lawfully capable of taking, in each case to the extent such action is required in order (A) to obtain all consents from any governmental antitrust entity to the transactions contemplated by the business combination agreement, (B) to avoid the commencement of any action to prohibit or make unlawful the consummation of any of the transactions contemplated by the business combination agreement or (C) to avoid the entry of, or effect the dissolution of, any governmental order that would otherwise have the effect of preventing or making unlawful the consummation of any of the transactions contemplated by the business combination agreement (each such action is herein referred to as a “Settlement Action”). However, the business combination agreement does not require Linde plc, Linde AG or Praxair, Inc. to take or effect any Settlement Action that is not conditioned upon the consummation of the business combination or take any Settlement Action required by any governmental antitrust entity under any antitrust laws that, individually or in the aggregate, would result in a Non-Required Remedy as defined in “The Business Combination Agreement — Efforts to Obtain Required Approvals.”

Potential Post-Completion Reorganization Regarding Linde

Linde plc intends to pursue a post-completion reorganization transaction following consummation of the exchange offer. The type of such transaction will primarily depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise:

•	if Linde plc (through German Intermediate Holding AG or otherwise) holds at least 75%, which it will if the minimum acceptance condition (as defined herein) is satisfied, but less than 90% of Linde AG’s outstanding shares, Linde plc (through German Intermediate Holding AG or otherwise) intends to enter into a domination agreement and/or a profit and loss transfer agreement with Linde AG;

•	if Linde plc (through German Intermediate Holding AG or otherwise) holds at least 90% but less than 95% of Linde AG’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde, will not be taken into account) Linde plc intends to pursue a cash merger squeeze-out under Sections 62(1) and 62(5) of the German Transformation Act; and

•

if Linde plc (through German Intermediate Holding AG or otherwise) holds at least 95% of Linde AG’s issued share capital or Linde AG’s voting share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde will not be taken into account), it intends to pursue initiating either a corporate squeeze-out under Sections 327a et seq. of the German Stock Corporation Act or a takeover squeeze-out under Sections 39a et seq. of the German Takeover Act. Whether Linde plc pursues initiating a corporate squeeze-out or a takeover squeeze-out will depend on the circumstances at the time the 95% threshold is met. Since in a takeover squeeze-out,

Linde plc can also offer Linde plc shares to the minority shareholders as compensation for their Linde shares, the decision to pursue either a corporate squeeze-out or a takeover squeeze-out depends, among other things, on the price of Linde plc shares at the time Linde plc conducts the squeeze-out.

In addition to acquiring Linde shares in the exchange offer, Linde plc may, subject to applicable law, purchase additional Linde shares in the open market or otherwise in order to reach the relevant ownership threshold. If Linde plc pursues a post-completion reorganization transaction, shareholders located or resident in the United States will participate in such transaction and will be treated equally with Linde shareholders located outside of the United States.

If there is a domination agreement and/or a profit and loss transfer agreement in place and Linde plc does not acquire all of the remaining Linde shares by way of a squeeze-out and one or more of the remaining minority Linde shareholders decide against receiving adequate exit compensation in exchange for their Linde shares pursuant to Section 305(2) of the German Stock Corporation Act, the domination agreement and/or a profit and loss transfer agreement will provide that such remaining minority Linde shareholders will, in the case of a domination agreement, receive an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, receive annual recurring compensation (Ausgleich) as determined in the domination agreement and/or a profit and loss transfer agreement.

Linde plc will determine the amount of such consideration or compensation as described under “— Domination and/or Profit and Loss Transfer Agreement.”

A more detailed discussion of the transactions Linde plc may consummate in connection with a potential post-completion reorganization, including the form and amount of the compensation to be received by Linde shareholders, is provided below.

Domination and/or Profit and Loss Transfer Agreement

Following the business combination, Linde plc (directly or through German Intermediate Holding AG) may enter into a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) with Linde AG. Under a domination agreement, Linde plc (directly or through German Intermediate Holding AG) would be able to give legally binding instructions to the executive board of Linde AG. Under a profit and loss transfer agreement, Linde AG would be required to transfer its annual profits and losses to Linde plc. Both a domination agreement and a profit and loss transfer agreement are agreements between affiliated business entities under the German Stock Corporation Act (Aktiengesetz). Such agreements must be approved at a meeting of shareholders of Linde AG by a majority of at least 75% of the share capital represented at the meeting. Depending on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise, Linde plc may consider initiating (directly or indirectly) a squeeze-out transaction in lieu of or subsequent to entering into a domination agreement and/or a profit and loss transfer agreement (see “— Squeeze-Out Transactions”).

In the case of either a domination agreement or a profit and loss transfer agreement, remaining Linde shareholders will be offered to elect either (i) to continue to hold their Linde shares and, in the case of a domination agreement, receive an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, receive annual recurring compensation (Ausgleich) pursuant to Section 304 of the German Stock Corporation Act, or (ii) receive adequate exit compensation in exchange for their Linde shares pursuant to Section 305(2) of the German Stock Corporation Act. Although Linde plc currently intends to provide (directly or through German Intermediate Holding AG) the adequate exit compensation only in Linde plc shares, Linde plc may elect to pay such compensation either in Linde plc shares or in cash in its sole discretion.

The annual guaranteed dividend (Garantiedividende) or recurring compensation (Ausgleich) may be fixed or variable. A fixed annual payment must be determined and paid to the remaining minority Linde shareholders based on the amount that is likely to be distributed as the average dividend per share, given Linde’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act, and its future earnings prospects. A variable dividend would be determined based on the dividend actually paid at the level of Linde plc in every forthcoming year. In such scenario, remaining minority Linde shareholders would receive such pro rata portion of the total dividend amount to be paid out by Linde plc that would be attributable to them, as if Linde AG had been merged with Linde plc (assuming an adequate exchange ratio for such hypothetical merger) and the legacy Linde shareholders were now shareholders of the merged (fictitious) entity (i.e., the profit earmarked for distribution at the level of Linde plc would be paid out proportionally to shareholders of Linde plc and remaining minority Linde shareholders as if Linde plc and Linde AG were one combined entity). The fixed or variable annual guaranteed dividend or annual recurring compensation may be lower than the dividend payments remaining Linde shareholders would be able to receive, if a domination and profit and loss transfer agreement had not been concluded. When determining the adequate exit compensation for Linde shareholders who elect to receive such compensation in exchange for their Linde shares, Linde plc will use Linde’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the minority Linde shareholders’ shares. In general, the amount of such adequate exit compensation must not be less than the volume weighted average market price of Linde shares for the three-month period prior to the announcement of Linde plc’s intention to enter into the domination and/or profit and loss transfer agreement.

The amount of a fixed or variable guaranteed dividend (Garantiedividende) or annual recurring compensation (Ausgleich), as well as the compensation pursuant to Section 305(2) of the German Stock Corporation Act (Abfindung), is determined by the parties to the domination agreement and/or a profit and loss transfer agreement and reviewed by a court-appointed independent expert. The agreement is subject to approval at a meeting of Linde shareholders by a majority of at least 75% of the share capital represented at the meeting. The compensation determined pursuant to Sections 304 and 305(2) of the German Stock Corporation Act must be adequate and is also subject to judicial review in an appraisal proceeding (see “— Appraisal Rights”). The exchange offer consideration is generally not considered when determining the dividend or recurring compensation paid pursuant to a domination agreement and/or a profit and loss transfer agreement.

Squeeze-Out Transactions

Following completion of the exchange offer and depending on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise, Linde plc may consider initiating (directly or indirectly) a mandatory buy-out of Linde shares that Linde plc does not already own (directly or through German Intermediate Holding AG). Under German law, three categories of squeeze-out transactions are available, subject to applicable law:

•	the cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act;

•	the corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act; and

•	the takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act.

Cash Merger Squeeze-Out. Pursuant to Sections 62(1) and 62(5) of the German Transformation Act, within a three- month period following the date the acquired corporation and the acquirer enter into a merger agreement (Verschmelzungsvertrag), the meeting of shareholders of the acquired corporation may resolve, if the acquirer is a German stock corporation (Aktiengesellschaft) or a German partnership limited by shares (Kommanditgesellschaft auf Aktien) and owns at least 90% of the acquired corporation’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of the acquired corporation will not be taken into account), to transfer ownership of the shares held by the minority shareholders to the acquirer in exchange for an adequate compensation in cash, determined by the acquirer and reviewed by a court-appointed independent expert. The squeeze-out resolution requires a majority of the votes cast in the meeting of shareholders, and the acquirer may participate in the vote.

Consequently, Linde plc will be able to effect a cash merger squeeze-out only if it holds, directly or through German Intermediate Holding AG, at least 90% of Linde AG’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde, will not be taken into account). Sections 327a et seq. of the German Stock Corporation Act apply with respect to the entitlement to compensation and the procedure of the squeeze-out transaction (see “— Corporate Squeeze-Out”).

The cash merger squeeze-out becomes effective, and ownership of all shares held by minority shareholders will be transferred to the acquirer by operation of law, at the time of the registration of the merger with the commercial register (Handelsregistereintragung).

Accordingly, Linde shareholders who did not tender their Linde shares in the exchange offer would, in the event of a cash merger squeeze-out, not become shareholders of Linde plc.

Linde shareholders who did not tender their Linde shares in the exchange offer may, subject to applicable law, have appraisal rights following effectiveness of the cash merger squeeze-out. For a more detailed discussion, see “— Appraisal Rights.” In addition, each Linde shareholder who was present at the meeting of shareholders that passed the squeeze-out resolution and who objected to the squeeze-out resolution at the meeting (Widerspruch zur Niederschrift) may initiate an action to set aside (Anfechtungsklage) under the requirements of Sections 243 et seq. of the German Stock Corporation Act. In an action to set aside, the plaintiff may ask a court within a one-month period following the date of the squeeze-out resolution to enjoin that resolution due to a violation of law or Linde’s articles of association; however, an action to set aside may not be based on the alleged inadequacy of the squeeze-out compensation.

Corporate Squeeze-Out. Pursuant to Sections 327a et seq. of the German Stock Corporation Act, the meeting of shareholders of a corporation may, at the request of a shareholder that owns, directly or indirectly, at least 95% of the issued share capital (Grundkapital) (which is in this section referred to as the “principal shareholder”), resolve to transfer ownership of the shares held by the remaining minority shareholders (Minderheitsaktionäre) to the principal shareholder in exchange for an adequate compensation in cash (angemessene Barabfindung) determined by the principal shareholder. The squeeze-out resolution (Übertragungsbeschluss) requires a majority of the votes cast in the meeting of shareholders, and the principal shareholder may participate in the vote.

Following the registration of the squeeze-out resolution (Übertragungsbeschluss) with the commercial register (Handelsregistereintragung), the principal shareholder must pay the compensation to the minority shareholders against delivery of the remaining shares. Prior to the meeting of shareholders, the principal shareholder is required to obtain a commitment letter by a credit institution licensed to do business in the Federal Republic of Germany guaranteeing this obligation. The adequate cash compensation must take account of the stock corporation’s circumstances at the time of the squeeze-out resolution and must reflect the full value of the minority shareholders’ shares. It is typically determined using the discounted earnings method (Ertragswertmethode) or, if appropriate, the discounted cash flow method, in each case as provided for under the “Principles for the Preparation of Business Valuations” under IDW Standard S 1 (2008) of the Institute of Public Auditors in Germany e.V. (Institut der Wirtschaftsprüfer in Deutschland e.V.). The adequacy of the compensation is reviewed by a court-appointed independent expert. The expert opinion will be provided prior to the shareholder meeting resolving the corporate squeeze-out. Generally, the compensation must not be less than the volume weighted average market price of Linde shares for the three-month period prior to the announcement of Linde plc’s intention to initiate the squeeze-out transaction. The consideration paid in the exchange offer or, to the extent legally permissible, outside the exchange offer in the open market or otherwise, is generally not conclusive for the determination of the adequate compensation.

The squeeze-out becomes effective, and ownership of all shares held by the minority shareholders will be transferred to the principal shareholder by operation of law, at the time of the registration of the squeeze-out resolution with the commercial register (Handelsregistereintragung). Accordingly, Linde shareholders who did not tender their Linde shares in the exchange offer would, in the event of a corporate squeeze-out, not become shareholders of Linde plc.

Linde shareholders who did not tender their Linde shares in the exchange offer may, subject to applicable law, have appraisal rights following effectiveness of the corporate squeeze-out. For a more detailed discussion, see “— Appraisal Rights.” In addition, each Linde shareholder who was present at the meeting of shareholders that passed the squeeze-out resolution and who objected to the squeeze-out resolution at the meeting (Widerspruch zur Niederschrift) may initiate an action to set aside (Anfechtungsklage) under the requirements of Sections 243 et seq. of the German Stock Corporation Act. In an action to set aside, the plaintiff may ask a court within one month following the date of the squeeze-out resolution to enjoin that resolution due to a violation of law or Linde AG’s articles of association; however, an action to set aside may not be based on the alleged inadequacy of the squeeze-out compensation.

Takeover Squeeze-Out. Pursuant to Sections 39a and 39b of the German Takeover Act, a bidder that holds (directly or indirectly) at least 95% of the target’s voting share capital (stimmberechtigtes Grundkapital) following a voluntary takeover offer or mandatory offer, may, within a three-month period following the end of the additional acceptance period, file an application (Antrag) with the district court (Landgericht) of Frankfurt am Main to issue a court order to transfer ownership of the shares held by the minority shareholders who did not tender their shares in the exchange offer to the bidder in exchange for adequate compensation. The bidder is not required to acquire at least 95% of the target’s voting share capital in the exchange offer but may, to the extent permissible, acquire additional shares of the target company until the end of the additional acceptance period outside the exchange offer in the open market.

In a takeover squeeze-out, the nature of the compensation must correspond with the consideration offered in the exchange offer; however, a cash-only alternative, determined by the bidder, must always be provided at the election of the minority shareholders. Accordingly, Linde shareholders who did not tender their Linde shares in the exchange offer and elect to receive a cash-only compensation in a takeover squeeze-out, would not become shareholders of Linde plc.

The district court (Landgericht) of Frankfurt am Main determines the adequacy of the compensation to be received by minority shareholders in a takeover squeeze-out. If the bidder has acquired in the exchange offer at least 90% of the target’s issued share capital (excluding treasury shares and shares held for the account of Linde) for which the exchange offer was made, Section 39a(3) of the German Takeover Act provides that the consideration received by shareholders that tendered in the exchange offer is deemed adequate. The transfer of ownership of the shares of the minority shareholders to the bidder becomes effective by court order. Appraisal rights will not be available in connection with a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act.

Following the exchange offer, if Linde plc holds, directly or indirectly, at least 95% of Linde AG’s voting share capital (or the exchange offer has been accepted by the tendering Linde shareholders to such extent that Linde plc would acquire, directly or indirectly, 95% of Linde AG’s voting share capital following the closing date) and is entitled to file an application with the district court of Frankfurt am Main to effect a takeover squeeze-out, shareholders of Linde AG who did not tender their shares in the exchange offer will have the right (Andienungsrecht) to put these shares within a three-month period following the expiration of the acceptance period and the publication that 95% of the target’s voting share capital has been tendered (which we refer to as the “put right period”) pursuant to Section 39c of the German Takeover Act regardless of whether the bidder actually files such application. Shareholders who properly exercise this right are entitled to receive the same consideration received by shareholders who tendered their shares prior to the expiration of the additional acceptance period.

Appraisal Rights in Connection with Certain Potential Post-Completion Reorganization Transactions

An appraisal proceeding may, subject to applicable law, be available to Linde shareholders with respect to a post-completion reorganization transactions under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), one or more of which Linde plc intends to consummate following the closing date.

Under the German Appraisal Proceedings Act, a court may be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in certain corporate transactions including:

•	In the case of a domination and/or a profit and loss transfer agreement the court may review the adequacy of the compensation offered to the minority shareholders who either elected (i) to remain Linde shareholders and receive an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or annual recurring compensation (Ausgleich) pursuant to Section 304 of the German Stock Corporation Act, or (ii) to receive adequate exit compensation in exchange for their Linde shares pursuant to Section 305(2) of the German Stock Corporation Act based on the value of their shares at the time of the approval of such post-completion reorganization transaction by the shareholder meeting of Linde; and

•	In the case of either a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act or a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, the court may review the adequacy of the compensation received by minority shareholders in the squeeze-out transaction based on the value of their shares as of the time of the shareholder meeting of Linde resolving on such post-completion reorganization transaction.

Following the approval of such transaction at the shareholder meeting of Linde AG and its registration with the competent commercial register, each shareholder may challenge the determination of the amount of consideration or compensation pursuant to the German Appraisal Proceedings Act. The appraisal proceeding generally does not necessarily take into account the offer consideration when valuing the shares. Therefore, the value of the compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration.

Pursuant to Sections 2 and 4 of the German Appraisal Proceedings Act, a minority shareholder must file a motion to commence an appraisal proceeding with the competent district court (Landgericht) within the applicable time period as follows:

•	In the case of a domination agreement and/or a profit and loss transfer agreement, within a three- month period following the publication of the registration of that agreement with the commercial register; and

•	In the case of either a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act or a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, within a three-month period following the publication of the registration of that squeeze-out transaction with the commercial register.

Appraisal rights will not be available in connection with a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act.

The final court’s decision in an appraisal proceeding is binding for all remaining minority shareholders. If the court awards a higher cash compensation in the appraisal proceeding, all minority shareholders will, subject to applicable law, be able to receive the benefit of the incremental compensation even if they themselves did not file an application to initiate the appraisal proceedings.

THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF APPLICABLE GERMAN LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GERMAN STOCK CORPORATION

ACT, THE GERMAN TAKEOVER ACT, THE GERMAN TRANSFORMATION ACT, AND THE GERMAN APPRAISAL PROCEEDINGS ACT. WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN GERMAN LEGAL ADVISOR.

Appraisal Rights

Praxair Shareholders

Under the Delaware General Corporation Law, which governs the merger, as well as under the Praxair, Inc. certificate of incorporation and bylaws, Praxair shareholders are not entitled to any appraisal rights in connection with the merger.

Linde Shareholders

Pursuant to German law, an appraisal proceeding is not available in connection with the exchange offer. However, appraisal rights may be available to Linde shareholders with respect to certain post-completion reorganization transactions. Under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), a court may be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in connection with (1) a domination and/or profit and loss transfer agreement; and (2) a cash merger squeeze-out or a corporate squeeze-out. Appraisal rights are not available in connection with a takeover squeeze-out. Linde shareholders seeking appraisal rights, if available, must comply with the requirements of German law. In the appraisal proceeding, courts generally do not take into account the offer consideration when valuing the shares. Therefore, the form and amount of compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. See “— Potential Post-Completion Reorganization Regarding Linde — Appraisal Rights.”

Interests of Directors, Board Members and Executive Officers in the Business Combination

Shareholders of Praxair, Inc. and shareholders of Linde AG should be aware that some of the Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors and some of the Linde executive board members, supervisory board members and designees to the pre-closing Linde plc board of directors may have interests in the business combination that are different from, or in addition to, the interests of the Praxair shareholders and Linde shareholders. In the case of Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors these interests include the continued service of certain directors and executive officers following the closing of the business combination, the treatment of stock options, restricted stock units and other equity-based awards, severance benefits available to certain Praxair executive officers and designees to the pre-closing Linde plc board of directors upon a qualifying termination following the business combination, treatment of cash amounts deferred or contributed pursuant to Praxair’s compensation deferral programs and retirement plans, and the indemnification of Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors by Linde plc. In the case of Linde supervisory board members, executive board members and designees to the pre-closing Linde plc board of directors these interests include the membership of board members on Linde plc’s board of directors, the treatment of equity awards, investment shares and deferral shares, the release from the commitment for Linde supervisory board members to acquire and hold Linde shares and other adjustments to the share ownership policy for Linde supervisory board members, as well as severance benefits, compensation under the retention scheme for certain key employees and indemnification of Linde supervisory board members and executive board members by Linde plc and of designees to the pre-closing Linde plc board of directors by Linde AG and Linde plc.

At the close of business of [—], 2017, the record date for the Praxair special meeting, Praxair, Inc. directors and executive officers and their affiliates owned and were entitled to vote approximately [—]% of the outstanding Praxair shares entitled to vote at the Praxair special meeting. As of June 1, 2017, members of the Linde executive board and the Linde supervisory board and their affiliates owned less than 1% of the outstanding Linde shares, and members of the Linde executive board held 73,574 equity awards in the form of performance-vesting share option rights and matching share rights.

Pursuant to the business combination agreement, at the effective time of the merger, Mr. Stephen F. Angel, current Chairman and CEO of Praxair, Inc., will become CEO and a member of the board of directors of Linde plc and Prof. Dr. Wolfgang Reitzle, current Chairman of the Linde supervisory board, will become Chairman of the board of directors of Linde plc. The Linde plc board of directors will consist, at the effective time of the merger, of twelve members, comprising Mr. Stephen F. Angel and Prof. Dr. Wolfgang Reitzle, and five individuals nominated by Praxair, Inc. and five individuals nominated by Linde AG.

Praxair, Inc.

Certain of the Praxair directors, executive officers and designees to the pre-closing Linde plc board of directors have interests in the business combination that are different from, or in addition to, the interests of Praxair shareholders. Each member of the Praxair board of directors was aware of these interests and considered them, among other matters, in evaluating and approving the business combination and in recommending that Praxair shareholders adopt the business combination agreement.

Employment Arrangements Following the Business Combination

Upon completion of the business combination, Mr. Stephen F. Angel, current Chairman and CEO of Praxair, Inc., will become CEO and a member of the board of directors of Linde plc. Other executive officers of Praxair, Inc. may assume positions as executive officers of Linde plc or of the combined group and/or of direct or indirect subsidiaries of Linde plc upon or following completion of the business combination. Subject to the terms of the business combination agreement, Mr. Stephen F. Angel and some or all of Praxair, Inc.’s other executive officers may, prior to the consummation of the business combination, enter into new employment agreements or arrangements or other retention arrangements with Linde plc and/or direct or indirect subsidiaries of Linde plc or Praxair, Inc., but the terms of such arrangements, if any, have not yet been determined.

Linde plc Board of Directors Following the Business Combination

At the completion of the business combination, the Linde plc board of directors will consist of twelve members, including Mr. Stephen F. Angel and five other individuals nominated by Praxair, Inc.

Treatment of Outstanding Equity Awards

Praxair’s executive officers, directors and designees to the pre-closing Linde plc board of directors hold stock-based awards under the 2009 Praxair, Inc. Long Term Incentive Plan and the 2002 Praxair, Inc. Long Term Incentive Plan. Under the business combination agreement, Praxair stock-based awards, including stock options, restricted stock units and performance share units, will be converted into corresponding stock-based awards of Linde plc, on substantially the same terms and conditions as were applicable to the corresponding Praxair stock-based award prior to the business combination. At the completion of the business combination:

•	Each outstanding Praxair stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of Linde plc shares equal to the number of Praxair shares subject to each such Praxair stock option immediately prior to the business combination at an exercise price per share equal to the per-share exercise price of each such Praxair stock option;

•	Each outstanding Praxair RSU will be converted into a Linde plc RSU in respect of a number of shares of Linde plc shares equal to the number of Praxair shares subject to the Praxair RSU; and

•	Each outstanding Praxair PSU will be converted into a Linde plc RSU, in respect of a number of Linde plc shares equal to the greater of (x) the target number of Praxair shares subject to such Praxair PSU and (y) the number of Praxair shares subject to such Praxair PSU determined based on the actual performance measured as of immediately prior to the closing of the business combination and will be subject to service-vesting conditions only, not performance-vesting conditions.

If a holder of such Linde plc stock options or Linde plc RSUs experiences a qualifying termination of employment within two years following the effective time of the merger, such Linde plc stock options or Linde plc RSUs, as applicable, will vest in full. For executive officers and designees to the pre-closing Linde plc board of directors, a qualifying termination means a termination without “cause” (as defined in the applicable employment or severance agreement or, if not defined therein, the applicable award agreement) or, for executive officers and certain designees to the pre-closing Linde plc board of directors, for “good reason” (as defined in the applicable employment or severance agreement or, if not defined therein, the applicable award agreement).

Severance Agreements

Certain Praxair executive officers and designees to the pre-closing Linde plc board of directors are party to severance compensation agreements (which are herein referred to as the “Severance Agreements”) with Praxair, pursuant to which these executive officers are entitled to the following payments and benefits upon such officer’s termination of employment within two years following a change in control (which would include the consummation of the business combination) either without “cause” or for “good reason” (each as defined in the applicable agreement):

•	Any accrued salary and accrued but unused vacation pay;

•	Any accrued but unpaid bonus for years prior to the year of termination, and a prorated target bonus for the year of termination;

•	A lump sum payment equal to two times (or three times, if the executive officer became an officer of Praxair prior to 2010) the sum of the executive’s (i) annual base salary as of immediately prior to his or her termination of employment (or, if greater, as of immediately prior to the change in control) and (ii) target incentive opportunity for the year in which the termination of employment occurred (or, if greater, for the year of the change in control);

•	For those executive officers participating in the Pension Program Traditional Design, a lump sum payment equal to the incremental value of two additional years (or three additional years in the case of Messrs. Angel and Menezes and Ms. Roby) of age and service credited under the Pension Program;

•	For those executive officers participating in the Pension Program Account-Based Design, a lump sum payment equal to 8% (or 12% in the case of Mr. White) of such executive officer’s pension eligible compensation for the year immediately prior to the change in control or the year immediately prior to termination, whichever is greater, to duplicate two years (or three years in the case of Mr. White) of Praxair contributions under the Pension Program Account-Based Design; and

•	Continuation of health and welfare benefits for the longer of (x) 24 months following termination of employment or (y) the period during which such benefits would have been provided under the applicable benefit plans, at no cost for the first 24 months and, if applicable, on the same financial terms and conditions as provided under the applicable benefit plan thereafter.

As a condition to receiving severance benefits under his or her Severance Agreement, an executive officer must execute a general release of claims. In addition, in connection with entering into his or her Severance Agreement, the executive officer signed a nondisclosure, nonsolicitation and noncompetition agreement covering a two-year period following termination of employment.

Deferred Compensation Plans

Certain Praxair executive officers and designees to the pre-closing Linde plc board of directors participate in the Praxair, Inc. Compensation Deferral Program (which is herein referred to as the “Deferral Program”), which allows participants to annually elect to defer a portion or all of their variable compensation awards and a portion of their base salaries. In addition, Praxair makes notional contributions to the Deferral Program on behalf of participants equal to the matching contributions that would have been made under its 401(k) plan on each participant’s behalf but for the application of certain Internal Revenue Code limits under that plan. Upon a change in control (which would include the consummation of the business combination), all Praxair matching contributions will fully vest and, unless otherwise elected by a participant in the Deferral Program, each participant will receive a lump sum payment of his or her entire benefit within 45 days following the change in control. In order to limit payments that could result from the business combination, certain participants elected to waive their rights to receive such payment in connection with a change in control for no consideration and will instead receive such payment in the ordinary course.

In addition, if previously elected by a Praxair director, fees deferred by him or her under the Praxair, Inc. Directors’ Fees Deferral Plan (which is herein referred to as the “Fees Deferral Plan”) will be distributed to such director if, within one year following a change in control, such director terminates service as a director. In addition, if the Fees Deferral Plan is terminated within 30 days before, or 12 months following, a change in control, and all other plans allowing directors to make non-qualified deferrals that are aggregated with the Fees Deferral Plan are terminated, all amounts deferred under the Fees Deferral Plan will be distributed.

Retirement Plans

Certain Praxair executive officers and designees to the pre-closing Linde plc board of directors participate in the Praxair, Inc. Equalization Benefit Plan, Praxair, Inc. Supplemental Retirement Income Plan A and/or Praxair, Inc. Supplemental Retirement Income Plan B (which are herein referred to collectively as the “Supplemental Retirement Plans”), which restore retirement benefits to pension plan participants whose pension plan retirement benefits are, or will be, reduced by Internal Revenue Code limitations. Upon a change in control (which would include the consummation of the business combination), all unpaid benefits will become immediately vested and payable in a lump sum, no later than 90 days following the change in control, unless a participant has previously made a valid election to waive rights to receive such payment in connection with the change in control and to instead receive such payment in the ordinary course. In order to limit payments that could result from the business combination, certain participants made such waiver elections for no consideration and will instead receive such payment in the ordinary course.

Indemnification of Praxair Directors and Officers

The business combination agreement generally requires Linde plc to, or cause one of its subsidiaries to, indemnify all past and present directors, officers and employees of Praxair and any of its respective subsidiaries, each referred to as an indemnified party, to the same extent such indemnified parties were indemnified by Praxair and its subsidiaries as of the date of the business combination agreement subject to any restrictions of applicable law. The business combination agreement also requires Praxair or Linde plc to obtain a ten-year “tail” policy for the extension of Praxair’s directors’ and officers’ liability coverage of Praxair’s existing directors’ and officers’ insurance policies and Praxair’s fiduciary liability insurance policies for not less than the existing coverage and having other terms not less favorable to the insured persons. If Praxair or Linde plc for any reason fails to obtain such “tail” policy, Linde plc will continue to maintain, for ten years following the business combination, either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Praxair or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons.

Retention and Incentive Awards

Under the business combination agreement, Praxair may grant cash-based retention and incentive awards up to an agreed upon limit with the aim of retaining certain critical employees. Any such awards will be determined by Praxair in its sole discretion. As of the date of this document, no Praxair executive officer or designee to the pre-closing Linde plc board of directors had been granted a retention and incentive award.

Quantification of Potential Payments to Praxair’s Named Executive Officers in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Praxair’s named executive officers that is based on or otherwise relates to the business combination and assumes, among other things, that Praxair’s named executive officers will incur a severance-qualifying termination of employment immediately following the effective time of the business combination.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the business combination, including the grant of any additional equity awards as permitted by the business combination agreement. For purposes of calculating such amounts, we have assumed:

•	June 1, 2017 as the closing date of the business combination;

•	a severance-qualifying termination of each named executive officer’s employment immediately following the effective time of the business combination; and

•	the value of a Praxair share is $136.62, which is equal to the closing price of a share of Praxair common stock on the date immediately following the announcement of the business combination.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this document and before the consummation of the business combination. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the business combination and “double-trigger” refers to benefits that require two conditions, which are the closing of the business combination, as well as a covered termination within two years following the closing of the business combination. As noted below, all “single-trigger” benefits are currently fully vested.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)
Mr. Angel, Chairman, President & Chief Executive Officer	11,212,041	35,588,301	3,681,000	19,399	0	0	50,500,741
Mr. White, Senior Vice President & Chief Financial Officer	3,947,014	6,444,011	148,000	25,899	0	0	10,564,924
Mr. Telesz, Executive Vice President	2,572,794	9,349,834	94,000	30,945	0	0	12,047,573
Mr. Menezes, Executive Vice President	3,836,068	6,699,029	1,267,000	15,219	0	0	11,817,317
Ms. Roby, Senior Vice President	2,780,137	3,720,876	3,066,000	26,505	0	0	9,593,517

(1)	The amounts in this column reflect (a) a lump sum severance payment equal to three times (or two times for Mr. Telesz) the sum of the executive’s (i) annual base salary as of immediately prior to his or her termination of employment (or, if greater, as of immediately prior to the change in control) and (ii) target incentive opportunity for the year in which the termination of employment occurred (or, if greater, for the year of the change in control) and (b) a lump sum payment of a prorated target incentive opportunity for the year of termination, as set forth in the table below. Such payments are “double-trigger” and are conditioned upon the executive signing a release of claims.

Name	Severance Payment ($)	Prorated Incentive Opportunity ($)
Mr. Angel	10,335,000	877,041
Mr. White	3,705,000	242,014
Mr. Telesz	2,349,500	223,294
Mr. Menezes	3,607,500	228,568
Ms. Roby	2,625,000	155,137

(2)	The amounts in this column reflect the value of “double-trigger” accelerated vesting of outstanding and unvested Praxair stock options, Praxair RSUs and Praxair PSUs (assuming target performance), as set forth in the table below. See the section entitled “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Praxair, Inc.” for a description of the treatment Praxair equity awards held by Praxair’s named executive officers in connection with the business combination.

Name	Praxair Stock Options ($)	Praxair RSUs ($)	Praxair PSUs ($)
Mr. Angel	18,071,568	0	17,516,733
Mr. White	3,370,061	0	3,073,950
Mr. Telesz	3,406,181	2,732,400	3,211,253
Mr. Menezes	3,451,572	0	3,247,457
Ms. Roby	1,914,759	0	1,806,116

(3)	The amounts in this column reflect the value of a lump sum payment equal to (a) for Messrs. Angel and Menezes and Ms. Roby, the incremental value of three additional years of age and service credited under the Pension Program and (b) for Messrs. White and Telesz, 8% (or 12% in the case of Mr. White) of the executive’s pension eligible compensation to duplicate two years (or three years in the case of Mr. White) of Praxair contributions under the Pension Program. Such payments are “double-trigger” and are conditioned upon the executive signing a release of claims.

Each named executive officer participates in the Deferral Program and the Supplemental Retirement Plans. Such arrangements provide for “single-trigger” payment of the executive’s benefits under the arrangement (which benefits are currently fully vested), unless the executive has previously made a valid election to waive his or her rights to receive such payment in connection with a change in control and to instead receive such payment in the ordinary course. The aggregate value for benefits under such arrangements for Messrs. Angel, White, Telesz and Menezes and Ms. Roby are $47,137,743, $277,312, $404,594, $10,770,290 and $4,135,345, respectively. Each executive’s benefits under such arrangements are currently fully vested and therefore are not reflected in the table above. In order to limit payments that could result from the business combination, Messrs. White and Telesz have each made an election to waive his rights to receive payment under such programs in connection with a change in control. These waiver elections were provided for no consideration and shall be valid if the change in control occurs on or after March 17, 2018 and March 15, 2018, respectively. Accordingly, (i) if the business combination is consummated prior to the effective date of the waiver elections, each named executive officer will receive payment of their vested benefits upon such consummation, and (ii) if the business combination is consummated on or after the effective date of the waiver elections, (A) Messrs. Angel and Menezes and Ms. Roby will receive payment of their vested benefits upon such consummation and (B) Messrs. White and Telesz will not receive accelerated payout of their vested benefits under the Deferral Program and the Supplemental Retirement Plans and will receive payout upon termination of employment.

(4)	The amounts in this column reflect the estimated value of continued health and welfare benefits for the longer of (x) 24 months following termination of employment or (y) the period during which such benefits would have been provided under the applicable benefit plans, at no cost for the first 24 months and, if applicable, on the same financial terms and conditions as provided under the applicable benefit plan thereafter. Such benefit is “double-trigger” and is conditioned upon the executive signing a release of claims.

(5)	No plan or arrangement provides for tax reimbursement to any named executive officer.

Linde AG

The material interests of certain members of the Linde executive board, certain members of the Linde supervisory board as well as certain designees to the pre-closing Linde plc board of directors are summarized in more detail below.

Membership of Linde plc’s Board of Directors

At the completion of the business combination, the Linde plc board of directors will consist of twelve members, including Prof. Dr. Wolfgang Reitzle, current chairman of the supervisory board of Linde AG, as chairman of the board of directors of Linde plc, and five other individuals nominated by Linde AG.

Treatment of Equity Awards

Linde’s executive board members and other key employees participate in Linde’s share-based incentive program for executives, the Linde LTIP. Under the Linde LTIP, Linde executive board members and other key employees (including one employee representative who is a member of the supervisory board) are granted Linde stock options to subscribe to Linde shares at a nominal value, subject to a four-year waiting period and the fulfillment of certain performance and other conditions. To become entitled to exercise Linde stock options, the Linde LTIP requires each beneficiary to continue to be employed with Linde throughout the applicable waiting periods (subject to certain “good leaver” provisions). In addition, beneficiaries belonging to certain top management levels of the Linde remuneration system (including the executive board members) are required to make a personal investment in Linde shares (which are herein referred to as “Investment Shares”) and continue to hold such Investment Shares throughout the applicable waiting periods. Linde awards one matching share for free for each Investment Share held throughout the applicable waiting period. All other beneficiaries are not required to acquire and hold Investment Shares to obtain Linde stock options, provided that if they do so voluntarily, they will be entitled to receive matching shares. Both the Linde stock options and the Linde matching share rights are granted under the Linde LTIP in annual tranches. The last tranche is expected to be granted in June 2017, and Linde AG may adopt a successor plan or cash equivalent arrangement to continue granting incentive awards on an annual basis until the consummation of the business combination.

Under the terms of the Linde LTIP, Linde is authorized to terminate the Linde LTIP and outstanding awards after the consummation of the exchange offer, in exchange for a cash payment. Pursuant to the Linde LTIP, the amount of such cash payment for each Linde stock option shall be determined in good faith (nach billigem Ermessen) by Linde considering certain criteria specified in the Linde LTIP conditions, including (i) the degree of the achievement of the performance targets set forth in the Linde LTIP at the time of consummation of the exchange offer, (ii) the elapsed time of the waiting period applicable for the respective Linde LTIP tranches up to the time of consummation of the exchange offer, and (iii) the market capitalization and the business prospects of Linde, as they were expected to develop without taking into consideration the exchange offer and its consummation. Such criteria also apply to Linde matching share rights to the extent applicable and with such adjustments as are necessary. Linde intends to terminate the Linde LTIP on this basis immediately after the consummation of the exchange offer for participants other than Linde executive board members.

With respect to the Linde executive board members, each executive board member has agreed that the Linde LTIP will not terminate upon the consummation of the exchange offer with respect to his awards. Instead, Linde will terminate the Linde LTIP immediately after the post-completion reorganization of Linde becomes effective (see “The Business Combination — Potential Post-Completion Reorganization Regarding Linde”), so long as such reorganization occurs within 18 months after the consummation of the exchange offer. If the Linde LTIP is terminated, then the executive board member will receive, in respect of his Linde stock options and Linde matching share rights, the cash payment described above.

If the reorganization does not occur within such 18-month period, then no such termination will occur with respect to the Linde executive board members. If the waiting period with respect to any Linde stock option or

Linde matching share right held by an executive board member expires before the Linde LTIP is terminated (if such termination occurs at all), then:

•	The executive board member may exercise such Linde stock option for cash until the earlier of (x) 18 months after the consummation of the exchange offer and (y) the termination of the Linde LTIP.

•	If the Linde stock option remains unexercised at the Linde LTIP termination time, then the Linde stock option will be terminated and the executive board member will receive an amount in cash as described above and fully vested Linde plc stock options in an amount determined, and on such terms, as described below.

•	Linde matching share rights will be settled in cash in accordance with the Linde LTIP.

Linde will permit the beneficiaries of the Linde LTIP, and will require the current members of the Linde executive board, to tender their Investment Shares in the exchange offer without forfeiture of the respective option rights and matching share rights under the Linde LTIP, provided that such beneficiary continues to hold the Linde plc shares received in exchange for the Investment Shares at consummation of the exchange offer until the earlier of (i) the expiry of the applicable waiting periods set forth in the Linde LTIP for its respective tranches or (ii) if such Linde LTIP equity awards are replaced by Linde plc stock options and Linde plc RSUs as described below, then a portion of such Linde plc shares must be held until the waiting periods set forth in the respective Linde plc awards expire, as described below.

One former member of the Linde executive board held as of May 31, 2017 Linde stock options and Linde matching share rights with waiting periods expiring after 2017, with respect to which the conditions of the Linde LTIP (including the obligation to hold Investment Shares) will continue to apply, subject to any further action by the supervisory board.

Following the Linde LTIP termination time (that is, for non-executive board members, after the consummation of the exchange offer and for the executive board members, after the implementation of the post-closing reorganization), Linde plc will grant to the beneficiaries replacement equity awards in the form of Linde plc stock options, in respect of terminated Linde stock options, and Linde plc RSUs, in respect of terminated Linde matching share rights. The number of stock options and Linde plc RSUs awarded to a beneficiary will reflect (i) the number of equity awards of the relevant type outstanding as of closing of the exchange offer, (ii) multiplied by the exchange ratio, (iii) adjusted to reflect, on a prorated basis, the remaining portion of the respective four-year waiting period for each tranche and (iv) further adjusted to reflect Linde’s good faith consideration of the criteria set forth in the Linde LTIP conditions (to the extent applicable) in determining the cash payments upon termination.

The Linde plc stock options will have an exercise price equal to the nominal value strike price that applied to the terminated Linde stock options, adjusted for the exchange ratio. The waiting period for each tranche of Linde plc stock options and Linde plc RSUs will correspond to the remainder of the applicable original waiting period under the Linde LTIP and the exercise period in respect of the Linde plc stock options will be the same as the exercise period that applied to the terminated Linde stock options. Vesting of the Linde plc stock options and Linde plc RSUs will be conditioned on continued employment through the applicable waiting periods (subject to certain “good leaver” provisions). To become entitled to exercise Linde plc stock options and to earn Linde plc RSUs, each beneficiary who belonged to certain top management levels of the Linde remuneration system must hold a specified number of Linde plc shares until the expiry of the waiting periods applicable to the corresponding Linde plc RSUs. For all other beneficiaries such holding of Linde plc shares is generally voluntary, but required to earn Linde plc RSUs.

Treatment of Deferral Shares

Linde executive board members are required to use after-tax proceeds of 40% of their annual variable cash compensation to purchase Linde shares and hold them for at least four years (which are herein referred to as

“deferral shares”). Linde will require active executive board members to tender their deferral shares in the exchange offer, and will provide that such tender will not result in any breach of their respective obligations or forfeiture of their respective rights under their employment agreements, provided that such executive board members continue to hold the Linde plc shares received in exchange for the deferral shares at consummation of the exchange offer until the expiry of the applicable waiting periods set forth in the executive board members’ employment agreements for the respective tranches and further provided that the executive board members will make their deferral share investments in Linde plc shares after the consummation of the exchange offer. The chairman of the supervisory board holds deferral shares from his former position as member of the executive board. He was released from the obligation to hold such shares and has declared he will tender such shares in the exchange offer. See “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG — Share Ownership Policy.” Other former members of the executive board will be released from their obligation to hold deferral shares.

Share Ownership Policy

Linde’s supervisory board members made a personal commitment to Linde AG that they would use 25% of the fixed gross remuneration payable in each fiscal year to purchase Linde shares and hold these shares during their respective terms of office. This commitment does not apply to any supervisory board member who (i) remits at least 85% of his or her fixed gross compensation to the Hans Böckler Foundation in accordance with the guidelines of the Confederation of German Trade Unions (DGB), (ii) is obligated to remit at least 85% of his or her fixed compensation to his or her employer pursuant to the terms of a service or employment contract, or (iii) was appointed after Linde AG suspended the commitment. If any supervisory board member remits less than 85% of his or her fixed compensation to the Hans Böckler Foundation or his or her employer, then the personal commitment will apply to 25% of the remaining portion of the supervisory board member’s fixed gross compensation.

Due to potential restrictions relating to inside information and insider trading, during negotiations of the business combination, Linde suspended the commitment for members of Linde AG’s supervisory board to acquire additional shares. In connection with the conclusion of the business combination agreement, Linde has released the members of the supervisory board from their commitments to continue to hold previously acquired Linde shares.

The supervisory board members holding shares of Linde AG have declared, as of June 1, 2017, that they will tender their respectively held Linde shares in the exchange offer. However, one Linde supervisory board member who is an employee representative holds Investment Shares, and the commitment to hold Investment Shares will continue pursuant to the principles described under “— Treatment of Equity Awards.”

Severance

With respect to any member of Linde AG’s executive board other than Prof. Dr. Aldo Belloni, the respective service agreements contemplate severance benefits of the executive board member if his service agreement is terminated without cause within nine months following the date of a change of control relating to Linde (which would include consummation of the exchange offer), by mutual consent or as a result of a failure to renew the agreement at the appropriate time, or as a result of the resignation of the executive board member due to his position being “affected more than insignificantly” (“mehr als nur unwesentlich beeinträchtigt”) by the transaction giving rise to a change of control (which the executive board member has the burden to demonstrate). In such cases, such executive board member will be generally entitled to receive the severance benefits under his service agreement, subject to a cap equal to two times the annual cash compensation (the sum of his fixed annual cash compensation plus the 60% component of the variable cash compensation that is payable in cash and is not required to be reinvested in Linde shares (which is herein referred to as “annual cash compensation”)). If, at the time of termination of employment, less than two years remain in the term of the service agreement, the severance pay shall be calculated pro rata with respect to such remaining term. In the event that the annual cash compensation for the year of termination is significantly higher or lower than the immediate preceding year’s annual cash compensation, the supervisory board has discretion to adjust the annual cash compensation used for the purposes of calculating severance. If the executive board member receives benefits in connection with a transaction giving rise to a change of control from a majority shareholder or other entity, the full amount of such benefits will be offset against the severance payments. Further, each executive board member will be entitled to receive an additional payment equal to the annual cash compensation, unless such member has served on the executive board for less than three years or if he has not yet reached the age of 52 or has already reached the age of 63 when his service agreement terminates. In the case of Dr. Sven Schneider, his service agreement sets forth that the above rules shall not apply to him in the case of the business combination described in this document.

For a description of non-compete arrangements following termination of service, the members of the executive board (with the exception of Prof. Dr. Aldo Belloni) cannot, without prior consent of Linde, (i) accept employment with, (ii) directly or indirectly own an interest in, or (iii) assist a competitive company. To enforce this non-compete, Linde must pay former executive board members 50% of their fixed annual cash compensation in monthly arrears during the non-compete period. Such payments qualify in full for pension benefits, see “Business and Certain Information About Linde — Governing Bodies — Executive Board — Benefits in the Event of Termination of a Contract/Non-Compete Arrangements.”

Retention and Incentive Awards

In connection with the business combination, Linde set up a retention scheme aimed at retaining certain critical employees. For more information, see “Business and Certain Information About Linde — Employees and Labor Relations — Retention Scheme for Certain Key Employees.”

Further, under the business combination agreement, Linde may grant additional cash-based retention and incentive awards to its employees, up to an agreed limit. Any such awards, and the terms and conditions of such awards, will be determined by Linde in its sole discretion. No member of the Linde executive board or supervisory board has been, or will be, granted a retention and incentive award under the existing scheme or under the business combination agreement.

Indemnification

The business combination agreement generally requires Linde plc to, or cause one of its subsidiaries to, indemnify all past and present directors, officers and employees of Linde AG and any of its subsidiaries, each referred to as an indemnified party, to the same extent such indemnified parties were indemnified by Linde and its subsidiaries as of the date of the business combination agreement subject to any restrictions of applicable law. The business combination agreement also requires Linde AG (and in the event Linde AG is unable to, Linde plc) to obtain a ten-year “tail” policy for the extension of Linde’s directors’ and officers’ liability coverage of Linde’s existing directors’ and officers’ insurance policies and Linde’s fiduciary liability insurance policies for not less than the existing coverage and having other terms not less favorable to the insured persons. If Linde AG or Linde plc for any reason fail to obtain such “tail” policy, Linde plc will continue to maintain, for ten years following the business combination, either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Praxair or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons.

Linde also entered into indemnification agreements with current Linde plc directors employed by Linde AG or its subsidiaries. Pursuant to these agreements, Linde AG will indemnify each of them in respect of any liability incurred by them while acting as a director of Linde plc, subject to certain contractual restrictions and any restrictions of applicable law. The indemnification agreements also require Linde AG to put in place a directors’ and officers’ insurance coverage for these Linde plc directors, such coverage not less favorable than it is in respect of Linde AG directors, and to maintain such coverage for a period of at least ten years following the consummation of the business combination.

Other Interests

Prof. Dr. Wolfgang Reitzle, current chairman of the supervisory board of Linde AG and, in the case of completion of the business combination, future chairman of the board of directors of Linde plc, is advisory partner of Perella Weinberg, London, whereby this advisory mandate is currently inactive (since June 2016). Perella Weinberg is acting as financial advisor to Linde in connection with the business combination and will receive a commission in connection with the transaction.

THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the business combination agreement but does not purport to describe all of the terms of the business combination agreement. The following summary is qualified in its entirety by reference to the complete text of the business combination agreement, which is attached as Annex A to this document and incorporated herein by reference. Linde plc, Praxair and Linde urge you to read the full text of the business combination agreement because it is the legal document that forms the basis of the business combination.

The Business Combination

Pursuant to the business combination agreement, which was entered into on June 1, 2017, Praxair, Inc. and Linde AG have agreed to combine their businesses under Linde plc. The effect of the business combination will be that Praxair, Inc. will become an indirect subsidiary of Linde plc through the merger of an indirect wholly-owned subsidiary of Linde plc, Merger Sub, with and into Praxair, Inc., and Linde AG will become an indirect subsidiary of Linde plc through an exchange offer of Linde plc shares for Linde shares. The parties to the business combination agreement are Linde plc, Zamalight Holdco, Merger Sub, Praxair, Inc. and Linde AG.

Following the exchange offer, Linde plc intends to pursue a post-completion reorganization regarding Linde. The post-completion reorganization is described in more detail in the section “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

The Exchange Offer

Consideration Offered to Linde Shareholders

The business combination agreement contemplates that Linde AG will become an indirect subsidiary of Linde plc through an exchange offer. Under the terms of the exchange offer, Linde plc will offer to acquire each Linde share in exchange for 1.540 Linde plc shares. This exchange ratio for the exchange offer is fixed and will not be adjusted to reflect changes in the trading prices of Praxair shares or Linde shares prior to the date of the completion of the business combination. Linde ADRs are not subject to the exchange offer. Linde shares held in treasury by Linde AG or owned by any direct or indirect wholly-owned subsidiary of Linde AG (other than such Linde shares held on behalf of third parties) will be cancelled and retired without any payment of consideration.

Linde LTIP

Linde’s executive board members and other key employees participate in Linde’s share-based incentive program for executives, the Linde LTIP. Under the Linde LTIP, Linde executive board members and other key employees are granted Linde stock options to subscribe to Linde shares at a nominal value, subject to a four-year waiting period and the fulfillment of certain performance and other conditions. To become entitled to exercise Linde stock options, the Linde LTIP requires each beneficiary to continue to be employed with Linde throughout the applicable waiting periods (subject to certain “good leaver” provisions). In addition, beneficiaries belonging to certain top management levels of the Linde remuneration system (including the executive board members) are required to make a personal investment in Linde shares (which are herein referred to as “Investment Shares”) and continue to hold such Investment Shares throughout the applicable waiting periods. Linde awards one matching share for free for each Investment Share held throughout the applicable waiting period. All other beneficiaries are not required to acquire and hold Investment Shares to obtain Linde stock options, provided that if they do so voluntarily, they will be entitled to receive matching shares. Both the Linde stock options and the Linde matching share rights are granted under the Linde LTIP in annual tranches. The last tranche is expected to be granted in June 2017, and Linde AG may adopt a successor plan or cash equivalent arrangement to continue granting incentive awards on an annual basis until the consummation of the business combination.

LTIP Termination

With respect to any holder of Linde equity awards who is not a member of the Linde executive board, the business combination agreement provides that Linde shall terminate the Linde LTIP immediately after the consummation of the exchange offer. Under the terms of the Linde LTIP, Linde is authorized to terminate the Linde LTIP and outstanding awards after the consummation of the exchange offer, in exchange for a cash payment. Pursuant to the Linde LTIP, the amount of such cash payment for each Linde stock option shall be determined in good faith (nach billigem Ermessen) by Linde considering certain criteria specified in the Linde LTIP conditions, including (i) the degree of the achievement of the performance targets set forth in the Linde LTIP at the time of consummation of the exchange offer, (ii) the elapsed time of the waiting period applicable for the respective Linde LTIP tranches up to the time of consummation of the exchange offer, and (iii) the market capitalization and the business prospects of Linde, as they were expected to develop without taking into consideration the exchange offer and its consummation. Pursuant to the Linde LTIP conditions, such criteria also apply to Linde matching share rights to the extent applicable and with such adjustments as are necessary. Linde intends to terminate the Linde LTIP on this basis immediately after the consummation of the exchange offer for participants other than executive board members of Linde AG.

Certain unique rules apply with respect to the Linde executive board members, including with respect to the timing of the LTIP termination. For a discussion on the treatment of equity awards held by Linde executive board members under the Linde LTIP, please refer to “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG — Treatment of Equity Awards.”

Treatment of Investment Shares

The business combination agreement also provides that Linde will permit the beneficiaries of the Linde LTIP, and will require the members of the Linde executive board, to tender their Investment Shares in the exchange offer without forfeiture of the respective option rights and matching share rights under the Linde LTIP, provided that each beneficiary continues to hold the Linde plc shares received in exchange for the Investment Shares at consummation of the exchange offer until the earlier of (i) the expiry of the applicable waiting periods set forth in the Linde LTIP for its respective tranches or (ii) if such Linde LTIP equity awards are replaced by Linde plc stock options and Linde plc RSUs as described below, then a portion of such Linde plc shares must be held until the waiting periods set forth in the respective Linde plc awards expire, as described below.

Replacement Awards of Linde plc

Following the Linde LTIP termination time, Linde plc will grant to the beneficiaries replacement equity awards in the form of Linde plc stock options, in respect of a portion of the terminated Linde stock options, and Linde plc RSUs, in respect of a portion of the terminated Linde matching share rights. The number of stock options and Linde plc RSUs awarded to a beneficiary will reflect (i) the number of equity awards of the relevant type outstanding as of closing of the exchange offer, (ii) multiplied by the exchange ratio, (iii) adjusted to reflect, on a prorated basis, the remaining portion of the respective four-year waiting period for each tranche and (iv) further adjusted to reflect Linde’s good faith consideration of the criteria set forth in the Linde LTIP conditions (to the extent applicable) in determining the cash payments upon termination.

The Linde plc stock options will have an exercise price equal to the nominal value strike price that applied to the terminated Linde stock options, adjusted for the exchange ratio. The waiting period for each tranche of Linde plc stock options and Linde plc RSUs will correspond to the remainder of the applicable original waiting period under the Linde LTIP and the exercise period in respect of the Linde plc stock options will be the same as the exercise period that applied to the terminated Linde stock options. Vesting of the Linde plc stock options and Linde plc RSUs will be conditioned on continued employment through the applicable waiting periods (subject to certain “good leaver” provisions). To become entitled to exercise Linde plc stock options and to earn Linde plc RSUs, each beneficiary who belonged to certain top management levels of the Linde remuneration system must hold a specified number of Linde plc shares until the expiry of the waiting periods applicable to the corresponding Linde plc RSUs. For all other beneficiaries such holding of Linde plc shares is generally voluntary, but required to earn Linde plc RSUs.

Commencement of the Exchange Offer

Following approval by BaFin (or the expiration of the review period required under the German Takeover Act without the exchange offer having been prohibited by BaFin) of the publication of the German exchange offer document filed by Linde plc, Linde plc will publish the German exchange offer document in accordance with Sections 14(2) and (3) of the German Takeover Act and thereby commence the exchange offer. Linde plc will also file the exchange offer prospectus, together with the other ancillary documents with respect to the exchange offer, with the SEC pursuant to Rule 424 under the Securities Act and deliver the exchange offer prospectus to U.S. holders of Linde shares in accordance with the Exchange Act.

Acceptance Period of the Exchange Offer; Extension of the Exchange Offer

The acceptance period will expire on the date that is ten weeks after the commencement of the exchange offer. Under the business combination agreement, Linde plc will be permitted to extend the acceptance period if such an extension is permitted by applicable law and both Praxair, Inc. and Linde AG agree to such extension.

Additional Acceptance Period

Following the expiration of the acceptance period, and the satisfaction or waiver by Linde plc of the conditions to its obligations to consummate the exchange offer (except for the regulatory condition), there will be an additional acceptance period of two weeks pursuant to the German Takeover Act, during which Linde plc will offer to acquire all of the remaining Linde shares on the same terms and conditions as during the acceptance period.

Required Amendments

Subject to the following sentence, the business combination agreement does not require any of the parties thereto to amend or waive any of the conditions to the exchange offer or any of the terms of the business combination agreement or to impose additional terms or conditions without the prior written consent of both Praxair, Inc. and Linde AG. Each party has agreed to undertake and implement any amendments, waivers or additional terms or conditions to the exchange offer or the business combination agreement, in each case as required by BaFin or the SEC and necessary to consummate the transactions contemplated by the business combination agreement, to the extent that such amendment, waiver or additional term or condition is not in any manner materially adverse to the Praxair shareholders or Linde shareholders. The parties have agreed that any change as to the form or amount of the exchange offer consideration or the merger consideration, or the addition of any condition, shall be so materially adverse.

The Merger

Consideration Offered to Praxair Shareholders

The parties to the business combination agreement have agreed that, immediately after the time that Linde plc exchanges for Linde plc shares the Linde shares that are validly tendered and not withdrawn in the exchange offer, Merger Sub will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger as an indirect wholly-owned subsidiary of Linde plc.

At the effective time of the merger, each outstanding Praxair share (except the Praxair shares that are held by Praxair, Inc. or owned by Linde plc or any direct or indirect wholly-owned subsidiary of Praxair, Inc. or Linde plc (other than such Praxair shares held on behalf of third parties), which will be canceled for no consideration) will be converted into the right to receive one fully paid and non-assessable Linde plc share. This exchange ratio for the merger is fixed and will not be adjusted to reflect trading prices of Praxair shares or Linde shares prior to the completion of the business combination.

Praxair Stock Options

At the effective time of the merger, each Praxair stock option will be converted into an option to purchase Linde plc shares on substantially the same terms and conditions as were applicable to such Praxair stock option immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc stock option will equal the number of Praxair shares subject to each Praxair stock option immediately prior to the effective time of the merger. Such Linde plc stock option will have the same exercise price per share as the per-share exercise price applicable to such Praxair stock option immediately prior to the effective time of the merger.

Praxair Restricted Stock Units

At the effective time of the merger, each Praxair RSU will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair RSU immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc RSU will equal the number of Praxair shares subject to each Praxair RSU immediately prior to the effective time of the merger.

Praxair Performance Share Units

At the effective time of the merger, each Praxair PSU will be converted into a Linde plc RSU on substantially the same terms and conditions as were applicable to such Praxair PSU immediately prior to the effective time of the merger. The number of Linde plc shares subject to each such Linde plc RSU will equal the greater of (i) the target number of Praxair shares subject to such Praxair PSU and (ii) the percentage of the target number of Praxair shares subject to such Praxair PSU determined in good faith based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the effective time of the merger.

Procedures for Converting Praxair Shares into Merger Consideration

Conversion and Exchange of Shares

At the effective time of the merger, each outstanding Praxair share (except the Praxair shares that are held by Praxair, Inc. or owned by Linde plc or any direct or indirect wholly-owned subsidiary of Praxair, Inc. or Linde plc (other than such Praxair shares that are held on behalf of third parties), which will be canceled for no consideration) will be converted into the right to receive one fully paid and non-assessable Linde plc share.

At the effective time of the merger, each share of Merger Sub outstanding immediately prior to the effective time will be canceled and cease to exist and will be converted into the right to receive one Praxair share, which will be held by Zamalight Holdco and constitute the only outstanding Praxair share after the effective time of the merger. At the effective time of the merger, Zamalight Holdco will issue additional fully paid and non-assessable limited liability company membership interests of Zamalight Holdco to Linde plc in consideration for the issue by Linde plc of Linde plc shares in respect of Praxair shares and the cancellation of such Praxair shares in the merger.

Linde plc will appoint a U.S. bank or trust company, or other independent financial institution in the United States that is reasonably satisfactory to Praxair, Inc. and Linde AG, to act as exchange agent for the merger and to deliver the merger consideration to the Praxair shareholders. As soon as possible after the effective time, Linde plc will issue and deliver the merger consideration to the exchange agent for the account and benefit of the former Praxair shareholders.

Praxair Letter of Transmittal

As promptly as practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to former holders of record of Praxair shares held in certificated form or in book-entry form outside of DTC. Any such letter of transmittal will be accompanied by instructions on how to authorize the transfer and cancellation of Praxair shares held in such certificated or book-entry form. Upon delivery of a properly executed letter of transmittal and any other required documents to the exchange agent, a holder of Praxair shares held in such certificated or book-entry form will be entitled to receive, and the exchange agent will be required to deliver to such holder, (1) the number of Linde plc shares in respect of the aggregate merger consideration that such holder is entitled to receive as a result of the merger (after taking into account all of the Praxair shares held immediately prior to the effective time of the merger by such holder) and (2) any cash in respect of dividends or other distributions to which such holder is entitled. With respect to Praxair shares held in book-entry form through DTC, the exchange agent will transmit to DTC or its nominee as soon as reasonably practicable on or after the effective time of the merger, upon surrender of Praxair shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the consideration described in clauses (1) and (2).

No interest will be paid or accrued on any amount payable to former Praxair shareholders upon the surrender of their Praxair shares. The Linde plc shares issued and paid in accordance with the business combination agreement upon conversion of the Praxair shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Praxair shares. In the event of a transfer of ownership of any Praxair share that is not registered in the transfer records of Praxair, Inc., the proper number of Linde plc shares may be transferred by the exchange agent to such transferee if, in the case of certificated shares, the certificates representing such shares are surrendered to the exchange agent, and, in the case of book-entry interests, if written instructions authorizing the transfer of such book-entry interests representing Praxair shares are presented to the exchange agent, in each case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

If any Linde plc shares are to be delivered to a person other than the holder in whose name any Praxair shares are registered, it will be a condition of such exchange that the person requesting the delivery pays any transfer or other similar taxes required by reason of the transfer of Linde plc shares to a person other than the registered holder of such Praxair shares, or establishes to the satisfaction of Linde plc and the exchange agent that the tax has been paid or is not applicable.

Dividends and Distributions on Linde plc Shares

Any dividend or other distribution declared after the completion of the business combination with respect to Linde plc shares for which Praxair shares were exchanged as a result of the merger will not be paid (but will nevertheless accrue) until those Praxair shares are properly surrendered for exchange. Following such surrender, the holder of the Linde plc shares issued in exchange for the Praxair shares will receive, without interest, at the time of such surrender, the dividends and distributions with respect to such Linde plc shares payable but not paid up to the date of such surrender.

Withholding

Each of Linde plc, Praxair, Inc. (as the surviving corporation after the merger of Merger Sub with and into Praxair, Inc.) and the exchange agents for the exchange offer and the merger will be entitled to deduct and withhold from the consideration payable to any former Praxair shareholder or tendering Linde shareholder the amounts that they are required to deduct and withhold under the U.S. Internal Revenue Code, the German Income Tax Code or any other applicable tax law. Any amounts so deducted and withheld will be treated for all purposes of the business combination agreement as having been paid to the shareholders from whom they were deducted and withheld.

Post-Completion Reorganization

The business combination agreement does not prevent the parties from seeking to initiate a post-completion reorganization. The post-completion reorganization is described in more detail in the section “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

Conditions to Completing the Business Combination

Conditions to Completing the Exchange Offer

The business combination agreement provides that Linde plc will not be required to accept for exchange or exchange for, and may delay the acceptance for exchange of or the exchange for, any validly tendered Linde shares unless each of the following conditions has been satisfied (or waived as set forth below).

Mutual Conditions

The following conditions will be waived by Linde plc only following approval by both Praxair, Inc. and Linde AG, acting together (except for the Praxair requisite vote condition, which may not be waived), in each case, if and to the extent that such waiver is permitted by the German Takeover Act:

Minimum Acceptance Condition. At the time of the expiration of the acceptance period, the sum of the number of:

(1)	Tendered Linde shares (including those Linde shares for which the acceptance of the exchange offer has been declared during the acceptance period but only becomes effective after the expiration of the acceptance period by transferring the Linde Shares to ISIN DE000A2E4L75 (WKN A2E 4L7)) for which the right to withdrawal has not been exercised;

(2)	Linde shares held directly by Linde plc or its subsidiaries or any person acting jointly with Linde plc within the meaning of Section 2(5) of the German Takeover Act (excluding, for the avoidance of doubt, any Linde treasury shares);

(3)	Linde shares that must be attributed to Linde plc or any of its subsidiaries in accordance with Section 30 of the German Takeover Act;

(4)	Linde shares for which Linde plc, any of its subsidiaries or any person acting jointly with Linde plc within the meaning of Section 2(5) of the German Takeover Act has entered into an agreement outside of the exchange offer, giving them the right to demand the transfer of title of such Linde shares; and

(5)	Linde shares for which irrevocable undertakings to tender such Linde shares have been executed and delivered to Linde plc,

(Linde shares that fall within the scope of several of these categories are counted only once) equals or is greater than [—] Linde shares (75% of all Linde shares entitled to voting rights existing at the time of approval of the publication of the German exchange offer document by BaFin, excluding, for the avoidance of doubt, any Linde treasury shares).

This offer condition is herein referred to as the “minimum acceptance condition.”

Linde AG has agreed not to tender Linde shares held in treasury by Linde AG or owned by any direct or indirect wholly-owned subsidiary of Linde AG (other than such Linde shares held on behalf of third parties) and to enter into the necessary agreements to the effect that BaFin will not require the offer consideration to also cover such Linde shares.

Regulatory Condition. After publication of the German exchange offer document and no later than the date that is twelve months after the expiration of the acceptance period, i.e., [—], 2018, subject to any extension of the acceptance period (which is herein referred to as the “longstop date”), the business combination has been approved by the competent antitrust authorities in the following jurisdictions or the statutory waiting periods in the following jurisdictions shall have expired, with the result that the business combination may be completed:

(1)	European Union;

(2)	United States of America;

(3)	China;

(4)	India;

(5)	South Korea;

(6)	Brazil;

(7)	Russia;

(8)	Canada; and

(9)	Mexico.

In addition, after publication of the German exchange offer document and at the latest by the longstop date, the CFIUS Approval has been obtained. “CFIUS Approval” means (a) a written notice issued by the Committee of Foreign Investment in the United States (which is herein referred to as “CFIUS”) stating that the business combination does not constitute a “covered transaction” pursuant to Section 721 of the Defense Production Act of 1950 or that following its review or investigation of the business combination, CFIUS has determined that there are no unresolved national security concerns and concluded all action under the Defense Production Act of 1950 or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the business combination or (y) the President has not taken any action after fifteen days from the date the President received such report from CFIUS.

Finally, prior to the closing of the exchange offer, no governmental entity that must grant a regulatory approval as described above has denied the required grant in writing and the denial has become final, binding and non-appealable.

This offer condition is herein referred to as the “regulatory condition.”

Registration Statement Condition. The registration statement regarding the Linde plc shares:

(1)	has been declared effective by the SEC prior to the expiration of the acceptance period; and

(2)	as of the expiration of the acceptance period, is not the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

This offer condition is herein referred to as the “registration statement condition.”

Praxair Requisite Vote Condition. Prior to the expiration of the acceptance period, the Praxair shareholders have adopted the business combination agreement and approved the transactions contemplated by the business combination agreement by a vote of the holders of a majority of the outstanding Praxair shares entitled to vote thereon at the Praxair special meeting or at any adjournment or postponement thereof (which is referred to herein as the “Praxair requisite vote”).

This offer condition is herein referred to as the “Praxair requisite vote condition.”

No Injunction or Illegality Condition. As of the expiration of the acceptance period, no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in Ireland, the United Kingdom, Germany or the United States of America prohibits or makes illegal the consummation of the business combination or the acquisition or ownership of Linde shares or Praxair shares by Linde plc.

This offer condition is herein referred to as the “no injunction or illegality condition.”

Conditions Waivable by Praxair, Inc.

The following conditions will be waived by Linde plc only following approval by Praxair, Inc., if and to the extent that such waiver is permitted by the German Takeover Act:

•	No Material Adverse Effect on Linde AG. After June 1, 2017 and prior to the expiration of the acceptance period, (i) Linde AG must not have published new circumstances pursuant to Article 17 of the Market Abuse Regulation and (ii) there must not have occurred any change, event, circumstance or development that would have had to be published by Linde AG pursuant to Article 17 of the Market Abuse Regulation and that Linde AG did not publish pursuant to Article 17(4) of the Market Abuse Regulation and that, in each case of clause (i) or (ii), such circumstances have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two consecutive financial years) negative effect on annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of €410 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of €820 million (which is herein referred to as a “Linde Material Adverse Effect”). For purposes of this condition, “EBITDA” means the “adjusted Group Operating Profit” financial metric for such financial period as defined in the annual report of Linde AG for financial year 2016, with the components thereof determined in accordance with IFRS, as in effect on the date of the business combination agreement.

•	No Material Compliance Violation by Linde AG. After [—] and prior to the expiration of the acceptance period, no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel laws (which is herein referred to as a “Linde Material Compliance Violation”) by a member of a governing body or officer of Linde AG or a subsidiary of Linde AG, while any such person was operating in their official capacity at or on behalf of Linde AG or its subsidiaries, is known to have occurred, if any such Linde Material Compliance Violation constitutes or would constitute insider information for Linde AG pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication.

Conditions Waivable by Linde AG

The following conditions will be waived by Linde plc only following approval by Linde AG, if and to the extent that such waiver is permitted by the German Takeover Act:

•	No Material Adverse Effect on Praxair, Inc. After June 1, 2017 and prior to the expiration of the acceptance period, there must not have occurred any change, event, circumstance or development that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two consecutive financial years) negative effect on annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of $350 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of $700 million (which is herein referred to as a “Praxair Material Adverse Effect”). For purposes of this condition, “EBITDA” means the “adjusted EBITDA” financial metric for such financial period as defined in the annual report of Praxair, Inc. for financial year 2016, with the components thereof determined in accordance with GAAP, as in effect on the date of the business combination agreement.

•	No Material Compliance Violation by Praxair, Inc. After [—] and prior to the expiration of the acceptance period, no criminal offense or material administrative offense (Ordnungswidrigkeit)

relating to applicable corruption, anti-bribery, money-laundering or cartel laws (which is herein referred to as a “Praxair Material Compliance Violation”) by a member of a governing body or officer of Praxair, Inc. or a subsidiary of Praxair, Inc., while any such person was operating in their official capacity at or on behalf of Praxair or its subsidiaries, is known to have occurred, if any such Praxair Material Compliance Violation constitutes or would constitute insider information for Praxair, Inc. pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication, determined as if the Market Abuse Regulation applies to Praxair, Inc.

Determination of a Material Adverse Effect or a Material Compliance Violation

The determination of a Linde Material Adverse Effect, Linde Material Compliance Violation, Praxair Material Adverse Effect or Praxair Material Compliance Violation will be conducted by an independent expert mutually selected by Praxair, Inc. and Linde AG. The independent expert will deliver, using the due and careful consideration of a diligent professional, an opinion in which it determines whether such a material adverse effect or material compliance violation has occurred. Linde plc will publish without undue delay the commencement of this procedure and, if it receives the opinion by the expiration of the acceptance period, the fact that it has received such opinion and the result of such opinion of the independent expert with reference to the exchange offer in the German Federal Gazette (Bundesanzeiger), Frankfurter Allgemeine Zeitung and The Wall Street Journal as well as on the internet (http://www.lindepraxairmerger.com). The opinion of the independent expert will be binding and non-appealable. If it is determined that a Linde Material Adverse Effect or a Praxair Material Adverse Effect has occurred in the period after the execution of the business combination agreement and prior to the commencement of the exchange offer, then one of the conditions described above will not be capable of being satisfied and, unless validly waived, will result in Praxair, Inc. or Linde AG, as applicable, having the right to terminate the business combination agreement as described under “—Termination—Termination Rights.”

Conditions to Completing the Merger

Under the business combination agreement, Praxair, Inc.’s obligation to complete the merger is subject to the completion of the exchange offer and acquisition by Linde plc of all of the Linde shares validly tendered and not withdrawn in the exchange offer.

Efforts to Obtain Required Approvals

Pursuant to the business combination agreement, Linde plc, Linde AG and Praxair, Inc. have agreed to cooperate with each other and use (and cause their respective subsidiaries to use and use their reasonable best efforts to cause their subsidiaries, the shares of which are traded on a stock exchange (which are herein referred to as “listed subsidiaries”), to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their parts under the business combination agreement and applicable laws to consummate and make effective the exchange offer, the merger and the other transactions contemplated by the business combination agreement as soon as reasonably practicable, including actions to obtain any necessary or advisable consents from third parties or governmental authorities. Linde plc, Linde AG and Praxair, Inc. have further agreed to take (and cause their subsidiaries to take and use their reasonable best efforts to cause their listed subsidiaries to take) all such further action as may be necessary to resolve such objections, if any, as any governmental antitrust entity may assert under applicable antitrust law with respect to the transactions contemplated by the business combination agreement, and to avoid or eliminate, and minimize the impact of, each impediment under antitrust law that may be asserted by any governmental antitrust entity with respect to such transactions, in each case so as to enable the business combination to occur as promptly as practicable, and in no event later than the longstop date.

In furtherance of the foregoing, each of Linde plc, Linde AG and Praxair, Inc. have agreed to (and will cause their subsidiaries to and use their reasonable best efforts to cause their listed subsidiaries to) propose, negotiate and commit to and effect (i) the sale, divestiture, lease, license or other disposition (which is herein referred to as a “Divestiture”) of such assets, businesses, services, products, product lines, licenses or other operations or interests therein of Linde plc, Linde AG or Praxair, Inc. (or any of their subsidiaries or listed subsidiaries, as applicable) or (ii) behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, licenses or other operations or interests therein of Linde plc, Linde AG or Praxair, Inc. (or any of their respective subsidiaries or listed subsidiaries, as applicable) or other action that would limit the freedom of action, ownership or control of Linde plc, Linde AG or Praxair, Inc. or any of their respective subsidiaries or listed subsidiaries, as applicable, with respect to, or its ability to retain or hold, one or more of its or its subsidiaries’ and listed subsidiaries’ (including Praxair, Inc.’s or Linde AG’s) assets, businesses, services, products, product lines, licenses or other operations or interests therein which it is lawfully capable of taking, in each case to the extent such action is required in order (A) to obtain all consents from any governmental antitrust entity to the transactions contemplated by the business combination agreement, (B) to avoid the commencement of any action to prohibit or make unlawful the consummation of any of the transactions contemplated by the business combination agreement or (C) to avoid the entry of, or effect the dissolution of, any governmental order that would otherwise have the effect of preventing or making unlawful the consummation of any of the transactions contemplated by the business combination agreement (each such action is herein referred to as a “Settlement Action”). However, the business combination agreement does not require Linde plc, Linde AG or Praxair, Inc. to take or effect any Settlement Action that is not conditioned upon the consummation of the business combination or take any Settlement Action required by any governmental antitrust entity under any antitrust laws that, individually or in the aggregate, would result in a Non-Required Remedy.

For purposes of the business combination agreement, the term “Non-Required Remedy” means:

(i)	the Divestiture of (A) any assets, businesses, services, products, product lines, licenses or other operations or interests therein of Linde plc, Linde AG or Praxair, Inc. (or any of their respective subsidiaries or listed subsidiaries), other than Joint Venture Assets (as defined below) (which are herein referred to as “Assets”), located or operated in any country or (B) any Joint Venture Assets, if such Assets and Joint Venture Assets described in clauses (A) and (B), individually or in the aggregate, generated (directly or indirectly) revenue in the financial year ended December 31, 2016 in excess of €3.7 billion or EBITDA in such financial year in excess of €1.1 billion;

(ii)	the Divestiture of any Assets of any party (or any of its respective subsidiaries or listed subsidiaries) that are located in Austria, Belgium, Brazil, Bulgaria, Canada, China, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, India, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Mexico, the Netherlands, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, South Korea, Spain, Sweden, Russia, the Ukraine, the United Kingdom or the United States of America (A) in which such party or any of its subsidiaries or listed subsidiaries directly or indirectly owns and operates all or substantially all of its Assets and (B) in which the other party’s (and any of its subsidiaries’ and listed subsidiaries’) businesses or operations are exclusively conducted through a minority interest of less than 50% in a joint venture entity (the assets comprising the business and operations specified in clause (B) are herein referred to as “Joint Venture Assets”), in the case of each of clauses (A) and (B) as of the date of the business combination agreement; or

(iii)	the completion of a Divestiture prior to May 15, 2018, it being agreed by the parties that this clause (iii) does not limit the obligations under the business combination agreement to take any action so as to enable the transactions contemplated thereby to occur as promptly as practicable, including taking any action in anticipation of, or preparatory, any such Divestiture.

In the event any of the parties implements a Settlement Action required by any governmental antitrust entity under any antitrust laws relating to clause (i)(B) above which results in a Divestiture of Assets or Joint Venture Assets that is greater in scope than the Divestiture requirements stipulated by such Settlement Action, then the revenue or EBITDA in the financial year ended December 31, 2016 attributable to the Assets or Joint Venture Assets that are divested in excess of such Divestiture requirements will be disregarded for purposes of calculating whether the thresholds of Non-Required Remedy specified in clause (i) above have been exceeded. When calculating revenue and EBITDA for purposes of the Non-Required Remedy limitation, revenue and EBITDA include all direct and indirect shareholdings and participations of a party and its subsidiaries and listed subsidiaries as if fully consolidated, even if full consolidation requirements have not otherwise been satisfied.

Third-Party Acquisition Proposals

Non-Solicitation

The business combination agreement contains detailed provisions outlining the circumstances in which Praxair and Linde may respond to acquisition proposals received from third parties. Under these provisions, each of Praxair, Inc. and Linde AG has agreed that neither it nor any of its subsidiaries nor any of their respective officers or directors will, and that it will instruct and use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and other representatives not to, directly or indirectly:

•	initiate, solicit, propose, knowingly encourage (including by way of furnishing information), facilitate or induce any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, an “acquisition proposal” (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	provide any information or data to any person in relation to an acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any acquisition proposal; or

•	otherwise facilitate any effort or attempt to make an acquisition proposal.

However, if Praxair receives an unsolicited bona fide written acquisition proposal prior to the receipt of the Praxair requisite vote or Linde receives an unsolicited bona fide written acquisition proposal prior to the expiration of the acceptance period, the party receiving the proposal may engage in discussions or negotiations with, or provide information to, the person making the acquisition proposal if and only to the extent that:

•	prior to providing any information to any person in connection with the acquisition proposal, the Praxair board of directors (in the case of a proposal for Praxair) or the Linde executive board and the Linde supervisory board (in the case of a proposal for Linde) receives from the person making the acquisition proposal an executed confidentiality agreement with confidentiality terms no less restrictive than those contained in the confidentiality agreement between Praxair, Inc. and Linde AG and an executed clean team and common interest agreement or agreements with provisions no less restrictive than those contained in the clean team confidentiality agreement and common interest agreement between Praxair, Inc. and Linde AG;

•	the Praxair board of directors (in the case of a proposal for Praxair), or the Linde executive board and the Linde supervisory board (in the case of a proposal for Linde), determine in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or would reasonably be expected to result in a “superior proposal” (as defined below) and the failure to take such action would be inconsistent with its or their fiduciary duties under applicable law; and

•	the party receiving the acquisition proposal is not then in breach of its obligations under the “non-solicitation” provisions of the business combination agreement.

The business combination agreement permits Praxair, Inc. and the Praxair board of directors to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act, and it permits Linde AG and the Linde executive board and Linde supervisory board to comply with the German Takeover Act and the publication requirements under the Market Abuse Regulation and Rule 14e-2 under the Exchange Act.

Changes in Recommendation

The Praxair board of directors has agreed to recommend and solicit the adoption of the business combination agreement. The Linde supervisory board and the Linde executive board have each determined that, subject to its duties under applicable law, it will recommend, in its statement on the exchange offer under Section 27 of the German Takeover Act, that Linde shareholders accept the exchange offer and tender their shares in the exchange offer.

The Praxair board of directors is entitled to withdraw, modify or qualify its recommendation in favor of the merger prior to the receipt of the Praxair requisite vote, and the Linde supervisory board and the Linde executive board are entitled to withdraw, modify or qualify their recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer prior to the expiration of the acceptance period, if:

•	the change in recommendation is made in response to an unsolicited bona fide written acquisition proposal for such party from a third party, and the Praxair board of directors (in the case of a proposal for Praxair) or the Linde executive board and the Linde supervisory board (in the case of a proposal for Linde) conclude in good faith, after consultation with outside legal counsel and financial advisors, that (1) the acquisition proposal constitutes a superior proposal and (2) the failure to make such a change in recommendation would be inconsistent with its or their fiduciary duties under applicable law; or

•	the change in recommendation is not made in response to an unsolicited bona fide written acquisition proposal from a third party and instead is made in response to an “intervening event” (as defined below), and the Praxair board of directors (in the case of an intervening event for Praxair) or the Linde executive board and the Linde supervisory board (in the case of an intervening event for Linde) determine in good faith, after consultation with outside legal counsel and financial advisors, that the failure to make such change in recommendation would be inconsistent with its or their fiduciary duties under applicable law.

During the five business day period prior to making the change in recommendation, such party must notify the other party and negotiate in good faith with the other party with respect to any modifications to the terms of the transactions contemplated by the business combination agreement proposed by the other party, and it will be required to consider any such modifications agreed by the other party in determining in good faith, after consultation with outside legal counsel and financial advisors, whether the third party’s acquisition proposal still constitutes a superior proposal, if such change in recommendation relates to an acquisition proposal, and whether the failure to take such action would be inconsistent with its or their fiduciary duties under applicable law. Further, in the event of a subsequent modification to the material terms of such an acquisition proposal that the Praxair board of directors (in the case of a proposal for Praxair) or the Linde executive board and the Linde supervisory board (in the case of a proposal for Linde) has determined is a superior proposal, Praxair, Inc. or Linde AG, as applicable, will provide the other party with an additional written notice, and the notice and negotiation period will recommence, except such notice and negotiation period will last at least three business days before the party receiving the acquisition proposal may make a change in recommendation.

Definition of Acquisition Proposal

For purposes of the business combination agreement, the term “acquisition proposal” means, with respect to either Praxair or Linde:

•

any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Praxair, Inc. or Linde AG, as the case may be; or

•	any acquisition by any person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Praxair, Inc. or Linde AG, as the case may be, or a majority of the voting power or of any class of equity securities of any of their respective major subsidiaries, as applicable, or 15% or more of the consolidated net revenues, net income or total assets (including equity securities of subsidiaries) of Praxair, Inc. or Linde AG, as the case may be, in each case other than the transactions contemplated by the business combination agreement.

Definition of Intervening Event

For purposes of the business combination agreement, the term “intervening event” means, with respect to either Praxair, Inc. or Linde AG, an event, fact, occurrence, development or circumstance that either:

•	was not known to the Praxair board of directors or the Linde executive board or the Linde supervisory board, as applicable, on the date of the business combination agreement; or

•	occurs after the date of the business combination agreement,

and, in each case, which event, fact, occurrence, development or circumstance becomes known to the Praxair board of directors or Linde executive board and Linde supervisory board, as applicable, prior to the receipt of the Praxair requisite vote, in the case of Praxair, Inc., and prior to the expiration of the acceptance period, in the case of Linde AG; provided, however, that in no event will any acquisition proposal, or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an acquisition proposal, constitute an intervening event.

Definition of Superior Proposal

For purposes of the business combination agreement, the term “superior proposal” means, with respect to either Praxair, Inc. or Linde AG, an unsolicited, bona fide written acquisition proposal made after the date of the business combination agreement that would result in a person or group becoming the beneficial owner of, directly or indirectly, 80% or more of the total voting power of the equity securities of Praxair, Inc. or Linde AG, as the case may be, or 80% or more of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries), of Praxair, Inc. or Linde AG, as the case may be, that the Praxair board of directors (in the case of a proposal for Praxair) or the Linde executive board and the Linde supervisory board (in the case of a proposal for Linde), as applicable, has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction:

•	more favorable to the Praxair shareholders or Linde shareholders, as the case may be, from a financial point of view than the transactions contemplated by the business combination agreement;

•	that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Praxair board of directors or the Linde executive board and the Linde supervisory board, as applicable; and

•	for which financing, if a cash transaction (in whole or in part) is fully committed or reasonably determined to be available by the Praxair board of directors or the Linde executive board and the Linde supervisory board, as applicable;

(after taking into account any revisions to the terms of business combination agreement proposed by Praxair, Inc. or Linde AG, as applicable).

Miscellaneous

Each of Praxair, Inc. and Linde AG have also agreed in the business combination agreement that:

•	it will, and will cause its and its subsidiaries’ directors, officers, employees, agents and representatives to, cease and cause to be terminated any existing activities, discussions or negotiations relating to any acquisition proposal or any proposal that would reasonably be expected to lead to an acquisition proposal;

•	it will promptly (and, in any event, within 24 hours), after receipt of an acquisition proposal, a proposal with respect to an acquisition proposal, any discussions or negotiations with respect to an acquisition proposal or any request for nonpublic information that it reasonably believes could lead to an acquisition proposal, provide the other party with written notice of the material terms and conditions of such acquisition proposal or request and the identity of third party making such acquisition proposal or request and the most current version of the relevant acquisition agreement with such third party or transaction proposal from such third party; and

•	it will promptly and on a current basis (and, in any event within 24 hours) provide the other party with oral and written notice with all the information that is reasonably necessary to keep such other party informed in all material respects of the status and details of the acquisition proposal or request.

Praxair Special Meeting; Recommendations by Praxair Board of Directors and Linde Boards

Praxair Special Meeting

Praxair, Inc. has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to convene a meeting of its shareholders on the business day prior to the initially scheduled expiration of the acceptance period, which date will be after the registration statement of which this document forms a part is declared effective. However, Praxair, Inc. may adjourn or postpone the Praxair special meeting in the event that the acceptance period is extended, provided that the Praxair special meeting will be held no later than the day prior to the expiration of the acceptance period, as so extended.

Recommendation of the Praxair Board of Directors

The Praxair board of directors has agreed to recommend and solicit the adoption of the business combination agreement. In the event that prior to the Praxair special meeting (including any adjournment) the Praxair board of directors determines either to make no recommendation for the merger, or to withdraw, modify or qualify its recommendation in a manner that is adverse to Linde AG or Linde plc (which change may only be made in accordance with the terms of the business combination agreement), then Linde AG will have the right to terminate the business combination agreement.

Any change in recommendation by the Praxair board of directors will not limit or modify the obligation of Praxair, Inc. to present the business combination agreement for adoption at the Praxair special meeting prior to the date of the scheduled expiration of the acceptance period and, if the business combination agreement or the specified covenants are not otherwise terminated by either Praxair, Inc. or Linde AG in accordance with the terms of such agreement, then the business combination agreement will be submitted to the Praxair shareholders at the Praxair special meeting for the purpose of voting on adopting such agreement. In addition, any change in recommendation by the Praxair board of directors will not limit or modify the obligation of Linde AG’s and Praxair Inc.’s representatives to the Linde plc board of directors to consent to Linde plc’s commencement, continuation and completion of the exchange offer in accordance with the terms of the business combination agreement.

Recommendation of the Linde Executive Board and the Linde Supervisory Board

The Linde executive board has determined that, subject to the review of the German exchange offer document and its duties under applicable law, it will recommend, in its reasoned statement on the exchange offer under Section 27 of the German Takeover Act, that Linde shareholders accept the exchange offer and tender their shares in the exchange offer. In the event that prior to the expiration of the acceptance period the Linde executive board fails to make such recommendation within 20 business days of the commencement of the exchange offer, or after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to Linde plc or Praxair, Inc. (which change may only be made in accordance with the terms of the business combination agreement), then Praxair, Inc. will have the right to terminate the business combination agreement.

The Linde supervisory board has determined that, subject to the review of the German exchange offer document and its duties under applicable law, it will recommend, in its reasoned statement on the exchange offer under Section 27 of the German Takeover Act, that Linde shareholders accept the exchange offer and tender their shares in the exchange offer. In the event that prior to the expiration of the acceptance period the Linde supervisory board fails to make such recommendation within 20 business days of the commencement of the exchange offer, or after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to Linde plc or Praxair, Inc. (which change may only be made in accordance with the terms of the business combination agreement), and in connection therewith the Linde supervisory board recommends that Linde shareholders not accept the exchange offer, then Praxair, Inc. will have the right to terminate the business combination agreement.

Any change in recommendation by the Linde executive board or Linde supervisory board will not limit or modify the obligation of Linde AG’s and Praxair, Inc.’s representatives to the Linde plc board of directors to consent to Linde plc’s commencement, continuation and completion of the exchange offer in accordance with the terms of the business combination agreement and, if the business combination agreement or the specified covenants are not otherwise terminated by either Praxair, Inc. or Linde AG in accordance with the terms of such agreement, Linde plc will be obligated to commence, continue and complete the exchange offer in accordance with the terms of the business combination agreement (and each of Linde AG and Praxair, Inc. has agreed to consent to any such actions by Linde plc).

Termination

Termination Rights

Praxair, Inc. and Linde AG may terminate the business combination agreement in full at any time prior to the completion of the exchange offer by mutual written consent.

Praxair, Inc. may terminate the business combination agreement in full at any time prior to the satisfaction or waiver of the minimum acceptance condition if either the Linde executive board or the Linde supervisory board does not issue its reasoned statement within 20 business days of the commencement of the exchange offer. Praxair, Inc. may also terminate the business combination agreement in full at any time prior to the satisfaction or waiver of the minimum acceptance condition if (i) the Linde executive board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer or (ii) the Linde supervisory board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by recommending that Linde shareholders not accept the exchange offer.

Linde AG may terminate the business combination agreement in full at any time prior to the expiration of the acceptance period if Linde plc’s decision to launch the exchange offer has not been published without undue delay pursuant to Section 10(1) of the German Takeover Act, unless Linde AG has caused such undue delay. Linde AG may also terminate the business combination agreement in full at any time prior to the satisfaction of the Praxair requisite vote condition if the Praxair board of directors changes its recommendation for the merger.

In addition, either Praxair, Inc. or Linde AG may terminate the business combination agreement in full at any time prior to the completion of the exchange offer if:

•

at the expiration of the acceptance period, any of the exchange offer conditions described above (other than the minimum acceptance condition and the Praxair requisite vote condition, which are addressed separately in the third and fourth bullet points below) that have to be satisfied or waived by the expiration of the acceptance period have not been satisfied or waived;

•	the completion of the exchange offer has not occurred by the longstop date, as a result of the non-satisfaction of the regulatory condition (but, except following the termination of the specified covenants, this right to terminate the business combination agreement may not be exercised by a party whose failure or whose subsidiary’s failure to perform any material covenant or obligation under the business combination agreement has been the cause of, or resulted in, the non-satisfaction of the regulatory condition);

•	prior to the expiration of the acceptance period, the Praxair requisite vote has not been obtained after a vote of the Praxair shareholders has been taken and completed at the Praxair special meeting or any adjournment or postponement thereof;

•	at the expiration of the acceptance period, the minimum acceptance condition is not satisfied or waived; or

•	any governmental entity that must grant a regulatory approval required under the regulatory condition has denied such grant in writing and such denial has become final, binding and non-appealable (but, except following the termination of the specified covenants, this right to terminate the business combination agreement may not be exercised by a party whose failure or whose subsidiary’s failure to perform any material covenant or obligation under the business combination agreement has been the cause of, or resulted in, the denial of such grant).

The business combination agreement does not provide either Praxair, Inc. or Linde AG with a right to terminate the agreement for a superior proposal. Instead, Praxair, Inc. must present the business combination agreement for adoption at the Praxair special meeting prior to the date of the scheduled expiration of the acceptance period and Linde AG is required to allow the exchange offer to proceed, even if such party’s board changes its recommendation for the business combination, unless the business combination agreement is otherwise validly terminated.

In certain circumstances Praxair, Inc. and Linde AG may terminate all the covenants contained in the business combination agreement, other than those relating to the payment of expenses, certain indemnification obligations and certain actions of Linde plc, Zamalight Holdco and Merger Sub (such terminated covenants are herein referred to as the “specified covenants”). Praxair, Inc. and Linde AG may terminate the specified covenants at any time prior to the completion of the exchange offer by mutual written consent of Praxair, Inc. and Linde AG. In addition, the specified covenants may be terminated:

•	by either Praxair, Inc. or Linde AG at any time prior to the completion of the exchange offer, if any permanent injunction or other order issued by any governmental entity in Ireland, the United Kingdom, Germany or the United States of America that prohibits or makes illegal the consummation of the exchange offer or the merger or the acquisition or ownership of the Praxair shares or the Linde shares by Linde plc becomes final and non-appealable (but this right to terminate the specified covenants may not be exercised by a party whose failure or whose subsidiary’s failure to perform any material covenant or obligation under the business combination agreement has been the cause of, or resulted in, the entry of such injunction or other order);

•	by either Praxair, Inc. or Linde AG at any time prior to the completion of the exchange offer, if an “adverse tax event” (as defined below) has occurred (but this right to terminate the specified covenants may not be exercised by a party who has failed to perform in any material respect the covenant in the business combination agreement to cooperate to cause the tax treatment of the business combination to be the intended tax treatment (as defined below) and such failure remains uncured);

•

by Praxair, Inc. at any time after the expiration of the acceptance period and prior to the completion of the exchange offer, if after the expiration of the acceptance period there has been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a “material adverse change” (as defined below) on Linde AG;

•	by Linde AG at any time after the expiration of the acceptance period and prior to the completion of the exchange offer, if after the expiration of the acceptance period there has been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse change on Praxair, Inc.;

•	by Praxair, Inc. at any time prior to the completion of the exchange offer, if Linde AG has failed to perform in any material respect the covenants described above under “Efforts to Obtain Required Approvals” required to be performed by Linde AG and such failure is not curable or, if curable, is not cured prior to the earlier of (i) the business day prior to the longstop date, or (ii) the date that is thirty days after the date of written notice of such breach is delivered to Linde AG (but this right to terminate the specified covenants may not be exercised by Praxair, Inc. if it has failed to perform in any material respect the covenants described above under “Efforts to Obtain Required Approvals” required to be performed by it); or

•	by Linde AG at any time prior to the completion of the exchange offer, if Praxair, Inc. has failed to perform in any material respect the covenants described above under “Efforts to Obtain Required Approvals” required to be performed by Praxair, Inc. and such failure is not curable or, if curable, is not cured prior to the earlier of (i) the business day prior to the longstop date or (ii) the date that is thirty days after the date of written notice of such breach is delivered to Praxair, Inc. (but this right to terminate the specified covenants may not be exercised by Linde AG if it has failed to perform in any material respect the covenants described above under “Efforts to Obtain Required Approvals” required to be performed by it).

Termination of the specified covenants would allow Praxair and Linde to take certain actions, and fail to take certain other actions, in each case that would not have been permitted while the specified covenants were in force and will likely result in a failure to satisfy some or all of the conditions to the exchange offer.

Definition of Adverse Tax Event

The parties intend that Linde plc will not be treated as a domestic corporation for U.S. Federal income tax purposes as a result of the transactions contemplated by the business combination agreement (which is herein referred to as the “intended tax treatment”).

For purposes of the business combination agreement, the term “adverse tax event” means, subject to tax resolution procedures agreed by the parties, (i) as of any date of determination no earlier than the date on which the results of the exchange offer as of the expiration of the additional acceptance period are finally determined, if the closing were to occur, the transactions contemplated by the business combination agreement would fail to qualify for the intended tax treatment because the “ownership fraction” determined under Section 1.7874-12T(a)(17) of the Treasury Regulations (as in effect on the date of the business combination agreement) would be at least 60% by reason of the denominator of such fraction not including a sufficient number of shares of Linde plc, as calculated in the manner described in the business combination agreement, such that an adverse tax event would arise if the number of Linde shares validly tendered in the exchange offer were less than 74% of all Linde shares outstanding as of the date of determination, or (ii) any of the tax law changes specified in the business combination agreement have occurred that, if finalized and made effective, should cause the transactions contemplated by the business combination agreement to fail to qualify for the intended tax treatment.

Definition of Material Adverse Change

For purposes of the business combination agreement, the term “material adverse change” means any change, event, occurrence or effect that, individually or in the aggregate, (i) is, or is reasonably expected to be, materially adverse to the financial condition, business or results of operations of Praxair or Linde, respectively, or (ii) prevents or is reasonably expected to prevent, materially delay or materially impair the ability of Praxair, Inc. or Linde AG, respectively, to consummate the exchange offer, the merger or any of the other transactions contemplated by the business combination agreement; except that, in the case of clause (i), none of the following, alone or in combination, will constitute or be considered in determining whether a material adverse change has occurred or is reasonably expected to occur:

•	changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States, Germany or elsewhere in the world where the applicable party and its subsidiaries operate or where any of its products or services are sold, except to the extent that such change affects the applicable party and its subsidiaries in a disproportionate manner relative to other businesses operating in the industries in which such party and its subsidiaries operate;

•	changes that are the result of factors generally affecting the industries, markets or geographical areas in which the applicable party and its subsidiaries operate;

•	any changes in the relationship of the applicable party and its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting change, event, occurrence or effect caused by the entry into, announcement, pendency or performance of the transactions contemplated by the business combination agreement, including any lawsuit, action or other proceeding with respect to the exchange offer, the merger or any other transaction contemplated by the business combination agreement;

•	changes in GAAP, IFRS or in any law of general applicability or in the interpretation or enforcement thereof, after the date of the business combination agreement;

•	any failure by the applicable party and its subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, except that this exception will not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a material adverse change;

•	any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, expropriation, nationalization or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis;

•	any litigation arising from allegations of any breach of fiduciary duty or allegations of violation of law, in each case, relating to the exchange offer, the merger or any of the transactions contemplated by the business combination agreement;

•	any actions taken or omitted to be taken by the applicable party or any of its subsidiaries that are required to be taken by the business combination agreement or any actions taken or omitted to be taken with the other party’s written consent or at the other party’s written request;

•	any change or announcement of a potential change in the credit rating or other rating of financial strength of the applicable party or any of its subsidiaries or any of their respective securities, except that this exception will not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such change or potential change has resulted in, or contributed to, a material adverse change; or

•	a decline in the market price, or change in trading volume, of the Praxair shares on the NYSE or Linde shares on the Frankfurt Stock Exchange, respectively, or any other capital stock or debt securities of Praxair, Inc. or Linde AG, respectively, except that this exception will not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such decline has resulted in, or contributed to, a material adverse change.

Termination Fees

The business combination agreement requires Praxair, Inc. to pay Linde AG a termination fee of €250 million if:

•	the business combination is terminated by Linde AG prior to the receipt of the Praxair requisite vote, because the Praxair board of directors changed its recommendation for the merger;

•	the business combination is terminated by either Praxair, Inc. or Linde AG prior to the expiration of the acceptance period, because the Praxair requisite vote has not been obtained after a vote of the Praxair shareholders has been taken and completed at the Praxair special meeting (and, at the time of such termination of the business combination agreement, Linde AG was entitled to terminate the business combination agreement because the Praxair board of directors changed its recommendation for the merger); or

•	(1) after the date of the business combination agreement, an acquisition proposal for Praxair by a third party has been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an acquisition proposal) and such acquisition proposal or publicly announced intention has not been publicly withdrawn on a bona fide basis without qualification prior to the Praxair special meeting; (2) thereafter, the business combination agreement is terminated either (a) by Praxair, Inc. or Linde AG because the Praxair requisite vote has not been obtained after a vote of the Praxair shareholders has been taken and completed at the Praxair special meeting or (b) by Linde AG as a result of Linde plc’s failure to publish its decision to launch the exchange offer without undue delay; and (3) within twelve months following such termination, Praxair, Inc. or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, approves or recommends to the Praxair shareholders to accept, an acquisition proposal for Praxair by a third party that would result in 50% or more of the total voting power or of any class of equity securities of Praxair, Inc., a majority of the voting power or of any class of equity securities of any of Praxair, Inc.’s major subsidiaries, or 50% or more of the consolidated net revenues, net income or total assets (including equity securities of subsidiaries) of Praxair, Inc. being acquired by such third party.

The business combination agreement requires Linde AG to pay Praxair, Inc. a termination fee of €250 million if:

•	the business combination is terminated by Praxair, Inc. prior to the satisfaction or waiver of the minimum acceptance condition, because either the Linde executive board or the Linde supervisory board has failed to issue its respective reasoned statement within 20 business days of the commencement of the exchange offer;

•	the business combination is terminated by Praxair, Inc. prior to the satisfaction or waiver of the minimum acceptance condition because (i) the Linde executive board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer; or (ii) the Linde supervisory board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by recommending that Linde shareholders not accept the exchange offer;

•

the business combination is terminated by either Praxair, Inc. or Linde AG because, at the expiration of the acceptance period, the minimum acceptance condition has not been satisfied or waived and, at the time of such termination of the business combination agreement, (a) Praxair, Inc. was entitled to terminate the business combination agreement because (i) either the Linde executive board or the Linde supervisory board has failed to issue its respective reasoned statement within 20 business days of the commencement of the exchange offer or (ii) (x) the Linde executive board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer or (y) the Linde supervisory board has changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by recommending that Linde shareholders not accept the exchange offer or (b) the Linde supervisory board had changed its recommendation that Linde shareholders accept the exchange offer and tender their shares in the exchange offer by issuing a statement neither recommending that the Linde shareholders reject the exchange offer nor recommending that the Linde shareholders accept the exchange offer; or

•	(1) after the date of the business combination agreement, an acquisition proposal for Linde by a third party has been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an acquisition proposal) and such acquisition proposal or publicly announced intention has not been publicly withdrawn on a bona fide basis without qualification prior to the expiration of the acceptance period; (2) thereafter, the business combination agreement is terminated by Praxair, Inc. or Linde AG because the minimum acceptance condition has not been satisfied or waived; and (3) within twelve months following such termination, Linde or any of its subsidiaries executes an acquisition agreement with respect to, or consummates, approves or recommends to the Linde shareholders to accept, an acquisition proposal for Linde by a third party that would result in 50% or more of the total voting power or of any class of equity securities of Linde AG, a majority of the voting power or of any class of equity securities of any of Linde AG’s major subsidiaries, or 50% or more of the consolidated net revenues, net income or total assets (including equity securities of subsidiaries) of Linde AG being acquired by such third party.

Conduct of the Business Pending the Consummation of the Business Combination

Under the terms of the business combination agreement, each of Praxair, Inc. and Linde AG has agreed that, until the earliest of the completion of the business combination, the termination of the specified covenants and the termination of the business combination agreement, unless otherwise approved by the other party, which approval will not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by the business combination agreement or required by applicable law, it and its subsidiaries will conduct their businesses in the ordinary and usual course consistent with past practice (subject to exceptions specified in the business combination agreement). In addition, each of Praxair, Inc. and Linde AG has agreed that, until the earliest of the completion of the business combination, the termination of the specified covenants and the termination of the business combination agreement, unless otherwise approved by the other party, which approval will not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by the business combination agreement or required by applicable law, it and its subsidiaries will refrain from taking actions (subject to exceptions specified in the business combination agreement) relating to:

•	issuances, sales, pledges, dispositions of or encumbrances over (i) the capital stock of it or its subsidiaries, (ii) securities convertible into or exchangeable or exercisable for the capital stock of it and its subsidiaries, or (iii) options, warrants, calls, commitments or rights of any kind to acquire the capital stock of it or its subsidiaries, in each case, other than Praxair shares or Linde shares issuable pursuant to stock-based awards outstanding on or awarded prior to the date of the business combination agreement under the Praxair, Inc. or Linde AG equity plans;

•	issuances, sales, pledges, dispositions of or encumbrances over any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with its shareholders on any matter;

•	amendments to its certificate of incorporation, articles of association, constitution, limited liability company agreement, bylaws or similar organizational documents, as applicable, other than amendments to such documents of subsidiaries that are not material in the context of the transactions contemplated by the business combination agreement;

•	splits, combinations or reclassifications of its outstanding shares;

•	the declaration, setting aside or payment of any type of dividend in respect of any capital stock, except (i) Praxair, Inc. may pay a quarterly dividend not to exceed $0.7875 in each of the second, third and fourth financial quarters of fiscal year 2017 and may increase its annualized dividend in respect of fiscal year 2018 in a manner consistent with past practice (but in no event by more than 7%) and may pay a quarterly dividend not to exceed one-fourth of the annualized dividend in each financial quarter of fiscal year 2018 that ends prior to the consummation of the business combination, (ii) Linde AG may pay an increased annual dividend in respect of fiscal year 2017 in a manner consistent with past practice (but in no event greater than €3.90 per share) and (iii) Linde AG may increase its annual dividend in respect of fiscal year 2018 in a manner consistent with past practice (but in no event by more than 7%) and pay a pro-rata portion of such increased annual dividend for each financial quarter of fiscal year 2018 in respect of which Praxair, Inc. pays a dividend.

•	repurchases, redemptions or other acquisitions of (including permitting any of its subsidiaries to purchase or otherwise acquire) its capital stock or securities convertible or exchangeable or exercisable for any shares of its capital stock;

•	material increases in long-term indebtedness (including any guarantee of such indebtedness);

•	material capital expenditures;

•	the establishment, termination or modification of material employee benefit plans;

•	increases to the salary, wage, bonus or other compensation or fringe benefits of directors, officers or employees (other than increases in the ordinary and usual course of business consistent with past practice);

•	dispositions of material portions of its assets (including capital stock of subsidiaries);

•	material acquisitions, whether by way of merger, consolidation, purchase or otherwise;

•	settlements or compromises of material claims or litigation; and

•	the entry into material “non-compete” or similar contracts.

Indemnification and Insurance of Directors and Officers

The parties have agreed that, after the completion of the business combination, Linde plc will, or will cause one of its subsidiaries to, indemnify, hold harmless and provide advancement of expenses to all past and present directors, officers and employees of Praxair, Inc., Linde AG and their respective subsidiaries (including their respective listed subsidiaries), for acts or omissions occurring at or prior to the completion of the business combination, to the same extent as these individuals had rights to indemnification and advancement of expenses as of the date of the business combination agreement and to the fullest extent permitted by law. From and after the date of the business combination agreement, Linde plc will, or will cause on of its subsidiaries to, indemnify, hold harmless and provide advancement of expenses to all past and present directors, officers and employees of Linde plc, for acts or omissions occurring at or prior to the completion of the completion of the business combination, to the same extent as these individuals had rights to indemnification and advancement of expenses as of the date of the business combination agreement and to the fullest extent permitted by law.

To the fullest extent permitted by law, the Linde plc constitution will include provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions in the current organizational documents of each of Praxair, Inc., Linde AG and Linde plc.

In addition, each of Praxair, Inc. and Linde AG (and in the event either of them is unable to, Linde plc) will obtain and fully pay the premium for “tail” insurance policies for the extension of the current directors’ and officers’ and fiduciary liability insurance policies maintained by Praxair, Inc. or Linde AG, as applicable, in each case for a period of ten years after the completion of the business combination.

Employee Matters

The business combination agreement provides that until the end of the calendar year in which the completion of the business combination occurs, Linde plc will, to the fullest extent permitted by applicable law, provide, or cause to be provided to each individual who is employed as of the consummation of the business combination by Praxair, Inc., Linde AG or their respective subsidiaries or listed subsidiaries, and who remains employed by Praxair, Inc., Linde AG or their respective subsidiaries or listed subsidiaries, with the following (except in the case of employees whose employment is governed by a collective bargaining or similar agreement):

•	base salary in an amount substantially comparable to the base salary provided to the employee immediately prior to the business combination;

•	an annual bonus opportunity that is substantially comparable to the annual bonus opportunity provided to the employee immediately prior to the business combination;

•	other compensation opportunities and employee benefits that are substantially comparable in the aggregate to those provided to the employee immediately prior to the business combination; and

•	severance benefits in the event of employment termination in amounts and on terms and conditions no less favorable in the aggregate to such employee than he or she would have received under the severance plans, programs, policies and arrangements applicable as of the date of the completion of the business combination.

With respect to material Linde plc plans for employees who remained employed after the completion of the business combination, Linde plc has agreed to (1) waive pre-existing conditions, exclusions and waiting periods regarding participation and coverage requirements, (2) provide each employee and the employee’s eligible dependents with credit for co-payments and deductibles paid prior to the effective time under the applicable material Praxair, Inc. or Linde AG plan in satisfying deductible or out-of-pocket requirements under the Linde plc plans for the year in which the business combination occurs and (3) recognize service of employees with Praxair, Inc., Linde AG and their respective affiliates for all purposes under Linde plc plans, including severance plans (including for purposes of eligibility to participate, vesting credit, and entitlement to benefits, but excluding for purposes of benefit accrual under final average pay defined benefit plans or to the extent a duplication of benefits would result), in each case to the same extent such service is taken into account under the applicable material Praxair, Inc. and Linde AG plans prior to the completion of the business combination.

Corporate Governance Matters

The parties have agreed to, subject to applicable law, take all actions necessary to effect certain corporate governance matters with respect to Linde plc prior to the consummation of the business combination. Such agreed corporate governance matters are described in more detail in the section “Business and Certain Information About Linde plc — Corporate Governance Structure of Linde plc — Corporate Governance of Linde plc After the Business Combination.”

Stock Indices

Praxair, Inc. and Linde AG have agreed that, prior to completion of the combination, they will use their respective reasonable best efforts to seek the inclusion of Linde plc’s shares in the S&P 500 and DAX 30 indices.

Other Covenants and Agreements

The business combination agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Praxair, Inc. and Linde AG in connection with public announcements;

•	Linde plc taking all steps necessary to issue the Linde plc shares and the Linde plc stock-based awards that will be issued as consideration in the exchange offer and the merger;

•	to the extent that the consummation of the transactions contemplated by the business combination agreement will result in any breach or violation of, or default under, or give rise to any mandatory repurchase under any material contract related to indebtedness, the use of Praxair’s and Linde’s reasonable best efforts to (i) obtain all necessary waivers or consents to such breaches or defaults, (ii) refinance or replace such contracts or (iii) otherwise ensure that sufficient cash is available for the prompt payment of any indebtedness under any such contract;

•	the potential legal separation of Linde’s worldwide engineering business into a separate legal entity following an agreement between Linde AG and Praxair, Inc. on the corporate set-up and arrangements of the engineering business prior to such legal separation;

•	the creation of Linde plc distributable reserves;

•	(i) Linde plc ensuring that, from and after the effective time of the merger, Linde AG will honor all financial obligations of Linde AG and any of Linde AG’s German subsidiaries with whom Linde AG has entered, directly or indirectly, into any enterprise agreements (Unternehmensverträge) as of the date of the business combination agreement with respect to pension and deferred compensation benefits to current and former directors, officers and employees pursuant to any material benefit plan in effect as of the date of the business combination agreement and (ii) prior to, but only effective upon, the effective time of the merger, the entry by Linde plc into a guarantee with Linde Vorsorge Aktiv Fonds e.V., as representative of the pension and deferred compensation beneficiaries, to guarantee Linde AG’s financial obligations set forth in clause (i);

•	limitations with respect to Praxair’s and Linde’s ability to enter into any new collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•	the use of Praxair’s and Linde’s reasonable best efforts to ensure that Linde plc will not be treated as a domestic corporation for U.S. Federal income tax purposes as a result of the transactions contemplated by the business combination agreement; and

•	the use of Linde plc’s, Praxair’s and Linde’s reasonable best efforts to develop and adopt an economic sanctions compliance plan for Linde plc, which will become effective at the effective time of the merger.

Amendment and Waiver

Praxair, Inc. and Linde AG may mutually agree to amend the business combination agreement. However, (1) after the adoption of the business combination agreement by the Praxair shareholders, no amendment may be made which requires further approval by the Praxair shareholders under applicable law or the rules of any relevant stock exchange unless such further approval is obtained and (2) after the expiration of the acceptance period, no amendment may be made which requires the exchange offer to remain open under applicable law or the rules of any relevant stock exchange.

In the event that Praxair, Inc., Linde AG and Linde plc authorize an amendment to the business combination agreement that does not require further approval by the Praxair shareholders or require the exchange offer to remain open, Praxair, Inc., Linde AG and Linde plc, as applicable, will inform their respective shareholders of the amendment by press release and other public communication. In the event that Praxair, Inc., Linde AG and Linde plc authorize an amendment to the business combination agreement that requires further approval by the Praxair shareholders, another proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

The parties may, to the extent permitted by law and the terms of the business combination agreement, waive compliance with or satisfaction of any of the conditions contained in the business combination agreement.

Fees and Expenses

All out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of the parties in connection with the business combination agreement and the transactions contemplated by the business combination agreement will be paid by the party incurring the expense, except (i) if the business combination is not completed, any expenses incurred by Linde plc and/or its affiliates will be shared equally by Praxair, Inc. and Linde AG, to the extent not prohibited by applicable law and (ii) as otherwise provided in the business combination agreement.

In addition, to the extent that Linde plc does not have sufficient funds available, Praxair, Inc. will finance any out of pocket expenses incurred by Linde plc in connection with the business combination agreement and the transactions contemplated by the business combination agreement.

Representations and Warranties

The business combination agreement contains customary and reciprocal representations and warranties by Praxair, Inc. and Linde AG relating to the following:

•	organization and good standing;

•	capitalization;

•	authorization of the business combination agreement;

•	absence of conflicts with organizational documents;

•	governmental approvals and consents required for the completion of the business combination;

•	financial statements;

•	absence of any material adverse change since December 31, 2016;

•	compliance with applicable laws and contracts;

•	legal proceedings;

•	tax matters; and

•	anti-corruption laws, trade sanctions and export controls.

In addition, the business combination agreement contains representations and warranties by Linde plc, Zamalight Holdco and Merger Sub relating to the following:

•	organization and good standing;

•	capitalization;

•	authorization of the business combination agreement; and

•	absence of conflicts with organization documents.

Many of the representations and warranties contained in the business combination agreement are qualified by a “material adverse change” standard (as such term is defined above). Certain of the representations and warranties are also qualified by a general materiality standard or by a knowledge standard.

Governing Law and Forum Selection

The parties have agreed that the business combination agreement will be governed by and construed in accordance with the laws of Ireland; provided however, that (i) the fiduciary duties of the Linde executive board and the Linde supervisory board, the validity of any corporate action on the part of Linde AG and the provisions relating to the duties of Linde plc under the German Takeover Act and the offer conditions will be governed by and construed in accordance with the laws of the Federal Republic of Germany and (ii) the fiduciary duties of the Praxair board of directors and the validity of any corporate action on the part of Praxair, Inc. will be governed by and construed in accordance with the laws of the State of Delaware. Subject to certain limited exceptions, each of the parties has irrevocably agreed that the courts of Ireland, Delaware and Germany are to have exclusive jurisdiction to settle any dispute arising out of or in connection with the interpretation and enforcement of the provisions of the business combination agreement and of the documents referred to in the business combination agreement and in respect of the transactions contemplated thereby; provided, however, that only Linde AG may initiate a proceeding, suit or action in the courts of Delaware and only Praxair, Inc. may initiate a proceeding, suit or action in the courts of Germany.

Specific Performance

Each of the parties acknowledged and agreed in the business combination agreement that the rights of each party to consummate the merger, the exchange offer and the other transactions contemplated by the business combination agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of the business combination agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Therefore, the parties fully intend for specific performance to be an available remedy for breaches of the business combination agreement. In addition, the parties agreed that they will each be entitled to seek an injunction to restrain any breach or violation or threatened breach or violation of the provisions of the business combination agreement without the necessity of posting a bond or other form of security. The parties further agreed not to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

The representations, warranties and covenants of Linde plc, Linde AG, Praxair, Inc., Zamalight Holdco and Merger Sub contained in the business combination agreement and described in this summary were qualified and subject to important limitations agreed to among such parties in connection with negotiating the terms of the business combination agreement. In particular, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the business combination agreement, rather than establishing matters as facts, and you should not rely upon the representations and warranties contained in the business combination agreement as characterizations of actual facts or circumstances as of the date of the business combination agreement or as of any other date. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and/or BaFin, and in some cases were qualified by the matters contained in the separate disclosure letters that Linde AG and Praxair, Inc. each delivered in connection with the business combination agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this document, may have changed since the date of the business combination agreement.

THE EXCHANGE OFFER

The following is a description of the principal terms of the exchange offer that Linde plc intends to make to Linde shareholders. We urge you to read this section, the exchange offer document, and the information contained in the remainder of this document, including the exhibits, annexes, and the documents incorporated by reference herein, in their entirety prior to making any decision as to the matters described in this section.

Subject Matter

Pursuant to the business combination agreement, Praxair’s business will be brought under Linde plc through the merger and Linde’s business will be brought under Linde plc through the exchange offer. Pursuant to the terms of the exchange offer, Linde plc seeks to acquire each issued Linde share (ISIN DE0006483001) in exchange for 1.540 Linde plc shares. This exchange ratio for the exchange offer is fixed and will not be adjusted to reflect changes in the share price of the Linde shares or the Praxair shares prior to the date of the completion of the business combination.

ADRs are not subject to the exchange offer. However, pursuant to the deposit agreement between Deutsche Bank Trust Company Americas, acting as the depositary bank, and Linde AG, holders of ADRs may exchange their ADRs for Linde shares and then tender such Linde shares in the exchange offer. Each ADR evidences one American Depositary Share, which represents the beneficial interest in one tenth of a Linde share.

The acceptance period for the exchange offer starts on [—] and will expire on [—], 24:00 hours, Central European Summer Time, unless extended. Withdrawal rights will cease at the end of the acceptance period. See “— Timetable.”

The exchange offer is subject to a number of conditions set forth under “— Conditions to the Exchange Offer.”

For a comparison of the rights of holders of Linde plc shares and Linde shares, see “Comparison of Shareholder Rights Before and After the Business Combination.”

Important Notices

The exchange offer is subject to a number of conditions set forth under “— Conditions to the Exchange Offer.” The conditions to the exchange offer must be satisfied at or prior to the end of the acceptance period or, where permissible, waived at least one working day prior to the end of the acceptance period, except for the regulatory condition, which may be satisfied after the end of the acceptance period. The regulatory condition must be satisfied no later than twelve months following the end of the acceptance period, i.e., subject to any extension of the acceptance period, on or prior to [—], 2018, or waived at least one working day prior to the end of the acceptance period. If the conditions are not satisfied, or, where permissible, validly waived, the exchange offer will not be completed and tendered Linde shares will be rebooked to the relevant Linde shareholders’ accounts.

Each Linde shareholder, by accepting the exchange offer, unless such acceptance is properly withdrawn, authorizes the settlement agent to credit interests in the Linde plc shares that such Linde shareholder is entitled to receive in the exchange offer to such shareholder’s account in exchange for Linde shares tendered by such shareholder in the exchange offer.

By accepting the exchange offer, Linde shareholders will transfer their tendered Linde shares, including ancillary rights, at settlement directly to Linde plc, subject to the satisfaction or, where permissible, waiver of the conditions to the exchange offer.

No fractional Linde plc shares will be exchanged for any Linde shares tendered in the exchange offer by any Linde shareholder. Each holder of Linde shares validly tendered into the exchange offer who would otherwise have been entitled to receive a fraction of a share of Linde plc shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its custodian bank for the account of all such holders of Linde plc shares which would otherwise be issued. The sale of such shares by Clearstream and the custodian banks will be executed on the NYSE and/or the Frankfurt Stock Exchange, and will be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of such shares will be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Linde shares. The net proceeds of such sale will be distributed to the holders of tendered Linde shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde plc shares will be determined on the average net proceeds per Linde plc share. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of tendered Linde shares in lieu of fractional interests, the custodian banks shall make available such amounts to such holders of tendered Linde shares. Any such sale will be made within ten business days or such shorter period as may be required by applicable law after the completion of the exchange offer.

Purpose of the Exchange Offer

The purpose of the exchange offer is for Linde plc to acquire control over Linde. Following the completion of the exchange offer, Linde plc intends to pursue a post-completion reorganization if not all outstanding Linde shares are acquired through the exchange offer. In addition, Linde plc may seek to acquire any outstanding Linde shares not tendered in the exchange offer. The type of such transaction will depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Immediately after the completion of the exchange offer, assuming satisfaction of the minimum acceptance condition, Linde plc will own at least 75% of all of the issued and outstanding Linde shares. If all Linde shareholders tender all their Linde shares in the exchange offer and do not effectively withdraw their tendered Linde shares, or, to the extent legally permissible, Linde plc has acquired all remaining Linde shares in the open market or otherwise, or if a potential squeeze-out transaction is completed, Linde plc will own all of the issued and outstanding Linde shares. See “— Plans for Linde After the Exchange Offer” and “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

Conditions to the Exchange Offer

The exchange offer will only be completed if the following conditions have been satisfied on or prior to the end of the acceptance period or, where permissible, effectively waived by Linde plc prior to the end of the working day before the end of the acceptance period, except for the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period.

The exchange offer is subject to the satisfaction or, where permissible, waiver of the following conditions:

Minimum Acceptance Condition

At the time of the expiration of the acceptance period, the sum of the number of:

(1)	Tendered Linde shares (including those Linde shares for which the acceptance of the exchange offer has been declared during the acceptance period but only becomes effective after the expiration of the acceptance period by transferring the Linde shares to ISIN DE000A2E4L75 (WKN A2E 4L7)) for which the right to withdrawal has not been exercised;

(2)	Linde shares held directly by Linde plc or its subsidiaries or any person acting jointly with Linde plc within the meaning of Section 2(5) of the German Takeover Act (excluding, for the avoidance of doubt, any Linde treasury shares);

(3)	Linde shares that must be attributed to Linde plc or any of its subsidiaries in accordance with Section 30 of the German Takeover Act;

(4)	Linde shares for which Linde plc, any of its subsidiaries or any person acting jointly with Linde plc within the meaning of Section 2(5) of the German Takeover Act has entered into an agreement outside of the exchange offer, giving them the right to demand the transfer of title of such Linde shares; and

(5)	Linde shares for which irrevocable undertakings to tender such Linde shares have been executed and delivered to Linde plc,

(Linde shares that fall within the scope of several of these categories are counted only once) equals or is greater than [—] Linde shares (75% of all Linde shares entitled to voting rights existing at the time of approval of the publication of the German exchange offer document by BaFin excluding, for the avoidance of doubt, any Linde treasury shares).

This offer condition is herein referred to as the “minimum acceptance condition.”

Linde AG has agreed not to tender Linde shares held in treasury by Linde AG or owned by any direct or indirect wholly-owned subsidiary of Linde AG (other than such Linde shares held on behalf of third parties) and to enter into the necessary agreements to the effect that BaFin will not require the offer consideration to also cover such Linde shares.

Regulatory Condition

After publication of the German exchange offer document and no later than the longstop date, the business combination has been approved by the competent antitrust authorities in the following jurisdictions or the statutory waiting periods in the following jurisdictions shall have expired, with the result that the business combination may be completed:

(1)	European Union;

(2)	United States of America;

(3)	China;

(4)	India;

(5)	South Korea;

(6)	Brazil;

(7)	Russia;

(8)	Canada; and

(9)	Mexico.

In addition, after publication of the German exchange offer document and at the latest by the longstop date, the CFIUS Approval has been obtained. “CFIUS Approval” means (a) a written notice issued by the Committee of Foreign Investment in the United States (which is herein referred to as “CFIUS”) stating that the business combination does not constitute a “covered transaction” pursuant to Section 721 of the Defense Production Act of 1950 or that following its review or investigation of the business combination, CFIUS has determined that there are no unresolved national security concerns and concluded all action under the Defense Production Act of 1950 or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the business combination or (y) the President has not taken any action after fifteen days from the date the President received such report from CFIUS.

Finally, prior to the closing of the exchange offer, no governmental entity that must grant a regulatory approval as described above has denied the required grant in writing and the denial has become final, binding and non-appealable.

This offer condition is herein referred to as the “regulatory condition.”

Registration Statement Condition

The registration statement regarding the Linde plc shares:

(1)	has been declared effective by the SEC prior to the expiration of the acceptance period; and

(2)	as of the expiration of the acceptance period, is not the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

This offer condition is herein referred to as the “registration statement condition.”

Praxair Requisite Vote Condition

Prior to the expiration of the acceptance period, the Praxair shareholders have adopted the business combination agreement and approved the transactions contemplated by the business combination agreement by a vote of the holders of a majority of the outstanding Praxair shares entitled to vote thereon at the Praxair special meeting or at any adjournment or postponement thereof (which is referred to herein as the “Praxair requisite vote”).

This offer condition is herein referred to as the “Praxair requisite vote condition.”

No Injunction or Illegality Condition

As of the expiration of the acceptance period, no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in Ireland, the United Kingdom, Germany or the United States of America prohibits or makes illegal the consummation of the business combination or the acquisition or ownership of Linde shares or Praxair shares by Linde plc.

This offer condition is herein referred to as the “no injunction or illegality condition.”

No Material Compliance Violation

After [—] and prior to and the expiration of the acceptance period no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel laws (which is herein referred to as a “material compliance violation”) by a member of a governing body or officer of Linde AG or a subsidiary of Linde AG or, as the case may be, of Praxair, Inc. or a subsidiary of Praxair, Inc., while any such person was operating in their official capacity at, or on behalf of Linde AG or Praxair, Inc. or their respective subsidiaries is known to have occurred, if any such material compliance violation constitutes or would constitute insider information for Linde AG or Praxair, Inc. pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication, in the case of Praxair, Inc., determined as if the Market Abuse Regulation applies to Praxair, Inc.

No Material Adverse Change Condition

(1)	After [—] and prior to the expiration of the acceptance period, (i) Linde AG must not have published new circumstances pursuant to Article 17 of the Market Abuse Regulation and (ii) there must not have occurred any change, event, circumstance or development that would have had to be published by Linde AG pursuant to Article 17 of the Market Abuse Regulation and that Linde AG did not publish pursuant to Article 17(4) of the Market Abuse Regulation and that, in each case of clause (i) or (ii), such circumstances have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two consecutive financial years) negative effect on Linde’s annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of €410 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of €820 million. For purposes of this condition, “EBITDA” means the “adjusted Group Operating Profit” financial metric for such financial period as defined in the annual report of Linde AG for financial year 2016, with the components thereof determined in accordance with IFRS, as in effect on the date of the business combination agreement.

(2)	After [—] and prior to the expiration of the acceptance period, there must not have occurred any change, event, circumstance or development that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two consecutive financial years) negative effect on Praxair’s annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of $350 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of $700 million. For purposes of this condition, “EBITDA” means the “adjusted EBITDA” financial metric for such financial period as defined in the annual report of Praxair, Inc. for financial year 2016, with the components thereof determined in accordance with U.S. GAAP, as in effect on the date of the business combination agreement.

Determination of a Material Adverse Effect or a Material Compliance Violation

The determination of a material adverse effect on Praxair or Linde and/or a material compliance violation will be conducted by an independent expert mutually selected by Praxair, Inc. and Linde AG. The independent expert will deliver, using the due and careful consideration of a diligent professional, an opinion in which it determines whether such a material adverse effect or material compliance violation has occurred. Linde plc will publish without undue delay the commencement of this procedure and, if it receives the opinion by the expiration of the acceptance period, the fact that it has received such opinion and the result of such opinion of the independent expert with reference to the exchange offer in the German Federal Gazette (Bundesanzeiger), Frankfurter Allgemeine Zeitung and The Wall Street Journal as well as on the internet (http://www.lindepraxairmerger.com). The opinion of the independent expert will be binding and non-appealable.

Waiver of Conditions to the Exchange Offer

Linde plc reserves the right, until one working day prior to the end of the acceptance period, to waive any condition to the exchange offer (other than the Praxair requisite vote condition) (to the extent legally permissible). For purposes of Section 21(1) no. 3-4 of the German Takeover Act, the publication of any amendment of the exchange offer will be subject to Section 21(2) of the German Takeover Act in conjunction with Section 14(3) of the German Takeover Act. Conditions to the exchange offer validly waived will be presumed, for the purposes of the exchange offer, to have been satisfied. In the event of a waiver of a condition, including the reduction of the minimum acceptance condition, and its publication pursuant to Section 21(2) of the German Takeover Act in conjunction with Section 14(3) of the German Takeover Act within the last two weeks before the expiration of the exchange offer, the exchange offer will be extended by two weeks, pursuant to Section 21(5) of the German Takeover Act (until [—], 24:00 hours (Central European Summer Time)) and will comply with the requirements of the applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1.

If Linde plc intends to waive the condition regarding the non-occurence of a material adverse effect on and/or a material compliance violation by (1) Linde, such waiver is subject to Praxair’s prior approval, or (2) Praxair, such waiver is subject to Linde’s prior approval. If Linde plc intends to waive any other condition to the exchange offer, such waiver is subject to the prior approval by Linde and Praxair.

Possible Capital Reduction to Create Distributable Reserves

Under Irish law, dividends may be paid (and share repurchases must generally be funded) only out of so-called “distributable reserves,” which Linde plc will not have immediately following completion of the business combination. Distributable reserves generally means the accumulated realized profits of Linde plc less accumulated realized losses of Linde plc and includes reserves created by way of capital reductions. Linde plc is considering the implementation of steps to create distributable reserves following completion of the business combination to provide flexibility for future dividends and other returns to shareholders.

Linde plc is considering creating additional realized distributable reserves by (i) cancelling the share premium (i.e., the consideration received by Linde plc for the shares issued in excess of the nominal value of those shares) which will be created as a result of the merger; and (ii) capitalizing all or part of the merger reserve which will be created as a result of the exchange offer, and immediately cancelling the shares issued upon such capitalization (such transactions described in clauses (i) and (ii) together are herein referred to as the “Possible Capital Reduction”). Such Possible Capital Reduction would be based on the following steps:

•	Following the Possible Capital Reduction, there would be no change in the nominal value of the Linde plc shares or the number of issued Linde plc shares. The Possible Capital Reduction would be approved prior to (and would be conditional upon) completion of the business combination, by a special resolution of Enceladus and Cumberland as the two sole shareholders of Linde plc prior to the completion of the business combination. It further requires the approval of the High Court of Ireland (for which Linde plc would apply following completion of the business combination).

•	In connection with seeking such court approval, the approval of Praxair shareholders on a non-binding advisory basis is sought in the Praxair special meeting.

Any Linde shareholder who tenders Linde shares pursuant to the exchange offer must also deliver a consent in respect of such tendered Linde shares to the Possible Capital Reduction to create distributable reserves. Linde shareholders who tender (and do not validly withdraw) their Linde shares pursuant to the exchange offer will be deemed to have delivered their consents by virtue of such tender. The approval by Linde shareholders is provided on a non-binding advisory basis as part of the acceptance of the exchange offer.

The Possible Capital Reduction will not negatively affect any rights of the tendering Linde shareholders to which they are otherwise entitled.

Timetable

Acceptance Period; Expiration Date

The acceptance period for the exchange offer starts on [—], 2017, and will expire on [—], 2017, 24:00 hours (Central European Summer Time), unless extended.

Extension, Amendment and Termination; Additional Acceptance Period

Extension of the Acceptance Period

Subject to applicable rules and regulations of the SEC and the terms and the conditions to the exchange offer, the exchange offer will be extended (1) by two weeks in accordance with Section 21(5) of the German Takeover Act if the exchange offer is amended and the amendment is published (as described below) within the last two weeks prior to the end of the acceptance period; or (2) if a competing offer (konkurrierendes Angebot) as defined in Section 22(1) of the German Takeover Act is made by a third party during the acceptance period, and if the acceptance period for the exchange offer expires prior to the expiration of the competing offer, the end of the acceptance period will be the date on which the competing offer expires.

Pursuant to the German Takeover Act and applicable rules and regulations of the SEC, the acceptance period will also be extended in the case of a material change in the information published, sent or given to Linde shareholders.

If the acceptance period is extended, Linde shareholders may withdraw their tendered Linde shares until the end of the acceptance period, as extended. See “— Withdrawal Rights.” The additional acceptance period is not an extension of the acceptance period and will commence following the acceptance period, including any extension thereof, as required by the German Takeover Act. Accordingly, Linde shareholders may not withdraw their tendered Linde shares during the additional acceptance period even if tendered during such additional acceptance period.

Amendment of the Exchange Offer

Subject to applicable rules and regulations of the SEC and the terms and conditions to the exchange offer, Linde plc expressly reserves the right (but will not be obligated) (1) to increase the consideration being offered to Linde shareholders in the exchange offer, (2) to offer a different consideration as an alternative, (3) reduce the minimum acceptance condition from 75% to a lower percentage of all outstanding Linde shares (however, as described in “The Business Combination Agreement — Termination — Termination Rights” an “adverse tax event” permitting termination of the specified covenants will arise if the number of validly tendered Linde shares is not at least 74% of all outstanding Linde shares as of any date of determination no earlier than the date on which the results of the exchange offer as of the expiration of the additional acceptance period are finally determined), and (4) to the extent permitted by applicable law, waive any of the conditions to the exchange offer as described in “—Waiver of Conditions to the Exchange Offer,” in each case at any time until one working day prior to the end of the acceptance period by way of publication as described under “— Publications.”

If, prior to the end of the acceptance period, Linde plc increases the exchange offer consideration, such increased offer consideration will be received by all shareholders whose Linde shares are exchanged pursuant to the exchange offer, whether or not such Linde shares were tendered prior to the announcement of the increase of such consideration.

Termination of the Exchange Offer

If any of the conditions described above (except for the regulatory condition) have not been satisfied or, where permissible, waived, at the end of the acceptance period, the exchange offer will be terminated. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period, after which the exchange offer will be terminated. In the case of such termination, tendered Linde shares will be reassigned and rebooked where necessary to each respective custodian bank. Accordingly, the custodian banks will arrange for the tendered Linde shares to be rebooked into ISIN DE0006483001 (WKN 648300) without undue delay, and in any case, no later than five business days after the announcement that the exchange offer has been terminated.

Termination of the Specified Covenants in the Business Combination Agreement

In certain circumstances Praxair, Inc. and Linde AG may terminate all the covenants contained in the business combination agreement (other than those relating to the payment of expenses, certain indemnification obligations and certain actions of Linde plc, Zamalight Holdco and Merger Sub) (such terminated covenants are herein referred to as the “specified covenants”). Praxair, Inc. and Linde AG may terminate the specified covenants at any time prior to the completion of the business combination by mutual consent of Praxair, Inc. and Linde AG and in the circumstances described in “The Business Combination Agreement — Termination — Termination Rights.”

Additional Acceptance Period

Following the end of the acceptance period, and if all conditions to the exchange offer (other than the regulatory condition) have been satisfied or, where permissible, waived, the German Takeover Act provides an additional acceptance period of two weeks for the exchange offer. The additional acceptance period will be an additional two-week period of time beginning after the publication of the results of the acceptance period during which shareholders may tender, but not withdraw, their Linde shares. Provided that the acceptance period is not extended, the additional acceptance period is expected to start on [—], 2017, and to expire on [—], 2017, 24:00 hours (Central European Summer Time). Linde shareholders who validly tender during the additional acceptance period will receive the exchange offer consideration on the closing date.

Put Right Period

Pursuant to Section 39c of the German Takeover Act, Linde shareholders who did not tender their shares in the exchange offer may have the right (Andienungsrecht) to require Linde plc to exchange their Linde shares for the exchange offer consideration if the following two conditions are met upon publication of the results of the exchange offer after the end of the acceptance period:

(1) Linde plc, directly or indirectly holds at least 95% of Linde AG’s voting share capital (or the exchange offer has been accepted by the tendering Linde shareholders such that Linde plc, directly or indirectly, would hold at least 95% voting share capital on the closing date); and

(2) Linde plc is entitled to file an application with the district court (Landgericht) of Frankfurt am Main to effect a takeover squeeze-out pursuant to Sections 39a et seq. of the German Takeover Act. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde — Squeeze-out Transactions.”

If both of the above conditions are satisfied, the German Takeover Act requires that this put right be available for a three-month period (which is herein referred to as the “put right period”) commencing after the end of the acceptance period or, if later, on the date that Linde plc publishes that it directly or indirectly holds, at least 95% of Linde AG’s voting share capital (or that the exchange offer has been accepted by Linde’s shareholders such that Linde plc would hold (directly or indirectly) at least 95% of Linde AG’s voting share capital on the closing date). Linde shareholders who properly exercise this right are entitled to receive the exchange offer consideration, which is the same consideration received by shareholders who tendered their Linde shares during the acceptance period or the additional acceptance period. Linde shareholders who did not tender their shares in the exchange offer, including those located or resident in the United States, may choose whether or not to exercise this put right. The procedure for exercising the put right corresponds to the procedure for tendering Linde shares in the acceptance period or additional acceptance period. See “— Acceptance of the Exchange Offer” and “— Settlement of the Exchange Offer.” Shares put to Linde plc may be traded on an “as-tendered” basis until such trading ceases as described in “— Trading of the Tendered Linde Shares.”

There will be no withdrawal rights during any put right period. If the regulatory condition is satisfied prior to the expiration of the put right period, then (i) shares put to Linde plc no later than 6:00 p.m. (Central European Summer Time) on the business day after publication of satisfaction of the regulatory condition will be settled with the exchange offer on the closing date as described in “— Settlement of the Exchange Offer” and (ii) shares put to Linde plc following 6:00 p.m. (Central European Summer Time) on the business day after publication of satisfaction of the regulatory condition will be settled twice weekly on a rolling basis. Shares must be put no later than 4:00 p.m. (Central European Summer Time) on the cutoff date for that rolling settlement. Such settlement will occur no later than three business days following the applicable cutoff date and will include the exchange offer consideration and any cash in lieu of fractional shares. See “— Cash in Lieu of Fractional Linde plc Shares.” Linde plc will extend the put right period so that there are at least three business days between 6:00 p.m. (Central European Summer Time) on the business day after publication of fulfillment of the regulatory condition and the expiration of the put right period and will publish the end of the put right period with publication of the satisfaction of the regulatory condition. If the regulatory condition is fulfilled after the expiration of the put right period, there will be only one settlement on the closing date and the exchange offer and the shares put to Linde plc during the put right period will be settled concurrently as described in “— Settlement of the Exchange Offer.”

Acceptance of the Exchange Offer

The acceptance of the exchange offer (i) must be declared in writing to the relevant custodian bank of the Linde shareholder by the end of the acceptance period (which is herein referred to as the “declaration of acceptance,”) and (ii) the Linde shareholders must instruct their respective custodian bank to effect the transfer of the Linde shares in their custody account for which they wish to accept the exchange offer. The acceptance will become valid with the timely transfer of tendered Linde shares within the acceptance period, the additional acceptance period or the put right period, as applicable, to ISIN [—] at Clearstream. If the respective custodian bank is notified of the acceptance within the acceptance period, the additional acceptance period or the put right period prior to satisfaction of the regulatory condition, as applicable, the transfer of Linde shares will be deemed to have been timely effected if it has been effected at the latest by 6:00 p.m. (Central European Summer Time) on the second business day after the expiration of the acceptance period, the additional acceptance period or prior to 6:00 p.m. (Central European Summer Time) on the day after publication of the satisfaction of the regulatory condition, as applicable. Transfers are to be arranged by the custodian bank after receipt of the declaration of acceptance.

Declarations of acceptance that are not received by the respective custodian bank within the relevant period or that have been erroneously or incompletely filled out will not be regarded as an acceptance of the exchange offer and do not entitle the applicable Linde shareholder to receive the exchange offer consideration. Neither Linde plc, nor persons acting in concert with Linde plc nor their subsidiaries are required to notify any Linde shareholder of any defects or errors in the declaration of acceptance, and they assume no liability in the event that such notification is not made.

Irrevocable Undertakings

Linde plc may seek to have Linde shareholders that are index funds (as an alternative to their ability to accept the exchange offer by signing the declaration of acceptance) enter into irrevocable undertakings to tender such shares in the offer (which are herein referred to as “irrevocable undertakings”). The irrevocable undertakings would become effective immediately after the tendered Linde shares have been included in the respective reference index. Accordingly, the index funds will be in a position to continue to replicate the reference index they track because Linde shares subject to irrevocable undertakings will be booked into the “as-tendered” trading line only after the tendered Linde shares have been included in the respective reference index. For details on the trading of tendered Linde shares, see “— Trading of the Tendered Linde Shares.” Linde shares subject to irrevocable undertakings will be taken into account when determining if the minimum acceptance condition has been satisfied.

Withdrawal Rights

At any time during the acceptance period, Linde shareholders may withdraw their Linde shares. At the end of the acceptance period, withdrawal rights will cease, and any Linde shares tendered into the exchange offer cannot be withdrawn. If the acceptance period is extended, Linde shareholders may withdraw their tendered Linde shares until the end of the acceptance period as extended pursuant to Sections 21(4) and 22(3) of the German Takeover Act. The additional acceptance period is not an extension of the acceptance period. There will be no withdrawal rights during any additional acceptance period even with respect to Linde shares tendered during such additional acceptance period or, if applicable, a put right period.

To withdraw previously tendered Linde shares, a written notice of withdrawal must be received prior to the end of the acceptance period by the custodian bank holding Linde shares for the applicable Linde shareholder. The written notice of withdrawal must specify the number of Linde shares withdrawn and instruct the custodian bank holding the shares to rebook the shares into ISIN DE0006483001 at Clearstream.

Trading of the Tendered Linde Shares

Linde plc will ensure that Linde shares tendered in the exchange offer during the acceptance period or additional acceptance period or Linde shares that are put to Linde plc during the put right period, if any, will be admitted to listing and trading on the regulated market (Regulierter Markt) (Prime Standard) of the Frankfurt Stock Exchange under ISIN [—] (WKN [—]) as of the third trading day after the commencement of the acceptance period. Linde shareholders who tender their shares during the additional acceptance period will be able to trade their “as-tendered” shares immediately after tendering. Linde plc expects that trading of the tendered Linde shares and Linde shares put during the put right period, if any, on the regulated market of the Frankfurt Stock Exchange will cease after the end of the regular stock exchange trading hours one day after publication of the satisfaction of the regulatory condition or, if later, after publication of the end of the additional acceptance period.

Trading of tendered shares on an “as-tendered” basis on the Frankfurt Stock Exchange is market practice in Germany. The sale of an as-tendered share does not affect its status as tendered, and such tendered share will be exchanged in the exchange offer unless validly withdrawn. As a result, while tendered shares may not be withdrawn after the end of the acceptance period, tendering Linde shareholders will be able to trade their tendered shares on an “as-tendered” basis as described above. Linde shareholders who have validly tendered their shares and who wish to sell those shares in the as-tendered market should contact their broker.

Linde plc expects that the tendered Linde shares will be included in the DAX 30 instead of the untendered Linde shares once Linde plc publishes that the offer acceptance ratio has reached at least 50%. Linde plc, Linde and Praxair will seek to have tendered Linde shares remain included in the DAX 30 after the expiration of the acceptance period until the day after satisfaction of the last offer condition, or, if later, one working day after the expiration of the additional acceptance period; however, this is subject to the discretion of Deutsche Boerse AG as the competent body for the composition of the DAX 30. Based on the current index inclusion criteria for the DAX 30 published by Deutsche Boerse AG and the anticipated corporate structure, listings and expected market capitalization of Linde plc, Linde plc anticipates that after settlement of the exchange offer the Linde plc shares will be included in the DAX 30 instead of the tendered Linde shares as determined by Deutsche Boerse AG.

Any person acquiring Linde shares trading on an “as-tendered” basis will assume all rights and obligations arising from the prior acceptance of the exchange offer.

Linde shares not tendered will continue to be traded under ISIN DE0006483001.

Settlement of the Exchange Offer

The delivery of the Linde plc shares issued pursuant to the exchange offer will occur without undue delay no later than seven business days following the later of (i) the publication of the results of the additional acceptance period or (ii) the satisfaction of the regulatory condition. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. If the regulatory condition is not satisfied by that date (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and settlement will not occur. Transfer of the exchange offer consideration may be made on a date that is significantly later than the end of the acceptance period or the expiration of the additional acceptance period, or may not occur. If the exchange offer is not completed, shareholders who have tendered their Linde shares in the exchange offer will have their shares rebooked to their accounts. Withdrawal rights will cease at the end of the acceptance period. We refer to the date of the transfer of the exchange offer consideration as the closing date.

On the closing date, Clearstream will deposit the tendered Linde shares to the account of the settlement agent at Clearstream for the purpose of transferring the ownership of the tendered Linde shares to Linde plc.

Linde shares put to Linde plc during the put right period, if any, no later than 6:00 p.m. (Central European Summer Time) on the business day after publication of fulfillment of the regulatory condition will be settled with Linde shares tendered in the exchange offer as described above. Linde shares put to Linde plc during a put right period, if any, and following 6:00 p.m. (Central European Summer Time) on the business day after publication of fulfillment of the regulatory condition will be settled on a rolling basis twice a week. In that case, shares must be put no later than 4:00 p.m. (Central European Summer Time) on the cutoff date for that rolling settlement, and settlement will occur no later than three business days following the applicable cutoff date and will include the exchange offer consideration and any cash in lieu of fractional shares.

Plans for Linde After the Exchange Offer

Immediately following the settlement of the exchange offer, the tendered Linde shares are intended to be transferred from Linde plc to German Intermediate Holding GmbH and subsequently from German Intermediate Holding GmbH further to German Intermediate Holding AG.

Subsequently, Linde plc intends to pursue a post-completion reorganization with respect to Linde if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in Linde AG remaining after the settlement of the exchange offer or allow Linde plc to control Linde to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will mainly depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Post-completion reorganization transactions are expected to include a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) and may include squeeze-out transactions in accordance with German law.

For instance, Linde plc (directly or through German Intermediate Holding AG) may enter into a domination agreement and/or a profit and loss transfer agreement with Linde AG. Under a domination agreement, Linde plc (directly or through German Intermediate Holding GmbH and German Intermediate Holding AG) would be able to give legally binding instructions to the executive board of Linde AG. Under a profit and loss transfer agreement, Linde AG would transfer (directly or through German Intermediate Holding AG and German Intermediate Holding GmbH) its annual profits and losses to Linde plc. Both a domination agreement and a profit and loss transfer agreement are agreements between affiliated business entities under the German Stock Corporation Act (Aktiengesetz). Such agreements must be approved at a meeting of shareholders of Linde AG by a majority of at least 75% of the share capital represented at the meeting.

Alternatively, or in addition to a domination agreement and/or a profit and loss transfer agreement, Linde plc may, under certain circumstances, commence a squeeze-out with respect to Linde shares that Linde plc does not already own (directly or through German Intermediate Holding AG) after settlement of the exchange offer. A squeeze-out transaction may be effected in three ways: (1) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act, if Linde plc directly or through German Intermediate Holding AG holds at least 90% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde, (2) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, if Linde plc directly or through German Intermediate Holding AG holds at least 95% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde or (3) a takeover squeeze-out pursuant to Section 39a of the German Takeover Act, if Linde plc acquires, in connection with the exchange offer, at least 95% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde. If the exchange offer and a potential squeeze-out transaction were completed, Linde AG would become a direct or indirect wholly-owned subsidiary of Linde plc. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

In addition to acquiring Linde shares in the exchange offer, Linde plc may, subject to applicable law, purchase additional Linde shares in the open market or otherwise. So long as Linde AG has remaining minority shareholders, it must invite such minority shareholders to annual meetings according to the German Stock Corporation Act. In such annual meetings, these minority shareholders may exercise all shareholder rights under the German Stock Corporation Act, including information rights. Resolutions adopted in such annual meetings can also be contested in court by any minority shareholder under the requirements of Sections 243 et seq. of the German Stock Corporation Act.

Linde’s Agreement Not to Tender Treasury Shares

As of June 1, 2017, Linde held approximately 95,109 shares in treasury shares. On June 1, 2017 Linde has committed (i) by way of a non-tender agreement (Qualifizierte Nichtannahmeerklärung) to not dispose of any of its treasury shares (either by tendering into the offer or otherwise) until the expiration of the acceptance period or, if applicable, additional acceptance period of the offer, and to deposit its treasury shares into a blocked account (Sperrkonto).

Parallel Acquisitions

Linde plc reserves the right, to the extent legally permissible, to directly or indirectly acquire additional Linde shares outside the exchange offer in the open market or otherwise. To the extent that such acquisitions take place, this will be published as required by applicable law, on the internet at http://www.lindepraxairmerger.com, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States stating the number and consideration paid or agreed to be paid for the Linde shares so acquired or agreed to acquire.

Treatment of Linde Equity Awards

The treatment of Linde equity awards is described in the section “The Business Combination Agreement — The Exchange Offer — Consideration Offered to Linde Shareholders.”

Treatment of Deferral Shares

The treatment of Linde deferral shares is described in the section “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG —  Treatment of Deferral Shares.”

Information on the Linde plc Shares

The Linde plc shares that will be issued in connection with the completion of the business combination are ordinary registered shares of Linde plc with a nominal value of €0.001 per share.

Following the completion of the business combination, the International Securities Identification Number, the German Securities Code, the Common Code and the Ticker Symbol of the Linde plc shares will be as follows:

International Securities Identification Number (ISIN)	IE00BZ12WP82
German Securities Code (Wertpapierkennnummer) (WKN)	[—]
Common Code	[—]

Currency of the Exchange Offer

For purposes of the provisions of the EU Prospectus Regulation, the currency in which the exchange offer is conducted is euros. This means that all relevant calculations for the exchange offer under the German Takeover

Act, including the value of Linde shares for purposes of complying with the minimum pricing rules under the German Takeover Act, are expressed in euros. After commencement of trading, Linde plc shares are also expected to be listed on the NYSE, where they will be expressed in U.S. dollars.

Cash in Lieu of Fractional Linde plc Shares

No fractional Linde plc shares will be exchanged for any Linde shares tendered in the exchange offer by any Linde shareholder. Each holder of Linde shares validly tendered into the exchange offer who would otherwise have been entitled to receive a fraction of a share of Linde plc shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its custodian bank for the account of all such holders of Linde Plc shares which would otherwise be issued. The sale of such excess shares by Clearstream and the custodian banks will be executed on the NYSE and/or the Frankfurt Stock Exchange, and will be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of such excess shares will be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Linde shares. The net proceeds of such sale will be distributed to the holders of tendered Linde shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde plc shares will be determined on the average net proceeds per Linde plc share. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of tendered Linde shares in lieu of fractional interests, the custodian banks shall make available such amounts to such holders of tendered Linde shares. Any such sale will be made within ten business days or such shorter period as may be required by applicable law after the completion of the exchange offer. Because market prices of Linde plc shares may fluctuate, cash proceeds received by Linde shareholders in respect of their fractional shares may be different than an amount calculated based on the market price of a Linde plc share on the closing date.

Publications

Linde plc will publish any notices of extension in compliance with German law and practice. All notifications and announcements required pursuant to the German Takeover Act will be made in the German and English languages on Linde plc website (http://www.lindepraxairmerger.com/) and in the German language in the German Federal Gazette (Bundesanzeiger). An English version of such notifications and announcements will be distributed via an electronically operated information dissemination system in the United States. Linde plc will also file such notifications and announcements in English language with the SEC at http://www.sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders. In addition, Linde plc will give notice to BaFin as required by applicable law.

In particular, Linde plc will publish, without undue delay, in the manner described in the immediately preceding paragraph, if (i) a condition to the exchange offer has been fulfilled, (ii) a condition to the exchange offer has been waived by Linde plc, (iii) all conditions to the exchange offer have been fulfilled or waived, or (iv) the exchange offer will not be completed.

Linde plc intends to publish results of the exchange offer without undue delay and no later than three business days following the end of the acceptance period or the additional acceptance period, as applicable. Notice of when the additional acceptance period will commence will be included in the publication of the results of the acceptance period.

Admission to and Commencement of Trading

Prior to the time of delivery of the Linde plc shares pursuant to the exchange offer and the merger, Linde plc will apply to admit its shares to listing and trading on the NYSE (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

The listing of the Linde plc shares on the regulated market of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) is subject to the admission of the Linde plc shares on the basis of an additional admission prospectus to be approved by the CBI as competent authority of Linde plc’s home member state (or to the extent that the CBI transfers the function of approving the prospectus in accordance with Regulation 40 of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, BaFin as competent authority of Linde plc’s host member state) or a document containing information which is regarded by the competent authority as being equivalent to that of a prospectus.

Linde plc expects that the Linde plc shares will have been admitted to trading and listed at the time of delivery to the shareholders of Linde having accepted the exchange offer.

Commencement of trading on the Frankfurt Stock Exchange and the NYSE is expected to occur immediately after completion of the business combination.

Settlement Agent

Linde plc has appointed Deutsche Bank Aktiengesellschaft to act as central settlement agent and exchange escrow agent in connection with the exchange offer.

Reasons for the Exchange Offer and Use of Proceeds

The exchange offer forms part of the business combination, by which the businesses of Praxair and Linde will be combined under Linde plc as a holding company. The business combination agreement and the transactions contemplated thereby are described in “The Business Combination Agreement.”

The Linde plc shares that will be delivered to the shareholders of Linde AG who have validly tendered their Linde shares in the exchange offer will be issued against contribution in kind comprising such tendered Linde shares, and Linde plc will not receive any proceeds from such exchange offer.

DIVIDENDS AND DIVIDEND POLICY

General Provisions Relating to Profit Allocation and Dividend Payments under Irish Law

Under Irish law, Linde plc may only pay dividends, make distributions and also generally repurchase or redeem shares from its distributable reserves, which are, generally, its accumulated realized profits less its accumulated realized losses. In addition, no distribution or dividend may be made if the net assets of Linde plc are not, or if making such distribution or dividend will cause the net assets of Linde plc to not be, equal to, or in excess of, the aggregate of Linde plc’s called-up share capital plus undistributable reserves. Undistributable reserves include Linde plc’s company capital and the amount by which Linde plc’s accumulated unrealized profits exceeds its accumulated unrealized losses.

The determination as to whether or not Linde plc has sufficient distributable reserves to fund a dividend must be made by reference to Linde plc’s most recent unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Immediately following the business combination, the unconsolidated balance sheet of Linde plc will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of (i) “share capital” (equal to the aggregate nominal value of the Linde plc shares issued pursuant to the business combination), (ii) “share premium” (resulting from the issuance of Linde plc shares as part of the merger which will be equal to the aggregate market value of Praxair less the nominal value of the share capital issued to Praxair shareholders) and (iii) further “share premium,” or if applicable, the “merger reserve” (resulting from the issuance of Linde plc shares in connection with the German exchange offer which will be equal to the aggregate market value of Linde shares owned by Linde plc on completion of the business combination, less the share capital issued to Linde shareholders).

The Praxair shareholders are being asked at the Praxair special meeting to approve a non-binding advisory proposal to approve (and Linde shareholders are being asked to approve through the acceptance by them of the exchange offer) the reduction of the share premium account of Linde plc to allow for the creation of distributable reserves of Linde plc, which are required under Irish law in order to allow Linde plc to make distributions and to pay dividends and generally to repurchase or redeem shares following completion of the business combination. If the stockholders of Praxair approve this non-binding advisory proposal allowing for the creation of distributable reserves and the business combination is completed, Linde plc intends to seek the approval of the Irish High Court to create distributable reserves of Linde plc by means of a reduction in capital, which is required for the creation of distributable reserves to be effective, as soon as practicable following the effective time of the business combination. Linde plc is expected to obtain the approval of the Irish High Court within 15 weeks after the effective time of the business combination.

The approval of the non-binding advisory distributable reserves creation proposal is not a condition to the completion of the business combination and whether or not it is approved will have no impact on the completion of the business combination. Accordingly, if the conditions to the business combination are satisfied but the stockholders of Praxair do not approve the non-binding advisory distributable reserves creation proposal, the business combination will still be completed. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of Linde plc, Linde plc will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares following the business combination. Although Linde plc is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

Dividend History

Linde plc has been recently incorporated and has not paid any dividends to date. The table below sets forth, for the periods indicated, the dividends declared on Praxair shares and on Linde shares.

	Praxair Shares	Linde Shares
	Dividend	Dividend
2017
First Quarter	$0.7875	—

2016		€3.70
Fourth Quarter	$0.750	—
Third Quarter	$0.750	—
Second Quarter	$0.750	—
First Quarter	$0.750	—

2015		€3.45
Fourth Quarter	$0.715	—
Third Quarter	$0.715	—
Second Quarter	$0.715	—
First Quarter	$0.715	—

2014		€3.15
Fourth Quarter	$0.650	—
Third Quarter	$0.650	—
Second Quarter	$0.650	—
First Quarter	$0.650	—

Dividend Policy

Praxair, Inc. has historically paid its shareholders a quarterly cash dividend, most recently on March 15, 2017 in an amount equal to $0.7875 per share. On April 27, 2017, the Praxair board of directors declared a quarterly cash dividend of $0.7875 per share, payable on June 15, 2017, to shareholders of record as of June 7, 2017. Subject to the terms of the business combination agreement, prior to the closing date, Praxair will continue to pay its regularly scheduled quarterly dividend, with record dates and payments dates set in accordance with past practice.

Linde AG has historically paid its shareholders an annual cash dividend, most recently on May 15, 2017 in an amount equal to €3.70 per share. Subject to the terms of the business combination agreement, prior to the closing date, Linde will continue to pay its regularly scheduled annual dividend, with record dates and payments dates set in accordance with past practice and relevant German stock corporation law (Aktiengesetz). Linde AG is, however, entitled to increase the ordinary amount of its 2017 Annual Dividend by an amount equal to what Linde AG assumes to be the per share dividend for the financial year 2018 on a pro-rata basis for each three-month financial quarter of the financial year 2018 in respect of which Praxair pays a dividend ending prior to the closing date.

The dividend policy for the combined group will be determined following completion of the business combination. The Linde plc constitution authorizes the directors to declare dividends out of funds lawfully available for the purpose without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Linde plc shareholders at a general meeting. Any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, including limitations imposed by Irish law, terms of any outstanding shares of preferred stock, restrictions in any debt agreements that limit its ability to pay dividends to shareholders, restrictions in any series of preferred stock and other factors the board of directors deems relevant. Linde plc currently expects to pay dividends subject to its ability to do so.

COMPARATIVE PER SHARE MARKET INFORMATION

The following table presents trading information for Praxair shares on the NYSE and Linde shares on the Frankfurt Stock Exchange on (1) December 20, 2016, the last trading day before Praxair and Linde publicly announced that they had entered into a non-binding term sheet agreement regarding the key parameters of a potential strategic business combination, (2) May 31, 2017, the last trading day before the date of the public announcement of the execution of the business combination agreement, and (3) [—], 2017, the latest practicable trading date before the date of this document.

	Praxair Shares						Linde Shares
	High		Low		Close		High		Low		Close
December 20, 2016		$121.94		$116.47		$118.39		€166.00		€156.00		€157.00
May 31, 2017		$132.38		$131.26		$132.29		€170.65		€167.35		€169.95
[—], 2017	$	[—]	$	[—]	$	[—]	€	[—]	€	[—]	€	[—]

You are urged to obtain current market quotations for Praxair shares and Linde shares before making an investment decision.

The market price per share of Praxair shares and Linde shares could change significantly and may not be indicative of the value of Linde plc shares once they start trading. Because the exchange ratios will not be adjusted for changes in the market price of Praxair shares and Linde shares, the value of Linde plc shares that you will receive at the time of completion of the business combination may vary significantly from the market value of the Linde plc shares that you would have received if the combination had been consummated on the date of the business combination agreement or on the date of this document.

Praxair shares trade on the NYSE, under the symbol “PX,” and Linde shares trade on the Frankfurt Stock Exchange and on the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich, Stuttgart, as well as on the Tradegate Exchange and on the open market (Freiverkehr) of the Hanover stock exchange, under the symbol “LIN.” The table below sets forth, for the periods indicated, the high and low sales prices per share reported on the NYSE and on the Frankfurt Stock Exchange, as applicable.

	Praxair Shares		Linde Shares
	High	Low	High	Low
2017
May	$133.68	$122.90	€174.00	€162.80
April	$125.97	$117.11	€165.30	€155.50
March	$120.62	$115.67	€159.55	€149.90
February	$119.71	$115.53	€155.15	€145.60
January	$121.00	$115.00	€158.90	€149.30

2016	$125.00	$95.60	€166.00	€113.50
December	$124.48	$116.13	€166.00	€154.00

Fourth Quarter	$124.48	$114.43	€166.00	€144.20
Third Quarter	$125.00	$110.12	€158.00	€116.80
Second Quarter	$120.04	$106.31	€136.90	€120.00
First Quarter	$115.32	$95.60	€133.40	€113.50

2015	$130.38	$98.55	€195.55	€127.85
Fourth Quarter	$118.58	$99.59	€169.70	€127.85
Third Quarter	$120.51	$98.55	€182.55	€140.05
Second Quarter	$124.99	$117.19	€194.75	€165.00
First Quarter	$130.38	$119.69	€195.55	€148.25

2014	$135.24	$117.32	€158.45	€137.05
2013	$130.58	$107.69	€154.80	€128.30
2012	$116.92	$101.93	€136.90	€109.80

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The table below summarizes unaudited per share information for Praxair, Inc. and Linde AG on a historical basis and on a pro forma combined basis reflecting the proposed business combination. The exchange ratio for the pro forma computations is one Linde plc share for each Praxair share and 1.540 Linde plc shares for each Linde share. You should read the information below together with the financial statements and related notes of Praxair, Inc. and Linde AG appearing elsewhere in this document and the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information.” You should not rely on this historical or pro forma information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of Linde plc. The historical net book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period, excluding any shares held in treasury. The unaudited pro forma combined earnings per share value is computed by dividing pro forma earnings from continuing operations available to holders of Linde plc shares by the pro forma weighted average number of shares outstanding. The unaudited pro forma combined net book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares outstanding at the end of the period.

	As of and for the Quarter Ended March 31, 2017	As of and for the Year Ended December 31, 2016
Praxair, Inc. Historical Per Share Data
Basic earnings per share	$1.36	$5.25
Diluted earnings per share	$1.35	$5.21
Cash dividends declared per share	$0.7875	$3.00
Net book value per share	$19.38	$17.62

Linde AG Historical Per Share Data (continuing operations) (1)
Basic earnings per share	$1.79	$7.19
Diluted earnings per share	$1.78	$7.17
Cash dividends declared per share	n/a	$4.10
Net book value per share	$85.33	$82.59

Linde AG Equivalent Pro Forma Per Share Data (2)
Basic earnings per share	$1.80	$6.84
Diluted earnings per share	$1.79	$6.81
Cash dividends declared per share (3)	n/a	n/a
Net book value per share	$110.73	n/a

Linde plc Pro Forma Combined Per Share Data (4)
Basic earnings per share	$1.17	$4.44
Diluted earnings per share	$1.16	$4.42
Cash dividends declared per share (3)	n/a	n/a
Net book value per share	$71.90	n/a

(1)	Derived from Linde’s historical financial statements presented under IFRS as issued by the IASB included in this document beginning on page F.3-1 and translated into U.S. dollars at an average rate of $1.0656 for the quarter ended March 31, 2017, and at an average rate of $1.1069 for the year ended December 31, 2016. Net Book value per share converted from one euro at a spot rate of $1.0652 as of March 31, 2017, and at a spot rate of $1.0517 as of December 31, 2016.
(2)	Determined using the related Linde plc pro forma per share data multiplied by 1.540 (the proposed exchange ratio of 1.540 Linde plc shares for one Linde share).
(3)	Pro forma combined cash dividends per share is not presented as the dividend policy for the combined group will be determined following completion of the business combination.
(4)	Equal to the equivalent pro forma per share data of Praxair, Inc., the accounting acquirer in the business combination.

CAPITALIZATION

Capitalization and Indebtedness

The following table sets forth Linde plc’s cash and cash equivalents, capitalization and indebtedness as at formation on April 18, 2017. The figures below have been calculated in accordance with U.S. GAAP. For information regarding the pro forma financial position of Linde plc following the business combination, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Capitalization
As of April 18, 2017
(in $ thousands)
Total current debt	—
Guaranteed	—
Secured	—
Unguaranteed/unsecured	—
Total non-current debt (excluding current portion of long-term debt)	—
Guaranteed	—
Secured	—
Unguaranteed/unsecured	—
Shareholders’ equity	—
Share capital (1)	27
Legal reserve	—
Other reserves (2)	27
Receivables from Shareholders	(54)
Total	—

(1)	Referred to as “Common Stock” in Zamalight plc’s financial statements.
(2)	Referred to as “Additional Paid-in Capital” in Zamalight plc’s financial statements.

Indebtedness, Cash and Cash Equivalents
As of April 18, 2017
(in $ thousands)
Cash	—
Cash equivalent (detail)	—
Trading securities	—

Liquidity	—
Current financial receivable	—
Current bank debt	—
Current portion of non-current debt	—
Other current financial debt	—

Current financial debt	—
Net current financial indebtedness	—
Non-current bank loans	—
Bonds issued	—
Other non-current loans	—

Non-current financial indebtedness	—
Net financial indebtedness	—

As of formation on April 18, 2017, Linde plc had no contingent liabilities and no direct liabilities.

Working Capital Statement

In Linde plc’s opinion, Linde plc has sufficient working capital to meet its present requirements and the present requirements of its subsidiaries for the next twelve months from the date of this document. In the business combination agreement, each of Linde AG and Praxair, Inc. has agreed to bear certain expenses incurred by Linde plc. In addition, in the business combination agreement, Praxair, Inc. has agreed to provide financing to Linde plc in order to enable Linde plc to pay certain expenses when due.

Financing

Currently, Linde plc does not conduct any business, and the current managing directors receive no compensation for their activities. The costs incurred by Linde plc until completion of the business combination are transaction costs.

Prior to the business combination, 25,000 shares of Linde plc were issued and outstanding, and Linde plc’s Share capital and Additional paid-in capital amounted to $53,654 (€50,000) pursuant to the opening accounts of Linde plc. Linde plc’s total equity is $0 (€0).

Through the business combination, Linde plc will become the holding company of Praxair, Inc. and Linde AG. Praxair, Inc., Linde AG and their respective subsidiaries will continue to conduct their respective businesses. Linde plc’s activities will be limited to managing the combined group.

In the business combination agreement, Praxair, Inc. has agreed to provide financing to Linde plc in order to enable Linde plc to pay certain expenses when due. Currently, there are no other agreements in place regarding Linde plc’s financing.

Linde plc intends to manage its affairs so that it maintains a strong credit rating similar to the credit ratings of Linde AG and Praxair, Inc. prior to the business combination.

DILUTION

There are two distinct aspects to dilution: dilution in participation and dilution in value.

Dilution in participation refers to the effect the issuance of Linde plc shares has on the individual percentage of shareholding of the existing Linde plc shareholders who do not proportionately subscribe to the newly issued Linde plc shares.

Dilution/accretion in value refers to the effect the issuance of Linde plc shares at a certain issue price has on the value of the shareholders’ equity of Linde plc per share at a certain point in time.

For the below calculations, it is assumed that (1) 285,353,938 Praxair shares are outstanding as of March 31, 2017, (2) 369,000 additional Praxair shares will be issued prior to the effective time of the merger under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan, (3) all 285,722,938 Praxair shares will be converted into Linde plc shares in the merger, (4) 185,638,071 Linde shares will be outstanding immediately prior to settlement of the exchange offer, (5) all 185,638,071 Linde shares will be tendered and not validly withdrawn in the exchange offer, and (6) both the exchange offer and the merger are settled whereby Praxair, Inc. and Linde AG become wholly-owned subsidiaries of Linde plc. In that case, a total of 571,605,567 Linde plc shares will be issued to former shareholders of Praxair, Inc. and Linde AG, comprising (A) 285,722,938 Linde plc shares to former Praxair shareholders, and (B) 285,882,629 Linde plc shares to former Linde shareholders, in each case taking into account the applicable exchange ratio of one Linde plc share for each Praxair share and 1.540 Linde plc shares for each Linde share.

Prior to the business combination, 25,000 shares of Linde plc were issued and outstanding, and Linde plc’s Share capital and Additional paid-in capital amounted to $53,654 (€50,000) pursuant to the opening accounts of Linde plc. Thus, the proportionate net equity per share amounted to $2.15 (€2).

The following table presents net book value and net tangible book value per share of (1) Praxair, Inc. and Linde AG prior to the business combination and the net book value and net tangible book value per share of (2) Linde plc and the equivalent for Linde AG post combination:

	As of March 31, 2017		Business combination related adjustments		Post business combination
(in millions except share and per share data)	Praxair (1)	Linde (2)	Praxair (3)	Linde US GAAP (4)	Linde plc combined (5)	Linde equivalent		Computational Note
Shareholders’ equity	$5,529	$15,841	$5,529	$16,460	$41,101	n/a		[a]
less: goodwill	$(3,141)	$(12,138)	$(3,141)	$(12,807)	$(26,056)	n/a
less: other intangible assets	$(574)	$(2,545)	$(574)	$(2,528)	$(11,480)	n/a

Tangible equity	$1,814	$1,158	$1,814	$1,125	$3,565	n/a		[b]

Shares outstanding	285,353,938	185,638,071	285,722,938	185,638,071	571,605,567	n/a		[c]

Net book value per share	$19.38	$85.33	$19.35	$88.67	$71.90	$110.73	(6)	[a] divided by [c]

Net tangible book value per share	$6.36	$6.24	$6.35	$6.06	$6.24	$9.61	(6)	[b] divided by [c]

n/a = not applicable

(1)	Shareholders’ equity and tangible equity have been derived from Praxair’s historical financial statements presented under U.S. GAAP that are included in this document beginning on page F.2-2.
(2)	Shareholders’ equity and tangible equity have been derived from Linde’s historical financial statements presented under IFRS as issued by the IASB that are included in this document beginning on page F.3-1 and translated into U.S. dollars at a spot rate of $1.0652 as of March 31, 2017.
(3)	Shares outstanding include Praxair’s deferred compensation units which are assumed to be exchanged for Linde plc shares.
(4)	Amounts from (2) above are presented under U.S. GAAP — see Note 6 to the unaudited pro forma condensed combined financial statements included elsewhere in this document.
(5)	Shareholders’ equity and tangible equity have been derived from the unaudited pro forma condensed combined financial statements presented under U.S. GAAP and included elsewhere in this document.
(6)	Determined using the related Linde plc net book value and tangible net book value multiplied by 1.540 (the proposed exchange ratio of 1.540 Linde plc shares for one Linde share).

Based on the assumptions above, upon completion of the business combination, Linde plc will have issued and outstanding 571,605,567 Linde plc shares, and Linde plc’s consolidated net book value of equity as set forth under the heading “Unaudited Pro Forma Condensed Combined Financial Information” would amount to $41,101 million. Thus, the proportionate net equity per Linde plc share will amount to $71.90. This amount equals an increase of the proportionate net book value of equity:

•	compared to the proportionate net book value of equity of Praxair shares prior to the business combination in the amount of $19.35, corresponding to an increase of 272%; and

•	compared to the proportionate net book value of equity of Linde shares prior to the business combination in the amount of $88.67 (using the Linde equivalent per share net book value of $110.73 instead of the Linde plc combined value in order to account for the exchange ratio of 1.540 for Linde shares), corresponding to an increase of 25%.

Based on the assumptions above, upon completion of the business combination, Linde plc will have issued and outstanding 571,605,567 Linde plc shares, and Linde plc’s consolidated net tangible book value of equity would amount to $3,565 million. Thus, the proportionate net tangible equity per Linde plc share will amount to $6.24. This amount equals an increase of the proportionate net tangible book value of equity:

•	compared to the proportionate net tangible book value of equity of Praxair shares prior to the business combination in the amount of $6.35, corresponding to a decrease of 2%; and

•	compared to the proportionate net tangible book value of equity of Linde shares prior to the business combination in the amount of $6.06 (using the Linde equivalent per share net book value of $9.61 instead of the Linde plc combined value in order to account for the exchange ratio of 1.540 for Linde shares), corresponding to an increase of 58%.

The participation quota of the two current shareholders of Linde plc will be diluted from 100% to 0% through the cancellation or repurchase of all currently issued Linde plc shares in the course of completion of the business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the proposed business combination, including certain adjustments identified below (which are herein referred to collectively as “business combination adjustments”). Pursuant to the business combination agreement, Praxair’s business will be brought under the new holding company through the merger and Linde’s business will be brought under the new holding company through the exchange offer. Under the exchange offer, Linde plc will offer to exchange each Linde share for 1.540 ordinary shares of Linde plc. Pursuant to the merger, each Praxair share will be converted into the right to receive 1.000 ordinary share of Linde plc.

The following unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial information, (2) the unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2017 and notes thereto of Praxair, included in Praxair’s quarterly report on Form 10-Q for the quarter ended March 31, 2017, included in this document beginning on page F.2-2, (3) the audited consolidated financial statements as of and for the year ended December 31, 2016 and notes thereto of Praxair included in Praxair’s annual report on Form 10-K for the year ended December 31, 2016, included in this document beginning on page F.2-22, (4) the unaudited consolidated financial statements as of and for the quarter ended March 31, 2017 and notes thereto of Linde, included in this document beginning on page F.3-2, and (5) the audited consolidated financial statements as of and for the year ended December 31, 2016 and notes thereto of Linde, included in this document beginning on page F.3-15.

The unaudited pro forma condensed combined balance sheet as of March 31, 2017, and the unaudited pro forma condensed combined statements of income for the quarter ended March 31, 2017 and the year ended December 31, 2016 are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Praxair and Linde as of March 31, 2017 and gives effect to the proposed business combination as if it occurred on March 31, 2017. The unaudited pro forma condensed combined statements of income combine the historical results of Praxair and Linde for the quarter ended March 31, 2017 and the year ended December 31, 2016 and gives effect to the proposed business combination as if it occurred on January 1, 2016. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the proposed business combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.

The proposed business combination of Praxair and Linde will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (which is herein referred to as “ASC 805”) with Praxair representing the accounting acquirer under this guidance. In identifying Praxair as the accounting acquirer, the companies took into account the structure of the business combination and other activities contemplated by the business combination agreement, relative outstanding share ownership and market values, the composition of the combined group’s board of directors, implied premiums and the designation of certain senior management positions of the combined group. The pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X and give effect to the business combination adjustments, which include:

1.	Adjustments to reconcile Linde’s historical financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP and conversion from euros to U.S. dollars;

2.	Application of the acquisition method of accounting in connection with the business combination to reflect aggregate exchange offer consideration of $35.7 billion, assuming all outstanding Linde ordinary shares are validly tendered in the exchange offer and not properly withdrawn;

3.	Elimination of transactions between Praxair and Linde;

4.	Conforming accounting policies and presentation; and

5.	Transaction costs in connection with the business combination.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets, increased depreciation on property, plant and equipment and lower interest expense due to revaluing existing debt to fair value. The unaudited pro forma condensed combined statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the business combination or any related restructuring costs. In addition, the unaudited pro forma combined financial information does not reflect the effect of any divestitures or any other action that may be required by regulatory or governmental authorities in connection with the business combination because they are currently not factually supportable and/or probable of occurring.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the business combination would have occurred as of the dates indicated or what financial position or results would be for any future periods.

The pro forma adjustments included in this document are subject to modification depending on changes in interest rates, changes in share prices, the final fair value determination for assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed. The final allocation of the total purchase price will be determined after completing a thorough analysis of the fair value of Linde’s tangible and identifiable intangible assets acquired and liabilities assumed as of the date the business combination is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill, if any, and other assets and liabilities and may impact the combined group statements of income due to adjustments in amortization of the adjusted assets and liabilities. Any changes to Praxair’s stock price, from April 28, 2017 through the date the business combination is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the pro forma condensed combined financial statements presented in this document.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

(In millions of U.S. dollars)	Praxair (Note 4a)	Linde U.S. GAAP (Notes 4b, 6)	Purchase Accounting Adjustments	Notes		Other Adjustments	Notes		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$519	$1,669	$—			$—			$2,188
Accounts receivable — net	1,730	3,432	—			—			5,162
Inventories	561	1,303	326	4	(c)	—			2,190
Prepaid and other current assets	204	903	—			—			1,107
Securities	—	1,145	—			—			1,145

Assets of discontinued operations	—	635	—			—			635

Total Current Assets	3,014	9,087	326			—			12,427
Property, plant and equipment — net	11,692	12,799	4,646	4	(d)	—			29,137
Equity investments	—	828	459	4	(e)	672	4	(m)	1,959
Goodwill	3,141	12,807	10,108	3		—			26,056
Other intangible assets — net	574	2,528	8,378	4	(f)	—			11,480
Other long-term assets	1,244	985	—			(672)	4	(m)	1,557

Total Assets	$19,665	$39,034	$23,917			$—			$82,616

Liabilities and Equity
Accounts payable	$860	$3,561	$—			$193	4	(l)	$4,614
Short-term debt	411	667	—			—			1,078
Current portion of long-term debt	10	1,330	—			—			1,340
Accrued taxes	—	602	—			(35)	4	(l)	779
						212	4	(m)
Other current liabilities	968	2,717	—			(212)	4	(m)	3,473
Liabilities of discontinued operations	—	131	—			—			131

Total Current Liabilities	2,249	9,008	—			158			11,415
Long-term debt	8,947	8,002	469	4	(g)	—			17,418
Other long-term liabilities	2,494	3,029	—			(1,297)	4	(m)	4,226
Deferred credits	—	1,656	3,337	4	(h)	1,297	4	(m)	6,290

Total Liabilities	13,690	21,695	3,806			158			39,349
Commitments and contingencies
Redeemable noncontrolling interests	10	—	—			—			10
Shareholders’ Equity:
Common stock and Additional paid-in capital	4,075	7,695	(7,695)	4	(i)	(7,302)	4	(n)	32,503
			35,730	4	(j)
Retained earnings	13,041	10,147	(10,147)	4	(i)	(158)	4	(l)	12,883
Accumulated other comprehensive income (loss)	(4,285)	(1,382)	1,382	4	(i)	—			(4,285)
Less: Treasury stock, at cost	(7,302)	—	—			7,302	4	(n)	—

Total Shareholders’ Equity	5,529	16,460	19,270			(158)			41,101
Noncontrolling interests	436	879	841	4	(k)	—			2,156

Total Equity	5,965	17,339	20,111			(158)			43,257

Total Liabilities and Equity	$19,665	$39,034	$23,917			$—			$82,616

See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

(In millions of U.S. dollars, except per share data)	Praxair (Note 5a)	Linde U.S. GAAP (Notes 5b, 6)	Purchase Accounting Adjustments	Notes		Other Adjustments	Notes		Pro Forma Condensed Combined
Sales	$10,534	$18,242	$—			$(94)	5	(c)	$28,682
Cost of sales, exclusive of depreciation and amortization	5,860	11,680	—	5	(d)	(94)	5	(c)	17,446
Selling, general and administrative	1,145	2,183	—			—			3,328
Depreciation and amortization	1,122	2,031	499	5	(e)	—			3,944
			292	5	(f)
Research and development	92	100	—			—			192
Cost reduction program and other charges	100	139	—			(15)	5	(g)	224
Other income (expenses) — net	23	183	—			—			206

Operating Profit	2,238	2,292	(791)			15			3,754
Interest expense — net	190	320	(120)	5	(h)	—			390

Income From Continuing Operations Before Income Taxes and Equity Investments	2,048	1,972	(671)			15			3,364
Income taxes	551	496	(187)	5	(i)	5	5	(i)	865

Income From Continuing Operations Before Equity Investments	1,497	1,476	(484)			10			2,499
Income from equity investments	41	111	(28)	5	(j)	—			124

Net Income From Continuing Operations (Including Noncontrolling Interests)	1,538	1,587	(512)			10			2,623
Less: noncontrolling interests	(38)	(87)	39	5	(k)	—			(86)

Net Income From Continuing Operations	$1,500	$1,500	$(473)			$10			$2,537

Per Share from Continuing Operations
Basic earnings per share	$5.25	$8.07							$4.44
Diluted earnings per share	$5.21	$8.06							$4.42
Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	285,677	185,636					5	(l)	571,606
Diluted shares outstanding	287,757	185,996					5	(l)	573,481

See accompanying notes to unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE QUARTER ENDED MARCH 31, 2017

(In millions of U.S. dollars, except per share data)	Praxair (Note 5a)	Linde U.S. GAAP (Notes 5b, 6)	Purchase Accounting Adjustments	Notes		Other Adjustments	Notes		Pro Forma Condensed Combined
Sales	$2,728	$4,532	$—			$(26)	5	(c)	$7,234
Cost of sales, exclusive of depreciation and amortization	1,545	2,979	—			(26)	5	(c)	4,498
Selling, general and administrative	279	460	—			—			739
Depreciation and amortization	287	500	120	5	(e)	—			977
			70	5	(f)
Research and development	23	21	—			—			44
Transaction costs and other charges	6	23	—			(9)	5	(g)	20
Other income (expenses) — net	(6)	43	—			—			37

Operating Profit	582	592	(190)			9			993
Interest expense — net	41	71	(29)	5	(h)	—			83

Income From Continuing Operations Before Income Taxes and Equity Investments	541	521	(161)			9			910
Income taxes	149	134	(45)	5	(i)	1	5	(i)	239

Income From Continuing Operations Before Equity Investments	392	387	(116)			8			671
Income from equity investments	12	23	(7)	5	(j)	—			28

Net Income From Continuing Operations (Including Noncontrolling Interests)	404	410	(123)			8			699
Less: noncontrolling interests	(15)	(25)	9	5	(k)	—			(31)

Net Income From Continuing Operations	$389	$385	$(114)			$8			$668

Per Share from Continuing Operations
Basic earnings per share	$1.36	$2.07							$1.17
Diluted earnings per share	$1.35	$2.07							$1.16
Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	285,509	185,638					5	(l)	571,606
Diluted shares outstanding	287,384	186,047					5	(l)	573,481
See accompanying notes to unaudited pro forma condensed combined financial information

1. Description of the Business Combination

On June 1, 2017, Praxair, Inc., Linde AG, Zamalight plc, Zamalight Holdco and Merger Sub entered into the business combination agreement providing for a combination of their businesses under a new holding company, Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”). Pursuant to the business combination agreement, Praxair’s business will be brought under the new holding company through the merger and Linde’s business will be brought under the new holding company through the exchange offer. Pursuant to the merger, each Praxair share will be converted into the right to receive 1.000 ordinary share of Linde plc. Under the exchange offer, Linde plc will offer to exchange each Linde ordinary share for 1.540 ordinary shares of Linde plc.

The equity-based awards for Praxair, whether vested or unvested, and the unvested awards of Linde that are outstanding immediately prior to the effective time will be substituted for a Linde plc award in accordance with the terms set forth in the business combination agreement. For more information on the conversion of equity-based awards for Praxair and Linde, refer to “The Business Combination Agreement — The Merger —Consideration Offered to Praxair Shareholders,” and “The Exchange Offer — Treatment of Linde Equity Awards.”

Consummation of the business combination is subject to Praxair shareholder approval and acceptance of the exchange offer by a minimum of 75% of the Linde shareholders as well as other customary conditions, including regulatory approvals in the Unites States, Europe and certain other countries.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information (which is herein referred to as “pro forma information”) was prepared in accordance with Article 11 of Regulation S-X. The pro forma information is based on Praxair’s and Linde’s historical consolidated financial statements which are adjusted to give pro forma effect to the business combination of Linde and Praxair with Praxair representing the accounting acquirer. The pro forma effects relate to events that are (i) directly attributable to the business combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined group’s results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by Praxair management to illustrate the estimated effect of the business combination and certain other adjustments. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the Linde assets acquired and liabilities assumed at the date of the completion of the business combination. The unaudited pro forma combined financial statements of income for the quarter ended March 31, 2017 and the year ended December 31, 2016 give effect to the business combination as if it had occurred on January 1, 2016. The unaudited pro forma combined balance sheet as of March 31, 2017 gives effect to the business combination as if it has occurred on March 31, 2017.

Linde’s historical results are derived from Linde’s group statements of financial position and profit or loss as of and for the quarter ended March 31, 2017 and the year ended December 31, 2016, respectively, prepared in accordance with IFRS as issued by the IASB. Praxair’s historical results are derived from the consolidated balance sheet and consolidated statement of income as of and for the quarter ended March 31, 2017 and the year ended December 31, 2016, respectively, prepared in accordance with U.S. GAAP.

Significant Accounting Policies

The combined group will be a domestic registrant under SEC rules; accordingly the pro forma information of the combined group is prepared in accordance with U.S. GAAP.

The accounting policies of Linde plc under U.S. GAAP used in the preparation of these unaudited pro forma condensed combined financial information are those set forth in Praxair’s audited financial statements beginning on page F.2-22 of this document.

The accounting policies of Linde under IFRS as described in Note 5 to the Linde historical consolidated financial statements included in this document differ in certain material respects from U.S. GAAP. Although it is believed that the adjustments to Linde’s financial statements represent the identified material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. As a result of these analyses, additional differences between the accounting policies of the two companies could be identified that could have a material impact on the unaudited pro forma condensed combined financial information.

3. Calculation of Purchase Consideration

Linde shareholders that accept the exchange offer will receive Linde plc shares in exchange for Linde shares; however because Praxair is the accounting acquirer, the pro forma condensed combined financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Praxair common shares. The total purchase consideration to be received by Linde shareholders will be based on the fair value of the equity deemed to be issued at the consummation of the business combination. The preliminary purchase price below reflects the estimated fair value of equity issued, which is based on the April 28, 2017 closing price of Praxair common shares of $124.98 per share. The amount of the total estimated purchase price below is not necessarily indicative of the actual fair value of the equity to be issued at the effective date of the business combination.

The preliminary estimated purchase price and estimated fair value of Linde’s net assets acquired as if the business combination closed on March 31, 2017 is presented as follows:

(In thousands, except value per share data and Linde exchange ratio)
Total Linde shares subject to exchange as of March 31, 2017	185,638
Linde Exchange Ratio (i)	1.54

Shares of Linde plc to be issued	285,883
Value per share of Praxair as of April 28, 2017 (ii)	$124.98
Estimated Purchase Price (in millions)	$35,730

(i)	Exchange ratio for Linde as set forth in the business combination agreement.
(ii)	Closing price of Praxair’s common stock on the New York Stock Exchange on April 28, 2017.

Preliminary Purchase Accounting

Under the acquisition method of accounting, Linde’s assets and liabilities will be recorded at fair value at the date of the completion of the business combination and combined with the historical carrying amounts of the assets and liabilities of Praxair. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of March 31, 2017 and have been prepared by Praxair and Linde management to illustrate the estimated effect of the business combination. With the exception of inventory, the unaudited pro forma condensed combined financial information does not include any fair value adjustments associated with current assets and liabilities of Linde, as Praxair and Linde management have preliminarily concluded that these historical carrying values approximate their fair values as of March 31, 2017. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analysis and final valuations are conducted at and following the completion of the business combination. The final valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

The following table summarizes the allocation of estimated purchase price to the identifiable assets acquired and liabilities assumed by Praxair, with the excess of the purchase price over the fair value of Linde’s net assets recorded as goodwill:

(In millions)
Calculation of Goodwill:
Purchase Price (i)	$35,730
Pre-existing noncontrolling interest	879
Increase noncontrolling interest to fair value	841

Total	$37,450
Recognized amounts of identifiable assets acquired and liabilities assumed:
Net book value of assets acquired	$17,339
Less pre-existing goodwill and intangible assets	(15,335)

Adjusted net book value of assets acquired	2,004
Identifiable intangible assets at fair value (Note 4(f))	10,906
Increase property, plant and equipment to fair value (Note 4(d))	4,646
Increase inventory to fair value (Note 4(c))	326
Increase equity investments to fair value (Note 4(e))	459
Increase long-term debt to fair value (Note 4(g))	(469)
Deferred tax impact of fair value adjustments (Note 4(h))	(3,337)

Fair value of assets and liabilities assumed, excluding goodwill	14,535

Total Goodwill (i)	22,915
Less: Pre-existing goodwill	12,807

Net adjustment to goodwill	$10,108

(i)	See above for the calculation of the purchase price.

The table below depicts a sensitivity analysis of the estimated purchase price and goodwill, assuming a 10% increase or decrease of the closing price per Praxair common share on April 28, 2017 used to determine the total estimated purchase consideration:

	Price per Praxair Share	Shares Exchanged (in thousands)	Calculated Purchase Price (in millions)	Total Goodwill (in millions)
Praxair share closing price — April 28, 2017	$124.98	285,883	$35,730	$22,915
Decrease of 10%	112.48	285,883	32,156	19,341
Increase of 10%	137.48	285,883	39,303	26,488

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Praxair and Linde. See Note 4 for a discussion of the methods used to determine the fair value of Linde’s identifiable assets and liabilities.

4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the unaudited historical consolidated balance sheet of Praxair as of March 31, 2017.

(b)	Represents the unaudited historical group statement of financial position of Linde as of March 31, 2017 as adjusted and reclassified to conform to U.S. GAAP (see Note 6).

(c)	Represents the adjustment to Linde’s historical inventory based on the estimated fair value of the inventory (see Note 5(d)).

(d)	Represents the net adjustment to Linde’s historical tangible assets, primarily production plants, based on the estimated fair value of the tangible assets (see Note 5(e)). The fair value of tangible assets was calculated using replacement costs adjusted for the age of the asset.

(e)	Represents the adjustment to Linde’s historical equity investments based on the estimated fair value (See Note 5(j)).

(f)	Represents the net adjustment to Linde’s intangible assets based on the estimated fair value of the intangible assets as discussed in Note 3. The net adjustment to intangible assets is calculated as follows:

	Estimated Useful Life	Amount (in millions of dollars)
Identifiable intangible assets
Customer relationships	16	$6,773
Tradenames	9 to Indefinite	2,608
Acquired technology	8	1,525

Estimated fair value of identifiable intangible assets		10,906
Less: Pre-existing Linde intangible assets		2,528

Net adjustment to intangible assets		$8,378

The fair value estimate for all identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e. its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identifiable intangibles or estimates of remaining useful lives may differ materially from this preliminary determination (see Note 5(f)).

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Linde’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection periods and discounted to present value.

Tradenames, primarily the Linde name, and acquired technology were valued using the relief from royalty method under the income approach, this method estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset and discounted to present value.

(g)	Represents the adjustment to Linde’s historical long-term debt to record it at fair market value as of the balance sheet date.

(h)	Represents the adjustment to deferred tax liabilities, on a preliminary basis, resulting from the pro forma fair value adjustments for intangible assets (excluding goodwill), property, plant and equipment, equity investments, inventory and debt utilizing a 26% effective tax rate. This effective tax rate is based on the statutory tax rates in the jurisdictions where the fair value adjustments have been made.

(i)	Represents adjustments to eliminate Linde’s historical equity amounts.

(j)	Represents adjustments to record the fair value of equity consideration in Linde plc transferred to Linde shareholders to effectuate the business combination (see Note 3).

(k)	Represents an adjustment to record historical noncontrolling interests of Linde to fair value.

(l)

Represents an estimate of the future costs of $193 million, comprised of $118 million to be incurred by Linde and $75 million to be incurred by Praxair, and related tax effect, directly attributable to the business combination, including primarily advisory, consulting, marketing and legal fees that are recorded as an adjustment to the unaudited pro forma condensed combined balance sheet only. These amounts will be expensed as incurred in the future and are not reflected in the unaudited pro forma condensed combined statement of income because they have not yet been incurred for the accompanying periods presented and they will not have a continuing impact (see Note 5(g)).

(m)	Represents certain reclassifications of historical Praxair condensed financial statement line items to the expected financial statement line items of the combined group.

(n)	Represents an adjustment to retire existing Praxair treasury stock which, in accordance with the terms of the business combination, will not be converted to Linde plc stock upon consummation of the transaction.

5. Notes to Unaudited Pro Forma Condensed Combined Statement of Income

(a)	Represents the historical consolidated statement of income for Praxair for the year ended December 31, 2016, and the quarter ended March 31, 2017, as applicable.

(b)	Represents the historical group statement of profit and loss for the Linde Group for the year ended December 31, 2016, and the quarter ended March 31, 2017, as adjusted and reclassified to conform to U.S. GAAP and to exclude the impacts of discontinued operations in accordance with Article 11 (see Note 6).

(c)	Represents the elimination of sales, and related cost of sales, between Praxair and the Linde Group for the year ended December 31, 2016 and the quarter ended March 31, 2017 as applicable.

(d)	An adjustment to cost of goods sold for the estimated incremental expense related to the inventory fair value adjustment which is recorded as the inventory is sold (see Note 4c) is not included for presentation purposes in accordance with Article 11 because the inventory is expected to be sold within a year.

(e)	Represents an adjustment to record the estimated additional depreciation expense related to the increased basis of Property, plant and equipment — net (which is herein referred to as “PP&E”) (see Note 4d), which have been recorded at estimated fair value on a pro forma basis and will be depreciated over the estimated useful lives on a straight-line basis consistent with Praxair’s useful life assumptions. The net adjustment to depreciation expense is calculated as follows:

(In millions)	Estimated Fair Value	Quarter Ended March 31, 2017	Year Ended December 31, 2016
Depreciation of acquired property, plant and equipment	$17,445	$544	$2,194
Less: Linde’s historical depreciation expense		424	1,695

Net adjustment to depreciation expense		$120	$499

A 10% increase/decrease in the fair value attributable to property, plant and equipment, with all other variables held constant, would result in an increase/decrease in annual depreciation expense of approximately $218 million. Additionally, a one-year increase / decrease in the estimated useful life of PP&E, with all other variables held constant, would result in an increase / decrease in annual depreciation expense in the range of approximately $298 million to $256 million. Praxair and Linde management believe that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and demonstrates a meaningful impact on the unaudited pro forma condensed combined statements of income.

(f)	Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4e), which have been recorded at estimated fair value on a pro forma basis and will be amortized over the estimated useful lives on a pattern of economic benefit. The net adjustment to amortization expense is calculated as follows:

(In millions)	Estimated Fair Value	Quarter Ended March 31, 2017	Year Ended December 31, 2016
Amortization of acquired finite-lived intangible assets	$10,906	$146	$622
Less: Linde’s historical amortization expense		76	330

Net adjustment to amortization expense		$70	$292

A 10% increase/decrease in the fair value attributable to identified intangible assets would, with all other variables held constant, result in an increase/decrease in annual amortization expense of approximately $62 million. Additionally, a one-year increase / decrease in the estimated useful life of intangible assets, with all other variables held constant, would result in an increase / decrease in annual amortization expense in the range of approximately $48 million to $58 million. Praxair and Linde management believe that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the pro forma total assets and demonstrates a meaningful impact on the unaudited pro forma condensed combined statements of income.

(g)	Represents the adjustment to eliminate transaction costs related to the business combination expensed in Praxair’s and Linde’s historical consolidated statements of income. As these transaction costs are nonrecurring, direct, incremental costs of the specific transaction, which are reflected in the historical financial information, they have not been reflected in the unaudited pro forma condensed combined statements of income. An adjustment totaling $9 million has been reflected in the unaudited pro forma condensed combined statements of income for the quarter ended March 31, 2017, $6 million of which were expensed by Praxair and $3 million of which were expensed by Linde. An adjustment totaling $15 million has been reflected in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2016, $4 million of which were expensed by Praxair and $11 million of which were expensed by Linde.

(h)	Represents a reduction to Interest expense — net related to the estimated long-term debt fair value adjustment which will be amortized over the period in which the underlying bonds are outstanding (see Note 4 (g)).

(i)	Represents the tax effect of purchase accounting adjustments (see Note 4 (h)) and the tax effect of business combination transaction costs eliminated from Praxair’s and Linde’s historical consolidated statement of income. The effective tax rate is based on the statutory tax rates in the respective jurisdictions where the adjustments have been made.

(j)	Represents a reduction to Income from equity investments for incremental expense related to the amortization and depreciation associated with the underlying assets that have been adjusted to fair value (see Note 4 (e)).

(k)	Represents the amount of purchase accounting adjustments attributable to noncontrolling interests (see Note 4 (k)).

(l)	Represents the weighted average shares outstanding for both Linde and Praxair to illustrate the number of Linde plc Shares that are expected to be issued in connection with the business combination. The pro forma number of shares outstanding represents the total number of Linde plc shares issued using the outstanding shares as of March 31, 2017 for unaudited pro forma condensed combined statements of income purposes, calculated as follows:

(In thousands, except per share data, exchange ratio and conversion ratio)
Linde plc Shares to be exchanged for Linde shares
Linde shares outstanding (i)	185,638
Linde Dilutive Shares Outstanding — Dilutive (ii)	—

Total Linde shares subject to the exchange offer	185,638
Linde Exchange Ratio (iii)	1.540

Linde plc shares to be exchanged for Linde shares — Basic and Diluted	285,883
Linde plc shares to be issued to Praxair shareholders upon conversion of their shares
Praxair shares outstanding	285,354
Praxair employee shares that will vest upon the closing of the merger	369

Total Praxair shares converted in the merger (iv)	285,723
Praxair Conversion Ratio (iii)	1.000

Linde plc shares to be issued to Praxair shareholders upon conversion of their shares — Basic	285,723
Praxair Dilutive Shares Outstanding — Dilutive (v)	1,875
Praxair Conversion Ratio (iii)	1.000

1,875
Linde plc shares to be issued to Praxair shareholders upon conversion of their shares — Diluted	287,598
Total Linde plc shares
Linde plc shares — Basic	571,606
Linde plc shares — Diluted	573,481

(i)	Number of shares of Linde common stock issued and outstanding as of March 31, 2017 which will be exchanged for Linde plc shares, assuming that 100% of Linde shares are tendered in the exchange offer.
(ii)	Upon consummation of the business combination, outstanding Linde share based compensation awards will be settled in cash with no dilutive impact.
(iii)	Exchange ratio for Linde shares and conversion ratio for Praxair shares as set forth in the Business Combination Agreement.
(iv)	Number of shares of Praxair common stock issued and outstanding as of March 31, 2017, including unvested deferred compensation units, which will be converted into Linde plc Shares.
(v)	Estimated number of dilutive Praxair shares based on the weighted average share calculation for the quarter ended March 31, 2017.

6. Adjustments to Linde’s Historical Financial Statements to Conform to U.S. GAAP and U.S. dollar translation

Linde’s historical consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. The unaudited U.S. GAAP and U.S. dollar information includes a statement of financial position and statements of profit and loss of Linde derived from the historical consolidated financial statements as of and for the quarter ended March 31, 2017 and the year ended December 31, 2016, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of March 31, 2017 and statements of income for the year ended December 31, 2016 and for the quarter ended March 31, 2017 have been adjusted to reflect Linde’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis and translated from Euros to U.S. dollars, the reporting currency of the combined group, using the exchange rates derived from Bloomberg (1.0652 as of March 31, 2017, and the average exchange rate of 1.0656 for the quarter ended March 31, 2017 and 1.1069 for the year ended December 31, 2016).

This reconciliation is as follows (unaudited and amounts presented in millions, except per share amounts):

UNAUDITED LINDE U.S. GAAP STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2017

(In Millions)	Linde (6a)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde U.S. GAAP	Linde U.S. GAAP
Assets
Goodwill	€11,395	€—		€628	6(t)	€12,023	$12,807
Other intangible assets	2,389	—		(16)	6(s)	2,373	2,528
Tangible assets	12,747	—		(731)	6(s)	12,016	12,799
Investments in associates and joint ventures	245	—		532	6(s)	777	828
Other financial assets	70	(70)	6(b)	—		—	—
Receivables from finance leases	156	(156)	6(b)	—		—	—
Trade receivables	2	(2)	6(b)	—		—	—
Other receivables and other assets	370	(370)	6(b)	—		—	—
Income tax receivables	7	(7)	6(b)	—		—	—
Deferred tax assets	421	(421)	6(b)	—		—	—
Other long-term assets	—	1,026	6(b)	(101)	6(s)	925	985

Total Non-Current Assets	27,802	—		312		28,114	29,947
Inventories	1,233	—		(10)	6(s)	1,223	1,303
Receivables from finance leases	50	(50)	6(c)	—		—	—
Trade receivables	2,869	(2,869)	6(c)	—		—	—
Other receivables and other assets	797	(562)	6(e)	—		—	—
		(235)	6(d)
Income tax receivables	206	(206)	6(e)	—		—	—
Accounts receivable — net	—	2,919	6(c)	68	6(s)	3,222	3,432
		235	6(d)
Prepaid and other current assets	—	768	6(e)	80	6(s)	848	903
Securities	1,075	—		—		1,075	1,145
Cash and cash equivalents	1,653	—		(86)	6(s)	1,567	1,669
Non-current assets classified as held for sale	596	—		—		596	635

Total Current Assets	8,479	—		52		8,531	9,087

Total Assets	€36,281	€—		€364		€36,645	$39,034

UNAUDITED LINDE U.S. GAAP STATEMENT OF FINANCIAL POSITION AS OF MARCH 31, 2017

(In Millions)	Linde (6a)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde U.S. GAAP	Linde U.S. GAAP
Equity and liabilities
Capital subscribed	€475	€(475)	6(f)	€—		€—	$—
Capital reserve	6,749	(6,749)	6(f)	—		—	—
Common stock and Additional paid-in capital	—	7,224	6(f)	—		7,224	7,695
Revenue reserves (Retained earnings)	7,528	1,416	6(f)	582	6(t)	9,526	10,147
Cumulative changes in equity not recognized through the statement of profit and loss	119	(1,416)	6(f)	—		(1,297)	(1,382)

Total Equity Attributable to Linde AG Shareholders	14,871	—		582		15,453	16,460
Non-controlling interests	961	—		46	6(t)	825	879
				(182)	6(s)

Total Equity	15,832	—		446		16,278	17,339
Provisions for pensions and similar obligations	1,622	(1,622)	6(h)	—		—	—
Other non-current provisions	508	(508)	6(h)	—		—	—
Deferred tax liabilities	1,568	(1,568)	6(g)	—		—	—
Financial debt	7,637	51	6(i)	(176)	6(s)	7,512	8,002
Liabilities from finance leases	51	(51)	6(i)	—		—	—
Trade payables	1	(1)	6(h)	—		—	—
Other non-current liabilities	723	2,131	6(h)	(11)	6(s)	2,843	3,029
Deferred credits	—	1,568	6(g)	(13)	6(s)	1,555	1,656

Total Non-Current Liabilities	12,110	—		(200)		11,910	12,687
Current provisions	1,168	(1,168)	6(k)	—		—	—
Financial debt	1,864	(1,864)	6(j)	—		—	—
Short-term debt	—	626	6(j)	—		626	667
Current portion of long-term debt	—	1,257	6(j)	(8)	6(s)	1,249	1,330
Liabilities from finance leases	19	(19)	6(j)	—		—	—
Trade payables	3,368	—		(25)	6(s)	3,343	3,561
Other current liabilities	1,232	1,168	6(k)	151	6(s)	2,551	2,717
Income tax liabilities	565	—		—		565	602
Liabilities in connection with non-current assets classified as held for sale and disposal groups	123	—		—		123	131

Total Current Liabilities	8,339	—		118		8,457	9,008

Total Equity and Liabilities	€36,281	€—		€364		€36,645	$39,034

UNAUDITED LINDE U.S. GAAP STATEMENT OF PROFIT AND LOSS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In Millions, except per share data)	Linde (6a)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde U.S. GAAP	Linde U.S. GAAP
Revenue	€16,948	€—		€(468)	6(s)	€16,480	$18,242
Cost of sales	10,847	(972)	6(p)	(229)	6(s)	10,552	11,680
		(27)	6(q)	(62)	6(u)
		995	6(r)	—

Gross Profit	6,101	4		(177)		5,928	6,562
Research and development costs	121	(29)	6(p)	(2)	6(u)	90	100
Marketing and selling expenses	2,387	(2,387)	6(l)	—		—	—
Administration expenses	1,720	(1,720)	6(l)	—		—	—
Selling, general and administrative	—	4,107	6(l)	(19)	6(s)	1,972	2,183
		(896)	6(p)	(126)	6(u)
		(99)	6(q)
		(995)	6(r)
Depreciation and amortization	—	1,897	6(p)	(62)	6(s)	1,835	2,031
Cost reduction program and other charges	—	126	6(q)	—		126	139
Other operating income	467	(467)	6(m)	—		—	—
Other operating expenses	278	(278)	6(m)	—		—	—
Other income (expenses) — net	—	189	6(m)	(6)	6(s)	165	183
				(18)	6(u)
Share of profit or loss from associates and joint ventures (at equity)	13	(13)	6(o)	—		—	—

EBIT From Continuing Operations	2,075	(13)		8		2,070	2,292
Financial income	29	(29)	6(n)	—		—	—
Financial expenses	353	(353)	6(n)	—		—	—
Interest expense — net	—	324	6(n)	(12)	6(s)	289	320
				(23)	6(u)

Profit Before Tax From Continuing Operations	1,751	(13)		43		1,781	1,972
Income tax expense	424	—		(23)	6(s)	448	496
				47	6(u)
Income from equity investments	—	13	6(o)	87	6(s)	100	111

Profit From Continuing Operations (including noncontrolling interests)	1,327	—		106		1,433	1,587
Less: Noncontrolling interests	(121)	—		42	6(s)	(79)	(87)

Profit From Continuing Operations	€1,206	€—		€148		€1,354	$1,500

Earnings Per Share — Continuing Operations
Earnings per share — undiluted	€6.50	€—		€0.80		€7.29	$8.07
Earnings per share — diluted	€6.48	€—		€0.80		€7.28	$8.06

UNAUDITED LINDE U.S. GAAP STATEMENT OF PROFIT AND LOSS FOR THE QUARTER ENDED MARCH 31, 2017

(In Millions, except per share data)	Linde (6a)	Reclassification Adjustments	Notes	IFRS to U.S. GAAP Adjustments	Notes	Linde U.S. GAAP	Linde U.S. GAAP
Revenue	€4,385	€—		€(131)	6(s)	€4,254	$4,532
Cost of sales	2,900	(253)	6(p)	(74)	6(s)	2,795	2,979
		(1)	6(q)	(18)	6(u)
		241	6(r)	—

Gross Profit	1,485	13		(39)		1,459	1,553
Research and development costs	25	(4)	6(p)	(1)	6(u)	20	21
Marketing and selling expenses	586	(586)	6(l)	—		—	—
Administration expenses	381	(381)	6(l)	—		—	—
Selling, general and administrative	—	967	6(l)	(7)	6(s)	432	460
		(227)	6(p)	(39)	6(u)
		(21)	6(q)
		(241)	6(r)
Depreciation and amortization	—	484	6(p)	(15)	6(s)	469	500
Transaction costs and other charges	—	22	6(q)	—		22	23
Other operating income	88	(88)	6(m)	—		—	—
Other operating expenses	48	(48)	6(m)	—		—	—
Other income (expenses) — net	—	40	6(m)	—	6(s)	40	43
				—	6(u)
Share of profit or loss from associates and joint ventures (at equity)	2	(2)	6(o)	—		—	—

EBIT From Continuing Operations	535	(2)		23		556	592
Financial income	15	(15)	6(n)	—		—	—
Financial expenses	89	(89)	6(n)	—		—	—
Interest expense — net	—	74	6(n)	—	6(s)	67	71
				(7)	6(u)

Profit Before Tax From Continuing Operations	461	(2)		30		489	521
Income tax expense	117	—		(6)	6(s)	126	134
		—		15	6(u)
Income from equity investments	—	2	6(o)	20	6(s)	22	23

Profit From Continuing Operations (including noncontrolling interests)	344	—		41		385	410
Less: Noncontrolling interests	(33)	—		9	6(s)	(24)	(25)

Profit From Continuing Operations	€311	€—		€50		€361	$385

Earnings Per Share — Continuing Operations
Earnings per share — undiluted	€1.68	€—		€0.27		€1.94	$2.07
Earnings per share — diluted	€1.67	€—		€0.27		€1.94	$2.07

(a)	Represents the historical group statements of profit and loss, adjusted to exclude the impact of discontinued operations in accordance with Article 11 of SEC Regulation S-X for the year ended December 31, 2016 and quarter ended March 31, 2017. In addition, represents the historical group statement of financial position as of March 31, 2017.

Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Linde financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items (b)-(k):

(b)	Non-current assets including Other financial assets, Receivables from finance leases, Trade receivables, Other receivables and other assets, Income tax receivables and Deferred tax assets have been reclassified to Other long-term assets;

(c)	Receivables from finance leases and Trade receivables have been reclassified to Accounts receivable — net;

(d)	VAT receivables, included in Other receivables and other assets, have been reclassified to Accounts receivable — net;

(e)	Other assets, included in Other receivables and other assets, and Income tax receivables have been reclassified to Prepaid and other current assets;

(f)	Accumulated deferred gains and losses related to pension and other post employee plans included in Revenue reserves have been reclassified to Cumulative changes in equity not recognized through the statement of profit and loss. In addition, Capital subscribed and Capital reserve have been reclassified to Common stock and Additional paid-in capital;

(g)	Deferred tax liabilities have been reclassified to Deferred credits;

(h)	Non-current liabilities including Provisions for pensions and similar obligations, Other non-current provisions and Trade Payables have been reclassified to Other non-current liabilities;

(i)	Liabilities from finance leases (non-current) have been reclassified to Financial debt (non-current);

(j)	Liabilities from finance leases (current) and the portion of Financial debt (current) that is due within one year which had an original maturity date greater than one year have been reclassified to Current portion of long-term debt; and

(k)	Current provisions have been reclassified to Other current liabilities.

Statement of income items (l)-(r):

(l)	Marketing and selling expenses and Administration expenses have been reclassified to Selling, general and administrative;

(m)	Other operating income and Other operating expenses have been reclassified to Other income (expenses) — net;

(n)	Financial income and Financial expenses have been reclassified to Interest expense — net;

(o)	Share of profit or loss from associates and joint ventures (at equity) have been reclassified to Income from equity investments;

(p)	Depreciation and amortization has historically been presented as a component of each functional line item within the Statement of income by Linde. Depreciation and amortization have been reclassified to a single caption, consistent with Praxair’s presentation;

(q)	The Cost reduction program and other charges, and transaction costs and other charges, have historically been presented as a component of each functional line item within the Statement of income by Linde. The Cost reduction program and other charges have been reclassified to a single caption, consistent with Praxair’s presentation; and

(r)	Linde historically recorded distribution costs as Marketing and selling expenses. The distribution costs have been reclassified to cost of sales consistent with Praxair’s presentation.

Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

(s)	Reflects reclassification adjustments for joint operations and certain 50%-owned investments as equity investments. Under IFRS, joint operations are proportionately consolidated on a line-by-line basis. Under U.S. GAAP, an entity does not qualify for a joint operation if it is a corporate joint venture and would be accounted for as an equity investment. Therefore joint operations consolidated using the line-by-line method under IFRS are reclassified to equity investments under U.S. GAAP. Additionally, under IFRS certain 50%-owned investments are consolidated if control is demonstrated, as defined. Under U.S. GAAP consolidation is determined based on either a variable interest or voting interest model. Linde has certain 50%-owned investments which are consolidated under IFRS which do not meet the criteria for consolidation under U.S. GAAP. Therefore, these investments have been de-consolidated and reclassified to equity investments for U.S. GAAP.

(t)	Reflects an adjustment to record non-controlling interests (which is herein referred to as “NCI”) to fair value and subsequent acquisitions of NCI. In accordance with IFRS, the acquirer in a business combination can elect, on a transaction-by-transaction basis, to measure NCI at fair value or at the holder’s proportionate interest in the recognized amount of the identifiable net assets of the acquiree at the date of acquisition. U.S. GAAP requires the acquirer in a business combination to measure NCI at fair value as of the acquisition date with the exception of share-based payments held as NCI.

(u)	Reflects adjustments and reclassifications made for pension and other Long-Term Employee Benefits including:

(1)	Expected return on plan assets — Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the defined benefit liability (asset). Additionally, the discount rate should be determined by reference to market yields on high quality corporate bonds in the same currency as the benefits to be paid with durations that are similar to those of the benefit obligation. U.S. GAAP uses a separate assumption for the expected rate of return on plan assets and permits companies to use a calculated value of plan assets (reflecting changes in fair value over a period of up to five years) in determining the expected return on plan assets and in accounting for gains and losses. The discount rate is based on the rate at which the benefit obligation could be effectively settled.

(2)	Recognition of past service cost — Under IFRS, past service cost resulting from plan amendments is recognized in profit or loss immediately. Under U.S. GAAP, prior service cost related to a plan amendment is initially recognized in cumulative changes in equity not recognized through the statement of profit and loss in the reporting period of the amendment and subsequently recognized over future periods.

(3)	Classification of net interest cost — Under IFRS companies can present different components of net benefit cost within different line items on the income statement, such as operating expenses and finance expense. Under U.S. GAAP all components of net benefit cost must be aggregated and presented as a net amount in the income statement, within operating income.

A summary of the above adjustments, and their impact on each of the respective line items, is as follows:

	For the quarter ended March 31, 2017
(In millions)	Expected Return on Assets (1)	Amortization of Past Service Cost (2)	Classification of Net Interest Cost (3)	Total Adjustments
Financial Statement Caption
Cost of sales	€(20)	€—	€2	€(18)
Research and development costs	(1)	—	—	(1)
Selling, general and administrative	(44)	—	5	(39)
Other income (expenses) — net	—	—	—	—
Interest expense — net	—	—	(7)	(7)

Profit Before Tax From Continuing Operations	€65	€—	€—	65
Less: Income tax expense				15

Profit for the year From Continuing Operations				€50

	For the year ended December 31, 2016
(In millions)	Expected Return on Assets (1)	Amortization of Past Service Cost (2)	Classification of Net Interest Cost (3)	Total Adjustments
Financial Statement Caption
Cost of sales	€(69)	€—	€7	€(62)
Research and development costs	(2)	—	—	(2)
Selling, general and administrative	(152)	10	16	(126)
Other income (expenses) — net	—	(18)	—	(18)
Interest expense — net	—	—	(23)	(23)

Profit Before Tax From Continuing Operations	€223	€(28)	€—	195
Less: Income tax expense				47

Profit for the year From Continuing Operations				€148

SELECTED FINANCIAL INFORMATION OF LINDE PLC

Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”) prior to the commencement of the exchange offer, was formed on April 18, 2017. Accordingly, the financial statements as of the date of this document only consist of the audited opening balance sheet and corresponding notes. As Linde plc had no operations as of April 18, 2017, Linde plc omitted the statement of comprehensive income, statement of cash flows and statement of changes in equity thereto.

The following table shows the audited opening balance sheet of Linde plc as of April 18, 2017, presented in accordance with U.S. GAAP:

In $
Assets
Current Assets	—
Non-Current Assets	—

Total Assets	$—

Shareholder’s Equity and Liabilities
Capital and Reserves
Issued and paid-up share capital (Common stock €1.00 par value, authorized and issued shares — 25,000 shares)	$26,827
Additional paid-in capital	$26,827
Receivables from shareholders	$(53,654)
Retained earnings	—
Total Shareholder’s Equity	—

Current Liabilities	—
Non-Current Liabilities	—

Equity and Liabilities	$—

BUSINESS AND CERTAIN INFORMATION ABOUT LINDE PLC

Overview

According to the terms of the business combination agreement, Praxair, Inc. and Linde AG will combine their businesses under Zamalight plc, to be renamed Linde plc (which is herein referred to as “Linde plc”), a new Irish holding company. Upon the completion of the business combination, Linde plc will become the parent company of Praxair, Inc. and Linde AG and will be listed on the NYSE and the Frankfurt Stock Exchange.

Incorporation, Name, Registered Office and Fiscal Year

Linde plc was incorporated as a public limited company under the laws of Ireland on April 18, 2017, by Enceladus and Cumberland, with an issued share capital of €25,000 comprised of 25,000 ordinary shares of €1.00 each. Linde plc is registered in Ireland under the registration number 602527 under the legal name Zamalight plc. Linde plc is expected to be tax resident in the United Kingdom. Linde plc currently does not use a commercial name different from its legal name. For considerations regarding the tax residency of Linde plc, see “Risk Factors — Risks Relating to Tax Matters — A change in Linde plc’s tax residency could have a negative effect on Linde plc’s future profitability, and may trigger taxes on dividends or exit charges.”

See “Description of Linde plc Shares” for more information regarding Linde plc’s share capital.

Linde plc has been formed for an unlimited duration.

Linde plc’s registered office is located at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (tel. +353 1 920 1000).

Linde plc’s principal executive offices are located at The Priestley Centre, 10 Priestley Rd, Surrey Research Park, Guildford GU2 7XY, United Kingdom (tel. +44 1483 242200).

As a public limited company incorporated under the laws of Ireland, Linde plc is subject to the laws of Ireland.

Linde plc’s fiscal year is the calendar year.

Corporate Purpose

Following completion of the combination, Linde plc’s purpose pursuant to clause 3 of the Linde plc memorandum of association will be materially the same as its corporate purpose under its pre-completion constitution (which is described below).

Information About Linde plc Before the Business Combination

To date, Linde plc has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement, such as the formation of Merger Sub and German Intermediate Holding AG (wholly-owned subsidiaries of Linde plc), the making of certain required securities law filings and the preparation of this document. Linde plc does not have any material assets and the management of Linde plc has not resolved to make any future investments other than in relation to the business combination. As of the date of this document, Linde plc has no employees.

Business of Linde plc Following the Business Combination

The information provided below pertains to Linde plc following the completion of the business combination. Following the business combination, Linde plc will serve as the holding company for Praxair and

Linde, and, therefore, the information contained under “Business and Certain Information about Linde” and “Business and Certain Information about Praxair” should also be considered in understanding the business and operations of the combined group.

The following information should be read in conjunction with the Linde plc constitution as will be in effect following the completion of the business combination, and with relevant provisions of Irish law. The form of the Linde plc constitution that will be in effect following completion of the business combination will be available in English at Linde plc’s registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland during regular business hours. The current Linde plc constitution and the form of the Linde plc constitution as will be in effect following completion of the business combination will also be available in English on Linde plc’s website at www.lindepraxairmerger.com. The current Linde plc constitution is also available at the Companies Registration Office in Ireland. It is possible, however, that changes to this form of the Linde plc constitution may be required following discussions with the SEC or other regulators.

For information about Linde plc prior to the business combination, see “— Information about Linde plc Before the Business Combination.”

Markets and Geographical Presence

Linde plc has no operating history. The markets and geographical presence of the combined group will be those of Praxair and Linde, along with customary company management and holding company functions based in the United Kingdom. For further information on the markets and geographical presence of Praxair and Linde, see “Industry and Competition — Market Overview,” “Business and Certain Information about Praxair” and “Business and Certain Information about Linde.”

Corporate Governance Structure of Linde plc

Overview

Linde plc is required to comply with the Companies Act.

Following completion of the business combination, Linde plc will also be subject to the corporate governance frameworks required by virtue of the listing of the Linde plc shares on the New York Stock Exchange and Frankfurt Stock Exchange.

Corporate Governance of Linde plc Before the Business Combination

Linde plc Shareholders

Enceladus and Cumberland are currently the only two shareholders of Linde plc, each holding twelve thousand five hundred (12,500) ordinary shares of €1.00 each in the capital of Linde plc.

Enceladus was incorporated on July 6, 2011. As an Irish private company limited by shares, Enceladus has full and unlimited corporate capacity to carry on and undertake any business or activity and do any act or transaction, subject to compliance with applicable law.

Enceladus is wholly owned by Praxair’s Irish legal counsel. It was established as a corporate services provider to facilitate transactions undertaken by clients of Praxair’s Irish legal counsel and it is managed by its board of directors.

Enceladus has three directors, each of which is a partner of Praxair’s Irish legal counsel.

Cumberland was incorporated on January 3, 2003. As an Irish private company limited by shares, Cumberland has full and unlimited corporate capacity to carry on and undertake any business or activity and do any act or transaction, subject to compliance with applicable law.

Cumberland is wholly owned by Linde’s Irish legal counsel. It was established as a corporate services provider to facilitate transactions undertaken by clients of Linde’s Irish legal counsel and it is managed by its board of directors.

Cumberland has four directors, each of which is a partner of Linde’s Irish legal counsel.

Directors and Management

Linde plc is currently managed by a board of directors with four directors, two designated by Praxair and two by Linde. Decisions of the board prior to the completion of the business combination may only be made by a majority of the directors. Under its existing constitution, the directors of Linde plc serve indefinitely and are not subject to annual re-election.

The following individuals are currently the directors of Linde plc:

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
Guillermo Bichara	42	Mr. Bichara was appointed Vice President, General Counsel and Corporate Secretary of Praxair, Inc. effective January 1, 2015. Prior to this, from 2013 — 2014, he was Associate General Counsel and Assistant Secretary. From 2011 —2013, Mr. Bichara served as Associate General Counsel with responsibility for Praxair Europe, Praxair Mexico and corporate transactions. He was Vice President and General Counsel of Praxair Asia from 2007 — 2011, and joined Praxair in 2006 as director of legal affairs at Praxair Mexico. Prior to joining Praxair, Mr. Bichara served as corporate counsel at CEMEX, Mexico’s global leader in the building materials industry, and was a foreign associate and counsel, respectively, at the law firms of Skadden, Arps, Slate, Meagher & Flom and White & Case.

Andrew Brackfield	61

Mr. Brackfield serves as Head of Legal, M&A, at Linde, a position that he has held since September 2015. He was Head of Legal M&A and Finance from 2012 until 2015 and prior to that held senior legal positions within Linde and The BOC Group Limited, which was acquired by Linde in 2006. Mr. Brackfield is also a Director of a number of Linde subsidiaries. Prior to joining The BOC Group Limited, Mr. Brackfield was a partner at Linklaters. He holds the position of company secretary at Linde plc.

Mr. Brackfield is a UK solicitor and holds a law degree from the University of Cambridge.

Christopher Cossins	50

Mr. Cossins serves as Head of Tax, UK and Financial Restructuring for Linde since 2007. Mr. Cossins is also a Director of a number of Linde subsidiaries. Prior to joining The BOC Group Limited, Mr. Cossins was employed by KPMG. He holds the positions of principal executive officer, principal financial officer and principal accounting officer of Linde plc.

Mr. Cossins is a chartered accountant and holds an engineering degree from the University of Nottingham.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years

Richard L. Steinseifer	60

Mr. Steinseifer was named vice president of Mergers and Acquisitions for Praxair, Inc. in 2005. He has primary responsibility for the implementation of all merger, acquisition, divestiture and joint-venture transactions for the company, its affiliates and subsidiaries.

Mr. Steinseifer joined Praxair in 1996 as director of financial services for Praxair’s largest business unit, North American Industrial Gases. In 2001, he was named director of acquisitions for Healthcare and, in 2003, his role was expanded to vice president, business development. Prior to joining Praxair, Mr. Steinseifer held positions as vice president, controller and director, international business development, during his six years at Liquid Carbonic, the industrial gases division of CBI Industries. Prior to that, he spent eight years with GE Medical Systems and four years with J.I. Case Company in financial management positions.

Mr. Steinseifer earned a bachelor of arts degree in accounting from Carthage College in Kenosha, Wisconsin and completed the GE Financial Management Program.

All four of the existing directors will resign effective at the closing of the business combination and will be replaced with the directors determined by Praxair and Linde in accordance with the Linde plc constitution.

The directors of Linde plc can be reached at Linde plc’s principal executive offices: The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom (tel. +44 1483 242200).

Certain Information on the Members of the Board of Directors

During the previous five years, no member of the board has been convicted of any fraudulent offenses. In addition, no member of the board has been publicly incriminated or sanctioned by statutory or regulatory authorities (including professional associations) or, acting in the capacity of a member of a management or supervisory entity or as founder of an issuer, been associated with any bankruptcies and/or insolvencies, receiverships or liquidations. No member of the board has ever been deemed by a court to be unfit for membership in a management or supervisory entity of a company or to be unfit to exercise management duties for or manage the business of an issuer during the previous five years.

No member of the board holds a service contract with Linde plc or any of its current subsidiaries providing for benefits upon termination of employment.

No family relationships exist among the members of the board.

Conflicts of Interest

There are no conflicts of interest or potential conflicts of interest of the members of the Linde plc board of directors regarding their duties towards Linde plc, and their private interests or other duties other than any conflicts of interest or potential conflicts of interest as described in “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination,” and “Business and Certain Information about Praxair — Compensation Discussion and Analysis.”

Committees

Linde plc has not yet established an audit committee, a nomination and governance committee or a remuneration committee. For information on Linde plc’s corporate governance and committees following the completion of the business combination, see “— Business of Linde plc Following the Business Combination.”

Constitution of Linde plc Before the Business Combination

Corporate Purpose

Pursuant to clause 3 of the current Linde plc memorandum of association, Linde plc’s purpose includes, among others to carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

Linde plc’s memorandum of association includes a general grant of authority to do all such other things as the board of directors may think incidental or conducive to the foregoing or the other objects listed in Linde plc’s current memorandum of association.

Share Transfer Restrictions

Prior to completion of the business combination, and subject to applicable law, no shareholder shall transfer its shares to any person, other than another Linde plc shareholder or shareholders, unless they have obtained the prior written approval of all other Linde plc shareholders. The board has the right to decline to register or suspend registration of a transfer of Linde plc shares.

Amendment of the Constitution

Irish company law requires a special resolution (approval by not less than 75% of the votes cast at a general meeting of Linde plc shareholders) of the shareholders to approve any amendments to the Linde plc constitution.

General Meetings of Shareholders

An annual general meeting will be held in accordance with the Companies Act and other applicable legislation, at such place or places, date and time as may be decided by the Linde plc directors. In addition to the annual meeting, the Linde plc directors may, whenever they think fit, call a general meeting. The Linde plc directors are required to call a general meeting once Linde plc has received requests from its members to do so in accordance with the Companies Act.

Right of Pre-emption

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Linde plc has opted out of these pre-emption rights in the Linde plc constitution as permitted under Irish law. Because Irish law requires this opt-out to be renewed at least every five years by a special resolution of the shareholders, the Linde plc constitution provides that this opt-out must be so renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, as a general rule Linde plc shares issued for cash must be offered to existing shareholders of Linde plc on a pro rata basis before the shares may be issued to any new shareholders. Statutory pre-emption rights do not apply (i) where shares are issued wholly or partly for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (for this purpose, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Under Irish law, Linde plc is prohibited from allotting shares at a discount to their nominal value. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Corporate Governance of Linde plc After the Business Combination

Board of Directors of Linde plc

Composition

Upon completion of the business combination, the Linde plc board of directors will consist of twelve members, including Prof. Dr. Wolfgang Reitzle, Mr. Stephen F. Angel and ten non-executive directors, consisting of five non-executive directors designated by Praxair and five non-executive directors designated by Linde AG. Under the Linde plc constitution that will be in effect on completion of the business combination, directors will stand for election at each annual general meeting.

Until the third anniversary of the completion of the business combination, any vacancy on the board of directors created by the cessation of service of a Praxair Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the board of directors; provided that if the vacancy is not filled by the board of directors within three months, the vacancy may be filled by an individual nominated and appointed by a majority of the remaining Praxair Class Directors. Until the third anniversary of the completion of the business combination, any vacancy on the board of directors created by the cessation of service of a Linde Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the board of directors; provided that if the vacancy is not filled by the board of directors within three months, the vacancy may be filled by an individual nominated and appointed by a majority of the remaining Linde Class Directors.

The following table sets forth the ages, as well as certain other biographical information, as to those individuals (to the extent known) who are currently expected to be the members of the board of directors of Linde plc upon completion of the business combination.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
Prof. Dr. Wolfgang Reitzle	68

Prof. Dr. Wolfgang Reitzle is the former President and Chief Executive Officer of Linde AG and present Chairman of the Supervisory Board of Linde AG.

Prof. Dr. Wolfgang Reitzle began his career at BMW, where in 1987 he was appointed a regular member of the Board of Management, responsible for research and development. In 1999, he was appointed Chief Executive Officer of the Premier Automotive Group and Vice President of United States car manufacturer, Ford. In 2002, he joined the Executive Board of Linde AG and served as Chief Executive Officer from 2003 to 2014.

Prof. Dr. Wolfgang Reitzle is Chairman of the Supervisory Board of Continental AG in Hanover, Germany and Medical Park AG in Amerang, Germany; Deputy Chairman of the Supervisory Board of Hawesko Holding AG in Hamburg, Germany; and a member of the Supervisory Board of Axel Springer SE in Berlin, Germany.

Prof. Dr. Wolfgang Reitzle studied engineering and economics at the Technical University of Munich, Germany and holds a degree and a Ph.D. in Mechanical Engineering.

Stephen F. Angel	61	Mr. Angel has been the Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President and Chief Operating Officer from March — December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel spent 22 years in a variety of management positions with General Electric. Mr. Angel is a director of PPG Industries, Inc. where he serves on the Officers-Directors Compensation Committee, and is the Chairman of the Technology and Environment Committee. He is also a member of the executive committee of The Business Council, co-chairs the U.S. — Brazil CEO Forum, a member of the Board of the U.S. — China Business Council and its Nominating Committee.

Powers and Function

The Linde plc constitution allocates authority over the day-to-day management of Linde plc to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Linde plc. Committees may meet and adjourn as they determine proper.

Meetings and Decision-Making

A quorum will be required for the valid adoption of resolutions by the Linde plc board, which will be satisfied in a board meeting at which at least the majority of its members are present or represented. Until the third anniversary of the completion of the business combination, decisions of the Linde plc board shall be made by majority vote of the entire Linde plc Board (i.e., at least 7 of 12 directors), unless a higher majority is required by its constitution or corporate governance guidelines or applicable law. In the event of a tie vote with respect to any resolution, the Chairman of the Linde plc board shall not have a casting or deciding vote.

The Linde plc corporate governance guidelines to be adopted at the effective time provide that the certain matters require approval by two-thirds (2/3) of the board of directors, including appointment and removal of a director as the Linde plc group chairman or the Linde plc group chief executive officer.

Liability

Pursuant to Irish law, members of the Linde plc board of directors may be liable to Linde plc for damages in the event of improper or negligent performance of their duties. Members of the Linde plc board of directors may also be liable for damages to third parties in the event of bankruptcy or default on tax and social security payments as a consequence of improper performance of their duties or pursuant to tort law. In certain circumstances, members of the Linde plc board of directors may also incur criminal liabilities. The members of the Linde plc board of directors and certain executive officers will be insured at Linde plc’s expense against damages resulting from their conduct when acting in the capacities as such directors or officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, Linde plc provides the current and former members of the Linde plc board of directors with protection through indemnification under the Linde plc constitution to the fullest extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at Linde plc’s request.

Dismissal

Under the Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Linde plc in respect of his or her removal.

Committees of the Board of Directors

Upon completion of the business combination, the Linde plc board of directors will initially have the following four committees:

•	Audit Committee;

•	Compensation Committee;

•	Executive Committee; and

•	Nomination and Governance Committee.

For three years following the completion of the business combination, the audit, the compensation and the nomination and governance committees will each consist of six directors, three of whom will be appointed by a majority of the Praxair Class Directors and three of whom will be appointed by a majority of the Linde Class Directors, in each case subject to applicable legal and regulatory requirements. For three years following the completion of the business combination, the executive committee will consist of four directors, consisting of the Chairman of the Linde plc board of directors (so long as the Chairman is a Linde Class Directors), the Chief Executive Officer (so long as the Chief Executive Officer is a Praxair Class Director) and one director appointed by a majority of the Praxair Class Directors and one director appointed by a majority of the Linde Class Directors.

Until the third anniversary of the completion of the business combination, any vacancy on any committee created by the cessation of service of a Praxair Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the board of directors; provided that if the vacancy is not filled by the board of directors within five weeks, the vacancy may be filled by an individual appointed by a majority of the remaining Praxair Class Directors. Until the third anniversary of the completion of the business combination, any vacancy on any committee created by the cessation of service of a Linde Class Director prior to the end of his or her term will be filled by the unanimous vote of the remaining members of the board of directors; provided that if the vacancy is not filled by the board of directors within five weeks, the vacancy may be filled by an individual appointed by a majority of the remaining Linde Class Directors.

Executive Committee

For three years following the completion of the business combination (which is herein referred to as the “integration phase”), the Executive Committee will be chaired by the Chairman of the Linde plc Board. The role and responsibilities of the Executive Committee will be established by the board of directors, and will include initially, among others:

•	Evaluating and approving any investments, acquisitions, partnerships or divestments requiring board approval, that in each case arises between regularly scheduled board meetings and are within value thresholds specified by the board;

•	Evaluating and approving any financing or other capital markets transactions requiring board approval, that in each case arises between regularly scheduled board meetings and are within value thresholds specified by the board;

•	During the interval between regularly scheduled board meetings, acting upon any other such matters within the competencies of the board that are within value thresholds specified by the board and, in the opinion of the chairman of the board, should not be postponed until the next regularly scheduled board meeting;

•	During the integration phase, evaluating and approving any material lay-offs, unless such action is consistent with the integration plan for Praxair and Linde’s businesses or otherwise requires full Linde plc board approval;

•	During the integration phase, evaluating and approving any divestitures of (A) all or substantially all of the group’s business in any country, (B) all or substantially all of any business line of the group, or (C) any business that is otherwise material to the group, in each case, unless such action is consistent with the integration plan or otherwise requires full board approval; and

•	During the integration phase, evaluating and approving (i) any nomination, removal or appointment of any member of the Management Committee or any key executive (ii) any change in the responsibilities delegated or assigned to any member of the Management Committee, or (iii) any change of the line of reporting for any member of the Management Committee.

Audit Committee

For the three years following completion of the business combination, the Audit Committee will be chaired by a Linde Class Director appointed by a majority of the Linde Class Directors. The committee will contain at least one member who will be considered an audit committee financial expert as defined by the SEC. The role and responsibilities of the Audit Committee of Linde plc will be established by the Linde plc board of directors, and will include initially, among others:

•	Assisting the Linde plc board of directors in its oversight of (w) the integrity of Linde plc’s financial statements, (x) Linde plc’s compliance with legal and regulatory requirements, (y) the independent auditor’s qualifications and independence and (z) the performance of Linde plc’s internal audit functions and independent auditors;

•	Recommending to the shareholders of Linde plc the approval of Linde plc’s independent auditor; and

•	Preparing the report of the Audit Committee for inclusion in Linde plc’s proxy statement.

Nomination and Governance Committee

For three years following completion of the business combination, the Nomination and Governance Committee will be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. The role and responsibilities of the Nomination and Governance Committee will be established by the board of directors, and will include initially, among others:

•	Identifying individuals qualified to become members of the Linde plc board of directors;

•	Selecting, or recommending that the Linde plc board of directors select, the director nominees for Linde plc’s next annual shareholders’ meeting;

•	Developing and recommending to the Linde plc board of directors a set of corporate governance guidelines; and

•	Overseeing the evaluation of the performance of the Linde plc board of directors.

Compensation Committee

For three years following completion of the business combination, the Compensation Committee will be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. The role and responsibilities of the Compensation Committee will be established by the board of directors, and will include initially, among others:

•	Reviewing and approving corporate goals and objectives relevant to the Linde plc Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Linde plc Chief Executive Officer’s compensation;

•	Reviewing and approving the compensation of the members of the Management Committee, and making recommendations to the Linde plc board of directors with respect to other executive compensation and any incentive or equity based compensation plans, in each case that are subject to board approval;

•	Preparing the report of the Compensation Committee for inclusion in Linde plc’s proxy statement;

•	Evaluating the performance of the Linde plc Chief Executive Officer and members of the Management Committee; and

•	Developing succession plans for the Linde plc Chief Executive Officer and the members of the Management Committee, with the counsel of the chairman of the Linde plc board of directors.

Management Committee of the Combined Group

Immediately following completion of the combination, the Linde plc Chief Financial Officer, the Head of Global Functions, the Head of America Gases, the Head of Linde Engineering, the Head of APAC Gases and the Head of EMEA Gases shall be appointed to the Management Committee of the combined group. For the three years following completion of the business combination, any replacements of members of the Management Committee shall be nominated by the Chief Executive Officer and approved (i) first by the Executive Committee, (ii) if required by a committee charter, then by the applicable committee of the Linde plc board of directors and (iii) then by the Linde plc board of directors. Thereafter, any appointment of members of the Management Committee will be made by the Chief Executive Officer in consultation with the Linde plc board of directors.

Other than the members of the Linde plc board of directors and the Management Committee, the combined group has no other senior leaders who are relevant to establishing that Linde plc has the appropriate expertise and experience for the management of Linde plc’s business within the meaning of EU Regulation No 809/2004 Annex 1 No. 14. The Management Committee will have, in particular, the following roles and responsibilities:

•	Delivering operating results against the strategic plans, operational business plans, performance targets, annual budgets and safety and compliance standards for the combined group approved by the Linde plc board of directors;

•	Managing the business of the subsidiaries of Linde plc under the direction of the Chief Executive Officer;

•	Directing the implementation and execution of the strategic decisions made by the Linde plc board of directors, within the mandate provided by the Linde plc board of directors under the direction of the Linde plc Chief Executive Officer; and

•	Ensuring internal alignment for cohesive and consistent communication both internally and externally to stakeholders.

The following table sets forth the ages, as well as certain other biographical information, as to those individuals (to the extent known) who are currently expected to be the members of the Management Committee of Linde plc upon completion of the business combination.

Name; Title	Age	Present Principal Occupation or Employment, Employment History and Other Directorships Held in the Last Five Years
Dr. Christian Bruch (Head of Linde Engineering)	47	Dr. Bruch is a member of the executive board of Linde AG since January 2015 and responsible for the Linde Engineering Division as well as for the corporate and support function Technology & Innovation. From 2004 to December 2014, he served in various roles within Linde, including as member of the management board of Linde Engineering. Before joining Linde in 2004, Dr. Bruch was head of research and project development at RWE Fuel Cells GmbH. Dr. Bruch has a doctorate in engineering from the Swiss Institute of Technology, Zurich and a degree in mechanical engineering from University of Hanover, Germany.

Bernd Eulitz (Head of EMEA Gases)	51	Mr. Eulitz is a member of the executive board of Linde AG since January 2015 and responsible for the Europe, Middle East, Africa segment of the Linde Gases Division, for the Global Governance Centres Operations & Deliver, both now being merged into the Centre of Excellence, also reporting to him, as well as for the corporate and support function group procurement. From 2011 until December 2014, Mr. Eulitz served as head of the regional business unit South & East Asia. Since joining Linde in 2004, he served in various roles within Linde including as Managing Director of PanGas AG, Switzerland. Mr. Eulitz holds a degree in process/chemical engineering from University of Karlsruhe, Germany.

Sanjiv Lamba (Head of APAC Gases)	52	Mr. Lamba is a member of the executive board of Linde AG since March 2011 and chairman of the board of directors of Linde India Limited. He is responsible for the Asia Pacific segment of the Linde Gases Division, the Global Governance Centres Merchant

and Packaged gases, electronics and global gases business helium and rare gases. From 2007 until March 2011 Mr. Lamba served as Head of the regional business unit South & East Asia. Before joining Linde, Mr. Lamba held various positions within BOC since 1989.

He holds a degree as chartered accountant from the Institute of Chartered Accountants of India and a bachelor of commerce from St. Xavier’s College, Calcutta University, India.

Matthew J. White (Chief Financial Officer)	44	Mr. White was appointed Senior Vice President and Chief Financial Officer of Praxair, Inc. effective January 1, 2014. Prior to this, Mr. White was President of Praxair Canada from 2011 —2014. Mr. White joined Praxair in 2004 as finance director of Praxair’s largest business unit, North American Industrial Gases. In 2008, he became Vice President and Controller of Praxair, then was named Vice President and Treasurer in 2010. Before joining Praxair, Mr. White was vice president, finance, at Fisher Scientific and before that he held various financial positions, including group controller, at GenTek, a manufacturing and performance chemicals company.

Conflicts of Interest

Linde plc has determined that, with respect to the individuals currently expected to become members of the Linde plc board of directors or members of the Management Committee:

•	All of the nonexecutive directors on Linde plc’s board of directors (to the extent known and mentioned herein) are expected to be independent within the meaning of the applicable NYSE and Frankfurt Stock Exchange rules and regulations.

•	There are no conflicts of interest or potential conflicts of interest of the potential members of the Linde plc board of directors and of the potential members of the Management Committee regarding their duties towards Linde plc, and their private interests or other duties other than any conflicts of interest or potential conflicts of interest as described in “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination,” and “Business and Certain Information about Praxair — Compensation Discussion and Analysis.”

•	There are no service agreements between Linde plc or the entities that are expected to become subsidiaries of Linde plc as a result of the business combination, on the one hand, and any of the individuals expected to become Linde plc board members or members of the Management Committee, on the other hand, that provide for concessions in the event of the termination of the service agreement, except as described in “Business and Certain Information about Praxair — Executive Compensation Tables — Severance and Other Change-In-Control Benefits” and “Business and Certain Information about Linde — Governing Bodies — Executive Board — Benefits in the Event of Termination of a Contract/Non-Compete Arrangements,” and none of the entities that are expected to become subsidiaries of Linde plc as a result of the business combination have granted any loans to such individuals or have drawn on any loans from such individuals.

•	None of the potential Linde plc board members or Management Committee members have, during the last five years, been convicted of any fraudulent offenses or have for at least the previous five years been party to any bankruptcies, receiverships or liquidations of a commercial company or partnership in which they acted as a member of the administrative, management or supervisory bodies.

•	None of the potential Linde plc board members or Management Committee members were the subject of official public incrimination or sanctions by statutory or regulatory authorities (including designated professional bodies) or were disqualified by a court from acting as a member of an administrative, management or supervisory body of an issuer or from acting in the management or conduct of affairs of any issuer during at least the previous five years.

•	No family relationships exist among the potential Linde plc board members or Management Committee members, either among themselves or in relation to the respective other group.

Compensation of Directors and Executive Officers

Linde plc has not yet paid any compensation to its directors and does not currently have any employees. The form and amount of the compensation to be paid to each of Linde plc’s directors, as well as executive officers and other managers of the combined group will be determined by the Linde plc board of directors. For historical compensation information about executive officers and directors of Praxair and Linde, see “Business and Certain Information about Linde — Governing Bodies” and “Business and Certain Information about Praxair —Compensation Discussion and Analysis.”

Security Ownership of Directors and Executive Officers

Based on information available to Linde plc as of the date of this document, the following table sets forth the beneficial ownership of Linde plc shares, after giving effect to the business combination (subject to certain assumptions described below), of:

•	each member of the post-closing Linde plc board of directors;

•	each post-closing executive officer; and

•	all members of the post-closing Linde plc board of directors and all post-closing executive officers, taken together.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The percentage of beneficial ownership is based on 571,605,567 Linde plc shares estimated to be outstanding immediately following the business combination assuming all Linde shares (including those of the beneficial owners below to the extent they own Linde shares) are exchanged in the exchange offer and on their ownership of Linde shares or Praxair shares as of June 1, 2017.

Name of Beneficial Owner	Number of Ordinary Shares		Percentage
Directors:
Prof. Dr. Wolfgang Reitzle	46,795		*
Stephen F. Angel	2,001,154	(1)	*
Executive Officers:
Dr. Christian Bruch	25,697	(2)	*
Bernd Eulitz	25,959	(3)	*
Sanjiv Lamba	65,927	(4)	*
Matthew J. White	187,612	(5)	*
All members of the post-closing Linde plc board of directors and post-closing executive officers as a group (currently six individuals in total**)	2,353,144		*

*	Less than 1%.
**

The composition of the Linde plc board of directors and the Linde plc management committee during the integration phase will, in addition to the Linde plc directors and executive officers named above, be determined by Praxair, Inc. and Linde AG in accordance with the business combination agreement prior to the completion of the business combination. See “— Board of Directors of Linde plc” and “— Management Committee of the Combined Group.”
(1)	Includes (i) 1,644,615 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of June 1, 2017 and (ii) 65,893 Praxair RSUs.
(2)	Includes (i) 10,765 options to acquire Linde shares and (ii) 1,311 matching share rights with respect to Linde shares, in each case multiplied by the Linde exchange ratio of 1.540. Of such amounts, [—] Linde options and [—] Linde matching share rights have vested or are expected to vest within 60 days following the date of this document.
(3)	Includes (i) 10,765 options to acquire Linde shares and (ii) 1,311 matching share rights with respect to Linde shares, in each case multiplied by the Linde exchange ratio of 1.540. Of such amounts, [—] Linde options and [—] Linde matching share rights have vested or are expected to vest within 60 days following the date of this document.
(4)	Includes (i) 19,277 options to acquire Linde shares and (ii) 2,918 matching share rights with respect to Linde shares, in each case multiplied by the Linde exchange ratio of 1.540. Of such amounts, [—] Linde options and [—] Linde matching share rights have vested or are expected to vest within 60 days following the date of this document.
(5)	Includes (i) 168,999 Praxair stock options representing shares that may be acquired upon exercise of options exercisable within 60 days of June 1, 2017 and (ii) 595 Praxair RSUs.

Other Aspects of the Linde plc Constitution

For a description of other aspects of the Linde plc constitution that will be in effect as of completion of the business combination, see “Description of Linde plc Shares.”

Information about Linde plc’s Material Subsidiaries

At the date of this document, Linde plc does not hold any direct equity interest in any other legal entity, except for Zamalight Holdco LLC. For information regarding any equity interests held after the completion of the business combination, see “The Business Combination — Structure of the Business Combination.”

Linde plc Shareholders

As of the date of this document, Enceladus and Cumberland are the only shareholders of Linde plc, each holding twelve thousand five hundred (12,500) ordinary shares of €1.00 each in the capital of Linde plc. Based on the assumption that, immediately after giving effect to the business combination, 571,605,567 Linde plc shares will be outstanding if all Linde shares are exchanged in the exchange offer, Linde plc expects that the following persons will beneficially own 3% or more of Linde plc shares following the completion of the business combination:

Name and Address of Beneficial Owner	Number of Ordinary Shares	Percentage
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States	32,664,797	5.71%
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071, United States	25,603,518	4.48%
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355, United States	20,784,297	3.64%
Soroban Capital GP LLC, 444 Madison Avenue, 21st Floor, New York, NY 10022, United States	17,619,237	3.08%

Certain Relationships and Related Party Transactions

As of the date of this document, there are no related party transactions to which Linde plc is a party.

Auditors

The balance sheet of Zamalight plc as of April 18, 2017 has been audited by PricewaterhouseCoopers, Dublin, Ireland, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The address of PricewaterhouseCoopers is One Spencer Dock, North Wall Quay, Dublin 1, Ireland. PricewaterhouseCoopers is a member of the Institute of Chartered Accountants in Ireland.

The financial statements of Praxair as of December 31, 2016 and 2015 and for each of the three years in the three-year period ended December 31, 2016 have been audited by PricewaterhouseCoopers LLP, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The address of PricewaterhouseCoopers LLP, is 300 Atlantic Street, Stamford, Connecticut 06901. PricewaterhouseCoopers LLP, is a member of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

KPMG AG Wirtschaftsprüfungsgesellschaft, Berlin, Germany audited the consolidated financial statements of Linde AG as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 prepared in accordance with IFRS as issued by the IASB, which are included in this document. KPMG AG Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüfungskammer), Rauchstraße 26, 10787 Berlin, Germany.

INDUSTRY AND COMPETITION

Market Overview

Linde and Praxair participate in the industrial gases industry by producing, selling and distributing atmospheric (oxygen, nitrogen and argon), process (carbon dioxide, helium, hydrogen and acetylene), rare (krypton, neon and xenon), specialty and electronic gases. Linde and Praxair distribute industrial gases through three basic distribution methods: on-site or tonnage, merchant or bulk, and packaged or cylinder gases.

In addition, Linde operates an engineering business and Praxair operates a surface technologies business. Linde’s engineering business provides technology, engineering, procurement, project management and construction services for industrial plants. Praxair’s surface technologies business supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Furthermore, Linde and Praxair participate in the healthcare business which includes providing medical grade gases and related services to hospitals, clinics and other healthcare facilities as well as homecare patients that require the administration of supplemental oxygen, assistance with breathing or administration of drugs via respiratory systems and other therapies.

The products, services and technologies of both companies serve a wide variety of end-markets including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. This diversity of end-markets creates financial stability for the companies in varied business cycles. Praxair and Linde estimate that the size of the industrial gases and related market (including customer owned captive supply) in 2016 was around $120 billion.

Geographies

Praxair is a leading industrial gas company in North and South America and one of the largest worldwide. Approximately 56% of the company’s 2016 sales were outside of the United States. The majority of revenues and earnings are generated in 12 core geographies: United States, Canada, Mexico, Brazil, Spain, Italy, Germany / Benelux, Scandinavia, China, India, Korea and Thailand.

Linde has three main divisions, the Linde Gases Division, the Engineering Division and Other Activities. Linde’s largest division, the Linde Gases Division, is active in approximately 100 countries, divided over three geographic reporting segments: EMEA (Europe, Middle East and Africa), Asia/Pacific, and the Americas. Linde’s Engineering Division is active across the globe and ranks among the leading process plant contractors. Linde’s Other Activities Division currently only includes the discontinued operation relating to the logistics business called Gist.

On the basis of Praxair’s and Linde’s 2016 revenues without adjustments for potential divestitures and regulatory limitations, the combined group would have a well-balanced combined portfolio in terms of geography (with 43% of its revenues coming from the Americas, 26% from EMEA and 21% from Asia Pacific and 10% from Engineering and Praxair Surface Technologies) as well as end markets (19% chemicals & energy, 18% manufacturing, 17% healthcare, 13% metals & glass, 7% food and beverage, 7% electronics and 19% other) and supply mode (37% cylinder, 28% bulk, 25% on-site and 10% other).

Trends

As the global economy continues to expand, demand is also expected to grow for metals, refined petroleum products, chemicals, manufactured goods, and other products, which is in turn expected to increase demand for industrial gases. Additionally, future growth in the industrial gases industry is expected to also be driven by the expansion of developing economies, continued growth of the electronics industry, as well as growth of the energy sector. Specifically, the opportunity provided by the shale gas and oil expansion in the United States is expected to continue to drive significant growth in the US Gulf Coast region. This has boosted capital investment in the region and is resulting in the expansion of petro-chemical manufacturing capacity. Finally, other major macro trends including aging population, further expansion of clean energy technologies, technological innovations and digitalization, are expected to have positive impacts in the long term demand for industrial and medical gases. As a result of the merger, the combined group is expected to be better positioned to capitalize on these opportunities, benefiting from a larger global footprint, wide-ranging application technologies and world class engineering expertise.

Competition

Praxair and Linde participate in highly competitive markets in the industrial gases, engineering and healthcare businesses, which are characterized by a mixture of local, regional and global players, all of which exert significant competitive pressure on the parties. Competitors in the industrial and medical gases industry include many global and regional players such as Air Products and Chemicals, Inc., L’Air Liquide S.A. and several other regional and global players such as Messer Group GmbH, Mitsubishi Chemical Holdings Corporation (through Taiyo Nippon Sanso Corporation), Air Water Inc., Yingde Gases Group Company Limited, Iwatani Corporation and SOL Spa as well as an extensive number of small to medium size independent industrial gas companies which compete locally as producers or distributors. In addition, a significant portion of the international gases market relates to customer-owned plants.

BUSINESS AND CERTAIN INFORMATION ABOUT PRAXAIR

Overview

Praxair, Inc. was founded in 1907 and became an independent publicly traded company in 1992. Praxair was the first company in the United States to produce oxygen from air using a cryogenic process and continues to be a technological innovator in the industrial gases industry.

Praxair is a leading industrial gas company in North and South America and one of the largest worldwide. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s sales were $10,534 million, $10,776 million, and $12,273 million for 2016, 2015, and 2014, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair” for a discussion of consolidated sales and Note 18 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for additional information related to Praxair’s reportable segments.

Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. In 2016, 94% of sales were generated in four geographic segments (North America, Europe, South America and Asia) primarily from the sale of industrial gases, with the balance generated from the surface technologies segment. Praxair provides a competitive advantage to its customers by continuously developing new products and applications, which allow them to improve their productivity, energy efficiency and environmental performance.

Industrial Gases Products and Manufacturing Processes

Atmospheric gases are the highest volume products produced by Praxair. Using air as its raw material, Praxair produces oxygen, nitrogen and argon through several air separation processes of which cryogenic air separation is the most prevalent. Rare gases, such as krypton, neon and xenon, are also produced through cryogenic air separation. As a pioneer in the industrial gases industry, Praxair is a leader in developing a wide range of proprietary and patented applications and supply systems technology. Praxair also led the development and commercialization of non-cryogenic air separation technologies for the production of industrial gases. These technologies open important new markets and optimize production capacity for Praxair by lowering the cost of supplying industrial gases. These technologies include proprietary vacuum pressure swing adsorption and membrane separation to produce gaseous oxygen and nitrogen, respectively. Praxair also manufactures precious metal and ceramic sputtering targets used primarily in the production of semiconductors.

Process gases, including carbon dioxide, hydrogen, carbon monoxide, helium, specialty gases and acetylene, are produced by methods other than air separation. Most carbon dioxide is purchased from by-product sources, including chemical plants, refineries and industrial processes or is recovered from carbon dioxide wells. Carbon dioxide is processed in Praxair’s plants to produce commercial and food-grade carbon dioxide. Hydrogen and carbon monoxide can be produced by either steam methane reforming or auto-thermal reforming of natural gas or other feed streams such as naphtha. Hydrogen is also produced by purifying by-product sources obtained from the chemical and petrochemical industries. Most of the helium sold by Praxair is sourced from certain helium-rich natural gas streams in the United States, with additional supplies being acquired from outside the United States. Acetylene is primarily sourced as a chemical by-product, but may also be produced from calcium carbide and water.

Industrial Gases Distribution

There are three basic distribution methods for industrial gases: (i) on-site or tonnage; (ii) merchant or bulk liquid; and (iii) packaged or cylinder gases. These distribution methods are often integrated, with products from all three supply modes coming from the same plant. The method of supply is generally determined by the lowest cost means of meeting the customer’s needs, depending upon factors such as volume requirements, purity, pattern of usage, and the form in which the product is used (as a gas or as a cryogenic liquid).

On-site. Customers that require the largest volumes of product (typically oxygen, nitrogen and hydrogen) and that have a relatively constant demand pattern are supplied by cryogenic and process gas on-site plants. Praxair constructs plants on or adjacent to these customers’ sites and supplies the product directly to customers by pipeline. On-site product supply contracts generally are total requirement contracts with terms typically ranging from 10 – 20 years and containing minimum purchase requirements and price escalation provisions. Many of the cryogenic on-site plants also produce liquid products for the merchant market. Therefore, plants are typically not dedicated to a single customer. Advanced air separation processes allow on-site delivery to customers with smaller volume requirements. Customers using these systems usually enter into requirement contracts with terms typically ranging from 5 – 15 years.

Merchant. The merchant business is generally associated with distributable liquid oxygen, nitrogen, argon, carbon dioxide, hydrogen and helium. The deliveries generally are made from Praxair’s plants by tanker trucks to storage containers at the customer’s site which are owned and maintained by Praxair and leased to the customer. Due to distribution cost, merchant oxygen and nitrogen generally have a relatively small distribution radius from the plants at which they are produced. Merchant argon, hydrogen and helium can be shipped much longer distances. The customer agreements used in the merchant business are usually three-to seven-year requirement contracts.

Packaged Gases. Customers requiring small volumes are supplied products in metal containers called cylinders, under medium to high pressure. Packaged gases include atmospheric gases, carbon dioxide, hydrogen, helium, acetylene and related products. Praxair also produces and distributes in cylinders a wide range of specialty gases and mixtures. Cylinders may be delivered to the customer’s site or picked up by the customer at a packaging facility or retail store. Packaged gases are generally sold under one to three-year supply contracts and through purchase orders.

A substantial amount of the cylinder gases sold in the United States is distributed by independent distributors that buy merchant gases in liquid form and repackage the products in their facilities. Packaged gas distributors, including Praxair, also distribute hardgoods and welding equipment purchased from independent manufacturers. Over time, Praxair has acquired a number of independent industrial gases and welding products distributors at various locations in the United States and continues to sell merchant gases to other independent distributors. Between its own distribution business, joint ventures and sales to independent distributors, Praxair is represented in 48 states, the District of Columbia and Puerto Rico.

Surface Technologies

Praxair Surface Technologies is a leading worldwide supplier of coating services and thermal spray consumables to customers in the aircraft, energy, printing, primary metals, petrochemical, textile, and other industries. Its coatings are used to provide wear resistance, corrosion protection, thermal insulation, and many other surface-enhancing functions which serve to extend component life, enable optimal performance, and reduce operating costs. It also manufactures a complete line of electric arc, plasma and wire spray, and high-velocity oxy-fuel equipment.

Inventories

Praxair carries inventories of merchant and cylinder gases, hardgoods and coatings materials to supply products to its customers on a reasonable delivery schedule. On-site plants and pipeline complexes have limited inventory. Inventory obsolescence is not material to Praxair’s business.

Customers

Praxair is not dependent upon a single customer or a few customers.

International

Praxair is a global enterprise with approximately 56% of its 2016 sales outside of the United States. It conducts industrial gases business through consolidated companies in Argentina, Bahrain, Belgium, Bolivia, Brazil, Canada, Chile, China, Colombia, Costa Rica, Denmark, Dominican Republic, France, Germany, Ghana, India, Ireland, Italy, Japan, Mexico, the Netherlands, Norway, Panama, Paraguay, Peru, Portugal, Puerto Rico, Russia, South Korea, Spain, Sweden, Taiwan, Thailand, United Arab Emirates, the United Kingdom, and Uruguay. Societa Italiana Acetilene & Derivati S.p.A. (which is herein referred to as “S.I.A.D.”), an Italian company accounted for as an equity method investment, also has established positions in Austria, Bosnia, Bulgaria, Croatia, the Czech Republic, Hungary, Romania, Russia, Serbia, Slovakia, Slovenia and Ukraine. Refrigeration and Oxygen Company Limited, a Middle Eastern company accounted for as an equity company, has operations in the United Arab Emirates, Kuwait and Qatar. Praxair’s surface technologies segment has operations in Brazil, Canada, China, France, Germany, India, Italy, Japan, Singapore, South Korea and the United Kingdom.

Praxair’s international business is subject to risks customarily encountered in foreign operations, including fluctuations in foreign currency exchange rates, import and export controls, and other economic, political and regulatory policies of local governments. Also, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair — Quantitative and Qualitative Disclosures About Market Risk.”

Seasonality

Praxair’s business is generally not subject to seasonal fluctuations to any significant extent.

Research and Development

Praxair’s research and development is directed toward developing new and improved methods for the production and distribution of industrial gases and the development of new markets and applications for these gases. This results in the development of new advanced air separation and hydrogen process technologies and the frequent introduction of new industrial gas applications. Research and development for industrial gases is principally conducted at Tonawanda, New York and Burr Ridge, Illinois.

Praxair conducts research and development for its surface technologies to improve the quality and durability of coatings and the use of specialty powders for new applications and industries. Surface technologies research is conducted at Indianapolis, Indiana.

In the years ended December 31, 2016, 2015 and 2014, Praxair spent $92 million, $93 million and $96 million, respectively, for research and development activities.

Patents and Trademarks

Praxair owns or licenses a large number of United States and foreign patents that relate to a wide variety of products and processes. Praxair’s patents expire at various times over the next 20 years. While these patents and licenses are considered important to Praxair’s individual businesses, Praxair does not consider its business as a whole to be materially dependent upon any one particular patent, or patent license, or family of patents. Praxair also owns a large number of valuable trademarks. Only the “Praxair” trademark is important to Praxair’s business as a whole.

Raw Materials and Energy Costs

Energy is the single largest cost item in the production and distribution of industrial gases. Most of Praxair’s energy requirements are in the form of electricity, natural gas and diesel fuel for distribution.

The supply of energy has not been a significant issue in the geographic areas where Praxair conducts business. However, energy availability and price is unpredictable and may pose unforeseen future risks.

For carbon dioxide, carbon monoxide, helium, hydrogen, specialty gases and surface technologies, raw materials are largely purchased from outside sources. Praxair has contracts or commitments for, or readily available sources of, most of these raw materials; however, their long-term availability and prices are subject to market conditions.

Competition

Praxair operates within a highly competitive environment. Some of its competitors are larger in size and capital base than Praxair. Competition is based on price, product quality, delivery, reliability, technology and service to customers.

Competitors in the industrial gases industry both in the United States and worldwide include Air Products and Chemicals, Inc., L’Air Liquide S.A., and Linde AG. Principal competitors for the surface technologies business are Chromalloy Gas Turbine LLC, a subsidiary of Sequa Corporation, Bodycote, PLC, and OC Oerlikon Corp AG. There are other industrial gas and surface coating competitors that compete on a local geography basis.

Properties

Praxair’s worldwide headquarters are located in owned office space in Danbury, Connecticut. Other principal administrative offices are owned in Tonawanda, New York, and leased in Rio de Janeiro, Brazil; Shanghai, China; and Madrid, Spain.

Praxair designs, engineers, manufactures and operates facilities that produce and distribute industrial gases. These industrial gas production facilities and certain components are designed and/or manufactured at its facilities in Tonawanda, New York; Houston, Texas; Rio de Janeiro, Brazil; and Shanghai, China. Praxair’s Italian equity affiliate, S.I.A.D., also has such capacity.

Praxair operates a significant number of production facilities spread globally throughout a number of geographic regions. The following is a description of production facilities for Praxair by segment. No significant portion of these assets was leased at December 31, 2016. Generally, these facilities are fully utilized and are sufficient to meet Praxair’s manufacturing needs.

North America

The North America segment operates production facilities in the U.S., Canada and Mexico, approximately 255 of which are cryogenic air separation plants, hydrogen plants and carbon dioxide plants. There are five major pipeline complexes in North America located in Northern Indiana, Houston, along the Gulf Coast of Texas, Detroit and Louisiana. Also located throughout North America are noncryogenic air separation plants, packaged gas facilities, specialty gas plants, helium plants and other smaller plant facilities.

Europe

The Europe segment has production facilities primarily in Italy, Spain, Germany, the Benelux region, the United Kingdom, Scandinavia and Russia which include approximately 70 cryogenic air separation plants and carbon dioxide plants. There are three major pipeline complexes in Europe located in Northern Spain and the Rhine and Saar regions of Germany. These pipeline complexes are primarily supplied by cryogenic air separation plants. Also located throughout Europe are noncryogenic air separation plants, packaged gas facilities and other smaller plant facilities.

South America

The South America segment operates more than 60 cryogenic air separation plants and carbon dioxide plants, primarily located in Brazil. Many of these plants support a major pipeline complex in Southern Brazil. Also located throughout South America are packaged gas facilities and other smaller plant facilities.

Asia

The Asia segment has production facilities located primarily in China, Korea, India and Thailand, approximately 60 of which are cryogenic air separation plants and carbon dioxide plants. Also located throughout Asia are noncryogenic air separation plants, hydrogen, packaged gas and other production facilities.

Surface Technologies

The Surface Technologies segment provides coating services and manufactures coating equipment at approximately 45 sites. The majority of these sites are located in the United States and Europe, with smaller operations in Asia, and Brazil.

Legal Proceedings

See Note 12 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document and Note 17 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for information concerning legal proceedings.

Material Contracts

Neither Praxair, Inc. nor any of its subsidiaries has entered into contractual arrangements that Praxair believes to be material for Praxair as a whole, except for several financing arrangements. For a description of such financing arrangements, see Note 11 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

Officers and Directors

Executive Officers

The following Executive Officers have been elected by the Praxair board of directors and serve at the pleasure of the Praxair board of directors. It is expected that the Praxair board of directors will elect officers annually following each annual meeting of shareholders.

Name	Age	Positions, Term, Employment History and Directorships
Stephen F. Angel	61	Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President and Chief Operating Officer from March — December 2006, and as Executive Vice President from 2001 to March 2006. Prior to joining Praxair in 2001, Mr. Angel spent 22 years in a variety of management positions with General Electric. Mr. Angel is a director of PPG Industries, Inc. where he serves on the Officers-Directors Compensation Committee, and is the Chairman of the Technology and Environment Committee. He is also a member of the executive committee of The Business Council, co-chairs the U.S. — Brazil CEO Forum, a member of the Board of the U.S. — China Business Council and its Nominating Committee.

Name	Age	Positions, Term, Employment History and Directorships

As the Chief Executive Officer of Praxair and a former senior operating executive at General Electric, a global diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above. He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of Praxair in particular. Mr. Angel utilizes his deep operating experience and knowledge of the industry and Praxair in performing his role as Chairman to, among other things, drive capital discipline and to help facilitate board discussions and keep the board apprised of significant developments in Praxair’s business.

Guillermo Bichara	42	Was appointed Vice President, General Counsel and Corporate Secretary of Praxair, Inc. effective January 1, 2015. Prior to this, from 2013 — 2014, he was Associate General Counsel and Assistant Secretary. From 2011 — 2013, Mr. Bichara served as Associate General Counsel with responsibility for Praxair Europe, Praxair Mexico and corporate transactions. He was Vice President and General Counsel of Praxair Asia from 2007 — 2011, and joined Praxair in 2006 as director of legal affairs at Praxair Mexico. Prior to joining Praxair, Mr. Bichara served as corporate counsel at CEMEX, Mexico’s global leader in the building materials industry, and was a foreign associate and counsel, respectively, at the law firms of Skadden, Arps, Slate, Meagher & Flom and White & Case.

Kelcey E. Hoyt	48	Was named Vice President and Controller effective August 1, 2016. Prior to becoming Controller, she served as Praxair’s Director of Investor Relations since 2010. She joined Praxair in 2002 and served as Director of Corporate Accounting and SEC Reporting through 2008, and later served as Controller for various divisions within Praxair’s North American Industrial Gas business. Previously, she had five years of experience in audit at KPMG, LLP. She is a certified public accountant.

Eduardo F. Menezes	54	Was promoted to Executive Vice President from Senior Vice President effective March 1, 2012. He oversees Praxair’s businesses in Asia, Europe, Mexico, and South America. From 2010 — March 2011, he was a Vice President of Praxair with responsibility for the North American Industrial Gases business. From 2007 — 2010, he was President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 —2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 — 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 — 2003.

Anne K. Roby	52	Was named Senior Vice President on January 1, 2014, responsible for Global Supply Systems, R&D, Global Market Development, Global Operations Excellence, Global Procurement, Sustainability and Safety, Health and Environment. From 2011 — 2013, she served as President of Praxair Asia, responsible for Praxair’s industrial gases business in China, India, South Korea and Thailand as well as the electronics market globally. In 2010, Dr. Roby became President of Praxair Electronics, after having served as Vice President, Global Sales, for Praxair from 2009 — 2010. Prior to this, she was Vice President of the U.S. South Region from 2006 — 2009. Dr. Roby joined Praxair

Name	Age	Positions, Term, Employment History and Directorships
		in 1991 as a development associate in Praxair’s R&D organization and was promoted to other positions of increasing responsibility.

David P. Strauss	58	Was appointed Vice President and Chief Human Resources Officer effective July 26, 2016. Prior to this from 2013 to 2016, he served as Vice President of Safety, Health and Environment for Praxair. Mr. Strauss joined Praxair in 1990 and has held positions of increasing responsibility in the electronics materials business including general manager of North America, vice president of operations and managing director of Electronics Materials, a global business focused on manufacturing and selling high purity metals and ceramics to the electronics industry.

Scott E. Telesz	49	Was promoted to Executive Vice President from Senior Vice President, effective March 1, 2012. He is responsible for Praxair’s U.S. atmospheric gases businesses, and it’s business in Canada, Praxair Distribution, Praxair Surface Technologies, and Helium-Rare Gases. Before joining Praxair in 2010, he was a Vice President from 2007 — 2010 of SABIC Innovative Plastics, a major division of Riyadh-based Saudi Basic Industries Corporation, a global manufacturer of chemicals, fertilizers, plastics and metals. From 1998 — 2007, he held a variety of general management positions with General Electric, and from 1989 — 1998, Mr. Telesz held several positions, including Engagement Manager, in the United States and Australia, with McKinsey & Company.

Matthew J. White	44	Was appointed Senior Vice President and Chief Financial Officer effective January 1, 2014. Prior to this, Mr. White was President of Praxair Canada from 2011 — 2014. Mr. White joined Praxair in 2004 as finance director of Praxair’s largest business unit, North American Industrial Gases. In 2008, he became Vice President and Controller of Praxair, then was named Vice President and Treasurer in 2010. Before joining Praxair, Mr. White was vice president, finance, at Fisher Scientific and before that he held various financial positions, including group controller, at GenTek, a manufacturing and performance chemicals company.

Directors

Name	Age	Employment History and other Directorships
Stephen F. Angel	61	Chief Executive Officer of Praxair, Inc. and Chairman. Mr. Angel’s biography and qualifications are set out above.

Oscar Bernardes	70	Managing partner at Yguapora Consultoria e Empreendimentos Ltda. in São Paulo, Brazil, a consulting and investment firm. From 2003 — 2010, he was a managing partner at Integra Assessoria em Negocios Ltda. in São Paulo, Brazil, a consulting firm specializing in financial restructuring, governance and interim management in turnaround situations. From 1997 — 1999, he was Chief Executive Officer of Bunge International, a leading global agribusiness and food company. Prior to joining Bunge, he was Senior Vice President and Managing Partner for Latin America with Booz Allen and Hamilton, Inc. and prior to that, operations director in Brazil for Ferro Corporation. Mr. Bernardes is a director of three public companies in Brazil: DASA Laboratorios da America SA, Localiza Rent A Car S.A. (where he is Chairman of the Audit

Name	Age	Employment History and other Directorships

Committee), and Marcopolo S.A. During the past five years, he was also a director of Gerdau S.A., Metalurgica Gerdau S.A., Johnson Electric Holdings Ltd. in Hong Kong, and São Paulo Alpargatas S.A. He is also on the advisory board of Amerys, Johnson Electric and a Board Member of Votorantim Participacoes and OMINI, both private companies.

As a former chief executive officer at Bunge International, and as a senior executive of Booz Allen and Hamilton, Mr. Bernardes brings the senior executive experience and skills described above. He also has an in-depth understanding of markets and business operations in South America generally, and in Brazil particularly, where Praxair has a large presence.

Nance K. Dicciani	69

Former President and Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business. In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She currently serves on the Board of Directors of AgroFresh Solutions, Inc. (where she serves as non-executive Chair and a member of the Compensation Committee). Dr. Dicciani also serves on the Board of Directors of Halliburton Company (where she serves on the Audit, and the Health, Safety and Environment Committees), LyondellBasell Industries (where she serves on the Finance, and the Health, Safety and Environmental Committees), and on the Board of Trustees of Villanova University. During the past five years, Dr. Dicciani also served on the Board of Directors of Rockwood Holdings, Inc. (where she was the Lead Director and served on the Compensation Committee and was the Chairperson of the Corporate Governance and Nominating Committee).

As a former senior operating executive at Honeywell, a global industrial and consumer products manufacturing company, and at Rohm and Haas, a global chemicals company, Dr. Dicciani brings the senior executive experience and skills described above. She also has a substantial understanding of technology policy, management and markets. Her technical expertise in the chemical industry, an important end-market for the Company, and her international operations experience, also enable her to provide the Board and management with valuable insight and counsel.

Edward G. Galante	66	Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business — Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company. Mr. Galante is the Lead Independent Director of Celanese Corporation (where he serves on the

Name	Age	Employment History and other Directorships

Compensation and Management Development Committee and the Environmental, Health, Safety and Public Policy Committee), a director of Clean Harbors, Inc. (where he is Chairman of the Corporate Governance Committee and serves on the Compensation Committee), and a director of Tesoro Corporation (where he serves on the Compensation Committee and the Environmental, Health, Safety and Security Committee). He also serves on the Board of the United Way Foundation of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University. During the past five years, Mr. Galante also served on the Board of Directors of Foster Wheeler Ltd. (where he served on the Audit Committee and was the Chairman of the Compensation and Executive Development Committee).

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above and also has significant experience in the operations and management of a large, global business. He has substantial experience in the oil, gas, refining and chemical sectors of the energy industry, all of which are important end markets for Praxair, as well as an in-depth understanding of engineering management, operations and technology, which are important in the execution of many of Praxair’s large capital projects.

Raymond W. LeBoeuf	70

Former Chairman and Chief Executive Officer of PPG Industries, Inc. (principally a manufacturer of coatings) from 1997 — 2005. From 1995 —1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. From 1988 —1994, he was the Chief Financial Officer of PPG. Mr. LeBoeuf is a director of MassMutual Financial Group (where he serves on the Audit Committee and is the Chairman of the Human Resources Committee).

As a former Chief Executive Officer and Chief Financial Officer of PPG Industries, a global diversified manufacturing company, Mr. LeBoeuf brings the senior executive experience and skills described above. He also has an in-depth understanding of corporate and international finance, accounting, financial reporting and internal controls and the review and preparation of financial statements.

Larry D. McVay	69	Principal of Edgewater Energy, LLC, an oil and gas industry investment firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, was a vertically integrated oil company that was 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the upstream, downstream, oil field services, technology and supply chain management. He previously served as Technology Vice President — Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 — 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions. Mr. McVay is a director of Callon Petroleum Company (where he serves on the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and is the Chairman of the Strategic Planning and Reserves Committee) and Chicago Bridge & Iron Company (where he serves on the Audit Committee, the Strategic Initiatives Committee and is the Chairman of the Corporate Governance Committee).

Name	Age	Employment History and other Directorships

As a former senior operating executive at BP, one of the largest global energy companies, Mr. McVay brings the senior executive experience and skills described above. He has an in-depth understanding of engineering management and of worldwide energy markets, operations and technology, all of which are important to Praxair’s operations, particularly those involving large capital project investments. He also has practical experience in operating in Russia and the Middle East, both of which are emerging markets for Praxair.

Martin H. Richenhagen	64

President and Chief Executive Officer of AGCO Corporation, a global manufacturer and distributor of agricultural equipment, since 2004, and Chairman of the Board of Directors since 2006. From 2003 — 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material company headquartered in Switzerland. He also served as Group President for CLAAS KgaA mbH, a global agricultural equipment manufacturer and distributor headquartered in Germany, from 1998 — 2002. Mr. Richenhagen was the Senior Executive Vice President for Schindler Deutschland Holdings GmbH in Germany, a worldwide manufacturer and distributor of elevators and escalators, from 1995 —1998. Mr. Richenhagen is a director of PPG Industries, Inc., a leading coatings and specialty products and services company (where he is Chairman of the Audit Committee and serves on the Officers-Directors Compensation Committee). He is the Chairman of the German American Chambers of Commerce of the United States, and he is a member of the U.S. Chamber of Commerce Board of Directors. Mr. Richenhagen has served as Chairman of the Board of the Association of Equipment Manufacturers (AEM) and is a Life Honorary Director of AEM.

As Chairman, President and Chief Executive Officer of AGCO Corporation, a large international manufacturer and distributor of agricultural equipment, Mr. Richenhagen brings the senior executive experience and skills described above. In particular, his background includes extensive international, operational and manufacturing experience. In addition, AGCO Corporation operates in many of the foreign markets in which Praxair operates, including Europe and South America, and Mr. Richenhagen therefore adds his understanding of these large, foreign markets where Praxair has a significant presence.

Wayne T. Smith	71

Chairman, President and Chief Executive Officer of Community Health Systems, Inc. Chairman, President and Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, Inc., he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a trustee of Auburn University, and is a trustee and the past Chairman of the Federation of American Hospitals.

As the Chief Executive Officer of Community Health Systems, Inc., a large healthcare services company, Mr. Smith brings the senior executive experience and skills described above. He also has an in-depth understanding of the health

Name	Age	Employment History and other Directorships
		care business and the regulatory, compliance and business environment in which it operates. Mr. Smith also brings his experience in leading a senior management team on the numerous issues required of the CEO of Community Health, as well as his experience in leading a board of directors as the Chairman of Community Health.
Robert L. Wood	63

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company) from 2004 — 2008. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive, from November 2000. Mr. Wood has been Praxair’s Lead Director since January 1, 2013. Mr. Wood is a director of MRC Global Inc. (where he serves as Chairman of the Compensation Committee and a member of the Governance Committee), and a director of Univar Inc. (where he serves on the Audit Committee). During the past five years, Mr. Wood was also a director of Jarden Corporation (where he served on the Nominating and Policies Committee and was Chairman of the Audit Committee). He has served as Chairman of the American Plastics Council and the American Chemistry Council, and is a member of the United States Olympic Committee.

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior operating executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above. He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company. Mr. Wood’s knowledge of the chemicals industry, an important end market for Praxair, provides valuable insight to the board and management.

Director Compensation

Director Compensation Program

Praxair paid the amounts reported in the 2016 Director Compensation table below pursuant to its director compensation program in effect for 2016. Praxair does not pay any director who is a Praxair employee

(Mr. Angel in 2016) for serving as a member of the Praxair board of directors or any committee of the Praxair board of directors. The Governance & Nominating Committee of the Praxair board of directors determines non-management director compensation consistent with the directors’ compensation principles set forth in the Praxair corporate governance guidelines. The director compensation program in effect for 2016 is described below.

Cash Compensation

The cash component of Praxair’s director’s compensation consists of:

•	A $100,000 annual retainer paid quarterly.

•	An additional $15,000 annual retainer paid quarterly to each chairman of a Praxair board committee ($20,000 for the chairman of the Audit Committee).

•	An additional $25,000 annual retainer paid quarterly to the lead director.

Equity Compensation

Each active non-management director participates in the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (which is referred to in this subsection, and only in this subsection, as the “Plan”). The Plan allows for grants of stock options, restricted stock, unrestricted stock, and restricted stock units or any combination thereof, as the Governance & Nominating Committee determines (which is herein referred to in this subsection, and only this subsection, as the “Committee”). The Committee may make an annual equity grant under this Plan to each non-management director having a value up to an amount set by the Praxair board of directors. For 2016, the Praxair board of directors set this amount at $160,000.

The Committee selected restricted stock units as the sole form of equity for the 2016 grant. The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, and will be forfeited if a director’s service on the Praxair board of directors terminates for any reason before the one year anniversary of the grant. Restricted stock units will be paid out as soon as practicable after the vesting date unless a director further defers the payout.

The number of restricted stock units granted so as to deliver the $160,000 value as of the April 26, 2016 grant date was based upon the average of the closing prices of Praxair shares for the 200 trading days prior to April 1, 2016. Because the closing price of Praxair shares on April 26, 2016 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on April 26, 2016 and reported in the 2016 Director Compensation Table below was $175,667.

Fees Deferral Plan

Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director may fix this deferred payment date when making a deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account,” or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of Praxair shares. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on Praxair shares. Dividends are credited at the same rate as they are paid to all shareholders. Stock units provide directors the economic equivalent of owning Praxair shares, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Praxair common stock upon his or her termination of service as a director or the attainment of an age specified by the director not to exceed age 75.

Expenses

Praxair pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the annual meeting of shareholders and other Praxair business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Praxair chartered aircraft. From time to time, Praxair may reimburse a director’s expenses for his or her participation in third-party supplied continuing education related to the director’s board or committee service.

The table below shows (i) the fees that Praxair’s non-management directors earned in 2016, (ii) the value of restricted stock units granted in 2016, and (iii) other amounts disclosed as “All Other Compensation.”

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($) (5)	Total ($)
Oscar Bernardes	100,000	175,667	0	0	0	0	275,667
Nance K. Dicciani	115,000	175,667	0	0	0	15,000	305,667
Edward G. Galante	115,000	175,667	0	0	0	0	290,667
Ira D. Hall (6)	120,000	175,667	0	0	0	15,000	310,667
Raymond W. LeBoeuf	100,000	175,667	0	0	0	15,000	290,667
Larry D. McVay	115,000	175,667	0	0	0	14,000	304,667
Denise L. Ramos (7)	75,000	0	0	0	0	0	75,000
Martin H. Richenhagen	100,000	175,667	0	0	0	0	275,667
Wayne T. Smith	100,000	175,667	0	0	0	0	275,667
Robert L. Wood	140,000	175,667	0	0	0	0	315,667

(1)	Certain non-management directors elected to defer some or all of their cash retainers earned in 2016 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.
(2)	Full grant date fair value of restricted stock units granted to each director on April 26, 2016 as determined under accounting standards related to shared-based compensation.
(3)	At December 31, 2016, the non-management directors had the following outstanding stock option awards: Oscar Bernardes 0 shares; Nance K. Dicciani, 6,146 shares; Edward G. Galante, 9,025 shares; Ira D. Hall, 0 shares; Raymond W. LeBoeuf, 8,485 shares; Larry D. McVay 0 shares; Denise L. Ramos, 0 shares; Martin H. Richenhagen, 0 shares; Wayne T. Smith, 0 shares; and Robert L. Wood, 3,885 shares.
(4)	Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above-market or otherwise preferential, no amounts are included in this column.
(5)	Amounts in this column do not represent compensation paid to the directors. These amounts are Praxair’s 2016 matching contributions for the director’s eligible charitable donations. SEC rules require disclosure of these amounts in this table. In 2016, Praxair matched personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor. This matching gift program is available to Praxair employees and non-management directors on the same basis.
(6)	Mr. Hall retired from the Praxair board of directors on April 24, 2017.
(7)	Ms. Ramos resigned from the Praxair board of directors in September 2016, and received compensation through the effective date of her resignation.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (which is herein referred to as “CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Registration Statement for Praxair’s Chief Executive Officer (which is herein referred to as “CEO”), Chief Financial Officer (which is herein referred to as “CFO”) and the three other executive officers who had the highest total compensation for 2016, as set forth in the “Praxair Summary Compensation Table” of this Registration Statement (which are herein referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of Praxair’s board of directors is responsible for policies and decisions regarding the compensation and benefits for NEOs.

Executive Compensation Highlights

2016 Praxair Performance: High Quality Results

In addition to building network density in targeted geographies to increase operating efficiency, profitability, cash flow and return on capital, Praxair made significant strides on implementing the core strategy which benefits not only supported 2016, but laid the groundwork for future earnings over the next several years.

Praxair actively focused efforts towards faster growing resilient end-markets, which include food, beverage, healthcare, specialty gases, environmental and aerospace while remaining well positioned for any recovery in industrial end-markets. As another important element of the strategy, Praxair won seven new large on-site projects that brought the backlog to just over $1.5 billion, with 70% of that value supporting Praxair’s extensive network in the U.S. Gulf Coast.

However, Praxair faced significant headwinds from global macro-economic trends and foreign currency. The continued strengthening of the U.S. dollar reduced earnings from the translation of foreign subsidiary income by 3%. Additionally, up-stream energy and manufacturing end-markets continued to decline, primarily in North America. Although foreign currency exchange rates and other macroeconomic weakening in demand are outside of management’s control, Praxair continued to focus on high-quality results and during 2016 proactively took cost reduction measures to protect the quality of the existing business. Praxair remains well-positioned for strong accretive growth when key end markets recover and foreign currency exchange rate headwinds reverse.

2016 Variable Pay Aligned with Shareholder Interests

For calendar year 2016, financial results such as cash flow and operating margins continued to demonstrate the success of the Praxair management team. Annual variable compensation goals were set to align target payout with earnings guidance provided to shareholders at the beginning of the year. Though continued foreign currency exchange and other macro-economic weakening impacted results, financial performance was near target, and strategic non-financial performance was strong.

For long-term incentives, whose challenging goals were established three years ago, performance continued to be weak, and for a second year in a row, significant value related to performance share units (which are herein referred to as “PSUs”) was not realized.

2016 Payouts: The variable compensation programs continue to work as designed.

•	Annual variable compensation business result:

•	85% financial

•	21% strategic non-financial

•	ROC performance share units: 60% of target

*	Operating margins, EBITDA margin, and ROC are non-GAAP measures. A reconciliation of reported amounts to non-GAAP measures can be found in this Registration Statement in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair” in the sub-section called “Non-GAAP Financial Measures.”

Shareholder Feedback is Critical to Executive Compensation Design

Praxair continues to have a long-standing, robust outreach program whereby management regularly discusses executive compensation design and other relevant matters with shareholders. The Praxair Compensation Committee carefully considers shareholder feedback as it makes compensation program decisions.

In April 2015, certain proxy advisory firms recommended that shareholders vote against Praxair’s Advisory Vote on NEO Compensation, and as a result, additional shareholder outreach was conducted. Fifty-four individual meetings were held, and collectively, shareholders representing 49% of shares outstanding provided feedback for consideration.

In response to, and after carefully considering shareholder feedback, the Praxair Compensation Committee approved changes to certain elements of Praxair’s executive compensation program as highlighted below. Some of the changes were retroactive to 2015, and others affected Praxair’s 2016 executive compensation programs.

These changes were disclosed to shareholders in the Praxair 2016 proxy statement, and shareholders approved the Say-on-Pay proposal in April 2016 with 94% of shares voted in its favor, compared to 62% in favor in 2015 before the changes were made.

What Praxair Heard	What Praxair Did	Effective
Concern that variable compensation awards can be too greatly influenced by elements other than financial performance

Reduced and limited the impact of the non-financial performance on payouts:

•       Financial performance must account for at least 80% of total business performance for NEOs

•       Eliminated the individual performance adjustment for the CEO’s payout

		2015 (retroactive)

Want additional alignment with shareholder returns in the variable compensation program	Revised the annual variable compensation program by increasing the weighting of net income and by replacing the working capital metric with a cash flow metric	2016

ROC is viewed as a solid measure for long-term incentive equity awards. Additionally, some shareholders also prefer relative metrics and linking payouts to TSR	Modified the annual performance share unit grants to incorporate a relative total shareholder return (which is herein referred to as “TSR”) measure, while maintaining the ROC measure	2016

Concern about CEO special pension arrangements	Agreements to provide additional service credit for Praxair’s pension program have not been made with any current executive since 2001, and will not be made in the future	legacy

Desire for enhanced disclosure in the proxy statement	• Performance goals disclosed for the TSR and ROC performance share units in the year of grant • Improved the readability and redesigned the presentation of the proxy statement	2016

Alignment of Executive Compensation Programs with Praxair Business Objectives

The Praxair Compensation Committee seeks to achieve its executive compensation objectives by aligning the design of Praxair’s executive compensation programs with Praxair’s business objectives ensuring a balance between financial and strategic non-financial goals.

Financial Business Objective: Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities, dividend payments and share repurchases.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established financial goals.

•	Annual grants of performance share units that vest based upon performance results over three years.

•	Annual grants of stock options, the value of which is directly linked to the growth in Praxair’s stock price.

Strategic Business Objectives: Maintain world-class standards in safety, environmental responsibility, global compliance, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is impacted by non-financial performance in these areas.

•	Attract and retain executives who thrive in a sustainable performance-driven culture.

•	A competitive compensation and benefits program regularly benchmarked against peer companies of similar size in market cap, revenue and other financial metrics and business attributes.

•	Realized compensation that varies with Company performance, with downside risk and upside opportunity.

Best Practices Supporting Executive Compensation Objectives

WHAT PRAXAIR Does:

✓    Link a substantial portion of total compensation to Praxair performance:

✓    Annual variable compensation awards based principally upon performance against objective, pre-established financial goals

✓    Equity grants consisting of performance share units and stock options, focused on longer term shareholder value creation

✓    Set compensation within competitive market ranges

✓    Require substantial stock ownership and retention requirements for officers

✓    Limit perquisites and personal benefits

✓    Have double trigger change-in-control severance agreements and, for post-2009 agreements, with payouts of 2 times salary plus target variable compensation

✓    Include double trigger vesting requirements for officer equity awards in the event of a change-in-control

✓    Have a clawback (“recapture”) policy that applies to performance based equity and cash awards including gains realized through exercise or sale of equity securities

WHAT PRAXAIR Does Not Do:

X     Guarantee bonuses for executive officers

X     Regularly grant time vested restricted stock

X     Have employment agreements for executive officers

X     Allow pledging or hedging of Praxair stock held by officers

X     Pay tax “gross-ups” on perquisites and personal benefits unless related to relocation expenses that are available to employees generally

X     Accelerate equity award vesting upon change-in-control

X     Include an excise tax “gross-up” provision in any change-in-control arrangements

Praxair’s Executive Compensation Program

Praxair’s Executive Compensation Objectives

Praxair’s executive compensation program is focused on motivating performance to effectively build shareholder value. Praxair delivers a total compensation package that includes salary, performance-based cash and equity incentives, and a competitive employee benefits program. The Praxair Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	motivate executives to deliver strong business results in line with shareholder expectations;

•	build and support a sustainable performance-driven culture; and

•	encourage executives to own Praxair stock, aligning their interests with those of shareholders.

Determining Compensation Opportunity

In order to align executive compensation with Praxair performance, the Praxair Compensation Committee considers a variety of factors, including the degree to which executive compensation is “at risk.”

At Risk Pay

Between 74% and 89% of the NEOs’ target total direct compensation opportunity for 2016 was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and drive shareholder value. This portion of compensation is “at risk” and dependent upon Praxair’s achievement of pre-established financial and other business goals set by the Praxair Compensation Committee and, for equity incentives, Praxair’s stock price performance. The annual variable compensation payout and the ultimate value of the equity compensation awards could be zero if Praxair does not perform.

CEO Pay Mix

Performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation.

Aggregate Compensation

Considerations: The Praxair Compensation Committee considers whether the value of each NEO’s aggregate compensation package is consistent with its objectives for Praxair’s executive compensation program. It evaluates the following factors when determining compensation levels for NEOs:

•	internal equity: respective role, responsibilities and reporting relationships;

•	experience and time-in-position;

•	contribution to results, and exhibition of values, competencies and behaviors critical to the success of Praxair;

•	year-to-year updates in market median data; and

•	retention objectives.

The Praxair Compensation Committee does not have a set formula for determining target compensation opportunity, however it refers to the median benchmark data during its regular review.

Compensation levels tend to be established towards the lower end of a competitive market range for an executive officer who is new to the role. Conversely, a longer tenured executive officer who consistently performs at a high level will have target compensation levels set higher in the competitive range.

As part of the review, the Praxair Compensation Committee compares the CEO’s pay to that of the other NEOs. As in previous years, the CEO’s pay as a multiple of the next highest paid NEO was determined to be appropriate, as the organization does not have a Chief Operating Officer, and the CEO has business executives reporting directly to him. It was also noted that the ratio of CEO pay to the pay of other NEOs collectively changes year-over-year to reflect shifts in executive officer roles from promotions to, and retirements from, those roles. For 2016, two NEOs were short tenured (three years or less) and the CEO has been in his role for ten years.

Compensation Peer Group

The Praxair Compensation Committee reviews the benchmark companies used to assess competitive market compensation ranges for U.S.-based officers (the Key Company Group). Elements considered when choosing companies to be included are:

•	Market capitalization: Considerable weight is given to market capitalization, as Praxair’s market capitalization has consistently been about three times its annual revenue.

•	Revenue and net income: Companies are included in the review if they are generally similar in size to Praxair in one or more of these measures.

•	Other considerations: Assets, number of employees, whether or not a company had global operations and whether a company’s operations were similar to that of Praxair or Praxair’s customers are considered.

Though the Praxair Compensation Committee reviews the Key Company Group annually, it values year-over-year consistency in the peer group and only makes changes when appropriate. When the review was performed in October 2015, the Praxair Compensation Committee determined to remove Kraft Foods from the peer group as it no longer was a publically traded company. The following Key Company Group was used for setting 2016 compensation:

Key Company Group

Air Products and Chemicals	EMC	Texas Instruments
Anadarko Petroleum Corp	General Mills
Applied Materials	Illinois Tool Works
Baker Hughes	International Paper
Baxter International	Kellogg
Colgate-Palmolive	Kimberly-Clark
Corning	Monsanto
CSX Corp	Mosaic
Cummins	Norfolk Southern
Danaher	PPG Industries
DuPont	Sherwin-Williams
Ecolab	Stryker

Role of the Compensation Consultant

The Praxair Compensation Committee engages a third-party compensation consultant to assist in analysis as is necessary to inform and support the Praxair Compensation Committee’s decisions on executive compensation. At each of its meetings, the Praxair Compensation Committee conducts a private session with its consultant without management present. For its consideration of 2016 executive compensation, the Praxair Compensation Committee engaged Deloitte Consulting LLP (which is herein referred to as “Deloitte Consulting”).

In 2016, the scope of Deloitte Consulting’s engagement included:

•	Advice on the determination of NEO’s compensation, the consultant’s view of the CEO’s recommendations for other NEO compensation, as well as input on the CEO’s compensation;

•	Preparation and presentation to the Praxair Compensation Committee of reports on executive compensation trends and other various materials; and

•	Review of the peer group analysis and compensation benchmarking studies prepared by management and review of other independent compensation data.

Pay Design and Decisions

Direct Compensation for Executive Officers

Salary

The salary level for each NEO was established by the Praxair Compensation Committee after its consideration of multiple factors including positioning to market, CEO input (other than for himself) and advice from Deloitte Consulting. Salary adjustments, if any, are typically effective April 1 of each year.

Annual Performance-Based Variable Compensation

The Praxair Compensation Committee sets annual goals to drive desired short-term business performance by focusing executives on key objectives that position Praxair for sustained growth and create shareholder value without compromising long-term business objectives. The program is designed to deliver pay commensurate with performance: results that are greater than goals are rewarded with above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Design Changes: For 2016, changes were made to the variable compensation design to further align management and shareholder interests.

2016 Design: The Praxair Compensation Committee reviewed the financial measures in the annual variable compensation program and approved changes for the 2016 performance year. Recognizing that cash flow is a critical component of Praxair’s financial performance that also has significant importance to investors, it was determined that operating cash flow would be included in the 2016 financial goals at a weighting of 25%, replacing the working capital metric. To reinforce the importance of making decisions that support Praxair’s profitability, the weighting of net income was increased to 60%, and sales was reduced to 15%.

Business Results:

Financial Goals: Awards are determined based on Praxair performance against challenging, pre-established financial goals. Payouts can range from zero to 200% of target variable compensation, and the financial performance must be at least 80% of the total business results for NEOs.

Strategic Non-Financial Goals: The Praxair Compensation Committee may make a positive or negative adjustment of up to 35 percentage points to the total financial payout earned based on the Committee’s detailed review and assessment of performance against pre-established non-financial goals that relate directly to Praxair’s strategic objectives. Points awarded for strategic non-financial goals cannot exceed 20% of the total business payout for NEO payout determination.

Individual Performance: The Praxair Compensation Committee does not assign an individual performance factor for the CEO, though it retains the discretion to decrease (but not increase) his payout if deemed appropriate. The Praxair Compensation Committee may positively or negatively adjust each other NEO’s performance-based variable compensation to reflect each individual’s contribution to Praxair performance. Individual performance adjustments can reduce each NEO’s payout to as low as zero or increase it by a factor of up to 1.5; however, in the past ten years, the maximum awarded has not exceeded 1.3.

Maximum Payout: Total payout for officers is capped at 260% of target variable compensation except for the CEO, whose maximum is 235%.

Annual Performance-Based Variable Compensation Opportunity for 2016

In December 2015, the 2016 variable compensation target for each NEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals) was established by the Praxair Compensation Committee. The target level for each NEO ranged from 80% to 160% of base salary.

Determining Financial Goals

At the time goals are established, the Praxair Compensation Committee considers many factors including the degree of control senior management may have over certain factors that affect financial performance. Goals are established with the expectation that executives will be rewarded with higher variable compensation payouts if performance exceeds expectations. Factors considered in assessing the challenge inherent in setting the threshold, target and maximum financial performance goals for each financial measure include:

•	management’s operating plan, including expected year-over-year challenges in performance;

•	external earnings guidance provided to shareholders;

•	macro-economic trends and outlooks in each of the countries in which Praxair operates;

•	foreign exchange rate trends and outlook;

•	expected industrial gases industry peer performance and that of the broader S&P 500;

•	shifts in key customer markets; and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

When establishing the financial goals for 2016, the Praxair Compensation Committee placed great emphasis on the earnings per share (which are herein referred to as “EPS”) guidance that was provided to investors in February 2016. The net income target goal was set to align with $5.50 annual EPS, which represented the middle of the full-year guidance published at that time.

Determining Strategic Non-Financial Goals

Praxair’s culture has been institutionalized over decades and is the foundation on which employees drive and deliver financial results. The Praxair board of directors believes culture must be driven from the top by example. As such, the Praxair Compensation Committee confirmed the importance of setting non-financial objectives to reinforce leadership’s focus on maintaining an enduring culture that supports both short-and long-term sustainable results. The Praxair Compensation Committee identified the non-financial elements that were considered most important to long-term sustainable success and established annual non-financial goals with respect to those elements.

Most of the strategic non-financial goals are linked to quantitative and measurable objectives, although the Praxair Compensation Committee ultimately uses its judgment when determining the points awarded for goal achievement after a rigorous review of the results.

GOAL	ADDITIONAL DETAIL
Safety, Environmental Performance and Sustainability: • Zero fatalities • Maintain best in class safety rates • Superior performance in sustainable development including environmental stewardship

•       Providing Praxair employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is a top priority

•       Rigorous processes and procedures to ensure compliance with all applicable environmental regulations, to meet sustainable development performance targets and to continuously reduce the environmental impact of Praxair operations in the communities in which Praxair operates

People Development: • Strengthen leadership pipeline, including globally diverse talent

•       Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process

•       Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Compliance: • Maintain a strong global compliance program and culture

•       Create and maintain a strong ethical culture in every country where Praxair operates

•       All employees accountable for ensuring that business results are achieved in compliance with local laws and regulations and Praxair’s Standards of Business Integrity

Strategy: • Position the business for long-term performance

•       Deliver excellent results in the short-term and over a longer, sustainable period of time

•       Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years

Project Selection and Execution: • Maintain industry-leading performance

•       Maintain a thorough capital allocation process to ensure careful selection of projects

•       Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently and supporting plant availability

Productivity: • Enhance organizational capabilities in tools, processes and practices

•       Deliver value through continuous innovation to help Praxair’s customers enhance their product quality, service, reliability, productivity, safety and environmental performance

•       Work across disciplines, industries and sectors, with Praxair’s employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

Relative Performance: • Strong performance relative to peer companies

•       Continue to be the best performing industrial gases company in the world

•       Assess how well Praxair anticipates and manages adversity to optimize results

•       Determine if management’s actions appear more or less effective than those of Praxair’s peers

•       Appropriately respond to macroeconomic or other external factors unknown at the time financial goals were established

Financial Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes. As part of the variable compensation plan design, certain pre-determined adjustments may be made by the Praxair Compensation Committee to actual financial results in order to account for these elements. The Praxair Compensation Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise properly modified.

Though continued foreign currency exchange and other macro-economic weakening impacted results, financial performance was near target. The overall weighted average payout factor for financial performance was 85% of target variable compensation.

The chart below shows for each financial performance measure, Praxair’s 2016 financial targets set by the Praxair Compensation Committee and the actual performance achieved.

Financial Measure*	Target ($ millions)	Actual ($ millions)	Weight	Achievement	Payout
Sales	10,436	10,409	15%	97%	15%
Net Income	1,581	1,518	60%	61%	36%
Operating Cash Flow	2,475	2,773	25%	136%	34%

*	For the annual variable compensation program, sales and net income are measured in accordance with GAAP subject to certain adjustments that the Praxair Compensation Committee approves.

Strategic Non-Financial Business Results

Coupled with its assessment of performance related to financial goals, the Praxair Compensation Committee reviewed the strategic actions taken by management that focused on long term sustainable success. In December 2016, management presented to the Praxair Compensation Committee, the degree of achievement in meeting each goal, and for each element, provided its view of the relative degree of importance to long term success.

Based on the results, the Praxair Compensation Committee determined that Praxair’s performance with respect to the non-financial goals was favorable and awarded a positive 21% adjustment for the NEOs (limited by the applicable cap). The Praxair Compensation Committee noted the following as examples of actions that support Praxair’s strategic objectives in determining 2016 variable compensation payouts:

•	Maintained world class performance in safety with a 10% reduction in significant safety events

•	Record year for recordable injury rates that was 8 times better than industry average

•	Maintained industry leading project execution with 98% first year reliability

•	Optimized base business through productivity and cost structure alignment

•	Strategically pursued resilient markets, on target to grow from 25% to 33% of total sales by 2020

•	Increased carbon dioxide capacity by 50% in the U.S., and in Europe, the Yara CO2 acquisition significantly strengthened the growth platform on the continent

•	Completed GE joint venture of aircraft engine coatings

•	Commercialized 15 new technologies in support of growth opportunities

•	Increased total value of backlog to $1.5 billion, 70% of which is located in the U.S. Gulf Coast

•	Continued to develop a diverse pipeline of future senior leaders

•	Received Public Recognition:

•	Dow Jones Sustainability World Index for 14th year in a row

•	9th consecutive year on the Climate Disclosure Leadership Index, and recognized as only industrial gases company that made the “A-List” for the Materials sector

•	Received “Top 25 Noteworthy Company” by DiversityInc and a perfect score of 100 by The Human Rights Campaign for workplace equality and advocacy

•	Had over 200 sites achieving over 90% waste reduction

Individual Performance Adjustments

Excluding the CEO, the Praxair Compensation Committee may make a positive, negative or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance. In evaluating if an individual performance adjustment was appropriate, the Praxair Compensation Committee considered various qualitative factors, such as the NEO’s:

•	performance in his or her principal area of responsibility;

•	degree of success in leading Praxair to meet its strategic objectives; and

•	championing of the values and competencies that are important to the success of Praxair.

Adjustments were made to the payouts of each NEO based upon individual performance in 2016. The Praxair Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to any individual factors or subject them to pre-defined, rigid formulas, or set financial or other objective goals related to personal performance, and the importance and relevance of specific factors varied for each NEO. None of the adjustments made were material to annual performance-based variable compensation payments.

Equity Awards

Equity awards are the largest portion of each NEO’s target compensation. This weighting helps ensure a strong alignment of NEOs’ and shareholders’ long-term interests. Annual grants of equity awards are made to incent and reward sustained performance.

Equity awards are granted as a mix of stock option and performance share unit (PSU) awards. The mix and type of awards granted to the CEO and other NEOs is the same as those granted to all eligible executives of Praxair. Fully aligning the leadership team, from mid-management to officers, is a long-standing practice of Praxair that helps sustain its culture of incenting and rewarding all participants with the same goals and performance results.

2016 Equity Award Target Value

In December 2015, the target dollar value of 2016 equity awards for each NEO was established. The Praxair Compensation Committee examined relative responsibility of the NEOs and each NEO’s position to market with consideration of how long he or she had been in the current role. Particular emphasis was placed on retention considerations and the importance of providing NEOs incentive and appropriate reward for taking high quality actions to support sustainable long-term growth.

Stock Options

The Praxair Compensation Committee believes that stock options continue to present an appropriate balance of risk and reward in that the options have no value unless Praxair’s stock price increases above the option exercise price and that the opportunity for leveraged appreciation from growth in shareholder value over the ten-year grant term encourages long term decision-making. The Praxair Compensation Committee notes that Praxair’s historical record of strong stock price performance results in Praxair’s executives placing high value on stock options as a compensation vehicle.

•	Exercise price is fixed at 100% of the closing market price on date of grant.

•	Vest in equal annual tranches over three years and expire after ten years.

•	Repricing only with shareholder approval.

•	NEOs must hold all shares obtained from exercise, net of taxes and exercise price, until the stock ownership requirement is met.

Performance Share Units

The Praxair Compensation Committee recognizes that PSUs can provide appropriate rewards to executives for performance while also potentially mitigating some of the impact of an economic downturn on the stock option portion of the annual awards. A three-year performance period is believed to be an appropriate balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals. Additionally, the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.

•	Vest if pre-established performance goals are attained and forfeited if threshold goal is not met.

•	Pay no dividends nor accumulate dividend equivalents prior to vesting.

•	NEOs must hold all after-tax shares derived from vested awards until the stock ownership requirement is met.

2016 Design Changes: To further align Praxair’s executive compensation program and shareholder interests, changes were made to Praxair’s equity awards mix for 2016, including the addition of relative TSR-measured PSU awards in place of EPS-measured PSU awards.

2016 Equity Awards

In 2015, the Praxair Compensation Committee conducted a complete review of the long-term incentive plan awards design. It sought to find a balanced design that would address the needs of multiple stakeholders. In its review, the Praxair Compensation Committee considered costs, both monetary and share usage, and recognized that leadership throughout the organization comprised of about 600 managers and executives, receives the same mix of equity awards as do the NEOs. It considered information gathered from shareholders, management, its compensation consultant, and market practices.

As a result of its analyses, the Praxair Compensation Committee determined that it would be appropriate to provide 50% of the 2016 equity award value in stock options, 30% in PSUs that measure three-year ROC performance, and 20% as PSUs that measure relative TSR over a three year period.

ROC-measured performance share units

In January 2016, the ROC goal for the PSU awards covering fiscal years 2016 — 2018 was determined after the Praxair Compensation Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and Praxair’s weighted average cost of capital. It was acknowledged that Praxair had maintained industry-leading ROC, and the payout schedule set for the PSU awards would encourage and reward the executive team for taking actions that result in maintaining ROC performance.

The February 2016 awards are measured against the following ROC goals:

2016-2018	Average Annual ROC	Payout*
Below Threshold	<11.0%	0%
Threshold	11.0%	50%
Target	12.5%	100%
Maximum	≥13.5%	200%

*	Interpolated for results between threshold and maximum.

ROC is Praxair’s after-tax return on capital as reported in its quarterly and annual Consolidated Financial Statements, adjusted to eliminate the after-tax effect of any acquisition occurring during the Performance Period that was not known at the time the goals were set.

Relative TSR-measured performance share units

To further strengthen alignment of management payouts with shareholder returns, the Praxair Compensation Committee determined that it would be appropriate to provide a portion of the target equity award value through a PSU that measures relative TSR performance.

For the February 2016 awards, relative performance is measured against the companies of the S&P 500 as of January 1, 2016, excluding the Financial sector, and payouts will be determined based on the following schedule:

2016-2018	TSR Rank	Payout*
Below Threshold	<25%ile	0%
Threshold	25%ile	25%
Target	50%ile	100%
Maximum	≥75%ile	200%

*	Interpolated for results between threshold and maximum.

2017 Performance Share Units: In January 2017, it was determined that the February 2017 performance share unit awards would remain in the same form and would have the same goals as those awarded in 2016.

2014 — 2016 Performance Share Unit Payouts

In February 2017, the grants of the ROC-measured 2014 PSUs that met the pre-established performance criteria at the end of 2016 became vested and were converted to shares and distributed.

Though ROC over the 2014 — 2016 performance cycle remained industry-leading and the average annual ROC of 12.4% exceeded the performance threshold, actual performance was lower than the 14% required for a target level payout of the awards. The Praxair Compensation Committee certified the vesting of 60% of the target number of PSUs granted.

ROC
ROC Target	Average ROC	2014 — 16 Payout*
14%	12.4%	60.0%

*	Payout determined based on linear interpolation from actual results to the target.

Half of the PSUs awarded in 2014 had pre-established goals based on Praxair’s adjusted diluted cumulative EPS growth for the 2014 — 2016 performance cycle. The EPS goals, which included a 20% growth target, were not met. However, these awards also provide that the Praxair Compensation Committee may award up to 50% of target shares where the minimum EPS growth goal is not achieved due to materially adverse and unforeseen market conditions beyond the control of Praxair and if Praxair’s cumulative operating earnings growth exceeds the average cumulative growth in operating earnings of the companies in the Materials Index of the S&P 500 for the same three-year performance period.

As of the date of Praxair’s 2017 Proxy Statement, the Praxair Compensation Committee had not made any such payout determination because not all companies in the Materials Index had reported operating earnings for 2016. The Praxair Compensation Committee will make a payout determination (which could include forfeiture of these awards) at a future date when all data is available, and such determination will be disclosed in Praxair’s 2018 Proxy Statement.

Benefits Available to Executive Officers

Praxair makes available to NEOs essentially the same benefit plans generally available to other U.S. employees, and also provides to them limited perquisites and personal benefits.

Health, Welfare and Retirement Plans

Competitive benefits are provided to attract executive talent and promote employee health and well-being, to provide opportunity for retirement income accumulation, including opportunities to “invest in” Praxair stock and to encourage long term service.

Tax-Qualified Pension Plan

•	Praxair maintains a tax-qualified pension plan for eligible employees, including the NEOs.

Supplemental Retirement Income Plan

•	The plan is maintained for the primary purpose of providing retirement benefits that would otherwise be paid to employees under the tax-qualified pension plan but for certain limitations under federal tax law.

•	Incremental benefits paid are calculated in the same manner as the underlying tax-qualified pension plan.

•	Only base salary and annual variable compensation awards are considered in pension calculations.

401(k) Plan

•	Contributions to the plan are voluntary and may be invested in various funds, including Praxair’s stock fund.

Deferred Compensation

•	Employees eligible to participate in the Variable Compensation Plan, including the NEOs, may participate in the plan.

•	Contributions to the plan are voluntary and represent compensation already earned by the participants.

•	No above-market earnings are payable.

Other Plans

•	Medical and dental plans, disability, life insurance, relocation and vacation programs are provided.

Perquisites and Personal Benefits

The Praxair Compensation Committee reviews items that could be construed as perquisites or personal benefits for each NEO to ensure they are provided for limited and specifically defined business purposes. No “tax gross-up” is permitted for any executive officer unless such gross-up is available to employees generally. Praxair’s internal audit department performs an annual audit of executive officer expense reports for compliance with Company policies and the independent auditors review that work.

Other Compensation Policies and Considerations

Severance and Change-in-Control Arrangements

Praxair maintains a severance plan that provides certain benefits to eligible employees, including NEOs. Praxair has also entered into executive severance compensation agreements with certain senior executives, including NEOs. Additional information about these arrangements is included in “— Executive Compensation Tables — Severance and Other Change-in-Control Benefits.”

Stock Ownership, Retention Requirements, Hedging, and Pledging

In order to align executives’ interests with shareholder interests, the Praxair Compensation Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the Praxair Corporate Governance and Board Practices section of its 2017 Proxy Statement). NEOs may comply with this policy by acquiring Praxair stock or stock-equivalent units through equity incentive grants, as well as through Praxair’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments. Under Praxair’s Stock Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his or her holdings of Praxair stock, and must hold all shares acquired after tax upon vesting of PSUs or restricted stock units and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price. An executive officer may not engage in hedging transactions related to Praxair stock that would have the effect of reducing or eliminating the economic risk of holding Praxair stock. In addition, no executive officer may pledge or otherwise encumber any of his or her Praxair stock.

The Praxair Compensation Committee reviewed 2016 stock transactions by executive officers and their year-end holdings to ensure that executives were compliant with the stock ownership policy, including the policy’s anti-hedging and anti-pledging provisions. Based on this review, the Praxair Compensation Committee determined that the equity incentives previously granted to NEOs continue to be used appropriately.

Recapture Clawback Policy

The Praxair Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Praxair board of directors, or an appropriate committee thereof, has determined that any fraud by any elected officer of Praxair materially contributed to Praxair having to restate all or a portion of its financial statement(s), the Praxair board of directors or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Praxair board of directors or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Praxair board of directors or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options or sale of equity securities), any or all elected officers of Praxair, if and to the extent that:

•	the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

•	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Tax and Accounting

Under Internal Revenue Code Section 162(m), Praxair may not take a tax deduction for compensation paid to any NEO (other than Praxair’s CFO) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Praxair Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed above) so that Praxair may take a tax deduction, it does not have a policy requiring that all compensation be deductible and it may, from time to time, authorize compensation that is not tax deductible.

In December 2015, the Praxair Compensation Committee identified participants and established an upper limit on performance-based variable compensation that could be paid to NEOs for 2016 under the shareholder-approved “Praxair, Inc. Plan for Determining Awards under Section 162(m)” (which is herein referred to as the “162(m) Plan”) based upon budgeted net income performance. In January 2017, the Praxair Compensation Committee certified the net income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan. It then exercised its downward discretion to adjust the actual payments to a level it deemed appropriate for each NEO according to the variable compensation methodology described in the “2016 Annual Performance-Based Variable Compensation Results and Payout” section of this CD&A.

Additionally, in January 2016, the Praxair Compensation Committee established a performance threshold based upon Praxair’s share price for the PSU awards that were granted in February 2016, which is intended to qualify future payments made in settlement of the awards as deductible under Section 162(m).

Accounting treatments were also reviewed by the Committee but did not impact the selection and design of equity and equity-related compensation for 2016, although all such grants to NEOs were made in such a manner as to not require liability accounting treatment.

Executive Compensation Tables

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2016, 2015 and 2014. The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2016, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive if their employment with Praxair terminates under various circumstances or in connection with a change-in-control.

Praxair Summary Compensation Table

NAME AND PRINCIPAL POSITION	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Stephen F. Angel,	2016	1,318,750	4,227,958	3,709,390	2,236,600	1,357,000	187,364	13,037,062
Chairman, President & Chief Executive Officer	2015	1,300,000	5,043,233	3,130,159	702,000	4,733,000	171,133	15,079,525
	2014	1,287,500	5,282,750	2,982,456	2,781,000	7,174,000	179,695	19,687,401

Matthew J. White,	2016	587,500	865,778	759,108	635,279	25,000	29,250	2,901,915
Senior Vice President & Chief Financial Officer	2015	537,500	789,918	489,951	193,500	19,000	26,750	2,056,619
	2014	500,000	806,952	454,688	576,000	38,000	24,500	2,400,140

Scott E. Telesz,	2016	615,000	903,570	792,429	554,140	31,000	43,813	2,939,951
Executive Vice President	2015	595,000	915,969	568,003	200,277	29,000	41,293	2,349,542
	2014	575,000	966,889	545,582	674,555	56,000	40,830	2,858,856

Eduardo F. Menezes,	2016	611,250	904,659	793,542	688,474	1,458,000	35,922	4,491,847
Executive Vice President	2015	578,750	915,969	568,003	203,662	160,000	34,246	2,460,630
	2014	552,500	966,889	545,582	591,838	2,079,000	33,800	4,769,608

Anne K. Roby,	2016	471,250	501,862	440,159	430,859	1,139,000	17,526	3,000,656
Senior Vice President (6)	2015	452,500	512,607	317,602	125,433	26,000	14,651	1,448,793

(1)	Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable. Base salary adjustments are typically effective April 1 of each year.
(2)	These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Stock Awards amounts are the values for PSU grants made to each NEO in each of the years valued at the target number of shares granted. The Option Awards amounts are the values for options granted in each of the years. The maximum payout values of the PSU awards (based upon the price per share used to compute the full grant date fair values in the table above) are: Mr. Angel: $8,455,916, $10,086,466, and $10,565,500 for 2016, 2015 and 2014, respectively; Mr. White: $1,731,556, $1,579,837, and $1,613,904 for 2016, 2015 and 2014, respectively; Mr. Telesz: $1,807,140, $1,831,939, and $1,933,777, for 2016, 2015 and 2014, respectively; Mr. Menezes: $1,809,318, $1,831,939, and $1,933,777 for 2016, 2015 and 2014, respectively; and Ms. Roby: $1,003,724 and $1,025,213 for 2016 and 2015, respectively. The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

The amounts shown in the Stock Awards and Option Awards columns are subject to vesting and performance conditions that may or may not result in actual payouts in future years. In addition, a stock option has value only if Praxair’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, the NEO would then realize an actual gain. Any gain actually realized for options exercised in 2016 and the PSUs that vested in 2016 and the value realized upon vesting, are reported in the “2016 Option Exercises and Stock Vested” table.

(3)	In 2016, 2015 and 2014, Praxair achieved certain financial and strategic non-financial goals that the Praxair Compensation Committee set under Praxair’s Variable Compensation Plan. Therefore, the Praxair Compensation Committee awarded each NEO performance-based variable compensation payments in February 2017 (for 2016 performance), February 2016 (for 2015 performance), and February 2015 (for 2014 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the CD&A under the caption “— Pay Design and Decisions — Direct Compensation for Executive Officers — Annual Performance-Based Variable Compensation.”
(4)	Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under Praxair’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated under “Change in Pension Value” below and under “Additional Information Regarding 2016 Pension Benefits Table.” The total pension present value accrued for each NEO through 2016 under Praxair’s Pension Program is disclosed in the 2016 Pension Benefits table.

No amounts accumulated under Praxair’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(5)	The amounts in this column include Company matching contributions to Praxair’s 401(k) Plan and Company contributions to the Compensation Deferral Program described under the “2016 Nonqualified Deferred Compensation” table below.

This column also includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2016, valued at Praxair’s incremental costs. Consistent with Company policy, NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees. Such perquisites or personal benefits were:

Name	Matching Contribution	Personal Use of Corporate Aircraft	Financial Planning
Stephen F. Angel	48,703	125,661	13,000
Matthew J. White	29,250	0	0
Scott E. Telesz	30,813	0	13,000
Eduardo F. Menezes	22,922	0	13,000
Anne K. Roby	17,526	0	0

For reasons of security and time management, the Praxair board of directors requires the CEO to use Praxair’s corporate aircraft for personal use as well as business travel. The aircraft is available for Praxair’s use through a time-share arrangement. Praxair pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. Praxair calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as Praxair must pay this amount even if Mr. Angel does not use the aircraft for personal travel.

In addition, Praxair pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Praxair business-related events, including Praxair board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Praxair’s chartered aircraft if available. No amounts are reported in the table for these business expenses. Praxair also maintains certain country club memberships for business entertainment purposes which memberships, by club rules, must be in an executive’s name. By company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of Praxair’s business. Since no NEO made personal use of these club memberships during 2016, no amounts are reported in the table.

(6)	Because Ms. Roby was not an NEO in 2014, only 2015 and 2016 compensation is provided for her.

Change in Pension Value: In connection with Mr. Angel’s recruitment to Praxair in 2001 and in order to provide him with a retention incentive, Praxair agreed to provide Mr. Angel with additional credit under Praxair’s Supplemental Retirement Income Plans (which are herein referred to as the “SRIP”), subject to his continuous employment with Praxair through established dates, to recognize his years of service with his prior employer, General Electric. Under the arrangement, Mr. Angel received 10 years of General Electric service credit recognition on January 1, 2011 and an additional 11.64 years on January 1, 2016. In connection with his Praxair employment completed in 2016 and later, Mr. Angel will receive service credit under the standard terms of Praxair’s Pension Program. When he retires, he will receive retirement benefits under the Pension Program based on his Praxair service plus the additional years of recognized General Electric service, less an offset for benefits he receives under the General Electric retirement plans. If Mr. Angel is terminated for cause (as defined in the service credit agreement) he will forfeit recognition of his prior General Electric service.

Under financial accounting rules, Praxair has recognized as an accrued pension liability, the additional years of service credit that Mr. Angel received under the SRIP over the course of his anticipated years of service.

The Praxair Compensation Committee has determined that Praxair will not enter into any future supplemental pension service agreements with executives.

No further accruals to recognize additional years of service credit for Mr. Angel were required in 2016, and none are expected going forward as the liability has been fully accrued and the years of service credit fully vested.

2016 Grants of Plan-Based Awards

Below is information regarding the 2016 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above. The 2016 option grants and performance share unit (PSU) awards reported in the table below were made under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan. Options and PSUs granted to NEOs are made on substantially the same terms as grants to all other eligible employees.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Praxair Compensation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($) (5)
Stephen F. Angel
Variable Cash (2)			0	2,110,000	4,958,500
ROC PSUs (3)	2/23/2016	1/25/2016				0	24,650	49,300			2,303,789
TSR PSUs (3)	2/23/2016	1/25/2016				0	15,495	30,990			1,924,169
Stock Options (4)	2/23/2016	1/25/2016							416,355	102.22	3,709,390

Matthew J. White
Variable Cash (2)			0	499,375	1,298,375
ROC PSUs (3)	2/23/2016	1/25/2016				0	5,045	10,090			471,506
TSR PSUs (3)	2/23/2016	1/25/2016				0	3,175	6,350			394,272
Stock Options (4)	2/23/2016	1/25/2016							85,205	102.22	759,108

Scott E. Telesz
Variable Cash (2)			0	522,750	1,359,150
ROC PSUs (3)	2/23/2016	1/25/2016				0	5,270	10,540			492,534
TSR PSUs (3)	2/23/2016	1/25/2016				0	3,310	6,620			411,036
Stock Options (4)	2/23/2016	1/25/2016							88,945	102.22	792,429

Eduardo F. Menezes
Variable Cash (2)			0	519,563	1,350,863
ROC PSUs (3)	2/23/2016	1/25/2016				0	5,275	10,550			493,002
TSR PSUs (3)	2/23/2016	1/25/2016				0	3,315	6,630			411,657
Stock Options (4)	2/23/2016	1/25/2016							89,070	102.22	793,542

Anne K. Roby
Variable Cash (2)			0	353,438	918,938
ROC PSUs (3)	2/23/2016	1/25/2016				0	2,925	5,850			273,371
TSR PSUs (3)	2/23/2016	1/25/2016				0	1,840	3,680			228,491
Stock Options (4)	2/23/2016	1/25/2016							49,405	102.22	440,159

(1)	On January 25, 2016, the Praxair Compensation Committee approved the stock options and target PSUs to be granted to NEOs and all other executive officers. It set February 23, 2016 as the actual grant date of these awards. For a more detailed description of equity grant practices, see the CD&A under the caption “Equity Awards.”
(2)	The actual amount of performance-based variable compensation paid in February 2017 for 2016 performance is shown in the “Praxair Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2016. The amounts shown in these columns in the table above are the range of potential 2016 payments that could have been made under Praxair’s Variable Compensation Plan. Target amounts assume achievement of 100% of Company financial goals. For more information, see the explanation in the CD&A under the caption “Annual Performance-Based Variable Compensation.”
(3)	These are the threshold, target and maximum number of shares that may be earned under PSU awards made in February 2016. See the further description set forth in the CD&A under the caption “Equity Awards” for more information.
(4)	These are the number of shares underlying stock option grants made in February 2016. See the explanation set forth in the CD&A under the caption “Equity Awards” for more information.
(5)	The amounts are the full grant date fair values of the PSU awards (valued at the target number of shares granted) and the stock option grants made in 2016, calculated in accordance with accounting standards related to share-based compensation. These amounts are neither paid to any NEO nor equal to the amounts recognized by Praxair as compensation expense in 2016 under accounting standards related to share-based compensation.

2016 Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards at the end of 2016. The material terms of the option grants and PSU awards are described under the caption “Equity Awards” in the CD&A and in the footnotes to the table below, and for outstanding restricted stock units in footnote (2) to the table below. Treatment of equity awards upon termination of employment is described in “— Severance and Other Change-in-Control Benefits” under the caption “Equity Awards.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Stephen F. Angel	195,200	0	83.89	2/26/2008	2/26/2018	0	0	117,035	13,715,332
	281,510	0	60.92	2/24/2009	2/22/2019
	204,640	0	76.16	2/23/2010	2/21/2020
	218,175	0	97.84	2/22/2011	2/22/2021
	236,510	0	109.68	2/28/2012	2/28/2022
	187,015	0	110.58	2/26/2013	2/24/2023
	135,953	67,977	128.80	2/25/2014	2/23/2024
	87,025	174,050	128.38	2/24/2015	2/24/2025
	0	416,355	102.22	2/23/2016	2/23/2026

Matthew White	18,000	0	83.89	2/26/2008	2/26/2018	0	0	20,128	2,358,800
	20,290	0	60.92	2/24/2009	2/22/2019
	13,640	0	76.16	2/23/2010	2/21/2020
	14,845	0	97.84	2/22/2011	2/22/2021
	18,430	0	109.68	2/28/2012	2/28/2022
	15,060	0	110.58	2/26/2013	2/24/2023
	20,726	10,364	128.80	2/25/2014	2/23/2024
	13,621	27,244	128.38	2/24/2015	2/24/2025
	0	85,205	102.22	2/23/2016	2/23/2026

Scott E. Telesz	42,880	0	97.84	2/22/2011	2/22/2021	25,001	2,929,867	22,594	2,647,791
	43,005	0	109.68	2/28/2012	2/28/2022
	35,220	0	110.58	2/26/2013	2/24/2023
	24,870	12,435	128.80	2/25/2014	2/23/2024
	15,791	31,584	128.38	2/24/2015	2/24/2025
	0	88,945	102.22	2/23/2016	2/23/2026

Eduardo F. Menezes	16,000	0	83.89	2/26/2008	2/26/2018	0	0	22,604	2,648,963
	19,610	0	76.16	2/23/2010	2/21/2020
	42,880	0	97.84	2/22/2011	2/22/2021
	43,005	0	109.68	2/28/2012	2/28/2022
	35,220	0	110.58	2/26/2013	2/24/2023
	24,870	12,435	128.80	2/25/2014	2/23/2024
	15,791	31,584	128.38	2/24/2015	2/24/2025
	0	89,070	102.22	2/23/2016	2/23/2026

Anne Roby	10,230	0	76.16	2/23/2010	2/21/2020	0	0	12,443	1,458,195
	13,195	0	97.84	2/22/2011	2/22/2021
	18,430	0	109.68	2/28/2012	2/28/2022
	15,790	0	110.58	2/26/2013	2/24/2023
	13,266	6,634	128.80	2/25/2014	2/23/2024
	8,830	17,660	128.38	2/24/2015	2/24/2025
	0	49,405	102.22	2/23/2016	2/23/2026

(1)	Each stock option vests in three consecutive equal annual installments beginning on the first anniversary of the grant date.
(2)	These are the number of shares underlying unvested one-time restricted stock unit grants made to Mr. Telesz of 15,000 units in April 2010 in connection with his joining Praxair as a Senior Vice President, and 20,000 units in July 2012 as a long term retention incentive. The first third of Mr. Telesz’s 2010 restricted stock unit award became vested in 2012, the second third vested on April 17, 2015, and the final third will vest on April 19, 2017. Mr. Telesz’s 2012 restricted stock unit award vests in two installments of 10,000 shares each on August 31, 2022 and August 31, 2027.
(3)	The market value reported in this column is the number of unvested restricted stock units multiplied by the closing price of Praxair shares on the NYSE of $117.19 per share on December 31, 2016.
(4)	The number of shares reported is the actual number of ROC-measured shares earned for the PSUs granted in February 2014, plus the target number of EPS-measured PSUs granted in February 2014 as well as the target number of PSUs granted in February 2015 and 2016. The 2014 PSUs based upon Praxair’s ROC performance vested and paid out in February 2017 at 60% of target as discussed under the caption “Equity Awards” in the Praxair CD&A section of this Registration Statement.

2016 Option Exercises and Stock Vested

This table provides information about any stock options that were exercised or performance share units and restricted stock units that vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
Stephen F. Angel	183,300	10,054,348	16,503	1,703,770
Matthew J. White	0	0	1,330	137,309
Scott E. Telesz	0	0	3,107	320,767
Eduardo F. Menezes	25,000	1,313,505	3,107	320,767
Anne K. Roby	20,000	670,273	1,396	144,123

(1)	The option exercise value realized for 2016 equals the (i) NYSE market price of Praxair shares at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.
(2)	The values represent (a) shares acquired pursuant to a partial vesting and payout in February 2016 of PSU awards made in February 2013 for all NEOs. The value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE closing price of Praxair shares on the vesting date.

2016 Pension Benefits

The table below shows certain retirement benefit information under Praxair’s Pension Program.

Name	Plan Name (1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Stephen F. Angel (3)	Praxair Pension Plan	16	797,000	0
	Supplemental Retirement Income Plan	37	40,117,000	0
Matthew J. White	Praxair Pension Plan	12	104,000	0
	Supplemental Retirement Income Plan	12	121,000	0
Scott E. Telesz	Praxair Pension Plan	7	62,000	0
	Supplemental Retirement Income Plan	7	195,000	0
Eduardo F. Menezes (4)	Praxair Pension Plan	31	1,515,000	0
	Supplemental Retirement Income Plan	31	8,967,000	0
Anne K. Roby	Praxair Pension Plan	26	1,398,000	0
	Supplemental Retirement Income Plan	26	3,538,000	0

(1)	Messrs. Angel and Menezes and Ms. Roby participate in the Traditional Design component of the Pension Program and Messrs. White and Telesz participate in the Pension Program’s Account-Based Design Component.
(2)	See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.
(3)	The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with Praxair. The Supplemental Retirement Income Plan credited years of service adds the recognition of Mr. Angel’s 21.64 years of prior General Electric service as described in “Change in Pension Value” below the Summary Compensation Table. The values shown above include the effect of this offset for benefits Mr. Angel will receive under the General Electric retirement plans. At the end of 2016, the present value of the accumulated benefit for Mr. Angel’s 15.67 years of actual years of service with Praxair under the SRIP was $15,801,000.
(4)	Credited years of service reported for Mr. Menezes combine his service with Praxair and White Martins, Praxair’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Menezes related to his service for White Martins, which adjustments were generally applicable to all similarly situated employees. When he retires from Praxair he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Menezes participates is not a defined benefit plan and, therefore, is not separately included in the table above.

Additional Information Regarding 2016 Pension Benefits Table

Present Value of Accumulated Benefit

The 2016 Pension Benefits table includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program, and these are accrued amounts as of the end of 2016. None of these amounts have been paid to the NEOs. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his or her Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Praxair Summary Compensation Table” in the “Change in Pension Value” column.

Praxair recognizes these amounts as a future pension liability on its financial statements. Praxair calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to Praxair’s 2016 financial statements and in Praxair’s Management’s Discussion and Analysis under the caption “Critical Accounting Policies — Pension Benefits” contained in this Registration Statement. However, as required by SEC rules, the 2016 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits. The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2016 Pension Benefits table.

General Terms of the Praxair Pension Program

Praxair has a pension program for all of its eligible U.S. employees (which is herein referred to as the “Pension Program”). Praxair has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include Praxair’s 401(k) Plan. The 401(k) Plan is funded by employee and Praxair contributions but Praxair does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Praxair contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1. The Praxair Pension Plan (which is herein referred to as the “Pension Plan”) is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan.” Applicable laws require Praxair to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, Praxair maintains several “non-qualified” supplemental plans.

2. The Praxair Equalization Benefit and Supplemental Retirement Income Plans are non-qualified deferred compensation plans under the Federal tax rules. Therefore, Praxair does not set aside funds to meet these plan obligations. Instead, SRIP participants have only Praxair’s promise to pay the amounts due following their termination of employment with Praxair. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see “Change in Pension Value” below the Summary Compensation Table regarding Mr. Angel’s service crediting agreement).

Benefits Calculations

Praxair calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•	This benefit formula considers an employee’s final average pay and years of service with Praxair. For this purpose, the employee’s “final average pay” is generally equal to the NEO’s highest three years of salary plus annual variable compensation out of his or her last ten years of service.

•	Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with Praxair times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by Praxair’s subsidiaries or affiliates.

•	Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with Praxair or (iii) when the sum of the employee’s age plus years of service with Praxair equals at least 85.

•	Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with Praxair. In this case, the employee’s Pension Plan benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he or she would have been eligible to commence an unreduced benefit. Messrs. Angel and Menezes and Ms. Roby are currently eligible for this reduced early retirement benefit.

•	Traditional design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with Praxair with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Program.

•	Traditional design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of Praxair (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

Account-Based Design

•	This is a “cash balance” pension design that applies to all eligible employees hired on or after May 1, 2002. Praxair makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

•	Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment. Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of Praxair (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

2016 Nonqualified Deferred Compensation

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under Praxair’s Compensation Deferral Program, and (ii) are Praxair contributions to the Compensation Deferral Program.

Name	Executive Contributions in Last Fiscal Year ($)	Praxair Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Stephen F. Angel	0	39,516	1,135,257	0	7,631,717
Matthew J. White	0	16,125	8,498	0	53,232
Scott E. Telesz	0	17,500	14,531	0	93,004
Eduardo F. Menezes	0	12,984	12,929	0	83,608
Anne K. Roby	0	7,734	74,325	0	480,007

(1)	These amounts are Praxair contributions made in 2017 for 2016. These amounts are included in “All Other Compensation” in the “Summary Compensation Table.” Also, see the further explanation below under the caption “Additional Information Regarding Nonqualified Deferred Compensation Table.”
(2)	Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs previously elected to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2016.

Material Terms of the Compensation Deferral Program

Deferral Elections; Praxair Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual variable compensation payments and up to 50% of their base salaries. In addition, Praxair makes a notional contribution to the Compensation Deferral Program on behalf of each NEO equal to the matching contributions that would have been made under Praxair, Inc.’s 401(k) plan but for the application of certain Federal tax law limits under that plan.

Praxair does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of Praxair.

Deferral Investments

Participants may invest their deferred compensation into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant elects to receive payment in either a lump sum or substantially equal installments over ten years following termination of employment or in a specified later year. Praxair contributions are paid out in a lump sum upon retirement or termination of employment. If a change-in-control of Praxair (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid unless elected otherwise by the NEO.

Severance and Other Change-In-Control Benefits

Severance Plan

Praxair maintains a severance plan that provides certain benefits to all full-time employees, including NEOs, in connection with certain Praxair-initiated terminations.

•	Upon a without-cause termination, maximum payment is generally limited to 26 weeks of base pay, calculated based upon length of service and salary rate at time of termination.

•	Praxair retains discretion to pay excess severance in limited cases.

•	No severance payout and a forfeiture of unvested equity are required upon a for-cause termination.

Change-in-Control Arrangements

Praxair has entered into executive severance compensation agreements (each of which is herein referred to as a “Severance Agreement” and together are referred to as the “Severance Agreements”) with certain senior executives, including NEOs. The agreements are meant to:

•	provide temporary income following an involuntary termination of employment;

•	encourage retention of executives for continuity of management; and

•	to keep executives focused on performing their duties in the event of a change-in-control or if the Praxair board of directors considers strategic transactions including a change-in-control.

The terms of the Severance Agreements include:

•	“Double trigger” is required for payments: A change in control of Praxair must occur followed by the termination of the NEO’s employment within the following two years either by Praxair other than for cause or by executive with “good reason”;

•	No reimbursement of excise taxes and no “tax gross-ups” payments; and

•	As a condition of entering into the agreements, each NEO was required to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agrees not to:

•	disclose Praxair confidential information both during and after termination of his or her employment with Praxair;

•	solicit Praxair’s customers and employees for a period of two years following the NEO’s termination of employment with Praxair for any reason; and

•	engage in any activities that compete with those of Praxair for a period of two years following the NEO’s termination of employment.

Upon the occurrence of the “double trigger,” the Severance Agreements generally provide the affected NEO with:

•	accrued salary, variable compensation, and benefits;

•	enhanced life, accident, health insurance and pension benefits; and

•	a lump sum severance payment equal to two times the sum of his or her annual salary and target performance-based variable compensation award (three times for executives who became officers of Praxair prior to 2010).

General Assumptions

The table below shows the estimated payments and/or benefits in connection with the following events based upon the following assumptions.

“Voluntary Termination,” which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and “Involuntary-for-Cause Termination,” which includes Praxair’s termination of the NEO’s employment for reasons such as violation of certain Praxair policies or for certain performance-related issues. For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with Praxair other than for cause after either attaining age 65, attaining age 62 and completing at least 10 years of employment with Praxair, or accumulating 85 points, where each year of the NEO’s age and each year of employment with Praxair, count as one point.

“Involuntary Termination,” which includes a termination other than for cause, but not including a termination related to a change-in-control of Praxair. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described.

A “Change-in-Control” of Praxair, as defined under the Severance Agreements and under the terms of various plans and agreements described below. Generally, a “change-in-control” means, (1) any consolidation or merger in which Praxair is not the continuing or surviving corporation; (2) the liquidation of Praxair or the sale of all or substantially all of the assets of Praxair; (3) an acquisition by a person or group of more than 20% of Praxair’s outstanding shares; or (4) a change in the majority composition of the Praxair board of directors not approved by two-thirds of the directors in office before the change.

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in control as of December 31, 2016. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that Praxair would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion assume that (i) each NEO’s employment terminated on December 31, 2016 due in turn to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2016 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment, and (iii) values related to outstanding stock awards reflect the market value of Praxair shares of $117.19 per share, which was the closing price on the NYSE as of December 30, 2016.

2016 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compensation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Reduction of Payments ($)	Total for Each Termination Event
Stephen F.	Voluntary or
Angel	Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	20,970,063	0	0	20,970,063
	Change-in-Control	10,335,000	43,267	0	2,120,000	20,970,063	3,368,000	0	36,836,330

Matthew J.	Voluntary or
White	Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	3,790,416	0	0	3,790,416
	Change-in-Control	3,330,000	48,884	0	510,000	3,790,416	94,000	(338,952)	7,434,349

Scott E.	Voluntary or
Telesz	Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	7,096,200	(225,000)	0	6,871,200
	Change-in-Control	2,294,000	58,652	0	527,000	7,096,200	65,000	(1,899,028)	8,141,824

Eduardo F.	Voluntary or
Menezes	Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	4,169,376	0	0	4,169,376
	Change-in-Control	3,441,000	35,121	0	527,000	4,169,376	1,276,000	0	9,448,497
	Voluntary or

Anne K. Roby	Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	2,297,634	0	0	2,297,634
	Change-in-Control	2,493,750	50,066	0	356,250	2,297,634	2,661,000	(1,626,154)	6,232,546
Severance Benefits

NEOs are eligible for severance benefits which are determined in the same manner as for all other eligible employees.

Change-in-Control: Each NEO’s Severance Agreement provides a formula for determining the severance benefit due to him or her for a termination of employment in connection with a change-in-control in lieu of benefits payable under Praxair’s Severance Plan. In a “double trigger” situation, under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

Praxair currently provides retiree medical benefits to employees who meet certain requirements at the time of their termination.

Change-in-Control: Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for two years. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then Praxair would not provide the continued coverage.

Deferred Compensation Payout

Each NEO’s accrued balance in his or her Compensation Deferral Program account is payable in accordance with his or her payout election, as described under the “2016 Nonqualified Deferred Compensation” table.

Change-in-Control: Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control unless the NEO has previously made a valid election to waive rights to receive an accelerated payment in connection with the change-in-control, and instead, to receive payment in accordance with his or her previous election. There is no value calculated for any acceleration as a NEO would simply receive payment sooner than the time he or she had originally elected the payment of the amount of compensation already earned but deferred.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Praxair board of directors’ Compensation Committee. It is speculative whether the Praxair Compensation Committee would have made such awards for 2016 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2016. If the Praxair Compensation Committee had made such awards for 2016, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns.

Change-in-Control: In a “double trigger” situation, the Severance Agreements provide a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. The amounts shown in the above table are based on the NEO’s target annual performance-based variable compensation award for 2016 (expressed as a percent of salary for that year) times current base salary.

Equity Awards

Each NEO has outstanding equity awards granted under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan or prior equity plans. For purposes of this disclosure, values are attributed solely to any acceleration.

Voluntary Termination or Involuntary-for-Cause Termination: If a NEO voluntarily terminates employment or Praxair terminates employment for cause, unexercised stock options and unvested performance share and restricted stock unit awards will be immediately forfeited. However, if a NEO voluntarily terminates after the first anniversary of the grant date and satisfies the specified age and service requirements, unvested stock options will continue to vest at the time set forth in the grant agreement, and any unvested PSUs will continue to vest in the ordinary course if the applicable performance criteria are satisfied. No acceleration of the exercisability of any stock option, or vesting of a restricted stock or PSU award, occurs and, therefore, no value is attributed to these awards under these termination events.

Involuntary Termination or Change-in-Control: All stock option and PSU awards immediately vest upon a NEO’s death with PSU awards being paid out at target. If a NEO terminates employment by reason of disability, stock options continue to become vested at the times set forth in the grant agreement, and PSU awards are immediately paid out at target.

If Praxair terminates a NEO’s employment other than for cause prior to the first anniversary of the grant, unvested stock option and PSU awards are immediately forfeited. If such termination occurs after the first anniversary of the grant date, stock options continue to become exercisable at the times set forth in the grant agreement and the PSUs will continue to vest in the ordinary course if the applicable performance criteria are satisfied.

For stock options and PSU awards granted in 2014, upon a change-in-control no accelerated vesting would occur if replacement awards are provided by the acquiring entity. For stock options and PSU awards granted in 2015 and 2016, no accelerated vesting would occur regardless of whether or not replacement awards are provided. For all awards, whether replacement awards are granted or not, upon the occurrence of “double trigger,” accelerated vesting of all awards would occur. The table above reflects such acceleration.

As of December 31, 2016, Mr. Telesz is the only NEO with outstanding restricted stock unit awards. The 2010 restricted stock unit award made to Mr. Telesz in connection with his hiring will immediately vest in full only upon his termination of employment by reason of death or disability or in the event that a replacement award is not made to him in connection with a change-in-control. Mr. Telesz’s 2012 restricted stock unit award will immediately vest as to only 10,000 shares in the event his employment with Praxair terminates prior to August 31, 2027 by reason of his death or disability, and as to only 5,000 shares in the event that his employment terminates by action of Praxair other than for cause prior to such date. Further, if a replacement award of equal value is made to Mr. Telesz, the vesting of his 2012 restricted stock unit award will not accelerate upon a change-in-control.

To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the above table is determined by the difference between the exercise price of the accelerated options and the per share price of Praxair shares times the number of the accelerated option shares. The acceleration values of the PSU and restricted stock unit awards is determined as the per share price of Praxair shares times the number of shares subject to the award (target number of shares for PSUs).

Retirement Benefit Enhancements

The Pension Program benefits for each NEO are discussed as part of the “2016 Pension Benefits” table. Except as discussed below, no enhanced benefits would be payable under the Pension Program that are not otherwise included in the 2016 Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination: NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments.

Change-in-Control: The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. For Mr. White, the Severance Agreements provide for a lump sum payment equal to 12% of his pension eligible compensation to duplicate three years of Company contributions under the Pension Program Account-Based Design. Similarly, Mr. Telesz’s Severance Agreement provides for a lump sum payment equal to 8% of his pension eligible pay to duplicate two years of Praxair contributions under the Pension Program Account-Based Design. The amounts shown in the table above reflect these lump sum payments.

Benefits under the SRIP become immediately vested and payable in a lump sum upon the occurrence of a change in control unless the NEO has previously made a valid election to waive rights to receive such payment in connection with the change-in-control and to instead receive such payment in ordinary course. There is no value calculated for any acceleration as each NEO is already fully vested in his or her SRIP benefit and would simply receive payment sooner than if a change in control had not occurred.

No Excise Tax Gross-Up Payments

Under the Severance Agreements, Praxair would not reimburse NEOs for any excise or other taxes they owed under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute”

payments. The total benefits payable to a NEO under the Severance Agreement in connection with a change-in-control will be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax where the effect of such reduction would be to place him or her in a better after-tax economic position than he would have been in had no such reduction been made. Such reductions are shown for Messrs. White and Telesz and for Ms. Roby under the “Reduction of Payments” column in the table above.

Information on Share Ownership

Principal Holders

As of June 1, 2017, the only beneficial owners of more than 5% of outstanding Praxair shares were the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding (c)
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071	25,603,518	(a)	9.0%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	20,784,297	(a)	7.3%
Soroban Capital GP LLC, 444 Madison Avenue, 21st Floor, New York, NY 10022	17,619,237	(b)	6.2%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	17,457,497	(a)	6.1%

(a)	Holdings as of December 31, 2016 as reported in SEC Schedules 13G filed by Capital World Investors, the Vanguard Group, and Blackrock, Inc. According to its Schedule 13G, Capital World and certain of its affiliates had sole voting power, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 443,403 shares, shared voting power as to 61,299 shares, shared dispositive power as to 504,267 shares, and sole dispositive power as to 20,280,030 shares. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 14,843,299 shares, and sole dispositive power as to 17,457,497 shares.
(b)	Holdings as of April 18, 2017 as reported in SEC Schedules 13G filed by Soroban Capital GP LLC and certain of its affiliates. According to its Schedule 13G, Soroban Capital GP LLC and certain of its affiliates had shared voting power and shared dispositive power as to 17,619,237 shares.
(c)	Based on 285,868,140 total shares outstanding on June 1, 2017 excluding shares held for the account of Praxair, Inc.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair shares as of June 1, 2017 by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of outstanding Praxair shares, and directors and executive officers of Praxair as a group (16 persons) beneficially owned approximately 1% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
Name	Position	Common Stock	Stock Units (1)	Total	Stock Options (2)
Stephen F. Angel	Chairman, President & Chief Executive Officer	290,646	65,893	356,539	1,644,615
Matthew J. White	Senior Vice President & Chief Financial Officer	18,018	595	18,613	168,999
Scott E. Telesz	Executive Vice President	20,565	20,949	41,514	219,641
Eduardo F. Menezes	Executive Vice President	45,638	829	46,467	239,293
Anne K. Roby	Senior Vice President	19,044	4,189	23,233	111,673
Oscar Bernardes	Director	7,944	1,357	9,301	0
Nance K. Dicciani	Director	11,770	12,318	24,088	6,146
Edward G. Galante	Director	8,694	17,533	26,227	8,485
Raymond W. LeBoeuf	Director	11,433	50,542	61,975	4,600
Larry D. McVay	Director	10,421	5,813	16,234	0
Martin H. Richenhagen	Director	2,145	1,357	3,502	0
Wayne T. Smith	Director	18,975	33,805	52,780	0
Robert L. Wood	Director	14,186	2,866	17,052	0

Total		479,480	218,047	697,527	2,403,452

Directors, Nominees and Executive Officers as a group	16 persons	493,709	218,238	711,947	2,500,433

(1)	Includes Deferred Stock Units and/or Restricted Stock Units held. Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors. Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units. The value of Deferred Stock Units and Restricted Stock Units varies with the price of Praxair shares and, at the end of the deferral period or the restriction period, the units are payable in Praxair common stock on a one-for-one basis.
(2)	Represent shares that may be acquired upon exercise of options exercisable within 60 days of June 1, 2017.

Equity Compensation Plans Information

The table below provides information as of December 31, 2016 (as updated in the table footnotes) about Praxair shares that may be issued upon the exercise of options, warrants and rights granted to employees or directors under present and former equity compensation plans, including the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (which is herein referred to as the “2009 Plan”).

The Compensation Committee has approved awards under the 2009 Plan to employees aggregating 6,817,926 shares since the 2009 Plan was adopted in April 2014; and the Governance and Nominating Committee has approved awards under the 2009 Plan to Directors aggregating 39,744 shares since that time. However, Praxair, Inc. is not able to estimate the number of individuals that the Compensation Committee and the Governance and Nominating Committee will select in the future to participate in the 2009 Plan as proposed to be amended, or the type or size of awards that the Committees will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by shareholders	12,695,921	(1)	$93.67		3,993,818
Equity compensation plans not approved by shareholders	—		$—		—

Total	12,695,921	(2)	$93.67	(3)	3,993,818	(4)

(1)	This amount includes 274,422 restricted shares and 713,620 performance shares. Up to an additional 713,620 performance shares could be issued if performance goals are achieved at the maximum specified targets. See Note 15 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.
(2)	As of February 28, 2017, this amount was 14,517,097, reflecting equity grants of 2,386,069 shares, net of option exercises, restricted stock unit and performance share unit vestings, and equity grant terminations that have occurred since December 31, 2016. The 14,517,097 includes 281,504 restricted shares and 805,710 performance shares. Up to an additional 678,720 performance shares could be issued if performance goals are achieved at the maximum specified targets.
(3)	As of February 28, 2017, the weighted-average exercise price was $97.14.
(4)	As of February 28, 2017, 1,706,595 shares of common stock remain available to be awarded, after taking into account equity grants of 2,386,069 shares, net of equity grant terminations that have occurred since December 31, 2016. Up to an additional 678,720 performance shares could be issued if performance goals are achieved at the maximum specified targets.

Other Information

Employees and Labor Relations

As of March 31, 2017, Praxair had 26,420 employees worldwide. Of the 26,420 employees as of March 31, 2017, 13,055 were employed in North America. Praxair has collective bargaining agreements with unions at numerous locations throughout the world, which expire at various dates. Praxair considers relations with its employees to be good.

The following table provides a breakdown of the number of Praxair employees (headcount) by geographical segments:

	Praxair Employees by Geographical Segments
	December 31, 2016	December 31, 2015	December 31, 2014
North America	13,060	12,984	13,400
Europe	2,873	2,786	2,803
South America	4,625	4,761	5,210
Asia	2,707	2,815	2,969
Surface Technologies	2,413	2,470	2,523
Other Activities (1)	820	841	875

	26,498	26,657	27,780

(1)	Mainly includes employees in corporate functions in Praxair’s headquarters and IT services.

As of the date hereof, there were no material changes since March 31, 2017 in the number of Praxair’s employees.

For equity compensation plan information with respect to Praxair employees, see “— Information on Share Ownership — Equity Compensation Plans Information” and Note 15 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

Key Factors Affecting Praxair’s Business

The key factors affecting Praxair’s performance include, but are not limited to:

•	General economic conditions in markets in which Praxair does business;

•	Changes in the cost and availability of raw materials and energy;

•	International events and circumstances;

•	Global financial markets conditions; and

•	Changes in international government regulations.

For a discussion of how these and certain other factors may adversely affect Praxair’s results of operations, financial position and cash flows, see also “Risk Factors — Risks Relating to the Business of Praxair.”

Capital Expenditures

Future Capital Expenditures and Planned Capital Expenditures

Praxair’s core business is to build, own and operate industrial gas plants in order to supply atmospheric and process gases to customers. As such, Praxair believes that its project backlog is one indicator of future sales growth. At December 31, 2016, Praxair’s backlog of 16 large projects under construction was $1.5 billion. This represents the total estimated capital cost of large plants under construction. North America represents about 80 percent of the backlog, with the majority located in the U.S. Gulf Coast. The remaining backlog resides in Asia, Europe and South America. These plants will supply customers in the energy, chemical, manufacturing, electronics and metals markets. Praxair currently expects to primarily finance these investments with funds provided by income from operations.

Major Ongoing Capital Expenditures

Praxair’s capital expenditures are expected to be approximately $1.4 billion for the 2017 year. During the 2017 first quarter capital expenditures were $327 million and management estimates that capital expenditures for ongoing investments will be approximately $400 million in the 2017 second quarter. These capital expenditures relate primarily to large plants under construction that are included in the project backlog described above. They are financed primarily with funds provided by income from operations.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair — Liquidity, Capital Resources and Other Financial Data — Investing,” for material investments of Praxair.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PRAXAIR

The following table sets forth selected historical consolidated financial information for Praxair as of the end of and for the periods indicated, presented in accordance with U.S. GAAP. The statements of income, cash flows and equity information for each of the years ended December 31, 2016, 2015 and 2014, and the balance sheet information as of December 31, 2016 and 2015, are derived from Praxair’s financial statements for such years, which are included in this document beginning on page F.2-22. The statements of income and cash flows and equity information for the quarterly periods ended March 31, 2017 and 2016, and the balance sheet information as of March 31, 2017 are derived from Praxair’s unaudited financial statements for such periods, which are included in this document beginning on page F.2-2. The statements of income, cash flows and equity information for each of the years ended December 31, 2013 and 2012, and the balance sheet information as of December 31, 2014, 2013, and 2012, are derived from Praxair’s financial statements for such years. The operating results for the fiscal year ended December 31, 2016 are not necessarily indicative of the results of operations for any future period. The selected information set forth below should be read together with the consolidated financial statements of Praxair and the related notes thereto, as well as the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair.” The following summary selected historical consolidated financial information is qualified in its entirety by reference to the corresponding historical consolidated financial statements of Praxair.

From the Consolidated Statements of Income and Equity
	Quarter Ended March 31,
$ in million (except per share data)	2017 (a)	2016 (a)	2016 (b)	2015 (b)	2014 (b)	2013 (b)	2012 (b)
Sales	$2,728	$2,509	$10,534	$10,776	$12,273	$11,925	$11,224
Cost of sales, exclusive of depreciation and amortization	1,545	1,381	5,860	5,960	6,962	6,744	6,396
Selling, general and administrative	279	274	1,145	1,152	1,308	1,349	1,270
Depreciation and amortization	287	272	1,122	1,106	1,170	1,109	1,001
Research and development	23	23	92	93	96	98	98
Cost reduction program and other charges — net	6	—	100	172	138	32	65
Other income (expenses) — net	(6)	(5)	23	28	9	32	43

Operating profit	582	554	2,238	2,321	2,608	2,625	2,437
Interest expense — net	41	65	190	161	213	178	141

Income before income taxes and equity investments	541	489	2,048	2,160	2,395	2,447	2,296
Income taxes	149	133	551	612	691	649	586

Income before equity investments	392	356	1,497	1,548	1,704	1,798	1,710
Income from equity investments	12	10	41	43	42	38	34

Net income (including noncontrolling interests)	404	366	1,538	1,591	1,746	1,836	1,744
Noncontrolling interests	(15)	(10)	(38)	(44)	(52)	(81)	(52)

Net income — Praxair, Inc.	$389	$356	$1,500	$1,547	$1,694	$1,755	$1,692

Per Share Data — Praxair, Inc. Shareholders
Basic earnings per share	$1.36	$1.25	$5.25	$5.39	$5.79	$5.94	$5.67
Diluted earnings per share	$1.35	$1.24	$5.21	$5.35	$5.73	$5.87	$5.61
Cash dividends per share	$0.7875	$0.75	$3.00	$2.86	$2.60	$2.40	$2.20
Weighted average shares outstanding (000’s)
Basic shares outstanding	285,509	285,429	285,677	287,005	292,494	295,523	298,316
Diluted shares outstanding	287,384	286,665	287,757	289,055	295,608	298,965	301,845

Balance Sheet and Other Information and Ratios
$ in million	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Total assets	$19,665	$19,332	$18,319	$19,769	$20,223	$18,062
Total debt	$9,368	$9,515	$9,231	$9,225	$8,779	$7,334
Net debt (c)	$8,849	$8,991	$9,084	$9,099	$8,641	$7,177
Number of shares outstanding (000’s)	285,354	284,901	284,879	289,262	294,134	296,229
Number of employees	26,420	26,498	26,657	27,780	27,560	26,539

	Quarter Ended March 31,
$ in million	2017	2016	2016	2015	2014	2013	2012
Cash flow from operations	$710	$553	$2,773	$2,695	$2,887	$2,936	$2,774
Net cash used for investing activities	$(324)	$(384)	$(1,770)	$(1,303)	$(1,803)	$(3,237)	$(2,378)
Net cash used for financing activities	$(396)	$(119)	$(643)	$(1,310)	$(1,027)	$309	$(325)
Adjusted EBITDA (c)	$887	$836	$3,501	$3,642	$3,958	$3,804	$3,537
Capital expenditures	$(327)	$(323)	$1,465	$1,541	$1,689	$2,020	$2,180
Acquisitions, net of cash acquired	$(1)	$(63)	$363	$82	$206	$1,323	$280
After-tax return on capital (c)	12.0%	12.4%	12.0%	12.6%	12.7%	12.8%	13.9%
Return on equity (c)	31.1%	34.6%	31.9%	34.6%	28.7%	28.6%	28.9%
Debt-to-capital ratio (c)	59.7%	62.9%	62.3%	64.9%	59.5%	54.2%	51.8%
Debt-to-adjusted EBITDA (c)	2.6	2.6	2.6	2.5	2.3	2.2	1.9

(a)	Amounts for the first quarter of 2017 include $6 million ($6 million after-tax or $0.02 per diluted share) of transaction costs related to the potential business combination and amounts for the first quarter of 2016 include $16 million ($10 million after-tax or $0.04 per diluted share) for a bond redemption charge (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document).
(b)	Amounts for 2016 include: (i) a $16 million charge to interest expense ($10 million after-tax, or $0.04 per diluted share) related to the redemption of the $325 million 5.20% notes due 2017, (ii) a pre-tax pension settlement charge of $4 million ($3 million after-tax, or $0.01 per diluted share) related to lump sum benefit payments made from the U.S. supplemental pension plan, and (iii) pre-tax charges of $96 million ($63 million after-tax and non-controlling interests, or $0.22 per diluted share) primarily related to cost reduction actions.

Amounts for 2015 include: (i) a pre-tax charge of $165 million ($125 million after-tax, or $0.43 per diluted share) related to the cost reduction program and other charges; and (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to a pension settlement.

Amounts for 2014 include: (i) a pre-tax charge of $131 million ($131 million after-tax, or $0.45 per diluted share) related to the Venezuela currency devaluation, (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to pension settlements; and (iii) a pre-tax charge of $36 million ($22 million after-tax, or $0.07 per diluted share) related to a bond redemption.

Amounts for 2013 include: (i) a pre-tax charge of $23 million ($23 million after-tax, or $0.08 per diluted share) related to the Venezuela currency devaluation; (ii) a pre-tax charge of $9 million ($6 million after-tax, or $0.02 per diluted share) related to pension settlements; (iii) an income tax benefit of $40 million ($24 million net of noncontrolling interests, or $0.08 per diluted share) related to a realignment of the Italian legal structure; and (iv) a pre-tax charge of $18 million ($12 million after-tax, or $0.04 per diluted share) related to a bond redemption.

Amounts for 2012 include: (i) a pre-tax charge of $56 million, ($38 million after-tax and non-controlling interests, or $0.12 per diluted share) related to the 2012 cost reduction program; (ii) a pre-tax charge of $9 million ($6 million after-tax, or $0.02 per diluted share) related to pension settlement; and (iii) an income tax benefit of $55 million ($0.18 per diluted share) related to a loss on a liquidated subsidiary as a result of the divestiture of the U.S. Homecare business.

See Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

(c)	Non-GAAP measures. See the “Non-GAAP Financial Measures” section in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Praxair” for definitions and reconciliation to reported amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRAXAIR

The following discussion of Praxair’s financial condition and results of operations should be read together with the Praxair condensed consolidated financial statements and notes beginning on page F.2-2 of this document and the Praxair consolidated financial statements and notes beginning on page F.2-22 of this document.

Business Overview	[—]
Three Months Ended March 31, 2017 and 2016	[—]
Consolidated Results	[—]
Outlook	[—]
Segment Discussion	[—]
Years Ended 2016, 2015, and 2014	[—]
Executive Summary — Financial Results & Outlook	[—]
Consolidated Results and Other Information	[—]
Segment Discussion	[—]
Liquidity, Capital Resources and Other Financial Data	[—]
Contractual Obligations	[—]
Off-Balance Sheet Arrangements	[—]
Critical Accounting Policies	[—]
New Accounting Standards	[—]
Fair Value Measurements	[—]
Non-GAAP Financial Measures	[—]
Quantitative and Qualitative Disclosures About Market Risk	[—]

Business Overview

Praxair is a leading industrial gas company in North and South America and one of the largest worldwide. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair also designs, engineers, and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair Surface Technologies supplies high-performance coatings that protect metal parts from wear, corrosion and high heat. Praxair’s industrial gas operations are managed on a geographical basis and in 2016, 94% of sales were generated in four geographic segments (North America, Europe, South America, and Asia). The surface technologies segment generated the remaining 6% of sales.

Praxair serves a diverse group of industries including healthcare, petroleum refining, manufacturing, food, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. The diversity of end-markets creates financial stability for Praxair in varied business cycles.

Praxair generates most of its revenues and earnings in the following 12 core geographies where Praxair has its strongest market positions and where distribution and production operations allow Praxair to deliver the highest level of service to its customers at the lowest cost.

North America	South America	Europe	Asia
United States	Brazil	Spain	China
Canada		Italy	India
Mexico		Germany/Benelux	Korea
		Scandinavia	Thailand

Praxair manufactures and distributes its products through networks of hundreds of production plants, pipeline complexes, distribution centers and delivery vehicles. Major pipeline complexes are located in the

United States, Brazil, Spain and Germany. These networks are a competitive advantage, providing the foundation of reliable product supply to Praxair’s customer base. The majority of Praxair’s business is conducted through long-term contracts which provide stability in cash flow and the ability to pass through changes in energy and feedstock costs to customers. Praxair has growth opportunities in all major geographies and in diverse end-markets such as energy, chemicals, metals, healthcare, food and beverage, and aerospace.

See “Business and Certain Information About Praxair — Other Information — Key Factors Affecting Praxair’s Business,” for certain key factors relevant to Praxair’s activities.

Three Months Ended March 31, 2017 and 2016

The following table provides summary data for the three months ended March 31, 2017 and 2016:

	Quarter Ended March 31,
(Dollar amounts in millions, except per share data)	2017	2016	Variance
Reported Amounts
Sales	$2,728	$2,509	9%
Cost of sales, exclusive of depreciation and amortization	$1,545	$1,381	12%
Gross margin (a)	$1,183	$1,128	5%
As a percent of sales	43.4%	45.0%
Selling, general and administrative	$279	$274	2%
As a percent of sales	10.2%	10.9%
Depreciation and amortization	$287	$272	6%
Transaction costs and other charges (b)	$6	$—
Other income (expense) — net	$(6)	$(5)
Operating profit	$582	$554	5%
Operating margin	21.3%	22.1%
Interest expense — net	$41	$65	(37)%
Effective tax rate	27.5%	27.2%
Income from equity investments	$12	$10	20%
Noncontrolling interests	$(15)	$(10)	50%
Net income — Praxair, Inc.	$389	$356	9%
Diluted earnings per share	$1.35	$1.24	9%
Diluted shares outstanding	287,384	286,665	—%
Number of employees	26,420	26,558
Adjusted Amounts (b)
Operating profit	$588	$554	6%
Operating margin	21.6%	22.1%
Interest expense — net	$41	$49	(16)%
Effective tax rate	27.2%	27.5%
Net income — Praxair, Inc.	$395	$366	8%
Diluted earnings per share	$1.37	$1.28	7%

(a)	Gross margin excludes depreciation and amortization expense
(b)	Adjusted amounts are non-GAAP measures which exclude the impact of the transaction costs in the first quarter of 2017 related to the potential business combination and the bond redemption charge in the first quarter of 2016 (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document). A reconciliation of reported amounts to adjusted amounts can be found in the “Non-GAAP Financial Measures” section of this MD&A.

Consolidated Results

In the first quarter, Praxair’s sales were $2,728 million, 9% above the prior-year quarter largely driven by volume growth in North America, Asia and Europe of 4%. Positive currency translation and cost pass-through increased sales by 1% and 2%, respectively. Higher overall pricing increased sales by 1% and acquisitions contributed 1%, primarily the acquisition of a European carbon dioxide business completed in the second quarter of 2016. Reported operating profit of $582 million, 21.3% of sales, was 5% above $554 million in the prior-year quarter. Operating profit included transaction costs of $6 million related to the potential business combination. Excluding these costs, adjusted operating profit was $588 million, 21.6% of sales and 6% above the 2016 adjusted first quarter driven by higher volumes and price. The company’s adjusted EBITDA margin was 32.5%. Diluted earnings per share (which is herein referred to as “EPS”) was $1.35, 9% above reported EPS of $1.24 in the first quarter of 2016. On an adjusted basis, EPS was $1.37, 7% above the 2016 adjusted EPS of $1.28, driven by higher net income.

Outlook

•	Diluted EPS for the second quarter of 2017 is expected to be in the range of $1.38 to $1.43. Second quarter EPS guidance does not include transaction costs related to the potential business combination.

•	Reported GAAP diluted EPS for the full year of 2017 is expected to be in the range of $5.53 to $5.78 and (i) includes $0.02 per diluted share for first quarter transaction costs and (ii) excludes future transaction costs related to the potential business combination.

•	Adjusted diluted EPS for the full year of 2017 is expected to be in the range of $5.55 to $5.80 and excludes (i) $0.02 per diluted share for first quarter transaction costs and (ii) future transaction costs related to the potential business combination. See Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document.

•	Full-year capital expenditures are expected to be about $1.4 billion.

Praxair’s core business is to build, own, and operate industrial gas plants in order to supply atmospheric and process gases to customers. As such, Praxair believes that its backlog is one indicator of future sales growth. At March 31, 2017, Praxair’s backlog of 16 large projects under construction was $1.5 billion. This represents the total estimated capital cost of large plants under construction. These plants will supply customers in the energy, chemical, manufacturing, and electronics markets.

Praxair provides quarterly updates on operating results, material trends that may affect financial performance, and financial earnings guidance via quarterly earnings releases and investor teleconferences. These updates are available on Praxair’s website, but are not incorporated herein.

Results of Operations

The changes in consolidated sales and operating profit compared to the prior year are attributable to the following:

	Quarter Ended March 31, 2017 vs. 2016
	% Change
	Sales	Operating Profit
Factors Contributing to Changes
Volume	4%	6%
Price/Mix	1%	3%
Cost pass-through	2%	—%
Currency	1%	—%
Acquisitions/divestitures	1%	1%
Other	—%	(5)%

Reported	9%	5%
Add: Transaction costs	—%	1%

Adjusted	9%	6%

The following tables provide sales by end-market and distribution method:

	Quarter Ended March 31,
	% of Sales
	2017	2016	% Change*
Sales by End Markets
Manufacturing	23%	24%	—%
Metals	17%	17%	7%
Energy	12%	11%	4%
Chemicals	10%	10%	8%
Electronics	9%	9%	8%
Healthcare	8%	8%	5%
Food & Beverage	9%	9%	7%
Aerospace	3%	3%	12%
Other	9%	9%	5%

	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended March 31,
	% of Sales
	2017	2016
Sales by Distribution Method
On-Site	30%	28%
Merchant	34%	34%
Packaged Gas	27%	28%
Other	9%	10%

	100%	100%

Sales increased $219 million, or 9%, for the first quarter versus the respective 2016 period driven by 4% volume growth in North America, Europe and Asia partially offset by lower volumes in South America, primarily due to weaker manufacturing activity in Brazil. Positive currency impacts increased sales by 1%. Higher overall pricing, primarily in North America, contributed 1% to sales, and acquisitions, largely in Europe, added an incremental 1% to sales. Higher cost pass-through, primarily higher natural gas prices passed through to hydrogen customers, increased sales by 2% with minimal impact on operating profit.

Gross margin increased $55 million, or 5%, for the three months ended March 31, 2017 versus the respective 2016 period, primarily due to volume growth and increased price. Gross margin as percentage of sales declined to 43.4% from 45.0% for the three months ended March 31, 2017 versus the respective 2016 period largely driven by the contractual pass-through of higher natural gas costs to customers.

Selling, general and administrative expense (which is herein referred to as “SG&A”) increased $5 million, or 2%, for the three months ended March 31, 2017 versus the respective 2016 period. Currency impacts increased SG&A expense by $4 million for the quarter. Excluding currency effects, SG&A increased $1 million for the three months ended March 31, 2017 versus the respective 2016 period as increases from acquisitions and incentive compensation were partially offset by cost reduction actions.

Depreciation and amortization expense increased $15 million, or 6%, for the three months ended March 31, 2017 versus the respective 2016 period primarily driven by large project start-ups and acquisitions. Currency effects increased depreciation and amortization expense by $3 million.

During the first quarter of 2017, Praxair recorded transaction costs of $6 million related to the potential business combination (refer to Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document).

Other income (expense) — net was $(6) million expense for the three months ended March 31, 2017 compared to a $(5) million expense for the respective 2016 period.

Reported operating profit increased $28 million, or 5%, for the first quarter versus 2016. The first quarter of 2017 includes transaction charges of $6 million related to the potential business combination. Excluding these charges, adjusted operating profit increased $34 million, or 6%, for the first quarter versus 2016 driven by higher volumes and price.

Interest expense-net decreased $24 million, or 37%, for the three months ended March 31, 2017 versus the respective 2016 period. Included within interest expense-net for the three months ended March 31, 2016 was a $16 million charge relating to a bond redemption (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document). Excluding this charge, adjusted interest expense-net decreased $8 million, or 16% for the three months ended March 31, 2017 versus the respective 2016 period. This decrease was primarily attributable to overall lower net debt and effective interest rates.

The reported effective tax rate (which is herein referred to as “ETR”) for the three months ended March 31, 2017 and 2016 was 27.5% and 27.2%, respectively. The reported ETR for the 2017 quarter includes $6 million of non-deductible transaction costs related to the potential business combination. The 2016 quarter includes a $6 million tax benefit related to a bond redemption (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document). Excluding these impacts, on an adjusted basis the ETR for the three months ended March 31, 2017 and 2016 was 27.2% and 27.5%, respectively.

Income from equity investments for the three months ended March 31, 2017 and 2016 was $12 million and $10 million, respectively, driven by growth in Italy and China.

At March 31, 2017, non-controlling interests consisted primarily of non-controlling shareholders’ investments in Asia (primarily China), Europe (primarily Italy) and surface technologies. Non-controlling interests increased $5 million for the three months ended March 31, 2017 versus the respective 2016 period driven by PG Technologies, LLC (which is herein referred to as “PGT”), a surface technologies joint venture with GE Aviation formed in the fourth quarter of 2016.

Reported Net income-Praxair, Inc. increased $33 million, or 9%, for the first quarter versus the respective period in 2016. Included within the three months ended March 31, 2017 were transaction costs of $6 million after-tax related to the potential business combination. The three months ended March 31, 2016 included a $10 million after-tax charge from a bond redemption (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document). Excluding these charges, adjusted Net income-Praxair, Inc. increased $29 million, or 8%, for the three months ended March 31, 2017 versus the respective period in 2016 primarily due to higher adjusted operating profit and lower adjusted interest expense-net.

Reported Earnings per share of $1.35 increased $0.11, or 9%, for the first quarter versus the comparable period in 2016. Included within the first quarter 2017 were charges of $0.02 for transaction costs related to the potential business combination. In addition, the first quarter 2016 included a $0.04 charge from a bond redemption (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document). Excluding these charges, adjusted earnings per share increased $0.09, or 7%, primarily due to higher adjusted net income.

The number of employees at March 31, 2017 was 26,420, a decrease of 138 employees from March 31, 2016. This decrease primarily reflects the impact of cost reduction programs implemented during the previous year and was partially offset by increases due to acquisitions.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) for the three months ended March 31, 2017 of $320 million, resulted from currency translation adjustments. The translation adjustments reflect the impact of translating local currency foreign subsidiary financial statements to U.S. dollars. Generally, positive translation adjustments result from the weakening of the U.S. dollar against most major currencies, while negative translation adjustments result from a strengthening of the U.S. dollar. See “— Currency” below for exchange rates used for translation purposes and Note 14 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document for a summary of the currency translation adjustment component of accumulated other comprehensive income by segment.

Retirement Benefits

The net periodic cost for pension and OPEB plans for the three months ended March 31, 2017 was a $3 million benefit versus a $13 million cost in the respective 2016 period. The decrease in net periodic cost for pension and OPEB is related to a curtailment gain recorded on a South American OPEB plan for $18 million. The curtailment gain more than offsets slightly higher net periodic pension cost.

Segment Discussion

The following summary of sales and operating profit by segment provides a basis for the discussion that follows.

	Quarter Ended March 31,
(Dollar amounts in millions)	2017	2016	Variance
SALES
North America	$1,458	$1,353	8%
Europe	356	320	11%
South America	369	311	19%
Asia	395	376	5%
Surface Technologies	150	149	1%

	$2,728	$2,509	9%

OPERATING PROFIT
North America	$357	$349	2%
Europe	66	62	6%
South America	64	55	16%
Asia	75	63	19%
Surface Technologies	26	25	4%

Segment operating profit	588	554	6%
Transaction costs and other charges	(6)	—

Total operating profit	$582	$554	5%

North America

	Quarter Ended March 31,
	2017	2016	Variance
Sales	$1,458	$1,353	8%
Cost of sales, exclusive of depreciation and amortization	774	682

Gross margin	684	671
Operating expenses	173	171
Depreciation and amortization	154	151

Operating profit	$357	$349	2%

Margin %	24.5%	25.8%

	Quarter Ended March 31, 2017 vs 2016
	% Change
	Sales	Operating Profit
Factors Contributing to Changes
Volume	3%	5%
Price/Mix	1%	5%
Cost pass-through	3%	—%
Currency	—%	—%
Acquisitions/divestitures	1%	—%
Other	—%	(8)%

	8%	2%

The following tables provide sales by end-market and distribution method:

	Quarter Ended March 31,
	% of Sales
	2017	2016	% Change*
Sales by End Markets
Manufacturing	29%	31%	2%
Metals	12%	12%	9%
Energy	18%	16%	7%
Chemicals	9%	9%	3%
Electronics	5%	5%	2%
Healthcare	7%	7%	8%
Food & Beverage	10%	10%	5%
Aerospace	2%	2%	8%
Other	8%	8%	8%

	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended March 31,
	% of Sales
	2017	2016
Sales by Distribution Method
On-Site	30%	27%
Merchant	37%	39%
Packaged Gas	30%	32%
Other	3%	2%

	100%	100%

North America segment sales increased $105 million, or 8% in the first quarter. Higher cost pass-through, primarily higher natural gas prices passed through to hydrogen customers, increased sales by 3% with minimal impact on operating profit. Excluding cost pass-through, sales were 5% above the prior-year quarter primarily due to 3% higher volumes with growth across all end-markets and 1% higher pricing. Acquisitions, primarily packaged gas distributors in the United States, contributed 1% to sales growth.

North America segment operating profit increased $8 million, or 2% in the first quarter as compared to the prior-year due to higher volumes and pricing which were partially offset by higher costs, primarily energy and purchased products.

Europe

	Quarter Ended March 31,
	2017	2016	Variance%
Sales	$356	$320	11%
Cost of sales, exclusive of depreciation and amortization	201	178

Gross margin	155	142
Operating expenses	49	44
Depreciation and amortization	40	36

Operating profit	$66	$62	6%

Margin %	18.5%	19.4%

	Quarter Ended March 31, 2017 vs. 2016
	% Change	% Change
	Sales	Operating Profit
Factors Contributing to Changes
Volume	6%	9%
Price/Mix	—%	—%
Cost pass-through	1%	—%
Currency	(3)%	(4)%
Acquisitions/divestitures	7%	4%
Other	—%	(3)%

	11%	6%

The following tables provide sales by end-market and distribution method:

	Quarter Ended March 31,
	% of Sales
	2017	2016	% Change*
Sales by End Markets
Manufacturing	21%	22%	4%
Metals	17%	18%	5%
Energy	4%	5%	—%
Chemicals	13%	14%	12%
Electronics	7%	8%	3%
Healthcare	12%	11%	3%
Food & Beverage	13%	9%	11%
Aerospace	1%	1%	25%
Other	12%	12%	17%

	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended March 31,
	% of Sales
	2017	2016
Sales by Distribution Method
On-Site	19%	20%
Merchant	35%	34%
Packaged Gas	41%	42%
Other	5%	4%

	100%	100%

Europe segment sales increased by $36 million, or 11% in the first quarter as compared to the prior year largely driven by the acquisition of a carbon dioxide business in the prior year largely serving the food and beverage market and an increase in overall volumes including new project start-ups.

Europe segment operating profit increased by $4 million, or 6% in the first quarter as compared to the prior year. The increase in operating profit was primarily driven by higher volumes and the acquisition of the carbon dioxide business in the prior year.

South America

	Quarter Ended March 31,
	2017	2016	Variance
Sales	$369	$311	19%
Cost of sales, exclusive of depreciation and amortization	224	183

Gross margin	145	128
Operating expenses	42	43
Depreciation and amortization	39	30

Operating profit	$64	$55	16%

Margin %	17.3%	17.7%

	Quarter Ended March 31, 2017 vs. 2016
	% Change	% Change
	Sales	Operating Profit
Factors Contributing to Changes
Volume	—%	(6)%
Price/Mix	1%	3%
Cost pass-through	—%	—%
Currency	18%	13%
Acquisitions/divestitures	—%	—%
Other	—%	6%

	19%	16%

The following tables provide sales by end-market and distribution method:

	Quarter Ended March 31,
	% of Sales
	2017	2016	% Change*
Sales by End Markets
Manufacturing	18%	20%	(8)%
Metals	29%	29%	(1)%
Energy	2%	1%	—%
Chemicals	10%	9%	10%
Electronics	—%	—%	—%
Healthcare	19%	18%	3%
Food & Beverage	14%	14%	7%
Aerospace	—%	—%	—%
Other	8%	9%	(8)%

	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended March 31,
	% of Sales
	2017	2016
On-Site	31%	30%
Merchant	39%	41%
Packaged Gas	28%	28%
Other	2%	1%

	100%	100%

South America segment sales in the first quarter increased $58 million, or 19%, versus the prior-year quarter. Favorable currency impacts increased sales by 18% driven by the strengthening of the Brazilian real against the U.S. dollar, partially offset by the continued devaluation of the Argentine Peso. Excluding currency, sales grew 1% due to higher price. Volumes were flat year over year as new project contribution was offset by negative underlying base volumes in Brazil, primarily in the manufacturing end-market due to weak industrial production.

South America segment operating profit increased $9 million, or 16%, versus the prior-year quarter. Excluding currency translation, operating profit increased 3% versus the prior-year quarter driven by higher price and an OPEB benefit plan curtailment partially offset by the impacts of lower operating profit due to product sales mix and cost inflation.

Asia

	Quarter Ended March 31,
	2017	2016	Variance
Sales	$395	$376	5%
Cost of sales, exclusive of depreciation and amortization	249	241

Gross margin	146	135
Operating expenses	27	27
Depreciation and amortization	44	45

Operating profit	$75	$63	19%

Margin %	19.0%	16.8%

	Quarter Ended March 31, 2017 vs. 2016
	% Change	% Change
	Sales	Operating Profit
Factors Contributing to Changes
Volume	9%	21%
Price/Mix	(1)%	(5)%
Cost pass-through	1%	—%
Currency	(1)%	(1)%
Acquisitions/divestitures	(3)%	—%
Other	—%	4%

	5%	19%

The following tables provide sales by end-market and distribution method:

	Quarter Ended March 31,
	% of Sales
	2017	2016	% Change*
Sales by End Markets
Manufacturing	8%	9%	(8)%
Metals	26%	28%	13%
Energy	3%	3%	13%
Chemicals	15%	14%	14%
Electronics	35%	32%	12%
Healthcare	1%	1%	4%
Food & Beverage	2%	2%	6%
Aerospace	—%	—%	—%
Other	10%	11%	2%

	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	Quarter Ended March 31,
	% of Sales
	2017	2016
Sales by Distribution Method
On-Site	51%	51%
Merchant	29%	28%
Packaged Gas	14%	14%
Other	6%	7%

	100%	100%

Asia segment sales increased $19 million, or 5% in the first quarter as compared to the prior year. Currency translation reduced sales by 1% primarily due to the Chinese Yuan. Cost pass-through increased sales by 1%. Divestitures decreased sales by 3% due to the sale of an ownership interest in a majority-owned joint venture. Volume growth of 9% was primarily attributable to base volume growth in China and India and new project start-ups in Korea. Lower pricing reduced sales by 1% versus the prior year. Sales growth was strongest to the electronics, metals and chemicals end-markets.

Asia segment operating profit increased $12 million, or 19% in the first quarter as compared to the prior year. This increase was primarily attributable to higher volumes and benefits from cost reduction actions, partially offset by lower price.

Surface Technologies

	Quarter Ended March 31,
	2017	2016	Variance
Sales	$150	$149	1%
Cost of sales, exclusive of depreciation and amortization	97	97

Gross margin	53	52
Operating expenses	17	17
Depreciation and amortization	10	10

Operating profit	$26	$25	4%

Margin %	17.3%	16.8%

	Quarter Ended March 31, 2017 vs. 2016
	% Change	% Change
	Sales	Operating Profit
Factors Contributing to Changes
Volume/Price	1%	2%
Cost pass-through	—%	—%
Currency	(2)%	(2)%
Acquisitions/divestitures	2%	2%
Other	—%	2%

	1%	4%

The following table provides sales by end-market:

	Quarter Ended March 31,
	% of Sales
	2017	2016	% Change*
Sales by End Markets
Manufacturing	11%	11%	—%
Metals	8%	9%	—%
Energy	19%	24%	(20)%
Chemicals	2%	2%	1%
Electronics	1%	1%	3%
Healthcare	—%	—%	—%
Food & Beverage	4%	3%	17%
Aerospace	44%	38%	13%
Other	11%	12%	(5)%

	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures

Surface Technologies segment sales increased $1 million, or 1% in the quarter versus the prior year. Unfavorable currency translation impacts reduced sales by 2%, primarily driven by the devaluation of the British pound and the Euro. Excluding currency impacts, sales increased 3% due to higher volumes, primarily to the aerospace end-market and acquisitions, driven by a majority-owned joint venture with GE aviation.

Surface Technologies segment operating profit increased $1 million or 4% in the quarter versus the prior year. Excluding negative currency impacts, operating profit increased 6% due to increased volume and price, acquisitions and lower costs driven by cost reduction efforts.

Currency

The results of Praxair’s non-U.S. operations are translated to Praxair’s reporting currency, the U.S. dollar, from the functional currencies. For most foreign operations, Praxair uses the local currency as its functional currency. There is inherent variability and unpredictability in the relationship of these functional currencies to the U.S. dollar and such currency movements may materially impact Praxair’s results of operations in any given period.

To help understand the reported results, the following is a summary of the significant currencies underlying Praxair’s consolidated results and the exchange rates used to translate the financial statements (rates of exchange expressed in units of local currency per U.S. dollar):

	Percentage of YTD 2017 Consolidated Sales	Exchange Rate for Income Statement		Exchange Rate for Balance Sheet
		Year-To-Date Average		March 31, 2017	December 31, 2016
Currency		2017	2016
Euro	12%	0.94	0 91	0.94	0.95
Brazilian real	11%	3.14	3.89	3.17	3.26
Canadian dollar	7%	1.32	1.37	1.33	1.34
Chinese yuan	6%	6.89	6.54	6.89	6.95
Mexican peso	4%	20.26	18.03	18.72	20.73
Korean won	4%	1,153	1,201	1,118	1,206
India rupee	3%	67.00	67.47	64.85	67.92
Argentine peso	1%	15.66	14.42	15.39	15.89
British pound	1%	0.81	0.70	0.80	0.81
Norwegian krone	1%	8.43	8.62	8.60	8.64

Years Ended 2016, 2015, and 2014

Executive Summary — Financial Results & Outlook

2016 Year in review

Praxair delivered solid results for the full year of 2016 despite continued challenging global macro-economic trends and foreign currency headwinds. Volume growth from food and beverage and healthcare end-markets and new project start-ups largely in Asia, Europe and South America was offset by weaker volumes in North and South America, primarily manufacturing and up-stream energy end-markets. Excluding foreign currency headwinds, sales growth came from higher overall pricing and acquisitions. Operating cash flow was 3% higher than 2015 despite lower net income from currency and base volume headwinds.

•	Sales of $10,534 million were 2% below 2015 sales of $10,776 million. Excluding negative currency impacts which reduced sales by 3%, and lower cost pass-through, sales were 2% above the prior year due to growth from positive price, new project start-ups and acquisitions. These increases were partially offset by lower base volumes primarily in North America due to weaker upstream energy and manufacturing end-markets.

•	Reported operating profit of $2,238 million was 4% below 2015. Adjusted operating profit of $2,338 million was 6% below adjusted operating profit in 2015, and 3% below the prior year excluding negative currency translation. Benefits from project start-ups, acquisitions net of divestitures, higher price, and cost reduction programs were more than offset by the impact of lower base volumes.*

•	Reported net income — Praxair, Inc. of $1,500 million and diluted earnings per share of $5.21 decreased from $1,547 million and $5.35, respectively, in 2015. Adjusted net income — Praxair, Inc. of $1,576 million and adjusted diluted earnings per share of $5.48 were both 6% below 2015 adjusted amounts.*

•	Cash flow from operations was a strong $2,773 million, 26% of sales. Capital expenditures were $1,465 million and acquisitions, net of cash acquired were $363 million primarily for investments in growth and density; dividends paid were $856 million; and net common stock purchases were $89 million.

*	A reconciliation of the Adjusted amounts can be found in the “Non-GAAP Financial Measures” section below. See Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

•	Praxair announced a non-binding agreement in principle to merge with Linde AG and entered into a binding business combination agreement with Linde AG on June 1, 2017.

2017 Outlook

•	Diluted earnings per share are forecasted to be in the range of $5.45 to $5.80. 2017 EPS guidance does not include transaction costs related to the potential business combination.

•	Effective tax rate of approximately 28%.

•	Capital expenditures of approximately $1.4 billion.

•	Praxair’s core business is to build, own, and operate industrial gas plants in order to supply atmospheric and process gases to customers. As such, Praxair believes that its project backlog is one indicator of future sales growth. At December 31, 2016, Praxair’s backlog of 16 large projects under construction was $1.5 billion. This represents the total estimated capital cost of large plants under construction. North America represents about 80 percent of the backlog, with the majority located in the U.S. Gulf Coast. The remaining backlog resides in Asia, Europe, and South America. These plants will supply customers in the energy, chemical, manufacturing, electronics and metals markets.

The above guidance should be read in conjunction with the section entitled “Forward-Looking Statements.”

Praxair provides quarterly updates on operating results, material trends that may affect financial performance, and financial earnings guidance via earnings releases and investor teleconferences. These materials are available on Praxair’s website, but are not incorporated herein.

Consolidated Results and Other Information

The following table provides selected data for 2016, 2015, and 2014:

(Dollar amounts in millions, except per share data) Year Ended December 31,				Variance
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Reported Amounts:
Sales	$10,534	$10,776	$12,273	(2)%	(12)%
Cost of sales, exclusive of depreciation and amortization	$5,860	$5,960	$6,962	(2)%	(14)%
Gross margin (a)	$4,674	$4,816	$5,311	(3)%	(9)%
As a percent of sales	44.4%	44.7%	43.3%
Selling, general and administrative	$1,145	$1,152	$1,308	(1)%	(12)%
As a percent of sales	10.9%	10.7%	10.7%
Depreciation and amortization	$1,122	$1,106	$1,170	1%	(5)%
Cost reduction program and other charges (b)	$100	$172	$138
Other income (expense) — net	$23	$28	$9
Operating profit	$2,238	$2,321	$2,608	(4)%	(11)%
Operating margin	21.2%	21.5%	21.2%
Interest expense — net	$190	$161	$213	18%	(24)%
Effective tax rate	26.9%	28.3%	28.9%
Income from equity investments	$41	$43	$42	(5)%	2%
Noncontrolling interests	$(38)	$(44)	$(52)	(14)%	(15)%
Net income — Praxair, Inc.	$1,500	$1,547	$1,694	(3)%	(9)%
Diluted earnings per share	$5.21	$5.35	$5.73	(3)%	(7)%
Diluted shares outstanding	287,757	289,055	295,608	—%	(2)%
Number of employees	26,498	26,657	27,780
Adjusted Amounts (c):
Operating profit	$2,338	$2,493	$2,746	(6)%	(9)%
Operating margin	22.2%	23.1%	22.4%
Interest expense — net	$174	$161	$177	8%	(9)%
Effective tax rate	27.1%	28.0%	27.5%
Noncontrolling interests	$(43)	$(45)	$(52)	(4)%	(13)%
Net income — Praxair, Inc.	$1,576	$1,677	$1,852	(6)%	(9)%
Diluted earnings per share	$5.48	$5.80	$6.27	(6)%	(7)%

(a)	Gross margin excludes depreciation and amortization expense.
(b)	See Note 2 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.
(c)	Adjusted amounts are non-GAAP measures. A reconciliation of reported amounts to adjusted amounts can be found in the “Non-GAAP Financial Measures” section below. See Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

Results of Operations

The following table provides a summary of changes in consolidated sales and adjusted operating profit:

	2016 vs. 2015		2015 vs. 2014
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	—%	(5)%	(2)%	(5)%
Price/Mix	1%	3%	1%	6%
Cost pass-through	(1)%	—%	(2)%	—%
Currency	(3)%	(3)%	(10)%	(10)%
Acquisitions/Divestitures	1%	—%	1%	—%
Other	—%	1%	—%	(2)%

Reported	(2)%	(4)%	(12)%	(11)%
Add: Cost reduction program and other charges and pension settlement	—%	(2)%	—%	2%

Adjusted	(2)%	(6)%	(12)%	(9)%

The following tables provide consolidated sales by end-market and distribution method:

	% of Sales			% Change*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales by End-Markets
Manufacturing	23%	24%	24%	(5)%	(4)%
Metals	17%	17%	17%	4%	(2)%
Energy	12%	13%	14%	(6)%	(2)%
Chemicals	10%	10%	10%	—%	(3)%
Electronics	8%	8%	7%	2%	5%
Healthcare	8%	8%	8%	6%	4%
Food & Beverage	9%	9%	8%	7%	7%
Aerospace	3%	3%	3%	2%	3%
Other	10%	8%	9%	1%	(8)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2016	2015	2014
Sales by Distribution Method
On-Site	29%	29%	29%
Merchant	35%	34%	34%
Packaged Gas	28%	28%	28%
Other	8%	9%	9%

	100%	100%	100%

2016 Compared With 2015

Sales decreased 2% to $10,534 million in 2016 compared to $10,776 million in 2015. The decrease is primarily due to negative currency translation impacts of 3% and lower cost pass-through which reduced sales by

1%. Excluding these impacts, sales increased 2% compared to prior year. Higher pricing, primarily in North and South America, and acquisitions, largely in Europe, each contributed 1% to sales.

Gross margin decreased $142 million, or 3%, versus 2015 primarily due to lower sales. Gross margin as a percentage of sales declined to 44.4% in 2016 from 44.7% in 2015.

Selling, general and administrative (which is herein referred to as “SG&A”) expenses decreased $7 million or 1% in 2016 to $1,145 million, or 10.9% of sales, versus $1,152 million, or 10.7% of sales, for 2015. Currency impacts decreased SG&A by $31 million. Excluding currency impacts, SG&A increased $24 million driven by acquisitions, cost inflation and higher incentive compensation partially offset by benefits from cost reduction programs.

Depreciation and amortization expense increased $16 million versus 2015. This increase was primarily due to plant start-ups and acquisitions partially offset by currency effects.

During the year ended December 31, 2016, Praxair recorded charges of $100 million related primarily to a cost reduction program. This program is expected to result in annualized pre-tax expense reductions and cash flow increases of approximately $45 million. During 2015, Praxair recorded charges of $146 million in the second quarter and $26 million in the third quarter also related primarily to a cost reduction program. The 2015 cost reduction actions are expected to result in annualized pre-tax expense reductions and cash flow increases of approximately $80 million. To date, the expected benefits of the 2015 and 2016 cost reduction programs have met expectations, excluding any currency translation impacts (refer to Note 2 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Other income (expenses) — net in 2016 was a $23 million benefit versus a $28 million benefit in 2015 (see Note 7 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for a summary of major components). Other income in 2016 is largely related to net gains on asset sales. Other income in 2015 includes a $28 million gain from the sale of a packaged gas business in the United States.

Reported operating profit of $2,238 million in 2016 was $83 million, or 4% lower than reported operating profit of $2,321 million in 2015. 2016 included charges of $96 million related to cost reduction actions and other charges and a $4 million charge related to a pension settlement. 2015 included a $165 million charge related to cost reduction actions and other charges and a $7 million charge related to a pension settlement. Refer to Note 2 of the Praxair consolidated financial statements beginning on page F.2-22 of this document for a further discussion of these items. Excluding the impact of these items, adjusted operating profit of $2,338 million in 2016 was $155 million, or 6% lower than adjusted operating profit of $2,493 million in 2015. Benefits from project start-ups, acquisitions net of divestitures, higher price, and cost reduction programs were more than offset by the impact of lower base volumes. A discussion of operating profit by segment is included in the segment discussion that follows.

Reported interest expense — net in 2016 increased $29 million, versus 2015. 2016 included charges of $16 million relating to the early redemption of notes (see Note 11 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). Excluding this charge, adjusted interest expense increased $13 million largely attributable to higher average interest rates due primarily to extending debt maturities. See Note 7 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for further information relating to interest expense.

The reported effective tax rate (which is herein referred to as “ETR”) for 2016 was 26.9% versus 28.3% in 2015. The ETR for the 2016 period includes a $35 million tax benefit related to a pension settlement, bond redemption and cost reduction program and other charges. The 2015 period includes a $41 million tax benefit related to a pension settlement and cost reduction program and other charges (see Note 2 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). Excluding these impacts, on an adjusted basis the ETR for the 2016 and 2015 periods was 27.1% and 28.0%, respectively. The decrease in the adjusted ETR is primarily due to a $20 million excess tax benefit on share-based compensation resulting from the adoption of a new accounting standard during 2016 (see Note 1 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Praxair’s significant equity investments are in the United States, China, Italy, and the Middle East. Equity income decreased $2 million in 2016.

At December 31, 2016, reported noncontrolling interests consisted primarily of noncontrolling shareholders’ investments in Asia (primarily in China), Europe (primarily in Italy), and surface technologies. Noncontrolling interests decreased $6 million to $38 million in 2016 from $44 million in 2015. This decrease was due primarily to the acquisition of the remaining noncontrolling interests in a Scandinavian joint venture (See Note 14 to the Praxair consolidated financial statements beginning on page F.2-22 of this document) and the divestiture of a packaged gas joint venture in the United States in late 2015.

Reported net income — Praxair, Inc. in 2016 was $1,500 million, or $47 million lower than net income —Praxair, Inc. of $1,547 million in 2015. Adjusted net income — Praxair, Inc. of $1,576 million in 2016 was $101 million, or 6% lower than adjusted net income — Praxair, Inc. of $1,677 million in 2015. Adjusted net income — Praxair, Inc. decreased primarily due to lower adjusted operating profit, including negative foreign currency translation impacts.

Reported diluted earnings per share (which is herein referred to as “EPS”) of $5.21 in 2016 decreased $0.14 per diluted share, or 3% from $5.35 in 2015. The decrease included a $0.01 pension settlement charge, a $0.04 bond redemption charge and a $0.22 charge related to the cost reduction actions. Adjusted diluted EPS of $5.48 in 2016 decreased $0.32 per diluted share, or 6%, from adjusted diluted EPS of $5.80 in 2015. The decrease in adjusted diluted EPS was primarily due to lower adjusted net income — Praxair, Inc.

Other comprehensive loss for the year ended December 31, 2016 of $8 million includes favorable currency translation adjustments of $68 million offset by a $76 million unfavorable impact related to a decline in the funded status of Praxair’s retirement obligations. The favorable translation adjustments reflect the impact of translating local currency foreign subsidiary financial statements into U.S. dollars, and are largely driven by the weakening of the U.S. dollar against the Brazilian Real and the Canadian dollar. Favorable currency translation adjustments included $303 million in South America and $22 million in Europe offset by unfavorable currency translation adjustments of $139 million in North America and $98 million in Asia. The decline in the funded status of retirement obligations was primarily the result of unfavorable liability experience in the current year as compared with actuarial gains in the prior year offset by a higher actual return on assets. Refer to the “— Currency” section below and Notes 7 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

The number of employees at December 31, 2016 was 26,498, a decrease of 159 employees from December 31, 2015. This decrease primarily reflects the impact of cost reduction programs implemented during the current year partially offset by acquisitions.

2015 Compared With 2014

Sales decreased 12% to $10,776 million in 2015 compared to $12,273 million in 2014. The decrease is primarily due to negative currency translation impacts of 10% and lower cost pass-through which reduced sales by 2%. Excluding these impacts, sales were comparable to prior year. Lower overall volumes which decreased sales by 2%, primarily in North and South America, were offset by a 1% increase from higher pricing in most segments. Acquisitions increased sales by 1%.

Gross margin decreased $495 million, or 9%, versus 2014 primarily due to lower sales. Gross margin as a percentage of sales improved to 44.7% in 2015 from 43.3% in 2014 primarily due to higher overall pricing and lower cost pass-through.

SG&A expenses decreased $156 million or 12% in 2015 to $1,152 million, or 10.7% of sales, versus $1,308 million, or 10.7% of sales, for 2014. Currency impacts decreased SG&A by $135 million and cost reduction actions in response to weak underlying business trends also reduced SG&A.

Depreciation and amortization expense decreased $64 million versus 2014. This decrease was primarily due to currency effects which reduced depreciation and amortization expense by $109 million. This was partially offset by higher depreciation expense primarily related to new project start-ups.

Cost reduction and other charges for 2015 are discussed in the previous section. The 2014 charges of $138 million relate primarily to the impacts of a devaluation of the currency in Venezuela (refer to Note 2 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Other income (expenses) — net in 2015 was a $28 million benefit versus a $9 million benefit in 2014 (see Note 7 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for a summary of major components). Other income in 2015 includes a $28 million gain from the sale of a packaged gas business in the United States to an existing equity investment.

Reported operating profit of $2,321 million in 2015 was $287 million, or 11% lower than reported operating profit of $2,608 million in 2014. 2015 included charges of $165 million related to cost reduction actions and a $7 million charge related to a pension settlement. 2014 included a $131 million charge related to Venezuela currency devaluation and a $7 million charge related to a pension settlement. Refer to Note 2 of the Praxair consolidated financial statements beginning on page F.2-22 of this document for a further discussion of these items. Excluding the impact of these items, adjusted operating profit of $2,493 million in 2015 was $253 million, or 9% lower than adjusted operating profit of $2,746 million in 2014. Higher pricing, productivity and cost control increased operating profit but was more than offset by the negative impacts of foreign currency translation and lower volumes. A discussion of operating profit by segment is included in the segment discussion that follows.

Reported interest expense — net in 2015 decreased $52 million, versus 2014. 2014 included charges of $36 million relating to the early redemption of notes (see Note 11 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). Excluding this charge, adjusted interest expense decreased $16 million. Lower overall interest rates reduced interest expense by approximately $32 million. This decrease was partially offset by higher debt levels and lower capitalized interest which increased interest expense by approximately $11 million and $5 million, respectively, versus 2014. The amount of interest capitalized decreased due to lower interest rates, lower construction in progress, and currency impacts. See Note 7 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for further information relating to interest expense.

The ETR for 2015 was 28.3% versus 28.9% in 2014. The adjusted effective tax rate was 28% in 2015 versus 27.5% in 2014. The increase in the ETR was primarily due to the impact of foreign tax differentials (see Note 5 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Praxair’s significant equity investments are in the United States, China, Italy, and the Middle East. Equity income increased $1 million in 2015.

At December 31, 2015, reported noncontrolling interests consisted primarily of noncontrolling shareholders’ investments in Asia (primarily in China and India), Europe (primarily in Italy and Scandinavia), and North America (primarily within the U.S. packaged gas business). Noncontrolling interest decreased $8 million to $44 million in 2015 from $52 million in 2014. This decrease was due primarily to lower earnings in Italy, including a tax rate change, and China, and currency impacts.

Reported net income — Praxair, Inc. in 2015 was $1,547 million, or $147 million lower than net income —Praxair, Inc. of $1,694 million in 2014. Adjusted net income — Praxair, Inc. of $1,677 million in 2015 was

$175 million, or 9% lower than adjusted net income — Praxair, Inc. of $1,852 million in 2014. Adjusted net income — Praxair, Inc. decreased primarily due to negative foreign currency translation impacts, partially offset by lower interest expense.

Reported diluted EPS of $5.35 in 2015 decreased $0.38 per diluted share, or 7% from $5.73 in 2014. The decrease included a $0.02 pension settlement charge and a $0.43 charge related to the cost reduction actions. Adjusted diluted EPS of $5.80 in 2015 decreased $0.47 per diluted share, or 7%, from adjusted diluted EPS of $6.27 in 2014. The decrease in adjusted diluted EPS was primarily due to lower adjusted net income —Praxair, Inc. due primarily to foreign currency translation impacts, partially offset by a 2% decrease in the number of diluted shares outstanding as a result of Praxair’s net repurchases of common stock.

Other comprehensive loss for the year ended December 31, 2015 of $1,458 million includes negative currency translation adjustments of $1,514 million and a positive impact of $56 million related to an improvement in the funded status of Praxair’s retirement obligations. The negative translation adjustments reflect the impact of translating local currency foreign subsidiary financial statements to U.S. dollars and resulted from a strengthening U.S. dollar versus most foreign currencies. The negative currency translation adjustments included $762 million in South America, $346 million in North America, $236 million in Asia, and $94 million in Europe. The positive funded status — retirement obligations adjustment resulted primarily from the effect of higher discount rates somewhat offset by lower than expected actual return on assets. See “— Currency” below, and Notes 7 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

The number of employees at December 31, 2015 was 26,657, a decrease of 1,123 employees from December 31, 2014. This decrease primarily reflects the impact of cost reduction programs implemented during the current year.

Related Party Transactions

Praxair’s related parties are primarily unconsolidated equity affiliates. Praxair did not engage in any material transactions involving related parties that included terms or other aspects that differ from those which would be negotiated with independent parties.

Environmental Matters

Praxair’s principal operations relate to the production and distribution of atmospheric and other industrial gases, which historically have not had a significant impact on the environment. However, worldwide costs relating to environmental protection may continue to grow due to increasingly stringent laws and regulations, and Praxair’s ongoing commitment to rigorous internal standards.

Climate Change

Praxair operates in jurisdictions that have, or are developing, laws and/or regulations to reduce or mitigate the perceived adverse effects of greenhouse gas (which is herein referred to as “GHG”) emissions and faces a highly uncertain regulatory environment in this area. For example, the U.S. Environmental Protection Agency (which is herein referred to as “EPA”) has promulgated rules requiring reporting of GHG emissions, and Praxair and many of its suppliers and customers are subject to these rules. EPA has also promulgated regulations to restrict GHG emissions, including final rules regulating GHG emissions from light-duty vehicles and certain large manufacturing facilities, many of which are Praxair suppliers or customers. More recently, EPA promulgated carbon dioxide regulations for both new and existing power plants, which require controls on GHG emissions from certain suppliers of power to Praxair’s operations. In addition to these developments in the United States, GHGs are regulated in the European Union under the Emissions Trading System, which has wide implications for our customers and may impact certain operations of Praxair in Europe. There are also requirements for mandatory reporting in Quebec, Canada, which apply to certain Praxair operations and will be used in developing cap-and-trade regulations on GHG emissions. These regulations, as well as similar regulations that have been proposed in Ontario, Canada, are expected to impact certain Praxair facilities in Canada. Climate change and energy efficiency laws and policies are also being widely introduced in jurisdictions throughout South America, Mexico and parts of Asia. China has announced plans to launch a national carbon emissions trading system, though it does not appear the regulations will have a direct impact on GHG emissions from Praxair facilities. Among other impacts, such regulations are expected to raise the costs of energy, which is a significant cost for Praxair. Nevertheless, Praxair’s customer contracts routinely provide rights to recover increased electricity, natural gas, and other costs that are incurred by Praxair as a result of Climate Change regulation.

Praxair anticipates continued growth in its hydrogen business, as hydrogen is essential to refineries that use it to remove sulfur from transportation fuels in order to meet ambient air quality standards in the United States. Hydrogen production plants and a large number of other manufacturing and electricity-generating plants have been identified under California law as a source of carbon dioxide emissions and these plants are subject to cap-and-trade regulations in that state. Praxair believes it will be able to mitigate the costs of these regulations through the terms of its product supply contracts. However, legislation that limits GHG emissions may impact growth by increasing operating costs and/or decreasing demand.

To manage business risks from current and potential GHG emission regulation, Praxair actively monitors current developments, evaluates the direct and indirect business risks, and takes appropriate actions. Among others, actions include: increasing relevant resources and training; consulting with vendors, insurance providers and industry experts; incorporating GHG provisions in commercial agreements; and conducting regular reviews of the business risks with Praxair management. Although there are considerable uncertainties, Praxair believes that the business risk from potential regulations can be effectively managed through its commercial contracts. Additionally, Praxair does not anticipate any material effects regarding its plant operations or business arising from potential physical risks of climate change.

Praxair continuously seeks opportunities to reduce its own energy use and GHG footprint through rigorous energy efficiency, investment in renewable energy, and purchasing hydrogen as a chemical byproduct where feasible. Praxair maintains a range of targets that drive reductions in its energy and in GHG emissions. Progress against these targets is reported annually to Praxair’s Board of Directors.

At the same time, Praxair may benefit from business opportunities arising from governmental regulation of GHG and other emissions; uncertain costs of energy and certain natural resources; the development of renewable energy alternatives; and new technologies that help extract natural gas, improve air quality, increase energy efficiency and mitigate the impacts of climate change. Praxair continues to develop new applications that can lower emissions, including GHG emissions, in Praxair’s processes and help customers lower energy consumption and increase product throughput. Stricter regulation of water quality in emerging economies such as China provide a growing market for a number of gases, e.g., oxygen for wastewater treatment. Increase concern about drought in areas such as California may create a market for carbon dioxide for desalination. Renewable fuel standards in the European Union and U.S. create a market for second-generation biofuels which use of industrial gases such as oxygen, carbon dioxide, and hydrogen.

Costs Relating to the Protection of the Environment

Environmental protection costs in 2016 included approximately $10 million in capital expenditures and $25 million of expenses. Praxair anticipates that future annual environmental protection expenditures will be similar to 2016, subject to any significant changes in existing laws and regulations. Based on historical results and current estimates, Praxair management does not believe that environmental expenditures will have a material adverse effect on the consolidated financial position, the consolidated results of operations or cash flows in any given year.

Legal Proceedings

See Note 12 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document and Note 17 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for information concerning legal proceedings.

Retirement Benefits

Pensions

The net periodic benefit cost for the U.S. and International pension plans was $51 million in 2016, $98 million in 2015 and $82 million in 2014. Consolidated net periodic benefit cost included settlement charges of $4 million in 2016 and $7 million in both 2015 and 2014.

The funded status (pension benefit obligation (which is herein referred to as “PBO”) less the fair value of plan assets) for the U.S. plans was a deficit of $559 million as of December 31, 2016 versus a deficit of $483 million at December 31, 2015. The increase in the deficit is primarily due to actuarial losses that arose during the current year, compared with actuarial gains in the prior year, partially offset by lower service and interest costs.

Global pension contributions were $11 million in 2016, $15 million in 2015 and $18 million in 2014. At a minimum, Praxair contributes to its pension plans to comply with local regulatory requirements (e.g., ERISA in the United States). Discretionary contributions in excess of the local minimum requirements are made based on many factors, including long-term projections of the plans’ funded status, the economic environment, potential risk of overfunding, pension insurance costs and alternative uses of the cash. Changes to these factors can impact the timing of discretionary contributions from year to year. Estimated required contributions for 2017 are currently expected to be in the range of $10 million to $15 million.

Praxair assumes an expected return on plan assets for 2017 in the United States of 8.00%, which is consistent with the long-term expected return on its investment portfolio.

Excluding the impact of any settlements, 2017 consolidated pension expense is expected to increase by approximately $7 million to $54 million. This fluctuation is primarily driven by higher expected amortization of actuarial losses, with service and interest costs anticipated to remain relatively consistent. Throughout 2015 Praxair measured service and interest costs utilizing a single weighted-average discount rate for each plan derived from the yield curve used to measure the respective plan obligations. For 2016 Praxair elected to measure service and interest costs for significant plans by applying the specific spot rates along that yield curve to the plan’s expected cash flows (which is herein referred to as “spot rate approach”). Praxair believes the new spot rate approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ expected cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of the plans’ obligations or the funded status of the plans.

Postretirement Benefits Other Than Pensions

The net periodic benefit cost for Postretirement Benefits Other Than Pensions (which is herein referred to as “OPEB”) plans was $5 million in 2016, $8 million in 2015 and $7 million in 2014. The funded status deficit reduced by $4 million from 2015 to 2016 primarily due to lower service and interest costs and the favorable impact of plan amendments.

In 2017, consolidated net periodic benefit costs for the OPEB plans is expected to be approximately $5 million.

Refer to the “Critical Accounting Policies” section and Note 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for a more detailed discussion of Praxair’s retirement benefits, including a description of the various retirement plans and the assumptions used in the calculation of net periodic benefit cost and funded status.

Insurance

Praxair purchases insurance to limit a variety of property and casualty risks, including those related to property, business interruption, third-party liability and workers’ compensation. Currently, Praxair self-retains the first $5 million per occurrence for workers’ compensation, general and vehicle liability in the United States and retains $2.5 million to $5 million per occurrence at its various properties worldwide. To mitigate its aggregate loss potential above these retentions, Praxair purchases insurance coverage from highly rated insurance companies. Praxair does not currently operate or participate in any captive insurance companies or other non-traditional risk transfer alternatives.

At December 31, 2016 and 2015, Praxair had recorded a total of $33 million and $32 million, respectively, representing an estimate of the retained liability for the ultimate cost of claims incurred and unpaid as of the balance sheet dates. The estimated liability is established using statistical analysis and is based upon historical experience, actuarial assumptions and professional judgment. These estimates are subject to the effects of trends in loss severity and frequency and are subject to a significant degree of inherent variability. If actual claims differ from Praxair’s estimates, they will be adjusted at that time and financial results could be impacted.

Praxair recognizes estimated insurance proceeds relating to damages at the time of loss only to the extent of incurred losses. Any insurance recoveries for business interruption and for property damages in excess of the net book value of the property are recognized only when realized or pending payments confirmed by its insurance companies.

Segment Discussion

The following summary of sales and operating profit by segment provides a basis for the discussion that follows (for additional information concerning Praxair’s segments, see Note 18 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). Praxair evaluates the performance of its reportable segments based on operating profit, excluding the items not indicative of ongoing business trends (see Note 2 to Praxair’s consolidated financial statements beginning on page F.2-22 of this document).

(Dollar amounts in millions) Year Ended December 31,				Variance*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales
North America	$5,592	$5,865	$6,436	(5)%	(9)%
Europe	1,392	1,320	1,546	5%	(15)%
South America	1,399	1,431	1,993	(2)%	(28)%
Asia	1,555	1,551	1,619	—%	(4)%
Surface Technologies	596	609	679	(2)%	(10)%

	$10,534	$10,776	$12,273	(2)%	(12)%

Operating Profit
North America	$1,430	$1,558	$1,580	(8)%	(1)%
Europe	273	250	291	9%	(14)%
South America	257	291	449	(12)%	(35)%
Asia	276	289	303	(4)%	(5)%
Surface Technologies	102	105	123	(3)%	(15)%

Segment operating profit	2,338	2,493	2,746	(6)%	(9)%
Cost reduction program and other charges	(100)	(172)	(138)

Consolidated operating profit	$2,238	$2,321	$2,608

*	Sales variances were negatively impacted by foreign currency translation and by cost pass-through. Similarly, operating profit variances were negatively impacted by foreign currency translation. Refer to the following segment discussions for a quantification of these impacts and the “— Currency” section below for a summary of the significant currencies and exchange rates used to translate the foreign financial statements to U.S. dollars.

North America

(Dollar amounts in millions) Year Ended December 31,				Variance
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales	$5,592	$5,865	$6,436	(5)%	(9)%
Cost of sales, exclusive of depreciation and amortization	2,872	3,028	3,514

Gross margin	2,720	2,837	2,922
Operating expenses	676	670	731
Depreciation and amortization	614	609	611

Operating profit	$1,430	$1,558	$1,580	(8)%	(1)%

Operating margin	25.6%	26.6%	24.5%

	2016 vs. 2015		2015 vs. 2014
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	(3)%	(6)%	(3)%	(4)%
Price/Mix	1%	3%	1%	3%
Cost pass-through	(1)%	—%	(4)%	—%
Currency	(2)%	(2)%	(3)%	(4)%
Acquisitions/Divestitures	—%	—%	—%	—%
Other	—%	(3)%	—%	4%

	(5)%	(8)%	(9)%	(1)%

The following tables provide sales by end-market and distribution method:

	% of Sales			% Change*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales by End-Markets
Manufacturing	29%	30%	30%	(5)%	(4)%
Metals	12%	11%	12%	(1)%	(11)%
Energy	17%	18%	20%	(6)%	—%
Chemicals	9%	10%	10%	(8)%	(6)%
Electronics	5%	5%	4%	(4)%	15%
Healthcare	7%	7%	7%	2%	4%
Food & Beverage	10%	9%	8%	6%	6%
Aerospace	2%	2%	1%	(1)%	3%
Other	9%	8%	8%	5%	(4)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2016	2015	2014
Sales by Distribution Method
On-Site	28%	28%	30%
Merchant	38%	38%	36%
Packaged Gas	31%	32%	32%
Other	3%	2%	2%

	100%	100%	100%

The North America segment includes Praxair’s industrial gases operations in the United States, Canada and Mexico.

Sales for 2016 decreased $273 million, or 5%, versus 2015. Excluding currency and cost pass-through impacts, sales were 2% below the prior year due to lower volumes, primarily packaged gases, partially offset by higher pricing. By end-market, lower sales primarily to manufacturing and upstream energy customers were partially offset by growth in food and beverage and healthcare.

Operating profit in 2016 decreased $128 million, or 8% from 2015. Currency translation impacts, primarily the devaluation of both the Mexican Peso and the Canadian Dollar against the U.S. Dollar, reduced operating profit by 2%. Excluding currency translation impacts, operating profit decreased 6% driven by lower volumes partially offset by higher pricing. In addition, 2015 included a gain from the sale of a packaged gas business.

Sales for 2015 decreased $571 million, or 9%, versus 2014. Excluding currency and cost pass-through impacts, organic sales were 2% below the prior year due to lower volumes partially offset by higher pricing. By end-market, sales growth to the electronics, healthcare and food and beverage industries was more than offset by declines in sales to the metals, manufacturing and chemicals industries. On-site volumes to metals customers were lower than the prior year which accounted for the decrease in on-site sales as a percent of total sales in 2015.

Operating profit in 2015 decreased $22 million, or 1% from 2014. Currency translation impacts, primarily the devaluation of both the Mexican Peso and the Canadian Dollar against the U.S. Dollar, reduced operating profit by 4%. Operating profit grew 3% excluding currency translation impacts. Higher pricing, productivity and a $28 million gain from the sale of a packaged gas business to an existing equity investment were partially offset by lower volumes. 2014 included a $9 million benefit related to a change in accounting principle for LIFO inventories in the United States.

Europe

(Dollar amounts in millions) Year Ended December 31,				Variance
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales	$1,392	$1,320	$1,546	5%	(15)%
Cost of sales, exclusive of depreciation and amortization	775	749	868

Gross margin	617	571	678
Operating expenses	189	176	219
Depreciation and amortization	155	145	168

Operating profit	$273	$250	$291	9%	(14)%

Operating margin	19.6%	18.9%	18.8%

	2016 vs. 2015		2015 vs. 2014
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	1%	—%	1%	1%
Price/Mix	—%	1%	1%	3%
Cost pass-through	—%	—%	—%	—%
Currency	(1)%	(1)%	(17)%	(17)%
Acquisitions/Divestitures	5%	3%	—%	—%
Other	—%	6%	—%	(1)%

	5%	9%	(15)%	(14)%

The following tables provide sales by end-market and distribution method:

	% of Sales			% Change*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales by End-Markets
Manufacturing	21%	22%	22%	(2)%	4%
Metals	16%	17%	16%	—%	9%
Energy	5%	6%	7%	(9)%	(17)%
Chemicals	14%	14%	15%	1%	(2)%
Electronics	7%	7%	7%	6%	4%
Healthcare	11%	11%	11%	4%	—%
Food & Beverage	12%	10%	9%	5%	8%
Aerospace	1%	1%	—%	5%	35%
Other	13%	12%	13%	6%	(1)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2016	2015	2014
Sales by Distribution Method
On-Site	19%	20%	19%
Merchant	35%	34%	35%
Packaged Gas	42%	42%	43%
Other	4%	4%	3%

	100%	100%	100%

Praxair’s European industrial gases business operates in Spain, Ireland, Italy, France, Germany, Russia, the United Kingdom, Scandinavia and the Benelux region.

Sales in 2016 increased $72 million, or 5% from 2015 driven primarily by the acquisition of a carbon dioxide business largely serving the food and beverage market. Excluding the impact of acquisitions and unfavorable currency translation impacts, underlying sales increased 1% largely driven by volume growth from new project start-ups. The increase in the percentage of merchant sales year-over-year is primarily due to the acquisition of the carbon dioxide business. Refer to Note 3 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for additional information.

Operating profit in 2016 of $273 million increased 9% from 2015 driven by the acquisition of a carbon dioxide business, higher pricing and cost reduction actions, partially offset by negative currency impacts.

Sales in 2015 decreased $226 million, or 15% from 2014 primarily due to unfavorable currency translation impacts. Excluding unfavorable currency impacts, sales increased 2% year-over-year due to higher volumes in Russia, Spain, Italy and Germany, and higher pricing. Volume growth was largely due to new on-site project start-ups in Russia which accounted for the increase in on-site sales as a percentage of total segment sales.

Operating profit in 2015 of $250 million decreased 14% from 2014 primarily due to unfavorable currency translation impacts. Excluding currency impacts, operating profit increased 3% as higher pricing and volumes were partially offset by higher costs.

South America

(Dollar amounts in millions) Year Ended December 31,				Variance
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales	$1,399	$1,431	$1,993	(2)%	(28)%
Cost of sales, exclusive of depreciation and amortization	828	809	1,101

Gross margin	571	622	892
Operating expenses	181	196	266
Depreciation and amortization	133	135	177

Operating profit	$257	$291	$449	(12)%	(35)%

Operating margin	18.4%	20.3%	22.5%

	2016 vs. 2015		2015 vs. 2014
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume	2%	(2)%	(4)%	(10)%
Price/Mix	4%	17%	5%	22%
Cost pass-through	—%	—%	1%	—%
Currency	(8)%	(9)%	(30)%	(31)%
Acquisitions/Divestitures	—%	—%	—%	—%
Other	—%	(18)%	—%	(16)%

	(2)%	(12)%	(28)%	(35)%

The following tables provide sales by end-market and distribution method:

	% of Sales			% Change*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales by End-Markets
Manufacturing	18%	21%	21%	(10)%	(3)%
Metals	31%	28%	27%	14%	2%
Energy	2%	2%	2%	16%	6%
Chemicals	9%	9%	9%	1%	1%
Electronics	—%	—%	—%	—%	—%
Healthcare	19%	18%	18%	13%	7%
Food & Beverage	13%	13%	13%	12%	6%
Aerospace	—%	—%	—%	—%	—%
Other	8%	9%	10%	(5)%	(8)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2016	2015	2014
Sales by Distribution Method
On-Site	31%	28%	26%
Merchant	40%	41%	43%
Packaged Gas	27%	29%	29%
Other	2%	2%	2%

	100%	100%	100%

Praxair’s South American industrial gases business operates in Brazil, Argentina, Bolivia, Chile, Colombia, Paraguay, Peru, and Uruguay.

Sales in 2016 decreased $32 million, or 2%, versus 2015. Unfavorable currency translation impacts reduced sales by 8% primarily due to the devaluation of the Brazilian Real and Argentine Peso against the U.S. dollar. Excluding currency, sales grew 6% primarily driven by higher overall pricing which increased sales by 4% and a 2% increase due to higher volumes attributable to new plant start-ups for metals customers partially offset by lower sales to the manufacturing end-market due to weak industrial production.

Operating profit decreased $34 million or 12% versus 2015. Excluding negative currency effects which reduced operating profit by 9%, operating profit decreased 3% as higher pricing was more than offset by higher costs, including inflation.

Sales in 2015 decreased $562 million, or 28%, versus 2014. Unfavorable currency translation impacts reduced sales by 30% primarily due to the significant devaluation of the Brazilian Real against the U.S. dollar. Excluding currency and cost pass-through impacts, sales grew 1% due to higher overall pricing. Higher pricing was largely offset by lower volumes primarily in Brazil due to slower industrial production.

Operating profit in 2015 decreased $158 million or 35% versus 2014. Excluding negative currency effects which reduced operating profit by 31%, operating profit decreased 4% as higher pricing and cost reduction actions were more than offset by lower volumes and inflationary cost increases.

Asia

(Dollar amounts in millions) Year Ended December 31,				Variance
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales	$1,555	$1,551	$1,619	—%	(4)%
Cost of sales, exclusive of depreciation and amortization	998	977	1,041

Gross margin	557	574	578
Operating expenses	102	109	105
Depreciation and amortization	179	176	170

Operating profit	$276	$289	$303	(4)%	(5)%

Operating margin	17.7%	18.6%	18.7%

	2016 vs. 2015		2015 vs. 2014
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume / Equipment	5%	2%	(1)%	(4)%
Price/Mix	(1)%	(6)%	—%	1%
Cost pass-through	1%	—%	(2)%	—%
Currency	(4)%	(4)%	(3)%	(4)%
Acquisitions / Divestitures	(1)%	—%	2%	1%
Other	—%	4%	—%	1%

	—%	(4)%	(4)%	(5)%

The following tables provide sales by end-market and distribution method:

	% of Sales			% Change*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales by End-Markets
Manufacturing	9%	9%	10%	(8)%	(10)%
Metals	28%	29%	28%	5%	3%
Energy	3%	3%	3%	(3)%	9%
Chemicals	14%	13%	12%	19%	5%
Electronics	33%	32%	31%	4%	1%
Healthcare	1%	1%	1%	8%	(9)%
Food & Beverage	2%	2%	2%	6%	6%
Aerospace	—%	—%	—%	—%	—%
Other	10%	11%	13%	(2)%	(21)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

	% of Sales
	2016	2015	2014
Sales by Distribution Method
On-Site	50%	50%	51%
Merchant	29%	30%	29%
Packaged Gas	14%	13%	12%
Other	7%	7%	8%

	100%	100%	100%

The Asia segment includes Praxair’s industrial gases operations in China, India, Korea and Thailand, with smaller operations in Taiwan and the Middle East.

Asia segment sales in 2016 were comparable to the prior year. Unfavorable currency translation impacts reduced sales by 4% primarily due to the devaluation of the Chinese yuan and Indian Rupee against the U.S. Dollar. Cost pass-through increased sales by 1%. Excluding these impacts, sales increased 3%. Volume growth of 5% included new plant start-ups and was strongest to the chemicals and metals end-markets. Pricing was lower than the prior year by 1%.

Asia segment operating profit for 2016 decreased $13 million, or 4%, as compared to the prior year. Excluding currency impacts, operating profit was steady with prior year as lower pricing was offset by volume growth and cost reduction actions.

Asia segment sales in 2015 decreased $68 million, or 4%, as compared to the prior year. Currency and cost pass-through of precious metals prices used in electronic materials end-markets reduced sales by 5%. Excluding these impacts, sales grew 1% year-over-year primarily driven by the acquisition of an equity investment in 2014. Lower volumes were impacted by a sale of equipment in China in 2014, which was partially offset by an increase in volumes primarily from new project start-ups in China, India, and Korea.

Asia segment operating profit for 2015 decreased $14 million, or 5%, as compared to the prior year. Currency reduced operating profit by 4%. Excluding currency impacts, operating profit was 1% below the prior year. Lower volumes, including the impact of a sale of equipment in China in 2014, reduced operating profit by 4%. This more than offset the improvements from overall pricing, productivity actions and an acquisition. In the fourth quarter 2014, operating profit included a $14 million gain related to the acquisition of an equity investment that did not recur during the current year.

Surface Technologies

(Dollar amounts in millions) Year Ended December 31,				Variance
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales	$596	$609	$679	(2)%	(10)%
Cost of sales, exclusive of depreciation and amortization	388	397	438

Gross margin	208	212	241
Operating expenses	66	66	75
Depreciation and amortization	40	41	43

Operating profit	$102	$105	$123	(3)%	(15)%

Operating margin	17.1%	17.2%	18.1%

	2016 vs. 2015		2015 vs. 2014
	% Change		% Change
	Sales	Operating Profit	Sales	Operating Profit
Factors Contributing to Changes
Volume/Price	(2)%	(8)%	(3)%	(13)%
Cost pass-through	—%	—%	—%	—%
Currency	(1)%	(1)%	(7)%	(6)%
Acquisitions/Divestitures	1%	—%	—%	—%
Other	—%	6%	—%	4%

	(2)%	(3)%	(10)%	(15)%

The following table provides sales by end-market:

	% of Sales			% Change*
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
Sales by End-Markets
Manufacturing	11%	12%	13%	(5)%	(13)%
Metals	9%	8%	8%	11%	(3)%
Energy	23%	25%	28%	(10)%	(12)%
Chemicals	2%	2%	2%	(4)%	6%
Electronics	1%	1%	1%	17%	13%
Healthcare	—%	—%	—%	—%	—%
Food & Beverage	4%	4%	3%	2%	48%
Aerospace	40%	37%	34%	3%	3%
Other	10%	11%	11%	(12)%	(8)%

	100%	100%	100%

*	Excludes impact of currency, natural gas/precious metals cost pass-through and acquisitions/divestitures.

Surface Technologies provides high-performance coatings and thermal-spray powders and equipment in the Americas, Europe, and Asia.

Sales decreased $13 million, or 2% versus 2015 primarily due to lower volumes to the energy and manufacturing end-markets partially offset by growth in the aerospace end-market. Unfavorable currency translation impacts reduced sales by 1% while acquisitions increased sales by 1%.

Operating profit decreased $3 million, or 3% versus 2015. Lower volumes partially offset by higher pricing decreased operating profit by 8%, and negative currency translation reduced operating profit by 1%. These impacts were partially offset by productivity gains and savings from cost reduction programs.

During the fourth quarter of 2016, surface technologies completed the formation of PG Technologies, LLC (which is herein referred to as “PGT”), a majority-owned joint venture with GE Aviation (which is herein referred to as “GE”) for the development, support and application of specialized coatings tailored for GE’s and CFM International’s (a GE joint venture with Safran Aircraft Engines of France) current and future engine models, including the GE9X and LEAP engines. PGT will expand its production with a new coatings plant in the southeast United States.

Sales in 2015 decreased $70 million, or 10% versus 2014 primarily due to negative currency impacts of 7%, including a weaker Euro, British pound and Japanese yen versus the U.S. dollar. In addition, lower volumes to the manufacturing and energy end-markets reduced sales by 3%.

Operating profit in 2015 decreased $18 million, or 15% versus 2014. Lower volumes decreased operating profit by 13%, and negative currency translation reduced operating profit by 6%. These impacts were partially offset by higher pricing, productivity gains and savings from cost reduction programs which increased operating profit by 4%.

Currency

The results of Praxair’s non-U.S. operations are translated to Praxair’s reporting currency, the U.S. dollar, from the functional currencies used in the countries in which Praxair operates. For most foreign operations, Praxair uses the local currency as its functional currency. There is inherent variability and unpredictability in the relationship of these functional currencies to the U.S. dollar and such currency movements may materially impact Praxair’s results of operations in any given period.

To help understand the reported results, the following is a summary of the significant currencies underlying Praxair’s consolidated results and the exchange rates used to translate the financial statements (rates of exchange expressed in units of local currency per U.S. dollar):

	Percent of 2016 Consolidated Sales	Statements of Income			Balance Sheets
		Average Year Ended December 31,			December 31,
Currency		2016	2015	2014	2016	2015
Brazilian real	11%	3.47	3.28	2.35	3.26	3.90
Euro	10%	0.90	0.90	0.75	0.95	0.92
Canadian dollar	7%	1.32	1.28	1.10	1.34	1.38
Chinese yuan	6%	6.64	6.28	6.16	6.95	6.49
Mexican peso	5%	18.65	15.83	13.30	20.73	17.21
Korean won	4%	1,160	1,130	1,053	1,206	1,175
Indian rupee	3%	67.18	64.11	61.03	67.92	66.15
Argentine peso	1%	14.74	9.22	8.10	15.89	13.04
British pound	1%	0.74	0.65	0.61	0.81	0.68
Norwegian krone	1%	8.39	8.05	6.28	8.64	8.84

Liquidity, Capital Resources and Other Financial Data

Three Months Ended March 31, 2017 and 2016

The following selected cash flow information provides a basis for the discussion that follows:

(Millions of dollars)	Three months ended March 31,
	2017	2016
Net Cash Provided By (Used For): Operating Activities
Net income (including noncontrolling interests)	$404	$366
Non-cash charges (credits):
Add: Depreciation and amortization	287	272
Add: Deferred income taxes	22	9
Add: Share-based compensation	12	8
Add: Transaction costs and other charges (a)	6	—

Net income adjusted for non-cash charges	731	655
Less: Working capital	(106)	(103)
Less: Pension contributions	(3)	(2)
Other	88	3

Net cash provided by operating activities	$710	$553

Investing Activities
Capital expenditures	(327)	(323)
Acquisitions, net of cash acquired	(1)	(63)
Divestitures and asset sales	4	2

Net cash used for investing activities	$(324)	$(384)

Financing Activities
Debt increase (decrease) — net	(173)	95
Issuances (purchases) of common stock — net	15	2
Cash dividends — Praxair, Inc. shareholders	(225)	(214)
Noncontrolling interest transactions and other	(13)	(2)

Net cash provided by (used for) financing activities	$(396)	$(119)

Effect of exchange rate changes on cash and cash equivalents	$5	$24
Cash and cash equivalents, end-of-period	$519	$221
Other Financial Data (b)
Debt-to-capital ratio	59.7%	62.9%
After-tax return on capital (“ROC”)	12.0%	12.4%
Return on Praxair, Inc. shareholder’s equity (“ROE”)	31.1%	34.6%
Adjusted EBITDA	$887	$836
Adjusted EBITDA Margin	32.5%	33.3%
Debt-to-adjusted EBITDA	2.6	2.6

(a)	See Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document.
(b)	Non-GAAP measures. See the “Non-GAAP Financial Measures” section for definitions and reconciliations to reported amounts.

Cash Flow from Operations

Cash provided by operations of $710 million for the three months ended March 31, 2017 increased $157 million, or 28%, versus 2016. The increase was primarily attributable to higher net income adjusted for non-cash charges and a $65 million dividend from an equity investment in China.

Praxair estimates that total 2017 required contributions to its pension plans will be in the range of $10 million to $15 million, of which $3 million has been made through March 31, 2017. At a minimum, Praxair contributes to its pension plans to comply with local regulatory requirements (e.g., ERISA in the United States). Discretionary contributions in excess of the local minimum requirements are made based on many factors, including long-term projections of the plans’ funded status, the economic environment, potential risk of overfunding, pension insurance costs and alternative uses of the cash. Changes to these factors can impact the amount and timing of discretionary contributions from year to year.

Investing

Net cash used for investing of $324 million for the three months ended March 31, 2017 decreased $60 million versus 2016 primarily due to lower acquisition spend.

Capital expenditures for the three months ended March 31, 2017 were $327 million, $4 million higher than the prior year. Capital expenditures related primarily to investments in new plant and production equipment for growth and density. Approximately 50% of the capital expenditures were in North America.

Acquisitions for the three months ended March 31, 2017 and 2016 were $1 million and $63 million, respectively. Acquisitions in the prior year primarily relate to acquisitions of packaged gases businesses in North America and Europe (see Note 3 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document).

Divestitures and asset sales for the three months ended March 31, 2017 and 2016 were $4 million and $2 million, respectively.

Financing

Cash used by financing activities was $396 million for the three months ended March 31, 2017. Cash dividends of $225 million were higher than the prior year due to a 5% increase in quarterly dividends per share from 75 cents to 78.75 cents. Net issuances of common stock increased $13 million due primarily to fewer share repurchases. Noncontrolling interest transactions and other for the three months ended March 31, 2017 and 2016 were $13 million and $2 million, respectively.

In February 2017, Praxair repaid $150 million of floating rate notes that became due.

Debt Covenants

Praxair’s $2.5 billion senior unsecured credit facility and long-term debt agreements contain various covenants (refer to Note 11 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). The only financial covenant requires Praxair not to exceed a maximum 70% leverage ratio, as defined in the agreements. For purposes of the leverage ratio calculation, consolidated shareholders’ equity excludes changes in the cumulative foreign currency translation adjustments after June 30, 2011. At March 31, 2017 and December 31, 2016, the actual leverage ratio calculated in accordance with the agreements was 51% and 52%, respectively.

Other Financial Data

Praxair’s debt-to-capital ratio was 59.7% at March 31, 2017 versus 62.9% at March 31, 2016. This decrease was primarily attributable to a reduction in net debt of $334 million and an increase in equity due to earnings net of dividends declared.

After-tax return on capital (which is herein referred to as “ROC”) was 12.0% for the four-quarter trailing period ended March 31, 2017 versus 12.4% for the 2016 period. This decrease is because net operating profit after tax (which is herein referred to as “NOPAT”) decreased while capital has increased largely due to the impact of capital projects and investments.

Return on equity (which is herein referred to as “ROE”) for the four-quarter trailing period ended March 31, 2017 was at 31.1% and was 350 basis-points lower the prior year. The decrease was attributable to a 1% decrease in NOPAT and increase in equity due to earnings net of dividends declared.

Adjusted EBITDA increased $51 million to $887 million for the three months ended March 31, 2017 from $836 million for the three months ended March 31, 2016. The increase in adjusted EBITDA is primarily due to higher adjusted net income adjusted for depreciation and amortization versus the prior year.

Debt-to-Adjusted EBITDA was 2.6 for the four-quarter trailing periods ended March 31, 2017 and 2016.

See the “Non-GAAP Financial Measures” section below for definitions and reconciliations of these non-GAAP measures to reported GAAP amounts.

Years Ended 2016, 2015 and 2014

(Millions of dollars) Year Ended December 31,	2016	2015	2014
Net Cash Provided by (Used for)
Operating Activities
Net Income (including noncontrolling interests)	$1,538	$1,591	$1,746
Non-cash charges (credits):
Add: Cost reduction program and other charges, net of payments (a)	83	121	138
Add: Depreciation and amortization	1,122	1,106	1,170
Add (Less): Deferred income taxes	(13)	99	55
Less: Other non-cash charges	(4)	(49)	(65)

Net Income adjusted for non-cash charges	2,726	2,868	3,044
Less: Pension contributions	(11)	(15)	(18)
Add (Less): Working capital	52	(84)	(129)
Add (Less): Other (c)	6	(74)	(10)

Net cash provided from operating activities (c)	$2,773	$2,695	$2,887

Investing Activities
Capital expenditures	$(1,465)	$(1,541)	$(1,689)
Acquisitions, net of cash acquired	(363)	(82)	(206)
Divestitures and asset sales	58	320	92

Total used for investing	$(1,770)	$(1,303)	$(1,803)

Financing Activities
Debt increases — net	$357	$168	$589
Purchases of common stock — net	(89)	(637)	(759)
Cash dividends — Praxair, Inc. shareholders	(856)	(819)	(759)
Excess tax benefit on stock based compensation	—	19	31
Noncontrolling interest transactions and other (c)	(55)	(41)	(129)

Total provided (used) for financing (c)	$(643)	$(1,310)	$(1,027)

Effect of exchange rate changes on cash	$17	$(61)	$(69)
Cash and cash equivalents	$524	$147	$126

Other Financial Data (b)
Debt-to-capital ratio	62.3%	64.9%	59.5%
After-tax return on capital (“ROC”)	12.0%	12.6%	12.7%
Return on Praxair, Inc. shareholder’s equity (“ROE”)	31.9%	34.6%	28.7%
Adjusted EBITDA	$3,501	$3,642	$3,958
Adjusted EBITDA Margin	33.2%	33.8%	32.2%
Debt-to-Adjusted EBITDA	2.6	2.5	2.3

(a)	See Note 2 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.
(b)	Non-GAAP measures. See the “Non-GAAP Financial Measures” section for definitions and reconciliations to reported amounts.
(c)	During 2016, Praxair adopted the FASB’s Improvements to Employee Share-Based Payment Accounting standard. As a result of the standard, withholding tax payments related to stock compensation are required to be presented as financing versus operating cash flows on a retrospective basis (see Note 1 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Cash increased $377 million in 2016 versus 2015. The primary sources of cash in 2016 were cash flows from operations of $2,773 million, proceeds from divestitures and asset sales of $58 million and debt increases net of repayments of $357 million. The significant uses of cash were capital expenditures of $1,465 million, cash dividends to shareholders of $856 million, acquisitions of $363 million and purchases of Praxair common stock net of issuances of $89 million.

Cash Flows From Operations

2016 compared with 2015

Cash flows from operations was $2,773 million, or 26% of sales, an increase of $78 million from $2,695 million, or 25% of sales in 2015. The increase was primarily attributable to lower working capital requirements and favorable changes in other long-term assets and liabilities which were partially offset by lower net income adjusted for non-cash charges.

2015 compared with 2014

Cash flows from operations was $2,695 million, or 25% of sales, a decrease of $192 million from $2,887 million, or 24% of sales in 2014. Cash flows provided from net income decreased $155 million and decreased $176 million after adjusting for the change in non-cash items included in net income. The decrease is primarily due to negative currency translation impacts. Cash used for working capital requirements decreased $45 million versus 2014.

Investing

2016 compared with 2015

Net cash used for investing activities of $1,770 million increased $467 million versus 2015 due to higher acquisitions and lower proceeds from divestiture and asset sales, partially offset by lower capital expenditures.

Capital expenditures in 2016 were $1,465 million, a decrease of $76 million from 2015. Capital expenditures during 2016 related primarily to investments in new plant and production equipment for growth and density. Approximately 60% of the capital expenditures were in North America with the rest in Asia, Europe and South America.

Acquisition expenditures in 2016 were $363 million, an increase of $281 million from 2015. Acquisitions were primarily comprised of the acquisition of a European carbon dioxide business and packaged gases businesses in North America and Europe (see Note 3 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Divestitures and asset sales in 2016 totaled $58 million, which included proceeds from assets sales and the sale of an ownership interest in a majority-owned joint venture in India. 2015 divestitures and asset sales were $320 million primarily due to the sale of fixed assets under construction to a customer in the North America energy market.

2015 compared with 2014

Net cash used for investing activities of $1,303 million decreased $500 million versus 2014 due to lower capital expenditures, lower acquisitions, and higher proceeds from divestitures and asset sales.

Capital expenditures in 2015 were $1,541 million, a decrease of $148 million from 2014. Capital expenditures during 2015 related primarily to investments in new plant and production equipment for growth and density. Approximately 50% of the capital expenditures were in North America with the rest in Asia, Europe and South America.

Acquisition expenditures in 2015 were $82 million, a decrease of $124 million from 2014. Acquisitions in 2015 consisted primarily of packaged gases businesses in North and South America and an acquisition of a controlling interest of an equity investment in Asia (see Note 3 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Divestitures and asset sales in 2015 totaled $320 million, which was primarily comprised of $235 million from the sale of fixed assets under construction to a customer in the North America energy market during the second quarter, and $65 million from the sale of a packaged gas business to an existing equity investment in the fourth quarter.

2014

Net cash used for investing activities was $1,803 million.

Acquisition expenditures in 2014 were $206 million. Acquisitions in 2014 consisted primarily of an industrial gases business in Italy, packaged gases businesses in North and South America and the controlling interest of an equity investment in China (see Note 3 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

Capital expenditures in 2014 were $1,689 million. Capital expenditures during 2014 related primarily to growth capital investments. Approximately half of the capital expenditures were in North America, about 20% in South America and the rest evenly between Asia and Europe.

Divestitures and asset sales in 2014 totaled $92 million, which included the sale of Praxair’s industrial gas business in France during the first quarter.

Financing

Praxair’s financing strategy is to secure long-term committed funding by issuing public notes and debentures and commercial paper backed by a long-term bank credit agreement. Praxair’s international operations are funded through a combination of local borrowing and inter-company funding to minimize the total cost of funds and to manage and centralize currency exchange exposures. As deemed necessary, Praxair manages its exposure to interest-rate changes through the use of financial derivatives (see Note 12 to the Praxair consolidated financial statements beginning on page F.2-22 of this document and the section titled “—Quantitative and Qualitative Disclosures About Market Risk”).

Cash used by financing activities was $643 million in 2016 compared to $1,310 million in 2015. The primary financing uses of cash were for cash dividends and net purchases of common stock, while the primary source was net issuances of debt. Cash dividends of $856 million increased $37 million from 2015 due to a 5% increase in dividends per share from $2.86 to $3.00 and net purchases of common stock of $89 million decreased $548 million as synergistic acquisitions increased. The noncontrolling interests and other payments was $55 million versus $41 million in 2015 and primarily included the acquisition of the remaining 34% of a Scandinavian joint venture, partially offset by the proceeds received from the formation of a consolidated joint venture in the United States and Singapore (see Note 14 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). The cash received from debt issuances-net of $357 million increased $189 million from $168 million of debt issuances during 2015 while cash increased $377 million. Net debt (debt minus cash) decreased $93 million.

Praxair believes that it has sufficient operating flexibility, cash reserves, and funding sources to maintain adequate amounts of liquidity to meet its business needs around the world. At December 31, 2016, Praxair’s credit ratings as reported by Standard & Poor’s and Moody’s were A-1 and P-1 for short-term debt, respectively, and A and A2 for long-term debt, respectively. Additionally, Praxair plans to retain overseas its undistributed earnings of foreign subsidiaries to support foreign growth opportunities and reduce local debt.

Note 11 to the Praxair consolidated financial statements beginning on page F.2-22 of this document includes information with respect to Praxair’s debt refinancing in 2016, current debt position, debt covenants and the available credit facility; and Note 12 includes information relating to derivative financial instruments. Praxair’s credit facility is with major financial institutions and is non-cancellable until maturity. Therefore, Praxair believes the risk of the financial institutions being unable to make required loans under the credit facility, if requested, to be low. Praxair’s major bank credit and long-term debt agreements contain standard covenants. Praxair was in compliance with these covenants at December 31, 2016 and expects to remain in compliance for the foreseeable future.

Praxair’s total net debt outstanding at December 31, 2016 was $8,991 million, $93 million lower than $9,084 million at December 31, 2015. The December 31, 2016 net debt balance includes $9,346 million in public securities, $169 million representing primarily worldwide bank borrowings net of $524 million of cash. Praxair’s global effective borrowing rate was approximately 2.17% for 2016.

In February 2016, Praxair repaid $400 million of 0.75% notes that became due. Also in February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million charge to interest expense ($10 million after-tax, or $0.04 per diluted share) (see Note 11 to the Praxair consolidated financial statements beginning on page F.2-22 of this document).

In February 2016, Praxair issued €550 million ($575 million as of December 31, 2016) of 1.20% Euro-denominated notes due 2024. In addition, Praxair issued $275 million of 3.20% notes due 2026.

Other Financial Data

Praxair’s debt-to-capital ratio was 62.3% at December 31, 2016 versus 64.9% at December 31, 2015. This decrease was primarily attributable to (i) a reduction in net debt of $93 million; (ii) an increase in equity due to currency translation impacts on the accumulated other comprehensive income (loss) component as well as increases to equity due to earnings net of dividends declared and (iii) a decrease of $102 million in redeemable noncontrolling interests primarily due to the acquisition of a 34% stake in a consolidated joint venture. Praxair’s debt is largely denominated in U.S. dollars.

After-tax return on capital (which is herein referred to as “ROC”) was 12.0% at December 31, 2016 versus 12.6% for 2015, and 12.7% for 2014. This decrease is because net operating profit after tax (which is herein referred to as “NOPAT”) has decreased at a greater percentage than capital due largely to the impact of capital projects and investments.

Return on equity (which is herein referred to as “ROE”) was 31.9% at December 31, 2016 versus 34.6% and 28.7% for 2015 and 2014, respectively. The decrease is because positive currency movements impacted adjusted net income less than shareholders’ equity.

Adjusted EBITDA decreased $141 million to $3,501 million in 2016 from $3,642 million in 2015 while adjusted EBITDA margin decreased to 33.2% in 2016 from 33.8% in 2015. The decrease in adjusted EBITDA is primarily due to lower adjusted net income adjusted for depreciation and amortization versus the prior year. Adjusted EBITDA decreased $316 million to $3,642 million in 2015 from $3,958 million in 2014 while adjusted EBITDA margin increased to 33.8% in 2015 from 32.2% in 2014. The decrease in adjusted EBITDA is primarily due to lower adjusted net income adjusted for depreciation and amortization versus the prior year primarily due to negative currency impacts.

Debt-to-Adjusted EBITDA was 2.6 and 2.5 for the four-quarter trailing period ended December 31, 2016 and 2015 respectively, primarily due to lower adjusted EBITDA.

See the “Non-GAAP Financial Measures” section for definitions and reconciliation of these non-GAAP measures to reported amounts.

Contractual Obligations

The following table sets forth Praxair’s material contract obligations and other commercial commitments as of December 31, 2016:

(Millions of dollars)	Due or expiring by December 31,
	2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt obligations:
Debt and capitalized lease maturities (Note 11)*	$164	$985	$1,503	$938	$1,006	$4,485	$9,081
Contractual interest	220	210	185	156	128	701	1,600
Operating leases (Note 4)*	117	97	79	65	54	117	529
Retirement obligations	38	31	35	32	31	140	307
Unconditional purchase obligations (Note 17)*	585	534	476	422	434	2,645	5,096
Construction commitments (Note 17)*	836	271	125	—	—	—	1,232

Total Contractual Obligations	$1,960	$2,128	$2,403	$1,613	$1,653	$8,088	$17,845

*	See respective Notes to the Praxair consolidated financial statements beginning on page F.2-22 of this document for additional information.

Contractual interest on long-term debt of $1,600 million represents interest Praxair is contracted to pay on outstanding long-term debt, current portion of long-term debt and capital lease obligations, calculated on a basis consistent with planned debt maturities, excluding the interest impact of interest rate swaps. At December 31, 2016, Praxair had fixed-rate debt of $8,407 million and floating-rate debt of $1,108 million. The rate assumed for floating-rate debt was the rate in effect at December 31, 2016.

Retirement obligations of $307 million include estimates of pension plan contributions and expected future benefit payments for unfunded pension and OPEB plans. Pension plan contributions are forecasted for 2017 only. For purposes of the table, $13 million of estimated required contributions have been included for 2017. Expected future unfunded pension and OPEB benefit payments are forecasted only through 2026. Contribution and unfunded benefit payment estimates are based upon current valuation assumptions. Estimates of pension contributions after 2017 and unfunded benefit payments after 2026 are not included in the table because the timing of their resolution cannot be estimated. Retirement obligations are more fully described in Note 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

Liabilities for uncertain tax positions totaling $56 million, including interest and penalties, are not included in the table because the timing of their resolution cannot be estimated. See Note 5 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for disclosures surrounding uncertain income tax positions.

Off-Balance Sheet Arrangements

As discussed in Note 17 to the Praxair consolidated financial statements beginning on page F.2-22 of this document, at December 31, 2016, Praxair had entered into various guarantees and other arrangements, and had undrawn outstanding letters of credit from financial institutions. These arrangements were entered into in connection with normal business operations and they are not reasonably likely to have a material impact on Praxair’s consolidated financial condition, results of operations, or liquidity.

Critical Accounting Policies

The policies discussed below are considered by Praxair management to be critical to understanding Praxair’s financial statements and accompanying notes prepared in accordance with U.S. GAAP. Their application places significant importance on Praxair management’s judgment as a result of the need to make estimates of matters that are inherently uncertain. Praxair’s financial position, results of operations and cash flows could be materially affected if actual results differ from estimates made. These policies are determined by Praxair management and have been reviewed by Praxair’s Audit Committee.

Depreciable Lives of Property, Plant and Equipment

Praxair’s net property, plant and equipment at December 31, 2016 was $11,477 million, representing 59% of Praxair’s consolidated total assets. Depreciation expense for the year ended December 31, 2016 was $1,071 million, or 13% of total operating costs. Management judgment is required in the determination of the estimated depreciable lives that are used to calculate the annual depreciation expense and accumulated depreciation.

Property, plant and equipment are recorded at cost and depreciated over the assets’ estimated useful lives on a straight-line basis for financial reporting purposes. The estimated useful life represents the projected period of time that the asset will be productively employed by Praxair and is determined by Praxair management based on many factors, including historical experience with similar assets, technological life cycles, geographic locations and contractual supply relationships with on-site customers. Circumstances and events relating to these assets, such as on-site contract modifications, are monitored to ensure that changes in asset lives or impairments (see “— Asset Impairments”) are identified and prospective depreciation expense or impairment expense is adjusted accordingly. Praxair’s largest asset values relate to cryogenic air-separation production plants with depreciable lives of principally 15 years.

Based upon the assets as of December 31, 2016, if depreciable lives of machinery and equipment, on average, were increased or decreased by one year, annual depreciation expense would be decreased by approximately $66 million or increased by approximately $75 million, respectively.

Pension Benefits

Pension benefits represent financial obligations that will be ultimately settled in the future with employees who meet eligibility requirements. Because of the uncertainties involved in estimating the timing and amount of future payments, significant estimates are required to calculate pension expense and liabilities related Praxair’s plans. Praxair utilizes the services of several independent actuaries, whose models are used to facilitate these calculations.

Several key assumptions are used in actuarial models to calculate pension expense and liability amounts recorded in the financial statements. Praxair management believes the three most significant variables in the models are the expected long-term rate of return on plan assets, the discount rate, and the expected rate of compensation increase. The actuarial models also use assumptions for various other factors, including employee turnover, retirement age, and mortality. Praxair management believes the assumptions used in the actuarial calculations are reasonable, reflect Praxair’s experience and expectations for the future and are within accepted practices in each of the respective geographic locations in which it operates. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

The weighted-average expected long-term rates of return on pension plan assets were 8.00% for U.S. plans and 7.92% for international plans for the year ended December 31, 2016 (8.00% and 7.71%, respectively at December 31, 2015). These rates are determined annually by Praxair management based on a weighted average of current and historical market trends, historical and expected portfolio performance and the current and expected portfolio mix of investments. A 0.50% change in these expected long-term rates of return, with all other variables held constant, would change Praxair’s pension expense by approximately $10 million.

Praxair has consistently used a market-related value of assets rather than the fair value at the measurement date to determine annual pension expense. The market-related value recognizes investment gains or losses over a five-year period. As a result, changes in the fair value of assets from year to year are not immediately reflected in Praxair’s annual pension expense. Instead, annual pension expense in future periods will be impacted as deferred investment gains or losses are recognized in the market-related value of assets over the five-year period. The consolidated market-related value of assets was $2,064 million, or $50 million higher than the fair value of assets of $2,014 million at December 31, 2016. These net deferred investment gains of $50 million will be recognized in the calculation of the market-related value of assets ratably over the next four years and will impact future pension expense. Future actual investment gains or losses will impact the market-related value of assets and, therefore, will impact future annual pension expense in a similar manner.

Discount rates are used to calculate the present value of plan liabilities and pension costs and are determined annually by Praxair management. For 2016, Praxair changed the approach that it used to determine the service and interest cost components of pension and OPEB expense for significant plans to the spot rate approach. U.S. plans that do not use the spot rate approach continue to determine discount rates by using a cash flow matching model provided by Praxair’s independent actuaries. The model includes a portfolio of corporate bonds graded Aa or better by at least half of the ratings agencies and matches the U.S. plans’ projected cash flows to the calculated spot rates. Discount rates for the remaining international plans are based on market yields for high-quality fixed income investments representing the approximate duration of the pension liabilities on the measurement date. Refer to Note 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for a summary of the discount rates used to calculate plan liabilities and benefit costs, and to the Retirement Benefits section of the “Consolidated Results and Other Information” section of this MD&A for a further discussion of 2016 benefit costs. A 0.50% change in discount rates, with all other variables held constant, would decrease/increase Praxair’s pension expense by approximately $11 million and would impact the PBO by approximately $170 million.

The weighted-average expected rate of compensation increase was 3.25% for U.S. plans and 3.73% for international plans at December 31, 2016 (3.25% and 3.57%, respectively, at December 31, 2015). The estimated annual compensation increase is determined by Praxair management every year and is based on historical trends and market indices. A 0.50% change in the expected rate of compensation increase, with all other variables held constant, would change Praxair’s pension expense by approximately $5 million and would impact the PBO by approximately $29 million.

Asset Impairments

Goodwill

At December 31, 2016, Praxair had goodwill of $3,117 million, which represents the aggregate of the excess purchase price for acquired businesses over the fair value of the net assets acquired.

Praxair performs a goodwill impairment test annually in the second quarter or more frequently if events or circumstances indicate that an impairment loss may have been incurred, and no impairments were indicated. Praxair has continuously re-evaluated the likelihood of goodwill impairments in its reporting units subsequent to the second quarter test, and does not believe there is indication of impairment for any of its reporting units. At December 31, 2016, Praxair’s enterprise value was approximately $42 billion (outstanding shares multiplied by the year-end stock price plus debt, and without any control premium) while its total capital was approximately $14 billion.

The impairment test allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than carrying value. If it is determined that it is more likely than not that the fair value of a reporting unit is less than carrying value then Praxair will estimate and compare the fair value of its reporting units to their carrying value, including goodwill. Reporting units are determined based on one level below the operating segment level. Fair value is determined through the use of projected future cash flows, multiples of earnings and sales and other factors.

Such analysis requires the use of certain market assumptions and discount factors, which are subjective in nature. As applicable, estimated values can be affected by many factors beyond Praxair’s control such as business and economic trends, government regulation, and technological changes. Praxair management believes that the qualitative factors used to perform its annual goodwill impairment assessment are appropriate and reasonable. Although the 2016 qualitative assessment indicated that it is more likely than not that the fair value of each reporting unit substantially exceeded its carrying value, changes in circumstances or conditions affecting this analysis could have a significant impact on the fair value determination, which could then result in a material impairment charge to Praxair’s results of operations.

See Note 9 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for disclosures concerning the carrying value of goodwill by reportable segment.

Property, Plant and Equipment

Property, plant and equipment is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an individual asset or asset group may not be recoverable. For purposes of this test, asset groups are determined based upon the lowest level for which there are independent and identifiable cash flows. Based upon Praxair’s business model, an asset group may be a single plant and related assets used to support on-site, merchant and packaged gas customers. Alternatively, the asset group may be a pipeline complex which includes multiple interdependent plants and related assets connected by pipelines within a geographic area used to support the same distribution methods.

Income Taxes

At December 31, 2016, Praxair had deferred tax assets of $992 million (net of valuation allowances of $132 million), and deferred tax liabilities of $2,016 million. At December 31, 2016, uncertain tax positions totaled $56 million (see Notes 1 and 5 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). Income tax expense was $551 million for the year ended December 31, 2016, or about 26.9% of pre-tax income.

In the preparation of Praxair’s consolidated financial statements, Praxair estimates income taxes based on diverse legislative and regulatory structures that exist in various jurisdictions where Praxair conducts business. Deferred income tax assets and liabilities represent tax benefits or obligations that arise from temporary differences due to differing treatment of certain items for accounting and income tax purposes. Praxair evaluates deferred tax assets each period to ensure that estimated future taxable income will be sufficient in character (e.g. capital gain versus ordinary income treatment), amount and timing to result in their recovery. A valuation allowance is established when Praxair management determines that it is more likely than not that a deferred tax asset will not be realized to reduce the assets to their realizable value. Considerable judgments are required in establishing deferred tax valuation allowances and in assessing exposures related to tax matters. As events and circumstances change, related reserves and valuation allowances are adjusted to income at that time. Praxair’s tax returns are subject to audit and local taxing authorities could challenge Praxair’s tax positions. Praxair’s practice is to review tax filing positions by jurisdiction and to record provisions for uncertain income tax positions, including interest and penalties when applicable. Praxair believes it records and/or discloses such potential tax liabilities as appropriate and has reasonably estimated its income tax liabilities and recoverable tax assets. If new information becomes available, adjustments are charged or credited against income at that time. Praxair’s management does not anticipate that such adjustments would have a material adverse effect on Praxair’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a material impact on Praxair’s reported results of operations.

At December 31, 2016, a provision has not been made for additional U.S. federal or foreign taxes on approximately $12 billion of undistributed earnings of foreign subsidiaries because Praxair intends to reinvest these funds indefinitely to support foreign growth opportunities. It is not practicable to estimate the unrecognized deferred income tax liability on these undistributed earnings. These earnings could become subject to additional tax if they are remitted as dividends, loaned to Praxair in the U.S., or upon sale of the subsidiary’s stock.

Contingencies

Praxair accrues liabilities for non-income tax contingencies when Praxair’s management believes that a loss is probable and the amounts can be reasonably estimated, while contingent gains are recognized only when realized. If new information becomes available or losses are sustained in excess of recorded amounts, adjustments are charged against income at that time. Praxair’s management does not anticipate that in the aggregate such losses would have a material adverse effect on Praxair’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a material impact on Praxair’s reported results of operations.

Praxair is subject to various claims, legal proceedings and government investigations that arise from time to time in the ordinary course of business. These actions are based upon alleged environmental, tax, antitrust and personal injury claims, among others (see Note 17 to the Praxair consolidated financial statements beginning on page F.2-22 of this document). Such contingencies are significant and the accounting requires considerable Praxair management judgments in analyzing each matter to assess the likely outcome and the need for establishing appropriate liabilities and providing adequate disclosures. Praxair believes it records and/or discloses such contingencies as appropriate and has reasonably estimated its liabilities.

New Accounting Standards

See Note 1 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document and Note 1 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for information concerning new accounting standards and the impact of the implementation of these standards on Praxair’s financial statements.

Fair Value Measurements

Praxair does not expect changes in the aggregate fair value of its financial assets and liabilities to have a material impact on the Praxair consolidated financial statements. See Note 13 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

Non-GAAP Financial Measures

Praxair presents the following non-GAAP financial measures in the discussion of financial condition, results of operations and liquidity throughout the MD&A. These measures are intended to supplement investors’ understanding of Praxair’s financial information by providing measures which investors, financial analysts and Praxair’s management use to help evaluate Praxair’s financial leverage, return on net assets employed and operating performance. Special items which Praxair does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures.

The following are the non-GAAP measures presented in the section “Selected Historical Financial Information of Praxair” or this MD&A:

	March 31,
(Dollar amounts in millions, except per share data)	2017	2016
Performance Measures:
After-tax return on capital (“ROC”)	12.0%	12.4%
Return on equity (“ROE”)	31.1%	34.6%
Debt-to-capital	59.7%	62.9%
Debt-to-adjusted EBITDA	2.6	2.6
Adjusted EBITDA for the quarter ended	$887	$836

	Three Months Ended March 31,
2017 Adjusted amounts:*	2017	2016
Operating profit	$588	$554
Operating margin	21.6%	22.1%
EBITDA	$887	$836
EBITDA margin	32.5%	33.3%
Interest expense — net	$41	$49
Effective tax rate	27.2%	27.5%
Net income — Praxair, Inc.	$395	$366
Diluted earnings per share	$1.37	$1.28

*	See the Non-GAAP reconciliations that follow for additional details relating to the Non-GAAP adjustments.

(Dollar amounts in millions, except for per share data) Year ended December 31,	2016	2015	2014	2013	2012
Performance Measures:
After-tax return on capital (“ROC”)	12.0%	12.6%	12.7%	12.8%	13.9%
Return on equity (“ROE”)	31.9%	34.6%	28.7%	28.6%	28.9%
Debt-to-capital	62.3%	64.9%	59.5%	54.2%	51.8%
Debt-to-adjusted EBITDA	2.6	2.5	2.3	2.2	1.9
Adjusted Amounts:
Operating profit	$2,338	$2,493	$2,746	$2,657	$2,502
Operating margin	22.2%	23.1%	22.4%	22.3%	22.3%
EBITDA	$3,501	$3,642	$3,958	$3,804	$3,537
EBITDA margin	33.2%	33.8%	32.2%	31.9%	31.5%
Interest expense — net	$174	$161	$177	$160	$141
Effective tax rate	27.1%	28.0%	27.5%	28.0%	28.0%
Noncontrolling interests	$(43)	$(45)	$(52)	$(65)	$(54)
Net income — Praxair, Inc.	$1,576	$1,677	$1,852	$1,772	$1,681
Diluted earnings per share	$5.48	$5.80	$6.27	$5.93	$5.57

Three Months Ended March 31, 2017 and 2016

After-tax Return on Capital

After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that Praxair was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

	2017			2016
	Four Quarter Trailing	Three Months Ended March 31, 2017	Nine Months Ended December 31, 2016	Four Quarter Trailing	Three Months Ended March 31, 2016	Nine Months Ended December 31, 2015
(Dollar amounts in millions)
Adjusted operating profit (see below)	$2,372	$588	$1,784	$2,424	$554	$1,870
Less: adjusted income taxes (see below)	(596)	(149)	(447)	(630)	(139)	(491)
Less: tax benefit on interest expense*	(46)	(12)	(34)	(47)	(14)	(33)
Add: equity income	43	12	31	42	10	32

Net operating profit after-tax (NOPAT)	$1,773	$439	$1,334	$1,789	$411	$1,378

Capital
March 31st, 2017 & 2016	$14,824			$14,607
December 31st, 2016 & 2015	$14,443			$13,990
September 30th, 2016 & 2015	$14,864			$14,157
June 30th, 2016 & 2015	$14,948			$14,696
March 31st, 2016 & 2015	$14,607			$14,806
Five-quarter average	$14,737			$14,451
AFTER-TAX ROC	12.0%			12.4%

*	Tax benefit on interest expense is computed using the effective rate.

Return on Praxair, Inc. Shareholders’ Equity

Return on Praxair, Inc. shareholders’ equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

	2017			2016
	Four Quarter Trailing	Three Months Ended March 31, 2017	Nine Months Ended December 31, 2016	Four Quarter Trailing	Three Months Ended March 31, 2016	Nine Months Ended December 31, 2015
(Dollar amounts in millions)
Adjusted Net income — Praxair, Inc. (see below)	$1,605	$395	$1,210	$1,627	$366	$1,261

Praxair, Inc. shareholders’ equity
March 31st, 2017 & 2016	$5,529			$4,888
December 31st, 2016 & 2015	$5,021			$4,389
September 30th, 2016 & 2015	$5,245			$4,264
June 30th, 2016 & 2015	$5,140			$4,964
March 31st, 2016 & 2015	$4,888			$5,018
Five-quarter average	$5,165			$4,705
ROE	31.1%			34.6%

Debt-to-Capital Ratio

The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

	Three months ended March 31,
	2017	2016
(Dollar amounts in millions)
Debt	$9,368	$9,404
Less: cash and cash equivalents	(519)	(221)

Net debt	8,849	9,183

Equity and redeemable noncontrolling interests
Redeemable noncontrolling interests	10	119
Praxair, Inc. shareholders’ equity	5,529	4,888
Noncontrolling interests	436	417

Total equity and redeemable noncontrolling interests	5,975	5,424

Capital	$14,824	$14,607

DEBT-TO-CAPITAL RATIO	59.7%	62.9%

Adjusted EBITDA, Adjusted EBITDA Margin and Debt-to-Adjusted EBITDA Ratio

These measures are used by investors, financial analysts and management to assess a company’s profitability.

	2017			2016
	Four Quarter Trailing	Three Months Ended March 31, 2017	Nine Months Ended December 31, 2016	Four Quarter Trailing	Three Months Ended March 31, 2016	Nine Months Ended December 31, 2015
(Dollar amounts in millions)
Adjusted net income — Praxair, Inc. (see below)	$1,605	$395	$1,210	$1,627	$366	$1,261
Add: adjusted noncontrolling interest (see below)	48	15	33	43	10	33
Add: adjusted interest expense — net (see below)	166	41	125	166	49	117
Add: adjusted income taxes (see below)	596	149	447	630	139	491
Add: depreciation and amortization	1,137	287	850	1,101	272	829

Adjusted EBITDA	$3,552	$887	$2,665	$3,567	$836	$2,731

Reported Sales		2,728			2,509
Adjusted EBITDA Margin		32.5%			33.3%

Net Debt
March 31st, 2017 & 2016	$8,849			$9,183
December 31st, 2016 & 2015	$8,991			$9,084
September 30th, 2016 & 2015	$9,215			$9,344
June 30th 2016 & 2015	$9,389			$9,177
March 31st, 2016 & 2015	$9,183			$9,243
Five-quarter average	$9,125			$9,206
Debt-to-Adjusted EBITDA Ratio	2.6			2.6

Adjusted Amounts

The adjusted amounts for the three months ended March 31, 2017 exclude the impact of transaction costs of $6 million ($6 million net of tax) related to the potential Linde merger (see Note 2 to the Praxair condensed consolidated financial statements included in this document beginning on page F.2-2). The adjusted amounts for the three months ended March 31, 2016 exclude a $16 million charge to interest expense ($10 million net of tax) for a bond redemption. The adjusted amounts for the nine months ended December 31, 2016 exclude the impact of the third quarter cost reduction program of $96 million ($63 million net of tax and non-controlling interests) and the third quarter pension settlement charge of $4 million ($3 million net of tax). Adjusted amounts for the nine months ended December 31, 2015 exclude the impact of the second quarter cost reduction program and other charges of $146 million ($112 million net of tax and noncontrolling interests), the third quarter cost reduction program of $19 million ($13 million net of tax) and a pension settlement charge of $7 million ($5 million net of tax). Praxair does not believe these items are indicative of on-going business trends and, accordingly, the impact is excluded from the reported amounts so that investors can better evaluate and analyze historical and future business trends on a consistent basis. For a description of these items, refer to Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements included in this document on page F.2-22.

Certain amounts for 2016 and 2015 have been included for reference purposes and to facilitate the calculations contained herein.

	Three Months Ended March 31,		Nine Months Ended December 31,
(Dollar amounts in millions, except per share data)	2017	2016	2016	2015
Adjusted Operating Profit
Reported operating profit	$582	$554	$1,684	$1,698
Add: Transaction costs	6	—	—	—
Add: Pension settlement charge	—	—	4	7
Add: Cost reduction program	—	—	96	165

Total adjustments	6	—	100	172

Adjusted operating profit	$588	$554	$1,784	$1,870

Reported percent change	5%		(1)%
Adjusted percent change	6%		(5)%
Adjusted Interest Expense
Reported interest expense	$41	$65	$125	$117
Less: Bond redemption	—	(16)	—	—

Total adjustments	—	(16)	—	—

Adjusted interest expense	$41	$49	$125	$117

Adjusted Income Taxes and Effective Tax Rate
Reported income taxes	$149	$133	$418	$450
Add: Bond redemption	—	6	—	—
Add: Pension settlement charge	—	—	1	2
Add: Cost reduction program	—	—	28	39

Total adjustments	—	6	29	41

Adjusted income taxes	$149	$139	$447	$491

	Three Months Ended March 31,		Nine Months Ended December 31,
(Dollar amounts in millions, except per share data)	2017	2016	2016	2015
Adjusted Effective Tax Rate
Reported income before income taxes and equity investments	$541	$489	$1,559	$1,581
Add: Bond redemption	—	16	—	—
Add: Pension settlement charge	—	—	4	7
Add: Transaction costs	6	—	—	—
Add: Cost reduction program	—	—	96	165

Total adjustments	6	16	100	172

Adjusted income before income taxes and equity investments	$547	$505	$1,659	$1,753

Reported effective tax rate	27.5%	27.2%	26.8%	28.5%
Adjusted effective tax rate	27.2%	27.5%	26.9%	28.0%

	Three Months Ended March 31,		Nine Months Ended December 31,
(Dollar amounts in millions, except per share data)	2017	2016	2016	2015
Adjusted Noncontrolling Interests
Reported noncontrolling interests	$15	$10	$28	$32
Add: Cost reduction program	—	—	5	1

Total adjustments	—	—	5	1

Adjusted Noncontrolling Interests	$15	$10	$33	$33

Adjusted Net Income — Praxair, Inc.
Reported net income — Praxair, Inc.	$389	$356	$1,144	$1,131
Add: Bond redemption	—	10	—	—
Add: Pension settlement charge	—	—	3	5
Add: Transaction costs	6	—	—	—
Add: Cost reduction program	—	—	63	125

Total adjustments	6	10	66	130

Adjusted net income — Praxair, Inc.	$395	$366	$1,210	$1,261

Reported percent change	9%		1%
Adjusted percent change	8%		(4)%
Adjusted Diluted Earnings Per Share
Reported diluted EPS	$1.35	$1.24	$3.97	$3.93
Add: Bond redemption	—	0.04	—	—
Add: Pension settlement charge	—	—	0.01	0.02
Add: Transaction Costs	0.02	—	—	—
Add: Cost reduction program	—	—	0.22	0.43

Total adjustments	$0.02	$0.04	$0.23	$0.45

Adjusted diluted EPS	$1.37	$1.28	$4.20	$4.38

Reported percent change	9%		1%
Adjusted percent change	7%		(4)%

Years Ended 2016, 2015, and 2014

After-tax Return on Capital

After-tax return on capital (which is herein referred to as “ROC”) is a measure used by investors, financial analysts and Praxair management to evaluate the return on capital employed in the business. ROC measures the after-tax operating profit that Praxair was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

(Dollar amounts in millions) Year Ended December 31,	2016	2015	2014	2013	2012
Adjusted operating profit (see below)	$2,338	$2,493	$2,746	$2,657	$2,502
Less: adjusted income taxes (see below)	(586)	(653)	(707)	(698)	(660)
Less: tax benefit on adjusted interest expense (a)	(48)	(45)	(50)	(44)	(39)
Add: income from equity investments	41	43	42	38	34

Net operating profit after-tax (“NOPAT”)	$1,745	$1,838	$2,031	$1,953	$1,837

Beginning capital	$13,990	$15,285	$15,951	$13,850	$12,466
First quarter ending capital	$14,607	$14,806	$16,285	$15,312	$13,223
Second quarter ending capital	$14,948	$14,696	$16,459	$15,514	$12,994
Third quarter ending capital	$14,864	$14,157	$16,052	$15,725	$13,592
Year-end ending capital	$14,443	$13,990	$15,285	$15,951	$13,850

Five-quarter average capital	$14,570	$14,587	$16,007	$15,270	$13,225

After-tax return on capital	12.0%	12.6%	12.7%	12.8%	13.9%

(a)	Tax benefit on adjusted interest expense is computed using the effective rate adjusted for non-recurring income tax benefits and charges. The effective tax rates used for all periods was approximately 28%.

Return on Praxair, Inc. Shareholders’ Equity

Return on Praxair, Inc. shareholders’ equity (which is herein referred to as “ROE”) is a measure used by investors, financial analysts and Praxair management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that Praxair was able to generate with the money shareholders have invested.

(Dollar amounts in millions) Year Ended December 31,	2016	2015	2014	2013	2012
Adjusted net income — Praxair, Inc. (see below)	$1,576	$1,677	$1,852	$1,772	$1,681

Beginning Praxair, Inc. shareholders’ equity	$4,389	$5,623	$6,609	$6,064	$5,488
First quarter ending Praxair, Inc. shareholders’ equity	$4,888	$5,018	$6,600	$6,169	$5,940
Second quarter ending Praxair, Inc. shareholders’ equity	$5,140	$4,964	$6,911	$5,928	$5,615
Third quarter ending Praxair, Inc. shareholders’ equity	$5,245	$4,264	$6,552	$6,210	$6,015
Year-End ending Praxair, Inc. shareholders’ equity	$5,021	$4,389	$5,623	$6,609	$6,064

Five-quarter average Praxair, Inc. shareholders’ equity	$4,937	$4,852	$6,459	$6,196	$5,824

Return on Praxair, Inc. Shareholders’ Equity	31.9%	34.6%	28.7%	28.6%	28.9%

Debt-to-Capital Ratio

The debt-to-capital ratio is a measure used by investors, financial analysts and Praxair management to provide a measure of financial leverage and insights into how Praxair is financing its operations.

(Dollar amounts in millions) Year Ended December 31,	2016	2015	2014	2013	2012
Total debt	$9,515	$9,231	$9,225	$8,779	$7,334
Less: cash and cash equivalents	(524)	(147)	(126)	(138)	(157)

Net debt	8,991	9,084	9,099	8,641	7,177

Equity and redeemable noncontrolling interests
Redeemable noncontrolling interests	11	113	176	307	252
Praxair, Inc. shareholders’ equity	5,021	4,389	5,623	6,609	6,064
Noncontrolling interests	420	404	387	394	357

Total equity and redeemable noncontrolling interests	5,452	4,906	6,186	7,310	6,673

Total capital	$14,443	$13,990	$15,285	$15,951	$13,850

Debt-to-capital ratio	62.3%	64.9%	59.5%	54.2%	51.8%

Adjusted EBITDA, Adjusted EBITDA Margin and Debt-to-Adjusted EBITDA Ratio

(Dollar amounts in millions) Year Ended December 31,	2016	2015	2014	2013	2012
Adjusted net income — Praxair, Inc. (see below)	$1,576	$1,677	$1,852	$1,772	$1,681
Add: adjusted noncontrolling interests (see below)	43	45	52	65	54
Add: adjusted interest expense — net (see below)	174	161	177	160	141
Add: adjusted income taxes (see below)	586	653	707	698	660
Add: depreciation and amortization	1,122	1,106	1,170	1,109	1,001

Adjusted EBITDA	$3,501	$3,642	$3,958	$3,804	$3,537

Reported Sales	$10,534	$10,776	$12,273	$11,925	$11,224
Adjusted EBITDA Margin	33.2%	33.8%	32.2%	31.9%	31.5%

Beginning Praxair, Inc. net debt	$9,084	$9,099	$8,641	$7,177	$6,449
First quarter ending Praxair, Inc. net debt	$9,183	$9,243	$9,092	$8,531	$6,724
Second quarter ending Praxair, Inc. net debt	$9,389	$9,177	$8,959	$8,970	$6,868
Third quarter ending Praxair, Inc. net debt	$9,215	$9,344	$8,922	$8,860	$7,003
Year-End ending Praxair, Inc. net debt	$8,991	$9,084	$9,099	$8,641	$7,177

Five-quarter average Praxair, Inc. net debt	$9,172	$9,189	$8,943	$8,436	$6,844

Debt-to- adjusted EBITDA ratio	2.6	2.5	2.3	2.2	1.9

Adjusted Amounts

2016 amounts are adjusted for the impact of the cost reduction program, pension settlement and bond redemption charge. 2015 amounts are adjusted for the impact of the cost reduction program and other charges and pension settlements. 2014 amounts are adjusted for the impact of the Venezuela currency devaluation, a pension settlement and a bond redemption. 2013 amounts are adjusted for the impact of Venezuela currency devaluation, a pension settlement, an income tax benefit related to the realignment of Praxair’s Italian legal structure and a bond redemption. 2012 amounts are adjusted for the impact of the cost reduction program, a pension settlement and an income tax benefit related to U.S. homecare divestiture.

(Dollar amounts in millions, except per share data) Year Ended December 31,	2016	2015	2014	2013	2012
Adjusted Operating Profit and Margin
Reported operating profit	$2,238	$2,321	$2,608	$2,625	$2,437

Add: Pension settlement charge	4	7	7	9	9
Add: Venezuela currency devaluation	—	—	131	23	—
Add: Cost reduction program	96	165	—	—	56

Total adjustments	100	172	138	32	65

Adjusted operating profit	$2,338	$2,493	$2,746	$2,657	$2,502

Reported percent change	(4)%	(11)%	(1)%	8%	(1)%
Adjusted percent change	(6)%	(9)%	3%	6%	1%
Reported sales	$10,534	$10,776	$12,273	$11,925	$11,224
Reported operating margin	21.2%	21.5%	21.2%	22.0%	21.7%
Adjusted operating margin	22.2%	23.1%	22.4%	22.3%	22.3%

Adjusted Interest Expense — Net
Reported interest expense	190	161	213	178	141
Less: Bond redemption	(16)	—	(36)	(18)	—

Adjusted interest expense — net	$174	$161	$177	$160	$141

Adjusted Income Taxes and Effective Tax Rate
Reported income taxes	$551	$612	$691	$649	$586

Add: Bond redemption	6	—	14	6	—
Add: Income tax benefits	—	—	—	40	55
Add: Pension settlement charge	1	2	2	3	3
Add: Cost reduction program	28	39	—	—	16

Total adjustments	35	41	16	49	74

Adjusted income taxes	$586	$653	$707	$698	$660

Reported income before income taxes and equity investments	$2,048	$2,160	$2,395	$2,447	$2,296

Add: Bond redemption	16	—	36	18	—
Add: Pension settlement charge	4	7	7	9	9
Add: Venezuela currency devaluation	—	—	131	23	—
Add: Cost reduction program	96	165	—	—	56

Total adjustments	116	172	174	50	65

Adjusted income before income taxes and equity investments	$2,164	$2,332	$2,569	$2,497	$2,361

Reported effective tax rate	26.9%	28.3%	28.9%	26.5%	25.5%
Adjusted effective tax rate	27.1%	28.0%	27.5%	28.0%	28.0%

Adjusted Noncontrolling Interests
Reported noncontrolling interests	$38	$44	$52	$81	$52

Less: Income tax benefits	—	—	—	(16)	—
Add: Cost reduction program	5	1	—	—	2

Total adjustments	5	1	—	(16)	2

Adjusted noncontrolling interests	$43	$45	$52	$65	$54

(Dollar amounts in millions, except per share data) Year Ended December 31,	2016	2015	2014	2013	2012
Adjusted Net Income — Praxair, Inc.
Reported net income — Praxair, Inc.	$1,500	$1,547	$1,694	$1,755	$1,692

Add: Bond redemption	10	—	22	12	—
Less: Income tax benefits	—	—	—	(24)	(55)
Add: Pension settlement charge	3	5	5	6	6
Add: Venezuela currency devaluation	—	—	131	23	—
Add: Cost reduction program	63	125	—	—	38

Total adjustments	76	130	158	17	(11)

Adjusted net income — Praxair, Inc.	$1,576	$1,677	$1,852	$1,772	$1,681
Reported percent change	(3)%	(9)%	(3)%	4%	1%
Adjusted percent change	(6)%	(9)%	5%	5%	1%

(Dollar amounts in millions, except per share data) Year Ended December 31,	2016	2015	2014	2013	2012
Adjusted Diluted Earnings Per Share
Reported diluted earnings per share	$5.21	$5.35	$5.73	$5.87	$5.61

Add: Bond redemption	0.04	—	0.07	0.04	—
Less: Income tax benefits	—	—	—	(0.08)	(0.18)
Add: Pension settlement charge	0.01	0.02	0.02	0.02	0.02
Add: Venezuela currency devaluation	—	—	0.45	0.08	—
Add: Cost reduction program	0.22	0.43	—	—	0.12

Total adjustments	0.27	0.45	0.54	0.06	(0.04)

Adjusted diluted earnings per share	$5.48	$5.80	$6.27	$5.93	$5.57

Reported percent change	(3)%	(7)%	(2)%	5%	3%
Adjusted percent change	(6)%	(7)%	6%	6%	3%

2017 Diluted Earnings Per Share Guidance

	Low End	High End
2017 diluted EPS guidance	$5.45	$5.80
2016 adjusted diluted EPS (see above)	$5.48	$5.48
Adjusted percentage change	(1)%	6%

Quantitative and Qualitative Disclosures About Market Risk

Praxair is exposed to market risks relating to fluctuations in interest rates and currency exchange rates. The objective of financial risk management at Praxair is to minimize the negative impact of interest rate and foreign exchange rate fluctuations on Praxair’s earnings, cash flows and equity.

To manage these risks, Praxair uses various derivative financial instruments, including interest-rate swaps, treasury rate locks, currency swaps, forward contracts, currency options and commodity contracts. Praxair only uses commonly traded and non-leveraged instruments. These contracts are entered into primarily with major banking institutions thereby minimizing the risk of credit loss. Also, see Notes 1 and 12 to the Praxair consolidated financial statements beginning on page F.2-22 of this document for a more complete description of Praxair’s accounting policies and use of such instruments.

The following discussion presents the sensitivity of the market value, earnings and cash flows of Praxair’s financial instruments to hypothetical changes in interest and exchange rates assuming these changes occurred at

December 31, 2016. The range of changes chosen for these discussions reflects Praxair’s view of changes which are reasonably possible over a one-year period. Market values represent the present values of projected future cash flows based on interest rate and exchange rate assumptions.

Interest Rate and Debt Sensitivity Analysis

At December 31, 2016, Praxair had debt totaling $9,515 million ($9,231 million at December 31, 2015). At December 31, 2016, there was one interest rate swap agreement outstanding with a notional amount of $475 million that converts fixed-rate interest to variable-rate interest on the $475 million 1.25% notes that mature in 2018. When considered appropriate, interest-rate swaps are entered into as hedges of underlying financial instruments to effectively change the characteristics of the interest rate without actually changing the underlying financial instrument.

For fixed-rate instruments, interest-rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for floating-rate instruments, interest-rate changes generally do not affect the fair market value but impact future earnings and cash flows, assuming other factors are held constant.

At December 31, 2016, Praxair had fixed-rate debt of $8,407 million and floating-rate debt of $1,108 million, representing 88% and 12%, respectively, of total debt. At December 31, 2015, Praxair had fixed-rate debt of $8,300 million and floating-rate debt of $931 million, representing 90% and 10%, respectively, of total debt. Holding other variables constant (such as foreign exchange rates, swaps and debt levels), a one-percentage-point decrease in interest rates would increase the unrealized fair market value of the fixed-rate debt by approximately $503 million ($506 million in 2015). At December 31, 2016 and 2015, the after-tax earnings and cash flows impact for the subsequent year resulting from a one-percentage-point increase in interest rates would be approximately $7 million and $6 million, respectively, holding other variables constant.

Exchange Rate Sensitivity Analysis

Praxair’s exchange-rate exposures result primarily from its investments and ongoing operations in South America (primarily Brazil, Argentina and Colombia), Europe (primarily Germany, Italy, Russia, Scandinavia, Spain and the United Kingdom), Canada, Mexico, Asia (primarily China, India, Korea and Thailand) and other business transactions such as the procurement of equipment from foreign sources. From time to time, Praxair utilizes foreign exchange forward contracts to hedge these exposures. At December 31, 2016, Praxair had $2,104 million notional amount ($2,548 million at December 31, 2015) of foreign exchange contracts all of which were to hedge recorded balance sheet exposures. See Note 12 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

Holding other variables constant, if there were a 10% adverse change in foreign-currency exchange rates for the portfolio, the fair market value of foreign-currency contracts outstanding at December 31, 2016 and 2015 would decrease by approximately $121 million and $123 million, respectively, which would be largely offset by an offsetting gain or loss on the foreign-currency fluctuation of the underlying exposure being hedged.

BUSINESS AND CERTAIN INFORMATION ABOUT LINDE

In this section, unless otherwise specified, the term “the Group” refers to Linde Aktiengesellschaft together with its consolidated subsidiaries, and the term “Linde AG” refers to Linde Aktiengesellschaft only.

Overview

The Linde Group is a gases and engineering company with global operations. Linde AG was incorporated as a joint stock corporation on June 21, 1879 under the name “Gesellschaft für Linde’s Eismaschinen.” Linde’s industrial roots in the late nineteenth century were laid in the production of ice machines. Linde then went on to produce refrigeration products and liquefied air products, which laid the foundation for the industrial gases industry. In 1905, Linde succeeded in producing pure nitrogen and in 1907 Linde set up its U.S. operations, including Linde Air Products, which would later become Praxair. By 1929 Linde had built more than 20 new oxygen plants. Pursuant to a shareholder resolution dated June 22, 1965, the name of the company was changed to “Linde Aktiengesellschaft.” Linde entered the large plant engineering business in the 1970s. In 1999, Linde acquired Swedish gases producer Aktiebolag Gasaccumulator AB (AGA). As a result of the acquisition, Linde became the fourth-largest gases supplier worldwide. In 2004, Linde sold its refrigeration technology division, Linde’s original core business. In September 2006, Linde acquired the British company The BOC Group plc, which further strengthened Linde’s global position. During the same month, Linde sold its material handling equipment (forklift) business, which was rebranded as Kion. In 2012, Linde acquired the U.S. homecare health company Lincare Holdings Inc. (which is herein referred to as “Lincare”). The acquisition strengthened Linde’s global position in the homecare health market.

The Linde Group offers its customers from the industrial, retail, trade, science, research and public sectors a comprehensive product and service portfolio. It has approximately 60,000 employees, working in more than 100 countries worldwide. The strategy of The Linde Group is geared towards long-term profitable growth and focuses on the expansion of its international business with forward-looking products and services. In addition, The Linde Group strives to become more agile so that it can react to customer requirements in a highly efficient manner and exploit any opportunities that present themselves.

Registration, Seat, Fiscal Year and Corporate Purpose

Linde AG is registered with the commercial register of Munich, Germany, under the registration number HRB 169850. Linde AG’s business address and the location of its registered offices is Klosterhofstrasse 1, 80331 Munich, Germany, telephone number +49 89 357571001. Linde’s fiscal year is the calendar year. Pursuant to the Articles of Association of Linde AG (Satzung), Article 2, its object of business is:

•	the manufacture and sale of industrial and other gases and their secondary products and the construction, acquisition, sale and operation of plants in which industrial and other gases are manufactured or used;

•	the manufacture and sale of products in the field of apparatus and mechanical engineering;

•	the manufacture and sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area; and

•	the design and construction, acquisition, sale and operation of industrial process and other industrial plants, facilities in the healthcare area as well as plants for research purposes.

Business Organization

Linde AG is the ultimate parent company of The Linde Group. The Group consists of more than 600 subsidiaries and more than 35 associated companies or joint ventures worldwide in which Linde AG has significant influence or joint control, as well as other participations.

The Linde Group operates through three divisions, the Linde Gases Division, the Engineering Division (its two core divisions) and Other Activities (which currently only includes the discontinued operations relating to the Gist logistics business). The Linde Gases Division is organized in three reportable segments: EMEA (Europe, Middle East and Africa), Asia/Pacific and the Americas.

The following table shows The Linde Group’s revenue by location of customers in key markets for the years ended December 31, 2016, 2015 and 2014.

in € million	2016	2015	2014
Europe	6,564	6,574	6,560
Germany	1,229	1,305	1,261
U.K,	1,447	1,698	1,559
Asia/Pacific	4,875	4,950	5,079
China	1,241	1,199	1,299
Australia	1,040	1,121	1,124
North America	5,063	5,218	4,238
USA	4,519	4,691	3,734
South America	573	663	623
Africa	460	539	547

Linde Gases Division

The Linde Gases Division has a long tradition in The Linde Group and originated with the inventions of Dr. Carl von Linde, who invented among other things the cryogenic process thereby laying the cornerstone for today’s Linde Gases Division. The Linde Gases Division offers both industrial gases and pharmaceutical and medical gas products and services. Linde’s industrial gases include a wide range of compressed and liquefied gases as well as chemicals, and are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production and electronics industry. The Group has also invested in the expansion of its healthcare business (medical gases, medical devices, clinical care and related services). Linde is one of the leading global companies in the development of environmentally friendly hydrogen technologies and one of the main global suppliers of high-quality products and services for the integrated treatment of patients with respiratory disorders.

Main Business Areas

Within the Linde Gases Division, Linde operates in the following main business areas:

Industrial Gases

Linde produces and markets the air gases oxygen, nitrogen and argon, which it produces in its own air separation plants as well as hydrogen, acetylene, carbon monoxide, carbon dioxide, shielding gases for welding applications, rare gases and high-purity specialty gases. Linde gases are used across all the continents of the world in almost all industry sectors, in trade, and in science and research. Linde also develops and markets systems and plants for gases applications all over the world in several technological application centers. In addition, the Group provides its customers with comprehensive support services and technical equipment. The Linde industrial gases business is one of the world’s largest supplier of welding and safety products.

Healthcare

Within its healthcare business, Linde is a global leader in the supply of high-quality homecare services for the integrated treatment of patients with respiratory disorders. Linde’s offering comprises gaseous medication and related medical products and devices for patients and medical staff. Linde operates its healthcare business in more than 60 countries and all products and services meet high safety, quality and efficacy standards as stipulated by the healthcare authorities.

In order to counter the increasing downward pressure on costs in the healthcare sector, Linde focuses on the development of innovative products and services. Linde has also used targeted acquisitions to improve its cost structure. Its products and services are used to diagnose and treat a whole range of conditions. Linde healthcare provides medical gases, medical devices and clinical treatments for use in anesthesia and for the treatment of chronic obstructive pulmonary disease, sleep apnea, pulmonary hypertension and pain relief.

To ensure the highest possible levels of safety for patients over the entire life-cycle of Linde’s pharmaceutical products, such products are monitored on a continuous basis using a vigilance signal detection system. Regular analysis is performed on the safety of pharmaceutical products in periodic safety update reports.

In 2016, within the healthcare business, Linde acquired American HomePatient Inc., a company specializing in respiratory therapy.

Product Areas

Within the Linde Gases Division, Linde allocates its activities to the following product areas: On-site, healthcare, cylinder gases and liquefied gases. In the case of the on-site business, customers are generally supplied via an on-site production plant. On-site teams usually deliver services such as equipment engineering and maintenance, total materials management and optimization programs for cost savings and process efficiency gains and risk management. In the other product areas, gases are delivered to the customer in gas cylinders or tankers. On site customers have long-term supply contracts (up to 15 years) while the cylinder business is short-term by nature.

Geographic Regions

The Linde Gases Division is divided into three geographic reporting segments: EMEA, Asia/Pacific and Americas. EMEA includes Europe North (Iceland, Denmark, Estonia, Finland, Sweden, Norway, Latvia and Lithuania), Europe Continental (Germany, Austria, Switzerland and Italy), Europe South (Benelux, France, Portugal, Spain, Algeria and Tunisia), Africa and the United Kingdom (the United Kingdom, Ireland, Kenya, Nigeria, South Africa and Zimbabwe) and Middle East and Eastern Europe (Bulgaria, the Czech Republic, Slovakia, Poland, Ukraine, Romania, Serbia, Macedonia, Hungary, Slovenia, Croatia, Bosnia-Herzegovina, Greece, Cyprus, Turkey, Russia, Kazakhstan, Belarus, Saudi Arabia, Abu Dhabi and Dubai). Asia/Pacific includes South Asia and ASEAN (Vietnam, Bangladesh, India, Indonesia, Pakistan, the Philippines, Malaysia, Singapore, Thailand, Brunei and Sri Lanka), Eastern Asia (China, Taiwan and South Korea) and South Pacific (Australia, New Zealand, Papua New Guinea and the Solomon Islands). The Americas segment includes the United States, Canada, Mexico, Puerto Rico, the Dominican Republic, Colombia, Ecuador, Venezuela, Aruba, Curaçao, Argentina, Chile, Peru and Uruguay.

Selected Recent and Current Projects

Recent important projects of the Linde Gases Division include two large air separation plants that Linde brought on stream in Russia in 2016. The plants will supply the customer SIBUR in Dzerzhinsk under a long-term gas supply agreement. The total investment was around €70 million. In Porvoo (Finland), Linde brought a new hydrogen plant on stream for the Finnish oil company Neste Oil in 2016, also with an investment of approximately €70 million. The project is linked to a long-term on-site agreement. Neste Oil’s refinery has two hydrogen production plants, the older of which has now been replaced by a more efficient one.

Together with partners, five public hydrogen filling stations featuring Linde technology went into operation in Germany in 2016. Other hydrogen filling stations were opened in the United Kingdom, Sweden, Japan and the United States.

In Duisburg, the Group commenced work on the construction of a new liquefier. The system is expected to come on stream in early 2018 and is Linde’s way of adjusting its production capacities to meet the high demand for liquid nitrogen in the Rhine-Ruhr region, particularly among major clients in the chemicals and electronics industries.

Linde has constructed two large air separation plants for Tata Steel Limited at the latter’s site within the industrial complex of Kalinganagar in Odisha (India). The plants (which were constructed by Linde’s Engineering Division with a total investment volume of approximately €80 million) went into operation in 2016. Linde’s Gases Division is now operating the plants under a long-term on-site gas supply contract. The two new air separation plants will each produce gaseous oxygen, nitrogen and argon to supply the Tata Steel steelworks. They also produce liquefied gases.

Also in 2016, a carbon dioxide plant went on stream in Marsden Point, New Zealand. The plant will supply up to 50,000 tons of recycled and purified carbon dioxide a year for a whole variety of applications, including the food and beverage industry, artificial fertilizer manufacturers and paper factories. A corresponding long-term agreement is in place. The investment amounted to around €28 million.

In 2016, construction commenced for one of the largest air separation plants in Bangladesh.

In Malaysia, Linde set up the joint venture Pengerang Gas Solution Sdn Bhd together with Petronas Gas Bhd. The joint venture will be constructing two air separation plants to supply Petronas, in particular, with gaseous oxygen and nitrogen in the industrial complex of Pengerang in the south of Malaysia. A total of approximately €150 million is being invested in the gas production facilities. The joint venture will operate the facilities as part of a long-term gas supply contract.

In September 2016, Linde announced that it would be investing more than $100 million in a new air separation plant and the expansion of its production capacities in Claymont, Delaware. Producing 1,200 tons of liquefied oxygen, nitrogen and argon and 400 tons of gaseous products a day, this is expected to become Linde’s largest liquefaction plant in North America from 2019 onwards. The new plant will improve the supply situation for numerous Linde customers in the region.

Operational Management

The Linde Gases Division comprises three reportable segments: EMEA, Asia/Pacific and the Americas. Responsibilities are allocated on the basis of a regional structure. Within the three segments, nine regional business units (RBUs) are responsible for the operating business. This structure allows the Group to take account of the great importance of the specific market conditions in the gases business.

Linde has set up five Global Governance Centres (which are herein referred to as “GGCs”) for the Linde Gases Division which are managed centrally and act on a division-wide basis: GGC Merchant & Packaged Gases (liquefied gases and cylinder gas), GGC Electronics (electronic gases), GGC Healthcare, GGC Operations and GGC Deliver. These units establish best practices and ensure that the process standards which have been defined are implemented and continually enhanced across the Group. Moreover, Linde’s purchasing activities have been bundled together across the Group (Global Procurement). As part of the LIFT efficiency program, the GGCs will be gradually merged into a Centre of Excellence.

The corporate and support functions provide assistance to the business units of the Group.

Engineering Division

Main Business Areas

Linde’s Engineering Division focuses on market segments such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants, and other types of plants. Linde can rely on its own extensive process engineering know-how in the planning, project development and construction of turnkey industrial plants. Linde plants are used in a wide variety of fields: in the petrochemical and chemical industries, in refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases, to treat natural gas and to produce rare gases. The Engineering Division either supplies plants directly to the customer or to the Linde Gases Division, which operates the plants on behalf of the customer under a gases supply contract.

Linde employs tried and tested methods, also in the tendering phase, to assess the impact on the profitability of a large-scale project of potential variances from budgeted costs for individual components. The Linde Group conducts simulations of the opportunities and risks associated with each project using numerical methods of analysis.

Linde may carve-out its Engineering Division into a wholly-owned subsidiary of Linde AG, subject to the prior agreement of Linde and Praxair on the corporate set-up and arrangements of Linde Engineering. This would give Linde the opportunity to secure both its engineering business as the preferred supplier for the Linde Gases Division and provide greater visibility of the global Linde engineering brand to all customers in the market.

Selected Recent and Current Projects

With respect to olefin plant projects, the Engineering Division was awarded a contract by Shell in 2016 to provide procurement and supply services for the construction of an ethylene plant and two polyethylene plants in Pennsylvania, United States with the total volume of the contract coming to approximately €360 million.

Regarding natural gas plant projects, Linde was selected as the licensor of the natural gas processing technology for the Amur GPP project (Amur Gas Processing Plant) in eastern Russia in 2015. The plant will be erected in five phases in the period leading up to 2024. The second phase of the project started in 2016 (an amount of just under €500 million was recognized in the order intake for this second phase in 2016). Once it is completed, Amur GPP is expected to be one of the world’s largest gas processing projects, with a processing capacity of up to 49 billion cubic meters of natural gas per year.

With respect to air separation plant projects, in 2016 the Linde Gases Division awarded a contract to the Engineering Division for the construction of two major air separation plants for the newly established joint venture between Linde and Petronas Gas Bhd. The plants will supply oxygen and nitrogen to the integrated Petronas refinery and petrochemical complex in Pengerang, Malaysia. The project includes the engineering, procurement, construction and commissioning of the plants. The corresponding order intake in the Engineering Division amounted to more than €100 million in 2016.

As regards hydrogen and synthesis gas plant projects, Linde’s Engineering Division received an order in 2016 from Sweden’s fuel manufacturer Preem, to build a hydrogen plant at Preem’s refinery site in Gothenburg. The order is worth around $40 million in total. This is the first order for a standardized, modular plant from Linde’s new HYDROPRIME® MAX product line. In the last quarter of 2016, Linde brought a large hydrogen plant (steam methane reformer) on stream at the site of the Neste Oil refinery in Porvoo, Finland. Linde’s Engineering Division was responsible for building the turnkey plant, which will be operated by Linde’s Gases Division.

Other Activities

Other Activities comprises the operations of The Linde Group’s logistics services company, Gist. Gist specializes in the distribution of chilled food and beverages, and operates principally in the United Kingdom and in Ireland. Due to the plans to sell Gist, the business has been reported as discontinued operations in The Linde Group’s consolidated financial statements beginning on page F.3-2 of this document.

Inventories

Linde carries inventories of merchant and cylinder gases, hardgoods and coatings materials to supply products to its customers on a reasonable delivery schedule. On-site plants have limited inventory.

Inventory obsolescence is not material to Linde’s business.

Customers

Linde operates in many countries and regions, supplying almost all industry sectors. Therefore, Linde has a high level of diversification of its end customers, both in terms of sector and geographical situation. The Linde Group serves customers in the food and beverage industry (including aquaculture, water treatment, beverages and food), chemistry and energy industry (including energy, fine and petrochemistry and pharma), metallurgy and glass industry (including glass and fiber optics, heat treatment, non-ferrous metals and steel), manufacturing industry (including aerospace, automotive, heavy construction and machinery, light metal fabrication and production), electronics (including solar, semiconductor and chip packaging), healthcare (including hospital care, home care, gas therapies and care concepts) and others (including education, research and retail distributors). With the exception of Medicare, the federal health insurance program within the U.S. health system, with which The Linde Group generated 6.3% of its consolidated revenue in 2016, Linde is not dependent upon a single customer.

Seasonality

Linde’s business is generally not subject to seasonal fluctuations to a significant extent.

Research and Development, Patents and Trademarks

Linde’s research and development is primarily directed toward developing new and improved methods for the engineering business, the production, conditioning and distribution of industrial gases and the development of new markets and applications for these gases.

In order to achieve these goals, embedded in the overall group and Linde’s business strategy, Linde has put an overarching research and development strategy in place, defining innovation areas and setting out process guidelines.

More than half of the research and development projects in 2016 were aimed at achieving environmental advantages. During 2016, Linde spent a total of €121 million on research and development (compared to €131 million in 2015 and €106 million in 2014).

Linde owns or licenses patents that relate to a variety of products and processes and manages patent rights in many markets. Linde’s patents expire at various times over the next 20 years. While these patents and licenses are considered important to Linde’s individual businesses. Linde does not consider its business as a whole to be materially dependent upon any one particular patent, or patent license, or family of patents. In addition, based on Linde’s IP life cycle management and due to its constant R&D efforts, old patents are replaced by new patents. Linde also owns a large number of valuable trademarks. In 2016, there were no material IP litigations. Many of Linde’s patents relate to the creation and provision of industrial gases and corresponding engineering solutions, with a large number of patents relating to chemicals and the environment, clean energy and hydrogen technology as well as air separation and synthesis gases.

The Linde Gases Division focused its research and development activities in 2016 on the following customer segments: chemicals and energy, metallurgy and glass, food and beverages, manufacturing hydrogen mobility as well as electronics, healthcare and packages.

In 2016, the Engineering Division’s research and development activities were primarily aimed at the development of new and existing technologies in the product lines of natural gas plants, air separation plants, olefin plants, and hydrogen and synthesis gas plants. Linde is always looking for ways to make further improvements in the energy efficiency and environmental credentials of its plants.

On a group level, Linde innovates in accordance with its research and development strategy, and also puts a focus on future growth areas as identified by observing changes of its markets.

By drawing on the findings of its research, the Group is continuously moving into new areas of application for its gases and is constantly striving to make further improvements to its processes and plant technologies. This application development is almost always commissioned and therefore involves close liaison with customers, taking into account their requirements

Raw Materials and Energy

Energy is the single largest cost item in the production and distribution of industrial gases. Most of Linde’s energy requirements are in the form of natural gas and electricity. In addition, certain groups of materials within The Linde Group are dependent on raw materials such as steel, aluminum and brass.

Linde pursues a procurement strategy across the entire Group. This strategy is organized on the basis of defined groups of materials, which are used to categorize all products and services. In addition to adopting purchasing strategies based on groups of materials, Linde is continuing to optimize its supplier portfolio and the contract status of its suppliers so as to minimize purchasing risks. For products and services where the price depends to a great extent on volatile primary markets, the cost risks are minimized by using optimized agreements, taking timing considerations into account. On the purchasing side, for example, the impact of price volatility relating to the procurement of electricity and natural gas is addressed by long-term purchasing strategies in the deregulated energy markets. Linde’s procurement activities in the relevant wholesale energy markets are governed by a global risk guideline which determines the ranges for price hedging over the next few years. Compliance with the guideline is monitored by a global portfolio management committee. In addition, regional energy risk committees manage their respective portfolios. Data transparency is established by means of a professional IT tool for the energy trade. In Linde’s bulk business area, certain cost increases cannot be passed on to the customer through price indexing included in the contract. In order to address this risk, processes are being rolled out in the regions to ensure that energy market developments are reflected in price policies in a structured manner and early on.

Furthermore, on the sales side, due to the amount of energy consumed in the industrial gases production, fluctuations in the price of electricity and natural gas are passed through to customers using appropriate price formulas. When Linde purchases gases, it applies a strict technical apportionment (purchase, own production or purification of gases) and geographical distribution. Unforeseen fluctuations in sales volumes can thus be offset.

Employees and Labor Relations

Overview

The average number of employees (including part-time employees on a pro-rata basis) can be analyzed as follows:

	2016	2015	2014
Linde Gases Division	53,684	52,960	52,361
EMEA	20,508	21,449	21,669
Asia/Pacific	11,398	11,828	12,205
Americas	21,778	19,683	18,487
Engineering Division	6,580	7,186	7,192
Other Activities (1)	371	333	318

Employees in Discontinued Operations	4,927	4,571	4,451

Group Employees in Continuing and Discontinued Operations	65,562	65,050	64,322
Group Employees in Continuing Operations	60,635	60,479	59,871

(1)	Mainly includes employees in corporate functions in Linde’s headquarters and IT services.

As of March 31, 2017, Linde had 59,297 Group employees (including part-time employees on a pro-rata basis) in continuing operations. As of the date hereof, there were no material changes since March 31, 2017 in the number of Linde’s employees.

Linde strives to work together with employee representatives and trade unions on the basis of partnership and trust, aiming to reconcile the interests of the Group and of the workforce. Linde’s system of employee representation in Germany is two-tiered, consisting of a central works council for the Group as a whole and works councils in the decentralized units. Cross-border issues are dealt with by Linde’s European Works Council, which currently has 28 members and protects the rights of employees in Europe to information, consultation and advice. In many other countries, there are regional-level works councils or employee interest groups, with which Linde cooperates constructively.

Linde also employs temporary workers to meet the demands of its business and comply with the respective collective labor agreements regarding apprenticeship contracts. Linde had on average 8.4% temporary workers during 2016.

Retention Scheme for Certain Key Employees

In connection with the business combination, Linde has set up a retention scheme aiming at retaining certain critical employees. In general terms, the retention scheme contemplates bonuses related to specified transaction phases and/or achievement of certain performance goals, as well as certain discretionary bonuses and participation in standard severance benefits. Further, under the business combination agreement, Linde may grant an additional amount up to an agreed limit in cash-based retention and incentive awards to its employees. Any such awards, and the terms and conditions of such awards, will be determined by Linde in its sole discretion. No member of the Linde executive board or supervisory board has been, or will be, granted a retention and incentive award under the existing retention scheme or under the business combination agreement.

Properties, Plants and Equipment

The Linde Group conducts its operations through approximately 2,000 properties in more than 100 countries worldwide. The Group’s head office is located in leased office space in downtown Munich, Germany. Regional head offices and divisional head offices are owned in Pullach, Germany; Schiedam, Netherlands and Guildford, United Kingdom, and leased in Lidingö, Sweden; Basingstoke, United Kingdom; Bridgewater, New Jersey, United States; Shanghai, China; North Ryde, Australia and Singapore.

Linde Gases Division

The Linde Gases Division operates facilities that produce a wide range of industrial and medical gases which it distributes through a wide network of gas plants worldwide. These plant assets are mainly owned by Linde. A significant portion of the plants are cryogenic air separation plants, hydrogen plants and carbon dioxide plants. Additionally, Linde operates acetylene plants, helium plants, specialty gas plants, cylinder filling plants and other smaller plants. Several plants are part of mixed-use properties. Some of the plants are on-site plants mostly owned by The Linde Group which are usually located and operated on leased land within the facilities of Linde’s customers. Linde uses major equipment in its plants; for example, compressors, adsorbers, cryogenic columns, furnaces, heat exchangers and turbines. In addition to production-related properties, Linde owns a number of locations used for administrative, technical, storage, sales or distribution purposes, including customer service centers, welding schools, and retail shops run under the brands Gas & More or Gas & Gear. Many of the non-production-related facilities are leased.

EMEA

In the Linde Gases Division’s segment EMEA, Linde mainly owns larger operating facilities in Algeria, Austria, Bulgaria, Croatia, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Lithuania, the Netherlands, Norway, Poland, Portugal, Romania, Russia, Saudi Arabia, Slovakia, South Africa, Spain, Sweden, Switzerland, Turkey and the United Kingdom. Its facilities in the EMEA segment include approximately 250 plants, of which approximately 150 are cryogenic air separation plants, approximately 70 are hydrogen plants and approximately 30 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

Americas

In the Linde Gases Division’s segment Americas, Linde mainly owns larger operating facilities in Argentina, Brazil, Canada, Chile, Colombia, Ecuador, Mexico, the United States and Venezuela. Its facilities in the Americas segment include approximately 120 plants, of which approximately 60 are cryogenic air separation plants, approximately 30 are hydrogen plants and approximately 30 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

Asia/Pacific

In the Linde Gases Division’s segment Asia/Pacific, Linde mainly owns larger operating facilities in Australia, Bangladesh, China, Hong Kong, India, Indonesia, South Korea, Malaysia, New Zealand, Pakistan, the Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam. Its facilities in the Asia/Pacific segment include approximately 170 plants, of which approximately 110 are cryogenic air separation plants, approximately 40 are hydrogen plants and approximately 20 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

Engineering Division

The Engineering Division designs and constructs turnkey process plants for third-party customers as well as for the Linde Gases Division in many locations worldwide, such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants. It owns major offices in Pullach and Dresden, Germany, and leases major offices in Houston, Texas and Tulsa, Oklahoma, United States; Samara, Russia; Vadodara, India; and Hangzhou, China. Special plant components are produced in owned factories in Pullach and Tacherting, Germany; Hesinque, France; Tulsa, Oklahoma, United States; and Dalian, China. Linde uses major equipment in its factories, including metal processing machines, special metal welding fixtures, braze ovens, pressure test, heavyload cranes and trucks. The Engineering Division’s owned research and development center is located in Pullach, Germany.

Other Activities

Other Activities comprises the operations of the logistics services company Gist. Gist specializes in the distribution of chilled food and beverages and uses approximately 20 properties in the United Kingdom and in Ireland. Gist owns approximately half of these properties and leases the other half.

The Linde Group’s real estate portfolio is mostly unencumbered.

Environmental Matters

Linde has established a global management system for environmental protection based on standards and guidelines which apply worldwide. The Group conducts audits to verify that it is complying with the relevant standards. A global process is used to record and evaluate incidents and near misses which have particular relevance for environmental protection. Linde focuses in particular on reducing emissions and on making continual improvements to its operations to ensure the efficient use of resources, materials and energy.

Energy and Climate Protection

The operation of the Group’s air separation plants results in hardly any direct emissions to air. Other production processes, for example in hydrogen plants and steam boilers, may give rise to emissions of inorganic gases such as carbon monoxide (CO), sulphur oxides (SOx) and nitrogen oxides (NOx). Volatile organic compounds are mainly released during the coating and cleaning of metals used for example in gas cylinders, storage tanks and plant components.

As an energy-intensive company, Linde requires a reliable and competitively priced energy supply and is continuously monitoring and aims to optimize the energy efficiency of its production processes. Most of the electricity required by Linde is used for the operation of the Group’s air separation plants. Around 60% of the Group’s total CO2 emissions are the by-product of electricity generation by energy providers and are reported by Linde as indirect emissions. Direct emissions at Linde stem mainly from the operation of the Group’s hydrogen and synthesis gas plants.

Linde is continuously working on ensuring the efficient use of energy. To do so, it relies on global energy management of plants and processes around the world. The Group controls its energy consumption and greenhouse gas emissions worldwide and reports thereon, complying for example with the standards set out in the Greenhouse Gas Protocol.

In 2016, Linde took part in the European Union’s Emissions Trading System at ten of its hydrogen and synthesis gas production sites. There were around 1.2 million tons of CO2 emissions from these plants during the year. Linde was allocated emissions allowances for around 0.9 million tons of CO2 in 2016. The remaining certificates were purchased by the Group.

Water and waste

In addition to monitoring emissions, Linde also monitors the use of water and the waste it produces. More than 90% of the Group’s annual water requirement is used in cooling processes. Most of this cooling water is just heated, and can subsequently be fed back into the water system without the need for treatment. Linde has processes to ensure that the temperature reached does not pose any risk to the surrounding ecosystem. The Group’s most common waste products are oil and oleaginous materials, waste that contains metal and gas cylinders which have reached the end of their useful life.

Opportunities

Linde may benefit from business opportunities arising from governmental regulations of greenhouse gases or other emissions as well as other environmental regulations. Around 50% of Linde’s research projects in 2016 aimed to have an environmental benefit, among others.

Regulations and costs

Linde monitors and meets requirements from authorities worldwide for preventing, reducing and reporting efficiency standards and emission thresholds as a minimum standard in its operations and processes. As Linde’s business is highly energy intensive, new or changes to national environmental acts and regulations may have an impact on its operating costs. Future environmental regulations may significantly affect results of operations. The impact on Linde’s business and the time frame of this risk depend on the final legislative decisions and scope. For a description of the relevant environmental regulations that The Linde Group is subject to, see “Regulatory Environment.”

Legal Proceedings

From time to time, certain Group companies have been involved, and some are currently involved or may become involved in the future, in investigations or proceedings relating to alleged anti-competitive behavior. For example, in 2010, the Brazilian competition authority CADE imposed fines on a number of gases companies, including Linde’s Brazilian subsidiary, on the grounds of alleged anticompetitive business conduct in the years 1998 to 2004. The amount of the fines relating to The Linde Group is approximately 188 million Brazilian Reals. Based on the exchange rate at December 31, 2016, this is equivalent to approximately €55 million. The Linde Group disputed this decision before a court in Brazil and obtained a positive judgment in the first instance in May 2014, which CADE appealed in September 2014. In January 2016, the court of second instance declared the administrative decision by CADE to be void. CADE filed a motion for clarifications against the decision of the second instance in March 2016, which was rejected by the court in August 2016. CADE and the public prosecutor appealed against the decision issued by the court of second instance in October and November 2016. The decision on this appeal is currently still pending. While the outcome of this litigation is inherently unpredictable, based on the facts and the positive judgment in the prior instances, Linde deems the possibility of an outflow of resources to be unlikely. As a result, no provision has been set up as a liability and the matter is not recorded as a contingent liability.

In addition, certain subsidiaries in The Linde Group are party to lawsuits in the United States, including some in which claims for damages have been asserted for alleged injuries arising from exposure to asbestos and/or toxic fumes in connection with the welding process. In these cases, the subsidiaries are typically one of several or many defendants. The outcome of these cases is inherently uncertain and difficult to predict. The subsidiaries have insurance that covers most or part of the costs and any judgments associated with these claims.

From time to time Linde AG or its subsidiaries are party to various litigation matters and subject to claims that arise in the ordinary course of business; for example regarding alleged overpayments in its healthcare business or other alleged compliance breaches of applicable laws, regulations or alleged breaches of contractual arrangements. In addition, third parties may assert claims against The Linde Group in the form of letters and other communications. Linde currently believes that these ordinary course matters will not have a material adverse effect on its future financial results of operations; however, the results of litigation and claims are inherently unpredictable. Regardless of the outcome, litigation can have an adverse impact on The Linde Group because of defense and settlement costs, diversion of management resources and other factors. Where appropriate, provisions for any potential financial liabilities have been made in the relevant Group company for other proceedings in which Linde is involved.

Material Contracts

Neither The Linde Group nor any of its Group companies has entered into contractual arrangements that The Linde Group believes to be material for the Group as a whole. However, Linde has entered into several financing arrangements. For a description of the Group’s financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde — Financing.”

Insurance

Linde AG believes that it maintains appropriate insurance levels for potential cases of liability risks and damages in order to reduce the exposure to such risks and to avoid or minimize potential losses. Due to Linde’s international operations, Linde has taken out global insurance programs (for example, for premises, product and environmental liability, property and machinery breakdown including business interruption, terrorism, motor vehicles and marine insurance) covering up to 80 countries worldwide. These are designed to protect Linde’s revenue and assets against the financial effects of insurable catastrophes and to manage non-catastrophe claims based on worldwide standards and procedures. The global insurance programs consist of individual master cover contracts as well as local insurance contracts in numerous countries. Linde AG has taken out several insurance contracts covering directors’ and officers’ liability, legal expenses, group accident insurance and other items. Where legally required, these are complemented with local insurance contracts.

The Linde Group continuously monitors its insurance protection and strategy in order to ensure that it is at a sufficient level, based on the specific requirements of the business units and the development of Linde’s business. In addition to property and business interruption insurance, Linde runs a so-called “loss control” program, conducting worldwide site visits with risk engineers. The resulting recommendations aiming at continuous risk improvement are closely monitored and dealt with by Linde AG’s insurance department.

Historically, Linde operated a captive reinsurance company under the name of Priestley Ltd. This reinsurance captive ceased underwriting by the end of 2007 and has taken on no new risks since then. It is now in the state of being wound up and is expected to be liquidated in 2017.

The Linde Group believes its insurance coverage to be adequate and comparable to companies of similar risk exposure and size.

Certain Relationships and Related Party Transactions

In addition to the subsidiaries included in its consolidated financial statements, Linde AG is related, directly or indirectly, while carrying out its normal business activities, to non-consolidated subsidiaries, joint ventures and associates. The business relationships with these companies are conducted under the same conditions as for non-related third parties. Related companies which are controlled by The Linde Group or over which The Linde Group may exercise significant influence are disclosed in the list of shareholdings in Linde’s consolidated financial statements prepared in accordance with IFRS as adopted by the European Union, arranged by division.

Related persons of The Linde Group are mainly the members of the executive board and supervisory board as well as their immediate family members. In 2016, 2015 and 2014, as well as during the current year 2017 until the date hereof, there were no significant transactions between The Linde Group and members of the executive board and supervisory board or their family members. No such transactions are anticipated to occur in the near future.

Some members of Linde’s executive board and supervisory board hold similar positions in other companies. Linde has normal business relationships with virtually all of these companies. The sale and purchase of goods and services to and from these companies take place under usual market conditions.

Governing Bodies

Overview

Linde AG’s governing bodies are its executive board (Vorstand), supervisory board (Aufsichtsrat) and general shareholder meeting (Hauptversammlung). The powers of these bodies are governed by the German Stock Corporation Act (Aktiengesetz), the articles of association (Satzung) of Linde AG and the rules of procedure of the Linde executive board and the Linde supervisory board. The German Stock Corporation Act requires Linde AG to have a two-tier management and control system consisting of the executive board and the supervisory board. The two boards work independently of each another, and no person may serve as a member of both boards at the same time.

Executive Board

Pursuant to the articles of association of Linde AG, the Linde executive board is composed of a multiple number of members. The supervisory board may appoint one member of the executive board as the Chairman and one member as the Deputy Chairman of the Linde executive board. Currently, the Linde executive board consists of five members.

The current members of the Linde executive board are:

Name	Age	Position / Main Responsibility
Prof. Dr. Aldo Belloni	67	Chief Executive Officer and Employment Director (Arbeitsdirektor) of Linde AG. Responsible, among other areas, for the Americas segment of the Linde Gases Division, Healthcare, corporate communications & investor relations, strategy & market intelligence, human resources, legal & compliance, internal audit, information services.

Dr. Christian Bruch	47	Responsible for the Engineering Division and for technology & innovation.

Bernd Eulitz	51	Responsible for the EMEA segment of the Linde Gases Division, for delivery and operations, as well as procurement.

Sanjiv Lamba	52	Responsible for the Asia/Pacific segment of the Linde Gases Division, merchant & packaged gases, electronics and global gases business helium & rare gases.

Dr. Sven Schneider	51	Chief Financial Officer of Linde AG.

The members of the Linde executive board may be contacted at Linde AG’s business address.

Remuneration of Executive Board Members

The remuneration system for the members of the Linde executive board is determined by the Linde supervisory board. The current system contains elements based on sustainable business development with a focus on multi-year remuneration components and the obligation to invest part of the variable cash compensation in Linde shares and to hold those Linde shares for several years.

Under the remuneration system applicable as of the date hereof, each member of the Linde executive board receives fixed monthly cash compensation as well as benefits in kind (mainly insurance benefits and the use of company cars). In addition, each member of the Linde executive board receives variable performance-related cash compensation on an annual basis, which is linked to an obligation to use 40% of the net amount (whereby the net amount is calculated at 50% of the gross amount relating to such obligation) to acquire Linde shares and hold them for a period of at least four years (deferral component). The members of the executive board have agreed that after consummation of the exchange offer, they will make their future investments under the deferral component in Linde plc shares. The deferral component of the variable compensation is capped at 165% of the fixed cash compensation. 60% of the variable cash compensation, which is not linked to any obligation attached to the amount (cash component), is capped at 250% of the fixed cash compensation. The variable cash compensation is based on two equally-weighted measurement factors: the Linde Group’s return on capital employed and the operating margin achieved in the area for which the respective executive board member is responsible. To reflect the personal performance of the members of the Linde executive board, the amounts calculated on this basis are multiplied using a performance multiplier ranging between 0.8 and 1.2, which is determined for each member individually on an annual basis by the supervisory board at its discretion. The treatment of Linde deferral shares in connection with the business combination is described in the section “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG — Treatment of Deferral Shares.”

In addition to the annual compensation, all members of the Linde executive board participate in the Linde LTIP, which provides for a performance-related multi-year share-based remuneration in the form of share option rights to purchase shares (performance shares) at par value, i.e., €2.56, and bonus shares upon expiry of the multi-year-waiting period (matching shares), all linked to a personal investment by the respective members of the Linde executive board. A cap applies in terms of the amount at the time of the granting of option rights and matching shares rights. However, the value of the performance shares and matching shares after a multi-year waiting period is not limited in terms of the amount, but merely depends on the then prevailing stock price. The treatment of the Linde LTIP for the members of the Linde executive board in connection with the business combination is described in the section “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG — Treatment of Equity Awards.”

The total cash remuneration for members of the Linde executive board for performing their duties at Linde AG and its subsidiaries in and/or for the 2016 fiscal year was €10,070,838. Of this amount, €3,772,668 related to fixed remuneration components which are not performance-related and €6,298,170 to variable short-term or long-term performance-related remuneration components. The total remuneration of the members of the Linde executive board in the fiscal year 2016 was €12,945,883, which amount includes options and rights to matching shares which were granted to members of the Linde executive board under the Linde LTIP. In each case, the options and matching shares are included at their value on allocation. In the fiscal year 2016, members of the Linde executive board were granted a total of 41,196 options with a value on allocation of €55.83 per option and 4,737 rights to matching shares with a value on allocation of €121.40 per right to a matching share. Out of these options and rights to matching shares, 23,285 options and 2,677 rights to matching shares are attributable to former members of the Linde executive board, of which 21,606 options and 2,484 matching share rights were forfeited in 2017.

The table provides an overview of the remuneration received by the members of the Linde executive board in office in 2016, comprising fixed compensation, other benefits, one-year variable compensation and multi-year variable compensation, and the pension expense in and/or for the fiscal year 2016. In the case of Prof. Dr. Aldo Belloni, only the remuneration he received as an active member of the Linde executive board is shown and not also those benefits he received on the basis of his previous activities for the Linde executive board, which ended in 2014. During the term of his contract of employment, Prof. Dr. Aldo Belloni does not have any entitlement to retirement benefits that he would otherwise have on the basis of his previous activity as a member of the Linde executive board. With respect to the multi-year variable compensation, the table shows the actual value of multi-year compensation granted in prior years and received in 2016. In the fiscal year 2016, the 2012 tranche of the Linde LTIP was allocated when the waiting period came to an end.

Remuneration of the members of the Linde executive board in office at December 31, 2016

Remuneration received during the fiscal year 2016 in €	Prof. Dr. Aldo Belloni (1)	Dr. Christian Bruch (2)	Bernd Eulitz (2)	Sanjiv Lamba (3)
Fixed remuneration	77,419	500,000	500,000	600,000
Other benefits	153	28,025	24,207	18,404
Total	77,572	528,025	524,207	618,404
One-year variable remuneration
Short-term cash remuneration (7)	70,769	470,850	533,700	739,320
Multi-year variable remuneration	47,179	323,331	373,499	1,100,414
including long-term cash compensation (deferral 2016) (7)	47,179	313,900	355,800	492,880
(deferral 2012) (8)	—	—	—	489,325
including the Linde LTIP 2012 (waiting period: 2012-2016)	—	9,431	17,699	118,209
Others	—	—	—	—
Total	195,520	1,322,206	1,431,406	2,458,138
Service cost	—	274,210	261,243	252,223
Total Remuneration	195,520	1,596,416	1,692,649	2,710,361

Remuneration of the members of the Linde executive board who left the Linde executive board in 2016

Remuneration received during the year 2016, in €	Thomas Blades (4)	Dr. Wolfgang Büchele (5)	Georg Denoke (6)
Fixed remuneration	300,000	1,122,581	527,083
Other benefits	11,704	46,979	16,113
Total	311,704	1,169,560	543,196
One-year variable remuneration
Short-term cash remuneration (7)	364,080	1,008,451	591,732
Multi-year variable remuneration	242,720	672,301	512,697
including long-term cash compensation (deferral 2016) (7)	242,720	672,301	394,488
(deferral 2012) (8)	—	—	—
including the Linde LTIP 2012 (waiting period: 2012-2016)	—	—	118,209
Others	—	—	—
Total	918,504	2,850,312	1,647,625
Service cost	289,509	631,395	165,849
Total Remuneration	1,208,013	3,481,707	1,813,474

(1)	Member and Chairman of the Linde executive board since December 8, 2016.
(2)	Member of the Linde executive board since January 1, 2015.
(3)	Member of the Linde executive board since March 9, 2011.
(4)	Member of the Linde executive board from March 8, 2012 to June 30, 2016.
(5)	Member of the Linde executive board from May 1, 2014; Chairman of the Linde executive board from May 20, 2014 to December 7, 2016.
(6)	Member of the Linde executive board from September 12, 2006 to September 13, 2016.
(7)	60% of the variable cash compensation is paid in cash with no further obligation incumbent on the executive board member; 40% of the variable cash compensation is paid out in cash with the obligation to acquire Linde shares to hold them for at least four years. This holding requirement will be released.
(8)	Under the remuneration system that applied in 2012 and 2013, 40% of the variable cash compensation was converted as at the balance sheet date into “virtual shares” with dividend entitlement, i.e., a variable cash compensation linked to the share price and dividends of Linde. The executive board member can request payment of such claim (i) after expiry of a waiting period of three years following the end of the fiscal year during which the respective “virtual shares” were granted and (ii) during a subsequent exercise period of two years. As at the date hereof, the virtual share tranches for the years 2012 and 2013 remain outstanding. The 2012 tranche can be exercised until December 2017 and the 2013 tranche until December 2018.

Moreover, the supervisory board of Linde AG has the right, at its own discretion, to award a special payment to an executive board member for exceptional performance. Any potential special payment is capped at an amount which, when taken together with the cash component and deferral component for the relevant fiscal year, does not exceed the cap in terms of the amount for the one-year variable compensation. In the fiscal year 2016, no such payment was granted.

Pursuant to a defined contribution pension plan in the form of a direct commitment, members who have joined the Linde executive board on or after January 1, 2012 receive benefits comprising pensions, disability pensions and surviving dependents pensions. For those board members, annual contributions made by Linde during the period of employment will be 45% of the fixed cash compensation (and therefore around 11% of the target compensation). After 15 years of service on the Linde executive board, a target pension level of around 50% of the final fixed cash compensation would be achieved as pension. One board member who joined the Linde executive board before January 1, 2012 has a separate arrangement. This separate arrangement provides for a pension level based on a particular percentage of the last fixed monthly pensionable paid compensation. The percentage rate on entry was 20% and increased and continues to increase by 2% for every year of service completed by the board member. It is capped at 50% of the last fixed monthly paid compensation.

Benefits in the Event of Termination of a Contract/Non-Compete Arrangements

In the event that the executive board member Sanjiv Lamba is not reappointed between the ages of 55 and 63 for reasons beyond his control, he will receive, in accordance with an existing contract, a lump sum severance payment of 50% of his annual cash remuneration (fixed compensation and that portion of the variable cash compensation which is to be paid in cash with no obligation to invest in shares (60%)) for the last full fiscal year before the termination of his employment.

In compliance with the German Corporate Governance Code, all contracts with members of the Linde executive board, with the exception of the contract with Prof. Dr. Aldo Belloni, provide that, in the event of the early termination of the employment contract without due cause, his or her severance pay will be capped at twice the annual cash compensations. If the annual cash compensation of the member of the Linde executive board for the relevant fiscal year in which his or her employment is terminated is likely to be significantly higher or lower than the annual cash compensation for the last full fiscal year, the supervisory board may at its discretion make an adjustment to the calculation of the annual cash compensation. If the remaining term of the employment contract is less than two years, the severance pay is calculated pro rata. For the period on the basis of which the severance pay is determined, the Linde executive board members receive no pension payments. The employment contract with Prof. Dr. Aldo Belloni does not provide for any severance payment in the event that it is terminated prematurely.

For two years following termination of service, members of the executive board (with the exception of Prof. Dr. Aldo Belloni) cannot, without prior consent of Linde, (i) accept employment with, (ii) directly or indirectly own an interest in, or (iii) assist a competitive company. To enforce this non-compete, Linde must pay former executive board members 50% of their fixed annual cash compensation in monthly arrears during the non-compete period. Such payments qualify in full for pension benefits.

For a description of arrangements regarding benefits in case Linde AG is acquired by another company and there is a change of control and an employment contract is terminated under certain circumstances, see “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG.”

Supervisory Board

The supervisory board consists of twelve members. Pursuant to German Stock Corporation Act (Aktiengesetz) and the German Law on Co-Determination (Mitbestimmungsgesetz), six of the members of Linde AG’s supervisory board are elected by the shareholder meeting and six by the employees.

The current members of Linde AG’s supervisory board are:

Name	Position
Prof. Dr. Wolfgang Reitzle	Chairman of the supervisory board; former Chairman of the Linde executive board

Hans-Dieter Katte *	Deputy Chairman of the supervisory board; Chairman of the Pullach Works Council, Engineering Division, Linde AG

Franz Fehrenbach	Second Deputy Chairman of the supervisory board; Chairman of the supervisory board of Robert Bosch GmbH, Managing Partner of Robert Bosch Industrietreuhand KG, Germany

Prof. DDr. Ann-Kristin Achleitner	Professor at the Technical University Munich, Germany

Dr. Clemens Börsig **	Chairman of the board of management of Deutsche Bank Foundation, former Chairman of the supervisory board of Deutsche Bank AG

Anke Couturier *	Head of Global Pensions, Linde AG

Dr. Thomas Enders	Chief Executive Officer of Airbus SE

Gernot Hahl *	Chairman of the Worms Works Council, Gases Division, Linde AG

Dr. Martin Kimmich *	Second Authorized Representative, IG Metall Munich, Germany

Dr. Victoria Ossadnik	Vice President (VP) Enterprise Services Delivery at Microsoft Deutschland GmbH, Germany

Xaver Schmidt *	Head of Department Chairman, IG Bergbau, Chemie, Energie Hanover, Germany

Frank Sonntag *	Chairman of the Dresden Works Council, Engineering Division, Linde AG

*	Employee representative.
**	Independent expert member as defined by Sections 100 (5) and 107 (4) of the German Stock Corporation Act.

The members of the supervisory board may be contacted at Linde AG’s business address.

Committees

The supervisory board has four committees, which lay the groundwork for the plenary supervisory board: a Mediation Committee, a Standing Committee, an Audit Committee and a Nomination Committee. The Chairman of the supervisory board chairs all the committees with the exception of the Audit Committee.

The Mediation Committee has been set in accordance with Section 27 (3) of the German Co-Determination Act and makes suggestions to the supervisory board regarding the appointment of members of the Linde executive board if the required majority of two-thirds of the votes cast by supervisory board members is not obtained in the first ballot. The current members of the Mediation Committee are Prof. Dr. Wolfgang Reitzle (Chairman), Hans-Dieter Katte, Franz Fehrenbach and Xaver Schmidt.

The Standing Committee advises the supervisory board in particular on the appointment and dismissal of members of the Linde executive board and on decisions regarding the remuneration system for the Linde executive board, including the terms and conditions of employment contracts, pension contracts and any other contracts pertinent to the remuneration of the members of the Linde executive board, and the total remuneration of individual executive board members. Moreover, the Standing Committee is responsible for approving transactions with executive board members and related parties, as well as for approving other activities of the executive board members, especially the holding of positions on supervisory boards and comparable boards of business entities that are not part of the Linde Group. It also provides advice on long-term succession planning for the Linde executive board and reviews the efficiency of the work of the supervisory board on a regular basis. The current members of the Standing Committee are Prof. Dr. Wolfgang Reitzle (Chairman), Hans-Dieter Katte, Dr. Thomas Enders, Franz Fehrenbach and Gernot Hahl.

The Audit Committee provides the basis for the decisions of the supervisory board regarding the adoption of the annual financial statements and the approval of the Group financial statements, taking account of the auditor’s reports, and makes arrangements with the auditors. It supports the supervisory board in the execution of its supervisory duties and monitors, in particular, the accounting process and the effectiveness of the internal control system, risk management system and internal audit system, as well as the statutory audit. It also deals with compliance issues. Moreover, it discusses the interim and half-year financial reports with the Linde executive board prior to publication. The Audit Committee also makes a recommendation to the plenary supervisory board regarding the proposal for the election of Linde AG’s auditors. The Chairman of the Audit Committee, Dr. Clemens Börsig, is an independent financial expert and, together with Prof. DDr. Ann-Kristin Achleitner, has specialist knowledge and many years’ experience of financial reporting and the application of accounting principles and internal control systems. The other current members of the Audit Committee are Gernot Hahl, Hans-Dieter Katte and Prof. Dr. Wolfgang Reitzle.

The Nomination Committee makes recommendations to the supervisory board on proposed candidates for the election of shareholder representatives at the annual general meeting. The current members of the Nomination Committee are Prof. Dr. Wolfgang Reitzle (Chairman), Prof. DDr. Ann-Kristin Achleitner and Franz Fehrenbach.

Remuneration of Supervisory Board Members

The Chairman of Linde AG’s supervisory board receives annual fixed compensation of €450,000 and each of the Deputy Chairmen receives annual fixed compensation of €225,000. These fixed amounts also include the compensation for chairing and serving on committees. All other members of Linde AG’s supervisory board receive annual fixed compensation of €150,000.

Each member of the Standing Committee and the Audit Committee (excluding the Chairman and Deputy Chairmen of the supervisory board) receives €30,000 in addition to his or her annual fixed compensation and the Chairman of the Audit Committee receives €60,000 in addition to his or her annual fixed compensation.

Linde AG pays members of its supervisory board an attendance fee of €1,000 for each time they attend a supervisory board meeting or committee meeting. This amount remains unchanged if several meetings take place on the same day. For the fiscal year 2016, the total compensation of Linde AG’s supervisory board members (fixed compensation and attendance fees) amounted to €2,537,574 plus VAT of €482,139 in 2016. The total cost for the attendance fees was €112,000 in 2016.

Linde AG’s supervisory board members made a personal commitment to Linde AG that they would use 25% of the fixed gross compensation payable in each financial year to purchase Linde shares and they would in each case hold these shares during their respective terms of office. This commitment does not apply to any supervisory board member who remits at least 85% of his or her fixed gross compensation to the Hans Böckler Foundation, in accordance with the guidelines of the Confederation of German Trade Unions (DGB). This commitment also does not apply to any supervisory board member who is obligated to remit at least 85% of his or her fixed compensation to his or her employer, pursuant to the terms of a service or employment contract. If any supervisory board member remits less than 85% of his or her fixed compensation to the Hans Böckler

Foundation or his or her employer, then the personal commitment will apply to 25% of the remaining portion of the supervisory board member’s fixed gross compensation. In the context of the business combination and due to, among others, potential restrictions relating to inside information and insider trading, Linde AG has decided to suspend the fulfillment of the voluntary personal commitment to acquire Linde shares. In connection with the conclusion of the business combination agreement, Linde has released the members of the supervisory board from their commitments to continue to hold previously acquired Linde shares. One Linde supervisory board member was appointed after Linde AG suspended the commitment, thus the release from the commitment did not apply to him. The supervisory board members holding shares of Linde AG have declared as of June 1, 2017, that they will tender their respectively held Linde shares in the exchange offer, provided that for Investment Shares held by one employee representative under the Linde LTIP, the principles set forth in “The Business Combination — Interests of Directors, Board Members and executive officers — Linde AG — Treatment of Equity Awards” will apply. Linde’s share ownership policy in connection with the business combination is described in the section “The Business Combination — Interests of Directors, Board Members and Executive Officers in the Business Combination — Linde AG — Share Ownership Policy.”

General Shareholder Meeting

The shareholders assert the rights accorded to them by law and by the articles of association either before or during the general shareholder meeting (regular and extraordinary) by exercising their right to vote. Each share entitles the shareholder to one vote.

The annual general meeting takes place within the first six months of each financial year. The Linde executive board presents the annual financial statements and Group financial statements, together with the combined management report, at the annual general meeting. The annual general meeting passes resolutions regarding the appropriation of profits, the ratification of the acts of the Linde executive board and supervisory board, the appointment of the auditors and generally also the election of shareholder representatives to the supervisory board. The annual general meeting resolves on amendments to the articles of association, key structural measures, capital measures and the authorization to repurchase shares. The meeting has the opportunity to approve the remuneration system for executive board members.

Unless mandatory statutory provisions require otherwise, resolutions are adopted by a simple majority vote and, if a majority of the capital is required, with a majority of the share capital represented when the resolution is adopted. Pursuant to German stock corporation law, resolutions of fundamental importance require the approval of the majority of the votes cast and of a 75% majority of the share capital represented at the passing of the resolution. Resolutions of fundamental importance include, among others, amendments to the purpose/objects of the company, capital increases (in case preference shares shall be issued and/or the subscription rights of the shareholders shall be excluded), capital reductions, creating authorized or conditional capital, mergers, spin-offs or amalgamations, as well as a transfers of the share capital or assets of the company, execution of corporate group agreements (especially control and profit and loss transfer agreements), changes to the legal status of the company, and dissolution of the company.

Corporate Governance

The Linde executive board and supervisory board studied the requirements of the German Corporate Governance Code in the version applicable at the time in detail before issuing the following declaration of compliance in March 2017:

“The Executive Board and the Supervisory Board of Linde AG declare in accordance with §161 of the German Stock Corporation Law:

All the recommendations of the “Government Commission on the German Corporate Governance Code,” as amended on May 5, 2015 have been complied with since publication of the last declaration of compliance and will be complied with in future — except for the following exception.

Clause 4.2.3 para 2 sentence 6

In accordance with clause 4.2.3 para 2 sentence 6 of the German Corporate Governance Code the Executive Board members’ remuneration in total and as to its variable components should be capped at a given maximum amount. Employment contracts with Executive Board members do not include a ceiling for the Executive Board members’ total remuneration; variable components are capped as is described below.

The components of the variable cash emoluments are limited in terms of amounts. The Long Term Incentive Plan which provides for remuneration in the form of options to purchase shares (performance shares) and bonus shares linked to personal investment (matching shares) has a cap in terms of amounts at the time of the granting of option rights and matching shares rights. However, the value of the performance shares and matching shares after a multi-year qualifying period is not limited in terms of amounts. An additional cap like that was not deemed appropriate. In such a case, the synchronization of interests of shareholders and Executive Board members to be achieved by share-based remuneration would be disrupted, which in our opinion would not be in the shareholders’ interest. Since in future the value of the performance shares and the matching shares after expiration of a multi-year qualifying period are not to be capped, a ceiling for the remuneration amount will not be set in future.”

Security Ownership of Members of Linde’s Executive Board and Supervisory Board

The following section sets forth information with respect to the beneficial ownership of the Linde shares as of December 31, 2016, by (1) the members of the Linde executive board as a group, and (2) the members of the supervisory board as a group. All shares reflected are owned directly by the individual members of the board and such members of the board have sole voting and dispositive power with respect to the shares shown. The aggregate number of Linde shares and financial instruments with respect to Linde shares held by the members of the Linde executive board and the supervisory board who were in office as of December 31, 2016 as a group amounts to less than 1% of the entire issued share capital of Linde (based on 185,733,180 Linde shares as of December 31, 2016, which includes the 95,109 treasury shares of Linde AG as of that date (equaling less than 0.1% of the entire issued share capital of Linde)).

Members of Linde’s Executive Board as a group

As of December 31, 2016, the members of Linde’s executive board in office as of such date, as a group, held 120,000 Linde shares and option rights in total, as follows:

•	62,000 option rights held in aggregate by all executive board members as a group under the Linde LTIP;

•	7,000 investment shares held in aggregate by all executive board members as a group under the Linde LTIP; and

•	8,000 deferral shares held in aggregate by all executive board members as a group;

Members of Linde’s Supervisory Board as a group

As of December 31, 2016, the members of Linde’s supervisory board as a group held 36,000 Linde shares and option rights in total, as follows:

•	22,000 option rights held in aggregate by two members of Linde’s supervisory board under the Linde LTIP; this applies to supervisory board members who are or were eligible to participate in the Linde LTIP based on their current or former other functions at Linde;

•	1,000 deferral shares held in aggregate by all members of Linde’s supervisory board as a group; and

•	2,000 investment shares held in aggregate by all members of Linde’s supervisory board as a group under the Linde LTIP.

Security Ownership of Significant Shareholders

The German Securities Trading Act (Wertpapierhandelsgesetz) requires holders of voting rights to notify the issuer and BaFin of their holdings whenever these reach, exceed, or fall below certain thresholds. The thresholds are set at 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50% and 75%. No notifications are required for fluctuations between those thresholds. Under some circumstances, the German Securities Trading Act requires voting rights to be attributed also to certain third parties. In such cases it may or may not be that both the direct holder and the third party are required to issue notifications. Examples of such attributions are (i) attribution of a subsidiary’s shareholdings/voting rights to one or more parent companies within a corporate group, (ii) attribution of shareholdings/voting rights held for the account of a third party and (iii) attribution of shareholdings/voting rights of a beneficial owner to a third party to which the voting rights are entrusted (anvertraut) (e.g., management companies in fund structures).

The following table sets forth the beneficial ownership of voting rights for Linde shares under sections 21 et seq. and 25 of the German Securities Trading Act based on the respective latest notifications of shareholdings of at least 3% which have been published prior to the date of this document:

Name and Address of Direct/Indirect Beneficial Owner	Number of voting rights	Percentage of issued shares
Significant Shareholders:
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States	9,874,870	5.32%
Norges Bank, Ministry of Finance of Norway on behalf of the State of Norway, Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107, Oslo, Norway	9,546,648	5.14%
Massachusetts Financial Services Company (MFS), 111 Huntington Avenue, Boston, Massachusetts, MA 02116, United States	9,240,255	4.98%
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, California, CA 94104, United States	5,596,008	3.01%

In addition, as of June 1, 2017, Linde AG held 95,109 own treasury Linde shares. While it was originally planned to use such own shares to fulfill the rights of entitled participants, including Linde executive board members, to receive shares in Linde as part of the share matching plan, which is part of the Linde LTIP, within the context of the business combination, the parties agreed for the treasury shares to be canceled and retired without payment of any consideration therefor and to cease to exist.

SELECTED HISTORICAL FINANCIAL INFORMATION OF LINDE

The following tables set forth selected historical consolidated financial information for Linde as of the end of and for the periods indicated, presented in accordance with IFRS as issued by the IASB. The Linde Group statements of profit or loss and cash flow information for each of the three months ended March 31, 2017 and 2016, and the financial position information as of March 31, 2017 are derived from Linde’s unaudited interim consolidated financial statements, which begin on page F.3-2 of this document. The Linde Group statements of profit or loss and cash flow information for each of the years ended December 31, 2016, 2015 and 2014 and the statement of financial position information as of December 31, 2016 and 2015 are derived from Linde’s audited consolidated financial statements for such years, which are beginning on page F.3-15 of this document. The statement of profit or loss and cash flow information for each of the years ended December 31, 2013 and 2012 and the statement of financial position information as of December 31, 2014, 2013, 2012 are derived from Linde’s accounting systems. Historical operating results are not necessarily indicative of the results of operations for any future period. The selected information set forth below should be read together with the consolidated financial statements of Linde and the related notes thereto, as well as the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde.” The following selected historical consolidated financial information is qualified in its entirety by reference to such financial information.

Selected Statement of Profit or Loss Data
	Three Months Ended March 31,
in € million (except where indicated otherwise)	2017	2016	2016	2015	2014	2013	2012
Revenue	4,385	4,115	16,948	17,345	16,482	16,093	15,237
Cost of sales	2,900	2,618	10,847	11,166	10,932	10,248	9,708
Gross profit	1,485	1,497	6,101	6,179	5,550	5,845	5,529
Marketing and selling expenses	586	563	2,387	2,546	2,312	2,378	2,180
Research and development costs	25	30	121	131	106	91	100
Administration expenses	381	405	1,720	1,653	1,478	1,410	1,363
Other operating income	88	107	467	419	484	356	302
Other operating expenses	48	78	278	251	303	193	178
Share of profit or loss from associates and joint ventures (at equity)	2	3	13	12	22	16	13
Net profit on operating activities — continuing operations	535	531	2,075	2,029	1,857	2,145	2,023
Financial income	15	8	29	42	50	98	143
Financial expenses	89	97	353	439	415	475	464
Profit before tax — continuing operations	461	442	1,751	1,632	1,492	1,768	1,702
Income tax expense	117	109	424	396	353	357	381
Profit for the period from continuing operations	344	333	1,327	1,236	1,139	1,411	1,321
Profit for the period from discontinued operations	6	—	(52)	16	23	19	20
Profit for the period	350	333	1,275	1,252	1,162	1,430	1,341
Earnings per share in € — continuing operations —undiluted	1.68	1.65	6.50	6.10	5.81	7.00	6.81
Earnings per share in € — continuing operations —diluted	1.67	1.65	6.48	6.09	5.79	6.98	6.76
Earnings/(losses) per share in € — discontinued operations — undiluted	0.03	—	(0.28)	0.09	0.13	0.10	0.12
Earnings/(losses) per share in € — discontinued operations — diluted	0.03	—	(0.28)	0.09	0.12	0.09	0.11
Earnings per share in € — undiluted	1.71	1.65	6.22	6.19	5.94	7.10	6.93
Earnings per share in € — diluted	1.70	1.65	6.20	6.18	5.91	7.08	6.87

Other Information and Ratios
in € million (except where indicated otherwise)	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Total assets	36,281	35,189	35,347	34,425	32,749	34,297
Total liabilities	20,449	19,709	19,898	20,158	19,163	20,639
Total equity	15,832	15,480	15,449	14,267	13,586	13,658
Capital subscribed	475	475	475	475	475	474
Number of shares outstanding (in thousands)	185,638	185,638	185,638	185,638	185,588	185,189

	Three Months Ended March 31,
	2017	2016	2016	2015	2014	2013	2012
Cash flow from operating activities — continuing operations	653	873	3,400	3,583	3,010	3,160	2,641
Cash flow from operating activities — discontinuing operations	7	10	40	10	(9)	(16)	23
Cash flow from operating activities	660	883	3,440	3,593	3,001	3,144	2,664
Cash flow from investing activities — continuing operations	(1,352)	(643)	(1,472)	(1,780)	(2,059)	(1,521)	(3,870)
Cash flow from investing activities discontinued operations	(5)	(12)	(19)	(15)	(4)	(3)	(15)
Cash flow from investing activities	(1,357)	(655)	(1,491)	(1,795)	(2,063)	(1,524)	(3,885)
Cash flow from financing activities — continuing operations	886	(170)	(1,896)	(1,523)	(1,014)	(1,686)	1,458
Cash flow from financing activities — discontinued operations	(2)	2	(21)	4	12	11	(5)
Cash flow from financing activities	884	(168)	(1,917)	(1,519)	(1,002)	(1,675)	1,453
Capital expenditure (1) — continuing operations (excluding investments in financial assets)	332	281	1,712	1,916	1,941	2,254	2,020
Capital expenditure (2) — continuing operations	361	458	2,004	2,036	2,036	2,445	5,264
Weighted average number of shares outstanding (in thousands) — undiluted	185,638	185,634	185,636	185,638	185,635	185,420	177,853
Weighted average number of shares outstanding (in thousands) — diluted	186,047	186,010	185,996	186,055	185,365	186,057	179,247
Dividends per share in €	—	—	3.70	3.45	3.15	3.00	2.70
Operating profit (3) — continuing operations	1,041	985	4,098	4,087	3,859	3,908	3,619
Return on capital employed (before special items) in % (3) — continuing operations	9.6	9.4	9.4	9.5	9.6	9.8	10.3

(1)	Capital expenditure (excluding investments in financial assets) is derived from the corresponding line item within Linde’s segment information not taking into account the amount of discontinued operations. The difference between capital expenditure (excluding investments in financial assets) and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in Linde’s cash flow statement mainly relates to timing differences between the dates of asset capitalization and cash payments.
(2)	Capital expenditure (continuing operations) includes investments in financial assets.
(3)	Non-IFRS measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Linde — Non-IFRS Financial Measures” for definitions and reconciliations to reported amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LINDE

The following discussion should be read in conjunction with the annual consolidated financial statements and the related notes thereto and the interim consolidated financial statements and the related notes thereto of The Linde Group beginning on page F.3-1 of this document. Linde’s consolidated financial statements included in this document have been prepared in accordance with IFRS as issued by IASB. In this section, unless otherwise specified, the terms “the Company” and “the Group” refer to Linde Aktiengesellschaft together with its consolidated subsidiaries, and the term “Linde AG” refers to Linde Aktiengesellschaft only.

Business Overview

The Linde Group

Linde is one of the largest gases and engineering companies with approximately 60,000 employees working in more than 100 countries worldwide.

The strategy of The Linde Group is geared towards long-term, profitable growth and focuses on the development of its international business with forward-looking products and services. Linde is committed to technologies and products that unite the goals of customer value and sustainable development.

Linde Gases Division

The gases business has a long tradition at the Company and originated with the inventions of Dr. Carl von Linde, who invented among other things the cryogenic process, thereby laying the cornerstone for today’s Linde Gases Division. The Linde Group is a world leader in the international gases industry. The Linde Group offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. Linde gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding as well as in food processing, glass production and electronics.

The Linde Gases Division is also investing in the expansion of its healthcare business and is a leading global player in the development of environmentally friendly hydrogen technologies.

The Linde Gases Division is divided into three geographic segments: EMEA, Asia/Pacific and Americas. For a list of the countries included in Linde’s geographic segments, see “Business and Certain Information about Linde.”

Engineering Division

Linde’s Engineering Division, the Group’s fourth segment, is active across the world with four product lines: olefin plants, natural gas plants and air separation plants, as well as hydrogen and synthesis gas plants. The Engineering Division comprises, in particular, the technology, engineering, procurement, project management and construction of industrial plants. Linde plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases, to treat natural gas and to produce rare gases. Plants constructed by the Engineering Division are also owned and operated by the Linde Gases Division. The Engineering Division is located in Pullach, near Munich, Germany, with branches and subsidiaries worldwide.

Other Activities

Other Activities comprises Gist, Linde’s logistic services business. Due to the plans to sell Gist, the business has been reported as discontinued operations in The Linde Group’s consolidated financial statements beginning on page F.3-15 of this document.

Factors Affecting Results of Operations

The Linde Group believes that the factors discussed below have significantly affected its results of operations, financial position and cash flows in the period from 2014 to 2016 and until the date of this document, and expects that these factors will continue to have a material influence on its results of operations, financial position and cash flows in the future.

For a discussion of how these and certain other factors may adversely affect The Linde Group’s results of operations, financial position and cash flows, see also “Risk Factors — Risks Relating to the Business of Linde.”

General Economic Conditions

Linde operates in more than 100 countries worldwide and offers its customers a diverse portfolio of products and services. Macroeconomic trends and economic conditions have had a significant influence on the Group’s revenue and results of operations in the period from 2014 to 2016 and until the date of this document and Linde expects this trend to continue in the future. However, while the Group has historically been exposed and expects to remain exposed to the global economic environment and believes that the global real gross domestic product (which is herein referred to as “GDP”) and global industrial production (which is herein referred to as “IP”) development had a significant impact on the Linde Gases Division (except for its healthcare business, where less dependency on economic developments has been observed), its project business in the Engineering Division has been less exposed to general economic indicators (while being mainly exposed to oil price developments). Further, certain regions or product areas at times experience one-off effects that counter economic developments. In addition, general economic developments, in particular IP developments, have an effect mainly on volumes sold and only to a lesser extent on prices and margins.

Based on economic research institute Oxford Economics, global GDP is expected to be 2.6% higher in 2017, following a rise of 2.3% in 2016. IP is forecasted to grow by 3.1% in 2017, which is a much faster rate than that seen in 2016 (1.6%) according to Oxford Economics. The main factors influencing the development of the global economy in the three months ended March 31, 2017 were varying developments in the emerging markets, particularly with a slight slowdown in growth trending in China and a stabilization in Russia and Brazil, where, following years of recession, economic output is projected to rise. Slight growth in IP of mature markets such as the United States and the countries in Western and Eastern Europe is expected during 2017. However, 2017 is expected to be impacted by the prevailing uncertainty with regards to U.S. policies and the elections in several European countries.

Global economic growth emerged weaker in 2016 than in 2015. In a global economy characterized by macroeconomic and political uncertainty, GDP rose by 2.3% (2015: 2.7%; 2014: 2.8%). IP showed little momentum for the second consecutive year, with an increase of 1.6% in 2016 (2015: 1.8%; 2014: 3.2%) according to Oxford Economics. The main factors influencing the development of the global economy were varying economic developments in the emerging markets, particularly less than expected growth in China, but also growth in Brazil and a slowdown in Russia. Growth in the United States was driven by consumption, while industrial production continued to show weak development, despite the stabilization on the oil and commodities markets starting in the beginning of 2016. The outcome of the United Kingdom referendum on whether to remain in the European Union and the result of the United States presidential elections are believed to have had barely any impact on the global economy in 2016, as there was no global downturn in consumer or corporate confidence that would have had a negative impact on consumption and capital expenditure in the short term. In line with global economic growth, revenue in the Linde Gases Division excluding exchange rate effects (i.e., applying the average exchange rates of the period to revenue generated in the previous period) and natural gas price effects (i.e., applying the average gas price of the period to natural gas used in the prior period in Linde’s on-site business, in such cases where costs for natural gas were passed through to the customer) increased by 1.4% and 2.1% in 2016 and 2015, respectively, compared to the respective prior period.

While the global economy grew during 2015 and 2014, it was adversely affected in particular by an increase in geopolitical tensions in 2015. In addition, the continued low oil prices had a negative impact on the investment activities of many customers, particularly in the international market for large-scale plant construction. This also had a negative impact on Linde’s Engineering Division, where revenue declined by 16.5% in 2015 compared to 2014. Other negative factors related to persistent sizeable government deficits, currency fluctuations and ongoing high levels of unemployment in many industrialized countries. The environment in the international financial markets was highly volatile.

The market environment in the international large-scale engineering business was characterized by high levels of volatility and more intense competition in 2016, not least due to the continued low oil and natural gas prices as further set out below. Investments and, as a result, the market volume fell further compared to 2015. Political instability in the Middle East and North Africa, as well as weak growth rates in emerging markets such as India and China, further intensified this trend. Consequently, revenue in the Engineering Division fell by 9.4% in 2016 compared to 2015. Similar trends were seen in 2015, leading to a revenue decline of 16.5% in the Engineering Division in 2015 compared with 2014.

Exchange Rate Effects

In the case of exchange rate effects, it is important to differentiate between operational transaction effects (currency effects resulting from business and financing activities between different currency zones) and translation effects (currency effects arising from the currency translation of the financial statements of subsidiaries where those subsidiaries have a functional currency other than the Group reporting currency).

The Linde Group conducts a significant portion of its business in currencies other than the euro, the currency in which the Group reports its consolidated financial statements. As currency rates change from period over period, the Group’s results of operations are impacted. Transactions in foreign currency are translated into the relevant functional currency of the individual entity on the transaction date. After initial recognition, foreign currency fluctuations relating to monetary items are recognized in profit or loss. For non-monetary items, historic translation rates continue to form the measurement basis. Average annual exchange rates are used for statement of profit or loss line items and year-end exchange rates are used for the translation of statement of financial position line items.

The Group’s most important currencies are the U.S. dollar, the Chinese renminbi, the British pound, the Australian dollar and the South African rand. While the Australian dollar exchange rate has been fairly stable over the 2014 to 2016 period, stronger exchange rate fluctuations have been experienced in the U.S. dollar, the British pound, the Chinese renminbi and the South African Rand.

The principal exchange rates used for Linde’s most important currencies are set out below:

		Percentage of Group revenue for the period					Exchange rates as of March 31,	Exchange rates as of December 31,		Average rates for the period
Exchange rate €1 =	ISO code	Three Months Ended March 31,								Three Months Ended March 31,
		2017	2016	2016	2015	2014	2017	2016	2015	2017	2016	2016	2015	2014
Australia	AUD	5.7	5.5	6.1	6.5	6.9	1.39526	1.45732	1.49183	1.40543	1.53033	1.48859	1.47802	1.47214
China	CNY	6.8	7.0	6.8	6.4	6.2	7.36066	7.30336	7.05243	7.33898	7.22198	7.35307	6.97578	8.18499
South Africa	ZAR	2.1	1.8	2.0	2.3	2.5	14.38362	14.44751	16.80825	14.09079	17.48216	16.26524	14.16740	14.39463
United Kingdom	GBP	5.2	5.9	5.4	6.5	6.3	0.85749	0.85229	0.73685	0.85985	0.77092	0.81950	0.72610	0.80610
United States	USD	27.2	30.1	29.8	30.6	26.4	1.06835	1.05160	1.08605	1.06534	1.10389	1.10700	1.11003	1.32851

In the three months ended March 31, 2017, the revenue of The Linde Group came to €4,385 million, a 6.6%, or €270 million, increase compared to the three months ended March 31, 2016 (€4,115 million). Without exchange rate effects (mainly related to the positive effect of the U.S. dollar, the Australian dollar and the South

African Rand partly offset by the British pound and the Chinese renminbi), Group revenue was 4.2% higher than in the three months ended March 31, 2016.

In 2016, Linde’s revenue from continuing operations declined by 2.3% compared to 2015, mainly due to negative exchange rate effects (mainly related to the British pound, the Chinese renminbi and the South African Rand). After taking exchange rate effects into account (i.e., applying the average exchange rates of the period to revenue generated in the previous period), Group revenue from continuing operations would have been 0.2% higher than in 2015.

In 2015 revenue from continuing operations increased by 5.2% compared to 2014, mainly due to positive exchange rate effects. In particular, the exchange rates of certain currencies (the U.S. dollar, the British pound and the Chinese renminbi) to the euro moved significantly, especially in the first six months of the year. This created positive exchange rate effects arising on the translation of various local currencies into the reporting currency (the euro). Taking these exchange rate effects into account, Group revenue from continuing operations would have been 2.3% lower than in 2014.

In 2014, business performance was affected by unfavorable exchange rate effects, especially in the first nine months of the year. Exchange rate fluctuations over the whole year reduced Group revenue by €346 million. Generally, The Linde Group’s net profit on operating activities and the operating profit were similarly affected by exchange rates as its revenues.

Oil, Natural Gas and Energy Prices

Commodity prices in general and oil, natural gas and energy prices, in particular, have had a significant influence on the Group’s revenue and results of operations between 2014 and 2016. Commodity prices had various effects on Linde’s revenue and results of operations impacting not only cost items of the statement of profit and loss but also directly and indirectly revenue.

During 2014, oil, natural gas and certain other commodity prices declined sharply and largely continued such decline during 2015. The decline and the continued low oil prices had a negative impact on the investment activities of many of Linde’s customers, particularly in the international market for large-scale plant construction, including, among others, the global steel industry and the chemical and energy sector. This had a negative impact on Linde’s Engineering Division, materializing in declining revenues and lower order intake between 2014 and 2016. As a result, revenue in the Engineering Division decreased by 9.4%, or €243 million, to €2,351 million in 2016 and by 16.5%, or €512 million, to €2,594 million in 2015. Similarly, order intake in 2016 decreased by 9.5%, or €237 million, to €2,257 million and by 22.2%, or €712 million, to €2,494 million in 2015. However, one-off effects may exacerbate or limit these effects. For example, large scale projects may be commissioned even if the general oil price development is negative, which, for example, positively impacted Linde’s revenue related to air separation and olefin plants in 2016. While increases of the oil prices were experienced in 2016, the oil price remained comparatively low with respect to pre-2014 levels.

The prices of oil and natural gas are closely related and many of Linde’s customers are active in the oil and gas industries. Linde’s revenue is affected by fluctuations in natural gas prices as these are either directly passed through to the customer (Linde generally passes through natural gas prices in its on-site business by means of long- term contractual arrangements) or indirectly passed through by price adjustments (historically, Linde has been able to adjust its prices on the basis of natural gas price fluctuations, albeit with a time delay), both of which affect revenue. If gas prices increase, the increased revenue and cost basis leads to declining gross margins. Due to these cost pass through effects, Linde’s operating profit is less affected by the developments of natural gas and energy prices.

While Linde expects the investment activity to increase due to the increases of the oil price, such increases may be further delayed as customers are monitoring the market developments before committing to large and capital intensive projects.

Restructuring Costs/Special Items

The Group’s financial results for the years 2014 to 2016 were impacted by various special items, mainly relating to restructuring costs in connection with two efficiency programs. At the end of 2014 the Focus program (which is herein referred to as “Focus” or “Customer Focus Initiative”) was introduced, which includes measures to increase efficiency (for example, requiring less capacity in central functions and certain restructuring measures in Australia, South Africa and South America), with initial incurrence of costs in 2015. In the three-year period from 2015 to 2017, this program aims to reduce costs by up to €180 million, mainly relating to the reduction of personnel costs.

In 2016, Linde launched another Group-wide efficiency program (which is herein referred to as “LIFT”). This program, which is also to run for a period of three years, is designed to generate further savings of around €370 million a year, mainly relating to Group-wide savings in selling, general and administrative expenses.

As of 2019, the two programs combined target savings of approximately €550 million per year. Of these targeted efficiency gains and cost reductions approximately €30 million have already been realized in the three months ended March 31, 2017, and €100 million were realized in 2016 (2015: €40 million) largely due to the reduction in personnel related costs, mainly in the United Kingdom, Northern Europe and the South Pacific region and related to restructuring programs in the Engineering Division. Effects that have not been realized prior to 2017 will support Linde plc in achieving the synergy and cost reduction estimates as described under “The Business Combination — Certain Unaudited Forward-Looking Financial Information — Certain Synergy and Cost Reduction Estimates.” €295 million ($310 million) of savings expected to be generated by LIFT (which figure takes into account that savings will not be generated with respect to antitrust-related disposals in connection with the planned business combination) are included in such synergy and cost reduction estimates for the combined group.

On the other hand, total expenses of approximately €660 million (approximately €400 million for LIFT and approximately €260 million for Focus) are expected to be incurred in the period leading up to the end of 2017 for the two programs. The expenses of €20 million incurred during the three months ended March 31, 2017 mainly related to severance payments and consultancy costs (2016: €116 million; 2015: €192 million, in each case mainly related to severance payments, consultancy costs and other miscellaneous restructuring expenses).

In addition, expenses of approximately €2 million in the three months ended March 31, 2017 (three months ended March 31, 2016: nil; 2016: €10 million) relating to the planned business combination with Praxair have also been incurred.

Regulatory and Public Law Factors

Linde is subject to various laws and regulations in the more than 100 countries it operates in. During 2014 to 2016, Linde particularly experienced certain revenue impacts mainly related to tender processes within its healthcare business. The healthcare market is highly regulated and is governed by specific authorization and licensing rules. Cost pressures in the healthcare sector and the current trend towards outsourcing by government agencies and health insurance funds have given rise to highly competitive tendering processes which have intensified the downward pressure on prices and the risk of losing contracts. In addition, changes in the law, for example, with regard to case- based lump sums or outsourcing and the tendering processes have had an adverse effect on Linde’s revenues and profitability or on the opportunities for developing new business in certain countries, for example in Spain, Germany, Portugal and France.

In particular, competitive bidding processes limit reimbursements that Linde has been able to achieve from governments in Linde’s hospital and homecare business. These factors were especially relevant in sales markets in the United States and in Europe (for example, in Germany, the United Kingdom and Spain). In the United States, price reductions came into effect at the beginning of 2016 due to competitive bidding processes and these cuts were stepped up further with effect from July 1, 2016. However, some price cuts were subsequently postponed to the beginning of 2017. Such cuts generally had a negative impact on Linde’s revenue and earnings development and negatively affect Linde’s margins. For example in 2016, the impact of competitive bidding processes on the Group’s revenue and net profit on operating activities was approximately €210 million. Any future cuts may negatively affect the Group’s revenue and earnings development.

Global growth in healthcare was experienced in the period from 2014 to 2016 and is expected to continue and be driven in the future by demographic trends and improvements in diagnostics and therapies, especially in the case of chronic respiratory disorders. An increasing number of people have been gaining access to healthcare, especially in the emerging economies. If the relevant reimbursement policy enables more people to be offered access to wide-ranging medical services, especially in the emerging economies, this could have a positive impact on revenue and earnings trends in The Linde Group. Linde’s healthcare revenues in emerging economies were still relatively low compared to revenues from the United States and Western European economies in the period from 2014 to 2016. Infrastructure investment, progress in medical diagnostic procedures and increasing wealth in the emerging economies might also have a positive impact on revenue and earnings trends.

Linde’s results have been also affected by regulatory trends towards more environmentally friendly technology. For example, Linde was able to provide a fuel-cell vehicles car sharing service in 2016 and was also awarded a contract to build a liquefied natural gas (which is herein referred to as “LNG”) fuel gas system for a high speed ferry to be used in the Baltic Sea. In addition, Linde offers its customers a variety of solutions to make production and energy generation processes more efficient and more environmentally friendly. The Group’s gases and technologies help its customers reduce emissions to a large extent. A particularly high proportion of this reduction in emissions is generated by the use of oxygen in a special combustion process and the use of hydrogen in the desulphurization of fuel. Linde believes that developments in more stringent environmental regulations will continue to affect its results of operations in the future.

Acquisitions/Divestitures

The Linde Group’s results of operations were to some degree impacted by acquisitions and divestitures in 2016, 2015 and 2014 (in the three months ended March 31, 2017, the Group did not make any significant acquisitions). Acquisitions affect the results of operations in several ways. In general, Linde continuously engages in the optimization of its portfolio of companies through acquisitions, but also through divestitures. The results for the period during which an acquisition takes place are affected by the inclusion of the results of the acquired business in the consolidated results. In addition, the results for the acquired businesses after their acquisition may be impacted positively by synergies or negatively by integration costs. For larger acquisitions, the Group may experience a temporary increase in investments and personnel expenses as the acquired business is integrated into the Group. The Linde Group has regularly engaged in acquisitions to expand its business in the industrial gases and healthcare product areas or to extend its geographical reach.

On February 20, 2015, The Linde Group acquired the assets and liabilities of the liquefied petroleum gas (which is herein referred to as “LPG”) business of Wesfarmers Kleenheat Gas Pty Ltd. (which is herein referred to as “Kleenheat”) on the east coast of Australia under an asset deal. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. The Linde Group acquired 100% of the shares in the United States company American HomePatient, Inc. (which is herein referred to as “American HomePatient”) with effect from February 1, 2016. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. Its contribution to Linde’s first quarter revenues in 2016 was €47 million. American HomePatient specializes in respiratory therapy for patients suffering from chronic obstructive pulmonary disease and sleep apnea. Linde intends to use the acquisition to expand its market position in the healthcare services sector and to generate synergy potential with the existing business.

The table below shows the impact of acquisitions on The Linde Group’s revenues for the years ended December 31, 2016, 2015 and 2014:

in € million	Revenue from the acquisition date to the end of the year
2016
American HomePatient	252
Other	8
2015
Kleenheat	86
Other	31
2014
Other	44

In addition to acquisitions, planned and actual divestitures may also have an impact on the Group’s financial results. During 2016, The Linde Group decided to sell Gist and the business has been reported as discontinued operations in The Linde Group’s consolidated financial statements beginning on page F.3-15 of this document. Gist’s approximately 5,000 employees are based in more than 25 operational sites throughout the U.K. and continental Europe. Gist accounted for €602 million, €607 million and €567 million of revenue in 2016, 2015 and 2014, respectively. The Group’s future results may be further impacted due to the proposed business combination with Praxair, which, for regulatory reasons, may lead to significant divestitures. In addition, during 2014 to 2016, the Group divested of, among others, Lincare’s specialty pharmacy business (2016) and engaged in certain portfolio optimizations in China (2016).

Outlook

This section contains forward-looking information and should be read in conjunction with the section entitled “Forward-Looking Statements.”

Linde in the regular course provides certain unaudited forward-looking information for its current financial year in the outlook section of each of its interim reports. On April 28, 2017, Linde provided the below unaudited forward-looking information, which information speaks only as of such date. The outlook for Linde relates exclusively to its continuing operations. There can be no assurance that the outlook results will be achieved or that actual results will not be significantly higher or lower than targeted.

In the 2017 financial year, the targeted range for Linde’s revenue after adjusting for exchange rate effects is between 3% below and 3% above the revenue generated in 2016. After adjusting for exchange rate effects, Linde strives for an operating profit in 2017 on par with or up to 7% higher than the figure achieved in 2016. In addition, in the 2017 financial year, Linde will continue to seek to achieve a return on capital employed (ROCE) of between 9% and 10%.

Depending on the overall conditions and on economic developments, Linde is aiming to generate revenue after adjusting for exchange rate effects within the Gases Division between 2% below and 3% above the 2016 figure. After adjusting for exchange rate effects, operating profit is targeted to be on par with or up to 6% higher than in 2016 within the Gases Division. The margins in the EMEA and Asia/Pacific segments in 2017 are expected to approximately equate to those achieved in 2016. In the Americas segment, the margin is expected to dip slightly.

Linde expects the market environment in the international market for large-scale plant construction to remain extremely volatile in 2017. Linde strives to generate revenue in the Engineering Division in the 2017 financial year of between €2.0 billion and €2.4 billion. It is seeking to achieve an operating margin here of around 8%.

Consolidated Results of Operations

The following table and discussion reflect Linde’s financial performance for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016.

	Three Months Ended March 31,					Variance in %
in € million except as indicated otherwise	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Revenue	4,385	4,115	16,948	17,345	16,482	6.6	(2.3)	5.2
Cost of sales	2,900	2,618	10,847	11,166	10,932	10.8	(2.9)	2.1
Gross profit	1,485	1,497	6,101	6,179	5,550	(0.8)	(1.3)	11.3
Marketing and selling expenses	586	563	2,387	2,546	2,312	4.1	(6.2)	10.1
Research and development costs	25	30	121	131	106	(16.7)	(7.6)	23.6
Administration expenses	381	405	1,720	1,653	1,478	(5.9)	4.1	11.8
Other operating income	88	107	467	419	484	(17.8)	11.5	(13.4)
Other operating expenses	48	78	278	251	303	(38.5)	10.8	(17.2)
Share of profit or loss from associates and joint ventures (at equity)	2	3	13	12	22	(33.3)	8.3	(45.5)
Net profit on operating activities — continuing operations	535	531	2,075	2,029	1,857	0.8	2.3	9.3
Financial result	(74)	(89)	(324)	(397)	(365)	16.9
Profit before tax — continuing operations	461	442	1,751	1,632	1,492	4.3	7.3	9.4
Income tax expense	117	109	424	396	353	7.3	7.1	12.2
Profit for the period from continuing operations	344	333	1,327	1,236	1,139	3.3	7.4	8.5
Profit for the period from discontinued operations	6	—	(52)	16	23	—		(30.4)
Profit for the period	350	333	1,275	1,252	1,162	5.1	1.8	7.7
attributable to Linde AG shareholders	317	306	1,154	1,149	1,102	3.6	0.4	4.3
attributable to non-controlling interests	33	27	121	103	60	22.2	17.5	71.7

Three Months Ended March 31, 2017 Compared With Three Months Ended March 31, 2016

In the three months ended March 31, 2017, the revenue of The Linde Group came to €4,385 million, a 6.6%, or €270 million, increase compared to the three months ended March 31, 2016 (€4,115 million). This development was mainly driven by the operating segments EMEA and Asia/Pacific as well as increasing revenues in the Engineering Division. Without exchange rate effects, Group revenue was 4.2% higher than in the three months ended March 31, 2016.

The cost of sales increased by 10.8%, or €282 million, to €2,900 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €2,618 million). This was mainly due to the increase in material costs for the execution of various projects in the Engineering Division based on the higher revenue contribution and also due to higher costs for raw materials and energy in Linde’s Gases Division.

The Linde Group’s gross profit decreased by 0.8%, or €12 million, to €1,485 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €1,497 million), mainly due to the positive revenue development that was partially offset by the aforementioned increase of The Linde Group’s cost of sales. The gross margin decreased to 33.9% (three months ended March 31, 2016: 36.4%) mainly due to a higher revenue contribution of the Engineering Division as well as higher natural gas, raw material and energy prices.

Marketing and selling expenses increased by 4.1%, or €23 million, to €586 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €563 million). This was mainly due to higher energy costs for distribution and exchange rate effects.

Research and development costs decreased by 16.7%, or €5 million, to €25 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €30 million) mainly due to lower consultancy and other service costs and lower depreciation expense. No restructuring costs were recognized in research and development costs in the three months ended March 31, 2017 and in the three months ended March 31, 2016.

Administration expenses decreased by 5.9%, or €24 million, to €381 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €405 million). This was mainly due to lower personnel costs as a result of the implemented efficiency programs, partially offset by higher consultancy costs. Restructuring costs and merger costs recognized in administration expenses increased to €20 million in the three months ended March 31, 2017 mainly related to redundancy payments and consultancy costs (three months ended March 31, 2016: nil).

Other operating income decreased by 17.8%, or €19 million, to €88 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €107 million). This was mainly due to lower exchange rate gains compared to March 2016.

Other operating expenses decreased by 38.5%, or €30 million, to €48 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €78 million). This was mainly due to lower provisions in the three months ended March 31, 2017 and, to a lesser extent, exchange rate losses compared to the three months ended March 31, 2016.

Net profit on operating activities remained largely stable, increasing by 0.8%, or €4 million, to €535 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €531 million).

The financial result (financial income less financial expenses) improved by 16.9%, or €15 million, to negative €74 million for the three months ended March 31, 2017 (three months ended March 31, 2016: negative €89 million). This was mainly due to lower interest expenses for external funding as a result of the refinancing of maturing debt instruments at lower interest rates.

Linde achieved profit before tax in the three months ended March 31, 2017 of €461 million (three months ended March 31, 2016: €442 million).

Income tax expense increased by 7.3%, or €8 million, to €117 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €109 million). The effective income tax rate on profit from continuing operations amounted to 25.4% for the three months ended March 31, 2017 (three months ended March 31, 2016: 24.7%).

Profit from continuing operations increased by 3.3%, or €11 million, to €344 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €333 million). Accordingly, earnings per share from continuing operations amounted to €1.68 for the three months ended March 31, 2017 (three months ended March 31, 2016: €1.65), an increase of 1.8%.

Profit from discontinued operations, comprising the Group’s Gist logistics operations, was €6 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €0 million). This was mainly due to the discontinuation of amortization and depreciation according to IFRS 5 for disposal groups held for sale.

Profit for the three months ended March 31, 2017 attributable to Linde AG shareholders was €317 million (three months ended March 31, 2016: €306 million).

2016 Compared With 2015

In 2016, the revenue of The Linde Group came to €16,948 million, a 2.3%, or €397 million, decrease compared to the prior year (2015: €17,345 million). This development was mainly driven by negative exchange rate effects, in particular the exchange rates of certain currencies (the British pound, the Chinese renminbi and the South African Rand) to the euro. Without these exchange rate effects, Group revenue was 0.2% higher than in 2015. In addition, the Engineering Division contributed less to revenue in 2016 than in 2015.

The cost of sales decreased by 2.9%, or €319 million, to €10,847 million for 2016 (2015: €11,166 million) and therefore decreased at a faster rate than revenue. This is mainly due to the fact that the Engineering Division reported lower revenue than in the previous year. Margins in the Engineering Division are lower than in the Linde Gases Division. Therefore, a lower contribution to revenue in the Engineering Division has a stronger impact on cost of sales. In addition, efficiency gains driven by lower personnel costs due to Linde’s efficiency programs also contributed to the decrease in cost of sales in 2016. Moreover, restructuring costs recognized in costs of sales decreased to €27 million in 2016 (2015: €35 million).

The Linde Group’s gross profit decreased by 1.3%, or €78 million, to €6,101 million in 2016 (2015: €6,179 million), related to the negative revenue development which was partially offset by the aforementioned reduction of the Group’s cost of sales. This produced an improved gross margin of 36.0% (2015: 35.6%) due to the abovementioned margin effects and efficiency gains.

Marketing and selling expenses decreased by €159 million, or 6.2%, to €2,387 million for 2016 (2015: €2,546 million). This decrease mainly related to lower energy costs for distribution and freight as well as lower personnel expenses (largely due to personnel reductions relating to Linde’s efficiency programs). Also, restructuring costs recognized in marketing and selling costs decreased to €8 million in 2016 (2015: €46 million).

Research and development costs decreased by €10 million, or 7.6%, to €121 million for 2016 (2015: €131 million). This decrease mainly related to lower other services and lower material costs in the research and development departments of the Engineering Division as well as lower personnel costs. Furthermore, restructuring costs recognized in research and development costs declined to nil in 2016 (2015: €4 million).

Administration expenses increased by €67 million, or 4.1%, to €1,720 million for 2016 (2015: €1,653 million). This increase mainly related to the higher personnel costs and depreciation due to the acquisition of the American HomePatient business in the United States as well as an increase in legal and consulting expenses. In addition, costs relating to the preparation of the business combination with Praxair that were incurred in 2016 of approximately €10 million (2015: nil) also contributed to the increase in administration expenses in 2016. An offsetting effect resulted from the decline of restructuring costs recognized in administration expenses to €91 million in 2016 (2015: €107 million) and realized cost savings.

Other operating income increased by €48 million, or 11.5%, to €467 million for 2016 (2015: €419 million). This increase mainly related to an increase in the profit on disposal of non-current assets, mainly relating to the disposal of businesses in China and the United States for portfolio optimizations.

Other operating expenses increased by €27 million, or 10.8%, to €278 million for 2016 (2015: €251 million). This increase mainly related to an increase in miscellaneous other operating expenses, partly offset by a decrease in exchange losses.

Net profit on operating activities from continuing operations in 2016 came to €2,075 million, which was 2.3%, or €46 million, higher than the amount for the previous year of €2,029 million. Reduced restructuring costs of €116 million (2015: €192 million) incurred during 2016, mainly related to the LIFT program launched in 2016 and the Customer Focus Initiative (introduced in 2015) recognized in the various cost items above, are included herein.

The financial result (financial income less financial expenses) improved by €73 million to a net loss of €324 million for 2016 (2015: net loss of €397 million) primarily due to the early redemption of two subordinated bonds in the amount of €700 million and GBP 250 million, which bore interest at a rate of 7.375% and 8.125%, respectively, in July 2016.

Linde achieved profit before tax in 2016 of €1,751 million (2015: €1,632 million).

Income tax expense was €424 million in 2016 (2015: €396 million), which increased mainly due to the higher profit before tax. The effective income tax rate on profit from continuing operations remained almost unchanged at 24.2% (2015: 24.3%).

Profit from continuing operations for 2016 increased by €91 million, or 7.4%, to €1,327 million (2015: €1,236 million). Accordingly, earnings per share from continuing operations rose to €6.50 (2015: €6.10), a 6.6% increase.

Loss from discontinued operations, comprising the Group’s Gist logistics operations, was €52 million in 2016 (2015: profit of €16 million). The amount for 2016 includes an impairment in the amount of €75 million resulting from the remeasurement at fair value less cost to sell.

Profit for 2016 attributable to Linde AG shareholders was €1,154 million (2015: €1,149 million). This resulted in earnings per share for 2016 of €6.22 (2015: €6.19).

2015 Compared With 2014

Linde achieved a 5.2% increase in Group revenue in 2015 to €17,345 million (2014: €16,482 million). In particular, the exchange rates of certain currencies (the U.S. dollar, the British pound and the Chinese renminbi) to the euro moved significantly, especially in the first six months of the year. Without these exchange rate effects, Group revenue was 2.3% lower than in 2014 mainly due to the low price of oil and the resulting faltering demand in plant construction, which led to a revenue decline from long-term construction contracts in the Engineering Division. Certain mitigating effects resulted from a strong increase of revenue from the sale of gas products, mainly related to Linde’s healthcare, electronic and specialty gases businesses as well as acquisitions (acquisition effect of €117 million).

The cost of sales increased at a slower rate during 2015 than revenue, rising by 2.1% to €11,166 million (2014: €10,932 million). In particular, reduced special items recognized in cost of sales of €35 million (2014: €223 million) helped to offset the cost increase resulting from the increase in revenue. Cost of sales for 2014 was adversely affected by impairment losses (recognized in special items) of €207 million, mainly recognized in Chongqing, China (related to a plant complex) and in Brazil (mainly related to a distribution network).

The Linde Group’s gross profit increased by 11.3%, or €629 million, to €6,179 million in 2015 (2014: €5,550 million), mainly related to the exchange rate driven revenue development and the comparably lower increase in costs of sales driven by reduced restructuring costs recognized in cost of sales and the impairment losses in 2014 which were mainly recognized in cost of sales, both as set out above. This produced an improved gross margin of 35.6% (2014: 33.7%).

Marketing and selling expenses increased by €234 million, or 10.1%, to €2,546 million for 2015 (2014: €2,312 million). This increase mainly related to higher external freight costs, higher personnel expenses and an increase in impairments of trade receivables, which mainly related to the Lincare business in the United States. Also, increased restructuring costs shown in marketing and selling expenses of €44 million (2014: €39 million) contributed to the overall increase.

Research and development costs increased by €25 million, or 23.6%, to €131 million for 2015 (2014: €106 million). This increase mainly related to higher other services and material costs due to increased research and development activity as well as higher depreciation expenses and increased restructuring costs in research and development costs in the amount of €4 million (2014: nil).

Administration expenses increased by €175 million, or 11.8%, to €1.653 million for 2015 (2014: €1,478 million). This increase mainly related to higher personnel costs related to an increase in redundancy payments due to the Focus restructuring program. Restructuring cost recognized in administration expenses amounted to €109 million (2014: €23 million).

Other operating income decreased by €65 million, or 13.4%, to €419 million for 2015 (2014: €484 million). This decrease mainly related to a decrease in exchange gains, profit on disposal of non-current assets (mainly related to land sales), compensation received for the settlement of contracts and the decrease in operating dividends received. This effect was partially offset by an increase in income arising from changes to pension schemes.

Other operating expenses decreased by €52 million, or 17.2%, to €251 million for 2015 (2014: €303 million). This decrease mainly related to a decrease in miscellaneous other operating expenses, and a decrease in exchange losses. Part of this decrease also resulted from the reduction of restructuring costs shown in other expenses of nil (2014: €4 million).

Net profit on operating activities in 2015 increased by €172 million, or 9.3%, to €2,029 million (2014: €1,857 million) mainly due to a reduction of impairment losses from €234 million in 2014 to €11 million in 2015. A counter effect resulted from increased restructuring costs of €192 million identified as special items mainly related to the Customer Focus Initiative (2014: €66 million).

The financial result (financial income less financial expenses) in 2015 was a net loss of €397 million (2014: net loss of €365 million). This deterioration is largely due to the reduction in net interest income from defined benefit plans, because the interest rates to be applied in 2015 were lower than in 2014.

Linde achieved profit before tax in 2015 of €1,632 million (2014: €1,492 million).

Income tax expense from continuing operations was €396 million in 2015 (2014: €353 million), which increased mainly due to the higher profit before tax. This produced an effective income tax rate of 24.3% for 2015 (2014: 23.7%).

Profit from continuing operations for 2015 increased by €97 million, or 8.5%, to €1,236 million (2014: €1,139 million). Profit from discontinued operations for 2015 decreased by €7 million, or 30.4%, to €16 million (2014: €23 million).

Profit for the year attributable to Linde AG shareholders was €1,149 million for 2015 (2014: €1,102 million). This resulted in earnings per share for 2015 of €6.19 (2014: €5.94).

Segment Discussion

The Group is comprised of four segments: The Linde Gases Division’s three geographic segments EMEA (Europe, Middle East and Africa), Asia/ Pacific and Americas, and the Engineering Division. The following tables provide a reconciliation of revenue and operating profit from segments to Group revenue and Group operating profit for the indicated periods.

in € million except as indicated otherwise	Three Months Ended March 31,		2016	2015	2014	Variance in %
	2017	2016				Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
EMEA	1,478	1,410	5,736	6,010	5,980	4.8	(4.6)	0.5
Asia/Pacific	1,073	969	4,109	4,157	3,812	10.7	(1.2)	9.1
Americas	1,297	1,284	5,232	5,183	4,314	1.0	0.9	20.1
Engineering Division	648	568	2,351	2,594	3,106	14.1	(9.4)	(16.5)
Elimination and other items (1)	(111)	(116)	(480)	(599)	(730)	(4.3)
Group revenue	4,385	4,115	16,948	17,345	16,482	6.6	(2.3)	5.2

(1)	Elimination and other items include consolidation effects and corporate activities.

	Three Months Ended March 31,					Variance in %
in € million except as indicated otherwise	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
EMEA	462	430	1,807	1,790	1,778	7.4	0.9	0.7
Asia/Pacific	268	254	1,084	1,063	1,010	5.5	2.0	5.2
Americas	323	322	1,319	1,298	1,047	0.3	1.6	24.0
Engineering Division	53	46	196	216	300	15.2	(9.3)	(28.0)
Elimination and other items (1)	(65)	(67)	(308)	(280)	(276)	3.0
Group operating profit	1,041	985	4,098	4,087	3,859	5.7	0.3	5.9

(1)	Elimination and other items include consolidation effects and corporate activities.

In the EMEA, Asia/Pacific and Americas segments, the main factors affecting The Linde Group’s results relate to exchange rate effects, natural gas price effects, acquisition and divestiture effects and other price, volume and operative effects. Exchange rate effects are calculated by applying the average exchange rate of the later period to revenue or operating profit generated in the prior period. Natural gas price effects are calculated by multiplying the difference of the actual resource price (mainly natural gas, but also, to a much lesser extent diesel and naphtha or other commodities) of the later period compared to the prior period with the consumption rate of the prior period in Linde’s on-site business, where Linde is able to pass-through these costs to its customers by means of long-term contracts. While gas price pass-through effects influence revenue, these do not have an impact on operating profit. Acquisition and divestiture effects include the material acquisitions which related to American HomePatient and Kleenheat and the divestiture of Lincare’s specialty pharmacy business. Other operative effects include effects from acquisitions and divestitures other than the aforementioned. The tables within the segment discussion show the percentage impact of these effects, as part of the total percentage of the increase or decrease in revenue and operating profit compared to the prior period.

EMEA

The following table shows key financial metrics for the Linde Gases Division’s EMEA segment for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,					Variance in %
in € million except as indicated otherwise	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Revenue	1,478	1,410	5,736	6,010	5,980	4.8	(4.6)	0.5
Operating profit	462	430	1,807	1,790	1,778	7.4	0.9	0.7

The following table shows exchange rate effects, natural gas price effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on revenue of the Linde Gases Division’s EMEA segment for the indicated periods:

Effects on EMEA revenue in%	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Exchange rate effects	(0.2)	(3.7)	1.9
Natural gas price effects	0.6	(0.8)	(0.2)
Acquisitions/divestitures	—	—	—
Other (price, volume, other operative effects)	4.4	(0.1)	(1.2)
Total	4.8	(4.6)	0.5

The following table shows exchange rate effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on operating profit of the Linde Gases Division’s EMEA segment for the indicated periods:

Effects on EMEA operating profit in%	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Exchange rate effects	(0.5)	(3.5)	2.4
Acquisitions/divestitures	—	—	—
Other (price, volume, other operative effects)	7.9	4.4	(1.7)
Total	7.4	0.9	0.7

Three Months Ended March 31, 2017 Compared With Three Months Ended March 31, 2016

Revenue in EMEA increased by 4.8%, or €68 million, to €1,478 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €1,410 million), mainly due to positive natural gas price effects and increased revenue in the on-site business, driven by the ramp-up of new plants, as well as an increased revenue in the liquefied gases and cylinder business.

The operating profit in EMEA increased by 7.4%, or €32 million, to €462 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €430 million), mainly driven by implemented efficiency improvement measures.

2016 Compared With 2015

Revenue in EMEA declined by 4.6%, or €274 million, to €5,736 million in 2016 (2015: €6,010 million), mainly driven by exchange rate and natural gas price effects, partially affected by the positive effect from the ramp-up of new plants and revenue growth in the healthcare business. EMEA revenue in 2015 was affected by the insolvency of a customer in the United Kingdom in the third quarter of that year.

The operating profit in EMEA increased by 0.9%, or €17 million, to €1,807 million in 2016 (2015: €1,790 million), mainly related to the effect of already implemented efficiency improvement measures, a gain from land disposal in Switzerland and the ramp-up of new air separation plants. These positive effects were largely offset by negative exchange rate effects.

2015 Compared With 2014

Revenue in EMEA increased by 0.5%, or €30 million, to €6,010 million in 2015 (2014: €5,980 million), mainly driven by exchange rate effects and the ramp up of new air separation plants and partly offset by natural gas price effects, the decline of the bulk and cylinder gases business, scheduled price adjustments in the healthcare business and the expiry of an Italian on-site contract.

The operating profit in EMEA increased by 0.7%, or €12 million, to €1,790 million (2014: €1,778 million), mainly driven by exchange rate effects and the positive impact of restructuring measures as well as the ramp up of new air separation plants. These effects were partly offset by lower sales in the bulk and cylinder gases business due to adverse market conditions and competitive pressures and the impairment of a receivable in conjunction with the insolvency of a customer in the United Kingdom in the third quarter 2015.

Asia/Pacific

The following table shows key financial metrics for the Linde Gases Division’s Asia/Pacific segment for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,					Variance in %
in € million except as indicated otherwise	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Revenue	1,073	969	4,109	4,157	3,812	10.7	(1.2)	9.1
Operating profit	268	254	1,084	1,063	1,010	5.5	2.0	5.2

The following table shows exchange rate effects, natural gas price effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on revenue of the Linde Gases Division’s Asia/Pacific segment for the indicated periods:

Effects on Asia/Pacific revenue in%	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Exchange rate effects	4.5	(2.5)	9.4
Natural gas price effects	1.0	(0.4)	(1.4)
Acquisitions/divestitures	—	—	2.3
Other (price, volume, other operative effects)	5.2	1.7	(1.2)
Total	10.7	(1.2)	9.1

The following table shows exchange rate effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on operating profit of the Linde Gases Division’s Asia/Pacific segment for the indicated periods:

Effects on Asia/Pacific operating profit in%	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Exchange rate effects	4.3	(2.6)	9.2
Acquisitions/divestitures	—	—	0.7
Other (price, volume, other operative effects)	1.2	4.6	(4.7)
Total	5.5	2.0	5.2

Three Months Ended March 31, 2017 Compared With Three Months Ended March 31, 2016

Revenue in the Asia/Pacific segment increased by 10.7%, or €104 million, to €1,073 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €969 million), mainly due to positive exchange rate and natural gas price effects and increased revenue in the on-site and electronics business, driven by the ramp-up of new plants, as well as by an increase in the liquefied gases business.

The operating profit in the Asia/Pacific segment increased by 5.5%, or €14 million, to €268 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €254 million), mainly driven by positive exchange rate effects, the positive revenue development as well as by implemented efficiency improvement measures.

2016 Compared With 2015

Revenue in the Asia/Pacific segment decreased by 1.2%, or €48 million, to €4,109 million in 2016 (2015: €4,157 million), mainly due to exchange rate and natural gas price effects and lower demand in the cylinder business. These effects were partly compensated by increased revenue in the on-site and electronics business, driven by the ramp-up of new plants, as well as an increase in the liquefied gases business.

Operating profit in the Asia/Pacific segment increased by 2.0%, or €21 million, to €1,084 million for 2016 (2015: €1,063 million), mainly due to portfolio optimizations in China and the effect of implemented efficiency measures, partly offset by exchange rate effects.

2015 Compared With 2014

Revenue in the Asia/Pacific segment increased by 9.1%, or €345 million, to €4,157 million in 2015 (2014: €3,812 million), driven by exchange rate effects. The Kleenheat acquisition contribution to revenue (€86 million) was more than offset by a decline in the bulk and cylinder gases business, lower LPG prices and the expiry of on-site contracts.

Operating profit in the Asia/Pacific segment increased by 5.2%, or €53 million, to €1,063 million for 2015 (2014: €1,010 million), driven by strong positive exchange rate effects and the contributions from the ramp-up of new plants in the on-site and electronics business. In addition, the operating profit in 2014 was positively impacted by a gain from a land sale.

Americas

The following table shows key financial metrics for the Linde Gases Division’s Americas segment for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,					Variance in %
in € million except as indicated otherwise	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Revenue	1,297	1,284	5,232	5,183	4,314	1.0	0.9	20.1
Operating profit	323	322	1,319	1,298	1,047	0.3	1.6	24.0

The following table shows exchange rate effects, natural gas price effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on revenue of the Linde Gases Division’s Americas segment for the indicated periods:

Effects on Americas revenue in%	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Exchange rate effects	4.6	(1.7)	14.7
Natural gas price effects	2.0	—	(3.2)
Acquisitions/divestitures	(2.9)	3.4	—
Other (price, volume, other operative effects)	(2.7)	(0.8)	8.6
Total	1.0	0.9	20.1

The following table shows exchange rate effects as well as effects from acquisitions/divestitures and remaining effects resulting from price, volume and other operative effects on operating profit of the Linde Gases Division’s Americas segment for the indicated periods:

Effects on Americas operating profit in%	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Exchange rate effects	4.3	(0.7)	15.3
Acquisitions/divestitures	0.6	3.5	—
Other (price, volume, other operative effects)	(4.7)	(1.2)	8.7
Total	0.3	1.6	24.0

Three Months Ended March 31, 2017 Compared With Three Months Ended March 31, 2016

Revenue in the Americas segment increased by 1.0%, or €13 million, to €1,297 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €1,284 million), mainly driven by positive exchange rate and natural gas price effects. This increase in the three months ended March 31, 2017 was largely offset by the negative impact of the competitive bidding procedures and the sale of two entities in Linde’s healthcare business in North America which occurred in the third quarter of 2016.

The operating profit in the Americas segment increased by 0.3%, or €1 million, to €323 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €322 million), mainly driven by exchange rate effects, largely offset by the negative impact of price reductions in the public healthcare sector as a result of the competitive bidding procedures.

2016 Compared With 2015

Revenue in the Americas segment increased by 0.9%, or €49 million, to €5,232 million (2015: €5,183 million). The acquisition of American HomePatient, net of the divestiture of the specialty pharmacy business was the main factor for the revenue growth. However, developments in the competitive bidding procedures in Linde’s healthcare business in North America had a negative impact on the revenue development as well as exchange rate effects (the positive impact of the U.S. dollar was offset by negative impacts of other currencies in the Americas segment).

Operating profit in the Americas segment increased by 1.6%, or €21 million, to €1,319 million (2015: €1,298 million), mainly driven by the acquisition of American HomePatient and the disproportionately high result in the industrial gases business (mainly related to the ramp-up of new plants and the divestiture of the specialty pharmacy business) and a litigation settlement in Brazil. Exchange rate effects had an offsetting effect on the operating profit increase in 2016.

2015 Compared With 2014

Revenue in the Americas segment increased significantly by 20.1%, or €869 million, to €5,183 million for 2015 (2014: €4,314 million), mainly driven by exchange rate effects, but also by positive developments in the healthcare business and the business with electronic and specialty gases, which related to higher demand for special healthcare products and for neon gases. The positive development was partly offset by unfavorable gas price effects.

Operating profit in the Americas segment increased significantly by 24.0%, or €251 million, to €1,298 million for 2015 (2014: €1,047 million), mainly driven by exchange rate effects, the positive development in the healthcare business, which related to higher demand for special healthcare products and for neon gases.

Engineering Division

The following tables show key financial metrics for Linde’s entire Engineering Division and revenue by type of project for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,					Variance in %
in € million except as indicated otherwise	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Revenue (1)	648	568	2,351	2,594	3,106	14.1	(9.4)	(16.5)
Operating profit	53	46	196	216	300	15.2	(9.3)	(28.0)

(1)	Revenue in the Engineering Division reflects the progress made on individual projects.

	Three Months Ended March 31,					Variance in %
Revenue by project type in € million	2017	2016	2016	2015	2014	Three Months Ended March 31, 2017 vs. Three Months Ended March 31, 2016	2016 vs. 2015	2015 vs. 2014
Olefin plants	246	193	819	683	494	27.5	19.9	38.3
Natural gas plants	163	114	448	572	835	43.0	(21.7)	(31.5)
Air separation plants	125	78	419	406	901	60.3	3.2	(54.9)
Hydrogen and synthesis gas plants	66	141	485	690	631	(53.2)	(29.7)	9.4
Other	48	42	180	243	245	14.3	(25.9)	(0.8)
Engineering Division	648	568	2,351	2,594	3,106	14.1	(9.4)	(16.5)

Three Months Ended March 31, 2017 Compared With Three Months Ended March 31, 2016

Revenue in the Engineering Division increased by 14.1%, or €80 million, to €648 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €568 million). Despite the continuously low oil prices and the resulting lower demand for plant construction, the Engineering Division significantly increased its revenues mainly due to progress in large scale projects in Russia. This was partly offset by lower sales from hydrogen and synthesis gas plants which are close to finalization and therefore added lower sales contribution than in the three months ended March 31, 2016.

The operating profit in the Engineering Division increased by 15.2%, or €7 million, to €53 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €46 million), mainly driven by the positive revenue development and a strong spare parts business in the three months ended March 31, 2017 compared with the prior year.

2016 Compared With 2015

Revenue in the Engineering Division decreased by 9.4%, or €243 million, in 2016 to €2,351 million (2015: €2,594 million). The ongoing low oil and gas prices resulted in faltering demand in plant construction in 2016, which consequently led to lower sales recognition in 2016. This mainly affected revenue from natural gas plants and hydrogen and synthesis gas plants. Further, divestitures of the gas storage business in Sweden and the heater business in Switzerland which generated revenues of €13 million in 2016 (2015: €34 million) contributed to the decrease in revenues of the Engineering Division. The revenue decrease was partly offset by revenue increases from olefin plants, mainly due to the contribution of large scale olefin projects in Russia and the United States, benefitting from strong order intake in prior years. In addition, revenue from air separation plants increased mainly due to strongly increasing new orders since 2015.

Operating profit in the Engineering Division decreased by 9.3%, or €20 million, to €196 million (2015: €216 million), in line with the negative revenue development. Profitability was maintained on the same level as 2015.

2015 Compared With 2014

Revenue in the Engineering Division fell in 2015 by 16.5% to €2,594 million (2014: €3,106 million). The revenue trend resulted from the low order volume and reduced demand due to the oil price decline and overcapacities in certain end user markets such as steel and chemicals. This mainly affected revenue from natural gas plants. Revenue from air separation plants also decreased mainly due to numerous plants being commissioned and therefore only little revenue contribution in 2015 in conjunction with investment reluctance of clients in the steel industry and coal gasification clients in China. However, Linde was able to secure a significant share of orders and increased its order intake by winning orders in India and in the United States. The revenue decrease was partly offset by revenue increases from olefin plants, mainly due to the contribution of large scale olefin projects in Russia and the United States. Revenue from hydrogen and synthesis plants also increased mainly due to revenue streams from projects awarded in 2013 to 2014, for example, in India, in the United States and in Russia.

Operating profit fell by 28.0%, or €84 million, to €216 million in 2015 (2014: €300 million). The operating profit in 2014 was supported by the successful execution of certain air separation and natural gas plant projects, which was not repeated in 2015.

Liquidity, Capital Resources and Other Financial Data

Group Statement of Cash Flows

The following table shows Linde’s cash flow information for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,
in € million	2017	2016	2016	2015	2014
Profit before tax from continuing operations	461	442	1,751	1,632	1,492
Adjustments to profit before tax to calculate cash flow from operating activities — continuing operations
Amortization of intangible assets/depreciation of tangible assets	484	454	1,897	1,866	1,936
Impairments of financial assets	—	2	8	16	1
Profit/loss on disposal of non-current assets	(12)	(14)	(36)	(18)	(75)
Net interest	70	83	307	366	368
Finance income arising from embedded finance leases in accordance with IFRIC 4/IAS 17	3	4	14	18	19
Share of profit or loss from associates and joint ventures (at equity)	(2)	(3)	(13)	(12)	(22)
Distributions/dividends received from associates and joint ventures	—	4	22	22	15
Income taxes paid	(124)	(36)	(446)	(532)	(599)
Changes in assets and liabilities
Change in inventories	2	(8)	21	(45)	(23)
Change in trade receivables	(109)	(92)	(91)	293	(225)
Change in provisions	3	84	(64)	(26)	29
Change in trade payables	(70)	118	349	(189)	307
External funding/allocation to plan assets re: defined benefit plans	—	—	—	—	(300)
Change in other assets and liabilities	(53)	(165)	(319)	192	87
Cash flow from operating activities — continuing operations	653	873	3,400	3,583	3,010
Cash flow from operating activities — discontinued operations	7	10	40	10	(9)
Cash flow from operating activities — continuing and discontinued operations	660	883	3,440	3,593	3,001
Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17	(426)	(397)	(1,761)	(1,876)	(1,945)
Payments for investments in consolidated companies	(14)	(180)	(250)	(113)	(65)
Payments for investments in financial assets	(23)	(14)	(75)	(76)	(68)
Payments for investments in securities	(951)	(110)	(1,240)	(953)	(656)
Proceeds on disposal of securities	6	1	1,531	1,052	306
Proceeds on disposal of tangible and intangible assets and amortization of receivables from finance leases in accordance with IFRIC 4/IAS 17	37	41	173	85	146
Proceeds on disposal of consolidated companies and from purchase price repayment claims	1	7	116	1	99
Proceeds on disposal of non-current assets held for sale and disposal groups	—	—	—	12	42
Proceeds on disposal of financial assets	18	9	34	88	82
Cash flow from investing activities — continuing operations	(1,352)	(643)	(1,472)	(1,780)	(2,059)
Cash flow from investing activities — discontinued operations	(5)	(12)	(19)	(15)	(4)
Cash flow from investing activities — continuing and discontinued operations	(1,357)	(655)	(1,491)	(1,795)	(2,063)
Dividend payments to Linde AG shareholders and non-controlling interests	(3)	(1)	(765)	(701)	(645)
Cash in/(outflows) for changes in non-controlling interest	3	—	—	—	—
Cash outflows for the purchase of own shares	—	(3)	—	—	(5)
Cash inflows from interest rate derivatives	7	41	149	182	168
Interest paid for debt and cash outflows for interest rate derivatives	(63)	(88)	(496)	(546)	(526)
Proceeds of loans and capital market debt	1,644	1,053	5,322	3,150	3,005
Cash outflows for the repayment of loans and capital market debt	(697)	(1,167)	(6,085)	(3,584)	(2,990)
Cash outflows for the repayment of liabilities from finance leases	(5)	(5)	(21)	(24)	(21)
Cash flow from financing activities — continuing operations	886	(170)	(1,896)	(1,523)	(1,014)
Cash flow from financing activities — discontinued operations	(2)	2	(21)	4	12
Cash flow from financing activities — continuing and discontinued operations—	884	(168)	(1,917)	(1,519)	(1,002)
Change in Cash and Cash Equivalents	187	60	32	279	(64)
Opening Balance of Cash and Cash Equivalents	1,463	1,417	1,417	1,137	1,178
Effects of currency translation	3	(20)	18	3	23
Cash and cash equivalents reported as non-current assets classified as held for sale and disposal groups	—	—	(4)	(2)	—
Closing Balance of Cash and Cash Equivalents	1,635	1,457	1,463	1,417	1,137

Three Months Ended March 31, 2017 Compared With Three Months Ended March 31, 2016

Cash flow from operating activities decreased by 25.3%, or €223 million, to €660 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €883 million), mainly due to lower advance payments received from plant construction customers. In addition, income taxes paid increased by €88 million to €124 million (three months ended March 31, 2016: €36 million, positively influenced by tax refunds).

Cash flow used in investing activities increased by 107.2%, or €702 million, to €1,357 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €655 million), mainly driven by payments of €945 million for short-term investments made in the three months ended March 31, 2017. Linde had issued debt in the first quarter of 2017 and used the proceeds to redeem a €1 billion bond in April 2017.

Cash flow from financing activities was €884 million in the three months ended March 31, 2017 (three months ended March 31, 2016: negative €168 million). The increase was mainly driven by the refinancing activities affecting the investing and financing cash flows during the same period. In the three months ended March 31, 2016, loan redemptions exceeded loan proceeds by €114 million.

2016 Compared With 2015

Cash flow from operating activities decreased by €153 million, or 4.3%, to €3,440 million for 2016 (2015: €3,593 million). The cash flows from operating activities of 2015 include a payment of €159 million in connection with the modification of a large-volume gas supply agreement with a customer from Singapore. Income taxes paid were €86 million lower in 2016 than in 2015, primarily as a result of refund payments received. In addition, severance payouts related to LIFT and Focus increased in 2016 compared to 2015.

Cash flow used in investing activities decreased by €304 million, or 16.9%, to €1,491 million for 2016 (2015: €1,795 million), mainly related to higher net proceeds from securities activities and divestitures of assets, including proceeds from the disposal of two Lincare subsidiaries in 2016. Higher payments for business acquisitions (mainly relating to the acquisition of American HomePatient) rose to €250 million (2015: €113 million) and were offset by lower capital expenditure in 2016.

Cash flow used in financing activities increased by €398 million, or 26.2%, to €1,917 million for 2016 (2015: €1,519 million), mainly related to higher net cash outflows for debt reduction and higher dividend payments.

2015 Compared With 2014

At €3,593 million, the cash flow from operating activities for 2015 improved by 19.7%, or €592 million (2014: €3,001 million). The improvement of cash flow from operating activities mainly related to an increase in profit before tax and, to a lesser extent, to the receipt of a payment of €159 million in 2015 in connection with the revision of a large-volume gas supply contract with a customer from Singapore. In 2015, Linde did not make any payments relating to its defined benefit pension plans, while a payment of €300 million was made in 2014 to provide additional funding for the defined benefit pension plans in Germany. Further, income taxes paid fell from €599 million to €532 million in 2015, mainly relating to refunds for prior years in Germany and France and regular lower installments in Australia and the United Kingdom.

Cash flow used in investing activities decreased by €268 million, or 13.0%, to €1,795 million for 2015 (2014: €2,063 million). The change is primarily due to net proceeds from securities of €99 million in 2015 compared to net investments of €350 million in 2014, partially offset by lower proceeds from the sale of assets and businesses.

Cash flow used in financing activities increased by €517 million, or 51.6%, to €1,519 million for 2015 (2014: €1,002 million), mainly related to higher net cash outflows for the reduction of debt of €434 million (2014: net proceeds of €15 million) and higher dividend payments. Dividend payments in 2015 were €701 million (2014: €645 million).

Investments

Linde’s investments reflect its level of capital expenditure (The Linde Group defines capital expenditure as the amount invested during the period from the point of view of the subsidiary and investments in financial assets). In the period under review capital expenditure predominantly related, and continue to relate to, property, plant and equipment as well as intangible assets, primarily relating to acquired software, other licenses and customer relationships. Investments in financial assets in the period under review predominantly related, and are expected to continue to relate to, mergers and acquisition essentially concerning the healthcare business (the difference between capital expenditure excluding investments in financial assets and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in Linde’s cash flow statement mainly relate to timing differences between the dates of asset capitalization and cash payments). The main source of funding for Linde’s historic and ongoing investments has been, and continues to be, cash flows from operating activities.

The following tables show Linde’s capital expenditure (continuing operations) by division and the Linde Gases Division’s capital expenditure by segment as well as investments in financial assets for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and March 31, 2016:

	Three Months Ended March 31,
in € million	2017	2016	2016	2015	2014
Linde Gases Division	362	299	1,660	1,881	1,890
Engineering Division	3	5	30	32	41
Reconciliation (1)	(33)	(23)	22	3	10
Group (excluding financial assets)	332	281	1,712	1,916	1,941
Financial assets	29	177	292	120	95
Group	361	458	2,004	2,036	2,036

(1)	Including consolidation effects.

	Three Months Ended March 31,
	2017		2016		2016		2015		2014
	in € million	in%	in € million	in%	in € million	in%	in € million	in%	in € million	in%
EMEA	130	35.9	114	38.1	753	45.4	895	47.6	946	50.1
Asia/Pacific	94	26.0	81	27.1	375	22.6	386	20.5	413	21.9
Americas	138	38.1	104	34.8	532	32.0	600	31.9	531	28.0
Linde Gases Division	362	100.0	299	100.0	1,660	100.0	1,881	100.0	1,890	100.0

Major Ongoing, Future and Planned Investments

Linde expects to continue its growth based capital expenditure strategy in the coming years. The Group plans to invest specifically in those areas in which opportunities exist for above-average growth and which contribute towards increasing the profitability and competitiveness of the Group. Linde expects its investment ratio (i.e., total investments divided by revenue) in the Linde Gases Division to be around 11% or 12% in 2017 as well as on a mid-term basis.

Linde’s major ongoing investments (i.e., projects above €10 million that have been initiated but have not been finalized as of the date of this document) in an amount of approximately €900 million, are mainly related to growth projects in the gases business. On a regional level, the main focus of these growth investments is China, Malaysia, Germany and the United States.

The main part of future investments is expected to be spent for major future projects (i.e., projects above €10 million that have not yet been initiated and where no firm commitments have been made, but are planned).

On a regional level, the main focus of Linde’s future investments is expected to be in the EMEA segment and the Asia/Pacific segment.

Major Investments in the Three Months Ended March 31, 2017

Linde continued to apply its growth based capital expenditure strategy in the three months ended March 31, 2017. Specifically, the Group invested in those areas in which it believes opportunities exist for above-average growth and which it believes contribute towards increasing the profitability and competitiveness of the Group. During the three months ended March 31, 2017, Linde’s investment activity focused mainly on the Americas, EMEA and Asia/Pacific.

Capital expenditure in the Linde Gases Division amounted to €362 million in the three months ended March 31, 2017. The investment ratio in the Linde Gases Division in the three months ended March 31, 2017 was 9.5% of revenue. Investments in the categories gas distribution equipment amounted to €76 million and in minor projects, which are defined as projects less than €1 million, amounted to €106 million in the three months ended March 31, 2017 (three months ended March 31, 2016: €99 million and €95 million, respectively). The investments in major projects (i.e., projects above €1 million) amounted to €180 million in the three months ended March 31, 2017 as compared to €105 million in the three months ended March 31, 2016, mainly due to increased investments in the United States and Russia compared to the three months ended March 31, 2016.

On a regional level, a main focus of the total capital expenditure in the three months ended March 31, 2017 was the United States, China and Germany.

In addition, investments in consolidated companies during the three months ended March 31, 2017 totaled €17 million and were mainly related to asset and share deals in the United States, China and Italy. The remaining investment in financial assets of €12 million related mainly to investments in joint ventures and associates.

Major Investments in 2016

During 2016, Linde’s investment activity focused not only on the on-site product area, but also particularly on the liquefied gases and cylinder gas product areas.

Capital expenditure in the Linde Gases Division amounted to €1,660 million in 2016. The investment ratio in the Linde Gases Division in 2016 was 11.1% of revenue. While the investments in the categories gas distribution equipment (2016: €496 million; 2015: €515 million) and minor projects, which are defined as projects less than €1 million (2016: €538 million; 2015: €521 million) were almost stable, the investments in major projects (i.e., projects above €1 million) declined by 25.9% to €626 million (2015: €845 million), mainly due to reduced investment activities and a focus on high quality projects.

On a regional level, a main focus of the capital expenditure in 2016 was the EMEA segment and the Americas segment accounting for 45.4% and 32.0% of total capital expenditure in the Linde Gases Division, respectively.

In addition, investments in consolidated companies during 2016 totaled €254 million and were mainly related to the acquisition of American HomePatient. The remaining investment in financial assets of €38 million related mainly to capital increases in joint ventures or non-current loans to associates and joint ventures.

Major Investments in 2015

During 2015, Linde’s investment activity focused not only on the on-site product area, but also particularly on the liquefied gases and cylinder gas product areas.

Capital expenditure in the Linde Gases Division in the 2015 financial year was €1,881 million (2014: €1,890 million). The investment ratio in the Linde Gases Division in 2015 was 12.4% of revenue. Investments in gas distribution equipment increased by 16.8% to €515 million (2014: €441 million) and minor projects increased by 21.1% to €521 million (2014: €430 million), while the investments in major projects declined by 17.2% to €845 million (2014: €1,019 million). On a regional level, a main focus of the capital expenditure in 2015 was the EMEA segment and the Americas segment accounting for 47.6% and 31.9% of total capital expenditure in the Linde Gases Division, respectively.

In addition, Linde continued to strengthen its competitive position in the international market by spending a total of €120 million on acquisitions and investments in financial assets of which the major part related to investments in consolidated companies.

Major Investments in 2014

During 2014, Linde’s investment activity focused not only on the on-site product area, but also particularly on the liquefied gases and cylinder gas product areas.

Capital expenditure in the Linde Gases Division in the 2014 financial year amounted to €1,890 million. The investment ratio in the Linde Gases Division in 2014 was 13.5% of revenue. Again, most of this investment was in large- scale projects in the on-site and product area but also particularly in the liquefied gases and cylinder gas product areas. Investments in gas distribution equipment came to €441 million and minor projects came to €430 million, while the investments in major projects came to €1,019 million. On a regional level, a main focus of the capital expenditure in 2014 was the EMEA segment accounting for 50.1% of total capital expenditure in the Linde Gases Division.

In addition, Linde continued to strengthen its competitive position in the international market by spending a total of €95 million on acquisitions and investments in financial assets of which the major part related to investments in consolidated companies.

Financing

Financing Principles and Objectives

The aim of external financing and measures to safeguard liquidity is to ensure that the Group has adequate liquidity at all times.

For Linde, external financial headroom is maintained primarily by accessing the capital markets and a major international banking group. Centralized financing makes it possible for Group companies to act as a single customer on the capital markets. This ensures that the subsidiaries are financed in a cost-efficient way.

Group companies are financed either by the cash surpluses of other business units in cash pools (the Eurozone, the United Kingdom, Scandinavia, the United States, Australia and China), or by Group loans from Linde Finance B.V. and/or Linde AG, taking into consideration any risks specific to that particular country. Group Treasury also negotiates credit facilities with local banks, to take account of particular legal, fiscal or other requirements, especially in countries with currency restrictions, to finance small amounts or for projects with specific local requirements.

Linde maintains an adequate liquidity position and, in particular, believes it to be adequate for its liquidity requirements in the next twelve months. In addition to cash and cash equivalents of €1,653 million for the first three months ended March 31, 2017 (€1,463 million as of December 31, 2016), Linde also held securities totaling €1,075 million for the first three months ended March 31,2017 (€131 million as of December 31, 2016). These securities are mainly German government bonds with maturities of less than one year.

Euro Commercial Paper Program

The Linde Group uses a euro commercial paper program for short-term financing. Under the program, the issuers are Linde AG and Linde Finance B.V. with a guarantee from Linde AG if Linde Finance B.V. is the issuer. The volume of the program is €2 billion. At December 31, 2016, there were no euro commercial papers outstanding under this program.

Syndicated Credit Facility

Linde also has a €2.5 billion syndicated revolving credit line at its disposal, which is available until 2020. In total, 33 major German and international banks are involved in the syndicated facility. The facility was unutilized at the end of 2016 and also serves as a potential source of liquidity in addition to Linde’s Euro Commercial Paper Program.

Capital Market Activities

Under the €10 billion debt issuance program, issues totaling €7,488 million in various currencies were outstanding at December 31, 2016 (December 31, 2015: €6,891 million; December 31, 2014: €7,255 million).

In January 2017, Linde issued a €1 billion bond that matures in January 2022 and has a coupon of 0.25%. The proceeds were used to redeem a €1 billion bond at maturity in April 2017.

In April 2016, Linde Finance B.V. issued a total volume of €750 million under the €10 billion debt issuance program with a term of twelve years and a fixed coupon of 1.00%. The proceeds from the issue were used for the early redemption of two bonds in the amount of €700 million and GBP 250 million which Linde had issued in 2006 as part of the financing for the takeover of the British provider of gases BOC. The two subordinated bonds had been equipped with a first-time right of termination after ten years, which Linde exercised as at July 2016.

During 2015, Linde again made successful use of the capital markets for refinancing purposes. It also extended the maturity profile of its financial debt again.

In October 2015, Linde Finance B.V. issued a total volume of €230 million under the €10 billion debt issuance program: a five-year fixed-interest €50 million bond with a coupon of 0.634%, a twelve-year fixed-interest €80 million bond with a coupon of 1.652%, and a fifteen-year fixed-interest €100 million bond with a coupon of 1.9%. All three issues are guaranteed by Linde AG. The proceeds of the issue were used to redeem a €600 million bond which matured in December 2015.

Retirement Benefits

The following table shows the provisions for pensions and similar obligations for the financial years ended December 31, 2016, 2015 and 2014:

in € million	December 31, 2016	December 31, 2015	December 31, 2014
Provisions for pensions	1,552	1,056	1,247
Provisions for similar obligations	12	12	18
Total provisions	1,564	1,068	1,265
Net pension assets	115	118	171

Actual income from plan assets in external pension funds in 2016 was €666 million (2015: €10 million; 2014: €461 million). This was higher than the interest income from plan assets of €193 million (2015: €206 million; 2014: €237 million) calculated at the corresponding defined benefit obligation interest rate.

Employer contributions in 2016 totaled €75 million (2015: €100 million; 2014: €391 million). The employer contributions for 2014 include the amount of €300 million transferred to the existing contractual trust arrangement to fund the German defined benefit pension plans.

The following table shows Linde’s funding status of the defined benefit obligation for the years ended December 31, 2016, 2015 and 2014:

	Germany			U.K.			Other Europe			United States			Other Countries			Total
in € million	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014
Actuarial present value of pension obligations (defined benefit obligation)	1,560	1,391	1,432	4,276	4,030	3,984	583	590	894	605	597	536	266	270	298	7,290	6,878	7,144
of which unfunded pension obligations	74	60	64	—	—	—	141	156	164	81	80	73	42	39	39	338	335	340
of which funded pension obligations	1,486	1,331	1,368	4,276	4,030	3,984	442	434	730	524	517	463	224	231	259	6,952	6,543	6,804
Fair value of plan assets	(890)	(807)	(788)	(3,760)	(3,957)	(3,838)	(359)	(353)	(598)	(586)	(562)	(553)	(258)	(261)	(291)	(5,853)	(5,940)	(6,068)
Net obligation	670	584	644	516	73	146	224	237	296	19	35	(17)	8	9	7	1,437	938	1,076
Amount at December 31,	670	584	644	516	73	146	224	237	296	19	35	(17)	8	9	7	1,437	938	1,076
of which pension provision (+)	670	584	644	522	97	173	224	237	296	83	83	74	53	55	60	1,552	1,056	1,247
of which pension asset (-)	—	—	—	(6)	(24)	(27)	—	—	—	(64)	(48)	(91)	(45)	(46)	(53)	(115)	(118)	(171)

Defined Contribution Plans

The total of all pension costs relating to defined contribution plans in 2016 was €200 million (2015: €210 million; 2014: €176 million). Of this amount, contributions to state pension schemes in 2016 totaled €124 million (2015: €122 million; 2014: €88 million).

For further information on Linde’s pension obligations, See Note 21 to the Group’s consolidated financial statements beginning on page F.3-15 of this document.

Contractual Obligations
The table below summarizes the Group’s debt, future minimum lease obligations on its operating leases and other commitments as of December 31, 2016:

in € million	2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt obligations
Debt	1,239	1,519	934	1,110	643	2,471	7,916
Capitalized lease maturities	22	15	12	9	4	52	114
Contractual interest	213	164	122	106	84	197	886
Operating leases	131	90	70	56	46	145	538
Purchase Obligations (1)	208	25	3	14	—	—	250
Other long-term liabilities
Retirement obligations (2)	78	78	78	78	78	392	782
Derivatives with negative fair values (3)	40	52	63	47	46	442	690
Total contractual obligations	1,931	1,943	1,282	1,420	901	3,699	11,176

(1)	Purchase Obligations include contractual payment obligations for tangible fixed assets and intangible assets, but do not include obligations from supply contracts with minimum purchase volume (take-or-pay contracts).
(2)	Retirement obligations include estimates of pension plan contributions and expected future benefit payments for unfunded pension plans. Annual retirement obligations through 2026 are estimated to be at the level forecasted for 2017. Estimates of retirement obligations after 2026 are not included, because the timing for their resolution cannot be reasonably estimated.
(3)	Net cash payments for interest rate derivatives.

Off-Balance Sheet Arrangements

The following table shows Linde’s off-balance sheet arrangements as of December 31, 2016, 2015 and 2014:

in € million	December 31, 2016	December 31, 2015	December 31, 2014
Guarantees	—	4	3
Other contingent liabilities	73	54	64
Total	73	58	67

Guarantee Agreements

Off-balance sheet arrangements relate to guarantee agreements and other contingent liabilities. In rare cases, Linde enters into guarantee agreements with banks to secure loans of unconsolidated entities.

Other Contingencies

The Engineering Division regularly enters into contracts with consortium partners to build turnkey industrial plants, under which the consortium partners assume joint and several liability to the customer for the total volume of the contract. There are contractual provisions as to how the liability should be split between the partners. At present, there are plant construction orders with one of the Group’s consortium partners totaling €773 million (2015: €736 million; 2014: €693 million). Linde currently anticipates that there will be no joint and several liability claim and has therefore not recorded any provision or included an amount in the table above in respect of these contracts.

Warranties

As of December 31, 2016, Linde recognized contingent liabilities from warranties of €1 million (December 31, 2015: €8 million; December 31, 2014: €15 million).

Non-IFRS Financial Measures

The Linde Group uses the following non-IFRS performance indicators to measure the medium-term and long- term financial success of its operations:

•	Group operating profit from continuing operations; and

•	return on capital employed for the Group’s continuing operations.

These measures are intended to supplement investors’ understanding of The Linde Group’s financial information by providing information which investors, financial analysts and management use to help evaluate The Linde Group’s operating performance and return on capital employed. The key financial measures relating to The Linde Group are presented below after adjusting for special items. Definitions of these non-IFRS measures may not be comparable to similar definitions used by other companies and are not a substitute for IFRS measures.

The following are the non-IFRS measures presented under “Summary — Summary Selected Historical Consolidated Financial Information of Linde” and “Selected Historical Financial Information of Linde” for the indicated periods.

	Three Months Ended March 31,
in € million	2017	2016	2016	2015	2014	2013	2012
Group operating profit from continuing operations (1)	1,041	985	4,098	4,087	3.859	3.908	3.619
Return on capital employed from continuing operations (before special items) in % (2)	9.6	9.4	9.4	9.5	9.6	9.8	10.3

(1)	The following table presents the reconciliation from segment operating profit to Group operating profit from continuing operations, as well as from profit of the period from continuing operations to Group operating profit from continuing operations for the periods presented:

	Three Months Ended March 31,
in € million	2017	2016	2016	2015	2014	2013	2012
EMEA	462	430	1,807	1,790	1,778	1,759	1,722
Asia/Pacific	268	254	1,084	1,063	1,010	1,005	996
Americas	323	322	1,319	1,298	1,047	1,082	848
Engineering Division	53	46	196	216	300	319	312
Elimination and other items (a)	(65)	(67)	(308)	(280)	(276)	(257)	(259)
Group operating profit from continuing operations	1,041	985	4,098	4,087	3,859	3,908	3,619
Amortization of intangible assets/Depreciation of tangible assets	484	454	1,897	1,866	1,707	1,763	1,596
Special items	22	—	126	192	295	—	—
Net profit on operating activities from continuing operations	535	531	2,075	2,029	1,857	2,145	2,023
Net financial result	(74)	(89)	(324)	(397)	(365)	(377)	(321)
Income tax expense	117	109	424	396	353	357	381
Profit of the period from continuing operations	344	333	1,327	1,236	1,139	1,411	1,321

(a)	Elimination and other items include consolidation effects and corporate activities.
(2)	The following table presents the components of return on capital employed for the Group:

in € million	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	2016	2015	2014	2013	2012
Net profit on operating activities from continuing operations	535	531	2,075	2,029	1,857	2,145	2,023
Special items	22	—	126	192	295	—	—
Return	557	531	2,201	2,221	2,152	2,145	2,023

	As of March 31,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
Equity including non-controlling interests	15,399	14,302	15,176	14,996	13,971	13,028	13,048
Plus: Financial debt	9,501	9,166	8,528	9,476	9,852	9,557	10,560
Plus: Liabilities from finance leases	70	74	74	78	74	78	80
Less: Receivables from finance leases	206	247	214	269	298	327	440
Less: Cash, cash equivalents and securities	2,728	1,952	1,594	1,799	1,594	1,272	2,003
Plus: Net pension obligations	1,501	1,478	1,449	951	1,091	780	833
Capital employed — continuing operations	23,537	22,821	23,419	23,433	23,096	21,844	22,078
Return on capital employed (before special items) in%(a)	9.6	9.4	9.4	9.5	9.6	9.8	10.3

(a)	Return on capital employed is calculated as return of the current year divided by the average of the capital employed as of December 31 of the current year and December 31 of the prior year. For the twelve months ended March 31, 2017, return on capital employed is calculated as return of the last twelve months divided by the average capital employed as of March 31, 2017 and March 31, 2016.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risks

Interest rate risks arise from market fluctuations in interest rates. As a result of its financing activities, The Linde Group is exposed to a risk from interest rate changes. At December 31, 2016, The Linde Group held interest-bearing instruments (net, including interest rate derivatives/hedges) totaling €7,190 million (2015: €7,829 million; 2014: €8,139 million). Of these, €2,618 million (2015: €2,586 million; 2014: €3,112 million) related to instruments bearing interest at variable interest rates and €4,572 million (2015: €5,243 million; 2014: €5,028 million) to instruments bearing interest at fixed rates. This is equivalent to a Group-wide fixed-rate ratio of 64% (2015: 67%; 2014: 62%).

Linde has used forward payer swaps to provide an element of hedging against exposure to rising interest rates with regard to future bond issues.

Based on instruments bearing interest at variable rates and financial instruments hedging interest rate risks which The Linde Group holds or has issued (these are mainly held or were issued in euro, British pound, U.S. dollar or Australian dollar), a hypothetical change in the interest rates (in basis points, which are herein referred to as “bps”) applicable to the respective instruments would have had the following effects (if exchange rates remained constant):

		2016		2015		2014
Currency, in € million	Change	Recognized in profit or loss	Directly in equity	Recognized in profit or loss	Directly in equity	Recognized in profit or loss	Directly in equity
EUR	+ 100 bps	(38)	82	(22)	89	(25)	104
	(100) bps	38	(87)	22	(95)	25	(112)
GBP	+ 100 bps	12	(3)	1	(6)	—	(9)
	(100) bps	(12)	3	(1)	6	—	9
USD	+ 100 bps	(3)	52	(2)	68	(3)	75
	(100) bps	3	(53)	2	(69)	3	(76)
AUD	+ 100 bps	—	11	(3)	8	(3)	8
	(100) bps	—	(11)	3	(8)	3	(8)
Other currencies	+ 100 bps	3	7	1	7	—	4
	(100) bps	(3)	(7)	(1)	(7)	—	(4)

Exchange Rate Risks

Due to its activities as an international group, The Linde Group is exposed to exchange rate risks. Its broad spread of activities over many different currency areas and its local business model result in a low concentration of risk for the Group.

The Linde Group monitors and manages its exchange rate risk related to financial instruments, which is a risk that has an impact on its operations. The gross exchange rate risk encompasses all the operating activities of the Group. This gross exchange rate risk is reduced by around 78% through hedging (2015: 82%; 2014: 86%). Therefore, The Linde Group was exposed at December 31, 2016 to a net exchange rate risk from operating activities involving foreign currency corresponding to 22% (December 31, 2015: 18%; December 31, 2014: 14%) of the original unsecured risk.

The risk of exchange rate movements is monitored for internal management purposes on the basis of a value-at-risk, which relates to positions in currencies other than the relevant functional currency.

The value-at-risk is calculated on the basis of historical data (250 working days) in accordance with inter- national banking standards. The value-at-risk presents the maximum potential loss based on a probability of 97.5% for a holding period of twelve months. The calculation takes into account correlations between the transactions being considered; the risk of a portfolio is generally lower than the total of the respective individual risks.

At December 31, 2016, the value-at-risk was €31 million (2015: €26 million; 2014: €17 million).

Other Market Price Risks

As a result of its energy purchases, The Linde Group is exposed to risks arising from changes in commodity prices. The Linde Group monitors and manages these commodity price risks arising from the purchase of electricity, natural gas and propane for use in production. These hedging operations are governed by strict risk management guidelines, compliance with which is constantly being monitored. Commodity price risks are hedged primarily by long-term supply contracts or limited by the form and structure of sales contracts. Derivatives are also used to a much lesser extent to hedge against the exposure to changes in the price of electricity, natural gas and propane gas. The commodity price risk from financial instruments is therefore not material.

Hedging

The Linde Group hedges cash flows at both Group and subsidiary company levels, based on agreed minimum hedging rates. At the subsidiary company level, future transactions, which are highly probable, are hedged against foreign exchange risks. A rolling 15-month budget or the budgets for individual customer-specific projects are used for this purpose. See Note 27 to the Group’s consolidated financial statements beginning on page F. 2-15 of this document.

Linde generally only uses derivative hedging products to hedge against transaction related foreign currency exchange rate effects in its large scale plant construction business. Any foreign currency amounts above certain thresholds are fully hedged as soon as they arise, generally by entering into forward exchange transactions. However, the Group generally engages in a natural hedging strategy within its foreign currency activities, including the matching of revenues and costs, for example, by purchasing supplies and services in the currency of the contract.

As far as translation risks are concerned, only currency-related fluctuations in net asset values at Group level are hedged selectively within a framework of authorized ranges. Forward exchange transactions, cross-

currency interest rate swaps, currency options and foreign currency loans are all used within this framework. The main currencies are U.S. dollars, British pounds, Australian dollars and some Eastern European, South American and Asian currencies. In the Linde Gases Division, the Group also uses financial instruments, especially to hedge against exposure to changes in the price of electricity, natural gas and propane gas.

Critical Accounting Policies

Certain accounting policies are considered by Linde’s management to be critical. Their application places significant importance on management’s judgment as a result of the need to make estimates of matters that are inherently uncertain. Linde’s financial position, results of operations and cash flows could be materially affected if actual results differ from estimates made. These policies are determined by management and have been reviewed by Linde’s audit committee. Such policies include management’s judgment whether Linde exercises control, joint control or significant influence over another entity, estimates of fair values in connection with business combinations and assets held for sale, the useful lives and impairment review of intangible and tangible assets, provisions for pensions and similar obligations, other provisions, revenue recognition on construction contracts, income taxes and accounting for leases.

See Note 5 to the Group’s consolidated financial statements beginning on page F.3-15 of this document for a description of the Group’s critical accounting policies.

New Accounting Standards

See Note 5 to the Group’s consolidated financial statements beginning on page F.3-15 of this document for information concerning new accounting standards and the impact of the implementation of these standards on the Group’s financial statements beginning on page F.3-15 of this document.

REGULATORY ENVIRONMENT

The operations and products of Praxair and Linde are, and following completion of the business combination the operations and products of the combined group will be, subject to a number of regulations imposed by the various jurisdictions in which the companies operate. Specifically, the companies’ operations and products, as well as the activities of their officers, directors, employees, contractors and agents, are and/or will be subject to U.S. federal, state, and local laws and regulations, in addition to laws and regulations of the European Union, Germany, Ireland and other jurisdictions around the globe. These laws and regulations include data privacy requirements, import and trade restrictions and export requirements, environmental laws and regulations, medical gas and medical device laws and regulations, food and beverage laws and regulations, and laws and regulations pertaining to labor and employment, tax, antitrust and competition, environmental protection, and corruption and bribery. The regulatory requirements applicable to Praxair’s and/or Linde’s business activities and the requirements that will be applicable to the combined group’s business activities following completion of the business combination, are subject to change, as they are continuously modified at all levels.

The following contains a brief overview of select regulations applicable to Praxair, Linde and, following completion of the business combination, the combined group. This section should be read together with the section “Risk Factors — Risks Relating to Regulatory Environment and Legal Risks,” “Risk Factors — Risks Relating to Tax Matters,” Note 17 of Praxair’s consolidated financial statements beginning on page F.2-22 of this document, and “Business and Certain Information About Linde — Legal Proceedings.”

United States

Environmental Matters

Praxair’s and Linde’s principal operations relate to the production and distribution of atmospheric and other industrial gases, which are subject to U.S. federal and state regulation, in particular environmental regulations regarding the reduction or mitigation of perceived adverse effects of greenhouse gas (which is herein referred to as “GHG”) emissions, as well as contamination and disposal, off-site storage, treatment, recycling or disposal of hazardous materials. Praxair’s and Linde’s operations historically have not had a significant impact on the environment. However, costs relating to environmental protection may continue to grow due to increasingly stringent laws and regulations, and Praxair’s and Linde’s ongoing commitment to rigorous internal standards.

Climate Change

Praxair and Linde operate in jurisdictions that have, or are developing, laws and/or regulations to reduce or mitigate the perceived adverse effects of GHG emissions and face a highly uncertain regulatory environment in this area, including the Federal Clean Air Act, the National Emissions Standards for Hazardous Air Pollutants, stratospheric ozone regulations to phase out the use of ozone depleting substances, as well as state laws and regulations impacting air emissions. For example, the U.S. Environmental Protection Agency (which is herein referred to as “EPA”) has promulgated rules requiring reporting of GHG emissions, and Praxair, Linde and many of their respective suppliers and customers are subject to these rules. EPA has also promulgated regulations to restrict GHG emissions, including final rules regulating GHG emissions from light-duty vehicles and certain large manufacturing facilities, many of which are Praxair and Linde suppliers or customers. More recently, EPA promulgated carbon dioxide regulations for both new and existing power plants, which require controls on GHG emissions from certain suppliers of power to Praxair’s and Linde’s operations.

Praxair and Linde anticipate continued growth in their hydrogen production businesses, as hydrogen is essential to refineries that use it to remove sulfur from transportation fuels in order to meet ambient air quality standards in the United States. Hydrogen production plants and a large number of other manufacturing and electricity-generating plants have been identified under California law as a source of carbon dioxide emissions and these plants are subject to cap-and-trade regulations in that state. Praxair and Linde believe they will be able to mitigate the costs of these regulations through the terms of their product supply contracts. However, legislation that limits GHG emissions may impact growth by increasing operating costs and/or decreasing demand.

Contamination and Disposal

Praxair and Linde engage in activities, particularly manufacturing activities relating to their gases businesses in the U.S., that fall within the scope of the environmental protection legislation of the United States regarding contamination and disposal, off-site storage, treatment, recycling or disposal of hazardous materials. Regulations that may have an impact on the companies include:

•	Comprehensive Environmental Response, Compensation and Liability Act — The Comprehensive Environmental Response, Compensation and Liability Act (which is herein referred to as “CERCLA”) governs the discharge of materials into the environment or otherwise relate to environmental protection. For example, Praxair’s and Linde’s operations and production facilities in the United States are subject to CERCLA. CERCLA is implemented by the EPA’s Office of Solid Waste and Emergency Response and addresses soil and groundwater contamination. Many states have enacted comparable laws that meet and sometimes surpass CERCLA’s liability provisions. These regulations establish a framework of contaminated facility liability, allow the government and private parties to recover site investigation and clean-up costs from a range of potentially responsible parties, including current and prior owners and operators of contaminated property. The EPA has authority to issue unilateral administrative orders compelling potentially responsible parties to investigate and clean up certain contaminated sites. Parties who do not comply may face treble damages.

•	Resource Conservation and Recovery Act — The Resource Conservation and Recovery Act (which is herein referred to as “RCRA”) gives the EPA and delegated state agencies broad authority to regulate the treatment, storage, transportation and disposal of hazardous waste. Generators, transporters and those who treat or dispose of hazardous waste must comply with a complex set of requirements. For example, certain of Linde’s facilities in the United States qualify as hazardous waste facilities, which requires Linde to develop emergency plans, obtain sufficient insurance and financial assurance, train employees to handle hazards, obtain RCRA permits from the EPA or an authorized state. These regulations are strictly enforced and non-compliance can result in administrative compliance orders, penalties and criminal liability.

•	Clean Water Act — Certain operations and production facilities of Praxair and Linde are required to obtain permits for point source discharges of wastewater and/or storm water. EPA and states delegated with authority by EPA administer these permits, which may include limits on pollutant discharges and requirements for treatment or pretreatment of effluent streams. These requirements are enforced by the applicable regulatory authority, but may also be the subject of a citizen suit, which may result in both penalties and injunctive relief. Facilities with cooling water intake structures are subject to special requirements under the Clean Water Act to prevent impingement and entrainment of aquatic species, which may involve significant costs for required studies and potential capital improvements.

•	Oil Pollution Prevention Act — Facilities that store significant quantities of oil are required to establish Spill Prevention Control and Countermeasures plans, which act as an emergency response plan in the event of an oil spill. EPA and U.S. Coast Guard have jurisdiction to enforce this law and assess penalties in the event of a release of oil into navigable waters.

•	Clean Air Act — Certain operations and production facilities of Praxair and Linde are required to obtain permits or other approvals for emissions of air pollutants. Depending on the nature and volume of air emissions, a production facility may have to comply with operational and air emission limits, and report noncompliance to EPA and/or the applicable regulatory authority.

•	Chemical Facility Anti-Terrorism Standard — Operations and production facilities of Praxair and Linde that handle significant volume of specified chemicals are required to report chemical information to the Department of Homeland Security, evaluate security risks, and develop and implement security plans. The security plans under this law may require improvements to security measures, including cameras, personnel, and containment structures, as well as additional training and certification.

If Praxair or Linde violates or fails to comply with applicable environmental laws or regulations, Praxair or Linde could face fines, disruption of their businesses, and/or other sanctions. In certain circumstances, these laws may impose strict liability, rendering the respective company liable for environmental and natural resource damages without regard to negligence or fault.

Healthcare Regulations

In the United States, the production, distribution, and sale of medical gases and medical devices are regulated by the U.S. federal government under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as well as by state and local laws and other regulations. Linde is subject to extensive U.S. federal and state regulation in the field of healthcare, including numerous laws directed at preventing fraud and abuse and laws regulating the dispensing of durable medical equipment and related supplies (which is herein referred to as “DME”) and the reimbursement of such DME under various government programs. The marketing, billing, documenting and other practices of healthcare companies are subject to government scrutiny, including the right to audit patient records on which submitted claims are based.

As a provider of home oxygen, respiratory and other chronic therapy services to the home healthcare market, Linde participates in, among other programs, Medicare Part B, the U.S. medical insurance program, which covers certain medically necessary products and services furnished to Americans over 65 years of age or otherwise disabled. Linde and other providers of home oxygen and other respiratory therapy services in the United States have historically been heavily dependent on Medicare reimbursement due to the high proportion of elderly persons suffering from respiratory disease. DME, including oxygen equipment, is traditionally reimbursed by Medicare based on fixed fee schedules.

The Patient Protection and Affordable Care Act of 2010 (which is herein referred to as “ACA”), the Medicare Improvements for Patients and Providers Act of 2008, the Medicare, Medicaid and SCHIP Extension Act of 2007, the Deficit Reduction Act of 2005 and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (which is herein referred to as “MMA”), contain provisions that directly impact reimbursement for the primary respiratory and other DME products provided by Linde.

Through the MMA, Congress established a competitive bidding program for certain DME products in select geographic regions within the United States. Through the ACA, Congress, in turn, mandated the use of information obtained from the competitive bidding program to adjust fee schedules in regions not subject competitive bidding. Under the competitive bidding program, suppliers compete for the right to provide certain DME items to Medicare beneficiaries in defined regions. Bids are evaluated based on the supplier’s meeting eligibility and financial requirements, and contracts are awarded to eligible Medicare suppliers that offer the best price.

Linde experienced severe price cuts for healthcare services in the United States in 2016 due to the Medicare fee schedule being reduced in non-competitive bid areas on certain DME items. While these cuts were supposed to be stepped up further with effect from July 1, 2016, under the 21st Century Cures Act of 2016, the cuts were partly postponed until the beginning of January 2017.

Numerous U.S. federal and state laws and regulations, including the Federal Health Insurance Portability And Accountability Act of 1996 and the Health Information Technology For Economic and Clinical Health Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As part of Linde’s provision of, and billing for, healthcare equipment and services, Linde is required to collect and maintain patient-identifiable health information. Linde’s operations are also subject to laws and rules covering the repackaging, dispensing and storage of drugs (including medical oxygen) and regulating interstate motor-carrier transportation. The facilities operated by Linde must comply with applicable federal and state laws, regulations, and licensing standards. Many of Linde’s employees must maintain clinical licenses to provide some of the services offered by Linde. In addition, Linde’s operations are subject to various U.S. state laws, rules and regulations (most notably licensing and controlled substances registrations) governing pharmacies, nursing services and certain types of home health agency activities.

Healthcare is an area of rapid legal and regulatory change. Changes in the laws and regulations and new interpretations of existing laws and regulations may affect permissible activities, the relative costs associated with doing business, and reimbursement amounts paid by U.S. federal, state and other third-party payors. Linde cannot predict the future of U.S. federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, the ACA, or possible changes in national healthcare policies, in particular in light of recent changes in the composition of the U.S. Federal Government.

Occupational Health and Safety Requirements

Praxair’s and Linde’s business activities are subject to occupational health and safety laws that are aimed at preventing health risks for employees in the workplace and providing protection against accidents and occupational diseases. The Occupational Safety & Health Administration (which is herein referred to as “OSHA”), under the U.S. Department of Labor has promulgated regulations to develop workplace health and safety standards. To that end, OSHA sets and enforces standards to which employers must comply. Under the Occupational Safety and Health Act of 1970, employers are responsible for providing a safe and healthful workplace. Employers must also comply with the General Duty Clause of the Occupational Safety and Health Act of 1970, which requires employers to keep their workplace free of serious recognized hazards. In addition, certain facilities are subject to OSHA’s Process Safety Management rule (which is herein referred to as “PSM”), which requires rigorous standards for managing process safety information, establishing operating procedures, ensuring mechanical integrity, performing an analysis of process hazards, investigating process safety incidents, and auditing compliance with these and other required elements. Similar requirements may be imposed by EPA under the Risk Management Plan rule, which was established by the Clean Air Act Amendments of 1990. OSHA inspections can lead to citations with costly penalties for employers. For example, under the National Emphasis Program for Chemical Facilities, OSHA has conducted comprehensive and lengthy inspections of facilities covered by PSM, which have required dedication of significant resources. Citations OSHA has issued to facilities in the chemical industry in connection with these inspections have resulted in significant penalties.

States have also enacted laws to protect employees from workplace accidents and other occupational health risks. The occupational health and safety requirements under state laws vary from state to state.

Product Liability and Contractual Liability

Since Praxair and Linde offer their products in the United States, the companies are subject to the laws and regulations of each state in which they have a sufficient connection, including liability arising from contracts related to the sale of their products and services. Most states adhere to some variation of the model Uniform Commercial Code (which is herein referred to as “UCC”), with respect to contracts for the sale of goods (including intangibles such as gas). UCC Article 2, which governs the sale of goods (as opposed to services or real estate), covers such matters as contract formation, contractual obligations of the seller and the buyer including implied and express warranties of merchantability, rules for performing on a contract, what constitutes breach of contract, and remedies for breach of contract. However, not all states have adopted all sections of the current model UCC. Moreover, the model UCC specifically leaves it to individual states to determine the precise wording of certain sections. States generally follow common law with respect to contracts for services. The common law of each state varies.

Product liability laws may expose the companies to strict liability. For example, these laws typically cover manufacturers, distributors, and sellers, and would apply to the sale by Praxair of hard goods and equipment used in welding and related applications. The tests used to impose strict liability on product sellers are based on state law and often vary among jurisdictions. Most states have adopted strict liability, often based on Section 402A of the Restatement (Second) of Torts (Second Restatement), which provides that a seller of any product in a defective condition that is “unreasonably dangerous” to the user may be subject to liability for personal injury or property damage caused by the product defect. Sections 1 and 2 of the Restatement (Third) of Torts, which has been adopted in only a few states, also creates a cause of action for product defects. The Third Restatement adopts a reasonableness, negligence-like standard for design and warnings claims while maintaining a true strict liability regime for manufacturing defects. To the extent that such liability is ought to be imposed on Praxair and Linde as the seller of products, state laws and contractual arrangements may be available to shift liability to the manufacturer.

Anti-Bribery and Corruption Regulations

Praxair and Linde are subject to the Foreign Corrupt Practices Act (which is herein referred to as the “FCPA”), and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments to foreign officials for the purpose of obtaining or retaining business or gaining an unfair business advantage. The FCPA also requires proper record keeping and characterization of such payments in Praxair’s reports filed with the SEC.

Praxair’s and Linde’s agents are required to comply with these laws. Despite the companies’ commitment to legal compliance and corporate ethics, neither can ensure that its policies and procedures will always protect it from intentional, reckless or negligent acts committed by employees or agents. Violations of these laws, or allegations of such violations, could disrupt the companies’ businesses and result in financial penalties, debarment from government contracts and other consequences that may have a material adverse effect on the companies’ reputation, business, financial condition or results of operations. Future changes in anti-bribery or economic sanctions laws and enforcement could also result in increased compliance requirements and related expenses that may also have a material adverse effect on the companies’ business, financial condition or results of operations.

Sarbanes-Oxley Act of 2002 and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

The Sarbanes-Oxley Act of 2002 imposes a stringent set of corporate governance, internal controls, reporting and other requirements on both U.S. and non-U.S. publicly listed companies. Significant resources are necessary for publicly listed companies to come into and remain in compliance with the requirements of the Sarbanes-Oxley Act. The SEC and the Public Company Accounting Oversight Board have taken steps to reduce some of the compliance issues for publicly listed companies, including revisions to the rules relating to internal control over financial reporting established under Section 404 of the Sarbanes Oxley Act, rules that facilitate the delisting and deregistration of securities issued by some non-U.S. companies and rules that exempt some non-U.S. companies from U.S. GAAP reconciliation requirements.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 includes several corporate governance and executive compensation reforms. To the extent these laws and regulations have been implemented or will be implemented in light of recent changes in the composition of the U.S. Federal Government, the companies may need to expend effort and resources to ensure that the corporate governance, reporting and other business activities of each of them are in compliance with such requirements.

European Union

Environmental Matters

Under EU law and subsequent national legislation, the production and distribution of industrial gases as well as the construction and operation of gas and other industrial plants are subject to stringent and comprehensive environmental regulations. Laws applicable to Praxair’s and Linde’s business activities relate to emission control, GHG reduction, water and soil protection, waste disposal, chemical substances control, and other environmental matters. The following is a brief outline of select environmental law aspects of potential relevance to Praxair’s and Linde’s operations in Europe, particularly in Germany.

Emission Control

EU and national legislation restricts the level of permissible emissions caused by Praxair’s and Linde’s production facilities for industrial gases. Statutory and administrative restrictions apply to all emissions which may cause harmful effects to the environment or otherwise endanger the general public or the surrounding neighborhood, e.g., in the form of airborne pollutants or noise. At the European level, the regulatory framework for emission control and the preservation of clean air is set out, inter alia, by Directive 2008/50/EC on ambient air quality and cleaner air and Directive 2010/75/EU on industrial emissions (integrated pollution prevention and control).

In Linde’s home jurisdiction, Germany, these directives have been transposed into national law by the Federal Emission Control Act (Bundes-Immissionsschutzgesetz) and subsequent ordinances. Under this emission control regime, operators of production facilities for industrial gases require an emission control permit for the construction and operation of the plant. Such permit is only granted if potential harmful effects caused by the facility fall below specific thresholds defined in statutes and binding technical guidelines. Any major alteration to an existing facility requires approval by the competent authority. For certain large-scale projects with potentially significant environmental effects, Directive 2011/92/EU on the assessment of the effects of certain public and private projects on the environment and the German Environmental Impact Assessment Act (Gesetz über die Umweltverträglichkeitsprüfung) require that a comprehensive environmental impact assessment be conducted prior to the competent authority’s decision to issue an emission control permit. This assessment includes a public participation procedure with ensuing rights of action for affected members of the public and certain accredited environmental groups.

Compliance with the terms and conditions of an emission control permit is monitored by the competent local environmental authority. In addition, permit applications, issued permits, and monitoring results are publicly accessible. Where a facility is constructed, altered or operated without a valid permit, the competent authority may, as a matter of last resort, shut it down; the operator and its responsible agents may be subject to significant fines or even criminal prosecution.

Reduction of GHG (Climate Protection)

As an operator of production plants which, directly and indirectly, emit significant amounts of GHG, Praxair and Linde are also subject to the European Union emissions trading system (which is herein referred to as “ETS”). Introduced by Directive 2003/87/EC and transposed into German law by the Greenhouse Gas Emissions Trading Act (Treibhausgas-Emissionshandelsgesetz), the ETS is a cornerstone of the EU’s efforts to prevent climate change. It aims at reducing GHG emission by establishing a “cap and trade” system for GHG emission allowances. The ETS defines an overall emissions limit for industry sectors producing high levels of GHG. This cap is reduced over time. The GHG emitting companies that fall into the scope of the ETS must acquire sufficient allowances to cover their emissions. Under a distribution mechanism a certain amount of allowances is allocated free of charge to electricity-intensive industries. Additional allowances can be acquired on the market; likewise, excess allowances may be sold freely. Emitting companies are thus given an economic incentive to reduce their emissions and realize profits from the sale of unused emission allowances. Where an operator exceeds the annual volume of emissions covered by the acquired allowances, a fine of EUR 100 per ton of GHG emitted in excess of the allowances will be imposed and the company name will be published.

The ETS is currently in its third phase (trading period 2013 to 2020). Phase 4 of the ETS covering the years 2021 to 2030, which will bring about a further reduction of both the free allocation and the overall amount of emission allowances, is expected to be adopted in the course of 2017.

In Germany, efforts to prevent progressing climate change also include the promotion of renewable energy sources. To this end, the recently revised Renewable Energy Sources Act (Erneuerbare-Energien-Gesetz), inter alia, adds a statutory surcharge to the market price of electricity in order to compensate for the higher production costs of renewable energy. In order to preserve their competitiveness on the world market, certain electricity-intensive industries may seek partial exemption from this surcharge. To the extent Praxair’s and Linde’s facilities for the production of industrial gases exceed applicable energy consumption thresholds, certain Praxair and Linde companies are currently eligible to benefit from such exemption. However, the price regulation framework for renewable energy is constantly evolving and the renewable energy surcharge is a matter of ongoing political debate.

Water Protection

As Praxair and Linde manufacture and handle substances which are potentially harmful to water, abstract surface and groundwater, and discharge wastewater on some of their production sites, Praxair and Linde are subject to EU as well as German federal and state legislation on water protection.

At EU level, water quality standards are primarily regulated by Directive 2000/60/EC (which is herein referred to as “Water Framework Directive”), which addresses both diffuse and point-source pollution, and establishes binding targets for water quantity and quality in relation to a wide range of water bodies. According to the directive, the EU member states aim to achieve good surface water status, covering inland, coastal and transitional waters by “ensuring a balance between abstraction and recharging of groundwater” including a binding obligation to prevent the deterioration of water and to enhance water quality. Among other requirements, the EU member states are obliged to enact emission controls based on best available techniques as well as emission limit values in order to ensure the control of discharges into surface waters, to cease or phase out the discharge, emission or loss of priority hazardous substances, and to progressively reduce intrinsically hazardous substances, such as heavy metals. In addition to the Water Framework Directive, Directive 2008/105/EC on environmental quality standards in the field of water policy and the Directive 2006/118/EC on the protection of groundwater against pollution and deterioration lay down regulations on specific issues of water preservation.

In Linde’s home jurisdiction, Germany, the requirements of EU law regarding water quality and the protection of groundwater are transposed by the Federal Water Act (Wasserhaushaltsgesetz) and the water laws of the federal states. Under the water laws of the federal states certain kinds of use of water, e.g. the abstraction of groundwater and the discharge of wastewater, is subject to governmental approval. Under the Federal Water Act, installations for handling substances hazardous to water must be built and operated in such a manner that no contamination of water or any other detrimental change of its properties is to be feared. Currently, specific technical requirements for such installations including reporting and safety requirements as well as the obligations of operators are regulated are regulated by federal and states ordinances. Installations handling substances hazardous to water must be tested and classified with respect to their properties. Substances are classified on the basis of the Administrative Regulation on the Classification of Substances Hazardous to Waters (Verwaltungsvorschrift wassergefährdender Stoffe) with regard to their level of hazard.

The Federal Water Act also provides for a strict personal liability for damages resulting from a detrimental change of the water. To this end, anyone who introduces or discharges substances into a body of water, or who by other means detrimentally changes the properties of the water is obligated to compensate for the damages thereby caused to another. Apart from water-specific provisions, any environmental damage caused by business activities may result in liability pursuant to general rules of German environmental laws, namely the Federal Environmental Damage Act (Umwelthaftungsgesetz) and the Environmental Liability Act (Umweltschadensgesetz).

Soil Contamination

Praxair and Linde own and occupy production sites which, due to the historical and current use for industrial purposes, generally have a certain likelihood of being contaminated with substances hazardous to soil and groundwater.

Whereas the EU aims at initiating respective legislation in the future, there is currently no harmonized legal framework at EU level on protection of soil including inspection and remediation duties.

Under German law, liability for environmental contamination is mainly governed by the Federal Soil Protection Act (Bundes-Bodenschutzgesetz). Its provisions apply to currently existing and future soil contaminations or other harmful impacts on soil functions that are able to bring about hazards, considerable disadvantages or considerable nuisances for individuals or the general public, such as excessive compression or dehydration of the soil. The ensuing remediation liability does not require involvement, fault or knowledge of such contamination. It applies to, among others, the polluter, a universal legal successor, the occupant and current or former owner of the real property, and persons or entities that gave up ownership of such properties. The decision to issue inspection and remediation orders is subject to the competent authority’s discretion, guided by the principle of efficiency.

As soon as contaminated soil is excavated in the course of construction or remediation works, it no longer falls within the scope of the Federal Soil Protection Act. Instead, it may qualify as waste pursuant to the Waste Management Act (Kreislaufwirtschaftsgesetz), which may result in additional disposal costs.

Waste Disposal

As regards the EU regulation of waste, the operations and products of Praxair and Linde are subject to the provisions of Directive 2008/98/EC (herein referred to as the “Waste Framework Directive”). The directive applies to waste defined as ‘any substance or object which the holder discards or intends or is required to discard’. Excluded from the scope of the directive are, among others, gaseous effluents emitted into the atmosphere, the land, and the uncontaminated soil, materials covered by other EU legislation (e.g. wastewater, animal by-products, and mining waste) as well as by-products of industrial processes if they can be used without any further normal industrial processing, are produced as an integral part of the production process and further use is lawful. Material is no longer considered waste if it meets certain criteria, such as whether a market exists for the material, or if it has undergone a recovery operation, including recycling.

Under the Waste Framework Directive, EU Member States must take appropriate measures to ensure that waste management is carried out without endangering human health or harming the environment. In addition, they are obliged to prohibit the abandonment, dumping or uncontrolled management of waste. The Directive lays down a certain priority order in waste prevention and management legislation and policy. In descending order, the ‘waste hierarchy’ is: waste prevention; preparing for reuse; recycling; other recovery such as energy recovery; and disposal. In addition to the Waste Framework Directive, Regulation (EC) No. 1013/2006 (Waste Shipment Regulation), Directive 94/62/EC (Packaging Waste Directive), and Directive 2000/53/EC (End-of-Life Vehicles Directive) contain supplementary producer responsibility regimes applicable to Praxair’s and Linde’s business activities.

As regards Linde’s home jurisdiction of Germany, waste law is provided by the Waste Management Act (Kreislaufwirtschaftsgesetz) and various ordinances regulating the handling and disposal of waste. The German statutes adopt the concept of waste hierarchy given in the Waste Framework Directive. Waste that is not recycled has to be disposed of in accordance with basic principles of waste management guided by public interest. To ensure such disposal, records of proper waste management must be prepared. Special regulations apply to the disposal of certain waste substances not regulated by the Waste Management Act, for instance, nuclear fuel and radioactive substances or wastewater, which is subject to the Federal Water Act.

Chemical and Hazardous Substances Control

At EU level, the production, import and handling of chemical substances are subject to the extensive regime of Regulation (EC) No. 1907/2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals (which is herein referred to as “REACH”). In principle, REACH applies to all chemical substances used in industrial processes or day-to-day products. Also Praxair’s and Linde’s gases divisions produce and distribute certain gases which fall in the scope of REACH, for instance oxygen, nitrogen, argon, hydrogen, carbon dioxide, and carbon monoxide. Thus, the regulation also has an impact on operations and production facilities of Praxair and Linde that handle a significant volume of chemicals. REACH establishes obligations for the entire supply chain.

In general, to comply with REACH, Praxair and Linde must identify and manage the risks linked to the substances they manufacture and market in the EU. In particular, they have to demonstrate to the European Chemical Agency (which is herein referred to as “ECHA”) how the substances can safely be used and must communicate risk management measures to users. To this end, REACH establishes procedures for collecting and assessing information on the properties and hazards of substances. Chemical substances that are already regulated by other legislations, such as medicines or radioactive substances, are partially or completely exempted from REACH requirements. Furthermore, substances notified under the Dangerous Substances Directive are considered registered under REACH. Under a special transitional regime for substances which were already manufactured or placed on the market before REACH entered into force (‘phase-in’ substances), the deadline for registering substances manufactured or imported at 1-100 tons per year is May 31, 2018.

After evaluating the information submitted by companies to examine the quality of the registration dossiers and testing proposals, and to clarify whether a given substance constitutes a risk to human health or the environment, ECHA can require authorization of a substance. The authorization procedure aims at assuring that the risks from substances of very high concern (which is herein referred to as “SVHCs”) are properly controlled and that these substances are gradually replaced by appropriate substitutes. A decision of ECHA identifying substances as SVHCs, among other things, creates information obligations in relation to third parties and may result in an authorization requirement for the marketing or use of these substances.

As an integral part of the REACH process, the classification and labelling of substances and mixtures have to comply with the standard of the Regulation (EC) No. 1272/2008 on Classification, Labelling and Packaging of Substances and Mixtures. The regulation redefines the classification criteria for the physical, toxicological and environmental properties of substances and mixtures and harmonizes hazards-related communications.

With regards to Linde’s home jurisdiction, the German Chemicals Act (Chemikaliengesetz), the Ordinance on Banned Chemicals (Chemikalien-Verbotsverordnung), the Ordinance on Hazardous Substances (Gefahrstoffverordnung), the Technical Rules for Hazardous Substances (Technische Regeln für Gefahrstoffe), the Ordinance on Industrial Safety (Betriebssicherheitsverordnung) and the Technical Rules for Safety in Work Places (Technische Regeln für Betriebssicherheit) establish a comprehensive system of environmental regulations on the handling, storage, use and transport of hazardous materials required for Praxair’s and Linde’s business activities. Among other things, the regulations set forth numerous requirements for the protection of employees, consumers and the environment.

Praxair and Linde, as operators of production plants for potentially hazardous industrial gases, have to prepare a comprehensive risk assessment determining the necessary occupational safety measures for the working place described. As employers, Praxair and Linde also have to appoint duly qualified responsible persons observing compliance with labor safety and protection regulations. Facilities handling substantial quantities of harmful substances are also subject to the additional requirements of the recently amended Ordinance on Major-accident Hazards (Zwölfte Verordnung zur Durchführung des Bundes-Immissionsschutzgesetzes, Störfall-Verordnung), which transposes Directive 2012/18/EU into German law. These include precautions to prevent hazardous incidents and enhanced safety measures as well as notification and reporting obligations. To this end, the ordinance provides general guidelines to prevent major accidents in such areas.

The transport of dangerous goods is also subject to special regulations under German law, including the Dangerous Goods Transportation Act (Gefahrgutbeförderungsgesetz), and is generally only permitted if specific safety requirements are fulfilled. As concerns Praxair’s and Linde’s gases business, the transportation of gases is subject to these special regulations pertaining to, for instance, labelling, and specific protection measures.

Occupational Health & Safety Requirements

Praxair and Linde must comply with applicable laws and regulations to protect employees against occupational injuries. Under such laws and regulations, employers typically must establish the conditions and the flow of work in a manner that effectively prevents dangers to employees. In particular, employers must observe certain medical and hygienic standards and comply with certain occupational health and safety requirements, such as permissible maximum levels for noise at the work place, the use of personal protective equipment and requirements relating to maximum temperatures and air ventilation.

At the EU level, Directive 89/391/EEC guarantees minimum safety and health requirements throughout the EU while the member states are allowed to maintain or establish more stringent measures.

In Linde’s home jurisdiction, Germany, general health and safety requirements for employees are laid down by the Working Conditions Act (Arbeitsschutzgesetz), the Occupational Safety Act (Arbeitssicherheitsgesetz) and the Ordinance on Industrial Safety (Betriebssicherheitsverordnung). For the provision and use of working equipment, the Product Safety Act (Produktsicherheitsgesetz) applies, along with the Ordinance on Health and Safety at Work (Arbeitsstättenverordnung) and the Ordinance on Construction Sites (Baustellenverordnung). As regards exposure to hazardous substances, the Ordinance on Hazardous Substances (Gefahrstoffverordnung) and the Technical Rules for Hazardous Substances (Technische Regel für Gefahrstoffe 900) set out limits for workplaces.

Healthcare Regulations

The provision of healthcare products and services is one of the most densely regulated industry sectors in the European Union as well as at the national level. Applicable laws and regulations pertain to, inter alia, research and manufacturing, marketing authorization and safety requirements, financing in the social security system and compliance. In addition, the advertising, promotion, sale and distribution of these products and services are subject to extensive and ongoing regulatory requirements.

Linde manufactures healthcare gases such as oxygen, which qualify as medicinal products under EU and German laws. At the EU level, the legal framework for medicinal products is mainly set forth by (i) Regulation (EC) No. 726/2004 as last amended by Regulation (EU) No. 1027/2012, which lays down procedures for the centralized authorization and supervision of medicinal products, and (ii) Directive 2001/83/EC as last amended by Directive 2012/26/EU, which provides a common European code relating to medicinal products for human use. The latter has been implemented into German law by the Medicines Act (Arzneimittelgesetz). At the national level, the Medicines Act contains the central set of rules on, in particular, quality, efficacy and safety standards for medicines in the German market.

Under this legal framework, a medicinal product must obtain a marketing authorization by a competent authority before it can be placed on the market. In the EU regulatory system, a manufacturer of medicinal products can seek marketing authorization at either the European level under Regulation (EC) No. 726/2004 (centralized procedure) or at the national level pursuant to Directive 2001/83/EC and its national transpositions (via the national, decentralized and mutual recognition procedures). The applicable procedure depends on the type of medicine and/or the manufacturer’s choice. An authorization granted in the centralized procedure is valid in the entire EU, whereas a national authorization is limited to the respective member state’s market. However, the principle of mutual recognition provides that, in principle, all EU member states may rely on the positive assessment of the member state which has first issued a marketing authorization in a national procedure. Unlike the centralized procedure, the mutual recognition procedure and the decentralized marketing authorization procedure require separate applications to, and lead to separate approvals by, the competent authorities of each EU member state in which the product is to be marketed. Once authorized, the holder of a marketing authorization is responsible for ensuring compliance with detailed requirements relating to manufacturing, distribution and sale of the products as well as for safety reporting and other pharmacovigilance requirements. Compliance with these requirements is monitored and routinely inspected by competent authorities.

Pricing and reimbursement for the treatment of patients with medicinal products in the EU member states is governed by complex mechanisms established on a national level in each country. These mechanisms vary widely among the EU member states. The funding of healthcare products and services within the German social security system is governed in particular by Volume V of the Social Security Code (Fünftes Buch Sozialgesetzbuch) and subsequent ordinances and guidelines issued by public authorities and bodies of self-governance. Authorized medicinal products prescribed to patients who are insured with a statutory health insurance fund (which is herein referred to as “SHI”) are provided and paid for by the respective SHI (subject to a minor deductible). Approximately 90% of the German population is a member of an SHI. The SHIs are funded by way of income-related contributions. In order to ensure the stability of this system, the marketing of medicinal products is governed by a complex and restrictive price regulation regime. Applicable instruments of price regulation in the German market include reference prices, mandatory discounts and tender proceedings. Patients insured with a private health insurance company in Germany generally pay upfront for prescribed medications and then seek reimbursement from their insurer.

In its homecare business Linde also distributes medical devices for the application of respiratory treatments, such as air concentrators or ventilators. At the European level, production and distribution of such medical devices are, among others, governed by Directive 93/42/EEC as last amended by Directive 2007/47/EC and transposed into German law by the Medical Products Act (Medizinproduktegesetz) which establishes a uniform procedure for the entry of medical devices into the European market. In order to be marketable, a medical device’s conformity with the essential requirements defined in Annex 1 of Directive 93/42/EEC must be certified (so-called CE marking). If the manufacturer has issued or obtained such certification and placed the appliance on the market, a distributor such as Linde may generally rely on the CE marking and does not require further authorization or certification. This legal framework will change in the near future as the new EU Regulation (EU) No 2017/745 on medical devices and Regulation (EU) No 2017/746 on in vitro diagnostic medical devices have been published in the Official Journal of the European Union in May 2017 and will enter into force in three years for medical devices (2020), and in five years for in vitro diagnostic devices (2022). The regulations will maintain the principle of market access based on conformity assessment and CE marking. However, for the first time, distributors of medical devices will now be subject to new requirements and oversight by the competent authorities.

Also, in its hospital care business, Linde distributes a number of different medical devices. In addition, Linde itself places medical devices on the market as a legal manufacturer under Directive 93/42/EEC. For these devices Linde has to comply with requirements that are similar to, but less stringent than, those requirements that apply to medicinal products. This will change, however, when Regulation (EU) No 2017/745 will come into effect in May 2020 as Linde will be subject to more stringent requirements that will, broadly speaking, be more in line with those that apply to medicinal products.

As for medicinal products, pricing and reimbursement for the treatment of patients with medical devices in the EU member states is governed on a national level in each country and varies widely among the EU member states. Within the German statutory social security system, the abovementioned medical devices fall into the category of therapeutic appliances (Heilmittel). The SHIs provide their members with such appliances to the extent this is medically indicated. The SHIs procure the required therapeutic appliances by way of supply contracts with service providers such as Linde. The service providers may be selected in competitive tender proceedings. The national umbrella organization of SHIs has the authority to determine maximum reimbursement amounts for specific categories of therapeutic appliances. In the field of respiratory appliances, such fixed amounts are currently not in force. Remuneration for theses appliances is negotiated between the service provider and the SHIs.

As a service provider within the social security system, Linde as well as its employees and representatives are subject to a number of anti-corruption and other compliance regulations. These provisions aim at ensuring fair competition in the healthcare sector and protecting the integrity of the social security system. To this end, inter alia, applicable social security laws pose restrictions on cooperation agreements between service providers and physicians. Failure to comply with these standards is sanctioned by the SHIs and can result in the exclusion of the service provider from the statutory health insurance system. In addition, under the German Criminal Code (Strafgesetzbuch) it is a criminal offence to grant or promise monetary or other benefits to a physician in order to gain a competitive advantage in the context of prescription of medicines or therapeutic appliances.

Finally, Linde’s Remeo-brand nursing centers in Germany, Sweden and the U.K. for providing respiratory and certain additional care services for chronically ill patients are subject to a sector-specific framework of national laws and regulations for healthcare providers. In Germany, for instance, the provision of nursing services within the social security system is primarily governed by Volume XI of the Social Security Code (Elftes Buch Sozialgesetzbuch). Persons in need of regular care are, depending on the degree of their physical impairment, entitled to certain nursing services, including inpatient care in nursing homes such as Linde’s Remeo centers. Such services are in part financed by statutory care insurance funds which are, comparable to the SHIs, funded by way of income-related contributions. In order to perform services at the expense of these insurance funds, a provider of nursing services needs to enter into admission contracts with the care insurance funds. As a general rule, a qualified and efficient service provider is entitled to be admitted to the social security system. Remuneration for inpatient and outpatient services is subject to negotiation within statutory boundaries. Adherence to detailed quality and safety standards is routinely monitored by the care insurance funds.

DESCRIPTION OF LINDE PLC SHARES

The following is a description of the material terms of the shares of Linde plc. You should also refer to the form of the Linde plc constitution, and the applicable provisions of Irish law. It is possible, however, that this form will change in connection with obtaining the required regulatory approvals for the business combination.

Current Authorized and Issued Share Capital

Immediately prior to the completion of the business combination, the authorized share capital of Linde plc will be €25,000 divided into 25,000 ordinary shares of nominal value €1.00 each.

Linde plc may issue shares subject to the maximum authorized share capital contained in the Linde plc constitution. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of Linde plc shareholders cast at a general meeting (which is referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Linde plc may be divided into shares of such nominal value as such resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the Linde plc constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, so it must be renewed by the shareholders by an ordinary resolution on or before the expiry of this term (if Linde plc wishes to issue shares). The Linde plc constitution authorizes the Linde plc board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such Linde plc constitution, which is expected to be effective as of the completion of the business combination.

The 25,000 ordinary shares of €1.00 each in the capital of Linde plc were issued at Linde plc’s incorporation at a premium for the purposes of capitalizing Linde plc to the minimum level required by Irish company law and for the purposes of funding Linde plc to make a capital contribution to German Intermediate Holding GmbH. The ordinary shares will, upon adoption of the Linde plc constitution upon completion of the business combination, be converted and re-designated into deferred shares that do not carry voting or dividend rights and then will be acquired or redeemed and cancelled by Linde plc for consideration equivalent to their nominal value and any premium paid up on them on the later to occur of the date on which the aggregate nominal value of the Linde plc ordinary shares in issue exceeds the minimum capitalization requirement or the date on which Linde plc has sufficient distributable reserves to discharge the consideration payable on the redemption.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in the Linde plc constitution. The Linde plc constitution permits the board of directors, without shareholder approval, to determine certain terms of each series of the preferred shares issued by Linde plc, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, the Linde plc constitution will not provide for the issuance of fractional shares of Linde plc, and the register of members of Linde plc (which is herein referred as the “Linde plc register of members”) will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Linde plc would result in any Linde plc shareholder becoming entitled to fractions of a share, the Linde plc board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Issued Share Capital After Completion of the Business Combination

There have been no changes to the issued share capital of Linde plc between its date of incorporation and the date of this document.

Based on the number of Praxair shares outstanding as of the record date, Linde plc is expected to issue approximately [—] ordinary shares with a nominal value of €0.001 per share to the former shareholders of Praxair on completion of the merger. Based on the number of Linde shares outstanding as of the record date and assuming all Linde shares are tendered, Linde plc is expected to issue approximately 185,638,071 ordinary shares with a nominal value of €0.001 per share to the former shareholders of Linde on completion of the exchange offer. All shares issued upon consummation of the business combination will be issued as fully paid-up and non-assessable shares.

Transfer of Linde plc Shares

The transfer agent for Linde plc will maintain the Linde plc register of members outside the U.K. Pursuant to the Companies Act, the register of members must be kept at either (a) the registered office of Linde plc or (b) another place within Ireland. The Linde plc shares will be deposited upon issuance in a securities account with, or on behalf of DTC, and registered in the name of the Nominee. The Nominee will become the direct and legal owner of the Linde plc shares. A transfer of Linde plc shares from a seller who holds shares beneficially (i.e. through DTC) to a buyer who holds the acquired shares beneficially will not be registered in the Linde plc register of members. With respect to the Linde plc shares issued as exchange offer consideration for the tendered Linde shares, DTC will credit Clearstream’s DTC participant account with such shares and Clearstream will in turn credit interests in such shares to the account of the settlement agent at Clearstream in favor of the former Linde shareholders. The settlement agent will arrange for the transfer of interests in the Linde plc shares through Clearstream to the custodian banks.

A written instrument of transfer is required under Irish law in order to register on the Linde plc register of members any transfer of shares (i) from a person who holds Linde plc shares directly to any other person, (ii) from a person who holds Linde plc shares beneficially to a person who holds Linde plc shares directly or (iii) from a person who holds Linde plc shares beneficially to another person who holds Linde plc shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a Linde plc shareholder who directly holds Linde plc shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on the Linde plc register of members. However, a Linde plc shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Any transfer of Linde plc shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Linde plc expects that it may be required to assume the obligations for paying the stamp duty liability with respect to certain transfers of Linde plc shares as a result of arrangements entered into with DTC. The Linde plc constitution allows Linde plc, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Linde plc is (on behalf of itself or its subsidiaries) entitled to (i) seek reimbursement from the buyer (at its discretion), (ii) set off the amount of the stamp duty against future dividends payable to the buyer (at its discretion) and (iii) claim a lien against the Linde plc shares on which it has paid the stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Linde plc shares has been paid unless one or both of such parties is otherwise notified by Linde plc.

The Linde plc constitution, as it will be in effect as of the effective time of the business combination, will delegate to Linde plc’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the Linde plc register of members is regularly updated to reflect trading of Linde plc shares occurring through normal electronic systems, Linde plc intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Linde plc notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Linde plc for this purpose) or request that Linde plc execute an instrument of transfer on behalf of the transferring party in a form determined by Linde plc. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Linde plc’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Linde plc’s official Irish register of members (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Linde plc Register of Members

Linde plc will procure that the transfer agent maintains the Linde plc register of members outside the U.K. Pursuant to the Companies Act, the register of members must be kept at either (a) the registered office of Linde plc or (b) another place within Ireland. It will be updated following completion of the business combination to reflect the allotment and issuance of Linde plc shares in connection with the exchange offer and the merger. The Linde plc register of members must be kept available for inspection at the registered office of Linde plc or at an alternative location specified under law.

Shares in an Irish public limited company such as Linde plc can, in principle, be issued and held either in a so-called certificated (i.e., hard copy share certificates are issued to shareholders) or a so-called uncertificated (i.e., dematerialized) form. All shareholders’ names must be entered into the register of members maintained by an Irish public limited company in order to acquire legal title to the shares.

To make shares in an Irish public limited company deliverable for trading on an exchange, the shares are required to be issued in uncertificated form. To achieve this, Linde plc will allot shares to the Nominee instead of directly to the shareholder. The Nominee will become the registered legal holder of the Linde plc shares as well as the legal holder of all rights associated with such shares.

Pre-emption Rights

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Linde plc has opted out of these pre-emption rights in the Linde plc constitution as permitted under Irish company law. Irish law requires this opt-out to be renewed at least every five years by a resolution approved by not less than 75% of the votes of the Linde plc shareholders cast at a general meeting (which is referred to under Irish law as a “special resolution”). If the opt-out is not renewed, as a general rule, shares issued for cash must be offered to existing Linde plc shareholders on a pro rata basis to their existing shareholding before any Linde plc shares may be issued to any new shareholders. Statutory pre-emption rights do not apply (i) where shares are issued wholly or partly for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Reduction of Share Capital

Linde plc may, by ordinary resolution, reduce its authorized share capital in any way. Linde plc also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Act.

Acquisition of Own Shares

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. All redeemable shares must also be fully paid. Redeemable shares may, upon redemption, be cancelled or held in treasury. The Linde plc constitution provides that shareholder approval will not be required to deem Linde plc shares redeemable.

Linde plc may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Linde plc’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Linde plc at any time must not exceed 10% of the nominal value of the issued share capital of Linde plc. Linde plc may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Linde plc or re-issued subject to certain conditions.

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of Linde plc either on-market or off-market. For a subsidiary of Linde plc to make on-market purchases of Linde plc shares, the Linde plc shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Linde plc shares is required. For an off-market purchase by a subsidiary of Linde plc, the proposed purchase contract must be authorized by special resolution of the Linde plc shareholders before the contract is entered into. This authority must specify the date on which the authority is to expire which shall not be more than 18 months from the date the special resolution was passed. The person whose Linde plc shares are to be bought cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by Linde plc shareholders at the registered office of Linde plc.

In order for a subsidiary of Linde plc to make an on-market purchase of Linde plc shares, such shares must be purchased on a “regulated market” or “recognized stock exchange” and be subject to marketing arrangements. The regulated market of the Frankfurt Stock Exchange and the NYSE, on which the shares of Linde plc will be listed following the closing, qualify as a regulated market and a recognized stock exchange respectively.

The number of Linde plc shares held by the subsidiaries of Linde plc at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Linde plc. While a subsidiary holds Linde plc shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the Linde plc shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

General Meetings of Shareholders

Linde plc will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Linde plc’s fiscal year-end.

Notice of an annual general meeting must be given to all Linde plc shareholders and to the auditors of Linde plc. The Linde plc constitution provides for a minimum notice period for an annual general meeting of 21 days, which is the minimum permitted under Irish law.

Generally speaking, the only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual statutory financial statements, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

As provided under Irish law, extraordinary general meetings of Linde plc may be convened (i) by the Linde plc board of directors, (ii) by request of Linde plc shareholders holding not less than 5% of the paid up share capital of Linde plc carrying voting rights for so long as Linde plc’s shares are admitted to trading on a regulated market in any member state of the European Union, (iii) by request of Linde plc shareholders holding not less than 10% of the paid up share capital of Linde plc carrying voting rights for so long as Linde plc’s shares are not admitted to trading on a regulated market in any member state of the European Union, (iv) by request of Linde plc’s statutory auditor in connection with its resignation or (v) in exceptional cases, by court order.

Notice of an extraordinary general meeting must be given to all Linde plc shareholders and to the auditors of Linde plc. Under Irish law and the Linde plc constitution, the minimum notice period of 21 days’ prior written notice applies, except that in the case of an extraordinary general meeting, if the company offers facilities to members to vote by electronic means and shareholders have passed a special resolution at the immediately preceding general meeting approving such shortened notice period, an extraordinary general meeting can be called with 14 days’ prior written notice (provided that no special resolutions are proposed to be put to a vote at that meeting). The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by Linde plc shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Linde plc board of directors has 21 days to convene a meeting of Linde plc shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Linde plc board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Linde plc’s receipt of the requisition notice.

If the Linde plc board of directors becomes aware that the net assets of Linde plc are not greater than half of the amount of Linde plc’s called-up share capital, the directors of Linde plc must convene an extraordinary general meeting of Linde plc shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum and Voting

The Linde plc constitution provides that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of Linde plc shares.

At any meeting of Linde plc, all resolutions put to the Linde plc shareholders will be decided on a poll.

In accordance with the Linde plc constitution, the Linde plc board of directors may from time to time authorize Linde plc to issue preferred shares. The Linde plc board of directors may prescribe voting rights to such preferred shares. Treasury shares or shares of Linde plc that are held by its subsidiaries will not be entitled to be voted at general meetings of shareholders.

Irish company law requires a special resolution of the shareholders (approval by not less than 75% of the votes cast at a general meeting of Linde plc’s shareholders) to approve certain matters. Examples of matters requiring special resolutions include:

(i)	amending the Linde plc constitution;

(ii)	approving a change of name of Linde plc;

(iii)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(iv)	opting out of pre-emption rights on the issuance of new shares for cash;

(v)	re-registration of Linde plc from a public limited company to a private company;

(vi)	variation of class rights attaching to classes of shares (where the Linde plc constitution does not provide otherwise);

(vii)	purchase of own shares off-market;

(viii)	reduction of issued share capital;

(ix)	sanctioning a compromise/scheme of arrangement;

(x)	resolving that Linde plc be wound up by the Irish courts;

(xi)	resolving in favor of a shareholders’ voluntary winding-up;

(xii)	re-designation of shares into different share classes; and

(xiii)	setting the re-issue price of treasury shares.

Different Classes of Shares

Without prejudice to any rights attached to any existing shares, Linde plc may issue shares with such rights or restrictions as determined by Linde plc by an ordinary resolution approved by its shareholders. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (if Linde plc wishes to issue shares). The Linde plc constitution authorizes the Linde plc board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such constitution, which is expected to be effective as of the completion of the business combination. Linde plc may also issue shares which are, or are liable to be, redeemed at the option of Linde plc or the holder.

Whenever the share capital of Linde plc is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the written consent of the holders of 75% in nominal value of the issued shares of the class (excluding shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise), and may be so varied or abrogated either while Linde plc is a going concern or during or in contemplation of a winding-up.

The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by Linde plc of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto. In addition, the Linde plc constitution provides that (i) the redemption or purchase of preferred shares or any class or series of preferred shares shall not constitute a variation of rights of the holders of preferred shares; (ii) the issue, redemption or purchase of any of the preferred shares shall not constitute a variation of the rights of the holders of ordinary shares; (iii) the issue of preferred shares or any class or series of preferred shares which rank pari passu with, or junior to, any existing preferred shares or class of preferred shares shall not constitute a variation of the existing preferred shares or class of preferred shares; and (iv) the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Dividends

Linde plc may, by ordinary resolution, declare final dividends to be paid to its shareholders. However, no dividend shall exceed the amount recommended by the Linde plc board of directors. The Linde plc board of directors may also pay to the shareholders such dividends as interim or final dividends as appear to the directors to be justified by the profits of the Company.

General Provisions Governing a Liquidation; Liquidation Distributions

Linde plc’s duration will be unlimited. Linde plc may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of Linde plc shareholders is required. Linde plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Linde plc has failed to file certain returns.

The rights of the shareholders to a return of Linde plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in the Linde plc constitution and may be further prescribed in the terms of any preferred shares issued by Linde plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Linde plc. The Linde plc constitution provides that, subject to the priorities of any creditors, the assets will be distributed to Linde plc shareholders in proportion to the paid-up nominal value of the shares held by such shareholder. The Linde plc constitution provides that the Linde plc shareholders are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Amendment of Constitution

Irish company law requires a special resolution of the Linde plc shareholders (approval by not less than 75% of the votes cast at a general meeting of Linde plc’s shareholders) to approve any amendments to the Linde plc constitution.

Disclosure of Information Upon Listing

As an Irish company whose shares will be listed on the NYSE and the Frankfurt Stock Exchange, Linde plc will be subject to certain disclosure obligations under U.S., German and Irish law.

Periodic Reporting Under U.S. Securities Law

Linde plc will be required to publicly file with the SEC an annual report on Form 10-K within 90, 75 or 60 days of the end of the fiscal year covered by the report, with the time period determined based on Linde plc’s aggregate worldwide market value, the period of time for which it is has been subject to SEC reporting requirements and certain other factors. In addition, Linde plc will be required to publicly file with the SEC quarterly reports on Form 10-Q within 45 or 40 days (depending on the same factors) of the end of the applicable fiscal quarter. Linde plc will also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, Linde plc will be required to simultaneously or promptly make public disclosure of any material nonpublic information shared with securities market professionals or Linde plc shareholders who are reasonably likely to trade on the basis of the information.

Periodic Reporting Under EU/Irish Law and the Exchange Rules for the Frankfurt Stock Exchange

Linde plc is an Irish company whose shares will be listed on the regulated market of the Frankfurt Stock Exchange and on the sub-segment of the regulated market with additional obligations arising from admission

(Prime Standard). As such, it will be required to prepare and publish audited consolidated annual financial statements within four months of the end of its fiscal year, Linde plc will also be required to prepare and publish half year and quarterly group statements or quarterly consolidated financial statements for the first half of the fiscal year within three months of the end of the first half of its fiscal year and for the first and the third quarters of its fiscal year within two months of the end of such quarter. Furthermore, Linde plc is required to inform the public as soon as possible of any inside information which directly concerns Linde plc in accordance with Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (which is herein referred to as the “EU Market Abuse Regulation”).

Rules of the New York Stock Exchange

For so long as its shares are listed on the NYSE, Linde plc will be required to meet certain requirements relating to ongoing shareholder communication and disclosure, including a requirement to make any annual report filed with the SEC available on or through Linde plc’s website and to comply with the “immediate release policy” of the NYSE with respect to earnings and dividend announcements, business combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on the NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and shareholder approval of certain transactions.

Insider Trading and Market Manipulation

U.S. and European Union laws contain specific rules intended to prevent insider trading and market manipulation.

Pursuant to the applicable rules on insider trading and market manipulation, Linde plc has adopted a policy on insider trading and communications for transactions in its securities.

United States

The “insider trading” doctrine under United States securities laws generally prohibits any person from:

•	trading in a security while in possession of material, non-public information regarding the issuer of the security;

•	tipping such information to others;

•	recommending the purchase or sale of securities while in possession of such information; or

•	assisting someone who is engaged in any of the above activities.

The laws cover not only those who trade, but also those who tip material, non-public information or recommend transactions in securities while in possession of such information. A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Linde plc board of directors, and the officers and other employees of the combined group may not purchase or sell Linde plc shares or other securities when he or she has personal knowledge of material, non-public information about the combined group’s business, prospects or financial condition, nor may they tip any other person by disclosing non-public information about Linde plc.

European Union

The applicable insider trading rules (Articles 7, 8, 10 and 14 of the EU Market Abuse Regulation) prohibit a person from (a) engaging or attempting to engage in insider dealing; (b) recommending that another person engage in insider dealing or inducing another person to engage in insider dealing; and (c) unlawfully disclosing inside information. Insider dealing arises where a person possesses inside information and uses that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates. The prohibition of market manipulation and attempted market manipulation (Articles 12 and 15 of the EU Market Abuse Regulation) forbids the giving of false or misleading signals as to the supply of, demand for, or price of the Linde plc shares by means of disseminating information, entering into a transaction or any other behavior. Failure to comply with these requirements could lead to the imposition of fines or imprisonment.

Applicable Takeover Rules

Introduction

As a public limited company incorporated in Ireland with securities to be admitted to trading on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse), BaFin will be the primary regulator of Linde plc insofar as related to takeover rules. Linde plc will be subject to the provisions of the German Takeover Act, the Irish Takeover Panel Act 1997 (which is herein referred to as the “Takeover Panel Act”) and the Irish Takeover Rules 2013, as amended (which are herein referred to as the “Takeover Rules” or the “Irish Takeover Rules”), all of which will apply to any offers made to Linde plc shareholders to acquire their shares.

German Takeover Rules

Pursuant to Section 1(3) of the German Takeover Act, the German Takeover Act is applicable to any public offer regarding Linde plc shares, provided that at the time the public offer is made (i) the public offer is a European Offer pursuant to Section 2(1a) of the German Takeover Act, and (ii) Linde plc shares are admitted to trading on an organized market in Germany, e.g. on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse), as contemplated. In this case, pursuant to Section 1(3) sentence 2 of the German Takeover Act, the German takeover rules as set forth in the German Takeover Act will apply in respect of the consideration, the content of the offer document and the procedural matters for any public offer. Pursuant to Section 4(1) sentence 1 of the German Takeover Act, BaFin is the competent authority for the supervision of any aforementioned public offer.

Irish Takeover Rules

The Irish Takeover Panel (which is herein referred to as the “Panel”), which administers the Takeover Rules, has responsibility for regulating matters relating to company law (e.g. determining the appropriate threshold for “squeeze-out” provisions relating to the compulsory purchase of a dissenting minority in an offer, the threshold for a change of control requiring a mandatory takeover bid, the information to be provided to employees, as well as the conditions under which the Linde plc board of directors may undertake any action which might result in the frustration of an offer).

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel, and will be considered by the Panel even where it shares jurisdiction with another takeover regulator. The General Principles provide that:

•	in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Since Linde plc will be subject to Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004 on takeover bids if it is the subject company of a squeeze-out transaction, the bidder can compulsorily acquire minority shareholdings under Regulation 23 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006. To do this, the bidder must receive a level of 90% acceptances in value and voting rights of the Linde plc shares subject to a takeover bid. The bidder has three months from the last closing date of the offer in which to give notice to the dissenting Linde plc shareholders that it intends to exercise its rights under Regulation 23. Once a notice has been served, a dissenting Linde plc shareholder has 21 days to apply to court. If a court application is made, the compulsory acquisition will be delayed until the outcome of that application, including any appeal. There is no time limit within which the court application must be dealt with.

Under the Takeover Rules, the Linde plc board of directors is not permitted to take any action which might frustrate an offer for the Linde plc shares once it has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Linde plc board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(i)	the action is approved by the Linde plc shareholders at a general meeting; or

(ii)	the Panel has given its consent, where:

•	it is satisfied that the action would not constitute frustrating action;

•	Linde plc shareholders who hold more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Linde plc constitution may be considered to have anti-takeover effects, including those described under the following captions: “Description of Linde plc shares — Current Authorized and Issued Share Capital” (regarding issuance of preferred shares), “Description of Linde plc shares — Pre-emption Rights,” “Description of Linde plc shares — Reporting Requirements for Shareholders, Directors and Officers,” “Comparison of Shareholder Rights Before and After the Business Combination —Removal of Directors,” “Comparison of Shareholder Rights Before and After the Business Combination —Amendments to Bylaws or other Governing Documents and Articles of Association,” “Comparison of

Shareholder Rights Before and After the Business Combination — Special Meeting of Shareholders,” “Comparison of Shareholder Rights Before and After the Business Combination — Annual Meeting of Shareholders,” “Comparison of Shareholder Rights Before and After the Business Combination — Shareholder Proposals” and “Comparison of Shareholder Rights Before and After the Business Combination —(Anti-)Takeover Legislation and Provisions.”

U.S. Takeover Rules

Because the Linde plc shares will be registered with the SEC under the Exchange Act, any offer for the Linde plc shares will need to comply with the U.S. tender offer rules set out in Sections 14(d) and 14(e) of the Exchange Act and Regulations 14D and 14E thereunder (which are herein referred to as the “U.S. tender offer rules”). The principal U.S. tender offer rules relate to, among other things: (1) the initial offer period remaining open for acceptances for a period of at least 20 U.S. business days following commencement; (2) the extension of withdrawal rights to Linde plc shareholders in certain circumstances; (3) application of the all-holder and best-price rules (which together require that all Linde plc shareholders receive the same/highest price offered for Linde plc shares); (4) prompt payment of consideration (i.e., three-day settlement); and (5) restrictions on a bidder’s ability to acquire Linde plc shares outside of the exchange offer.

Reporting Requirements for Shareholders, Directors and Officers

U.S. Law

Holders of Linde plc shares are subject to certain reporting requirements under the Exchange Act.

Shareholders owning more than five percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Section 13(d) of the Exchange Act requires any person or group of persons who owns or acquires beneficial ownership of more than five percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for certain qualified investors) the short form Schedule 13G.

If the shareholder is required to file a report on Schedule 13D, such a report must include information on, among other things, the acquisition of securities by which the shareholder exceeded the five percent threshold, and be filed within ten days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to certain qualified investors, including beneficial owners of more than five percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than ten percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than five percent of the class. A Schedule 13G filer must change to filing Schedule 13D within ten days after beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until ten days after the Schedule 13D is filed. Directors and officers of the issuer are generally not eligible to use Schedule 13G.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than ten percent of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within ten days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s fiscal year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent fiscal year and any transactions eligible for deferred reporting.

German Law

Linde plc is subject to certain provisions of the German Securities Trading Act (Wertpapierhandelsgesetz), which governs disclosure to shareholders and reporting duties. These provisions state, for domestic issuers whose home state is not Germany, but another member state of the European Union or the European Economic Area, among other things, that Linde plc must publish voting rights notifications received from shareholders stating that their shareholding in Linde plc reached, exceeded or fell below one of the thresholds applicable under the issuer’s home state regulations governing shareholders’ disclosure duties immediately, but no later than within three trading days after receiving them, via media outlets or outlets where it can be assumed that the notice will be disseminated in the European Union and the non-European Union parties to the agreement on the European Economic Area and inform the BaFin. Linde plc must also transmit the notification to the German Company Register (Unternehmensregister).

EU/Irish Law

Under the Companies Act and the Irish Transparency (Directive 2004/109/EC) Regulations 2007, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited company. A Linde plc shareholder therefore must make such a notification to Linde plc if, as a result of a transaction, the Linde plc shareholder will be interested in 3% or more of the shares of Linde plc; or if, as a result of a transaction, a Linde plc shareholder who was interested in more than 3% of the shares of Linde plc ceases to be so interested. Once 3% is exceeded, the notification obligation arises for each change of the percentage level in whole numbers, with fractions of a percentage being rounded down.

Where a Linde plc shareholder is interested in more than 3% of the shares of Linde plc, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Linde plc. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the Linde plc shareholder is interested as a proportion of the entire nominal value of Linde plc’s share capital. Where the percentage level of the Linde plc shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to Linde plc within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Linde plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, if at any time the Linde plc board of directors are satisfied that any Linde plc shareholder, or any other person appearing to be interested in shares held by such Linde plc shareholder, has been duly served with a notice pursuant to the Linde plc constitution (which is herein referred to as a “Section 1062 Notice”) and is in default for the prescribed period in supplying to Linde plc the information required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the directors may, in their absolute discretion at any time thereafter by notice (which is herein referred to as a “Direction Notice”) to such Linde plc shareholder direct (a) that the Linde plc shareholder shall not be entitled to attend or to vote at a general meeting either personally or by proxy in respect of the Linde plc shares in relation to which the default occurred (which are herein referred to as “Default Shares”) or to exercise any other right conferred by holding Linde plc shares in relation to meetings of Linde plc; (b) that, where the nominal value of the Default Shares represents at least 0.25% of the nominal value of the issued shares of that class: (i) no payment shall be made of any sums due from Linde plc on the Default Shares and Linde plc shall not have any liability to pay interest on any such payment when it is finally paid (in each case except in a liquidation of Linde plc); (ii) no other distribution shall be made on the Default Shares; or (iii) no transfer of any of the Default Shares held by such Linde plc shareholder shall be registered unless (A) the Linde plc shareholder is not itself in default as regards supplying the information requested; or (B) the transfer is an approved transfer (as defined in the Linde plc constitution).

Any Direction Notice shall cease to have effect (a) in relation to any Linde plc shares which are transferred by such Linde plc shareholder by means of an approved transfer; or (b) when the Linde plc board of directors is satisfied that such Linde plc shareholder (and any other person appearing to be interested in shares held by such Linde plc shareholder) has provided Linde plc with the information required in the Section 1062 Notice. The Linde plc board of directors may at any time give notice cancelling a Direction Notice.

In the event Linde plc is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Linde plc shares of 1% or more.

All persons discharging managerial responsibilities in Linde plc and persons closely associated with such persons must, pursuant to Article 19 of the EU Market Abuse Regulation, notify Linde plc and the CBI in writing of every transaction in Linde plc shares or related financial instruments conducted on their own account within three business days of the transaction. Linde plc is then required to publish such notification within three business days after the date of the transaction and to inform the BaFin about such publication. Furthermore, Linde plc will transmit such information to the German company register without undue delay after its publication. Persons discharging managerial responsibilities are: (1) members of any management, administrative or supervisory body of Linde plc; and (2) a senior executive who is not a member of these bodies, who has regular access to inside information relating directly or indirectly to Linde plc and power to take managerial decisions affecting the future developments and business prospects of Linde plc. Persons closely associated are (a) spouses or partners considered to be equivalent to a spouse in accordance with national law, (b) dependent children, in accordance with national law, (c) other relatives who have shared the same household for at least one year on the date of the transaction concerned and (d) legal persons, trusts or partnerships, the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred to in point (a), (b) or (c), or which is directly or indirectly controlled by such a person, or which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person. Dealings below an aggregate volume of €5,000 per calendar year (calculated separately for the person discharging managerial responsibilities and the person closely associated) are exempted from the disclosure obligation.

COMPARISON OF SHAREHOLDER RIGHTS BEFORE AND AFTER THE BUSINESS COMBINATION

This section describes the material differences between the rights of Linde shareholders and Praxair shareholders before completion of the business combination, and the rights of holders of the Linde plc shares after the business combination. The differences between the rights of these respective shareholders result from the differences among German, Delaware and Irish law and the respective governing documents of Praxair, Inc, Linde AG and Linde plc.

This section does not include a complete description of all differences among the rights of these respective shareholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. All Praxair shareholders and Linde shareholders are urged to carefully read the relevant provisions of the Delaware General Corporation Law (which is herein referred to as the “DGCL”), the German Stock Corporation Act, the Companies Act, the Praxair, Inc. certificate of incorporation and bylaws, the Linde AG articles of incorporation, and the form of the Linde plc constitution that will be in effect upon completion of the business combination. It is possible that the form of the Linde plc constitution will change in connection with obtaining the required regulatory approvals for the business combination.

Copies of the Praxair, Inc. certificate of incorporation and bylaws and the Linde AG articles of incorporation are available to Praxair shareholders and Linde shareholders upon request. See “General Information — Where You Can Find More Information; Documents Available for Inspection.”

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
Amount and Classification of Share Capital

Common Stock. Praxair, Inc. is authorized to issue up to 800,000,000 Praxair shares, with a par value of $0.01 per share. As of June 1, 2017, there were 285,868,140.429 Praxair shares outstanding.

Preferred Stock. Praxair, Inc. is authorized to issue up to 25,000,000 shares of preferred stock, with a par value of $0.01 per share. Currently, no shares of Praxair, Inc. preferred stock are outstanding.

Common Shares: The share capital (Grundkapital) of Linde AG amounts to €475,476,940.80 and consists of 185,733,180 bearer shares without par value, each representing a pro rata amount of the share capital of €2.56. As of June 1, 2017, there were 185,638,071 Linde shares outstanding.

Preferred Shares: Linde AG has no preferred shares.

Authorized Capital: The executive board of Linde AG is authorized, with the consent of the supervisory board, to (i) increase the share capital until May 28, 2018 by up to €47,000,000 by issuing (once or several times) a total of up to 18,359,375 new no-par-value bearer shares with a proportionate interest in the share capital of €2.56 each against a cash contribution and/or a contribution in kind (which is

The currently authorized share capital of Linde plc is €25,000 divided into 25,000 ordinary shares of €1.00 each. Upon completion of the business combination, Linde plc expects its authorized share capital to be €1,800,000 divided into 1,750,000,000 ordinary shares of €0.001 each, 25,000 deferred shares of €1.00 each and 25,000,000 preferred shares of €0.001 each.

The 25,000 ordinary shares of €1.00 each in the capital of Linde plc were issued at Linde plc’s incorporation for the purposes of capitalizing Linde plc to the minimum level required by Irish company law and for the purposes of funding Linde plc to make a capital contribution to German Intermediate Holding GmbH. The ordinary shares will, upon

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

herein referred to as “Authorized Capital I”) and (ii) increase the share capital until May 2, 2021 by up to €47,000,000 by issuing (once or several times) a total of up to 18,359,375 new no-par-value bearer shares with a proportionate interest in the share capital of €2.56 each against a cash contribution and/or a contribution in kind (which is herein referred to as “Authorized Capital II”).

In principle, the new no-par-value shares have to be offered to the shareholders for subscription. However, the executive board is authorized, with the consent of the supervisory board, to exclude the subscription rights subject to applicable law and, in particular in the case of capital increases against contributions in kind, where such capital increases are effected for the purpose of acquiring businesses, parts of businesses or stakes in business entities or in the course of corporate mergers and, with regard to the Authorized Capital I, for an amount up to €3,500,000 to the extent necessary in order to issue shares to employees of Linde AG and/or its affiliates.

Conditional Capital: Based on two additional shareholder resolutions, Linde AG’s share capital has also been increased conditionally by (i) up to €47,000,000 by issuing up to 18,359,375 new no-par-value bearer shares with a pro rata amount of €2.56 (which is herein referred to as “Conditional Capital 2013”) and (ii) up to €10,240,000 by the issuance of up to 4,000,000 new no-par-value bearer shares with a pro rata amount of €2.56 (which is herein referred to as adoption of the Linde plc constitution upon completion of the business combination, be converted and re-designated into deferred shares that do not carry voting or dividend rights and then will be acquired or redeemed and cancelled by Linde plc for consideration equivalent to their nominal value and any premium paid up on them on the later to occur of the date on which the aggregate nominal value of the Linde plc ordinary shares in issue exceeds the minimum capitalization requirement or the date on which Linde plc has sufficient distributable reserves to discharge the consideration payable on the redemption.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (if Linde plc wishes to issue shares). Because of this requirement of Irish law, the Linde plc constitution authorizes the Linde plc board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such constitution (which will become effective as of the completion of the business combination).

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
“Conditional Capital 2012”). The Conditional Capital 2013 may only be used for the satisfaction of the exercise of conversion and/or option rights attached to convertible bonds or bonds with warrants or for bearers or holders obligated to convert their convertible bonds may fulfill their conversion obligation provided, however, that, in each case, no treasury shares are used. The Conditional Capital 2012 may only be used for satisfying subscription rights (share options) by members of the executive board, members of management bodies of affiliates or other selected executives.

Dividends/Distributions

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.

Praxair shareholders are entitled to receive dividends when, as and if declared by the Praxair board of directors out of funds legally available for payment, subject to the rights of holders, if any, of Praxair,

Under the German Stock Corporation Act, dividends may only be paid out of the corporation’s distributable profits as determined by resolution of the shareholders at the general meeting of shareholders for the preceding fiscal year.

Under Irish law, dividends and distributions may only be made from distributable reserves which are, generally, a company’s accumulated realized profits less its accumulated realized losses. In addition, no distribution or dividend may be made if the net assets of Linde plc are not, or if making such distribution or dividend will cause the net assets of Linde plc to not be, equal to, or in excess of, the aggregate of Linde plc’s called up share capital plus undistributable reserves.

Undistributable reserves include the company capital and the amount by which a company’s accumulated unrealized profits exceeds its accumulated unrealized losses. The determination as to whether or not Linde plc has sufficient distributable reserves to fund a dividend must be made by reference to Linde plc’s most recent unconsolidated annual

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
Inc. preferred stock. Praxair shareholders are entitled to share pro rata in the assets of Praxair, Inc. upon dissolution after provision has been made for all claims against, and obligations of, Praxair, Inc.

audited financial statements or other financial statements properly prepared in accordance with the Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Linde plc constitution authorizes the Linde plc board of directors to declare dividends without shareholder approval to the extent they appear justified by profits. The Linde plc board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting, provided that no dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in euro, dollars or any other currency.

The Linde plc board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Linde plc in relation to the Linde plc shares.

Linde plc shareholders will receive dividends, when and if declared, pro rata subject to the rights of holders, if any, of Linde plc preferred shares.

The Linde plc constitution provides that, upon dissolution of Linde plc, subject to the priorities of any creditors, the assets of Linde plc will be distributed to Linde plc shareholders in proportion to the paid-up nominal value of the

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
shares held by such shareholder. The Linde plc constitution provides that the Linde plc shareholders are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the preferred shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Annual Meeting of Shareholders

Under the DGCL, an annual meeting of shareholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the corporation’s bylaws. Any other proper business may be transacted at the annual meeting. Pursuant to the DGCL, any stockholder or director may petition the Court of Chancery to order a meeting to elect directors if the annual meeting has not been held (or directors were not otherwise elected by written consent) within 30 days of the date set for such meeting or, if no date has been set, 13 months following the date the previous annual meeting was held.

Under the Praxair, Inc. bylaws, annual meetings of shareholders are held for the election of directors at any date, time and place as may be designated by the Praxair board of directors from time to time.

Under the Praxair, Inc. bylaws, notice of the place, day and hour of the meeting and the general nature of the business to be considered must be provided to each shareholder not less than 10 days and not more than 60 days before the meeting date.

The Linde shareholders have a general meeting of shareholders to vote, inter alia, on the exoneration (Entlastung) of the members of the executive board and the supervisory board, on the appropriation dividends, and on the appointment of the statutory auditor. The shareholder meeting also appoints the shareholders’ representatives to the supervisory board. Only shareholders that have provided timely registration to Linde AG are eligible to participate in the meeting. Linde AG is required to publish the invitation to and agenda for any shareholder meeting in the German Federal Gazette (Bundesanzeiger). The shareholder meeting is convened by the executive board or the supervisory board.

As a matter of Irish law, Linde plc will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Linde plc’s fiscal year end.

Except in respect of the statutory rights provided by the Companies Act, Praxair’s, Inc.’s bylaws, Linde AG’s articles of association and the Linde plc constitution have similar provisions with regard to the matters that may be brought before a meeting.

Notice of an annual general meeting must be given to all Linde plc shareholders and the auditors of Linde plc. The Linde plc constitution provides for a minimum notice period for an annual general meeting of 21 days, which is the minimum permitted under Irish law.

The Linde plc constitution provides that meetings may be held in or outside of Ireland.

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
The provisions of the Linde plc constitution relating to general meetings will apply to every such general meeting of the holders of any class of shares.

Special Meeting of Shareholders

Special meetings of the shareholders may be called on any date, at any time and at any place as the board of directors may designate. Special meetings of shareholders may be called by, and only by, (i) the board of directors at any time pursuant to a resolution approved by a majority of the entire board of directors or (ii) by the Secretary of Praxair, Inc. upon the written request of holders of record of not less than 25% of the voting power of all outstanding shares of common stock of Praxair, Inc. stating the purpose of and reasons for such meeting and certain other information required by the bylaws of Praxair, Inc. If a special meeting is requested pursuant to the preceding clause (ii), the meeting must be held within 90 calendar days of delivery of such request to Praxair, Inc.

A special meeting request will not be valid with respect to a requesting shareholder, and such shareholder’s shares of common stock will be disregarded in determining if the requisite ownership threshold has been reached, unless such shareholder is the holder of record of such shares on the request receipt date and either (a) such shareholder has been the holder of record of such shares continuously for a one-year period prior to the request receipt date or (b) the special meeting request is accompanied by evidence of such shareholder’s continuous beneficial ownership (as defined for purposes of Section 13(d) of the Exchange Act, as amended) of such

Under the German Stock Corporation Act, a special meeting of shareholders may be called if shareholders, whose shareholdings in the aggregate equal or exceed 5 percent of the share capital provide written demand to the Linde executive board stating the purpose of and reasons for such meeting.

As provided under Irish law, extraordinary general meetings of Linde plc may be convened (i) by the Linde plc board of directors, (ii) by request of Linde plc shareholders holding not less than 5% of the paid up share capital of Linde plc carrying voting rights, (iii) by request of Linde plc’s statutory auditors in connection with their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the Linde plc shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Linde plc board of directors has 21 days to convene a meeting of Linde plc shareholders to vote on the matters set out in the requisition notice. If the Linde plc board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
shares for such one-year period from one or more securities intermediaries in a form acceptable to the Praxair board of directors, acting in good faith.		be held within three months of Linde plc’s receipt of the requisition notice. If the Linde plc board of directors becomes aware that the net assets of Linde plc are not greater than half of the amount of Linde plc’s called-up share capital, it must convene an extraordinary general meeting of Linde plc’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Voting Rights — General

Each outstanding Praxair share entitles its holder to one vote.

The board of directors have the power to determine whether the preferred shares have voting powers, full or limited, or no voting powers, and, if any, the terms of such voting powers.

Unless otherwise provided by the DGCL or in the certificate of incorporation or bylaws of Praxair, Inc., resolutions voted on at a shareholder meeting will be decided by a majority of the votes present and entitled to vote thereon.

The right to participate in and vote at the shareholder meeting is extended to all shareholders having registered in due time and whose shares are registered in the share ledger. Each no-par value share entitles the holder to cast one vote at a shareholder meeting.

Unless mandatory rules of the German Stock Corporation Act provide to the contrary, resolutions of the shareholder meeting will be adopted with a simple majority of the votes cast. Voting rights may be exercised by proxy.

Under the Linde plc constitution, each Linde plc shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The Linde plc board of directors have the power to determine whether the preferred shares have voting powers, full or limited, or no voting powers, and, if any, the terms of such voting powers. The deferred shares have no voting rights.

Except where a greater majority is required by the Companies Act or where there is a contested director election (in which case a plurality voting standard will apply), any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

Quorums

Holders of a majority of the voting power of the outstanding shares of stock entitled to vote on a matter at a shareholder meeting constitutes a quorum.	Neither the German Stock Corporation Act nor Linde AG’s articles of incorporation have any minimum quorum requirement applicable to shareholder meetings	The Linde plc constitution provides that a quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of Linde plc shares.

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
Approval of Extraordinary Transactions

Any merger, consolidation or sale of substantially all of the assets of a corporation must be approved by a resolution adopted by a majority of the directors and approved by a vote of a majority of the outstanding shares entitled to vote thereon, except that certain transactions with interested persons or affiliates of interested persons require approval of two-thirds of the outstanding shares entitled to vote (excluding any shares beneficially owned by such interested persons).

Under German law and the articles of association of Linde AG, certain resolutions of the meeting of shareholders require the approval of a majority of at least 75% of the votes cast and/or the share capital represented. Such resolutions include:

•     the exclusion of the shareholders’ subscription rights in connection with capital increases;

•     amendment of the articles of association (Satzung) relating to a change of the business purpose of Linde AG (Unternehmensgegenstand);

•     measures taken pursuant to the German Act on Corporate Transformations;

•     entering into a domination and/or profit and loss transfer agreement;

•     approval of management measures for which the supervisory board denied its approval;

•     dissolution of Linde AG; and significant asset disposals which may jeopardize Linde AG’s business objectives (so-called Holzmüller-Resolutions).

Any merger, consolidation or sale of material assets of Linde plc with interested persons or affiliates of interested persons require approval of two-thirds of the outstanding shares entitled to vote (excluding any shares beneficially owned by such interested persons). Under Irish law, certain resolutions of the meeting of shareholders require the approval of a majority of at least 75 percent of the votes cast and/or the share capital represented. Such resolutions include:

•     effecting a members’ voluntary winding up;

•     the treatment of pre-acquisition profits being treated in holding company’s financial statements as profits available for distribution; and

•     the making of loans to directors or connected persons.

Transfer Restrictions

There are no transfer restrictions on Praxair shares.	There are no transfer restrictions on Linde shares.

Linde plc shares are freely transferable in accordance with the legal requirements for registered shares, subject to the board of director’s right to refuse to register a transfer in the following circumstances:

1.     the instrument of transfer is not duly stamped, if required, and lodged,

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Linde plc board of directors may reasonably require to show the right of the transferor to make the transfer;

2.     the instrument of transfer is in respect of more than one class of share;

3.     the instrument of transfer is in favor of more than four persons jointly;

4.     the Linde plc board of directors is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

5.     the Linde plc board of directors is not satisfied that the transfer would not violate the terms of any agreement to which Linde plc (or any of its subsidiaries) and the transferor are party or subject.

Shareholder Proposals

The proposal of business to be considered by the shareholders at an annual meeting may be made by any shareholder of Praxair, Inc. by giving notice to the corporate secretary of Praxair, Inc. within certain periods set out in Praxair, Inc.’s bylaws or Rule 14a-8 of the Exchange Act. Such business must also be a proper matter for shareholder action.

	Under the German Stock Corporation Act, one or more shareholders holding shares representing an aggregate of at least 5 percent of the issued share capital of Linde AG are entitled to request a meeting of shareholders be called. Shareholders holding ordinary shares representing an aggregate of at least 5 percent of	The Companies Act grants Linde plc shareholders the right to (a) table items for inclusion on the agenda of an annual general meeting provided that each such item is accompanied by (i) stated grounds justifying its inclusion; or (ii) a draft resolution to be adopted at the meeting; and (b) table a draft

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

A notice by a shareholder shall set forth as to each matter the shareholder proposes to bring before the annual general meeting: (a) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Praxair, Inc.’s books, of the shareholder proposing such business, (c) the class, series and number of shares of Praxair, Inc. which are beneficially owned by the shareholder, (d) certain information about derivatives, debt instruments and other interests related to Praxair, Inc. or its subsidiaries and (e) any material interest of the shareholder in such business.

the issued share capital or holding shares in an aggregate nominal amount of at least €500,000 are entitled to require that a matter be placed on the agenda of the general meeting of shareholders for resolution. The requests must be made in writing stating the purpose and the reasons for the request and must be addressed to the Linde executive board. A proper request will be published together with the notice of the meeting of shareholders and the agenda in the German Federal Gazette (Bundesanzeiger), or, if a request was made after the publication of the notice and agenda, will be published without undue delay. Additionally, each shareholder may submit, at or prior to the meeting of shareholders, counter proposals to the proposals submitted and published by the Linde executive board and the Linde supervisory board. Under certain circumstances, such counter proposals must be published in the German Federal Gazette prior to such meeting of shareholders.

resolution for an item on the agenda of a general meeting (whether an annual general meeting or extraordinary general meeting). Such right is subject to the shareholder or shareholders concerned holding at least 3% of the voting share capital and sending the information to the company at least 42 days before the meeting.

In addition to the shareholder proposals permitted under the Companies Act, the Linde plc constitution provides that business may be brought before an annual general meeting by a shareholder if that shareholder has given timely notice thereof in writing to the secretary of Linde plc. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual general meeting: (a) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Linde plc’s register of members, of the shareholder proposing such business, (c) the class, series and number of shares of Linde plc which are beneficially owned by the shareholder, (d) certain information about derivatives, debt instruments and other interests related to Linde plc or its subsidiaries, and (e) any material interest of the shareholder in such business.

Governance

The number of Praxair, Inc. directors is 10 and may be changed and fixed from time to time by the Praxair board of directors pursuant to a	Linde AG has a two-tier board system consisting of the executive board and the supervisory board. The Linde executive board leads	Immediately post-completion of the business combination, the number of Linde plc directors will be twelve. During the first

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
resolution adopted by a majority of the directors then in office; provided however, that at no time will the number of directors be less than three.	Linde and manages its business. It currently consists of five members, including the chief executive officer of Linde AG, who also serves as the chairman of the executive board. The supervisory board has authority to determine the number of members on the executive board subject to applicable law which requires a minimum of two members. The Linde supervisory board supervises and advises the Linde executive board in the management of Linde. The Linde executive board must obtain the Linde supervisory board’s prior approval for certain transactions of particular importance, as determined by the supervisory board. There are currently 12 members on the Linde supervisory board. including six shareholder representatives and six employee representatives.

three years following the completion of the business combination, six of the directors will be of Linde Class Directors, while the other six will be of Praxair Class Directors.

The number of Linde plc directors may be fixed from time to time by the Linde plc board of directors; provided, however, that at no time will the number of directors be less than [—] or greater than [—].

Nomination and Appointment of Directors

Directors are elected by the shareholders at each annual meeting of shareholders.

Each director will be elected by the vote of the majority of the votes cast. In the event that the number of nominees exceeds the number of director seats to be filled, the nominees who will be elected to the board of directors are the nominees who receive the highest number of votes cast.

The nomination of a director for election may be made by any shareholder of Praxair, Inc. by giving notice to the Secretary of Praxair, Inc. within certain periods set out in Praxair, Inc.’s bylaws or Rule 14a-8 of the Exchange Act.

Any vacancy on the board of directors may be filled only by a

	The Linde supervisory board is responsible for the appointment of the members to the Linde executive board and the revocations of such appointments. The shareholder representatives on the Linde supervisory board are elected for a term of office ending at the closing of the general meeting of shareholders which votes on the approval for the fourth fiscal year after the commencement of such shareholder representative’s term of office, not including such fiscal year in which the term of office has commenced. The general meeting of shareholders may, with regard to the shareholder representatives, set a shorter term of office for one or several shareholder representatives. Replacements for prematurely retiring members of the	Directors are elected by the shareholders at each annual general meeting. Each director shall be elected by the vote of the majority of the votes cast. In the event that the number of nominees exceeds the number of director seat to be filled, the nominees who will be elected to the board of directors are the nominees who receive the highest number of votes cast. Any vacancy on the Linde plc board of directors may be filled by the remaining directors then in office. During the first three years following the completion of the business combination, any vacancy on the Linde plc board of directors shall be filled by a unanimous vote of the remaining directors, provided that, if the vacancy relates to a Linde Class Director, if the

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
majority vote of the remaining directors then in office.	supervisory board are elected for the remaining term of office of the retiring member or members. The employee representatives are elected on the basis of applicable German co-determination laws.

Linde plc board of directors fails to fill such vacancy within three months, such vacancy may be filled by an individual nominated and appointed by the remaining Linde Class Director, and if the vacancy relates to a Praxair Class Director, if the Linde plc board of directors fails to fill such vacancy within three months, such vacancy may be filled by an individual nominated and appointed by the remaining Praxair Class Directors.

The nomination of a director of Linde plc may be made:

(i) by the board of directors;

(ii) by holders of any class or series of shares in Linde plc then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue; or

(iii) by Linde plc shareholders provided certain conditions set forth in Linde plc’s articles of association are satisfied.

Removal of Directors

Any director may be removed from office with or without cause but only by the affirmative vote of a majority of the voting power of the outstanding voting shares, provided, however, that if a proposal to remove a director is made by or on behalf of an interested person or a director who is not an independent director, then such removal shall require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding voting shares, voting together as one class, excluding shares beneficially owned by such interested person.	Under the German Stock Corporation Act, the Linde supervisory board has the authority to remove members of the executive board for cause. The meeting of shareholders of Linde can replace the shareholders’ representatives on the supervisory board with a simple majority of the votes cast prior to the expiration of their respective terms of office. If a member of the Linde supervisory board ceases to be a member prior to the expiration of his term of office, a new member will be elected for the remaining term of office of the

Under the Companies Act and notwithstanding anything contained in the Linde plc constitution or in any agreement between Linde plc and a director, the Linde plc shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard.

During the first three years following the completion of the business combination, except for

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
	withdrawing member. Any member of the Linde supervisory board may, for cause or otherwise, resign from office by declaring resignation with at least two months’ notice which may be waived subject to the approval of the chairman of the Linde supervisory board.	any removals by ordinary resolution of the Linde plc shareholders pursuant to the Companies Act, a director of Linde plc may be removed from office by a unanimous vote of all the other members of the Linde plc board of directors.

Amendments to Certificate of Incorporation and Memorandum of Association

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to shareholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class.

The Praxair, Inc. certificate of incorporation provides that Praxair, Inc. reserves the right from time to time to amend or repeal any provision of the Praxair, Inc. certificate of incorporation and that all rights conferred thereby are granted subject to this right.

The affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by holders of the outstanding shares of capital stock of Praxair, Inc. entitled to vote generally in the election of directors, voting together as a single class, is required to approve certain amendments proposed by an interested person or director who is not an independent director.

	The articles of association of Linde AG may only be amended by a resolution passed by a majority of 75% of the stock capital present at the relevant shareholder meeting. The Linde supervisory board is empowered to make amendments to the articles of association restricted to their wording.	The Linde plc memorandum of association may only be amended by a special resolution passed by not less than 75% of the Linde plc shareholders present at a general meeting.

Amendments to Bylaws or other Governing Documents and Articles of Association

The Praxair board of directors is expressly empowered to adopt, amend or repeal the Praxair, Inc. bylaws. The shareholders may adopt additional bylaws and amend, modify	The Linde supervisory board may amend the rules of procedure of the Linde executive board and of the Linde supervisory board with simple majority of the votes cast.	The Linde plc constitution may only be amended by a special resolution passed by not less than 75% of the Linde plc shareholders present at a general meeting.

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

or repeal any bylaw whether or not adopted by them, by a majority of votes cast at a meeting by shareholders entitled to vote.

The affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by holders of the outstanding shares of capital stock of Praxair, Inc. entitled to vote generally in the election of directors voting together as a single class is required to approve any amendment proposed by an interested person or a director who is not an independent director.

Appraisal or Dissenters’ Rights

Under the DGCL, a shareholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either:

•     listed on a national securities exchange; or

•     held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

•     Even if a corporation’s stock meets these requirements (as Praxair, Inc.’s currently does), the DGCL still provides appraisal rights if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than:

•     shares of stock of the corporation surviving or

An appraisal proceeding (Spruchverfahren) is available to Linde shareholders under the German Appraisal Proceedings Act (Spruchverfahrensgesetz). Under this Act, a court can be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in certain corporate transactions, including (1) the consolidation or merger of companies pursuant to the provisions of the German Transformation Act; (2) the conclusion of a domination and/or profit and loss transfer agreement; and (3) the squeeze-out of minority shareholders pursuant to Sections 327a et seq. of the German Stock Corporation Act or Section 62(5) of the German Transformation Act. In each of these circumstances, the shareholder seeking the adequacy determination must comply with the procedural requirements specified in the applicable statutory provision.

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Linde plc and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving a merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Under the Companies Act, which governs the merger of Irish companies limited by shares, such as Linde plc, a shareholder of either of the merging companies who voted against the special resolution approving the merger, or any shareholder, other than the successor company, where the successor company held 90% or more of the voting shares in the

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

resulting from such merger or consolidation, or depository receipts in respect thereof;

•     shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•     cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•     any combination of the foregoing.

transferor company, may, not later than 15 days after the shareholder meeting of the relevant merging company at which the merger was approved, request in writing that the successor company acquire his, her or its shares for cash.

Pre-emption Rights

Under the DGCL, shareholders have no pre-emption rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

The Praxair, Inc. certificate of incorporation does not provide for pre-emption rights.

	Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for issues of new shares in proportion to the number of shares such shareholder holds in the corporation’s existing share capital (pre-emption rights or subscription right (Bezugsrechte)). The German Stock Corporation Act allows companies to exclude this preferential subscription right so provided in the same shareholder resolution that authorizes the accompanying capital increase or share issuance. At least 75% of the share capital represented at the meeting must vote to authorize the exclusion of subscription rights. Prior to approval by the shareholders, exclusion of subscription rights requires the Linde executive board to report on the reasons for the exclusion to the shareholders in writing. With regard to the Authorized Capital I and the	Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Linde plc has opted out of these pre-emption rights in the Linde plc constitution as permitted under Irish law. Irish law requires this opt-out to be renewed at least every five years by a resolution approved by not less than 75% of the votes cast at a general meeting of the Linde plc shareholders. If the opt-out is not renewed, as a general rule, shares issued for cash must be offered to existing Linde plc shareholders on a pro rata basis before any Linde plc shares may be issued to any new shareholders. Statutory pre-emption rights do not apply (i) where shares are issued wholly or partly for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
Authorized Capital II, the Linde executive board may increase the share capital without offering subscription rights with the approval of the Linde supervisory board and subject to certain limitations.

(that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Under Irish law, Linde plc is prohibited from allotting shares at a discount to their nominal value. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Act.

Acquisition of Treasury Shares and Reduction of Share Capital

Pursuant to the DGCL, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall: (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced; (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are	Linde AG may acquire its own shares on the basis of an authorization by the general meeting of shareholders which sets forth the lowest and the highest price for the shares, so long as it acquires no more than 10 percent of its issued shares. The Linde shareholders have granted such authorization to the Linde executive board until May 2, 2021. In addition, Linde AG may purchase its own shares for certain defined purposes (e.g., if the acquisition is necessary to avoid severe and immediate damage to Linde AG, if the shares are to be offered for purchase to persons who are or were in an employment relationship with Linde AG or an affiliate or if the acquisition is made to compensate shareholders in connection with corporate transactions).

Linde plc may, by ordinary resolution (approval by a simple majority of the votes cast as a general meeting of the Linde plc shareholders), reduce its authorized but unissued share capital in any way. Linde plc also may, by special resolution (approved by not less than 75% of the votes cast at a general meeting of the Linde plc shareholders) and subject to confirmation by the Irish High Court, reduce its issued share capital in any way permitted by the Companies Act.

For purposes of Irish law, repurchases of Linde plc shares may be effected by a redemption if the repurchased shares are redeemable shares or are deemed to be redeemable shares by Linde plc’s constitution.

The Linde plc constitution provides that, unless the board of directors determines otherwise, each Linde plc share

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

redeemable at the option of the corporation; or (iii) redeem any of its shares if following such redemption, the corporation will not have one or more shares that have full voting power.

Generally, pursuant to the DGCL, a corporation has a right to resell any of its shares theretofore purchased or redeemed and which have not been retired, for such consideration as shall be fixed by the board of directors.

shall be deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Linde plc and any person pursuant to which Linde plc acquires or will acquire Linde plc shares, or an interest in Linde plc shares, from the relevant person. Redeemable shares of Linde plc shall have the same characteristics as any other Linde plc share save that it shall be redeemable in accordance with the arrangement.

Shareholder Suits

Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual shareholder also may commence a class action suit on behalf of itself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Each shareholder who was present at the general meeting of the shareholders and has objected to any or all of the resolutions in the minutes may, within one month after adoption of the resolutions by the shareholder meeting, take actions against Linde AG to contest such resolutions (Anfechtungsklage).

However, German law does not provide for class actions and does not generally permit shareholder derivative suits, even in the case of a breach of duty by the members of the Linde executive board or of the Linde supervisory board. Company claims for compensatory damages against members of the Linde executive board or of the Linde supervisory board may, as a rule, only be asserted by Linde AG itself, in which case Linde AG is represented by the Linde supervisory board if claims are made against members of the Linde executive board and by the Linde executive board if claims are made against members of the Linde supervisory board.

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i) where an ultra vires or illegal act is perpetrated;

(ii) where more than a bare majority is required to ratify the “wrong” complained of;

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

According to a ruling by the German Federal Court of Justice (Bundesgerichtshof), the Linde supervisory board is obligated to assert claims for compensatory damages against the Linde executive board that are likely to be successful, unless important company interests would conflict with such an assertion of claims and such grounds outweigh, or are at least comparable to, the grounds in favor of asserting claims. In the event that the relevant entity with powers of representation decides not to pursue such claims, then such claims of Linde AG for compensatory damages must nevertheless be asserted against members of the Linde executive board or the Linde supervisory board if the general meeting of shareholders passes a resolution to this effect by a simple majority vote.

Any damage claims should be brought within six months from the date of the meeting of shareholders. The meeting of shareholders may appoint special representatives to assert a claim for damages. The court will, upon petition by shareholders whose aggregate holdings amount to at least 10 percent of the share capital or €1,000,000, appoint persons other than those appointed to represent Linde AG to assert the claim for damages, if in the opinion of the court such appointment is appropriate for the proper assertion of such claim. Additionally, shareholders whose aggregate holdings amount to at least 1 percent of the share capital or €100,000 are entitled to request admission to file a claim for damages on behalf of Linde AG. The court will admit the claim if:

•     the shareholders exercising the right to file a claim for

(iii) where the shareholders’ personal rights are infringed;

(iv) where a fraud has been perpetrated upon a minority by those in control; or

(v) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

damages establish that (1) they have acquired the shares prior to the alleged breach of duty; and (2) they have demanded, to no avail, that Linde AG file the claim within a reasonable period of time;

•     facts have been presented that justify a suspicion that Linde AG has been damaged by improprieties or serious breaches of the law or the Linde articles of association; and

•     no overriding interests of Linde AG prevent the enforcement of the compensation claim.

Rights of Inspection

The DGCL requires that a corporation prepare a complete list of the stockholders entitled to vote at a meeting of stockholders, and make such list open for the examination of any stockholder for a period of at least 10 days prior to the meeting for any purpose germane to the meeting. The DGCL allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (i) a corporation’s stock ledger, a list of its stockholders, and its other books and records; and (ii) any subsidiary’s books and records, to the extent that: (a) the corporation has actual possession and control of such records of such subsidiary; or (b) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand: (x) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the

German law does not permit shareholders to inspect corporate books and records. However, Section 131 of the German Stock Corporation Act provides each shareholder with a right to information to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

The right to information is a right only to oral information at a general meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to receive written information nor to inspect any documents of Linde AG. As a practical matter, shareholders may receive certain written information about Linde AG through its public filings with the commercial register (Handelsregister), the company register (Unternehmensregister) and the electronic German Federal Gazette and other places where documents of Linde AG are made publicly available.

Under Irish law, Linde plc shareholders have the right to: (i) receive a copy of the constitution; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Linde plc; (iii) inspect and receive a copy of the Linde plc register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by Linde plc; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to Linde plc shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Linde plc that have previously been sent to Linde plc shareholders prior to an annual general meeting for the preceding 10 years.

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
corporation or the subsidiary and a person or persons not affiliated with the corporation; and (y) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

Conflict of Interest Transactions

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if: (1) the material facts as to his or her relationship or interest are disclosed and a majority of disinterested directors consents; (2) the material facts are disclosed as to his or her relationship or interest and an affirmative vote of a majority of shares entitled to vote thereon is obtained; or (3) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

In addition, the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or employees if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation.

Under German law, the members of the Linde executive board are subject to a statutory non-compete provision. If this duty is breached, the member of the Linde executive board is liable for damages or Linde AG can demand to receive any profits or compensation the individual has received or will receive through the competing transaction.

Other conflicts of interest may have to be disclosed to the Linde supervisory board, in particular if the member of the Linde executive board is unable to perform his or her fiduciary duties. Any contract according to which a member of the Linde supervisory board is to provide services to Linde AG beyond his or her statutory duties as a Linde supervisory board member requires approval of the Linde supervisory board to be valid.

Any compensation received for such services must be repaid to Linde AG if the Linde supervisory board did not approve the underlying contract. In all other cases of conflicts of interests a Linde supervisory board member is obligated to act according to his or her duties of care and loyalty. Beyond this there is no clear rule under German law for the treatment of such conflicts, but the German Corporate Governance Code stipulates that conflicts of

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Linde plc are required to declare the nature of their interest at a meeting of the Linde plc board of directors. Linde plc is required to maintain a register of declared interests, which must be available for shareholder inspection.

The Linde plc constitution and Irish statutory law provide that a director must declare any interest he or she may have in a contract or proposed contract, transaction or arrangement with Linde plc at a meeting of the Linde plc board of directors or otherwise provide notice to the Linde plc board of directors. No director shall be prevented by his or her office from contracting with Linde plc, provided that he or she has declared the nature of his or her interest in the contract and the contract or transaction has been approved by a majority of the disinterested directors.

Under the Linde plc constitution, a director of Linde plc may be a director of, other officer of, or otherwise interested in, any company promoted by Linde plc or in

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
	interest are to be disclosed to the supervisory board and that permanent conflicts of interest will result in the termination of the conflicted board member’s service agreement.	which Linde plc is interested, and such director will not be accountable to Linde plc for any remuneration received from such employment or other interest. The Linde plc constitution further provides that (i) no director will be prevented from contracting with Linde plc, (ii) any contract entered into between a director and Linde plc will not be subject to avoidance and (iii) no director will be liable to account to Linde plc for any profits realized by virtue of any contract between such director and Linde plc, because of his or her position as a director. A director of Linde plc will be at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Action by Written Consent of Shareholders

The Praxair, Inc. certificate of incorporation provides that any action required or permitted to be taken by shareholders must be effected at a duly called annual or special meeting and may not be effected by written consent.	The German Stock Corporation Act does not permit shareholders to act by written consent outside a general meeting of shareholders.	The Linde plc constitution does not permit written resolutions of shareholders.

Limitation of Directors’ Liability/Indemnification of Officers and Directors

The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for: (1) breaches of his or her duty of loyalty to the corporation or	Under the German Stock Corporation Act, a stock corporation is not allowed to limit or eliminate the personal liability of the members of either the Linde executive board or the Linde supervisory board for damages due to breach of duty in their official capacities. Linde AG may, however, waive its claims for damages due to a breach of duty or reach a settlement with regard	Pursuant to the Linde plc constitution, subject to the provisions of and so far as may be permitted by the Companies Act, a person who is or was a director, officer or employee of Linde plc, and each person who is or was serving at the request of Linde plc as a director, officer or employee of another company, partnership, joint venture or other enterprise shall

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) the unlawful purchase or redemption of stock or unlawful payment of dividends; or (4) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Praxair, Inc.’s organizational documents provide for the indemnification of directors and executive officers to the fullest extent permitted by the DGCL.

to such claims if more than three years have passed after such claims have arisen, but only with the approval of the general meeting of the shareholders, provided that such waiver may not be granted and such settlement may not be reached if shareholders holding, in the aggregate, at least 10 percent of the issued shares file an objection to the protocol of the meeting of shareholders.

Under German law, Linde AG may indemnify its officers (Leitende Angestellte), and, under certain circumstances, German labor law requires a stock corporation to provide such indemnification. However, Linde AG may not, as a general matter, indemnify members of the Linde executive board or the Linde supervisory board where such members are liable to Linde AG for a breach of their fiduciary duties or other obligations to Linde AG.

A German stock corporation may, however, purchase directors and officers insurance. Such insurance is subject to mandatory restrictions imposed by German law, including a deductible of at least 10 percent of the damages (capped by 150 percent of the annual fixed salary of the respective member of the executive board) to be borne by the member of the board. Linde AG’s articles of association provide that Linde AG may purchase and maintain such an insurance policy for members of its supervisory board.

generally be entitled to be indemnified by Linde plc against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and furthermore Linde plc’s constitution provide for the advancement of expenses incurred by such persons in defending any relevant proceedings.

The Companies Act prescribes that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Companies Act will be void under Irish law, whether contained in the constitution or any contract between the company and the director or secretary. This restriction does not apply to Linde plc’s executives who are not directors, the secretary or other persons who would be considered officers within the meaning of that term under the Companies Act.

Irish law permits to purchase and maintain insurance on behalf of its directors, the secretary and employees.

Given the director indemnification limitations arising under Irish law, it is

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

expected Linde plc will procure that one or more of its subsidiaries will enter into indemnification agreements with each of the Linde plc directors indemnifying them in respect of any liability incurred by them while acting as a director of Linde plc

The Linde plc constitution includes a provision limiting the liability of the members of the Linde plc board of directors to either Linde plc or the Linde plc shareholders for monetary damages for the breach of fiduciary duty. However, the Linde plc constitution expressly provides that, subject to the provisions of and so far as may be permitted by the Companies Act, the liability of the members of the Linde plc board of directors is not eliminated or limited for: (1) breaches of his or her duty of loyalty to Linde plc or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction for which such member of the Linde plc board of directors derived an improper personal benefit.

(Anti-)Takeover Legislation and Provisions

Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation that has not “opted out” of coverage by this section in the prescribed manner may not engage in any “business combination” with an “interested shareholder” for a period of three years following the date that the shareholder became an interested shareholder unless:

•     prior to that time the corporation’s board of directors

The German Takeover Act, as amended, regulates all public offers to acquire certain market traded equity securities of German-based stock corporations, whose stock is admitted to trading on a regulated market in Germany or anywhere within the European Economic Area, whether for stock, cash or a combination thereof and irrespective of the size or purpose of the acquisition.

The Irish Takeover Panel (which is herein referred to as the “Panel”), which administers the Takeover Rules, has responsibility for regulating matters relating to company law (e.g. determining the appropriate threshold for “squeeze-out” provisions relating to the compulsory purchase of a dissenting minority in an offer, the threshold for a change of control requiring a mandatory takeover bid, the information to

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•     upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned by individuals who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the stock ownership plan will be tendered in a tender offer or exchange offer; or

•     at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested shareholder.

The three-year prohibition on business combinations with an interested shareholder does not apply under certain circumstances, including if the corporation does not have a class of voting stock that is:

•     listed on a national security exchange; or

The German Takeover Act addresses publicly announced offers to acquire a target company’s stock (or equity-backed securities) through a purchase or exchange from individual shareholders. Once a party decides to submit a public offer, it is obliged to publicly announce its intention promptly. Prior to the announcement, the offeror must notify BaFin and the relevant stock markets. Within four weeks, or in complicated cross-border offers within up to eight weeks, of such public announcement, the offeror is required to submit a detailed offer document to BaFin. The offering document may be publicly distributed only after its approval by BaFin. Once approved, the exchange offer document must be posted on the internet and either broadly distributed free of charge or published in the electronic German Federal Gazette. The offer must remain open for no less than four weeks and no more than 10 weeks. Such period will be extended automatically if the offer is modified within the last two weeks of the offer period or if during the offer period a third party makes a competing offer.

Pursuant to the German Takeover Act, a bidder is deemed to have gained control if it holds at least 30 percent of the voting rights of a company. The German Takeover Act provides that a takeover offer must be extended to all shareholders in a non-discriminatory manner. A limited takeover offer (i.e., a takeover offer through which the offeror seeks to acquire 30 percent or more but less than 100 percent of the remaining outstanding voting shares) is forbidden. Further, the consideration offered be provided to employees, as well as the conditions under which the Linde plc board of directors may undertake any action which might result in the frustration of an offer).

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel, and will be considered by the Panel even where it shares jurisdiction with another takeover regulator. The General Principles provide that:

•     in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•     the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•     the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

•    held of record by more than 2,000 shareholders;

unless, in each case, this result was directly or indirectly caused by the interested shareholder or from a transaction in which a person became an interested shareholder.

An interested shareholder generally means any person (and the affiliates and associates of such person) that:

•     is the owner of 15% or more of the outstanding voting stock of the corporation; or

•     is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such affiliate or associate of the corporation is an “interested shareholder.”

The term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of ten percent or more of a corporation’s assets and various other transactions that may benefit an interested shareholder.

The Praxair, Inc. certificate of incorporation and bylaws do not contain any provisions opting out of the restrictions prescribed by Section 203 of the Delaware General Corporation Law.

for the shares must be adequate. The adequate consideration must be greater than the higher of the weighted average market price within the three-month period preceding the announcement of the offer and the price paid by the offeror (or such persons acting in concert with the offeror or their subsidiaries) for any shares acquired within a six-month period preceding the publication of the exchange offer document, including off-market block trades.

Pursuant to the German Takeover Act, during the period from publication of the decision to make a takeover offer through publication of the outcome of the offer, the executive board of the target company may not take any action which might prevent the success of the offer. This prohibition, however, does not apply to:

•     actions that would also have been performed by a diligent and prudent manager of a company that is not the target of a takeover offer;

•     the seeking of a competing offer; and

•     acts approved by the supervisory board of the target company.

Further, prior to the announcement of a takeover offer, the shareholders of a potential target may authorize the executive board to undertake specifically determined measures aimed at preventing the success of a future takeover offer with the approval of the supervisory board. Such authorization is valid for a maximum of 18 months.

•     false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•     a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•     a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•     a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Under the Takeover Rules, the Linde plc board of directors is not permitted to take any action which might frustrate an offer for the Linde plc shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions.

Any merger, consolidation or sale of substantially all or the assets of Linde plc with

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
	If a person or a legal entity comes to hold, directly or indirectly, 30 percent or more of a target company and, therefore, obtains control over the target company according to the German Takeover Act, that person or legal entity is obligated to make a tender offer for all outstanding securities of the target company, which is referred to as a mandatory offer. A mandatory offer is not, however, required if the person or legal entity acquires control of a target company pursuant to a takeover offer. Mandatory offers are subject to the provisions on takeover offers and certain additional regulations. A legal entity that obtains, directly or indirectly, 30 percent or more of a target company is required to notify BaFin of its holding without undue delay, and in any event within seven calendar days of passing the 30 percent control threshold. The entity is also required to submit its offer document to BaFin within four weeks (or up to eight weeks in complicated cross-border offers) after such notification. Non-compliance will result in a forfeiture of its voting rights in the target company until both obligations have been fulfilled.	interested persons or affiliates of interested person require approval of two-thirds of the outstanding shares entitled to vote (excluding any shares beneficially owned by such interested persons).

Squeeze-Out Proceedings

Section 253 of the DGCL provides that a parent corporation owning at least 90% of each class of the stock of a subsidiary entitled to vote on a merger (without applying Section 253) can merge with that subsidiary without advance notice or consent of the minority shareholders upon approval by the parent’s board of directors.

A principal shareholder may commence a squeeze-out transaction with respect to Linde AG ordinary shares that the principal shareholder does not already own.

A squeeze-out transaction may be effected pursuant to either Sections 327a et seq. of the German Stock Corporation Act (if the principal shareholder holds at

If the subject company of the squeeze-out transaction is a company that is subject to the EU Directive 2004/25/EC on takeover bids, as Linde plc will be, the bidder can compulsorily acquire minority shareholdings under Regulation 23 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006. To do this, the bidder must

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
least 95 percent of Linde AG’s issued share capital, Sections 39a et seq. of the German Takeover Act (if the principal shareholder holds at least 95% of Linde AG’s voting share capital in the context of a takeover), or Section 62(5) of the German Transformation Act (if the principal shareholder holds at least 90% of Linde AG’s issued share capital). Following such squeeze-out transaction, ordinary shares of remaining Linde shareholders would be automatically converted into the right to receive compensation in cash or a combination of stock and cash, as applicable. German law does not allow for a squeeze-out transaction if Linde plc directly or indirectly holds an amount of Linde AG ordinary shares that is less than the percentages referred to above.

receive a level of 90% acceptances in value and voting rights of the shares subject to a takeover bid.

The bidder has three months from the last closing date of the offer in which to give notice to the dissenting shareholders that it intends to exercise its rights under Regulation 23. Once a notice has been served, a dissenting shareholder has 21 days to apply to court. If a court application is made, the compulsory acquisition will be delayed until the outcome of that application, including any appeal. There is no time limit within which the court application must be dealt with.

Disclosure of Significant Ownership of Shares

Shareholders of Praxair owning more than five percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Section 13(d) of the Exchange Act requires any person or group of persons who owns or acquires beneficial ownership of more than five percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for certain qualified investors) the short form Schedule 13G.

If the shareholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the shareholder exceeded the five percent threshold and be filed within ten days after the acquisition. The schedule is filed with the SEC

The German Securities Trading Act provides that any person whose voting interest in Linde AG (country of origin of which is the Federal Republic of Germany) reaches, exceeds or falls below the thresholds of 3 percent, 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 50 percent or 75 percent through acquisition, sale or other means must give written notification to Linde AG and to BaFin in writing without undue delay, but in any event within four trading days.

The German Securities Trading Act also contains several provisions designed to ensure that shareholdings in listed companies are, for the purposes of calculating if the relevant disclosure thresholds are met, attributed to those persons who in fact control the voting rights associated with

Under the Companies Act and the Irish Transparency (Directive 2004/109/EC) Regulations 2007, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited company. A Linde plc shareholder therefore must make such a notification to Linde plc if, as a result of a transaction, the Linde plc shareholder will be interested in 3% or more of the shares of Linde plc; or if, as a result of a transaction, a Linde plc shareholder who was interested in more than 3% of the shares of Linde plc ceases to be so interested.

Where a Linde plc shareholder is interested in more than 3% of the shares of Linde plc, any alteration of his or her interest

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment.

Schedule 13G is a shorter alternative to Schedule 13D, which is available to certain qualified investors, including beneficial owners of more than five percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than five percent of the class. A Schedule 13G filer must change to filing Schedule 13D within ten days after the filer’s beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until ten days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

such shares. If a party subject to the notification requirement controls a third party that owns shares, such shares are attributed to the party subject to the notification requirement. If the third party holds shares on behalf of the party subject to the notification requirement or a company controlled by it, the shares are attributed to the party subject to the notification requirement. Further, anyone holding, directly or indirectly, instruments either (i) giving their holder the unconditional right or discretion to acquire already issued shares of Linde AG to which voting rights are attached, or (ii) relating to such shares and having a similar economic effect, whether or not conferring a right to a physical settlement, must, without undue delay, but in any event within four trading days, simultaneously notify the issuer and BaFin if such holder’s holdings reach, exceed or fall below the thresholds of 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 50 percent or 75 percent.

Linde AG must publish such notifications without undue delay, and, in any event, within three trading days of receiving them. Linde AG must also, without undue delay after publication, file such notification with the companies register and simultaneously report the publication to BaFin. Additionally, the German Takeover Act provides that any person whose voting interest in Linde AG reaches or exceeds 30 percent of the voting rights must, no later than the seventh calendar day following the day on which the 30 percent threshold is that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Linde plc. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the Linde plc shareholder is interested as a proportion of the entire nominal value of Linde plc’s share capital. Where the percentage level of the Linde plc shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Linde plc within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Linde plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, if at any time the Linde plc board of directors are satisfied that any Linde plc shareholder, or any other person appearing to be interested in shares held by such Linde plc shareholder, has been duly served with a notice pursuant to the Linde plc constitution (which is herein

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders
reached or exceeded, publish this fact, including the new percentage of such person’s voting rights, unless granted an exemption. If no exemption has been granted, such person must also make a public mandatory offer to all shareholders of Linde AG.

referred to as a “Section 1062 Notice”) and is in default for the prescribed period in supplying to Linde plc the information required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the directors may, in their absolute discretion at any time thereafter by notice (which is herein referred to as a “Direction Notice”) to such Linde plc shareholder direct (a) that the Linde plc shareholder shall not be entitled to attend or to vote at a general meeting either personally or by proxy in respect of the Linde plc shares in relation to which the default occurred (which are herein referred to as “Default Shares”) or to exercise any other right conferred by holding Linde plc shares in relation to meetings of Linde plc; (b) that, where the nominal value of the Default Shares represents at least 0.25% of the nominal value of the issued shares of that class: (i) no payment shall be made of any sums due from Linde plc on the Default Shares and Linde plc shall not have any liability to pay interest on any such payment when it is finally paid (in each case except in a liquidation of Linde plc); (ii) no other distribution shall be made on the Default Shares; or (iii) no transfer of any of the Default Shares held by such Linde plc shareholder shall be registered unless (A) the Linde plc shareholder is not itself in default as regards supplying the information requested; or (B) the transfer is an approved transfer (as defined in the Linde plc constitution).

Praxair Shareholders	Linde Shareholders	Linde plc Shareholders

Any Direction Notice shall cease to have effect (a) in relation to any Linde plc shares which are transferred by such Linde plc shareholder by means of an approved transfer; or (b) when the Linde plc board of directors is satisfied that such Linde plc shareholder (and any other person appearing to be interested in shares held by such Linde plc shareholder) has provided Linde plc with the information required in the Section 1062 Notice. The Linde plc board of directors may at any time give notice cancelling a Direction Notice.

In the event Linde plc is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Linde plc shares of 1% or more.

MATERIAL TAX CONSIDERATIONS

The following section contains a discussion of (1) the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) of Praxair common stock and the material Irish and U.K. tax considerations related to the merger and (2) the material U.S. federal income tax and material Irish and U.K. tax considerations related to the ownership and disposition of Linde plc shares received in the merger that, in each case, may be or may become relevant to holders of Praxair shares and/or Linde plc shares. This summary is of a general nature only and is not and does not purport to be a comprehensive or exhaustive description of all tax considerations that may be relevant to holders of Praxair shares or Linde plc shares. In particular, this summary does not address tax considerations that may apply to a shareholder that is a tax resident of a jurisdiction other than the United States, Ireland or the U.K.

Where reference is made to the tax residence of a shareholder, it is assumed that the tax residence for the purposes of the respective domestic tax law and for the purposes of any applicable income tax treaty is the same. However, exceptions may apply in certain cases.

Linde plc expects to be solely tax resident in the U.K. This summary therefore assumes that Linde plc is and remains exclusively resident in the U.K. for tax purposes, including for the purposes of applicable tax treaties. For the considerations regarding the tax residency of Linde plc and adverse tax consequences should Linde plc be or become a tax resident of a jurisdiction other than the U.K., reference is made to the risk factor “A change in Linde plc’s tax residency could have a negative effect on Linde plc’s future profitability, and may trigger taxes on dividends or exit charges.”

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS LEGAL OR TAX ADVICE. SHAREHOLDERS OF PRAXAIR AND/OR LINDE AND/OR PROSPECTIVE SHAREHOLDERS OF LINDE PLC SHARES ARE THEREFORE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP OR DISPOSITION OF THE LINDE PLC SHARES ACQUIRED IN THE EXCHANGE OFFER. THE SPECIFIC TAX SITUATION OF EACH SHAREHOLDER CAN ONLY BE ADEQUATELY ADDRESSED BY INDIVIDUAL TAX ADVICE.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations of the merger to U.S. holders and non-U.S. holders (each as defined below) of Praxair shares and the U.S. federal income tax consequences to U.S. holders of the ownership and disposition of the Linde plc shares received upon the consummation of the merger. The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Praxair shareholders hold their Praxair shares, and will hold their Linde plc shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Praxair shares in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or to such shareholders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions,

•	real estate investment trusts and regulated investment companies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	brokers or dealers in securities,

•	tax-exempt organizations and governmental organizations,

•	insurance companies,

•	dealers or brokers in securities or foreign currency,

•	individual retirement and other deferred accounts,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	U.S. expatriates and former citizens of the United States,

•	“passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	U.S. holders who own or are deemed to own 10% or more of Linde plc’s voting stock after completion of the merger,

•	shareholders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction,

•	shareholders who purchase or sell their shares as part of a wash sale for tax purposes,

•	“S corporations” and shareholders thereof, and

•	shareholders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

No rulings are intended to be sought from the IRS with respect to the merger and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

The discussion does not address any non-income tax considerations or any non-U.S., state or local tax consequences. For purposes of this discussion, a “U.S. holder” means a beneficial owner of Praxair shares who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” means a beneficial owner of Praxair shares other than a U.S. holder.

This discussion assumes, as Praxair believes to be the case, that the Praxair shares are not “U.S. real property interests” within the meaning of Section 897 of the Code.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Praxair shares the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger and the ownership and disposition of the Linde plc shares.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF PRAXAIR SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH

RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Unless otherwise explicitly noted, the discussion in this section “Material U.S. Federal Income Tax Considerations” assumes that Linde plc will not be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code. For a further discussion, see the discussion under “— Tax Consequences of the Merger and Exchange Offer to Praxair and Linde plc — Section 7874 Rule Regarding Residency of a Corporation.”

Tax Consequences of the Merger and Exchange Offer to Praxair and Linde plc

U.S. Federal Income Tax Treatment of the Merger

Neither the merger nor the exchange offer is expected to be taxable to Praxair or Linde plc. In conjunction with the merger and exchange offer, Linde plc and its affiliates will engage in certain additional intercompany transactions. The discussion herein does not address the U.S. federal income tax treatment of such transactions.

U.S. Federal Income Tax Classification of Linde plc as a Result of the Merger and the Exchange Offer

After the merger and exchange offer, Linde plc is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, as described further below, it is possible that the IRS will disagree with this conclusion. Should the IRS conclude that Linde plc is treated as a U.S. “domestic” corporation for U.S. federal income tax purposes as a result of the merger (and such conclusion is not overturned), Linde plc would be subject to tax on its worldwide income at U.S. tax rates, and would be subject to other provisions of the U.S. tax regime, including with respect to Linde plc subsidiaries that would be treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Linde plc to foreign stockholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30% (or such lower rate specified by an applicable income tax treaty).

General Rule Regarding Residency of a Corporation

For U.S. federal income tax purposes, a corporation (i) is generally considered a “domestic” corporation (or U.S. tax resident) if it is organized in the United States or under the laws of the United States or of any state or political subdivision therein, and (ii) is generally considered a “foreign” corporation (or non-U.S. resident) if it is not considered a domestic corporation. Because Linde plc is an entity incorporated in Ireland, it would generally be considered a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules.

Section 7874 Rule Regarding Residency of a Corporation

Under Section 7874 of the Code, Linde plc would generally be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes if the percentage (by vote or value) of Linde plc shares considered to be held by former holders of Praxair shares after the merger by reason of holding Praxair shares for purposes of Code Section 7874 (which is herein referred to as the “Section 7874 Percentage”) is 60% or more (if, as expected, the Third Country Rule (defined below) applies).

The Section 7874 Percentage is currently expected to be less than 60%. However, the calculation of the Section 7874 Percentage is complex, is calculated based on the facts as of the effective time of the merger, is subject to detailed regulations (the application of which is uncertain in various respects) and is subject to factual uncertainties. Further, the rules for determining the Section 7874 Percentage are subject to change, possibly with retroactive effect.

For example, the Section 7874 Percentage applicable in the case of the merger may be affected by the amount of any “non-ordinary course distributions” paid by Praxair to its shareholders in each of the three 12-month periods prior to the effective time of the merger. As defined under U.S. Treasury Regulations, the “non-ordinary course distributions” paid by Praxair will be equal to the excess of all distributions, including dividends and stock repurchases, made during a particular 12-month period by Praxair with respect to the Praxair shares over 110% of the average of such distributions during the 36-month period immediately preceding such 12-month period. The amount of any such excess would then increase the value of Praxair for purposes of the Section 7874 Percentage.

Fluctuations in the value of Praxair shares between the time of the execution of the Business Combination Agreement and the effective times of the merger may also affect the Section 7874 Percentage. For instance, such fluctuation could affect the number of Praxair stock options and Linde stock options that are “in-the-money” at the merger effective time, or the exchange offer closing date, respectively, and thus would affect the number of Linde plc shares that are taken into account in calculating the Section 7874 Percentage.

The regulations under Section 7874 of the Code (which are herein referred to as the “7874 Regulations”) also include other rules that could impact the calculation of the Section 7874 Percentage.

In addition, the 7874 Regulations include a rule that generally provides that, if (i) there is an acquisition of a domestic company by a foreign acquiring company in which the Section 7874 Percentage is at least 60% (reduced from the general 80% threshold otherwise applicable under Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder), and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the merger, then the foreign acquiring company will be treated as a U.S. domestic corporation for U.S. federal income tax purposes (which is herein referred to as the “Third Country Rule”). Because Linde plc is expected to be a tax resident of the United Kingdom and not a tax resident of Germany (where Linde is a tax resident), it is expected that Linde plc would be treated as a U.S. domestic corporation for U.S. federal income tax purposes under the Third Country Rule if the Section 7874 Percentage were at least 60%.

After taking into account the adjustments described above, the Section 7874 Percentage is currently expected to be less than 60% (as measured by vote and value). Accordingly, Linde plc is expected to be treated as a foreign corporation for U.S. federal income tax purposes, and the remainder of this disclosure assumes such treatment. However, should the IRS disagree with the conclusion that Section 7874 of the Code should not apply in such a manner so as to cause Linde plc to be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the merger, Linde plc would be subject to tax on its worldwide income at U.S. tax rates, and would be subject to other provisions of the U.S. tax regime, including with respect to Linde plc subsidiaries that are treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Linde plc to foreign shareholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30% (or such lower rate specified by an applicable income tax treaty).

Tax Consequences of the Merger to Holders of Praxair Shares

Tax Consequences to U.S. Holders

The merger is expected to be an exchange described in Section 351(a) of the Code and a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, with respect to cross-border exchanges such as the merger, Section 367(a) of the Code and the U.S. Treasury Regulations promulgated thereunder generally require U.S. shareholders to recognize gain (but not loss) if stock of a domestic corporation is exchanged for stock of a foreign corporation and the U.S. shareholders receive more than 50% (by vote or value) of the stock of the foreign corporation. Praxair shareholders will receive more than 50% of the Linde plc shares. Consequently, if a U.S. holder receives Linde plc shares with a fair market value in excess of the adjusted tax basis of such U.S. holder’s Praxair shares exchanged in the merger, such U.S. holder will recognize capital gain, if any, to the extent of the difference. A U.S. holder will not recognize any loss on Praxair shares exchanged in the merger. Any such gain would be long-term capital gain if the holding period for Praxair shares exceeds one year at the effective date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for preferential rates of U.S. federal income tax. If a U.S. holder acquired different blocks of Praxair shares at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Praxair shares.

A U.S. holder who recognizes gain with respect to all of its Praxair shares exchanged in the merger will have an aggregate tax basis in the Linde plc shares received in the merger that is equal to the fair market value of the Linde plc shares as of the effective date of the merger. In the case of a U.S. holder who does not recognize gain with respect to any of its Praxair shares exchanged in the merger, the aggregate basis of the Linde plc shares received in exchange for Praxair shares in the merger will be equal to the basis of Praxair shares exchanged. The holding period of Linde plc shares received by a U.S. holder will include the holding period of the Praxair shares surrendered in exchange therefor. U.S. holders who recognize gain only with respect to certain blocks of Praxair shares should consult their own tax advisors as to the determination of the bases and holding periods of the Linde plc shares received in the merger.

Tax Consequences to Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized in the merger, unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment”); or

•	such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the merger, and certain other conditions are met.

Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see the section entitled “— Tax Consequences to U.S. Holders” of this document). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules. The non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain, which may be offset by certain U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Tax Consequences to U.S. Holders of Holding Shares of Linde plc

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Linde plc shares to U.S. holders who receive such Linde plc shares pursuant to the merger and assumes that (i) Linde plc will not be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code and that Linde plc will be resident exclusively in the U.K. for U.S. federal tax purposes, and (ii) Linde plc shares will be traded on both the New York Stock Exchange and the Frankfurt Stock Exchange.

Taxation of Dividends

Subject to the following discussion of special rules applicable to PFICs (as defined below), the gross amount of any dividend Linde plc pays out of its current or accumulated earnings and profits (as determined for United

States federal income tax purposes) is subject to U.S. federal income tax. If such holder is a non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains provided that such holder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends Linde plc pays with respect to the shares generally will be qualified dividend income provided that, in the year that such holder receives the dividend, Linde plc shares are readily tradable on an established securities market in the United States. The U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States. Accordingly, dividends received by non-corporate U.S. holders should be entitled to favorable treatment as dividends received with respect to stock of a “qualified foreign corporation”. Dividends paid by Linde plc will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The dividend income would be treated as foreign source, passive income for U.S. federal foreign tax credit limitation purposes.

If Linde plc dividends are paid in Euro, the amount of the dividend that a U.S. holder must include in income will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend is includible in such holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date such holder includes the dividend payment in income to the date such holder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of any tax withheld is available to a U.S. holder under U.K. law or under the U.K.-U.S. income tax treaty, the amount of any such tax withheld that is refundable will not be eligible for credit against such holders’ U.S. federal income tax liability.

To the extent that the amount of any dividend exceeds Linde plc’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in Linde plc shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held the Linde plc shares for more than one year at the time the dividend is received.

It is possible that Linde plc will be, at the effective time of the merger or at some future time thereafter, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. This rule, to the extent applicable, could result in a U.S. holder being able to credit a lower amount of foreign taxes than would be possible if dividends from Linde plc were treated as foreign source income. U.S. holders are urged to consult their own tax advisors regarding the possible impact of this rule in their particular circumstances, including certain elective relief that may be available to holders entitled to benefits under the U.K.-U.S. income tax treaty.

Sale, Exchange or Other Taxable Disposition

Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on the sale, exchange or other taxable disposition of Linde plc shares in an amount equal to the difference between the amount realized on such taxable disposition and the holder’s tax basis in the Linde plc shares.

The source of any such gain or loss is determined by reference to the residence of the holder such that it will be treated as U.S. source income for foreign tax credit limitation purposes in the case of a sale, exchange or other taxable disposition by a U.S. holder. However, the Code permits a U.S. holder entitled to benefits under the U.K.-U.S. income tax treaty to elect to treat any gain or loss on the sale, exchange or other taxable disposition of Linde plc shares as foreign source income for foreign tax credit purposes if the gain or loss is sourced outside of the United States under the U.K.-U.S. income tax treaty and such gain or loss is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

Gain or loss realized on the sale, exchange or other taxable disposition of Linde plc shares will be capital gain or loss and will generally be long-term capital gain or loss if the Linde plc shares have been held for more than one year. A U.S. holder who recognizes gain with respect to all of its Praxair shares exchanged in the merger will have an aggregate tax basis in the Linde plc shares received in the merger that is equal to the fair market value of the Linde plc shares as of the effective date of the merger. In the case of a U.S. holder who does not recognize gain with respect to any of its Praxair shares exchanged in the merger, the aggregate basis of Linde plc shares will be equal to the basis of Praxair shares exchanged. The holding period of Linde plc shares received by a U.S. holder will include the holding period of the Praxair shares surrendered in exchange therefor. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A foreign corporation is a passive foreign investment company (which is herein referred to as a “PFIC”) if, after the application of certain “look-through” rules, (1) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code and IRS rules, or (2) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. Unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to its Linde plc shares, gain realized on the sale or other disposition of the Linde plc shares would not be treated as capital gain. Instead, a U.S. holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, dividends would not be eligible for the special tax rates applicable to qualified dividend income if Linde plc is treated as a PFIC with respect to the U.S. holder, but instead would be taxable at rates applicable to ordinary income. With certain exceptions, a U.S. holder’s Linde plc shares will be treated as stock in a PFIC if Linde plc were to be a PFIC at any time during the U.S. holder’s holding period in its shares. If a U.S. holder is treated as owning PFIC stock and the Linde plc shares are treated as “marketable stock,” the U.S. holder would not be subject to the PFIC rules if it makes a mark-to-market election. If the U.S. holder makes such election, the U.S. holder would include as ordinary income each year the excess, if any, of the fair market value of its Linde plc shares at the end of the taxable year over the U.S. holder’s adjusted basis in its Linde plc shares. Linde plc expects its shares to be “marketable stock” for these purposes, but this conclusion is a factual determination as to which there can be no assurance.

It is expected that Linde plc shares received by U.S. holders in the merger will not be treated as shares of a PFIC, and it is not expected that Linde plc will become a PFIC in the future. This conclusion is a factual determination that is made annually and thus may be subject to change. In addition, there can be no assurance that the IRS will not successfully challenge this position or that Linde plc will not become a PFIC at some future time as a result of changes in Linde plc’s assets, income or business operations. U.S. holders should consult their own tax advisors about the determination of Linde plc’s PFIC status and the U.S. federal income tax consequences of holding the Linde plc shares if Linde plc is considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. holders of the Linde plc shares and the proceeds received on the disposition of the Linde plc shares effected within the United States (and, in certain cases, outside the United States), paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

CHANGES IN POLICY POSITIONS THAT MAY BE PROPOSED DURING THE NEW U.S. PRESIDENTIAL ADMINISTRATION, INCLUDING THE POSSIBILITY OF SIGNIFICANT TAX REFORM, COULD RESULT IN CHANGES TO THE TAX LAWS THAT WOULD AFFECT THE TREATMENT DESCRIBED ABOVE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE POTENTIAL IMPACT OF FUTURE TAX LAW CHANGES ON THE MERGER  AND YOUR OWNERSHIP OF LINDE PLC SHARES.

Material U.K. Tax Considerations

The statements set out below reflect current U.K. tax law as applied in England and Wales and published HMRC guidance (which may not be binding on HMRC) as at the date of this document, which may be subject to change, possibly with retroactive effect. They are intended as a general guide and apply only to shareholders resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes (except insofar as express reference is made to the treatment of non-U.K. residents), who hold shares as an investment (other than under an individual savings account or self-invested personal pension) and who are the absolute beneficial owners of the shares and any dividends paid thereon. (In particular, shareholders holding their shares through a depositary receipt system or clearance service should note that they may not always be regarded as the absolute beneficial owners of such shares.) This guidance does not address all possible tax consequences relating to an investment in the shares. Specifically, this guidance does not address: (i) special classes of shareholders such as, for example, dealers in securities, broker-dealers, intermediaries, insurance companies, pension funds, charities or collective investment schemes; (ii) shareholders who hold shares as part of hedging transactions; (iii) shareholders who have (or are deemed to have) acquired shares by virtue of an office or employment; (iv) shareholders that, either alone or together, with one or more associated persons, such as personal trusts and connected persons, control directly or indirectly at least 10 per cent. of the voting rights or of any class of share capital of the company, or (v) any person holding shares as a borrower under a stock loan or an interim holder under a repo.

Merger — Taxation of Chargeable Gains

Exchange of Praxair Shares for Linde plc Shares Pursuant to the Merger

The exchange of Praxair shares for Linde plc shares pursuant to the merger will constitute a disposal of Praxair shares for U.K. tax purposes. A disposal of Praxair shares by a shareholder who is (at any time in the relevant U.K. tax year) resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains.

Individual Shareholders

Chargeable gains are treated as the top slice of an individual’s combined income and gains. Capital gains tax is charged at (i) 10 per cent. to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) are less than the upper limit of the income tax basic rate band; or (ii) 20 per cent. to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) exceed the upper limit of the income tax basic rate band.

Corporate Shareholders

A company subject to U.K. corporation tax that disposes of Praxair shares at a gain will be subject to U.K. corporation tax on chargeable gains after taking account of any losses available and subject to any available exemptions or reliefs. Such a company will be subject to corporation tax at the applicable rate (currently 19 per cent.) after taking account of any applicable indexation allowance. Indexation allowance may reduce the amount of chargeable gains subject to corporation tax, but may not create or increase any allowable loss.

Non U.K.-resident Praxair Shareholders

Provided that Praxair shares are not registered in a register maintained in the United Kingdom, Praxair shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of chargeable gains on the exchange of Praxair shares for Linde plc shares pursuant to the merger.

An individual shareholder who acquires Praxair shares while U.K. resident, ceases to be resident for tax purposes in the U.K. for a period of five years or less and disposes of all or part of his Praxair shares during the period in which he is non-U.K. resident may be liable to capital gains tax on his return to the U.K., where that shareholder was U.K. resident for all or part of at least four of the seven tax years immediately preceding the year of departure from the U.K. (subject to any available exemptions or reliefs). For these purposes, a tax year is the period from 6 April in a calendar year to 5 April in the following calendar year.

Merger — Stamp Duty and Stamp Duty Reserve Tax

No stamp duty or stamp duty reserve tax (which is herein referred to as “SDRT”) should be payable on the cancellation of Praxair shares or the issue of Linde plc shares pursuant to the merger.

Linde plc Shares — Taxation of Dividends

Withholding Tax

Dividend payments may be made by Linde plc without withholding or deduction for or on account of U.K. income tax.

Individual Shareholders

An individual shareholder who receives a dividend from Linde plc will pay no income tax on the first £5,000 of dividend income received in a year (which is herein referred to as the “dividend allowance”). The U.K. government has proposed reducing the dividend allowance to £2,000 from 6 April 2018, but this proposal has not yet been enacted in law. The rates of income tax for the tax year ending 5 April 2018 on dividends received above the dividend allowance are: (i) 7.5 per cent. for dividends taxed in the basic rate band; (ii) 32.5 per cent. for dividends taxed in the higher rate band; and (iii) 38.1 per cent. for dividends taxed in the additional rate band. An individual shareholder’s dividend income that is within the dividend allowance counts towards an individual’s basic or higher rate limits — and will therefore affect the level of savings allowance to which they are entitled, and the rate of tax that is due on any dividend income in excess of this allowance. In calculating into which tax band or bands any dividend income over the dividend allowance falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

Corporate Shareholders

For corporate shareholders, it is likely that most dividends paid on the Linde plc shares will fall within one or more of the classes of dividend qualifying for exemption from corporation tax. However, the exemptions are not comprehensive and are also subject to anti-avoidance rules. Shareholders within the charge to U.K. corporation tax should consult their own professional advisors.

Linde plc Shares — Taxation of Disposals

A disposal of Linde plc shares by a shareholder who is (at any time in the relevant U.K. tax year) resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains.

Individual Shareholders

Chargeable gains are treated as the top slice of an individual’s combined income and gains. Capital gains tax is charged at (i) 10 per cent. to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) are less than the upper limit of the income tax basic rate band; or (ii) 20 per cent. to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) exceed the upper limit of the income tax basic rate band.

Corporate Shareholders

A company subject to U.K. corporation tax that disposes of Linde plc shares at a gain will be subject to U.K. corporation tax on chargeable gains after taking account of any losses available and subject to any available exemptions or reliefs. Such a company will be subject to corporation tax at the applicable rate (currently 19 per cent.) after taking account of any applicable indexation allowance. Indexation allowance may reduce the amount of chargeable gains subject to corporation tax, but may not create or increase any allowable loss.

Non U.K.-resident Shareholders

Provided that Linde plc shares are not registered in a register maintained in the United Kingdom, shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of chargeable gains on disposal of Linde plc shares.

An individual shareholder who acquires Linde plc shares while U.K. resident, ceases to be resident for tax purposes in the U.K. for a period of five years or less and disposes of all or part of his Linde plc shares during the period in which he is non-U.K. resident may be liable to capital gains tax on his return to the U.K., where that shareholder was U.K. resident for all or part of at least four of the seven tax years immediately preceding the year of departure from the U.K. (subject to any available exemptions or reliefs). For these purposes, a tax year is the period from 6 April in a calendar year to 5 April in the following calendar year.

Transfers of Linde plc Shares — Stamp Duty and SDRT

Provided that the Linde plc shares are not registered in any register kept in the United Kingdom and are not required by the Linde plc constitution to be transferred as part of a unit with a share in a body corporate incorporated in the United Kingdom, no SDRT should be payable on any agreement to transfer the Linde plc shares.

No stamp duty should be payable on the transfer of Linde plc shares, provided that any instrument of transfer is not executed in the United Kingdom and does not relate to any property situate, or to any other matter or thing done or to be done, in the United Kingdom.

In any case, no stamp duty should be payable upon a transfer of Linde plc shares in dematerialized form, for instance within DTC.

Material Irish Tax Considerations

Scope of Discussion

The following is a general summary of the material Irish tax consequences for certain beneficial owners of Linde plc shares. It is based on existing Irish law, our understanding of the current practices of the Irish Revenue Commissioners and correspondence with the Irish Revenue Commissioners. Legislative, administrative or juridical changes may modify the tax consequences described below, possibly with retroactive effect. Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to the shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland or other relevant jurisdictions of the acquisition, ownership and disposition of Linde plc shares.

Linde plc intends to manage its affairs so that (1) Linde plc will not be resident in Ireland for Irish tax purposes, (2) Linde plc will not be liable to Irish corporation tax and (3) Linde plc dividends will not be subject to Irish dividend withholding tax or (for shareholders that have no connection with Ireland other than holding Linde plc shares) Irish income tax.

Irish Tax on Chargeable Gains

The rate of tax on chargeable gains (where applicable) in Ireland is 33 percent. The receipt by Praxair shareholders of Linde plc shares as consideration for the cancellation of their Praxair shares in the business combination will not give rise to a liability to Irish tax on chargeable gains for persons that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold such shares in connection with a trade carried on by such holder in Ireland through a branch or agency.

Linde plc shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Linde plc shares. Linde plc shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes or shareholders that hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will, subject to the availability of exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their Linde plc shares. Individual shareholders who are temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Capital Acquisitions Tax

Irish capital acquisitions tax (which is herein referred to as “CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Linde plc ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Linde plc ordinary shares are regarded as property situated in Ireland as the share register of Linde plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT; however, there are certain circumstances where another person such as an agent or personal representative may be accountable for the CAT.

CAT is currently levied at a rate of 33 percent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax free threshold of €310,000 per lifetime in respect of taxable gifts or inheritances received from their parents.

Stamp Duty

Irish stamp duty (if any) becomes payable in respect of transfers of Linde plc shares occurring after completion of the business combination.

Shareholders will not have a liability to stamp duty in respect of the business combination.

A transfer of Linde plc shares from a seller who holds shares beneficially (i.e., through DTC or Clearstream) to a buyer who holds the acquired shares through DTC or Clearstream will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares).

A transfer of Linde plc shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1 percent of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Linde plc shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the seller must confirm to Linde plc’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Linde plc shares, directly registered Praxair shareholders should consider opening broker accounts so they can transfer their shares into a broker account as soon as possible, and in any event prior to completion of the business combination. Any person who wishes to acquire Linde plc shares after completion of the business combination should consider acquiring such shares through DTC, Clearstream or another securities depository.

Encashment Tax

Irish encashment tax will be required to be withheld at the standard rate of income tax (currently 20 percent) from any dividends paid by Linde plc, where such dividends are entrusted by or on behalf of the person entitled to them to a bank or encashment agent in Ireland (i.e. a collection agent) for payment to any Linde plc shareholder who is an Irish resident, or is not an Irish resident and has failed to file the appropriate forms confirming the fact, and paid over to the Irish Revenue Commissioners. It is not the intention of Linde plc to use an Irish paying agent function and as such, the above withholding tax treatment should not apply.

LIMITATIONS ON ENFORCEMENT

Linde plc is organized under the laws of Ireland and substantial portions of its assets will be located outside of the United States. In addition, certain members of the Linde plc board of directors, the Linde supervisory board and the Praxair board of directors, and certain members of the Linde executive board and officers of Linde AG and Linde plc, as well as certain experts named herein, reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Linde plc, Linde AG or such other persons residing outside the United States, or to enforce outside the United States judgments obtained against such persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. federal securities laws.

LEGAL MATTERS

Each of the law firms Arthur Cox and William Fry, counsel to Linde plc, has provided a legal opinion for Linde plc regarding the validity of the Linde plc shares offered in connection with the business combination.

EXPERTS

The balance sheet of Zamalight plc as of April 18, 2017 included in this registration statement has been so included in reliance on the report of PricewaterhouseCoopers, Dublin, Ireland, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers, Dublin, Ireland, is a member of the Institute of Chartered Accountants in Ireland.

The consolidated financial statements of Praxair, Inc. as of December 31, 2016 and December 31, 2015 and for each of the three years in the period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2016 included in this registration statement and incorporated by reference to Praxair Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so included and incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Yara International ASA European carbon dioxide business the registrant acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Linde AG as of December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016 have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO ZAMALIGHT PLC FINANCIAL STATEMENTS

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Contents

Report of Independent Registered Public Accounting Firm	F.1.2
Balance Sheet as of April 18, 2017	F.1.3
Notes to the Balance Sheet	F.1.4

F.1-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Zamalight plc.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Zamalight plc as of April 18, 2017 in conformity with accounting principles generally accepted in the United States of America. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this balance sheet in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Dublin, Ireland

June 1, 2017

F.1-2

Zamalight plc

BALANCE SHEET AS OF APRIL 18, 2017

In USD
ASSETS
CURRENT ASSETS	-
NON-CURRENT ASSETS	-

TOTAL ASSETS	$-

SHAREHOLDER’S EQUITY AND LIABILITIES
CURRENT LIABILITIES	-
NON CURRENT LIABILITIES	-
CAPITAL AND RESERVES
Issued and paid-up share capital (Common stock €1.00 par value, authorized and issued shares - 25,000 shares)	$26,827
Additional paid-in capital	$26,827
Receivables from shareholders	$(53,654)
Retained earnings	-
TOTAL SHAREHOLDER’S EQUITY	-

EQUITY AND LIABILITIES	$-

The accompanying notes are an integral part of this balance sheet.

F.1-3

NOTES TO THE BALANCE SHEET

1. Organization and basis of presentation

Zamalight plc (the “Company”) was incorporated as a public limited company under the laws of Ireland on April 18, 2017, by Enceladus and Cumberland, with an issued share capital of €25,000 comprised of 25,000 ordinary shares of €1.00 each and additional paid in capital of €25,000. The Company is registered in Ireland under the registration number 602527 and principal office located at c/o Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland The Company was formed on April 18, 2017; accordingly, the financial statements as of that date only comprise the balance sheet (“Opening Balance sheet”). The Company has omitted the statement of comprehensive income, statement of cash flows and statement of changes in equity and the notes thereto as required under accounting principles generally accepted in the United States of America (“U.S. GAAP”), as the Company had no operations as of April 18, 2017.

The Company was formed in anticipation of the business combination agreement, dated as of June 1, 2017, by and between Praxair Inc. and Linde AG. This business combination agreement provides for a combination of the businesses of Praxair Inc. and Linde AG under the Company. Linde AG business will be brought under the Company through an exchange offer, and Praxair Inc. business will be brought under the Company through a merger. In connection with the business combination, Zamalight plc will be renamed “Linde plc.” The Company’s shares are expected to be listed in New York and Frankfurt.

To date, New Holdco has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement (see Note 4 - Events after the balance sheet date).

To the extent that the Company does not have sufficient funds available to satisfy its obligations, Praxair, Inc. will finance any out of pocket expenses incurred by the Company in connection with the business combination agreement and the transactions contemplated by the business combination agreement. If the business combination is not completed, any expenses incurred by the Company and/or its affiliates will be shared equally by Praxair, Inc. and Linde AG, to the extent not prohibited by applicable law and as otherwise provided in the business combination agreement.

The opening balance sheet as of April 18, 2017 has been prepared in compliance with US GAAP.

The Following new accounting standards in the United States issued by the Financial Accounting Standards Board (“FASB”) have not yet been implemented by the Company. The Company will evaluate, when applicable, the impacts of adopting the below standards on future periods

•	Revenue Recognition - In May 2014, the FASB issued updated guidance on the reporting and disclosure of revenue. The new guidance requires the evaluation of contracts with customers to determine the recognition of revenue when or as the entity satisfies a performance obligation, and requires expanded disclosures. Subsequently, the FASB has issued amendments to certain aspects of the guidance including the effective date. This guidance is required to be effective beginning in the first quarter 2018 (with early adoption beginning in 2017 optional) and includes several transition options.

•	Leases - In February 2016, the FASB issued updated guidance on the accounting and financial statement presentation of leases. The new guidance requires lessees to recognize a right-of-use asset and lease liability for all leases, except those that meet certain scope exceptions, and would require expanded quantitative and qualitative disclosures. This guidance will be effective beginning in the first quarter 2019, with early adoption optional, and requires companies to transition using a modified retrospective approach.

F.1-4

•	Credit Losses on Financial Instruments - In June 2016, the FASB issued an update on the measurement of credit losses. The guidance introduces a new accounting model for expected credit losses on financial instruments, including trade receivables, based on estimates of current expected credit losses. This guidance will be effective beginning in the first quarter 2020, with early adoption permitted beginning in the first quarter 2019 and requires companies to apply the change in accounting on a prospective basis.

•	Classification of Certain Cash Receipts and Cash Payments - In August 2016, the FASB issued updated guidance on the classification of certain cash receipts and cash payments within the statement of cash flows. The update provides accounting guidance for specific cash flow issues with the objective of reducing diversity in practice. This new guidance will be effective beginning in the first quarter 2018 on a retrospective basis, with early adoption optional.

•	Intra-Entity Asset Transfers - In October 2016, the FASB issued updated guidance for income tax accounting of intra-entity transfers of assets other than inventory. The update requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory in the period when the transfer occurs. This new guidance will be effective beginning in the first quarter 2018, with early adoption permitted, and should be applied on a modified retrospective basis.

•	Simplifying the Test for Goodwill Impairment - In January 2017, the FASB issued updated guidance on the measurement of goodwill. The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The guidance will be effective beginning in the first quarter 2020 with early adoption permitted.

2. Accounting policies

Currency - US Dollar/Euro exchange rate at April 18, 2017 was 0.9319.

Receivables from shareholders - Shareholders receivables at April 18, 2017 comprise two checks of EUR 25,000 (USD 26,827) each which are being held on behalf of Zamalight Plc. by Praxair Inc.’s. Irish legal counsel Arthur Cox. These checks will be deposited in a bank account expected to be opened in June 2017.

Share capital - According to article 3 of the articles of association, the Company has an authorized share capital of EUR 25,000 (USD 26,827) divided into 25,000 shares of EUR 1.00 each. As of the opening balance sheet date, 25,000 shares had been issued and 12,500 shares were held by Enceladus Holding Limited wholly owned by Praxair Inc.’s. Irish legal counsel Arthur Cox, and 12,500 shares were held by Cumberland Corporate Services Limited wholly owned by Linde AG´s Irish legal counsel William Fry, the Company’s shareholders. Furthermore an additional EUR 25,000 (USD 26,827) was paid in relating to share premium by the 2 shareholders.

3. Related parties

As the financial statements only comprise the balance sheet as of April 18, 2017, there were no transactions with related parties as of this date, other than the issued capital described in Note 2 above.

4. Events after the balance sheet date

On May 26, 2017, the Company formed Zamalight Holdco, a Delaware limited liability company. Immediately following its formation, Zamalight Holdco LLC formed Zamalight Subco, a Delaware corporation, as a wholly owned U.S. subsidiary of Zamalight Holdco LLC. Upon effectiveness of the merger, Zamalight

F.1-5

Subco, will merge with and into Praxair, Inc., with Praxair, Inc. surviving the merger as an indirect wholly-owned subsidiary of the Company. No material activities have been carried out by these entities since their formation other than in connection with the business combination.

Prior to the commencement of the exchange offer, the Company intends to form German Intermediate Holding GmbH, a German limited liability company (GmbH), which in turn intends to form German Intermediate Holding AG, a German stock corporation (AG), to facilitate the settlement of the exchange offer and a post-completion reorganization with respect to Linde.

In the business combination, Praxair’s business will be brought indirectly under the Company through the merger and Linde’s business will be brought under the Company indirectly through the exchange offer. Following settlement of the exchange offer, Zamalight plc intends to pursue a post-completion reorganization with respect to Linde if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the exchange offer. Currently the business combination is expected to be completed in the second half of 2018.

F.1-6

F.2-1

PRAXAIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Millions of dollars, except per share data)

(UNAUDITED)

	Quarter Ended March 31,
	2017	2016
Sales	$2,728	$2,509
Cost of sales, exclusive of depreciation and amortization	1,545	1,381
Selling, general and administrative	279	274
Depreciation and amortization	287	272
Research and development	23	23
Transaction costs and other charges	6	-
Other income (expense) - net	(6)	(5)

Operating profit	582	554
Interest expense - net	41	65

Income Before Income Taxes and Equity Investments	541	489
Income taxes	149	133

Income Before Equity Investments	392	356
Income from equity investments	12	10

Net Income (including Noncontrolling Interests)	404	366
Less: noncontrolling interests	(15)	(10)

Net Income - Praxair, Inc.	$389	$356

Per Share Data - Praxair, Inc. Shareholders
Basic earnings per share	$1.36	$1.25

Diluted earnings per share	$1.35	$1.24

Cash dividends per share	$0.7875	$0.75

Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	285,509	285,429
Diluted shares outstanding	287,384	286,665

The accompanying notes are an integral part of these financial statements.

F.2-2

PRAXAIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Millions of dollars)

(UNAUDITED)

	Quarter Ended March 31,
	2017	2016
Net income (including noncontrolling interests)	$404	$366

Other comprehensive income (loss)
Translation adjustments:
Foreign currency translation adjustments	317	342
Income taxes	3	16

Translation adjustments	320	358

Funded status - retirement obligations (Note 11):
Retirement program remeasurements	(3)	(5)
Reclassifications to net income	4	14
Income taxes	(1)	(5)

Funded status - retirement obligations	-	4

Derivative instruments (Note 6):
Current quarter unrealized gain (loss)	(1)	-
Reclassifications to net income	-	-
Income taxes	1	-

Derivative instruments	-	-

Total other comprehensive income (loss)	320	362

Comprehensive income (loss) (including noncontrolling interests)	724	728
Less: noncontrolling interests	(20)	(26)

Comprehensive income (loss) - Praxair, Inc.	$704	$702

The accompanying notes are an integral part of these financial statements.

F.2-3

PRAXAIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

(UNAUDITED)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$519	$524
Accounts receivable - net	1,730	1,641
Inventories	561	550
Prepaid and other current assets	204	165

Total Current Assets	3,014	2,880
Property, plant and equipment (less accumulated depreciation of $12,842 in 2017 and $12,444 in 2016)	11,692	11,477
Goodwill	3,141	3,117
Other intangible assets - net	574	583
Other long-term assets	1,244	1,275

Total Assets	$19,665	$19,332

Liabilities and equity
Accounts payable	$860	$906
Short-term debt	411	434
Current portion of long-term debt	10	164
Other current liabilities	968	974

Total Current Liabilities	2,249	2,478
Long-term debt	8,947	8,917
Other long-term liabilities	2,494	2,485

Total Liabilities	13,690	13,880
Commitments and contingencies (Note 12)
Redeemable noncontrolling interests (Note 14)	10	11
Praxair, Inc. Shareholders’ Equity:
Common stock $0.01 par value, authorized - 800,000,000 shares, issued 2017 and 2016 - 383,230,625 shares	4	4
Additional paid-in capital	4,071	4,074
Retained earnings	13,041	12,879
Accumulated other comprehensive income (loss) (Note 14)	(4,285)	(4,600)
Less: Treasury stock, at cost (2017 - 97,876,687 shares and 2016 - 98,329,849 shares)	(7,302)	(7,336)

Total Praxair, Inc. Shareholders’ Equity	5,529	5,021
Noncontrolling interests	436	420

Total Equity	5,965	5,441

Total Liabilities and Equity	$19,665	$19,332

The accompanying notes are an integral part of these financial statements.

F.2-4

PRAXAIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(Millions of dollars)

(UNAUDITED)

	Three months ended March 31,
	2017	2016
Operations
Net income - Praxair, Inc.	$389	$356
Noncontrolling interests	15	10

Net income (including noncontrolling interests)	404	366
Adjustments to reconcile net income to net cash provided by operating activities:
Transaction costs and other charges	6	-
Depreciation and amortization	287	272
Deferred income taxes	22	9
Share-based compensation	12	8
Working capital:
Accounts receivable	(49)	(20)
Inventory	(2)	(7)
Prepaid and other current assets	(13)	1
Payables and accruals	(42)	(77)
Pension contributions	(3)	(2)
Long-term assets, liabilities and other	88	3

Net cash provided by operating activities	710	553

Investing
Capital expenditures	(327)	(323)
Acquisitions, net of cash acquired	(1)	(63)
Divestitures and asset sales	4	2

Net cash used for investing activities	(324)	(384)

Financing
Short-term debt borrowings (repayments) - net	(24)	(77)
Long-term debt borrowings	7	898
Long-term debt repayments	(156)	(726)
Issuances of common stock	26	34
Purchases of common stock	(11)	(32)
Cash dividends - Praxair, Inc. shareholders	(225)	(214)
Noncontrolling interest transactions and other	(13)	(2)

Net cash provided by (used for) financing activities	(396)	(119)

Effect of exchange rate changes on cash and cash equivalents	5	24

Change in cash and cash equivalents	(5)	74
Cash and cash equivalents, beginning-of-period	524	147

Cash and cash equivalents, end-of-period	$519	$221

The accompanying notes are an integral part of these financial statements.

F.2-5

PRAXAIR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Condensed Consolidated Financial Statements - In the opinion of Praxair, Inc. (Praxair) management, the accompanying condensed consolidated financial statements include all adjustments necessary for a fair presentation of the results for the interim periods presented and such adjustments are of a normal recurring nature. The accompanying condensed consolidated financial statements should be read in conjunction with the notes to the consolidated financial statements of Praxair, Inc. and subsidiaries in Praxair’s 2016 Annual Report on Form 10-K. There have been no material changes to the company’s significant accounting policies during 2017.

Accounting Standards Implemented in 2017

Simplifying the Measurement of Inventory - In July 2015, the FASB issued updated guidance on the measurement of inventory. The new guidance requires that inventory be measured at the lower of cost or net realizable value, previously inventory was measured at the lower of cost or market. The adoption of this guidance resulted in no material impact.

Accounting Standards to be Implemented

•	Revenue Recognition - In May 2014, the FASB issued updated guidance on the reporting and disclosure of revenue. The new guidance requires the evaluation of contracts with customers to determine the recognition of revenue when or as the entity satisfies a performance obligation, and requires expanded disclosures. Subsequently, the FASB has issued amendments to certain aspects of the guidance including the effective date. This guidance is required to be effective beginning in the first quarter 2018 (with early adoption beginning in 2017 optional) and includes several transition options.

The Company is currently in the process of evaluating and implementing this new guidance, as required, and at this time expects to use the modified retrospective basis starting in 2018. Praxair will provide additional updates in future filings, as appropriate.

•	Leases - In February 2016, the FASB issued updated guidance on the accounting and financial statement presentation of leases. The new guidance requires lessees to recognize a right-of-use asset and lease liability for all leases, except those that meet certain scope exceptions, and would require expanded quantitative and qualitative disclosures. This guidance will be effective for Praxair beginning in the first quarter 2019, with early adoption optional, and requires companies to transition using a modified retrospective approach. Praxair is in the early stages of reviewing the new guidance and will provide updates on the expected impact to Praxair in future filings, as appropriate.

•	Credit Losses on Financial Instruments - In June 2016, the FASB issued an update on the measurement of credit losses. The guidance introduces a new accounting model for expected credit losses on financial instruments, including trade receivables, based on estimates of current expected credit losses. This guidance will be effective for Praxair beginning in the first quarter 2020, with early adoption permitted beginning in the first quarter 2019 and requires companies to apply the change in accounting on a prospective basis. We are currently evaluating the impact this update will have on our consolidated financial statements.

F.2-6

•	Classification of Certain Cash Receipts and Cash Payments - In August 2016, the FASB issued updated guidance on the classification of certain cash receipts and cash payments within the statement of cash flows. The update provides accounting guidance for specific cash flow issues with the objective of reducing diversity in practice. This new guidance will be effective for Praxair beginning in the first quarter 2018 on a retrospective basis, with early adoption optional. Praxair does not expect this requirement to have a material impact.

•	Intra-Entity Asset Transfers - In October 2016, the FASB issued updated guidance for income tax accounting of intra-entity transfers of assets other than inventory. The update requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory in the period when the transfer occurs. This new guidance will be effective for Praxair beginning in the first quarter 2018, with early adoption permitted, and should be applied on a modified retrospective basis. We are currently evaluating the impact this update will have on our consolidated financial statements.

•	Simplifying the Test for Goodwill Impairment - In January 2017, the FASB issued updated guidance on the measurement of goodwill. The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The guidance will be effective for Praxair beginning in the first quarter 2020 with early adoption permitted. Praxair does not expect this guidance to have a material impact.

•	Pension Costs - In March 2017, the FASB issued updated guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost. The new guidance requires the service cost component be reported in the same line item or items as other compensation costs arising from services rendered by employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and not included within operating profit. This guidance will be effective for Praxair beginning in the first quarter 2018, with early adoption optional, and requires companies to transition using a retrospective approach for the presentation of the service cost component and the other cost components and prospectively for the capitalization of the service cost component. Praxair is currently evaluating the impact this update will have on our consolidated financial statements.

Reclassifications - Certain prior years’ amounts have been reclassified to conform to the current year’s presentation, including reclassifications to the condensed consolidated statement of cash flows due to the adoption of the share-based payment accounting standard adopted in the second quarter of 2016.

2. TRANSACTION COSTS AND OTHER CHARGES

2017 Transaction Costs

In the first quarter of 2017, Praxair incurred transaction costs in connection with the intended business combination with Linde AG (“Linde”) totaling $6 million after-tax ($0.02 per diluted share).

Classification in the condensed consolidated financial statements

The costs are shown within operating profit in a separate line item on the consolidated statements of income. On the condensed consolidated statement of cash flows, the impact of these costs, net of cash payments, is shown as an adjustment to reconcile net income to net cash provided by operating activities. In Note 13 - Segments, Praxair excluded these costs from its management definition of segment operating profit; a reconciliation of segments operating profit to consolidated operating profit is shown within the segment operating profit table.

F.2-7

2016 and 2015 Cost Reduction Programs and Other Charges

In the third quarter of 2016, Praxair recorded pre-tax charges totaling $96 million ($63 million after-tax and noncontrolling interests or $0.22 per diluted share). In the second quarter of 2015, Praxair recorded pre-tax charges totaling $146 million ($112 million after-tax and noncontrolling interests, or $0.39 per diluted share) and in the third quarter recorded pre-tax charges totaling $19 million ($13 million after-tax or $0.04 per diluted share).

Reconciliation

The following table summarizes the activities related to the company’s cost reduction programs for the three months ended March 31, 2017:

(millions of dollars)	Severance costs	Other Charges	Total
Balance, January 1, 2017	$38	$27	$65
Less: Cash payments	(8)	(1)	(9)
Less: Non-cash charges	—	-	—
Foreign currency translation	—	-	—

Balance, March 31, 2017	$30	$26	$56

2016 Bond Redemption Charge

In February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million interest charge ($10 million after-tax, or $0.04 per diluted share).

For further details regarding the cost reduction program and other charges, refer to Note 2 to the consolidated financial statements of Praxair’s 2016 Annual Report on Form 10-K.

3. ACQUISITIONS

2016 Acquisitions

During the three months ended March 31, 2016, Praxair had acquisitions totaling $63 million, primarily acquisitions of packaged gases businesses in North America and Europe. These transactions resulted in goodwill and other intangible assets of $34 million and $15 million, respectively.

4. SUPPLEMENTAL INFORMATION

Inventories

The following is a summary of Praxair’s consolidated inventories:

(Millions of dollars)	March 31, 2017	December 31, 2016
Inventories
Raw materials and supplies	$196	$197
Work in process	47	45
Finished goods	318	308

Total inventories	$561	$550

Long-term receivables

Long-term receivables are not material and are largely reserved. Such long-term receivables are included within other long-term assets in the condensed consolidated balance sheets and totaled $45 million and

F.2-8

$46 million at March 31, 2017 and December 31, 2016, respectively. These amounts are net of reserves of $52 million and $50 million, respectively. The amounts in both periods relate primarily to government receivables in Brazil and other long-term notes receivable from customers. Collectability is reviewed regularly and uncollectible amounts are written off as appropriate.

5. DEBT

The following is a summary of Praxair’s outstanding debt at March 31, 2017 and December 31, 2016:

(Millions of dollars)	March 31, 2017	December 31, 2016
Short-term
Commercial paper and U.S. bank borrowings	$360	$333
Other bank borrowings (primarily international)	51	101

Total short-term debt	411	434

Long-term (a)
U.S. borrowings (U.S. dollar denominated unless otherwise noted)
Floating Rate Notes due 2017 (b)	-	150
1.05% Notes due 2017 (c)	400	400
1.20% Notes due 2018 (c)	499	499
1.25% Notes due 2018 (d)	477	478
4.50% Notes due 2019	598	598
1.90% Notes due 2019	499	499
1.50% Euro-denominated notes due 2020	635	627
2.25% Notes due 2020	299	299
4.05% Notes due 2021	498	497
3.00% Notes due 2021	497	496
2.45% Notes due 2022	597	597
2.20% Notes due 2022	498	498
2.70% Notes due 2023	497	497
1.20% Euro-denominated notes due 2024	583	575
2.65% Notes due 2025	397	397
1.625% Euro-denominated notes due 2025	525	519
3.20% Notes due 2026	725	725
3.55% Notes due 2042	662	662
Other	12	12
International bank borrowings	55	49
Obligations under capital leases	4	7

	8,957	9,081
Less: current portion of long-term debt (b)	(10)	(164)

Total long-term debt	8,947	8,917

Total debt	$9,368	$9,515

(a)	Amounts are net of unamortized discounts, premiums and/or debt issuance costs as applicable.
(b)	In February 2017, Praxair repaid $150 million of floating rate notes that became due.
(c)	Classified as long-term because of the company’s intent to refinance this debt on a long-term basis and the availability of such financing under the terms of an existing $2.5 billion long-term credit facility.
(d)	March 31, 2017 and December 31, 2016 include a $2 million and $4 million fair value increase, respectively, related to hedge accounting. See Note 6 for additional information.

F.2-9

6. FINANCIAL INSTRUMENTS

In its normal operations, Praxair is exposed to market risks relating to fluctuations in interest rates, foreign currency exchange rates, energy costs and to a lesser extent precious metal prices. The objective of financial risk management at Praxair is to minimize the negative impact of such fluctuations on the company’s earnings and cash flows. To manage these risks, among other strategies, Praxair routinely enters into various derivative financial instruments (“derivatives”) including interest-rate swap and treasury rate lock agreements, currency-swap agreements, forward contracts, currency options, and commodity-swap agreements. These instruments are not entered into for trading purposes and Praxair only uses commonly traded and non-leveraged instruments.

There are three types of derivatives that the company enters into: (i) those relating to fair-value exposures, (ii) those relating to cash-flow exposures, and (iii) those relating to foreign currency net investment exposures. Fair-value exposures relate to recognized assets or liabilities, and firm commitments; cash-flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities, or forecasted transactions; and net investment exposures relate to the impact of foreign currency exchange rate changes on the carrying value of net assets denominated in foreign currencies.

When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair-value hedge, cash-flow hedge, or a net investment hedge. Currently, Praxair designates all interest-rate and treasury-rate locks as hedges for accounting purposes; however, currency contracts are generally not designated as hedges for accounting purposes unless they are related to forecasted transactions. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the company assesses the hedge effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that the hedge is not highly effective, then hedge accounting will be discontinued prospectively.

Counterparties to Praxair’s derivatives are major banking institutions with credit ratings of investment grade or better and no collateral is required, and there are no significant risk concentrations. Management believes the risk of incurring losses on derivative contracts related to credit risk is remote and any losses would be immaterial.

The following table is a summary of the notional amount and fair value of derivatives outstanding at March 31, 2017 and December 31, 2016 for consolidated subsidiaries:

			Fair Value
	Notional Amounts		Assets		Liabilities
(Millions of dollars)	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Derivatives Not Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$2,196	$2,104	$35	$11	$7	$18

Derivatives Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$38	$38	$1	$3	$-	$-
Forecasted purchases (a)	12	-	-	-	-	-
Interest rate contracts:
Interest rate swaps (b)	475	475	2	4	-	-

Total Hedges	$525	$513	$3	$7	$-	$-

Total Derivatives	$2,721	$2,617	$38	$18	$7	$18

(a)	Assets are recorded in prepaid and other current assets, and liabilities are recorded in other current liabilities.
(b)	Assets are recorded in other long term assets.

F.2-10

Currency Contracts

Balance Sheet Items

Foreign currency contracts related to balance sheet items consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on recorded balance sheet assets and liabilities denominated in currencies other than the functional currency of the related operating unit. Certain forward currency contracts are entered into to protect underlying monetary assets and liabilities denominated in foreign currencies from foreign exchange risk and are not designated as hedging instruments. The fair value adjustments on these contracts are offset by the fair value adjustments recorded on the underlying monetary assets and liabilities. Praxair also enters into forward currency contracts, which are designated as hedging instruments, to limit the cash flow exposure on certain foreign-currency denominated intercompany loans. The fair value adjustments on these contracts are recorded to AOCI, with the effective portion immediately reclassified to earnings to offset the fair value adjustments on the underlying debt instrument.

Forecasted Purchases

Foreign currency contracts related to forecasted purchases consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on forecasted purchases of capital-related equipment and services denominated in currencies other than the functional currency of the related operating units. These forward contracts were designated and accounted for as cash flow hedges.

Net Investment Hedge

In 2014 Praxair designated the €600 million ($635 million as of March 31, 2017) 1.50% Euro-denominated notes due 2020 and the €500 million ($525 million as of March 31, 2017) 1.625% Euro-denominated notes due 2025, as a hedge of the net investment position in its European operations. In 2016 Praxair designated an incremental €550 million ($583 million as of March 31, 2017) 1.20% Euro-denominated notes due 2024 as an additional hedge of the net investment position in its European operations. These Euro-denominated debt instruments reduce the company’s exposure to changes in the currency exchange rate on investments in foreign subsidiaries with Euro functional currencies. Since hedge inception, exchange rate movements have reduced long-term debt by $317 million (long-term debt increased by $22 million during the first quarter of 2017), with the offsetting gain shown within the cumulative translation component of AOCI in the condensed consolidated balance sheets and the consolidated statements of comprehensive income.

Interest Rate Contracts

Outstanding Interest Rate Swaps

At March 31, 2017, Praxair had one outstanding interest rate swap agreement with a $475 million notional amount related to the $475 million 1.25% notes that mature in 2018. The interest rate swap effectively converts fixed-rate interest to variable-rate interest and is designated as a fair value hedge. Fair value adjustments are recognized in earnings along with an equally offsetting charge / benefit to earnings for the changes in the fair value of the underlying debt instrument. At March 31, 2017, $2 million was recognized as an increase in the fair value of these notes ($4 million at December 31, 2016).

F.2-11

Terminated Treasury Rate Locks

The following table summarizes the unrecognized gains (losses) related to terminated treasury rate lock contracts:

			Unrecognized Gain / (Loss) (a)
(Millions of dollars)	Year Terminated	Original Gain / (Loss)	March 31, 2017	December 31, 2016
Treasury Rate Locks
Underlying debt instrument
$500 million 2.20% fixed-rate notes that mature in 2022 (b)	2012	$(2)	$(1)	$(1)
$500 million 3.00% fixed-rate notes that mature in 2021 (b)	2011	(11)	(5)	(5)
$600 million 4.50% fixed-rate notes that mature in 2019 (b)	2009	16	4	4

Total - pre-tax			$(2)	$(2)
Less: income taxes			1	1

After-tax amounts			$(1)	$(1)

(a)	The unrecognized gains / (losses) for the treasury rate locks are shown in accumulated other comprehensive income (“AOCI”) and are being recognized on a straight line basis to interest expense - net over the term of the underlying debt agreements. Refer to the table below summarizing the impact on the company’s consolidated statements of income and AOCI for current period gain (loss) recognition.
(b)	The notional amount of the treasury rate lock contracts are equal to the underlying debt instrument with the exception of the treasury rate lock contract entered into to hedge the $600 million 4.50% fixed-rate notes that mature in 2019. The notional amount of this contract was $500 million.

The following table summarizes the impact of the company’s derivatives on the consolidated statements of income:

	Amount of Pre-Tax Gain (Loss) Recognized in Earnings *
	Quarter Ended March 31,
(Millions of dollars)	2017	2016
Derivatives Not Designated as Hedging Instruments
Currency contracts:
Balance sheet items
Debt-related	$79	$67
Other balance sheet items	1	2

Total	$80	$69

*	The gains (losses) on balance sheet items are offset by gains (losses) recorded on the underlying hedged assets and liabilities. Accordingly, the gains (losses) for the derivatives and the underlying hedged assets and liabilities related to debt items are recorded in the consolidated statements of income as interest expense-net. Other balance sheet items and anticipated net income gains (losses) are recorded in the consolidated statements of income as other income (expenses)-net.

F.2-12

The following tables summarize the impacts of the company’s derivatives designated as hedging instruments that impact AOCI:

Derivatives Designated as Hedging Instruments**

	Quarter Ended
	Amount of Gain (Loss) Recognized in AOCI		Amount of Gain (Loss) Reclassified from AOCI to the Consolidated Statement of Income
(Millions of dollars)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Currency contracts:
Balance sheet items	$(1)	$-	$-	$-
Net Investment Hedge	-	(4)	-	-
Interest rate contracts:
Treasury rate lock contracts	-	-	-	-

Total - pre tax	$(1)	$(4)	$-	$-
Less: income taxes	1	1	-	-

Total - Net of Taxes	$-	$(3)	$-	$-

**	The gains (losses) on net investment hedges are recorded as a component of AOCI within foreign currency translation adjustments in the condensed consolidated balance sheets and the condensed consolidated statements of comprehensive income. The gains (losses) on treasury rate locks are recorded as a component of AOCI within derivative instruments in the condensed consolidated balance sheets and the condensed consolidated statements of comprehensive income. There was no ineffectiveness for these instruments during 2017 or 2016. The gains (losses) on net investment hedges are reclassified to earnings only when the related currency translation adjustments are required to be reclassified, usually upon sale or liquidation of the investment. The gains (losses) for interest rate contracts are reclassified to earnings as interest expense-net on a straight-line basis over the remaining maturity of the underlying debt. Net losses of approximately $1 million are expected to be reclassified to earnings during the next twelve months.

7. FAIR VALUE DISCLOSURES

The fair value hierarchy prioritizes the input to valuation techniques used to measure fair value into three broad levels as follows:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using
(Millions of dollars)	Level 1		Level 2		Level 3
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
Assets
Derivatives	-	-	$38	$18	-	-

Liabilities
Derivatives	-	-	$7	$18	-	-

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The fair values of the derivative assets and liabilities are based on market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions. Investments are marketable securities traded on an exchange.

The fair values of cash and cash equivalents, short-term debt, accounts receivable-net, and accounts payable approximate carrying amounts because of the short maturities of these instruments. The fair value of long-term debt is estimated based on the quoted market prices for similar issues, which is deemed a level 2 measurement. At March 31, 2017, the estimated fair value of Praxair’s long-term debt portfolio was $9,133 million versus a carrying value of $8,957 million. At December 31, 2016, the estimated fair value of Praxair’s long-term debt portfolio was $9,218 million versus a carrying value of $9,081 million. Differences from carrying amounts are attributable to interest-rate changes subsequent to when the debt was issued.

8. EARNINGS PER SHARE - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share is computed by dividing Net income - Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding. Diluted earnings per share is computed by dividing Net income - Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding and dilutive common stock equivalents, as follows:

	Quarter Ended March 31,
	2017	2016
Numerator (Millions of dollars)
Net income - Praxair, Inc.	$389	$356

Denominator (Thousands of shares)
Weighted average shares outstanding	285,140	285,049
Shares earned and issuable under compensation plans	369	380

Weighted average shares used in basic earnings per share	285,509	285,429
Effect of dilutive securities
Stock options and awards	1,875	1,236

Weighted average shares used in diluted earnings per share	287,384	286,665

Basic Earnings Per Share	$1.36	$1.25
Diluted Earnings Per Share	$1.35	$1.24

Stock options of 4,673,805 and 5,236,570 were antidilutive and therefore excluded in the computation of diluted earnings per share for the quarters ended March 31, 2017 and 2016, respectively.

9. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the three months ended March 31, 2017 were as follows:

(Millions of dollars)	North America	South America	Europe	Asia	Surface Technologies	Total
Balance, December 31, 2016	$2,165	$132	$629	$58	$133	$3,117
Acquisitions	-	-	-	-	-	-
Purchase adjustments & other	-	-	-	-	-	-
Foreign currency translation	9	5	7	1	2	24

Balance, March 31, 2017	$2,174	$137	$636	$59	$135	$3,141

F.2-14

Praxair has performed its goodwill impairment tests annually during the second quarter of each year, and historically has determined that the fair value of each of its reporting units was substantially in excess of its carrying value (refer to Note 1 to the consolidated financial statements of Praxair’s 2016 Annual Report on Form 10-K). As a result, no impairment was recorded. There were no indicators of impairment through March 31, 2017.

Changes in the carrying amounts of other intangibles for the three months ended March 31, 2017 were as follows:

(Millions of dollars)	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2016	$751	$34	$51	$836
Additions	1	-	-	1
Foreign currency translation	6	-	-	6
Other*	-	(8)	-	(8)

Balance, March 31, 2017	$758	$26	$51	$835

Less: Accumulated amortization
Balance, December 31, 2016	$(214)	$(22)	$(17)	$(253)
Amortization expense	(10)	(1)	(1)	(12)
Foreign currency translation	(3)	-	-	(3)
Other*	(1)	8	-	7

Balance, March 31, 2017	$(228)	$(15)	$(18)	$(261)

Net balance at March 31, 2017	$530	$11	$33	$574

*	Other primarily relates to write-off of fully amortized assets.

There are no expected residual values related to these intangible assets. The remaining weighted-average amortization period for intangible assets is approximately 17 years.

Total estimated annual amortization expense is as follows:

(Millions of dollars)
Remaining 2017	$33
2018	44
2019	41
2020	40
2021	38
Thereafter	378

$574

10. SHARE-BASED COMPENSATION

Share-based compensation of $12 million ($4 million after-tax) and $8 million ($6 million after-tax) was recognized during the quarters ended March 31, 2017 and 2016, respectively. Expense amounts reflect current estimates of achieving performance targets relating to performance-based compensation. The expense was recorded primarily in selling, general and administrative expenses. There was no share-based compensation cost that was capitalized. For further details regarding Praxair’s share-based compensation arrangements and prior-year grants, refer to Note 15 to the consolidated financial statements of Praxair’s 2016 Annual Report on Form 10-K.

F.2-15

Stock Options

The weighted-average fair value of options granted during the three months ended March 31, 2017 was $12.40 ($8.91 in 2016) based on the Black-Scholes Options-Pricing model. The increase in grant date fair value year-over-year was primarily attributable to an increase in the company’s stock price.

The following weighted-average assumptions were used to value the grants in 2017 and 2016:

	Three months ended March 31,
	2017	2016
Dividend yield	2.7%	2.9%
Volatility	14.0%	14.4%
Risk-free interest rate	2.13%	1.41%
Expected term years	6	6

The following table summarizes option activity under the plans as of March 31, 2017 and changes during the three-month period then ended (averages are calculated on a weighted basis; life in years; intrinsic value expressed in millions):

	Number of Options (000’s)	Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value
Outstanding at January 1, 2017	11,708	$101.58
Granted	2,090	118.71
Exercised	(414)	73.94
Cancelled or Expired	(47)	110.58

Outstanding at March 31, 2017	13,337	105.09	6.1	$206

Exercisable at March 31, 2017	9,224	$101.31	4.8	$181

The aggregate intrinsic value represents the difference between the company’s closing stock price of $118.60 as of March 31, 2017 and the exercise price multiplied by the number of in the money options outstanding as of that date. The total intrinsic value of stock options exercised during the quarter ended March 31, 2017 was $18 million ($23 million during the same period in 2016).

Cash received from option exercises under all share-based payment arrangements for the quarter ended March 31, 2017 was $19 million ($31 million for the same period in 2016). The cash tax benefit realized from share-based compensation totaled $8 million for the quarter ended March 31, 2017 ($13 million for the same period in 2016).

As of March 31, 2017, $36 million of unrecognized compensation cost related to non-vested stock options is expected to be recognized over a weighted-average period of approximately 1 year.

Performance-Based and Restricted Stock Awards

During the three months ended March 31, 2017, the company granted performance-based stock awards to employees of 223,630 shares that vest, subject to the attainment of pre-established minimum performance criteria, principally on the third anniversary of their date of grant. These awards are tied to either return on capital (“ROC”) performance or relative total shareholder return (“TSR”) performance versus that of the S&P 500. The actual number of shares issued in settlement of a vested award can range from zero to 200 percent of the target number of shares granted based upon the company’s attainment of specified performance targets at the end of a three-year period. Compensation expense related to these awards is recognized over the three-year performance period based on the fair value of the closing market price of the company’s common stock on the date of the

F.2-16

grant and the estimated performance that will be achieved. Compensation expense for ROC awards will be adjusted during the three-year performance period based upon the estimated performance levels that will be achieved. TSR awards are measured at their grant date fair value and not subsequently re-measured.

During the three months ended March 31, 2017, the company also granted restricted stock units to employees of 70,884 shares. The majority of the restricted stock units vest at the end of a three-year service period. Compensation expense related to the restricted stock units is recognized on a straight line basis over the vesting period.

The weighted-average fair value of ROC performance-based stock awards and restricted stock units granted during the three months ended March 31, 2017 was $109.68 and $109.64, respectively ($93.46 and $93.50 for the same period in 2016). These fair values are based on the closing market price of Praxair’s common stock on the grant date adjusted for dividends that will not be paid during the vesting period.

The weighted-average fair value of performance-based stock tied to relative TSR performance granted during the three months ended March 31, 2017 was $124.12 ($124.18 in 2016), and was estimated using a Monte Carlo simulation performed as of the grant date.

The following table summarizes non-vested performance-based and restricted stock award activity as of March 31, 2017 and changes during the three months then ended (shares based on target amounts, averages are calculated on a weighted basis):

	Performance-Based		Restricted Stock
	Number of Shares (000’s)	Average Grant Date Fair Value	Number of Shares (000’s)	Average Grant Date Fair Value
Non-vested at January 1, 2017	714	$115.72	274	$109.49
Granted	224	114.82	71	109.64
Vested	(76)	121.16	(62)	121.15
Cancelled and Forfeited	(56)	115.66	(3)	109.50

Non-vested at March 31, 2017	806	$114.62	280	$106.96

There are approximately 11 thousand performance-based shares and 6 thousand restricted stock shares that are non-vested at March 31, 2017 which will be settled in cash due to foreign regulatory limitations. The liability related to these grants reflects the current estimate of performance that will be achieved and the current common stock price.

As of March 31, 2017, based on current estimates of future performance, $37 million of unrecognized compensation cost related to performance-based awards is expected to be recognized through the first quarter of 2020 and $16 million of unrecognized compensation cost related to the restricted stock awards is expected to be recognized primarily through the first quarter of 2020.

F.2-17

11. Retirement Programs

The components of net pension and postretirement benefits other than pensions (“OPEB”) costs for the quarters ended March 31, 2017 and 2016 are shown below:

	Quarter Ended March 31,
	Pensions		OPEB
(Millions of dollars)	2017	2016	2017	2016
Service cost	$11	$12	$1	$1
Interest cost	26	24	1	1
Expected return on plan assets	(40)	(39)	—	—
Net amortization and deferral	17	15	(1)	(1)
Curtailment gain (1)	—	—	(18)	—

Net periodic benefit cost	$14	$12	$(17)	$1

(1)	The curtailment gain recorded in the first quarter of 2017 resulted from the termination of an OPEB plan in South America.

Praxair estimates that 2017 required contributions to its pension plans will be in the range of $10 million to $15 million, of which $3 million have been made through March 31, 2017.

12. COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Praxair is subject to various lawsuits and government investigations that arise from time to time in the ordinary course of business. These actions are based upon alleged environmental, tax, antitrust and personal injury claims, among others. Praxair has strong defenses in these cases and intends to defend itself vigorously. It is possible that the company may incur losses in connection with some of these actions in excess of accrued liabilities. Management does not anticipate that in the aggregate such losses would have a material adverse effect on the company’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a significant impact on the company’s reported results of operations in any given period (see Note 17 to the consolidated financial statements of Praxair’s 2016 Annual Report on Form 10-K).

Significant matters are:

•	During May 2009, the Brazilian government published Law 11941/2009 instituting a new voluntary amnesty program (“Refis Program”) which allowed Brazilian companies to settle certain federal tax disputes at reduced amounts. During the 2009 third quarter, Praxair decided that it was economically beneficial to settle many of its outstanding federal tax disputes and such disputes were enrolled in the Refis Program, subject to final calculation and review by the Brazilian federal government. The Company recorded estimated liabilities based on the terms of the Refis Program. Since 2009, Praxair has been unable to reach final agreement on the calculations and recently initiated litigation against the government in an attempt to resolve certain items. Open issues relate to the following matters: (i) application of cash deposits and net operating loss carryforwards to satisfy obligations, and (ii) the amount of tax reductions available under the Refis Program. It is difficult to estimate the timing of resolution of legal matters in Brazil.

•

At March 31, 2017 the most significant non-income and income tax claims in Brazil, after enrollment in the Refis Program, relate to state VAT tax matters and a federal income tax matter where the taxing authorities are challenging the tax rate that should be applied to income generated by a subsidiary company. The total estimated exposure relating to such claims, including interest and penalties, as appropriate, is approximately $235 million. Praxair has not recorded any liabilities related to such claims based on management judgments, after considering judgments and opinions

F.2-18

of outside counsel. Because litigation in Brazil historically takes many years to resolve, it is very difficult to estimate the timing of resolution of these matters; however, it is possible that certain of these matters may be resolved within the near term. The company is vigorously defending against the proceedings.

•	On September 1, 2010, CADE (Brazilian Administrative Council for Economic Defense) announced alleged anticompetitive activity on the part of five industrial gas companies in Brazil and imposed fines on all five companies. Originally, CADE imposed a civil fine of R$2.2 billion Brazilian reais (US$694 million) against White Martins, the Brazil-based subsidiary of Praxair, Inc. In response to a motion for clarification, the fine was reduced to R$1.7 billion Brazilian reais (US$537 million) due to a calculation error made by CADE. The amount of the fine is subject to indexation using SELIC. On September 2, 2010, Praxair issued a press release and filed a report on Form 8-K rejecting all claims and stating that the fine represents a gross and arbitrary disregard of Brazilian law.

On October 19, 2010, White Martins filed an annulment petition (“appeal”) with the Federal Court in Brasilia seeking to have the fine against White Martins entirely overturned. In order to suspend payment of the fine pending the completion of the appeal process, Brazilian law required that the company tender a form of guarantee in the amount of the fine as security. Initially, 50% of the guarantee was satisfied by letters of credit with a financial institution and 50% by equity of a Brazilian subsidiary. On April 15, 2016, the Ninth Federal Court in Brasilia allowed White Martins to withdraw and cancel the letters of credit. Accordingly, the guarantee is currently satisfied solely by equity of a Brazilian subsidiary.

On September 14, 2015, the Ninth Federal Court of Brasilia overturned the fine against White Martins and declared the original CADE administrative proceeding to be null and void. On June 30, 2016, CADE filed an appeal against this decision with the Federal Circuit Court in Brasilia.

Praxair strongly believes that the allegations are without merit and that the fine will be entirely overturned during the appeal process. The company further believes that it has strong defenses and will vigorously defend against the allegations and related fine up to such levels of the Federal Courts in Brazil as may be necessary. Because appeals in Brazil historically take many years to resolve, it is very difficult to estimate when the appeal will be finally decided. Based on management judgments, after considering judgments and opinions of outside counsel, no reserve has been recorded for this proceeding as management does not believe that a loss is probable.

13. Segments

Sales and operating profit by segment for the quarters ended March 31, 2017 and 2016 are shown below. For a description of Praxair’s operating segments, refer to Note 18 to the consolidated financial statements of Praxair’s 2016 Annual Report on Form 10-K.

	Quarter Ended March 31,
(Millions of dollars)	2017	2016
SALES(a)
North America	$1,458	$1,353
Europe	356	320
South America	369	311
Asia	395	376
Surface Technologies	150	149

Total sales	$2,728	$2,509

F.2-19

	Quarter Ended March 31,
(Millions of dollars)	2017	2016
Operating profit
North America	$357	$349
Europe	66	62
South America	64	55
Asia	75	63
Surface Technologies	26	25

Segment operating profit	588	554
Transaction costs and other charges (Note 2)	(6)	—

Total operating profit	$582	$554

(a)	Sales reflect external sales only. Intersegment sales, primarily from North America to other segments, were not material.

14. Equity and Redeemable Noncontrolling Interests

Equity

A summary of the changes in total equity for the quarters ended March 31, 2017 and 2016 is provided below:

	Quarter Ended March 31,
	2017			2016
(Millions of dollars) Activity	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, beginning of period	$5,021	$420	$5,441	$4,389	$404	$4,793
Net income (a)	389	15	404	356	8	364
Other comprehensive income (loss)	315	5	320	346	10	356
Noncontrolling interests:
Additions (reductions)	—	—	—	—	—	—
Dividends and other capital changes	—	(4)	(4)	—	(5)	(5)
Redemption value adjustments	—	—	—	—	—	—
Dividends to Praxair, Inc. common stock holders ($0.7875 per share in 2017 and $0.75 per share in 2016)	(225)	—	(225)	(214)	—	(214)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan	2	—	2	2	—	2
For employee savings and incentive plans	15	—	15	27	—	27
Purchases of common stock	—	—	—	(32)	—	(32)
Tax benefit from share-based compensation	—	—	—	6	—	6
Share-based compensation	12	—	12	8	—	8

Balance, end of period	$5,529	$436	$5,965	$4,888	$417	$5,305

(a)	Net income for noncontrolling interests excludes Net income related to redeemable noncontrolling interests, which is not part of total equity (see redeemable noncontrolling interests section below). For the quarter ended March 31, 2017 net income was insignificant ($2 million for the same time period in 2016).

F.2-20

The components of AOCI are as follows:

(Millions of dollars)	March 31, 2017	December 31, 2016
Cumulative translation adjustment - net of taxes:
North America	$(926)	$(1,038)
South America	(1,904)	(1,969)
Europe	(474)	(504)
Asia	(281)	(383)
Surface Technologies	(46)	(52)

	(3,631)	(3,946)
Derivatives - net of taxes	(1)	(1)
Pension / OPEB funded status obligation (net of $351 million and $352 million tax benefit at March 31, 2017 and December 31, 2016, respectively)	(653)	(653)

	$(4,285)	$(4,600)

Redeemable Noncontrolling Interests

Noncontrolling interests with redemption features, such as put/sell options, that are not solely within the Company’s control (“redeemable noncontrolling interests”) are reported separately in the consolidated balance sheets at the greater of carrying value or redemption value. For redeemable noncontrolling interests that are not yet exercisable, Praxair calculates the redemption value by accreting the carrying value to the redemption value over the period until exercisable. If the redemption value is greater than the carrying value, any increase is adjusted directly to equity and does not impact net income.

At March 31, 2017, redeemable noncontrolling interests includes one packaged gas distributor in the United States where the noncontrolling shareholder has a put option. At March 31, 2016, redeemable noncontrolling interests also included Yara Praxair Holding AS, a 66%-owned joint venture in Scandinavia. On June 1, 2016, Praxair acquired the remaining 34% stake in this joint venture for $104 million.

The following is a summary of the changes in redeemable noncontrolling interests for the three months ended March 31, 2017 and 2016:

(Millions of dollars)	2017	2016
Balance, January 1	$11	$113
Net income	—	2
Distributions to noncontrolling interest and other	(1)	(2)
Redemption value adjustments/accretion	—	—
Foreign currency translation	—	6
Purchase of noncontrolling interest	—	—

Balance, March 31	$10	$119

F.2-21

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS

Praxair’s consolidated financial statements are prepared by management, which is responsible for their fairness, integrity and objectivity. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis, except for accounting changes as disclosed, and include amounts that are estimates and judgments. All historical financial information in this annual report is consistent with the accompanying financial statements.

Praxair maintains accounting systems, including internal accounting controls, monitored by a staff of internal auditors, that are designed to provide reasonable assurance of the reliability of financial records and the protection of assets. The concept of reasonable assurance is based on recognition that the cost of a system should not exceed the related benefits. The effectiveness of those systems depends primarily upon the careful selection of financial and other managers, clear delegation of authority and assignment of accountability, inculcation of high business ethics and conflict-of-interest standards, policies and procedures for coordinating the management of corporate resources, and the leadership and commitment of top management. In compliance with Section 404 of the Sarbanes-Oxley Act of 2002, Praxair assessed its internal control over financial reporting and issued a report (see below).

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has completed an integrated audit of Praxair’s 2016, 2015 and 2014 consolidated financial statements and of its internal control over financial reporting as of December 31, 2016 in accordance with the standards of the Public Company Accounting Oversight Board (United States) as stated in their report.

The Audit Committee of the Board of Directors, which consists solely of non-employee directors, is responsible for overseeing the functioning of the accounting system and related controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent accountants to review and evaluate their accounting, auditing and financial reporting activities and responsibilities, including management’s assessment of internal control over financial reporting. The independent registered public accounting firm and internal auditors have full and free access to the Audit Committee and meet with the committee, with and without management present.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Praxair’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of management, including the company’s principal executive officer and principal financial officer, the company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (often referred to as COSO). Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2016.

Praxair’s evaluation of internal control over financial reporting as of December 31, 2016 did not include the internal control over financial reporting related to Yara International ASA’s European carbon dioxide business because they were acquired by Praxair in a purchase business combination consummated during 2016. Total assets and sales for this acquisition represent approximately 1.1% and 0.6%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2016 (See Note 3).

F.2-22

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued their opinion on the company’s internal control over financial reporting as of December 31, 2016 as stated in their report.

/s/ STEPHEN F. ANGEL	/s/ KELCEY E. HOYT
Stephen F. Angel Chairman, President and Chief Executive Officer	Kelcey E. Hoyt Vice President and Controller

/s/ MATTHEW J. WHITE
Matthew J. White Senior Vice President and Chief Financial Officer	Danbury, Connecticut March 1, 2017

F.2-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of Praxair, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, equity and cash flows present fairly, in all material respects, the financial position of Praxair, Inc. and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Yara International ASA’s European carbon dioxide business from its assessment of internal control over financial reporting as of December 31, 2016 because this business was acquired by the Company in a purchase business combination during 2016. We have also excluded Yara International ASA’s European carbon dioxide business from our audit of internal control over financial reporting. Total assets and sales for this acquisition represent approximately 1.1% and 0.6%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

March 1, 2017

F.2-24

CONSOLIDATED STATEMENTS OF INCOME

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions, except per share data)

Year Ended December 31,	2016	2015	2014
Sales	$10,534	$10,776	$12,273
Cost of sales, exclusive of depreciation and amortization	5,860	5,960	6,962
Selling, general and administrative	1,145	1,152	1,308
Depreciation and amortization	1,122	1,106	1,170
Research and development	92	93	96
Cost reduction program and other charges	100	172	138
Other income (expenses) - net	23	28	9

Operating Profit	2,238	2,321	2,608
Interest expense - net	190	161	213

Income Before Income Taxes and Equity Investments	2,048	2,160	2,395
Income taxes	551	612	691

Income Before Equity Investments	1,497	1,548	1,704
Income from equity investments	41	43	42

Net Income (Including Noncontrolling Interests)	1,538	1,591	1,746
Less: noncontrolling interests	(38)	(44)	(52)

Net Income - Praxair, Inc.	$1,500	$1,547	$1,694

Per Share Data - Praxair, Inc. Shareholders
Basic earnings per share	$5.25	$5.39	$5.79

Diluted earnings per share	$5.21	$5.35	$5.73

Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	285,677	287,005	292,494
Diluted shares outstanding	287,757	289,055	295,608

The accompanying Notes on pages F.2-32 to F.2-73 are an integral part of these financial statements.

F.2-25

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions)

Year Ended December 31,	2016	2015	2014
Net income (including noncontrolling interests)	$1,538	$1,591	$1,746

Other comprehensive income (loss)
Translation adjustments:
Foreign currency translation adjustments	116	(1,517)	(1,087)
Reclassifications to net income	-	-	(5)
Income taxes	(48)	3	(4)

Translation adjustments	68	(1,514)	(1,096)

Funded status - retirement obligations (Note 16):
Retirement program remeasurements	(163)	(11)	(318)
Reclassifications to net income	60	84	59
Income taxes	27	(17)	95

Funded status - retirement obligations	(76)	56	(164)

Derivative instruments (Note 12):
Current year unrealized gain (loss)	1	1	4
Reclassifications to net income	(1)	(1)	-
Income taxes	-	-	(1)

Derivative instruments	-	-	3

Total other comprehensive loss	(8)	(1,458)	(1,257)

Comprehensive income (including noncontrolling interests)	1,530	133	489
Less: noncontrolling interests	(34)	3	1

Comprehensive income - Praxair, Inc.	$1,496	$136	$490

The accompanying Notes on pages F.2-32 to F.2-73 are an integral part of these financial statements.

F.2-26

CONSOLIDATED BALANCE SHEETS

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions)

December 31,	2016	2015
Assets
Cash and cash equivalents	$524	$147
Accounts receivable - net	1,641	1,601
Inventories	550	531
Prepaid and other current assets	165	347

Total Current Assets	2,880	2,626
Property, plant and equipment - net	11,477	10,998
Equity investments	717	665
Goodwill	3,117	2,986
Other intangible assets - net	583	568
Other long-term assets	558	476

Total Assets	$19,332	$18,319

Liabilities and Equity
Accounts payable	$906	$791
Short-term debt	434	250
Current portion of long-term debt	164	6
Accrued taxes	133	144
Other current liabilities	841	702

Total Current Liabilities	2,478	1,893
Long-term debt	8,917	8,975
Other long-term liabilities	1,213	1,155
Deferred credits	1,272	1,390

Total Liabilities	13,880	13,413
Commitments and contingencies (Note 17)
Redeemable noncontrolling interests	11	113
Praxair, Inc. Shareholders’ Equity:
Common stock $0.01 par value, authorized - 800,000,000 shares, issued 2016 and 2015 - 383,230,625 shares	4	4
Additional paid-in capital	4,074	4,005
Retained earnings	12,879	12,229
Accumulated other comprehensive income (loss)	(4,600)	(4,596)
Less: Treasury stock, at cost (2016 - 98,329,849 shares and 2015 - 98,351,546 shares)	(7,336)	(7,253)

Total Praxair, Inc. Shareholders’ Equity	5,021	4,389
Noncontrolling interests	420	404

Total Equity	5,441	4,793

Total Liabilities and Equity	$19,332	$18,319

The accompanying Notes on pages F.2-32 to F.2-73 are an integral part of these financial statements.

F.2-27

CONSOLIDATED STATEMENTS OF CASH FLOWS

PRAXAIR, INC. AND SUBSIDIARIES

(Millions of dollars)

Year Ended December 31,	2016	2015	2014
Increase (Decrease) in Cash and Cash Equivalents
Operations
Net income - Praxair, Inc.	$1,500	$1,547	$1,694
Noncontrolling interests	38	44	52

Net income (including noncontrolling interests)	$1,538	$1,591	$1,746
Adjustments to reconcile net income to net cash provided by operating activities:
Cost reduction program and other charges, net of payments	83	121	138
Depreciation and amortization	1,122	1,106	1,170
Deferred income taxes	(13)	99	55
Share-based compensation	39	30	51
Non-cash charges and other	(43)	(79)	(116)
Working capital
Accounts receivable	(33)	1	(80)
Inventory	(13)	(23)	(42)
Prepaid and other current assets	6	(22)	(20)
Payables and accruals	92	(40)	13
Pension contributions	(11)	(15)	(18)
Long-term assets, liabilities and other	6	(74)	(10)

Net cash provided by operating activities	2,773	2,695	2,887

Investing
Capital expenditures	(1,465)	(1,541)	(1,689)
Acquisitions, net of cash acquired	(363)	(82)	(206)
Divestitures and asset sales	58	320	92

Net cash used for investing activities	(1,770)	(1,303)	(1,803)

Financing
Short-term debt borrowings (repayments) - net	191	(329)	(193)
Long-term debt borrowings	936	1,497	1,546
Long-term debt repayments	(770)	(1,000)	(764)
Issuances of common stock	139	88	103
Purchases of common stock	(228)	(725)	(862)
Cash dividends - Praxair, Inc. shareholders	(856)	(819)	(759)
Excess tax benefit on stock based compensation	-	19	31
Noncontrolling interest transactions and other	(55)	(41)	(129)

Net cash provided (used ) for financing activities	(643)	(1,310)	(1,027)

Effect of exchange rate changes on cash and cash equivalents	17	(61)	(69)

Change in cash and cash equivalents	377	21	(12)
Cash and cash equivalents, beginning-of-period	147	126	138

Cash and cash equivalents, end-of-period	$524	$147	$126

Supplemental Data
Income taxes paid	$585	$420	$606
Interest paid, net of capitalized interest (Note 7)	$189	$174	$210

The accompanying Notes on pages F.2-32 to F.2-73 are an integral part of these financial statements.

F.2-28

CONSOLIDATED STATEMENTS OF EQUITY

PRAXAIR, INC. AND SUBSIDIARIES

(Dollar amounts in millions, except per share data, shares in thousands)

	Praxair, Inc. Shareholders’ Equity
	Common Stock					Treasury Stock
Activity	Shares	Amounts	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Less) (Note 7)	Shares	Amounts	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2013	383,231	$4	$3,970	$10,528	$(1,981)	89,097	$(5,912)	$6,609	$394	$7,003
Net Income				1,694				1,694	40	1,734
Other comprehensive income (loss)					(1,204)			(1,204)	(29)	(1,233)
Noncontrolling interests:
Dividends and other capital reductions									(28)	(28)
Purchases of noncontrolling interests			(24)					(24)	2	(22)
Additions (Reductions)									8	8
Redemption value adjustments (Note 14)				(2)				(2)		(2)
Dividends to Praxair, Inc. common stock ($2.60 per share)				(759)				(759)		(759)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan						(56)	7	7		7
For employee savings and incentive plans			(36)			(1,830)	122	86		86
Purchases of common stock						6,758	(868)	(868)		(868)
Tax benefit from stock options			33					33		33
Share-based compensation			51					51		51

Balance, December 31, 2014	383,231	$4	$3,994	$11,461	$(3,185)	93,969	$(6,651)	$5,623	$387	$6,010
Net Income				1,547				1,547	34	1,581
Other comprehensive income (loss)					(1,411)			(1,411)	(30)	(1,441)
Noncontrolling interests:
Dividends and other capital reductions									(16)	(16)
Additions (Reductions)									29	29
Redemption value adjustments (Note 14)				40				40		40
Dividends to Praxair, Inc. common stock ($2.86 per share)				(819)				(819)		(819)

The accompanying Notes on pages F.2-32 to F.2-73 are an integral part of these financial statements.

F.2-29

	Praxair, Inc. Shareholders’ Equity
	Common Stock					Treasury Stock
Activity	Shares	Amounts	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Less) (Note 7)	Shares	Amounts	Praxair, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Equity
Issuances of common stock:
For the dividend reinvestment and stock purchase plan						(64)	7	7		7
For employee savings and incentive plans			(38)			(1,562)	110	72		72
Purchases of common stock						6,009	(719)	(719)		(719)
Tax benefit from stock options			19					19		19
Share-based compensation			30					30		30

Balance, December 31, 2015	383,231	$4	$4,005	$12,229	$(4,596)	98,352	$(7,253)	$4,389	$404	$4,793
Net Income				1,500				1,500	35	1,535
Other comprehensive loss					(4)			(4)	(11)	(15)
Noncontrolling interests:
Dividends and other capital reductions									(28)	(28)
Additions (Reductions) -(Note 14)			50					50	20	70
Redemption value adjustments (Note 14)				6				6		6
Dividends to Praxair, Inc. common stock ($3.00 per share)				(856)				(856)		(856)
Issuances of common stock:
For the dividend reinvestment and stock purchase plan						(60)	7	7		7
For employee savings and incentive plans			(20)			(2,044)	143	123		123
Other							5	5		5
Purchases of common stock						2,082	(238)	(238)		(238)
Share-based compensation			39					39		39

Balance, December 31, 2016	383,231	$4	$4,074	$12,879	$(4,600)	98,330	$(7,336)	$5,021	$420	$5,441

The accompanying Notes on pages F.2-32 to F.2-73 are an integral part of these financial statements.

F.2-30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRAXAIR, INC. AND SUBSIDIARIES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations - Praxair, Inc. and its subsidiaries (“Praxair” or “the company”) comprise one of the largest industrial gases companies worldwide. Praxair produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings to a diverse group of industries including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, and metals.

Principles of Consolidation - The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of all significant subsidiaries where control exists and, in limited situations, variable-interest entities where the company is the primary beneficiary. Intercompany transactions and balances are eliminated in consolidation and any significant related-party transactions have been disclosed.

Equity investments generally consist of 20% to 50% owned operations where the company exercises significant influence, but does not have control. Equity income from equity investments in corporations is reported on an after-tax basis. Pre-tax income from equity investments that are partnerships or limited-liability corporations (“LLC”) is included in other income (expenses) - net with related taxes included in Income taxes. Equity investments are reviewed for impairment whenever events or circumstances reflect that an impairment loss may have incurred. Operations less than 20% owned, where the company does not exercise significant influence, are generally carried at cost.

Changes in ownership interest that result either in consolidation or deconsolidation of an investment are recorded at fair value through earnings, including the retained ownership interest, while changes that do not result in either consolidation or deconsolidation of a subsidiary are treated as equity transactions.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ, management believes such estimates to be reasonable.

Revenue Recognition - Product sales represent approximately 87% of consolidated sales. Revenue is recognized when a firm sales agreement exists, collectability of a fixed or determinable sales price is reasonably assured, and when title and risks of ownership transfer to the customer for product sales or, in the case of other revenues when obligations are satisfied or services are performed. Sales returns and allowances are not a normal practice in the industry and are not significant.

A small portion of the company’s revenues relate to long-term construction contracts and are generally recognized using the percentage-of-completion method. Under this method, revenues from sales of major equipment, such as large air-separation facilities, are recognized based primarily on cost incurred to date compared with total estimated cost. Changes to total estimated cost and anticipated losses, if any, are recognized in the period determined.

For contracts that contain multiple products and/or services, amounts assigned to each component are based on its objectively determined fair value, such as the sales price for the component when it is sold separately or competitor prices for similar components.

Certain of the company’s facilities that are built to provide product to a specific customer are required to be accounted for as leases. The associated revenue streams are classified as rental revenue and are not significant.

F.2-31

Amounts billed for shipping and handling fees are recorded as sales, generally on FOB destination terms, and costs incurred for shipping and handling are recorded as cost of sales.

Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue producing transactions are presented on a net basis and are not included in sales in the consolidated statement of income.

Cash Equivalents - Cash equivalents are considered to be highly liquid securities with original maturities of three months or less.

Inventories - Inventories are stated at the lower of cost or market. Cost is determined using the average-cost method.

Property, Plant and Equipment - Net - Property, plant and equipment are carried at cost, net of accumulated depreciation. The company capitalizes interest as part of the cost of constructing major facilities (see Note 7). Depreciation is calculated on the straight-line method based on the estimated useful lives of the assets, which range from 3 years to 40 years (see Note 8). Praxair uses accelerated depreciation methods for tax purposes where appropriate. Maintenance of property, plant and equipment is generally expensed as incurred.

The company performs a test for impairment whenever events or changes in circumstances indicate that the carrying amount of an individual asset or asset group may not be recoverable. Should projected undiscounted future cash flows be less than the carrying amount of the asset or asset group, an impairment charge reducing the carrying amount to fair value is required. Fair value is determined based on the most appropriate valuation technique, including discounted cash flows.

Asset-Retirement Obligations - An asset-retirement obligation is recognized in the period in which sufficient information exists to determine the fair value of the liability with a corresponding increase to the carrying amount of the related property, plant and equipment which is then depreciated over its useful life. The liability is initially measured at discounted fair value and then accretion expense is recorded in each subsequent period. The company’s asset-retirement obligations are primarily associated with its on-site long-term supply arrangements where the company has built a facility on land leased from the customer and is obligated to remove the facility at the end of the contract term. The company’s asset-retirement obligations are not material to its consolidated financial statements.

Foreign Currency Translation - For most foreign operations, the local currency is the functional currency and translation gains and losses are reported as part of the accumulated other comprehensive income (loss) component of equity as a cumulative translation adjustment (see Note 7).

Financial Instruments - Praxair enters into various derivative financial instruments to manage its exposure to fluctuating interest and currency exchange rates and energy costs. Such instruments primarily include interest-rate swap and treasury rate lock agreements; currency-swap agreements; forward contracts; currency options; and commodity-swap agreements. These instruments are not entered into for trading purposes. Praxair only uses commonly traded and non-leveraged instruments.

There are three types of derivatives the company enters into: (i) those relating to fair-value exposures, (ii) those relating to cash-flow exposures, and (iii) those relating to foreign currency net investment exposures. Fair-value exposures relate to recognized assets or liabilities, and firm commitments; cash-flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities, or forecasted transactions; and net investment exposures relate to the impact of foreign currency exchange rate changes on the carrying value of net assets denominated in foreign currencies.

When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair-value hedge, cash-flow hedge, or a net investment hedge. Currently, Praxair designates all interest-rate and treasury

F.2-32

rate locks as hedges for accounting purposes; however, currency contracts are generally not designated as hedges for accounting purposes unless they are related to forecasted transactions. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the company assesses the hedge effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that the hedge is not highly effective, then hedge accounting will be discontinued prospectively.

Changes in the fair value of derivatives designated as fair-value hedges are recognized in earnings as an offset to the change in the fair values of the underlying exposures being hedged. The changes in fair value of derivatives that are designated as cash-flow hedges are deferred in accumulated other comprehensive income (loss) and are reclassified to earnings as the underlying hedged transaction affects earnings. Any ineffectiveness is recognized in earnings immediately. Hedges of net investments in foreign subsidiaries are recognized in the cumulative translation adjustment component of accumulated other comprehensive income (loss) on the consolidated balance sheets to offset translation gains and losses associated with the hedged net investment. Derivatives that are entered into for risk-management purposes and are not designated as hedges (primarily related to anticipated net income and currency derivatives other than for firm commitments) are recorded at their fair market values and recognized in current earnings.

See Note 12 for additional information relating to financial instruments.

Goodwill - Acquisitions are accounted for using the acquisition method which requires allocation of the purchase price to assets acquired and liabilities assumed based on estimated fair values. Any excess of the purchase price over the fair value of the assets and liabilities acquired is recorded as goodwill. Allocations of the purchase price are based on preliminary estimates and assumptions at the date of acquisition and are subject to revision based on final information received, including appraisals and other analyses which support underlying estimates.

The company performs a goodwill impairment test annually in the second quarter or more frequently if events or circumstances indicate that an impairment loss may have been incurred. The applicable guidance allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than carrying value. If it is determined that it is more likely than not that the fair value of a reporting unit is less than carrying value then the company will estimate and compare the fair value of its reporting units to their carrying value, including goodwill.

Reporting units are determined based on one level below the operating segment level. As applicable, fair value is determined through the use of projected future cash flows, multiples of earnings and sales and other factors. Such analysis requires the use of certain market assumptions and discount factors, which are subjective in nature.

See Note 9 for additional information relating to goodwill.

Other Intangible Assets - Customer and license/use agreements, non-compete agreements and patents and other intangibles are amortized over the estimated period of benefit. The determination of the estimated period of benefit will be dependent upon the use and underlying characteristics of the intangible asset. Praxair evaluates the recoverability of its intangible assets subject to amortization when facts and circumstances indicate that the carrying value of the asset may not be recoverable. If the carrying value is not recoverable, impairment is measured as the amount by which the carrying value exceeds its estimated fair value. Fair value is generally estimated based on either appraised value or other valuation techniques.

See Note 10 for additional information relating to other intangible assets.

F.2-33

Income Taxes - Deferred income taxes are recorded for the temporary differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates. Valuation allowances are established against deferred tax assets whenever circumstances indicate that it is more likely than not that such assets will not be realized in future periods.

Under the guidance for accounting for uncertainty in income taxes, the company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Additionally, the company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as income tax expense in the financial statements.

See Note 5 for additional information relating to income taxes.

Retirement Benefits - Most Praxair employees participate in a form of defined benefit or contribution retirement plan, and additionally certain employees are eligible to participate in various post-employment health care and life insurance benefit plans. The cost of contribution plans is recognized in the year earned while the cost of other plans is recognized over the employees’ expected service period to the company, all in accordance with the applicable accounting standards. The funded status of the plans is recorded as an asset or liability in the consolidated balance sheets. Funding of retirement benefits varies and is in accordance with local laws and practices.

See Note 16 for additional information relating to retirement programs.

Share-based Compensation- The company has granted share-based awards which consist of stock options, restricted stock and performance-based stock. Share-based compensation expense is generally recognized on a straight-line basis over the stated vesting period. For stock awards granted to full-retirement-eligible employees, compensation expense is recognized over the period from the grant date to the date retirement eligibility is achieved. For performance-based awards, compensation expense is recognized only if it is probable that the performance condition will be achieved.

See Note 15 for additional disclosures relating to share-based compensation.

Recently Issued Accounting Standards

Accounting Standards Implemented in 2016

The following standards were effective for Praxair in 2016 and their adoption did not have a significant impact on the consolidated financial statements:

•	Accounting for Share-based Compensation - In June 2014, the FASB issued updated guidance on the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The adoption of this guidance did not have a significant impact on the condensed consolidated financial statements.

•	Improvements to Employee Share-Based Payment Accounting - In March 2016, the FASB issued updated guidance on the accounting for employee share-based payments. The new guidance, among other changes, requires that all excess tax benefits and deficiencies associated with share-based payment awards be recorded in Income taxes in the statement of income in the period in which they occur, and within operating cash flows. Previously, such excess tax benefits were recorded as direct credits to equity (not via the statement of income), and as financing cash flows.

F.2-34

Effective in the second quarter 2016, Praxair elected to adopt the requirements of this new accounting standard. Accordingly, income tax expense and operating cash flows for 2016 include $20 million of excess tax benefits. The Company elected not to adjust prior-year cash flow presentations.

The new standard also amends the consolidated statement of cash flows by requiring that cash paid to taxing authorities at settlement arising from the withholding of shares from employees be classified in cash flows from financing activities (such amounts were previously included in cash flows from operating activities). This portion of the standard was required to be adopted on a retrospective basis. In addition, $13 million and $19 million were similarly reclassified for the years ended December 31, 2015 and 2014, respectively.

•	Balance Sheet Classification of Deferred Taxes - In November 2015, the FASB issued updated guidance on the balance sheet classification of deferred taxes. Prior to the adoption of this guidance, deferred income tax liabilities and assets were required to be separated and classified as current or non-current in a classified balance sheet. The amendments in this update require that deferred tax liabilities and assets be classified as non-current in a classified balance sheet. Praxair has elected to early adopt this guidance beginning in the fourth quarter 2016 on a prospective basis, prior periods were not retrospectively adjusted (see Note 7).

•	Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) - In May 2015, the FASB issued updated guidance removing the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The adoption of this guidance resulted in the removal of certain pensions assets from within the fair value hierarchy (see Note 16).

Accounting Standards to be Implemented

•	Revenue Recognition - In May 2014, the FASB issued updated guidance on the reporting and disclosure of revenue. The new guidance requires the evaluation of contracts with customers to determine the recognition of revenue when or as the entity satisfies a performance obligation, and requires expanded disclosures. Subsequently, the FASB has issued amendments to certain aspects of the guidance including the effective date. This guidance is required to be effective beginning in the first quarter 2018 (with early adoption beginning in 2017 optional) and includes several transition options.

The Company is currently in the process of evaluating and implementing this new guidance, as required, and at this time expects to use the modified retrospective basis starting in 2018. Praxair will provide additional updates in future filings, when appropriate.

•	Simplifying the Measurement of Inventory - In July 2015, the FASB issued updated guidance on the measurement of inventory. The new guidance requires that inventory be measured at the lower of cost or net realizable value. Currently inventory is measured at the lower of cost or market. This new guidance will be effective for Praxair beginning in the first quarter 2017 on a prospective basis, with early adoption optional. Praxair does not expect this requirement to have a material impact.

•	Leases - In February 2016, the FASB issued updated guidance on the accounting and financial statement presentation of leases. The new guidance requires lessees to recognize a right-of-use asset and lease liability for all leases, except those that meet certain scope exceptions, and would require expanded quantitative and qualitative disclosures. This guidance will be effective for Praxair beginning in the first quarter 2019, with early adoption optional, and requires companies to transition using a modified retrospective approach. Praxair is in the early stages of reviewing the new guidance and will provide updates on the expected impact to Praxair in future filings, as determined.

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•	Credit Losses on Financial Instruments - In June 2016, the FASB issued an update on the measurement of credit losses. The guidance introduces a new accounting model for expected credit losses on financial instruments, including trade receivables, based on estimates of current expected credit losses. This guidance will be effective for Praxair beginning in the first quarter 2020, with early adoption permitted beginning in the first quarter 2019 and requires companies to apply the change in accounting on a prospective basis. We are currently evaluating the impact this update will have on our consolidated financial statements.

•	Classification of Certain Cash Receipts and Cash Payments - In August 2016, the FASB issued updated guidance on the classification of certain cash receipts and cash payments within the statement of cash flows. The update provides accounting guidance for specific cash flow issues with the objective of reducing diversity in practice. This new guidance will be effective for Praxair beginning in the first quarter 2018 on a retrospective basis, with early adoption optional. Praxair does not expect this requirement to have a material impact.

•	Intra-Entity Asset Transfers - In October 2016, the FASB issued updated guidance for income tax accounting of intra-entity transfers of assets other than inventory. The update requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory in the period when the transfer occurs. This new guidance will be effective for Praxair beginning in the first quarter 2018, with early adoption permitted, and should be applied on a modified retrospective basis. We are currently evaluating the impact this update will have on our consolidated financial statements.

•	Simplifying the Test for Goodwill Impairment - In January 2017, the FASB issued updated guidance on the measurement of goodwill. The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. The guidance will be effective for Praxair beginning in the first quarter 2020 with early adoption permitted. Praxair does not expect this guidance to have a material impact.

Reclassifications - Certain prior years’ amounts have been reclassified to conform to the current year’s presentation, including reclassifications to the condensed consolidated statement of cash flows due to the adoption of the new share-based payment accounting standard.

NOTE 2. COST REDUCTION PROGRAM AND OTHER CHARGES

2016 Charges

Cost Reduction Program and Other Charges

In the third quarter of 2016, Praxair recorded pre-tax charges totaling $96 million ($63 million after-tax and noncontrolling interests of $0.22 per diluted share). Following is a summary of the pre-tax charge by reportable segment:

(millions of dollars)	Severance costs	Other Charges	Total
North America	$14	$29	$43
Europe	12	3	15
South America	5	7	12
Asia	6	13	19
Surface Technologies	3	4	7

Total	$40	$56	$96

The severance costs of $40 million are for the elimination of 730 positions. The other charges of $56 million are primarily related to (i) the consolidation of operations for efficiencies and cost reduction

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primarily in North America and Surface Technologies, (ii) integration costs for recent acquisitions in Europe and North America, and (iii) asset write-downs and other charges related to the impacts of weaker underlying industrial activity, primarily in the Americas and Asia. Amounts related to asset write-downs are net of expected sale proceeds, which are not significant.

The total cash requirement of the cost reduction program and other charges are estimated to be approximately $57 million, of which $13 million was paid through December 31, 2016.

Pension Settlement Charge

In 2015 a number of senior managers retired. These retirees are covered by the U.S. supplemental pension plan which provides for a lump sum benefit payment option. Under certain circumstances, such lump sum payments must be accounted for as a settlement of the related pension obligation, but only when paid. Accordingly, in the third quarter of 2016, Praxair recorded a pension settlement charge related to net unrecognized actuarial losses of $4 million ($3 million after-tax or $0.01 per diluted share).

2015 Charges

Cost Reduction Program and other Charges

In the second quarter of 2015, Praxair recorded pre-tax charges totaling $146 million ($112 million after-tax and noncontrolling interests or $0.39 per diluted share) and in the third quarter recorded pre-tax charges totaling $19 million ($13 million after-tax or $0.04 per diluted share). The charges related primarily to severance and other costs associated with a cost reduction program, which was initiated in response to lower volumes resulting from economic slowdown in emerging markets and energy related end-markets. Following is a summary of the pre-tax charges by reportable segment:

(millions of dollars)	Severance costs	Other Charges	Total
North America	$14	$20	$34
Europe	11	9	20
South America	18	49	67
Asia	11	14	25
Surface Technologies	9	10	19

Total	$63	$102	$165

The severance costs of $63 million are for the elimination of 1,544 positions. A majority of the actions were completed in 2015.

The other charges of $102 million are primarily related to the consolidation of operations and the exit of other operations due to current economic conditions, primarily in Brazil. Amounts related to asset write-downs are net of expected sale proceeds, which are not significant. Following is a summary:

1.	The North America charges of $20 million relate primarily to the decision to consolidate certain manufacturing and distribution locations for efficiencies and cost reduction.

2.	The Europe charges of $9 million are primarily for the restructuring of operations in Russia and energy-related businesses in Northern Europe.

3.	The South America charges of $49 million include costs primarily associated with a decision to exit a non-core business and other operations in South America.

4.	The Asia charges of $14 million include costs primarily related to an asset disposal in China.

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5.	The Surface Technologies charges of $10 million relate to the realignment of sales and manufacturing operations in Europe and the United States for efficiencies and cost reduction.

Additionally, for the year ended December 31, 2015 income taxes include a $10 million increase in valuation allowances relating to U.S. foreign tax credit carryforwards, reflecting the impact of current economic conditions.

The total cash requirements of the cost reduction program and other charges are estimated to be approximately $94 million.

Pension Settlement Charge

In 2014 a number of senior managers retired. These retirees are covered by the U.S. supplemental pension plan which provides for a lump sum benefit payment option. Under certain circumstances, such lump sum payments must be accounted for as a settlement of the related pension obligation, but only when paid. Accordingly, when the cash payments were made in the third quarter of 2015, Praxair recorded a pension settlement charge related to net unrecognized actuarial losses of $7 million ($5 million after-tax or $0.02 per diluted share).

Reconciliation of the 2016 and 2015 Cost Reduction Programs

The following table summarizes the activities related to the company’s cost reduction and other charges for the years ended December 31, 2016 and 2015:

(millions of dollars)	Severance costs	Other Charges	Total
Q2/Q3 2015 Cost Reduction Program and Other Charges	$63	$102	$165
Less: Cash payments	(31)	(13)	(44)
Less: Non-cash asset write-offs	-	(68)	(68)
Foreign currency translation and other	(2)	(1)	(3)

Balance, December 31, 2015	$30	$20	$50

2016 Cost Reduction Program and Other Charges	40	56	96
Less: Cash payments	(33)	(9)	(42)
Less: Non-cash asset write-offs	-	(39)	(39)
Foreign currency translation and other	1	(1)	-

Balance, December 31, 2016	$38	$27	$65

2014 Charges

Venezuela Currency Devaluation

In recent years, exchange control and other regulations in Venezuela have restricted the Company’s operations in Venezuela. During 2014, the Venezuelan government introduced a new exchange control market-based mechanism (referred to as “SICAD II”) which allowed companies to apply for the conversion of VEF to the U.S. dollar. At December 31, 2014 the SICAD II rate was 50 VEF per U.S. Dollar versus the official rate of 6.3 (a devaluation of about 88%). After considerable analysis, Praxair concluded at that time that the SICAD II rate more accurately reflects the economic reality of its business in Venezuela versus the official exchange rate. There continues to be a lack of exchangeability between the Venezuelan bolivar fuerte (“VEF”) and the U.S. dollar.

As a result, effective December 31, 2014 Praxair changed the exchange rate used to translate the monetary assets and liabilities of its Venezuelan subsidiary to the SICAD II rate of 50 VEF per U.S. Dollar. Also,

F.2-38

the Company evaluated the carrying value of its non-monetary assets for impairment and lower of cost or market adjustments considering the new SICAD II rate. As a result, Praxair recorded a pre-tax charge of $131 million ($131 million after-tax, or $0.45 per diluted share) in the Company’s consolidated statement of income for the year ended December 31, 2014. This charge includes $68 million related to translation of monetary assets and liabilities to the SICAD II rate and $63 million related primarily to long-lived asset impairments. As a result, Praxair’s net asset position in Venezuela at December 31, 2014 was immaterial.

Pension Settlement Charge

During the fourth quarter of 2014, Praxair offered certain former employees who participate in either of the two U.S. qualified defined benefit pension plans, the option to receive a one-time lump sum benefit payment of their vested pension benefits under the plans rather than receiving lifetime annuity payments of these benefits. As a result, a pension settlement of the related pension obligation was triggered for one of the U.S. qualified defined benefit pension plans due to the acceptance rate of the lump sum payment option. Accordingly, Praxair recorded a pension settlement charge of $7 million ($5 million after-tax, or $0.02 per diluted share) in the fourth quarter of 2014 (refer to Note 16).

Classification in the consolidated financial statements

The pre-tax charges for each year are shown within operating profit in a separate line item on the consolidated statements of income. In the consolidated balance sheets, reductions in assets are recorded against the carrying value of the related assets and unpaid amounts are recorded primarily as short-term liabilities. On the consolidated statement of cash flows, the pre-tax impact of these charges, net of cash payments, is shown as an adjustment to reconcile net income to net cash provided by operating activities. In Note 18 - Segment Information, Praxair excluded these charges from its management definition of segment operating profit; a reconciliation of segment operating profit to consolidated operating profit is shown within the segment operating profit table.

NOTE 3. ACQUISITIONS

The results of operations of these businesses have been included in Praxair’s consolidated statements of income since their respective dates of acquisition. Proforma financial statements for the following acquisitions have not been provided as the acquisitions are not material individually or in the aggregate.

2016 Acquisitions

During the year ended December 31, 2016, Praxair had acquisitions totaling $363 million, primarily the acquisition of Yara International ASA’s European carbon dioxide business (“European CO2 business”) and packaged gases businesses in North America and Europe. These transactions resulted in goodwill and other intangible assets of $141 million and $82 million, respectively (see Notes 9 and 10). In addition, Praxair purchased a remaining 34% share in a Scandinavian joint venture for $104 million (see Note 14).

European CO2 Acquisition

On June 1, 2016 Praxair, Inc. completed an acquisition of a European CO2 business, which is a leading supplier of liquid CO2 and dry ice primarily to the European food and beverage industries. The business operates CO2 liquefaction plants and dry ice production facilities across the UK, Ireland, Norway, Denmark, Germany, Netherlands, Belgium, France and Italy. This acquisition was accounted for as a business combination; accordingly, the results of operations were consolidated from June 1, 2016 in the European business segment.

The purchase price for the acquisition was approximately $230 million (€206 million) and resulted in $121 million of intangible assets. The intangible assets primarily consist of $69 million of goodwill and

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$51 million of customer relationships that will be amortized over their estimated life of 20 years. The allocation of the purchase price is final except for pension liabilities. Any potential adjustments are not expected to be material.

2015 Acquisitions

During the year-ended December 31, 2015 Praxair had acquisitions totaling $82 million, primarily acquisitions of packaged gases businesses in North and South America and an acquisition of a controlling interest of an equity investment in Asia. These transactions resulted in goodwill and other intangible assets of $56 million and $26 million, respectively (see Note 9 and Note 10).

2014 Acquisitions

During the year-ended December 31, 2014 Praxair had acquisitions totaling $206 million. These acquisitions consisted primarily of an industrial gases business in Italy, packaged gas businesses in North and South America and an acquisition of a controlling interest of an equity investment in Asia. These transactions resulted in goodwill and other intangible assets of $86 million and $66 million, respectively (see Note 9 and Note 10).

NOTE 4. LEASES

In the normal course of its business, Praxair enters into various leases as the lessee, primarily involving manufacturing and distribution equipment and office space. Total lease and rental expenses under operating leases were $141 million in 2016, $141 million in 2015 and $148 million in 2014. Capital leases are not significant and are included in property, plant and equipment - net. Related obligations are included in debt.

At December 31, 2016, minimum payments due under operating leases are as follows:

(Millions of dollars)
2017	$117
2018	97
2019	79
2020	65
2021	54
Thereafter	117

$529

The present value of these future lease payments under operating leases is approximately $490 million.

Praxair’s leases where it is the lessor are not material.

NOTE 5. INCOME TAXES

Pre-tax income applicable to U.S. and foreign operations is as follows:

(Millions of dollars) Year Ended December 31,	2016	2015	2014
United States	$954	$980	$1,004
Foreign	1,094	1,180	1,391

Total income before income taxes	$2,048	$2,160	$2,395

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The following is an analysis of the provision for income taxes:

(Millions of dollars) Year Ended December 31,	2016	2015	2014
Current tax expense
U.S. federal	$266	$205	$291
State and local	32	33	35
Foreign	266	275	310

	564	513	636

Deferred tax expense
U.S. federal	3	71	14
State and local	7	10	12
Foreign	(23)	18	29

	(13)	99	55

Total income taxes	$551	$612	$691

An analysis of the difference between the provision for income taxes and the amount computed by applying the U.S. statutory income tax rate to pre-tax income follows:

(Dollar amounts in million) Year Ended December 31,	2016		2015		2014
U.S. statutory income tax rate	$717	35.0%	$756	35.0%	$838	35.0%
State and local taxes - net of federal benefit	28	1.4%	28	1.3%	31	1.3%
U.S. tax credits and deductions (a)	(32)	(1.6)%	(40)	(1.9)%	(37)	(1.5)%
Foreign tax differentials (b)	(140)	(6.8)%	(121)	(5.6)%	(186)	(7.8)%
Venezuela currency devaluation (c)	-	-%	-	-%	46	1.9%
Share Based Compensation (d)	(20)	(1.0)%	-	-%	-	-%
Other - net	(2)	(0.1)%	(11)	(0.5)%	(1)	-%

Provision for income taxes	$551	26.9%	$612	28.3%	$691	28.9%

(a)	U.S. tax credits and deductions relate to manufacturing deductions and to the research and experimentation tax credit.

(b)	Primarily related to differences between the U.S. tax rate of 35% and the statutory tax rate in the countries where Praxair operates. 2014 includes $56 million of tax benefits related to a reduction of uncertain tax positions as a result of a lapse of statute of limitations. Other permanent items and tax rate changes were not significant.

(c)	Impact related to non-deductible Venezuela currency devaluations in 2014 (see Note 2).

(d)	See Note 1 related to adoption of the FASB’s standard for Improvements to Employee Share-Based Payment Accounting in 2016.

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Net deferred tax liabilities included in the consolidated balance sheet are comprised of the following:

(Millions of dollars) December 31,	2016	2015
Deferred tax liabilities
Fixed assets	$1,522	$1,413
Exchange gains	139	110
Goodwill	178	147
Other intangible assets	115	117
Other	62	155

	$2,016	$1,942

Deferred tax assets
Carryforwards	$284	$287
Benefit plans and related (a)	404	365
Inventory	26	20
Exchange Losses	6	16
Accruals and other (b)	404	351

	$1,124	$1,039
Less: Valuation allowances (c)	(132)	(123)

	$992	$916

Net deferred tax liabilities	$1,024	$1,026

Recorded in the consolidated balance sheets as (See Note 7):
Prepaid and other current assets (d)	$-	$184
Other long-term assets (d)	185	118
Deferred credits (d)	1,209	1,328

	$1,024	$1,026

(a)	Includes deferred taxes of $352 million and $325 million in 2016 and 2015, respectively, related to pension / OPEB funded status (see Notes 7 and 16).

(b)	Includes $233 million and $194 million in 2016 and 2015, respectively, related to research and development costs and $45 million and $45 million in 2016 and 2015, respectively, related to goodwill.

(c)	Summary of valuation allowances relating to deferred tax assets follows (millions of dollars):

	2016	2015	2014
Balance, January 1,	$(123)	$(106)	$(85)
Income tax (charge) benefit	(13)	(20)	(20)
Translation adjustments	(2)	4	6
Other, including write-offs	6	(1)	(7)

Balance, December 31,	$(132)	$(123)	$(106)

(d)	2016 amounts reflect the adoption of the FASB’s standard regarding the Balance Sheet Classification of Deferred Taxes which requires all current deferred income tax assets and liabilities to be classified as non-current on the balance sheet (see Note 1).

Praxair evaluates deferred tax assets quarterly to ensure that estimated future taxable income will be sufficient in character (e.g., capital gain versus ordinary income treatment), amount and timing to result in their recovery. After considering the positive and negative evidence, a valuation allowance is established to reduce the assets to their realizable value when management determines that it is more likely than not (i.e., greater than 50% likelihood) that a deferred tax asset will not be realized. Considerable judgment is required in establishing deferred tax valuation allowances. At December 31, 2016, Praxair had $284 million of deferred tax assets

F.2-42

relating to net operating losses (“NOLs”) and tax credits and $132 million of valuation allowances. These deferred tax assets include $106 million relating to NOLs of which $45 million are in the United States and $61 million are in Brazil. The U.S. NOLs expire through 2032 and the Brazil NOLs have no expiration. These NOLs have no valuation allowances. The deferred tax assets as of December 31, 2016 also include $62 million relating to U.S. foreign tax credits which expire in 2021 and have a full valuation allowance. The utilization of the U.S. foreign tax credits is dependent on many factors including U.S. interest expense, future U.S. investment, foreign sales and earnings growth, foreign currency exchange rates, and acquisitions and dispositions. Management’s assessment and judgment are highly dependent on these variables and any significant changes to any one of them can substantially impact the amount of foreign tax credit utilization over the ten-year carryforward period.

The remaining deferred tax assets of $116 million relate to U.S. state ($55 million) and other foreign ($61 million) NOLs and credit carryforwards, which expire through 2033, have valuation allowances totaling $70 million. These valuation allowances relate to certain foreign and U.S. state NOLs and are required because management has determined, based on financial projections and available tax strategies, that it is unlikely that the NOLs will be utilized before they expire. If events or circumstances change, valuation allowances are adjusted at that time resulting in an income tax benefit or charge.

A provision has not been made for additional U.S. federal or foreign taxes at December 31, 2016 of approximately $12 billion of undistributed earnings of foreign subsidiaries because Praxair intends to reinvest these funds indefinitely to support foreign growth opportunities. It is not practicable to estimate the unrecognized deferred tax liability on these undistributed earnings. These earnings could become subject to additional tax if they are remitted as dividends, loaned to Praxair in the U.S., or upon sale of the subsidiary’s stock.

Uncertain Tax Positions

Unrecognized income tax benefits represent income tax positions taken on income tax returns but not yet recognized in the consolidated financial statements. The company has unrecognized income tax benefits totaling $56 million, $68 million and $71 million as of December 31, 2016, 2015 and 2014, respectively. If recognized, essentially all of the unrecognized tax benefits and related interest and penalties would be recorded as a benefit to income tax expense on the consolidated statement of income.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Millions of dollars)	2016	2015	2014
Unrecognized income tax benefits, January 1	$68	$71	$121
Additions for tax positions of prior years	6	21	13
Reductions for tax positions of prior years	(15)	(13)	(2)
Additions for current year tax positions	-	-	3
Reductions for settlements with taxing authorities (a)	(2)	(3)	(3)
Reductions as a result of a lapse of an applicable statute of limitations (b)	-	-	(56)
Foreign currency translation and other	(1)	(8)	(5)

Unrecognized income tax benefits, December 31	$56	$68	$71

(a)	Settlements are uncertain tax positions that were effectively settled with the taxing authorities, including positions where the company has agreed to amend its tax returns to eliminate the uncertainty.

(b)	See note (b) to the effective tax rate reconciliation.

Praxair classifies interest income and expense related to income taxes as tax expense in the consolidated statement of income. Praxair recognized net interest income of $10 million in 2016, none in 2015 and $3 million in 2014. Praxair had $6 million and $8 million of accrued interest and penalties as of December 31, 2016 and December 31, 2015, respectively which were recorded in other long-term liabilities in the consolidated balance sheets (see Note 7).

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As of December 31, 2016, the company remained subject to examination in the following major tax jurisdictions for the tax years as indicated below:

Major tax jurisdictions	Open Years
North America
United States	2011 through 2016
Canada	2009 through 2016
Mexico	2011 through 2016

Europe
Germany	2011 through 2016
Italy	2012 through 2016
Spain	2004 through 2016

South America
Brazil	2005 through 2016

Asia
China	2011 through 2016
India	2006 through 2016
Korea	2012 through 2016
Thailand	2010 through 2016

The company is currently under audit in a number of tax jurisdictions. As a result, it is reasonably possible that some of these audits will conclude or reach the stage where a change in unrecognized income tax benefits may occur within the next twelve months. At that time, the company will record any adjustment to income tax expense as required. In 2016, settlements were not material to the consolidated financial statements. The company is also subject to income taxes in many hundreds of state and local taxing jurisdictions that are open to tax examinations.

NOTE 6. EARNINGS PER SHARE - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share is computed by dividing Net income - Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding. Diluted earnings per share is computed by dividing Net income - Praxair, Inc. for the period by the weighted average number of Praxair common shares outstanding and dilutive common stock equivalents, as follows:

	2016	2015	2014
Numerator (Millions of dollars)
Net income - Praxair, Inc.	$1,500	$1,547	$1,694

Denominator (Thousands of shares)
Weighted average shares outstanding	285,289	286,606	291,987
Shares earned and issuable under compensation plans	388	399	507

Weighted average shares used in basic earnings per share	285,677	287,005	292,494
Effect of dilutive securities
Stock options and awards	2,080	2,050	3,114

Weighted average shares used in diluted earnings per share	287,757	289,055	295,608

Basic Earnings Per Common Share	$5.25	$5.39	$5.79
Diluted Earnings Per Common Share	$5.21	$5.35	$5.73

Stock options of 2,602,770 for the year ended December 31, 2016 and 2,696,785 for the year ended December 31, 2015 were antidilutive and therefore excluded in the computation of diluted earnings per share. There were no antidilutive shares for the year ended December 31, 2014.

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NOTE 7. SUPPLEMENTAL INFORMATION

Income Statement

(Millions of dollars) Year Ended December 31,	2016	2015	2014
Selling, General and Administrative
Selling	$493	$507	$572
General and administrative	652	645	736

	$1,145	$1,152	$1,308

Year Ended December 31,	2016	2015	2014
Depreciation and Amortization
Depreciation	$1,071	$1,059	$1,123
Amortization of other intangibles (Note 10)	51	47	47

	$1,122	$1,106	$1,170

Year Ended December 31,	2016	2015	2014
Other Income (Expenses) - Net
Currency related net gains (losses)	$1	$(2)	$1
Partnership income	5	4	16
Severance expense	(7)	(5)	(22)
Business divestitures and asset gains (losses) - net	16	34	36
Other - net	8	(3)	(22)

	$23	$28	$9

Year Ended December 31,	2016	2015	2014
Interest Expense - Net
Interest incurred on debt	$208	$194	$215
Interest capitalized	(34)	(33)	(38)
Bond redemption (a)	16	-	36

	$190	$161	$213

Year Ended December 31,	2016	2015	2014
Income Attributable to Noncontrolling Interests
Noncontrolling interests’ operations	$35	$34	$40
Redeemable noncontrolling interests’ operations (Note 14)	3	10	12

	$38	$44	$52

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Balance Sheet

(Millions of dollars) December 31,	2016	2015
Accounts Receivable
Trade	$1,640	$1,601
Other	122	101

	1,762	1,702
Less: allowance for doubtful accounts (b)	(121)	(101)

	$1,641	$1,601

December 31,	2016	2015
Inventories
Raw materials and supplies	$197	$202
Work in process	45	48
Finished goods	308	281

	$550	$531

December 31,	2016	2015
Prepaid and Other Current Assets
Deferred income taxes (Note 5) (c)	$-	$184
Prepaid (d)	108	110
Other	57	53

	$165	$347

December 31,	2016	2015
Other Long-term Assets
Pension assets (Note 16)	$13	$41
Insurance contracts (e)	74	74
Long-term receivables, net (f)	46	33
Deposits	56	48
Investments carried at cost	14	12
Deferred charges	51	50
Deferred income taxes (Note 5) (c)	185	118
Other	119	100

	$558	$476

December 31,	2016	2015
Other Current Liabilities
Accrued expenses	$285	$247
Payroll	141	114
Cost reduction program (Note 2)	59	44
Pension and postretirement (Note 16)	24	29
Interest payable	78	71
Employee benefit accrual	23	22
Insurance reserves	8	8
Other	223	167

	$841	$702

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December 31,	2016	2015
Other Long-term Liabilities
Pension and postretirement (Note 16)	$863	$760
Tax liabilities for uncertain tax positions	44	56
Cost reduction program (Note 2)	6	6
Interest and penalties for uncertain tax positions (Note 5)	6	8
Insurance reserves	25	24
Other	269	301

	$1,213	$1,155

December 31,	2016	2015
Deferred Credits
Deferred income taxes (Note 5) (c)	$1,209	$1,328
Other	63	62

	$1,272	$1,390

December 31,	2016	2015
Accumulated Other Comprehensive Income (Loss)
Cumulative translation adjustment - net of taxes:
North America (g)	$(1,038)	$(899)
South America (g)	(1,969)	(2,272)
Europe (g)	(504)	(526)
Asia (g)	(383)	(285)
Surface Technologies	(52)	(36)

	(3,946)	(4,018)
Derivatives - net of taxes	(1)	(1)
Pension/OPEB funded status obligation (net of $352 million and $325 million tax benefit in 2016 and 2015, respectively) (Note 16)	(653)	(577)

	$(4,600)	$(4,596)

(a)	In February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million interest charge ($10 million after-tax, or $0.04 per diluted share). In December 2014, Praxair redeemed $400 million of 5.375% notes due November 2016 for $434 million resulting in an $36 million charge ($22 million after-tax, or $0.07 per diluted share).
(b)	Provisions to the allowance for doubtful accounts were $41 million, $35 million, and $39 million in 2016, 2015, and 2014, respectively. The allowance activity in each period related primarily to write-offs of uncollectible amounts, net of recoveries and currency movements.
(c)	2016 amounts reflect the adoption of the FASB’s standard regarding Balance Sheet Classification of Deferred Taxes which requires all current deferred income tax assets and liabilities to be classified as non-current on the balance sheet (see Note 1).
(d)	Includes estimated income tax payments of $39 million and $42 million in 2016 and 2015, respectively.
(e)	Consists primarily of insurance contracts and other investments to be utilized for non-qualified pension and OPEB obligations.
(f)	Long-term receivables are not material and are largely reserved. The balances at December 31, 2016 and 2015 are net of reserves of $50 million and $35 million, respectively. The amounts in both periods relate primarily to government receivables in Brazil and other long-term notes receivable from customers. Collectability is reviewed regularly and uncollectible amounts are written-off as appropriate. The account balance changes during 2016 were primarily due to additional government receivables in Brazil and foreign exchange rate movements.
(g)	North America consists of currency translation adjustments in Canada and Mexico. South America relates primarily to Brazil and Argentina. Europe relates primarily to Spain, Italy and Germany. Asia relates primarily to Korea and India.

F.2-47

NOTE 8. PROPERTY, PLANT AND EQUIPMENT - NET

Significant classes of property, plant and equipment are as follows:

(Millions of dollars) December 31,	Depreciable Lives (Yrs)	2016	2015
Production plants (primarily 15-year life) (a)	10-20	$14,588	$13,778
Storage tanks	15-20	2,360	2,196
Transportation equipment and other	3-15	2,038	1,925
Cylinders (primarily 30-year life)	10-30	1,722	1,654
Buildings	25-40	1,096	1,085
Land and improvements (b)	0-20	559	517
Construction in progress		1,558	1,539

		23,921	22,694
Less: accumulated depreciation		(12,444)	(11,696)

		$11,477	$10,998

(a) - Depreciable lives of production plants related to long-term customer supply contracts are consistent with the contract lives.

(b) - Land is not depreciated.

NOTE 9. GOODWILL

Changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 were as follows:

(Millions of dollars)	North America	South America	Europe	Asia	Surface Technologies	Total
Balance, December 31, 2014	$2,139	$147	$654	$38	$143	$3,121
Acquisitions (Note 3)	21	9	-	23	3	56
Purchase adjustments & other *	(12)	-	-	-	-	(12)
Foreign currency translation	(37)	(58)	(72)	(2)	(10)	(179)

Balance, December 31, 2015	$2,111	$98	$582	$59	$136	$2,986
Acquisitions (Note 3)	61	9	71	-	-	141
Purchase adjustments & other	6	-	-	-	2	8
Foreign currency translation	(13)	25	(24)	(1)	(5)	(18)

Balance, December 31, 2016	$2,165	$132	$629	$58	$133	$3,117

* Primarily relates to the elimination of goodwill with a divestiture.

Praxair has performed its goodwill impairment tests annually during the second quarter of each year, and historically has determined that the fair value of each of its reporting units was substantially in excess of its carrying value. For the 2016 test, Praxair applied the FASB’s accounting guidance which allows the company to first assess qualitative factors to determine the extent of additional quantitative analysis, if any, that may be required to test goodwill for impairment. Based on the qualitative assessments performed, Praxair concluded that it was more likely than not that the fair value of each reporting unit substantially exceeded its carrying value and therefore, further quantitative analysis was not required. As a result, no impairment was recorded. There were no indicators of impairment through December 31, 2016.

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NOTE 10. OTHER INTANGIBLE ASSETS

The following is a summary of Praxair’s other intangible assets at December 31, 2016 and 2015:

(Millions of dollars) For the year ended December 31, 2016	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2015	$698	$38	$47	$783
Additions (primarily acquisitions)	72	4	6	82
Foreign currency translation	(16)	(1)	(2)	(19)
Other *	(3)	(7)	-	(10)

Balance, December 31, 2016	751	34	51	836

Less: accumulated amortization:
Balance, December 31, 2015	(179)	(23)	(13)	(215)
Amortization expense	(41)	(6)	(4)	(51)
Foreign currency translation	6	-	-	6
Other *	-	7	-	7

Balance, December 31, 2016	(214)	(22)	(17)	(253)

Net balance at December 31, 2016	$537	$12	$34	$583

(Millions of dollars) For the year ended December 31, 2015	Customer & License/Use Agreements	Non-compete Agreements	Patents & Other	Total
Cost:
Balance, December 31, 2014	$693	$37	$47	$777
Additions (primarily acquisitions)	23	2	1	26
Foreign currency translation	(21)	(1)	(1)	(23)
Other *	3	-	-	3

Balance, December 31, 2015	698	38	47	783

Less: accumulated amortization:
Balance, December 31, 2014	(147)	(18)	(9)	(174)
Amortization expense	(37)	(6)	(4)	(47)
Foreign currency translation	7	1	-	8
Other *	(2)	-	-	(2)

Balance, December 31, 2015	(179)	(23)	(13)	(215)

Net balance at December 31, 2015	$519	$15	$34	$568

*	Other primarily relates to the write-off of fully amortized assets, purchase accounting adjustments and reclassifications.

There are no expected residual values related to these intangible assets. Amortization expense for the years ended December 31, 2016, 2015 and 2014 was $51 million, $47 million and $47 million, respectively. The remaining weighted-average amortization period for intangible assets is approximately 17 years.

Total estimated annual amortization expense is as follows:

(Millions of dollars)
2017	$45
2018	42
2019	40
2020	38
2021	36
Thereafter	382

$583

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NOTE 11. DEBT

The following is a summary of Praxair’s outstanding debt at December 31, 2016 and 2015:

(Millions of dollars)	2016	2015
Short-term
Commercial paper and U.S. bank borrowings	$333	$87
Other bank borrowings (primarily international)	101	163

Total short-term debt	434	250

Long-term (a)
U.S. borrowings
0.75% Notes due 2016 (b)	-	400
Floating Rate Notes due 2017	150	150
5.20% Notes due 2017 (b)	-	325
1.05% Notes due 2017 (c)	400	399
1.20% Notes due 2018	499	499
1.25% Notes due 2018 (d)	478	480
4.50% Notes due 2019	598	597
1.90% Notes due 2019	499	499
1.50% Euro denominated notes due 2020	627	646
2.25% Notes due 2020	299	298
4.05% Notes due 2021	497	497
3.00% Notes due 2021	496	496
2.45% Notes due 2022	597	596
2.20% Notes due 2022	498	497
2.70% Notes due 2023	497	497
1.20% Euro denominated notes due 2024 (e)	575	-
2.65% Notes due 2025	397	396
1.625% Euro denominated notes due 2025	519	535
3.20% Notes due 2026 (e)	725	446
3.55% Notes due 2042	662	661
Other	12	3
International bank borrowings	49	57
Obligations under capital lease	7	7

	9,081	8,981
Less: current portion of long-term debt	(164)	(6)

Total long-term debt	8,917	8,975

Total debt	$9,515	$9,231

(a)	Amounts are net of unamortized discounts, premiums and/or debt issuance cost as applicable.
(b)	In February 2016, Praxair repaid $400 million of 0.75% notes that became due. Also in February 2016, Praxair redeemed $325 million of 5.20% notes due March 2017 resulting in a $16 million interest charge ($10 million after-tax, or $0.04 per diluted share).
(c)	Classified as long-term because of the Company’s intent to refinance this debt on a long-term basis and the availability of such financing under the terms of an existing $2.5 billion long-term credit facility.
(d)	December 31, 2016 and 2015 include a $4 million and $6 million fair value increase, respectively, related to hedge accounting. See Note 12 for additional information.
(e)	In February 2016, Praxair issued €550 million of 1.20% Euro-denominated notes due 2024. In addition, Praxair issued $275 million of 3.20% notes due 2026. The proceeds of these debt issuances were used for general corporate purposes.

F.2-50

Credit Facilities

At December 31, 2016, the company has the following major credit facility available for future borrowing:

Millions of dollars	Total Facility	Borrowings Outstanding	Available for Borrowing	Expires
Senior Unsecured	$2,500	$-	$2,500	December 2019

The credit facility is non-cancellable by the issuing financial institutions until its maturity in December 2019. No borrowings were outstanding under the credit agreement at December 31, 2016.

Covenants

Praxair’s $2.5 billion senior unsecured credit facility and long-term debt agreements contain various covenants which may, among other things, restrict certain types of mergers and changes in beneficial ownership of the company, and the ability of the company to incur or guarantee debt, sell or transfer certain assets, create liens against assets, enter into sale and leaseback agreements, or pay dividends and make other distributions beyond certain limits. These agreements also require Praxair to not exceed a maximum 70% leverage ratio defined in the agreements as the ratio of consolidated total debt to the sum of consolidated total debt plus consolidated shareholders’ equity of the company. For purposes of the leverage ratio calculation, consolidated shareholders’ equity excludes changes in the cumulative foreign currency translation adjustments after June 30, 2011. At December 31, 2016, the actual leverage ratio, as calculated according to the agreement, was 52% and the company is in compliance with all financial covenants. Also, there are no material adverse change clauses or other subjective conditions that would restrict the company’s ability to borrow under the agreement.

Other Debt Information

As of December 31, 2016 and 2015, the weighted-average interest rate of short-term borrowings outstanding was 1.2% and 3.4%, respectively. The decrease reflects the higher mix of international borrowings in prior year.

Expected maturities of long-term debt are as follows:

(Millions of dollars)
2017	$164	*
2018	985
2019	1,503	*
2020	938
2021	1,006
Thereafter	4,485

	$9,081

*	$400 million of debt due in 2017 has been reflected in 2019 maturities due to the company’s intent to refinance this debt on a long-term basis and the ability to do so under the $2.5 billion senior unsecured credit facility with a syndicate of banks which expires in 2019.

As of December 31, 2016, $5 million of Praxair’s assets (principally international fixed assets) were pledged as collateral for $5 million of long-term debt, including the current portion of long-term debt.

See Note 13 for the fair value information related to debt.

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NOTE 12. FINANCIAL INSTRUMENTS

In its normal operations, Praxair is exposed to market risks relating to fluctuations in interest rates, foreign currency exchange rates, energy costs and to a lesser extent precious metal prices. The objective of financial risk management at Praxair is to minimize the negative impact of such fluctuations on the company’s earnings and cash flows. To manage these risks, among other strategies, Praxair routinely enters into various derivative financial instruments (“derivatives”) including interest-rate swap and treasury rate lock agreements, currency-swap agreements, forward contracts, currency options, and commodity-swap agreements. These instruments are not entered into for trading purposes and Praxair only uses commonly traded and non-leveraged instruments.

There are three types of derivatives that the company enters into: (i) those relating to fair-value exposures, (ii) those relating to cash-flow exposures, and (iii) those relating to foreign currency net investment exposures. Fair-value exposures relate to recognized assets or liabilities, and firm commitments; cash-flow exposures relate to the variability of future cash flows associated with recognized assets or liabilities, or forecasted transactions; and net investment exposures relate to the impact of foreign currency exchange rate changes on the carrying value of net assets denominated in foreign currencies.

When a derivative is executed and hedge accounting is appropriate, it is designated as either a fair-value hedge, cash-flow hedge, or a net investment hedge. Currently, Praxair designates all interest-rate and treasury-rate locks as hedges for accounting purposes; however, currency contracts are generally not designated as hedges for accounting purposes unless they are related to forecasted transactions. Whether designated as hedges for accounting purposes or not, all derivatives are linked to an appropriate underlying exposure. On an ongoing basis, the company assesses the hedge effectiveness of all derivatives designated as hedges for accounting purposes to determine if they continue to be highly effective in offsetting changes in fair values or cash flows of the underlying hedged items. If it is determined that the hedge is not highly effective, then hedge accounting will be discontinued prospectively.

Counterparties to Praxair’s derivatives are major banking institutions with credit ratings of investment grade or better and no collateral is required, and there are no significant risk concentrations. Management believes the risk of incurring losses on derivative contracts related to credit risk is remote and any losses would be immaterial.

The following table is a summary of the notional amount and fair value of derivatives outstanding at December 31, 2016 and 2015 for consolidated subsidiaries:

			Fair Value
(Millions of dollars)	Notional Amounts		Assets		Liabilities
December 31,	2016	2015	2016	2015	2016	2015
Derivatives Not Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$2,104	$2,548	$11	$15	$18	$11

Derivatives Designated as Hedging Instruments:
Currency contracts:
Balance sheet items (a)	$38	$38	$3	$1	$-	$-
Interest rate contracts:
Interest rate swaps (b)	475	475	4	6	-	-

Total Hedges	$513	$513	$7	$7	$-	$-

Total Derivatives	$2,617	$3,061	$18	$22	$18	$11

(a)	Assets are recorded in prepaid and other current assets, and liabilities are recorded in other current liabilities.
(b)	Assets are recorded in other long term assets.

F.2-52

Currency Contracts

Balance Sheet Items

Foreign currency contracts related to balance sheet items consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on recorded balance sheet assets and liabilities denominated in currencies other than the functional currency of the related operating unit. Certain forward currency contracts are entered into to protect underlying monetary assets and liabilities denominated in foreign currencies from foreign exchange risk and are not designated as hedging instruments. The fair value adjustments on these contracts are offset by the fair value adjustments recorded on the underlying monetary assets and liabilities. Praxair also enters into forward currency contracts, which are designated as hedging instruments, to limit the cash flow exposure on certain foreign-currency denominated intercompany loans. The fair value adjustments on these contracts are recorded to AOCI, with the effective portion immediately reclassified to earnings to offset the fair value adjustments on the underlying debt instrument.

Forecasted Purchases

Foreign currency contracts related to forecasted purchases consist of forward contracts entered into to manage the exposure to fluctuations in foreign-currency exchange rates on forecasted purchases of capital-related equipment and services denominated in currencies other than the functional currency of the related operating units. These forward contracts were designated and accounted for as cash flow hedges.

Net Investment Hedges

In 2014, Praxair designated the €600 million ($627 million as of December 31, 2016) 1.50% Euro-denominated notes due 2020 and the €500 million ($519 million as of December 31, 2016) 1.625% Euro-denominated notes due 2025, as a hedge of the net investment position in its European operations. In 2016 Praxair designated an incremental €550 million ($575 million as of December 31, 2016) 1.20% Euro-denominated notes due 2024 as an additional hedge of the net investment position in its European operations. These Euro-denominated debt instruments reduce the company’s exposure to changes in the currency exchange rate on investments in foreign subsidiaries with Euro functional currencies. Since hedge inception, exchange rate movements have reduced long-term debt by $339 million ($78 million of which was during the year ended December 31, 2016), with the offsetting gain shown within the cumulative translation component of AOCI in the consolidated balance sheets and the consolidated statements of comprehensive income.

Interest Rate Contracts

Outstanding Interest Rate Swaps

At December 31, 2016, Praxair had one outstanding interest rate swap agreement with a $475 million notional amount related to the $475 million 1.25% notes that mature in 2018. The interest rate swap effectively converts fixed-rate interest to variable-rate interest and is designated as a fair value hedge. Fair value adjustments are recognized in earnings along with an equally offsetting charge / benefit to earnings for the changes in the fair value of the underlying debt instrument. At December 31, 2016, $4 million was recognized as an increase in the fair value of this note ($6 million at December 31, 2015).

F.2-53

Terminated Treasury Rate Locks

The following table summarizes the unrecognized gains (losses) related to terminated treasury rate lock contracts:

			Unrecognized Gain / (Loss) (a)
(Millions of dollars)	Year Terminated	Original Gain / (Loss)	December 31, 2016	December 31, 2015
Treasury Rate Locks
Underlying debt instrument:
$500 million 2.20% fixed-rate notes that mature in 2022 (b)	2012	$(2)	$(1)	$(1)
$500 million 3.00% fixed-rate notes that mature in 2021 (b)	2011	(11)	(5)	(6)
$600 million 4.50% fixed-rate notes that mature in 2019 (b)	2009	16	4	6

Total - pre-tax			$(2)	$(1)
Less: income taxes			1	-

After- tax amounts			$(1)	$(1)

(a)	The unrecognized gains / (losses) for the treasury rate locks are shown in accumulated other comprehensive income (“AOCI”) and are being recognized on a straight line basis to interest expense - net over the term of the underlying debt agreements. Refer to the table below summarizing the impact of the company’s consolidated statements of income and AOCI for current period gain (loss) recognition.
(b)	The notional amount of the treasury rate lock contracts are equal to the underlying debt instrument with the exception of the treasury rate lock contract entered into to hedge the $600 million 4.50% fixed-rate notes that mature in 2019. The notional amount of this contract was $500 million.

The following table summarizes the impact of the company’s derivatives not designated as hedging instruments on the consolidated statements of income:

(Millions of dollars)	Amount of Pre-Tax Gain (Loss) Recognized in Earnings *
December 31,	2016	2015	2014
Derivatives Not Designated as Hedging Instruments
Currency contracts:
Balance sheet items:
Debt-related	$21	$(162)	$(69)
Other balance sheet items	4	(8)	(2)

Total	$25	$(170)	$(71)

*	The gains (losses) on balance sheet items are offset by gains (losses) recorded on the underlying hedged assets and liabilities. Accordingly, the gains (losses) for the derivatives and the underlying hedged assets and liabilities related to debt items are recorded in the consolidated statements of income as interest expense-net. Other balance sheet items and anticipated net income gains (losses) are recorded in the consolidated statements of income as other income (expenses)-net.

F.2-54

The following table summarizes the impact of the company’s derivatives designated as hedging instruments that impact AOCI:

(Millions of dollars)	Amount of Gain (Loss) Recognized in AOCI			Amount of Gain (Loss) Reclassified from AOCI to the Consolidated Statement of Income
December 31,	2016	2015	2014	2016	2015	2014
Derivatives Designated as Hedging Instruments**
Currency contracts:
Net Investment hedge	$(4)	$-	$(6)	$-	$-	$-
Forecasted purchases	-	-	1	-	-	-
Balance sheet items	1	1	-	-	(1)	-
Interest rate contracts:
Treasury rate locks	-	-	-	(1)	-	-

Total - Pre tax	$(3)	$1	$(5)	$(1)	$(1)	$-
Less: income taxes	-	-	2	1	-	-

Total - Net of Taxes	$(3)	$1	$(3)	$-	$(1)	$-

**	The gains (losses) on net investment hedges are recorded as a component of AOCI within foreign currency translation adjustments in the consolidated balance sheets and consolidated statements of comprehensive income. The gains (losses) on forecasted purchases, balance sheet items, and treasury rate locks are recorded as a component of AOCI within derivative instruments in the consolidated balance sheets and the consolidated statements of comprehensive income. There was no ineffectiveness for these instruments during 2016 or 2015. The gains (losses) on net investment hedges are reclassified to earnings only when the related currency translation adjustments are required to be reclassified, usually upon sale or liquidation of the investment. The gains (losses) for interest rate contracts are reclassified to earnings as interest expense -net on a straight-line basis over the remaining maturity of the underlying debt. Net losses of approximately $1 million are expected to be reclassified to earnings during 2017.

NOTE 13. FAIR VALUE DISCLOSURES

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as follows:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 - inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes assets and liabilities measured at fair value on a recurring basis at December 31, 2016 and 2015:

	Fair Value Measurements Using
(Millions of dollars)	Level 1		Level 2		Level 3
	2016	2015	2016	2015	2016	2015
Assets
Derivative assets	$-	$-	$18	$22	$-	$-
Liabilities
Derivative liabilities	$-	$-	$18	$11	$-	$-

F.2-55

The fair values of the derivative assets and liabilities are based on market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions. Investments are marketable securities traded on an exchange.

The fair value of cash and cash equivalents, short-term debt, accounts receivables-net, and accounts payable approximate carrying value because of the short-term maturities of these instruments. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues, which is deemed a Level 2 measurement. At December 31, 2016, the estimated fair value of Praxair’s long-term debt portfolio was $9,218 million versus a carrying value of $9,081 million. At December 31, 2015, the estimated fair value of Praxair’s long-term debt portfolio was $9,069 million versus a carrying value of $8,981 million. These differences are attributable to interest-rate changes subsequent to when the debt was issued.

NOTE 14. EQUITY AND NONCONTROLLING INTERESTS

Praxair, Inc. Shareholders’ Equity

At December 31, 2016 and 2015, there were 800,000,000 shares of common stock authorized (par value $0.01 per share) of which 383,230,625 shares were issued and 284,900,776 were outstanding at December 31, 2016 (284,879,079 were outstanding at December 31, 2015).

At December 31, 2016 and 2015, there were 25,000,000 shares of preferred stock (par value $0.01 per share) authorized, of which no shares were issued and outstanding. Praxair’s Board of Directors may from time to time authorize the issuance of one or more series of preferred stock and, in connection with the creation of such series, determine the characteristics of each such series including, without limitation, the preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the series.

Noncontrolling Interests

Noncontrolling interest ownership changes are presented within the “Additions (Reductions)” line item of the consolidated statements of equity. The $20 million increase during 2016 relates to the sale of an ownership interest in a majority-owned joint venture in India during the third quarter offset by the formation of PG Technologies, LLC (“PGT”), a majority-owned joint venture with GE Aviation, during the fourth quarter. The “Additions (Reductions)” line item of the consolidated statements of equity also includes an increase to Additional Paid-In Capital resulting from the sale of the noncontrolling interest to the PGT joint venture partner.

Redeemable Noncontrolling Interests

Noncontrolling interests with redemption features, such as put/sell options, that are not solely within the company’s control (“redeemable noncontrolling interests”) are reported separately in the consolidated balance sheets at the greater of carrying value or redemption value. For redeemable noncontrolling interests that are not yet exercisable, Praxair calculates the redemption value by accreting the carrying value to the redemption value over the period until exercisable. If the redemption value is greater than the carrying value, any increase is adjusted directly to retained earnings and does not impact net income. At December 31, 2016, the redeemable noncontrolling interest balance includes one packaged gas distributor in the United States where the noncontrolling shareholder has a put option.

F.2-56

The following is a summary of redeemable noncontrolling interests for the years ended December 31, 2016, 2015 and 2014:

(Millions of dollars)	2016	2015	2014
Beginning Balance	$113	$176	$307
Net income	3	10	12
Distributions to noncontrolling interest	(2)	(7)	(9)
Redemption value adjustment/accretion *	(6)	(40)	2
Foreign currency translation and other	7	(17)	(24)
Purchase/divestiture of noncontrolling interest **	(104)	(9)	(112)

Ending Balance	$11	$113	$176

*	In December 2015, Praxair sold its controlling interest in Praxair Distribution Southeast, LLC and, accordingly, removed the related redeemable noncontrolling interests.
**	In June 2016, Praxair acquired the remaining 34% stake in a Scandinavian joint venture for $104 million. In January 2014, Praxair acquired the remaining noncontrolling interests in a joint venture in the United States. The cash payments related to these acquisitions are shown in the financing section of the consolidated statements of cash flows under the caption “Noncontrolling interest transactions and other” as there was no change in control.

NOTE 15. SHARE-BASED COMPENSATION

Share-based compensation expense was $39 million in 2016 ($30 million and $51 million in 2015 and 2014, respectively). The income tax benefit recognized was $32 million in 2016 ($8 million and $14 million in 2015 and 2014, respectively). 2016 includes $20 million of excess tax benefits related to the new accounting standard implemented (see Note 1 and Note 5). Expense amounts reflect current estimates of achieving performance targets relating to performance-based compensation. The expense was primarily recorded in selling, general and administrative expenses and no share-based compensation expense was capitalized.

Summary of Plans

The 2009 Praxair, Inc. Long-Term Incentive Plan was initially adopted by the board of directors and shareholders of the company on April 28, 2009 and was amended and restated in its entirety by the board and shareholders on April 22, 2014 (“the 2009 Plan”). Prior to April 28, 2009, equity awards were granted under the 2002 Praxair, Inc. Long-Term Incentive Plan and the company’s ability to make further equity awards under that plan ended with its adoption of the 2009 Plan. The 2009 Plan permits awards of stock options, stock appreciation rights, restricted stock and restricted stock units, performance-based stock units and other equity awards to eligible officer and non-officer employees and non-employee directors of the company and its affiliates. Under the 2009 Plan, as amended and restated in 2014, the aggregate number of shares available for option and other equity grants is 8,000,000 shares, of which up to 2,600,000 shares may be granted as awards other than options or stock appreciation rights. The 2009 Plan also provides calendar year per-participant limits on grants of stock options and stock appreciation rights and on other types of awards intended to qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. As of December 31, 2016, 3,993,818 shares remained available for equity grants under the 2009 Plan.

In 2005, the board of directors and shareholders of the company adopted the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc. (“the 2005 Plan”). Under the 2005 Plan, the aggregate number of shares available for option and other equity grants was limited to a total of 500,000 shares. The 2005 Plan expired on April 30, 2010, by its own terms, and no shares were available for grant thereafter.

Exercise prices for options granted under the 2009 Plan may not be less than the closing market price of the company’s common stock on the date of grant and granted options may not be re-priced or exchanged without shareholder approval. Options granted under the 2009 Plan subject only to time vesting requirements

F.2-57

may become partially exercisable after a minimum of one year after the date of grant but may not become fully exercisable until at least three years have elapsed from the date of grant, and all options have a maximum duration of ten years. Options granted under predecessor plans had similar terms.

In order to satisfy option exercises and other equity grants, the Company may issue authorized but previously unissued shares or it may issue treasury shares.

Stock Option Fair Value

The company utilizes the Black-Scholes Options-Pricing Model to determine the fair value of stock options consistent with that used in prior years. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e., expected volatility) and option exercise activity (i.e., expected life). Expected volatility is based on the historical volatility of the company’s stock over the most recent period commensurate with the estimated expected life of the company’s stock options and other factors. The expected life of options granted, which represents the period of time that the options are expected to be outstanding, is based primarily on historical exercise experience. The expected dividend yield is based on the company’s most recent history and expectation of dividend payouts. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period commensurate with the estimated expected life. If factors change and result in different assumptions in future periods, the stock option expense that the company records for future grants may differ significantly from what the company has recorded in the current period.

The weighted-average fair value of options granted during 2016 was $8.91 ($11.99 in 2015 and $14.62 in 2014) based on the Black-Scholes Options-Pricing model. The decrease in grant date fair value year-over-year is primarily attributable to a decrease in the company’s stock price as of the grant date.

The following weighted-average assumptions were used to value the grants in 2016, 2015 and 2014:

Year Ended December 31,	2016	2015	2014
Dividend yield	2.9%	2.2%	2.0%
Volatility	14.4%	13.5%	15.2%
Risk-free interest rate	1.41%	1.51%	1.57%
Expected term years	6	5	5

The following table summarizes option activity under the plans as of December 31, 2016 and changes during the period then ended (averages are calculated on a weighted basis; life in years; intrinsic value expressed in millions):

Activity	Number of Options (000’s)	Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value
Outstanding at January 1, 2016	11,273	$96.58
Granted	2,473	102.23
Exercised	(1,821)	70.17
Cancelled or expired	(217)	111.25

Outstanding at December 31, 2016	11,708	$101.58	5.6	$212

Exercisable at December 31, 2016	8,018	$96.90	4.2	$177

The aggregate intrinsic value represents the difference between the company’s closing stock price of $117.19 as of December 31, 2016 and the exercise price multiplied by the number of in the money options outstanding as of that date. The total intrinsic value of stock options exercised during 2016 was $82 million ($65 million and $93 million in 2015 and 2014, respectively).

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Cash received from option exercises under all share-based payment arrangements for 2016 was $128 million ($72 million and $88 million in 2015 and 2014, respectively). The cash tax benefit realized from share-based compensation totaled $32 million for 2016 ($33 million and $48 million cash tax benefit in 2015 and 2014, respectively).

As of December 31, 2016, $17 million of unrecognized compensation cost related to non-vested stock options is expected to be recognized over a weighted-average period of approximately 1 year.

Performance-Based and Restricted Stock Awards

In 2016, the company granted performance-based stock awards under the 2009 Plan to senior level executives of 240,505 shares that vest, subject to the attainment of pre-established minimum performance criteria, principally on the third anniversary of their date of grant. These awards are tied to either return on capital (“ROC”) performance or relative total shareholder return (“TSR”) performance versus that of the S&P 500. The actual number of shares issued in settlement of a vested award can range from zero to 200 percent of the target number of shares granted based upon the company’s attainment of specified performance targets at the end of a three-year period. Compensation expense related to these awards is recognized over the three-year performance period based on the fair value of the closing market price of the company’s common stock on the date of the grant and the estimated performance that will be achieved. Compensation expense for ROC awards will be adjusted during the three-year performance period based upon the estimated performance levels that will be achieved. TSR awards are measured at their grant date fair value and not subsequently re-measured.

There were 97,924 restricted stock units granted to employees during 2016. In addition, the company had previously granted restricted stock to certain key employees that vest after a designated service period ranging from 2 to 10 years although the majority of the restricted stock units vest at the end of a three-year service period. Generally, restricted stock does not earn quarterly dividends while vesting. Compensation expense related to the restricted stock units is recognized on a straight-line basis over the vesting period.

The weighted-average fair value of ROC performance-based stock awards and restricted stock units granted during 2016 was $93.46 and $98.18, respectively ($120.04 and $120.24 in 2015 and $121.16 and $122.55 in 2014). These fair values are based on the closing market price of Praxair’s common stock on the grant date adjusted for dividends that will not be paid during the vesting period.

The weighted-average fair value of performance-based stock tied to relative TSR performance granted during 2016 was $124.18 per unit (none in 2015 and 2014), and was estimated using a Monte Carlo simulation performed as of the grant date.

The following table summarizes non-vested performance-based and restricted stock award activity as of December 31, 2016 and changes during the period then ended (shares based on target amounts, averages are calculated on a weighted basis):

	Performance-Based		Restricted Stock
	Number of Shares (000’s)	Average Grant Date Fair Value	Number of Shares (000’s)	Average Grant Date Fair Value
Non-vested at January 1, 2016	802	$114.41	286	$112.48
Granted	241	105.34	98	98.18
Vested	(109)	103.79	(93)	105.92
Cancelled and Forfeited	(220)	105.63	(17)	113.91

Non-vested at December 31, 2016	714	$115.72	274	$109.49

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There are approximately 11 thousand performance-based shares and 11 thousand restricted stock shares that are non-vested at December 31, 2016 which will be settled in cash due to foreign regulatory limitations. The liability related to these grants reflects the current estimate of performance that will be achieved and the current common stock price.

As of December 31, 2016, based on current estimates of future performance, $19 million of unrecognized compensation cost related to performance-based awards and $11 million of unrecognized compensation cost related to the restricted stock awards is expected to be recognized primarily through the first quarter of 2019.

NOTE 16. RETIREMENT PROGRAMS

Defined Benefit Pension Plans

Praxair has two main U.S. retirement programs which are non-contributory defined benefit plans: the Praxair Pension Plan and the CBI Pension Plan. The latter program benefits primarily former employees of CBI Industries, Inc. which Praxair acquired in 1996. Effective July 1, 2002, the Praxair Pension Plan was amended to give participating employees a one-time choice to remain covered by the old formula or to elect coverage under a new formula. The old formula is based predominantly on years of service, age and compensation levels prior to retirement, while the new formula provides for an annual contribution to an individual account which grows with interest each year at a predetermined rate. Also, this new formula applies to all new employees hired after April 30, 2002 into businesses adopting this plan. The U.S. and international pension plan assets are comprised of a diversified mix of investments, including domestic and international corporate equities, government securities and corporate debt securities. Praxair has several plans that provide supplementary retirement benefits primarily to higher level employees that are unfunded and are nonqualified for federal tax purposes. Pension coverage for employees of certain of Praxair’s international subsidiaries generally is provided by those companies through separate plans. Obligations under such plans are primarily provided for through diversified investment portfolios, with some smaller plans provided for under insurance policies or by book reserves.

Multi-employer Pension Plans

In the United States Praxair participates in seven multi-employer defined benefit pension plans (“MEPs”), pursuant to the terms of collective bargaining agreements, covering approximately 200 union-represented employees. The collective bargaining agreements expire on different dates through 2021. In connection with such agreements, the Company is required to make periodic contributions to the MEPs in accordance with the terms of the respective collective bargaining agreements. Praxair’s participation in these plans is not material either at the plan level or in the aggregate. Praxair’s contributions to these plans were $2 million in 2016, 2015, and 2014 (these costs are not included in the tables that follow). For all MEPs, Praxair’s contributions were significantly less than 1% of the total contributions to each plan for 2015 and 2014. Total 2016 contributions were not yet available from the MEPs.

Praxair has obtained the most recently available Pension Protection Act (“PPA”) zone status letters from the Trustees of the MEPs. The PPA classifies MEPs as either Red, Yellow or Green zone plans. Among other factors, plans in the Red zone are generally less than 65 percent funded; plans in the Yellow zone are generally 65 to 80 percent funded; and plans in the Green zone are generally at least 80 percent funded. According to the most current data available, four of the MEPs that the Company participates in are in a Red zone status; one is in a Yellow zone status; and two are in a Green zone status. As of December 31, 2016, the five Red and Yellow Zone plans have pending or have implemented financial improvement or rehabilitation plans. Praxair does not currently anticipate significant future obligations due to the funding status of these plans. If Praxair determined it was probable that it would withdraw from an MEP, the Company would record a liability for its portion of the MEP’s unfunded pension obligations, as calculated at that time. Historically, such withdrawal payments have not been significant.

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Defined Contribution Plans

Praxair’s U.S. business employees are eligible to participate in the Praxair defined contribution savings plan. Employees may contribute up to 40% of their compensation, subject to the maximum allowable by IRS regulations. For the U.S. packaged gases business, company contributions to this plan are calculated as a percentage of salary based on age plus service. U.S. employees other than those in the packaged gases business have company contributions to this plan calculated on a graduated scale based on employee contributions to the plan. The cost for these defined contribution plans was $28 million in 2016, $28 million in 2015 and $26 million in 2014 (these costs are not included in the tables that follow).

The defined contribution plans include a non-leveraged employee stock ownership plan (“ESOP”) which covers all employees participating in this plan. The collective number of shares of Praxair common stock in the ESOP totaled 2,703,391 at December 31, 2016.

Certain international subsidiaries of the company also sponsor defined contribution plans where contributions are determined under various formulas. The expense for these plans was $18 million in 2016 and $17 million in 2015 and 2014 (these expenses are not included in the tables that follow).

Postretirement Benefits Other Than Pensions (OPEB)

Praxair provides health care and life insurance benefits to certain eligible retired employees. These benefits are provided through various insurance companies and healthcare providers. Praxair is also obligated to make payments for a portion of postretirement benefits related to retirees of Praxair’s former parent. Additionally, as part of the CBI acquisition in 1996, Praxair assumed responsibility for healthcare and life insurance benefit obligations for CBI’s retired employees. All postretirement healthcare programs have cost caps that limit the company’s exposure to future cost increases. In addition, as part of the retirement elections made for July 1, 2002, eligible employees were given the choice of maintaining coverage in the current retiree medical design (as may be amended from time to time), or to move to a design whereby coverage would be provided, but with no Praxair subsidy whatsoever. Also, all new employees hired after April 30, 2002 into a business adopting these plans will not receive a company subsidy. Praxair does not currently fund its postretirement benefits obligations. Praxair’s retiree plans may be changed or terminated by Praxair at any time for any reason with no liability to current or future retirees.

Praxair uses a measurement date of December 31 for its pension and other post-retirement benefit plans.

Pension and Postretirement Benefit Costs

The components of net pension and OPEB costs for 2016, 2015 and 2014 are shown below:

(Millions of dollars)	Pensions			OPEB
Year Ended December 31,	2016	2015	2014	2016	2015	2014
Service cost	$45	$54	$49	$2	$3	$4
Interest cost	100	112	121	6	7	11
Expected return on plan assets	(157)	(154)	(155)	-	-	-
Net amortization and deferral	59	79	60	(3)	(2)	(8)

Net periodic benefit cost before pension settlement charges	$47	$91	$75	$5	$8	$7
Pension settlement charges *	4	7	7	-	-	-

Net periodic benefit cost	$51	$98	$82	$5	$8	$7

*	2016 includes a $4 million pension settlement charge related to lump sum benefits paid to retired senior managers in the third quarter. The third quarter of 2015 and the fourth quarter of 2014 both include charges of $7 million, related primarily to the retirement of senior managers in the United States (see Note 2).

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Funded Status

The changes in benefit obligation and plan assets for Praxair’s pension and OPEB programs, including reconciliation of the funded status of the plans to amounts recorded in the consolidated balance sheet, as of December 31, 2016 and 2015 are shown below:

	Pensions
(Millions of dollars)	2016		2015		OPEB
Year Ended December 31,	U.S.	International	U.S.	International	2016	2015
Change in Benefit Obligation (“PBO”)
Benefit obligation January 1	$1,992	$580	$2,050	$719	$160	$180
Service cost	31	14	36	18	2	3
Interest cost	70	30	80	32	6	7
Participant contributions	-	-	-	-	10	10
Plan amendment	-	(2)	-	2	(7)	-
Actuarial loss (gain)	104	76	(68)	(41)	4	(9)
Benefits paid	(131)	(33)	(106)	(32)	(20)	(24)
Foreign currency translation	-	1	-	(118)	1	(7)

Benefit obligation, December 31	$2,066	$666	$1,992	$580	$156	$160

Accumulated benefit obligation (“ABO”)	$1,970	$639	$1,900	$551

Change in Plan Assets
Fair value of plan assets, January 1	$1,509	$475	$1,607	$561	$-	$-
Actual return on plan assets	117	47	(11)	18	-	-
Company contributions	-	11	-	15	-	-
Benefits paid from plan assets	(119)	(26)	(87)	(28)	-	-
Foreign currency translation	-	-	-	(91)	-	-

Fair value of plan assets, December 31	$1,507	$507	$1,509	$475	$-	$-

Funded Status, End of Year	$(559)	$(159)	$(483)	$(105)	$(156)	$(160)

Recorded in the Balance Sheet
Other long-term assets	$-	$13	$-	$41	$-	$-
Other current liabilities	(7)	(5)	(12)	(4)	(12)	(13)
Other long-term liabilities	(552)	(167)	(471)	(142)	(144)	(147)

Net amount recognized, December 31	$(559)	$(159)	$(483)	$(105)	$(156)	$(160)

Amounts recognized in accumulated other comprehensive income (loss) consist of:
Net actuarial loss (gain)	$832	$189	$782	$135	$(20)	$(25)
Prior service cost (credit)	-	12	-	11	(8)	(1)
Deferred tax benefit (Note 5)	(318)	(46)	(299)	(37)	12	11

Amount recognized in accumulated other comprehensive income (loss) (Note 7)	$514	$155	$483	$109	$(16)	$(15)

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The changes in plan assets and benefit obligations recognized in other comprehensive income in 2016 and 2015 are as follows:

	Pensions		OPEB
(Millions of dollars)	2016	2015	2016	2015
Current year net actuarial losses (gains)*	$172	$38	$4	$(9)
Amortization of net actuarial gains (losses)	(60)	(78)	3	2
Plan amendment	(2)	-	(7)	-
Amortization of prior service credits (costs)	1	(1)	-	-
Pension settlements (Note 2)	(4)	(7)	-	-
Foreign currency translation and other	(2)	(24)	(2)	6

Total recognized in other comprehensive income	$105	$(72)	$(2)	$(1)

*	Pension net actuarial losses in 2016 are primarily driven by liability experience as well as lower U.S. discount rates. Pension net actuarial losses in 2015 relate primarily to lower actual returns on plan assets when compared with 2014 offset by higher U.S. discount rates. OPEB net actuarial losses in 2016 are largely due to unfavorable plan experience whereas gains in 2015 relate primarily to higher discount rates and favorable plan experience.

The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost during 2017 are as follows:

(Millions of dollars)	Pension	OPEB
Net actuarial loss (gain)	$65	$2
Prior service cost (credit)	2	1

	$67	$3

The following table provides information for pension plans where the accumulated benefit obligation exceeds the fair value of the plan assets:

	Pensions
(Millions of dollars)	2016		2015
Year Ended December 31,	U.S.	International	U.S.	International
Projected benefit obligation (“PBO”)	$2,066	$372	$1,992	$336
Accumulated benefit obligation (“ABO”)	$1,970	$365	$1,900	$324
Fair value of plan assets	$1,507	$199	$1,509	$188

Assumptions

The assumptions used to determine benefit obligations are as of the respective balance sheet dates and the assumptions used to determine net benefit cost are as of the previous year-end, as shown below:

	Pensions
	U.S.		International		OPEB
	2016	2015	2016	2015	2016	2015
Weighted average assumptions used to determine benefit obligations at December 31,
Discount rate	4.05%	4.32%	5.09%	5.32%	4.21%	4.24%
Rate of increase in compensation levels	3.25%	3.25%	3.73%	3.57%	N/A	N/A
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31,
Discount rate (1)	4.32%	3.95%	5.32%	5.36%	4.24%	4.48%
Rate of increase in compensation levels	3.25%	3.25%	3.57%	3.72%	N/A	N/A
Expected long-term rate of return on plan assets (2)	8.00%	8.00%	7.92%	7.71%	N/A	N/A

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(1)	At the end of 2015, the Company changed the approach used to measure service and interest costs for significant pension and OPEB plans. Through 2015, Praxair measured service and interest costs utilizing a single weighted-average discount rate for each plan derived from the yield curve used to measure the respective plan obligations. Effective in 2016, the Company elected to measure service and interest costs for significant plans by applying the specific spot rates along that yield curve to the plan’s expected cash flows (“spot rate approach”). The Company believes the new spot rate approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ expected cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of plan obligations nor the funded status of the plans. The Company has accounted for this change as a change in accounting estimate and, accordingly has accounted for it on a prospective basis.
(2)	The expected long term rate of return on the U.S. and international plan assets is estimated based on the plans’ investment strategy and asset allocation, historical capital market performance and, to a lesser extent, historical plan performance. For the U.S. plans, the expected rate of return of 8.00% was derived based on the target asset allocation of 50%-70% equity securities (approximately 9.5% expected return), 20%-40% fixed income securities (approximately 5.5% expected return) and 2% - 10% real estate funds (approximately 7% expected return). For the international plans, the expected rate of return was derived based on the weighted average target asset allocation of 30%-50% equity securities (approximately 10% expected return), 40%-60% fixed income securities (approximately 7.5% expected return), and 0%-10% alternative investments (approximately 7.5% expected return). For the U.S. plan assets, the actual annualized total returns for the most recent 10-year and 20-year periods ended December 31, 2016 were approximately 4.9% and 6.7%, respectively. For the international plan assets, the actual annualized total returns for the same two periods were approximately 6.9% and 8.6%, respectively. Changes to plan asset allocations and investment strategy over this time period limit the value of historical plan performance as factor in estimating the expected long term rate of return. For 2017, the expected long-term rate of return on plan assets will be 8.00% for the U.S. plans. Expected weighted average returns for international plans will vary.

	OPEB
Assumed healthcare cost trend rates	2016	2015
Healthcare cost trend assumed	7.00%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2020

These healthcare-cost trend rate assumptions have an impact on the amounts reported. However, cost caps limit the impact on the net OPEB benefit cost in the U.S. To illustrate the effect, a one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage Point
(Millions of dollars)	Increase	Decrease
Effect on the total of service and interest cost components of net OPEB benefit cost	$-	$-
Effect on OPEB benefit obligation	$4	$(3)

Pension Plan Assets

The investments of the U.S. pension plan are managed to meet the future expected benefit liabilities of the plan over the long term by investing in diversified portfolios consistent with prudent diversification and historical and expected capital market returns. When Praxair became an independent, publicly traded company in 1992, its former parent retained all liabilities for its term-vested and retired employees. Praxair’s plan received assets and retained pension liabilities for its own active employee base. Therefore, the liabilities under the Praxair U.S. pension plan mature at a later date compared to pension funds of other similar companies. Investment strategies are reviewed by the Finance and Pension Committee of the company’s Board of Directors and investment performance is tracked against appropriate benchmarks. There are no concentrations of risk as it relates to the assets within the plans.

The international pension plans are managed individually based on diversified investment portfolios, with different target asset allocations that vary for each plan. Praxair’s U.S. and international pension plans’

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weighted-average asset allocations at December 31, 2016 and 2015, and the target asset allocation range for 2016, by major asset category, are as follows:

	U.S.			International
Asset Category	Target	2016	2015	Target	2016	2015
Equity securities	50%-70%	59%	62%	30%-50%	35%	50%
Fixed income securities	20%-40%	32%	30%	40%-60%	56%	41%
Other	2%-10%	9%	8%	0%-10%	9%	9%

The following table summarizes pension assets measured at fair value by asset category at December 31, 2016 and 2015. During the years presented, there has been no transfer of assets between Levels 1, 2 and 3 (see Note 13 for definition of the levels):

	Fair Value Measurements Using
	Level 1		Level 2		Level 3 **		Total
(Millions of dollars)	2016	2015	2016	2015	2016	2015	2016	2015
Cash and cash equivalents	$3	$1	$-	$-	$-	$-	$3	$1
Equity securities:
U.S. equities	344	302	-	-	-	-	344	302
International equities	37	62	-	-	-	-	37	62
Mutual funds	2	236	-	-	-	-	2	236
Fixed income securities:
U.S. government bonds	-	-	51	50	-	-	51	50
International government bonds	-	-	159	89	-	-	159	89
Mutual funds	104	91	-	-	-	-	104	91
Corporate bonds	-	-	194	163	-	-	194	163
Other:
Insurance contracts	-	-	-	-	45	43	45	43
Real Estate Funds	-	-	-	-	135	123	135	123

Total plan assets at fair value, December 31,	$490	$692	$404	$302	$180	$166	$1,074	$1,160

Pooled funds *							940	824

Total fair value plan assets December 31,							$2,014	$1,984

*	Pooled funds are measured using the net asset value (“NAV”) as a practical expedient for fair value as permissible under the accounting standard for fair value measurements and have not been categorized in the fair value hierarchy in accordance with recently issued accounting standards updates related to Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share. Pooled fund NAVs are provided by the trustee and are determined by reference to the fair value of the underlying securities of the trust, less its liabilities, which are valued primarily through the use of directly or indirectly observable inputs. Depending on the pooled fund, underlying securities may include marketable equity securities or fixed income securities.

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**	The following table summarizes changes in fair value of the pension plan assets classified as level 3 for the periods ended December 31, 2016 and 2015:

(Millions of dollars)	Insurance Contracts	Real Estate Funds	Total
Balance, December 31, 2014	$53	$110	$163

Gain/(Loss) for the period	(4)	13	9
Acquisitions	-	-	-
Foreign currency translation	(6)	-	(6)

Balance, December 31, 2015	43	123	166
Gain/(Loss) for the period	3	12	15
Acquisitions	-	-	-
Foreign currency translation	(1)	-	(1)

Balance, December 31, 2016	$45	$135	$180

The descriptions and fair value methodologies for the U.S. and international pension plan assets are as follows:

Cash and Cash Equivalents - This category includes cash and short-term interest bearing investments with maturities of three months or less. Investments are valued at cost plus accrued interest. Cash and cash equivalents are classified within level 1 of the valuation hierarchy.

Equity Securities - This category is comprised of shares of common stock in U.S. and international companies from a diverse set of industries and size. Common stock is valued at the closing market price reported on a U.S. or international exchange where the security is actively traded. Equity securities are classified within level 1 of the valuation hierarchy.

Mutual Funds - These categories consist of publicly and privately managed funds that invest primarily in marketable equity and fixed income securities. The fair value of these investments is determined by reference to the net asset value of the underlying securities of the fund. Shares of publicly traded mutual funds are valued at the net asset value quoted on the exchange where the fund is traded and are classified as level 1 within the valuation hierarchy.

U.S. and International Government Bonds - This category includes U.S. treasuries, U.S. federal agency obligations and international government debt. The majority of these investments do not have quoted market prices available for a specific government security and so the fair value is determined using quoted prices of similar securities in active markets and is classified as level 2 within the valuation hierarchy.

Corporate Bonds - This category is comprised of corporate bonds of U.S. and international companies from a diverse set of industries and size. The fair values for U.S. and international corporate bonds are determined using quoted prices of similar securities in active markets and observable data or broker or dealer quotations. The fair values for these investments are classified as level 2 within the valuation hierarchy.

Insurance Contracts - The fair value of insurance contracts is determined based on the cash surrender value of the insurance contract, which is determined based on such factors as the fair value of the underlying assets and discounted cash flows. These contracts are with highly rated insurance companies. Insurance contracts are classified within level 3 of the valuation hierarchy.

Real Estate Funds - This category includes real estate properties, partnership equities and investments in operating companies. The fair value of the assets is determined using discounted cash flows by estimating an income stream for the property plus a reversion into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized are derived from market transactions as well as other financial and industry data. The fair value for these investments are classified within level 3 of the valuation hierarchy.

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Contributions

At a minimum, Praxair contributes to its pension plans to comply with local regulatory requirements (e.g., ERISA in the United States). Discretionary contributions in excess of the local minimum requirements are made based on many factors, including long-term projections of the plans’ funded status, the economic environment, potential risk of overfunding, pension insurance costs and alternative uses of the cash. Changes to these factors can impact the timing of discretionary contributions from year to year. Pension contributions were $11 million in 2016, $15 million in 2015 and $18 million in 2014. Estimated required contributions for 2017 are currently expected to be in the area of $10 million to $15 million.

Estimated Future Benefit Payments

The following table presents estimated future benefit payments, net of participants contributions:

(Millions of dollars)	Pensions
Year Ended December 31,	U.S.	International	OPEB
2017	$105	$32	$13
2018	115	32	12
2019	122	35	12
2020	123	37	11
2021	126	38	11
2022-2026	661	210	47

NOTE 17. COMMITMENTS AND CONTINGENCIES

The company accrues non income-tax liabilities for contingencies when management believes that a loss is probable and the amounts can be reasonably estimated, while contingent gains are recognized only when realized. In the event any losses are sustained in excess of accruals, they will be charged against income at that time. Attorney fees are recorded as incurred. Commitments represent obligations, such as those for future purchases of goods or services, that are not yet recorded on the company’s balance sheet as liabilities. The company records liabilities for commitments when incurred (i.e., when the goods or services are received).

Contingent Liabilities

Praxair is subject to various lawsuits and government investigations that arise from time to time in the ordinary course of business. These actions are based upon alleged environmental, tax, antitrust and personal injury claims, among others. Praxair has strong defenses in these cases and intends to defend itself vigorously. It is possible that the company may incur losses in connection with some of these actions in excess of accrued liabilities. Management does not anticipate that in the aggregate such losses would have a material adverse effect on the company’s consolidated financial position or liquidity; however, it is possible that the final outcomes could have a significant impact on the company’s reported results of operations in any given period.

Significant matters are:

•	During May 2009, the Brazilian government published Law 11941/2009 instituting a new voluntary amnesty program (“Refis Program”) which allowed Brazilian companies to settle certain federal tax disputes at reduced amounts. During the 2009 third quarter, Praxair decided that it was economically beneficial to settle many of its outstanding federal tax disputes and such disputes were enrolled in the Refis Program, subject to final calculation and review by the Brazilian federal government. The Company recorded estimated liabilities based on the terms of the Refis Program. Since 2009, Praxair has been unable to reach final agreement on the calculations and recently initiated litigation against the government in an attempt to resolve certain items. Open issues relate to the following matters: (i) application of cash deposits and net operating loss carryforwards to satisfy obligations and (ii) the amount of tax reductions available under the Refis Program. It is difficult to estimate the timing of resolution of legal matters in Brazil.

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•	At December 31, 2016 the most significant non-income and income tax claims in Brazil, after enrollment in the Refis Program, relate to state VAT tax matters and a federal income tax matter where the taxing authorities are challenging the tax rate that should be applied to income generated by a subsidiary company. The total estimated exposure relating to such claims, including interest and penalties, as appropriate, is approximately $225 million. Praxair has not recorded any liabilities related to such claims based on management judgments, after considering judgments and opinions of outside counsel. Because litigation in Brazil historically takes many years to resolve, it is very difficult to estimate the timing of resolution of these matters; however, it is possible that certain of these matters may be resolved within the near term. The company is vigorously defending against the proceedings.

•	On September 1, 2010, CADE (“Brazilian Administrative Council for Economic Defense”) announced alleged anticompetitive activity on the part of five industrial gas companies in Brazil and imposed fines on all five companies. Originally, CADE imposed a civil fine of R$2.2 billion Brazilian reais (US$675 million) against White Martins, the Brazil-based subsidiary of Praxair, Inc. In response to a motion for clarification, the fine was reduced to R$1.7 billion Brazilian reais (US$522 million) due to a calculation error made by CADE. The amount of the fine is subject to indexation using SELIC. On September 2, 2010, Praxair issued a press release and filed a report on Form 8-K rejecting all claims and stating that the fine represents a gross and arbitrary disregard of Brazilian law.

On October 19, 2010, White Martins filed an annulment petition (“appeal”) with the Federal Court in Brasilia seeking to have the fine against White Martins entirely overturned. In order to suspend payment of the fine pending the completion of the appeal process, Brazilian law required that the company tender a form of guarantee in the amount of the fine as security. Initially, 50% of the guarantee was satisfied by letters of credit with a financial institution and 50% by equity of a Brazilian subsidiary. On April 15, 2016, the Ninth Federal Court in Brasilia allowed White Martins to withdraw and cancel the letters of credit. Accordingly, the guarantee is currently satisfied solely by equity of a Brazilian subsidiary.

On September 14, 2015, the Ninth Federal Court of Brasilia overturned the fine against White Martins and declared the original CADE administrative proceeding to be null and void. On June 30, 2016, CADE filed an appeal against this decision with the Federal Circuit Court in Brasilia.

Praxair strongly believes that the allegations are without merit and that the fine will be entirely overturned during the appeal process. The company further believes that it has strong defenses and will vigorously defend against the allegations and related fine up to such levels of the Federal Courts in Brazil as may be necessary. Because appeals in Brazil historically take many years to resolve, it is very difficult to estimate when the appeal will be finally decided. Based on management judgments, after considering judgments and opinions of outside counsel, no reserve has been recorded for this proceeding as management does not believe that a loss is probable.

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Commitments and Contractual Obligations

The following table sets forth Praxair’s material commitments and contractual obligations as of December 31, 2016, excluding leases, tax liabilities for uncertain tax positions, long-term debt, other post retirement and pension obligations which are summarized elsewhere in the financial statements (see Notes 4, 5, 11, and 16):

(Millions of dollars) Expiring through December 31,	Unconditional Purchase Obligations	Construction Commitments
2017	$585	$836
2018	534	271
2019	476	125
2020	422	-
2021	434	-
Thereafter	2,645	-

	$5,096	$1,232

Unconditional purchase obligations of $5,096 million represent contractual commitments under various long and short-term take-or-pay arrangements with suppliers and are not included on Praxair’s balance sheet. These obligations are primarily minimum-purchase commitments for helium, electricity, natural gas and feedstock used to produce atmospheric and process gases. A significant portion of these obligations is passed on to customers through similar take-or-pay or other contractual arrangements. Purchase obligations that are not passed along to customers through such contractual arrangements are subject to market conditions, but do not represent a material risk to Praxair. During 2016, payments related to Praxair’s unconditional purchase obligations totaled $887 million, including $444 million for electricity and $150 million for natural gas. Approximately $2,770 million of the purchase obligations relates to power and is intended to secure the uninterrupted supply of electricity and feedstock to Praxair’s plants to reliably satisfy customer product supply obligations, and extend through 2030. Certain of the power contracts contain various cancellation provisions requiring supplier agreement, and many are subject to annual escalations based on local inflation factors. The purchase obligations also include a multi-year contract for silane, with a total purchase obligation of $86 million as of December 31, 2016. At December 31, 2016, Praxair’s current selling prices and estimated future demand for silane are in excess of its contractual purchase obligations under the contract.

Construction commitments of $1,232 million represent outstanding commitments to complete authorized construction projects as of December 31, 2016. A significant portion of Praxair’s capital spending is related to the construction of new production facilities to satisfy customer commitments which may take a year or more to complete.

Unconsolidated equity investees had total debt of approximately $305 million at December 31, 2016, which was non-recourse to Praxair. Additionally, Praxair pledged its interest in an unconsolidated equity investment as collateral for $22 million of debt held by that same equity investee. Praxair has no significant financing arrangements with closely-held related parties.

At December 31, 2016, Praxair had undrawn outstanding letters of credit, bank guarantees and surety bonds valued at approximately $415 million from financial institutions. These relate primarily to customer contract performance guarantees (including plant construction in connection with certain on-site contracts), self-insurance claims and other commercial and governmental requirements, including foreign litigation matters.

NOTE 18. SEGMENT INFORMATION

The company’s operations are organized into five reportable segments, four of which have been determined on a geographic basis of segmentation: North America, Europe, South America and Asia. In addition, Praxair operates its worldwide surface technologies business through its wholly-owned subsidiary, Praxair Surface Technologies, Inc., which represents the fifth reportable segment.

F.2-69

Praxair’s operations consist of two major product lines: industrial gases and surface technologies. The industrial gases product line centers on the manufacturing and distribution of atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Many of these products are co-products of the same manufacturing process. Praxair manufactures and distributes nearly all of its products and manages its customer relationships on a regional basis. Praxair’s industrial gases are distributed to various end-markets within a regional segment through one of three basic distribution methods: on-site or tonnage; merchant or bulk; and packaged or cylinder gases. The distribution methods are generally integrated in order to best meet the customer’s needs and very few of its products can be economically transported outside of a region. Therefore, the distribution economics are specific to the various geographies in which the company operates and are consistent with how management assesses performance.

Praxair evaluates the performance of its reportable segments based primarily on operating profit, excluding inter-company royalties and items not indicative of ongoing business trends. Corporate and globally managed expenses, and research and development costs relating to Praxair’s global industrial gases business, are allocated to operating segments based on sales.

The table below presents information about reportable segments for the years ended December 31, 2016, 2015 and 2014.

(Millions of dollars)	2016	2015	2014
Sales (a)
North America	$5,592	$5,865	$6,436
Europe	1,392	1,320	1,546
South America	1,399	1,431	1,993
Asia	1,555	1,551	1,619
Surface Technologies	596	609	679

	$10,534	$10,776	$12,273

	2016	2015	2014
Operating Profit
North America	$1,430	$1,558	$1,580
Europe	273	250	291
South America	257	291	449
Asia	276	289	303
Surface Technologies	102	105	123

Segment operating profit	2,338	2,493	2,746
Cost reduction program and other charges (Note 2)	(100)	(172)	(138)

Total operating profit	$2,238	$2,321	$2,608

	2016	2015	2014
Total Assets (b)
North America	$10,019	$9,748	$10,187
Europe	2,928	2,704	2,996
South America	2,748	2,124	2,718
Asia	2,984	3,113	3,194
Surface Technologies	653	630	674

	$19,332	$18,319	$19,769

F.2-70

	2016	2015	2014
Depreciation and Amortization
North America	$614	$609	$611
Europe	155	145	168
South America	133	135	177
Asia	179	176	170
Surface Technologies	41	41	44

	$1,122	$1,106	$1,170

	2016	2015	2014
Capital Expenditures and Acquisitions
North America	$989	$869	$837
Europe	402	227	319
South America	232	285	373
Asia	165	208	310
Surface Technologies	40	34	56

	$1,828	$1,623	$1,895

	2016	2015	2014
Sales by Product Group
Atmospheric gases and related	$7,329	$7,595	$8,623
Process gases and other	2,609	2,572	2,971
Surface technologies	596	609	679

	$10,534	$10,776	$12,273

	2016	2015	2014
Sales by Major Country
United States	$4,623	$4,771	$5,171
Brazil	1,091	1,107	1,511
Other - foreign	4,820	4,898	5,591

	$10,534	$10,776	$12,273

	2016	2015	2014
Long-lived Assets by Major Country (c)
United States	$4,922	$4,825	$4,817
Brazil	1,262	986	1,344
Other - foreign	5,293	5,187	5,836

	$11,477	$10,998	$11,997

(a)	Sales reflect external sales only. Intersegment sales, primarily from North America to other segments, were not material.
(b)	Includes equity investments as of December 31, as follows:

(Millions of dollars)	2016	2015	2014
North America	$121	$127	$132
Europe	243	195	207
Asia	353	343	354

	$717	$665	$693

Changes primarily relate to equity investment earnings, dividends and currency impacts.

(c)	Long-lived assets include property, plant and equipment - net.

F.2-71

NOTE 19. QUARTERLY DATA (UNAUDITED)

(Dollar amounts in millions, except per share data)

2016	1Q (a)	2Q	3Q (a)	4Q	YEAR (a)
Sales	$2,509	$2,665	$2,716	$2,644	$10,534
Cost of sales, exclusive of depreciation and amortization	$1,381	$1,468	$1,533	$1,478	$5,860
Depreciation and amortization	$272	$281	$284	$285	$1,122
Operating profit	$554	$588	$497	$599	$2,238
Net income - Praxair, Inc.	$356	$399	$339	$406	$1,500
Basic Per Share Data
Net income	$1.25	$1.40	$1.19	$1.42	$5.25
Weighted average shares (000’s)	285,429	285,702	285,858	285,720	285,677
Diluted Per Share Data
Net income	$1.24	$1.39	$1.18	$1.41	$5.21
Weighted average shares (000’s)	286,665	287,727	288,195	287,956	287,757

2015	1Q	2Q (a)	3Q (a)	4Q	YEAR (a)
Sales	$2,757	$2,738	$2,686	$2,595	$10,776
Cost of sales, exclusive of depreciation and amortization	$1,530	$1,516	$1,488	$1,426	$5,960
Depreciation and amortization	$277	$278	$276	$275	$1,106
Operating profit	$623	$480	$594	$624	$2,321
Net income - Praxair, Inc.	$416	$308	$401	$422	$1,547
Basic Per Share Data
Net income	$1.44	$1.07	$1.40	$1.48	$5.39
Weighted average shares (000’s)	289,143	287,939	285,651	285,288	287,005
Diluted Per Share Data
Net income	$1.43	$1.06	$1.40	$1.47	$5.35
Weighted average shares (000’s)	291,652	290,102	287,311	286,856	289,055

(a)	2016 and 2015 include the impact of the following charges (see Notes 2, 11 & 16):

(Millions of dollars)	Operating Profit/ (Loss)	Net Income/ (Loss)	Diluted Earnings Per Share
Bond Redemption -Q1	$-	$(10)	$(0.04)
Cost reduction program and other charges - Q3	(96)	(63)	(0.22)
Pension settlement charge - Q3	(4)	(3)	(0.01)

Year 2016	$(100)	$(76)	$(0.27)

Cost reduction program and other charges - Q2	$(146)	$(112)	$(0.39)
Cost reduction program and other charges - Q3	(19)	(13)	(0.04)
Pension settlement charge - Q3	(7)	(5)	(0.02)

Year 2015	$(172)	$(130)	$(0.45)

F.2-72

INDEX TO LINDE AG GROUP FINANCIAL STATEMENTS

Unaudited Group Interim Financial Statements

Group Statement of Profit or Loss	F.3-2
Group Statement of Comprehensive Income	F.3-3
Group Statement of Financial Position	F.3-4
Group Statement of Cash Flows	F.3-6
Statement of Changes in Group Equity	F.3-8

Linde AG Group Financial Statements and Notes

Independent Auditors’ Report	F.3-15
Group Statements of Profit Or Loss	F.3-16
Group Statements of Comprehensive Income	F.3-17
Group Statements of Financial Position	F.3-18
Group Statements of Cash Flows	F.3-20
Statements of Changes In Group Equity	F.3-22

F.3-1

LINDE AG

UNAUDITED GROUP STATEMENTS OF PROFIT OR LOSS

	January to March
in € million	2016	2017
Revenue	4,115	4,385
Cost of sales	2,618	2,900

Gross profit	1,497	1,485

Marketing and selling expenses	563	586
Research and development costs	30	25
Administration expenses	405	381
Other operating income	107	88
Other operating expenses	78	48
Share of profit or loss from associates and joint ventures (at equity)	3	2

Net profit on operating activities - continuing operations	531	535

Financial income	8	15
Financial expenses	97	89

Profit before tax from continuing operations	442	461

Taxes on Income	109	117
Profit for the period from continuing operations	333	344
Profit for the period from discontinued operations	-	6

Profit for the period	333	350

attributable to Linde AG shareholders	306	317
attributable to non-controlling interests	27	33
Earnings per share – continuing operations
Earnings per share in € – undiluted	1.65	1.68
Earnings per share in € – diluted	1.65	1.67
Earnings per share – discontinued operations
Earnings per share in € – undiluted	-	0.03
Earnings per share in € – diluted	-	0.03

F.3-2

LINDE AG

UNAUDITED GROUP STATEMENTS OF COMPREHENSIVE INCOME

	January to March
in € million	2016	2017
Profit for the period	333	350
Other comprehensive income (net of tax)	–969	–15

Items that will be reclassified subsequently to profit or loss	–599	18
Unrealised gains/losses on available-for-sale financial assets	-	1
Unrealised gains/losses on hedging instruments	172	51
Currency translation differences	–771	–34

Items that will not be reclassified to profit or loss	–370	–33
Remeasurement of defined benefit plans	–370	–33

Total comprehensive income	–636	335
attributable to Linde AG shareholders	–633	290
attributable to non-controlling interests	–3	45

F.3-3

LINDE AG

GROUP STATEMENTS OF FINANCIAL POSITION

		(UNAUDITED)
in € million	12/31/2016	3/31/2017
Assets
Goodwill	11,405	11,395
Other intangible assets	2,440	2,389
Tangible assets	12,756	12,747
Investments in associates and joint ventures (at equity)	239	245
Other financial assets	71	70
Receivables from finance leases	165	156
Trade receivables	2	2
Other receivables and other assets	378	370
Income tax receivables	7	7
Deferred tax assets	500	421

NON-CURRENT ASSETS	27,963	27,802

Inventories	1,231	1,233
Receivables from finance leases	49	50
Trade receivables	2,755	2,869
Other receivables and other assets	788	797
Income tax receivables	199	206
Securities	131	1,075
Cash and cash equivalents	1,463	1,653
Non-current assets classified as held for sale and disposal groups	610	596

Current assets	7,226	8,479

Total assets	35,189	36,281

F.3-4

LINDE AG

GROUP STATEMENTS OF FINANCIAL POSITION (continued)

		(UNAUDITED)
in € million	12/31/2016	3/31/2017
Equity and liabilities
Capital subscribed	475	475
Capital reserve	6,745	6,749
Revenue reserves	7,244	7,528
Cumulative changes in equity not recognised through profit or loss	113	119

Total equity attributable to linde ag shareholders	14,577	14,871

Non-controlling interests	903	961

Total equity	15,480	15,832

Provisions for pensions and similar obligations	1,564	1,622
Other non-current provisions	526	508
Deferred tax liabilities	1,683	1,568
Financial debt	6,674	7,637
Liabilities from finance leases	53	51
Trade payables	1	1
Other non-current liabilities	725	723

Non-current liabilities	11,226	12,110

Current provisions	1,14	1,168
Financial debt	1,854	1,864
Liabilities from finance leases	21	19
Trade payables	3,57	3,368
Other current liabilities	1,208	1,232
Liabilities from income taxes	549	565
Liabilities related to non-current assets classified as held for sale and disposal groups	141	123

Current liabilities	8,483	8,339

Total equity and liabilities	35,189	36,281

F.3-5

LINDE AG

UNAUDITED GROUP STATEMENTS OF CASH FLOWS

	January to March
in € million	2016	2017
Profit before tax from continuing operations	442	461
Adjustments to profit before tax to calculate cash flow from operating activities – continuing operations
Amortisation of intangible assets and depreciation of tangible assets	454	484
Impairments of financial assets	2	-
Profit/loss on disposal of non-current assets	-14	-12
Net interest	83	70
Finance income arising from embedded finance leases in accordance with IFRIC 4/IAS 17	4	3
Share of profit or loss from associates and joint ventures (at equity)	-3	-2
Distributions/dividends received from associates and joint ventures	4	-
Income taxes paid	-36	-124
Changes in assets and liabilities
Change in inventories	-8	2
Change in trade receivables	- 92	-109
Change in provisions	84	3
Change in trade payables	118	-70
Change in other assets and liabilities	-165	-53

Cash flow from operating activities - continuing operations	873	653

Cash flow from operating activities - discontinued operations	10	7

Cash flow from operating activities - continuing and discontinued operations	883	660

Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/IAS 17	-397	-426
Payments for investments in consolidated companies	-180	-14
Payments for investments in financial assets	-14	-23
Payments for investments in securities	-110	-951
Proceeds on disposal of securities	1	6
Proceeds on disposal of tangible and intangible assets and amortisation of receivables from finance leases in accordance with IFRIC 4/IAS 17	41	37
Proceeds on disposal of consolidated companies and from purchase price repayment claims	7	1
Proceeds on disposal of financial assets	9	18

Cash flow from investing activities - continuing operations	-643	-1,352

Cash flow from investing activities - discontinued operations	-12	-5

Cash flow from investing activities - continuing and discontinued operations	-655	-1,357

F.3-6

LINDE AG

UNAUDITED GROUP STATEMENTS OF CASH FLOWS (continued)

	January to March
in € million	2016	2017
Dividend payments to Linde AG shareholders and non-controlling interests	–1	–3
Cash inflows/outflows due to changes in non-controlling interests	–	3
Cash outflows for the purchase of own shares	–3	–
Cash inflows from interest rate derivatives	41	7
Interest payments relating to financial debt and cash outflows for interest rate derivatives	–88	–63
Proceeds of loans and capital market debt	1,053	1,644
Cash outflows for the repayment of loans and capital market debt	–1,167	–697
Cash outflows for the repayment of liabilities from finance leases	–5	–5
Cash flow from financing activities - continuing operations	–170	886
Cash flow from financing activities - discontinued operations	2	–2
Cash flow from financing activities - continuing and discontinued operations	–168	884
Change in cash and cash equivalents	60	187
Opening balance of cash and cash equivalents	1,417	1,463
Effects of currency translation	–20	3
Closing balance of cash and cash equivalents	1,457	1,653

F.3-7

LINDE AG

UNAUDITED STATEMENT OF CHANGES IN GROUP EQUITY

	Capital subscribed	Capital reserve	Revenue reserves		Cumulative changes in equity not recognised through the statement of profit or loss
in € million			Remeasurement of defined benefit plans	Retained earnings	Currency translation differences	Available-for-sale financial assets	Hedging instruments	Total equity attributable to Linde AG shareholders	Non-controlling interests	Total equity
At 01/01/2016	475	6,736	-966	8,112	1,127	-1	-905	14,578	871	15,449
Profit for the period	-	-	-	306	-	-	-	306	27	333
Other comprehensive income (net of tax)	-	-	-367	-	-744	-	172	-939	-30	-969

Total comprehensive income	-	-	-367	306	-744	-	172	-633	-3	-636

Dividend payments	-	-	-	-	-	-	-	-	-1	-1
Changes as a result of share option schemes	-	4	-	-	-	-	-	4	-	4
Repurchase of own shares	-	-	-	-3	-	-	-	-3	-	-3

Total contributions by and distributions to owners of the company	-	4	-	-3	-	-	-	1	-1	-

Acquisition/disposal of a subsidiary with non-controlling interests	-	-	-	-	-	-	-	-	23	23
Changes in ownership interests in subsidiaries	-	-	-	-	-	-	-	-	23	23

Other changes	-	-	-	1	-	-	-	1	-3	-2

At 03/31/2016	475	6,740	-1,333	8,416	383	-1	-733	13,947	887	14,834

At 01/01/2017	475	6,745	-1,383	8,627	979	-1	-865	14,577	903	15,480

Profit for the period	-	-	-	317	-	-	-	317	33	350
Other comprehensive income (net of tax)	-	-	-33	-	-46	2	50	-27	12	-15

Total comprehensive income	-	-	-33	317	-46	2	50	290	45	335

Dividend payments	-	-	-	-	-	-	-	-	-3	-3
Changes as a result of share option schemes	-	4	-	-	-	-	-	4	-	4
Capital increases/decreases	-	-	-	-	-	-	-	-	3	3

Total contributions by and distributions to owners of the company	-	4	-	-	-	-	-	4	-	4

Acquisition/disposal of a subsidiary with non-controlling interests	-	-	-					-	13	13
CHANGES IN OWNERSHIP INTERESTS IN SUBSIDIARIES	-	-	-	-	-	-	-	-	13	13

At 03/31/2017	475	6,749	-1,416	8,944	933	1	-815	14,871	961	15,832

F.3-8

LINDE AG

SEGMENT INFORMATION

	Segments
	Total Gases Division		Engineering Division		Other Activities (discontinued operations)		Reconciliation		Group
	January to March		January to March		January to March		January to March		January to March
in € million, SEE NOTE [6]	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017
Revenue from third parties	3,619	3,796	496	589	147	139	-	-	4,262	4,524
Revenue from other segments	2	3	72	59	3	6	–77	–68	-	-

Total revenue from the reportable segments	3,621	3,799	568	648	150	145	–77	–68	4,262	4,524

Operating profit	1,006	1,053	46	53	6	6	–67	–65	991	1,047
Restructuring costs (special items)	-	16	-	4	-		-	2	-	22
Amortisation of intangible assets and depreciation of tangible assets	454	486	9	8	7	-	–9	–10	461	484

Net profit on operating activities	552	551	37	41	–1	6	–58	–57	530	541

Capital expenditure (excluding financial assets)	299	362	5	3	3	-	–23	–33	284	332

	Segments Gases Division
	EMEA		Asia/Pacific		Americas		Total Gases Division
	January to March		January to March		January to March		January to March
in € million, SEE NOTE [6]	2016	2017	2016	2017	2016	2017	2016	2017
Revenue from third parties	1,405	1,473	964	1,066	1,250	1,257	3,619	3,796
Revenue from other segments	5	5	5	7	34	40	2	3

Total revenue from the reportable segments	1,410	1,478	969	1,073	1,284	1,297	3,621	3,799

Operating profit	430	462	254	268	322	323	1,006	1,053

Restructuring costs (special items)	-	11	-	-	-	5	-	16
Amortisation of intangible assets and depreciation of tangible assets	168	179	136	145	150	162	454	486

Net profit on operating activities	262	272	118	123	172	156	552	551

Capital expenditure (excluding financial assets)	114	130	81	94	104	138	299	362

F.3-9

LINDE AG

Notes to the Group Interim Financial Statements

[1] Basis of preparation and accounting policies

The condensed Group interim financial statements of Linde AG have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) applicable to interim financial reporting. They do not include all the information required for a complete set of financial statements prepared in accordance with the IFRS issued by the IASB. However, selected explanatory notes are included to explain events and transactions that are significant to understand changes in the Group’s financial position and performance since the last annual reporting period of the Group ended December 31, 2016.

The reporting currency is the euro. All amounts are shown in millions of euro (EUR m), unless stated otherwise.

The accounting policies used in the condensed Group interim financial statements are the same as those used to prepare the Group financial statements effective as of December 31, 2016. In the first quarter of 2017, there were also no significant changes in management judgment and estimates compared with the information as of December 31, 2016.

As of January 1, 2017, the following standards have become effective:

•	Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses

•	Amendments to IAS 7: Disclosure Initiative

•	Annual Improvements to the IFRSs (2014–2016): amendment to IFRS 12

The adoption of the amendments to IAS 7 will be for the annual period 2017, the adoption of the other standards did not have an impact on recognition and measurement of assets and liabilities.

The following standards were issued by the IASB but have not yet been applied in the condensed Group interim financial statements of The Linde Group as of and for the three months ended March 31, 2017, as the standards are not yet effective or as they are not applicable for interim reporting:

•	IFRS 15 Revenue from Contracts with Customers including Amendments to IFRS 15 (first-time application according to IASB in financial years beginning on or after January 1, 2018)

•	Clarifications relating to IFRS 15 Revenue from Contracts with Customers (first-time application according to IASB in financial years beginning on or after January 1, 2018)

•	IFRS 9 Financial Instruments (first-time application according to IASB in financial years beginning on or after January 1, 2018)

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (first-time application postponed indefinitely by IASB)

•	IFRS 16 Leases (first-time application according to IASB in financial years beginning on or after January 1, 2019)

•	Amendments to IFRS 2 Share-based Payment (first-time application according to IASB in financial years beginning on or after January 1, 2018)

•	Annual Improvements to the IFRSs (2014–2016): amendments to IFRS 1 and IAS 28 (first-time application according to IASB in financial years beginning on or after January 1, 2018)

•	IFRIC 22 Foreign Currency Transactions and Advance Consideration (first-time application according to IASB in financial years beginning on or after January 1, 2018).

F.3-10

[2] Scope of consolidation

The types of companies included in the condensed Group interim financial statements and changes in the structure of the Group are disclosed below:

STRUCTURE OF COMPANIES INCLUDED IN THE INTERIM FINANCIAL STATEMENTS
	As at 12/31/2016	Additions	Disposals	As At 03/31/2017
Consolidated subsidiaries	556	4	5	555
of which within Germany	20	-	-	20
of which outside Germany	536	4	5	535
Companies accounted for using the line-by-line method	5	-	-	5
of which within Germany	-	-	-	-
of which outside Germany	5	-	-	5
Companies accounted for using the equity method	36	-	-	36
of which within Germany	2	-	-	2
of which outside Germany	34	-	-	34
Non-consolidated subsidiaries	53	-	4	49
of which within Germany	4	-	-	4
of which outside Germany	49	-	4	45

There were no significant disposals during the reporting period. The disposals relate to the dissolution and liquidation of companies. Additions during the interim period are described in NOTE 3 below.

[3] Acquisitions

Linde did not make any significant acquisitions during the interim periods. Information about the acquisitions which did take place in the first quarter of 2017 is therefore provided below in aggregate rather than by individual acquiree.

In the first three months of 2017, Linde made acquisitions to expand its health care solutions within the industrial gases division in the EMEA, Americas and Asia/Pacific segments. The total purchase price for these acquisitions was EUR 26 m, of which EUR 17 m was paid in cash. In the course of an acquisition in stages, previously held shares in the acquired company were remeasured at their fair value of EUR 9 m and the resulting gain of EUR 1 m was recognised in operating profit. In the course of these acquisitions, Linde acquired non-current assets, inventories, liquid assets and other current assets. Total goodwill arising was EUR 10 m and is due to synergies. Of the goodwill, EUR 4 m is tax-deductible. Non-controlling interests were allocated their share of the identifiable net assets. In the course of these acquisitions, Linde acquired receivables with a gross amount of EUR 7 m which corresponds to their fair value. Due to the proximity of the acquisition dates to the reporting date, the initial accounting for the business acquisitions is incomplete.

F.3-11

Since the dates of their acquisition, the companies acquired have contributed revenue of EUR 3 m and profit for the period of EUR 0 m. If the businesses had been acquired as of January 1, 2017, the contribution to revenue also would have been EUR 3 m and the contribution to profit for the period would have been EUR 0 m.

IMPACT OF ACQUISITIONS ON THE NET ASSETS OF THE LINDE GROUP
Opening balance upon initial consolidation	Fair value
in € million
Non-current assets	34
Inventories	1
Other current assets	8
Cash and cash equivalents	4
Equity (attributable to Linde AG)	16
Non-controlling interests	13
Liabilities	18

[4] Foreign currency translation

Exchange rates for the major currencies used by Linde were as follows:

PRINCIPAL EXCHANGE RATES
		Spot rate on reporting date		January to March
Exchange rate €1 =	ISO code	12/31/2016	3/31/2017	2016	2017
Australia	AUD	1.45732	1.39526	1.53033	1.40543
China	CNY	7.30336	7.36066	7.22198	7.33898
South Africa	ZAR	14.44751	14.38362	17.48216	14.09079
UK	GBP	0.85229	0.85749	0.77092	0.85985
USA	USD	1.05160	1.06835	1.10389	1.06534

[5] Non-current assets classified as held for sale and disposal groups

At March 31, 2017, assets of EUR 596 m and liabilities of EUR 123 m were reported as non-current disposal groups held for sale.

These relate mainly to logistics services company Gist. Since December 2016, Gist’s business, which is included in the Other Activities segment, has been classified as held for sale and reported as a discontinued operation. Assets with a carrying amount of EUR 570 m and liabilities with a carrying amount of EUR 119 m have therefore been reclassified within the Group statements of financial position. These mainly relate to goodwill (EUR 224 m), tangible assets (EUR 110 m) and trade receivables (EUR 88 m). The business is likely to be sold in the current financial year on the basis of a purchase offer which has already been made.

Furthermore, assets of EUR 19 m and liabilities of EUR 4 m have been reported as non-current disposal groups held for sale. These relate to the gases business in Slovenia, Bosnia and Croatia. The sales agreement was signed in 2016. It is expected that the business will be sold in the first half of 2017.

A further EUR 7 m relates to the planned sale of vehicles in the Asia/Pacific segment. The vehicles were purchased in 2016 and are due for sale in 2017 as part of an operating sale and leaseback agreement.

The cumulative changes in equity not recognised in profit or loss contain expenses relating to the foreign currency valuation of assets and liabilities reported as held for sale amounting to EUR 97 m at March 31, 2017.

F.3-12

[6] Financial instruments

FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE
	Level 1		Level 2		Level 3
in € million	12/31/2016	3/31/2017	12/31/2016	3/31/2017	12/31/2016	3/31/2017
Investments and securities	121	1,070	-	-	-	-
Derivatives with positive fair values	-	-	214	171	-	-
Derivatives with negative fair values	-	-	642	575	-	-

For individual categories of financial assets and financial liabilities in The Linde Group, the carrying amount of the item is generally a reasonable approximation of the fair value of the item. This does not apply to receivables from finance leases or to financial debt. In the case of receivables from finance leases, the fair value is EUR 226 m, while the carrying amount is EUR 206 m. The fair value of the financial debt is EUR 9.930 bn, compared with its carrying amount of EUR 9.501 bn. The fair value of financial instruments is generally determined using quoted market prices. If no quoted market prices are available, the fair value is determined using measurement methods customary in the market, based on market parameters specific to the instrument. The investments and securities category also includes financial assets (available-for-sale financial assets) of EUR 17 m (December 31, 2016: EUR 17 m) for which a fair value cannot be reliably determined. For these assets, there are neither observable market prices nor sufficient information for a reliable valuation using other valuation methods. There is currently no intention to sell these assets.

For derivative financial instruments, the fair value is determined as follows. Options are measured using Black-Scholes pricing models. Futures are measured with recourse to the quoted market price in the relevant market.

All other derivative financial instruments are measured by discounting future cash flows using the present value method. The starting parameters for these models should, as far as possible, be the relevant observable market prices and interest rates at the reporting date.

At the reporting date, no assets or liabilities had been recognised for which the values had been determined by valuation techniques with principal inputs not derived from observable market data (Level 3). During the reporting period, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy.

In January 2017, Linde issues an EUR 1bn bond under the EUR 10 bn Debt Issuance Programme. The five-year bond has a fixed coupon of 0.25 percent and was placed for the pre-financing of a bond redemption in April 2017.

[7] Segment reporting

The activities of the Gases Division comprise its three segments EMEA, Americas and Asia/Pacific. To arrive at the figure for the Gases Division as a whole from the figures for the three segments within the Gases Division, consolidation adjustments of EUR 49 m (2016: EUR 42 m) have been applied to revenue. This means that it is not possible to arrive at the figure for the Gases Division as a whole by adding together the segments in the Gases Division.

F.3-13

The reconciliation of segment revenue to Group revenue and of the operating profit of the segments to Group profit before tax is shown in the table below:

RECONCILIATION OF SEGMENT REVENUE AND OF THE SEGMENT RESULT
	January to March
in € million	2016	2017
Revenue
Total segment revenue	4,339	4,592
Revenue from discontinued operations	-147	-139
Consolidation	-77	-68

Group revenue from continuing operations	4,115	4,385

Operating profit
Operating profit from segments	1,058	1,112
Operating profit from corporate activities	-88	-62
Operating profit from discontinued operations	-6	-6
Consolidation	21	-3
Restructuring and merger costs (special item)	–	22
Amortisation and depreciation	454	484
Financial income	8	15
Financial expenses	97	89

Profit before tax from continuing operations	442	461

[8] Events after the balance sheet date

No significant events have occurred for The Linde Group between the reporting date as of March 31, 2017 and April 27, 2017 the release of the condensed interim financial statements.

On April 27, 2017, the Executive Board of Linde AG authorized the condensed Group interim financial statements for issue.

F.3-14

Independent Auditors’ Report

The Board of Directors

Linde AG

We have audited the accompanying consolidated financial statements of Linde AG and its subsidiaries, which comprise the group statements of financial position as of December 31, 2016 and 2015, and the related group statements of profit or loss, other comprehensive income, cash flows and changes in group equity for each of the years in the three-year period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Linde AG and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

February 21, 2017

F.3-15

LINDE AG

GROUP STATEMENTS OF PROFIT OR LOSS

in EUR m	Note		2014	2015	2016
Revenue	[6	]	16,482	17,345	16,948
Cost of sales			10,932	11,166	10,847

Gross profit			5,550	6,179	6,101

Marketing and selling expenses			2,312	2,546	2,387
Research and development costs			106	131	121
Administration expenses			1,478	1,653	1,720
Other operating income	[7	]	484	419	467
Other operating expenses	[7	]	303	251	278
Share of profit or loss from associates and joint ventures (at equity)			22	12	13

Net profit on operating activities - continuing operations			1,857	2,029	2,075

Financial income	[9	]	50	42	29
Financial expenses	[9	]	415	439	353

Profit before tax - continuing operations			1,492	1,632	1,751

Income tax expense	[10	]	353	396	424
Profit for the year from continuing operations			1,139	1,236	1,327
Profit for the year from discontinued operations			23	16	–52

Profit for the year			1,162	1,252	1,275

attributable to Linde AG shareholders			1,102	1,149	1,154
attributable to non-controlling interests			60	103	121
Earnings per share – continuing operations	[11	]
Earnings per share in EUR – undiluted			5.81	6.10	6.50
Earnings per share in EUR – diluted			5.79	6.09	6.48
Earnings per share – discontinued operations	[11	]
Earnings per share in EUR – undiluted			0.13	0.09	-0.28
Earnings per share in EUR – diluted			0.12	0.09	-0.28

F.3-16

LINDE AG

GROUP STATEMENTS OF COMPREHENSIVE INCOME

in EUR m	2014	2015	2016
Profit for the year	1,162	1,252	1,275
Other comprehensive income (net of tax)	147	622	–509

Items that will be reclassified subsequently to profit or loss	648	609	–91
Unrealised gains/losses on available-for-sale financial assets	–10	–7	1
Unrealised gains/losses on hedging instruments	–650	–477	40
Currency translation differences	1,308	1,093	–132

Items that will not be reclassified subsequently to profit or loss	–501	13	–418
Remeasurement of defined benefit plans	–501	13	–418

Total comprehensive income	1,309	1,874	766
attributable to Linde AG shareholders	1,185	1,747	629
attributable to non-controlling interests	124	127	137

F.3-17

LINDE AG

GROUP STATEMENTS OF FINANCIAL POSITION

in EUR m	Note	12/31/2015	12/31/2016
Assets
Goodwill	[12]	11,604	11,405
Other intangible assets	[12]	2,760	2,440
Tangible assets	[13]	12,782	12,756
Investments in associates and joint ventures (at equity)	[14]	242	239
Other financial assets	[14]	57	71
Receivables from finance leases	[16]	217	165
Trade receivables	[16]	2	2
Other receivables and other assets	[16]	426	378
Income tax receivables	[16]	9	7
Deferred tax assets	[10]	327	500

Non-current assets		28,426	27,963

Inventories	[15]	1,241	1,231
Receivables from finance leases	[16]	52	49
Trade receivables	[16]	2,724	2,755
Other receivables and other assets	[16]	778	788
Income tax receivables	[16]	277	199
Securities	[17]	421	131
Cash and cash equivalents	[18]	1,417	1,463
Non-current assets classified as held for sale and disposal groups	[19]	11	610

Current assets		6,921	7,226

Total assets		35,347	35,189

F.3-18

LINDE AG

GROUP STATEMENTS OF FINANCIAL POSITION (continued)

in EUR m	Note	12/31/2015	12/31/2016
Equity and liabilities
Capital subscribed		475	475
Conditionally authorised capital € 57 million (2015: € 57 million)
Capital reserve		6,736	6,745
Revenue reserves		7,146	7,244
Cumulative changes in equity not recognised through the statement of profit or loss		221	113

Total equity attributable to Linde AG shareholders	[20]	14,578	14,577

Non-controlling interests	[20]	871	903

Total equity		15,449	15,480

Provisions for pensions and similar obligations	[21]	1,068	1,564
Other non-current provisions	[22]	530	526
Deferred tax liabilities	[10]	1,750	1,683
Financial debt	[23]	8,460	6,674
Liabilities from finance leases	[24]	55	53
Trade payables	[25]	3	1
Other non-current liabilities	[25]	847	725

Non-current liabilities		12,713	11,226

Current provisions	[22]	1,089	1,140
Financial debt	[23]	1,023	1,854
Liabilities from finance leases	[24]	23	21
Trade payables	[25]	3,223	3,570
Other current liabilities	[25]	1,255	1,208
Income Tax Liabilities	[25]	568	549
Liabilities in connection with non-current assets classified as held for sale and disposal groups	[19]	4	141

Current liabilities		7,185	8,483

Total equity and liabilities		35,347	35,189

F.3-19

LINDE AG

GROUP STATEMENTS OF CASH FLOWS

in EUR m	Note	2014	2015	2016
Profit before tax from continuing operations		1,492	1,632	1,751
Adjustments to profit before tax to calculate cash flow from operating activities - continuing operations
Amortisation of intangible assets / depreciation of tangible assets	[12], [13]	1,936	1,866	1,897
Impairments of financial assets	[14]	1	16	8
Profit/loss on disposal of non-current assets		-75	-18	-36
Net interest	[9]	368	366	307
Finance Income arising from embedded finance leases in accordance with IFRIC 4/ IAS 17	[9]	19	18	14
Share of profit or loss from associates and joint ventures (at equity)	[14]	-22	-12	-13
Distributions/dividends received from associates and joint ventures	[14]	15	22	22
Income taxes paid	[10]	-599	-532	-446
Changes in assets and liabilities
Change in inventories	[15]	-23	-45	21
Change in trade receivables	[16]	-225	293	-91
Change in provisions	[21], [22]	29	-26	-64
Change in trade payables	[25]	307	-189	349
External funding /allocation to plan assets re. defined benefit plans		-300	-	-
Change in other assets and liabilities		87	192	-319

Cash flow from operating activities - continuing operations		3,010	3,583	3,400

Cash flow from operating activities - discontinued operations		-9	10	40

Cash flow from operating activities - continuing and discontinued operations		3,001	3,593	3,440

Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17		-1,945	-1,876	-1,761
Payments for investments in consolidated companies	[2]	-65	-113	-250
Payments for investments in financial assets		-68	-76	-75
Payments for investments in securities	[17]	-656	-953	-1,240
Proceeds on disposal of securities	[17]	306	1,052	1,531
Proceeds on disposal of tangible and intangible assets and amortisation of receivables from finance leases in accordance with IFRIC 4/IAS 17		146	85	173
Proceeds on disposal of consolidated companies and from purchase price repayment claims		99	1	116
Proceeds on disposal of non-current assets held for sale and disposal groups	[19]	42	12	-
Proceeds on disposal of financial assets		82	88	34

Cash flow from investing activities - continuing operations		-2,059	-1,780	-1,472

Cash flow from investing activities - discontinued operations		-4	-15	-19

Cash flow from investing activities - continuing and discontinued operations		-2,063	-1,795	-1,491

F.3-20

LINDE AG

GROUP STATEMENTS OF CASH FLOWS (continued)

in EUR m	Note		2014	2015	2016
Dividend payments to Linde AG shareholders and non-controlling interests			–645	–701	–765
Cash outflows for the purchase of own shares			–5	–	–
Cash inflows from interest rate derivatives	[9]		168	182	149
Interest paid for debt and cash outflows for interest rate derivatives	[9]		–526	–546	–496
Proceeds of loans and capital market debt	[23]		3,005	3,150	5,322
Cash outflows for the repayment of loans and capital market debt	[23]		–2,990	–3,584	–6,085
Cash outflows for the repayment of liabilities from finance leases	[24]		–21	–24	–21
Cash flow from financing activities - continuing operations			–1,014	–1,523	–1,896
Cash flow from financing activities - discontinued operations			12	4	–21
Cash flow from financing activities - continuing and discontinued operations			–1,002	–1,519	–1,917
Change in cash and cash equivalents			–64	279	32
Opening balance of cash and cash equivalents	[18	]	1,178	1,137	1,417
Effects of currency translation			23	3	18
Cash and cash equivalents reported as non-current assets classified as held for sale and disposal groups	[19	]	–	–2	–4
Closing balance of cash and cash equivalents	[18	]	1,137	1,417	1,463

F.3-21

LINDE AG

STATEMENT OF CHANGES IN GROUP EQUITY

	Capital subscribed	Capital reserve	Revenue reserves		Cumulative changes in equity not recognised through the statement of profit or loss
in EUR m			Remeasurement of defined benefit plans	Retained earnings	Currency translation differences	Available-for-sale financial assets	Hedging instruments	Total equity attributable to Linde AG shareholders	Non-controlling interests	Total equity
At 01/01/2014	475	6,712	-482	7,005	-1,179	14	221	12,766	820	13,586
Profit for the year	-	-	-	1,102	-	-	-	1,102	60	1,162
Other comprehensive income (net of tax)	-	-	-498	-	1,240	-9	-650	83	64	147

Total comprehensive income	-	-	-498	1,102	1,240	-9	-650	1,185	124	1,309

Dividend payments	-	-	-	-557	-	-	-	-557	-88	-645
Changes as a result of share option schemes	-	18	-	-	-	-	-	18	-	18
Repurchase of own shares	-	-	-	-5	-	-	-	-5	-	-5

Total contributions by and distributions to owners of the Company	-	18	-	-562	-	-	-	-544	-88	-632

Other changes	-	-	-	-1	-	-	-	-1	5	4

At 12/31/2014 / 01/01/2015	475	6,730	-980	7,544	61	5	-429	13,406	861	14,267

Profit for the year	-	-	-	1,149	-	-	-	1,149	103	1,252
Other comprehensive income (net of tax)	-	-	14	-	1,066	-6	-476	598	24	622

Total comprehensive income	-	-	14	1,149	1,066	-6	-476	1,747	127	1,874

Dividend payments	-	-	-	-585	-	-	-	-585	-116	-701
Changes as a result of share option schemes	-	6	-	-	-	-	-	6	-	6
Repurchase of own shares	-	-	-	-	-	-	-	-	-	-
Capital increase	-	-	-	-	-	-	-	-	-	-

Total contributions by and distributions to owners of the Company	-	6	-	-585	-	-	-	-579	-116	-695

Acquisition/disposal of non-controlling interests without change in control	-	-	-	-	-	-	-	-	-	-
Acquisition/disposal of a subsidiary with non-controlling interests	-	-	-	-	-	-	-	-	-	-
Changes in ownership interests in subsidiaries	-	-	-	-	-	-	-	-	-	-

Other changes	-	-	-	4	-	-	-	4	-1	3

At 12/31/2015 / 01/01/2016	475	6,736	-966	8,112	1,127	-1	-905	14,578	871	15,449

Profit for the year	-	-	-	1,154		-		1,154	121	1,275
Other comprehensive income (net of tax)	-	-	-417		-148	-	40	-525	16	-509

Total comprehensive income	-	-	-417	1,154	-148	-	40	629	137	766

Dividend payments	-	-	-	-640	-	-		-640	-125	-765
Changes as a result of share option schemes	-	9	-	-	-	-	-	9	-	9
Repurchase of own shares	-	-	-	-	-	-	-	-	-	-
Capital increase	-	-	-	-	-	-	-	-	-	-
Total contributions by and distributions to owners of the Company	-	9	-	-640	-	-	-	-631	-125	-756
Acquisition/disposal of non-controlling interests without change in control								-	-	-
Acquisition/disposal of a subsidiary with non-controlling interests	-	-	-	-	-	-	-	-	23	23
Changes in ownership interests in subsidiaries	-	-	-	-	-	-	-	-	23	23
Other changes	-	-	-	1	-	-	-	1	-3	-2

At 12/31/2016	475	6,745	-1,383	8,627	979	-1	-865	14,577	903	15,480

F.3-22

LINDE AG

SEGMENT INFORMATION

		Segments
	Gases Division			Engineering Division			Other Activities (discontinued operations)			Reconciliation			Group (including continued & discontinued operations)
in EUR m	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016
Revenue from third parties	13,966	15,157	14,882	2,516	2,188	2,066	565	599	587	-	-	-	17,047	17,944	17,535
Revenue from other segments	16	11	10	590	406	285	2	8	15	–608	–425	–310	-	-	-

Total revenue from the reportable segments	13,982	15,168	14,892	3,106	2,594	2,351	567	607	602	–608	–425	–310	17,047	17,944	17,535

Operating profit	3,835	4,151	4,210	300	216	196	62	44	44	–277	–280	–308	3,920	4,131	4,142
Restructuring costs / Merger costs	64	160	101	-	30	12	-	-	-	2	2	13	66	192	126
Amortisation of intangible assets and depreciation of tangible assets	1,937	1,863	1,893	35	41	44	33	30	99	–36	–38	–40	1,969	1,896	1,996
thereof write-downs and impairments	234	7	17	-	4	7	-	-	-	-	-	-	234	11	24
thereof write-downs and impairments in connection with non-current assets classified as held for sale and disposal groups	-	-	6	-	-	-	-	-	75	-	-	-	-	-	81

Net profit from operating activities	1,834	2,128	2,216	265	145	140	29	14	–55	–243	–244	–281	1,885	2,043	2,020

Capital expenditure (excluding financial assets)	1,890	1,881	1,660	41	32	30	13	20	17	10	3	22	1,954	1,936	1,729

		Segments
		Gases Division
in € million, Note [31]	EMEA			Asia/Pacific			Americas			Total Gases Division
	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016
Revenue from third parties	5,969	5,984	5,721	3,792	4,130	4,084	4,205	5,043	5,077	13,966	15,157	14,882
Revenue from other segments	11	26	15	20	27	25	109	140	155	16	11	10

Total revenue from the reportable segments	5,980	6,010	5,736	3,812	4,157	4,109	4,314	5,183	5,232	13,982	15,168	14,892

Operating profit	1,778	1,790	1,807	1,010	1,063	1,084	1,047	1,298	1,319	3,835	4,151	4,210

Restructuring costs / Merger costs	38	87	49	17	40	42	9	33	10	64	160	101
Amortisation of intangible assets and depreciation of tangible assets	665	688	703	645	584	569	627	591	621	1,937	1,863	1,893
thereof write-downs and impairments	4	2	4	130	4	10	100	1	3	234	7	17
thereof write-downs and impairments in connection with non-current assets classified as held for sale and disposal groups		-	6		-	-		-	-	-	-	6

Net profit from operating activities	1,075	1,015	1,055	348	439	473	411	674	688	1,834	2,128	2,216

Capital expenditure (excluding financial assets)	946	895	753	413	386	375	531	600	532	1,890	1,881	1,660

F.3-23

LINDE AG

REVENUE BY LOCATION OF CUSTOMER

in EUR m	2014	2015	2016
Europe	6,560	6,574	6,564
Germany	1,261	1,305	1,229
UK	1,559	1,698	1,447
Asia/Pacific	5,079	4,950	4,875
China	1,299	1,199	1,241
Australia	1,124	1,121	1,040
North America	4,238	5,218	5,063
USA	3,734	4,691	4,519
South America	623	663	573
Africa	547	539	460
Gist (DISCONTINUED OPERATIONS)	–565	–599	–587
Group revenue	16,482	17,345	16,948

F.3-24

LINDE AG

NON- CURRENT ASSETS BY LOCATION OF COMPANY

in EUR m	2015	2016
Europe	10,840	10,035
Germany	1,262	1,276
UK	1,585	1,177
Asia/Pacific	8,135	7,958
China	1,641	1,421
Australia	1,246	1,192
North America	7,161	7,532
USA	2,749	2,858
South America	417	434
Africa	593	642
Non-current segment assets	27,146	26,601

     The information disclosed by country excludes goodwill.

F.3-25

LINDE AG

Notes to the Group Financial statements

General principles

[1] Basis of preparation

The Linde Group is an international technology group which operates across the globe. The parent company of The Linde Group is Linde Aktiengesellschaft. The registered office of Linde AG is in Munich, Germany.

The consolidated financial statements of Linde Aktiengesellschaft (Linde) have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB). We have applied all standards issued by the IASB and interpretations by the International Financial Reporting Committee (IFRIC) that were effective as of December 31, 2016.

The reporting currency is the euro. All amounts are shown in millions of euro (EUR m), unless stated otherwise. The Group statement of profit or loss has been prepared using the cost of sales method.

The annual financial statements of companies included in the consolidation are drawn up at the same reporting date as the annual financial statements of Linde Aktiengesellschaft.

[2] Acquisitions

The major acquisitions in 2016 relate to:

MAJOR ACQUISITIONS
	Group’s interest in percent (as at 12/31/2016)	Acquisition costs in EUR m	Date of acquisition
AHOM	100	174	2/1/2016
Air Liquide Korea	100	54	12/15/2016

American HomePatient, Inc.

The Linde Group acquired 100 percent of the shares in the US company American HomePatient, Inc. with effect from February 1, 2016. From that date, the business has been included in full in the consolidated financial statements of The Linde Group. The company specializes in respiratory therapy for patients suffering from chronic obstructive pulmonary disease and sleep apnea. Linde intends to use the acquisition to expand its market position in the healthcare services sector and to generate synergy potential with the existing business.

A cash payment of around EUR 210 m was made in connection with the transaction. Following deductions for the repayment of financial debt in the amount of EUR 24 m and provisions for employee remuneration in the amount of EUR 1, and taking into account a conditional purchase price repayment claim with an expected value of EUR 11 m, the acquisition costs within the meaning of IFRS 3 amount to EUR 174 m. The conditional purchase price repayment claim will fall due within two years. The scope of the repayment claim is uncertain and ranges from EUR 1 m to EUR 36 m.

In the course of the acquisition, Linde will acquire non-current assets, as well as inventories and other current assets. These also include deferred tax assets from loss carryforwards. The main components of the provisional goodwill amounting to EUR 114 m relate primarily to expected synergies with the existing Healthcare business and going concern synergies. The purchase price allocation resulted in fair value adjustments in the amount of EUR 31 m. These relate to the corporate brand, customer relationships and tangible assets. The tax-deductible goodwill comes to EUR 0 m.

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The transaction involved the acquisition of 100 per-cent of the shares in American HomePatient, Inc. The non-controlling interests recognised in the opening Statements of Financial Positions result from pre-consolidated units with shares of other non-controlling shareholders. The receivables acquired have a fair value of EUR 30 m and relate exclusively to trade receivables.

The profit for the year is hit, in particular, by the amortisation resulting from the purchase price allocation.

Air Liquide Korea Co., Ltd.

On December 15, 2016, The Linde Group acquired the assets and liabilities of Air Liquide Korea Co., Ltd. as part of an asset deal. The aim of the transaction was to expand the customer network on the South Korean market and generate cost savings in the process. The acquired business comprises the production and sale of industrial gases in the liquefied gases and on-site segments. The purchase price came to EUR 54 m and was paid in cash.

The acquisition saw The Linde Group acquire tangible assets and current assets in the amount of EUR 41 m. The liabilities assumed amounted to EUR 1 m at the time of acquisition. The purchase price allocation resulted in fair value adjustments in the amount of EUR 8 m. The receivables acquired have a fair value of EUR 4 m. This corresponds to the gross value of the receivables. The transaction gives rise to goodwill in the amount of EUR 14 m. This can be attributed primarily to cost synergies relating to production and administration. The goodwill of EUR 14 m is expected to be tax-deductible. Since the acquisition date is so close to the reporting date, the purchase price allocation is still to be considered provisional.

Other acquisitions

In order to expand its business in the Industrial Gases and Healthcare product areas, Linde made further acquisitions in the EMEA, Americas and Asia/Pacific segments in the year under review. The total purchase price for these acquisitions was EUR 25 m, of which EUR 21 m was paid in cash. The total purchase price includes deferred purchase price payments and contingent consideration. In addition, EUR 2 m was offset against existing receivables of a seller. Sometimes separate transactions were agreed with former owners and employees transferred as part of the transaction. In the course of acquisitions achieved in stages, a loss of EUR 1 m from the remeasurement of previously held shares (EUR 2 m) at fair value was recognised in the operating profit.

In the course of these corporate acquisitions, Linde has acquired non-current assets, inventories, liquid funds and other current assets. The goodwill came to EUR 18 m in total. Purchase price allocations resulted in fair value adjustments in the amount of EUR 1 m. The goodwill is tax-deductible in the amount of EUR 18 m. Key components of the goodwill relate to synergy potential and access to new sales markets, as well as the expansion of the sales network. The acquisitions resulted in the transfer of receivables totaling EUR 0 m. The fair value of the receivables corresponds to the gross value of the receivables.

IMPACT OF ACQUISITIONS ON THE NET ASSETS OF THE LINDE GROUP
Opening balance upon initial consolidation		Fair value
in EUR m	AHOM	Air Liquide Korea	Other
Non-current assets	148	37	5
Inventories	4	–	1
Other current assets	34	4	–
Cash and cash equivalents	7	–	5
Equity (attributable to Linde AG)	60	40	8
Non-controlling interests	10	–	–
Liabilities	123	1	3

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IMPACT OF ACQUISITIONS ON THE PROFIT FOR THE YEAR OF THE LINDE GROUP
in EUR m	Profit for the year since the acquisition date	Profit for the year since the acquisition date since beginning of the financial year / 01/01/2016 [1]
AHOM	6	4
Air Liquide Korea	-	6
Other	1	2

1	When these amounts were calculated, the fair value adjustments were assumed to be the same as those at the acquisition date.

IMPACT OF ACQUISITIONS ON THE REVENUE OF THE LINDE GROUP
in EUR m	Revenue since the acquisition date	Revenue since the beginning of the financial year on 01/01/2016
AHOM	252	275
Air Liquide Korea	1	19
Other	7	20

[3] Scope of consolidation

STRUCTURE OF COMPANIES INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS
	At 03/31/2013/ 1/1/2014	Additions	Disposals	At 12/31/2014 /1/1/2015	Additions	Disposals	At 12/31/2015 /1/1/2016	Additions	Disposals	At 12/31/2016
Consolidated subsidiaries	538	19	22	535	4	11	528	47	19	556
of which within Germany	18	-	-	18	1	1	18	2	-	20
of which outside Germany	520	19	22	517	3	10	510	45	19	536
Companies accounted for using the line-by-line method	5	-	-	5	-	-	5	-	-	5
of which within Germany	-	-	-	-	-	-	-	-	-	-
of which outside Germany	5	-	-	5	-	-	5	-	-	5
Companies accounted for using the equity method	36	5	6	35	2	-	37	4	5	36
of which within Germany	2	1	-	3	2	-	5	1	4	2
of which outside Germany	34	4	6	32	-	-	32	3	1	34
Non-consolidated subsidiaries	61	5	7	59	1	10	50	9	6	53
of which within Germany	2	-	1	1	-	1	-	4	-	4
of which outside Germany	59	5	6	58	1	9	50	5	6	49

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Changes in the scope of the consolidation may arise as a result of acquisitions, sales, mergers or closures, or as a result of changes in the assessment as to whether Linde AG exercises control or joint control over a company.

In 2016, 40.1 percent of the shares in Linde-Huayi (Chongqing) Gases Co., Ltd, which were held in the Asia/Pacific segment, were sold to the former minority shareholder. Following the disposal, Linde holds a stake of 19.9 and can still exercise significant influence as defined by IAS 28. The sale of the interests in owner-ship resulted, at the level of the Group as a whole and following the reversal of consolidation items in profit or loss, in a total profit on deconsolidation of EUR 25 m, which is included in other operating income. The proportion of profit resulting from the valuation of the remaining shares at fair value at the time of the loss of control comes to EUR 0 m. The other main disposals in the financial year are set out in NOTE 19 NON-CURRENT ASSETS CLASSIFIED AS HELD FOR SALE AND DISPOSAL GROUPS. Most of the other disposals were mergers and liquidations.

[4] Foreign currency translation

Transactions in foreign currency are translated into the relevant functional currency of the individual entity on the transaction date. After initial recognition, foreign currency fluctuations relating to monetary items are recognised in profit or loss. For non-monetary items, historical translation rates continue to form the measurement basis. Translation differences arising from the translation of items into the reporting currency continue to be recognised in other comprehensive income.

The financial statements of foreign subsidiaries, including any fair value adjustments identified in the course of a purchase price allocation, are translated in accordance with the functional currency concept set out in IAS 21 The Effects of Changes in Foreign Exchange Rates.

Assets and liabilities, contingent liabilities and other financial commitments are translated at the mid-rate on the reporting date (closing rate method). Items in the Group Statements of Profit and Loss and the reported profit of the year are translated at a rate which approximates to the translation rate on the date of the transaction (the average rate).

Differences arising from the translation of equity are recognised in other comprehensive income.

The financial statements of foreign companies accounted for using the equity method are translated using the same principles for the adjustment of equity as are applied to consolidated subsidiaries.

The financial statements of subsidiaries outside Germany which report in a functional currency which is the currency of a hyperinflationary economy are adjusted for the change in purchasing power arising from the inflation.

Since January 1, 2010, Linde’s activities in Venezuela, which is classified as a hyperinflationary economy in accordance with IAS 29 Financial Reporting in Hyper- inflationary Economies, have been reported after adjustment for the effects of inflation. The rate of inflation is calculated using an inflation index derived from exchange rate movements.

PRINCIPAL EXCHANGE RATES
		Exchange rates on report date			Average rates of the year
Exchange rate EUR 1 =	ISO-Code	12/31/2014	12/31/2015	12/31/2016	2014	2015	2016
Australia	AUD	1.48084	1.49183	1.45732	1.47214	1.47802	1.48859
China	CNY	7.50845	7.05243	7.30336	8.18499	6.97578	7.35307
UK	GBP	0.77679	0.73685	0.85229	0.80610	0.72610	0.81950
South Africa	ZAR	13.99917	16.80825	14.44751	14.39463	14.16740	16.26524
USA	USD	1.20985	1.08605	1.05160	1.32851	1.11003	1.10700

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[5] Accounting policies

The financial statements of companies included in the consolidated financial statements of The Linde Group have been prepared using uniform accounting policies in accordance with IFRS 10 Consolidated Financial Statements.

The preparation of the Group financial statements in accordance with IFRS requires discretionary decisions and estimates for some items, which might have an effect on their recognition and measurement in the statement of financial position and statement of profit or loss. The actual amounts realised may differ from these estimates.

The main accounting and valuation policies, as well as the estimates and discretionary decisions associated with them, are explained below:

Principles of consolidation

Consolidation

Companies are consolidated using the acquisition method. Where non-controlling interests are acquired, any remaining balance between the acquisition cost and the share of net assets acquired is offset directly in equity. Intra-Group sales, income and expenses and accounts receivable and payable are eliminated. Intra-Group profits and losses arising from intra-Group deliveries of non-current assets and inventories are eliminated.

The cost of an acquisition is measured at the fair value of the assets acquired, and liabilities assumed, in order to gain control, on the date of acquisition. The identifiable assets, liabilities and contingent liabilities acquired as a result of a business combination are recognised for the first time at their fair values at the date of acquisition, irrespective of the scope of any non-controlling interests. Non-controlling interests are measured at the pro rata fair value of the assets acquired and the liabilities assumed (partial goodwill method).

Control

The Group financial statements comprise Linde AG and all the companies over which Linde AG is able to exercise control as defined by IFRS 10. If Linde AG holds a majority of the voting rights in a company, this generally indicates that it exercises control over the company in the absence of any other restrictive contractual agreements.

Companies for which the principal object is the construction and operation of gas production plants, and yet in which Linde holds less than 100 percent of the voting rights, are fully consolidated if Linde holds the advantage in terms of know-how. In these cases, The Linde Group has assumed responsibility for the operation of the companies’ plants and the companies are therefore dependent on Linde technology.

This is also reflected in the licensing agreements in force and by the integration of production into the processes of The Linde Group and/or the interrelationships between the various decision-makers. The operation of the plants is the principal driver of variable returns from the companies.

In addition, companies are fully consolidated if Linde exerts increased management authority in those companies and is able to exercise, on the basis of individual contracts, the most extensive decision-making powers over major portions of the operating activities of the entities.

Joint control

Companies over which Linde AG may exercise joint control, as defined by IFRS 11, are either included in the Group financial statements on the basis of the interest (line-by-line method) or using the equity method,

F.3-30

depending on the characteristics of the company. If Linde AG holds the same number of voting rights as another company, this generally indicates joint control, unless other (contractual) rights result in control being exercised by one of the shareholders.

If joint control exists, Linde needs to distinguish whether the investment is a joint operation or a joint venture. This distinction is dependent on whether Linde has rights to the assets and obligations for the liabilities of the arrangement or whether it has rights to the net assets of the arrangement. To make the distinction, Linde must consider the structure and legal form of the company, any contractual agreements which might apply and any other relevant circumstances.

Joint ventures are accounted for under the equity method at cost at the date of acquisition. In subsequent periods, the carrying amount is adjusted up or down to reflect Linde’s share of the comprehensive income of the investee. Any distributions received from the investee and other changes in the investees’ equity reduce or increase the carrying amount of the investment. If the losses of an associate or joint venture attributable to The Linde Group equal or exceed the value of the interest held in this associate or joint venture, no further losses are recognised unless the Group incurs an obligation or makes payments on behalf of the associate or joint venture. The same principles apply to the consolidation of companies accounted for using the equity method as for the consolidation of subsidiaries.

Significant influence

Associates over which Linde AG can exercise significant influence as defined by IAS 28 are also accounted for using the equity method. Significant influence is presumed if Linde AG holds (directly or indirectly) 20 percent or more of the voting rights in an investee, unless it can be clearly demonstrated that this is not the case.

Non-consolidated subsidiaries

Non-consolidated subsidiaries, when taken individually and together, are immaterial from the Group’s point of view in terms of total assets, revenue and profit or loss for the year and do not have a significant impact on the net assets, financial position and results of operations of the Group.

Management judgement

When assessing whether Linde exercises control, joint control or significant influence over companies in which it holds less than 100 percent of the voting rights, discretionary decisions may have to be made. Above all in cases where Linde holds 50 percent of the voting rights, a decision has to be taken as to whether there are rights or circumstances which might mean that Linde has power over the potential subsidiary or that joint control exists.

Changes to contractual agreements or facts or circumstances are monitored on an ongoing basis and are evaluated to determine whether they have an impact on the assessment as to whether Linde is exercising control or joint control over its investment.

Business combinations require estimates to be made when determining fair values. When discounted cash flow methods are used, discretionary aspects include in particular the time period and amount of the cash flow and the determination of an appropriate discount rate.

Intangible assets

Purchased and internally generated intangible assets are stated at acquisition cost or manufacturing cost less accumulated amortisation and any impairment losses. An internally generated intangible asset is recognised

F.3-31

if it can be identified as an asset, if it is probable that the future economic benefits that are attributable to the asset will flow to Linde, and if the cost of the asset can be measured reliably. It is important to determine whether the intangible assets have finite or indefinite useful lives. The estimated useful life of customer relationships purchased is calculated on the basis of the term of the contractual relationship underlying the customer relationship, or on the basis of expected customer behavior. Goodwill, intangible assets with indefinite useful lives and intangible assets not yet ready for use are not amortised, but are subject instead to an impairment test once a year, or more often if there is any indication that an asset may be impaired.

The cash-generating unit (CGU), applied in impairment reviews of goodwill corresponds to the operating segments EMEA, Americas and Asia/Pacific, as well as the Engineering Division and Other Activities. The impairment test involves initially comparing the value in use of the cash-generating unit with its carrying amount. If the carrying amount of the cash-generating unit exceeds the value in use, a test is performed to determine whether the fair value of the asset less costs to sell is higher than the carrying amount. To calculate the value in use of the cash-generating units, post-tax future cash inflows and outflows are derived from corporate financial budgets approved by management which cover a detailed planning period of five years. The calculation of the terminal value is based on the future net cash flows from the latest available detailed planning period. The post-tax interest rates used to discount the cash flows take into account industry-specific and country-specific risks relating to the particular cash-generating unit. When the terminal value is discounted, declining growth rates are used, which are lower than the growth rates calculated in the detailed planning period and which serve mainly to compensate for a general inflation rate.

If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the intangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognised. This does not apply to goodwill.

Costs incurred in connection with the purchase for consideration and in-house development of software used internally, including the costs of bringing this software to an operational state, are capitalised and amortised on a straight-line basis over an estimated useful life of three to eight years.

Tangible assets

Tangible assets are reported at acquisition cost or manufacturing cost less accumulated depreciation based on the estimated useful life of the asset and any impairment losses. Tangible assets are depreciated using the straight-line method and the depreciation expense is disclosed in the statement of profit or loss under the heading which corresponds to the functional features of the underlying asset. The depreciation method and the estimated useful lives of the assets are reviewed on an annual basis and adapted to prevailing conditions.

The following useful lives apply to the different types of tangible assets:

USEFUL LIVES OF TANGIBLE ASSETS
Buildings	10–40 years
Technical equipment	6–15 years
Other equipment, furniture and fixtures	3–20 years

The useful lives are estimated based on past experience and set out in uniform Group guidelines. Assumptions also need to be made when Linde assesses whether an asset may be capitalised and which components of the cost of the asset may be capitalised. Estimates need to be made here, for example, of the expected future economic benefits of an asset or the expected future costs of the dismantling of plants. In addition, the capitalisation of costs which are incurred during the operating phase of an asset, such as the costs of upgrades to plants or their complete overhaul, depends on whether these costs will lead to better or higher output or whether they extend the estimated useful life of the asset.

F.3-32

If significant events or market developments indicate an impairment in the value of the tangible asset, Linde reviews the recoverability of the carrying amount of the asset by testing for impairment. The scope of the cash-generating unit is determined by external, independent cash flows. Special local market-related circumstances determine the combination of cash flows from different product segments. To determine the recoverable amount on the basis of value in use, estimated future cash flows are discounted at a rate which reflects the risk specific to the asset. When estimating future cash flows, current and expected future inflows as well as segment-specific, technological, economic and general developments are taken into account. If the reason for an impairment loss recognised in prior years no longer exists, the carrying amount of the tangible asset is increased to a maximum figure of the carrying amount that would have been determined had no impairment loss been recognized.

Inventories

Inventories are reported at the lower of acquisition or manufacturing cost and net realisable value. Inventories are generally measured on a moving average basis or using the FIFO (first in, first out) method.

Non-current assets held for sale and disposal groups and discontinued operations

Non-current assets and disposal groups, as well as liabilities directly related to these, are classified separately in the Statements of Financial Positions as held for sale if they are available for sale in their present condition and the sale within the next twelve months is highly probable.

Non-current assets classified as held for sale and disposal groups are measured at the lower of carrying amount and fair value less costs to sell. Amortisation and depreciation has been discontinued. The process involved in determining the fair value less costs to sell involves estimates and assumptions that are subject to uncertainty.

Discontinued operations are reported as soon as a part of the business is classified as held for sale, or has already been disposed of, and the business area in question represents either a separate major line of business or a geographical area of operations and is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations. The profit/loss from discontinued operations is reported separately from the expenses and income from continuing operations in the Group statement of profit or loss; prior-year figures are shown on a like-for-like basis. In the Group statement of cash flows, the cash flows from discontinued operations are shown separately from the cash flows from continuing operations; prior-year figures are shown on a like-for- like basis. The information provided in the Notes to the Group financial statements – insofar as they relate to the Group statement of profit or loss and the Group statement of cash flows – relates to continuing operations. If the information relates exclusively to discontinued operations, this is highlighted accordingly. The prior-year values were adjusted accordingly.

Provisions for pensions and similar obligations

The valuation of pension provisions is based on the projected unit credit method set out in IAS 19 Employee Benefits for defined benefit obligations. This method takes into account not only vested future benefits and known pensions at the reporting date, but also expected future increases in salaries and pensions. The calculation of the provisions is determined using actuarial reports based on biometric assumptions.

The fair value of the plan assets (adjusted if necessary to comply with the rules relating to the asset ceiling set out in IAS 19.64) is deducted from the present value of the pension obligations (gross pension obligation) to give the net pension obligation or net pension asset in respect of defined benefit pension plans. According to IAS 19.64, a net pension asset may only be disclosed if The Linde Group, under its obligation as an employer, has the right to receive a refund of the surplus or to reduce future contributions.

F.3-33

The net interest expense for the financial year is calculated by multiplying the net pension obligation or net pension asset at the beginning of the period by the interest rate underlying the discounting of the gross defined benefit obligation at the beginning of the period.

The discount rate is calculated on the basis of the returns achieved on the relevant call date for high quality fixed-interest corporate bonds in the market. The currency and period to maturity of the underlying bonds correspond to the currency and probable period to maturity of the post-employment benefit obligations. If such returns are not available, the discount rates are based on market returns for government bonds.

Remeasurements comprise on the one hand the actuarial gains and losses on the remeasurement of the gross defined benefit obligation and on the other hand the difference between the return on plan assets actually realised and the return assumed at the beginning of the period, which is based on the discount rate of the corresponding gross defined benefit obligation. If a pension plan is overfunded and the asset ceiling applies, remeasurements also comprise the change in the net asset from the application of the asset ceiling rules to the extent that this has not been accounted for in net interest.

Actuarial gains and losses arise from changes in actuarial assumptions or from variations between earlier actuarial assumptions and actual events.

All remeasurements (i.e. actuarial gains and losses, the cumulative effect of an asset ceiling and the effects of an increase in the pension obligation in accordance with IFRIC 14 The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction) are offset immediately in other comprehensive income.

The expense arising from additions to the pension provisions is allocated to functional costs. The net interest expense or net interest income from defined benefit plans is disclosed in the financial result. For each pension plan, it is established whether the net figure is a net interest expense or net interest income and the amounts are disclosed accordingly in the financial result.

Other provisions

In accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets, other provisions are recognised when a present obligation to a third party exists as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Other provisions are recognised for all identifiable risks and liabilities of uncertain timing or amount. The amounts provided are the best estimate of the probable expenditure required to settle the obligation and are not offset against recourse claims. The settlement amount is calculated based on the assessment of the probability of an outflow of resources, and on past experience and the circumstances known at the reporting date. This also includes any cost increases which need to be taken into account at the reporting date. The actual outflow of resources at a future date may therefore vary from the figure included in other provisions. Provisions which relate to periods of more than twelve months are discounted.

Provisions for warranties and onerous contracts include provisions for warranties and provisions for litigation. Assumptions are made here about the probability of occurrence of the risk and the expected future outflow of resources. The uncertainty associated with the measurement of warranty provisions is relatively moderate, as Linde has recourse to historical warranty cost ratios when determining the amounts to be set aside.

Litigation is associated with great uncertainty. A degree of discretion is required to assess whether a present obligation to a third party exists at the reporting date as a result of a past event, whether it is probable that an outflow of resources will be required in future to settle the obligation and whether a reliable estimate can be

F.3-34

made of the amount of the obligation. The current status of outstanding litigation is regularly reviewed and updated by the Group’s legal department and lawyers appointed by the Group. Changes to this status as a result of new information may result in adjustments being made to the provision.

Provisions for other obligations include provisions for costs which are expected to arise on the completion of major projects. There is an increased level of uncertainty associated with the measurement of these provisions.

Provisions for warranty claims are recognised taking current or estimated future claims experience into account.

Site restoration obligations are capitalised when they arise, at the discounted value of the obligation, and a provision for the same amount is established at the same time. An estimate is made, based on past experience, of future costs expected to be incurred to dismantle plants and restore the land on which the plant was built to its original condition. The expected costs are reassessed on an annual basis and the amount of the provision is adjusted if required. The depreciation charged on the asset and the unwinding of interest applied to the provision are both allocated as an expense to the periods of use of the asset.

Provisions for restructuring are recognised if a formal, detailed restructuring plan has been drawn up and communicated to the relevant parties.

Income tax provisions are disclosed in income tax liabilities

Revenue recognition

Revenue comprises sales of products and services as well as lease and rental income, less discounts and rebates.

Revenue from the sale of goods is recognised in accordance with IAS 18 when the risks of ownership have been transferred to the customer, the consideration can be reliably determined and it is probable that the associated receivables will be collected. If the customer is to take delivery of the goods, the relevant sale will not be recognised until the customer has accepted delivery. In the case of long-term service contracts, revenue is recorded on a straight-line basis over the period of the contract.

Long-term construction contracts

Revenue from long-term customer-specific construction contracts is recognised in accordance with IAS 18 Revenue and/or IAS 11 Construction Contracts, based on the stage of completion of the contract (percentage of completion method, or PoC method). The stage of completion of each contract is determined by the ratio of the costs incurred to the expected total cost (cost- to-cost method). For major projects, the calculation and analysis of the stage of completion of the project takes into account in particular contract costs incurred by subcontractors. External information is sometimes used to assist with the calculation of these costs. When the outcome of a construction contract cannot be estimated reliably, revenue is recognised only to the extent of the contract costs incurred which can probably be covered, and the contract costs in the period in which they are incurred are recognised as an expense (zero profit method). If the cumulative contract output (costs incurred plus profits disclosed) exceeds payments on account on an individual contract, the construction contract is disclosed under Trade receivables. If there is a negative balance after deducting payments on account, the amount is disclosed under Trade payables. Anticipated losses on contracts are recognised in full, based on an assessment of identifiable risks.

The financial income from long-term construction contracts is disclosed in other operating income as a result of its clear relationship with the Group’s operating business.

F.3-35

Cost of sales

Cost of sales comprises the cost of goods and services sold and the cost of merchandise sold. It includes not only the cost of direct materials and direct manufacturing expenses, but also overheads including depreciation of production plants, amortisation of certain intangible assets and inventory write-downs.

Research and development costs

Research costs and development costs which cannot be capitalised are recognised immediately in profit or loss Financial result

The financial result includes:

interest expenses on liabilities,

dividends received,

interest income on receivables,

gains and losses on financial instruments recognised in profit or loss,

the net interest expense and net interest income from defined benefit plans,

the interest expense and income from finance leases and

the expense and income relating to the measurement of certain embedded derivatives

Interest income and interest expenses are recognised in profit or loss on the basis of the effective interest rate method. Dividends are recognised in profit or loss when they have been declared. Dividend payments made by operating companies which are reported at cost or at fair value in which Linde holds more than 10 percent of the voting rights and which have a clear connection to Linde’s core operating business are recognised in other operating income. Core businesses are defined as those business areas which make a material contribution to the revenue of a division. A material contribution is deemed to be one of around 20 percent.

Financial instruments

Financial assets and liabilities are only recognised in the Group statement of financial position when Linde becomes bound by the contractual provisions of the financial instrument. In the normal course of events purchases and sales of financial assets are accounted for on settlement day. The same does not apply to derivatives, which are accounted for on the trading day.

According to IAS 39 Financial Instruments: Recognition and Measurement, financial instruments must be categorised as financial instruments held for trading or at fair value through profit or loss, available-for-sale financial assets, held-to-maturity financial investments, or loans and receivables. The Linde Group does not avail itself of the fair value option, whereby financial assets or financial liabilities are classified as at fair value through profit or loss when they are first recognised.

Available-for-sale financial assets include equity instruments and debt instruments. If equity instruments are not held for trading or measured at fair value through profit or loss, they are classified as available-for-sale financial assets. Debt instruments are included in this category if they are held for an unspecified period and can be sold depending on the market situation.

F.3-36

Financial instruments are initially recognised at fair value. Transaction expenses which are directly attributable to the acquisition or issue of financial instruments are only included in the determination of the carrying amount if the financial instruments are not recognised at fair value through profit or loss.

The subsequent measurement of available-for-sale financial assets is based on the separate recognition in equity as other comprehensive income of unrealised gains and losses, inclusive of deferred tax, until they are realised. Equity instruments for which no price is quoted in an active market and for which the fair value cannot be reliably determined are reported at cost. If the fair value of available-for-sale financial assets falls below cost and if there is objective evidence that the asset is impaired, the cumulative loss recognised directly in equity is transferred to profit or loss. Impairment reversals are recognised in equity for equity instruments and in profit or loss for debt instruments.

Loans and receivables and held-to-maturity financial investments are measured at amortised cost using the effective interest rate method. Where there is objective evidence that the asset is impaired, it is recognised at the present value of expected future cash flows if this is lower than amortised cost. The present value of expected future cash flows is calculated using the original effective interest rate of the financial asset.

The Linde Group conducts regular impairment reviews of the following categories of financial assets: loans and receivables, available-for-sale financial assets and held-to-maturity financial investments. The following criteria are applied:

[a]	significant financial difficulty of the issuer or obligor,

[b]	breach of contract, such as a default or delinquency in payments of interest or principal,

[c]	the lender, for economic or legal reasons relating to the borrowers financial difficulty, granting to the borrower a concession that would not otherwise be considered,

[d]	it becoming probable that the borrower will enter bankruptcy or other financial reorganisation,

[e]	the disappearance of an active market for that asset because of financial difficulties,

[f]	a recommendation based on observable data from the capital market,

[g]	information about significant changes with an adverse effect that have taken place in the technological, economic or legal environment of a contracting party,

[h]	a significant or prolonged decline in the fair value of the financial instrument.

A financial asset is derecognized if Linde loses its contractual entitlement to cash flows from such an asset or if it transfers virtually all the risks and opportunities associated with that financial asset. In the 2016 financial year, no financial assets that would qualify for elimination were transferred by Linde.

All derivative financial instruments are reported at fair value, irrespective of their purpose or the reason for which they were acquired.

Embedded derivatives (i.e. derivatives which are included in host contracts) are separated from the host contract and accounted for as derivative financial instruments, if certain requirements are met.

Receivables and liabilities from finance leases, trade receivables and trade payables, financial debt, as well as miscellaneous receivables and assets and miscellaneous liabilities, are reported at amortised cost as long as they are not derivative financial instruments. Differences between historical cost and the repayment amount

F.3-37

are accounted for using the effective interest rate method. Appropriate impairment losses are recognised if specific risks are identified. Establishing impairment of receivables is based to a large extent on making estimates and assessments about individual amounts receivable. These estimates and assessments are founded on the creditworthiness of that particular customer, prevailing economic trends and an analysis of historical impairments of receivables on a portfolio basis. Individual impairments of receivables take account of both customer-specific and country-specific risks. The carrying amount of the financial debt which comprises the hedged item in a fair value hedge is adjusted for the corresponding gain or loss with respect to the hedged risk.

Financial instruments which contain both an equity portion and a liability portion are classified in accordance with IAS 32 Financial Instruments: Presentation.

The financial instruments issued by The Linde Group are classified entirely as financial liabilities and reported at amortised cost. No part thereof is classified separately as an equity instrument.

Deferred taxes

Deferred tax assets and liabilities are accounted for in accordance with IAS 12 Income Taxes under the liability method in respect of all temporary differences between the carrying amounts of the assets and liabilities under IFRS and the corresponding tax base used in the computation of taxable profit, and in respect of all consolidation adjustments affecting net income and unused tax loss carryforwards.

Deferred tax assets are only recognised for unused tax losses to the extent that it is probable that taxable profits will be available in future years against which the tax losses can be utilised. Deferred taxes are calculated at the tax rates that apply to the period when the asset is realised or the liability is settled, using tax rates set out in laws that have been enacted or substantively enacted in the individual countries by the reporting date.

Accounting for leases

According to IFRIC 4 Determining whether an Arrangement contains a Lease, if specific criteria are met, certain arrangements should be accounted for as leases that do not take the legal form of a lease. In particular, in the Gases Division, certain gas supply contracts are classified as embedded leases if the fulfilment of the arrangement depends upon a specific asset and if customer’s revenue share accounts for an overwhelming proportion of the production capacity of the asset. If an embedded lease exists, the criteria set out in IAS 17 Leases are used to examine in each individual case whether, under the gas supply contract, substantially all the risks and rewards incidental to ownership of the plant have been transferred to the customer, meaning that this constitutes an embedded finance lease. This involves separating that portion of the gas supply contract which relates to the embedded lease from the rest of the contract. Then it is established whether the minimum lease payments thus identified amount to substantially all the fair value of the plant and whether the minimum lease term is for the major part of the plants economic life.

When classifying procurement lease agreements, Linde must also make assumptions: e. g. to determine the appropriate interest rate or the residual value or estimated useful lives of the underlying assets.

If Linde is the lessee under a finance lease agreement, the assets are disclosed at the beginning of the lease under tangible assets at the fair value of the leased asset or, if lower, at the present value of the future lease payments. Corresponding liabilities from finance leases are set up.

Rental and lease payments under operating leases are recognised in functional costs in the statement of profit or loss on a straight-line basis over the lease term.

F.3-38

Recently issued accounting standards

The IASB and IFRIC have revised numerous standards and have issued many new ones in the course of their projects to develop IFRS and achieve convergence with US GAAP. Of these, the following standards are mandatory in the consolidated financial statements of The Linde Group for the year ended December 31, 2016:

Amendments to IFRS 11 Joint Arrangements: Accounting for Acquisitions of Interests in Joint Operations

Amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets: Clarification of acceptable methods of depreciation/amortisation

Annual improvements to the IFRS (2012 – 2014)

Amendment to IAS 1: Disclosure Initiative

Amendments to IAS 19: Defined Benefit Plans: Employees’ contributions

Annual improvements to the IFRS (2010 – 2012)

Recently issued accounting standards which have not yet been applied

The following standards have been issued by the IASB, but have not been applied in the consolidated financial statements of The Linde Group for the year ended December 31, 2016, as they are not yet effective:

IFRS 15 Revenue from Contracts with Customers including Amendments to IFRS 15 (first-time application according to IASB in financial years beginning on or after January 1, 2018)

Clarifications relating to IFRS 15 Revenue from Con-tracts with Customers (first-time application according to IASB in financial years beginning on or after January 1, 2018)

IFRS 9 Financial Instruments (first-time application according to IASB in financial years beginning on or after January 1, 2018)

Amendments to IFRS 10 and lAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (first-time application deferred indefinitely by the IASB)

IFRS 16 Leases (first-time application according to IASB in financial years beginning on or after January 1, 2019)

Amendments to lAS 12: Recognition of Deferred Tax Assets for Unrealised Losses (first-time application according to IASB in financial years beginning on or after January 1, 2017)

Amendments to lAS 7: Disclosure Initiative (first-time application according to IASB in financial years beginning on or after January 1, 2017)

Amendments to IFRS 2 Share-based Payment (first-time application according to IASB in financial years beginning on or after January 1, 2018)

Annual improvements to the IFRSs (2014 – 2016), (first-time application according to IASB in financial years beginning on or after January 1, 2017/ January 1, 2018)

F.3-39

IFRIC 22 Foreign Currency Transactions and Advance Consideration (first-time application according to IASB in financial years beginning on or after January 1, 2018)

IFRS 15

The new standard on revenue recognition seeks to create a framework which brings together the multiplicity of rules which have until now been set out in a number of different standards and interpretations. According to IFRS 15, revenue is to be recognised when control over the goods or services in question has passed to the customer. This means that the principle of the transfer of control replaces the principle of the transfer of risks and rewards.

In future, companies preparing their financial statements in accordance with IFRS will determine when to recognise revenue (at what time or over which period) and how much revenue to recognise by applying five steps. The new provisions (with the exception of the amendments to IFRS 15) are mandatory for financial years beginning on or after January 1, 2018. Earlier application is permitted. IFRS 15 replaces IAS 11 Construction Contracts and IAS 18 Revenue, as well as the corresponding interpretations.

Linde has launched a Group-wide project on the introduction of IFRS 15 that comprises two phases (analysis and implementation phase). The analysis phase involves analysing the main types of contract in respect of the IFRS 15 provisions. This analysis had largely been completed on the reporting date. The next step, the implementation phase, will involve implementing the necessary adjustments that have been identified in the IT processes/systems, and training the Group companies on the IFRS 15 provisions and - where necessary - on the new processes. Linde has identified the performance obligations for the Gases Division, Engineering Division and the logistics services company Gist from the Other Activities segment based on the five-step model pursuant to IFRS 15 and has assessed the impact on potential changes in revenue recognition for these performance obligations in accordance with IFRS 15.

To date, the IFRS 15 analysis has not revealed any significant changes relating to the changeover to, and future application of, IFRS 15. The construction contracts in the Engineering Division that are measured using the PoC method still meet the requirements for the period-related recognition of revenue under IFRS 15.

The IFRS 15 requirements will change the presentation in the annual financial statements with regard to the information provided in the Notes. In the future, quantitative and qualitative information will be provided on contract assets and liabilities from contracts with customers, in particular. If one of the parties has fulfilled its contractual obligations, then the company has to report the contract as a contract asset or liability depending on whether the company has rendered its service or the customer has made payment. All unconditional entitlements to the receipt of a consideration are to be reported separately by a company as a receivable.

Linde will apply the standard for the first time for the 2018 financial year, applying the modified retrospective method.

IFRS 9

IFRS 9 “Financial Instruments”, which was published in July 2014, replaces the existing guidelines in IAS 39 “Financial Instruments: Recognition and Measurement”. The new provisions are mandatory for financial years beginning on or after January 1, 2018. In the future, financial assets will be classified and valued based on the business model on which the portfolio is based and the nature of the cash flows generated by the financial instrument. The provisions for financial liabilities were largely taken over from IAS 39. IFRS 9 also contains new provisions on the impairment of financial instruments, which is now based on the expected credit losses, and provisions on hedge accounting, which aim to bring accounting closer into line with risk management. In the 2016 financial year, The Linde Group took a full inventory of its financial instruments, allocated them to the business models and, as a result, set the measurement categories pursuant to IFRS 9. Compared with IAS 39, the

F.3-40

categorisation of the financial instruments does not result in any major changes in measurement. Suitable models are being developed in order to implement the new provisions on impairments, in particular to determine the default rates of trade receivables. At the moment, the effects cannot yet be reliably quantified. An analysis of the currently designated hedging relationships revealed that they will, in all likelihood, comply with the provisions set out in IFRS 9, although the documentation and effectiveness requirements will need to be adjusted when IFRS 9 comes into force.

Linde will apply the standard for the first time for the 2018 financial year. Changes to accounting methods are generally applied using the retrospective method with the exception of the scenarios set out below:

No adjustment of comparative information for prior periods with regard to changes in classification and measurement (including impairments). Differences between the carrying amounts of financial assets and financial liabilities due to the first-time application of IFRS 9 will be recognised under revenue reserves and cumulative changes in equity as at January 1, 2018 as a general rule.

The new provisions on hedge accounting will be applied prospectively.

IFRS 16

IFRS 16 specifies how an IFRS reporter will recognise, measure, present and disclose leases. The new standard now provides a single lessee accounting model requiring lessees to recognise assets and liabilities for all leases unless the lease term is twelve months or less or the underlying asset has a low value (option in each case). Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17.

Linde enters into lease agreements principally as the lessee. The number of operating leases is much higher than the number of finance leases. As a result, the application of IFRS 16 will result in an increase in both assets and financial liabilities at Linde. No significant impact on finance leases is expected. Linde is likely to make use of the options relating to short-term and low-value leases. As far as the transitional provisions are concerned, Linde is likely to apply the modified retrospective method. At the present time, the Group plans to apply IFRS 16 for the first time as at January 1, 2019. The quantitative impact of IFRS 16 is currently still being analysed.

The remaining standards have no significant impact on the net assets, financial position and results of operations of The Linde Group.

NOTES TO THE GROUP STATEMENT OF PROFIT OR LOSS

[6] Revenue

Revenue is analysed by activity in the segment information in the Group financial statements. There were no customers from whom the Group derived over 10 percent of its revenue.

REVENUE
in EUR m	2014	2015	2016
Revenue from sale of goods and services	14,345	15,519	15,260
Revenue from long-term construction contracts	2,137	1,826	1,688

Total	16,482	17,345	16,948

F.3-41

[7] Other operating income and expenses

OTHER OPERATING INCOME
in EUR m	2014	2015	2016
Exchange gains	130	117	60
Profit on disposal of non-current assets	71	36	150
Compensation payments received	77	18	28
Operating Dividend Income	29	-	-
Income arising from changes to pension schemes	-	42	45
Ancillary revenues	14	13	15
Income from reversal of provisions	24	24	27
Financial income from long-term construction contracts	19	18	14
Income from free-standing foreign currency hedges	6	15	20
Miscellaneous operating income	114	136	108

Total	484	419	467

2014 to 2015

The drop in other operating income by EUR 65 m was largely the result of the drop in the profit of non-current assets and in the compensation payments received.

2015 to 2016

The increase in other operating income of EUR 48 m was largely the result of the increase in the profit on disposal of non-current assets. This also includes the profit from the scheduled disposal of non-current assets classified as held for sale and disposal groups.

OTHER OPERATING EXPENSES
in EUR m	2014	2015	2016
Exchange losses	115	101	72
Expenses from free-standing foreign currency hedges	6	9	9
Loss on disposal of non-current assets	16	21	25
Expense related to pre-retirement part-time work schemes	2	3	2
Taxes	16	23	27
Miscellaneous operating expense	148	94	143

Total	303	251	278

2014 to 2015

The drop in other operating expenses from EUR 303 m to EUR 251 m largely resulted from the drop in miscellaneous operating expenses from EUR 148 m to EUR 94 m.

2015 to 2016

The increase in other operating expenses by EUR 27 m was primarily attributable to higher miscellaneous operating expenses.

[8] Other information on the Group statement of profit or loss

During the 2016 financial year, personnel expenses from continuing operations of EUR 3,724 m (2015: EUR 3,829 m, 2014: EUR 3,366 m) were recognised in functional costs. The drop in the expenses was due mainly to the fact that restructuring costs were lower than in the previous year, and to positive exchange rate effects. The figures for amortisation and depreciation are given in the segment information.

F.3-42

[9] Financial income and expenses

FINANCIAL INCOME
in EUR m	2014	2015	2016
Net interest income from defined benefit plans	13	7	7
Finance income from finance leases in accordance with IFRIC 4/IAS 17	20	19	15
Income from investments	1	-	1
Other interest and similar income	16	16	6

Total	50	42	29

2014 to 2015

The drop in financial income is largely due to the reduction in net interest income from defined benefit plans, because the interest rates to be applied in the 2015 financial year were lower than in the previous year.

2015 to 2016

The drop in financial income is largely due to the reduction in other interest and similar income; because the interest rates to be applied in the 2016 financial year were lower than in the previous year.

FINANCIAL EXPENSES
in EUR m	2014	2015	2016
Net interest expense from defined benefit plans	30	31	30
Impairment of financial assets	1	1	4
Other interest and similar charges	384	407	319

Total	415	439	353

2014 to 2015

The increase in other interest and similar charges is due to negative valuation effects. In interest income and interest expenses, gains and losses from fair value hedge accounting are offset against each other, in order to give a fair presentation of the economic effect of the underlying hedging relationship. Interest income and interest expenses relating to derivatives were also disclosed net.

2015 to 2016

The drop in other interest and similar charges can be attributed primarily to the early redemption of two hybrid bonds in the amount of EUR 700 m and GBP 250 m, which bore interest at a rate of 7.375 percent and 8.125 percent respectively.

In interest income and interest expenses, gains and losses from fair value hedge accounting are offs et against each other, in order to give a fair presentation of the economic effect of the underlying hedging relationship. Interest income and interest expenses relating to derivatives were also disclosed net.

[10] Taxes on income

INCOME TAX EXPENSE
in EUR m	2014	2015	2016
Current tax expense (+) and income (-)	477	464	499
Tax expense (+) and income (-) relating to prior periods	-53	13	23
Deferred tax expense (+) and deferred tax income (-)	-71	-81	-98

Total	353	396	424

F.3-43

In the period under review, the tax expense and income relating to prior periods includes current tax expense of EUR 15 m (2015: current tax expense of EUR 43 m; 2014: current tax income of EUR 54 m) and deferred tax expense of EUR 8 m (2015: deferred tax income of EUR 30 m; 2014: deferred tax expense of EUR 1 m). Included in tax income and expense relating to prior periods are the positive and negative effects of facts established by external tax audits in various countries. Of the total amount of deferred tax income, EUR 75 m (2015: EUR 76 m; 2014: EUR 49 m) relates to the change in temporary differences.

The income tax expense disclosed for the 2016 financial year of EUR 424 m is EUR 56 m lower than the expected income tax expense of EUR 480 m, a theoretical figure arrived at by applying the German tax rate of 27.4 percent (2015 and 2014: 27.4 percent) to Group profit before tax.

The difference between the expected income tax expense and the figure disclosed is explained below:

EXPECTED AND DISCLOSED TAX EXPENSE
in EUR m	2014	2015	2016
Profit before tax	1,492	1,632	1,751
Income tax rate of Linde AG (including trade tax, in %)	27.4	27.4	27.4

Expected income tax expense	409	447	480
Foreign tax rate differential	-27	-3	-54
Effect of associates	-6	-3	-4
Reduction in tax due to tax-free income	-98	-147	-96

Increase in tax due to non-tax-deductible expenses	65	63	43
Tax expense and income relating to prior periods	-53	13	23
Effect of changes in tax rate	3	-7	-9
Change in other permanent differences	-13	-14	30
Other	73	47	11

Income tax expense disclosed	353	396	424
Effective tax rate (in %)	23.7	24.3	24.2

In the 2016 financial year, the corporate income tax rate in Germany was 15.0 percent (2015 and 2014: 15.0 percent). Taking into account an average rate for trade earnings tax of 11.6 percent (2015 and 2014: 11.6 percent) and the solidarity surcharge (0.8 percent in 2016 as well as in 2015 and 2014), this gives a tax rate for German companies of 27.4 percent (2015 and 2014: 27.4 percent). This tax rate is also used to calculate deferred tax at German companies.

Income tax rates for companies outside Germany vary between 12.5 percent and 40.0 percent.

Temporary differences relating to investments in subsidiaries of EUR 128 m (2015: EUR 120 m) have not led to the recognition of deferred tax, either because the differences are not expected to reverse in the near future as a result of their realisation (due to distributions or the disposal of the company) or the profits are not subject to taxation.

F.3-44

In the reporting period, other changes consisted of income arising from a change in the valuation allowance of EUR 3 m (2015: expense of EUR 47 m; 2014: expense of EUR 84 m). As in the previous year, the recognition of a deferred tax asset in respect of losses brought forward not previously recognised and temporary differences did not have any positive impact (2014: positive impact of EUR 13 m). The positive impact of the utilisation of loss carryforwards in respect of which no deferred tax asset had yet been recognised came to EUR 4 m, as in 2015 (no impact in 2014)

DEFERRED TAX ASSETS AND LIABILITIES
	2015		2016
in EUR m	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Intangible assets	5	763	5	702
Tangible assets	266	1,213	153	1,156
Financial assets	109	144	121	152
Current assets	465	855	381	589
Provisions	334	199	447	205
Liabilities	950	476	1,076	674
Tax loss carryforwards and tax credits	98	-	112
Amounts offset	-1,900	-1,900	-1,795	-1,795

Total	327	1,750	500	1,683

The tax credits in the 2016 financial year related mainly to investment incentives, as in the prior year.

Movements in the deferred tax asset and the deferred tax liability were not solely due to movements which have been recognised in profit or loss, but also to movements which have been recognised in other comprehensive income not affecting profit or loss, exchange rate movements in respect of deferred tax recognised in a foreign currency, and movements in deferred tax as a result of the purchase and sale of subsidiaries Deferred tax disclosed in other comprehensive income not affecting profit or loss totaled EUR 486 m (2015: EUR 362 m; 2014: EUR 408 m). Of this amount, deferred tax assets of EUR 419 m (2015: EUR 294 m; 2014: EUR 350 m) were attributable to provisions and deferred tax assets of EUR 67 m (2015: EUR 68 m; 2014: EUR 58 m) were attributable to current assets.

The carrying amount of deferred tax assets is reduced to the extent that it is no longer probable that the deferred tax asset will be realised. The carrying amount of deferred tax assets which relate to potential reductions in the tax base of EUR 993 m (2015: EUR 1,020 m) was therefore reduced by EUR 220 m (2015: EUR 225 m), as it is not probable that the underlying tax loss carryforwards and tax credits of EUR 929 m (2015: EUR 864 m) and deductible temporary differences of EUR 64 m (2015: EUR 156 m) will be utilised. Of the revised figure for total potential reductions in the tax base of EUR 929 m (2015: EUR 864 m) which relate to adjusted tax carryforwards and tax credits, EUR 191 m (2015: EUR 276 m) may be carried forward for up to ten years and EUR 738 m (2015: EUR 588 m) may be carried forward for longer than ten years.

Deferred tax assets relating to tax loss carryforwards and tax credits of EUR 112 m (2015: EUR 98 m) were recognised mainly because it is projected that there will be taxable profit against which the unused tax losses and tax credits may be offset.

TAX LOSS CARRYFORWARDS NOT YET USED
in EUR m	2015	2016
May be carried forward for up to 10 years	323	282
May be carried forward for longer than 10 years	39	75
May be carried forward indefinitely	650	735

Total	1,012	1,092

F.3-45

The movement in tax loss carryforwards is mainly due to additions in Brazil, Canada, Finland, Hong Kong and India, as well as reductions in Germany and Russia. There were also tax loss carryforwards relating to US state tax of EUR 782 m (2015: EUR 416 m).

Distributions to Linde AG shareholders do not have any impact on taxes on income at the level of Linde AG.

[11] Earnings per share

EARNINGS PER SHARE
in EUR m	2014	2015	2016
Profit for the year form continuing operations - attributable to Linde AG shareholders	1,079	1,133	1,206
Shares in thousand units
Weighted average number of shares outstanding	185,635	185,638	185,636
Dilution as a result of share option schemes	730	417	360
Weighted average number of shares outstanding – diluted	186,365	186,055	185,996
Earnings per share from continuing operations in eur - undiluted	5.81	6.10	6.50
Earnings per share from continuing operations in eur - diluted	5.79	6.09	6.48

Included in the figure for diluted earnings per share is the issue of shares relating to the employee share option schemes, to the extent that these have not already been exercised. Options issued are also included in the calculation of the weighted average number of shares outstanding (fully diluted), on a weighted basis until the date they are exercised.

NOTES TO THE GROUP STATEMENTS OF FINANCIAL POSITION

[12] Goodwill/other intangible assets

MOVEMENT SCHEDULE INTANGIBLE ASSETS - ACQUISITION COST
in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
At 01/01/2014	10,400	3,417	481	1,262	15,560
Currency adjustments	600	176	35	60	871
Additions due to acquisitions	62	14	-	-	76
Additions	-	-	-	56	56
Disposals	-	-	-	32	32
Reclassifications	-	-	-	8	8

Reclassification as assets held for sale	-	-	-	-	-
At 12/31/2014 / 01/01/2015	11,062	3,607	516	1,354	16,539
Currency adjustments	506	119	17	34	676
Additions due to acquisitions	45	7	2	-	54
Additions	-	1	-	46	47
Disposals	-	61	-	18	79
Reclassifications	-	2	-	14	16

Reclassification as assets held for sale	-2	-	-	-	-2
At 12/31/2015 / 01/01/2016	11,611	3,675	535	1,430	17,251
Currency adjustments	-7	-63	-2	1	-71
Additions due to acquisitions	146	29	7	-	182
Additions	-	-	-	52	52
Disposals	2	-	28	94	124
Reclassifications	-	-	-	29	29

Reclassification as assets held for sale	-336	-146	-2	-21	-505
At 12/31/2016	11,412	3,495	510	1,397	16,814

F.3-46

SCHEDULE OF INTANGIBLE ASSETS – CUMULATIVE AMORTISATION
in EUR m	Goodwill	Customer relationships	Brands	Other intangible assets	Total
At 01/01/2014	5	1,132	163	789	2,089

Currency adjustments	2	74	14	36	126
Additions due to acquisitions	-	-	-	-	-
Amortisation	-	227	25	104	356
Impairments	-	11	-	10	21
Reversal of impairments	-	-	-	-	-
Disposals	-	-	-	31	31
Reclassifications	-	-	-	1	1
Reclassification as assets held for sale	-	-	-	-	-

At 12/31/2014 / 01/01/2015	7	1,444	202	909	2,562

Currency adjustments	-	51	6	21	78
Additions due to acquisitions	-	-	-	-	-
Amortisation	-	182	26	109	317
Impairments	-	-	-	2	2
Reversal of impairments	-	-	-	-	-
Disposals	-	54	-	18	72
Reclassifications	-	2	-	-2	-
Reclassification as assets held for sale	-	-	-	-	-

At 12/31/2015 / 01/01/2016	7	1,625	234	1,021	2,887

Currency adjustments	1	-13	-1	-	-13
Additions due to acquisitions	-	-	-	-	-
Amortisation	-	162	20	116	298
Impairments	-	-	-	7	7
Reversal of impairments	-	-	-	-	-
Disposals	1	-	28	80	109
Reclassifications	-	-	-	11	11
Reclassification as assets held for sale	-	-94	-	-18	-112

At 12/31/2016	7	1,680	225	1,057	2,969

Net carrying amount at 12/31/2014	11,055	2,163	314	445	13,977

Net carrying amount at 12/31/2015	11,604	2,050	301	409	14,364

Net carrying amount at 12/31/2016	11,405	1,815	285	340	13,845

In the statement of financial position at December 31, 2016, the total figure for goodwill is EUR 11,405 m (2015: EUR 11,604 m). Goodwill arising on acquisitions made in the 2016 financial year was EUR 146 m (2015: EUR 45 m).

The total net carrying amount of trademarks acquired in the course of acquisitions was EUR 285 m (2015: EUR 301 m) at the reporting date. The brand names acquired in the course of the BOC acquisition and other acquisitions have been classified as intangible assets with finite useful lives since the 2011 financial year as a long-term rebranding programme for the relevant brands has begun. These brand names are amortised on a straight-line basis over a period of ten to twelve years. At December 31, 2016, their net carrying amount was EUR 169 m (2015: EUR 187 m).

The brand names acquired in the course of Lincare acquisition have indefinite useful lives and are included in the North America region. These were the subject of an impairment test in 2016, based on assumptions of a pre-tax interest rate of 12.4 percent and growth in the terminal value of 1.0 percent. The carrying amount at December 31, 2016 was EUR 116 m (2015: EUR 114 m).

The amortisation expense for intangible assets with finite useful lives of EUR 298 m (2015: EUR 317 m; 2014: EUR 356 m) was disclosed in functional costs, principally in marketing and selling expenses.

F.3-47

Software solutions are the main component of other intangible assets. An impairment test of goodwill was carried out at September 30, 2016. No impairment losses were recognised as a result. The recoverable amount of goodwill was determined as its value in use, as in the previous year. To calculate its value in use, a discounted cash flow method was used. A detailed five-year plan was used as the basis for the calculation of cash flows. The economic growth rates and overall conditions assumed for the detailed planning period were based on the latest estimates from international economic research institute Oxford Economics. The operating margin in the individual segments was assumed to remain largely stable at the level seen in 2016 throughout the detailed planning period. The inflation assumption for the period extending beyond the planning period is 0.5 percent for all cash-generating units. The cost of capital increased as at December 31, 2016 due to a higher interest rate level in general. Sensitivity calculations performed on this basis did not result in any impairment. It would have taken an isolated increase of 1.9 percentage points in the cost of capital to result in the value in use equaling the carrying amount at the level of the Americas cash-generating unit. In the remaining CGUs, if this increase in the cost of capital had been applied, the value in use would still have exceeded the carrying amount.

ASSUMPTIONS FOR THE IMPAIRMENT TEST OF GOODWILL
	Carrying amount of allocated goodwill in EUR m		Pre-tax WACC based on region- specific premiums and discounts at impairment test date in percent		Post-tax WACC based on region- specific premiums and discounts at impairment test date in percent		Average annual growth rate in gross domestic product in planning period in percent		Average annual growth rate in industrial production in planning period in percent		Long-term growth rate in percent
	12/31/2015	12/31/2016	12/31/2015	9/30/2016	12/31/2015	9/30/2016	2015	2016	2015	2016	2015	2016
EMEA	5,098	4,986	8.1	6.9	6.4	5.6	2.0	1.9	1.9	1.6	0.5	0.5
Asia/Pacific	1,967	1,992	8.2	7.0	6.4	5.5	4.1	4.2	3.9	3.7	0.8	0.8
Americas	3,916	4,150	9.4	8.0	6.2	5.4	2.5	2.0	2.7	1.8	0.8	0.8
Engineering Division	277	277	8.6	7.6	6.6	5.7	3.2	3.2	3.0	2.7	0.8	0.8
Other Activities	346	-	5.1	-	4.2	-	2.5	-	1.2	-	0.8	-

Total	11,604	11,405

F.3-48

[13] Tangible assets

SCHEDULE OF TANGIBLE ASSETS - ACQUISITION COST
in EUR m	Land, land rights and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
At 01/01/2014	2,919	21,144	1,547	1,761	27,371
Currency adjustments	22	974	-31	44	1,009
Additions due to acquisitions	-	-	-	4	4
Additions	28	436	72	1,362	1,898
Disposals	40	408	71	3	522
Reclassifications	88	979	50	-1,081	36
Reclassification as assets held for sale	-	-	-	-	-

At 12/31/2014 / 01/01/2015	3,017	23,125	1,567	2,087	29,796

Currency adjustments	47	674	-7	-4	710
Additions due to acquisitions	6	29	-	5	40
Additions	38	538	95	1,218	1,889
Disposals	24	288	71	2	385
Reclassifications	42	1,333	30	-1,380	25
Reclassification as assets held for sale	-2	-4	-	-	-6

At 12/31/2015 / 01/01/2016	3,124	25,407	1,614	1,924	32,069

Currency adjustments	-37	110	12	22	107
Additions due to acquisitions	5	80	6	1	92
Additions	29	902	96	650	1,677
Disposals	62	451	64	115	692
Reclassifications	61	1,096	38	-1,194	1
Reclassification as assets held for sale	-160	-207	-26	-1	-394

At 12/31/2016	2,960	26,937	1,676	1,287	32,860

F.3-49

SCHEDULE OF TANGIBLE ASSETS – CUMULATIVE DEPRECIATION
in EUR m	Land, land rights and buildings	Technical equipment and machinery	Other equipment, furniture and fixtures	Plants under construction	Total
At 01/01/2014	1,343	13,502	1,137	5	15,987

Currency adjustments	-11	525	-24	9	499
Depreciation	85	1,195	99	-	1,379
Impairments	14	74	5	120	213
Disposals	26	379	70	-	475
Reclassifications	1	63	-22	-	42
Reclassification as assets held for sale	-	-	0	-	-

At 12/31/2014 / 01/01/2015	1,406	14,980	1,125	134	17,645

Currency adjustments	27	378	-6	8	407
Depreciation	92	1,365	111	-	1,568
Impairments	1	6	1	1	9
Disposals	20	276	70	1	367
Reclassifications	-	64	-14	-21	29
Reclassification as assets held for sale	-1	-3	-	-	-4

At 12/31/2015 / 01/01/2016	1,505	16,514	1,147	121	19,287

Currency adjustments	-26	26	8	-2	6
Depreciation	89	1,383	121	-	1,593
Impairments	-	17	-	-	17
Disposals	33	372	58	114	577
Reclassifications	1	26	-14	-	13
Reclassification as assets held for sale	-91	-125	-19	-	-235

At 12/31/2016	1,445	17,469	1,185	5	20,104

Net carrying amount at 12/31/2014	1,611	8,145	442	1,953	12,151

Net carrying amount at 12/31/2015	1,619	8,893	467	1,803	12,782

Net carrying amount at 12/31/2016	1,515	9,468	491	1,282	12,756

Tangible assets include leased buildings, technical equipment and machinery, and fixtures, with a carrying amount totaling EUR 77 m (2015: EUR 78 m). Due to the form of the underlying finance leases, these tangible assets are attributable to The Linde Group in its capacity as the economic owner of the assets. Of the total of EUR 77 m, EUR 22 m (2015: EUR 23 m) relates to land and buildings, EUR 12 m (2015: EUR 17 m) to technical equipment and machinery and EUR 42 m (2015: EUR 38 m) to vehicles.

Also included in tangible assets is technical equipment held under embedded operating leases on the sales side. Of the total minimum lease payments due in future from the customer from such embedded operating leases, EUR 75 m is due within one year (2015: EUR 64 m). EUR 309 m is due within one to five years (2015: EUR 309 m) and EUR 741 m is due in more than five years (2015: EUR 810 m).

Impairment tests were based on the recoverable amount of the assets examined, whereby generally the value in use was applied. The discount rates used (WACC) were based on those used in the impairment test for goodwill. Impairment losses of EUR 17 m were recognised in 2016 (2015: EUR 9 m; 2014: EUR 213 m). The impairment losses related mainly to production plants and were allocated to the following segments: EUR 4 m (2015: EUR 2 m; 2014: EUR 4 m) to EMEA, EUR 9 m (2015: EUR 4 m; 2014: EUR 119 m) to Asia/Pacific and EUR 3 m (2015: EUR 1 m; 2014: EUR 90 m) to the Americas segment. EUR 1 m (2015: EUR 2 m; 2014: EUR 0 m) was recognised in the Engineering Division. The impairment losses relating to tangible assets are largely included in cost of sales and in research and development costs. There were no reversals of impairment losses in 2016, 2015 or in 2014. Borrowing costs during the construction phase of EUR 24 (2015: EUR 52 m; 2014: EUR 42 m) were capitalised, based on a pre-tax interest rate of 3.1 to 3.8 percent (2015: 3.6 to 3.8 percent; 2014: 3.6 to 3.8 percent).

F.3-50

The cost of tangible assets was reduced in the 2016 financial year by government grants of EUR 3 m (2015: EUR 7 m). Tangible assets of EUR 48 m (2015: EUR 56 m) were pledged as security.

[14] Investments in associates and joint ventures/other financial assets

SCHEDULE OF FINANCIAL INVESTMENTS - ACQUISITION COST
in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans 1	TOTAL
As at 01/01/2014	223	104	31	358
Currency adjustments	20	6	1	27
Additions due to acquisitions	-	-	-	-
Additions	33	17	5	55
Disposals	20	54	7	81
Reclassifications	-5	-	-	-5
Reclassification as assets held for sale	-	-	-	-
As at 12/31/2014 / 01/01/2015	251	73	30	354
Currency adjustments	8	4	1	13
Additions	16	7	2	25
Disposals	22	29	2	53
Reclassifications	-	6	-1	5
As at 12/31/2015 / 01/01/2016	253	61	30	344
Currency adjustments	-1	-	-2	-3
Additions	19	21	11	51
Disposals	21	1	-	22
Reclassifications	-	-10	-2	-12
As at 12/31/2016	250	71	37	358

[1]	EUR 18 m (2015: EUR 12 m; 2014: EUR 15 m) of the non-current loans relates to loans to associates and joint ventures.

F.3-51

SCHEDULE OF FINANCIAL ASSETS – CUMULATIVE AMORTISATION
in EUR m	Investments in associates and joint ventures (at equity)	Other investments	Non-current loans	TOTAL
As at 01/01/2014	9	15	5	29

Currency adjustments	2	1	-	3
Additions due to acquisitions	-	-	-	-
Impairments	-	-	1	1
Disposals	-	4	-	4
Reclassifications	-	-	-	-
Reclassification as assets held for sale	-	-	-	-

As at 12/31/2014 / 01/01/2015	11	12	6	29

Currency adjustments	-	-	-	-
Additions due to acquisitions	-	-	-	-
Impairments	-	12	4	16
Disposals	-	-	-	-
Reclassifications	-	-	-	-
Reclassification as assets held for sale	-	-	-	-

As at 12/31/2015 / 01/01/2016	11	24	10	45

Currency adjustments	-	1	-1	-
Impairments	-	6	2	8
Disposals	-	1	-	1
Reclassifications	-	-4	-	-4

As at 12/31/2016	11	26	11	48

Net carrying amount at 12/31/2014	240	61	24	325

Net carrying amount at 12/31/2015	242	37	20	299

Net carrying amount at 12/31/2016	239	45	26	310

The share of profit or loss from associates and joint ventures in the 2016 financial year was EUR 13 m (2015: EUR 12 m; 2014: EUR 22 m). Within the Gases Division, EUR 4 m of the total figure related to EMEA (2015: EUR 3 m; 2014: EUR 9 m) and EUR 9 m to the Asia/Pacific segment (2015: EUR 11 m; 2014: EUR 12 m). The Americas segment contributed in 2016 EUR 0 m (2015: EUR 0 m; 2014: EUR 1 m).

Of the profit or loss from associates and joint ventures, there were unrecognised losses of EUR 1 m (2015: EUR 0 m; 2014: EUR 2 m) on the reporting date.

On the reporting date, there were no contingent liabilities relating to shares in associates or joint ventures (2015: EUR 0 m).

F.3-52

At December 31, 2016, there were open orders from joint ventures and associates of EUR 1 m (2015: EUR 0 m). As in the previous year, there were no significant restrictions on the ability of the associates and joint ventures to transfer dividends or funds to Linde or to repay loans to Linde.

AGGREGATE FINANCIAL INFORMATION ABOUT JOINT VENTURES (AT EQUITY)
in EUR m	2014	2015	2016
Profit for the year	19	14	14
Other comprehensive income (net of tax)	10	5	-2
Total comprehensive income	29	19	12

Aggregate financial information about associates based on the investment in those associates held by Linde is immaterial and is therefore not disclosed separately.

[15] Inventories

INVENTORIES
in EUR m	12/31/2015	12/31/2016
Raw materials, consumables and supplies	116	106
Unfinished goods and services in progress	202	192
Finished goods	585	601
Merchandise	227	223
Prepayments	111	109

Total	1,241	1,231

At December 31, 2016, the total inventory allowance was EUR 138 m (2015: EUR 122 m).

[16] Receivables from finance leases, trade receivables, other receivables and other assets and income tax receivables

RECEIVABLES AND OTHER ASSETS
	Current		Non-current		Total
in EUR m	12/31/2015	12/31/2016	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Receivables from finance leases	52	49	217	165	269	214
Receivables from percentage of completion contracts	174	160	-	-	174	160
Other trade receivables	2,550	2,595	2	2	2,552	2,597
Trade receivables	2,724	2,755	2	2	2,726	2,757
Other tax receivables	226	198	19	21	245	219
Derivatives with positive fair values	160	119	156	95	316	214
Prepaid pension costs	-	-	118	115	118	115
Miscellaneous receivables and assets	392	471	133	147	525	618
Other receivables and other assets	778	788	426	378	1,204	1,166
Income tax receivables	277	199	9	7	286	206

F.3-53

Receivables from finance leases

Almost all the receivables from finance leases relate to agreements which are classified as embedded finance leases according to IFRIC 4/IAS 17. The counterparty risk arising from receivables from finance leases is covered by the air separation plants and other plants underlying the contracts.

RECEIVABLES FROM FINANCE LEASES
in EUR m	12/31/2015	12/31/2016
Total future minimum lease payments (gross investment)	336	252

due within one year	71	61
due in one to five years	198	161
due in more than five years	67	30
Present value of minimum lease payments	269	214
due within one year	52	49
due within one to five years	157	138
due in more than five years	60	27
Unearned finance income included in the minimum lease payments	67	38

Receivables from percentage of completion contracts

Receivables from percentage of completion (PoC) contracts comprise the aggregate amount of costs incurred and recognised profits, less advance payments received.

At the reporting date, costs incurred and profits recognised on long-term construction contracts amounted to EUR 5,035 m (2015: EUR 4,987 m), offset against advance payments of EUR 5,846 m (2015: EUR 5,474 m), giving rise to receivables of EUR 160 m (2015: EUR 174 m) and liabilities of EUR 971 m (2015: EUR 661 m).

Other trade receivables

Other trade receivables are due from a large number of customers in a wide variety of industry sectors and many different regions. To assess the recoverability of accounts receivable, the creditworthiness of customers is subject to constant review. Credit loss insurance is taken out if required.

FINANCIAL ASSETS PAST DUE BUT NOT IMPAIRED
2015, in EUR m	< 30 days	30-60 days	60-90 days	90-180 days	>180 days
Trade receivables	319	50	32	1	1
Other receivables and assets	-	-	-	-	-

2016, in EUR m	< 30 days	30-60 days	60-90 days	90-180 days	>180 days
Trade receivables	353	48	29	18	-
Other receivables and assets	1	-	-	1	1

F.3-54

In the case of financial assets which are neither past due nor impaired, there were no indications at the reporting date of any potential impairment.

[17] Securities

Short-term securities decreased during the 2016 financial year, namely by EUR 290 m from EUR 421 m to EUR 131 m, mainly as a result of disposals.

There were held-to-maturity securities at December 31, 2016 of EUR 13 m (2015: EUR 13 m).

[18] Cash and cash equivalents

Cash and cash equivalents of EUR 1,463 m (2015: EUR 1,417 m) comprised mainly cash at banks and money market funds which have maturities of three months or less.

CASH AND CASH EQUIVALENTS
in EUR m	12/31/2015	12/31/2016
Bank balances	739	884
Money market funds	200	99
Cheques	5	4
Cash	1	3
Cash equivalents	472	473

Total	1,417	1,463

The cash equivalents include an amount of EUR 464 m (2015: EUR 371 m) for bilateral Credit Support Annexes which are deposited as collateral under agreements with banks.

[19] Non-current assets classified as held for sale and disposal groups

On December 31, 2016, assets in the amount of EUR 610 m and liabilities in the amount of EUR 141 m were reported as non-current disposal groups held for sale.

These mainly relate to the logistics services company Gist. Since December 2016, Gist’s business, which is included in the Other Activities, has been held for sale and reported as a discontinued operation. This means that assets with a carrying amount of EUR 585 m and liabilities with a carrying amount of EUR 139 m were reclassified within the Group statement of financial position. These mainly relate to goodwill (net carrying amount following amortisation: EUR 225 m), tangible assets (EUR 109 m) and trade receivables (EUR 110 m). The business is likely to be sold in the coming year on the basis of a purchase offer that has already been made. The valuation of the disposal group at fair value less costs to sell resulted in an impairment loss of EUR 75 m.

Furthermore, assets in the amount of EUR 18 m and liabilities in the amount of EUR 2 m were reported as non-current disposal groups held for sale. These relate to the gases business in Slovenia, Bosnia and Croatia. The sale agreement has already been signed and the business is set to be sold at the beginning of this year. The assets were subject to an impairment of EUR 6 m that was recognised under administration expenses.

A further EUR 7 m relates to the planned sale of vehicles in the Asia/Pacific segment. The vehicles were purchased during the reporting period and are to be sold again within the next twelve months as part of an operating sale and lease-back agreement.

F.3-55

In 2016 as a whole, non-current assets held for sale totalling EUR 95 m and liabilities totalling EUR 35 m were sold as planned. The profit on disposal came to EUR 46 m and is reported under other operating income.

The cumulative changes in equity not recognised in profit or loss contain expenses relating to the foreign currency valuation of the assets and liabilities reported as held for sale amounting to EUR 97 m on the reporting date

PROFIT FROM DISCONTINUED OPERATIONS
in EUR m	2014	2015	2016
Revenue	567	607	602
Expenses	538	593	582

Loss resulting from valuation at fair value, less costs to sell	-	-	75
PROFIT BEFORE TAX INCOME FROM DISCONTINUED OPERATIONS	29	14	-55

INCOME TAX INCOME FROM ORDINARY ACTIVITIES	6	-2	-3
PROFIT FOR THE YEAR FROM DISCONTINUED OPERATIONS	23	16	-52
attributable to Linde AG shareholders	23	16	-52

[20] Equity

EQUITY
in EUR m	12/31/2015	12/31/2016
Share Capital	475,476,940.80	475,476,940.80
Nominal value of own shares	243,479.04	243,479.04
Issued share capital	475,233,461.76	475,233,461.76
Authorised capital (total)	84,119,265.28	94,000,000.00
Authorised Capital I	47,000,000.00	47,000,000.00
Authorised Capital II	37,119,265.28	47,000,000.00
Conditionally authorised capital (total)	57,240,000.00	57,240,000.00
2012 conditionally authorised capital	10,240,000.00	10,240,000.00
2013 conditionally authorised capital	47,000,000.00	47,000,000.00

Share capital

Linde AG’s share capital at the reporting date amounts to EUR 475,476,940.80 and is fully paid up. It is divided into 185,733,180 shares at a notional par value of EUR 2.56 per share. The shares are no-par value shares. Each share confers a voting right and is entitled to dividend. In accordance with § 71b of the German Stock Corporation Act (AktG), the company is not entitled to dividends or to voting rights in respect of the 95,109 own shares it holds at December 31, 2016.

No new no-par value shares were issued in the 2016 financial year. This means that the company’s share capital did not change year-on-year:

NUMBER OF SHARES

	2015	2016
Number of shares at Jan. 1	185,733,180	185,733,180
Number of shares at Dec. 31	185,733,180	185,733,180
Own shares	95,109	95,109
Number of shares outstanding at Dec. 31	185,638,071	185,638,071
Number of Shares authorised capital I	18,359,375	18,359,375
Number of Shares authorised capital II	14,499,713	18,359,375

F.3-56

Capital reserve

The capital reserve comprises the premiums arising on the issue of shares and the expenses relating to the issue of option rights to employees in accordance with IFRS 2 Share-based Payments.

Revenue reserves

Included under this heading are the past earnings of the companies included in the Group financial statements, to the extent that these have not been distributed.

In addition, the effects of the remeasurement of defined benefit plans and the effects of the limit on a defined benefit asset (asset ceiling as set out in IAS 19.64) have been recognised in revenue reserves. This makes it quite clear that these amounts will not be transferred to profit or loss in future periods. A deferred tax effect of EUR 125 m was recognised in the movement in revenue reserves as a result of actuarial gains and losses (2015: EUR -56 m).

Cumulative changes in equity not recognised through the statement of profit or loss

Disclosed under this heading are the differences arising on the translation of the financial statements of foreign subsidiaries and gains or losses on the remeasurement of securities and hedging instruments, accounted for in equity rather than being recognised in the statement of profit or loss.

Movements in cumulative changes in equity not recognised in profit or loss were as follows:

MOVEMENT IN CUMULATIVE CHANGES IN EQUITY NOT RECOGNISED THROUGH THE STATEMENT OF PROFIT OR LOSS
	2014			2015			2016
in EUR m	Before tax	Tax effect	Net	Before tax	Tax effect	Net	Before tax	Tax effect	Net
Movement in currency translation differences	1,308		1,308	1,093	-	1,093	-132	-	-132
Movement in unrealised gains/losses on available-for-sale financial assets	-14	4	-10	-9	2	-7	1	-	1
Movement in accumulated unrealised gains/losses		-1	-1	-8	2	-6	1	-	1
Realised gains/losses	-14	5	-9	-1	-	-1	-	-	-
Movement in unrealised gains/losses on hedging instruments	-721	71	-650	-484	7	-477	40	-	40
Movement in accumulated unrealised gains/losses	-705	67	-638	-466	2	-464	64	-7	57
Realised gains/losses	-16	4	-12	-18	5	-13	-24	7	-17

NON-CONTROLLING INTERESTS
in EUR m	12/31/2015	12/31/2016
LINDE LIENHWA INDUSTRIAL GASES CO. LTD., Taiwan	268	272
African Oxygen Limited, South Africa	73	94
BOC-TISCO GASES CO., Ltd., China	73	61
Shanghai HuaLin Industrial Gases Co. Ltd., China	50	47
Ma’anshan BOC-Ma Steel Gases Company Limited, China	49	47
LINDE INDIA LIMITED, India	47	46
MIG Production Company Limited, Thailand	35	35
Linde Gas Algerie S.p.A., Algeria	31	34
Saudi Industrial Gas Company, Saudi Arabia	33	32
Linde Engineering (Dalian) Co. Ltd., China	24	23
Various other companies	188	212

Total	871	903

The voting rights of non-controlling shareholders correspond to their share of the equity in the companies concerned in each case. Detailed information about individual subsidiaries which have non-controlling shareholders is not disclosed due to the individual figures not being material.

F.3-57

Capital structure management

Linde’s capital structure management is based on various financial performance indicators such as the equity ratio and the dynamic indebtedness factor. The aim of the capital structure management is to obtain unrestricted access to the capital market and to achieve a strong investment grade rating.

Financing principles and objectives

The aim of external financing and liquidity management is to ensure that the Group has adequate liquidity at all times. For Linde, external financial headroom is maintained primarily by the capital markets and a major international banking group. Within the Group, the principle of internal financing applies, i.e. the financing requirements of subsidiaries are covered wherever possible, and wherever it makes financial sense, by intra-Group loans. Group companies are financed either by the cash surpluses of other business units in cash pools, or by Group loans from Linde Finance B.V. and/or Linde AG, taking into consideration any risks specific to that particular country. Group Treasury also negotiates credit facilities with local banks to take account of legal, fiscal or other requirements. Especially in countries with currency restrictions, local financing is used to finance small amounts or for projects that involve specific local circumstances.

Linde maintained an adequate liquidity position again in 2016. In addition to cash and cash equivalents of EUR 1,463 m, Linde also holds securities totaling EUR 131 m. These securities are mainly German government bonds with maturities of less than one year.

[21] Provisions for pensions and similar obligations

PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS
in EUR m	12/31/2015	12/31/2016
Provisions for pensions	1,056	1,552
Provisions for similar obligations	12	12

Total provisions	1,068	1,564

Net Pension assets	118	115

Different countries have different pension systems, due to the variety of legal, economic and fiscal conditions applicable in each country. These are generally based on the remuneration and length of service of the employees.

The provisions for similar obligations include bridging payments in Germany as well as other obligations.

Occupational pension schemes can be either defined contribution or defined benefit schemes.

In the case of defined benefit plans, the company’s obligation is to meet the defined benefit commitments to current and former employees. Two different methods can be distinguished: the recognition of provisions for pensions and the use of externally financed pension schemes. The Linde Group’s main defined benefit plans are described below.

The defined benefit commitments in Germany re-late to old age pensions, invalidity pensions and surviving dependants pensions. These commitments are based principally on defined contribution pension rules, whereby vested rights for periods of service prior to January 1, 2002 based on earlier final-salary pension scheme rules have to be taken into account. In addition, there are direct commitments in respect of the salary conversion scheme in the form of cash balance plans. The resulting pension payments are calculated on the basis of an interest guarantee and the performance of the corresponding investment. There are no mini-mum funding requirements. The pension obligations in Germany are partly funded by a Contractual Trust Arrangement (CTA).

F.3-58

Defined benefit commitments in the UK agreed prior to July 1, 2003 are earnings-related and dependent on the period of service, and relate to old age pensions, invalidity pensions and surviving dependants pensions.

With effect from April 1, 2011, the amount of future increases in inflation-linked pensions and of increases in pensionable emoluments was restricted.

Legal, regulatory and contractual minimum funding requirements are in place. Pension obligations in the UK are to a great extent funded. Defined benefit pension plans were closed to new entrants from July 1, 2003.

Defined benefit commitments in the United States relate to old age pensions, invalidity pensions and surviving dependants pensions. The commitments are based on pension regulations which are dependent on the period of service and salary of the employee. Most of the pension plans take the form of cash balance plans. The plan participants have the option to take a lump-sum payment or annual pension payments. The cash balance plan was closed to new entrants with effect from July 1, 2016. For existing plan participants, the cash balance plan will come to an end in 2021. Legal and regulatory minimum funding requirements are in place. Pension obligations in the United States are currently fully funded.

The amount of the pension obligation (actuarial present value of the defined benefit obligation, or DBO) was calculated using actuarial valuation methods, which require the use of estimates. In addition to assumptions about mortality and disability, the following assumptions which depend on the economic situation in that particular country are also relevant, so that for countries classed as “Other Europe” and “Other countries”, weighted average figures based on the obligation are given:

ASSUMPTIONS USED TO CALCULATE THE PROVISIONS FOR PENSIONS
	Germany		UK		Other Europe		USA		Other countries
in percent	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Discount rate	2.50	1.90	3.90	2.70	1.64	1.55	3.60	3.40	4.05	4.40
Growth in future benefits	2.50	2.53	2.50	2.50	1.84	1.64	–	0.00	3.98	3.71
Growth in pensions	1.63	1.65	3.28	3.40	1.05	1.09	1.96	1.88	1.41	1.51

The growth in future benefits comprises expected future increases in salaries, which are estimated annually, taking inflation and the economic situation into account.

The sensitivity analysis below demonstrates the extent to which the present value of the defined benefit obligation changes when, in each case, just one of the actuarial assumptions changes while the other actuarial assumptions remain the same.

For the pension plans in Germany, an increase of one year in life expectancy would result in an increase in the defined benefit obligation of 5.4 percent (2015: 5.1 percent). The sensitivity analysis of life expectancy in Germany is based on pension funds held at 31 December 2016.

For the pension plans in the UK, an increase of one year in life expectancy would result in an increase in the DBO of 4.0 percent (2015 3.0 percent). For the pension plans in the United States, no sensitivity analysis of life expectancy was prepared, as the plan participants generally avail themselves of the option to be paid a lump sum.

In Germany, life expectancy is calculated on the basis of the “2005 G mortality tables” produced by Professor Dr Klaus Heubeck. Pension plans in the UK use their own mortality tables and biometric assumptions. These are determined on the basis of actual experience in a pool of comparable pension plans. At the reporting date, the average life expectancy applicable to pension plans in the UK is 22.0 years for a male pensioner aged 65 (2015: 22.0 years) and

23.6 years for a female pensioner aged 65 (2015: 23.5 years), while the future average life expectancy at the pensionable age of 65 for active members of the pension plans is currently 23.9 years for men aged 45 (2015: 23.8 years) and 26.2 years for women aged 45 (2015: 26.1 years).

F.3-59

The weighted average duration of the defined benefit obligations in The Linde Group at December 31, 2016 is 17.8 years (2015: 16.8 years).

SENSITIVITY ANALYSIS
		Discount rate		Growth in future benefits		Growth in pensions
in EUR m	Change	+50 bp	- 50 bp	+50 bp	- 50 bp	+50 bp	- 50 bp
Germany	12/31/2015	–111	125	10	–11	68	–62
	12/31/2016	–133	151	72	–66	12	–13
UK	12/31/2015	–349	383	–	–	307	–284
	12/31/2016	–396	437	15	–15	353	–326
Other Europe	12/31/2015	–35	39	9	–8	17	–27
	12/31/2016	–48	54	6	–5	32	–28
USA	12/31/2015	–29	30	2	–2	–	–
	12/31/2016	–27	28	–	–	–	–
Other countries	12/31/2015	–11	16	4	–7	3	–3
	12/31/2016	–12	13	3	–7	3	–3
Total	12/31/2015	–535	593	25	–28	395	–376
	12/31/2016	–616	683	96	–93	400	–370

F.3-60

RECONCILIATION OF THE DBO AND OF THE PLAN ASSETS
	Germany		UK		Other Europe		USA		Other countries		Total
in EUR m	Defined Benefit Obligation	Plan assets	Defined Benefit Obligation	Plan assets	Defined Benefit Obligation	Plan assets	Defined Benefit Obligation	Plan assets	Defined Benefit Obligation	Plan assets	Defined Benefit Obligation	Plan assets
As AT 01/01/2015	1,432	–788	3,984	–3,838	894	–598	536	–553	298	–291	7,144	–6,068
Service cost	42	–	52	–	–37	–	19	–	10	–	86	–
Current service cost	42	–	52	–	21	–	19	–	11	–	145	–
Past service cost	–	–	–	–	–4	–	–	–	–	–	–4	–
Effects from plan curtailments	–	–	–	–	–24	–	–	–	–1	–	–25	–
Effects from plan settlements	–	–	–	–	–30	–	–	–	–	–	–30	–
Interest expense (+)/interest income (-)	31	–17	152	–147	14	–7	20	–21	13	–14	230	–206
Remeasurements	–75	11	–234	167	5	–25	–2	41	–2	2	–308	196
Return on plan assets (excluding amounts included in interest expenses and income)	–	11	–	167	–	–25	–	41	–	2	–	196
Actuarial gains (-)/losses (+)	–75	–	–234	–	5	–	–2	–	–2	–	–308	–
Effects from changes in demographic assumptions	–	–	–	–	–14	–	–4	–	–	–	–18	–
Effects from changes in financial assumptions	–70	–	–165	–	24	–	–1	–	1	–	–211	–
Effects from changes in experience assumptions	–5	–	–69	–	–5	–	3	–	–3	–	–79	–
Employers´ contributions	–	–2	–	–76	–	–13	–	–	–	–9	–	–100
Employees´ contributions	13	–13	1	–1	3	–3	–	–	1	–1	18	–18
Pensions payments made	–52	2	–143	143	–22	15	–36	33	–41	36	–294	229
Settlement payments	–	–	–	–	–290	290	–	–	–	–	–290	290
Effects of changes in exchange rates	–	–	218	–208	20	–14	60	–62	–11	15	287	–269
Changes in Group structure/other changes	–	–	–	3	3	2	–	–	2	1	5	6
As AT 12/31/2015 / 01/01/2016	1,391	–807	4,030	–3,957	590	–353	597	–562	270	–261	6,878	–5,940
Service cost	34	–	13	–	–11	–	1	–	11	–	48	–
Current service cost	34	–	24	–	17	–	19	–	11	–	105	–
Past service cost	–	–	–11	–	–20	–	–	–	–	–	–31	–
Effects from plan curtailments	–	–	–	–	–1	–	–18	–	–	–	–19	–
Effects from plan settlements	–	–	–	–	–7	–	–	–	–	–	–7	–
Interest expense (+)/interest income (-)	34	–21	138	–133	11	–6	21	–20	12	–13	216	–193
Remeasurements	139	–50	905	–401	25	–8	–	–15	–6	1	1,063	–473
Return on plan assets (excluding amounts included in interest expenses and income)	–	–50	–	–401	–	–8	–	–15	–	1	–	–473
Actuarial gains (-)/losses (+)	139	–	905	–	25	–	–	–	–6	–	1,063	–
Effects from changes in demographic assumptions	–	–	–	–	2		–7	–	1	–	–4	–
Effects from changes in financial assumptions	151	–	936	–	24	–	7	–	–2	–	1,116	–
Effects from changes in experience assumptions	–12	–	–31	–	–1	–	–	–	–5	–	–49	–
Employers´ contributions	–	–	–	–54	–	–12	–	–	–	–9	–	–75
Employees´ contributions	13	–13	1	–1	3	–3	–	–	1	–1	18	–18
Pensions payments made	–51	1	–160	160	–21	14	–33	29	–29	26	–294	230
Settlement payments	–	–	–	–	–18	18	–	–	–2	2	–20	20
Effects of changes in exchange rates	–	–	–569	541	1	–6	19	–18	14	–16	–535	501
Changes in Group structure/other changes	–	–	–82	85	3	–3	–	–	–5	13	–84	95
As AT 12/31/2016	1,560	–890	4,276	–3,760	583	–359	605	–586	266	–258	7,290	–5,853

F.3-61

In 2016, plan amendments to pension plans in Ireland and Switzerland had a positive impact on operating profit in the amount of EUR 19 m in total. In the US, the plan closure of the cash balance plan had a positive impact on the operating profit of EUR 18 m. The restructuring of a defined benefit plan in Norway resulted in a large part of the pension plan being transferred to an insurer. This had a positive effect on operating profit in the amount of EUR 7 m in total.

In 2015, the transfer of a large part of the pension plans in the Netherlands to a pension fund had a positive impact on operating profit of EUR 42 m in total (2014: EUR 0 m).

Actual income from plan assets in external pension funds in 2016 was EUR 666 m (2015: EUR 10 m; 2014: EUR 461 m). This was higher than the interest income from plan assets of EUR 193 m (2015: EUR 206 m; 2014: EUR 237 m) calculated at the corresponding DBO interest rate.

Employer’s contributions in the 2016 financial year totaled EUR 75 m (2015: EUR 100 m; 2014: EUR 391 m).

Payments of employer’s contributions to increase plan assets in external pension funds in the 2017 financial year are expected to amount to EUR 123 m. The year-on-year increase in the expected contributions (EUR 99 m) is mainly due to the higher expected special payments in the UK to close the ongoing short-fall in the UK pension plans in accordance with local valuation rules.

The expense for newly acquired pension entitlements in the financial year and the net interest cost for each respective financial year are determined each year on the basis of the prior year’s net obligation at the reporting date.

PENSION EXPENSE RELATING TO DEFINED BENEFIT PLANS RECOGNISED IN THE INCOME STATEMENT
	Germany			UK			Other Europe			USA			Other countries			Total
in EUR m	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016
Service cost	24	42	34	36	52	13	20	-37	-11	17	19	1	10	10	11	107	86	48
Current service cost	24	42	34	36	52	24	20	21	17	16	19	19	11	11	11	107	145	105
Past service cost	-	-	-	-	-	-11	-	-4	-20	1	-	-	-1	-	-	-	-4	-31
Gains (-)/ losses (+) from plan curtailments	-	-	-	-	-	-	-	-24	-1	-	-	-18	-	-1	-	-	-25	-19
Gains (-)/ losses (+) from plan settlements	-	-	-	-	-	-	-	-30	-7	-	-	-	-	-	-	-	-30	-7
Net interest expense (+) / income (-)	19	14	13	-3	5	5	5	7	5	-2	-1	1	-2	-1	-1	17	24	23
Interest expense from DBO	42	31	34	156	152	138	23	14	11	19	20	21	14	13	12	254	230	216
Interest income from plan asset	-23	-17	-21	-159	-147	-133	-18	-7	-6	-21	-21	-20	-16	-14	-13	-237	-206	-193
Other effects recognised in the statement of profit or loss	-	-	-	2	3	3	-	-	1	-	-		1	1	1	3	4	5

Total net pension cost	43	56	47	35	60	21	25	-30	-5	15	18	2	9	10	11	127	114	76

For the external financing of defined benefit obligations, The Linde Group uses standard international models for the transfer of pension assets (e.g. pension funds and Contractual Trust Arrangements). Pension plans financed via external pension funds exist principally in Australia, Canada, Germany, Ireland, Norway, South Africa, Switzerland, the UK and the United States.

F.3-62

In some countries, Linde is obliged to make contributions to plan assets as a result of legal requirements or contractual agreements. In certain countries, however, these increases in plan assets will not lead to the recognition of an asset because of the asset ceiling described in IAS 19.64 (IFRIC 14). In 2016 and in 2015, there was no asset ceiling.

FUNDING STATUS OF THE DEFINED BENEFIT OBLIGATION
	Germany		UK		Other Europe		USA		Other countries		Total
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016
Actuarial present value of pension obligations (defined benefit obligation)	1,391	1,560	4,030	4,276	590	583	597	605	270	266	6,878	7,290
of which unfunded pension obligations	60	74	-	-	156	141	80	81	39	42	335	338
of which funded pension obligations	1,331	1,486	4,030	4,276	434	442	517	524	231	224	6,543	6,952
Fair value of plan assets	-807	-890	-3,957	-3,760	-353	-359	-562	-586	-261	-258	-5,940	-5,853
Net obligation	584	670	73	516	237	224	35	19	9	8	938	1,437
Amount at 12/31	584	670	73	516	237	224	35	19	9	8	938	1,437
of which pension provision (+)	584	670	97	522	237	224	83	83	55	53	1,056	1,552
of which pension asset (-)	-	-	-24	-6	-	-	-48	-64	-46	-45	-118	-115

The Linde Group is exposed to various risks in relation to defined benefit pension schemes. In addition to general actuarial risks, the Group is exposed to currency risk and investment risk in respect of the plan assets.

Plan assets and the defined benefit obligation may fluctuate over time. To compensate for such fluctuations, potential fluctuations in the defined benefit obligation are taken into account in the course of the investment management of the plan assets. In ideal circumstances, plan assets and pension obligations are influenced in the same way by external factors, which provide a natural protection against such factors (liability-driven investment). Moreover, the broadly-based portfolio structure of plan assets in The Linde Group results in diversification of capital market risk.

PORTFOLIO STRUCTURE OF PENSION ASSETS
	Germany		UK		Other Europe		USA		Other countries		Total
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	in %	2016	in %
Shares	212	221	732	630	95	91	121	98	79	81	1,239	20.9	1,121	19
Fixed-interest securities	363	449	2,404	2,438	109	125	364	388	111	105	3,351	56.4	3,505	60
Property	46	49	126	88	42	45	-	-	11	10	225	3.8	192	3
Insurance	-	-	-	-	51	72	-	-	17	17	68	1.1	89	2
Other	186	171	695	604	56	26	77	100	43	45	1,057	17.8	946	16

Total	807	890	3,957	3,760	353	359	562	586	261	258	5,940	100.0	5,853	100

Plan assets comprise mainly shares and fixed-interest securities. Prices quoted in an active market are not available in the case of property and insurance.

Financial instruments issued by companies in The Linde Group are not included in plan assets to a significant extent. Property which is used by Group companies is not included in plan assets.

F.3-63

Defined contribution plans

The total of all pension costs relating to defined contribution plans in 2016 was EUR 200 m (2015: EUR 210 m; 2014: EUR 176 m). Of this amount, contributions to state pension schemes in 2016 totaled EUR 124 m (2015: EUR 122 m; 2014: EUR 88 m).

[22] Miscellaneous provisions

OTHER PROVISIONS
	Current		Non-current		TOTAL
in EUR m	2015	2016	2015	2016	2015	2016
Provisions for taxes	23	27	–	–	23	27
Obligations from delivery transactions	151	123	69	61	220	184
Warranty obligations and risks from transactions in course of completion	117	124	45	83	162	207
Obligations relating to personnel	511	546	83	63	594	609
Dismantling obligations	6	6	234	259	240	265
Other obligations	281	314	99	60	380	374
Miscellaneous provisions	1,066	1,113	530	526	1,596	1,639

Total	1,089	1,140	530	526	1,619	1,666

Provisions for taxes include only other taxes.

The provisions for warranty obligations and risks from transactions in course of completion consist principally of provisions for anticipated losses on transactions, for litigation and for guarantees and warranty obligations. The provisions for warranty obligations relate mainly to the Engineering Division and are generally utilised within three years.

The provisions for obligations relating to personnel comprise mainly provisions for pre-retirement part-time work, outstanding holidays, anniversaries, and wages and salaries not yet paid. The provision for obligations relating to pre-retirement part-time work is based on individual contractual agreements. The provisions for dismantling obligations are stated at the discounted settlement amount on the date the plant comes on stream. A corresponding item is recognised in tangible assets and is subject to depreciation. The provision is compounded over the duration of the underlying contracts. Due to the wide range of residual terms of the contracts, the residual term of the provision falls mainly in a range of between one and 20 years. Changes in estimates, where these involve a change in assumptions about future cost trends or changes in interest rates, are adjusted for in the carrying amount of the relevant plant without affecting profit or loss.

The unwinding of interest applied to other long- term provisions amounted to EUR 4 m (2015: EUR 7 m; 2014: EUR 8 m).

Other obligations mainly consist of provisions for miscellaneous expenses in the amount of EUR 130 m (2015: EUR 157 m), provisions for restructuring of EUR 97 m (2015: EUR 111 m) provisions for follow-up costs related to plant constructions of EUR 88 m (2015: EUR 55 m) and provisions for environmental obligations of EUR 48 m (2015: EUR 46 m).

F.3-64

MOVEMENTS IN OTHER PROVISIONS

in EUR m	Opening balance at 01/01/2016	Changes in scope of consolidation[1]	Utilisation	Release	Addition	Transfer	Closing balance at 12/31/2016
PROVISIONS FOR TAXES	23	-4	21	14	43	-	27
Obligations from delivery transactions	220	-22	36	28	49	1	184
Warranty obligations and risks from transactions in course of completion	162	24	47	41	102	7	207
Obligations relating to personnel	594	-3	270	39	322	5	609
Dismantling obligations	240	3	3	1	26	-	265
Other obligations	380	6	143	56	200	-13	374
Other provisions	1,596	8	499	165	699	-	1,639

Total	1,619	4	520	179	742	-	1,666

[1]	Including currency differences.

[23] Financial debt

Financial debt comprises interest-bearing obligations of The Linde Group:

FINANCIAL DEBT

	Current		Non-current				Total
	Due within one year		Due in one to five years		Due in more than five years
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016
Subordinated bonds	-	-	-	-	1,050	-	1,050	-
Other bonds	383	1,242	4,460	3,852	2,321	2,397	7,164	7,491
Commercial papers (CP)	79	111	-	-	-	-	79	111
Bank loans and overdrafts	491	455	432	246	18	10	941	711
Other financial liabilities	70	46	142	131	37	38	249	215

Gross financial debt	1,023	1,854	5,034	4,229	3,426	2,445	9,483	8,528

Of the other bonds, EUR 2,825 m (2015: EUR 2,397 m) was in a fair value hedging relationship at December 31, 2016. If there had been no adjustment to the carrying amount as a result of fair value hedging relationships which had been agreed and were outstanding at the end of the year, the other bonds would be EUR 37 m (December 31, 2015: EUR 65 m) lower. Of the other bonds, EUR 641 m was in a cash flow hedging relationship at December 31, 2016 (2015: EUR 681 m).

The bank loans and overdrafts include an amount of EUR 41 m (2015: EUR 65 m) for bilateral Credit Support Annexes which are deposited as collateral under agreements with banks.

In the 2016 and 2015 financial years, there were no defaults or breaches of loans payable.

F.3-65

FIXED-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m1	Weighted average residual term (in years)	Weighted average effective interest rate (in percent)[2]
Linde Finance B.V., Amsterdam/ Linde AG, Munich	EUR 5.780 m	5,780	4.6	2.6
Linde Finance B.V., Amsterdam/ Linde AG, Munich	USD 700 m	663	3.7	2.1
Linde Finance B.V., Amsterdam	GBP 300 m	358	6.3	5.9
Linde AG, Munich	NOK 2.000 m	220	0.7	2.8
Linde Finance B.V., Amsterdam	AUD 100 m	68	2.5	4.3

Total		7,089

[1]	Includes adjustments relating to hedging transactions.
[2]	Effective interest rate in the relevant currency.

VARIABLE-INTEREST BONDS

Issuer	Nominal volume in relevant currency (ISO code)	EUR m	Weighted average residual term (in years)	Weighted average coupon (in percent)[1]
Linde Finance B.V., Amsterdam	USD 370 m	352	2.4	1.5
Linde Finance B.V., Amsterdam	EUR 50 m	50	1.4	0.3

Total		402

[1]	Current coupon in the relevant currency.

Financial covenants

No financial covenants are contained in the agreement relating to the EUR 2.5 bn syndicated credit facility.

The bank loans and overdrafts of African Oxygen Limited include various financial covenants relating to key financial figures in African Oxygen Limited. All the financial covenants relating to African Oxygen Limited were fulfilled in the 2016 and 2015 financial years.

[24] Liabilities from finance leases

Liabilities from finance leases are repaid over the lease term. They have the following residual lease terms at the reporting date:

LIABILITIES FROM FINANCE LEASES
in EUR m	12/31/2015	12/31/2016
Total future minimum lease payments (gross investment)	115	114
due within one year	22	22
due in one to five years	43	40
due in more than five years	50	52
Present value of minimum lease payments	78	74
due within one year	23	21
due in one to five years	35	33
due in more than five years	20	20
Finance charge included in the minimum lease payments	37	40

The carrying amounts of assets held under finance leases are disclosed principally under tangible assets. These assets comprise distribution equipment, vehicles and other fixtures and fittings. Buildings are also included here. Some of the lease agreements contain extension clauses, purchase options or price adjustment clauses customary in the market

F.3-66

[25] Trade payables, miscellaneous liabilities, liabilities from income taxes

TRADE PAYABLES AND OTHER LIABILITIES
	Current		Non-current		Total
in EUR m	2015	2016	2015	2016	2015	2016
Percentage of completion (PoC)	661	971	-	-	661	971
Other	2,562	2,599	3	1	2,565	2,600
Trade payables	3,223	3,570	3	1	3,226	3,571
Payments received on account of orders	223	150	9	4	232	154
Other taxes	207	176	4	6	211	182
Social security	62	60	1	2	63	62
Derivatives with negative fair values	189	239	486	403	675	642
Miscellaneous liabilities	574	583	347	310	921	893
Other liabilities	1,255	1,208	847	725	2,102	1,933
Income tax liabilities	568	549	-	-	568	549

Total	5,046	5,327	850	726	5,896	6,053

Percentage of completion trade payables of EUR 971 m (2015: EUR 661 m) relate to advance payments received on construction contracts, where these exceed the state of completion of the contract. Income tax liabilities are disclosed as current in accordance with IAS 1.69 (d) as they are due with immediate effect and generally Linde has no option to defer them. Included in the income tax liabilities disclosed are amounts which may not fall due until more than twelve months after the reporting date.

Also included in income tax liabilities are liabilities relating to prior periods arising from external tax audits in various countries

OTHER INFORMATION

[26] Share option schemes

Linde Performance Share Programme 2012

It was resolved at the Annual General Meeting of Linde AG held on May 4, 2012 to introduce a performance share programme for management (Long Term Incentive Plan 2012 - LTIP 2012), under which up to 4 million options can be issued over a total period of five years. For this purpose, the issued share capital can be increased by up to EUR 10,240,000 by the issue of up to 4 million bearer shares with a notional par value of EUR 2.56 if certain conditions are met (2012 conditionally authorised capital).

The options may be issued in annual tranches during the authorised period. Each option confers the right to purchase one share in Linde AG at the exercise price, which is equivalent in each case to the lowest issue price, currently EUR 2.56 per share. Linde AG may decide, at its own discretion, at any time until the beginning of the exercise period that the option entitlements of the option holders may be met by providing own shares or making a payment in cash instead of issuing new shares out of the share capital conditionally authorised for this purpose. The Linde Performance Share Programme 2012 is designed as share-based payment with compensation provided in the form of equity instruments. Each individual tranche may be issued within a period of 16 weeks after the Annual General Meeting of Linde AG. The options may not be exercised until a qualifying period has expired. The qualifying period begins on the issue date which has been determined and ends on the fourth anniversary of the issue date. If options are to be exercised, this must take place during a period of twelve months from the end of the relevant qualifying period (the exercise period).

Performance targets

Options may only be exercised if and to the extent that performance targets are reached. The performance targets for each individual tranche of options are based on movements in (i) earnings per share and

F.3-67

(ii) relative total shareholder return. Within each individual tranche of options, equal weighting is given to the “earnings per share” performance target and the “relative total shareholder return” performance target. Within each of these performance targets, a minimum target must be reached if the options are to become exercisable, and there is also a stretch target. If the stretch target for one of these performance targets is reached, all the options relating to that performance target become exercisable.

“Earnings per share” performance target

The minimum target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for special items for the financial year ending before the expiry of the qualifying period achieves a compound average growth rate (CAGR) of 6 percent when compared with the diluted earnings per share of the company adjusted for special items for the financial year ending before the issue of the options. The stretch target for the “earnings per share” performance target is reached if the diluted earnings per share of the company adjusted for special items for the financial year ending before the expiry of the qualifying period achieves a CAGR of at least 11 percent when compared with the diluted earnings per share of the company adjusted for special items for the financial year ending before the issue of the options. The calculation of the “earnings per share” performance target is derived from the diluted earnings per share of the company adjusted for special items disclosed in the audited Group financial statements of The Linde Group for the appropriate financial year. If no adjustment for special items has been made in that financial year, the relevant figure is the diluted earnings per share disclosed in the Group financial statements. Special items are items which, due to their nature, frequency and/or scope, might have an adverse impact on the extent to which the diluted earnings per share figure provides an informative picture of the ability of The Linde Group to sustain its profitability in the capital market. Adjusting diluted earnings per share for special items is designed to increase transparency in respect of the Group’s ability to sustain profitability. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the opt ions dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

The “earnings per share” performance target is regarded as a non-market performance condition as defined by IFRS 2.

“Relative total shareholder return” performance target

The minimum target for the “relative total shareholder return” performance target is reached if the total share-holder return of the Linde AG share exceeds the median of the values for total shareholder return in the control group (described below) in the period between the issue date and the beginning of the exercise period. If the control group contains an even number of values, the average of the two values lying in the middle is deemed to be the median. The stretch target for the “relative total shareholder return” performance target is reached if the total shareholder return of the Linde AG share is in the upper quartile (third quartile) of the values for total shareholder return in the control group in the period between the issue date and the beginning of the exercise period. The total shareholder return of the Linde AG share comprises (i) the absolute increase or decrease in the price of a Linde AG share when compared to its initial value and (ii) the dividend per share paid plus the value of any statutory subscription rights attributable to one Linde AG share (as a result of capital increases). In each case, the calculation relates to the period between (and inclusive of) the issue date and the third last stock exchange trading day in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the exercise period. The absolute increase or decrease in price of the Linde AG share corresponds to the difference between the average of the closing prices (or of equivalent successor prices) of Linde shares in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange over the period

F.3-68

between (and inclusive of) the 62nd stock exchange trading day to the third last stock exchange trading day before the exercise period (the final value) and the initial value. The initial value of the share for the determination of the total shareholder return is the average of the closing prices (or of equivalent successor prices) of Linde shares on the last 60 stock exchange trading days in the Xetra trading system (or in a comparable successor system) of the Frankfurt Stock Exchange before the issue date of the subscription rights. For the purposes of the LTIP 2012, the value of one statutory subscription right is the volume-weighted average of the closing prices in that period in which the subscription rights are traded in the Xetra trading system (or a comparable successor system) of the Frankfurt Stock Exchange. The control group comprises companies in the DAX 30 at that time, with the exception of Linde itself. Companies which are either excluded from or included in the DAX 30 during the period on which the calculation of the total shareholder return is based are ignored for the purposes of the calculation. When determining the total shareholder return for shares in the control group, Linde may have recourse to data supplied by a recognised independent provider of financial data. If a company in the control group trades different classes of share or shares with differing profit entitlements on the stock exchange, only the shares which form the basis for the determination of the DAX 30 value are taken into consideration. If the minimum target is reached, 12.5 percent of all the options in the relevant tranche may be exercised. If the stretch target is reached, 50 percent of all the options in the relevant tranche may be exercised: i.e. all the options dependent on this performance target. If the minimum target is exceeded, but the stretch target is not reached, the number of options that may be exercised is determined on a straight-line basis and will lie between 12.5 percent and 50 percent of all options issued on the same issue date, depending on the extent by which the minimum target is exceeded and the proximity of the figure to the stretch target. If this calculation does not result in a round figure, the percentage should be rounded to one decimal point.

The “relative total shareholder return” target is regarded as a market-based performance condition as defined by IFRS 2 and is included in the measurement of the option price.

In accordance with IFRS 2 Share-based Payment, the total value of share options granted to management is determined at the issue date using an option pricing model. The total value calculated of the share options at the issue date is allocated as a personnel expense over the period in which the company receives service in return from the employee. This period is generally the same as the agreed qualifying period. The other side of the entry is made directly in equity (capital reserve).

OPTIONS – LONG TERM INCENTIVE PLAN 2012
LTIP – Number of options
AT 01/01/2014	733,965
granted	302,199
forfeited	32,328
AT 12/31/2014 / 01/01/2015	1,003,836
of which exercisable at 12/31/2014	-
granted	322,456
forfeited	49,470
AT 12/31/2015 / 01/01/2016	1,276,822
of which exercisable at 12/31/2015	-
granted	349,874
forfeited	446,047
AT 12/31/2016	1,180,649
of which exercisable at 12/31/2016	-

The average remaining period in the LTIP 2012 is 25 months (2015: 23 months). The exercise price for all the tranches in the LTIP 2012 is EUR 2.56.

F.3-69

The calculation of the expense is based on the fair value of the options issued, using a Monte Carlo simulation for the fair value calculation. The following measurement parameters were used:

MONTE CARLO SIMULATION MODEL – LONG TERM INCENTIVE PLAN 2012
	1st tranche 2012	2nd tranche 2013	3rd tranche 2014	4th tranche 2015	5th tranche 2016
Date of valuation	7/2/2012	6/3/2013	6/2/2014	6/1/2015	6/1/2016
Expected share volatility (in %)	22.54	21.08	19.95	16.65	21.70
Risk-free interest rate (in %)	0.44	0.36	0.24	-0.10	-0.47
Expected dividend yield (in %)	2.50	2.50	2.50	2.50	2.50
Initial value of Linde share (in €)	120.60	147.85	154.55	174.30	134.00
Exercise price (in €)	2.56	2.56	2.56	2.56	2.56
Number of participants	1,001	1,020	1,048	1,007	949

The volatility figure underlying the valuation is based on historical and implicit volatility, taking the remaining periods of the share options into account

OPTIONS PER EXERCISE HURDLE - LONG TERM INCENTIVE PLAN 2012
	Option price in EUR	Weighting in percent	Fair value in EUR	Probability in percent	Calculated value at 31.12. in EUR
1st tranche 2012
Earnings per share	106.74	50	53.37	-	-
Relative total shareholder return	52.31	50	26.16		26.16

Total		100	79.53		26.16

2nd tranche 2013
Earnings per share	131.42	50	65.71	-	-
Relative total shareholder return	67.75	50	33.88		33.88

Total		100	99.59		33.88

3rd tranche 2014
Earnings per share	137.72	50	68.86	-	-
Relative total shareholder return	74.96	50	37.48		37.48

Total		100	106.34		37.48

4th tranche 2015
Earnings per share	155.34	50	77.67	40	31.07
Relative total shareholder return	72.08	50	36.04		36.04

Total		100	113.71		67.11

5th tranche 2016
Earnings per share	118.79	50	59.40	40	23.76
Relative total shareholder return	64.14	50	32.07		32.07

Total		100	91.47		55.83

The probability that the “earnings per share” performance target will be reached is taken into account when calculating options that will be exercisable in future. In 2016, the probability that the “earnings per share” performance target would be reached in respect of the third tranche (allocated in the 2014 financial year) was adjusted from 40 percent to 0 percent. This results in a positive impact on earnings of EUR 3 m, which was recognised in functional costs. In the previous year, the probability that the “earnings per share” performance target would be reached in respect of the first tranche (allocated in the 2012 financial year) and the second tranche (allocated in the 2013 financial year) was adjusted from 40 percent to 0 percent. This resulted in a positive impact on earnings of EUR 9 m, which was recognised in functional costs. Otherwise, there were no changes from the previous year in the value of options per exercise hurdle.

F.3-70

The volatility figure underlying the valuation is based on the historical volatility of Linde shares. The expected volatility is calculated on the basis of the historical values in the three years preceding the issue date of the options.

Personal investment, matching shares

A precondition of participation in the LTIP 2012 for plan participants in certain top management levels in Linde’s internal management structure is compulsory personal investment in shares of the company at the beginning of each tranche of the scheme. In the case of members of the Executive Board, the number of shares that each individual Board member must purchase as a personal investment is determined by the Supervisory Board. For other Linde executives in certain top management levels, it is the Executive Board which determines the number of shares that must be purchased by each individual. For each share acquired by a scheme participant as a personal investment and held by the participant in respect of each tranche throughout the qualifying period for the options, one matching share in Linde AG will be granted at the end of the qualifying period at no cost to the participant. However, Linde is permitted to pay an amount in cash to those entitled to options instead of granting them matching shares. Conditions which apply to the granting of matching shares include: a personal investment in Linde AG shares by the scheme participant at the appropriate time, the unrestricted holding of such shares during the qualifying period of the corresponding tranche and, except in the event of the termination of the service or employment contract of the scheme participant before the end of the qualifying period (special cases) when different rules shall apply, the existence of a service or employment contract with the scheme participant at the end of the qualifying period in respect of which no notice has been given. Plan participants in Band 4 of Linde’s internal management structure may make a voluntary personal investment in Linde AG shares and will be granted matching shares accordingly, subject to the aforementioned conditions.

FAIR VALUES OF MATCHING SHARES
in EUR	Fair value
1st tranche (2012)	109.26
2nd tranche (2013)	133.95
3rd tranche (2014)	140.01
4th tranche (2015)	157.91
5th tranche (2016)	121.40

MATCHING SHARES - LONG TERM INCENTIVE PLAN 2012
LTIP -Number of Matching Shares
AT 01/01/2015	92,264
granted	33,030
forfeited	6,118
AT 12/31/2015 / 01/01/2016	119,176
granted	38,950
forfeited	14,954
allocated	32,330
AT 12/31/2016	110,842

In 2016, the matching shares relating to the 2012 tranche were allocated in the form of the payment of the equivalent value of the matching shares in cash. EUR 4.5 m was reclassified from the capital reserve to a liability that was settled as at the reporting date.

The effect on earnings of the recognition of the expense in the statement of profit or loss of The Linde Group is shown in the table below. The same amount was recognised in the capital reserve:

PERSONNEL EXPENSES - LONG TERM INCENTIVE PLAN 2012
in EUR m	2014	2015	2016
Total	17	6	13

F.3-71

[27] Financial instruments

FINANCIAL ASSETS
	Fair Value		Carrying Amount		Balance sheet values
					Financial instruments outside scope of IAS 39		Total
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016
Available-for-sale financial assets
Investments and securities	430	138	430	138	-	-	430	138
Loans and receivables
Investments and securities	6	6	6	6	-	-	6	6
Trade receivables	2,552	2,597	2,552	2,597	-	-	2,552	2,597
Receivables from percentage of completion contracts	174	160	174	160	-	-	174	160
Other receivables and assets	643	733	304	394	339	339	643	733
Held-to-maturity financial assets
Investments and securities	15	15	15	15	-	-	15	15
Derivatives with positive fair values
Freestanding derivatives	44	82	44	82	-	-	44	82
Derivatives designated as hedging instruments	272	132	272	132	-	-	272	132

Cash and cash equivalents	1,417	1,463	1,417	1,463	-	-	1,417	1,463

Receivables from finance leases	321	242	-	-	269	214	269	214

Total	5,874	5,568	5,214	4,987	608	553	5,822	5,540

FINANCIAL LIABILITIES
	Fair value		Carrying amount		Balance sheet values
					Financial instruments outside scope of IAS 39		Total
in EUR m	2015	2016	2015	2016	2015	2016	2015	2016
Financial liabilities at amortised cost
Financial liabilities	9,987	9,059	9,483	8,528	-	-	9,483	8,528
Trade payables (excluding PoC)	2,567	2,601	2,565	2,600	-	-	2,565	2,600
Miscellaneous liabilities	921	893	572	542	349	351	921	893
Derivatives with negative fair values
Freestanding derivatives	90	42	90	42	-	-	90	42
Derivatives designated as hedging instruments	585	600	585	600	-	-	585	600

Liabilities from financial leases	64	67	-	-	78	74	78	74

Total	14,214	13,262	13,295	12,312	427	425	13,722	12,737

The fair value of financial instruments is generally determined using stock exchange prices. If stock exchange prices are not available, the fair value is determined using measurement methods customary in the market, based on market parameters specific to the instrument^. The fair value of derivative financial instruments is determined as follows: Options are valued using the Black-Scholes option pricing model. Futures are measured with recourse to the quoted market price in the relevant market. All other derivative financial instruments are measured by discounting expected future cash flows using the net present value method As far as possible the entry parameters used in these models are relevant observable market prices and interest rates at the reporting date.

F.3-72

The following table shows the financial instruments in The Linde Group which are measured at fair value. Linde uses the following hierarchy to determine and disclose fair values based on the method used to as- certain their fair values:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2:	Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Inputs for the assets or liabilities that are not based on observable market data.

FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE
in EUR m	Level 1		Level 2		Level 3
	12/31/2015	12/31/2016	12/31/2015	12/31/2016	12/31/2015	12/31/2016
Investments and securities	415	121	-	-	-	-
Freestanding derivatives with positive fair values	-	-	44	82	-	-
Derivatives designated as hedging instruments with positive fair values	-	-	272	132	-	-
Freestanding derivatives with negative fair values	-	-	90	42	-	-
Derivatives designated as hedging instruments with negative fair values	-	-	585	600	-	-
Non-current assets held for sale and disposal groups	-	462	-	-	-	-

During the reporting year, there were no transfers between Levels 1, 2 and 3 of the fair value hierarchy. The investments and securities category also included financial assets (available-for-sale financial assets) of EUR 17 m (2015: EUR 15 m) for which a fair value cannot be reliably determined. There is currently no intention to sell these assets.

The fair value of financial instruments in the “loans and receivables”, “held-to-maturity financial assets” and “financial liabilities at amortised cost” categories is determined by discounting the expected cash flows. The interest rates applied are the same as those that would apply to new financial instruments with a similar risk structure, currency and maturity. Fair value is determined using the discounted cash flow method, taking into account individual credit ratings and other market circumstances in the form of credit and liquidity spreads generally applied in the market (Level 2). The exception to this is bonds issued by Linde AG and Linde Finance B.V., which are traded in the capital market (Level 1). The fair value of these instruments is determined using the current stock exchange price. In cases involving short-term financial instruments in the “loans and receivables”, “held-to-maturity financial assets” and “financial liabilities at amortised cost” categories, it is assumed that the fair value corresponds to the carrying amount.

In the 2016 financial year, there were no differences between the fair value of a financial instrument when it was first recognised and the amount which would have been recognised at that time had the valuation methods described above been used.

NET FINANCIAL GAINS AND LOSSES
in EUR m	2014	2015	2016
From freestanding derivatives	204	180	-111
From loans and receivables	100	93	-248
From available-for-sale financial assets	2	-8	-
of which reported in the income statement	14	1	-
of which reported in cumulative changes in equity not recognised in the income statement	-12	-9	-
From financial liabilities at amortised cost	-341	-414	177

Total	-35	-149	-182

F.3-73

2014 to 2015

The net financial gains and losses on financial instruments arise from changes in fair value, the recognition and reversal of impairment losses, eliminations and exchange rate fluctuations. In the financial year under review, there was a considerable increase in the impairment losses for trade receivables.

2015 to 2016

The net financial gains and losses on financial instruments arise from changes in fair value, the recognition and reversal of impairment losses, eliminations and exchange rate fluctuations. In the financial year under review, there was an increase in the impairment losses for trade receivables.

The net financial gains and losses correspond to the valuation gains and losses of the financial instruments, but exclude interest and dividends.

Free-standing derivatives comprise all those derivatives which are not designated as hedging instruments. They include those derivatives in economic hedging relationships not designated as hedges in respect of which gains and losses arising from the underlying transaction and the hedged item are recognised at the same time in the statement of profit or loss.

The financial result includes fees and other costs of capital of EUR 17 m (2015: EUR 15 m; 2014: EUR 13 m) relating to financial instruments not at fair value through profit or loss.

No interest income has been accrued which relates to impaired financial instruments, especially receivables.

IMPAIRMENT LOSS ON FINANCIAL ASSETS AT 12/31/2016
	2015				2016
in EUR m	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2015 financial year	Carrying amount before impairment	Cumulative impairment loss	Carrying amount after impairment	Of which impairment loss for 2016 financial year
Investments and securities at fair value	442	12	430	12	157	19	138	7
Investments and securities at amortised cost	26	5	21	-	26	5	21	-
Receivables from finance leases	269	-	269	-	214	-	214	-
Trade receivables	2,878	326	2,552	139	2,968	371	2,597	163
Receivables from percentage of completion contracts	174	-	174	-	160	-	160	-
Derivatives with positive fair values	316	-	316	-	214	-	214	-
Other receivables and assets	646	3	643	-	737	4	733	1
Cash and cash equivalents	1,417	-	1,417	-	1,463	-	1,463	-

F.3-74

IMPAIRMENT LOSS ON TRADE RECEIVABLES
in EUR m	Cumulative impairment loss
	2015	2016
At 01/01	295	326

Currency adjustments	12	10
Increase in impairment losses recorded in the statement of profit and loss	139	163
Write-offs charged against cumulative impairment losses	-120	-128

At 12/31	326	371

The carrying amounts of the financial assets recognised take into account the highest possible risk of default. The increase in impairments is primarily due to the increase in outstanding receivables and payment terms in the Healthcare segment

INTEREST INCOME/EXPENSE FROM FINANCIAL INSTRUMENTS NOT MEASURED AT FAIR VALUE
in EUR m	2014	2015	2016
Interest income	37	40	30
Interest expense	354	350	245

Total	-317	-310	-215

Not included here are the interest income and interest expense from derivatives or the interest income and interest expense from assets and liabilities outside the scope of IFRS 7.

Risk positions and risk management

The Linde Group is exposed to a variety of financial risks. These include in particular: counterparty risk, liquidity risk, interest rate risk, exchange rate risk and other market price risks. These are described below.

Counterparty risk

Counterparty risk is the risk that a counterparty does not meet his or her contractual payment obligations and that this leads to a loss for The Linde Group.

The Linde Group deals in principle with counterparties who have a good credit rating. Regular reviews are performed on the creditworthiness of major counter- parties, in particular, and clearly defined limits have been set. Experience during the economic crisis has shown that credit standings can change very quickly. It is therefore possible that, despite the Group’s monitoring process, counterparties might delay payments or fail to make them at all. The Linde Group does not believe that it has any significant exposure to default risk arising from any individual counterparty. The concentration of the counterparty risk is limited due to the Group’s broad and uncorrelated customer base. With the exception of Medicare, the federal health insurance programme within the US health system, the single largest debtor constitutes less than 2 percent of the total figure for trade receivables in The Linde Group. Medicare constitutes 10 percent of the Group’s trade receivables.

The risk positions outstanding are subject to strict limits and are continually monitored. The carrying amounts of financial assets reported in the Group Statements of Financial Position, taking into account impairment losses, represent the highest possible default risk, without including the value of any collateral.

A significant criterion for managing counterparty risk relating to financing and capital market transactions and setting corresponding limits is the credit rating of the relevant counterparty. Regular reviews are performed by a supervisory unit which is independent of the trading department to ensure compliance with all the limits set. The Linde Group has concluded bilateral Credit Support Annexes (CSAs) with the majority of the banks with which financial instruments are traded. On the basis of such agreements, the positive and negative fair values of derivatives held by Linde AG and Linde Finance B. V. for the purpose of interest rate and currency management are collateralised with cash on a regular basis. In this way, the default risk arising from these

F.3-75

instruments is minimised. These transactions are subject to the rules of the framework agreement for financial derivative transactions, whereby the rights and obligations associated with the exchange of collateral do not qualify for netting in the Group Statements of Financial Position.

A willingness to enter into CSAs with Linde AG and Linde Finance B. V. is an essential prerequisite to being accepted as counterparty by Linde. In this connection, The Linde Group issued EUR 464 m (2015: EUR 371 m) as collateral for derivatives with negative fair values and received EUR 41 m (2015: EUR 65 m) as collateral for derivatives with positive fair values. In addition, a unilateral CSA was concluded with a trading platform for commodities derivatives in Sweden, and EUR 7 m (2015: EUR 2 m) was issued as collateral for negative market values. The Linde Group also has financial assets with a carrying amount of EUR 6 m (2015: EUR 5 m) which are pledged as collateral for liabilities or contingent liabilities. In the 2016 and 2015 financial years, no additional significant collateral was held by The Linde Group apart from the CSAs described above.

FINANCIAL ASSETS/LIABILITIES SUBJECT TO OFFSETTING OR ENFORCEABLE MASTER AGREEMENTS FOR FINANCIAL DERIVATIVE TRANSACTIONS
in EUR m	Gross amount of recognised financial assets / liabilities	Gross amount of recognised financial assets / liabilities set off in the balance sheet	Net amount of financial assets / liabilities presented in the balance sheet	Financial instruments that qualify for netting	Net amount before collateral	Cash collateral received [1]	Cash collateral pledged [1]	Net amount
12/31/2015
Derivatives with positive fair values	316	-	316	-235	81	-62	27	46
Derivatives with negative fair values	-675	-	-675	235	-440	-3	346	-97
Trade receivables	9	-4	5	-	5	-	-	5
Trade payables	-6	4	-2	-	-2	-	-	-2

TOTAL	-356	-	-356	-	-356	-65	373	-48

12/31/2016
Derivatives with positive fair values	214	-	214	-143	71	-25	34	80
Derivatives with negative fair values	-642	-	-642	143	-499	-16	437	-78
Trade receivables	10	-4	6	-	6	-	-	6
Trade payables	-6	4	-2	-	-2	-	-	-2

Total	-424	-	-424	-	-424	-41	471	6

[1]	The terms governing CSAs may result in the net fair value position per counterparty being over-secured.

F.3-76

Liquidity risks

Liquidity risk is the risk that the Group will no longer be able to meet its financial payment obligations. With regard to the management of liquidity risk, Linde pursues a prudent and conservative policy of safeguarding liquidity. It continued to have access to the capital markets in the 2016 financial year. In addition, as of December 31, 2016 Linde AG has access to an agreed syndicated credit facility of EUR 2.5 bn provided by an international banking group, which is available until 2020 and has not been used to date. Contractual undiscounted expected future cash flows from financial liabilities are shown in the table below:

FUTURE CASH FLOWS FROM FINANCIAL LIABILITIES
	Due within one year		Due in one to five years		Due in more than five years
in EUR m	2015	2016	2015	2016	2015	2016
Cash outflows from non-derivative financial liabilities	4,492	5,244	6,013	5,035	3,693	2,718
Cash outflows from derivative financial liabilities	196	855	1,406	1,065	1,092	1,009

Within this context, it is important to note that the cash outflows from non-derivative financial liabilities in the amount of EUR 2,929 m (2015: EUR 2,694 m) are offset by cash inflows from derivatives with gross settlement in the amount of EUR 2,116 m (2015: EUR 1,819 m).

Interest rate risks

Interest rate risks arise from market fluctuations in interest rates. As a result of its financing activities, The Linde Group is exposed to a risk from interest rate changes. At December 31, 2016, The Linde Group held interest-bearing instruments (net, including interest rate derivatives/hedges) totaling EUR 7,190 m (2015: EUR 7,829 m). Of these, EUR 2,618 m (2015: EUR 2,586 m) related to instruments bearing interest at variable interest rates and EUR 4,572 m (2015: EUR 5,243 m) to instruments bearing interest at fixed rates. This is equivalent to a Group-wide fixed-rate ratio of 64 percent (2015: 67 percent).

Linde has used forward payer swaps to provide an element of hedging against exposure to rising interest rates with regard to future bond issues.

Based on instruments bearing interest at variable rates and financial instruments hedging interest rate risks which The Linde Group holds or has issued, a hypothetical change in the interest rates applicable to the respective instruments would have had the following effects (if exchange rates remained constant):

EFFECT OF CHANGES IN APPLICABLE INTEREST RATES
in EUR m	Change	Recognised in profit or loss						Directly in equity
		2014		2015		2016		2014		2015		2016
Currency
EUR	+ 100 bp	-	25	-	22	-	38		104		89		82
	-100 bp		25		22		38	-	112	-	95	-	87
GBP	+ 100 bp	-			1		12	-	9	-	6	-	3
	-100 bp	-		-	1	-	12		9		6		3
USD	+ 100 bp	-	3	-	2	-	3		75		68		52
	-100 bp		3		2		3	-	76	-	69	-	53
AUD	+ 100 bp	-	3	-	3	-			8		8		11
	-100 bp		3		3	-		-	8	-	8	-	11
Other currencies	+ 100 bp	-			1		3		4		7		7
	-100 bp	-		-	1	-	3	-	4	-	7	-	7

F.3-77

Exchange rate risks

Due to its activities as an international group, The Linde Group is exposed to exchange rate risks. Its broad spread of activities over many different currency areas and its local business model result in a low concentration of risk for the Group.

The Linde Group monitors and manages its exchange rate risk, a risk which has an impact on its operations. The gross exchange rate risk encompasses all the operating activities of the Group. This gross exchange rate risk is reduced by around 78 percent (2015: 82 percent). Therefore, The Linde Group is exposed at the reporting date to a net exchange rate risk from operating activities involving foreign currency corresponding to 22 percent (2015: 18 percent) of the original unsecured risk.

The risk of exchange rate movements is monitored for internal management purposes on the basis of a value-at-risk, which relates to positions in currencies other than the relevant functional currency.

The value-at-risk is calculated on the basis of historical data (250 working days) in accordance with international banking standards. The value-at-risk presents the maximum potential loss based on a probability of 97.5 percent for a holding period of twelve months. The calculation takes into account correlations between the transactions being considered; the risk of a port- folio is generally lower than the total of the respective individual risks.

At December 31, 2016, the value-at-risk was EUR 31 m (2015: EUR 26 m).

Other market price risks

As a result of its energy purchases, The Linde Group is exposed to risks arising from changes in commodity prices. The Linde Group monitors and manages these commodity price risks arising from the purchase of electricity, natural gas and propane for use in production. These hedging operations are governed by strict risk management guidelines, compliance with which is constantly being monitored. Commodity price risks are hedged in the main by long-term supply contracts or limited by the form and structure of sales contracts. Derivatives are also used to a much lesser extent to hedge against the exposure to changes in the price of electricity, natural gas and propane gas. The commodity price risk from financial instruments is therefore not material

Hedge Accounting

Cash flow hedges

The Linde Group hedges cash flows at both Group and company levels, based on agreed minimum hedging rates. At the company level, future transactions which are highly probable are hedged against foreign ex- change risks. A rolling 15-month budget or the budgets for individual customer-specific projects are used for this purpose.

In general, these hedges are accounted for as cash flow hedges in accordance with IAS 39 Financial Instruments: Recognition and Measurement. The effective portion of the gain or loss on the hedging instruments is recognised directly in equity and released to the statement of profit or loss when the hedged cash flows are also recognised in the statement of profit or loss or if a hedged future transaction is no longer expected to occur. In addition, the risks associated with changes in interest rates relating to certain financial liabilities or future financing measures are hedged by derivative financial instruments and accounted for as cash flow hedges.

The Linde Group also hedges the exposure to commodity price risks which arise in the normal course of business from its procurement transactions and result in open risk positions. To reduce the extent of the risk, The Linde Group enters into a small number of electricity, natural gas and propane gas derivatives.

F.3-78

Usually, hedging relationships of this type are also designated as cash flow hedging relationships, if this accords with the facts.

If the hedged future transactions (forecast transactions as defined by IAS 39) result in the recognition of a non-financial asset or liability, the initial carrying amounts of these are adjusted for the amount recorded in equity. This is usually the case for non-current assets and inventories.

The following table presents a reconciliation of the reserve for cash flow hedges:

RESERVE FOR CASH FLOW HEDGES
in EUR m	2014	2015	2016
Opening balance at 01/01	-14	-259	-270
Additions	-229	7	-59
Transfers to the statement of profit or loss	-16	-18	24
of which relating to revenue	-4	-12	4
of which relating to cost of sales	-13	-11	14
of which relating to financial income and expenses	1	5	6

Closing balance at 12/31	-259	-270	-305

2014 to 2015

In the 2015 financial year, income of EUR 2 m (2014: EUR 1 m) was recognised in the financial result which related to forecast transactions which did not take place. Most of the amount related to currency hedges in respect of forecast revenue in foreign currency.

EXPECTED CASH FLOWS, GAINS AND LOSSES FROM CASH FLOW HEDGES
in EUR m	Within one year			In one to five years			In more than five years			Total
	2014	2015	2016	2014	2015	2016	2014	2015	2016	2014	2015	2016
Cash flows from hedging instruments	-33	4	-51	-322	-454	-323	-252	-199	-201	-607	-649	-575
Gain/loss	-8	-4	1	-62	-134	-134	-189	-132	-172	-259	-270	-305

Fair value hedges

The Linde Group uses interest rate swaps to hedge the exposure to changes in the fair value of financial assets and financial liabilities as a result of interest rate changes. If the hedge is deemed to be effective, the carrying amount of the hedged item is adjusted for changes in the fair value attributable to the hedged risk.

The following table shows the changes in underlying transactions and hedging instruments in fair value hedging relationships recognised in profit or loss.

FAIR VALUE HEDGES
in EUR m	2014	2015	2016
From hedged transactions	-44	35	21
From hedging instruments	41	-34	-20

Ineffectiveness	-3	1	1

Hedges of a net investment in a foreign operation

The Linde Group hedges its exposure to translation risk by taking out loans in foreign currency and by entering into forward exchange contracts and cross-currency interest rate swaps. These hedges generally qualify

F.3-79

as hedges of a net investment in a foreign operation (referred to below as net investment hedges) in accordance with IAS 39 Financial Instruments: Recognition and Measurement and hence the effective portion of the hedge is transferred to equity. If the foreign operation is subsequently sold or relinquished, the amount recognised in equity is released to the statement of profit or loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS DESIGNATED AS HEDGES
in EUR m	2014	2015	2016
Cash flow hedges
Forward exchange transactions	2	12	-
Interest rate/cross-currency interest rate swaps	-203	-234	-329
Commodities	-18	-22	6
Financial liabilities	155	240	244
Fair value hedges
Interest rate swaps	123	90	12
Net investment hedges
Forward exchange transactions	-110	-60	-45
Cross-currency interest rate swaps	-18	-99	-112
Financial liabilities in foreign currencies	1,373	1,435	1,017

[28] Group statement of cash flows

The statement of cash flows shows the source and application of funds. In accordance with IAS 7 Cash Flow Statements, cash flows from operating activities are distinguished from cash flows from investing and financing activities.

The cash and cash equivalents disclosed in the statement of cash flows comprise all cash and cash equivalents disclosed in the statement of financial position: i.e. cash in hand, bank balances and money market funds with a maturity of three months or less. Cash and cash equivalents of EUR 5 m (2015: EUR 8 m) are subject to drawing restrictions as a result of currency export restrictions. The cash flows from investing and financing activities are calculated on the basis of payments, while the cash flow from operating activities is derived indirectly from profit before tax.

When the cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation and changes in Group structure. As a result, it is not possible to reconcile the figures to the differences between the headings in the published Group statement of financial position.

Distributions received and income taxes paid included in cash inflow from operating activities are disclosed separately. Cash inflows from associates and joint ventures are disclosed in cash inflow from operating activities. Finance income from embedded finance leases (IFRIC 4/IAS 17) has been included in cash inflow from operating activities, due to the fact that such income is clearly related to the operating business of The Linde Group, while capitalised borrowing costs of EUR 24 m (2015: EUR 52 m) are disclosed in cash flow from investing activities. All other interest payments are disclosed in cash flow from financing activities.

For cash outflows relating to newly consolidated companies, please refer to the Group statement of cash flows. In the Group statement of financial position, EUR 2 m (2015: EUR 4 m) has been recognised as liabilities which are not included in the cash outflows for consolidated companies.

The total increase in cash and cash equivalents as a result of acquisitions was EUR 12 m (2015: EUR 0 m).

Investing activities comprise additions to and disposals of tangible assets, financial assets, intangible assets and consolidated companies. Additions and disposals in foreign currency have been translated at average rates.

F.3-80

[29] Segment information

IFRS 8 Operating Segments requires information to be provided for each operating segment. The definition of operating segments and the scope of the information prepared for segment reporting is based, among other things, on the information made available on a regular basis to the full Executive Board and, as a result, on the internal management within the organisation. The full Executive Board is regularly provided with key profitability and revenue figures that are relevant from a decision-making perspective for the following areas:

—	EMEA (Europe, Middle East and Africa)

—	Asia/Pacific

—	Americas

—	Engineering Division

—	Other Activities

In accordance with IFRS 8, The Linde Group therefore reports in five segments. The “Reconciliation” column comprises corporate activities and consolidation adjustments.

Core financial performance indicators

One of the key elements of Linde’s corporate strategy is the pursuit of sustainable earnings-based growth, with the aim of achieving a steady increase in corporate value. To measure the medium-term and long-term financial success of this value-based management strategy, the Group uses the following core performance indicators:

—	Group revenue and the revenue of the Gases Division and the Engineering Division,

—	Group operating profit (Earnings before Interest, Tax, Depreciation and Amortisation, EBITDA) and the operating profit of the Gases Division and the Engineering Division.

These performance indicators are submitted on a regular basis to the entire Executive Board and are used for internal management purposes. The variable remuneration of the Executive Board is also based on these performance indicators.

Calculation of the core financial performance indicators

Operating profit is calculated by adjusting the Net profit on operating activities for the amortisation of intangible assets and depreciation of tangible assets. The amortisation of intangible assets and depreciation of tangible assets are included in functional costs.

In addition, the Net profit on operating activities is also adjusted for special items (i.e cost reduction programs and merger costs).

A brief description of the segments is given below:

Gases Division

(EMEA, Asia/Pacific and Americas):

The activities of the Gases Division comprise the production, sale and distribution of gases for applications in industry, medicine, environmental protection and in research and development. In addition, this division offers technical application know-how, specialised services and the necessary hardware to use the gases. The business model in the three segments within the Gases Division (EMEA, Asia/Pacific and Americas) is largely identical in each segment.

F.3-81

Engineering Division:

The activities of the Engineering Division comprise the design and realisation of turnkey olefin plants, plants for the production of hydrogen and synthesis gases and the processing of natural gas, and air separation plants. This division also develops and manufactures plant components and offers specialised services.

Other Activities:

Other Activities comprises Gist, a leading supplier of logistics and supply chain solutions with business operations mainly in the UK. As this business area is to be sold, it has been reported as a discontinued operation in this Annual Report.

Segment accounting policies

The same accounting policies apply as those set out in Note 5 to the segments. Exceptions apply to Group financing, which is allocated to Corporate. Pension obligations are allocated to the segment in which the relevant employees work. The provision for existing pension obligations arising from the BOC pension plan in respect of the legal entities in the UK is allocated to the EMEA segment. The service cost was charged to the EMEA and Corporate segments. Transactions between the reportable segments described above are conducted under the same conditions as for non-related third parties.

To arrive at the figure for the Gases Division as a whole from the figures for the three segments within the Gases Division, consolidation adjustments of EUR 185 m (2015: EUR 182 m; 2014: EUR 124 m) have been applied to revenue. This means that it is not possible to arrive at the figure for the Gases Division as a whole by adding together the segments in the Gases Division.

Capital expenditure per segment represents the amounts invested during the financial year from the point of view of the subsidiary. Included in the “Reconciliation” column are not only consolidation adjustments required from the Group’s point of view, but also adjustments as a result of variances in Group acquisition and manufacturing cost as a result of supplies made by the Engineering Division to the Gases Division.

RECONCILIATIONS OF SEGMENT REVENUE AND OF THE SEGMENT RESULT
in EUR m	2014	2015	2016
Revenue
Total revenue from the segments	17,655	18,369	17,845
Revenue from discontinued operations	-565	-599	-587
Consolidation	-608	-425	-310

Group revenue from continuing operations	16,482	17,345	16,948

Operating profit
Operating profit from segments	4,197	4,411	4,450
Operating profit from corporate activities	-245	-288	-338
Operating profit from discontinued operations	-62	-44	-44
Consolidation	-31	8	30
Special items (i.e restructuring and merger costs)	66	192	126
Amortisation and depreciation	1,936	1,866	1,897
Financial income	50	42	29
Financial expenses	415	439	353

Profit before tax from continuing operations	1,492	1,632	1,751

[30] Recommendation for the approval of the annual financial statements and appropriation of profit of Linde AG

The unappropriated profit at December 31, 2016 was EUR 686,860,862.70 (2015: EUR 640,451,344.95; 2014: EUR 584,759,923.65).

F.3-82

The Executive Board recommends that, when the annual financial statements of Linde AG are approved at the meeting of the Supervisory Board on March 8, 2017, the Supervisory Board proposes that the appropriation of profit of EUR 686,860,862.70 (2015: EUR 640,451,344.95, 2014: EUR 584,759,923.65) be voted on at the Annual General Meeting on May 10, 2017 as follows:

•	payment of a dividend of EUR 3.70 (2015: EUR 3.45; 2014: EUR 3.15) per no-par value share entitled to dividend. The total dividend payout for 185,638,071 (2015: 185,638,071) no-par value shares entitled to dividend therefore amounts to EUR 686,860,862.70 (2015: EUR 640,451,344.95; 2014: EUR 584,759,923.65).

The 95,109 treasury shares held by the company without any dividend entitlement at the time of the proposal are not included in the calculation of the amount to be distributed.

[31] Related party transactions

In addition to the subsidiaries included in the Group financial statements, Linde AG is related, directly or indirectly, while carrying out its normal business activities to non-consolidated subsidiaries, joint ventures and associates. The business relationships with these companies are generally conducted under the same conditions as for non-related third parties. Related companies which are controlled by The Linde Group or over which The Linde Group may exercise significant influence are disclosed in the list of shareholdings, arranged by division.

REVENUE WITH RELATED PARTIES
	2014					2015					2016
in EUR m	Non- consolidated subsidiaries	Associates or joint ventures		Other related parties	Total	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties		Total	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties	Total
Sales of goods	-		12	-	12	-	14	-		14	-	18	-	18
Revenue based on PoC	-		19	-	19	-	7	-		7	-	40	-	40
Other revenue	-	-		-	-	-	-		-	-	-	2	-	2

PURCHASED GOODS AND SERVICES FROM RELATED PARTIES
	2014				2015				2016
in EUR m	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties	Total	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties	Total	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties	Total
Goods and services purchased from related parties	5	120	-	125	4	110	-	114	2	88	-	90
Related persons are mainly the members of the Executive Board and Supervisory Board. In 2016, there were no significant transactions (2015: none; 2014: none) between The Linde Group and members of the Executive Board and Supervisory Board or their family members which are outside the bounds of existing employment, service or appointment agreements or remuneration contracts.

F.3-83

Some members of Linde’s Executive Board and Supervisory Board hold similar positions in other companies. Linde has normal business relationships with virtually all these companies. The sale and purchase of goods and services to and from these companies take place under the usual market conditions.

RECEIVABLES FROM AND LIABILITIES TO RELATED PARTIES
	12/31/2015				12/31/2016
in EUR m	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties	Total	Non- consolidated subsidiaries	Associates and joint ventures	Other related parties	Total
Receivables from related parties	3	31	-	34	-	46	-	46
Liabilities to related parties	1	38	-	39	-	63	-	63

There were no charge-free guarantee agreements in place for associates or joint ventures on the reporting date (2015: EUR 0 m; 2014: EUR 4 m). The open orders from joint ventures came to EUR 1 m (2015: EUR 0 m).

[32] Additional information about the Supervisory Board and Executive Board

Supervisory Board

The total emoluments of the Supervisory Board shown in the table below are based on the cost incurred in the financial year in accordance with IAS 24.17. In the reporting year, as in the year before, there were no advances or loans to members of the Supervisory Board.

EMOLUMENTS OF THE SUPERVISORY BOARD (INCL. VAT)
in EUR m	2014	2015	2016
Fixed emoluments	2,891,700	2,891,700	2,886,433
Attendance fees	94,010	97,580	133,280

Total emoluments	2,985,710	2,989,280	3,019,713

Executive Board

SHARES GRANTED FROM SHARE-BASED PAYMENTS
	2014		2015		2016
	units	Value per unit when granted in EUR	units	Value per unit when granted in EUR	units	Value per unit when granted in EUR
Options (LTIP 2012)	38,450	65.02	40,231	67.11	41,196	55.83
Matching shares (LTIP 2012)	4,463	140.01	4,275	157.91	4,737	121.40

In the reporting year as well as the in the year before, there were no advances or loans to members of the Executive Board. Total remuneration paid to former members of the Executive Board and their surviving dependants amounted to EUR 10,202,212 (2015: EUR 2,214,936). A provision of EUR 59,710,818 (2015: EUR 58,771,380) has been made in The Linde Group for current pensions and future pension benefits in respect of former members of the Executive Board and their surviving dependants. Within Linde AG, the corresponding provision was EUR 46,747,736 (2015: EUR 50,381,450).

F.3-84

The emoluments of the Executive Board in accordance with IAS 24.17, based on the cost incurred in the financial year, were as follows:

EMOLUMENTS OF THE EXECUTIVE BOARD IN ACCORDANCE WITH IFRS
in EUR	2014	2015	2016
Short-term cash emoluments	8,885,935	8,665,205	7,551,570
Long-term cash emoluments	3,081,804	2,912,840	2,519,268

Total cash emoluments	11,967,739	11,578,045	10,070,838

Change in value of virtual shares	285,411	65,644	-133,253
Cost Long Term Incentive Plan	4,869,835	1,122,133	-161,942
Service cost for pension obligation	1,228,535	2,105,419	953,525

Total emoluments (IFRS)	18,351,520	14,871,241	10,729,168

In addition, post-employment benefits of EUR 6,565,134 arose (2015: EUR 0).

[33] Contingent liabilities and other financial commitments

CONTINGENT LIABILITIES
in EUR m	12/31/2015	12/31/2016
Guarantees	4	-
Warranties	8	1
Other contingent liabilities	54	73

Total	66	74

Warranties and guarantee agreements

Contingent liabilities arise in Linde primarily from warranties and guarantee agreements. In exceptional cases, Linde enters into guarantee agreements with banks to secure loans in non-consolidated subsidiaries.

Other contingencies

The Engineering Division regularly enters into contracts with consortium partners to build turnkey industrial plants, under which the consortium partners assume joint and several liability to the customer for the total volume of the contract. There are clear internal rules here as to how the liability should be split between the partners. At present, there are plant construction orders with one of our consortium partners totaling EUR 773 m (2015: EUR 736 m). Linde currently anticipates that there will be no joint and several liability claim and has therefore not disclosed any contingent liability in respect of these contracts.

F.3-85

Other financial commitments

Other financial commitments include lease commitments relating to operating leases and commitments relating to orders. Commitments relating to orders are in respect of open orders for which a contractual payment obligation has already been agreed.

OTHER FINANCIAL COMMITMENTS
in EUR m	12/31/2015	12/31/2016
Obligations under non-cancellable operating leases	507	538
Capital expenditure commitment (tangible fixed assets)	335	247
Capital expenditure commitment (intangible assets)	9	3

Total	851	788

PROCUREMENT LEASES
in EUR m	12/31/2015	12/31/2016
Total minimum lease payments (gross investment)
due within one year	131	131
due in one to five years	259	262
due in more than five years	117	145

Total minimum lease payments (gross investment)	507	538

The minimum lease payments relate to leased buildings, technical equipment, fixtures, furniture and equipment (procurement leases). They are in respect of a large number of individual contracts. In the 2016 financial year, costs arising from operating leases of EUR 297 m (2015: EUR 281 m).

Litigation

Linde or one of its Group companies is involved in current or foreseeable legal or arbitration proceedings in the normal course of business.

In 2010, the Brazilian competition authority CADE imposed fines on a number of gases companies, including Linde’s Brazilian subsidiary, on the grounds of alleged anti-competitive business conduct in the years 1998 to 2004. An amount of around BRL 188 m is attributable to The Linde Group in this respect. Based on the exchange rate on reporting date, this equates to around EUR 55 m. Seen from today’s perspective and as a result of a positive judgment in the first instance, Linde assumes that this decision will not stand up to judicial review in the second instance either, and deems the possibility of an outflow of resources to be extremely unlikely. As a result, no provision has been set up as a liability and the matter is not reflected in the contingent liabilities either.

Linde is also party to various current or foreseeable legal or arbitration proceedings in respect of which the probability of a claim is unlikely or the impact on the economic situation of The Linde Group will be immaterial. Appropriate provisions for potential financial liabilities have been made in the relevant Group company for all other proceedings in which Linde is involved.

[34] Events after the reporting date

No other significant events occurred for The Linde Group between the reporting date and February 21, 2017.

On February 21, 2017, the Executive Board of Linde AG released the consolidated financial statements for submission to the Supervisory Board.

F.3-86

EXECUTION VERSION

ANNEX A — BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

by and among

LINDE AKTIENGESELLSCHAFT,

PRAXAIR, INC.,

ZAMALIGHT PLC,

ZAMALIGHT HOLDCO LLC

and

ZAMALIGHT SUBCO, INC.

Dated as of June 1, 2017

ARTICLE I

THE OFFER

1.1	Announcement of the Offer	A-2
1.2	Submission of the Offer Documents to the Regulators	A-2
1.3	Commencement of the Offer	A-3
1.4	Offer Consideration	A-4
1.5	Cancellation of Linde Excluded Shares	A-4
1.6	Fractional Shares	A-4
1.7	Acceptance Period of the Offer	A-4
1.8	Conditions to the Offer	A-5
1.9	Other Terms of the Offer	A-5
1.10	Closing of the Offer	A-5
1.11	Additional Acceptance Period	A-5
1.12	Effect of the Offer on Linde Equity Awards and Linde Shares Held by Board Members and Employees	A-6
1.13	Cooperation to Transmit the Offer	A-8
1.14	Required Amendments	A-8
1.15	Reasoned Statements	A-9
1.16	Withholding Rights	A-9

ARTICLE II

THE MERGER

2.1	Appointment of Exchange Agent	A-10
2.2	Shares of US Intermediate Holding Sub and Merger Sub	A-10
2.3	The Merger	A-10
2.4	Effects of the Merger	A-10
2.5	Closing	A-10
2.6	Effective Time	A-10
2.7	Effect of the Merger on Shares	A-11
2.8	Effect of the Merger on Praxair Stock Options and Awards	A-11
2.9	Delivery of Merger Consideration	A-12

ARTICLE III

POST-CLOSING REORGANIZATION

3.1	Post-Closing Reorganization of Linde	A-15

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS CONCERNING NEW HOLDCO GROUP

4.1	Governance and Additional Matters	A-15

-i-

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Linde and Praxair	A-15
5.2	Representations and Warranties of New Holdco, US Intermediate Holding Sub and Merger Sub	A-20

ARTICLE VI

COVENANTS

6.1	Interim Operations	A-20
6.2	Acquisition Proposals	A-22
6.3	Stockholders Meeting; Offer Recommendation	A-25
6.4	Cooperation; Efforts to Consummate	A-26
6.5	Access	A-28
6.6	Listing; Indices	A-29
6.7	Publicity	A-29
6.8	Expenses	A-29
6.9	Stamp Taxes	A-30
6.10	Indemnification; Directors’ and Officers’ Insurance	A-30
6.11	Other Actions by Linde and Praxair	A-32
6.12	New Holdco Capital Increase	A-32
6.13	Financing Matters	A-32
6.14	Employee Matters	A-33
6.15	Linde Engineering Setup	A-34
6.16	Agreements Concerning New Holdco, US Intermediate Holding Sub and Merger Sub	A-34
6.17	Creation of Distributable Reserves	A-35
6.18	Pension and Deferred Compensation Matters	A-35
6.19	Agreements with Employees	A-35
6.20	Tax Matters	A-36
6.21	American Depositary Receipts	A-36
6.22	Compliance Matters	A-36
6.23	Preservation of Heritage	A-36

ARTICLE VII

CONDITIONS TO THE OFFER / MERGER

7.1	Conditions to the Completion of the Offer	A-36
7.2	Condition to the Completion of the Merger	A-39

ARTICLE VIII

TERMINATION

8.1	Term of the Agreement	A-39
8.2	Full Termination of the Agreement by Mutual Consent	A-39
8.3	Termination by Either Linde or Praxair	A-39
8.4	Full Termination of the Agreement by Praxair	A-40
8.5	Full Termination of the Agreement by Linde	A-41

-ii-

8.6	Effect of Termination and Abandonment; Termination Fees	A-41
8.7	Exclusive Means of Termination	A-42

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1	Survival	A-42
9.2	Modification or Amendment	A-43
9.3	Waiver of Conditions	A-43
9.4	Counterparts	A-43
9.5	Governing Law, Venue and Jurisdiction; Waiver of Trial by Jury	A-43
9.6	Notices	A-44
9.7	Entire Agreement	A-47
9.8	No Third-Party Beneficiaries	A-47
9.9	Fulfillment of Obligations	A-47
9.10	Transfer Taxes	A-47
9.11	Severability	A-48
9.12	Interpretation; Construction	A-48
9.13	Defined Terms	A-49
9.14	Disclosure Letters	A-49
9.15	Assignment	A-49
9.16	Specific Performance	A-49

Annex I:	Defined Terms
Annex II:	Form of Certificate of Incorporation of the Surviving Corporation
Annex III:	Governance Matters

-iii-

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 1, 2017, is by and among Linde Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the Laws of the Federal Republic of Germany (“Linde”), Praxair, Inc., a Delaware corporation (“Praxair”), Zamalight PLC, a public limited company incorporated under the Laws of Ireland (“New Holdco”), Zamalight Holdco LLC, a Delaware limited liability company and newly formed wholly-owned Subsidiary of New Holdco (“US Intermediate Holding Sub”), and Zamalight Subco, Inc., a Delaware corporation and newly formed, wholly-owned Subsidiary of US Intermediate Holding Sub (“Merger Sub”).

RECITALS

WHEREAS, Linde and Praxair desire to effect a strategic combination of their businesses;

WHEREAS, in furtherance thereof, the parties hereto propose that, upon the terms and subject to the conditions set forth in this Agreement: (a) New Holdco shall make a public exchange offer following the legal provisions of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), as amended (the “German Takeover Act”), and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), to acquire all of the issued and outstanding, no-par value bearer shares of Linde (the “Linde Shares”), pursuant to which each Linde Share tendered and not withdrawn and accepted for exchange shall be exchanged for 1.540 (the “Linde Exchange Ratio”) ordinary shares of New Holdco (“New Holdco Shares”) (such offer, as it may be amended from time to time in accordance with this Agreement, the German Takeover Act and the Exchange Act, the “Offer”); and (b) immediately following, and in no event prior to, the completion of the exchange of Linde Shares for New Holdco Shares pursuant to the Offer, Merger Sub shall merge with and into Praxair (the “Merger”), with Praxair surviving the Merger as a wholly-owned indirect Subsidiary of New Holdco, pursuant to which each share of common stock, par value $0.01 per share, of Praxair (the “Praxair Shares”), shall be converted into the right to receive one (1) New Holdco Share;

WHEREAS, the board of directors of Praxair (the “Praxair Board”) has unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Praxair, and are advisable and fair to, and in the best interests of, the stockholders of Praxair, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) determined, subject to applicable Law, to unanimously recommend that the Praxair stockholders adopt this Agreement (such recommendation, the “Praxair Recommendation”);

WHEREAS, the Executive Board of Linde (the “Linde Executive Board”) has unanimously (a) determined that the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Linde, and are in the best interests of Linde and its shareholders, (b) approved the transactions contemplated by this Agreement, including the Offer, and (c) determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in its statement on the Offer under Section 27 of the German Takeover Act, it will unanimously recommend that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer (such recommendation, the “Linde Executive Board Recommendation”);

WHEREAS, the Supervisory Board of Linde (the “Linde Supervisory Board” and, together with the Linde Executive Board, the “Linde Boards”) has (a) determined that the Offer and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Linde, and are in the best interests of Linde and its shareholders, (b) approved the transactions contemplated by this Agreement, including the Offer, and (c) determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in its statement on the Offer under Section 27 of the German Takeover Act, it will recommend that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer (such recommendation, the “Linde Supervisory Board Recommendation”);

WHEREAS, the board of directors of New Holdco (the “New Holdco Board”) and, to the extent applicable, the shareholders of New Holdco have approved this Agreement and the transactions contemplated by this Agreement, including the Offer, the Merger and the New Holdco Capital Increase;

WHEREAS, New Holdco, as indirect stockholder of Merger Sub, has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Merger Sub, and are in the best interests of Merger Sub;

WHEREAS, US Intermediate Holding Sub, as sole stockholder of Merger Sub, has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of US Intermediate Holding Sub and Merger Sub, and are in the best interests of US Intermediate Holding Sub and Merger Sub, and has determined that it will adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Merger Sub has (a) determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Merger Sub, and are advisable and fair to, and in the best interests of, the sole stockholder of Merger Sub, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) determined, subject to applicable Law, to recommend that its sole stockholder adopt this Agreement; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

1.1 Announcement of the Offer. On the date of this Agreement, New Holdco will (i) notify the relevant stock exchanges and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) of its intention to make the Offer and (ii) publish its decision to launch the Offer (the “Offer Announcement”) in accordance with Section 10 para. 1 sentence 1, para. 3 of the German Takeover Act, which Offer Announcement shall include a description of the Offer Consideration (as defined below) and such further information about the Offer as is deemed to be necessary or beneficial by the parties for further communication with Linde shareholders until the publication of the German Exchange Offer Document (as defined in Section 1.2(d)) has been cleared by BaFin. On the date of this Agreement, Linde and Praxair shall also issue an initial press release pursuant to Section 6.7, and Linde shall issue an ad hoc release in accordance with Art. 17 of Regulation (EU) No 596/2014 of 16 April 2014 on market abuse (“Market Abuse Regulation”), in each case, in the forms agreed by Linde and Praxair prior to the execution of this Agreement.

1.2 Submission of the Offer Documents to the Regulators.

(a) As promptly as practicable after the date of this Agreement, and in no event more than three (3) business days after the date of this Agreement, Linde, Praxair and New Holdco shall prepare, and New Holdco shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of New Holdco Shares to be issued pursuant to the Offer and the Merger. The Registration Statement will include (1) a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used in connection with the Praxair Stockholders Meeting to vote on the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, the Praxair Distributable Reserves Resolution, the non-binding advisory proposal to approve certain compensation arrangements and the proposal to permit the chairman of the Praxair Board to adjourn or postpone the Praxair Stockholders Meeting in certain circumstances and (2) a U.S. prospectus to be delivered to Linde shareholders in connection with the Offer (the “U.S. Exchange Offer Prospectus” and, together with the Proxy Statement/Prospectus, the “S-4 Prospectuses”).

(b) As promptly as practicable after the date of this Agreement, New Holdco shall apply to BaFin for an extension of the interim period between the date of the Offer Announcement and submission of the German Exchange Offer Document to BaFin from four (4) to eight (8) weeks and ask BaFin to extend its review period from ten (10) to fifteen (15) Working Days.

(c) Timely prior to the Offer Closing Time and only if necessary, Linde, Praxair and New Holdco shall prepare, and New Holdco shall submit to the CBI or, to the extent applicable, to BaFin, for the purpose of admission of the New Holdco Shares to trading on the regulated market of the Frankfurt Stock Exchange, (i) a listing prospectus (the “Admission Prospectus”) in accordance with applicable Irish Law or German Law, as the case may be, and (ii) applications for notification of the Admission Prospectus to the relevant authority in Germany. Alternatively, New Holdco may, for the purpose of admission of the New Holdco Shares to trading on the regulated market of the Frankfurt Stock Exchange and as to be agreed with the Frankfurt Stock Exchange and with the approval of Linde and Praxair, use an alternative document (gleichwertiges Dokument) (an “Alternative Admission Document”).

(d) Within a period of eight (8) weeks following the Offer Announcement or such earlier time as may be required by applicable Law, New Holdco shall submit to BaFin an exchange offer document (Angebotsunterlage) in accordance with the German Takeover Act, including as an annex the offering disclosure information as required by Section 2 number 2 of the German Takeover Regulation (WpÜG-Angebotsverordnung) in connection with Section 7 of the German Securities Prospectus Act (Wertpapierprospektgesetz) in combination with Commission Regulation (EC) No. 809/2004 of 29 April 2004 and any further disclosure information as deemed necessary or beneficial by the parties (the “German Exchange Offer Document” and, together with the S-4 Prospectuses and any other ancillary documents with respect to the Offer, the “Offer Documents”).

(e) Subject to applicable Law, Linde, Praxair and New Holdco agree that the information relating to Linde, Praxair and New Holdco and their respective businesses included in the Offer Documents, the Admission Prospectus and any Alternative Admission Document shall be identical in terms of content to the greatest extent practicable. The parties agree to correct promptly any information provided by such party for use in the Offer Documents, the Admission Prospectus or any Alternative Admission Document, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Subject to Section 6.4(b), the parties further agree to take all steps necessary to cause the Offer Documents, the Admission Prospectus or any Alternative Admission Document, as so corrected, to be filed with the SEC, BaFin and, if applicable, the CBI, and to be disseminated to Praxair stockholders and Linde shareholders, as applicable, in each case as and to the extent required by applicable Law.

(f) As soon as practicable after the date of this Agreement and prior to the Closing Date (as defined below), New Holdco shall apply for admission of its entire issued share capital to trading on (i) the regulated market and the prime standard of the regulated market of the Frankfurt Stock Exchange on the basis of the Admission Prospectus or the Alternative Admission Document and (ii) the New York Stock Exchange (“NYSE”).

1.3 Commencement of the Offer. Following approval by BaFin (or the expiration of the review period required under the German Takeover Act) of the publication of the German Exchange Offer Document filed by New Holdco as set forth in Section 1.2(d), New Holdco shall (i) publish the German Exchange Offer Document without undue delay (ohne schuldhaftes Zögern) in accordance with Section 14 para. 2 and 3 of the German Takeover Act and thereby commence the Offer (the “Commencement of the Offer”) and (ii) file with the SEC the U.S. Exchange Offer Prospectus, together with the other ancillary documents with respect to the Offer, pursuant to Rule 424 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and deliver the U.S. Exchange Offer Prospectus and such documents to Linde shareholders in accordance with the Exchange Act. If the Registration Statement has not yet been declared effective by the SEC following approval by BaFin (or the expiration of the review period required under the German Takeover Act) of the publication of the German Exchange Offer Document, New Holdco may, in reliance on Rule 162(a) under the Securities Act (Early Commencement Rule), nevertheless commence the Offer.

1.4 Offer Consideration. In compliance with the requirements of the German Takeover Act as well as the German Takeover Regulation (WpÜG-Angebotsverordnung) regarding, among others, the minimum offer consideration, each Linde Share (other than Linde Excluded Shares) validly tendered by Linde shareholders pursuant to the Offer (including during the additional acceptance period (weitere Annahmefrist)) shall be exchanged for the number of New Holdco Shares equal to the Linde Exchange Ratio (the “Offer Consideration”) at the Offer Closing Time. “Linde Excluded Shares” means any Linde Shares that are held in the treasury of Linde or owned by any direct or indirect wholly-owned Subsidiary of Linde, but does not include Linde Shares that are held by Linde or any direct or indirect wholly-owned Subsidiary of Linde on behalf of third parties.

1.5 Cancellation of Linde Excluded Shares. Within three (3) months following the Offer Closing Time, Linde shall cause each Linde Excluded Share to cease to be outstanding and be cancelled and retired without payment of any consideration therefor and to cease to exist.

1.6 Fractional Shares. No fractional New Holdco Shares will be exchanged for any Linde Shares tendered in the Offer by any Linde shareholder. Notwithstanding any other provision of this Agreement, each holder of Linde Shares validly tendered into the Offer who would otherwise have been entitled to receive a fraction of a share of New Holdco Shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its custodian bank for the account of all such holders of New Holdco Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by Clearstream and the custodian banks shall be executed on the NYSE and/or the Frankfurt Stock Exchange, and shall be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Linde Shares. The net proceeds of such sale will be distributed to the holders of tendered Linde Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional New Holdco Shares will be determined on the average net proceeds per New Holdco Share. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of tendered Linde Shares in lieu of fractional interests, the custodian banks shall make available such amounts to such holders of tendered Linde Shares. Any such sale shall be made within ten (10) business days or such shorter period as may be required by applicable Law after the Offer Closing Time.

1.7 Acceptance Period of the Offer. The Offer shall have an acceptance period that ends at a time (such time, as it may be extended in accordance with this Agreement and applicable Laws, the “Expiration Time”) on a date that is ten (10) weeks after the commencement of the Offer pursuant to Section 1.3 (the period beginning at the Commencement of the Offer and ending at the Expiration Time, the “Acceptance Period”); provided that (i) in no event shall the Expiration Time occur on a date that is earlier than twenty (20) business days (as defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the date of commencement (within the meaning of Rule 14d-2(a) under the Exchange Act) of the Offer; and (ii) New Holdco shall be permitted to extend the Expiration Time if such extension is permitted by applicable Law and Linde and Praxair mutually agree to such extension.

1.8 Conditions to the Offer.

(a) New Holdco’s obligation to accept for exchange, and to exchange, any Linde Share validly tendered and not withdrawn prior to the expiration of the Offer shall be solely (ausschließlich) subject to the satisfaction or waiver of the conditions (aufschiebende Bedingungen) set forth in Section 7.1 (the “Offer Conditions”). Except as provided in Section 1.14, New Holdco will refrain from adding additional closing conditions to the German Exchange Offer Document without the consent of each of Linde and Praxair.

(b) To the extent the determination of whether an Offer Condition has been satisfied depends on the opinion of a third party Independent Expert (as defined in Section 7.1(d)), Linde or Praxair, respectively, will, to the extent legally permissible, provide at its own expense (i) reasonable support to the Independent Expert and (ii) all requisite information regarding itself, its Subsidiaries and the business they operate.

1.9 Other Terms of the Offer.

(a) Linde has determined the percentage of its share capital held by U.S. holders in accordance with Instruction 2 to subsections (c) and (d) of Exchange Act Rule 14d-1 as of December 31, 2016, and that the conditions set forth for a “Tier II” offer, as set forth in Rule 14d-1(d) under the Exchange Act, are satisfied for the Offer. Accordingly, subject to Section 1.9(b), New Holdco will conduct the Offer in reliance on the exemptions for “Tier II” offers pursuant to Rule 14d-1(d) under the Exchange Act. Subject to its duties under applicable Law, Linde will continue to provide such information as Praxair and New Holdco reasonably request to allow Praxair and New Holdco to make a determination that U.S. holders do not hold more than 40% of the outstanding Linde Shares and will otherwise cooperate with their reasonable inquiries. The parties agree to comply with, and agree that the terms and conditions of the Offer shall be conducted so as to comply with, Regulation 14E of the Exchange Act, as modified by any applicable exemptions pursuant to Rule 14d-1(d)(2) under the Exchange Act.

(b) If, after the date of this Agreement, the conditions set forth for a “Tier II” offer, as set forth in Rule 14d-1(d) under the Exchange Act, are no longer satisfied for the Offer, the parties hereto will in good faith cooperate to (i) amend this Agreement and modify the Offer and/or (ii) seek no action relief from the SEC, in each case such that (1) the Offer is conducted so as to comply with the Exchange Act and (2) the terms, conditions and proposed economic impact of the revised Offer on each of the parties hereto come as close as reasonably possible to the terms, conditions and proposed economic impact of the Offer contemplated by this Agreement as of the date hereof.

1.10 Closing of the Offer. Subject to the prior satisfaction or waiver of the Offer Conditions, New Holdco shall promptly settle the Offer in accordance with its terms and applicable Law, and accept for exchange, and exchange, all Linde Shares validly tendered and not withdrawn pursuant to the Offer (the time that New Holdco accepts for exchange, and exchanges, all of the Linde Shares validly tendered and not withdrawn, the “Offer Closing Time”). The share register of New Holdco shall be updated immediately following the Offer Closing Time, and in any event prior to the Effective Time. After the Offer Closing Time, New Holdco intends to contribute all Linde Shares received at the Offer Closing Time to a direct or indirect wholly-owned Subsidiary of New Holdco in the legal form of a German limited liability company (GmbH) domiciled in Germany (“German Intermediate Holding Sub”) and New Holdco intends to cause German Intermediate Holding Sub to contribute such Linde Shares received after the Offer Closing Time to a direct or indirect wholly-owned Subsidiary of German Intermediate Holding Sub in the legal form of a German stock corporation (AG) domiciled in Germany (“German Intermediate Sub”).

1.11 Additional Acceptance Period. Following the Expiration Time and the satisfaction or waiver by New Holdco of the Offer Conditions, with the exception of the Offer Condition set forth in Section 7.1(a)(ii) (the “Regulatory Condition”), New Holdco shall provide an additional acceptance period (weitere Annahmefrist) (the “Additional Acceptance Period”) for the Offer in accordance with Section 16 para. 2 of the German Takeover Act, during which New Holdco shall offer to acquire all remaining outstanding Linde Shares.

1.12 Effect of the Offer on Linde Equity Awards and Linde Shares Held by Board Members and Employees.

(a) Immediately after the Offer Closing Time, Linde shall terminate the Linde LTIP with respect to any holder of Linde Equity Awards who is not a member of the Linde Executive Board at such time. With respect to any holder of Linde Equity Awards who is a member of the Linde Executive Board at such time, Linde shall terminate the Linde LTIP immediately after a Post-Closing Reorganization of Linde becomes effective; provided that, in the event that a Post-Closing Reorganization of Linde does not become effective within the first 18 months following the Offer Closing Time, (i) the Linde LTIP will not be terminated in connection with the transactions contemplated by this Agreement in respect of the members of the Linde Executive Board, (ii) there will be no LTIP Termination Time in respect of such Persons and (iii) any then outstanding Linde Stock Options and Linde Matching Share Rights then held by such Persons will be subject to the terms of Section 1.12(f) or 1.12(g), as applicable.

(b) Except as set forth in Section 1.12(f), upon the relevant LTIP Termination Time, a member of the Linde Group will pay to each relevant holder of a Linde Stock Option the Beneficiary Option Termination Value in respect of such holder’s then outstanding Linde Stock Options. The Beneficiary Option Termination Value shall be paid in cash to the applicable holder of the Linde Stock Options (less any Taxes required to be withheld) as soon as reasonably practicable following the LTIP Termination Time and in no event later than the next available payroll date following the relevant LTIP Termination Time; provided that, unless otherwise determined by Linde in its sole discretion, such cash shall be paid as soon as reasonably practicable following the earliest time that it may be paid in compliance with applicable Law (including Section 409A of the Code) to the extent necessary to avoid the imposition of any Tax penalties on any holder of Linde Stock Options (including pursuant to Section 409A of the Code).

(c) Except as set forth in Section 1.12(g), upon the relevant LTIP Termination Time, a member of the Linde Group will pay to each relevant holder of a Linde Matching Share Right the Beneficiary Matching Share Termination Value in respect of such holder’s then outstanding Linde Matching Share Rights. The Beneficiary Matching Share Termination Value shall be paid in cash to the applicable holder of the Linde Matching Share Rights (less any Taxes required to be withheld) as soon as reasonably practicable following the LTIP Termination Time and in no event later than the next available payroll date following the relevant LTIP Termination Time; provided that, unless otherwise determined by Linde in its sole discretion, such cash shall be paid as soon as reasonably practicable following the earliest time that it may be paid in compliance with applicable Law (including Section 409A of the Code) to the extent necessary to avoid the imposition of any Tax penalties on any holder of Linde Matching Share Rights (including pursuant to Section 409A of the Code).

(d) Except as otherwise set forth in Section 1.12(f), as per the relevant New Grant Date, New Holdco shall grant to each Person who is in service or employment with a member of the Linde Group and has not given or received notice of termination of such service or employment and who held any Linde Stock Options that were outstanding and for which the Waiting Period had not yet expired as of immediately prior to the Offer Closing Time (such Linde Stock Options, the “Linde Active Options”) an award of New Holdco Stock Options with respect to a number of New Holdco Shares equal to the result of (i) the number of Linde Shares that were subject to such Linde Active Options as of immediately prior to the Offer Closing Time, multiplied by (ii) the Linde Exchange Ratio, multiplied by (iii) a fraction equal to 1.00 minus the Proration Fraction, multiplied by (iv) the Target Achievement Fraction, the result being rounded down to the nearest whole share. Each such New Holdco Stock Option will have a per-share exercise price equal to (x) EUR 2.56 divided by (y) the Linde Exchange Ratio (the result being rounded up to the nearest cent), and the exercise period with respect to such New Holdco Stock Option shall expire on the same date that the exercise period with respect to the applicable Linde Active Option would have expired (treating service with New Holdco and its Subsidiaries or Listed Subsidiaries as service with the Linde Group for this purpose).

(e) Except as otherwise set forth in Section 1.12(g), as per the relevant New Grant Date, New Holdco shall grant to each Person who is in service or employment with a member of the Linde Group and has not given or received notice of termination of such service or employment and who held any Linde Matching Share Rights that were outstanding and for which the Waiting Period had not yet expired as of immediately prior to the Offer Closing Time (such Linde Matching Share Rights, the “Linde Active Matching Share Rights”) an award of New Holdco RSUs covering a number of New Holdco Shares equal to the result of (i) the number of Linde Shares that were subject to such Linde Active Matching Share Rights as of immediately prior to the Offer Closing Time, multiplied by (ii) the Linde Exchange Ratio, multiplied by (iii) a fraction equal to 1.00 minus the Proration Fraction, the result being rounded down to the nearest whole share.

(f) In the event that the Waiting Period in respect of a Linde Active Option that is not terminated immediately following the Offer Closing Time (each such option, a “Delayed Termination Option”) expires prior to the relevant LTIP Termination Time (including in the event that the LTIP Termination Time never occurs), such Delayed Termination Option may be exercised according to its terms, and in such case the holder thereof shall receive an amount in cash (less any Taxes required to be withheld) in accordance with Section 4(3)(b) of the Linde LTIP, until the earlier of (i) 18 months following the Offer Closing Time and (ii) the relevant LTIP Termination Time, and the holder will not receive any New Holdco Stock Options in respect of any Delayed Termination Option so exercised. In the event that the LTIP Termination Time does not occur within 18 months following the Offer Closing Time, then such Delayed Termination Option may be exercised according to its terms and the holder thereof will receive upon exercise Linde Shares or cash in accordance with the terms of the Linde LTIP. In the event that the Waiting Period in respect of a Delayed Termination Option expires prior to the relevant LTIP Termination Time and such Delayed Termination Option remains outstanding and unexercised on the New Grant Date, as per such date, such holder will receive a number of fully vested New Holdco Stock Options determined in accordance with Section 1.12(d).

(g) In the event that the Waiting Period in respect of a Linde Active Matching Share Right that is not terminated immediately following the Offer Closing Time (each such Linde Active Matching Share Right, a “Delayed Termination MSR”) expires prior to the relevant LTIP Termination Time (including in the event that the LTIP Termination Time never occurs), such Delayed Termination MSR shall be settled through delivery of an amount in cash (less any Taxes required to be withheld) in accordance with Section 2(11) of the Linde LTIP.

(h) Any New Holdco Stock Option or New Holdco RSU granted in accordance with Section 1.12(d) or (e) will (i) be subject to service-based (but not performance-based) vesting conditions and will vest in full in the event that either (A) the holder remains in service or employment with New Holdco, Linde or one of their respective Subsidiaries or Listed Subsidiaries and has not given or received notice of termination of such service or employment until the last day of the Waiting Period applicable to the Linde Active Option or Linde Active Matching Share Right, as applicable, that is replaced by such New Holdco Stock Option or New Holdco RSU, as the case may be, or (B) the holder’s employment is terminated prior to the end of the Waiting Period in circumstances that constitute a Good Leaver Termination and (ii) otherwise be subject to the terms and conditions of the equity compensation plan of New Holdco under which such New Holdco Stock Option or New Holdco RSU is granted (together with any applicable award agreement), including those requiring payment of the exercise price of each New Holdco Stock Option and permitting New Holdco to settle such New Holdco Stock Option or New Holdco RSU either through the issuance or delivery of New Holdco Shares or through delivery of cash of equal value (in each case, less any Taxes required to be withheld).

(i) Prior to the relevant LTIP Termination Time (if applicable), Linde shall take all necessary actions for the treatment of the Linde Stock Options and Linde Matching Share Rights in accordance with Sections 1.12(a), (b), (c), (f) and (g).

(j) As soon as practicable after the applicable New Grant Date, New Holdco shall deliver to the former holders of Linde Active Options and Linde Active Matching Share Rights appropriate notices setting forth such holders’ rights with respect to their New Holdco Stock Options and New Holdco RSUs.

(k) Linde, Praxair and New Holdco hereby acknowledge and agree that, notwithstanding any provision of the Linde LTIP, any other Benefit Plan of the Linde Group or any Linde Group share ownership or share retention requirements to the contrary, any Linde Shares that are held at any time up to the expiration of the Additional Acceptance Period by any member of the Linde Executive Board or the Linde Supervisory Board or any employee of any member of the Linde Group (including any Investment Shares and any deferral Linde Shares (relating to variable compensation of the members of the Linde Executive Board)) may be released from all holding, retention and ownership requirements solely in order to allow the holder thereof to tender such Linde Shares in the Offer and contingent on the holder thereof tendering such Linde Shares in the Offer, and the holder shall not forfeit any compensation or benefits or otherwise be subject to any adverse consequences pursuant to any Benefit Plan of the Linde Group as a result of tendering such Linde Shares; provided that, from and after the Offer Closing Time, any New Holdco Shares that such holder receives in exchange for Linde Shares will be subject to the same holding, ownership and retention requirements (if any) as the corresponding Linde Shares (including, solely in the case of Investment Shares, the requirement to retain New Holdco Shares until the end of the applicable Waiting Period in order for (x) the New Holdco RSUs described in Section 1.12(e) and, in the case of Persons who were required to hold Investment Shares in respect of Linde Active Options, the New Holdco Stock Options described in Section 1.12(d), to vest, and (y) the Delayed Termination Options described in Section 1.12(f) and the Delayed Termination MSRs described in Section 1.12(g) to vest); provided, further, that, in the case of any New Holdco Shares that are received in respect of Investment Shares, (i) in the case of Persons who do not hold Delayed Termination Options or Delayed Termination MSRs, the number of New Holdco Shares subject to such requirements shall be equal to the number of New Holdco Shares subject to New Holdco RSUs that the holder receives on the New Grant Date pursuant to Section 1.12(e) and (ii) in the case of Persons who hold Delayed Termination Options or Delayed Termination MSRs, all such New Holdco Shares received in respect of Investment Shares shall be subject to the same requirements as the corresponding Investment Shares until the New Grant Date, at which time the number of New Holdco Shares subject to such requirements shall be reduced to equal the number of New Holdco Shares subject to New Holdco RSUs that the holder receives on the New Grant Date pursuant to Section 1.12(e). For the avoidance of doubt, in the case of any Person who is not a member of the Linde Executive Board, in lieu of tendering Investment Shares in the Offer in exchange for New Holdco Shares, any requirement to hold and retain New Holdco Shares until the end of the applicable Waiting Period with respect to New Holdco RSUs contemplated by this Section 1.12 may be satisfied by acquiring New Holdco Shares through market purchases or otherwise; provided that such New Holdco Shares must be acquired within four months following the Offer Closing Time and held until the end of the applicable Waiting Period.

(l) Linde and each member of the Linde Executive Board shall amend the terms of the Linde LTIP for the members of the Linde Executive Board to the effect that (i) Linde shall be entitled to exercise the termination rights set forth in Sections 5(4) and 5(5) of the plan conditions for the Linde LTIP after the Offer Closing Time and until the relevant LTIP Termination Time and (ii) the stock holding, ownership and retention obligations of the members of the Linde Executive Board under the Linde LTIP plan conditions shall, during the interim period between the Offer Closing Time and relevant LTIP Termination Time, be fulfilled through holding, owning and retaining the New Holdco Shares allocable to such Person pursuant to, and in accordance with the terms of, Section 1.12(k).

(m) For the avoidance of doubt, all terms of this Section 1.12 shall be subject to Section 9.8 (No Third-Party Beneficiaries).

1.13 Cooperation to Transmit the Offer. In connection with the Offer, Linde shall, to the extent consistent with applicable Law, promptly furnish New Holdco with such information and assistance as New Holdco or its agent(s) may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Linde Shares.

1.14 Required Amendments. Notwithstanding anything to the contrary in this Agreement, nothing shall require the parties to agree to amend or waive any Offer Condition or any of the terms of this Agreement or to impose additional terms or conditions to the Offer without the prior written consent of both Linde and Praxair, including any reduction of the Acceptance Period; provided, however, that each party shall agree, and undertake to, implement such amendment, waiver or additional term or condition to the Offer or this Agreement, as the case may be, required by BaFin or the SEC and necessary to consummate the transactions contemplated in this Agreement (“Required Amendment”) to the extent the Required Amendment is not in any manner materially adverse to either the Praxair stockholders or Linde shareholders (it being agreed that any change as to the form or amount of the Offer Consideration or the Merger Consideration or the addition of any condition shall be deemed to be so materially adverse).

1.15 Reasoned Statements.

(a) The Linde Executive Board will, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act (Aktiengesetz – the “German Stock Corporation Act”), within twenty (20) business days of the Commencement of the Offer, unanimously confirm in its reasoned statement pursuant to Section 27 of the German Takeover Act that, in its unanimous opinion, (i) the Offer Consideration is fair and adequate, (ii) it endorses and supports the Offer and (iii) it recommends that the Linde shareholders tender their Linde shares into the Offer (such statement, the “Linde Executive Board Reasoned Statement”). The individuals serving as of the date of this Agreement as members of the Linde Executive Board will tender their respective Linde Shares, if any, into the Offer, excluding any Linde Shares that are subject to any contractual obligation to be kept for a certain minimum period or the holding of which is a prerequisite for the granting of any matching shares or the qualification to participate in any incentive program.

(b) The Linde Supervisory Board will, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act, within twenty (20) business days of the Commencement of the Offer, confirm in its reasoned statement pursuant to Section 27 of the German Takeover Act that, in its opinion, (i) the Offer Consideration is fair and adequate, (ii) it endorses and supports the Offer and (iii) it recommends that the Linde shareholders tender their Linde shares into the Offer (such statement, the “Linde Supervisory Board Reasoned Statement”). The individuals serving as of the date of this Agreement as shareholder representative members of the Linde Supervisory Board will tender their respective Linde Shares, if any, into the Offer, excluding any Linde Shares that are subject to any commitment to be kept for a certain minimum period.

(c) The Linde Executive Board and the Linde Supervisory Board may, in lieu of issuing a separate Linde Executive Board Reasoned Statement and Linde Supervisory Board Reasoned Statement, respectively, elect to issue a joint reasoned statement pursuant to Section 27 of the German Takeover Act. Any such joint reasoned statement shall be consistent with both Section 1.15(a) and Section 1.15(b).

(d) Notwithstanding anything in this Agreement to the contrary, neither (i) a statement in a Linde Reasoned Statement that each Linde shareholder must make its own investment decision nor (ii) any dissenting statement and any reasons therefor made by any member of the Linde Supervisory Board in the Linde Supervisory Board Reasoned Statement shall constitute a Change in Linde Recommendation or a breach of this Agreement.

(e) The obligations of the Linde Boards under this Section 1.15 are subject to Section 6.2(c).

1.16 Withholding Rights. Each of New Holdco, the Offer Exchange Agent and any other paying agents or custodians of Linde shareholders shall be entitled to deduct and withhold from any amounts payable pursuant to this Article I to any Person who was a holder of Linde Shares or Linde Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the German Income Tax Code (Einkommensteuergesetz- EStG) or any other provision of Tax Law whether in Germany or elsewhere. To the extent that amounts are so deducted and withheld by or on behalf of New Holdco, the Offer Exchange Agent or any other paying agents or custodians, as the case may be, and paid over to the relevant Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Linde Shares or Linde Equity Awards, as the case may be, in respect of which such deduction and withholding was made.

ARTICLE II

THE MERGER

2.1 Appointment of Exchange Agent. As promptly as possible following the date hereof, New Holdco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Praxair and Linde (the “Exchange Agent”) to act, among other things, as exchange agent for the Merger and to deliver the Merger Consideration to former Praxair stockholders. Praxair and New Holdco shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

2.2 Shares of US Intermediate Holding Sub and Merger Sub. US Intermediate Holding Sub is a limited liability company organized under the Laws of Delaware. New Holdco directly owns 100% of the outstanding limited liability company interests of US Intermediate Holding Sub. Merger Sub is a corporation incorporated under the Laws of Delaware and is a constituent company in the Merger. US Intermediate Holding Sub directly owns 100% of the outstanding capital stock of Merger Sub.

2.3 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Merger shall occur, pursuant to which Merger Sub shall be merged with and into Praxair, with Praxair surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall thereupon cease, in each case, by operation of the Laws of the State of Delaware. The Surviving Corporation shall continue to exist under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises unaffected by the Merger except as set forth in this Article II. After the Merger, the Surviving Corporation shall be a wholly-owned direct Subsidiary of US Intermediate Holding Sub.

2.4 Effects of the Merger.

(a) The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.

(b) Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Praxair, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of Annex II, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to change the corporate name set forth therein to “Praxair, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the certificate of incorporation and bylaws of the Surviving Corporation and by applicable Law.

2.5 Closing. Unless otherwise mutually agreed in writing between Linde and Praxair, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on the date on which the Offer Closing Time shall occur (the “Closing Date”).

2.6 Effective Time. As soon as practicable following the Offer Closing Time, and on the Closing Date, Praxair shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”). The parties agree to cause the Effective Time to occur immediately after, and in no event prior to, the Offer Closing Time.

2.7 Effect of the Merger on Shares.

(a) Merger Consideration. At the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of Praxair, each Praxair Share issued and outstanding immediately prior to the Effective Time other than Praxair Excluded Shares (the “Praxair Eligible Shares”) shall automatically be converted into the right to receive one (1) fully paid and non-assessable New Holdco Share (the “Merger Consideration”). “Praxair Excluded Shares” means any Praxair Shares that are held in the treasury of Praxair or owned by New Holdco or any direct or indirect wholly-owned Subsidiary of New Holdco or Praxair, but does not include Praxair Shares that are held by New Holdco or Praxair or any direct or indirect wholly-owned Subsidiary of New Holdco or Praxair on behalf of third parties.

(b) Conversion of Praxair Eligible Shares. As a result of the Merger and without any action on the part of any holder of any capital stock of Praxair, all of the Praxair Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Praxair Eligible Shares (each, a “Praxair Certificate”) and each book-entry interest formerly representing any non-certificated Praxair Eligible Shares (each, a “Praxair Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive any dividends or other distributions pursuant to Section 2.9(d).

(c) Cancellation of Praxair Excluded Shares. As a result of the Merger and without any action on the part of any holder of any capital stock of Praxair, each Praxair Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(d) Merger Sub. At the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and cease to exist and shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding share of capital stock, par value $0.01 per share, of the Surviving Corporation at the Effective Time and which shall be held by US Intermediate Holding Sub.

(e) Issue of Shares by US Intermediate Holding Sub. At the Effective Time, US Intermediate Holding Sub shall issue additional fully paid and non-assessable limited liability company membership interests of US Intermediate Holding Sub to New Holdco in consideration for the issue by New Holdco of New Holdco Shares in respect of Praxair Eligible Shares and the cancellation of such Praxair Eligible Shares in the Merger, and shall issue certificates in respect of such interest to New Holdco.

(f) Appraisal. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Praxair stockholders in connection with the Merger.

2.8 Effect of the Merger on Praxair Stock Options and Awards.

(a) Each option to purchase Praxair Shares (a “Praxair Stock Option”) granted under the Praxair Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a Praxair Stock Option and shall be converted, at the Effective Time, into a New Holdco Stock Option on substantially the same terms and conditions as were applicable under such Praxair Stock Option. The number of New Holdco Shares subject to each such New Holdco Stock Option shall be equal to the product (rounded down to the nearest whole share) of (x) the number of Praxair Shares subject to such Praxair Stock Option immediately prior to the Effective Time and (y) the Merger Consideration, and such New Holdco Stock Option shall have an exercise price per share (rounded up to the nearest penny) equal to (A) the per-share exercise price applicable to such Praxair Stock Option immediately prior to the Effective Time divided by (B) the Merger Consideration.

(b) At the Effective Time, each restricted stock unit measured in Praxair Shares (a “Praxair RSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a Praxair RSU and shall be converted into a New Holdco RSU on substantially the same terms and conditions as were applicable to such Praxair RSU. The number of New Holdco Shares subject to each such New Holdco RSU shall be equal to the product (rounded down to the nearest whole share) of (x) the number of Praxair Shares subject to such Praxair RSU immediately prior to the Effective Time and (y) the Merger Consideration.

(c) At the Effective Time, each performance share unit measured in Praxair Shares (a “Praxair PSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a Praxair PSU and shall be converted into a New Holdco RSU on substantially the same terms and conditions as were applicable to such Praxair PSU. The number of New Holdco Shares subject to each such New Holdco RSU shall be equal to the product (rounded down to the nearest whole share) of (x) the greater of (i) the target number of Praxair Shares subject to such Praxair PSU and (ii) the number of Praxair Shares subject to such Praxair PSU determined by the Compensation Committee of the Praxair Board in good faith based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the Effective Time, and (y) the Merger Consideration.

(d) As soon as practicable after the Effective Time, New Holdco shall deliver to the holders of Praxair Stock Options, Praxair RSUs and Praxair PSUs (collectively, “Praxair Stock-Based Awards”) appropriate notices setting forth such holders’ rights pursuant to the respective Praxair Stock Plans and agreements evidencing the grants of such Praxair Stock-Based Awards and stating that such Praxair Stock-Based Awards have been assumed by New Holdco and converted into New Holdco Stock Options and New Holdco RSUs and shall continue in effect on substantially the same terms and conditions (but subject to the adjustments required by this Section 2.8 after giving effect to the Merger, the adjustment of Praxair PSUs required by Section 2.8(c) and the terms of the Praxair Stock Plans).

(e) Prior to the Effective Time, Praxair shall take all necessary action for the adjustment of Praxair Stock-Based Awards under this Section 2.8.

2.9 Delivery of Merger Consideration.

(a) As soon as possible following the Effective Time and on the Closing Date, New Holdco shall issue and deliver to the Exchange Agent solely for the account and benefit of the former Praxair stockholders, the maximum number of New Holdco Shares that has become issuable pursuant to Section 2.7(a) for delivery of the Merger Consideration to the recipients entitled thereto (such New Holdco Shares being the “Exchange Fund”). At the Effective Time, the obligations of New Holdco and the Exchange Agent under this Section 2.9(a) shall be unconditional.

(b) Merger Letter of Transmittal. As promptly as practicable after the Effective Time, the Surviving Corporation and New Holdco shall cause the Exchange Agent to mail to each holder of record of Praxair Eligible Shares that are (i) Praxair Certificates or (ii) Praxair Book-Entry Shares not held through the Depositary Trust Company (“DTC”) notice advising such holder of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Praxair Certificates or Praxair Book-Entry Shares shall pass only upon delivery of the Praxair Certificates (or affidavits of loss in lieu of the Praxair Certificates as provided in Section 2.9(h)) or transfer of the Praxair Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Praxair Book-Entry Shares), such materials to be in such form and have such other provisions as Praxair and Linde, or after the Effective Time, New Holdco, desire (the “Merger Letter of Transmittal”), and (B) instructions for surrendering the Praxair Certificates (or affidavits of loss in lieu of the Praxair Certificates) or transferring the Praxair Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to Section 2.9(d). With respect to Praxair Book-Entry Shares held through DTC, Praxair and New Holdco shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Praxair Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(c) Procedures for Surrender.

(i) After the Effective Time, and (x) upon surrender to the Exchange Agent of Praxair Eligible Shares that are Praxair Certificates, by physical surrender of such Praxair Certificate (or affidavit of loss in lieu of a Praxair Certificate, as provided in Section 2.9(h)) in accordance with the terms of the Merger Letter of Transmittal and accompanying instructions, (y) upon the transfer of Praxair Eligible Shares that are Praxair Book-Entry Shares not held through DTC, in accordance with the terms of the Merger Letter of Transmittal and accompanying instructions or (z) upon the transfer of Praxair Eligible Shares that are Praxair Book-Entry Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by Praxair, Linde, New Holdco, the Exchange Agent and DTC, the holder of such Praxair Eligible Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder (subject to Section 2.9(g)), (A) the number of New Holdco Shares (in certificates or evidence of shares in book-entry form, as applicable) in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 (after taking into account all Praxair Eligible Shares then held by such holder), and (B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.9(d).

(ii) No interest will be paid or accrued on any amount payable upon due surrender of the Praxair Eligible Shares, and any Praxair Certificate formerly representing Praxair Eligible Shares that have been so surrendered shall be cancelled by the Exchange Agent. The New Holdco Shares issued and paid in accordance with the terms of this Section 2.9 upon conversion of any Praxair Eligible Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Praxair Eligible Shares.

(iii) In the event of a transfer of ownership of any Praxair Eligible Share that is not registered in the transfer records of Praxair, the proper number of New Holdco Shares may be transferred by the Exchange Agent to such a transferee if (A) in the case of Praxair Book-Entry Shares, written instructions authorizing the transfer of the Praxair Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Praxair Certificates, the Praxair Certificates formerly representing such Praxair Eligible Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Praxair Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to New Holdco and the Exchange Agent. If any New Holdco Shares are to be delivered to a Person other than the holder in whose name any Praxair Eligible Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of New Holdco Shares to a Person other than the registered holder of any Praxair Eligible Shares, or shall establish to the satisfaction of New Holdco and the Exchange Agent that such Tax has been paid or is not applicable. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Entity or other entity of any kind or nature.

(d) Distributions with Respect to Unexchanged Shares; Voting. All New Holdco Shares to be transferred to the Exchange Agent pursuant to Section 2.9(a) shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by New Holdco in respect of New Holdco Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all New Holdco Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the New Holdco Shares shall be paid to any holder of Praxair Eligible Shares until the Praxair Certificate is surrendered (or affidavit of loss in lieu of the Praxair Certificate is delivered as provided in Section 2.9(h)) or the Praxair Book-Entry Share is transferred for exchange in accordance with this Section 2.9. Subject to the effect of applicable Laws, following such surrender or transfer, there shall be issued to the holder of New Holdco Shares issued in exchange for Praxair Eligible Shares in accordance with this Section 2.9, without interest, (A) at the time of such surrender or transfer, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such New Holdco Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such New Holdco Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(e) Transfers. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Praxair Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Praxair Book-Entry Shares or Praxair Certificates formerly representing Praxair Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Withholding Rights. Each of New Holdco, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Article II to any Person who was a holder of Praxair Shares or Praxair Stock-Based Awards immediately prior to the Effective Time, such amounts as it is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. tax Law. To the extent that amounts are so deducted and withheld by or on behalf of New Holdco, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the relevant Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Praxair Shares or Praxair Stock-Based Awards, as the case may be, in respect of which such deduction and withholding was made.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former Praxair stockholders for 180 days after the Effective Time shall be delivered to New Holdco. Any former Praxair stockholders who have not theretofore complied with this Article II shall thereafter look only to New Holdco for delivery of any New Holdco Shares of such stockholders and payment of any dividends and other distributions in respect of New Holdco Shares of such stockholders payable and/or issuable pursuant to Sections 2.7(a) and 2.9(d), in each case, without any interest thereon. Notwithstanding the foregoing, none of New Holdco, the Surviving Corporation, Linde, Merger Sub, the Exchange Agent or any other Person shall be liable to any former Praxair stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) Lost, Stolen or Destroyed Praxair Certificates. In the event any Praxair Certificate representing Praxair Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Praxair Certificate to be lost, stolen or destroyed and, if required by New Holdco, the posting by such Person of a bond in customary amount and upon such terms as may be required by New Holdco or the Exchange Agent as indemnity against any claim that may be made against it with respect to such Praxair Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Praxair Certificate the New Holdco Shares and any dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Praxair Certificate been surrendered.

ARTICLE III

POST-CLOSING REORGANIZATION

3.1 Post-Closing Reorganization of Linde. Nothing in this Agreement shall prevent New Holdco, German Intermediate Holding Sub, German Intermediate Sub or Linde from seeking to enter into and/or to adopt resolutions in favor of any enterprise agreements pursuant to Section 291 of the German Stock Corporation Act (such as a domination and/or a profit and loss transfer agreement), merger under the German Transformation Act (Umwandlungsgesetz – “German Transformation Act”), change of corporate form under the German Transformation Act, squeeze-out under the German Stock Corporation Act or the German Takeover Act, cash-out merger under the German Transformation Act or integration under the German Stock Corporation Act in relation to New Holdco, German Intermediate Holding Sub, German Intermediate Sub or Linde (the “Post-Closing Reorganization”). Following any merger of Linde and German Intermediate Holding Sub, German Intermediate Sub or New Holdco, all and any stipulations hereunder relating to rights and obligations of Linde shall apply to the merged company mutatis mutandis.

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS CONCERNING NEW HOLDCO GROUP

4.1 Governance and Additional Matters. Subject to applicable Law, each of the parties shall take all actions necessary to cause the matters set forth on Annex III to occur.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Linde and Praxair. Except as (1) in the case of any representation and warranty made by Praxair, set forth in the disclosure letter dated as of the date hereof, delivered to Linde by Praxair on or prior to entering into this Agreement (the “Praxair Disclosure Letter”) or disclosed in any report, schedule, form, statement or other document of Praxair filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2014 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) (collectively, the “Praxair Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Praxair Report or any other disclosure in any Praxair Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Linde, set forth in the disclosure letter dated as of the date hereof, delivered to Praxair by Linde on or prior to entering into this Agreement (the “Linde Disclosure Letter”) or disclosed in (x) any annual report of Linde prior to the date hereof and on or after December 31, 2014, (y) any ad hoc announcement of Linde prior to the date hereof and on or after December 31, 2014 or (z) any report, schedule, form, statement or other document of Linde or Linde Finance B.V. filed with or furnished to BaFin, the German Commercial Register (Handelsregister) or the Luxembourg Stock Exchange prior to the date hereof and on or after December 31, 2014 and, in each of cases (x), (y) and (z), only if such annual report, ad hoc announcement or other report, schedule, form, statement or document is publicly available on the website of Linde or the Luxembourg Stock Exchange or otherwise publicly available via the German Commercial Register (Handelsregister) on the date hereof ((x), (y) and (z), collectively, the “Linde Reports”) (other than, in the case of the annual report or other report, schedule, form, statement or document filed with or furnished to BaFin, the German Commercial Register (Handelsregister) or the Luxembourg Stock Exchange, disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Linde Report or any other disclosure in any Linde Report to the extent that such disclosure is predictive or forward-looking in nature), each of Linde and Praxair hereby represents and warrants to the other as set forth in this Section 5.1;

provided that any representation or warranty in this Section 5.1 that relates (i) to Praxair, its Subsidiaries or its Listed Subsidiaries shall be deemed to be a representation or warranty made only by Praxair to Linde solely with respect to Praxair, its Subsidiaries or its Listed Subsidiaries, as applicable, or (ii) to Linde, its Subsidiaries or its Listed Subsidiaries shall be deemed to be a representation or warranty made only by Linde to Praxair solely with respect to Linde, its Subsidiaries or its Listed Subsidiaries, as applicable.

(a) Organization and Good Standing. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Each of such party’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Change on such party. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Change on such party.

(b) Capitalization.

(i) At the close of business on May 26, 2017, the authorized capital stock of Praxair consisted of 800,000,000 Praxair Shares, of which 285,861,268.89 Praxair Shares were outstanding (not including 97,369,356 Praxair Shares held directly by Praxair in treasury) as of such date, and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Praxair Preferred Shares”), of which none are outstanding as of the date hereof. All of the outstanding Praxair Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth above, at the close of business on May 26, 2017, no shares of capital stock or other equity interests in Praxair were issued or outstanding. As of the date hereof, Praxair has no Praxair Preferred Shares reserved for issuance. At the close of business on May 26, 2017, Praxair had no Praxair Shares reserved for issuance, except there were 9,842,549 Praxair Shares reserved for issuance pursuant to the Praxair Stock Plans. As of the date hereof, each of the outstanding shares of capital stock or other equity interests in each of Praxair’s Subsidiaries is duly authorized, validly issued and, where applicable, non-assessable. Except as set forth above, as of May 26, 2017, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Praxair or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Praxair or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of Praxair, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date hereof, Praxair does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Praxair on any matter.

(ii) At the close of business on May 26, 2017, the authorized capital stock (Grundkapital) of Linde consisted of 185,733,180 Linde Shares, of which 185,638,071 Linde Shares were outstanding (not including 95,109 Linde Shares held directly by Linde in treasury (“Linde Treasury Shares”)) as of such date. All of the outstanding Linde Shares have been duly authorized and are validly issued and fully paid. Except as set forth above, at the close of business on May 26, 2017, no shares of capital stock or other equity interests in Linde were issued or outstanding. At the close of business on May 26, 2017, except for the authorized and conditional capital disclosed in Linde’s articles of association as of such date, Linde has no Linde Shares reserved for issuance. As of the date hereof, each of the outstanding shares of capital stock or other equity interests in each of Linde’s Subsidiaries is duly authorized, validly issued and, where applicable, non-assessable. Except as set forth above, as of May 26, 2017, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Linde or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Linde or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of Linde, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of the date hereof, Linde does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Linde on any matter.

(c) Corporate Authority.

(i) Praxair has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only (x) in the case of the Merger, to the adoption of this Agreement and the approval of the transactions contemplated by this Agreement by a vote of the holders of a majority of the outstanding Praxair Shares entitled to vote thereon (the “Praxair Requisite Vote”), (y) to the approval of the Praxair Distributable Reserves Resolution by a vote of the holders of a majority of the outstanding Praxair Shares present at the Praxair Stockholders Meeting and (z) to the extent required, to approval of the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of Praxair enforceable against Praxair in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) Linde has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, subject only, to the extent required, to approval of BaFin, the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of Linde, enforceable against Linde in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

(d) No Conflicts. Neither the execution and delivery by such party of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Offer, the Merger and the other transactions contemplated hereby, will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party, or any Law applicable to it, except for such breaches, violations, or defaults that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party.

(e) Governmental Approvals and Consents. Other than (i) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Council Regulation (EC) 139/2004 of the European Community, (ii) other merger control or competition Law filings and/or notices (as mutually determined necessary or advisable by the parties), (iii) the approvals and consents to be obtained from any Regulatory Authority, including with respect to the Offer Documents and applicable foreign investment Laws, (iv) the filing of the Certificate of Merger, (v) as required in order to comply with state securities, takeover and “blue sky” Laws and (vi) such other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions the failure of which to be made or obtained, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any governmental, taxation or regulatory authority, agency, commission, body or other governmental or regulatory entity, U.S. or non-U.S., including the SEC and the other Regulatory Authorities (“Governmental Entity”), in connection with the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated hereby.

(f) Financial Statements.

(i) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Praxair included in the Praxair Reports or any report filed after the date of this Agreement and prior to the Effective Time of the type that would be a Praxair Report if filed prior to the date of this Agreement (collectively, the “Praxair Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Praxair as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature).

(ii) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Linde included in the Linde Reports or any report filed after the date of this Agreement and prior to the Effective Time of the type that would be a Linde Report if filed prior to the date of this Agreement (collectively, the “Linde Financial Statements”) (i) give a true and fair view in all material respects of the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Linde as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in all material respects in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature).

(g) Absence of Certain Changes. Except as disclosed in the Praxair Financial Statements (in the case of Praxair) or the Linde Financial Statements (in the case of Linde), since December 31, 2016, there has not been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on such party.

(h) Compliance. As of the date hereof, neither such party nor any of its Subsidiaries nor, to the Knowledge of such party, any of its Listed Subsidiaries is in conflict with, or in default or violation of, (i) any Laws of any Governmental Entity or (ii) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party. As of the date hereof, each of such party and its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Change on such party.

(i) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (ii) except as disclosed in (A) Praxair’s audited consolidated balance sheet (or the notes thereto) as of December 31, 2016 included in the Praxair Reports (in the case of Praxair), or (B) Linde’s audited consolidated balance sheet (or the notes thereto) as of December 31, 2016 included in the Linde Reports (in the case of Linde), obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of such party, could result in any claims against, or obligations or liabilities of, such party or any of its affiliates, except, in case of either clause (i) or (ii), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on such party.

(j) Tax Matters. Neither Linde nor Praxair nor any of its Subsidiaries has knowledge of any facts or of any reason that would reasonably be expected to cause New Holdco to be treated under current Law, as a result of the transactions contemplated by this Agreement, as a “domestic corporation” within the meaning of the Code.

(k) Anti-Corruption, Trade Sanctions and Export Controls.

(i) Neither such party nor any of its Subsidiaries nor, to the Knowledge of such party, any Listed Subsidiary, officer or director of such party has in the past three (3) years, directly or indirectly, in violation of any applicable Anti-Corruption Law (as defined below), corruptly offered, paid, given, promised, authorized, requested, solicited or accepted any money, financial or other advantage or anything else of value, to or from any Person, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(ii) Such party, its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries are and in the past three (3) years have been, to the extent applicable, in compliance with and have not committed any offense under the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act 2010 (the “Bribery Act”), European and German anti-bribery Laws as codified, among others, in the German Criminal Code (Strafgesetzbuch) and the law on regulatory offences (Ordnungswidrigkeitengesetz) or any other applicable Law regarding bribery or corruption, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (together with the FCPA and the Bribery Act, “Anti-Corruption Laws”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(iii) There is not currently any pending or, to the Knowledge of such party, threatened investigation, litigation or inquiry by any Governmental Entity with respect to compliance with any applicable Anti-Corruption Laws by such party, its Subsidiaries or, to the Knowledge of such party, its Listed Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party, such party, its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries are, and for the past three (3) years have been, in compliance with applicable Trade Sanctions and Export Control Laws. Neither such party nor, to the Knowledge of such party, its Subsidiaries, is currently designated on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or on any similar, publicly available sanctions list maintained by the United Nations Security Council, the European Union or Her Majesty’s Treasury. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party, such party has obtained, and is in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party, there are not currently any pending or, to the Knowledge of such party, threatened investigation, litigation or inquiry by any Governmental Entity with respect to compliance by such party, its Subsidiaries or, to the Knowledge of such party, its Listed Subsidiaries with any applicable Trade Sanctions or Export Control Laws.

(v) Such party, its Subsidiaries and, to the Knowledge of such party, its Listed Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Trade Sanctions and Export Control Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on such party.

(vi) For the avoidance of doubt, this Section 5.1(k) shall not be interpreted or applied in relation to such party or its Subsidiaries or Listed Subsidiaries to the extent that the obligations under this Section 5.1(k)

would violate or expose such entity or any directors, officers or employees thereof to any liability under any anti-boycott or blocking Law that is in force from time to time in the European Union (and/or any of its member states) and that are applicable to such entity including EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (AWV) (Außenwirtschaftsverordnung).

5.2 Representations and Warranties of New Holdco, US Intermediate Holding Sub and Merger Sub. Each of New Holdco, US Intermediate Holding Sub and Merger Sub hereby represents and warrants to Praxair and to Linde as set forth in this Section 5.2.

(a) Organization, Good Standing and Qualification. Each of New Holdco, US Intermediate Holding Sub and Merger Sub is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. None of New Holdco, US Intermediate Holding Sub or Merger Sub has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

(b) Capitalization. The authorized capital stock of New Holdco consists of 25,000 New Holdco Shares, of which 25,000 are outstanding as of the date hereof. All of the outstanding New Holdco Shares have been duly authorized and are validly issued, fully paid and non-assessable. The authorized membership interests of US Intermediate Holding Sub consist of 1,000 limited liability company membership interests, of which one is outstanding as of the date hereof. All of the outstanding limited liability company membership interests of US Intermediate Holding Sub have been duly authorized and are validly issued, fully paid and non-assessable. The authorized capital stock of Merger Sub consists of one share of common stock, par value $0.01 per share, which is outstanding as of the date hereof. The outstanding share of Merger Sub common stock has been duly authorized and is validly issued, fully paid and non-assessable.

(c) Corporate Authority. Each of New Holdco, US Intermediate Holding Sub and Merger Sub has all requisite corporate or company power and authority and has taken all corporate or company action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby, subject only, to the extent required, to approval of BaFin, the SEC or a Regulatory Authority. This Agreement is a valid and binding agreement of each of New Holdco, US Intermediate Holding Sub and Merger Sub, enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the shareholders of New Holdco and the New Holdco Board has approved and authorized this Agreement, the Offer, the Merger and the other transactions contemplated hereby. The sole member of US Intermediate Holding Sub has approved and authorized this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Merger Sub has approved and authorized this Agreement, the Merger and the other transactions contemplated hereby.

(d) No Conflicts. Neither the execution and delivery by New Holdco, US Intermediate Holding Sub and Merger Sub of this Agreement, the compliance by each such party with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Offer, the Merger and the other transactions contemplated hereby, will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of New Holdco, US Intermediate Holding Sub or Merger Sub, or any Law applicable to it, except for such breaches, violations, or defaults that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Change on Linde or Praxair.

ARTICLE VI

COVENANTS

6.1 Interim Operations. Each of Linde and Praxair covenants and agrees as to itself and its Subsidiaries that, from and after the date hereof and until the earliest of the Effective Time, the termination of the Specified

Covenants and the termination of this Agreement in accordance with Article VIII, unless Praxair (in the case of any action proposed to be taken by Linde or any Subsidiary of Linde) or Linde (in the case of any action proposed to be taken by Praxair or any Subsidiary of Praxair) shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement or required by applicable Law or, in the case of Praxair, except as otherwise set forth in Section 6.1 of the Praxair Disclosure Letter or, in the case of Linde, except as otherwise set forth in Section 6.1 of the Linde Disclosure Letter:

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice;

(b) (i) it shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries, except as otherwise permitted by Section 6.1(e)(i); (ii) it shall not amend its Organizational Documents, other than amendments to the Organizational Documents of Subsidiaries that are not material in the context of the transactions contemplated by this Agreement; (iii) it shall not split, combine or reclassify the outstanding shares of capital stock of Linde or Praxair, as applicable; (iv) it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any capital stock other than (x) dividends made in accordance with Section 6.1(b) of the Linde Disclosure Letter or Section 6.1(b) of the Praxair Disclosure Letter, (y) dividends payable by its direct or indirect wholly-owned Subsidiaries to it or another of its direct or indirectly wholly-owned Subsidiaries and (z) cash dividends paid by Subsidiaries in the ordinary and usual course of business consistent with past practice; and (v) it shall not repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any interests or shares of capital stock of Linde or Praxair, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of such capital stock;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (A) any (1) shares of, or (2) securities convertible into or exchangeable or exercisable for, or (3) options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class, as appropriate, other than, in the case of this clause (A), (x) Praxair Shares or Linde Shares issuable pursuant to stock-based awards outstanding on or awarded prior to the date hereof under the Praxair Stock Plans or Linde LTIP that are issued in accordance with their terms and the applicable Praxair Stock Plan or Linde LTIP, as in effect on the date hereof; or (y) the issuance, sale or disposal of capital stock of a Subsidiary to such party or any of its other Subsidiaries or as otherwise permitted by Section 6.1(e)(i), or (B) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its shareholders on any matter; (ii) increase, in comparison to March 31, 2017, the long-term indebtedness for borrowed money (including any guarantee of such indebtedness) of such party and its Subsidiaries, other than (A) transactions between it and any of its Subsidiaries or transactions between its Subsidiaries, (B) as a refinancing of existing indebtedness or (C) in the ordinary and usual course of business and consistent with past practice and in an amount not to exceed €1,500 million in the aggregate; or (iii) (A) make any capital expenditures in financial year 2017 or financial year 2018, or commit (in financial year 2017 or financial year 2018) to make in financial year 2018 capital expenditures, that, in the aggregate for financial year 2017 or financial year 2018, exceed by €400 million or more the capital expenditure target for such party for such financial year that has been provided to the other party prior to the date of this Agreement or such other capital expenditure targets as may be mutually agreed by Linde and Praxair or (B) commit to any capital expenditures to be made in any financial year after financial year 2018 that exceed €400 million for an individual project;

(d) except as required by any Benefit Plan as in effect on the date hereof, neither it nor any of its Subsidiaries shall (i) except in the ordinary and usual course of business, terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Benefit Plan, as the case may be, or any other arrangement that would be a Benefit Plan if in effect on the date hereof, in each case other than as would not reasonably be expected to materially increase the cost of benefits under any Benefit Plan or any other arrangement that would be a Benefit Plan if in effect on the date hereof, (ii) except in the ordinary and usual course of business consistent with past practice, increase the salary, wage, bonus or other compensation of any employees or fringe benefits of any director, officer or employee or (iii) except in the ordinary and usual course of business consistent with past practice, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan;

(e) neither it nor any of its Subsidiaries shall (i) sell, pledge, encumber or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any assets, business units or capital stock of Subsidiaries, except for sales or dispositions of assets, business units or capital stock of Subsidiaries in transactions that individually (but aggregating related transactions) involve consideration of less than €200 million or (ii) acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets (x) in which the expected gross expenditures and commitments (including the amount of any indebtedness assumed) for such acquisition individually (but aggregating related transactions) exceeds €500 million (provided that such threshold shall be €75 million in respect of any acquisition individually (but aggregating related transactions) of any asset not related to a line of business of such party or its Subsidiaries in existence as of the date hereof, or any Person whose primary business is not focused on any such line of business), or (y) that is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Article VII or prevent the satisfaction of such conditions, other than, in the case of each of clauses (i) and (ii), transactions between it and any of its Subsidiaries or transactions between its Subsidiaries;

(f) except in the ordinary and usual course of business consistent with past practice, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation if such settlement or compromise would involve the cash payment by such party or its Subsidiaries of (i) €50 million or more in respect of an individual settlement or compromise or (ii) €150 million or more calculated on an aggregate basis in respect of all such settlements or compromises;

(g) neither it nor any of its Subsidiaries shall enter into any “non-compete” or similar Contract that would materially restrict the business of the New Holdco Group following the Effective Time; and

(h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Sections 6.1(a) through (g) if it would be prohibited by the terms of Sections 6.1(a) through (g) from doing the foregoing.

6.2 Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of Linde and Praxair agrees that neither it nor any of its Subsidiaries nor any of their respective officers or directors (including any member of the Praxair Board or the Linde Boards) shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage (including by way of furnishing information), facilitate or induce any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) provide any information or data to any Person in relation to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (v) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement (any of the preceding in this clause (v), an “Alternative Acquisition Agreement”) or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal or (vi) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

(b) Each of Linde and Praxair shall promptly (and, in any event, within twenty-four (24) hours) after (i) receipt of an Acquisition Proposal, (ii) any inquiries, proposals or offers with respect to an Acquisition

Proposal, (iii) any request for information in connection with an Acquisition Proposal, (iv) any discussions or negotiations with respect to an Acquisition Proposal that are sought to be initiated or continued with such party or (v) any request for nonpublic information or inquiry that Praxair reasonably believes could lead to an Acquisition Proposal for Praxair or that Linde reasonably believes could lead to an Acquisition Proposal for Linde, provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person making any such Acquisition Proposal, request or inquiry, and the most current version of the relevant Alternative Acquisition Agreement or transaction proposal and any material agreements or documents ancillary thereto, including any schedule, exhibit and annex thereto. Thereafter, Linde or Praxair, as applicable, shall promptly and on a current basis (and, in any event, within twenty-four (24) hours) provide the other party hereto with oral and written notice setting forth all such information as is reasonably necessary to keep such other party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c) Notwithstanding anything in this Agreement to the contrary, each of Linde and Praxair or their respective Boards shall be permitted to (A) in the case of Praxair, comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act and, in the case of Linde, comply with the German Takeover Act and the publication requirements under the Market Abuse Regulation or Rule 14e-2 under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying or qualifying the Praxair Recommendation or the Linde Recommendation, as the case may be, such disclosure shall be deemed to be a Change in Praxair Recommendation or Change in Linde Recommendation, as applicable, and Linde or Praxair, as the case may be, shall have the right to terminate this Agreement as set forth in Article VIII, unless such party expressly reaffirms the Praxair Recommendation or the Linde Recommendation, as applicable, in such disclosure; it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Praxair Recommendation, (B) after complying with Section 6.2(d) and (x) in the case of Praxair, prior to the receipt by Praxair of the Praxair Requisite Vote and (y) in the case of Linde, prior to the Expiration Time, effect a Change in Praxair Recommendation or Change in Linde Recommendation, or (C) (x) in the case of Praxair, prior to the receipt by Praxair of the Praxair Requisite Vote and (y) in the case of Linde, prior to the Expiration Time, engage in any discussions or negotiations with, or provide any information or data to, any Person (provided that such information has previously been made available to, or is made available to, Linde or Praxair, as the case may be, prior to or concurrently with the time such information is made available to such Person) in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) in the case of clause (B) above, if (1)(x) such Change in Praxair Recommendation or Change in Linde Recommendation is made in response to an Acquisition Proposal for Praxair or Linde, respectively, and such Acquisition Proposal is an unsolicited bona fide written Acquisition Proposal from a third party that its Board concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal or (y) such Change in Praxair Recommendation or Change in Linde Recommendation is not made in response to an Acquisition Proposal for Linde or Praxair, as applicable, and is made in response to an Intervening Event, and (2) its Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such Change in Praxair Recommendation or Change in Linde Recommendation, as the case may be, would be inconsistent with its fiduciary duties under applicable Law, and (ii) in the case of clause (C) above, (1) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive than those contained in the Confidentiality Agreement and an executed “clean team and common interest” agreement or agreements with provisions no less restrictive than those contained in the Clean Team Confidentiality Agreement and Common Interest Agreement, (2) its Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (3) such party is not then in breach of its obligations under this Section 6.2. For purposes of this Section 6.2(c), references to “Board” mean, in relation to Praxair, the Praxair Board and, in relation to Linde, the Linde Boards.

(d) Prior to effecting any Change in Praxair Recommendation, Praxair shall provide Linde with a written notice (the “Praxair Change in Recommendation Notice”) of Praxair’s intention to make a Change in Praxair Recommendation at least five (5) business days prior to making a Change in Praxair Recommendation and Linde and Praxair shall negotiate in good faith during such five-business day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Linde, and Praxair shall consider any such modifications agreed by Linde in determining in good faith (after consultation with its outside legal counsel and financial advisors) whether such Acquisition Proposal still constitutes a Superior Proposal for Praxair, if such Change in Praxair Recommendation relates to an Acquisition Proposal, and whether the failure to take action to effect a Change in Praxair Recommendation would be inconsistent with the Praxair Board’s fiduciary duties under applicable Law, in each case, after such five-business day period; provided that, in the event of a subsequent modification to the material terms of such Superior Proposal, Praxair shall provide Linde with an additional written notice consistent with the foregoing and the notice and negotiation period shall recommence, except that such notice and negotiation period shall be at least three (3) business days prior to making a Change in Praxair Recommendation (rather than the five (5) business days otherwise contemplated by the foregoing). Prior to any Change in Linde Recommendation, Linde shall provide Praxair written notice (the “Linde Change in Recommendation Notice”) of Linde’s intention to make a Change in Linde Recommendation at least five (5) business days prior to making a Change in Linde Recommendation, and Linde and Praxair shall negotiate in good faith during such five-business day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Praxair, and Linde shall consider any such modifications agreed by Praxair in determining in good faith (after consultation with its outside legal counsel and financial advisors) whether such Acquisition Proposal still constitutes a Superior Proposal for Linde, if such Change in Linde Recommendation relates to an Acquisition Proposal, and whether the failure to take action to effect a Change in Praxair Recommendation would be inconsistent with the Linde Executive Board’s or Linde Supervisory Board’s fiduciary duties under applicable Law, in each case, after such five-business day period; provided that, in the event of a subsequent modification to the material terms of such Superior Proposal, Linde shall provide Praxair with an additional written notice consistent with the foregoing and the notice and negotiation period shall recommence, except that such notice and negotiation period shall be at least three (3) business days prior to making a Change in Linde Recommendation (rather than the five (5) business days otherwise contemplated by the foregoing).

(e) In the event that a third party who has previously made an Acquisition Proposal that the Praxair Board or either of the Linde Boards, as the case may be, has determined in accordance with this Section 6.2 is a Superior Proposal subsequently modifies or amends in an adverse manner any financial or other material term of such Superior Proposal such that the Acquisition Proposal is no longer a Superior Proposal, then such Board’s prior determination shall be null and void and such Board shall be subject to the provisions of Section 6.2(c) and (d) in all respects (including the obligation to deliver a new Praxair Change in Recommendation Notice or Linde Change in Recommendation Notice, as applicable, and negotiate in good faith with Linde or Praxair, as applicable).

(f) Each of Linde and Praxair agrees that it will, and will cause its officers, directors and Representatives and its Subsidiaries and such Subsidiaries’ officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person conducted heretofore with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal. Each of Linde and Praxair shall promptly deliver a written notice to each such Person providing only that Linde or Praxair, as applicable, is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or any proposal or transaction that could reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning Linde or Praxair and any of its Subsidiaries, as applicable. Each of Linde and Praxair agrees that it will (i) promptly inform its and its Subsidiaries’ directors, officers, agents and Representatives of, (ii) use its reasonable best efforts to cause each of its and its Subsidiaries’ directors, officers, agents and Representatives to comply with and (iii) be responsible for any breach by any of its and its Subsidiaries’ directors, officers, agents and Representatives of, the obligations undertaken in this Section 6.2

(and any such breach by its and its Subsidiaries’ directors, officers, agents and Representatives shall be deemed to be a breach of this Section 6.2 by Linde or Praxair, as applicable). Nothing in this Section 6.2 shall permit Linde or Praxair to terminate this Agreement (except as specifically provided in Article VIII) or affect any other obligation of Linde or Praxair under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither Linde nor Praxair shall submit to the vote of its stockholders any Acquisition Proposal (other than the Offer or the Merger).

(g) Each of Linde and Praxair shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party and that was entered into in connection with a potential Acquisition Proposal, and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Linde and Praxair shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Praxair Board or the Linde Executive Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

6.3 Stockholders Meeting; Offer Recommendation.

(a) Praxair will take, in accordance with applicable Law and the Praxair Organizational Documents, all action necessary to convene a meeting of its stockholders (the “Praxair Stockholders Meeting”) the business day prior to the date of the initial scheduled Expiration Time (the “Praxair Meeting Date”), which date shall be after the Registration Statement is declared effective (it being agreed that, in the event that the scheduled Expiration Time shall be postponed as a result of an extension of the Offer, Praxair may adjourn or postpone the Praxair Stockholders Meeting, or call a new Praxair Stockholders Meeting in the event that the record date for such Praxair Stockholders Meeting becomes stale, so that the Praxair Meeting Date is no later than the business day prior to such newly scheduled Expiration Time). Subject to Section 6.2, the Praxair Board shall make the Praxair Recommendation and include the Praxair Recommendation in the Proxy Statement/Prospectus. In the event that on or subsequent to the date hereof and prior to the Praxair Stockholders Meeting (including any adjournment thereof), the Praxair Board determines either to make no recommendation for the Merger, or to withdraw, modify or qualify its recommendation for the Merger in a manner that is adverse to Linde or New Holdco (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Praxair Recommendation”), which Change in Praxair Recommendation shall be made only in accordance with Section 6.2(c), then Linde shall have a right to terminate this Agreement in accordance with Section 8.5(a). Any Change in Praxair Recommendation shall not limit or modify the obligation of Praxair to present this Agreement for adoption at the Praxair Stockholders Meeting prior to the date of the scheduled Expiration Time nor limit or modify the obligation of Linde’s and Praxair’s representatives to the New Holdco Board to consent to New Holdco’s commencement, continuation and completion of the Offer in accordance with the terms of this Agreement, and, if this Agreement or the Specified Covenants are not otherwise terminated by either Linde or Praxair in accordance with the terms hereof, this Agreement shall be submitted to the Praxair stockholders at the Praxair Stockholders Meeting for the purpose of voting on adopting this Agreement.

(b) The Linde Executive Board has determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act, it will recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer. In the event that on or after the date hereof and prior to the Expiration Time, the Linde Executive Board fails to recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer, or, after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to Praxair or

New Holdco (such failure to make such recommendation or any such withdrawal, modification or qualification, a “Change in Linde Executive Board Recommendation”), which Change in Linde Executive Board Recommendation shall be made only in accordance with Section 6.2(c), then Praxair shall have a right to terminate this Agreement in accordance with Section 8.4(b)(i).

(c) The Linde Supervisory Board has determined that, subject to the review of the German Exchange Offer Document and its fiduciary duties under German Law, in particular, the duty of care and loyalty and the business judgment rule under Sections 93, 76 German Stock Corporation Act, it will recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer. In the event that (i) on or after the date hereof and prior to the Expiration Time, the Linde Supervisory Board fails to recommend, in its statement on the Offer under Section 27 of the German Takeover Act, that the Linde shareholders accept the Offer and tender their Linde Shares in the Offer, or, after such recommendation, withdraws, modifies or qualifies such recommendation in a manner that is adverse to Praxair or New Holdco (such failure to make such recommendation or any such withdrawal, modification or qualification, a “Change in Linde Supervisory Board Recommendation”), which Change in Linde Supervisory Board Recommendation shall be made only in accordance with Section 6.2(c), and (ii) in connection therewith the Linde Supervisory Board recommends that Linde shareholders not accept the Offer, then Praxair shall have a right to terminate this Agreement in accordance with Section 8.4(b)(ii).

(d) Any Change in Linde Recommendation shall not limit or modify the obligation of Linde’s and Praxair’s representatives to the New Holdco Board to consent to New Holdco’s commencement, continuation and completion of the Offer in accordance with the terms of this Agreement and, if this Agreement or the Specified Covenants are not otherwise terminated by either Linde or Praxair in accordance with the terms hereof, New Holdco shall be obligated to commence, continue and complete the Offer in accordance with the terms of this Agreement (and Linde and Praxair agree to consent to such actions by New Holdco).

6.4 Cooperation; Efforts to Consummate.

(a) Subject to the terms and conditions set forth in this Agreement, New Holdco, Linde and Praxair shall cooperate with each other and use (and shall (i) cause their respective Subsidiaries to use and (ii) use their respective reasonable best efforts to cause their respective Listed Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(b) Subject to applicable Laws relating to the exchange of information, Linde and Praxair shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, the contents of any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement (including the Offer Documents, the Admission Prospectus and any Alternative Admission Document), and such filings and submissions shall be prepared and submitted jointly where reasonably practicable. Neither Linde nor Praxair shall permit any of its officers or any other Representatives or agents to participate in any meeting or telephone call with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or telephone call. Praxair and its Subsidiaries, on the one hand, and Linde and its Subsidiaries, on the other hand, shall not agree to any Settlement

Actions without the prior written consent of Linde and Praxair, as applicable, which consent shall not be unreasonably conditioned, withheld or delayed. In exercising the foregoing rights, each of Linde and Praxair shall act reasonably and as promptly as reasonably practicable.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.4, but subject to the terms and conditions set forth in this Agreement, including Section 6.4(d), each of Linde and Praxair agrees to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (such Laws, “Antitrust Laws”, and any such Governmental Entity, a “Governmental Antitrust Entity”) of non-privileged information, data and documents requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) the prompt notification of each party (and the provision of copies or, in the case of non-written communications, details) of any communications relating to the transactions contemplated by this Agreement to, with or from any Governmental Antitrust Entity, where permitted by the relevant Governmental Antitrust Entity;

(iii) the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (A) avoid the entry of, and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove, any actual, anticipated or threatened permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to materially delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;

(iv) the regular joint review of the progress of the satisfaction of the Regulatory Condition and alignment on the strategy in relation to such condition on an ongoing basis; and

(v) the prompt provision to the other party of any information or assistance reasonably required for the receiving party to evaluate or offer any Settlement Actions.

(d) Without limiting any of its other obligations hereunder, each of New Holdco, Linde and Praxair shall, and shall cause its Subsidiaries (and shall use their respective reasonable best efforts to cause their respective Listed Subsidiaries) to, take all such further action as may be necessary to resolve such objections, if any, as the Governmental Antitrust Entity of any nation or other jurisdiction (including multinational or supranational) may assert under applicable Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Entity with respect to the transactions contemplated by this Agreement, in each case so as to enable the transactions contemplated hereby to occur as promptly as practicable, and in no event later than the Longstop Date. In furtherance thereof, each of New Holdco, Linde and Praxair shall, and shall cause its Subsidiaries (and shall use their respective reasonable best efforts to cause their respective Listed Subsidiaries) to, propose, negotiate and offer to commit and effect (and if such offer is accepted, commit to and effect), by agreement, consent decree, hold separate order, trust or otherwise, (i) the sale, divestiture, lease, license or other disposition of such assets, businesses, services, products, product lines, licenses or other operations or interests therein of New Holdco, Linde or Praxair (or any of their respective Subsidiaries or Listed Subsidiaries, as applicable) or (ii) behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products, product lines, licenses or other operations or interests therein of New Holdco, Linde or Praxair (or any of their respective Subsidiaries or Listed Subsidiaries, as applicable) or other action that would limit the freedom of action, ownership or control of New Holdco, Linde or Praxair or any of their respective Subsidiaries or Listed Subsidiaries, as applicable, with respect to, or its ability to retain or hold, one or more of its or its Subsidiaries’ and Listed Subsidiaries’ (including Praxair’s or Linde’s) assets, businesses, services, products, product lines, licenses or other operations or interests therein which it is lawfully capable of taking, in each case to the extent such action is required in order (A) to obtain all consents from any Governmental Antitrust Entity to the transactions contemplated hereby, (B) to avoid the commencement of any Action to prohibit or make unlawful the consummation of any of the transactions contemplated by this Agreement or (C) to avoid the entry of, or effect the dissolution of, any Governmental Order in any Action that would otherwise have the effect of preventing or making unlawful the consummation of any of the transactions contemplated by this Agreement (any such action described in this Section 6.4(d), a “Settlement Action”); provided, however, that in no event will New Holdco, Linde or Praxair be required to take or effect any Settlement Action that is not conditioned upon the consummation of the Closing. Notwithstanding the foregoing, none of New Holdco, Linde or Praxair or any of their respective Subsidiaries or Listed Subsidiaries shall be required to take any Settlement Action required by any Governmental Antitrust Entity under any Antitrust Laws that, individually or in the aggregate, would result in a Non-Required Remedy. No party hereto shall, without the other party’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed, enter into any agreement with any Governmental Antitrust Entity to extend any waiting period under any Antitrust Law, withdraw any filing with any Governmental Antitrust Entity or agree with any Governmental Antitrust Entity not to consummate the transactions contemplated by this Agreement. “Non-Required Remedy” has the meaning set forth in Section 6.4(d) of the Praxair Disclosure Letter and Section 6.4(d) of the Linde Disclosure Letter.

(e) Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 6.4, it is understood that Linde and Praxair may, as each deems necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 6.4 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Linde or Praxair, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained herein, materials provided to the other party pursuant to this Section 6.4 or any subsection thereof may be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby and (ii) as necessary to address reasonable privilege concerns. The parties agree to treat information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege.

6.5 Access. Subject to applicable Law, each of Linde and Praxair shall (and shall cause its Subsidiaries to), upon reasonable notice, afford the officers, employees, counsel, accountants, consultants, investment bankers and other authorized representatives (“Representatives”) of the other party reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; provided that the foregoing provisions shall not be construed to require either Linde or Praxair to permit any inspection, or to disclose any information, that in the reasonable judgment of Linde or Praxair, as the case may be, would (i) result in the disclosure of any trade secrets of Linde or Praxair, as the case may be, or any of its Subsidiaries or any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if Linde or Praxair, as the case may be, shall have used reasonable best efforts (without payment of any consideration, fees or expenses) to (A) obtain the consent of such third party to such inspection or disclosure or (B) provide such information in a permitted manner, (ii) result in a violation of applicable Laws, including any fiduciary duty or Antitrust Laws, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any sensitive or personal information that would expose Linde or Praxair, as the case may be, or any of its Subsidiaries to the risk of liability. No exchange of information or investigation pursuant to this Section 6.5 shall affect, modify or waive or be deemed to affect, modify or waive any representation or warranty of Linde or Praxair set forth in this Agreement. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of Linde or Praxair, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such party. All such information shall be governed by the terms of the Confidentiality Agreement.

6.6 Listing; Indices.

(a) Delisting and Deregistration Matters. Prior to the Effective Time, Praxair shall take all actions as may be reasonably necessary such that the delisting of the Praxair Shares from the NYSE and the deregistration of the Praxair Shares under the Exchange Act shall occur promptly after the Effective Time.

(b) Exchange Listing. Prior to the Effective Time, New Holdco, Linde and Praxair shall use their respective reasonable best efforts to cause the New Holdco Shares to be issued pursuant to the Offer and the Merger and in accordance with this Agreement and the New Holdco Shares to be reserved for issuance upon exercise of the New Holdco Stock Options to be approved for listing on the NYSE and the regulated market and the prime standard of the regulated market of the Frankfurt Stock Exchange, subject, in each case, to official notice of issuance. If at any time prior to the Effective Time any of the parties discover that an amendment or supplement to documents or other information filed with the NYSE or Frankfurt Stock Exchange should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties and each party shall use reasonable best efforts to cause an appropriate amendment or supplement to be filed with the NYSE and Frankfurt Stock Exchange, as applicable, and, to the extent required by applicable Law, to cause such information to be made public.

(c) Inclusion of New Holdco Shares in Indices. Linde and Praxair shall use their respective reasonable best efforts to seek the inclusion after the Effective Time of the New Holdco Shares in the DAX30 and S&P500 indices.

6.7 Publicity. The initial press release regarding this Agreement and the Offer and the Merger shall be a joint press release mutually agreed by Linde and Praxair, and Linde and Praxair shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Linde and Praxair shall consult with each other before issuing any press release or public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, except to the extent disclosed in or consistent with the Offer Documents, neither Linde nor Praxair shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations, to the extent not previously disclosed, without the consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed. Each of Linde and Praxair may make any public statements in response to questions by the press, analysts, investors, rating agencies or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by Linde and Praxair.

6.8 Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided that (i) if the Business Combination is not consummated, any Expenses incurred by New Holdco and/or its affiliates shall be borne equally by Linde and Praxair as joint and several debtors and New Holdco and/or its affiliates shall be indemnified by Linde and Praxair therefor to the extent not prohibited by applicable Law, and (ii) to the extent that New Holdco does not have sufficient funds available under any third party debt financing arrangements and notwithstanding (i), Praxair shall provide financing to New Holdco in order to enable New Holdco to pay Expenses incurred by it when due; provided that if any nominee of Linde or Praxair, respectively, to the board or management of New Holdco and/or its affiliates shall have caused New Holdco to have breached its obligations under this Agreement, then Linde or Praxair, respectively, shall be solely obligated to provide such indemnification in relation to such breach. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of Representatives to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any stamp duty, the preparation, printing, filing and mailing of the Offer Documents and the solicitation of stockholder approvals and tenders and all other matters related to the transactions contemplated hereby and thereby, including in the case of New Holdco any Expenses incurred by it and/or its affiliates in connection with the incorporation and financing of New Holdco prior to the date of this Agreement.

6.9 Stamp Taxes.

(a) (i) Each party shall use its reasonable best efforts and cooperate with respect to the application for written confirmations from the Revenue Commissioners of Ireland (“Revenue”) in relation to the Irish stamp duty that the Depository Trust Company and/or Clearstream Banking AG reasonably requests in connection with the issuance, delivery and/or future trading of New Holdco Shares and/or any other securities of New Holdco in connection with the Offer and the Merger and (ii) the parties shall cooperate to obtain any additional confirmations from Revenue in relation to stamp duty that they consider (acting reasonably) to be necessary in connection with the Offer and the Merger.

(b) The parties’ authorized representatives shall execute this Agreement outside of Ireland, and New Holdco’s authorized representative shall execute this Agreement while physically located in the United Kingdom.

(c) Any Irish stamp duty arising in connection with the issuance of New Holdco Shares to former Linde shareholders or former Praxair stockholders pursuant to this Agreement shall be borne by New Holdco.

6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, New Holdco shall, or shall cause one of its Subsidiaries to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Praxair, its Subsidiaries and its Listed Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Praxair pursuant to the Organizational Documents of Praxair, its Subsidiaries or its Listed Subsidiaries and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Praxair, its Subsidiaries and its Listed Subsidiaries, and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) to the fullest extent permitted by Law, include and cause to be maintained in effect in the Organizational Documents of New Holdco (or any successor) for a period of at least ten (10) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Organizational Documents of Praxair. Prior to the Effective Time, Praxair shall, and if Praxair is unable to, New Holdco shall as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (x) the directors’ and officers’ liability coverage of Praxair’s existing directors’ and officers’ insurance policies and (y) Praxair’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of ten (10) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as Praxair’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Praxair’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Praxair or New Holdco for any reason fails to obtain such “tail” insurance policies as of the Effective Time, New Holdco shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insured as provided in Praxair’s existing policies as of the date of this Agreement, or New Holdco shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Praxair’s existing policies as of the date of this Agreement. The obligations of New Holdco under this Section 6.10(a) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10(a) applies shall be third-party beneficiaries of this Section 6.10(a) and Praxair enters into this Agreement, for the purpose of this Section 6.10(a), on its own behalf and as agent and trustee for and on behalf of each such indemnitee).

(b) From and after the Effective Time, New Holdco shall, or shall cause one of its Subsidiaries to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Linde, its Subsidiaries and its Listed Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Linde pursuant to the Organizational Documents of Linde, its Subsidiaries or its Listed Subsidiaries and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Linde, its Subsidiaries and its Listed Subsidiaries, and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) to the fullest extent permitted by Law, include and cause to be maintained in effect in the Organizational Documents of New Holdco (or any successor) for a period of at least ten (10) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Organizational Documents of Linde. Prior to the Effective Time, Linde shall, and if Linde is unable to, New Holdco shall as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (x) the directors’ and officers’ liability coverage of Linde’s existing directors’ and officers’ insurance policies and (y) Linde’s existing fiduciary liability insurance policies, including, for the avoidance of doubt, pension trust liability insurance policies, in each case for the Tail Period from one or more insurance carriers with the same or better credit rating as Linde’s insurance carrier as of the date hereof with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Linde’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If Linde or New Holdco for any reason fails to obtain such “tail” insurance policies as of the Effective Time, New Holdco shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insured as provided in Linde’s existing policies as of the date of this Agreement, or New Holdco shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Linde’s existing policies as of the date of this Agreement. The obligations of New Holdco under this Section 6.10(b) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10(b) applies shall be third-party beneficiaries of this Section 6.10(b) and Linde enters into this Agreement, for the purpose of this Section 6.10(b), on its own behalf and as agent and trustee for and on behalf of each such indemnitee).

(c) From and after the date of this Agreement, New Holdco shall, or shall cause one of its Subsidiaries to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of New Holdco (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by New Holdco pursuant to the

Organizational Documents of New Holdco and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of New Holdco, and (B) without limitation to clause (A), to the fullest extent permitted by Law, in each case, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) to the fullest extent permitted by Law, include and cause to be maintained in effect in the Organizational Documents of New Holdco (or any successor) for a period of at least ten (10) years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Organizational Documents of New Holdco. The obligations of New Holdco under this Section 6.10(c) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10(c) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10(c) applies shall be third-party beneficiaries of this Section 6.10(c) and New Holdco enters into this Agreement, for the purpose of this Section 6.10(c), on its own behalf and as agent and trustee for and on behalf of each such indemnitee). Prior to the Effective Time, Linde and Praxair shall be jointly and severally liable for the obligations of New Holdco under this Section 6.10(c); provided that if any nominee of Linde or Praxair, respectively, to the board or management of New Holdco and/or its affiliates shall have caused New Holdco to have breached its obligations under this Section 6.10(c), then Linde or Praxair, respectively, shall be solely obligated to provide such indemnification in relation to such breach.

6.11 Other Actions by Linde and Praxair.

(a) Section 16 Matters. Prior to the Effective Time, Praxair and New Holdco shall take all such steps as may be required to cause any dispositions of Praxair Shares (including derivative securities with respect to Praxair Shares) or acquisitions of New Holdco Shares (including derivative securities with respect to New Holdco Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Praxair or New Holdco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) Non-Tender Agreement. Linde agrees and undertakes not to tender the Linde Excluded Shares into the Offer, and to enter into, as promptly as practicable after execution of this Agreement, the necessary agreements to the effect that BaFin will not require the Offer Consideration to also cover the Linde Treasury Shares.

6.12 New Holdco Capital Increase. Prior to the approval of the publication of the German Exchange Offer Document by BaFin, New Holdco shall take or cause to be taken all such steps as may be required for New Holdco to issue the New Holdco Shares and the New Holdco Stock-Based Awards (and New Holdco Shares underlying such awards) in respect of the Offer and the Merger (the “New Holdco Capital Increase”), including the due passing of (i) shareholders resolutions and (ii) board resolutions, in each case to enable New Holdco to deliver New Holdco Shares to the Linde shareholders accepting the Offer at the Offer Closing Time.

6.13 Financing Matters. To the extent the consummation of the transactions contemplated hereby will result in any breach or violation of, or a default under, or give rise to any mandatory repurchase under, the provisions of any material Contract related to indebtedness for borrowed money, between the date of this Agreement and the Effective Time each of Linde and Praxair shall, and shall cause its Subsidiaries to, use reasonable best efforts to (a) obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such Contracts that would have such an effect, (b) refinance, renew or replace the indebtedness under such Contracts; provided that the transactions contemplated hereby shall not result in any breach or violation of, or a default under, or give rise to any mandatory repurchase under, the provisions of any Contract under which such indebtedness is refinanced, renewed or replaced, or (c) ensure that sufficient cash is available for the prompt payment of any indebtedness under any such Contracts. In addition, between the date of this Agreement and the Effective Time, each of Linde and Praxair shall, and shall cause its Subsidiaries to, use reasonable best efforts to cooperate to develop a mutually agreed global financing structure for New Holdco and its Subsidiaries from and after the Effective Time and to arrange such financing.

6.14 Employee Matters.

(a) For the period beginning at the Effective Time and ending on December 31 of the year in which the Closing occurs (the “Benefit Continuation Period”), New Holdco shall, to the fullest extent permitted by applicable Law, provide or cause to be provided to each individual who is employed as of the Effective Time by Praxair or any of its Subsidiaries or Listed Subsidiaries or by Linde or any of its Subsidiaries or Listed Subsidiaries and who remains employed by Praxair or any of its Subsidiaries or Listed Subsidiaries or by Linde or any of its Subsidiaries or Listed Subsidiaries (such employees collectively, the “Affected Employees”) (i) base salary in an amount substantially comparable to the base salary provided to the Affected Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity that is substantially comparable to the annual bonus opportunity provided to the Affected Employee immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are substantially comparable in the aggregate to those provided to the Affected Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Benefit Continuation Period New Holdco shall cause Praxair, its Subsidiaries or its Listed Subsidiaries or Linde, its Subsidiaries or its Listed Subsidiaries to provide to each Affected Employee who suffers a termination of employment by Praxair, Linde or their respective Subsidiaries or Listed Subsidiaries severance benefits in amounts and on terms and conditions no less favorable in the aggregate to such Affected Employee than such Affected Employee would have received under the severance plans, programs, policies and arrangements applicable to such Affected Employee as of Closing. Notwithstanding the foregoing, the provisions of this Section 6.14(a) shall not apply with respect to Affected Employees whose employment is governed by a collective bargaining or similar agreement.

(b) With respect to any Benefit Plans in which any Affected Employees first become eligible to participate on or after the Effective Time, and in which such Affected Employees did not participate prior to the Effective Time (the “New Plans”), New Holdco shall, or shall cause its Subsidiaries (subject to applicable Law and applicable tax qualification requirements) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their eligible dependents under any New Plans in which such Affected Employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Benefit Plan of Linde or Praxair, as the case may be; (ii) provide each Affected Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan of Linde or Praxair, as applicable, prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Affected Employee may be eligible to participate after the Effective Time for the same plan year; and (iii) recognize all service of the Affected Employees with Linde and Praxair and their respective affiliates for all purposes (including purposes of eligibility to participate, vesting credit and entitlement to benefits) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan (to the extent recognized under the corresponding Benefit Plan of Linde or Praxair); provided that the foregoing shall not apply for purposes of benefit accrual under any New Plan that is a final average pay defined benefit plan (unless such New Plan is responsible for any liabilities accrued under a final average pay defined benefit plan sponsored by Praxair, Linde or one of their respective Subsidiaries) or to the extent it would result in duplication of benefits.

(c) No provision of this Section 6.14 shall be construed (i) as an amendment of any particular Benefit Plan, (ii) as a limitation on the right of New Holdco and its Subsidiaries to amend or terminate any specific Benefit Plan that Linde or Praxair would otherwise have under the terms of such Benefit Plan, (iii) to require the continuation of the employment of any particular Affected Employee or (iv) to create any third-party beneficiary rights in any employee of Praxair or Linde or any of their respective Subsidiaries or Listed Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Affected Employee by Praxair, Linde, New Holdco or any of their affiliates or under any benefit plan which Praxair, Linde, New Holdco or any of their affiliates may maintain. The provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement.

(d) Linde and Praxair shall consult with each other in good faith and in a reasonably timely manner in advance of any material written or oral communications to the directors, officers or employees of Praxair or any of its Subsidiaries or its Listed Subsidiaries or Linde or any of its Subsidiaries or its Listed Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement.

(e) New Holdco shall ensure that there is a sufficient number of authorized but unissued New Holdco Shares in the share capital of New Holdco so that New Holdco may issue at least the maximum number of New Holdco Shares that will be subject to New Holdco Stock-Based Awards as a result of the actions contemplated by Sections 1.12 and 2.8. For the avoidance of doubt, pre-emption rights shall not apply, or, to the extent they would otherwise apply, shall be dis-applied, to any allotment of New Holdco Shares subject to New Holdco Stock-Based Awards. As soon as practicable following the Effective Time, New Holdco shall file a registration statement on Form S-8 (or any successor form, or, if Form S-8 is not available, other appropriate forms) with respect to the New Holdco Shares subject to such New Holdco Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Holdco Stock-Based Awards remain outstanding.

6.15 Linde Engineering Setup. New Holdco, Linde and Praxair have the mutual understanding that Linde may take any action necessary to set up its worldwide engineering business, which comprises the engineering division of Linde (“Linde Engineering”), as a legally separate entity, so long as Linde and Praxair agree on the corporate set-up and arrangements of Linde Engineering prior to such legal separation. In the event of such a legal separation, Linde Engineering shall be incorporated as a corporation organized under the Laws of the Federal Republic of Germany (“Linde Engineering Co”) as a wholly-owned Subsidiary of Linde with its own management team and having its registered seat in Munich, Germany. The parties acknowledge that Linde Engineering’s scope of business shall comprise Linde Engineering’s current business including activities related to process engineering worldwide, and certain business opportunities of Linde will require appropriate governance and management structures to comply with applicable Laws and local market requirements. In order to secure such business of Linde Engineering or Linde Engineering Co, as the case may be, the parties will undertake all necessary steps that Linde Engineering or Linde Engineering Co, as the case may be, shall be provided with all rights and benefits consistent with past practice for as long as Linde Engineering or Linde Engineering Co is directly or indirectly controlled by either New Holdco or Linde, including the provision of financial services and/or guarantees, the right to use the “Linde” trademark, the status as supplier for the internal gases business, and the status as a separate division or entity. After the Effective Time, Linde and Praxair will operationally combine Linde Engineering and Praxair’s engineering business, including having Praxair’s engineering business report to, and be led by, the leader of Linde Engineering or, if applicable, Linde Engineering Co.

6.16 Agreements Concerning New Holdco, US Intermediate Holding Sub and Merger Sub. From the date of this Agreement until the Effective Time, New Holdco, US Intermediate Holding Sub and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement and activities incidental thereto. Immediately following the execution of this Agreement, US Intermediate Holding Sub, as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

6.17 Creation of Distributable Reserves.

(a) Unless Linde and Praxair otherwise agree, Praxair shall use its reasonable best efforts to submit to the vote of the Praxair stockholders at the Praxair Stockholders Meeting a resolution (the “Praxair Distributable Reserves Resolution”) to approve the creation of distributable reserves of New Holdco by (1) the reduction of the share premium or other undenominated capital of New Holdco resulting from the transactions contemplated by this Agreement; and (2) by any other means (clauses (1) and (2) together, the “New Holdco Distributable Reserves Creation”).

(b) The parties agree that neither the approval of the Praxair Distributable Reserves Resolution nor the implementation of the New Holdco Distributable Reserves Creation shall be a condition to the parties’ obligations to effect the Closing.

(c) Subject to approval of the Praxair Distributable Reserves Resolution by the Praxair stockholders, New Holdco shall:

(i) prior to completion of the transactions contemplated by this Agreement, procure the passing of a resolution of the shareholders of New Holdco providing for the reduction of share capital of New Holdco in order to allow an application to be made under Chapter 4 of Part 3 of the Companies Act 2014 to the High Court to allow for the New Holdco Distributable Reserves Creation; and

(ii) as promptly as reasonably practicable following completion of the transactions contemplated by this Agreement, prepare and file an application to the High Court, and take all other steps, for an order pursuant to the Companies Act 2014 approving the New Holdco Distributable Reserves Creation.

6.18 Pension and Deferred Compensation Matters. New Holdco shall ensure that, from and after the Effective Time, Linde honors all financial obligations (including those accruing prior to, upon or following the date of this Agreement in accordance with the applicable Benefit Plan that is in effect as of the date of this Agreement) of Linde and of any of its German Subsidiaries with whom Linde has entered, directly or indirectly (through Subsidiaries of Linde), into any enterprise agreements (Unternehmensverträge) as of the date of this Agreement with respect to pension and deferred compensation benefits to current and former directors, officers and employees pursuant to any Benefit Plan in effect as of the date of this Agreement. Prior to, but only effective upon, the Effective Time, New Holdco shall enter into a guarantee with Linde Vorsorge Aktiv Fonds e.V., as representative of the pension and deferred compensation beneficiaries, to guarantee Linde’s financial obligations set forth in the preceding sentence.

6.19 Agreements with Employees.

(a) The parties acknowledge that Linde has undertaken certain commitments vis-à-vis the Linde employee representatives set forth in the “Key Issue Paper on Employment Protection for Linde Germany” and the “Letter of Interest on Employment Protection for Linde Germany”, both dated December 6, 2016, copies of which are set forth in Section 6.19(a) of the Linde Disclosure Letter.

(b) From and after the date hereof and until the earliest of the Effective Time, the termination of the Specified Covenants and the termination of this Agreement in accordance with Article VIII, except in the ordinary and usual course of business consistent with past practice, or except, in the case of Praxair, as otherwise set forth in Section 6.19(b) of the Praxair Disclosure Letter or, in the case of Linde, as otherwise set forth in Section 6.19(b) of the Linde Disclosure Letter, neither party nor any of its Subsidiaries shall become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization without obtaining, to the extent permitted by applicable Law, the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed).

(c) It is anticipated that the existing agreements with German and European works councils will continue to be in effect after the Closing Date. The parties acknowledge that New Holdco will remain committed to working with such works councils in a cooperative manner consistent with past practice as well as the future best interests of New Holdco, its employees and shareholders.

6.20 Tax Matters. Each party shall use its reasonable best efforts and cooperate to cause the Tax treatment of the transactions contemplated by this Agreement for U.S. Federal income Tax purposes to be the Intended Tax Treatment. Neither Linde nor Praxair shall knowingly take or fail to take (and, following the consummation of the transactions contemplated by this Agreement, New Holdco shall cause Linde and Praxair not to knowingly take or fail to take) any action that would be inconsistent with the Tax treatment of the transactions contemplated by this Agreement for U.S. Federal income Tax purposes being the Intended Tax Treatment. Linde and Praxair shall each use its reasonable best efforts and cooperate to exchange any information reasonably necessary to confirm that the Tax treatment of the transactions contemplated by this Agreement for U.S. Federal income Tax purposes shall be the Intended Tax Treatment, including complying with the Tax Resolution Procedures.

6.21 American Depositary Receipts. The American depositary receipts (the “ADRs”) evidencing American depositary shares, each of which depositary share represents a beneficial interest in one tenth of a Linde Share, deposited with Deutsche Bank Trust Company Americas (the “Depositary”) pursuant to the deposit agreement (the “Deposit Agreement”) between Linde and the Depositary, dated January 11, 2010, shall not be subject to the Offer. The parties acknowledge that, pursuant to the Deposit Agreement, a holder of ADRs may surrender some or all of its ADRs to the Depositary and receive the deposited Linde Shares represented thereby and subsequently tender such Linde Shares in the Offer. The parties further acknowledge that Linde may at any time and at its discretion terminate the Deposit Agreement in accordance with its terms.

6.22 Compliance Matters. New Holdco, Linde and Praxair shall use their reasonable best efforts to develop and adopt an economic sanctions compliance plan for the New Holdco Group in accordance with Section 4.1, which plan shall become effective upon the Effective Time.

6.23 Preservation of Heritage. From and after the Effective Time, New Holdco shall, or shall cause Linde or one of its Subsidiaries to, preserve Linde’s museum and historic archive in a manner consistent with Linde’s past practice.

ARTICLE VII

CONDITIONS TO THE OFFER / MERGER

7.1 Conditions to the Completion of the Offer. Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) New Holdco’s rights to extend and amend the Offer at any time (subject to the provisions of this Agreement, including Section 1.7, and to applicable Laws, including for the avoidance of doubt Rule 14e-1(c) under the Exchange Act (relating to New Holdco’s obligation to pay for or return tendered Linde Shares promptly after termination or withdrawal of the Offer)), New Holdco shall not be required to accept for exchange or exchange for, and may delay the acceptance for exchange of or the exchange for, any validly tendered Linde Shares unless each of the following conditions shall be satisfied (or waived as set forth below). For purposes of this Agreement, when reference is made to one or more of the conditions to completion of the Offer being “satisfied” (or words of similar import), it shall mean, in the case of any condition contained in Section 7.1(a) (other than Sections 7.1(a)(ii)(C), 7.1(a)(iii)(B) and 7.1(a)(v)), that such condition shall have been satisfied and, in the case of any condition contained in Section 7.1(a)(ii)(C), 7.1(a)(iii)(B), 7.1(a)(v), 7.1(b) or 7.1(c), that such condition does not exist.

(a) Mutual Conditions. The following conditions shall be waived by New Holdco only following approval by both Linde and Praxair, acting together (except for the condition in Section 7.1(a)(iv), which may not be waived, and except as provided in Section 1.14), in each case, if and to the extent that such waiver is permitted by the German Takeover Act:

(i) Minimum Acceptance Condition. At the Expiration Time, the sum of (A) the number of Linde Shares validly tendered in the Offer and not withdrawn prior to the Expiration Time, (B) the number of Linde Shares, if any, held by New Holdco, any member of the New Holdco group or any person acting in concert with New Holdco within the meaning of Section 2 para. 5 of the German Takeover Act, (C) the number of Linde Shares that must be attributed to New Holdco or any member of the New Holdco Group in accordance with Section 30 of the German Takeover Act, (D) the number of Linde Shares for which New Holdco, any member of the New Holdco Group or any person acting in concert with New Holdco within the meaning of Section 2 para. 5 of the German Takeover Act has entered into an agreement outside of the Offer, giving them the right to demand the transfer of title of such Linde Shares, and (E) the number of Linde Shares for which irrevocable undertakings to tender such shares have been executed and delivered to New Holdco (Linde Shares that fall within the scope of several of the categories (A) through (E) shall only be counted once) shall be equal to or greater than 75% of the sum of (x) the number of Linde Shares (other than any Linde Excluded Shares) outstanding as of the Commencement of the Offer and (y) the number of Further Linde Shares (such condition, the “Minimum Acceptance Condition”).

(ii) Regulatory Approvals. (A) After publication of the German Exchange Offer Document and at the latest by the date that is twelve (12) months after the Expiration Time (the “Longstop Date”), the Business Combination contemplated by this Agreement shall have been approved by the Governmental Antitrust Entities in the following jurisdictions or the statutory waiting periods in the following jurisdictions shall have expired, with the result that the Business Combination contemplated by this Agreement may be completed:

(1) European Union,

(2) The United States of America,

(3) China,

(4) India,

(5) South Korea,

(6) Brazil,

(7) Russia,

(8) Canada, and

(9) Mexico.

(B) After publication of the German Exchange Offer Document and at the latest by the Longstop Date, the CFIUS Approval shall have been obtained.

(C) Prior to the Offer Closing Time, no Governmental Entity that must grant a regulatory approval required under clause (A) or (B) of this Section 7.1(a)(ii) has denied such grant in writing and such denial has become final, binding and non-appealable.

(iii) Registration Statement. (A) Prior to the Expiration Time, the Registration Statement shall have been declared effective by the SEC.

(B) As of the Expiration Time, the Registration Statement shall not be the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

(iv) Praxair Requisite Vote. Prior to the Expiration Time, the Praxair Requisite Vote shall have been obtained after a vote of the Praxair stockholders has been taken and completed at the Praxair Stockholders Meeting or at any adjournment or postponement thereof.

(v) No Injunction or Illegality. As of the Expiration Time, there shall not be any Law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any Governmental Entity in Ireland, the United Kingdom, Germany or the United States of America that shall prohibit or make illegal the consummation of the Offer or the Merger or the acquisition or ownership of the Linde Shares or the Praxair Shares by New Holdco.

(b) Conditions Waivable by Praxair

(i) No Material Adverse Effect on Linde. After the date of this Agreement and prior to the Expiration Time, (A) Linde shall not have published new circumstances pursuant to Article 17 of the Market Abuse Regulation and (B) there shall not have occurred any change, event, circumstance or development that would have had to be published by Linde pursuant to Article 17 of the Market Abuse Regulation and that Linde did not publish pursuant to Article 17 para. 4 of the Market Abuse Regulation and that, in each case of clause (A) or (B), such circumstances have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of €410 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of €820 million (a “Linde Material Adverse Effect”). This condition shall be waived by New Holdco following approval by Praxair if and to the extent that such waiver is permitted by the German Takeover Act.

(ii) No Material Compliance Violation by Linde. Between the Commencement of the Offer and the Expiration Time no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel Laws (“Linde Material Compliance Violation”) by a member of a governing body or officer of Linde or a Subsidiary of Linde, while any such person was operating in their official capacity at or on behalf of Linde or its Subsidiaries, shall be known to have occurred, if any such Linde Material Compliance Violation constitutes or would constitute insider information for Linde pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication. This condition shall be waived by New Holdco following approval by Praxair if and to the extent that such waiver is permitted by the German Takeover Act.

(c) Conditions Waivable by Linde

(i) No Material Adverse Effect on Praxair. After the date of this Agreement and prior to the Expiration Time, there shall not have occurred any change, event, circumstance or development that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on annual EBITDA in financial years 2017 and 2018 or 2018 and 2019 in excess of $350 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of $700 million (a “Praxair Material Adverse Effect”). This condition shall be waived by New Holdco following approval by Linde if and to the extent that such waiver is permitted by the German Takeover Act.

(ii) No Material Compliance Violation by Praxair. Between the Commencement of the Offer and the Expiration Time no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel Laws (“Praxair Material Compliance Violation”) by a member of a governing body or officer of Praxair or a Subsidiary of Praxair, while any such person was operating in their official capacity at or on behalf of Praxair or its Subsidiaries, shall be known to have occurred, if any such Praxair Material Compliance Violation constitutes or would constitute insider information for Praxair pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication, determined as if the Market Abuse Regulation applies to Praxair. This condition shall be waived by New Holdco following approval by Linde if and to the extent that such waiver is permitted by the German Takeover Act.

(d) Independent Expert. A Linde Material Adverse Effect or a Praxair Material Adverse Effect and/or a Linde Material Compliance Violation or a Praxair Material Compliance Violation shall only be deemed to have occurred if, on or before the day before the publication of the results of the Offer pursuant to Section 23 para. 1 sentence 1 no. 2 of the German Takeover Act, an independent expert from Deloitte or another independent expert mutually selected by Linde and Praxair (the “Independent Expert”), using the due and careful consideration of a diligent professional, has delivered an opinion that a Linde Material Adverse Effect, a Praxair Material Adverse Effect, a Linde Material Compliance Violation or a Praxair Material Compliance Violation has occurred. Either Linde or Praxair may request that the Independent Expert undertake an evaluation of whether a Linde Material Adverse Effect, a Praxair Material Adverse Effect, a Linde Material Compliance Violation or a Praxair Material Compliance Violation has occurred with respect to the other party. The Independent Expert shall further render its opinion without undue delay. New Holdco shall publish the result of the opinion of the Independent Expert without undue delay in the electronic German Federal Gazette (elektronischer Bundesanzeiger), Frankfurter Allgemeine Zeitung and The Wall Street Journal with reference to the Offer. The opinion of the Independent Expert shall be binding and non-appealable.

7.2 Condition to the Completion of the Merger. The obligation of Praxair to consummate the Merger is subject to the prior occurrence of the Offer Closing Time.

ARTICLE VIII

TERMINATION

8.1 Term of the Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall have a fixed term, ending two (2) years from the date of the Offer Announcement (such end date, the “Agreement End Date”).

8.2 Full Termination of the Agreement by Mutual Consent. This Agreement may be terminated in full by mutual written consent of Linde and Praxair at any time prior to the Offer Closing Time.

8.3 Termination by Either Linde or Praxair.

(a) This Agreement may be terminated in full by either Linde or Praxair at any time prior to the Offer Closing Time:

(i) if, at the Expiration Time, any Offer Condition (other than the Offer Conditions set forth in Sections 7.1(a)(i) and 7.1(a)(iv)) that has to be satisfied or waived by the Expiration Time has not been satisfied or waived;

(ii) if the Offer Closing Time shall not have occurred by the Longstop Date as a result of the non-satisfaction of the Regulatory Condition; provided, however, that, except following the termination of the Specified Covenants pursuant to Section 8.3(b), the right to terminate this Agreement pursuant to this Section 8.3(a)(ii) may not be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the non-satisfaction of the Regulatory Condition;

(iii) if, prior to the Expiration Time, the Praxair Requisite Vote shall not have been obtained after a vote of the Praxair stockholders has been taken and completed at the Praxair Stockholders Meeting or at any adjournment or postponement thereof;

(iv) if, at the Expiration Time, the Minimum Acceptance Condition shall have been neither satisfied nor waived; or

(v) if any Governmental Entity that must grant a regulatory approval required under Section 7.1(a)(ii)(A) or 7.1(a)(ii)(B) has denied such grant in writing and such denial has become final, binding and non-appealable; provided, however, that, except following the termination of the Specified Covenants pursuant to Section 8.3(b), the right to terminate this Agreement pursuant to this Section 8.3(a)(v) may not be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the denial of such grant.

(b) The Specified Covenants may be terminated:

(i) by mutual written consent of Linde and Praxair at any time prior to the Offer Closing Time;

(ii) by either Linde or Praxair at any time prior to the Offer Closing Time, if any permanent injunction or other order issued by any Governmental Entity in Ireland, the United Kingdom, Germany or the United States of America that shall prohibit or make illegal the consummation of the Offer or the Merger or the acquisition or ownership of the Linde Shares or the Praxair Shares by New Holdco shall become final and non-appealable; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(ii) may not be exercised by any party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the entry of such injunction or other order;

(iii) by either Linde or Praxair at any time prior to the Offer Closing Time, if an Adverse Tax Event shall have occurred; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(iii) may not be exercised by any party that has failed to perform in any material respect the covenants set forth in Section 6.20 required to be performed by it and such failure remains uncured;

(iv) by Praxair at any time after the Expiration Time and prior to the Offer Closing Time, if, after the Expiration Time, there shall have been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on Linde;

(v) by Linde at any time after the Expiration Time and prior to the Offer Closing Time, if, after the Expiration Time, there shall have been any change, event, occurrence or effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on Praxair;

(vi) by Praxair at any time prior to the Offer Closing Time, if Linde shall have failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by Linde, and such breach (x) is not curable or (y) if curable, is not cured prior to the earlier of (A) the business day prior to the Longstop Date or (B) the date that is thirty (30) days after the date that written notice thereof is delivered to Linde by Praxair; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(vi) may not be exercised by Praxair if it has failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by it and such failure remains uncured; or

(vii) by Linde at any time prior to the Offer Closing Time, if Praxair shall have failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by Praxair, and such breach (x) is not curable or (y) if curable, is not cured prior to the earlier of (A) the business day prior to the Longstop Date or (B) the date that is thirty (30) days after the date that written notice thereof is delivered to Praxair by Linde; provided, however, that the right to terminate the Specified Covenants pursuant to this Section 8.3(b)(vii) may not be exercised by Linde if it has failed to perform in any material respect the covenants set forth in Section 6.4 (Cooperation; Efforts to Consummate) required to be performed by it and such failure remains uncured.

8.4 Full Termination of the Agreement by Praxair. This Agreement may be terminated in full by Praxair:

(a) at any time prior to the satisfaction or waiver of the Minimum Acceptance Condition if either of the Linde Boards does not issue its Linde Reasoned Statement within twenty (20) business days of the Commencement of the Offer; or

(b) at any time prior to the satisfaction or waiver of the Minimum Acceptance Condition if (i) the Linde Executive Board shall have effected a Change in Linde Executive Board Recommendation or (ii) the Linde Supervisory Board shall have effected a Change in Linde Supervisory Board Recommendation by issuing a negative recommendation.

8.5 Full Termination of the Agreement by Linde. This Agreement may be terminated in full by Linde:

(a) at any time prior to receipt of the Praxair Requisite Vote at the Praxair Stockholders Meeting if the Praxair Board shall have effected a Change in Praxair Recommendation; or

(b) at any time prior to the Expiration Time if New Holdco’s decision to launch the Offer has not been published without undue delay (unverzüglich) (pursuant to Section 10 para. 1 sentence 1 of the German Takeover Act) upon execution of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.5(b) will not be available to Linde if it has caused such undue delay.

8.6 Effect of Termination and Abandonment; Termination Fees.

(a) Effect of Termination and Abandonment.

(i) In the event of termination in full of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.6 and Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to any other party hereto resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken, or the failure to take an action, by the breaching party with the knowledge that the taking of such act, or failure to take such act, would, or would reasonably be expected to, cause a breach of this Agreement.

(ii) In the event of termination of the Specified Covenants pursuant to Section 8.3(b), the Specified Covenants shall become void and of no effect with no liability for any failure to comply therewith on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to any other party hereto resulting from any fraud or willful and material breach of the Specified Covenants prior to the date of such termination.

(iii) To the extent the Offer is terminated as a result of an Offer Condition not being satisfied or waived, New Holdco shall, promptly following such termination, take all necessary actions and make all required filings with the SEC to withdraw the Registration Statement.

(b) Termination Fee Payable by Praxair.

(i) In the event that this Agreement is terminated by Linde pursuant to Section 8.5(a) or is terminated by either Linde or Praxair pursuant to Section 8.3(a)(iii) (and, at the time of such termination pursuant to Section 8.3(a)(iii), Linde had a right to terminate this Agreement pursuant to Section 8.5(a)), then Praxair shall, within two business days following such termination, pay or cause to be paid to Linde an amount equal to €250,000,000 (the “Praxair Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) after the date of this Agreement, an Acquisition Proposal for Praxair shall have been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn on a bona fide basis without qualification prior to the Praxair Stockholders Meeting, (B) thereafter, this Agreement is terminated by Linde or Praxair pursuant to Section 8.3(a)(iii) or 8.5(b) and (C) within twelve (12) months of such termination pursuant to Section 8.3(a)(iii) or 8.5(b), Praxair or any of its Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the

Praxair stockholders to accept, any Acquisition Proposal for Praxair (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”), then Praxair shall, concurrently with the completion of such acquisition or transaction (or, if earlier, the entry into such Contract) pay or cause to be paid to Linde, by wire transfer of same day funds, an amount equal to the Praxair Termination Payment.

(c) Termination Fee Payable by Linde.

(i) In the event that this Agreement is terminated by Praxair pursuant to Section 8.4(a) or Section 8.4(b) or is terminated by either Linde or Praxair pursuant to Section 8.3(a)(iv) (and, at the time of such termination pursuant to Section 8.3(a)(iv), Praxair had a right to terminate this Agreement pursuant to Section 8.4(a) or Section 8.4(b) or, prior to the Expiration Time, the Linde Supervisory Board shall have effected a Change in Linde Supervisory Board Recommendation by issuing a neutral recommendation), then Linde shall, within two business days following such termination, pay or cause to be paid to Praxair an amount equal to €250,000,000 (the “Linde Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) after the date of this Agreement, an Acquisition Proposal for Linde shall have been publicly announced or otherwise publicly communicated or made publicly known (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn on a bona fide basis without qualification prior to the Expiration Time, (B) thereafter, this Agreement is terminated by Linde or Praxair pursuant to Section 8.3(a)(iv) and (C) within twelve (12) months of such termination pursuant to Section 8.3(a)(iv), Linde or any of its Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the Linde shareholders to accept, any Acquisition Proposal for Linde (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “50% or more”), then Linde shall, concurrently with the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid to Praxair, by wire transfer of same day funds, an amount equal to the Linde Termination Payment.

(d) Costs and Interest. If either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 8.6, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 8.6 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of HSBC Bank, London, in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment. In no event shall Linde or Praxair be obligated pursuant to this Section 8.6 to pay more than one Linde Termination Payment or Praxair Termination Payment, respectively.

8.7 Exclusive Means of Termination. Except in accordance with this Article VIII, no party may bring any claim seeking to terminate or rescind this Agreement or the transactions contemplated by this Agreement, or terminate the Specified Covenants, on any basis (including in contract or tort, under securities Laws or otherwise).

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of Linde and Praxair contained in Sections 1.12 (Effect of the Offer on Linde Equity Awards and Linde Shares Held by Board Members and Employees), 2.8 (Effect of the

Merger on Praxair Stock Options and Awards), 3.1 (Post-Closing Reorganization of Linde), 4.1 (Governance and Additional Matters), 6.6(c) (Listing; Indices—Inclusion of New Holdco Shares in Indices), 6.10 (Indemnification; Directors’ and Officers’ Insurance), 6.14 (Employee Matters), 6.15 (Linde Engineering Setup), 6.18 (Pension and Deferred Compensation Matters) and 6.23 (Preservation of Heritage) shall survive the consummation of the Offer and the Merger. No other representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Offer and the Merger, and no party may bring any claim for any breach of such other representations, warranties, covenants or agreements on any basis (including in contract or tort, under securities Laws or otherwise) following the consummation of the Offer and the Merger. This Article IX, the agreements of Linde and Praxair contained in Section 6.8 (Expenses) and Section 8.6 (Effect of Termination and Abandonment; Termination Fees), the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the Common Interest Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement and, except as set forth in Section 8.6(a)(i), no party may bring any claim for any breach of such other representations, warranties, covenants or agreements on any basis (including in contract or tort, under securities Laws or otherwise) following the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement (including Section 1.14), this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the parties hereto, whether before or after the Expiration Time or the receipt of the Praxair Requisite Vote; provided that, no amendment shall be made (i) following the Expiration Time, for which applicable Law or the rules of any relevant stock exchange would require the Offer to remain open or (ii) following the receipt of the Praxair Requisite Vote, for which applicable Law or the rules of any relevant stock exchange requires further approval by the Praxair stockholders, without such further approval.

9.3 Waiver of Conditions. Subject to Section 1.14, the conditions to each of the parties’ obligations to consummate the Offer and the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4 Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 Governing Law, Venue and Jurisdiction; Waiver of Trial by Jury.

(a) EXCEPT FOR (i) THE FIDUCIARY DUTIES OF THE LINDE BOARDS AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF LINDE, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, (ii) THE FIDUCIARY DUTIES OF THE PRAXAIR BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF PRAXAIR, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF AND (iii) THE PROVISIONS RELATING TO THE DUTIES OF NEW HOLDCO UNDER THE GERMAN TAKEOVER ACT AND THE OFFER CONDITIONS DESCRIBED IN SECTION 7.1 HERETO, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF IRELAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Except with respect to (i) matters subject to the Tax Resolution Procedures, and (ii) determining whether a Linde Material Adverse Effect, a Praxair Material Adverse Effect, a Linde Material Compliance Violation or a

Praxair Material Compliance Violation has occurred, which determination shall be made by the Independent Expert pursuant to Section 7.1(d), each of the parties hereby irrevocably agrees that the courts of Ireland, Delaware and Germany are to have exclusive jurisdiction to settle any dispute arising out of or in connection with the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby (including non-contractual disputes or claims); provided, however, that only Linde may initiate a proceeding, suit or action in the courts of Delaware and only Praxair may initiate a proceeding, suit or action in the courts of Germany. For the purposes of the foregoing, each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that any proceeding, suit or action arising in respect of such matters shall therefore be brought in such courts in accordance with the immediately preceding sentence, and the parties hereby waive, and agree not to assert, as a defense in any proceeding, suit or action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such proceeding, suit or action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or on the grounds of forum non conveniens or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such proceeding, suit or action or transactions shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such proceeding, suit or action in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5(c).

9.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email, provided that the transmission of the facsimile or email is promptly confirmed:

(a)	If to Praxair, to:

Praxair, Inc. 10 Riverview Dr. Danbury, CT 06810 United States of America
	Attention:	Guillermo Bichara Vice President, General Counsel and Corporate Secretary Richard L. Steinseifer Vice President, Mergers & Acquisitions

Tel: +1 (203) 837-2635 Fax: +1 (203) 837-2515 Email: guillermo_bichara@praxair.com / rick_steinseifer@praxair.com with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America
	Attention:	Keith Pagnani Carsten Berrar Krishna Veeraraghavan
Tel: +1 (212) 558-4397 / +49 69 4272 5506 / +1 (212) 558-7931 Fax: +1 (212) 558-3588 / +49 69 4272 5210 Email: pagnanik@sullcrom.com / berrarc@sullcrom.com / veeraraghavank@sullcrom.com

(b)	If to Linde, to:

Linde AG Klosterhofstraße 1 80331 Munich Germany
	Attention:	Matthias von Plotho Programme Manager Dr. Christoph Hammerl Head of Group Legal & Compliance
Tel: +49 89 35757-01
Fax: + 49 89 35757-1075
Email: matthias.plotho@linde.com / christoph.hammerl@linde.com with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza 825 Eighth Avenue
New York, New York 10019-7475
United States of America
Attention:	Richard Hall Aaron Gruber
Tel: +1 (212) 474-1293 / +1 (212) 474-1456
Fax: +1 (212) 474-3700
Email: rhall@cravath.com / agruber@cravath.com

and

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB
Leopoldstraße 8 – 10 D-80802 München
Attention:	Jochen Vetter Emanuel P. Strehle
Tel: +49 89 383388 236 / +49 89 383388 247
Email: jochen.vetter@hengeler.com / emanuel.strehle@hengeler.com

(c)	If to New Holdco, US Intermediate Holding Sub or Merger Sub, to:

Zamalight PLC The Priestley Centre 10 Priestley Rd. Surrey Research Park Guildford Surrey GU2 7XY United Kingdom
	Attention:	Guillermo Bichara Director Andrew Brackfield Director
Tel (New Holdco): +44 1483 244311
Tel (US Intermediate Holding Sub or Merger Sub): +1 (203) 837-2635
Fax (New Holdco): +44 1483 242300
Fax (US Intermediate Holding Sub or Merger Sub): +1 (203) 837-2515
Email: guillermo_bichara@praxair.com / andrew.brackfield@boc.com with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
United States of America
	Attention:	Keith Pagnani Carsten Berrar Krishna Veeraraghavan
Tel: +1 (212) 558-4397 / +49 69 4272 5506 / +1 (212) 558-7931
Fax: +1 (212) 558-3588 / +49 69 4272 5210
Email: pagnanik@sullcrom.com / berrarc@sullcrom.com /
veeraraghavank@sullcrom.com

and

Cravath, Swaine & Moore LLP
Worldwide Plaza 825 Eighth Avenue
New York, New York 10019-7475
United States of America
Attention:	Richard Hall Aaron Gruber
Tel: +1 (212) 474-1293 / +1 (212) 474-1456
Fax: +1 (212) 474-3700
Email: rhall@cravath.com / agruber@cravath.com

and

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB
Leopoldstraße 8 – 10
D-80802 München
Attention:	Jochen Vetter Emanuel P. Strehle
Tel: +49 89 383388 236 / +49 89 383388 247
Email: jochen.vetter@hengeler.com / emanuel.strehle@hengeler.com or to such other Person or addressees as have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next business day after deposit with an overnight courier, if sent by an overnight courier, (c) three (3) business days after deposit in the mail, if sent by registered or certified mail, or (d) upon confirmation of successful transmission if sent by facsimile or email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7 Entire Agreement.

(a) This Agreement (including any exhibits hereto), the Praxair Disclosure Letter, the Linde Disclosure Letter, the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the Common Interest Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and representations and warranties, whether oral or written, with respect to such matters.

(b) Each party acknowledges and agrees that (i) except for the representations and warranties contained in Article V, none of the other parties nor any other Person makes any representation or warranty, express or implied, with respect to such other parties or with respect to any information furnished, disclosed or otherwise made available in the course of the due diligence investigation of such other parties, the negotiation of this Agreement or otherwise and (ii) it is not relying on any such representation or warranty not contained in Article V. Except pursuant to the terms and conditions of this Agreement, no party or any other Person shall be subject to any liability or responsibility whatsoever to any other party or any of its or their respective affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon another party’s or any of their respective affiliates’ or Representatives’ furnishing, disclosing or otherwise making available any information, documents or material in any form, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

9.8 No Third-Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto agree that the rights of third-party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs, except in the case of Section 6.10(c), where such rights arise as of the date of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties to this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties to this Agreement in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties to this Agreement of risks associated with particular matters regardless of the knowledge of any of the parties to this Agreement. Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of New Holdco, Linde or Praxair to take any action, such requirement shall be deemed to include an undertaking on the part of New Holdco, Linde or Praxair, as appropriate and permissible under the applicable Laws, to cause such Subsidiary to take such action.

9.10 Transfer Taxes. Without prejudice to Section 6.9(c), all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar such Taxes and all conveyance fees, recording fees and other similar charges (including all penalties, interest and other charges with respect thereto) incurred in connection with the Offer or the Merger shall be paid by the party upon which such Taxes are imposed; provided that any transfer taxes with respect to interests in real property owned, directly or indirectly, by Linde, Praxair or any of their respective Subsidiaries or Listed Subsidiaries shall be borne by New Holdco or any Subsidiary or Listed Subsidiary of New Holdco, as the case may be, and expressly shall not be a liability of the shareholders of Linde or stockholders of Praxair.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, any reference to a Law shall include any rules and regulations promulgated thereunder, and the words “or”, “any” and “either” are not exclusive. The term “reasonable best efforts” means reasonable best endeavors; provided, however, that such term, when referring to a party’s obligation to cause a Listed Subsidiary to take or refrain from an action, means using reasonable best endeavors to exercise such party’s rights as a shareholder of such Listed Subsidiary and excludes any obligation of such party to (i) cause the directors of such Listed Subsidiary to take or refrain from an action or (ii) take or refrain from an action that such party believes is not in the best interests of such Listed Subsidiary. The term “Knowledge”, when referring to Linde, means the actual knowledge of the individuals serving on the Linde Executive Board, Linde’s Chief Compliance Officer, or equivalent officer, and Linde’s general counsel, in each case as of the date hereof. The term “Knowledge”, when referring to Praxair, means the actual knowledge of the individuals comprising Praxair’s named executive officers (as such term is defined in Item 402 of Regulation S-K of the Securities Act), Praxair’s Chief Compliance Officer, or equivalent officer, and Praxair’s general counsel, in each case as of the date hereof.

(c) For purposes of the representations and warranties set forth in Article V, the covenants set forth in Section 6.1 and any Offer Condition, all references to Euros (€) shall be deemed to include U.S. dollars ($) on the basis of an exchange rate of 1.107 Euros (€) to 1.00 U.S. dollar ($), and vice versa.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.13 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

9.14 Disclosure Letters. Any disclosure contained in the Praxair Disclosure Letter or the Linde Disclosure Letter shall apply to any other Section or sub-Section of the Praxair Disclosure Letter or Linde Disclosure Letter, respectively, where the applicability of such disclosure is reasonably apparent. The Praxair Disclosure Letter or Linde Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or to one or more covenants contained in Article VI. Inclusion of any items or information in the Praxair Disclosure Letter or Linde Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Change on Linde or Praxair, as applicable, to affect the interpretation of such term for purposes of this Agreement, or trigger any other materiality qualification.

9.15 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, legal representatives and permitted assigns.

9.16 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger, the Offer and other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at Law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security and, if applicable, sufficiently in advance of the Longstop Date, taking into account that the parties may be prohibited by applicable Law from amending or extending the Longstop Date even if the breach by a party of this Agreement will result in the non-satisfaction of the Regulatory Condition. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law. If, prior to the Agreement End Date, any party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the Agreement End Date shall automatically be extended by the amount of time during which such action is pending, plus twenty (20) business days or such other time period established by the arbitrator(s) in accordance with Section 9.5(b).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PRAXAIR, INC.

By:	/s/ Stephen F. Angel
	Name:	Stephen F. Angel
	Title:	Chairman, President, and Chief Executive Officer

LINDE AG

By:	/s/ Aldo Belloni
	Name:	Professor Dr. Aldo Belloni
	Title:	Chairman of the Executive Board

By:	/s/ Sven Schneider
	Name:	Dr. Sven Schneider
	Title:	Chief Financial Officer

ZAMALIGHT PLC

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	Director

By:	/s/ Christopher Cossins
	Name:	Christopher Cossins
	Title:	Director

ZAMALIGHT HOLDCO LLC

By:	/s/ Richard L. Steinseifer
	Name:	Richard L. Steinseifer
	Title:	Authorized Signatory

ZAMALIGHT SUBCO, INC.

By:	/s/ Guillermo Bichara
	Name:	Guillermo Bichara
	Title:	Authorized Signatory

[Signature Page to Business Combination Agreement]

Annex I:

Defined Terms

“Acquisition Proposal” means (A) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Linde or Praxair, as the case may be, or (B) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Linde or Praxair, as the case may be, or a majority of the voting power or of any class of equity securities of any of their respective Major Subsidiaries, as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of Linde or Praxair, as the case may be, in each case other than the transactions contemplated by this Agreement.

“Action” means any decision, claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Entity.

“Adverse Tax Event” means, subject to the Tax Resolution Procedures:

(a) as of any date of determination no earlier than the date on which the results of the Offer as of the expiration of the Additional Acceptance Period are finally determined, if the Closing were to occur, the transactions contemplated by this Agreement would fail to qualify for the Intended Tax Treatment because the “ownership fraction” determined under Section 1.7874-12T(a)(17) of the Treasury Regulations (as such Treasury Regulations exist as of the date hereof) would be at least 60% by reason of the denominator of such fraction not including a sufficient number of shares of New Holdco, it being agreed that the Specified Assumptions, as defined in Section 8.3(b) of the Linde Disclosure Letter and Section 8.3(b) of the Praxair Disclosure Letter, shall apply; or

(b) any Tax Law Change has occurred that, if finalized and made effective, should cause the transactions contemplated by this Agreement to fail to qualify for the Intended Tax Treatment (provided, for the avoidance of doubt, that this clause (b) shall not include any Tax Law Change that would not apply to the Business Combination, even if finalized and made effective, by reason of the effective time(s) specified in the terms of such Tax Law Change).

“Beneficiary Matching Share Termination Value” means, in respect of each Linde Matching Share Right that is outstanding as of immediately prior to the Offer Closing Time, an amount (determined on a gross basis without regard to any applicable Taxes payable by the holder in respect of such Linde Matching Share Right) as determined in good faith (nach billigem Ermessen) by Linde in accordance with Sections 5(4) and 5(5) of the Linde LTIP as at the Offer Closing Time (i.e., inter alia on a pro rata temporis basis).

“Beneficiary Option Termination Value” means, in respect of each Linde Stock Option that is outstanding as of immediately prior to the Offer Closing Time, an amount (determined on a gross basis without regard to any applicable Taxes payable by the holder in respect of such Linde Stock Option) as determined in good faith (nach billigem Ermessen) by Linde in accordance with Section 5(4) of the Linde LTIP as at the Offer Closing Time (i.e., inter alia on a pro rata temporis basis).

“Benefit Plans” means all benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of such party and its Subsidiaries and current or former directors of such party and its Subsidiaries, including deferred compensation, severance, retention, bonus, incentive, change in control, health, dental, vision, other welfare, retirement benefits, Pension Commitments, equity option, equity purchase and equity appreciation rights plans, programs, policies, agreements or arrangements, in each case which are material to a party and its Subsidiaries, taken as a whole.

“Business Combination” means the transactions contemplated by this Agreement, including the Merger and the Offer, to combine the businesses of the Praxair Group and the Linde Group on the terms of this Agreement.

“business day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York or the City of Munich.

“CBI” means the Central Bank of Ireland acting in its capacity as competent authority under European Parliament and Council Directive 2003/71/EC of 4 November 2003 (as amended).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) a written notice issued by CFIUS stating that the Business Combination does not constitute a “covered transaction” pursuant to Section 721 of the DPA or that following its review or investigation of the Business Combination, CFIUS has determined that there are no unresolved national security concerns and concluded all action under the DPA or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the Business Combination or (y) the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Change in Linde Recommendation” means a Change in Linde Executive Board Recommendation or a Change in Linde Supervisory Board Recommendation.

“Clean Team Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated February 21, 2017, between Linde and Praxair, as amended.

“Common Interest Agreement” means the Common Interest Agreement, dated June 27, 2016, between Linde and Praxair.

“Confidentiality Agreement” means the Confidentiality Agreement, dated June 20, 2016, between Linde and Praxair.

“Companies Act 2014” means the Companies Act 2014 of Ireland.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (codified at 50 U.S.C. App § 2170).

“EBITDA” means, for a given financial period, (a) with respect to Linde, the “adjusted Group Operating Profit” financial metric for such financial period as defined in the annual report of Linde for financial year 2016, with the components thereof determined in accordance with IFRS, as in effect on the date of this Agreement, and (b) with respect to Praxair, the “adjusted EBITDA” financial metric for such financial period as defined in the annual report of Praxair for financial year 2016, with the components thereof determined in accordance with GAAP, as in effect on the date of this Agreement, in each case, it being understood that, when determining whether a change, event, circumstance or development has resulted in, or would reasonably be expected to result in, a Linde Material Adverse Effect or a Praxair Material Adverse Effect, as the case may be, the financial impact of such change, event, circumstance or development shall not be considered an extraordinary item or other special item to be added back as an adjustment to the applicable financial metric of such party.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services including: (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration

Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which Praxair or Linde, as the case may be, conducts business.

“Further Linde Shares” means the number of Linde Shares that Linde may issue after the time of publication of the German Exchange Offer Document in accordance with Section 14 para. 2 of the German Takeover Act until the Expiration Time pursuant to obligations in effect as of the date of such publication, such as outstanding options.

“GAAP” means United States generally accepted accounting principles.

“Good Leaver Termination” means, with respect to any holder of a New Holdco Stock Option or a New Holdco RSU granted in accordance with Section 1.12(d) or (e), a termination of his or her employment or service under the circumstances described in Section 9(2)(a), 9(3) or 9(4) of the Linde LTIP.

“Governmental Order” means any decision, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

“High Court” means the High Court of Ireland.

“Intended Tax Treatment” means that New Holdco will not be treated as a domestic corporation for U.S. Federal income Tax purposes as a result of the transactions contemplated by this Agreement.

“Intervening Event”, with respect to Linde or Praxair, means an event, fact, occurrence, development or circumstance that (a) was not known to the Linde Boards or the Praxair Board, as applicable, on the date of this Agreement or (b) occurs after the date of this Agreement and, in the case of each of clauses (a) and (b), which event, fact, occurrence, development or circumstance becomes known to the Linde Boards or Praxair Board, as applicable, prior to the Expiration Time, in the case of Linde, and receipt of the Praxair Requisite Vote, in the case of Praxair; provided, however, that in no event shall any Acquisition Proposal, or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, constitute an Intervening Event.

“Investment Shares” means any Self-financed Investment Shares (Eigeninvestmentaktien) (as defined in the Linde LTIP).

“Law” means any international, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit.

“Linde Equity Award” means a Linde Stock Option or Linde Matching Share Right that is outstanding as of immediately prior to the Offer Closing Time.

“Linde Reasoned Statement” means, collectively, the Linde Executive Board Reasoned Statement and the Linde Supervisory Board Reasoned Statement.

“Linde Recommendation” means, collectively, the Linde Executive Board Recommendation and the Linde Supervisory Board Recommendation.

“Linde Group” means Linde and its Subsidiaries (and, solely when the term “Linde Group” is used in Section 1.12 and the definitions of “Business Combination”, “Major Subsidiary” and “LTIP Termination Time”, its Listed Subsidiaries), taken as a whole.

“Linde LTIP” means the Linde Long Term Incentive Plan (2012) authorized at the annual general meeting on May 4, 2012 as implemented from time to time.

“Linde Matching Share Right” means a right to matching Linde Shares granted under the Linde LTIP.

“Linde Stock Option” means any option to purchase Linde Shares.

“Listed Subsidiary” means any subsidiary of Linde or Praxair, the shares of which are traded on any stock exchange.

“LTIP Termination Time” means the relevant date (if any) of termination of the Linde LTIP (as such termination relates to employees of the Linde Group or to members of the Linde Executive Board) in accordance with Section 1.12(a).

“Major Subsidiary” means any Subsidiary that constitutes 15% of more of the consolidated net revenue, net income or total assets of the Linde Group or Praxair Group, as applicable.

“Material Adverse Change” on Linde or Praxair, as applicable, means any change, event, occurrence or effect that, individually or in the aggregate, (x) is, or is reasonably expected to be, materially adverse to the financial condition, business or results of operations of the Praxair Group or the Linde Group (including, in the case of each of the Praxair Group and the Linde Group and solely for purposes of Section 5.1(h) and Section 5.1(k), any of their respective Listed Subsidiaries), respectively, or (y) prevents or is reasonably expected to prevent, materially delay or materially impair the ability of Linde or Praxair, respectively, to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (x), none of the following, alone or in combination, shall be deemed to constitute or be considered in determining whether a Material Adverse Change has occurred or is reasonably expected to occur:

(A)	changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States, Germany or elsewhere in the world where the applicable party and its Subsidiaries operate or where any of its products or services are sold, except to the extent that such change affects the applicable party and its Subsidiaries in a disproportionate manner relative to other businesses operating in the industries in which such party and its Subsidiaries operate;

(B)	changes that are the result of factors generally affecting the industries, markets or geographical areas in which the applicable party and its Subsidiaries operate;

(C)	any changes in the relationship of the applicable party and its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting change, event, occurrence or effect caused by the entry into, announcement, pendency or performance of the transactions contemplated by this Agreement, including any lawsuit, action or other proceeding with respect to the Offer, the Merger or any other transaction contemplated by this Agreement;

(D)	changes in GAAP, IFRS or in any Law of general applicability or in the interpretation or enforcement thereof, after the date of this Agreement;

(E)	any failure by the applicable party and its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Change;

(F)	any change, event, occurrence or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, expropriation, nationalization or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis;

(G)	any litigation arising from allegations of any breach of fiduciary duty or allegations of violation of Law, in each case, relating to the Offer, the Merger or any of the transactions contemplated by this Agreement;

(H)	any actions taken or omitted to be taken by the applicable party or any of its Subsidiaries that are required to be taken by this Agreement or any actions taken or omitted to be taken with the other party’s written consent or at the other party’s written request;

(I)	any change or announcement of a potential change in the credit rating or other rating of financial strength of the applicable party or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such change or potential change has resulted in, or contributed to, a Material Adverse Change; or

(J)	a decline in the market price, or change in trading volume, of the Praxair Shares on the NYSE or Linde Shares on the Frankfurt Stock Exchange, respectively, or any other capital stock or debt securities of Linde or Praxair, respectively; provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such decline has resulted in, or contributed to, a Material Adverse Change.

“negative recommendation” means a recommendation by the Linde Supervisory Board that the Linde shareholders reject the Offer and not tender their Linde Shares in the Offer.

“neutral recommendation” means a neutral statement in which the Linde Supervisory Board neither recommends that the Linde shareholders reject the Offer nor recommends that the Linde shareholders accept the Offer.

“New Grant Date” means, (i) with respect to any holder of Linde Equity Awards who is not a member of the Linde Executive Board as of the date immediately following the Offer Closing Time, the date on which the Offer Closing Time occurs, and (ii) with respect to any such holder who is a member of the Linde Executive Board as of the date immediately following the Offer Closing Time, the date of effectiveness of a Post-Closing Reorganization of Linde; provided that, in all cases, in the event that it is impracticable to grant any New Holdco Stock Options or New Holdco RSUs on the date described in the preceding clause (i) or (ii), the New Grant Date shall be delayed until the earliest practicable date thereafter; provided further that the New Grant Date shall also be delayed to the extent necessary to comply with applicable Law (including insider trading restrictions under the Regulation (EU) No 596/2014 of the European Parliament and of the Council on market abuse).

“New Holdco Group” means New Holdco and its Subsidiaries, taken as a whole.

“New Holdco RSU” means a restricted stock unit denominated in New Holdco Shares.

“New Holdco Stock-Based Awards” means New Holdco Stock Options and New Holdco RSUs.

“New Holdco Stock Option” means any option to purchase New Holdco Shares.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, constitution, limited liability company agreement, bylaws or similar organizational documents of such Person.

“Pension Commitments” means any plan, program, arrangement, agreement or other commitment of individual or collective nature, including commitments based on works custom (betriebliche Übung), to the extent known to such party, or collective grant (Gesamtzusage) regarding pensions (betriebliche Altersversorgung) under which a Person or its Subsidiaries has any obligations.

“Praxair Group” means Praxair and its Subsidiaries, taken as a whole.

“Praxair Stock Plans” means the Restated 2002 Praxair Long Term Incentive Plan (as amended), Amended and Restated 1995 Stock Option Plan for Non-Employee Directors (as amended), 2005 Equity Compensation Plan for Non-Employee Directors (as amended and restated) and Amended and Restated 2009 Praxair Long-Term Incentive Plan.

“Proration Fraction” means, with respect to any Linde Equity Award for which the Waiting Period is not yet complete as of the Offer Closing Time, a fraction, the numerator of which is the number of days that have elapsed during the Waiting Period in respect of such Linde Equity Award up to and including the date on which the Offer Closing Time occurs and the denominator of which is 1,461.

“Regulatory Authority” means the SEC, BaFin, CBI and any and all other relevant regulatory authorities of the United States, Germany, Ireland, any member state in the European Economic Area and other foreign regulatory agencies or authorities (as mutually determined by the parties), in each case only to the extent that it has authority and jurisdiction in the particular context.

“Specified Covenants” means all of the covenants set forth in Article VI, other than Sections 6.8, 6.10(c) and 6.16.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that any Listed Subsidiary is excluded from this definition of Subsidiary.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement that would result in a Person or group becoming the beneficial owner of, directly or indirectly, 80% or more of the total voting power of the equity securities of Linde or Praxair, as the case may be, or 80% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of Linde or Praxair, as the case may be, that each Linde Board or the Praxair Board, as applicable, has determined in good faith, after consultation with outside legal counsel and its financial advisor, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction (A) more favorable to the shareholders of Linde or stockholders of Praxair, as the case may be, from a financial point of view than the transactions contemplated by this Agreement, (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Linde Boards or Praxair Board, as applicable, and (C) for which financing, if a cash transaction (in whole or in part) is fully committed or reasonably determined to be available by the Linde Boards or Praxair Board, as applicable (after taking into account any revisions to the terms of this Agreement proposed by Linde or Praxair, as applicable).

“Target Achievement Fraction” means, in respect of each Linde Active Option, a fraction, (x) the numerator of which is the number (ranging from zero to 100) representing the level at which Linde determines in good faith (nach billigem Ermessen), at the Offer Closing Time, the criteria set forth in Section 5(4) of the Linde LTIP (other than the elapsed time of the Waiting Period) have been met or are expected to be met as of immediately prior to the Offer Closing Time and (y) the denominator of which is 100.

“Tax” means (including the plural form “Taxes”) all U.S. Federal, state, local and German and all other non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, social security, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and all other forms of taxation, and all rates, duties, charges, withholdings, levies or assessments, in each case in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Law Change” means, after the date of this Agreement:

(i) any change in U.S. Federal tax Law, whether or not such change in Law is yet effective, including with respect to matters covered by U.S. Code Section 7874 and the Treasury Regulations thereunder;

(ii) the passage of a bill that would implement such a change in U.S. Federal tax Law by either the U.S. House of Representatives or the U.S. Senate; provided, however, that such a change shall not constitute a Tax Law Change if, prior to April 15, 2018, the bill is defeated by the other house of Congress, the President of the United States has vetoed the bill (unless the time period for overriding such veto has not yet elapsed and the bill has passed each house of Congress by at least a three-fifths majority) or the time period for the President of the United States to sign or veto the bill has elapsed without the bill being enacted;

(iii) any new official interpretation, or change in official interpretation, of U.S. Federal tax Law whether or not such official interpretation or change in official interpretation is yet effective, as set forth in published guidance by the U.S. Department of Treasury or U.S. Internal Revenue Service, including with respect to matters covered by U.S. Code Section 7874 and the Treasury Regulations thereunder; or

(iv) any proposed change in, new official interpretation of, or change in official interpretation of, U.S. Federal tax Law, whether or not such proposed change is yet approved or effective, that has been publicly announced (through whatever media) by the U.S. Internal Revenue Service, U.S. Department of Treasury, President of the United States or other agency, arm or instrumentality of the executive branch of the U.S. Federal government, or any of their agents or designees.

“Tax Resolution Procedures” means the procedures set forth in Section 6.20 of the Linde Disclosure Letter and Section 6.20 of the Praxair Disclosure Letter.

“Treasury Regulations” means U.S. Department of Treasury regulations promulgated under the Code.

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Waiting Period” means, with respect to any Linde Equity Award, the Waiting Period (Wartezeit) with respect to such Linde Equity Award as provided in the Linde LTIP.

“Working Day” means, pursuant to the German Takeover Act, any day which is not a Sunday or a federal public holiday in Germany.

Other Defined Term References

Defined Term	Section
Acceptance Period	1.7
Additional Acceptance Period	1.11
Admission Prospectus	1.2(c)
ADRs	6.21
Affected Employees	6.14(a)
Agreement	Preamble
Agreement End Date	8.1
Alternative Acquisition Agreement	6.2(a)
Alternative Admission Document	1.2(c)
Anti-Corruption Laws	5.1(k)(ii)
Antitrust Laws	6.4(c)(i)
BaFin	1.1
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Continuation Period	6.14(a)
Board	6.2(c)
Bribery Act	5.1(k)(ii)
Certificate of Merger	2.6
Change in Linde Executive Board Recommendation	6.3(b)
Change in Linde Supervisory Board Recommendation	6.3(c)
Change in Praxair Recommendation	6.3(a)
Closing	2.5
Closing Date	2.5
Code	2.9(f)
Commencement of the Offer	1.3
D&O Insurance	6.10(a)
Delayed Termination MSR	1.12(g)
Delayed Termination Option	1.12(f)
Deposit Agreement	6.21
Depositary	6.21
DGCL	2.3
DTC	2.9(b)
Effective Time	2.6
Excess Offer Shares	1.6
Exchange Act	Recitals
Exchange Agent	2.1
Exchange Fund	2.9(a)
Expenses	6.8
Expiration Time	1.7
FCPA	5.1(k)(ii)
GAAP	5.1(f)(i)
German Exchange Offer Document	1.2(d)
German Intermediate Holding Sub	1.10
German Intermediate Sub	1.10
German Stock Corporation Act	1.15(a)
German Takeover Act	Recitals
German Transformation Act	3.1
Governmental Antitrust Entity	6.4(c)(i)
Governmental Entity	5.1(e)
IFRS	5.1(f)(ii)

Independent Expert	7.1(d)
Knowledge	9.12(b)
Linde	Preamble
Linde Active Matching Share Rights	1.12(e)
Linde Active Options	1.12(d)
Linde Boards	Recitals
Linde Change in Recommendation Notice	6.2(d)
Linde Disclosure Letter	5.1
Linde Engineering	6.15
Linde Engineering Co	6.15
Linde Exchange Ratio	Recitals
Linde Excluded Shares	1.4
Linde Executive Board	Recitals
Linde Executive Board Reasoned Statement	1.15(a)
Linde Executive Board Recommendation	Recitals
Linde Financial Statements	5.1(f)(ii)
Linde Material Adverse Effect	7.1(b)(i)
Linde Material Compliance Violation	7.1(b)(ii)
Linde Reports	5.1
Linde Shares	Recitals
Linde Supervisory Board	Recitals
Linde Supervisory Board Reasoned Statement	1.15(b)
Linde Supervisory Board Recommendation	Recitals
Linde Termination Payment	8.6(c)(i)
Linde Treasury Shares	5.1(b)(ii)
Longstop Date	7.1(a)(ii)(A)
Market Abuse Regulation	1.1
Merger	Recitals
Merger Consideration	2.7(a)
Merger Letter of Transmittal	2.9(b)
Merger Sub	Preamble
Minimum Acceptance Condition	7.1(a)(i)
New Holdco	Preamble
New Holdco Board	Recitals
New Holdco Capital Increase	6.12
New Holdco Distributable Reserves Creation	6.17(a)
New Holdco Shares	Recitals
New Plans	6.14(b)
Non-Required Remedy	6.4(d)
NYSE	1.2(f)
OFAC	5.1(k)(iv)
Offer	Recitals
Offer Announcement	1.1
Offer Closing Time	1.10
Offer Conditions	1.8(a)
Offer Consideration	1.4
Offer Documents	1.2(d)
Permits	5.1(h)
Person	2.9(c)(iii)
Post-Closing Reorganization	3.1
Praxair	Preamble
Praxair Board	Recitals

Praxair Book-Entry Share	2.7(b)
Praxair Certificate	2.7(b)
Praxair Change in Recommendation Notice	6.2(d)
Praxair Disclosure Letter	5.1
Praxair Distributable Reserves Resolution	6.17(a)
Praxair Eligible Shares	2.7(a)
Praxair Excluded Shares	2.7(a)
Praxair Financial Statements	5.1(f)(i)
Praxair Material Adverse Effect	7.1(c)(i)
Praxair Material Compliance Violation	7.1(c)(ii)
Praxair Meeting Date	6.3(a)
Praxair Preferred Shares	5.1(b)(i)
Praxair PSU	2.8(c)
Praxair Recommendation	Recitals
Praxair Reports	5.1
Praxair Requisite Vote	5.1(c)(i)
Praxair RSU	2.8(b)
Praxair Shares	Recitals
Praxair Stock Option	2.8(a)
Praxair Stock-Based Awards	2.8(d)
Praxair Stockholders Meeting	6.3(a)
Praxair Termination Payment	8.6(b)(i)
Proxy Statement/Prospectus	1.2(a)
Registration Statement	1.2(a)
Regulatory Condition	1.11
Representatives	6.5
Required Amendment	1.14
Revenue	6.9(a)(i)
S-4 Prospectuses	1.2(a)
SEC	1.2(a)
Securities Act	1.3
Settlement Action	6.4(d)
Surviving Corporation	2.3
Tail Period	6.10(a)
U.S. Exchange Offer Prospectus	1.2(a)
US Intermediate Holding Sub	Preamble
willful and material breach	8.6(a)(i)

Annex II:

Form of Certificate of Incorporation of the Surviving Corporation

See attached.

ANNEX II

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PRAXAIR, INC.

FIRST. The name of the corporation is Praxair, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to engage in any and all activities necessary or incidental to the foregoing.

FOURTH. The total number of shares which the corporation shall have authority to issue is 1 share of Common Stock, and the par value of such share is $0.01.

FIFTH. The name and mailing address of the incorporator is Guillermo Bichara, 10 Riverview Drive, Danbury, CT 06810-6268.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

SEVENTH. The number of directors of the corporation shall be fixed from time to time in the manner provided in the by-laws of the corporation. Each director shall be elected and shall hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

Annex III:

Governance Matters

See attached.

ANNEX III

GOVERNANCE MATTERS

Subject to applicable Law and any required approval of any Regulatory Authority, at or prior to the Effective Time, the following matters shall be effected by the adoption of, or appropriate amendments to, the Organizational Documents of New Holdco, the charters of the committees of the New Holdco Board, the New Holdco Board’s governance guidelines or other corporate policies of New Holdco. From the Effective Time until the third anniversary of the Effective Time (the “Integration Phase”), any document, charter, guideline or other policy that effects any of the matters set forth in Sections 1 (Name), 2 (Domicile and Tax Residency), 3(a) (Composition, Policies and Decisions of the New Holdco Board—Initial Composition), 3(b) (Composition, Policies and Decisions of the New Holdco Board—Composition during the Integration Phase), 3(h) (Composition, Policies and Decisions of the New Holdco Board—Decisions), 4(a) (Chairman of the New Holdco Board—Initial Chairman), 4(b) (Chairman of the New Holdco Board—Nomination and Appointment), 4(c) (Chairman of the New Holdco Board—Removal of the Chairman from the Office of Chairman), 5 (New Holdco Board’s Role and Responsibilities), 7 (Committees of the New Holdco Board), 8(a) (Chief Executive Officer—Initial Chief Executive Officer), 8(b) (Chief Executive Officer—Nomination, Appointment and Removal), 9(a) (Management Committee—Composition during the Integration Phase), 9(d) (Management Committee—Initial Direct Reports), 9(e) (Management Committee—Key Executives during the Integration Phase), 10 (Integration Planning and Execution) or 12 (Business Unit Structure) shall, except as may be determined by shareholders by special resolution duly passed at a general meeting of New Holdco shareholders, provide that the relevant provision may not be amended, nor may any provision inconsistent therewith be adopted or any action or delegation inconsistent therewith be taken or made, without the affirmative vote of three-quarters (3/4) of the entire New Holdco Board. Except as otherwise agreed between Linde and Praxair, the matters set forth in the sections identified in the immediately preceding sentence shall be incorporated into the Organizational Documents of New Holdco as in effect at the Effective Time.

Capitalized terms used herein but not defined have the meaning assigned to such terms in the Business Combination Agreement to which this Annex III is attached (the “Agreement”).

1.	Name. No later than the Commencement of the Offer, the name of New Holdco shall be “Linde plc”. The New Holdco Group shall bear the “Linde” name and retain Linde’s branding globally, subject to retention of certain existing local brands of both Linde and Praxair that have significant value in their respective jurisdictions.

2.	Domicile and Tax Residency. New Holdco, being incorporated in Ireland, shall, following the consummation of the Offer and the Merger, serve as a holding company for the combined businesses of the Linde Group and the Praxair Group. As of the date of this Agreement, New Holdco is, and it is the intention of New Holdco, Linde and Praxair that, following the consummation of the transactions contemplated by the Agreement, New Holdco will continue to be, and will take all actions necessary to remain, tax resident solely in the United Kingdom.

3.	Composition, Policies and Decisions of the New Holdco Board.

a.

Initial Composition. The New Holdco Board shall consist, at the Effective Time, of twelve (12) directors, six (6) of whom shall be designated prior to the Effective Time by Linde from the then Linde Supervisory Board members (each, a “Linde Designee”) and six (6) of whom shall be designated prior to the Effective Time by Praxair from the then Praxair Board members (each, a “Praxair Designee”). At the Effective Time, eleven (11) members of the New Holdco Board shall be non-executive directors and the twelfth member shall be the Chief Executive Officer. The New Holdco Board shall nominate each of the Linde Designees and Praxair Designees (or his or her replacement made in accordance with Section 3(b)) for re-election to the New Holdco Board at each of New Holdco’s annual shareholders’ meetings as required to ensure that the Linde Designees and Praxair Designees (or his or her replacement made in accordance with Section 3(b)) serve on the New Holdco

Board for the duration of the Integration Phase. Each of Linde and Praxair shall deliver to the other party, at least five (5) weeks prior to the expected Commencement of the Offer, a written notice listing the names of all of the Linde Designees and the Praxair Designees, respectively, and shall provide any relevant information about such designees as the other party may reasonably request. If any of the Linde Designees or Praxair Designees shall be unable or unwilling to serve at the Effective Time, Linde or Praxair, as applicable, shall promptly nominate a replacement Linde Designee or Praxair Designee, as applicable, and provide any relevant information about such nominee as the other party may reasonably request. In accordance with Rule 438 of the Securities Act, each Linde Designee and Praxair Designee shall, prior to the first filing of the Registration Statement in which he or she is named, or any subsequent amendment thereto, provide New Holdco an executed consent to being named therein as a person anticipated to become a director of New Holdco and to the filing of such consent as an exhibit to such Registration Statement. If and to the extent reasonably requested by a Linde Designee or Praxair Designee, Linde, Praxair and New Holdco shall assist such designee in establishing a “due diligence defense,” as contemplated by Section 11(b)(3) of the Securities Act, for claims made under Section 11 of the Securities Act with respect to the Registration Statement.

b.	Composition during the Integration Phase. During the Integration Phase, the New Holdco Board shall be comprised of twelve (12) directors, six (6) of whom shall be Linde Class Directors and six (6) of whom shall be Praxair Class Directors. Subject to the proviso in the last sentence of Section 3(b)(i), a “Linde Class Director” is an individual who was a Linde Designee at the Effective Time or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Linde Class Director. Subject to the proviso in the last sentence of Section 3(b)(i), a “Praxair Class Director” is an individual who was a Praxair Designee at the Effective Time or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Praxair Class Director. During the Integration Phase, other than the Chief Executive Officer, the members of the New Holdco Board shall be non-executive directors.

i.	Vacancies. During the Integration Phase, in the event of a director’s resignation, removal, death or disability prior to the end of his or her term, the vacancy on the New Holdco Board shall be filled by a unanimous vote of the remaining members of the New Holdco Board; provided that (i) if such vacancy relates to a Linde Class Director, if the New Holdco Board fails to fill such vacancy within three (3) months, such vacancy may be filled by an individual nominated and appointed by a majority of the remaining Linde Class Directors and (ii) if such vacancy relates to a Praxair Class Director, if the New Holdco Board fails to fill such vacancy within three (3) months, such vacancy shall be filled by an individual nominated and appointed by a majority of the remaining Praxair Class Directors. If any director is removed by vote of the shareholders of New Holdco and replaced by a director nominated by a shareholder or shareholders of New Holdco, such replacement director shall for the remaining duration of the Integration Phase be deemed to be: (I) a Linde Class Director if the director whose removal caused the vacancy he or she fills had been a Linde Class Director; or (II) a Praxair Class Director if the director whose removal caused the vacancy he or she fills had been a Praxair Class Director; provided that, such replacement director shall not be deemed to be a Linde Class Director or Praxair Class Director, as applicable, and shall instead have undesignated status for purposes of Section 7 unless such replacement director is approved by a majority of the remaining Linde Class Directors or Praxair Class Directors, respectively.

ii.	Removal. During the Integration Phase, and except for any resolution duly passed by shareholders of New Holdco pursuant to Section 146 of the Companies Act, a director may be removed from office by a unanimous vote of all other members of the New Holdco Board.

c.

Composition Following the Integration Phase. The Articles of Association or charters of the committees, as applicable, shall, subject to changes duly approved by the shareholders after the Effective Time, provide that the New Holdco Board, upon recommendations of the Nomination and Governance Committee, will propose nominees for election to the New Holdco Board at each of New

Holdco’s annual shareholders’ meetings. Following the Integration Phase, the New Holdco Board shall propose nominees for election to the New Holdco Board without having regard to the specific ratio of members who are Linde Class Directors or Praxair Class Directors.

d.	Director Independence. From and after the Effective Time, the New Holdco Board shall be comprised of at least a majority of independent directors. References in this Annex III to an “independent” director shall mean a director that the New Holdco Board has determined to be independent in accordance with the listing standards of the NYSE.

e.	Director Age and Attributes. An individual shall not be eligible to be nominated for election as a director on the New Holdco Board if the individual reaches the mandatory New Holdco Board retirement age of seventy-two (72) years old prior to the applicable New Holdco annual shareholders’ meeting; provided that waivers of such mandatory retirement age may be granted by a majority of the New Holdco Board (excluding the vote of the director subject to the waiver decision) during the Integration Phase in order to maintain the balance of Linde Class Directors and Praxair Class Directors specified in Sections 3(a) and 3(b); provided further that, during the Integration Phase and to the extent required to give effect to the provision in the third sentence of Section 3(a), the mandatory retirement age shall not apply to Linde Designees and Praxair Designees. Only natural persons can be directors.

f.	Term of Service. Each director who is appointed to the New Holdco Board shall be appointed for a term that shall expire at the end of the next New Holdco annual shareholders’ meeting.

g.	Board Polices. The New Holdco Board shall adopt policies governing, among other things, (i) potential conflicts of interest of directors, (ii) the ownership of and transactions in securities other than securities issued by New Holdco, (iii) a code of ethics and (iv) confidential treatment of information received in connection with being a director.

h.	Decisions: During the Integration Phase, decisions of the New Holdco Board shall be made by majority vote of the entire New Holdco Board (i.e., at least 7 of 12 directors), unless a higher majority is stated in this Annex III or required under applicable Law.

4.	Chairman of the New Holdco Board.

a.	Initial Chairman. At the Effective Time, Professor Dr. Wolfgang Reitzle (or in the event that he is unable or unwilling to hold the position of Chairman of the New Holdco Board at the Effective Time, a replacement designated prior to the Effective Time by Linde) shall serve as initial Chairman of the New Holdco Board and shall constitute one of the six (1 of 6) Linde Designees.

b.	Nomination and Appointment.

i.	Vacancy Created by the initial Chairman. During the Integration Phase, in the event of the initial Chairman’s resignation, removal, death or disability, the vacancy of Chairman of the New Holdco Board shall be filled as follows:

1.	if Mr. Stephen F. Angel or any other former executive officer of Praxair or one of its Subsidiaries is then serving (or is simultaneously appointed) as Chief Executive Officer, then the Linde Class Directors shall propose a candidate from amongst themselves to be Chairman, and such candidate will be subject to approval by the New Holdco Board (unanimously, and if not possible, by at least a two-thirds (2/3) majority). If the Chairman is not approved by the New Holdco Board by at least a two-thirds (2/3) majority, then a majority of the Linde Class Directors will select the Chairman;

2.

if a former executive officer of Linde or one of its Subsidiaries is then serving (or is simultaneously appointed) as Chief Executive Officer, then the Praxair Class Directors shall propose a candidate from amongst themselves (including Mr. Stephen F. Angel if he is then a director) to be Chairman, and such candidate will be subject to approval by the New Holdco Board (unanimously, and if not possible, by at least a two-thirds (2/3) majority). If the

Chairman is not approved by the New Holdco Board by at least a two-thirds (2/3) majority, then a majority of the Praxair Class Directors will select the Chairman; and

3.	if a person who was not an employee or a director of Linde or Praxair or any of their respective Subsidiaries prior to the Effective Time is then serving (or is simultaneously appointed) as Chief Executive Officer, then the vacancy shall be filled by an individual appointed by the vote of at least two-thirds (2/3) of the New Holdco Board.

ii.	Vacancy Created by any other Chairman of the Board. After the replacement of the initial Chairman as Chairman of the New Holdco Board pursuant to Section 4(b)(i), in the event of the resignation, removal, death or disability of the Chairman of the Board of New Holdco, the vacancy shall be filled by an individual nominated by the Nomination and Governance Committee and appointed by the vote of at least two-thirds (2/3) of the New Holdco Board.

c.	Removal of the Chairman from the Office of Chairman. The Chairman may be removed from the office of Chairman of the Board of New Holdco by the vote of at least two-thirds (2/3) of the New Holdco Board (excluding the Chairman in calculating the required vote).

d.	Chairman’s Role and Responsibilities. The role and responsibilities of the Chairman of the New Holdco Board shall be set forth in the Articles of Association and the Corporate Governance Guidelines of the New Holdco Board and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Chairing the New Holdco Board meetings;

ii.	Chairing New Holdco’s shareholders’ meetings;

iii.	Representing New Holdco at investor and other external meetings, in coordination with the Chief Executive Officer as appropriate, it being understood that the Chief Executive Officer and Chief Financial Officer have primary responsibility for representing New Holdco at investor and other external meetings;

iv.	Facilitating effective communication between the New Holdco Board and its shareholders and other stakeholders and, in particular, ensuring that the New Holdco Board is aware of the views of major shareholders;

v.	Setting the agenda for New Holdco Board deliberations, with the assistance of the Chief Executive Officer and the New Holdco Secretary, and ensuring that there is sufficient time for consultation, consideration and decision-making by the New Holdco Board;

vi.	Ensuring that the New Holdco Board and its Audit Committee have access to all the information it deems necessary or desirable to identify and assess the nature and extent of the significant risks faced by New Holdco, including risks related to the implementation of its strategy;

vii.	Promoting a culture of openness and debate by facilitating the contribution of non-executive directors;

viii.	Ensuring that appropriate risk management and other key processes and policies are properly developed and adopted by New Holdco, with the counsel of the Audit Committee; and

ix.	Timely providing all members of the New Holdco Board with all information on facts and developments concerning New Holdco and the New Holdco Group which the New Holdco Board may need to function as required and to properly carry out its duties under applicable Law, the Articles of Association, the Corporate Governance Guidelines and the corporate governance matters set forth in this Annex III, including regarding the New Holdco Group’s long-term plans, the main features of the strategic policy, the general and financial risks, the management and control systems of the New Holdco Group and material compliance with all applicable Laws and regulations.

None of the responsibilities of the Chairman shall limit any responsibility of any of the committees of the New Holdco Board.

5.	New Holdco Board’s Role and Responsibilities. The New Holdco Board is responsible for the overall conduct of the New Holdco Group and has the powers, authorities and duties vested in it by and pursuant to the applicable Laws of Ireland and the Articles of Association. In all its dealings, and subject to their duties and responsibilities as determined by Irish Law, the New Holdco Board shall be guided by the interests of the New Holdco Group as a whole, including but not limited to its shareholders. The New Holdco Board has the final responsibility for the management, direction and performance of New Holdco and the New Holdco Group. Any delegation by the New Holdco Board shall be given in relation to specific matters and specifically authorized by a resolution of the New Holdco Board. In addition to any specific statutory roles and responsibilities as determined by Irish Law, the specific role and responsibilities of the New Holdco Board shall be set forth in the Articles of Association and the Corporate Governance Guidelines of the New Holdco Board and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

a.	Approving significant changes in the nature and scope of the New Holdco Group’s business;

b.	Setting the agenda and proposing resolutions for New Holdco’s shareholders’ meetings including proposals for appointments and removals of New Holdco Board members;

c.	Monitoring New Holdco’s global strategy and evaluating and approving the strategic plan, operational business plan, Integration Plan, performance targets and annual budget for the New Holdco Group and, in each case, any significant changes thereto, in each case presented by management, and monitoring New Holdco’s performance and achievements thereunder;

d.	Nominating and appointing an individual to serve as the Chairman of the New Holdco Board, evaluating the performance of such individual in his or her role as Chairman of the New Holdco Board and suspending or removing such individual from his or her role as Chairman of Board, in each case in a manner consistent with Section 4;

e.	During the Integration Phase, approving the appointment and removal of members of the Management Committee subject to the prior approval of such appointment or removal by the Executive Committee, and, after the Integration Phase, advising the Chief Executive Officer regarding the appointment and removal of members of the Management Committee;

f.	Agreeing on a “Limits of Authority” policy setting forth procedures for approving capital expenditure projects, investments, acquisitions, partnerships, divestments, engineering projects, and financing and capital market transactions (including any capital increases, share repurchases and debt issuances) to be made by New Holdco or any of its Subsidiaries of specified value thresholds.

g.	Approving New Holdco’s individual and consolidated financial statements and accounts, upon recommendation by the Audit Committee;

h.	At least once a year, discussing (i) the functioning of the New Holdco Board, the Chairman of the New Holdco Board, the Chief Executive Officer and the other individual directors, and the conclusions to be drawn on the basis thereof and (ii) the risks of the business and the evaluation by the New Holdco Board of the structure and operation of the internal risk management and control systems and any significant changes thereto; and

i.	Approving any other transaction of any company in the New Holdco Group which the New Holdco Board has subjected to its prior approval.

6.	Meetings of the New Holdco Board.

a.

Frequency and Attendance. The New Holdco Board shall meet at least five (5) times per year and as often as it deems necessary or appropriate or at the request of the Chairman or Chief Executive Officer. No more than one (1) New Holdco Board meeting per year shall be held physically outside the United

Kingdom, absent exigent circumstances; provided that if one (1) New Holdco Board meeting per year is held physically outside the United Kingdom, it shall be held in a suitable jurisdiction consistent with the requirements of Section 2 and no New Holdco Board meeting shall take place in Ireland or Germany. If the Chairman of the New Holdco Board is not able to attend any New Holdco Board meeting in person, then the New Holdco Board shall designate another non-executive director who is able to attend such New Holdco Board meeting in person to chair such New Holdco Board meeting. The Chief Executive Officer shall attend New Holdco Board meetings in person, absent exigent circumstances, and may attend meetings of any committee of the Board, at the invitation of the committee. The foregoing shall be applied equally to meetings of the committees of the New Holdco Board. The New Holdco Board may establish attendance and procedural guidelines consistent with good corporate governance and the requirements of Section 2 for the New Holdco Board and its committees which shall be binding on the directors.

b.	Minutes. The minutes of the New Holdco Board meetings shall generally be adopted at the next meeting. If all members of the New Holdco Board agree on the contents of the minutes, they may be adopted earlier. The minutes may be signed for adoption by the Chairman of the New Holdco Board or such other director as may be designated to chair the meeting in the absence of the Chairman of the New Holdco Board, and shall be made available to all members of the New Holdco Board promptly.

c.	Resolutions. A quorum shall be required for the valid adoption of resolutions by the New Holdco Board, which shall be satisfied in a meeting at which at least the majority of its members are present or represented. Except to the extent expressly provided otherwise and subject to Section 3(h), resolutions of the New Holdco Board shall be adopted by simple majority and each member shall have one vote. A resolution in writing signed by all the directors, or by all the directors being members of a committee, and who are for the time being entitled to receive notice of a meeting or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting or such a committee duly convened and held. In the event of a tie vote with respect to any resolution, the Chairman of the New Holdco Board shall not have a casting or deciding vote.

7.	Committees of the New Holdco Board. The New Holdco Board shall have the following committees, which shall have the following roles and responsibilities:

a.	Executive Committee. The New Holdco Board shall have an Executive Committee, which shall, during the Integration Phase, be comprised of two (2) Linde Class Directors (one of whom will be the Chairman of the New Holdco Board, so long as the Chairman is a Linde Class Director) and two (2) Praxair Class Directors (one of whom will be the Chief Executive Officer, so long as the Chief Executive Officer is a Praxair Class Director). During the Integration Phase, the Executive Committee shall be chaired by the Chairman of the New Holdco Board. The role and responsibilities of the Executive Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Evaluating and approving any investments, acquisitions, partnerships or divestments requiring New Holdco Board approval, that in each case arises between regularly scheduled New Holdco Board meetings and are within value thresholds specified by the New Holdco Board;

ii.	Evaluating and approving any financing or other capital markets transactions requiring New Holdco Board approval, that in each case arises between regularly scheduled New Holdco Board meetings and are within value thresholds specified by the New Holdco Board;

iii.	During the interval between regularly scheduled New Holdco Board meetings, acting upon any other such matters within the competencies of the New Holdco Board that are within value thresholds specified by the New Holdco Board and, in the opinion of the Chairman of the New Holdco Board, should not be postponed until the next regularly scheduled New Holdco Board meeting;

iv.	During the Integration Phase, evaluating and approving any material lay-offs, unless such action is consistent with the Integration Plan or otherwise requires full New Holdco Board approval;

v.	During the Integration Phase, evaluating and approving any divestitures of (A) all or substantially all of the New Holdco Group’s business in any country, (B) all or substantially all of any business line of the New Holdco Group, or (C) any business that is otherwise material to the New Holdco Group, in each case, unless such action is consistent with the Integration Plan or otherwise requires full New Holdco Board approval; and

vi.	During the Integration Phase, evaluating and approving (i) any nomination, removal or appointment of any member of the Management Committee or any Key Executive (as defined below), (ii) any change in the responsibilities delegated or assigned to any member of the Management Committee, or (iii) any change of the line of reporting for any member of the Management Committee.

b.	Audit Committee. The New Holdco Board shall have an Audit Committee, which shall, during the Integration Phase, be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Audit Committee shall be chaired by a Linde Class Director appointed by a majority of the Linde Class Directors. All members of the Audit Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act, and the Audit Committee shall have at least one member who satisfies the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. The role and responsibilities of the Audit Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Assisting the New Holdco Board in its oversight of (w) the integrity of New Holdco’s financial statements, (x) New Holdco’s compliance with legal and regulatory requirements, (y) the independent auditor’s qualifications and independence and (z) the performance of New Holdco’s internal audit functions and independent auditors;

ii.	Recommending to the shareholders of New Holdco the approval of New Holdco’s independent auditor; and

iii.	Preparing the report of the Audit Committee for inclusion in New Holdco’s proxy statement.

c.	Nomination and Governance Committee. The New Holdco Board shall have a Nomination and Governance Committee, which shall, during the Integration Phase, be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Nomination and Governance Committee shall be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. All members of the Nomination and Governance Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act. The role and responsibilities of the Nomination and Governance Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Identifying individuals qualified to become New Holdco Board members;

ii.	Selecting, or recommending that the New Holdco Board select, the director nominees for New Holdco’s next annual shareholders’ meeting, in each case in a manner consistent with Sections 3 and 4;

iii.	Developing and recommending to the New Holdco Board a set of corporate governance guidelines; and

iv.	Overseeing the evaluation of the performance of the New Holdco Board.

d.	Compensation Committee. The New Holdco Board shall have a Compensation Committee, which shall, during the Integration Phase, be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Compensation Committee shall be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. All members of the Compensation Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act. The role and responsibilities of the Compensation Committee shall be established by the New Holdco Board, set forth in a written charter, and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation;

ii.	Reviewing and approving the compensation of the members of the Management Committee, and making recommendations to the New Holdco Board with respect to other executive compensation and any incentive or equity based compensation plans, in each case that are subject to New Holdco Board approval;

iii.	Preparing the report of the Compensation Committee for inclusion in New Holdco’s proxy statement;

iv.	Evaluating the performance of the Chief Executive Officer and members of the Management Committee; and

v.	Developing succession plans for the Chief Executive Officer and the members of the Management Committee, with the counsel of the Chairman of the New Holdco Board.

e.	Exclusion from Committee Membership. Neither Professor Dr. Wolfgang Reitzle nor Mr. Stephen F. Angel shall be a member on any statutorily required committee of the New Holdco Board, including the Audit Committee, the Nomination and Governance Committee and the Compensation Committee.

f.	Vacancies. During the Integration Phase, in the event of any vacancy on any committee, such vacancy shall be filled by a unanimous vote of the remaining members of the New Holdco Board; provided that (i) if such vacancy relates to a Linde Class Director, if the New Holdco Board fails to fill such vacancy within five (5) weeks, such vacancy may be filled by an individual appointed by a majority of the remaining Linde Class Directors, and (ii) if such vacancy relates to a Praxair Class Director, if the New Holdco Board fails to fill such vacancy within five (5) weeks, such vacancy shall be filled by an individual appointed by a majority of the remaining Praxair Class Directors.

g.	Removal. During the Integration Phase, a director may be removed from a committee by a unanimous vote of all other members of the New Holdco Board.

h.	Decisions: During the Integration Phase, decisions of a committee of the New Holdco Board shall be made by majority vote of the entire committee (i.e., at least 3 of 4 directors or at least 4 of 6 directors, as the case may be), unless a higher majority is stated in this Annex III or required under applicable Law.

8.	Chief Executive Officer.

a.	Initial Chief Executive Officer. At the Effective Time, Mr. Stephen F. Angel (or in the event that he is unable or unwilling to hold the position of Chief Executive Officer at the Effective Time, a replacement designated prior to the Effective Time by Praxair) shall serve as the Chief Executive Officer and a member of the New Holdco Board and shall constitute one of the six (1 of 6) Praxair Designees.

b.	Nomination, Appointment and Removal. In the event of the resignation, removal, death or disability of the initial Chief Executive Officer, the vacancy shall be filled by an individual nominated by the Nomination and Governance Committee and appointed by the vote of at least two-thirds (2/3) of the New Holdco Board. The Chief Executive Officer may be removed from the office of the Chief Executive Officer by the vote of at least two-thirds (2/3) of the New Holdco Board (excluding the then-serving Chief Executive Officer if he or she is then serving as a director of the New Holdco Board).

c.	Chief Executive Officer’s Role and Responsibilities. The roles and responsibilities of the Chief Executive Officer shall be established by the New Holdco Board and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Managing and directing the Management Committee;

ii.	After the Integration Phase, appointing and removing members of the Management Committee with the counsel of the New Holdco Board;

iii.	Managing the business of the New Holdco Group together and with the counsel of the members of the Management Committee;

iv.	Preparing a global strategy, a strategic plan, operational business plan and performance targets, together and with the counsel of the Management Committee;

v.	Presenting to the New Holdco Board the integration plan (the “Integration Plan”) for the Integration Efforts and any significant changes thereto;

vi.	Reporting to the New Holdco Board on the progress of the integration of the business of Linde and its Subsidiaries and Praxair and its Subsidiaries (the “Integration Efforts”);

vii.	Directing the implementation and execution of the strategic plans approved by the New Holdco Board, together and with the counsel of the Management Committee; and

viii.	Working closely together with the Chairman of the New Holdco Board and keeping the Chairman of the New Holdco Board and the remainder of the New Holdco Board reasonably informed regarding the activities of the New Holdco Group.

9.	Management Committee. From and after the Effective Time, the New Holdco Group shall have a Management Committee comprised of executive officers of the New Holdco Group that report to the Chief Executive Officer, each of whom shall have an employment agreement with a Subsidiary of New Holdco to the extent required by applicable Law or the requirements of Section 2. The Management Committee shall constitute the senior leadership team of the New Holdco Group. For the avoidance of doubt, the Management Committee shall not be a corporate body or organ of New Holdco and is not a committee or organ of the New Holdco Board. The Management Committee members shall be titled “Executive Officers” of the New Holdco Group and, apart from the Chief Financial Officer, none of them shall hold an office or employment in New Holdco.

a.	Composition during the Integration Phase. The Management Committee shall initially be comprised of the following six (6) Executive Officers and, to the extent specified, individuals:

i.	the Chief Financial Officer, who shall initially be Mr. Matthew J. White (or in the event that he is unable or unwilling to hold the position of Chief Financial Officer at the Effective Time, a replacement designated prior to the Effective Time by Praxair);

ii.	the Head of Global Functions, who shall initially be an individual designated prior to the Effective Time by Praxair;

iii.	the Head of Americas Gases, who shall initially be an individual designated prior to the Effective Time by Praxair;

iv.	the Head of Linde Engineering, who shall initially be Dr. Christian Bruch (or in the event that he is unable or unwilling to hold the position of Head of Linde Engineering at the Effective Time, a replacement designated prior to the Effective Time by Linde);

v.	the Head of APAC Gases, who shall initially be Mr. Sanjiv Lamba (or in the event that he is unable or unwilling to hold the position of Head of APAC Gases at the Effective Time, a replacement designated prior to the Effective Time by Linde); and

vi.	the Head of EMEA Gases, who shall initially be Mr. Bernd Eulitz (or in the event that he is unable or unwilling to hold the position of Head of EMEA Gases at the Effective Time, a replacement designated prior to the Effective Time by Linde).

During the Integration Phase, in the event of the resignation, removal, death or disability of a member of the Management Committee, the replacement thereof shall be nominated by the Chief Executive Officer and approved (A) first by the Executive Committee, (B) if required by a committee charter, then by the applicable committee of the New Holdco Board and (C) then by the New Holdco Board.

During the Integration Phase, any member of the Management Committee may be removed from office upon the request of the Chief Executive Officer with the approval (A) first of the Executive Committee, (B) if required by a committee charter, then of the applicable committee of the New Holdco Board and (C) then of the New Holdco Board.

b.	Composition Following the Integration Phase. Following the Integration Phase, the Management Committee shall be comprised of at least six (6) Executive Officers who shall be appointed by, and may be removed by, the Chief Executive Officer with the counsel of the New Holdco Board.

c.	Management Committee’s Role and Responsibilities. The role and responsibilities of the Management Committee shall be established by the Chief Executive Officer and shall be reviewed from time to time by the New Holdco Board for appropriateness but, as an initial matter, shall include:

i.	Delivering operating results against the strategic plans, operational business plans, performance targets, annual budgets and safety and compliance standards for the New Holdco Group approved by the New Holdco Board;

ii.	Managing the business of the Subsidiaries of New Holdco under the direction of the Chief Executive Officer;

iii.	Directing the implementation and execution of the strategic decisions made by the New Holdco Board, within the mandate provided by the New Holdco Board under the direction of the Chief Executive Officer; and

iv.	Ensuring internal alignment for cohesive and consistent communication both internally and externally to stakeholders.

d.	Initial Direct Reports. The Chief Executive Officer of Linde and the Chief Executive Officer of Praxair, acting jointly, shall appoint the individuals to serve as Key Executives (as defined below) at the Effective Time.

e.	Key Executives during the Integration Phase.

i.

During the Integration Phase, the Chief Executive Officer shall, with the approval of the Executive Committee, have the exclusive right to nominate, appoint and remove his or her direct reports in the following functions: Legal; Lincare; M&A; Strategy & Project Development; Communications; Human Resources; and Integration Managers (such direct reports, the “CEO Direct Reports”). The compensation of the CEO Direct Reports shall be determined by the Chief Executive Officer in accordance with policies approved by the Compensation Committee; provided that all such compensation information shall be provided to the Compensation Committee. During the Integration Phase, each Management Committee member shall, with the approval of the Chief Executive Officer and the Executive Committee, have the exclusive right to nominate, appoint and remove his or her direct reports (such direct reports, together with the CEO Direct Reports, the “Key Executives”). Notwithstanding the foregoing, the nomination, appointment or removal of a Key Executive shall also require the approval of (i) the applicable committee of the New Holdco Board if so provided in its charter, and (ii) the New Holdco Board to the extent necessary to comply with any legal or regulatory requirements. The compensation of each Key Executive who reports to a Management Committee member shall be determined by the Chief Executive Officer, in consultation with the Management Committee member to whom the applicable Key Executive directly reports and in accordance with policies approved by the Compensation Committee; provided that all such compensation information shall be provided to the Compensation Committee.

ii.	Other Executives: During the Integration Phase, each Key Executive shall have the right to nominate, appoint and remove his or her direct reports in accordance with the grandfathering principles agreed between the parties as part of the Integration Plan.

iii.	The following principles shall be used in appointing the initial Key Executives:

1.	Best qualified candidate gets the position;

2.	Key Executives to be selected and appointed before the Effective Time;

3.	Selection to be based upon a list of potential candidates, which will be compiled by the Human Resources departments of Linde and Praxair; and

4.	Aim for Praxair employees transferring to Munich, and Linde employees transferring to Danbury.

f.	Key Executives Following the Integration Phase. Following the Integration Phase, the Chief Executive Officer shall, with the counsel of the New Holdco Board and if required by a committee charter, the approval of the applicable committee of the New Holdco Board, have the exclusive right to nominate and appoint the CEO Direct Reports. Following the Integration Phase, each Management Committee member shall, with the approval of the Chief Executive Officer and if required by a committee charter, the approval of the applicable committee of the New Holdco Board, have the right to nominate and appoint the respective Key Executives that are his or her direct reports.

10.	Integration Planning and Execution. From the date of the Agreement through the end of the Integration Phase and subject to compliance with applicable antitrust Laws, a committee to coordinate the Integration Efforts shall be established and maintained. From the date of the Agreement through the Effective Time (the “Integration Planning Phase”), Praxair and Linde shall jointly establish and maintain such committee, which will be referred to as the “Integration Committee” during such phase. From the Effective Time through the end of the Integration Phase (the “Integration Execution Phase”), the New Holdco Group shall establish and maintain such committee, which will be referred to as the “Steering Committee” during such phase.

a.	Integration Committee. During the Integration Planning Phase, the Integration Committee, comprised of four (4) individuals, who shall be the two (2) individuals then serving as Chief Executive Officer and Chief Financial Officer of Linde and the two (2) individuals then serving as Chief Executive Officer and Chief Financial Officer of Praxair, shall coordinate the Integration Efforts. Decisions of the Integration Committee shall be made by majority vote of the entire committee (i.e., at least 3 of 4 members), provided that, in the event of a tie vote between the Linde representatives and the Praxair representatives with respect to the approval of an economic sanctions plan specified in Section 10(c)(i)(5), the Chief Executive Officer of Praxair shall have the casting vote, and, to the extent a vote of the Integration Committee with respect to such plan has not occurred prior to March 15, 2018, the Chief Executive Officer of Praxair shall be entitled to adopt such plan on behalf on the Integration Committee in a form satisfactory to the Chief Executive Officer of Praxair.

b.	Steering Committee. During the Integration Execution Phase, the Steering Committee, comprised of the Chief Executive Officer, the members of the Management Committee, the General Counsel of the New Holdco Group and the Chief Human Resources Officer of the New Holdco Group, shall coordinate the Integration Efforts. The Steering Committee shall make decisions by consensus, with the Chief Executive Officer having final decision-making authority.

c.	Integration Committee’s/Steering Committee’s Role and Responsibilities.

i.	The role and responsibilities of the Integration Committee during the Integration Planning Phase include:

1.	As part of the Integration Plan, establishing basic guidance for, and supervising, the Integration Efforts in accordance with the term sheet, including determining the locations of central functions in accordance with the term sheet and the rebranding strategy of the New Holdco Group;

2.	As part of the Integration Plan, determining the operating model (organizational set-up including locations, reporting lines, responsibilities for countries, business units, cluster, etc.) in accordance with the term sheet;

3.	Evaluating potential divestitures in connection with obtaining requisite regulatory approval to satisfy the Regulatory Condition;

4.	Developing and revising, as appropriate, the Integration Plan;

5.	Developing and adopting an economic sanctions compliance plan for the New Holdco Group to become effective upon the Effective Time, which plan shall comply with applicable Laws; and

6.	Overseeing and directing the Integration Management Office.

ii.	The role and responsibilities of the Steering Committee during the Integration Execution Phase include:

1.	Coordinating the Integration Efforts; and

2.	Overseeing and directing the Integration Management Office.

d.	Integration Management Office. The Integration Committee during the Integration Planning Phase and the Steering Committee during the Integration Execution Phase shall establish and maintain an Integration Management Office, which shall be comprised of two (2) Integration Managers. During the Integration Planning Phase, one (1) Integration Manager shall be appointed by the Linde Executive Board and one (1) Integration Manager shall be appointed by the Chief Executive Officer of Praxair. The role and responsibilities of the Integration Management Office shall be established by the Integration Committee during the Integration Planning Phase and the Steering Committee during the Integration Execution Phase.

11.	Co-determination. After the Effective Time, New Holdco will respect the statutory co-determination rights of employees at Linde or any other direct or indirect German Subsidiary of New Holdco in accordance with the Laws of Germany, subject to any rights under any applicable domination, profit and loss transfer agreement.

12.	Business Unit Structure.

a.	Operations. From and after the Effective Time, the initial Chief Executive Officer shall be based in Danbury, Connecticut, the initial Chief Financial Officer shall split his time between Danbury, Connecticut and Munich, Germany as appropriate, and operations of the business conducted by the Subsidiaries of New Holdco shall be appropriately divided between Danbury, Connecticut and Munich, Germany, in each case, in line with the term sheet, to help achieve efficiencies for the New Holdco Group while preserving the expertise of employees and access to qualified personnel at both locations.

b.

United Kingdom office. From and after the date of the Agreement, the New Holdco Board shall continue to maintain an office in the United Kingdom, which office may be sublet from Linde or Praxair or one their respective Subsidiaries. The New Holdco Board shall determine from time to time the relevant scope of the activities of the U.K. office of the New Holdco Board, including personnel and responsibilities of such office, in each case consistent with good corporate governance and the requirements of Section 2. The Chief Executive Officer and the Chief Financial Officer shall each have a dedicated office in the United Kingdom with appropriate staff.

c.	Linde AG: At least until a squeeze-out, the CEO of Linde AG will be a German national or a German speaking individual who is familiar with German governance and co-determination.

ANNEX B — OPINION OF PERELLA WEINBERG PARTNERS UK LLP

Perella Weinberg Partners UK LLP 20 Grafton Street London W1S 4DZ T +44 (0) 20 7268 2800 F +44 (0) 20 7268 2900 pwpartners.com

Linde Aktiengesellschaft

Members of the Executive Board (Vorstand)

Klosterhofstr. 1

80331 München

Germany

1 June 2017

Potential Merger between Linde and Praxair

Dear Members of the Executive Board,

We understand that Linde Aktiengesellschaft (“Linde” or the “Company”) is considering a merger between Linde and Praxair, Inc. (“Praxair”) (the “Potential Merger”). According to the terms of the draft Business Combination Agreement (the “BCA”), the Potential Merger would be structured as an all-share merger under which a new holding company (“NewHoldCo”, together with Linde and Praxair, the “Merger Parties”, or each individually, a “Merger Party”) would acquire all of the shares in Praxair by way of a merger of a wholly owned indirect subsidiary of NewHoldCo with and into Praxair and make a public exchange offer to all shareholders of Linde (the “Takeover Offer”) to acquire all of the issued and outstanding shares of Linde (except for Excluded Linde Shares (as defined in the BCA)). Praxair shareholders would receive one NewHoldCo share for one Praxair share and Linde shareholders would receive 1.54 NewHoldCo share for one Linde share (the “Exchange Ratio”). Upon completion of the Potential Merger and assuming a 100% acceptance of the Takeover Offer, Linde shareholders would hold approximately 50.0 per cent, and Praxair shareholders would hold approximately 50.0 per cent of the total share capital of NewHoldCo.

Linde has mandated Perella Weinberg Partners UK LLP (“Perella Weinberg Partners”) as financial advisor in connection with the Potential Merger pursuant to an engagement letter executed between Linde and Perella Weinberg Partners (the “Engagement Letter”). Linde has asked Perella Weinberg Partners to issue an opinion to the Executive Board of the Company (the “Opinion”) regarding the fairness from a financial point of view, of the Exchange Ratio to the Linde shareholders. This Opinion shall be subject to the terms of the Engagement Letter.

This Opinion is solely rendered for purposes of enabling the Executive Board of the Company to form an opinion about the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio to the Company’s shareholders. This Opinion, however, is not rendered for purposes of the reasoned statement, which is to be published by the Executive Board and the Supervisory Board in the course of the Takeover Offer in accordance with § 27 Para. 1 and Para. 3 of the German Securities Acquisition and Takeover Act (WpÜG), and may not be attached to such reasoned opinion.

Partners have limited liability status

Perella Weinberg Partners UK Limited Liability Partnership

Registered Office: 20 Grafton Street, London W1S 4DZ

Registered Number: OC319198

In the context of preparing this Opinion we have:

i.	reviewed certain publicly available financial statements and other business and financial information with respect to Linde and Praxair, including research analyst reports;

ii.	reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of Linde, in each case, prepared by management of Linde (the “Linde Management Forecasts”);

iii.	reviewed certain internal financial statements, analyses, forecasts, and other financial and operating data relating to the business of Praxair, in each case, prepared by management of Praxair (the “Praxair Management Forecasts”);

iv.	reviewed certain publicly available forecasts relating to Linde (the “Linde Public Forecasts”);

v.	reviewed certain publicly available forecasts relating to Praxair (the “Praxair Public Forecasts”);

vi.	discussed the past and current business, operations, financial condition and prospects of Linde and Praxair and reviewed estimates of synergies anticipated from the Potential Merger, prepared by management of Linde (collectively, the “Anticipated Synergies”), with senior executives of Linde;

vii.	discussed the past and current business, operations, financial condition and prospects of Praxair with senior executives of Praxair;

viii.	compared the financial performance of Linde and Praxair with that of certain publicly-traded companies which we believe to be generally relevant;

ix.	compared the financial terms of the Potential Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

x.	reviewed historical premiums paid for securities of certain publicly-traded companies in certain transactions which we believe to be generally relevant;

xi.	reviewed the historical trading prices of the shares of Linde and Praxair;

xii.	reviewed the draft of the BCA dated June 1, 2017; and

xiii.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our Opinion, we have assumed and relied thereupon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this Opinion and have further relied upon the assurances of the management of the Company that, to its knowledge, the information furnished by management for purposes of our analysis does not contain any material omissions or misstatements of material fact. We have assumed, with your consent, that there are no material undisclosed liabilities of Linde or Praxair for which adequate reserves or other provisions have not been made.

With respect to the Linde Management Forecasts, we have been advised by the management of Linde, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Linde as to the future financial performance of Linde and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Praxair Management Forecasts, we have been advised by the management of Praxair, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Praxair as to the future financial performance of Praxair and we express no view as to the assumptions on which they are based. With respect to Linde Public Forecasts and Praxair Public Forecasts, we have assumed, with your consent, that such forecasts are a reasonable basis upon which to evaluate the future financial performance of the Merger Parties and we express no view as to the assumptions on which they are based. We have assumed, with your consent, that the Anticipated Synergies and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Linde to result from the Potential Merger will be realized in the amounts and at the times projected by the management of Linde, and we express no view as to the assumptions on which they are based nor do we assume any responsibility for the accuracy and completeness of such information. We have relied without independent verification upon the assessment by the management of the Company of the timing and risks associated with the integration of Linde and Praxair.

In arriving at our Opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Linde or Praxair, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Linde or Praxair. In addition, we have not evaluated the solvency of any party to the Potential Merger, including under any laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final BCA will not differ in any material respect relevant to our opinion from the form of BCA reviewed by us and that the Potential Merger will be consummated in accordance with the terms set forth in the BCA, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the Potential Merger (including anti-trust, competition or other regulatory approvals), no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on any Merger Party or the contemplated benefits expected to be derived in the Potential Merger. We have also assumed that in direct or indirect connection with the Potential Merger no consequences or effects arise that have an adverse effect on any Merger Party or their respective businesses. We have relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel.

This Opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio to the Company’s shareholders. We have not been asked to, nor do we offer any opinion as to any other term of the Takeover Offer or the form or structure of the Potential Merger or the likely timeframe in which such merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of compensation to be received, if any, by any officers, directors or employees of any parties to the Potential Merger, or any class of such persons. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the BCA or any other related document, nor does our Opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our Opinion does not address the underlying business decision of the Company to enter into the Potential Merger or the relative merits of the Potential Merger as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Company in connection with the Potential Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this Opinion and a significant portion of which is contingent upon the consummation of the Potential Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities that may arise, out of our engagement. During the two year period prior to the date hereof, Perella Weinberg Partners and its affiliates have not provided investment banking services to Praxair or its affiliates for which Perella Weinberg Partners or its affiliates has received compensation. In addition to this engagement, Perella Weinberg Partners and/or its affiliates have in the past advised Linde on various other matters for which we have received compensation. Perella Weinberg Partners and its affiliates may in the future provide investment banking and other financial services to Linde, Praxair and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of NewHoldCo, Linde or Praxair or any of their respective affiliates. The issuance of this Opinion was approved by a fairness opinion committee of Perella Weinberg Partners.

This Opinion by Perella Weinberg Partners is not based on a valuation as is typically carried out by auditors in accordance with German corporate and commercial law and should therefore not be deemed as such. In particular, Perella Weinberg Partners has not prepared a valuation on the basis of the Principles for the Performance of Business Valuations (Grundsätze zur Durchführung von Unternehmensbewertungen - IDW S 1) published by the Institute of Auditors in Germany (Institut der Wirtschaftsprüfer e.V. - IDW) and this Opinion also does not take into account the Principles for the Preparation of Fairness Opinions (Grundsätze für die Erstellung von Fairness Opinions - IDW S 8) published by the Institute of Auditors in Germany (Institut der Wirtschaftsprüfer e.V. - IDW). An assessment regarding the fairness, from a financial point of view, differs in several important aspects from assessments by auditors and from financial assessments in general.

This Opinion is solely for the information and assistance of the Executive Board of the Company in connection with, and for the purposes of its evaluation of, the Potential Merger. This Opinion is not intended to be and does not constitute a recommendation to any Company shareholder or any shareholder of another Merger Party as to how such holder should tender, make any election or otherwise act with respect to the proposed Potential Merger or any other matter and does not in any manner address the prices at which shares of the stock of any Merger Party will trade at any time. In addition, we express no opinion as to the fairness of the Potential Merger to, or any consideration received in connection with the Potential Merger by the holders of any other class of securities, creditors or other constituencies of the Company or any other Merger Party. Our Opinion is necessarily solely based on the information and data received up to the date of this letter and on the financial, macroeconomic, market and other conditions as they currently exist and can be considered at this moment in time. Subsequent circumstances, developments and events which occur, or information and data which we receive, after the date of this letter may have an effect on our Opinion and the underlying assumptions. We do not, however, assume any obligation to update, edit or confirm our Opinion on the basis of new circumstances, developments or events, or otherwise which arise, or information and data which we receive, after the delivery of this Opinion.

This Opinion may not, without our prior written consent, be disclosed to any person or – as a whole or in part – be quoted from or made reference to and it may not be used for any purpose other than the one stipulated herein, except that a copy of this opinion may be included in its entirety in any filing Praxair or NewHoldCo is required to make with the Securities and Exchange Commission in connection with this transaction.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Linde shares.

Yours sincerely,

/s/ PERELLA WEINBERG PARTNERS UK LLP

PERELLA WEINBERG PARTNERS UK LLP

ANNEX C — OPINION OF MORGAN STANLEY BANK AG

Executive Board

Linde AG

Klosterhofstrasse 1

80331 Munich

Germany

June 1, 2017

Members of the Executive Board:

We understand that Linde AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (“Linde”), Praxair, Inc., a Delaware corporation (“Praxair”), Zamalight plc, a public limited company incorporated under the laws of Ireland (“HoldCo”), Zamalight Holdco LLC, a Delaware limited liability company and newly formed wholly-owned subsidiary of Holdco (“US Intermediate Holding Sub”) and Zamalight Subco, Inc., a Delaware Corporation and a newly formed, wholly-owned subsidiary of US Intermediate Holding Sub (“Merger Sub”), propose to enter into a business combination agreement, substantially in the form of the draft dated June 1, 2017 (the “Business Combination Agreement”). The Business Combination Agreement provides for, among other things:

•	HoldCo to make a public exchange offer (the “Public Exchange Offer”) to Linde shareholders by means of an offer document under applicable German law to acquire all of the issued and outstanding ordinary bearer shares of Linde AG, with nil par value (the “Linde Common Stock”), and to exchange these shares into new ordinary shares of HoldCo, nominal value of €0.001 per share (the “HoldCo Common Stock”); and

•	A merger of Merger Sub with and into Praxair (the “Merger”, together with the Public Exchange Offer the “Combination”), with Praxair surviving the Merger as a wholly owned subsidiary of HoldCo.

Linde shareholders tendering into the Public Exchange Offer will receive, in exchange for each share of Linde Common Stock that is tendered and not withdrawn, 1.54 shares of HoldCo Common Stock (the “Linde Exchange Ratio”). Pursuant to the Merger, each share of Praxair common stock, par value $0.01 per share (the “Praxair Common Stock”), other than shares held by Praxair or owned by HoldCo or any direct or indirect wholly-owned subsidiary of Holdco or Praxair (other than such shares held on behalf of third parties), will be converted into the right to receive 1.00 share of HoldCo Common Stock.

The terms and conditions of the Public Exchange Offer and the Merger are more fully set forth in the Business Combination Agreement.

You have asked for our opinion as to whether the Linde Exchange Ratio pursuant to the Business Combination Agreement is fair from a financial point of view to the holders of Linde Common Stock.

For purposes of the opinion set forth herein, we have:

1)	reviewed certain publicly available financial statements and other business and financial information of Linde and Praxair, respectively;

2)	reviewed certain internal financial statements and other financial and operating data concerning Linde and Praxair, respectively;

3)	reviewed certain financial projections prepared by the managements of Linde and Praxair, respectively, and compared those to certain publicly available research analysts estimates;

4)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Combination and related implementation costs, prepared by the managements of Linde and Praxair, respectively;

5)	discussed the past and current operations and financial condition and the prospects of Linde, including information relating to certain strategic, financial and operational benefits anticipated from the Combination, with senior executives of Linde;

6)	discussed the past and current operations and financial condition and the prospects of Praxair, including information relating to certain strategic, financial and operational benefits anticipated from the Combination, with senior executives of Praxair;

7)	reviewed the reported prices and trading activity for Linde Common Stock and Praxair Common Stock;

8)	compared the financial performance of Linde and Praxair and the prices and trading activity of Linde Common Stock and Praxair Common Stock with that of certain other publicly-traded companies comparable with Linde and Praxair, respectively, and their outstanding stock;

9)	reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions;

10)	conducted illustrative intrinsic valuation analyses based on, among other things, the estimated discounted cash flows of Linde and Praxair, respectively;

11)	participated in certain discussions and negotiations among representatives of Linde and Praxair and their respective financial and legal advisors;

12)	reviewed the Business Combination Agreement and certain related documents; and

13)	performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Linde and Praxair, respectively, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Combination, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Linde and Praxair of the future financial performance of Linde and Praxair, respectively. For purposes of our opinion, we have relied, at your direction, on (i) the financial projections concerning Linde prepared by the management of Linde; (ii) the financial projections concerning Praxair prepared by the management of Praxair and (iii) information relating to certain strategic, financial and operational benefits anticipated from the Combination prepared by the management of Linde and Praxair. At your direction, our financial analysis does not consider, and our opinion does not address, the nature, timing or potential financial impact on HoldCo of (i) any disposals that may be required to obtain governmental, regulatory or other approvals and consents required for the proposed Combination and (ii) any post-closing corporate measures, including, but not limited to, the conclusion of a domination and profit/loss transfer agreement or the completion of a squeeze-out. In addition, we have assumed that the Combination will be consummated in accordance with the terms set forth in the Business Combination Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Business Combination Agreement will not differ in any material respect from the draft thereof furnished to us. We have further assumed that the acceptance level of the Public Exchange Offer reaches at least 75% of the outstanding Linde Common Stock. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Combination, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Combination. In addition, we have relied upon, without independent verification, the assessment by the management of Linde as to: (i) the strategic, financial and operational benefits anticipated from the Combination and related implementation costs and (ii) the timing and risks associated with the integration of Linde and Praxair. We are not legal, tax, accounting or regulatory advisors. For the avoidance of doubt, we are not auditors and this opinion is not an IDW S8 letter issued by an auditor. We are financial advisors only and have relied upon, without independent verification, the assessment of Praxair and Linde and their respective legal, tax, accounting or regulatory advisors with respect to legal, tax, accounting or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Linde’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Linde Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Linde or Praxair, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. This opinion does not address the relative merits of the transactions contemplated by the Business Combination Agreement as compared to other business or financial strategies that might be available to Linde, nor does it address the underlying business decision of Linde to enter into the Business Combination or proceed with any other transaction contemplated by the Business Combination Agreement.

We have acted as financial advisor to Linde in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Combination. In the two years prior to the date hereof, we have provided certain financial advisory and financing services for Linde and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to HoldCo and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Praxair, Linde, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Executive Board of Linde and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Praxair or HoldCo is required to make with the Securities and Exchange Commission in connection with this transaction and by the Executive Board of Linde in the Statement of the Executive Board pursuant to Section 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) on the Public Exchange Offer by HoldCo. In addition, this opinion does not in any manner address the prices at which the HoldCo Common Stock or Linde Common Stock will trade following consummation of the Combination or at any time and Morgan Stanley expresses no opinion or recommendation as to whether the shareholders of Linde should tender their shares into the Public Exchange Offer or as to how the shareholders of Praxair should vote at the Praxair shareholders’ meeting to be held in connection with the Combination.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Linde Exchange Ratio pursuant to the Business Combination Agreement is fair from a financial point of view to the holders of Linde Common Stock.

Very truly yours,

MORGAN STANLEY BANK AG

By:	/s/ Jens Maurer	/s/ Moritz Zschoche

	Jens Maurer Managing Director	Moritz Zschoche Executive Director

ANNEX D — OPINION OF GOLDMAN SACHS AG

June 1, 2017

To the Supervisory Board (Aufsichtsrat)

Linde AG

Klosterhofstr. 1

80331 München

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Praxair Inc. (“Praxair”)) of the outstanding non-par value bearer shares (each representing a pro rata amount of the registered share capital of €2.56 per share) (the “Shares”) of Linde AG (the “Company”) of the exchange ratio of 1.540 shares of common stock, nominal value €0.001 per share (the “New Holdco Common Stock”) of Zamalight PLC (“New Holdco”) for each Share tendered in the exchange offer (the “Exchange Ratio”) pursuant to the Business Combination Agreement, dated as of June 1, 2017 (the “Agreement”), by and between Praxair, the Company, New Holdco, Zamalight Holdco LLC, a wholly-owned subsidiary of New Holdco (the “US Intermediate Holding Sub”) and Zamalight Subco, Inc., a wholly-owned subsidiary of US Intermediate Holding Sub (the “Merger Sub”).

The Agreement provides, among other things, for (i) New Holdco to make a public exchange offer (the “Offer”) to acquire all of the Shares (other than the shares that are held in the treasury of the Company or owned by any direct or indirect wholly-owned subsidiary of the Company (other than those held on behalf of third parties)) for which tendering shareholders of the Company will receive in exchange for each Share tendered, the Exchange Ratio, and (ii) the merger of Merger Sub with and into Praxair (the “Merger”), as a result of which Praxair will become a wholly-owned indirect subsidiary of New Holdco and each share of Praxair common stock, par value $0.01 per share, other than shares held in treasury by Praxair or held by New Holdco or any direct or indirect wholly-owned subsidiary of New Holdco or Praxair (other than such shares which are held on behalf of third parties), will be converted into the right to receive 1.00 share of New Holdco Common Stock. Subsequently, New Holdco, the German Intermediate Holding Sub (as defined in the Agreement), the German Intermediate Sub (as defined in the Agreement) or the Company intend to enter into Post-Closing Reorganization (as defined in the Agreement), as to which we express no opinion.

Goldman Sachs AG and its affiliates (collectively, “Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Praxair, New Holdco, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company. We have provided certain financial advisory and/or underwriting services to Praxair and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to the public offering of Praxair’s 1.200% Notes due February 2024 (aggregate principal amount €550,000,000) in February 2016 and as dealer on Praxair’s commercial paper program since 2010. We may also in the future provide financial advisory and/or underwriting services to the Company, Praxair, New Holdco and their respective affiliates for which our Investment Banking Division may receive compensation.

To the Supervisory Board (Aufsichtsrat)

Linde AG

June 1, 2017

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and Praxair, respectively, for the five fiscal years ended December 31, 2016; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Praxair, respectively; certain other communications from the Company and Praxair to their respective shareholders; certain publicly available research analyst reports for the Company and Praxair; and certain internal financial analyses and forecasts for the Company prepared by its management and for Praxair prepared by its management and certain financial analyses and forecasts for New Holdco prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and Praxair to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Praxair regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Praxair; reviewed the reported price and trading activity for the Shares and shares of Praxair Common Stock; compared certain financial and stock market information for the Company and Praxair with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the industrial gases industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of New Holdco, the Company or Praxair or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on New Holdco, the Company or Praxair or on the expected benefits of the Transaction in any way meaningful to our analysis. We have further assumed that the acceptance level of the Offer reaches at least 75 % of the Shares as such is required under the Agreement and that as part of a Post-Closing Reorganization a domination agreement and/or squeeze-out is consummated. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including any Post-Closing Reorganization, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Praxair, or class of such persons, in connection with the Transaction, whether relative the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at

To the Supervisory Board (Aufsichtsrat)

Linde AG

June 1, 2017

which the New Holdco Common Stock or the Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Praxair or New Holdco or the ability of the Company, Praxair or New Holdco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Supervisory Board of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

This opinion is not, and should not be construed to be, a valuation opinion (Wertgutachten) of the type rendered by qualified auditors under the requirements of the corporate laws of Germany. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and from accounting valuations generally. Finally, this opinion has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

GOLDMAN SACHS AG

/s/ Thomas Schweppe	/s/ Axel Hoefer

ANNEX E — OPINION OF BANK OF AMERICA MERRILL LYNCH INTERNATIONAL

LIMITED ZWEIGNIEDERLASSUNG FRANKFURT AM MAIN

1 June 2017

Supervisory Board

Linde AG

Klosterhofstrasse 1

80311 Munich

Germany

Members of the Supervisory Board:

We understand that Linde AG (“Linde”) proposes to enter into a Business Combination Agreement, dated as of 1 June 2017 (the “Business Combination Agreement”), among Linde, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, Praxair, Inc., a Delaware corporation (“Praxair”), Zamalight PLC, a public limited company organised under the laws of Ireland (“New Holdco”), Zamalight Holdco LLC, a Delaware limited liability company and newly formed wholly owned subsidiary of New Holdco (“US Intermediate Holding Sub”), and Zamalight Subco, Inc., a Delaware corporation and newly formed, wholly owned subsidiary of US Intermediate Holding Sub (“MergerSub”), which will provide, among other things, (i) for New Holdco to make a public exchange offer (the “Exchange Offer”) to acquire all of the issued and outstanding, no-par value bearer shares of Linde (“Linde Shares”), subject to the conditions set forth in the Exchange Offer document, and (ii) upon closing of the Exchange Offer, for the merger of MergerSub with and into Praxair (the “Merger” and, together with the Exchange Offer, the “Combination”), with Praxair continuing as the surviving corporation and a wholly owned indirect subsidiary of New Holdco. As set forth more fully in the Business Combination Agreement, (i) pursuant to the terms and conditions of the Exchange Offer, tendering Linde shareholders will receive, in exchange for each outstanding Linde Share tendered, 1.540 (the “Exchange Ratio”) ordinary shares of New Holdco (each such share a “New Holdco Share”), and (ii) pursuant to the terms and conditions of the Merger, each share of Praxair common stock, par value $0.01 per share (the “Praxair Shares”) will be converted into a right to receive one New Holdco Share. The terms and conditions of the Combination are more fully set forth in the Business Combination Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Linde

Shares of the Exchange Ratio provided for in the Combination. In connection with this opinion, we have, among other things:

(a)	reviewed certain publicly available business and financial information relating to Linde and Praxair;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Linde furnished to or discussed with us by the management of Linde, including certain financial forecasts relating to Linde prepared by the management of Linde (such forecasts, “Linde Forecasts”);

(c)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Praxair furnished to or discussed with us by the management of Praxair, including certain financial forecasts relating to Praxair prepared by the management of Praxair (such forecasts, “Praxair Forecasts”);

(d)	reviewed certain estimates as to the amount and timing of cost savings (the “Synergies”) anticipated by the managements of Linde and Praxair to result from the Combination as well as additional transaction-related costs;

(e)	discussed the past and current business, operations, financial condition and prospects of Linde with members of senior management of Linde and discussed the past and current business, operations, financial condition and prospects of Praxair with members of senior management of Praxair;

(f)	reviewed the potential pro forma financial impact of the Combination on the future financial performance of New Holdco, including the potential effect on New Holdco’s estimated earnings per share;

(g)	reviewed the trading histories for Linde Shares and Praxair Shares and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(h)	compared certain financial and stock market information of Linde and Praxair with similar information of other companies we deemed relevant;

(i)	compared certain financial terms of the Combination to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(j)	reviewed the relative financial contributions of Linde and Praxair to the future financial performance of New Holdco on a pro forma basis;

(k)	reviewed a draft, dated 30 May 2017 of the Business Combination Agreement (the “Draft Business Combination Agreement”); and

(l)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Linde and Praxair that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Linde Forecasts, we have been advised by Linde, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Linde as to the future financial performance of Linde. With respect to the Praxair Forecasts, we have been advised by Praxair, and have assumed, with the consent of Linde, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Praxair as to the future financial performance of Praxair and other matters covered thereby. We have relied, at the direction of Linde, on the assessments of the managements of Linde and Praxair as to Praxair’s ability to achieve the Synergies and have been advised by Linde, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Linde or Praxair, nor have we made any physical inspection of the properties or assets of Linde or Praxair. We have not evaluated the solvency or fair value of Linde or Praxair under any laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Linde, that the Combination will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Combination, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Linde, Praxair or the contemplated benefits of the Combination. We have also assumed, at the direction of Linde, that the final executed Business Combination Agreement will not differ in any material respect from the Draft Business Combination Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Combination (other than the Exchange Ratio, to the extent expressly specified herein), including, without limitation, the form or structure of the Combination. We were not requested to, and we did not, participate in the negotiation of the terms of the Combination, nor were we requested to, and we did not, provide any advice or services in connection with the Combination other than the delivery of this opinion. Our opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand Linde has received such advice as it deems necessary from qualified professionals. We express no view or opinion as to any such matters. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Linde or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Linde Shares, and no opinion or view is expressed with respect to any consideration received in connection with the Combination by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Combination, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Combination in comparison to other strategies or transactions that might be available to Linde or in which Linde might engage or as to the underlying business decision of Linde to proceed with or effect the Combination. We are not expressing any opinion as to what the value of New Holdco Shares actually will be when issued or the prices at which New Holdco Shares, Linde Shares, Praxair Shares or other Linde or Praxair securities will trade at any time, including following announcement or consummation of the Combination. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Combination or any related matter.

Our Fairness Opinion does not constitute and is not intended to be, nor shall it be interpreted or considered as, a valuation report (Wertgutachten) as typically prepared by qualified auditors pursuant to German corporate law requirements (e.g. a company valuation pursuant to the Principles for the Performance of Business Valuations (IDW S1) published by the Institute of German Auditors (“IDW”), including, but not limited to, a company valuation for purposes of the conclusion of a domination and profit and loss transfer agreement), and an expression of fairness from a financial point of view differs in a number of material aspects from such valuation performed by an auditor and from accounting valuations generally. Also, our Fairness Opinion has not been prepared in accordance with the Principles for the Preparation of Fairness Opinions (IDW S8) published by the IDW.

We have acted as financial advisor to the Supervisory Board of Linde in connection with the Combination solely to render this opinion and will receive a fee for our services, which is payable in connection with the rendering of this opinion. In addition, Linde has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Linde, Praxair and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Linde and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as arranger, bookrunner and lender under certain term loans, letters of credit and leasing for Linde and having provided or providing certain treasury and management services and products to Linde.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Praxair and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, arranger, bookrunner and lender under certain term loans, letters of credit and leasing for Praxair, having provided or providing certain treasury and management services and products to Praxair and having acted as bookrunner for a senior notes offering for Praxair.

For purposes of rendering our opinion, we have not considered any information that may have been provided to us in connection with any such capacity for Linde or Praxair.

It is understood that this letter is for the benefit and use of the Supervisory Board of Linde (in its capacity as such) in connection with and for purposes of its evaluation of the Combination and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Supervisory Board of Linde.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our EMEA Fairness Opinion Review Committee.

This letter may be reproduced in full in any registration statement or proxy or information statement related to the Combination or other shareholder recommendation statement required under applicable U.S. law in connection with the Combination and as an attachment to the reasoned opinion (begründete Stellungnahme) of the Supervisory Board of Linde to be issued pursuant to section 27 of the German Securities Takeover Act (WpÜG). With the exception of the aforementioned permitted disclosure, this letter may not, without our prior written consent, be disclosed to any person or – as a whole or in part – be quoted from or made reference to and it may not be used or relied upon for any purpose other than the one stipulated herein. In the event that we grant our prior written consent to any such disclosure, quotation or reference or in the event this letter is otherwise disclosed to any other person, we will not assume any liability towards such other person. For the avoidance of doubt, no contractual relationship shall exist or arise under any circumstances between such person and us in relation to this letter or the opinion contained in this letter. Furthermore, we have agreed with Linde that no third party is included in the scope of protection of this letter or the opinion contained therein, even if this letter or the opinion contained therein were to be disclosed to such third party with our prior written consent.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Combination is fair, from a financial point of view, to the holders of Linde Shares.

Yours faithfully,

/s/ BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

ZWEIGNIEDERLASSUNG FRANKFURT AM MAIN

ANNEX F — OPINION OF CREDIT SUISSE SECURITIES (USA) LLC

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

May 31, 2017

Praxair, Inc.

10 Riverview Drive

Danbury, CT 06810

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Praxair, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, of the Praxair Exchange Ratio (as defined below) in the Transaction (as defined below) pursuant to the Business Combination Agreement (the “Agreement”) to be entered into by and among Linde Aktiengesellschaft (“Linde”), the Company, Zamalight PLC (“New Holdco”), Zamalight Holdco LLC, a newly formed, wholly owned subsidiary of New Holdco (“US Intermediate Holding Sub”), and Zamalight Subco, Inc., a newly formed, wholly owned subsidiary of US Intermediate Holding Sub (“Merger Sub”). You have advised us that, among other things, pursuant to the Agreement (i) New Holdco will make a public exchange offer (the “Offer”) to acquire all of the issued and outstanding, no-par value bearer shares of Linde (each, a “Linde Share”), pursuant to which each Linde Share acquired pursuant to the Offer will be exchanged for 1.540 (the “Linde Exchange Ratio”) ordinary shares (“New Holdco Shares”) of New Holdco, and (ii) immediately following the completion of the exchange of Linde Shares for New Holdco Shares pursuant to the Offer, Merger Sub will merge with the Company (the “Merger” and, after giving effect to the exchange of Linde Shares for New Holdco Shares pursuant to the Offer, the “Transaction”), each issued and outstanding share of Company Common Stock will be converted into the right to receive one (the “Praxair Exchange Ratio”) New Holdco Share, and the Company will become a wholly owned subsidiary of New Holdco.

For purposes of our analyses and opinion we have, with your agreement, assumed that (i) all of the issued and outstanding Linde Shares will be exchanged for New Holdco Shares at the Linde Exchange Ratio pursuant to the Offer, (ii) except as would not be material to our analyses or opinion, immediately following the consummation of the Merger and the Offer the only assets and liabilities of New Holdco will be the consolidated assets and liabilities of the Company and Linde immediately prior to the consummation of the Merger and the Offer, and (iii) immediately following the consummation of the Merger and the Offer, the issued capital of New Holdco will solely consist of the New Holdco Shares issued in the Merger or upon completion of the exchange of Linde Shares for New Holdco Shares pursuant to the Offer.

In arriving at our opinion, we have reviewed a draft, dated May 25, 2017, of the Agreement and certain publicly available business and financial information relating to the Company and Linde. We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company prepared and provided to us by the management of the Company (the “Company Projections”). We have also reviewed certain other information relating to Linde, including financial forecasts relating to Linde prepared and provided to us by the management of Linde (the “Linde Projections”) and an extension thereof prepared and provided to us by the management of the Company (the “Company Projections for Linde”). In addition, as discussed with the management of the Company, for purposes of our analyses and opinion, the Linde Projections and the Company Projections for Linde were converted from Euros to United States dollars based on, among other things, publicly available forward exchange rates for the major currencies in which Linde derives its revenues. We have also reviewed certain estimates jointly prepared and provided to us by the managements of the Company and Linde with respect to the cost savings and synergies anticipated by the managements of the Company and Linde to result from the Merger and the Offer (the “Synergies”). We have also spoken with the managements of the

Praxair, Inc.

10 Riverview Drive

Danbury, CT 06810

May 31, 2017

Company and Linde regarding the Merger and the Offer and the business and prospects of the Company, Linde and the pro forma combined entity resulting from the Merger and the Offer. We have also considered certain financial and stock market data of the Company and Linde, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Linde, respectively. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, at your direction and with your consent, we have assumed and relied upon such information being complete and accurate in all respects. With respect to the Company Projections, management of the Company has advised us and we have assumed that the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company for the fiscal years contemplated therein. With respect to the Linde Projections, management of Linde has advised us and we have assumed that the Linde Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Linde as to the future financial performance of Linde for the fiscal years contemplated therein. With respect to the Company Projections for Linde, management of the Company has advised us and we have assumed that the Company Projections for Linde have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Linde for the fiscal years contemplated therein. With respect to the Synergies anticipated by managements of the Company and Linde to result from the Merger and the Offer, the managements of the Company and Linde have advised us and we have assumed that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the managements of the Company and Linde as to such cost savings and synergies. We express no view or opinion with respect to the Company Projections, the Linde Projections, the Company Projections for Linde, the Synergies or the assumptions and methodologies upon which they are based and, at the direction of management of the Company, we have assumed that the Synergies will be realized in the amounts and the times indicated thereby. At the direction of management of the Company, we have further assumed that the Company Projections, the Linde Projections, the Company Projections for Linde and the Synergies are a reasonable basis on which to evaluate the Company, Linde and the Transaction and we have used and relied upon such estimates and judgments for purposes of our analyses and opinion.

In addition, we have relied upon, without independent verification the assessments of the management of the Company with respect to the ability of the pro forma combined entity to integrate the businesses of the Company and Linde. With your consent, we also have assumed that, except as would not be material to our analyses or opinion, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger and the Offer, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Linde or the contemplated benefits of the Merger and the Offer. With your agreement, for purposes of our opinion, we did not evaluate or consider the impact of any potential divestitures of businesses or assets that may be required or any limitations, restrictions or conditions that may be imposed by any governmental or regulatory authority in connection with or as a condition or result of the Merger and the Offer. With your consent we have also assumed that the Merger and the Offer will be consummated in accordance with all applicable foreign, federal, state and local laws and in accordance with the terms of the Agreement, including the Offer, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or opinion. In addition, we have not been requested to make, and have not

Praxair, Inc.

10 Riverview Drive

Danbury, CT 06810

May 31, 2017

made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Linde, nor have we been furnished with any such evaluations or appraisals. We have also assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Praxair Exchange Ratio in the Transaction pursuant to the Agreement in the manner set forth herein and does not address any other aspect or implication of the Merger, the Offer, the Agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise, including without limitation any potential post-closing reorganization or sale, divestiture, spin-off, split-off or other disposition of any businesses or assets of the Company, Linde or the pro forma combined entity resulting from the Offer and the Merger. In addition, other than assuming that the exchange pursuant to the Offer will be consummated immediately prior to the Merger, our opinion does not address or otherwise take into account any terms, aspects or implications of the exchange pursuant to the Offer or the structure of the Merger or the Offer or any fees or expenses incurred as a result thereof. Furthermore, our opinion does not address (i) the fairness of the Linde Exchange Ratio to any participant in the Merger and the Offer or any of their respective security holders, (ii) the fairness of the Linde Exchange Ratio relative to the Praxair Exchange Ratio or (iii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Merger and the Offer, or class of such persons, relative to the Praxair Exchange Ratio, the Linde Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

We have not investigated or otherwise evaluated, and our opinion does not address, the potential effects of the Merger and the Offer or any related actions or transactions on the credit ratings of the Company, Linde or New Holdco, the foreign, federal, state or other taxes or tax rates payable by the Company, Linde or New Holdco or any regulatory or other fees and expenses payable by the Company, Linde or New Holdco and, with your consent, have assumed that, except as would not be material to our analyses or opinion, such credit ratings, taxes and tax rates and such regulatory and other fees and expenses will not be adversely affected by or after giving effect to the Merger and the Offer or any related actions or transactions. Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the New Holdco Shares actually will be when issued to the holders of Company Common Stock in the Merger or the prices or ranges of prices at which shares of Company Common Stock, Linde Shares or New Holdco Shares may be purchased or sold at any time. We have assumed that the New Holdco Shares to be issued in the Merger and the Offer will be approved for listing on the regulated market of the Frankfurt Stock Exchange and the New York Stock Exchange prior to the consummation of the Merger and the Offer. Our opinion does not address the relative merits of the Merger and the Offer as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Merger and the Offer.

Praxair, Inc.

10 Riverview Drive

Danbury, CT 06810

May 31, 2017

We have acted as financial advisor to the Company in connection with the Merger and the Offer and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger and the Offer. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and/or are currently providing investment banking and other financial advice and services to the Company, Linde and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation including, among other things, during the past two years, with respect to the Company and its affiliates, having acted as joint book-running manager of offerings of debt securities by the Company in January, 2015 and February, 2016. We are also a lender under the Company’s revolving credit facility. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, Linde, New Holdco and their affiliates for which advice and services we and our affiliates would expect to receive compensation. If requested by the Company, we may participate in financings, refinancings and related transactions for the Company, Linde and/or the pro forma combined entity resulting from the Offer and the Merger. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Merger and the Offer and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Linde and any other company that may be involved in the Merger and the Offer, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Merger and the Offer and does not constitute a recommendation to the Board with respect to the Merger or the Offer or advice or a recommendation to any holder of Company Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger or the proposed Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Praxair Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

ALTERNATE INFORMATION FOR THE EXCHANGE OFFER PROSPECTUS

1.	The exchange offer prospectus will be attached as Annex 3 to the exchange offer document and the following cover page will be added:

Information pursuant to Section 2 no. 2 of the Takeover Offer Regulation in conjunction with Section 7 Securities Prospectus Act (Wertpapierprospektgesetz) and the Commission Regulation (EC) No 809/2004 (April 29, 2004), as amended, implementing Directive 2003/71/EC of the European Parliament and of the Council regarding information contained in prospectuses, as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements

Regarding the information included in this Annex 3 of this Offer Document, the following should also be taken into account:

I.	References in this Annex 3 to this “document” or the “prospectus” should — in the context of this Offer Document — be read as references to this Annex 3.

II.	The Bidder will update this Offer Document to the extent permissible and required under the Takeover Act, and will comply with its obligation under U.S. law, and will comply with its obligation under the Securities Exchange Act of 1934, as amended, to inform security holders of any material change in the information published, sent or given to security holders. The Bidder will also, as applicable, publish additional accompanying information regarding the Exchange Offer, which will be made available on the Bidder’s website at http:// www.lindepraxairmerger.com/, and, to the extent required by applicable law, will file such information in the English language on the SEC’s website at http://www.sec.gov.

III.	All notifications and announcements required according to the Takeover Act will also be published on the Internet at the website http:// www.lindepraxairmerger.com/ (in the German and English languages) and in the German language in the German Federal Gazette (Bundesanzeiger). The Bidder will also file such notifications and announcements in English language with the SEC at http://www.sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

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2.	The section entitled “Questions and Answers — About the Merger and the Praxair Special Meeting” in the proxy statement/prospectus will be replaced with the following:

About the Exchange Offer

Q:	What will Linde shareholders receive in the exchange offer?

A:	In the exchange offer, Linde shareholders will have the right to exchange each of their Linde shares for 1.540 Linde plc shares (which is herein referred to as the “exchange offer consideration”).

No fractional Linde plc shares will be exchanged for any Linde shares tendered in the exchange offer by any Linde shareholder. Each holder of Linde shares validly tendered into the exchange offer who would otherwise have been entitled to receive a fraction of a share of Linde plc shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its custodian bank for the account of all such holders of Linde plc shares which would otherwise be issued. The sale of such shares by Clearstream and the custodian banks will be executed on the NYSE and/or the Frankfurt Stock Exchange, and will be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of such shares will be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Linde shares. The net proceeds of such sale will be distributed to the holders of tendered Linde shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde plc shares will be determined on the average net proceeds per Linde plc share. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of tendered Linde shares in lieu of fractional interests, the custodian banks shall make available such amounts to such holders of tendered Linde shares. Any such sale will be made within ten business days or such shorter period as may be required by applicable law after the completion of the exchange offer. As used in this document, “business day” means any day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or New York, New York, are generally closed, except when the context requires otherwise.

Q:	What will happen to Linde share options and matching rights following the exchange offer?

A:	Linde shall terminate the Linde Long Term Incentive Plan 2012 (which is herein referred to as the “Linde LTIP”) as follows (and such termination date shall be referred to as the “Linde LTIP termination time”): with respect to any holder who is a member of the Linde executive board, the Linde LTIP termination time will occur upon the post-completion reorganization of Linde taking effect within 18 months after the consummation of the exchange offer, and with respect to any other holder of Linde equity awards, the Linde LTIP termination time will occur immediately after the consummation of the exchange offer.

At the Linde LTIP termination time, each option to purchase Linde shares (which is herein referred to as a “Linde stock option”) will be terminated in exchange for a cash payment determined in good faith (nach billigem Ermessen) by Linde considering certain criteria specified in the Linde LTIP conditions, including (i) the degree of the achievement of the performance targets set forth in the Linde LTIP at the time of consummation of the exchange offer, (ii) the elapsed time of the waiting period applicable for the respective Linde LTIP tranches up to the time of consummation of the exchange offer, and (iii) the market capitalization and the business prospects of Linde, as they were expected to develop without taking into consideration the exchange offer and its consummation. Similarly, each right to receive matching Linde shares (which is herein referred to as a “Linde matching share right”) will be terminated in exchange for a cash payment determined in good faith (nach billigem Ermessen) by Linde considering, to the extent applicable to such instruments, the criteria specified with respect to Linde stock options.

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Following the termination of the Linde LTIP in accordance with the foregoing, Linde plc will grant to the beneficiaries replacement equity awards in the form of (i) Linde plc stock options, in respect of terminated Linde stock options, and (ii) Linde plc RSUs, in respect of terminated Linde matching share rights. The number of Linde plc stock options and Linde plc RSUs awarded to a beneficiary will reflect (i) the number of equity awards of the relevant type outstanding as of closing of the exchange offer, (ii) multiplied by the exchange ratio, (iii) adjusted to reflect, on a prorated basis, the remaining portion of the respective four-year waiting period for each tranche and (iv) further adjusted to reflect Linde’s good faith consideration of the criteria set forth in the Linde LTIP conditions (to the extent applicable) in determining the cash payments upon termination.

The Linde plc stock options will have an exercise price equal to the nominal value strike price that applied to the terminated Linde stock options, adjusted for the exchange ratio. The waiting period for each tranche of Linde plc stock options and Linde plc RSUs will correspond to the remainder of the original waiting periods under the Linde LTIP and the exercise period in respect of the Linde plc stock options will be the same as the exercise period that applied to the terminated Linde stock options. Vesting of the Linde plc stock options and Linde plc RSUs will be conditioned on continued employment through the applicable waiting periods (subject to certain “good leaver” provisions). To become entitled to exercise Linde plc stock options and to earn Linde plc RSUs, each beneficiary who belonged to certain top management levels of the Linde remuneration system must hold a specified number of Linde plc shares until the expiry of the waiting periods applicable to the corresponding Linde plc RSUs. For all other beneficiaries such holding of Linde plc shares is voluntary but required to earn Linde plc RSUs.

Q:	Will Linde shareholders be subject to taxation on the Linde plc shares received in the exchange offer?

A:	The exchange offer is expected to be an exchange described in Section 351(a) of the Code and may also be a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Consequently, a U.S. holder who receives Linde plc shares pursuant to the exchange offer will not recognize any income, gain or loss except for any cash received in lieu of a fractional Linde plc share.

For a further discussion of certain U.S. federal income tax consequences of the business combination to Linde shareholders, see “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Exchange Offer to U.S. Holders of Linde Shares.”

For a summary of certain U.K. tax consequences for certain Linde shareholders who are resident and, in the case of an individual, domiciled exclusively in the United Kingdom for U.K. tax purposes, see “Material U.K. Tax Consequences — Exchange offer — Taxation of chargeable gains” and “Material U.K. Tax Consequences — Exchange offer — Stamp duty and stamp duty reserve tax”.

For a further discussion of certain German tax consequences of the business combination to Linde shareholders, see “Material German Tax Consequences.”

Under Irish tax law, holders of Linde shares who are not tax resident in Ireland and who do not have a branch or agency in Ireland through which a trade is carried on and to which the holding of such shares is attributable will not be subject to Irish tax as a result of the business combination. For a further discussion of certain Irish tax consequences of the business combination to Linde shareholders, see “Material Tax Considerations —Material Irish Tax Considerations.”

Tax matters are very complicated and the tax consequences of the merger to each holder of Linde shares may depend on such shareholder’s particular facts and circumstances. Holders of Linde shares are urged to consult their own tax advisors to understand fully the tax consequences to them of the exchange offer.

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Q:	How long do Linde shareholders have to decide whether to exchange their shares?

A:	The initial period of time in which the exchange offer will be open (which is herein referred as the “acceptance period”) starts on [—], 2017. The acceptance period will expire at 12:00 midnight, at the end of [—], 2017, Central European Summer Time, unless extended. Following the end of the acceptance period, and if all conditions to the exchange offer (other than the regulatory condition) have been satisfied or, where permissible, waived, the German Takeover Act provides an additional acceptance period of two weeks. The additional acceptance period is a two-week period beginning the day after the publication of the results of the acceptance period during which Linde shareholders may accept, but not withdraw from, the exchange offer. In accordance with the German Takeover Act and customary banking practice in Germany, Linde plc intends to publish the results of the acceptance period three business days after the end of the acceptance period and the results of the additional acceptance period three business days after the expiration of the additional acceptance period.

Q:	What is the procedure for exchanging Linde shares?

A:	In order for a holder of Linde shares to validly tender Linde shares, (i) the custodian bank holding such shares must, prior to the end of the acceptance period or prior to the expiration of the additional acceptance period, receive such holder’s written declaration of acceptance, and (ii) such holder must instruct his or her custodian bank to transfer the Linde shares to his or her custody account.

Q:	Until what time can the Linde shares be withdrawn?

A:	Linde shareholders who have accepted the exchange offer may withdraw their Linde shares at any time during the acceptance period, including any extension thereof. The additional acceptance period, if any, is not an extension of the acceptance period and will commence following the acceptance period, including any extension thereof, as required by the German Takeover Act. Following the end of the acceptance period, withdrawal rights will cease, and any Linde shares tendered in the exchange offer cannot be withdrawn even if tendered during the additional acceptance period. There will be no withdrawal rights during any additional acceptance period or, if applicable, a put right period (as described in “The Exchange Offer — Withdrawal Rights”).

Q:	What is the procedure to withdraw previously tendered Linde shares?

A:	To withdraw previously tendered Linde shares prior to the expiration of the acceptance period (after which there will be no withdrawal rights), a written notice of withdrawal must be received by the custodian bank holding Linde shares for a Linde shareholder prior to the end of the acceptance period. The written notice of withdrawal must specify the number of Linde shares withdrawn and instruct the custodian bank holding the shares to transfer the shares into ISIN DE0006483001 at Clearstream Aktiengesellschaft, Germany (as described in “The Exchange Offer — Withdrawal Rights”).

Q:	Can tendered Linde shares be traded?

A:	Yes. Linde shareholders who tender their Linde shares in the exchange offer during the acceptance period or additional acceptance period may sell these tendered Linde shares in the open market. Linde plc will obtain a new ISIN (WKN) for tendered Linde shares which will permit trading in such shares on an as-tendered basis on the regulated market (Regulierter Markt) (Prime Standard) of the Frankfurt Stock Exchange and on the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich, Stuttgart as well as on the Tradegate Exchange and on the open market (Freiverkehr) of the Hanover stock exchange, as of the third trading day after the commencement of the acceptance period. Linde shareholders who tender their shares during the additional acceptance period will be able to trade their “as-tendered” shares immediately after tendering. Linde plc expects that trading of the tendered Linde shares and Linde shares put during the put right period, if any, on the regulated market of the Frankfurt Stock Exchange and all other German stock exchanges will cease after the end of the regular stock exchange trading hours one day after publication of the satisfaction of the regulatory condition or, if later, after publication of the end of the additional acceptance period.

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Trading of tendered shares on an “as-tendered” basis on a regulated market is market practice in Germany. The sale of an as-tendered share does not affect its status as tendered, and such tendered share will be exchanged in the exchange offer unless validly withdrawn. As a result, while tendered shares may not be withdrawn after the end of the acceptance period, tendering Linde shareholders will be able to trade their tendered shares on an “as-tendered” basis until the end of the regular stock exchange trading hours one day after publication of the satisfaction of the regulatory condition or, if later, after publication of the end of the additional acceptance period. Linde shareholders who have validly tendered their shares and who wish to sell those shares in the as-tendered market should contact their broker.

Any person acquiring tendered Linde shares will assume all rights and obligations arising from the prior acceptance of the exchange offer.

Q:	Can ADRs be tendered?

A:	ADRs are not subject to the exchange offer. However, pursuant to the deposit agreement, holders of ADRs may exchange their ADRs for Linde shares and then tender such Linde shares in the exchange offer.

Each ADR evidences one American Depositary Share, which represents the beneficial interest in one tenth of a Linde share deposited with the depositary. The American Depositary Shares are deposited with the depositary pursuant to the deposit agreement between the depositary and Linde AG. Pursuant to the deposit agreement, holders of ADRs may present their ADRs to the depositary for cancelation and receive the underlying Linde shares and then may tender such Linde shares in the exchange offer. The exchange process may take several days, and holders of ADRs should take this additional time requirement into account when making their decision whether to participate in the exchange offer. Holders of ADRs should contact the depositary in case they have questions in relation to the exchange of the ADRs in Linde shares.

Q:	Can the exchange offer be extended and, if so, under what circumstances?

A:	Subject to applicable rules and regulations of the SEC and the terms and the conditions to the exchange offer, the exchange offer will be extended (1) by two weeks in accordance with Section 21(5) of the German Takeover Act if the amendment of the exchange offer is published (as described below) within the last two weeks prior to the end of the acceptance period; or (2) if a competing offer (konkurrierendes Angebot) as defined in Section 22(1) of the German Takeover Act is made by a third party during the acceptance period, and if the acceptance period for the exchange offer expires prior to the expiration of the competing offer, the end of the acceptance period will be the date on which the competing offer expires.

Pursuant to the German Takeover Act and applicable rules and regulations of the SEC, the acceptance period will also be extended in the case of a material change in the information published, sent or given to Linde shareholders.

If the acceptance period is extended, Linde shareholders may withdraw their tendered Linde shares until the end of the acceptance period, as extended. See “— Withdrawal Rights.” The additional acceptance period, if any, is not an extension of the acceptance period and will commence following the acceptance period, including any extension thereof, as required by the German Takeover Act. Accordingly, Linde shareholders may not withdraw their tendered Linde shares during the additional acceptance period even if tendered during such additional acceptance period.

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Q:	How will Linde shareholders be notified if the exchange offer is extended or the additional acceptance period has commenced?

A:	Linde plc will publish any notices of extension of the acceptance period in compliance with German law and practice without undue delay and no later than one business day following the occurrence of the event that triggered the extension of the extended acceptance period. Notice of the additional acceptance period will be given in the publication of the results of the acceptance period. Linde plc intends to publish such results no later than three business days following the expiration of the acceptance period.

Linde shareholders will be notified in the German and English languages on Linde plc’s website (http://www.lindepraxairmerger.com/) and by notice in the German language in the German Federal Gazette (Bundesanzeiger). An English version of the notice will also be distributed via an electronically operated information dissemination system in the United States. Linde plc will also file such notifications in the English language with the SEC at http://www.sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

Q:	What are the most significant conditions to the exchange offer?

A:	The exchange offer will be subject to a number of conditions, including the minimum acceptance condition, the Praxair requisite vote condition, the regulatory condition, and the other conditions set forth in “The Exchange Offer — Conditions to the Exchange Offer.” The conditions to the exchange offer must be satisfied at or prior to the end of the acceptance period or, where permissible, waived at least one working day prior to the end of the acceptance period, except for the regulatory condition, which may be satisfied after the end of the acceptance period. The regulatory condition must be satisfied within twelve months following the end of the acceptance period, i.e., on or prior to [—], 2018, subject to any extension of the acceptance period, or waived at least one working day prior to the end of the acceptance period. If the regulatory condition is not satisfied on or prior to [—], 2018 (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and will not be consummated. As used in this document, when we refer to a working day, we mean any day other than a Sunday and legal holidays in Germany.

Q:	Will Linde shareholders have to pay any fees or commissions to exchange Linde shares?

A:	Linde shareholders who hold their Linde shares in German custody accounts will not incur any fees and expenses in connection with tendering their Linde shares in the exchange offer (except for the costs of transmitting the declaration of acceptance to their custodian bank). For this purpose, Linde plc pays a customary commission to the custodian banks. However, additional costs and expenses may be charged by custodian banks or foreign investment service providers or otherwise incurred outside the Federal Republic of Germany, which must be borne by the relevant Linde shareholders.

Q:	When do you expect the exchange offer to be completed and when will the exchange offer consideration be transferred?

A:	The timing for consummation of the exchange offer will depend on the satisfaction or waiver of the conditions to the exchange offer. As a result, there can be no certainty as to when, and whether, Linde plc will be able to complete the exchange offer. Except for the regulatory condition, all conditions to the exchange offer must be satisfied at or prior to the end of the acceptance period or, where permissible, waived on or prior to the end of the acceptance period. The regulatory condition need not be satisfied until up to twelve months following the end of the acceptance period, i.e., until [—], 2018, subject to any extension of the acceptance period.

Linde shareholders who validly tender during the acceptance period or the additional acceptance period and do not properly withdraw their tendered Linde shares will receive the exchange offer

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consideration without undue delay on a date no later than seven (7) business days following the later of (i) the publication of the results of the additional acceptance period or (ii) the publication of the satisfaction of the regulatory condition.

If the regulatory condition is not satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and settlement will not occur. As a result, transfer of the exchange offer consideration may be made on a date that is significantly later than the end of the acceptance period or the expiration of the additional acceptance period, or may not occur. Withdrawal rights will cease at the end of the acceptance period.

After the end of the acceptance period Linde shareholders may not withdraw their tendered shares but will be permitted to trade their tendered shares on an “as-tendered” basis as described under “The Exchange Offer — Trading of the Tendered Linde Shares.” If the exchange offer is not completed, shareholders who have tendered their Linde shares in the exchange offer will have their shares rebooked to their accounts.

Q:	How will untendered Linde shares be affected after the exchange offer?

A:	The exchange of Linde shares by Linde plc pursuant to the exchange offer and the consummation of the business combination will reduce the number of Linde shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Linde shares held by the public. The liquidity of the public market for Linde shares and the availability of quotations will depend on the number of shareholders holding Linde shares, the aggregate market value of the remaining shares, the interest in maintaining a market in the shares by securities firms and other factors. As of [—], 2017, Linde AG had issued [—] Linde shares, of which [—] shares were outstanding.

The Linde shares are listed on the Frankfurt Stock Exchange (ISIN DE0006483001) and on the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich and Stuttgart. The Linde shares are also traded on the Tradegate Exchange and on the open market (Freiverkehr) of the Hanover stock exchange. The Linde shares are included in the German DAX 30 stock index, among other indices. A significant reduction in free float as a result of the exchange of Linde shares pursuant to the exchange offer or otherwise may result in the Linde shares being removed from the DAX 30 or other stock indices. During the acceptance period and thereafter until satisfaction of or failure to satisfy the last condition of the exchange offer, the Linde shares tendered into the exchange offer shall be included in the stock market trading on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) under a new and separate ISIN. Linde plc expects that the tendered Linde shares will be included in the DAX 30 instead of the untendered Linde shares once Linde plc publishes that the offer acceptance ratio equals at least 50%. Consequently, index funds and other investors who seek to mirror indices such as the DAX 30 stock index may sell or reduce their holdings of (tendered or non-tendered) Linde shares. This could result in a decrease in liquidity and an oversupply of Linde shares, adversely affecting the price of Linde shares. For a more complete discussion on potential consequences in the event that you decide not to tender your Linde shares, see “Risk Factors,” “The Business Combination — Potential Post-Completion Reorganization Regarding Linde” and “The Business Combination — Effect of the Business Combination on the Market for Linde Shares.”

Q:	Following the exchange offer, what additional transactions may Linde plc and Linde consider?

A:	Following settlement of the exchange offer, Linde plc intends to pursue a post-completion reorganization with respect to Linde if the relevant ownership threshold for such a post-completion

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reorganization has been reached as a result of or following the exchange offer. A post-completion reorganization could eliminate any minority shareholder interests in Linde AG remaining after the settlement of the exchange offer or allow Linde plc to control Linde to the greatest extent permissible despite any remaining minority shareholder interests. The type of such transaction will primarily depend on the percentage of Linde shares acquired in the exchange offer and, to the extent legally permissible, in the open market or otherwise. Post-completion reorganization transactions are expected to include a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) and may include squeeze-out transactions in accordance with German law.

For instance, Linde plc (directly or through German Intermediate Holding AG) may enter into a domination agreement and/or a profit and loss transfer agreement with Linde AG. Under a domination agreement, Linde plc would be able to give legally binding instructions to the executive board of Linde AG. Under a profit and loss transfer agreement, Linde AG would transfer its annual profits and losses to Linde plc. Both a domination agreement and a profit and loss transfer agreement are agreements between affiliated business entities under the German Stock Corporation Act (Aktiengesetz). Such agreements must be approved at a meeting of shareholders of Linde AG by a majority of at least 75% of the share capital represented at the meeting.

Alternatively, or in addition to a domination agreement and/or a profit and loss transfer agreement, Linde plc may, under certain circumstances, commence a squeeze-out with respect to Linde shares that Linde plc does not already own (directly or through German Intermediate Holding AG and German Intermediate Holding GmbH) after settlement of the exchange offer. A squeeze-out transaction may be effected in three ways: (1) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act, if Linde plc directly or through German Intermediate Holding AG and German Intermediate Holding GmbH holds at least 90% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde; (2) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act, if Linde plc directly or through German Intermediate Holding AG and German Intermediate Holding GmbH holds at least 95% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde; or (3) a takeover squeeze-out pursuant to Section 39a of the German Takeover Act, if Linde plc acquires, in connection with the exchange offer, at least 95% of Linde AG’s share capital, excluding treasury shares and shares held for the account of Linde. If the exchange offer and a potential squeeze-out transaction were completed, Linde AG would become a (direct or indirect wholly-owned) subsidiary of Linde plc. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

In addition to acquiring Linde shares in the exchange offer, Linde plc may, subject to applicable law, purchase additional Linde shares in the open market or otherwise. So long as Linde AG has remaining minority shareholders, it must invite such minority shareholders to annual meetings according to the German Stock Corporation Act. In such annual meetings, these minority shareholders may exercise all shareholder rights under the German Stock Corporation Act, including information rights. Resolutions adopted in such annual meetings can also be contested in court by any minority shareholder under the requirements of Sections 243 et seq. of the German Stock Corporation Act.

We refer to the foregoing transactions that Linde plc may consider after settlement of the exchange offer collectively as the “post-completion reorganization.” Linde shareholders located or resident in the United States will participate in any post-completion reorganization transaction.

Q:	How will Linde shareholders be affected if Linde plc and Linde AG enter into a domination agreement and/or a profit and loss transfer agreement?

A:

Under a domination agreement and/or a profit and loss transfer agreement, each remaining Linde shareholder will be offered to elect either (1) to remain a Linde shareholder and receive, in the case of a domination agreement, an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, annual recurring compensation (Ausgleich)

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pursuant to Section 304 of the German Stock Corporation Act, or (2) to receive adequate exit compensation in exchange for its Linde shares pursuant to Section 305(2) of the German Stock Corporation Act. Although Linde plc currently intends to provide (directly or through German Intermediate Holding AG) the adequate exit compensation only in Linde plc shares, Linde plc may elect to pay such compensation either in Linde plc shares or in cash in its sole discretion. The parties to the domination and/or profit and loss transfer agreement will determine the amount of compensation. A fixed annual payment must be determined and paid to the remaining minority Linde shareholders based on the amount that is likely to be distributed as the average dividend per share, given Linde’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act, and its future earnings prospects. The fixed or variable annual guaranteed dividend or annual recurring compensation may be lower than the dividend payments remaining Linde shareholders would be able to receive, if a domination and profit and loss transfer agreement had not been concluded. When determining the adequate exit compensation for Linde shareholders who elect to receive such compensation in exchange for their Linde shares, Linde plc will use Linde’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the Linde shares. In general, the compensation must not be less than the weighted average market price of Linde shares for the three-month period prior to the announcement of Linde plc’s intention to enter into the domination and/or profit and loss transfer agreement. Following the approval of such transaction by the shareholder meeting of Linde AG and its registration with the competent commercial register, each shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The amount of compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

Q:	How will Linde shareholders be affected in the event of a squeeze-out transaction?

A:	In the event of a squeeze-out transaction, shares of remaining Linde shareholders will be automatically converted into the right to receive adequate compensation — in the case of: (1) a cash merger squeeze-out or a corporate squeeze-out, compensation in cash; or (2) a takeover squeeze-out, the exchange offer consideration or, at the shareholder’s election, all-cash compensation. In the case of a squeeze-out transaction, Linde plc will determine the adequate compensation using Linde’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the Linde shares. In general, the compensation must not be less than the weighted average market price of Linde shares for the three-month period prior to the announcement of Linde plc’s intention to effect such squeeze-out transaction. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by the shareholder meeting of Linde AG and its registration with the competent commercial register, each shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act. The amount of compensation paid for Linde shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the exchange offer consideration. However, appraisal rights are not available in connection with a takeover squeeze-out. If Linde plc is unable to complete a squeeze-out, the remaining Linde shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a profit and loss transfer agreement). See “The Business Combination — Potential Post-Completion Reorganization Regarding Linde.”

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Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this document. You should read carefully the entire document, including the information in the Annexes. See the section entitled “General Information — Where You Can Find More Information; Documents Available for Inspection.” If you are a Linde shareholder and have any questions about the business combination, or if you need additional copies of this document, the Investor Relations team is available at:

+49 89 357571321

Or By Email At:

INVESTORRELATIONS@LINDE.COM

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3.	The section entitled “Summary” in the proxy statement/prospectus will be replaced as follows:

SUMMARY OF THE PROSPECTUS

Summaries comprise disclosure requirements known as elements (“Elements”). These Elements are numbered in Sections A — E (A.1 — E.7). This summary contains all the Elements required to be included in a summary for this type of security and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements. Even though an Element may be required to be inserted in the summary because of the type of security and issuer, it is possible that no relevant information can be given regarding the Element. In such cases, the summary includes a short description of the Element with the words “not applicable”.

A — Introduction and Warnings

A.1	Warnings.

This summary should be read as an introduction to this prospectus (the “Prospectus”).

Any decision to invest in the ordinary shares, each with a nominal value €0.001, in the share capital of Zamalight plc (to be renamed Linde plc prior to the commencement of the offer) (the “Linde plc Shares”) should be based on consideration of this Prospectus as a whole by the investor.

If any claims are asserted before a court of law based on the information contained in this Prospectus, the investor appearing as plaintiff may have to bear the costs of translating the document prior to the commencement of the court proceedings pursuant to the national legislation of the member states of the European Economic Area.

Zamalight plc (to be renamed Linde plc prior to the commencement of the offer) (“Linde plc,” or the “Company”) has assumed responsibility for the contents of this summary and its German translation pursuant to Section 5 para. 2b no. 4 of the German Securities Prospectus Act (Wertpapierprospektgesetz). Those persons who are responsible for the summary, including the translation thereof, or for the issuing (Veranlassung), can be held liable but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of the document or it does not provide, when read together with the other parts of this document, all necessary key information.

A.2	Information regarding the subsequent use of the prospectus.	Not applicable. Consent regarding the use of this document for a subsequent resale or placement of securities has not been granted.

B — Issuer

B.1	Legal and commercial name of the issuer.	The Company’s legal name is “Zamalight plc”. Prior to the commencement of the offer Zamalight plc will be renamed Linde plc. As of the date of this Prospectus, Linde plc does not use a commercial name different from its legal name.

B.2	Domicile, legal form, legislation under which the issuer operates, country of incorporation.	Linde plc is a public limited company formed under the laws of Ireland and has its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, and is registered with the Irish Companies Registration Office, under entity number 602527. To date, Linde plc has

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not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement. Linde plc is, and will be following completion of the business combination (the “Completion”), subject to Irish law. The rights and responsibilities of the shareholders of Linde plc will be governed by Irish law and the Linde plc constitution, which will differ in some respects from the rights and responsibilities of shareholders under German or Delaware law and the current organizational documents of Praxair, Inc., a Delaware corporation (“Praxair, Inc.”, and together with its subsidiaries, “Praxair”) and Linde Aktiengesellschaft, a German stock corporation (Aktiengesellschaft) (“Linde AG,” and together with its subsidiaries, “Linde” or “The Linde Group”).

Linde plc was solely formed for the purpose of effecting the business combination comprising the merger of Praxair and the voluntary takeover bid in the form of an exchange offer for all of the Linde shares (the “Business Combination”).

B.3	Current operations and principal business activities and principal markets in which the issuer competes.

The Combined Group

The combined group of Praxair, Linde and Linde plc (the “Combined Group”) will be established as a result of the Completion.

The proposed Business Combination will bring together two leading companies in the global industrial gas industry, leveraging the proven strengths of each. The transaction will combine Linde’s long-held leadership in technology with Praxair’s efficient operating model, thus creating a global leader. The Combined Group is expected to enjoy strong positions in all key geographies and end markets and will create a more diverse and balanced global portfolio. Additionally, the transaction is expected to enable the development and delivery of more innovative products and services to customers.

Praxair

Praxair’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-5113 and its telephone number at that location is (203) 837-2000. Its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle and its common stock is listed on the New York Stock Exchange under the symbol “PX” and ISIN US74005P1049.

Praxair was founded in 1907 and became an independent publicly traded company in 1992. Praxair is a leading industrial gas company in North and South America and one of the largest worldwide. It continues to be a major technological innovator in the industrial gases industry. Its primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). Praxair also designs, engineers and builds equipment that produces industrial gases primarily for internal use. Praxair’s surface technologies segment supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders.

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Linde

Linde’s principal executive offices are located at Klosterhofstrasse 1, 80331 Munich, Germany and its telephone number at that location is +49 89 357571001. Its registered office is in Munich, Germany and its shares are listed on the regulated market of the Frankfurt Stock Exchange and the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich, Stuttgart, and also traded on the Tradegate Exchange and on the open market (Freiverkehr) of the Hanover stock exchange, in each case under the symbol “LIN” and ISIN DE0006483001.

Linde was founded in 1879. Linde is one of the largest gases and engineering companies worldwide. Linde offers a wide range of compressed and liquefied gases as well as chemicals and is a partner for a variety of industries. Linde gases, such as oxygen, nitrogen, hydrogen, helium and specialty gases, are used, for example, in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production, electronics and in the healthcare sector. Linde is also active in the sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area. Linde’s engineering business includes the technology, engineering, procurement, project management and construction of industrial plants. Linde plants are used in a wide variety of fields such as the petrochemical and chemical industries, refineries and fertilizer plants, to recover air gases, to produce hydrogen and synthesis gases, to treat natural gas.

B.4a	Most significant recent trends affecting the issuer and the industry in which it operates.	As the global economy continues to expand, demand is also expected to grow for metals, refined petroleum products, chemicals, manufactured goods, and other products, which is in turn expected to increase demand for industrial gases. Additionally, future growth in the industrial gases industry is expected to also be driven by the expansion of developing economies, continued growth of the electronics industry, as well as growth of the energy sector. Specifically, the opportunity provided by the shale gas and oil expansion in the United States is expected to continue to drive significant growth in the US Gulf Coast region. This has boosted capital investment in the region and is resulting in the expansion of petro-chemical manufacturing capacity. Finally, other major macro trends including aging population, further expansion of clean energy technologies, technological innovations and digitalization, are expected to have positive impacts in the long term demand for industrial and medical gases. As a result of the merger, the combined group is expected to be better positioned to capitalize on these opportunities, benefiting from a larger global footprint, wide-ranging application technologies and world class engineering expertise.

B.5	Description of the group and the issuer’s position within the group.

Linde plc is a public limited company formed under the laws of Ireland and initially was formed solely for the purpose of effecting the Business Combination. Following Completion, Linde plc will be the ultimate holding company of the Combined Group, which will operate through its subsidiaries’ undertakings, Linde AG and Praxair, Inc. Linde AG and Praxair, Inc. will, following Completion, continue to be the holding companies of Linde and Praxair, respectively.

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B.6	Persons who, directly or indirectly, have a (notifiable) interest in the issuer’s capital and voting rights or have control over the issuer.

As of June 1, 2017 (being the latest practicable date prior to the date of this document), Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at Ten, Earlsfort Terrace, Dublin 2, Ireland (“Enceladus”), and Cumberland Corporate Services Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland (“Cumberland”), are currently the only two shareholders of Linde plc, each holding twelve thousand five hundred (12,500) ordinary shares of €1.00 each in the capital of Linde plc.

As of June 1, 2017, the only beneficial owners of more than 5% of outstanding Praxair shares were the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding (c)
Capital World Investors, 333 S. Hope Street, Los Angeles, CA 90071	25,603,518	(a)	9.0%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	20,784,297	(a)	7.3%
Soroban Capital GP LLC, 444 Madison Avenue, 21st Floor, New York, NY 10022	17,619,237	(b)	6.2%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	17,457,497	(a)	6.1%

(a)	Holdings as of December 31, 2016 as reported in SEC Schedules 13G filed by Capital World Investors, the Vanguard Group, and Blackrock, Inc. According to its Schedule 13G, Capital World and certain of its affiliates had sole voting power, and sole dispositive power as to all of the reported shares. According to its Schedule 13G, Vanguard and certain of its affiliates had sole voting power as to 443,403 shares, shared voting power as to 61,299 shares, shared dispositive power as to 504,267 shares, and sole dispositive power as to 20,280,030 shares. According to its Schedule 13G, BlackRock and certain of its subsidiaries had sole voting power as to 14,843,299 shares, and sole dispositive power as to 17,457,497 shares.
(b)	Holdings as of April 18, 2017 as reported in SEC Schedules 13G filed by Soroban Capital GP LLC and certain of its affiliates. According to its Schedule 13G, Soroban Capital GP LLC and certain of its affiliates had shared voting power and shared dispositive power as to 17,619,237 shares.
(c)	Based on 285,868,140 total shares outstanding on June 1, 2017 excluding shares held for the account of Praxair, Inc.

The following table sets forth the beneficial ownership of voting rights for Linde shares under Sections 21 et seq. and 25 of the German Securities Trading Act based on the respective latest notifications of shareholdings of at least 3% which have been published prior to the date of this document:

Name and Address of Direct/Indirect Beneficial Owner	Number of voting rights	Percentage of issued shares
Significant Shareholders:
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, United States	9,874,870	5.32%
Norges Bank, Ministry of Finance of Norway on behalf of the State of Norway, Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107, Oslo, Norway	9,546,648	5.14%
Massachusetts Financial Services Company (MFS), 111 Huntington Avenue, Boston, Massachusetts, MA 02116, United States	9,240,255	4.98%
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, California, CA 94104, United States	5,596,008	3.01%

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B.7	Selected key historical financial information.

Praxair

The following table sets forth selected historical consolidated financial information for Praxair as of the end of and for the periods indicated and presented in accordance with U.S. GAAP. Historical operating results are not necessarily indicative of the results of operations for any future period.

From the Consolidated Statements of Income and Equity
	Quarter Ended March 31,
$ in million (except per share data)	2017 (a)	2016 (a)	2016 (b)	2015 (b)	2014 (b)
Sales	$2,728	$2,509	$10,534	$10,776	$12,273
Cost of sales, exclusive of depreciation and amortization	1,545	1,381	5,860	5,960	6,962
Selling, general and administrative	279	274	1,145	1,152	1,308
Depreciation and amortization	287	272	1,122	1,106	1,170
Research and development	23	23	92	93	96
Cost reduction program and other charges — net	6	—	100	172	138
Other income (expenses) — net	(6)	(5)	23	28	9

Operating profit	582	554	2,238	2,321	2,608
Interest expense — net	41	65	190	161	213

Income before income taxes and equity investments	541	489	2,048	2,160	2,395
Income taxes	149	133	551	612	691

Income before equity investments	392	356	1,497	1,548	1,704
Income from equity investments	12	10	41	43	42

Net income (including noncontrolling interests)	404	366	1,538	1,591	1,746
Noncontrolling interests	(15)	(10)	(38)	(44)	(52)

Net income — Praxair, Inc.	$389	$356	$1,500	$1,547	$1,694

Per Share Data — Praxair, Inc. Shareholders
Basic earnings per share	$1.36	$1.25	$5.25	$5.39	$5.79
Diluted earnings per share	$1.35	$1.24	$5.21	$5.35	$5.73
Cash dividends per share	$0.7875	$0.75	$3.00	$2.86	$2.60
Weighted average shares outstanding (000’s)
Basic shares outstanding	285,509	285,429	285,677	287,005	292,494
Diluted shares outstanding	287,384	286,665	287,757	289,055	295,608

Balance Sheet and Other Information and Ratios
$ in million	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Total assets	$19,665	$19,332	$18,319	$19,769
Total debt	$9,368	$9,515	$9,231	$9,225
Number of shares outstanding (000’s)	285,354	284,901	284,879	289,262
Number of employees	26,420	26,498	26,657	27,780

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	Quarter Ended March 31,
$ in million	2017	2016	2016	2015	2014
Cash flow from operations	$710	$553	$2,773	$2,695	$2,887
Net cash used for investing activities	$(324)	$(384)	$(1,770)	$(1,303)	$(1,803)
Net cash used for financing activities	$(396)	$(119)	$(643)	$(1,310)	$(1,027)
Adjusted EBITDA (c)	$887	$836	$3,501	$3,642	$3,958
Capital expenditures	$(327)	$(323)	$1,465	$1,541	$1,689
Acquisitions, net of cash acquired	$(1)	$(63)	$363	$82	$206

(a)	Amounts for the first quarter of 2017 include $6 million ($6 million after-tax or $0.02 per diluted share) of transaction costs related to the potential business combination and amounts for the first quarter of 2016 include $16 million ($10 million after-tax or $0.04 per diluted share) for a bond redemption charge (see Note 2 to the Praxair condensed consolidated financial statements beginning on page F.2-2 of this document).
(b)	Amounts for 2016 include: (i) a $16 million charge to interest expense ($10 million after-tax, or $0.04 per diluted share) related to the redemption of the $325 million 5.20% notes due 2017, (ii) a pre-tax pension settlement charge of $4 million ($3 million after-tax, or $0.01 per diluted share) related to lump sum benefit payments made from the U.S. supplemental pension plan, and (iii) pre-tax charges of $96 million ($63 million after-tax and non-controlling interests, or $0.22 per diluted share) primarily related to cost reduction actions.

Amounts for 2015 include: (i) a pre-tax charge of $165 million ($125 million after-tax, or $0.43 per diluted share) related to the cost reduction program and other charges; and (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to a pension settlement.

Amounts for 2014 include: (i) a pre-tax charge of $131 million ($131 million after-tax, or $0.45 per diluted share) related to the Venezuela currency devaluation, (ii) a pre-tax charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to pension settlements; and (iii) a pre-tax charge of $36 million ($22 million after-tax, or $0.07 per diluted share) related to a bond redemption. See Notes 2, 5, 11 and 16 to the Praxair consolidated financial statements beginning on page F.2-22 of this document.

(c)	Non GAAP measure. Adjusted EBITDA is used by investors, financial analysts and management to assess a company’s profitability. The following table presents the reconciliation from GAAP measures for the periods indicated:

	Quarter Ended March 31,
	2017	2016	2016	2015	2014
EBITDA and Adjusted EBITDA
Net income - Praxair, Inc.	$389	$356	$1,500	$1,547	$1,694
Add: noncontrolling interests	15	10	38	44	52
Add: interest expense - net	41	65	190	161	213
Add: income taxes	149	133	551	612	691
Add: depreciation and amortization	287	272	1,122	1,106	1,170

EBITDA	$881	$836	$3,401	$3,470	$3,820
Add: Cost reduction program charges and other - net (pre-tax)	6	—	100	172	138

Adjusted EBITDA	$887	$836	$3,501	$3,642	$3,958

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Three Months Ended March 31, 2017 and 2016

In the first quarter, Praxair’s sales were $2,728 million, 9% above the prior-year quarter largely driven by volume growth in North America, Asia and Europe of 4%. Positive currency translation and cost pass-through increased sales by 1% and 2%, respectively. Higher overall pricing increased sales by 1% and acquisitions contributed 1%, primarily the acquisition of a European carbon dioxide business completed in the second quarter of 2016. Reported operating profit of $582 million, 21.3% of sales, was 5% above $554 million in the prior-year quarter. Operating profit included transaction costs of $6 million related to the business combination. Excluding these costs, adjusted operating profit was $588 million, 21.6% of sales and 6% above the 2016 adjusted first quarter driven by higher volumes and price. Diluted earnings per share (“EPS”) was $1.35, 9% above reported EPS of $1.24 in the first quarter of 2016.

Fiscal Years 2016 and 2015

Praxair delivered solid results for the full year of 2016 despite continued challenging global macro-economic trends and foreign currency headwinds. Volume growth from food and beverage and healthcare end-markets and new project start-ups largely in Asia, Europe and South America was offset by weaker volumes in North and South America, primarily manufacturing and up-stream energy end-markets. Excluding foreign currency headwinds, sales growth came from higher overall pricing and acquisitions. Operating cash flow was 3% higher than 2015 despite lower net income from currency and base volume headwinds.

•   Sales of $10,534 million were 2% below 2015 sales of $10,776 million. Excluding negative currency impacts which reduced sales by 3%, and lower cost pass-through, sales were 2% above the prior year due to growth from positive price, new project start-ups and acquisitions. These increases were partially offset by lower base volumes primarily in North America due to weaker upstream energy and manufacturing end-markets.

•   Reported operating profit of $2,238 million was 4% below 2015. Benefits from project start-ups, acquisitions net of divestitures, higher price, and cost reduction programs were more than offset by the impact of lower base volumes.

•   Reported net income — Praxair, Inc. of $1,500 million and diluted earnings per share of $5.21 decreased from $1,547 million and $5.35, respectively, in 2015.

•   Cash flow from operations was a strong $2,773 million, 26% of sales. Capital expenditures were $1,465 million and acquisitions, net of cash acquired were $363 million primarily for investments in growth and density; dividends paid were $856 million; and net common stock purchases were $89 million.

•   Praxair announced a non-binding agreement in principle to merge with Linde AG and entered into a binding business combination agreement with Linde AG on June 1, 2017.

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Fiscal Years 2015 and 2014

Praxair’s results in 2015 were challenged by significant foreign currency headwinds due to a strengthening U.S. Dollar and slowing global growth. Despite the difficult macro-economic environment, the company delivered volume growth from new project start-ups in Asia, Europe and North America, which was more than offset by lower base business volumes, primarily in North and South America due to weaker industrial activity. In addition, higher overall pricing and acquisitions contributed to year-over-year growth. Strong cost control and productivity savings were instrumental in offsetting the impact of weaker volumes on earnings.

•    Sales of $10,776 million were 12% below 2014 sales of $12,273 million. Excluding negative currency impacts which reduced sales by 10%, and lower cost pass-through, sales were comparable with the prior year.

•    Reported operating profit of $2,321 million was 11% below 2014. Currency effects and higher cost reduction program and other charges reduced operating profit 12% year over year. Higher pricing, productivity and cost reduction offset the impact of lower volumes.

•    Reported net income — Praxair, Inc. of $1,547 million and diluted earnings per share of $5.35 decreased from $1,694 million and $5.73, respectively, in 2014. Earnings per share fell less than net income due to lower shares outstanding as a result of net share repurchases during the year.

•    Cash flow from operations was a strong $2,682 million, 25% of sales. Capital expenditures were $1,541 million, primarily for investments in growth and density; dividends were $819 million; and net common stock purchases were $637 million.

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Linde

The following tables set forth selected historical consolidated financial information for Linde as of the end of and for the periods indicated and presented in accordance with IFRS as adopted by the European Union. Historical operating results are not necessarily indicative of the results of operations for any future period. Please note that the historical consolidated information for Linde for the year ended December 31, 2015 is based on the comparative figures contained in Linde’s consolidated financial statements for the year ended December 31, 2016.

Selected Statement of Profit or Loss Data
	Three Months Ended March 31,
in € million (except where indicated otherwise)	2017	2016	2016	2015 (1)	2014 (2)
Revenue	4,385	4,115	16,948	17,345	17,047
Cost of sales	2,900	2,618	10,847	11,166	11,297
Gross profit	1,485	1,497	6,101	6,179	5,750
Marketing and selling expenses	586	563	2,387	2,546	2,476
Research and development costs	25	30	121	131	106
Administration expenses	381	405	1,720	1,653	1,488
Other operating income	88	107	467	419	486
Other operating expenses	48	78	278	251	303
Share of profit or loss from associates and joint ventures (at equity)	2	3	13	12	22
Net profit on operating activities — continuing operations	535	531	2,075	2,029	1,885
Financial income	15	8	29	42	50
Financial expenses	89	97	353	439	415
Profit before tax — continuing operations	461	442	1,751	1,632	1,520
Income tax expense	117	109	424	396	358
Profit for the period from continuing operations	344	333	1,327	1,236	—
Profit for the period from discontinued operations	6	0	(52)	16	—
Profit for the period	350	333	1,275	1,252	1,162
Earnings per share in € — continuing operations — undiluted	1.68	1.65	6.50	6.10	—
Earnings per share in € — continuing operations — diluted	1.67	1.65	6.48	6.09	—
Earnings/(losses) per share in € — discontinued operations —undiluted	0.03	—	(0.28)	0.09	—
Earnings/(losses) per share in € — discontinued operations —diluted	0.03	—	(0.28)	0.09	—
Earnings per share in € — undiluted	1.71	1.65	6.22	6.19	5.94
Earnings per share in € — diluted	1.70	1.65	6.20	6.18	5.91

(1)	Historical consolidated financial information for Linde for the year ended December 31, 2015 is based on the comparative figures contained in Linde’s consolidated financial statements for the year ended December 31, 2016.
(2)	Historical consolidated financial information for Linde for the year 2014 indicated and presented in accordance with IFRS as adopted by the European Union deviates from Linde’s consolidated financial statements prepared in accordance with IFRS as issued by the IASB and included elsewhere in this document; the latter of which has been restated and accounted for the Gist logistic business as assets held for sale pursuant to IFRS 5.

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Other Information and Ratios
in € million (except where indicated otherwise)	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Total assets	36,281	35,189	35,347	34,425
Total liabilities	20,449	19,709	19,898	20,158
Total equity	15,832	15,480	15,449	14,267
Capital subscribed	475	475	475	475
Number of shares outstanding (in thousands)	185,638	185,638	185,638	185,638

	Three Months Ended March 31,
	2017	2016	2016	2015	2014
Cash flow from operating activities — continuing operations	653	873	3,400	3,583	—
Cash flow from operating activities — discontinuing operations	7	10	40	10	—
Cash flow from operating activities	660	883	3,440	3,593	3,001
Cash flow from investing activities — continuing operations	(1,352)	(643)	(1,472)	(1,780)	—
Cash flow from investing activities discontinued operations	(5)	(12)	(19)	(15)	—
Cash flow from investing activities	(1,357)	(655)	(1,491)	(1,795)	(2,063)
Cash flow from financing activities — continuing operations	886	(170)	(1,896)	(1,523)	—
Cash flow from financing activities — discontinued operations	(2)	2	(21)	4	—
Cash flow from financing activities	884	(168)	(1,917)	(1,519)	(1,002)
Capital expenditure (1) — continuing operations (excluding investments in financial assets)	332	281	1,712	1,916	1,954
Capital expenditure (1) — continuing operations	361	458	2,004	2,036	2,049
Weighted average number of shares outstanding (in thousands) — undiluted	185,638	185,634	185,636	185,638	185,635
Weighted average number of shares outstanding (in thousands) — diluted	186,047	186,010	185,996	186,055	185,365
Dividends per share in €	—	—	3.70	3.45	3.15
Operating profit (2) — continuing operations	1,041	985	4,098	4,087	3,920
Return on capital employed (before special items) in % (3) —continuing operations	9.6	9.4	9.4	9.5	9.5
Order intake (Engineering Division) (4)	457	310	2,257	2,494	3,206
Order backlog (Engineering Division) (5)	4,168	4,241	4,386	4,541	4,672

(1)	Capital expenditure (excluding investments in financial assets) is derived from the corresponding line item within Linde’s segment information not taking into account the amount of discontinued operations. The difference between capital expenditure (excluding investments in financial assets) and “Payments for tangible and intangible assets and plants held under finance leases in accordance with IFRIC 4/ IAS 17” in Linde’s cash flow statement mainly relates to timing differences between the dates of asset capitalization and cash payments.

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(2)	The following table presents the reconciliation from segment operating profit to Linde’s group operating profit from continuing operations, as well as from profit of the period from continuing operations to Linde’s group operating profit from continuing operations for the periods presented:

	Three Months Ended March 31,
in € million	2017	2016	2016	2015 (a)	2014 (b)
EMEA	462	430	1,807	1,790	1,778
Asia/Pacific	268	254	1,084	1,063	1,010
Americas	323	322	1,319	1,298	1,047
Other Activities	—	—	—	—	62
Engineering Division	53	46	196	216	300
Elimination and other items (c)	(65)	(67)	(308)	(280)	(277)
Group operating profit from continuing operations	1,041	985	4,098	4,087	3,920

(a)	Historical consolidated financial information for Linde for the year ended December 31, 2015 is based on the comparative figures contained in Linde’s consolidated financial statements for the year ended December 31, 2016.
(b)	Historical consolidated financial information for Linde for the year 2014 indicated and presented in accordance with IFRS as adopted by the European Union deviates from Linde’s consolidated financial statements prepared in accordance with IFRS as issued by the IASB and included elsewhere in this document; the latter of which has been restated and accounted for the Gist logistic business as assets held for sale pursuant to IFRS 5.
(c)	Elimination and other items include consolidation effects and corporate activities.

(3)	The following table presents the components of return on capital employed for the Linde group:

in € million	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	2016	2015 (a)	2014 (b)
Net profit on operating activities from continuing operations	535	531	2,075	2,029	1,885
Special items	22	—	126	192	295
Return	557	531	2,201	2,221	2,180

	As of March 31,		As of December 31,
	2017	2016	2016	2015 (a)	2014 (b)
Equity including non-controlling interests	15,399	14,302	15,176	14,996	14,537
Plus: Financial debt	9,501	9,166	8,528	9,476	9,856
Plus: Liabilities from finance leases	70	74	74	78	74
Less: Receivables from finance leases	206	247	214	269	298
Less: Cash, cash equivalents and securities	2,728	1,952	1,594	1,799	1,658
Plus: Net pension obligations	1,501	1,478	1,449	951	1,094
Capital employed — continuing operations	23,537	22,821	23,419	23,433	23,605
Return on capital employed (before special items) in%(c)	9.6	9.4	9.4	9.5	9.5

(a)	Historical consolidated financial information for Linde for the year ended December 31, 2015 is based on the comparative figures contained in Linde’s consolidated financial statements for the year ended December 31, 2016.
(b)	Historical consolidated financial information for Linde for the year 2014 indicated and presented in accordance with IFRS as adopted by the European Union deviates from Linde’s consolidated financial statements prepared in accordance with IFRS as issued by the IASB and included elsewhere in this document; the latter of which has been restated and accounted for the Gist logistic business as assets held for sale pursuant to IFRS 5.

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(c)	Return on capital employed is calculated as return of the current year divided by the average of the capital employed as of December 31 of the current year and December 31 of the prior year. For the twelve months ended March 31, 2017, return on capital employed is calculated as return of the last twelve months divided by the average capital employed as of March 31, 2017 and March 31, 2016.

(4)	Order intake (Engineering Division) is defined as the value of customer orders received during the reporting period.
(5)	Order backlog (Engineering Division) is defined as the sum of values of order intakes from previous periods plus the values of order intakes from the reporting period, less value of sales realized as well as contract changes occurring until the reporting date.

Three Months Ended March 31, 2017 and 2016

In the three months ended March 31, 2017, the revenue of The Linde Group came to €4,385 million, a 6.6%, or €270 million, increase compared to the three months ended March 31, 2016 (€4,115 million). This development was mainly driven by the operating segments EMEA and Asia/Pacific as well as increasing revenues in the Engineering Division. Without exchange rate effects, Group revenue was 4.2% higher than in the three months ended March 31, 2016.

The cost of sales increased by 10.8%, or €282 million, to €2,900 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €2,618 million). This was mainly due to the increase in material costs for the execution of various projects in the Engineering Division based on the higher revenue contribution and also due to higher costs for raw materials and energy in Linde’s Gases Division.

Marketing and selling expenses increased by 4.1%, or €23 million, to €586 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €563 million). This was mainly due to higher energy costs for distribution and exchange rate effects.

Net profit on operating activities remained largely stable, increasing by 0.8%, or €4 million, to €535 million for the three months ended March 31, 2017 (three months ended March 31, 2016: €531 million).

Fiscal Years 2016 and 2015

In 2016, the revenue of The Linde Group came to €16,948 million, a 2.3%, or €397 million, decrease compared to the prior year (2015: €17,345 million). This development was mainly driven by negative exchange rate effects, in particular the exchange rates of certain currencies (the British pound, the Chinese renminbi and the South African Rand) to the euro. Without these exchange rate effects, Group revenue was 0.2% higher than in 2015. In addition, the Engineering Division contributed less to revenue in 2016 than in 2015.

The cost of sales decreased by 2.9%, or €319 million, to €10,847 million for 2016 (2015: €11,166 million) and therefore decreased at a faster rate than revenue. This is mainly due to the fact that the Engineering Division reported lower revenue than in the previous year. Margins in the Engineering Division are lower than in the Linde Gases Division. Therefore, a lower contribution to revenue in the Engineering Division has a stronger impact on cost of sales. In addition, efficiency gains driven by lower personnel costs due to Linde’s efficiency programs also contributed to the decrease in cost of sales in 2016. Moreover, restructuring costs recognized in costs of sales decreased to €27 million in 2016 (2015: €35 million).

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Marketing and selling expenses decreased by €159 million, or 6.2%, to €2,387 million for 2016 (2015: €2,546 million). This decrease mainly related to lower energy costs for distribution and freight as well as lower personnel expenses (largely due to personnel reductions relating to Linde’s efficiency programs). Also, restructuring costs recognized in marketing and selling costs decreased to €8 million in 2016 (2015: €46 million).

Net profit on operating activities from continuing operations in 2016 came to €2,075 million, which was 2.3%, or €46 million, higher than the amount for the previous year of €2,029 million. Reduced restructuring costs of €116 million (2015: €192 million) incurred during 2016, mainly related to the LIFT program launched in 2016 and the Customer Focus Initiative (introduced in 2015) recognized in the various cost items above, are included herein.

Fiscal Years 2015 and 2014

Linde achieved a 1.7% increase in Group revenue in 2015 to €17,345 million (2014: €17,047 million). However, revenue in 2014 still included Linde’s Gist operations which were no longer reflected in the financial information 2015. When excluding revenue from the Gist operations in 2014, based on revenue of €16,482 million in 2014, Linde achieved a 5.2% increase in Group revenue in 2015. In particular, the exchange rates of certain currencies (the U.S. dollar, the British pound and the Chinese renminbi) to the euro moved significantly, especially in the first six months of the year. Without these exchange rate effects, Group revenue was 2.3% lower than in 2014 mainly due to the low price of oil and the resulting faltering demand in plant construction, which led to a revenue decline from long-term construction contracts in the Engineering Division. Certain mitigating effects resulted from a strong increase of revenue from the sale of gas products, mainly related to Linde’s healthcare, electronic and specialty gases businesses as well as acquisitions (acquisition effect of €117 million).

Linde’s cost of sales decreased by 1.2% to €11,166 million in 2015 (2014: €11,297 million). However, when excluding cost of sales attributable to Gist, cost of sales increased by 2.1% from €10,932 million in 2014. In particular, reduced special items recognized in cost of sales of €35 million (2014: €223 million) helped to offset the cost increase resulting from the increase in revenue. Cost of sales for 2014 was adversely affected by impairment losses (recognized in special items) of €207 million, mainly recognized in Chongqing, China (related to a plant complex) and in Brazil (mainly related to a distribution network).

Gross profit rose by 7.5% to €6,179 million in 2015 (2014: €5,750 million). When excluding gross profit attributable to Gist, The Linde Group’s gross profit increased even stronger by 11.3%, or €629 million (2014: €5,550 million), mainly related to the exchange rate driven revenue development and the comparably lower increase in costs of sales driven by reduced restructuring costs recognized in cost of sales and the impairment losses in 2014 which were mainly recognized in cost of sales, both as set out above. This produced an improved gross margin of 35.6% (2014: 33.7%).

The Linde Group’s marketing and selling expenses increased by 2.8% to €2,546 million in 2015 (2014: €2,467 million). Excluding marketing and

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selling expenses related to Gist, Linde’s marketing and selling expenses increased by 10.1% in 2015 from €2,312 million in 2014. This increase mainly related to higher external freight costs, higher personnel expenses and an increase in impairments of trade receivables, which mainly related to the Lincare business in the United States. Also, increased restructuring costs shown in marketing and selling expenses of €44 million (2014: €39 million) contributed to the overall increase.

Net profit on operating activities in 2015 increased by €144 million, or 7.6%, to €2,029 million (2014: €1,885 million). Based on Linde’s net profit on operating activities in 2014 of €1,857 million excluding Gist, net profit on operating activities increased even stronger by €172 million, or 9.3%, mainly due to a reduction of impairment losses from €234 million in 2014 to €11 million in 2015. A counter effect resulted from increased restructuring costs of €192 million identified as special items mainly related to the Customer Focus Initiative (2014: €66 million).

B.8	Selected key pro forma financial information.

Not applicable.

The description of the expected consequences of a successful takeover offer which are included in this document of Linde plc which are included in this document do not qualify as pro forma financial information within the meaning of Art. 5, Item 20.2 of Annex I, and Annex II of Commission Regulation (EC) No 809/2004.

B.9	Profit forecast and estimate.	Not applicable. No profit forecast or profit estimate is being presented by Linde plc.

B.10	Qualifications in the audit report on the historical financial information.

Praxair

Not applicable. The auditor’s reports on the historical financial information included in this prospectus have been issued without qualification.

Linde

Not applicable. The auditor’s reports on the historical financial information included in this prospectus have been issued without qualification.

B.11	Insufficiency of the issuer’s working capital for its present requirements.	Not applicable. Linde plc is of the opinion that it is in a position to meet the payment obligations that become due within at least the next twelve months.

C — Securities.
C.1	Type and class of the securities being offered and admitted to trading.	The shares into which Praxair shares will be replaced with in the merger and which will be exchanged for Linde shares in the exchange offer are Linde plc Shares, nominal value €0.001 per share.

Security identification number.

ISIN/WKN/Common Code/Ticker Symbol for the Linde plc Shares:

International Securities Identification Number (ISIN): IE00BZ12WP82

German Securities Identification Number (Wertpapierkennnummer, WKN): [—]

Common Code: [—]

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C.2	Currency.	The currency of the Linde plc Shares is euro (€).

C.3	The number of shares issued and fully paid and the par value per share.

The Linde plc Shares are ordinary registered shares of Linde plc with a nominal value of €0.001 per share.

Immediately prior to the completion of the business combination, the authorized share capital of Linde plc will be €25,000 divided into 25,000 ordinary shares of nominal value €1.00 each and additional paid-in capital of €25,000 in the form of share premium.

C.4	A description of the rights attached to the securities.	The ordinary shares will, upon adoption of the Linde plc constitution upon completion of the business combination, be converted and re-designated into deferred shares that do not carry voting or dividend rights and then will be acquired and cancelled by Linde plc for consideration equivalent to their nominal value and any premium paid up on them on the later to occur of the date on which the aggregate nominal value of the Linde plc ordinary shares in issue exceeds the minimum capitalization requirement or the date on which Linde plc has sufficient distributable reserves to discharge the consideration payable on the redemption.

C.5	A description of any restrictions on the free transferability of the securities.

Linde plc Shares are freely transferable in accordance with the legal requirements for registered shares, subject to the board of director’s right to refuse to register a transfer in the following circumstances:

•   the instrument of transfer is not duly stamped, if required, and lodged, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Linde plc board of directors may reasonably require to show the right of the transferor to make the transfer;

•   the instrument of transfer is in respect of more than one class of share;

•   the instrument of transfer is in favor of more than four persons jointly;

•   the Linde plc board of directors is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

•   the Linde plc board of directors is not satisfied that the transfer would not violate the terms of any agreement to which Linde plc (or any of its subsidiaries) and the transferor are party or subject.

There are no other prohibitions or restrictions on disposals with respect to the transferability of Linde plc Shares.

C.6	Application for admission to trading on a regulated market and identity of regulated markets where the securities are to be traded.	Prior to the time of delivery of the Linde plc shares pursuant to the exchange offer and the merger, Linde plc will apply to admit its shares to listing and trading on the NYSE (trading in U.S. dollars), subject to official notice of issuance, and will apply to admit its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

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C.7	Dividend policy.

The dividend policy for the combined group will be determined following completion of the business combination. The Linde plc constitution authorizes the directors to declare dividends out of funds lawfully available for the purpose without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Linde plc shareholders at a general meeting. Any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Linde plc by its subsidiaries, the financial condition and results of operations of the combined group, legal requirements, including limitations imposed by Irish law, terms of any outstanding shares of preferred stock, restrictions in any debt agreements that limit its ability to pay dividends to shareholders, restrictions in any series of preferred stock and other factors the board of directors deems relevant. Linde plc currently expects to pay dividends subject to its ability to do so.

D — Risks		The risks discussed below only indicate key information regarding certain key risks as required by Commission Regulation (EC) No 809/2004. They are not exhaustive and are based on certain assumptions made by Linde plc, Praxair and Linde, which later may prove to be incorrect or incomplete. The risks discussed below are not the only risks to which each of Linde plc, Praxair or Linde is exposed. Actual results could differ materially from those expressed in any forward-looking statement. The order in which the risk factors are presented does not reflect the likelihood of their occurrence or the magnitude or significance of the individual risks. Additional risks and uncertainties of which Linde plc, Praxair and Linde are not currently aware or which Linde plc, Praxair and Linde do not consider key risks at present could likewise have a material adverse effect on Linde plc’s, Praxair’s and Linde’s business and cash flows, financial condition and results of operations. The market price of the Praxair shares, Linde shares or Linde plc shares could fall if any of these key risks were to materialize, in which case the respective shareholders could lose all or part of their investment.

D.1	Key information on the key risks that are specific to the issuer or its industry.

•    The merger and the exchange offer are subject to certain conditions.

•    Linde plc, Praxair and Linde must obtain governmental and regulatory approvals to consummate the business combination, which, if delayed or not granted, may delay or jeopardize the merger, the exchange offer and the business combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Linde plc, Praxair and Linde, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws.

•    The business combination may trigger mandatory takeover offers with respect to Linde’s listed local subsidiaries.

•    If, following completion of the business combination, Linde shares remain outstanding, the liquidity and market value of

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those shares could decline significantly, and the Linde shares could be removed from certain stock indices and Linde shareholders may receive consideration in a post-completion reorganization that is substantially different in form and/or value from the consideration that they would have received in the exchange offer.

•   The prices of Praxair shares and Linde shares may be adversely affected if the business combination is not completed.

•   Following completion of the business combination, Linde plc (directly or through a German limited liability company (GmbH) domiciled in Germany, which Linde plc intends to form prior to the commencement of the exchange offer (“German Intermediate Holding GmbH”) intends to enter into a domination and/or a profit and loss transfer agreement with Linde AG, which could be disadvantageous to Linde, Linde plc or Linde shareholders.

•   Negative publicity related to the business combination may materially adversely affect Linde plc, Praxair and Linde.

•   Praxair shareholders and Linde shareholders will have a reduced ownership and voting interest after the business combination and will exercise less influence over management of the combined group.

•   Certain of the directors, board members and executive officers of Praxair, Inc. and Linde AG and certain of the designees to the Linde plc board of directors may have interests in the business combination that are different from, or in addition to, those of Praxair shareholders and Linde shareholders generally.

•   Upon completion of the business combination, certain change of control rights under material agreements may be triggered.

•   Linde plc may fail to realize the anticipated strategic and financial benefits sought from the business combination.

•   The combined group may be unable to retain and motivate Praxair and/or Linde personnel successfully.

•   Risk relating to the business of Praxair including risks relating to cost of energy and raw materials and/or disruption in the supply of these materials, the inability to effectively compete, pension benefit plans, operational risks, weakening economic conditions, and international events and circumstances, may adversely impact Praxair’s and Linde plc’s business, financial position or results of operations.

•   Risks relating to the business of Linde including competition and pricing risk, such as risks relating to cost pressure in the healthcare sector, risks relating to the commercialization of projects, a low oil and natural gas price environment, increases in the cost of gas, raw materials and energy, supply chain or

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other business disruptions as well as risks relating to manufacturing and construction activities, pension scheme commitments, potential labor union disputes, risks relating to Linde’s strategic initiatives and risks arising from the acquisition and sale of companies may adversely impact Linde’s and Linde plc’s business, financial position or results of operations.

•    Risks relating to the regulatory environment and legal risks including international government regulations, outcome of litigation or governmental investigations, and claims beyond Praxair’s or Linde’s insurance coverage limits may adversely impact the business, financial position or results of operations of Praxair, Linde and Linde plc.

•    Praxair and Linde are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and materially adversely impact their respective businesses or results of operations.

•    Risks relating to tax matters including changes in Linde plc’s tax residency (including the possibility of the IRS not agreeing with the conclusion that Linde plc should be treated as a foreign corporation for U.S. federal tax purposes) may affect taxes on dividends, trigger exit charges or otherwise subject Linde plc to tax costs to which Praxair, Inc. and Linde AG (and their shareholders) were not previously subject; and risks relating to other changes in tax laws could adversely impact the business, financial position or results of operations of Praxair, Linde and Linde plc and could have a negative effect on future profitability.

D.3	Key information on the key risks that are specific to the securities.

•    Because the exchange ratios in the merger and the exchange offer are fixed, the market value of the Linde plc shares received by Praxair shareholders in the merger or by Linde shareholders in the exchange offer may be less than the market value of the Praxair or Linde shares that such holder held prior to the completion of the business combination.

•    Risks relating to Linde plc shares including a volatile market price of Linde plc shares and rights and responsibilities of shareholders differing in some respects from the rights and responsibilities of shareholders under Delaware law or German law.

E — Offer

E.1	The total net proceeds.	Linde plc will not receive any proceeds from the offer.

Estimate of the total expenses of the issue/offer, including estimated expenses charged to the investor by the issuer.

Linde plc expects the total costs in connection with the business combination to be approximately $217 (€204) million.

Linde shareholders who hold their Linde shares in German custody accounts will not incur any fees and expenses in connection with tendering their Linde shares in the offer (except for the costs of

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transmitting the declaration acceptance to their custodian bank). For this purpose, Linde plc pays a customary commission to the custodian banks. However, additional costs and expenses may be charged by custodian banks or foreign investment service providers or otherwise incurred outside the Federal Republic of Germany, which must be paid by the relevant Linde shareholders.

E.2a	Reasons for the Takeover Offering.	The purpose of the exchange offer is for Linde plc to acquire control over Linde and, following consummation of the exchange offer, to pursue a post-completion reorganization if not all outstanding Linde shares are acquired through the exchange offer.

	Use of proceeds, estimated net amount of the proceeds.	Linde plc will not receive any proceeds from the offer.

E.3	Offer conditions.

Pursuant to the business combination agreement, Praxair’s business will be brought under Linde plc through the merger and Linde’s business will be brought under Linde plc through the exchange offer. Pursuant to the terms of the exchange offer, Linde plc seeks to acquire each issued Linde share (ISIN DE0006483001) in exchange for 1.540 Linde plc shares. This exchange ratio for the exchange offer is fixed and will not be adjusted to reflect changes in the share price of the Linde shares or the Praxair shares prior to the date of the completion of the business combination.

Important Notices

The exchange offer is subject to a number of conditions. The conditions to the exchange offer must be satisfied at or prior to the end of the acceptance period or, where permissible, waived at least one working day prior to the end of the acceptance period, except for the regulatory condition, which may not be satisfied by the end of the acceptance period. The regulatory condition must be satisfied no later than twelve months following the end of the acceptance period, i.e., subject to any extension of the acceptance period, on or prior to [—], 2018 or waived at least one working day prior to the end of the acceptance period. If the conditions are not satisfied, or, where permissible, validly waived, the exchange offer will not be completed and tendered Linde shares will be rebooked to the relevant Linde shareholders’ accounts.

Each Linde shareholder, by accepting the exchange offer, unless such acceptance is properly withdrawn, authorizes the settlement agent to credit interests in the Linde plc shares that such Linde shareholder is entitled to receive in the exchange offer to such shareholder’s account in exchange for Linde shares tendered by such shareholder in the exchange offer.

By accepting the exchange offer, Linde shareholders will transfer their tendered Linde shares, including ancillary rights, at settlement directly to Linde plc, subject to the satisfaction or, where permissible, waiver of the conditions to the exchange offer.

No fractional Linde plc shares will be exchanged for any Linde shares tendered in the exchange offer by any Linde shareholder. Each holder of

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Linde shares validly tendered into the exchange offer who would otherwise have been entitled to receive a fraction of a share of Linde Plc shares shall receive from its custodian bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or its custodian bank for the account of all such holders of Linde Plc shares which would otherwise be issued. The sale of such excess shares by Clearstream and the custodian banks will be executed on the NYSE and/or the Frankfurt Stock Exchange, and will be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of such excess shares will be fee of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of tendered Linde shares. The net proceeds of such sale will be distributed to the holders of tendered Linde shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde plc shares will be determined on the average net proceeds per Linde plc share. Any such sale will be made within ten business days or such shorter period as may be required by applicable law after the completion of the exchange offer.

Conditions

The exchange offer is subject to the satisfaction or waiver, where permissible, of certain conditions. These conditions include, in particular, that, (i) at the time of the expiration of the acceptance period, the number of Linde shares that have been validly tendered in the exchange offer and not properly withdrawn (including certain Linde shares attributable to Linde plc) equals at least 75% of the sum of (a) the number of issued and outstanding Linde shares (excluding treasury shares and shares owned by any wholly-owned Linde subsidiary) outstanding as of commencement of the exchange offer and (b) the number of Linde shares issued after commencement of the exchange offer pursuant to obligations in effect as of such date and (ii) no later than twelve months after the expiration of the acceptance period, as extended, the business combination, including in particular the transaction contemplated by the exchange offer and the merger, shall have been approved by the competent antitrust authorities in the European Union, the United States, China, India, South Korea, Brazil, Russia, Canada, and Mexico or the statutory waiting periods in these jurisdictions shall have lapsed, with the result that the transactions contemplated by the exchange offer may be completed (the “Regulatory Condition”).

Acceptance Period

The acceptance period for the exchange offer will begin upon publication of the exchange offer Document on [—], 2017 and will expire on [—], 2017, 24:00 hours (Central European Summer Time).

The Acceptance Period may be extended.

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Additional Acceptance Period

Following the end of the acceptance period, and if all conditions to the exchange offer (other than the regulatory condition) have been satisfied or, where permissible, waived, the German Takeover Act provides an additional acceptance period of two weeks for the exchange offer. The additional acceptance period will be an additional two-week period of time beginning after the publication of the results of the acceptance period during which shareholders may tender, but not withdraw, their Linde shares. Provided that the acceptance period is not extended, the additional acceptance period is expected to start on [—], 2017, and to expire on [—], 2017, 24:00 hours (Central European Summer Time).

Acceptance of the Offer

The acceptance of the exchange offer (i) must be declared in writing to the relevant custodian bank of the Linde shareholder by the end of the acceptance period (“Declaration of Acceptance,”) and (ii) the Linde shareholders must instruct their respective custodian bank to effect the transfer of the Linde shares in their custody account for which they wish to accept the exchange offer. The acceptance will become valid with the timely transfer of tendered Linde shares within the acceptance period, the additional acceptance period or the put right period, as applicable, to ISIN DE000A2E4L75 at Clearstream. If the respective custodian bank is notified of the acceptance within the acceptance period, the additional acceptance period or the put right period prior to satisfaction of the regulatory condition, as applicable, the transfer of Linde shares will be deemed to have been timely effected if it has been effected at the latest by 6:00 p.m. (Central European Summer Time) on the second business day after the expiration of the acceptance period, the additional acceptance period or prior to 6:00 p.m. (Central European Summer Time) on the day after publication of the satisfaction of the regulatory condition, as applicable. Transfers are to be arranged by the custodian bank after receipt of the Declaration of Acceptance.

Declarations of Acceptance that are not received by the respective custodian bank within the relevant period or that have been erroneously or incompletely filled out will not be regarded as an acceptance of the exchange offer and do not entitle the respective Linde shareholder to receive the exchange offer consideration. Neither Linde plc, nor persons acting in concert with Linde plc nor their subsidiaries are required to notify any Linde shareholder of any defects or errors in the Declaration of Acceptance, and they assume no liability in the event that such notification is not made.

Withdrawal Rights

At any time during the acceptance period, Linde shareholders may withdraw their Linde shares. At the end of the acceptance period, withdrawal rights will cease, and any Linde shares tendered into the exchange offer cannot be withdrawn. If the acceptance period is extended, Linde shareholders may withdraw their tendered Linde shares

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until the end of the acceptance period as extended pursuant to Sections 21(4) and 22(3) of the German Takeover Act. The additional acceptance period, if any, is not an extension of the acceptance period. There will be no withdrawal rights during any additional acceptance period even with respect to Linde shares tendered during such additional acceptance period or, if applicable, a put right period.

Settlement

The delivery of the Linde plc shares issued pursuant to the exchange offer will occur without undue delay no later than seven business days following the later of (i) the publication of the results of the additional acceptance period or (ii) the satisfaction of the Regulatory Condition. If the Regulatory Condition is not satisfied by that date (or waived at least one working day prior to the end of the acceptance period), the exchange offer will terminate and settlement will not occur. Transfer of the exchange offer consideration may be made on a date that is significantly later than the end of the acceptance period or the expiration of the additional acceptance period, or may not occur. If the exchange offer is not completed, shareholders who have tendered their Linde shares in the exchange offer will have their shares rebooked to their accounts. Withdrawal rights will cease at the end of the acceptance period.

	Stabilization Measures, Over-Allotment and Greenshoe option	Not applicable. This Prospectus relates to a takeover offer in the form of an exchange offer. This is not accompanied by stabilization measures, over-allotments, greenshoe options or other usual measures in connection with securities offerings.

E.4	A description of any interest that is material to the issue/offer including conflicting interests.

Linde plc has entered into the business combination agreement with Praxair, Inc., Linde AG, Zamalight Holdco LLC and Merger Sub. Such other parties to the business combination agreement are persons acting jointly with Linde plc pursuant to Section 2(5) sentence 1 of the German Takeover Act and have an interest in the completion of the business combination.

Pursuant to Section 2(5) sentence 1 of the German Takeover Act, in conjunction with Section 2(5) sentence 3 of the German Takeover Act subsidiaries of Linde plc (i.e., Zamalight Holdco LLC, Merger Sub, German Intermediate Holding GmbH and German Intermediate Holding AG intends to form to facilitate the settlement of the exchange offer and a post-completion reorganization with respect to Linde), Linde AG and its subsidiaries as well as Enceladus and Cumberland are persons acting jointly with Linde plc.

Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main, Credit Suisse Securities (USA) LLC (“Credit Suisse”), Goldman Sachs AG (“Goldman Sachs”), Morgan Stanley Bank AG and its affiliates (“Morgan Stanley”) and Perella Weinberg Partners UK LLP (“Perella Weinberg”) act as financial advisors to Linde AG or Praxair, Inc. in connection with the proposed business combination and will receive fees for such services. A portion of the fees of Credit Suisse, Morgan Stanley, Perella Weinberg and all of Goldman Sachs’ fees are contingent upon consummation of the business combination.

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E.5	Name of the person or entity offering to sell the security.	Not applicable. This Prospectus relates to a public exchange offer pursuant to the provisions of the German Takeover Act and certain applicable provisions of the securities laws of the United States of America, including applicable rules and regulations under the U.S. Securities Exchange Act of 1934, as amended.

	Lock-up agreement: the parties involved; and indication of the period of the lock-up.	Not applicable. There are no lock-up agreements at the date of publication in regards to issued shares in Linde plc.

E.6	Amount and percentage of immediate dilution resulting from the offering.

For the calculation of dilution, it is assumed that (1) 285,353,938 Praxair shares are outstanding, (2) 369,000 additional Praxair shares will be issued prior to the effective time of the merger under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan, (3) all 285,722,938 Praxair shares will be converted into Linde plc shares in the merger, (4) 185,638,071 Linde shares will be outstanding immediately prior to settlement of the exchange offer, (5) all 185,638,071 Linde shares will be tendered and not validly withdrawn in the exchange offer, and (6) both the exchange offer and the merger are settled whereby Praxair, Inc. and Linde AG become wholly-owned subsidiaries of Linde plc. In that case, a total of 571,605,567 Linde plc shares will be issued to former shareholders of Praxair, Inc. and Linde AG, comprising (A) 285,722,938 Linde plc shares to former Praxair shareholders, and (B) 285,882,629 Linde plc shares to former Linde shareholders, in each case taking into account the applicable exchange ratio of one Linde plc share for each Praxair share and 1.540 Linde plc shares for each Linde share.

Based on the assumptions above, upon completion of the business combination, Linde plc will have issued and outstanding 571,605,567 Linde plc shares, and Linde plc’s consolidated net book value of equity would amount to $41,101 million. Thus, the proportionate net equity per Linde plc share will amount to $71.90. This amount equals an increase of the proportionate net book value of equity:

•     compared to the proportionate net book value of equity of Praxair shares prior to the business combination in the amount of $19.35, corresponding to an increase of 272%; and

•     compared to the proportionate net book value of equity of Linde shares prior to the business combination in the amount of $88.67 (using the Linde equivalent per share net book value of $110.73 instead of the Linde plc combined value in order to account for the exchange ratio of 1.540 for Linde shares), corresponding to an increase of 25%.

Based on the assumptions above, upon completion of the business combination, Linde plc will have issued and outstanding 571,605,567 Linde plc shares, and Linde plc’s consolidated net tangible book value of equity would amount to $3,565 million. Thus, the proportionate net tangible equity per Linde plc share will amount to $6.24. This amount equals an increase of the proportionate net tangible book value of equity:

•     compared to the proportionate net tangible book value of equity of Praxair shares prior to the business combination in the amount of $6.35, corresponding to a decrease of 2%; and

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•    compared to the proportionate net tangible book value of equity of Linde shares prior to the business combination in the amount of $6.06 (using the Linde equivalent per share net book value of $9.60 instead of the Linde plc combined value in order to account for the exchange ratio of 1.540 for Linde shares), corresponding to an increase of 58%.

E.7	Estimated expenses charged to the investor by the issuer.	Not applicable. Investors will not be charged expenses by Linde plc.

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4.	The following section entitled “General Information — Responsibility for the Contents” will be included in the “General Information” section in the exchange offer prospectus:

Linde plc, a public limited company incorporated under the laws of Ireland and registered with the Irish Companies Registration Office, assumes responsibility for the contents of this Annex 3 to the Offer Document (which is herein referred to as the “Prospectus”). Notwithstanding the declaration of acceptance of responsibility for the contents of the Offer Document in Section 21 of the main part of the Offer Document, Linde plc declares that the information contained in this Prospectus is, to the best of its knowledge, correct and does not contain any material omissions.

Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the member states of the European Economic Area, have to bear the costs of translating the prospectus before the legal proceedings are initiated.

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5.	The following section entitled “General Information — Subject Matter of this Prospectus” will be included in the “General Information” section in the exchange offer prospectus:

The subject matter of this Prospectus is the public offering of [—] newly issued registered shares of €0.001 each in the capital of Linde plc to the shareholders of Linde in exchange for their Linde shares.

The Linde plc shares will be issued on the basis of a resolution passed by the shareholder meeting of Linde plc to authorize the board of directors of Linde plc to allot Linde plc shares. The shares are expected to be issued three business days after publication of the results of the additional acceptance period or, if later, the satisfaction of the regulatory condition, which must be satisfied within twelve months following the end of the acceptance period, i.e., by [—], 2018, subject to any extension of the acceptance period. The entity offering the Linde plc shares in connection with the offer is Linde plc, having its registered office at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland registered in the Irish Register of Companies under number 602527.

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6.	The section entitled “Material Tax Considerations” in the proxy statement/prospectus will be replaced with the following in the exchange offer prospectus:

MATERIAL TAX CONSIDERATIONS

The following section contains a summary of material United States, German, Irish and U.K. tax consequences of the exchange offer, and the ownership and disposition of Linde plc shares received in the exchange offer, that may be or may become relevant to holders of Linde shares and/or Linde plc shares. This summary is of a general nature only and is not and does not purport to be a comprehensive or exhaustive description of all tax considerations that may be relevant to holders of Linde shares or Linde plc shares. In particular, this summary does not address tax considerations that may apply to a shareholder that is a tax resident of a jurisdiction other than the United States, Germany, Ireland or the U.K.

Where reference is made to the tax residence of a shareholder, it is assumed that the tax residence for the purposes of the respective domestic tax law and for the purposes of any applicable income tax treaty is the same. However, exceptions may apply in certain cases.

Linde plc expects to be solely tax resident in the U.K. This summary therefore assumes that Linde plc is and remains exclusively resident in the U.K. for tax purposes, including for the purposes of applicable tax treaties. For the considerations regarding the tax residency of Linde plc and adverse tax consequences should Linde plc be or become a tax resident of a jurisdiction other than the U.K., reference is made to the risk factor “A change in Linde plc’s tax residency could have a negative effect on Linde plc’s future profitability, and may trigger taxes on dividends or exit charges.”

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS LEGAL OR TAX ADVICE. SHAREHOLDERS OF PRAXAIR AND/OR LINDE AND/OR PROSPECTIVE SHAREHOLDERS OF LINDE PLC SHARES ARE THEREFORE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP OR DISPOSITION OF THE LINDE PLC SHARES ACQUIRED IN THE EXCHANGE OFFER. THE SPECIFIC TAX SITUATION OF EACH SHAREHOLDER CAN ONLY BE ADEQUATELY ADDRESSED BY INDIVIDUAL TAX ADVICE.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations of the exchange offer to U.S. holders (as defined below) of Linde shares and of the ownership and disposition of the Linde plc shares received by U.S. holders upon the consummation of the exchange offer. The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Linde shareholders hold their Linde shares, and will hold their Linde plc shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Linde shares in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or to such shareholders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions,

•	real estate investment trusts and regulated investment companies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	brokers or dealers in securities,

•	tax-exempt organizations and governmental organizations,

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•	insurance companies,

•	dealers or brokers in securities or foreign currency,

•	individual retirement and other deferred accounts,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	U.S. expatriates and former citizens of the United States,

•	“passive foreign investment companies” or “controlled foreign corporations”, and corporations that accumulate earnings to avoid U.S. federal income tax,

•	U.S. holders who own or are deemed to own 10% or more of Linde plc’s voting stock after completion of the exchange offer or merger,

•	shareholders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction,

•	shareholders who purchase or sell their shares as part of a wash sale for tax purposes,

•	“S corporations” and shareholders thereof, and

•	shareholders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

No rulings are intended to be sought from the IRS with respect to the exchange offer and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein.

The discussion does not address any non-income tax considerations or any non-U.S., state or local tax consequences. For purposes of this discussion, a “U.S. holder” means a beneficial owner of Linde shares who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Linde shares the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership are urged to consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the Linde plc shares.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF LINDE SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Unless otherwise explicitly noted, the discussion in this section “Material U.S. Federal Income Tax Considerations” assumes that Linde plc will not be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code. For a further discussion see the discussion under “Tax Consequences of the Merger and Exchange Offer to Linde and Linde plc — Section 7874 Rule Regarding Residency of a Corporation” below.

Tax Consequences of the Merger and Exchange Offer to Linde and Linde plc

U.S. Federal Income Tax Treatment of the Exchange Offer

Neither Linde plc nor Linde will be subject to U.S. federal income tax as a result of the merger or exchange offer. In conjunction with the merger and exchange offer, Linde plc and its affiliates will engage in certain additional intercompany transactions. The discussion herein does not address the U.S. federal income tax treatment of such transactions.

U.S. Federal Income Tax Classification of Linde plc as a Result of the Merger and the Exchange Offer

After the merger and exchange offer, Linde plc is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, as described further below, it is possible that the IRS will disagree with this conclusion. Should the IRS conclude that Linde plc is treated as a U.S. “domestic” corporation for U.S. federal income tax purposes as a result of the merger and the exchange offer (and such conclusion is not overturned), Linde plc would be subject to tax on its worldwide income at U.S. tax rates, and would be subject to other provisions of the U.S. tax regime, including with respect to Linde plc subsidiaries that would be treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Linde plc to foreign stockholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30% (or such lower rate specified by an applicable income tax treaty).

General Rule Regarding Residency of a Corporation

For U.S. federal income tax purposes, a corporation (i) is generally considered a “domestic” corporation (or U.S. tax resident) if it is organized in the United States or under the laws of the United States or of any state or political subdivision therein, and (ii) is generally considered a “foreign” corporation (or non-U.S. resident) if it is not considered a domestic corporation. Because Linde plc is an entity incorporated in Ireland, it would generally be considered a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules.

Section 7874 Rule Regarding Residency of a Corporation

Under Section 7874 of the Code, Linde plc would generally be treated as a U.S. domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes if the percentage (by vote or value) of Linde plc shares considered to be held by former holders of Praxair shares after the merger by reason of holding Praxair shares for purposes of Code Section 7874 (which is herein referred to as the “Section 7874 Percentage”) is 60% or more (if, as expected, the Third Country Rule (defined below) applies).

The Section 7874 Percentage is currently expected to be less than 60%. However, the calculation of the Section 7874 Percentage is complex, is calculated based on the facts as of the effective time of the merger, is subject to detailed regulations (the application of which is uncertain in various respects) and is subject to factual uncertainties. Further, the rules for determining the Section 7874 Percentage are subject to change, possibly with retroactive effect.

For example, the Section 7874 Percentage applicable in the case of the merger and the exchange offer may be affected by the amount of any “non-ordinary course distributions” paid by Praxair to its shareholders in each of the three 12-month periods prior to the effective time of the merger. As defined under U.S. Treasury

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Regulations, the “non-ordinary course distributions” paid by Praxair will be equal to the excess of all distributions, including dividends and stock repurchases, made during a particular 12-month period by Praxair with respect to the Praxair shares over 110% of the average of such distributions during the 36-month period immediately preceding such 12-month period. The amount of any such excess would then increase the value of Praxair for purposes of the Section 7874 Percentage.

Fluctuations in the value of Praxair shares between the time of the execution of the Business Combination Agreement and the effective times of the merger may also affect the Section 7874 Percentage. For instance, such fluctuation could affect the number of Praxair stock options and Linde stock options that are “in-the-money” at the merger effective time, or the exchange offer closing date, respectively, and thus would affect the number of Linde plc shares that are taken into account in calculating the Section 7874 Percentage.

The regulations under Section 7874 of the Code (which are herein referred to as the “7874 Regulations”) also include other rules that could impact the calculation of the Section 7874 Percentage.

In addition, the 7874 Regulations include a rule that generally provides that, if (i) there is an acquisition of a domestic company by a foreign acquiring company in which the Section 7874 Percentage is at least 60% (reduced from the general 80% threshold otherwise applicable under Section 7874 of the Code and the U.S. Treasury Regulations promulgated thereunder), and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the merger and the exchange offer, then the foreign acquiring company will be treated as a U.S. domestic corporation for U.S. federal income tax purposes (which is herein referred to as the “Third Country Rule”). Because Linde plc is expected to be a tax resident of the United Kingdom and not a tax resident of Germany (where Linde is a tax resident), it is expected that Linde plc would be treated as a U.S. domestic corporation for U.S. federal income tax purposes under the Third Country Rule if the Section 7874 Percentage were at least 60%.

After taking into account the adjustments described above, the Section 7874 Percentage is currently expected to be less than 60% (as measured by vote and value). Accordingly, Linde plc is expected to be treated as a foreign corporation for U.S. federal income tax purposes, and the remainder of this disclosure assumes such treatment. However, should the IRS disagree with the conclusion that Section 7874 of the Code should not apply in such a manner so as to cause Linde plc to be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the merger and the exchange offer, Linde plc would be subject to tax on its worldwide income at U.S. tax rates, and would be subject to other provisions of the U.S. tax regime, including with respect to Linde plc subsidiaries that are treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Linde plc to foreign shareholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30% (or such lower rate specified by an applicable income tax treaty).

Tax Consequences of the Exchange Offer to U.S. Holders of Linde Shares

This discussion assumes that Linde was not a passive foreign investment company, as described below.

Receipt of Linde plc Shares

The exchange offer is expected to be an exchange described in Section 351(a) and may also be a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Consequently, a U.S. holder who receives Linde plc shares pursuant to the exchange offer will not recognize any income, gain or loss except for any cash received in lieu of a fractional Linde plc share. It is expected that the U.S. holders should recognize gain or loss on any cash received in lieu of a fractional Linde plc share, and such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s adjusted tax basis of the Linde shares surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for Linde shares exceeds one year as of the closing date of the exchange offer.

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A U.S. holder will have an adjusted tax basis in the Linde plc shares received in the exchange offer equal to the adjusted tax basis of the Linde shares surrendered by that holder in the exchange offer that is allocable to the Linde plc shares received. The holding period for Linde plc shares received in the exchange offer will include the holding period for the Linde shares surrendered therefor. A U.S. holder will be required to retain records pertaining to the exchange offer. If a U.S. holder acquired different blocks of Linde shares at different times or different prices, such U.S. holder may need to determine its adjusted tax basis and holding period separately with respect to each block of Linde shares. U.S. holders should consult their own tax advisors as to the determination of the bases and holding periods of Linde plc shares received in the exchange.

A U.S. holder who is a “five percent transferee shareholder” of Linde plc, as defined in Treasury Regulations promulgated under Section 367(a) of the Internal Revenue Code (i.e., a U.S. holder who owns, actually or constructively, at least 5% of the total voting power or the total value of the shares of Linde plc immediately after the merger), will qualify for non-recognition of gain, as described above, only if the U.S. holder files with the IRS a “gain recognition agreement,” as defined in such Treasury Regulations. Other considerations not here described may apply to such a holder. Any such U.S. holder should consult its own tax advisor concerning the decision to file a gain recognition agreement, the procedures to be followed in connection with that filing, and other applicable considerations.

Passive Foreign Investment Company Rules

Linde believes that it was not a “passive foreign investment company,” (which is herein referred to as a “PFIC”) (generally, a foreign corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules and further described in the section entitled “Tax Consequences to U.S. Holders of Holding Shares of Linde plc — Passive Foreign Investment Company Considerations” of this document), for U.S. federal income tax purposes for its 2016 taxable year or any prior taxable year. In addition, Linde does not expect to become a PFIC for any taxable year up to and including the taxable year in which the exchange offer is completed, though Linde has not conducted and does not expect to conduct a formal study of its PFIC status. This conclusion is a factual determination that is made annually and thus may be subject to change. In addition, there can be no assurance that the IRS will not successfully challenge this position or that Linde will not become a PFIC prior to completion of the exchange offer. If Linde were a PFIC for any taxable year during which a U.S. holder held Linde shares, certain adverse tax consequences could apply to such U.S. holder as a result of the exchange offer. Linde shareholders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the exchange offer if they believe that Linde was a PFIC for any taxable year during which they held Linde shares.

Tax Consequences to U.S. Holders of Holding Shares of Linde plc

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Linde plc shares to U.S. holders who receive such Linde plc shares pursuant to the exchange offer and assumes that (i) Linde plc will not be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code and that Linde plc will be resident exclusively in the U.K. for U.S. federal tax purposes and (ii) Linde plc shares will be traded on both the New York Stock Exchange and the Frankfurt Stock Exchange.

Taxation of Dividends

Subject to the following discussion of special rules applicable to PFICs (as defined below), the gross amount of any dividend Linde plc pays out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to U.S. federal income tax. If such holder is a non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains provided that such holder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends

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Linde plc pays with respect to the shares generally will be qualified dividend income provided that, in the year that such holder receives the dividend, Linde plc shares are readily tradable on an established securities market in the United States. The U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States. Accordingly, dividends received by non-corporate U.S. holders should be entitled to favorable treatment as dividends received with respect to stock of a “qualified foreign corporation.” Dividends paid by Linde plc will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The dividend income would be treated as foreign source, passive income for U.S. federal foreign tax credit limitation purposes.

If Linde plc dividends are paid in Euro, the amount of the dividend that a U.S. holder must include in income will be the U.S. dollar value of the Euro payments made, determined at the spot Euro/U.S. dollar rate on the date the dividend is includible in such holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date such holder includes the dividend payment in income to the date such holder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of any tax withheld is available to a U.S. holder under U.K. law or under the U.K.-U.S. income tax treaty, the amount of any such tax withheld that is refundable will not be eligible for credit against such holders’ U.S. federal income tax liability.

To the extent that the amount of any dividend exceeds Linde plc’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in Linde plc shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held the Linde plc shares for more than one year at the time the dividend is received.

It is possible that Linde plc will be, upon completion of the exchange offer and merger or at some future time thereafter, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. This rule, to the extent applicable, could result in a U.S. holder being able to credit a lower amount of foreign taxes than would be possible if dividends from Linde plc were treated as foreign source income. U.S. holders are urged to consult their own tax advisors regarding the possible impact of this rule in their particular circumstances, including certain elective relief that may be available to holders entitled to benefits under the U.K.-U.S. income tax treaty.

Sale, Exchange or Other Taxable Disposition

Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on the sale, exchange or other taxable disposition of Linde plc shares in an amount equal to the difference between the amount realized on such taxable disposition and the holder’s tax basis in the Linde plc shares.

The source of any such gain or loss is determined by reference to the residence of the holder such that it will be treated as U.S. source income for foreign tax credit limitation purposes in the case of a sale, exchange or other taxable disposition by a U.S. holder. However, the Code permits a U.S. holder entitled to benefits under the U.K.-U.S. income tax treaty to elect to treat any gain or loss on the sale, exchange or other taxable disposition of Linde plc shares as foreign source income for foreign tax credit purposes if the gain or loss is sourced outside of the United States under the U.K.-U.S. income tax treaty and such gain or loss is separated from other income

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items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

Gain or loss realized on the sale, exchange or other taxable disposition of Linde plc shares will be capital gain or loss and will generally be long-term capital gain or loss if the Linde plc shares have been held for more than one year. Assuming that the exchange offer is treated as an exchange described in Section 351(a) of the Code and potentially also as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then the period of time during which a U.S. holder who was formerly a Linde shareholder will be treated as having held the Linde plc shares will include the time period during which such U.S. holder held its Linde shares, and such U.S. holder’s tax basis in the Linde plc shares will be its tax basis in the Linde shares exchanged in the exchange offer. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A foreign corporation is a PFIC if, after the application of certain “look-through” rules, (1) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code and IRS rules, or (2) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. Unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to its Linde plc shares, gain realized on the sale or other disposition of the Linde plc shares would not be treated as capital gain. Instead, a U.S. holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, dividends would not be eligible for the special tax rates applicable to qualified dividend income if Linde plc is treated as a PFIC with respect to the U.S. holder, but instead would be taxable at rates applicable to ordinary income. With certain exceptions, a U.S. holder’s Linde plc shares will be treated as stock in a PFIC if Linde plc were to be a PFIC at any time during the U.S. holder’s holding period in its shares. If a U.S. holder is treated as owning PFIC stock and the Linde plc shares are treated as “marketable stock,” the U.S. holder would not be subject to the PFIC rules if it makes a mark-to-market election. If the U.S. holder makes such election, the U.S. holder would include as ordinary income each year the excess, if any, of the fair market value of its Linde plc shares at the end of the taxable year over the U.S. holder’s adjusted basis in its Linde plc shares. Linde plc expects its shares to be “marketable stock” for these purposes, but this conclusion is a factual determination as to which there can be no assurance.

It is expected that Linde plc shares received by U.S. holders in the merger will not be treated as shares of a PFIC, and it is not expected that Linde plc will become a PFIC in the future. This conclusion is a factual determination that is made annually and thus may be subject to change. In addition, there can be no assurance that the IRS will not successfully challenge this position or that Linde plc will not become a PFIC at some future time as a result of changes in Linde plc’s assets, income or business operations. U.S. holders should consult their own tax advisors about the determination of Linde plc’s PFIC status and the U.S. federal income tax consequences of holding the Linde plc shares if Linde plc is considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. holders of the Linde plc shares and the proceeds received on the disposition of the Linde plc shares effected within the United States (and, in certain cases, outside the United States), paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or

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is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

CHANGES IN POLICY POSITIONS THAT MAY BE PROPOSED DURING THE NEW U.S. PRESIDENTIAL ADMINISTRATION, INCLUDING THE POSSIBILITY OF SIGNIFICANT TAX REFORM, COULD RESULT IN CHANGES TO THE TAX LAWS THAT WOULD AFFECT THE TREATMENT DESCRIBED ABOVE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE POTENTIAL IMPACT OF FUTURE TAX LAW CHANGES ON THE EXCHANGE OFFER AND YOUR OWNERSHIP OF LINDE PLC SHARES.

Material German Tax Consequences

General

Linde shareholders may be taxed in Germany, among others, in connection with the exchange of Linde shares for Linde plc shares (see “— Taxation of Linde Shareholders in Connection with the Exchange Offer”). Linde shareholders who will become holders of Linde plc shares may be taxed in connection with the receipt of dividend income from Linde plc (see “— Taxation of Linde plc Shareholders Tax-Resident in Germany —Taxation of Dividend Income on Linde plc Shares”) and the transfer of Linde plc shares (see “— Taxation of Linde plc Shareholders Tax-Resident in Germany — Taxation of Capital Gains on the Disposal of Linde plc Shares” and “— Taxation of Linde plc Shareholders Tax-Resident in Germany — Inheritance and Gift Tax”). Value added tax (VAT) may also be due in certain circumstances (see “— Other Taxes”).

Under the currently applicable German tax law, dividends and capital gains may be subject to withholding tax (Kapitalertragsteuer). Linde plc is not expected to have either its registered seat or its place of management in Germany. According to the relevant German law, Linde plc should thus not be in charge (entrichtungspflichtig) to make any withholding and subsequent payment to the German tax authorities with respect to dividends and capital gains derived by its shareholders from shares in Linde plc, and Linde plc does not assume any responsibility for withholding and paying German withholding tax (regarding general aspects of German withholding tax on capital investments income see “— General Rules for the Taxation of Dividend Income of Linde plc Shareholders Tax Resident in Germany”).

Notwithstanding the description of certain aspects of taxation in Germany, shareholders may be liable to tax in other jurisdictions. In particular, shareholders with residency in Germany may be subject to an unlimited or limited tax liability in other jurisdictions, and shareholders that are only subject to a limited tax liability in Germany (e.g., as German non-residents) may be liable to tax in other jurisdictions, e.g., in the jurisdiction in which they are resident.

Any reference in this section to a tax, duty, levy or other charge or withholding of a similar nature refers to German tax law and/or concepts only. The following is a general summary of the material German tax consequences for certain beneficial owners of Linde plc shares. It is based on the domestic tax laws of the Federal Republic of Germany in effect as on the date of the publication of this document and therefore does not take into account any amendments introduced at a later date and implemented with or without retroactive effect. The relevant rules as well as their interpretation by the German tax courts or tax authorities may change, possibly with retroactive effect. Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the German tax authorities or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general information guide. Furthermore, this information applies only to shares that are held as capital assets and does not apply to all

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categories of shareholders. Specifically, the statements below do not address the specific consequences for special classes of shareholders or ownership arrangements, such as, for example,

(i)	banks and other financial institutions and financial enterprises, dealers in securities, trustees, insurance companies, collective investment schemes, tax-exempt organizations and governmental organizations,

(ii)	individual retirement and other deferred accounts or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment and

(iii)	shareholders who hold shares as part of a hedging transaction, or under a stock loan or repo arrangement.

This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Germany or other relevant jurisdictions concerning the acquisition, ownership and disposition of Linde plc shares.

Taxation of Linde Shareholders in Connection with the Exchange Offer

The following description outlines the tax consequences of the exchange of Linde shares for Linde plc shares.

Taxation of Linde Shareholders Tax-Resident in Germany

Linde Shares Held as Private Assets

As a general rule, if Linde shareholders holding their shares as private assets (Privatvermögen) tender their Linde shares in the exchange offer, such exchange constitutes a taxable disposal of the tendered Linde shares. The consideration offered in the exchange offer, i.e., the market value of the Linde plc shares, constitutes the gross capital income. From this tax base the disposal costs and the acquisition costs for the Linde shares are to be deducted. The difference, i.e., the capital gain, is subject to taxation. The final withholding tax rate (Abgeltungsteuertarif) of 25% plus solidarity surcharge of 5.5%, resulting in an aggregate withholding tax of 26.375% (plus church tax, if any), applies for investors whose participation amounted to less than 1% throughout at least a five year period preceding the exchange of Linde shares for Linde plc shares.

However, if the requirements of the special rule of Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) are met, the share exchange offer should remain, in general, tax neutral for German tax resident holders of Linde shares who hold their shares as private assets.

In accordance with this special rule, the requirements for a tax neutral exchange should be satisfied with respect to a holder of Linde shares if

(i) the Linde shares were held by the tendering Linde shareholder as private assets,

(ii) the shareholder’s participation amounted to less than 1% throughout at least a five-year period preceding the exchange of Linde shares for Linde plc shares, and

(iii) the Linde plc shares issued in the course of the public tender offer in exchange for the Linde shares are new shares, i.e., shares resulting from a capital increase at the level of Linde plc, so that the exchange is executed on the basis of company law measures of the entities involved in the exchange.

This condition (iii) should be satisfied as the Linde plc shares issued in exchange for the Linde shares are newly issued shares. To the extent that Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) applies, the Linde plc shares received in exchange for Linde shares take the place of such Linde shares and principally have the same tax status. Thus, the acquisition costs of the Linde shares will then continue to be the acquisition costs for the exchanged Linde plc shares.

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The general rule outlined above (and not Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) will apply to the disposition of fractional Linde shares, which are not exchanged in the course of the offer.

Even if Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz) did not apply, the share consideration of the exchange offer consideration would not be taxable to Linde shareholders if

(i) the shares of Linde are held as private assets,

(ii) the Linde shareholder’s participation amounted to less than 1% throughout at least a five-year period preceding the exchange of Linde shares for Linde plc shares, and

(iii) the shares of Linde have been acquired prior to January 1, 2009.

To the extent that the share exchange is tax neutral pursuant to Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz), no German withholding tax will be withheld upon the share exchange. To the extent that the share exchange is not tax neutral as described above, the general rules of German withholding tax (see above) will apply.

If a shareholder, or in the case of a gratuitous transfer, the shareholder’s legal predecessor, directly or indirectly has held at least 1% of the share capital of Linde at any time during the five years preceding the exchange of Linde shares for Linde plc shares, such exchange will not qualify for the special rule of Section 20 para. 4a sentence 1 of the German Income Tax Act (Einkommensteuergesetz). In such case, the rules applicable to the income taxation of the exchange of Linde shares that are held as business assets will apply correspondingly (see “— Linde Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)” below).

Linde Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)

For individuals holding Linde shares as business assets, the exchange of Linde shares for Linde plc shares in the exchange offer will constitute a taxable event. Generally, 60% of capital gains derived from the exchange of Linde shares (i.e., the market value of the Linde plc shares (plus the cash component for any fractional share) minus the disposal and acquisition costs) are taxable at the personal income tax rate (plus solidarity surcharge of 5.5% thereon and church tax, if any).

Correspondingly, only 60% of the business expenses related to such a gain (subject to general restrictions on deductions, if any) and only 60% of any capital loss are tax deductible.

If the Linde shares are attributable to a permanent establishment of a trade or business in Germany, 60% of the capital gains are also subject to trade tax (Gewerbesteuer). However, up to a certain threshold and depending on the local trade tax rate of the municipality in which the trade or business is operated all or part of the trade tax is credited against the shareholder’s personal income tax liability.

The rules discussed in this section also apply if a shareholder, or in the case of a gratuitous acquisition the shareholder’s legal predecessor, directly or indirectly has held at least 1% of the share capital of Linde at any time during the five years preceding the exchange of Linde shares for Linde plc shares. Special rules (i.e., limitation of tax deductibility) apply with regard to capital losses.

Linde Shares Held by Corporations

Generally, capital gains recognized by corporations on the exchange of Linde shares for Linde plc shares in the exchange offer (i.e., the market value of the Linde plc shares minus the disposal and acquisition costs) are exempt from corporate income tax and trade tax if the Linde shares are held as business assets attributable to a

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permanent establishment in Germany. However, 5% of such capital gain is treated as non-deductible business expenses and, as such, subject to corporate income tax (plus solidarity surcharge of 5.5% thereon) and trade tax. Losses from the exchange of Linde shares and any other profit reductions related to the exchange are generally not tax deductible.

The 95% tax exemption rule also applies to the cash compensation received in the context of the disposition of fractional shares.

Linde Shares Held by Partnerships

If the shareholder is a partnership engaged or deemed to be engaged in a trade or business (commercial partnership (Mitunternehmerschaft), income tax or corporate income tax, as the case may be, is assessed at the level of each partner rather than at the level of the partnership. The taxation of each partner depends on whether the partner is subject to income tax or corporate income tax.

If the partner is subject to corporate income tax, capital gains from the exchange of Linde shares are, in general, effectively 95% tax exempt (see “— Linde Shares Held by Corporations”).

If the partner is subject to income tax, 60% of the capital gains from the exchange of the Linde shares are taxable (see “— Linde Shares Held As Business Assets by Individual Shareholders (Sole Proprietors)”).

In addition, if the Linde shares are attributable to a permanent establishment of the commercial partnership in Germany, any capital gain from their exchange is subject to trade tax at the level of the partnership, with 60% of the gain being subject to trade tax to the extent that the partners are individuals and, effectively, 5% to the extent that the partners are corporations. In the case of partners who are individuals, up to a certain threshold, and depending on the local trade tax rate of the municipality in which the trade or business is operated, all or part of the trade tax is credited against their income tax liability.

With respect to the deductibility of business expenses related to the capital gains and the deductibility of capital losses for income tax or corporate income tax purposes, as the case may be, the rules outlined above apply to the partners accordingly.

If the shareholder is a partnership which is neither engaged nor deemed to be engaged in a trade or business (vermögensverwaltende Personengesellschaft), each partner is taxed as though he held his share directly (see “—Linde Shares Held As Private Assets,” “Linde Shares Held as Business Assets by Individual Shareholders (Sole Proprietors)” and “Linde Shares Held by Corporations”).

Linde Shareholders with Tax Residency Outside of Germany

Capital gains realized on the exchange of Linde shares pursuant to the exchange offer (i.e., the market value of the Linde plc shares minus the disposal and acquisition costs) are subject to a limited tax liability in Germany to the extent that the shares are held as part of business assets in Germany (that is, they are attributable to a permanent establishment or fixed base or to business assets for which a permanent representative in Germany has been appointed), and the provisions outlined above with respect to the taxation of shareholders that are German tax residents principally apply accordingly. Any withholding tax and solidarity surcharge that is withheld at source and remitted to the German tax authorities will be credited towards the shareholder’s income tax or corporate income tax liability or refunded in the amount of any excess paid.

Otherwise, capital gains realized by shareholders that are not German tax residents are taxable in Germany only if the shareholder making the disposal — or, in the event of shares acquired without consideration, their legal predecessor — held a direct or indirect stake of at least 1% in Linde’s share capital at any point in time in the five years preceding the disposal. As a general rule, double taxation treaties concluded by Germany often

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provide for full exemption from German taxation in such cases and assign the taxation right to the shareholder’s country of residence. The German tax authorities have ruled that generally no withholding tax needs to be deducted by a Domestic Paying Agent in such cases (see Federal Ministry of Finance, decree as of January 18, 2016, docket number IVC1 -S 2252/08/10004:017, document number 2015/0468306, marginal number 315). Therefore, the Domestic Paying Agent should be under no legal obligation to withhold withholding taxes for Linde shareholders with tax residency outside Germany. However, if the capital gain is subject to tax in Germany, the shareholder is required to file a tax return and pay such taxes. Filing obligations may have to be complied with even in case the capital gain is not subject to tax in Germany.

Taxation of Linde plc Shareholders Tax-Resident in Germany

Taxation of Dividend Income on Linde plc Shares

General Rules for the Taxation of Dividend Income of Linde plc Shareholders Tax Resident in Germany

For individuals who are tax resident in Germany (generally, individuals whose domicile (Wohnsitz) or habitual abode (gewöhnlicher Aufenthalt) is located in Germany) and who hold the shares as private assets (Privatvermögen), the flat tax rate of 25% plus 5.5% solidarity surcharge thereon (in total: 26.375%, and if applicable, church tax) applies. Shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden. In this case, the base for taxation would be the gross dividend income less the savers’ allowance of €801 (€1,602 for married couples and registered partners filing jointly), with no deduction for costs actually incurred to generate the capital investment income.

If the shares form part of a shareholder’s domestic business assets, taxation of the dividends depends upon whether the shareholder is a corporation, sole proprietor or commercial partnership (Mitunternehmerschaft).

Dividends received by corporations resident in Germany are generally at their gross amount subject to corporate income tax (plus solidarity surcharge) and trade tax. Actual business expenses incurred to generate the dividends may be deducted. However, an effective 95% exemption from corporation income tax (and solidarity surcharge) applies if the shareholding corporation has held on the beginning of the calendar year in which the dividend is distributed at least 10% of Linde plc’s registered capital and an effective 95% exemption from trade tax applies if the shareholding corporation has held on the beginning of the assessment period in which the dividend is distributed at least 10% of Linde plc’s registered capital. (A 15% shareholding and other requirements would apply, if the U.K. ceases to be a member state of the European Union). In addition, subject to the 10% minimum participation requirement being fulfilled, an exemption from German taxation under the U.K. Treaty may apply.

If the shares are held as part of the business assets of a sole proprietor (individual), with his tax domicile in Germany, 40% of the dividend is tax exempt and 60% of the dividend is taxable (so-called partial-income method -Teileinkünfteverfahren). Only 60% of the expenses economically related to the dividends are tax-deductible. The partial-income method will also apply if individuals hold the shares indirectly through a partnership (with the exception of personal investors who hold their shares through an asset management partnership (vermögensverwaltende Personengesellschaft) which is not a deemed commercial partnership). If the shares form part of the business assets of a domestic permanent establishment of a trade of business, the full amount of the dividend income (after deduction of business expenses that stand in economic relation to the dividends) is generally also subject to trade tax, unless certain exceptions apply. However, up to a certain threshold, and depending on the local trade tax rate of the municipality in which the trade business is operated, all or part of the trade tax is credited against the sole proprietor’s income tax liability.

German withholding tax on dividends distributed with respect to the Linde plc shares applies in particular in case (i) the shares are permitted for, and held in, a joint custody (Sammelverwahrung) in Germany by a German securities clearing and deposit bank (Wertpapiersammelbank) or (ii) dividends are paid against dividend coupons

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(Dividendenscheine), and in each of the cases referred to under (i) or (ii) above, the shares are held in safekeeping or administered by a domestic credit institution, domestic financial services institution, domestic securities trading company or a domestic securities trading bank, including domestic branches of foreign credit institutions or financial service institutions, or if such an office executes the disposal of the shares and pays out or credits the capital gains (each of which is herein referred to as a “Domestic Paying Agent”). The withholding tax is generally satisfied by the Domestic Paying Agent who withholds taxes in the amount of 25% (plus the 5.5% solidarity surcharge and church tax, if any) on the dividends and remits them to the tax authorities.

If no German tax has been withheld due to reasons other than the submission of a correct non-assessment certificate or saver’s-allowance instruction (e.g., if the Linde plc shares are held in custody by a foreign bank), the dividend income must be reported on the shareholder’s annual tax return. If the dividends are received by individuals who hold the shares as private assets, the income tax will be assessed at the flat tax rate of 25% (plus the 5.5% solidarity surcharge and church tax, if any).

Taxation of Capital Gains on the Disposal of Linde plc Shares

For holders of Linde plc shares tax-resident in Germany, the general principles as stated below apply:

Gains on the sale of Linde plc shares that are held as private assets by shareholders with a tax domicile in Germany are generally taxable regardless of the length of time held. The tax rate is (generally) a uniform 25% plus the 5.5% solidarity surcharge thereon (as well as church tax, if any). Losses on the sale of such shares can only be used to offset gains made on the sale of shares during the same year or in subsequent years.

If the shares were acquired and were held in safekeeping or administered by a Domestic Paying Agent, or if a Domestic Paying Agent carries out the sale of the shares and disburses or credits the sales proceeds, the tax on the sale is generally satisfied by the Domestic Paying Agent who withholds taxes in the amount of 25% (plus the 5.5% solidarity surcharge and church tax, if any) on the capital gain from the sales proceeds and remits them to the tax authorities. If the shares were held in safekeeping or administered by the respective Domestic Paying Agent as of their acquisition, the amount of tax withheld is generally based on the difference between the proceeds from the sale, after deducting expenses that stand in direct relation to the sale, and the amount paid to acquire the shares. However, the withholding tax rate of 25% (plus the 5.5% solidarity surcharge thereon and church tax, if any) will be applied to 30% of the gross sales proceeds if the shares were not administered by the same custodian bank since acquisition and the original cost of the shares cannot be verified or such verification is not valid. In this case, the shareholder is entitled to verify the original costs of the shares in his annual tax return.

Shareholders can apply to have gains on the sale of their shares taxed in accordance with the general rules for determining an individual’s tax bracket, rather than the system of final taxation if that would result in a lower tax burden. The base for taxation would be the gross income less the savers’ allowance of €801 (€1,602 for married couples and registered partners filing jointly), with no deduction for costs actually incurred to generate the income. Any tax already withheld would be credited against the income tax so determined and any overpayment refunded.

Capital gains realized by the sale of shares that were acquired prior to January 1, 2009 and that are held as private assets are generally exempt from tax. According to the lower fiscal courts of Düsseldorf and Munich, Section 20 para. 4a sent. 1 of the German Income Tax Act (Einkommensteuergesetz) shall also be applicable to such shares that were acquired prior to January 1, 2009 with the result that in addition to the acquisition costs, also the date of the acquisition of the former shares will be transferred to the newly issued shares received in exchange. According to that view, Linde plc shares received in a qualifying Sec. 20 para. 4a sent. 1 German Income Tax Act (Einkommensteuergesetz) exchange for Linde shares acquired prior to January 1, 2009 would still be deemed Pre-2009 shares and thus would principally continue to qualify for a tax-free sale. Correspondingly, a capital loss, if any, on the sale of such Linde plc shares would not be tax deductible. However, upon appeal by the tax authorities against either decision, the Federal Fiscal Court left explicitly open

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whether it concurs with this particular position of the lower courts or not. Therefore, there is a risk that German tax authorities could treat in the future the sale of Linde plc shares received in exchange for Linde shares acquired prior to January 1, 2009 as taxable and that the Federal Fiscal Court (Bundesfinanzhof) may confirm such viewpoint in the future.

Notwithstanding the foregoing, if a shareholder or, in the case of a gratuitous transfer, any of the shareholder’s legal predecessors held, directly or indirectly, at least 1% of Linde plc’s share capital at any time during the five years preceding the sale, the capital gains on the sale of shares realized by such shareholder will be subject to the partial-income method and not the final flat tax, with the result that 60% of the capital gains on the sale of shares will be taxable at the individual’s personal income tax rate (plus the 5.5% solidarity surcharge thereon and church tax, if any), and 60% of the expenses economically related to the capital gains will be deductible.

When a Domestic Paying Agent is involved, gains on the sale of shares held as business assets are generally subject to withholding tax to the same extent as for a shareholder whose shares are held as private assets. However, the Domestic Paying Agent may refrain from withholding the withholding tax if (i) the shareholder is a corporation, association (Personenvereinigung) or estate (Vermögensmasse) with its tax domicile in Germany, or (ii) the shares form part of the shareholder’s domestic business assets, and the shareholder informs the paying agent of this on the officially prescribed form and meets certain additional prerequisites. If the Domestic Paying Agent nevertheless withholds withholding taxes, the withholding tax withheld and remitted (including 5.5% solidarity surcharge and church tax, if any) will be credited against the shareholder’s income tax or corporate income tax liability and any excess amount will be refunded.

If the shares form part of a shareholder’s business assets, final taxation of the capital gains realized will then depend upon whether the shareholder is a corporation, sole proprietor or partnership.

In general, capital gains recognized on the sale of shares by corporations domiciled in Germany are effectively 95% exempt from corporate income tax (including the 5.5% solidarity surcharge) and trade tax, irrespective of the stake represented by the shares and the length of time the shares are held. 5% of the capital gains is treated as a non-deductible business expense and, as such, is subject to corporate income tax (plus the 5.5% solidarity surcharge) and to trade tax. Losses from the sale of shares and any other reductions in profit do not qualify as tax-deductible business expenses.

If the shares form part of the business assets of a sole proprietor (individual) who is a tax resident of Germany, 60% of the capital gains on their sale is taxable at the personal income tax rate plus 5.5% solidarity surcharge thereon and church tax, if any (partial-income method). Similarly, only 60% of losses from such sales and 60% of expenses economically related to such sales are deductible. If the shares are attributable to a permanent establishment in Germany, 60% of the capital gains are also subject to trade tax. Up to a certain threshold and depending on the local trade tax rate of the municipality in which the trade business is operated all or part of the trade tax is credited against the shareholder’s income tax liability.

German Controlled Foreign Corporation Rules (Außensteuergesetz)

Tax residents of Germany will have to include in their income distributed and undistributed earnings of a foreign company in which they hold shares if the foreign company qualifies as a low taxed controlled foreign corporation (which is herein referred to as “CFC”) for German tax purposes. The (partial) exemption of dividends from German tax does not apply to these amounts. A foreign company generally qualifies as a CFC if the majority of its shares are held by German tax residents and certain expatriates and further requirements are met. However, with regard to certain passive portfolio income (Zwischeneinkünfte mit Kapitalanlagecharakter) of a foreign company (including, among other things, interest and capital gains from the disposal of financial instruments but excluding dividends received), the German shareholders will be required to include these amounts into income on a pro rata basis regardless of whether the majority of the shareholders is tax resident in

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Germany. This inclusion will take place if (1) the German resident shareholder holds at least 1% of the issued share capital of Linde plc, (2) the passive portfolio income of Linde plc (as determined under German tax accounting principles) is subject to U.K. income tax of less than 25% and (3) the passive income exceeds certain de minimis limits. However, the inclusion will also take place for a German tax resident shareholder who holds less than 1% of the issued share capital of Linde plc if all or the vast majority (at least approximately 90%) of Linde plc’s income is passive portfolio income, unless regular and substantial trading in Linde plc’s main class of shares takes place at a recognized stock exchange. In any case, if Linde plc was in a position to demonstrate that it actually performed business activities in the U.K., a German shareholder should not be required to include the respective income items in his German tax return as income from CFC (the latter may not apply if the U.K. ceases to be a member state of the European Union).

Inheritance and Gift Tax

The transfer of Linde plc shares to another person upon death or as a gift is generally subject to German inheritance or gift tax in the following circumstances:

(i) the place of residence, customary place of abode, place of management or registered seat of the testator, the donor, the heir, the donee or another acquirer is, at the time of the asset transfer, in Germany, or such person, as a German national, has not spent more than five consecutive years outside of Germany without having a place of residence in Germany (this term is extended to ten years for German expatriates); or

(ii) the testator’s or donor’s shares were part of business assets for which there was a place of business in Germany or for which a permanent representative was appointed.

The small number of double taxation treaties regarding inheritance and gift tax that Germany has concluded to date generally provide for German inheritance or gift tax only to be levied in the cases under (i) and, subject to certain restrictions, in the cases under (ii). Special arrangements apply to certain German nationals and former German nationals living outside Germany.

Linde plc Shareholders with Tax Residency Outside of Germany

Dividends distributed by Linde plc and capital gains realized on the disposition of Linde plc shares are subject to a limited tax liability in Germany to the extent that the shares are held, either directly or indirectly (e.g., through a partnership) as part of business assets in Germany (that is, if they are attributable to a permanent establishment or fixed base or to business assets for which a permanent representative in Germany has been appointed, all as either defined by German domestic tax law, or, if a tax treaty applies, by the relevant tax treaty provisions on the taxation of permanent establishment income). In this event, the provisions outlined above with respect to the taxation of shareholders that are German tax residents should principally apply accordingly.

Other Taxes

No German capital transfer tax, value added tax (VAT), stamp duty or similar taxes are levied on the purchase or disposal of shares or other forms of share transfer (for a description of instances where Irish stamp duty may apply, see “— Material Irish Tax Consequences”). Wealth tax is currently not levied in Germany. However, an entrepreneur can opt to pay value added tax on the sale of shares, despite being generally exempt from value added tax, if the entrepreneur has attributed the respective shares to its business and if the shares are sold to another entrepreneur for purposes of the respective entrepreneur’s business.

On January 22, 2013, the Council of the European Union approved the resolution of the ministers of finance from eleven member states (including Germany) to introduce a financial transaction tax within the framework of enhanced cooperation. On February 14, 2013, the European Commission accepted the Proposal for a Council Directive implementing enhanced cooperation in the area of financial transaction tax. The plan focuses on

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levying a financial transaction tax on the purchase and sale of financial instruments. The recommendation of the Commission requires however further negotiation among the participating member states and the extent of the application of such a financial transaction tax as well as its implementation date is currently unknown. The negotiations among the member states considering implementing a financial transaction tax are still pending and have not brought any reliable result so far. Whether and when the financial transaction tax will be implemented remains to be seen.

Material Irish Tax Consequences

Scope of Discussion

The following is a general summary of the material Irish tax consequences for certain beneficial owners of Linde plc shares. It is based on existing Irish law, our understanding of the current practices of the Irish Revenue Commissioners and correspondence with the Irish Revenue Commissioners. Legislative, administrative or juridical changes may modify the tax consequences described below, possibly with retroactive effect. Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to the shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland or other relevant jurisdictions of the acquisition, ownership and disposition of Linde plc shares.

Linde plc intends to manage its affairs so that (1) Linde plc will not be resident in Ireland for Irish tax purposes, (2) Linde plc will not be liable to Irish corporation tax and (3) Linde plc dividends will not be subject to Irish dividend withholding tax or (for shareholders that have no connection with Ireland other than holding Linde plc shares) Irish income tax.

Irish Tax on Chargeable Gains

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. The receipt by Linde shareholders of Linde plc shares as consideration for the transfer of their Linde shares in the business combination will not give rise to a liability to Irish tax on chargeable gains for persons that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold such shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency.

Linde plc shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Linde plc shares. Linde plc shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes or shareholders that hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will, subject to the availability of exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their Linde plc shares. Individual shareholders who are temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Capital Acquisitions Tax

Irish capital acquisitions tax (which is herein referred to as “CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Linde plc ordinary shares irrespective of the place of

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residence, ordinary residence or domicile of the parties. This is because Linde plc ordinary shares are regarded as property situated in Ireland as the share register of Linde plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT; however, there are circumstances where another person such as an agent or personal representative may be accountable for CAT.

CAT is currently levied at a rate of 33 percent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax free threshold of €310,000 per lifetime in respect of taxable gifts or inheritances received from their parents.

Stamp Duty

Irish stamp duty (if any) becomes payable in respect of transfers of Linde plc shares occurring after completion of the business combination.

Shareholders will not have a liability to stamp duty in respect of business combination.

A transfer of Linde plc shares from a seller who holds shares beneficially (i.e., through DTC or Clearstream) to a buyer who holds the acquired shares through DTC or Clearstream will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares).

A transfer of Linde plc shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1 percent of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Linde plc shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the seller must confirm to Linde plc’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Linde plc shares, any person who wishes to acquire Linde plc shares after completion of the business combination should consider acquiring such shares through DTC, Clearstream or another securities depository.

Encashment Tax

Irish encashment tax will be required to be withheld at the standard rate of income tax (currently 20 percent) from any dividends paid by Linde plc, where such dividends are entrusted by or on behalf of the person entitled to them to a bank or encashment agent in Ireland (i.e. a collection agent) for payment to any Linde plc shareholder who is an Irish resident, or is not an Irish resident and has failed to file the appropriate forms confirming the fact, and paid over to the Irish Revenue Commissioners. It is not the intention of Linde plc to use an Irish paying agent function and as such, the above withholding tax treatment should not apply.

Material U.K. Tax Consequences

The statements set out below reflect current U.K. tax law as applied in England and Wales and published HMRC guidance (which may not be binding on HMRC) as at the date of this document, which may be subject to change, possibly with retroactive effect. They are intended as a general guide and apply only to shareholders

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resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes (except insofar as express reference is made to the treatment of non-U.K. residents), who hold shares as an investment (other than under an individual savings account or self-invested personal pension) and who are the absolute beneficial owners of the shares and any dividends paid thereon. (In particular, shareholders holding their shares through a depositary receipt system or clearance service should note that they may not always be regarded as the absolute beneficial owners of such shares.) This guidance does not address all possible tax consequences relating to an investment in the shares. Specifically, this guidance does not address: (i) special classes of shareholders such as, for example, dealers in securities, broker-dealers, intermediaries, insurance companies, pension funds, charities or collective investment schemes; (ii) shareholders who hold shares as part of hedging transactions; (iii) shareholders who have (or are deemed to have) acquired shares by virtue of an office or employment; (iv) shareholders that, either alone or together, with one or more associated persons, such as personal trusts and connected persons, control directly or indirectly at least 10 per cent. of the voting rights or of any class of share capital of the company, or (v) any person holding shares as a borrower under a stock loan or an interim holder under a repo.

Exchange offer — taxation of chargeable gains

Exchange of Linde shares for Linde plc shares pursuant to the exchange offer

The exchange of Linde shares for Linde plc shares pursuant to the exchange offer by a Linde shareholder in respect of, and in proportion to, such holder’s Linde shares may be treated as a scheme of reconstruction for U.K. tax purposes (“no disposal” treatment), subject to certain conditions. If “no disposal” treatment applies, the exchange will not constitute a disposal of Linde shares for U.K. tax purposes. The Linde plc shares will be treated as having been acquired by the holder at the same time and for the same consideration as that holder’s Linde shares.

Where a Linde shareholder, together with its connected parties, does not hold more than 5% (or more than 5% of any class) of shares in Linde, “no disposal” treatment should apply.

Where a Linde shareholder holds, alone or together with its connected parties, more than 5% (or more than 5% of any class) of shares in Linde, “no disposal” treatment will only apply if the transaction is effected for bona fide commercial purposes and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of U.K. corporation tax or capital gains tax.

Disposal of Linde shares for cash under the exchange offer

A disposal of Linde shares for cash by a shareholder who is (at any time in the relevant U.K. tax year) resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains. Indexation allowance may reduce the amount of chargeable gains subject to corporation tax, but may not create or increase any allowable loss.

A Linde shareholder who receives cash on a disposal of Linde shares pursuant to the exchange offer may not in practice be treated as disposing of those Linde shares, if the amount of cash received is (a) “small” as compared with the market value (on the date of disposal) of the Linde shares concerned; and (b) not in excess of the base cost of the Linde shares concerned. The proceeds will instead be deducted from the acquisition cost of the relevant Linde shares for the purposes of computing any chargeable gain or allowable loss on a subsequent disposal. The current practice of HMRC is to apply this treatment where either (i) the proceeds of the disposal do not exceed 5 per cent. of the market value (at the date of the disposal) of the Linde shares concerned or (ii) the amount of the proceeds is £3,000 or less, regardless of whether the 5 per cent. test is satisfied. Where the proceeds are “small” but exceed the total base cost of the Linde shares owned, the taxpayer may, in computing any chargeable gain, elect to deduct that base cost of the Linde shares from the proceeds, reducing to nil the amount of the base cost available for subsequent disposals.

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Non U.K.-resident Linde shareholders

Linde shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of chargeable gains on the exchange of Linde shares for Linde plc shares.

An individual shareholder who acquires Linde shares while U.K. resident, ceases to be resident for tax purposes in the U.K. for a period of five years or less and disposes of all or part of his Linde shares during the period in which he is non-U.K. resident may be liable to capital gains tax on his return to the U.K., where that shareholder was U.K. resident for all or part of at least four of the seven tax years immediately preceding the year of departure from the U.K. (subject to any available exemptions or reliefs). For these purposes, a tax year is the period from 6 April in a calendar year to 5 April in the following calendar year.

Exchange offer — stamp duty and stamp duty reserve tax

No stamp duty or SDRT should be payable on the exchange of the Linde shares for Linde plc shares pursuant to the exchange offer.

Linde plc shares — taxation of dividends

Withholding Tax

Dividend payments may be made by Linde plc without withholding or deduction for or on account of U.K. income tax.

Individual shareholders

An individual shareholder who receives a dividend from Linde plc will pay no income tax on the first £5,000 of dividend income received in a year (which is herein referred to as the “dividend allowance”). The U.K. government has proposed reducing the dividend allowance to £2,000 from 6 April 2018, but this proposal has not yet been enacted in law. The rates of income tax for the tax year ending 5 April 2018 on dividends received above the dividend allowance are: (i) 7.5 per cent. for dividends taxed in the basic rate band; (ii) 32.5 per cent. for dividends taxed in the higher rate band; and (iii) 38.1 per cent. for dividends taxed in the additional rate band. An individual shareholder’s dividend income that is within the dividend allowance counts towards an individual’s basic or higher rate limits — and will therefore affect the level of savings allowance to which they are entitled, and the rate of tax this is due on any dividend income in excess of this allowance. In calculating into which tax band any dividend income over the dividend allowance falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

Corporate shareholders

For corporate shareholders, it is likely that most dividends paid on the Linde plc shares will fall within one or more of the classes of dividend qualifying for exemption from corporation tax. However, the exemptions are not comprehensive and are also subject to anti-avoidance rules. Shareholders within the charge to U.K. corporation tax should consult their own professional advisors.

Linde plc shares — taxation of disposals

A disposal of Linde plc shares by a shareholder who is (at any time in the relevant U.K. tax year) resident and, in the case of an individual, domiciled exclusively in the U.K. for U.K. tax purposes, may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals, or indexation for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains.

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Individual shareholders

Chargeable gains are treated as the top slice of an individual’s combined income and gains. Capital gains tax is charged at (i) 10 per cent. to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) are less than the upper limit of the income tax basic rate band; or (ii) 20 per cent. to the extent that gains accruing to an individual in any tax year (calculated after deducting the annual exempt amount and any capital losses) when aggregated with the individual’s taxable income for that year (calculated after deduction of the personal allowance and other reliefs) exceed the upper limit of the income tax basic rate band.

Corporate shareholders

A company subject to U.K. corporation tax that disposes of Linde plc shares at a gain will be subject to U.K. corporation tax on chargeable gains after taking account of any losses available and subject to any available exemptions or reliefs. Such a company will be subject to corporation tax at the applicable rate (currently 19 per cent.) after taking account of any applicable indexation allowance. Indexation allowance may reduce the amount of chargeable gains subject to corporation tax, but may not create or increase any allowable loss.

Non U.K.-resident shareholders

Provided that Linde plc shares are not registered in any register kept in the United Kingdom, shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of chargeable gains.

An individual shareholder who acquires Linde plc shares while U.K. resident, ceases to be resident for tax purposes in the U.K. for a period of five years or less and disposes of all or part of his Linde plc shares during the period in which he is non-U.K. resident may be liable to capital gains tax on his return to the U.K., where that shareholder was U.K. resident for all or part of at least four of the seven tax years immediately preceding the year of departure from the U.K. (subject to any available exemptions or reliefs). For these purposes, a tax year is the period from 6 April in a calendar year to 5 April in the following calendar year.

Transfers of Linde plc shares — stamp duty and SDRT

Provided that the Linde plc shares are not registered in any register kept in the United Kingdom and are not required by the Linde plc constitution to be transferred as part of a unit with a share in a body corporate incorporated in the United Kingdom, no SDRT should be payable on any agreement to transfer the Linde plc shares.

No stamp duty should be payable on the transfer of Linde plc shares, provided that any instrument of transfer is not executed in the United Kingdom and does not relate to any property situate, or to any other matter or thing done or to be done, in the United Kingdom.

In any case, no stamp duty should be payable upon a transfer of Linde plc shares in dematerialized form, for instance within DTC.

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Please note that this translation of the German offer document is for convenience purposes only. It has not been and will not be reviewed or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, the “BaFin”) and it does not constitute an offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) or under any other law or regulation, nor does it give rise to any claims or entitlements. Zamalight PLC assumes no responsibility for misunderstandings or misinterpretations that may arise from or in connection with this translation or any mistakes or inaccuracies contained herein. Only the German offer document, the publication of which has been approved by BaFin, is legally valid and binding.

Mandatory Publication

in accordance with Sections 34, 14 paras. 2 and 3 German Securities Acquisition and Takeover Act

(Wertpapiererwerbs- und Übernahmegesetz)

Shareholders of Linde Aktiengesellschaft, particularly shareholders with a place of residence, registered office or habitual abode outside of Germany, should pay particular attention to Section 1, Section 5.2.4 and Section 13.9 of this offer document.

The content of this draft of the offer document has not been and will not be reviewed by the competent German Federal Financial Supervisory Authority (BaFin) and its publication has not been and will not be approved by BaFin. This document does not constitute an offer.

ZAMALIGHT PLC

OFFER DOCUMENT

Voluntary Public Takeover Offer

(Exchange Offer)

by

Zamalight PLC

The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY

United Kingdom

to the shareholders of

Linde Aktiengesellschaft

Klosterhofstraße 1, 80331 Munich

Germany

to acquire all ordinary bearer shares of Linde Aktiengesellschaft without par value for

1.540 ordinary shares of Zamalight PLC

for

each tendered share of Linde Aktiengesellschaft

Acceptance Period:

[—] 2017 to [—] 2017, at 24:00 hours (Central European Summer Time)

Linde Aktiengesellschaft Shares:	ISIN DE0006483001

Tendered Linde Aktiengesellschaft Shares:	ISIN DE000A2E4L75

Zamalight PLC Shares:	ISIN IE00BZ12WP82

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission or regulatory authority has approved or disapproved of the securities to be issued in connection with the business combination or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense under U.S. law.

Information about the exchange offer is contained in this offer document, which we urge you to read. In particular, see “Risk Factors” beginning on page [—] in Annex 3 of this document.

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Page
1.	General information on the implementation of the Exchange Offer, particularly for Shareholders with a place of residence, registered office or habitual abode outside of Germany		ALT-64

	1.1	Implementation of the Exchange Offer according to the provisions of the German Securities Acquisition and Takeover Act	ALT-64

	1.2	Special information for Linde Shareholders whose place of residence, seat or habitual abode is in the United States	ALT-65

	1.3	Publication of the decision to launch the Exchange Offer	ALT-65

	1.4	Review of the Offer Document by BaFin	ALT-65

	1.5	Publication and dissemination of this Offer Document	ALT-65

	1.6	Acceptance of the Exchange Offer outside of Germany and the United States	ALT-67

2.	Notes on the information contained in this Offer Document		ALT-67

	2.1	General	ALT-67

	2.2	Status and sources of information contained in this Offer Document	ALT-67

	2.3	Forward-looking statements	ALT-68

	2.4	No updates	ALT-69

3.	Summary of the Exchange Offer		ALT-69

4.	Exchange Offer		ALT-78

	4.1	Subject matter	ALT-78

	4.2	Acceptance Period	ALT-79

	4.3	Extension of the Acceptance Period	ALT-79

	4.4	Additional Acceptance Period pursuant to Section 16 para. 2 Takeover Act	ALT-79

5.	Information on the Bidder		ALT-80

	5.1	General information on the Bidder	ALT-80

	5.2	Background information regarding the Bidder	ALT-90

6.	Description of Linde		ALT-92

	6.1	Legal basis of Linde	ALT-92

	6.2	Share capital, Linde Treasury Shares, authorized capital, conditional capital and Linde long term incentive plan LTIP	ALT-92

	6.3	Overview of the business activities of the Linde Group	ALT-95

	6.4	Governing bodies of Linde	ALT-96

	6.5	Shareholder structure of Linde	ALT-97

	6.6	Persons acting jointly with Linde	ALT-97

	6.7	Reasoned statement(s) by the executive board and the supervisory board of Linde	ALT-97

	6.8	Employees of Linde	ALT-98

7.	Description of Praxair		ALT-98

	7.1	Legal basis of Praxair	ALT-98

	7.2	Share capital, Praxair treasury shares, authorized capital, conditional capital and Praxair stock option plans	ALT-98

	7.3	Overview of the business activities of Praxair Group	ALT-99

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Page
	7.4	Governing bodies of Praxair	ALT-100

	7.5	Shareholder structure of Praxair	ALT-100

	7.6	Employees of Praxair	ALT-101

8.	Background to the Exchange Offer and the Merger		ALT-101

	8.1	Notes regarding the Combination	ALT-101

	8.2	Strategy and goals	ALT-103

	8.3	Business Combination Agreement	ALT-105

	8.4	No mandatory offer when obtaining control over Linde by the Bidder	ALT-106

9.	Intentions of the Bidder		ALT-106

	9.1	Future business operations of Linde and the Bidder, use of assets and future obligations of Linde and the Bidder	ALT-106

	9.2	Intentions regarding the executive board and the supervisory board of Linde and the members of the management of the Bidder	ALT-107

	9.3	Employees, employment terms and employee representatives of Linde and the Bidder	ALT-108

	9.4	Name and registered office of Linde PLC, major business locations of the Combined Group	ALT-108

	9.5	Consolidation	ALT-108

	9.6	Other intentions	ALT-111

10.	Explanation of determination of Offer Consideration		ALT-111

	10.1	Admittance to trading on organized market and liquidity of Linde PLC Offer Shares	ALT-111

	10.2	Minimum consideration according to Takeover Offer Regulation	ALT-112

	10.3	Value of consideration according to valuation of Linde PLC pursuant to IDW S1 2008	ALT-113

	10.4	Final statement regarding the Offer Consideration	ALT-124

	10.5	Non-applicability of Section 33b Takeover Act	ALT-124

11.	Regulatory approvals and procedures		ALT-124

	11.1	Antitrust proceedings	ALT-124

	11.2	Registration Statement	ALT-125

	11.3	Permission to publish the Offer Document	ALT-125

12.	Requirements for the settlement of the Exchange Offer		ALT-126

	12.1	Closing Conditions	ALT-126

	12.2	Independent Expert	ALT-129

	12.3	Waiver of Closing Conditions	ALT-129

	12.4	Non-Satisfaction of Closing Conditions	ALT-130

	12.5	Publication	ALT-130

13.	Acceptance and Settlement of the Exchange Offer		ALT-131

	13.1	Settlement Agent	ALT-131

	13.2	Acceptance of the Exchange Offer within the Acceptance Period	ALT-131

	13.3	Further declarations in connection with the acceptance of the Exchange Offer	ALT-131

	13.4	Irrevocable Undertakings for Index Funds	ALT-133

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Page
	13.5	Settlement of the Exchange Offer	ALT-133

	13.6	Legal consequences of acceptance	ALT-136

	13.7	Acceptance during the Additional Acceptance Period	ALT-136

	13.8	Trading with Tendered Linde Shares / Inclusion of Tendered Shares in the DAX 30 index	ALT-136

	13.9	Note to holders of American Depositary Receipts	ALT-137

	13.10	Rescission upon Non-satisfaction of the Closing Conditions	ALT-138

	13.11	Right of withdrawal of Linde Shareholders who accept the Exchange Offer	ALT-138

	13.12	Costs for Linde Shareholders Who Accept the Exchange Offer	ALT-138

14.	Securing of the Offer Consideration		ALT-138

	14.1	Financing Requirements	ALT-138

	14.2	Financing measures	ALT-139

15.	Expected Effects of the Completion of the Exchange Offer and the Merger on the Assets, Financial and Earnings Positions of the Bidder and Illustrative Financial Information		ALT-140

	15.1	Explanatory Financial Information	ALT-140

	15.2	Illustrative Financial Information / Illustrative unaudited condensed combined financial information of Linde PLC	ALT-143

16.	Information for Linde Shareholders not accepting the Exchange Offer		ALT-162

	16.1	Listing of Linde Shares; Possible reduction of the free float and liquidity of Linde Shares	ALT-162

	16.2	Possible Segment Change, Downlisting or Delisting	ALT-163

	16.3	Qualified majority of the Bidder in the general shareholders’ meeting of Linde	ALT-164

	16.4	Squeeze-Out	ALT-164

	16.5	Put Right pursuant to Section 39c Takeover Act	ALT-164

17.	Rights of Withdrawal		ALT-166

	17.1	Prerequisites	ALT-166

	17.2	Exercise of the right of withdrawal	ALT-166

18.	Information regarding cash benefits or other monetary benefits to members of Linde’s executive board and supervisory board		ALT-167

	18.1	Membership on Linde PLC’s Board of Directors	ALT-167

	18.2	Membership on Linde PLC Group Management Committee	ALT-167

	18.3	Treatment of Equity Awards	ALT-167

	18.4	Treatment of Investment Shares	ALT-168

	18.5	Treatment of Deferral Shares	ALT-168

	18.6	New Linde PLC Plan	ALT-169

	18.7	Share Ownership Policy	ALT-169

	18.8	Severance	ALT-170

	18.9	Indemnification	ALT-170

	18.10	Other Interests	ALT-171

ALT-60

Page
19.	Results of the Exchange Offer and other announcements	ALT-171

20.	Information regarding tax	ALT-171

21.	Applicable law; place of jurisdiction	ALT-172

22.	Declaration of acceptance of responsibility for the contents of this Offer Document	ALT-172

23.	Signatures	ALT-172

Annex 1 Persons Acting jointly with the Bidder as of June 1, 2017		ALT-173

Annex 2 Persons Acting jointly with Linde (Subsidiaries of Linde) as of May 29, 2017		ALT-174

Annex 3 Information pursuant to Section 2 no. 2 of the Takeover Offer Regulation in conjunction with Section 7 Securities Prospectus Act (Wertpapierprospektgesetz) and the Commission Regulation (EC) No 809/2004 (April 29, 2004), as amended, implementing Directive 2003/71/EC of the European Parliament and of the Council regarding information contained in prospectuses, as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements

ALT-189

ALT-61

Defined Terms

3-Month Average Price	[—	]

Acceptance Period	[—	]

Additional Acceptance Period	[—	]

Admission	[—	]

ADRs	[—	]

Announcement of Results	[—	]

Annual Cash Compensation	[—	]

Antitrust Authority	[—	]

APAC	[—	]

ASC 805	[—	]

Asia	[—	]

BaFin	[—	]

Bidder	[—	]

Blocked Account Agreement	[—	]

Business Combination	[—	]

Business Combination Agreement	[—	]

Business Day	[—	]

CAPM	[—	]

Central Registration Agent	[—	]

CET	[—	]

CFIUS	[—	]

Clearstream	[—	]

Closing Conditions	[—	]

Combined Group	[—	]

Companies Act 2014	[—	]

Completion of the Business Combination	[—	]

Contractual Penalty	[—	]

Cumberland	[—	]

Custodian Bank	[—	]

Declaration of Acceptance	[—	]

Deferral Shares	[—	]

Delisting	[—	]

Downlisting	[—	]

DTC	[—	]

Early Commencement Rule	[—	]

EDGAR	[—	]

EMEA	[—	]

Enceladus	[—	]

EU Prospectus Regulation	[—	]

Europe	[—	]

Excess Offer Shares	[—	]

Exchange Act	[—	]

Exchange Offer	[—	]

Expected Total Offer Consideration	[—	]

Expected Transaction Costs	[—	]

Explanatory Financial Information	[—	]

EY	[—	]

FAUB	[—	]

Frankfurt Stock Exchange	[—	]

German Intermediate Holding AG	[—	]

German Intermediate Holding GmbH	[—	]

IDW S1 2008	[—	]

IFRS	[—	]

Illustrative Financial Information	[—	]

Independent Expert	[—	]

Index Funds	[—	]

Integration Efforts	[—	]

Integration Phase	[—	]

Integration Plan	[—	]

Investment Shares	[—	]

Irrevocable Undertakings	[—	]

ISIN	[—	]

Issuance of Linde PLC Shares	[—	]

Linde	[—	]

Linde AG Articles of Association	[—	]

Linde Bonus Shares	[—	]

Linde Class Director	[—	]

Linde Custodian Bank	[—	]

Linde Designee	[—	]

Linde Group	[—	]

Linde LTIP	[—	]

Linde Material Adverse Change	[—	]

Linde PLC	[—	]

Linde PLC Board	[—	]

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Linde PLC Board Audit Committee	[—	]

Linde PLC Board Compensation Committee	[—	]

Linde PLC Board Executive Committee	[—	]

Linde PLC Board Nomination and Governance Committee	[—	]

Linde PLC CEO	[—	]

Linde PLC Group	[—	]

Linde PLC Offer Shares	[—	]

Linde PLC RSU	[—	]

Linde PLC RSUs	[—	]

Linde PLC Shares	[—	]

Linde PLC Stock Option	[—	]

Linde PLC Stock Options	[—	]

Linde Shareholders	[—	]

Linde Shares	[—	]

Linde Shares put to the Bidder	[—	]

Linde Treasury Shares	[—	]

Longstop Date	[—	]

Management Committee	[—	]

Market Abuse Regulation	[—	]

Material Compliance Violation	[—	]

Maximum Number of Tendered Linde Shares	[—	]

Maximum Total Offer Consideration	[—	]

Merger	[—	]

Minimum Acceptance Ratio	[—	]

No Injunction or Illegality Condition	[—	]

Nominee	[—	]

Non-Tender Agreement	[—	]

North America	[—	]

NYSE	[—	]

Offer Consideration	[—	]

Offer Document	[—	]

Possible Capital Reduction	[—	]

Praxair	[—	]

Praxair Class Director	[—	]

Praxair Designee	[—	]

Praxair Group	[—	]

Praxair Material Adverse Change	[—	]

Praxair PSU	[—	]

Praxair Requisite Vote	[—	]

Praxair Requisite Vote Condition	[—	]

Praxair RSU	[—	]

Praxair Shareholders	[—	]

Praxair Shares	[—	]

Praxair Stock Option	[—	]

Put Right	[—	]

Put Right Period	[—	]

Reasoned Statement	[—	]

Registration Statement	[—	]

Registration Statement Condition	[—	]

Regulatory Condition	[—	]

SEC	[—	]

Securities Act	[—	]

Securities Prospectus Act	[—	]

Segment Change	[—	]

Settlement Agent	[—	]

Settlement of the Exchange Offer	[—	]

South America	[—	]

Squeeze-Out	[—	]

Surface Technologies	[—	]

Takeover Act	[—	]

Takeover Offer Regulation	[—	]

Tendered Linde Shares	[—	]

Tendering Linde Shareholders	[—	]

Transaction Costs	[—	]

U.S. GAAP	[—	]

United States	[—	]

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1.	General information on the implementation of the Exchange Offer, particularly for Shareholders with a place of residence, registered office or habitual abode outside of Germany

1.1	Implementation of the Exchange Offer according to the provisions of the German Securities Acquisition and Takeover Act

This offer document (the “Offer Document”) describes the voluntary public exchange offer (the “Exchange Offer”) made by Zamalight PLC, registered under the laws of Ireland and with its registered office at Ten Earlsfort Terrace, Dublin 2, DO2T380, Ireland and principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom (“Linde PLC” or the “Bidder”, and, together with its subsidiaries and affiliated companies as of the date hereof, the “Linde PLC Group” and the ordinary shares of Linde PLC with the International Securities Identification Number (“ISIN”) IE00BZ12WP82 (the “Linde PLC Shares”), to the shareholders of Linde Aktiengesellschaft, with its registered office in Munich, registered with the commercial register (Handelsregister) of the local court of Munich under registration number HRB 169850 (“Linde”, and together with its subsidiaries and affiliated companies, the “Linde Group”, the shareholders of Linde, the “Linde Shareholders”, and the ordinary bearer shares without par value of Linde with the ISIN DE0006483001, the “Linde Shares”).

The Exchange Offer is a voluntary public offer to acquire securities pursuant to the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, the “Takeover Act”) in conjunction with the German Regulation on the Content of the Offer Document, Consideration for Exchange Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots—WpÜG-Angebotsverordnung, the “Takeover Offer Regulation”). The Exchange Offer is exclusively carried out in accordance with German law and applicable provisions of the securities laws of the United States of America (the “United States”), including the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

Pursuant to applicable U.S. securities laws, including Section 5 of the Securities Act, and Rule 145 thereunder, in the United States, the Bidder is required to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) with respect to the Linde PLC Shares to be issued in the Exchange Offer (the “Linde PLC Offer Shares”) and the Merger (as defined in Section 8.1.1). The SEC must declare the Registration Statement effective prior to the expiration of the Acceptance Period (as defined in Section 4.2). Once the Bidder has satisfactorily addressed all SEC comments in amendments to the Registration Statement, the Bidder will request that the SEC declares the Registration Statement effective. The Linde PLC Shares will be admitted to trading on the New York Stock Exchange (the “NYSE”) and on the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (the “Frankfurt Stock Exchange”). On the basis of the Early Commencement Rule (as defined in Section 11.2.2), the Bidder may begin the Exchange Offer pursuant to a preliminary prospectus filed with the SEC prior to the effectiveness of the Registration Statement (see Section 11.2).

Annex 3 contains information according to Section 2 no. 2 of the Takeover Offer Regulation in conjunction with Section 7 German Securities Prospectus Act (Wertpapierprospektgesetz, the “Securities Prospectus Act”) and the Commission Regulation (EC) No 809/2004 of April 29, 2004 implementing Directive (EC) 2003/71 of the European Parliament and of the European Council with regards to information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements (the “EU Prospectus Regulation”). Pursuant to German law the information provided in Annex 3 is regarded to be equivalent to that of a prospectus. Annex 3 forms part of this Offer Document and should be read together with the main part of this Offer Document.

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With the exception of Annex 1 (List of Persons Acting jointly with the Bidder (Subsidiaries of Linde PLC)), Annex 2 (List of Persons Acting jointly with Linde (Subsidiaries of Linde)) and Annex 3 (Section 2 no. 2 of the Takeover Offer Regulation in conjunction with Section 7 Securities Prospectus Act), there are no further documents that form part of this Offer Document.

With the Exchange Offer, the Bidder is not making any public offer pursuant to any laws other than the laws of Germany and the laws of the United States. Consequently, unless required by mandatory law, no other announcements have been made, and no other registrations, approvals, admissions or authorizations have been applied for or granted, in respect of this Offer Document and/or the Exchange Offer outside of Germany or the United States (with respect to the publication and dissemination of the Offer Document please refer to Section 1.5). As a result, the Linde Shareholders cannot rely upon the application of foreign laws for investor protection.

1.2	Special information for Linde Shareholders whose place of residence, seat or habitual abode is in the United States

The Exchange Offer is being made in the United States in reliance on, and in compliance with, applicable provisions of Section 14(e) and Regulation 14E of the Exchange Act, as modified by Rule 14d-1(d) thereunder. The Exchange Offer is an offer to acquire shares of a publicly listed German company and is subject to the legal provisions of Germany regarding the implementation and disclosure requirements for such an offer which differ substantially from the corresponding legal provisions of the United States. For example, certain financial information in this Offer Document has been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (the “IFRS”) and may therefore not be comparable to financial information relating to U.S. companies and other companies whose financial information is prepared in accordance with the Generally Accepted Accounting Principles of the United States (the “U.S. GAAP”) or with International Financial Reporting Standards as adopted by the International Accounting Standards Board. Furthermore, the payment and settlement procedure with respect to the Exchange Offer will comply with the relevant German rules which differ from payment and settlement procedures customary in the United States.

1.3	Publication of the decision to launch the Exchange Offer

On June 1, 2017, the Bidder published its decision to launch the Exchange Offer pursuant to Section 10 para. 1 sentence 1 Takeover Act. The referenced publication of the Bidder is available on the internet at http://www.lindepraxairmerger.com.

1.4	Review of the Offer Document by BaFin

The German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (the “BaFin”) has reviewed this Offer Document in the German language and has approved its publication on [—] 2017. The English translation has not been subject to review by BaFin. No other documents form part of the Exchange Offer.

The Exchange Offer is exclusively carried out in accordance with German law and certain applicable provisions of the securities laws of the United States (see Section 1.1). Registrations, admissions or approvals of this Offer Document and/or the Exchange Offer under any other laws have not been made so far and are not intended.

1.5	Publication and dissemination of this Offer Document

The Bidder has published this Offer Document in German in accordance with Sections 34, 14 paras. 2 and 3 Takeover Act on [—] 2017, by (i) making an announcement on the internet at http://www.lindepraxairmerger.com, and (ii) keeping copies available for distribution free of charge for all

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Linde Shareholders through Deutsche Bank Aktiengesellschaft (inquiries by facsimile at +49 69 910 38794 or by email at dct.tender-offers@db.com) (the “Settlement Agent”). The Bidder has provided a non-binding English translation to the Linde Shareholders in the same way. Only the German Offer Document, the publication of which has been approved by BaFin on [—] 2017, has binding effect for the Exchange Offer.

The announcement pursuant to Section 14 para. 3 sentence 1 no. 2 Takeover Act, regarding the availability of this Offer Document through the Settlement Agent for distribution free of charge and the internet address under which this Offer Document is published, was published by the Bidder in the German Federal Gazette (Bundesanzeiger) on [—] 2017.

As soon as practicable after approval of the publication of the German Offer Document by BaFin, a non-binding English translation of this Offer Document will be made available electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The English translation of this Offer Document can be located on the EDGAR system at http://www.sec.gov/edgar/searchedgar/companysearch.html. On this website, search for “Linde PLC” under “company name”. The English translation of this Offer Document will also be available on the internet at http://www.lindepraxairmerger.com. In addition, the Settlement Agent keeps the non-binding English translation for distribution free of charge upon request.

In addition, Linde Shareholders can obtain upon request, free of charge, the English translation of this Offer Document either through the aforementioned internet address or by contacting the Settlement Agent using the aforementioned contact details. The Bidder will also announce, to the extent required, by way of an English language press release in the United States where copies of this Offer Document will be available free of charge and at which internet address this Offer Document is published.

The aforementioned publications serve the purpose of complying with the mandatory provisions of the Takeover Act and of complying with the Securities Act and the Exchange Act. In addition, in the United States, the Bidder has filed the Registration Statement that includes a U.S. prospectus of the Bidder to be used in connection with the Exchange Offer made to Linde Shareholders. After the Registration Statement is declared effective by the SEC, the prospectus will be available electronically through the EDGAR system at http://www.sec.gov/edgar/searchedgar/companysearch.html under the company name “Linde PLC”.

Except as set forth above, no publications of this Offer Document are intended.

This Offer Document has been prepared without taking into account any particular person’s objectives, financial situation or needs. Therefore, Linde Shareholders should, before acting based on the information contained in this Offer Document, consider such information with regard to their personal objectives, financial situation and needs as well as individual tax situation.

The Exchange Offer and this Offer Document shall not constitute the publication of an offer or an advertisement of an offer pursuant to laws and regulations of jurisdictions other than those of Germany and the United States. In particular, this Offer Document, or any summary or excerpt thereof, shall not be directly or indirectly distributed, disseminated or circulated outside of Germany or the United States if and to the extent such distribution, dissemination or circulation is not in compliance with applicable foreign regulations, or depends on the issuance of authorizations, compliance with official procedures or any other legal requirements, and such conditions are not satisfied. The Bidder has not approved the publication, sending, distribution or dissemination of the Offer Document or other documents associated with the Exchange Offer by third parties outside of Germany or the United States. The Bidder is not responsible for ensuring that the publication, distribution, dissemination or circulation of this Offer Document outside of Germany and the United States is consistent with the provisions of legal systems other than those of Germany and the United States.

The Bidder makes this Offer Document available, upon request, to the respective custodian securities services companies that hold custody of the Linde Shares (each, a “Custodian Bank”) for distribution to the Linde Shareholders with domicile, registered office or habitual abode in Germany and the United

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States only, unless this takes place in accordance with all applicable domestic and foreign legal provisions. The Custodian Banks may not otherwise publish, send, distribute or disseminate this Offer Document.

1.6	Acceptance of the Exchange Offer outside of Germany and the United States

The acceptance of the Exchange Offer outside of Germany and the United States may be subject to legal restrictions.

The Exchange Offer may be accepted by all domestic and foreign Linde Shareholders (including those with domicile, registered office or habitual abode in Germany, the European Union, the European Economic Area, and the United States) in accordance with this Offer Document and the relevant applicable legal provisions. Linde Shareholders who come into possession of this Offer Document outside of Germany and the United States and/or who wish to accept the Exchange Offer outside of Germany and the United States are advised to inform themselves of the relevant applicable legal provisions and to comply with them. Neither the Bidder, nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 sentences 1 and 3 Takeover Act assume responsibility for the admissibility of the acceptance of the Exchange Offer outside of Germany and the United States being permissible under the relevant applicable legal provisions.

Pursuant to German law the information provided in Annex 3 is regarded to be equivalent to that of a prospectus. Unless mandated by law, no action has been or will be taken in any jurisdiction other than Germany or the United States that would permit a public offering of the Linde PLC Offer Shares requiring the approval of a prospectus by the relevant authorities, or permit possession or distribution of this Offer Document or any advertising material relating to the Linde PLC Offer Shares, except as described in Section 1.5.

2.	Notes on the information contained in this Offer Document

2.1	General

References to time in this Offer Document refer to local time in Frankfurt am Main, Germany (Central European Summer Time or Central European Time, as applicable, together “CET”), unless stated otherwise. References to a “Business Day” refer to a day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or the City of New York, New York, United States, are generally closed. To the extent that expressions such as “currently”, “at the present time”, “at the moment”, “now”, “at present” or “today” are used in this Offer Document, they refer to the point in time of publication of this Offer Document, except as otherwise expressly stated.

References to “EUR” refer to the legal currency of Germany and certain other member states of the European Union as from January 1, 1999; references to “USD” refer to the legal currency of the United States. References to “subsidiaries” relate to subsidiaries within the meaning of Section 2 para. 6 Takeover Act.

The Bidder has not authorized third parties to make statements about the Exchange Offer or this Offer Document. If third parties nevertheless make such statements, such statements shall neither be attributable to the Bidder, nor to persons acting jointly with the Bidder.

2.2	Status and sources of information contained in this Offer Document

Unless expressly noted otherwise, all information and statements on intentions and all other information in this Offer Document are based on the knowledge or the intention of the Bidder at the time of the publication of this Offer Document.

The information provided in the Offer Document is based, among other things, on information made available by way of a reciprocal due diligence between Linde and Praxair. This due diligence was

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carried out between March and May 2017; it covered, among others, financial, legal and operational matters. Praxair has supplied all information contained in the Offer Document relating to Praxair and the Praxair Group, and Linde has supplied all information contained in the Offer Document relating to Linde and the Linde Group. Both Praxair and Linde have supplied further information, including oral information during discussions with the management and their respective advisors, relating to the Exchange Offer, the Registration Statement and the Merger (as defined in Section 8.1.1). In addition, certain information regarding Linde and the Linde Group contained in the Offer Document is based on publicly accessible sources (such as published annual reports, annual financial statements, prospectuses, press releases or analyst presentations), in particular information published on the internet at http://www.linde.de, as well as Linde’s articles of association (the “Linde AG Articles of Association”) and information derived from the commercial register. Beyond the aforementioned reciprocal due diligence and management discussions, the Bidder did not review all information independently. The Bidder cannot rule out that the information about Linde and Linde Group described in the Offer Document has changed since its publication.

2.3	Forward-looking statements

This Offer Document and the documents referred to in it contain certain forward-looking statements. These statements do not represent facts and are characterized by words such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “potential”, “forecast”, and similar expressions. Such statements express the intentions, opinions or current expectations of the Bidder, Praxair, Linde or persons acting jointly with them within the meaning of Section 2 para. 5 sentences 1 and 3 Takeover Act, as well as their subsidiaries, with regard to possible future events.

These forward-looking statements include statements regarding benefits of the proposed business combination, integration plans and expected synergies, anticipated future growth, financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. Such forward-looking statements are based on current plans, estimates and forecasts which the Bidder, Praxair, Linde or the persons acting jointly with them within the meaning of Section 2 para. 5 sentences 1 and 3 Takeover Act, as well as their subsidiaries, have made to the best of their knowledge, but which do not claim to be correct in the future. All forward-looking statements included in this document are based upon information available to the Bidder, Praxair, Linde or the persons acting jointly with them within the meaning of Section 2 para. 5 sentences 1 and 3 Takeover Act, as well as their subsidiaries on the date hereof. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected and generally cannot be influenced by the Bidder, Praxair, Linde or the persons acting jointly with them within the meaning of Section 2 para. 5 sentences 1 and 3 Takeover Act, as well as their subsidiaries. The forward-looking statements contained in this Offer Document could turn out to be inaccurate or incorrect and future events and developments could considerably deviate from the forward-looking statements contained in this Offer Document. In particular, statements regarding benefits of the Business Combination (as defined in Section 5.1), integration plans and expected synergies, anticipated future growth as well as the actual results of operations, financial condition and liquidity, and the development of the industry, in which Linde and Praxair (as defined in Section 7.1) operate, may differ materially from those made in or suggested by the forward-looking statements contained in this Offer Document.

It is possible that the Bidder, Praxair or Linde may change intentions and estimates outlined in this Offer Document after the publication of this Offer Document, subject to existing contractual agreements.

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2.4	No updates

The Bidder will only update this Offer Document to the extent permissible and required under the Takeover Act, and applicable United States law, and will comply with its obligation under the Exchange Act to inform security holders of any material change in the information published, sent or given to security holders. The Bidder will also publish any additional accompanying information regarding the Exchange Offer on the internet at http://www.lindepraxairmerger.com, and will, to the extent required by applicable law, file such information in English on the SEC’s website under the link to the EDGAR system (as described in Section 1.5).

3.	Summary of the Exchange Offer

The following summary contains an overview of selected information provided in this Offer Document. It is supplemented by, and should be read in conjunction with, the information and particulars set out elsewhere in this Offer Document. Therefore, this summary does not contain all information that may be relevant for Linde Shareholders. Thus, Linde Shareholders should carefully read the entire Offer Document.

Linde Shareholders, particularly Linde Shareholders with a place of residence, registered office or habitual abode outside of Germany, should pay particular attention to the information set out in Section 1 of this Offer Document, “General information on the implementation of the Exchange Offer, particularly for shareholders with a place of residence, registered office or habitual abode outside of Germany”, Section 5.2.4, “Parallel acquisitions”, and Section 13.9, “Note to holders of American Depositary Receipts”.

Bidder:	Linde PLC, The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom.

Target:	Linde Aktiengesellschaft, Klosterhofstraße 1, 80331 Munich, Germany.

Subject matter of the Exchange Offer:	Acquisition of all ordinary bearer shares, without par value (auf den Inhaber lautende Stückaktien ohne Nennbetrag) of Linde with the ISIN DE0006483001, each representing a pro-rata amount of the share capital of EUR 2.56 and each with full dividend rights and all ancillary rights associated therewith at the time of settlement of the Exchange Offer (the “Settlement of the Exchange Offer”).

Offer Consideration:	For each Linde Share, 1.540 ordinary shares with a nominal value of EUR 0.001 of the Bidder (Linde PLC Offer Shares) (ISIN IE00BZ12WP82) (the “Offer Consideration”).

The Linde PLC Offer Shares will be issued as described in the Section Issuance of Linde PLC Shares.

Issuance of Linde PLC Shares:	Pursuant to a special written resolution executed by Enceladus and Cumberland (each as defined in Section 5.1.4), Linde PLC’s two (2) sole shareholders, the board of directors of Linde PLC was authorized, in accordance with Section 1021 of the Companies Act 2014 of Ireland (Act Number 38 of 2014) (the “Companies Act 2014”), to generally and unconditionally allot Linde PLC Shares up to a total aggregate nominal amount of EUR [—]. This authority expires five (5) years after the date on which the resolution is passed unless renewed, varied or revoked by the general meeting of Linde PLC.

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On [—] 2017, the board of directors of Linde PLC passed a resolution to allot and to issue Linde PLC Shares to Linde Shareholders that accept the Exchange Offer and to shareholders of Praxair (the “Praxair Shareholders”) (or to the Nominee for DTC, as defined below in this section) at the Completion of the Business Combination.

Shortly before the Completion of the Business Combination (as defined in Section 5.1), the board of directors of Linde PLC will resolve to allot and issue the exact number of Linde PLC Shares that are required to fulfill Linde PLC’s obligation to deliver such shares under the Exchange Offer and the Merger (as defined in Section 8.1.1) (the “Issuance of Linde PLC Shares”).

The Linde PLC Offer Shares will be deposited upon issuance with, or on behalf of, the Depository Trust Company (“DTC”) in New York, New York, United States and registered in the name of DTC’s nominee, Cede & Co. (the “Nominee”) that will become the legal owner of the Linde PLC Shares. Linde Shareholders accepting the Exchange Offer will become beneficial owners of Linde PLC Shares and as such will be entitled, through the chain of the Nominee and custodians, to all rights attaching to Linde PLC Shares (including dividend and pre-emption rights, if any).

On the basis of these resolutions, Linde PLC will be able to fulfill its obligations to deliver the Linde PLC Shares as required under the Exchange Offer and the Merger (as defined in Section 8.1.1), without further approvals from Linde PLC’s shareholders or otherwise.

Acceptance:	The acceptance of the Exchange Offer must be declared to the Custodian Bank in a form that is accepted by such Custodian Bank with respect to declarations within the Acceptance Period (as defined in Section 4.2) or the Additional Acceptance Period (as defined in Section 4.4), respectively. The acceptance will become valid with the timely transfer of the Linde Shares tendered within the Acceptance Period, or the Linde Shares tendered within the Additional Acceptance Period to ISIN DE000A2E4L75 (WKN A2E 4L7) at Clearstream Banking AG, Frankfurt (“Clearstream”).

Such transfer of Linde Shares at Clearstream shall be deemed timely if the transfer has been effected no later than by 6:00 p.m. (CET) on the second Business Day after the expiration of the Acceptance Period or after the expiration of the Additional Acceptance Period, as the case may be.

Withdrawal Rights:	At any time during the Acceptance Period, Linde Shareholders may withdraw their Linde Shares tendered in the Exchange Offer. At the expiration of the Acceptance Period, withdrawal rights will cease, and any Linde Shares tendered in the Exchange Offer cannot be withdrawn. There will be no withdrawal rights during any Additional Acceptance Period even if tendered during such Additional Acceptance Period or, if applicable, a Put Right Period.

Acceptance Period:	The Acceptance Period (as defined in Section 4.2 and subject to any extension) of the Exchange Offer starts on [—] 2017 and ends on [—] 2017 at 24:00 hours (CET).

Additional Acceptance Period:	The Additional Acceptance Period (as defined in Section 4.4) is expected to begin on [—] 2017 and to expire on [—] 2017 at 24:00 hours (CET).

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Closing Conditions:

The Exchange Offer and the agreements resulting from its acceptance will only be consummated if the following Closing Conditions (as defined in Section 12.1) are satisfied or effectively waived by the Bidder before the default of the respective Closing Condition (see Section 12.3):

•       At the time of the expiration of the Acceptance Period, the sum of the number of

•       Tendered Linde Shares (as defined in Section 13.2) (including those Linde Shares for which the acceptance of the Exchange Offer has been declared during the Acceptance Period but only becomes effective after the expiration of the Acceptance Period by transferring the Linde Shares to ISIN DE000A2E4L75 (WKN A2E 4L7)) for which the right to withdrawal, if any, has not been validly exercised in accordance with this Offer Document;

•       Linde Shares held directly by the Bidder, any member of Linde PLC Group or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 Takeover Act (excluding, for the avoidance of doubt, any Linde Treasury Shares (as defined in Section 6.2.2));

•       Linde Shares that must be attributed to the Bidder or any member of Linde PLC Group in accordance with Section 30 Takeover Act;

•       Linde Shares for which the Bidder, any member of Linde PLC Group or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 Takeover Act has entered into an agreement outside of the Exchange Offer, giving them the right to demand the transfer of title of such Linde Shares; and

•       Linde Shares for which Irrevocable Undertakings (as defined in Section 13.4) have been executed and delivered to Linde PLC,

(Linde Shares that fall within the scope of several of these categories are counted only once) equals or is greater than [—] Linde Shares (75 % of all Linde Shares entitled to voting rights existing at the time of approval of the publication of this Offer Document by BaFin, excluding, for the avoidance of doubt, any Linde Treasury Shares).

•       After publication of this Offer Document

•       and at the latest by the date that is twelve (12) months after the expiration of the Acceptance Period and, if applicable, as extended in accordance with Section 4.3

•       the Business Combination (as defined in Section 5.1) has been approved by the competent antitrust authorities (each an “Antitrust Authority”) in the following jurisdictions or the statutory waiting periods in the following jurisdictions have expired, with the result that the transactions contemplated by the Exchange Offer may be completed:

(1)    The European Union;

(2)    The United States of America;

(3)    China;

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(4) India; (5) South Korea; (6) Brazil; (7) Russia; (8) Canada; and (9) Mexico.

•       the approval by the Committee on Foreign Investment in the United States (“CFIUS”) has been obtained, i.e., (a) a written notice issued by CFIUS stating that the Business Combination does not constitute a “covered transaction” pursuant to Section 721 of the Defense Production Act, as amended, or that following its review or investigation of the Business Combination, CFIUS has determined that there are no unresolved national security concerns and concluded all actions under the Defense Production Act, as amended, or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the Business Combination or (y) the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS; and

•       prior to the Settlement of the Exchange Offer, no governmental authority that must grant a regulatory approval required as described above has denied such grant in writing and such denial has become final, binding and non-appealable.

• The Registration Statement regarding the Linde PLC Shares:

• has been declared effective by the SEC prior to the expiration of the Acceptance Period; and

•       as of the expiration of the Acceptance Period is not the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

•       Prior to the expiration of the Acceptance Period, the Praxair Requisite Vote (as defined in Section 8.1.1) has been obtained after a vote of the Praxair stockholders has been taken and completed at the Praxair special meeting or at any adjournment or postponement thereof.

•       As of the expiration of the Acceptance Period, no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in Ireland, the United Kingdom, Germany or the United States of America prohibits or makes the Settlement of the Exchange Offer or the Merger (as defined in Section 8.1.1) or the acquisition or ownership of Linde Shares or Praxair Shares by the Bidder illegal.

• After [—] and prior to the expiration of the Acceptance Period, (i) Linde shall not have published new circumstances pursuant to Article 17 of

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Regulation (EU) No 596 / 2014 (the “Market Abuse Regulation”) and (ii) there shall not have occurred any change, event, circumstance or development that would have had to be published by Linde pursuant to Article 17 of the Market Abuse Regulation and that Linde did not publish pursuant to Article 17 para. 4 of the Market Abuse Regulation, and that, in each case of clause (i) or (ii), such circumstances have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on the annual EBITDA of Linde (as defined in Section 12.1.6(1)) in financial years 2017 and 2018 or 2018 and 2019 in excess of EUR 410 million or a one (1) time negative effect on the annual EBITDA in financial year 2017, 2018 or 2019 in excess of EUR 820 million.

•       After [—] and prior to the expiration of the Acceptance Period there shall not have occurred any change, event, circumstance or development that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on annual EBITDA of Praxair (as defined in Section 12.1.6(2)) in financial years 2017 and 2018 or 2018 and 2019 in excess of USD 350 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of USD 700 million.

•       After [—] and prior to the expiration of the Acceptance Period no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel laws by a member of a governing body or officer of Linde or a subsidiary of Linde or, as the case may be, of Praxair or a subsidiary of Praxair, while any such person was operating in their official capacity at, or on behalf of Linde or Praxair or their respective subsidiaries, shall be known to have occurred, if any such Material Compliance Violation constitutes or would constitute, insider information for Linde or Praxair pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication, determined as if the Market Abuse Regulation applies to Praxair.

Note to Holders of American Depositary Receipts:	The Exchange Offer is not addressed to holders of ADRs which have been issued in relation to Linde Shares. While ADRs may not be tendered in the Exchange Offer, holders of ADRs who want to participate in the Exchange Offer may do so by exchanging their ADRs for Linde Shares pursuant to the terms of the deposit agreement between Deutsche Bank Trust Company Americas and Linde. Such Linde Shares may then be tendered in the Exchange Offer, subject to the terms and conditions of this Offer Document. The exchange process may take several days and, some cost is imposed on the ADR holder under this deposit agreement. ADR holders should take this additional time and cost considerations into account when making their decision whether to participate in the Exchange Offer. Holders of ADRs should contact the U.S. depositary (Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, United States) in case they have questions regarding the timing, costs or process relating to the withdrawal of Linde Shares underlying their ADRs. Costs and fees incurred in the course of the cancellation of ADRs will not be reimbursed.

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Settlement:	Prior to the time of delivery of the Offer Consideration through the custodial chain between the Nominee, DTC, Clearstream and the Custodian Banks to the Linde Shareholders under the Exchange Offer, the Bidder will apply for admission to trading of all Linde PLC Shares on the New York Stock Exchange and the Frankfurt Stock Exchange. If all Closing Conditions have been satisfied or waived by the expiration of the Acceptance Period (as defined in Section 4.4), the Exchange Offer will be settled without undue delay after the expiration of the Additional Acceptance Period (as defined in Section 4.4), and the Bidder expects trading to begin promptly after delivery of the Offer Consideration to the Linde Shareholders having accepted the Exchange Offer (the “Tendering Linde Shareholders”), presumably on [—] 2017. If the Regulatory Condition (as defined in Section 12.1.2), which may remain outstanding until twelve (12) months after the expiration of the Acceptance Period, has not been satisfied by the expiration of the Additional Acceptance Period (as defined in Section 4.4) (or waived until one (1) working day prior to the expiration of the Acceptance Period (as defined in Section 4.3)), the Settlement of the Exchange Offer, and therefore the trading of the Linde PLC Shares on the New York Stock Exchange and the Frankfurt Stock Exchange, will be delayed accordingly until satisfaction of this condition.

All Linde PLC Offer Shares will be issued to the Nominee. The Nominee will become the direct legal owner of the Linde PLC Offer Shares (referred to as the “holder of record”), since formal ownership in all Linde PLC Offer Shares on the shareholder registry will rest with the Nominee. DTC will credit Clearstream’s DTC participant account with the Linde PLC Offer Shares and Clearstream will in turn credit Linde PLC Offer Shares to the account of the Settlement Agent at Clearstream in favor of the Tendering Linde Shareholders. The Settlement Agent will arrange for the transfer of Linde PLC Offer Shares through Clearstream to the Custodian Banks in exchange for the Tendered Linde Shares (as defined in Section 13.2(2)), which will credit the Linde PLC Offer Shares (subject to the fractional shares rules in Section 13.5) to the accounts of the relevant Tendering Linde Shareholder. Clearstream will transfer the Tendered Linde Shares in favor of the securities custody account of the Bidder held with the Settlement Agent.

The credit entry of the Linde PLC Offer Shares to the securities custody accounts of the Custodian Banks maintained at Clearstream will occur no later than seven (7) Business Days following the later of (i) the publication of the results of the Additional Acceptance Period (as defined in Section 4.4) pursuant to Section 23 para. 1 no. 3 Takeover Act; or (ii) the satisfaction of the Regulatory Condition (as defined in Section 12.1.2) that may remain outstanding until twelve (12) months after the expiration of the Acceptance Period.

With the credit entry of the Linde PLC Offer Shares to the respective securities custody accounts and bank accounts of the Tendering Linde Shareholders, the Bidder causes the transfer of beneficial ownership and thereby delivers the Offer Consideration to the Tendering Linde Shareholders, and with the transfer of the Tendered Linde Shares (as defined in Section 13.2(2)) to the Bidder, the Tendering Linde Shareholders transfer ownership of the Tendered Linde Shares to the Bidder.

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No fractional Linde PLC Shares will be exchanged for any Linde Shares tendered in the Exchange Offer by any Linde Shareholder. Each holder of Linde Shares tendered in the Exchange Offer who would otherwise have been entitled to receive a fraction of a share of Linde PLC Shares will receive from the Custodian Bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or the Custodian Bank for the account of all such holders of Linde PLC Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by Clearstream and the Custodian Bank shall be executed on the NYSE and/or the Frankfurt Stock Exchange and shall be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of Tendered Linde Shares. The net proceeds of such sale will be distributed to the holders of Tendered Linde Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde PLC Shares will be determined on the average net proceeds per Linde PLC Share. Because market prices of Linde PLC Shares may fluctuate, cash proceeds received by Tendering Linde Shareholders in respect of their fractional Linde PLC Shares may be different than an amount calculated based on the market price of a Linde PLC Share at the time of the Settlement of the Exchange Offer. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Tendered Linde Shares in lieu of fractional interests, the Custodian Bank shall make available such amounts to such holders of Tendered Linde Shares. Any such sale shall be made within ten (10) business days or such shorter period as may be required by applicable law after the Settlement of the Exchange Offer.

Assuming the Announcement of Results (as defined in Section 19) occurs on [—] 2017, and all Closing Conditions (as defined in Section 12.1) are satisfied as of such date or have been effectively waived by the Bidder by the end of the working day prior to the expiration of the Acceptance Period, the Linde PLC Offer Shares would be expected to be credited by [—] 2017, and the net proceeds from the fractional adjustments would be expected to be credited by the Custodian Banks by [—] 2017.

If the Regulatory Condition (as defined in Section 12.1.1), which may remain outstanding until twelve (12) months after the expiration of the Acceptance Period, is not satisfied by the expiration of the Additional Acceptance Period and has not been effectively waived until one (1) working day prior to the expiration of the Acceptance Period (as defined in Section 4.2), the Settlement of the Exchange Offer will be delayed accordingly until satisfaction of this condition.

If the Regulatory Condition (as defined in Section 12.1.1) is satisfied at the latest possible date, that is twelve (12) months after the expiration of the Acceptance Period, assuming the Acceptance Period has not been extended by virtue of applicable law (as described in Section 4.3), the Linde PLC Offer Shares would be expected to be credited by [—] 2018 and the net proceeds from fractional adjustments would be expected to be credited by the Custodian Banks by [—] 2018.

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Costs of Acceptance:	Acceptance of the Exchange Offer is free of costs and expenses for the Linde Shareholders who hold their Linde Shares in German custody accounts (except for the costs of transmitting the Declaration of Acceptance (as defined in Section 13.2) to the Custodian Bank). For this purpose, the Bidder grants a market-standard commission to the Custodian Banks, of which they will be informed separately.

However, potential additional costs and expenses charged by Custodian Banks or foreign investment service providers, as well as applicable expenses incurred outside of Germany, must be borne by the relevant Linde Shareholders.

Trading:	The Bidder will ensure that the Tendered Linde Shares (as defined in Section 13.2(2)) as well as Linde Shares put to the Bidder (as defined in Section 16.5), if any, under the ISIN DE000A2E4L75 (WKN A2E 4L7) will be admitted to trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange (“Admission”) no later than the third (3rd) trading day after commencement of the Acceptance Period (as defined in Section 4.3).

Trading in the Tendered Linde Shares (as defined in Section 13.2(2)) as well as Linde Shares put to the Bidder (as defined in Section 16.5), if any, on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange is expected to cease after the end of the regular stock exchange trading hours one (1) working day after satisfaction of the last Closing Condition (as defined in Section 12.1) or, if later, one (1) working day after the expiry of the Additional Acceptance Period (as defined in Section 4.4).

Linde Shares that have not been tendered in the Exchange Offer will continue to be traded under ISIN DE0006483001 (WKN 648300).

DAX Inclusion:	The Bidder expects that pursuant to the rules of the equity indices of Deutsche Börse AG the Linde Shares in the DAX 30 (Deutscher Aktienindex (German stock index)) will be replaced by the Tendered Linde Shares once the acceptance ratio published by the Bidder amounts to at least 50%.

The Bidder, Linde and Praxair will take appropriate steps to achieve that Tendered Linde Shares will remain included in the DAX 30 following the expiration of the Acceptance Period until the day after satisfaction of the last Closing Condition (see Section 12.1), or, if later, one (1) working day after the expiry of the Additional Acceptance Period. Based on the current index inclusion criteria for the DAX 30 published by Deutsche Börse AG and the anticipated corporate structure, listings and expected market capitalization of Linde PLC, the Bidder anticipates that after Settlement of the Exchange Offer the Linde PLC Shares will be included in the DAX 30 instead of the Tendered Linde Shares in due course as determined by Deutsche Börse AG.

Irrevocable Undertakings:	To allow Index Funds (as described in Section 13.4) holding Linde Shares to optimally replicate their respective reference index, the Bidder will provide Linde Shareholders that are Index Funds the option to sign specifically designed Irrevocable Undertakings to tender such shares. The obligations under the Irrevocable Undertakings will be subject to the condition precedent that the Linde Shares included in the respective indices have been replaced by the Tendered Linde Shares, but will count towards the Minimum Acceptance Ratio upon execution (as described in more detail in Section 13.4). The Irrevocable Undertakings will become effective once the Linde Shares included in the respective indices have been replaced by the Tendered Linde Shares.

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ISIN:	Linde Shares: ISIN DE0006483001

Tendered Linde Shares: ISIN DE000A2E4L75

Linde PLC Shares: ISIN IE00BZ12WP82

Publication:	The Bidder has published this Offer Document in German in accordance with Sections 34, 14 paras. 2 and 3 Takeover Act on [—] 2017, by (i) making an announcement on the internet at http://www.lindepraxairmerger.com, and (ii) keeping copies available for distribution free of charge for all Linde Shareholders through Deutsche Bank Aktiengesellschaft (inquiries by facsimile at +49 69 910 38794 or by email at dct.tender-offers@db.com). The Bidder has provided a non-binding English translation to the Linde Shareholders in the same way. Only the German Offer Document, the publication of which has been approved by BaFin on [—] 2017, has binding effect for the Exchange Offer.

The announcement pursuant to Section 14 para. 3 sentence 1 no. 2 Takeover Act, regarding the availability of this Offer Document through the Settlement Agent for distribution free of charge and the internet address under which this Offer Document is published, was published by the Bidder in the German Federal Gazette (Bundesanzeiger) on [—] 2017.

This non-binding English translation of this Offer Document will be available (i) electronically through the EDGAR system at http://www.sec.gov/edgar/searchedgar/companysearch.html, using the company name “Linde PLC”, (ii) on the internet at http://www.lindepraxairmerger.com/ and (iii) for distribution free of charge from the Settlement Agent.

In addition, Linde Shareholders can obtain upon request, free of charge, the English translation of this Offer Document either through the aforementioned internet address or by contacting the Settlement Agent using the aforementioned contact details. The Bidder will also announce, to the extent required, by way of an English language press release in the United States where copies of this Offer Document will be available free of charge and at which internet address this Offer Document is published. The aforementioned publications serve the purpose of complying with the mandatory provisions of the Takeover Act and of complying with the Securities Act and the Exchange Act.

In addition, the Bidder has filed a Registration Statement with the SEC that includes a U.S. prospectus of the Bidder to be used in connection with the Exchange Offer made to Linde Shareholders. After the Registration Statement is declared effective by the SEC, the prospectus will be available electronically through the EDGAR system at http://www.sec.gov/edgar/search edgar/companysearch.html under the company name “Linde PLC”.

All notifications and announcements required pursuant to the Takeover Act will also be published on the internet at http://www.lindepraxairmerger.com/ (in German as well as in English) and in German in the German Federal Gazette (Bundesanzeiger). The Bidder will also file such notifications and announcements in English with the SEC and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

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Post-Completion Reorganization:	Following the Settlement of the Exchange Offer, the Bidder intends to implement various restructuring measures under German law regarding Linde with a view to optimize the group-wide corporate governance and to enhance and facilitate synergies expected to result from the Business Combination (as defined in Section 5.1). Such post-completion reorganization may include various types of squeeze-out transactions as well as entering into a domination and/or profit and loss transfer agreement. In squeeze-out transactions, shareholders generally are entitled to adequate compensation in cash. Although, in the case of a domination and/or profit loss transfer agreement, the Bidder currently intends to provide (directly or through German Intermediate Holding AG) the adequate exit compensation only in Linde PLC Shares, Linde PLC may elect to pay such compensation either in Linde PLC Shares or in cash in its sole discretion.

Information Regarding Tax:	The taxation principles are set out in the section “[—] Material Tax Considerations” of Annex 3 of this Offer Document. There you will find, among other things, detailed information on the domestic German tax treatment of the Offer Consideration, which will be paid to Linde Shareholders with tax residency in Germany and abroad as well as material United States, United Kingdom and Irish tax consequences in respect of the Exchange Offer and holding Linde PLC Shares. The Bidder recommends that every Linde Shareholder, including German Retail Investors (as defined in Section 20), obtain tax advice regarding the relevant tax implications of accepting the Exchange Offer, particularly taking into account their individual tax situation, prior to accepting the Exchange Offer.

4.	Exchange Offer

4.1	Subject matter

The Bidder hereby offers to all Linde Shareholders to acquire all ordinary bearer shares, without par value (auf den Inhaber lautende Stückaktien ohne Nennbetrag) of Linde with the ISIN DE0006483001, each representing a pro-rata amount of the share capital of EUR 2.56 and each with full dividend rights and all ancillary rights associated therewith at the time of the Settlement of the Exchange Offer in accordance with the terms of this Offer Document.

The Bidder offers, for each Linde Share, the Offer Consideration consisting of 1.540 Linde PLC Offer Shares. Each Linde PLC Offer Share has a nominal value of EUR 0.001.

American Depositary Receipts (“ADRs”) are not the subject of the Exchange Offer. Holders of ADRs may participate in the Exchange Offer only after exchanging their ADRs for Linde Shares (see Section 13.9 of this Offer Document for further details).

In addition, the Bidder will seek to provide to Index Funds the option to execute and deliver Irrevocable Undertakings to tender such shares (see Section 13.4 of this Offer Document for further details).

If the acceptance of the Exchange Offer results in fractional share entitlements of Linde Shareholders in Linde PLC Offer Shares, such fractional shares will be disposed of by means of a fractional adjustment (Spitzenverwertung) (see Sections 13.3 and 13.5) and the entitled former Linde Shareholders will be paid in cash in lieu of such fractional shares.

In this regard, Clearstream and/or the Custodian Banks will aggregate the fractional rights in Linde PLC Offer Shares shortly after the Settlement of the Exchange Offer and sell them on the NYSE and/or the Frankfurt Stock Exchange. Any such sale will be made within ten (10) Business Days or such

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shorter period as may be required by applicable law after the Offer Closing Time. The net proceeds of such sale will be distributed to the holders of Tendered Linde Shareholders with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde PLC Shares will be determined on the average net proceeds per Linde PLC Share. Because market prices of Linde PLC Shares may fluctuate, cash proceeds received by Tendering Linde Shareholders in respect of their fractional Linde PLC Shares may be different than an amount calculated based on the market price of a Linde PLC Share at the time of the Settlement of the Exchange Offer.

4.2	Acceptance Period

According to Section 16 para. 1 Takeover Act, the period for acceptance of the Exchange Offer starts with the publication of this Offer Document on [—] 2017. It expires on

[—] 2017, at 24:00 hours (CET).

The period for acceptance of the Exchange Offer may be extended as set out in more detail in Section 4.3 of this Offer Document.

The period of acceptance of the Exchange Offer, where applicable as extended in accordance with Section 4.3 of this Offer Document, is referred to in this Offer Document as the “Acceptance Period”.

4.3	Extension of the Acceptance Period

The Bidder may amend the Exchange Offer in accordance with Section 21 para. 1 Takeover Act up to one (1) working day prior to the expiration of the Acceptance Period, i.e., in the case of an expiration of the Acceptance Period on [—] 2017 at 24:00 hours (CET) until [—] 2017 at 24:00 hours (CET).

If an amendment to the Exchange Offer is published within the last two (2) weeks prior to the expiration of the Acceptance Period, such period will be extended by two (2) weeks according to Section 21 para. 5 Takeover Act and in accordance with Rule 14e-1 of the Exchange Act and will end on [—] 2017 at 24:00 hours (CET). This applies even if the amended Exchange Offer would be in violation of any laws.

If a competing offer within the meaning of Section 22 para. 1 Takeover Act is made by a third party during the Acceptance Period, and if the Acceptance Period for the Exchange Offer expires prior to the expiration of the acceptance period for such competing offer, the expiration date of the Acceptance Period for the Exchange Offer will correspond to the date on which the acceptance period of the competing offer expires (Section 22 para. 2 Takeover Act). This also applies when the competing offer is amended, prohibited or violates any laws.

If a general shareholders’ meeting of Linde is called in connection with the Exchange Offer after this Offer Document has been published, the Acceptance Period amounts to ten (10) weeks from the publication of this Offer Document (Section 16 para. 3 Takeover Act). The Acceptance Period would remain unchanged and also expire on [—] 2017 at 24:00 hours (CET), subject to an extension of the Acceptance Period due to an amendment of the Exchange Offer within the last two (2) weeks prior to the expiration of the Acceptance Period or a competing offer.

The Acceptance Period will be extended only in accordance with the events provided for in the Takeover Act. The Bidder will publish any extension of the Acceptance Period in accordance with Section 19 of this Offer Document.

4.4	Additional Acceptance Period pursuant to Section 16 para. 2 Takeover Act

Linde Shareholders who have not accepted the Exchange Offer during the Acceptance Period may still accept it within two (2) weeks after the Bidder has published the results of the Exchange Offer pursuant

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to Section 23 para. 1 sentence 1 no. 2 Takeover Act (the “Additional Acceptance Period”), unless the Exchange Offer has been terminated because not all of the Closing Conditions (as defined in Section 12.1) other than the Regulatory Condition (as defined in Section 12.1.1) have been satisfied or effectively waived before the expiration of the Acceptance Period.

The possibility of accepting the Exchange Offer during the Additional Acceptance Period is therefore in particular only possible if the Closing Condition of obtaining the Minimum Acceptance Ratio (see Section 12.1.1) is satisfied prior to the expiration of the Acceptance Period, unless this Closing Condition has been effectively waived. The Minimum Acceptance Ratio may also be reduced.

Subject to an extension of the Acceptance Period in accordance with Section 4.3 of this Offer Document, the Additional Acceptance Period starts (assuming publication of the results of the Exchange Offer pursuant to Section 23 para. 1 sentence 1 no. 2 Takeover Act occurs on [—] 2017) on [—] 2017 and ends on [—] 2017 at 24:00 hours (CET)). After the expiration of this Additional Acceptance Period, the Exchange Offer may no longer be accepted (except for a possible Put Right (as defined in Section 16.5) in accordance with Section 39c Takeover Act (as described in Section 16.5)).

The procedure which applies to the acceptance of the Exchange Offer within the Additional Acceptance Period is described in Section 13.7, in conjunction with Sections 13.2 through 13.6 of this Offer Document. The acceptance is thus made in due time if the Custodian Bank is notified of the acceptance within the Additional Acceptance Period and the transfer of Linde Shares to Clearstream has been carried out under the ISIN DE000A2E4L75, at the latest, by 6:00 p.m. (CET) on the second (2nd) Business Day after the expiration of the Additional Acceptance Period.

5.	Information on the Bidder

5.1	General information on the Bidder

To date, Linde PLC has not traded nor has it entered into obligations other than in connection with the Exchange Offer and the Merger.

As agreed in the Business Combination Agreement, Linde will at first become a direct subsidiary of Linde PLC through the Exchange Offer and subsequently, through a contribution or other transfer of all Tendered Linde Shares within the Linde PLC group, is intended to become an indirect subsidiary of Linde PLC. Praxair will become an indirect subsidiary of Linde PLC by way of the Merger (as defined in Section 8.1.1). The transactions contemplated by such Business Combination Agreement, in particular the Exchange Offer and the Merger (as defined in Section 8.1.1), will combine the businesses of the Praxair Group and the Linde Group (the “Business Combination”). Linde PLC and its subsidiaries after the Settlement of the Exchange Offer and the completion of the Merger (as defined in Section 8.1.1) (together the “Completion of the Business Combination”), including Linde and Praxair, are referred to as the “Combined Group”.

5.1.1	Legal basis of Linde PLC

Linde PLC was incorporated as a public limited company under the laws of Ireland on April 18, 2017, and is registered with the registered number 602527 under the legal name Zamalight PLC. Linde PLC currently does not use a commercial or trading name different from its legal name. Linde PLC has been formed for an unlimited duration. Its financial year shall run, subject to the determination of Linde PLC’s board of directors, from January 1 until December 31, except in its first financial year, which runs from its date of incorporation. Linde PLC’s registered office is at Ten Earlsfort Terrace, Dublin 2, DO2 T380, Ireland. Linde PLC’s principal executive offices are located at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom, and its telephone number at that location is +44 1483 242200.

Following the Completion of the Business Combination, Linde PLC will be the ultimate holding company for Linde and Praxair. In the Business Combination Agreement Praxair and Linde have

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agreed on certain governance matters which will, with effect from the Completion of the Business Combination, be implemented by Linde PLC in the terms of the constitution of Linde PLC (the “Post-Completion Linde PLC Articles”). Other corporate governance matters will be implemented in the terms of certain ancillary corporate governance documents to be adopted by Linde PLC with effect from the Completion of the Business Combination. Prior to the Completion of the Business Combination, a special resolution of Linde PLC will be proposed to Enceladus and Cumberland as the two (2) sole shareholders of Linde PLC, who will be asked to approve the adoption of the Post-Completion Linde PLC Articles in replacement of the existing constitution of Linde PLC, such resolution to be conditional on and taking effect from the Completion of the Business Combination. Except for the summary in this paragraph or as otherwise stated, all references to Linde PLC’s constitution in this Section 5 therefore refer to the Post-Completion Linde PLC Articles.

Pursuant to the Linde PLC Articles, Linde PLC’s principal object is to act as a holding company. The Post-Completion Linde PLC Articles are expected to include a wide number of ancillary objects incidental to it acting as a holding company.

5.1.2	Linde PLC share capital

(1)	Issued share capital of Linde PLC as at the time of publication of this Offer Document

Currently, Linde PLC’s share capital amounts to EUR 25,000.00, consisting of twenty-five thousand (25,000) ordinary shares with a nominal value of EUR 1.00 each. All of Linde PLC’s issued shares are fully paid up. The two (2) sole shareholders of Linde PLC, Enceladus and Cumberland, each subscribed for 12,500 ordinary shares each at EUR 2.00 per ordinary share (i.e., comprising EUR 1.00 of nominal value and EUR 1.00 share premium per share) resulting in total share premium of EUR 25,000.00 in addition to the EUR 25,000.00 of share capital described above.

(2)	Changes to Linde PLC’s share capital

Pursuant to a special written resolution executed by Enceladus and Cumberland (each as described in Section 5.1.4), both of which are private companies formed under the laws of Ireland with their registered office in the municipality of Dublin, Ireland, Linde PLC’s two (2) sole shareholders, the board of directors of Linde PLC was authorized, in accordance with Section 1021 of the Companies Act 2014, to generally and unconditionally allot Linde PLC Shares up to a total aggregate nominal amount of EUR [—], with the authority to expire five (5) years after the date on which the resolution is passed unless renewed, varied or revoked by the general meeting of Linde PLC. On [—] 2017, the board of directors of Linde PLC passed a resolution to allot and to issue Linde PLC Shares to Tendering Linde Shareholders and Praxair Shareholders (or to the Nominee for DTC) at the time of the Completion of the Business Combination.

The issuance of these Linde PLC Shares will be effected as follows: Shortly before the Completion of the Business Combination, the board of directors of Linde PLC will, pursuant to the authority described above, pass a resolution to allot and to issue the exact number of Linde PLC Shares that are required to fulfill Linde PLC’s obligation to deliver Linde PLC Shares under the Exchange Offer and the Merger (as defined in Section 8.1.1). The Linde PLC Offer Shares will be deposited upon issuance with, or on behalf of, DTC in New York, New York, United States and registered in the name of the Nominee that will become the legal owner of the Linde PLC Offer Shares.

On the basis of the above resolutions, Linde PLC will be able to fulfill its obligations to deliver the Linde PLC Shares under the Exchange Offer and the Merger (as defined in Section 8.1.1) without further approvals being required from Linde PLC’s shareholders or otherwise.

At the Completion of the Business Combination, Linde PLC’s register of members will be updated in order to show recent changes of the members (i.e., shareholders of Linde PLC). Such

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update will reflect the above described allotment of Linde PLC Offer Shares to the Nominee. The Nominee will acquire full legal title to the Linde PLC Offer Shares when the name of the Nominee is entered in Linde PLC’s register of members. The Linde PLC Offer Shares will be created in book-entry form by the transfer agent and registrar of Linde PLC, [—]. Therefore, the effective issuance of the Linde PLC Offer Shares does not require registration with a court or a public register that could be affected by the commencement of shareholder litigation. The issuance is effective before filing with the Irish Companies Registration Office. In contrast with the legal situation in Germany, this fact increases the certainty of the effective issuance of the Linde PLC Offer Shares.

In the course of the Settlement of the Exchange Offer, the Linde PLC Offer Shares will be transferred through the custodial chain between DTC, Clearstream and the Custodian Banks. The transfer to Clearstream’s direct securities account with DTC will be made via the DTC’s Deposit and Withdrawal at Custodian (also referred to as DWAC) service that allows participants to instruct DTC regarding deposit and withdrawal transactions being made directly in book-entry form and reconcile the results of such transactions electronically on a daily basis (so-called “direct-link”). The Linde PLC Offer Shares will then be credited to the securities account of the Settlement Agent at Clearstream.

Tendering Linde Shareholders will acquire the Linde PLC Offer Shares as a pro rata property interest in the aggregate amount of all Linde PLC Shares held by shareholders through DTC. Tendering Linde Shareholders will therefore become beneficial owners of Linde PLC Shares. Such beneficial ownership position of Tendering Linde Shareholders under Irish law is based on the custodial chain between DTC, Clearstream and the Custodian Banks. As a result of this custodial chain, beneficial owners are entitled to all rights associated with the Linde PLC Shares, such as the right of disposal, voting rights, and dividend rights, if any.

Clearstream is a DTC participant and a security entitlement will be established between DTC and Clearstream with respect to the Linde PLC Offer Shares, which is commercially similar to a right in rem of Clearstream. From a German law perspective, Tendering Linde Shareholders participate in this security entitlement relating to the Linde PLC Shares as co-owners through their Custodian Banks and Clearstream.

Pursuant to a special written resolution executed by Enceladus and Cumberland the rights attached to the existing twenty-five thousand (25,000) ordinary shares of Linde PLC will be amended such that upon the Completion of the Business Combination and at the same time as the issuance of Linde PLC Shares pursuant to the Merger, the twenty-five thousand (25,000) ordinary shares in Linde PLC, 12,500 of which are held by Enceladus and 12,500 of which are held by Cumberland, immediately prior to the Completion of the Business Combination will automatically convert to deferred shares in accordance with the constitution of Linde PLC in force immediately prior to the Completion of the Business Combination. These shares held by Enceladus and Cumberland will become deferred shares upon the Completion of the Business Combination and retain the nominal value of EUR 1.00 per share. They will be redeemed for a consideration of EUR 2.00 per share (i.e., a total amount of EUR 50,000.00) once distributable reserves are available at Linde PLC. The special written resolution executed by Enceladus and Cumberland will also, immediately prior to the Completion of the Business Combination, reduce the nominal value of the ordinary share class of Linde PLC from EUR 1.00 to EUR 0.001 per share.

Under Irish law, dividends may be paid (and share repurchases must generally be funded) only out of so-called “distributable reserves”, which Linde PLC will not have immediately following Admission. Distributable reserves generally means the accumulated realized profits of Linde PLC less accumulated realized losses of Linde PLC and includes reserves created by way of capital reductions. Linde PLC is considering the implementation of steps to create distributable reserves following Admission to provide flexibility for future dividends and other returns to shareholders.

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Linde PLC is considering creating additional realized distributable reserves by (i) cancelling the share premium (i.e., the consideration received by Linde PLC for the shares issued in excess of the nominal value of those shares) which will be created as a result of the Merger; and (ii) capitalizing all or part of the merger reserve which will be created as a result of the Exchange Offer, and immediately cancelling the shares issued upon such capitalization (such transactions described in clauses (i) and (ii) together the “Possible Capital Reduction”). Such Possible Capital Reduction would be based on the following steps:

•	Following the Possible Capital Reduction, there would be no change in the nominal value of the Linde PLC Shares or the number of issued Linde PLC Shares. The Possible Capital Reduction would be approved prior to (and would be conditional upon) Admission, by a special resolution of Enceladus and Cumberland as the two (2) sole shareholders of Linde PLC prior to the Completion of the Business Combination. It further requires the approval of the High Court of Ireland (for which Linde PLC would apply following Admission).

•	In connection with seeking such court approval, the approval of Praxair shareholders on a non-binding advisory basis is sought in the special meeting of shareholders of Praxair.

Any Linde Shareholder who tenders Linde Shares pursuant to the Exchange Offer must also deliver a consent in respect of such tendered Linde Shares to the Possible Capital Reduction to create distributable reserves (as described in Section 5.1.2(3)). Linde Shareholders who tender (and do not validly withdraw) their Linde Shares pursuant to the Exchange Offer will be deemed to have delivered their consents by virtue of such tender. The approval by Linde Shareholders is provided on a non-binding advisory basis as part of the acceptance of the Exchange Offer (see under Section 13.3(15)).

The Possible Capital Reduction will not negatively affect any rights of the Tendering Linde Shareholders to which they are otherwise entitled.

(3)	Shareholder register and ownership rights relating to the Linde PLC Shares

Linde PLC will maintain a register of members (i.e., shareholders). It will be updated upon the Completion of the Business Combination to reflect the allotment and issuance of Linde PLC Shares in connection with the Exchange Offer and the Merger. The register of members and the record of uncertificated shares must be available for inspection at the registered office of Linde PLC or at an alternative location specified under law.

Shares in an Irish public limited company such as Linde PLC can be issued and held either in a so-called certificated (i.e., hard copy share certificates are issued to shareholders) or a so-called uncertificated (i.e., dematerialized) form. Where shares are held in certificated form, a shareholder must agree to become a shareholder in the Irish public limited company. That shareholder’s name must be entered into the register of members maintained by an Irish public limited company in order to acquire legal title to the shares.

To facilitate trading of shares in an Irish public limited company on an exchange, the shares will be issued in uncertificated form. As described under Section (2), an allotment of Linde PLC Offer Shares to the Nominee will occur. The Nominee will become the direct legal owner of the respective shares as well as the legal holder of all rights associated with these shares.

The Nominee will be registered in the register of members of Linde PLC. Once entered into such register and following the update of such register to reflect the recent changes, the Nominee will hold legal title with respect to the Linde PLC Offer Shares. As described under Section (2), Linde PLC’s register of members will be updated at the Completion of the Business Combination. Following such update, the Nominee will therefore be the direct legal owner of Linde PLC Offer Shares. The Linde PLC Offer Shares will be held for the benefit of the Tendering Linde Shareholders, hence creating beneficial ownership. Such beneficial ownership of the Linde PLC Offer Shares will be received by Tendering Linde Shareholders through a custodial chain. Details

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regarding the Nominee as well as such chain of custodian for the Linde PLC Offer Shares are described under Section (2).

In order to facilitate the exercise of shareholder rights, in particular voting rights and attendance at general meetings for beneficial owners holding the Linde PLC Offer Shares through Clearstream, Linde PLC has entered into an agreement with ADEUS Aktienregister-Services-GmbH, Munich, to act as central registration agent (the “Central Registration Agent”) upon the Completion of the Business Combination. The functions of the Central Registration Agent will include the publication of the information in the German Federal Gazette which beneficial owners need in order to exercise their rights and processing administrative tasks in connection with the logistics of attending and voting at general meetings. Linde PLC will maintain the Central Registration Agent, or a comparable service provider, during the entire time of its listing on the Frankfurt Stock Exchange.

The material differences between the rights of Linde Shareholders (before Completion of the Business Combination) and rights of Linde PLC Shareholders (after Completion of the Business Combination) can be found in section “[—] Comparison Of Shareholder Rights Before And After The Business Combination” of Annex 3.

5.1.3	Directors and management of Linde PLC

As further described below, Linde PLC will have a unitary board constituted in accordance with the corporate governance standards of the NYSE Listed Company Manual.

(1)	Composition prior to the Completion of the Business Combination

Currently, the board of directors of Linde PLC is made up of four (4) directors, two (2) of whom have been designated by Praxair and two (2) of whom have been designated by Linde. All four (4) of the directors will resign at the Completion of the Business Combination.

(2)	Composition of Linde PLC board of directors by the Completion of the Business Combination

At Completion of the Business Combination, the Linde PLC board of directors (the “Linde PLC Board”) shall consist of twelve (12) directors, six (6) of whom shall be designated by Linde from among the members of the supervisory board of Linde (each a “Linde Designee”) and six (6) of whom shall be designated by Praxair from the members of the board of directors of Praxair (each a “Praxair Designee”). At the Completion of the Business Combination, eleven (11) members of the Linde PLC Board will be non-executive directors. The twelfth member will be the chief executive officer of Linde PLC (the “Linde PLC CEO”) as further described in Section 5.1.3(4). The initial members of the board of directors at the Completion of the Business Combination (known as of the date of this document) are:

•	Prof. Dr. Wolfgang Reitzle; and

•	Stephen F. Angel.

During the first three (3) years following the Completion of the Business Combination (the “Integration Phase”), the Linde PLC Board shall be comprised of twelve (12) directors, six (6) of whom shall be Linde Class Directors, and six (6) of whom shall be Praxair Class Directors. A “Linde Class Director” is an individual who was a Linde Designee or nominated and appointed or elected to fill a vacancy created by the resignation, removal, death or disability of a Linde Class Director (provided that, for purposes of determining committee composition, a director nominated by the Linde PLC Shareholders who replaces a Linde Class Director removed by vote of the Linde PLC Shareholders will not be a Linde Class Director unless approved by a majority of the remaining Linde Class Directors). A “Praxair Class Director” is an individual who was a Praxair Designee or nominated and appointed or elected to fill a vacancy created by the resignation,

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removal, death or disability of a Praxair Class Director (provided that, for purposes of determining committee composition, a director nominated by the Linde PLC Shareholders who replaces a Praxair Class Director removed by vote of the Linde PLC Shareholders will not be a Praxair Class Director unless approved by a majority of the remaining Praxair Class Directors).

During the Integration Phase, in the event of a director’s resignation, removal, death or disability prior to the end of his or her term, the vacancy on the Linde PLC Board shall be filled by a unanimous vote of the remaining members of the Linde PLC Board, provided that (i) if such vacancy relates to a Linde Class Director, if the Linde PLC Board fails to fill such vacancy within three (3) months, such vacancy may be filled by an individual nominated and appointed by a majority of the remaining Linde Class Directors, and (ii) if such vacancy relates to a Praxair Class Director, if the Linde PLC Board fails to fill such vacancy within three (3) months, such vacancy shall be filled by an individual nominated and appointed by a majority of the remaining Praxair Class Directors. Under the Linde PLC constitution that will be in effect on Completion of the Business Combination, directors will stand for election at each annual shareholders’ meeting.

After the Integration Phase, the Post-Completion Linde PLC Articles or charters of the committees, as applicable, shall, subject to changes duly approved by the shareholders following the Completion of the Business Combination, provide that the Linde PLC Board will, upon recommendations of the nomination and governance committee, propose nominees for election to the Linde PLC Board at Linde PLC’s annual shareholders’ meeting without having regard to the specific ratio of members who are Linde Class Directors or Praxair Class Directors.

(3)	Board Committees

The Linde PLC Board shall have the following committees, which shall have the following roles and responsibilities:

(i)	Executive Committee

The Linde PLC Board shall have an executive committee (the “Linde PLC Board Executive Committee”), which shall during the Integration Phase be comprised of two (2) Linde Class Directors (one (1) of whom will be the chairman of the Linde PLC Board, so long as the chairman is a Linde Class Director) and two (2) Praxair Class Directors (one (1) of whom will be the Linde PLC CEO (as defined in Section 5.1.3(4), so long as the Linde PLC CEO is a Praxair Class Director). During the Integration Phase, the Linde PLC Board Executive Committee shall be chaired by the chairman of the Linde PLC Board. The role and responsibilities of the Linde PLC Board Executive Committee shall be established by the Linde PLC Board, set forth in a written charter, shall be reviewed from time to time by the Linde PLC Board for appropriateness, and shall include initially, among others:

•	Evaluating and approving any investments, acquisitions, partnerships or divestments requiring Linde PLC Board approval, that in each case arises between regularly scheduled Linde PLC Board meetings and are within value thresholds specified by the Linde PLC Board;

•	Evaluating and approving any financing or other capital markets transactions requiring Linde PLC Board approval, that in each case arises between regularly scheduled Linde PLC Board meetings and are within value thresholds specified by the Linde PLC Board;

•	During the interval between regularly scheduled Linde PLC Board meetings, acting upon any other such matters within the competencies of the Linde PLC Board that are within value thresholds specified by the Linde PLC Board and, in the opinion of the chairman of the Linde PLC Board, should not be postponed until the next regularly scheduled Linde PLC Board meeting;

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•	During the Integration Phase, evaluating and approving any material lay-offs, unless such action is consistent with the Integration Plan (as defined in Section 5.1.3(4)) or otherwise requires full Linde PLC Board approval;

•	During the Integration Phase, evaluating and approving any divestitures of (A) all or substantially all of the Linde PLC Group’s business in any country, (B) all or substantially all of any business line of the Linde PLC Group, or (C) any business that is otherwise material to the Linde PLC Group, in each case, unless such action is consistent with the Integration Plan (as defined in Section 5.1.3(4)) or otherwise requires full Linde PLC Board approval; and

•	During the Integration Phase, evaluating and approving (i) any nomination, removal or appointment of any member of the Management Committee (as defined in Section 5.1.3(5)) or any direct report to the Linde PLC CEO (as described in Section 5.1.3(4)) or to a member of the Management Committee (as described in Section 5.1.3(5), (ii) any change in the responsibilities delegated or assigned to any member of the Management Committee, or (iii) any change of the line of reporting for any member of the Management Committee.

(ii)	Audit Committee

The Linde PLC Board shall have an audit committee (the “Linde PLC Board Audit Committee”), which shall during the Integration Phase be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Linde PLC Board Audit Committee shall be chaired by a Linde Class Director appointed by a majority of Linde Class Directors. All members of the Linde PLC Board Audit Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act, and the Linde PLC Board Audit Committee shall have at least one (1) member who satisfies the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the U.S. Securities Act of 1933, as amended. The role and responsibilities of the Linde PLC Board Audit Committee shall be established by the Linde PLC Board, set forth in a written charter, and shall be reviewed from time to time by the Linde PLC Board for appropriateness and shall include initially, among others:

•	Assisting the Linde PLC Board in its oversight of (w) the integrity of Linde PLC’s financial statements, (x) Linde PLC’s compliance with legal and regulatory requirements, (y) the independent auditor’s qualifications and independence and (z) the performance of Linde PLC’s internal audit functions and independent auditors;

•	Recommending to the shareholders of Linde PLC the approval of Linde PLC’s independent auditor; and

•	Preparing the report of the Linde PLC Board Audit Committee for inclusion in Linde PLC’s proxy statement.

(iii)	Nomination and Governance Committee

The Linde PLC Board shall have a nomination and governance committee (the “Linde PLC Board Nomination and Governance Committee”), which shall during the first Integration Phase be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Linde PLC Board Nomination and Governance Committee shall be chaired by a Praxair Class Director appointed by a majority of Praxair Class Directors. All members of the Linde PLC Board Nomination and

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Governance Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act. The role and responsibilities of the Linde PLC Board Nomination and Governance Committee shall be established by the Linde PLC Board, set forth in a written charter, and shall be reviewed from time to time by the Linde PLC Board for appropriateness, and shall include initially, among others:

•	Identifying individuals qualified to become Linde PLC Board members;

•	Selecting, or recommending that the Linde PLC Board select, the director nominees for Linde PLC’s next annual shareholders’ meeting;

•	Developing and recommending to the Linde PLC Board a set of corporate governance guidelines; and

•	Overseeing the evaluation of the performance of the Linde PLC Board.

(iv)	Compensation Committee

The Linde PLC Board shall have a compensation committee (the “Linde PLC Board Compensation Committee”), which shall during the Integration Phase be comprised of three (3) Linde Class Directors appointed by a majority of the Linde Class Directors and three (3) Praxair Class Directors appointed by a majority of the Praxair Class Directors. During the Integration Phase, the Linde PLC Board Compensation Committee shall be chaired by a Praxair Class Director appointed by a majority of the Praxair Class Directors. All members of the Linde PLC Board Compensation Committee shall be independent directors, as defined under applicable rules of the NYSE and Section 10 of the Exchange Act. The role and responsibilities of the Linde PLC Board Compensation Committee shall be established by the Linde PLC Board, set forth in a written charter, and shall be reviewed from time to time by the Linde PLC Board for appropriateness and shall include initially, among others:

•	Reviewing and approving corporate goals and objectives relevant to the Linde PLC CEO’s compensation, evaluating the Linde PLC CEO performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Linde PLC CEO’s compensation;

•	Reviewing and approving the compensation of the members of the Management Committee, and making recommendations to the Linde PLC Board with respect to other executive compensation and any incentive or equity based compensation plans, in each case that are subject to Linde PLC Board approval;

•	Preparing the report of the Compensation Committee for inclusion in Linde PLC’s proxy statement;

•	Evaluating the performance of the Linde PLC CEO and members of the Management Committee; and

•	Developing succession plans for the Linde PLC CEO and the members of the Management Committee, with the counsel of the chairman of the Linde PLC Board.

(4)	Linde PLC CEO

The Linde PLC Board shall establish the roles and responsibilities of the Linde PLC CEO and shall review them from time to time for appropriateness. However, at Completion of the Business Combination, the roles and responsibilities of the Linde PLC CEO shall be, among others:

•	Managing and directing the Management Committee;

•	After the Integration Phase, appointing and removing members of the Management Committee with the counsel of the Linde PLC Board;

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•	Managing the business of the Linde PLC Group together and with the counsel of the members of the Management Committee;

•	Preparing a global strategy, a strategic plan, operational business plan and performance targets, together and with the counsel of the Management Committee;

•	Presenting to the Linde PLC Board the integration plan (the “Integration Plan”) for the Integration Efforts (as defined immediately below) and any significant changes thereto;

•	Reporting to the Linde PLC Board on the progress of the integration of the business of Linde and its subsidiaries and Praxair and its subsidiaries (the “Integration Efforts”);

•	Directing the implementation and execution of the strategic plans approved by the Linde PLC Board, together and with the counsel of the Management Committee; and

•	Working closely together with the chairman of the Linde PLC Board and keeping the chairman of the Linde PLC Board and the remainder of the Linde PLC Board reasonably informed regarding the activities of the Linde PLC Group.

At Completion of the Business Combination, Stephen F. Angel shall serve as the initial Linde PLC CEO.

(5)	Management Committee

From and following the Completion of the Business Combination, a management committee (the “Management Committee”) shall be established for the Linde PLC Group which shall be comprised of six (6) executive officers of the Linde PLC Group that report to the Linde PLC CEO. For the avoidance of doubt, the Management Committee shall not be a corporate body or organ of Linde PLC and shall not be a committee or organ of the Linde PLC Board. The members of the Management Committee shall be titled “Executive Officers”. The role and responsibilities of the Management Committee shall be established by the Linde PLC CEO, shall be reviewed from time to time by the Linde PLC Board for appropriateness and shall include initially, among others:

•	Delivering operating results against the strategic plans, operational business plans, performance targets, annual budgets and safety and compliance standards for the Linde PLC Group approved by the Linde PLC Board;

•	Managing the business of the subsidiaries of Linde PLC under the direction of the Linde PLC CEO;

•	Directing the implementation and execution of the strategic decisions made by the Linde PLC Board, within the mandate provided by the Linde PLC Board under the direction of the Linde PLC CEO; and

•	Ensuring internal alignment for cohesive and consistent communication both internally and externally to stakeholders.

The composition of the Management Committee is further described in Section 9.2.3.

(6)	Further information on Linde PLC’s governance following the Completion of the Business Combination

Further information on Linde PLC’s governance after the Completion of the Business Combination can be found in section “[—] Corporate Governance of Linde plc After the Business Combination” of Annex 3.

5.1.4	Current shareholder structure of Linde PLC

(1)	Enceladus

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Enceladus Holding Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland (“Enceladus”) is, together with Cumberland (as defined in this Section 5.1.4(2)), currently one (1) of the two (2) sole shareholders of Linde PLC, holding twelve thousand five hundred (12,500) ordinary shares with a nominal value of EUR 1.00 each in the capital of Linde PLC.

Enceladus was incorporated on July 6, 2011. As an Irish private company limited by shares, Enceladus has full and unlimited corporate capacity to carry on and undertake any business or activity and do any act or transaction, subject to compliance with applicable law.

Enceladus is wholly owned by the Irish law firm Arthur Cox, the legal counsel of Praxair in connection with the Business Combination. Arthur Cox is a partnership formed under Irish law, with its corporate seat in Dublin and with approx. 100 partners, none of whom has a controlling influence on the partnership. Enceladus was established as a corporate services provider to facilitate corporate transactions of clients of Arthur Cox and is managed by its board of directors.

Enceladus has three (3) directors, each of whom is a partner of Arthur Cox. Enceladus and its board of directors will use their voting rights in Linde PLC solely as described in this Offer Document to enable Linde PLC and the board of directors of Linde PLC to fulfill their respective duties and obligations undertaken and described in this Offer Document and the Business Combination Agreement.

(2)	Cumberland

Cumberland Corporate Services Limited, a private company limited by shares formed under the laws of Ireland and having its registered address at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland (“Cumberland”), is, together with Enceladus, currently one (1) of the two (2) sole shareholders of Linde PLC, holding twelve thousand five hundred (12,500) ordinary shares with a nominal value of EUR 1.00 each in the capital of Linde PLC.

Cumberland was incorporated on January 3, 2003. As an Irish private company limited by shares, Cumberland has full and unlimited corporate capacity to carry on and undertake any business or activity and do any act or transaction, subject to compliance with applicable law.

Cumberland, through Lower Mount Limited (Ireland), Frymount Limited (Ireland) and William Fry Limited (Ireland), is wholly directly and indirectly owned by the Irish law firm William Fry, the legal counsel of Linde in connection with the Business Combination. William Fry is a partnership formed under Irish law, with its corporate seat in Dublin and with approx. 80 partners, none of whom has a controlling influence on the partnership. Cumberland was established as a corporate services provider to facilitate corporate transactions of clients of William Fry and is managed by its board of directors.

Cumberland has four (4) directors, each of whom is a partner of William Fry. Cumberland and its board of directors will use their voting rights in Linde PLC solely as described in this Offer Document to enable Linde PLC and the board of directors of Linde PLC to fulfill their respective duties and obligations undertaken and described in this Offer Document and the Business Combination Agreement.

5.1.5	Subsidiaries; (future) subsidiaries Linde and Praxair

As at the time of publication of this Offer Document, Linde PLC does not hold any equity interest in any other legal entity, except for German Intermediate Holding GmbH, German Intermediate Holding AG, Zamalight Holdco LLC and Zamalight Subco, Inc. However, Praxair and Linde will become direct or indirect subsidiaries of Linde PLC following the Completion of the Business Combination. Praxair will become an indirect subsidiary of Linde PLC on Completion of the Business Combination; Linde is expected to become an indirect subsidiary of Linde PLC shortly after Completion of the Business Combination. See Section 6 as well as the section “[—] Business And Certain Information About Linde” of Annex 3 for a more detailed description of Linde. See Section 7 as well as the section “[—] Business And Certain Information About Praxair” of Annex 3 for a more detailed description of Praxair.

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5.2	Background information regarding the Bidder

The rights, duties and obligations of the Bidder are described in the following.

5.2.1	Persons acting jointly with the Bidder

As parties to the Business Combination Agreement, Praxair, Linde, Zamalight Holdco LLC and Zamalight Subco, Inc. are persons acting jointly with the Bidder pursuant to Section 2 para. 5 sentence 1 Takeover Act. Enceladus, controlled by Arthur Cox (as described in Section 5.1.4(1)), and Cumberland, controlled by William Fry (as described in Section 5.1.4(2)) through Lower Mount Limited (Ireland), Frymount Limited (Ireland) and William Fry Limited (Ireland), as persons controlling the Bidder are each considered as a person acting jointly with the Bidder pursuant to Section 2 para. 5 sentence 3 Takeover Act. As subsidiaries of the Bidder, German Intermediate Holding GmbH and German Intermediate Holding AG are deemed to be persons acting jointly with the Bidder pursuant to Section 2 para. 5 sentence 3 Takeover Act.

Except for the aforementioned, there are no persons acting jointly with the Bidder within the meaning of Section 2 para. 5 Takeover Act at the time of publication of this Offer Document.

As the direct and indirect control by the Bidder over Linde takes place due to the Exchange Offer, no persons controlling the Bidder (including Enceladus and Cumberland) will be obligated to make mandatory offers pursuant to Section 35 para. 3 Takeover Act. Additionally, if, as intended, all or most of the Linde Shares are forwarded to German Intermediate Holding GmbH and German Intermediate Holding AG (see Section 9.5.1), each of German Intermediate Holding GmbH and German Intermediate Holding AG will file an application with BaFin pursuant to Section 36 no. 3 Takeover Act with the purpose of obtaining an exemption from the requirement to publish and make a mandatory takeover offer.

5.2.2	Linde Shares held by the Bidder and Persons acting jointly with the Bidder as well as their subsidiaries and voting rights attributable to these entities

The Bidder, the persons acting jointly with the Bidder, as well as subsidiaries of the Bidder, neither directly nor indirectly hold any Linde Shares (except for the Linde Treasury Shares held by Linde) as of the date of publication of this Offer Document. Furthermore, no voting rights with regard to Linde are attributed to them pursuant to Section 30 Takeover Act.

In addition, the Bidder has received, in total, as described in Section 5.2.5, irrevocable undertakings from the members of the executive board of Linde and the shareholder representative members of the supervisory board of Linde, who are holders of Linde Shares, to accept the Exchange Offer in respect of 85,049 Linde Shares, representing approximately 0.05% of Linde’s registered share capital.

Apart from that, the Bidder and persons acting jointly with the Bidder pursuant to Section 2 para. 5 Takeover Act as well as their subsidiaries hold neither directly nor indirectly instruments pursuant to Section 25 Securities Trading Act and, therefore, no other voting shares pursuant to Section 25 of the Securities Trading Act with regard to Linde at the time of the publication of the Exchange Offer.

5.2.3	Disclosures concerning securities transactions

During the period starting six (6) months prior to the publication of the decision to launch the Exchange Offer on June 1, 2017 and ending with the publication of this Offer Document on [—] 2017, neither the Bidder, nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 Takeover Act nor their subsidiaries have purchased any Linde Shares or concluded an agreement on the basis of which they would be entitled to claim the transfer of Linde Shares.

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5.2.4	Parallel Acquisitions

The Bidder reserves the right, to the extent legally permissible, to directly or indirectly acquire additional Linde Shares outside the Exchange Offer on or off the stock exchange. To the extent that such acquisitions take place, information about such acquisitions will be published without undue delay in accordance with applicable law, including without limitation in accordance with Sections 14 para. 3, 23 para. 2 of the Takeover Act, on the internet at http://www.lindepraxairmerger.com, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States stating the number and consideration paid or agreed to be paid for the Linde Shares so acquired or agreed to acquire.

5.2.5	Irrevocable Undertakings from members of the executive board of Linde and the supervisory board of Linde

The Bidder has received, in total, irrevocable undertakings from the members of the executive board of Linde and the shareholder representative members of the supervisory board of Linde, who are holders of Linde Shares, to accept the Exchange Offer in respect of 85,049 Linde Shares, representing approximately 0.05% of Linde’s registered share capital.

The undertakings from the members of the executive board of Linde and the supervisory board of Linde will cease to be binding if the Exchange Offer lapses or is withdrawn or if either of the Linde boards or the Praxair board of directors changes or withdraws its recommendation of (or its intention to recommend) the Exchange Offer or the Merger, respectively.

5.2.6	German Intermediate Holding GmbH and German Intermediate Holding AG

In the settlement of the Exchange Offer, all or most of the Tendered Linde Shares (as defined in Section 13.2(2)) and, where appropriate, all or most of the Linde Shares put to the Bidder (as defined in Section 16.5) will be transferred directly into a securities account of the Bidder (see Section 13).

Immediately following this transfer, the Tendered Linde Shares (as defined in Section 13.2(2)) and, where appropriate, the Linde Shares put to the Bidder (as defined in Section 16.5) are intended to be transferred to a German subsidiary of the Bidder in the form of a German limited private company (Gesellschaft mit beschränkter Haftung) (“German Intermediate Holding GmbH”). German Intermediate Holding GmbH was incorporated by the Bidder on [—], 2017. Its registered seat is in [—], Germany and it is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of [—] under the commercial register number HRB [—].

Following this transfer from the Bidder to German Intermediate Holding GmbH, it is intended for the German Intermediate Holding GmbH to transfer all or most of the Tendered Linde Shares (as defined in Section 13.2(2)) and where appropriate all or most of the Linde Shares put to the Bidder (as defined in Section 16.5) to a German subsidiary of German Intermediate Holding GmbH in the form of a German stock corporation (Aktiengesellschaft) (“German Intermediate Holding AG”). German Intermediate Holding AG was incorporated by German Intermediate Holding GmbH on [—] 2017. Its registered seat is in [—], Germany and it is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of [—] under the commercial register number HRB [—].

German Intermediate Holding GmbH and German Intermediate Holding AG are persons acting jointly with the Bidder within the meaning of Section 2 para. 5 sentence 1 and 3 Takeover Act (see Section 5.2.1).

German Intermediate Holding AG commits to support the Bidder in implementing the intentions of the Bidder as described in Section 9 with regard to Linde following settlement of this Exchange Offer. In particular, German Intermediate Holding AG undertakes to exercise voting and other membership rights of the acquired Linde Shares upon settlement of the Exchange Offer in accordance with the

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strategy described in this Exchange Offer Document. Accordingly, German Intermediate Holding AG considers the views as presented in Section 9 also as its own view.

German Intermediate Holding GmbH and German Intermediate Holding AG have not engaged in any activities to date, other than those incidental to their formation.

6.	Description of Linde

6.1	Legal basis of Linde

Linde is a listed German stock corporation (Aktiengesellschaft) with its registered seat in Munich, Germany, registered in the commercial register (Handelsregister) of the local court of Munich under HRB 169850. Linde’s principal executive offices are located at Klosterhofstraße 1, 80331 Munich, and its telephone number at that location is +49 89 3575701.

Article 2 of Linde’s Articles of Association describes the corporate purpose of Linde as follows:

(1)	The object of Linde is:

(i)	the manufacture and sale of industrial and other gases and their secondary products and the construction, acquisition, sale and operation of plants in which industrial and other gases are manufactured or used;

(ii)	the manufacture and sale of products in the field of apparatus and mechanical engineering;

(iii)	the manufacture and sale of products in the field of medical technology, of pharmaceutical products and of other products in the healthcare area; and

(iv)	the design and construction, acquisition, sale and operation of industrial process and other industrial plants, facilities in the healthcare area as well as plants for research purposes.

(2)	The company is entitled to take any measures and actions that are related or appropriate to directly or indirectly serve the object of the company. This includes research and development as well as cooperation with third parties in the fields stated in (1) above. The company is entitled to trade and provide services of any kind in the fields named in (1) above. It can also limit its activities to individual fields stated in (1) above. The company can establish branch offices in Germany and abroad, establish, acquire and invest in other companies, especially companies that are engaged, in whole or in part, in the aforementioned fields. The company can change the structure of companies in which it owns investments, unite such companies under common management, or restrict its activities to their management or administration, and dispose of holdings and investments. It can outsource its operations to affiliates, in whole or in part.

6.2	Share capital, Linde Treasury Shares, authorized capital, conditional capital and Linde long term incentive plan LTIP

6.2.1	Share capital

As of December 31, 2016, the share capital of Linde amounted to EUR 475,476,940.80, divided into 185,733,180 bearer shares, without par value, each representing a pro rata amount of the share capital of EUR 2.56.

As of the publication of this Offer Document, the Linde Shares are admitted to trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange (Prime Standard) (ISIN DE0006483001) and others and are included, among others, in the DAX 30.

6.2.2	Linde Treasury Shares

Currently, Linde directly holds 95,109 Linde Shares (approximately 0.05%) as treasury shares (the “Linde Treasury Shares”). In accordance with the Blocked Account Agreement (as defined in

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Section 14.1) entered into between the Bidder, Linde, and the custodian bank that holds custody of the Linde Treasury Shares (the “Linde Custodian Bank”), the Linde Custodian Bank has undertaken that it (i) will not transfer the Linde Treasury Shares from the account to another account of Linde, or any third parties and (ii) will not execute any order by Linde to sell or transfer the Linde Treasury Shares (including, for the avoidance of doubt, through an acceptance of the Exchange Offer).

6.2.3	Authorized capital I

The executive board is authorized, with the consent of the supervisory board of Linde, to increase the share capital until May 28, 2018 by up to EUR 47,000,000 by issuing (once or several times) a total of up to 18,359,375 new no-par-value bearer shares with a proportionate interest in the share capital of EUR 2.56 each against a cash contribution and/or a contribution in kind. In principle, the new no-par-value shares have to be offered to the shareholders for subscription.

However, the executive board of Linde is authorized, with the consent of the supervisory board of Linde:

(1)	to exclude the subscription right of shareholders with respect to fractional amounts and also to exclude the subscription right to such extent as may be required in order to grant to holders of option and/or conversion rights, or conversion obligations, respectively, issued by Linde or its direct or indirect subsidiaries a subscription right to new no-par-value shares in such amount as they would be entitled to following exercise of the option and/or conversion rights and/or following fulfillment of a conversion obligation, respectively.

(2)	to exclude the subscription right of the shareholders if, in the case of a capital increase against cash contributions, the new shares are issued at an issue price which—at the time of final determination of the issue price (which is to take place as close as possible to the time of the placement of the no-par-value shares)—is not significantly below the stock exchange price of the no-par-value shares of the same kind which are already publicly traded, and the proportion of the share capital which mathematically is represented by the issued shares does not exceed in aggregate 10 % of the share capital, neither at the time this authorization takes effect nor at the time of the exercise thereof. The proportion of the share capital represented by any other shares which have been or will be issued in the context of servicing option and/or convertible bonds must be mathematically taken into account in this maximum limit of 10 % of the share capital. This proportion shall, however, only be taken into account to the extent that the option and/or convertible bonds are issued in analogous application of Section 186 para. 3 sentence 4 German Stock Corporation Act excluding the subscription right of the shareholders during the term of this authorization. The share capital which mathematically is represented by those shares which, during the term of the authorization pursuant to or in analogous application of Section 186 para. 3 sentence 4 German Stock Corporation Act, are issued on the basis of an authorized capital, or following a repurchase are sold as treasury shares, shall also be taken into account;

(3)	to exclude the subscription right in the case of capital increases against contributions in kind, and in particular where such capital increases are effected for the purpose of acquiring businesses, parts of businesses or stakes in business entities or in the course of corporate mergers;

(4)	to exclude the subscription right for an amount of up to EUR 3,500,000 to the extent necessary in order to issue shares to employees of Linde and/or its affiliates under exclusion of the shareholders’ subscription rights; and

(5)	to determine the further details of the capital increase and its implementation. The new shares may also be subscribed by certain credit institutions to be determined by the executive board which are subject to the obligation to offer such shares to the shareholders (indirect subscription right).

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6.2.4	Authorized capital II

The executive board is authorized, with the consent of the supervisory board of Linde, to increase the share capital until May 2, 2021 by up to EUR 47,000,000 by issuing (once or several times) a total of up to 18,359,375 new no-par-value bearer shares with a proportionate interest in the share capital of EUR 2.56 each against a cash contribution and/or a contribution in kind. In principle, the new no-par-value shares have to be offered to the shareholders for subscription.

However, the executive board of Linde is authorized, with the consent of the supervisory board of Linde:

(1)	to exclude the subscription right of shareholders with respect to fractional amounts and also to exclude the subscription right to such extent as may be required in order to grant to holders of option and/or conversion rights, or conversion obligations, respectively, issued by Linde or its direct or indirect subsidiaries a subscription right to new no-par-value shares in such amount as they would be entitled to following exercise of the option and/or conversion rights and/or following fulfillment of a conversion obligation, respectively.

(2)	to exclude the subscription right of the shareholders if, in the case of a capital increase against cash contributions, the new shares are issued at an issue price which is not significantly below the stock exchange price of the no-par-value shares of the same kind which are already publicly traded, and the proportion of the share capital which mathematically is represented by the issued shares does not exceed in aggregate 10 % of the share capital, neither at the time this authorization takes effect nor at the time of the exercise thereof. The proportion of the share capital represented by any other issue of shares in the context of servicing option and/or convertible bonds must be mathematically taken into account in these 10 % of the share capital. This proportion shall, however, only be taken into account to the extent that the option and/or convertible bonds are issued in analogous application of Section 186 para. 3 sentence 4 German Stock Corporation Act excluding the subscription right of the shareholders during the term of this authorization. The share capital which mathematically is represented by those shares which, during the term of the authorization pursuant to or in analogous application of Section 186 para. 3 sentence 4 German Stock Corporation Act, are issued on the basis of an authorized capital, or following a reacquisition are sold as treasury shares, shall also be taken into account;

(3)	to exclude the subscription right in the case of capital increases against contributions in kind, and in particular where such capital increases are effected for the purpose of acquiring businesses, parts of businesses or stakes in business entities, in the course of corporate mergers or any contribution of other assets including receivables against Linde; and

(4)	to determine the further details of the capital increase and its implementation. The new shares may also be subscribed by certain credit institutions determined by the executive board subject to the obligation to offer such shares to the shareholders (indirect subscription right).

6.2.5	Conditional capital 2013

Linde’s share is conditionally increased by up to EUR 47,000,000 by issuing up to 18,359,375 new no-par-value bearer shares, with a pro rata amount of the share capital attributable to each share of EUR 2.56.

The conditional increase in capital shall be implemented only to the extent (i) that the bearers or holders of conversion or option rights which exist or are attached to convertible bonds or bonds with warrants issued by Linde or by group affiliates controlled by Linde up until May 28, 2018 based on the authorization resolution of the Annual General Meeting of May 29, 2013 exercise their conversion and/or option rights, or (ii) that the bearers or holders obligated to conversion of convertible bonds issued up until May 28, 2018 by Linde or by group affiliates controlled by Linde based on the authorization

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resolution of the Annual General Meeting of May 29, 2013 fulfill their conversion obligation, in cases (i) and (ii) in each instance provided that no treasury shares are used to service such rights. The new shares are issued at the option or conversion price, as the case may be, to be determined in accordance with the above authorization resolution. The new shares shall be entitled to participate in the profit as of the beginning of the business year in which they are issued as a result of the exercise of conversion or option rights or as a result of compliance with conversion obligations. The executive board of Linde is authorized, with the consent of the supervisory board of Linde, to determine all further details regarding the implementation of the conditional increase in capital.

6.2.6	Conditional capital 2012

Linde’s share capital is conditionally increased by up to EUR 10,240,000 by the issuance of up to 4,000,000 new no-par-value bearer shares with a pro-rata amount of the share capital attributable to each share of EUR 2.56.

The conditional capital increase is resolved solely for the purpose of granting subscription rights (share options) to members of the executive board of Linde, to members of management bodies of affiliated companies in Germany and abroad, and to selected executives of Linde and affiliated companies in Germany and abroad, in accordance with the authorizing resolution of the Annual General Meeting of May 4, 2012. It shall only be implemented if and to the extent subscription rights are exercised in accordance with this authorizing resolution and Linde does not pay cash or grant treasury shares in return. New shares which are issued upon exercise of subscription rights shall be entitled to profit participation for that financial year for which a resolution on the appropriation of the balance sheet profit has not been passed at the time when the shares were issued.

6.2.7	Linde Long Term Incentive Plan LTIP

As of March 31, 2017, Linde has granted equity awards under its share-based incentive program for executives, the Long Term Incentive Plan (2012) (the “Linde LTIP”), in the form of 1,317,729 stock options and 129,833 matching share rights of which as of March 31, 2017, 1,107,714 stock options and 99,009 matching share rights were outstanding. For details on the Linde LTIP and its treatment in connection with the Business Combination please refer to Section 18.3.

6.3	Overview of the business activities of the Linde Group

The Linde Group is comprised of four (4) segments: The Gases Division’s three (3) geographical reporting segments Europe, Middle East and Africa (“EMEA”), Asia/Pacific (“APAC”), and Americas, and the Engineering Division.

•	In the Gases Division, Linde offers compressed and liquefied gases as well as chemicals. The segment is further split up into industrial gases and medical gases. Gases manufactured by Linde are used in the energy sector, steel production, chemical processing, environmental protection and welding, as well as in food processing, glass production and electronics. Furthermore, Linde is expanding its business with the healthcare industry and is a participant in the development of environmentally friendly hydrogen technology.

•	In the Gases Division’s EMEA segment, Linde mainly owns larger operating facilities in Algeria, Austria, Bulgaria, Croatia, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Lithuania, the Netherlands, Norway, Poland, Portugal, Romania, Russia, Saudi Arabia, Slovakia, South Africa, Spain, Sweden, Switzerland, Turkey and the United Kingdom. Its facilities in the EMEA segment include approximately 250 plants, of which approximately 150 are cryogenic air separation plants, approximately 70 are hydrogen plants and approximately 30 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

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•	In the Gases Division’s Americas segment, Linde mainly owns larger operating facilities in Argentina, Brazil, Canada, Chile, Colombia, Ecuador, Mexico, the United States and Venezuela. Its facilities in the Americas segment include approximately 120 plants, of which approximately 60 are cryogenic air separation plants, approximately 30 are hydrogen plants and approximately 30 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

•	In the Gases Division’s APAC segment, Linde mainly owns larger operating facilities in Australia, Bangladesh, China, Hong Kong, India, Indonesia, South Korea, Malaysia, New Zealand, Pakistan, the Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam. Its facilities in the Asia/Pacific segment include approximately 170 plants, of which approximately 110 are cryogenic air separation plants, approximately 40 are hydrogen plants and approximately 20 are carbon dioxide plants. Smaller compact plants for air gases are not included in these figures. Additional plants are operated in cooperation with joint-venture partners.

•	The Engineering Division designs, and constructs turnkey process plants for third-party customers as well as for the Linde Group’s Gases Division in many locations worldwide, such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants. It owns major offices in Pullach and Dresden, Germany, and leases major offices in Houston, Texas and Tulsa, Oklahoma, United States; Samara, Russia; Vadodara, India and Hangzhou, China. Special plant components are produced in owned factories in Pullach and Tacherting, Germany; Hesinque, France; Tulsa, Oklahoma, United States and Dalian, China. Linde uses major equipment in its factories, including metal processing machines, special metal welding fixtures, braze ovens, pressure test, heavy load cranes and trucks. The Engineering Division’s owned research and development center is located in Pullach, Germany.

•	In its Other Activities segment, Linde comprises the operations of Gist, a logistics services company. Gist operates principally in the United Kingdom and in Ireland. The company distributes chilled food and beverages. Due to the plans to sell Gist, the Business has been reported as discontinued operations in Linde Group’s consolidated financial statements.

Pursuant to Linde’s group income statement for the fiscal year ended December 31, 2016 prepared in accordance with IFRS as adopted by the European Union, revenue amounted to EUR 16,948 million, with an operating profit before finance income and finance costs and income taxes (EBIT) adjusted for amortizations of intangible assets and depreciation of tangible assets of EUR 4,098 million and a profit before income taxes of EUR 1,327 million.

In the fiscal year ended December 31, 2016, the Linde Group generated revenues of around EUR 14,892 million in its Gases Division segment and around EUR 2,351 million in its Engineering Division segment and around EUR 602 million in its Other Activities segment.

6.4	Governing bodies of Linde

The governing bodies of Linde are the executive board and the supervisory board.

6.4.1	Executive board

The executive board of Linde consists of the following members:

•	Prof. Dr. Aldo Belloni (Chief Executive Officer)

•	Dr. Christian Bruch (Head of Linde Engineering)

•	Bernd Eulitz (Head of EMEA Gases)

•	Sanjiv Lamba (Head of APAC Gases)

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•	Dr. Sven Schneider (Chief Financial Officer)

6.4.2	Supervisory board

The supervisory board of Linde consists of the following members:

•	Prof. Dr. Wolfgang Reitzle (Chairman)

•	Hans-Dieter Katte (Deputy Chairman)

•	Prof. Dr. Dr. Ann-Kristin Achleitner

•	Anke Couturier

•	Dr. Clemens Börsig

•	Dr. Thomas Enders

•	Franz Fehrenbach

•	Gernot Hahl

•	Dr. Victoria Ossadnik

•	Dr. Martin Kimmich

•	Xaver Schmidt

•	Frank Sonntag

6.5	Shareholder structure of Linde

To the knowledge of Linde PLC (after due inquiry of Linde), 3% or more of the issued Linde Shares are to be economically attributed to no person other than the shareholders listed below. The information presented below derives from the reports filed by the shareholders with BaFin which have been published prior to the date of this Offer Document.

Shareholders	Shareholdings
BlackRock, Inc.	5.32%
Norges Bank	5.14%
Massachusetts Financial Services Company (MFS)	4.98%
Dodge & Cox	3.01%

6.6	Persons acting jointly with Linde

The Bidder, as a result of the Business Combination Agreement (see Section 8.3), is a person deemed to be acting jointly with Linde pursuant to Section 2 para. 5 sentence 1 Takeover Act. In addition, to the Bidder’s knowledge, the persons acting jointly with Linde within the meaning of Section 2 para. 5 sentence 3 Takeover Act are listed in Annex 2. The Bidder is not aware of any further persons acting jointly with Linde.

6.7	Reasoned statement(s) by the executive board and the supervisory board of Linde

Pursuant to Section 27 para. 1 Takeover Act, the executive board and the supervisory board of Linde must issue a reasoned statement or a joint reasoned statement regarding the Exchange Offer and any of its amendments. The executive board and the supervisory board of Linde must publish the reasoned statement without undue delay following the receipt of this Offer Document and its amendments from the Bidder pursuant to Section 14 para. 3 sentence 1 Takeover Act.

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The executive board and the supervisory board of Linde will publish promptly (unverzüglich) after publication of this Offer Document a (joint, if desired) reasoned statement pursuant to Section 27 para. 3, 14 para. 3 Takeover Act (together or each, the “Reasoned Statement”) and support the Exchange Offer in the Reasoned Statement.

6.8	Employees of Linde

As of December 31, 2016, Linde employed 59,715 people.

7.	Description of Praxair

7.1	Legal basis of Praxair

Praxair, Inc. (“Praxair”, and together with its subsidiaries, the “Praxair Group”) was founded in 1907. Praxair became an independent publicly traded company in 1992 and is a listed stock corporation incorporated under the laws of the State of Delaware, United States. Praxair has perpetual existence.

Praxair’s principal executive offices are located at 10 Riverview Drive, Danbury, Connecticut 06810-5113, United States and its telephone number at that location is +1-203-837-2000. The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

Article 3 of Praxair’s Certificate of Incorporation Association describes the purpose of Praxair as follows: The nature of the business or purposes to be conducted or promoted by the Corporation is to conduct any lawful business, to exercise any lawful purpose and power and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

7.2	Share capital, Praxair treasury shares, authorized capital, conditional capital and Praxair stock option plans

7.2.1	Share capital

Praxair is authorized to issue up to 800,000,000 shares of Praxair common stock (the “Praxair Shares”), with a par value of USD 0.01 per share. As of June 1, 2017, 383,230,624.707 Praxair Shares were issued, including 97,362,484.278 Praxair Shares held in treasury. Holders of Praxair Shares are entitled to receive dividends, in the form and to the extent declared by the Praxair board of directors out of funds legally available for payment, subject to the rights of holders, if any, of Praxair preferred stock. Praxair is authorized to issue up to 25,000,000 shares of preferred stock, with a par value of USD 0.01 per share. Currently, no shares of Praxair preferred stock are outstanding.

Subject to possible restrictions on voting rights, each outstanding Praxair Share entitles its holder to one vote. Subject to the rights, if any, of the holders of any series of preferred stock outstanding and subject to applicable law, all voting rights are vested in the holders of Praxair Shares.

All of the outstanding Praxair Shares are fully paid and non-assessable. Holders of Praxair Shares are not granted subscription rights. Praxair Shares may not be converted into shares of other classes of stock.

7.2.2	Stock Options, Restricted Stock Units and Performance Share Units

At the effective time of the Merger, each option to purchase Praxair Shares (the “Praxair Stock Option”) will be converted into an option to purchase Linde PLC Shares (the “Linde PLC Stock Option”) on substantially the same terms and conditions as were applicable to such Praxair Stock Option immediately prior to the effective time of the Merger. The number of Linde PLC Shares subject

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to each such Linde PLC Stock Option will be equal to the number of Praxair Shares subject to each Praxair Stock Option immediately prior to the effective time of the Merger. Such Linde PLC Stock Option will have the same exercise price per share as the per-share exercise price applicable to such Praxair Stock Option immediately prior to the effective time of the Merger.

At the effective time of the Merger, each restricted stock unit measured in Praxair Shares (the “Praxair RSU”) will be converted into a restricted stock unit denominated in Linde PLC Shares (the “Linde PLC RSU”) on substantially the same terms and conditions as were applicable to such Praxair RSU immediately prior to the effective time of the Merger. The number of Linde PLC Shares subject to each such Linde PLC RSU will be equal to the number of Praxair Shares subject to each Praxair RSU immediately prior to the effective time of the Merger.

At the effective time of the Merger, each performance share unit measured in Praxair Shares (the “Praxair PSU”) will be converted into a Linde PLC RSU on substantially the same terms and conditions as were applicable to such Praxair PSU immediately prior to the effective time of the Merger. The number of Linde PLC Shares subject to each such Linde PLC RSU will be equal to the greater of (i) the target number of Praxair Shares subject to such Praxair PSU and (ii) the target number of Praxair Shares subject to such Praxair PSU determined based on the achievement of the performance goals applicable to such Praxair PSU immediately prior to the effective time of the Merger.

7.3	Overview of the business activities of Praxair Group

Praxair Group is a leading industrial gas company in North and South America and has an established business in Asia and an established business in Europe.

Praxair Group has five (5) segments: North America (“North America”), Europe (“Europe”), South America (“South America”), Asia (“Asia”) and surface technologies (“Surface Technologies”).

North America operates production facilities in the U.S., Canada and Mexico, approximately 255 of which are cryogenic air separation plants, hydrogen plants and carbon dioxide plants. There are five (5) major pipeline complexes in North America located in Northern Indiana; Houston, Texas; along the Gulf Coast of Texas; Detroit, Michigan; and Louisiana. Also located throughout North America are noncryogenic air separation plants, packaged gas facilities, specialty gas plants, helium plants and other smaller plant facilities.

Europe has production facilities primarily in Italy, Spain, Germany, the Benelux region, the United Kingdom, Scandinavia and Russia which include approximately 70 cryogenic air separation plants and carbon dioxide plants. There are three (3) major pipeline complexes in Europe located in Northern Spain and the Rhine and Saar regions of Germany. These pipeline complexes are primarily supplied by cryogenic air separation plants. Also located throughout Europe are noncryogenic air separation plants, packaged gas facilities and other smaller plant facilities.

South America operates more than 60 cryogenic air separation plants and carbon dioxide plants, primarily located in Brazil. Many of these plants support a major pipeline complex in Southern Brazil. Also located throughout South America are packaged gas facilities and other smaller plant facilities.

Asia has production facilities located primarily in China, Korea, India and Thailand, approximately 60 of which are cryogenic air separation plants and carbon dioxide plants. Also located throughout Asia are noncryogenic air separation plants, hydrogen, packaged gas and other production facilities.

Surface Technologies provides coating services and manufactures coating equipment at approximately 45 sites. The majority of these sites are located in the United States and Europe, with smaller operations in Asia, and Brazil.

Pursuant to Praxair Group’s annual report for the fiscal year ended December 31, 2016, Praxair Group’s 2016 revenue was approximately USD 10.534 billion, EBITDA was approximately USD 3.501 billion and operating profit was approximately USD 2.238 billion.

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Approximately USD 5.592 billion (53%) of Praxair Group’s revenue was generated in North America, USD 1.392 billion (13%) was generated in Europe, USD 1.399 billion (13%) was generated in South America, USD 1.555 billion (15%) was generated in Asia and USD 596 million (6%) was generated in Surface Technologies.

7.4	Governing bodies of Praxair

The governing bodies of Praxair are its board of directors and its executive officers.

7.4.1	Board of directors

The board of directors of Praxair consists of the following members:

•	Stephen F. Angel (Chairman)

•	Oscar Bernardes (Director)

•	Nance K. Dicciani (Director)

•	Edward G. Galante (Director)

•	Raymond W. LeBoeuf (Director)

•	Larry D. McVay (Director)

•	Martin H. Richenhagen (Director)

•	Wayne T. Smith (Director)

•	Robert L. Wood (Director)

7.4.2	Executive officers

The executive officers of Praxair are:

•	Stephen F. Angel (Chief Executive Officer)

•	Matthew J. White (Senior Vice President, Chief Financial Officer)

•	Guillermo Bichara (Vice President; General Counsel & Corporate Secretary)

•	Kelcey E. Hoyt (Vice President and Controller)

•	Eduardo F. Menezes (Executive Vice President)

•	Anne K. Roby (Senior Vice President)

•	David P. Strauss (Vice President and Chief Human Resources Officer)

•	Scott E. Telesz (Executive Vice President)

7.5	Shareholder structure of Praxair

To the knowledge of Linde PLC (after due inquiry of Praxair), no more than 5 % of the Praxair Shares outstanding on June 1, 2017 are to be economically attributed to any person with the exception of the shareholders listed below. The information presented below derives from the reports filed by the beneficial owners with the SEC.

Class of shares	Name of the beneficial owner	Amount of the beneficial ownership	Share
Common stock	Capital World Investors	25,603,518	9.0%
Common stock	The Vanguard Group	20,784,297	7.3%
Common stock	Soroban Capital GP LLC	17,619,237	6.2%
Common stock	BlackRock, Inc.	17,457,497	6.1%

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7.6	Employees of Praxair

As of December 31, 2016, Praxair employed 26,498 people.

8.	Background to the Exchange Offer and the Merger

8.1	Notes regarding the Combination

Following the Completion of the Business Combination, Praxair and Linde will each become direct or indirect subsidiaries of Linde PLC. Praxair will become an indirect subsidiary of Linde PLC at Completion of the Business Combination, while Linde is intended to become an indirect subsidiary of Linde PLC shortly after the Completion of the Business Combination.

8.1.1	The Merger

The business of Praxair will be brought under Linde PLC by way of merging Zamalight Subco, Inc. with and into Praxair (the “Merger”). The Merger will be subject to and occur immediately after the Settlement of the Exchange Offer. In the Merger, each Praxair Share will be converted into the right to receive one Linde PLC Share.

The Merger requires that a simple majority of the Praxair Shares outstanding at the record date and entitled to vote at the Praxair special meeting adopts the Business Combination Agreement and approves the Merger (such approval the “Praxair Requisite Vote”) (see the section “[—] Praxair Requisite Vote Condition” of Annex 3). It is currently envisaged that the day of the special meeting will be [—] 2017. In any case, it will be held prior to the expiration of the Acceptance Period. In case of an extension of the Acceptance Period required by law (see Section 4.3), the date of the special meeting may be postponed to a day that is no later than the Business Day preceding the expiration of the extended Acceptance Period.

After the Praxair Requisite Vote has been obtained, the completion of the Merger will only be subject to the Settlement of the Exchange Offer and will therefore become effective immediately after the Settlement of the Exchange Offer.

8.1.2	The Exchange Offer

As of June 1, 2017 Linde had issued 185,733,180 Linde Shares, including 95,109 Linde Treasury Shares, and thus 185,638,071 Linde Shares outstanding.

As of June 1, 2017, Praxair had issued a total of 383,230,624.707 Praxair Shares, including 97,362,484.278 Praxair Shares held in treasury, and thus 285,868,140.429 Praxair Shares outstanding.

For purposes of the Exchange Offer, it was estimated that the maximum amount of Praxair Shares as of the Completion of the Business Combination amounts to 291,868,140 Praxair Shares on a fully diluted basis (including the estimated impact of shares from the outstanding share plans of Praxair). This total amount includes an estimate of shares which may be issued pursuant to existing Praxair share plans and Linde share plans prior to the Completion of the Business Combination. With regard to Praxair share plans please also refer to Section 7.2.2. Taking into account the maximum amount of 185,638,071 Linde Shares and 291,868,140 Praxair Shares as well as that (i) pursuant to the Merger, each Praxair Share will convert into the right to receive one (1) Linde PLC Share and (ii) the exchange ratio in the Exchange Offer is 1.540 Linde PLC Offer Shares for each Linde Share, the Bidder would be obliged to deliver Linde PLC Shares in the amount up to 577,750,769 following the Completion of the Business Combination (please also refer to Section 14.1).

On the basis of the amount of Linde Shares as well as Praxair Shares issued as of June 1, 2017 including the estimated impact of shares issuable pursuant to existing Praxair share plans as of the

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Completion of the Business Combination (on a fully diluted basis) and assuming the Exchange Offer is accepted with respect to 100 % of the Linde Shares (disregarding the 95,109 Linde Treasury Shares), the issued share capital of the Bidder following the Completion of the Business Combination (not taking into account the treatment of fractional share entitlements to Linde PLC Shares under the Business Combination) would comprise approximately 577,750,769 Linde PLC Shares, implying Linde PLC ownership of 50.5% by then former shareholders of Praxair and 49.5% by then former Linde Shareholders.

In case that only the Minimum Acceptance Ratio described in Section 12.1.4 is reached and, therefore, only the lowest number of Linde Shares which need to be tendered in order for the related Closing Condition to be satisfied, the issued share capital of the Bidder following the Completion of the Business Combination would comprise a total of 506,280,113 Linde PLC Shares, implying Linde PLC ownership (either legally or beneficially) of 57.6% by then former shareholders of Praxair and 42.4% by then former Linde Shareholders not taking into account the treatment of fractional share entitlements under the Business Combination.

8.1.3	Overview of the Business Combination

A summary of the key terms of the Business Combination including Linde’s and Praxair’s respective reasons for the Business Combination can be found in the section “[—] The Business Combination” of Annex 3.

The following chart provides an overview of the simplified structure of Praxair, Linde and Linde PLC before and after the Business Combination, assuming that following the Exchange Offer, Linde PLC (through its wholly-owned subsidiaries German Intermediate Holding GmbH and German Intermediate Holding AG) holds at least 75 % of Linde’s outstanding share capital, German Intermediate Holding AG and Linde enter into a domination and profit and loss transfer agreement, and German Intermediate Holding GmbH and German Intermediate Holding AG enter into a domination and profit and loss transfer agreement:

(1)	Before the Business Combination

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(2)	After the Business Combination

(*)	Percentage of holding of Linde PLC in Linde depends on acceptance ratio under the Exchange Offer plus number of Linde Shares acquired by Linde PLC outside the Exchange Offer (if any).

8.2	Strategy and goals

The board of directors of Praxair and the executive board of Linde when evaluating the strategic reasons for the Business Combination, that were decisive for their decision to sign the Business Combination Agreement, considered a number of factors, including the following material factors:

8.2.1	Strategic considerations

Overall, the Business Combination would provide a number of significant strategic opportunities to both, Praxair and Linde, their respective subsidiaries as well as their respective shareholders.

The Bidder intends to acquire control over Linde and following the Exchange Offer, depending on the percentage of Linde Shares acquired by the Bidder in the Exchange Offer and, to the extent legally permissible, in the open market, the Bidder and Linde may consider pursuing a post-completion reorganization. A post-completion reorganization could either eliminate potential minority shareholder interest in Linde remaining after the Settlement of the Exchange Offer or allow the Bidder to control Linde to the greatest extent permissible.

8.2.2	Certain Synergy and Cost Reduction Estimates

The limited unaudited pro forma synergy and cost reduction estimates set forth below have been jointly prepared by the management of Praxair and the management of Linde and made available to the board of directors of Praxair and the executive board and supervisory board of Linde in connection with their

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evaluations of the Business Combination and provided to Praxair’s and Linde’s respective financial advisors who were instructed to use and rely upon such information for purposes of providing advice to the Praxair board of directors and the Linde executive and supervisory boards, respectively. These limited unaudited pro forma synergy and cost reduction estimates were based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of Linde’s and Praxair’s management and will be beyond the control of Linde PLC’s management. As a result, neither Praxair, Linde nor Linde PLC endorse these unaudited pro forma synergy and cost reduction estimates as a reliable indication of the amount of synergies that will be achieved in the future. Important factors that may affect actual results are described in the section “[—] Forward-Looking Statements” of Annex 3. In addition, Praxair Shareholders and Linde Shareholders are urged to review the SEC filings of Praxair and the risk factors described in the section “[—] Risks Relating to the Business of Praxair” with respect to the business of Praxair and the risk factors described in the section “[—] Risks Relating to the Business of Linde” with respect to the business of Linde of Annex 3. The unaudited pro forma synergy and cost reduction estimates were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, U.S. GAAP or IFRS. Neither the independent accountants of Praxair or Linde nor any other independent accountants have audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited pro forma synergy and cost reduction estimates for the purpose of inclusion herein, and accordingly, no such accountants have expressed any opinion or provided any form of assurance with respect thereto for the purpose of the Offer Document.

Linde PLC, Linde and Praxair believe that the Business Combination brings together two (2) leading companies with unique and complementary strengths. The Combined Group will have a strong position in all key geographies and end markets, and will result in a more diverse and balanced global portfolio. The Combined Group is also expected to realize approximately USD 1.2 billion (EUR 1.1 billion) in annual synergies and cost reductions, which are targeted to be achieved within approximately three (3) years following the Closing of the Business Combination. These synergies and cost reductions are expected to arise from, among other factors, scale benefits, cost savings, and efficiency improvements, including existing cost reduction programs. There will be expected one-time costs of achieving these synergies and cost reductions which are estimated to be approximately USD 1.0 billion (EUR 940 million), including estimated transaction costs of USD 217 million (EUR 204 million).

The majority of expected savings would be primarily driven by cost synergies and reductions (including improvements of internal processes and streamlining of organizational structures) which are expected to total approximately USD 1.0 billion (EUR 940 million). These saving estimates are based on the Combined Group’s 2016 year-end financial position. The figures include existing cost reduction programs of Praxair and Linde which are independent of the Business Combination. However, Linde PLC intends to achieve the total amount of synergies and efficiency savings irrespective of the allocation to the respective underlying drivers. For further details regarding such programs and how savings in connection therewith are reflected in the estimation of the synergies and cost reductions see the section “[—] Restructuring Costs/Special Items” of Annex 3.

The remaining savings of approximately USD 0.2 billion (EUR 190 million) are expected to be achieved from a reduction in capital expenditure through more efficient asset utilization, plant and distribution asset optimization, and the avoidance of replacement capital in the overlapping geographies.

Finally, additional revenue growth related synergies may be achieved through cross-selling efforts and leveraging the combined group’s expanded global reach and product portfolio.

The unaudited pro forma synergy and cost reduction estimates also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these estimates. Accordingly, there can be no assurance that these estimates will be realized.

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LINDE PLC, LINDE AND PRAXAIR HAVE NOT UPDATED OR OTHERWISE REVISED AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS DOCUMENT THE ABOVE UNAUDITED PRO FORMA SYNERGY AND COST REDUCTION ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

8.2.3	Participation in Future Appreciation

The Praxair board of directors, the executive board and the supervisory board of Linde also considered the fact that the consideration under the Exchange Offer and the Merger to which Linde Shareholders and Praxair Shareholders, respectively, are entitled will be Linde PLC Shares and, therefore, will allow Praxair Shareholders and Linde Shareholders to participate in potential further appreciation of the Combined Group after the Business Combination.

8.3	Business Combination Agreement

At a meeting held on May 31, 2017, after due consideration and consultation with Praxair’s management and legal and financial advisors, the Praxair board of directors unanimously (i) determined that the Merger and the other transactions contemplated by the business combination agreement concerning the combination of Praxair and Linde (the “Business Combination Agreement”) are consistent with, and will further, the business strategies and goals of Praxair, and are advisable and fair to, and in the best interests of, the Praxair shareholders, (ii) approved and declared advisable the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Merger, and (iii) determined, subject to applicable law, to unanimously recommend that the Praxair shareholders adopt the Business Combination Agreement. In reaching its determination, the Praxair board of directors considered a number of factors in connection with its evaluation of the proposed transactions, including the expectation that the Business Combination would create a leading integrated global industrial gases company, create a company with increased capabilities across a larger global footprint, and create a more resilient portfolio, and potential synergies, as supporting its decision to enter into the Business Combination Agreement and to approve and declare advisable the transactions contemplated thereby.

After due consideration and consultation with its outside legal and financial advisors, the executive board of Linde, in its meeting held on June 1, 2017, determined that the Business Combination, the Business Combination Agreement and the transactions contemplated therein are in the best interest of Linde and its shareholders and unanimously approved the Business Combination Agreement. Also after due consideration and consultation with its outside legal and financial advisors, the supervisory board of Linde, in its meeting held on June 1, 2017, determined that the Business Combination, the Business Combination Agreement and the transactions contemplated therein are in the best interest of Linde and its shareholders and approved the Business Combination Agreement. In reaching its decision, the executive board and the supervisory board of Linde considered a number of factors in connection with their evaluation of the proposed transactions, including significant strategic opportunities, potential synergies and expected strengths of the combined group, as supporting their decision to enter into the Business Combination Agreement and to approve and declare advisable the transactions contemplated thereby.

On June 1, 2017, Praxair, Linde, Linde PLC, Zamalight Holdco LLC and Zamalight Subco, Inc. entered into the Business Combination Agreement. The Business Combination Agreement sets forth the terms and conditions of the transaction as well as the mutual goals of Praxair, Linde and Linde PLC with regard thereto and the future organizational and corporate governance structure of the Combined Group. In particular, the Business Combination Agreement comprises arrangements concerning the combination of the companies, the future business of Praxair and Linde, and the corporate governance of Linde PLC as a parent company of the Combined Group resulting from the combination.

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The Business Combination Agreement has a term of two (2) years starting from June 1, 2017 and contains certain termination rights providing for a full termination of the Business Combination Agreement and under certain circumstances for the termination of selected covenants contained therein which may then result in the failure to satisfy the Closing Conditions to the Exchange Offer. Further, the Business Combination Agreement provides for a termination fee in certain circumstances. A summary of the key terms of the Business Combination Agreement can be found in the section “[—] The Business Combination Agreement” of Annex 3.

8.4	No mandatory offer when obtaining control over Linde by the Bidder

If the Bidder following the Exchange Offer, obtains control over Linde as defined by Section 29 para. 2 Takeover Act, neither the Bidder, nor persons controlling the Bidder (including Enceladus and Cumberland) will be required to make mandatory takeover offers to the Linde Shareholders pursuant to Section 35 para. 3 Takeover Act.

Additionally, if, as intended, all or most of the Linde Shares are forwarded to German Intermediate Holding GmbH and German Intermediate Holding AG (see Section 9.5.1), each of German Intermediate Holding GmbH and German Intermediate Holding AG will file an application with BaFin pursuant to Section 36 no. 3 Takeover Act with the purpose of obtaining exemptions from the requirement to publish and make mandatory takeover offers.

9.	Intentions of the Bidder

The Bidder intends to acquire control over Linde and, following the Exchange Offer and depending on the percentage of Linde Shares acquired by the Bidder in the Exchange Offer or, to the extent legally permissible, in the open market, the Bidder intends to pursue a post-completion reorganization. A post-completion reorganization could either exclude minority shareholders who have not accepted the Exchange Offer from Linde or allow the Bidder to control Linde, if legally permitted, with a domination agreement.

Following the Settlement of the Exchange Offer, the Bidder intends to carry out a further in depth analysis of potential synergies and efficiencies between the Praxair Group and the Linde Group.

The Bidder is considering the implementation of steps to create distributable reserves following Admission to provide flexibility for future dividends and other returns to shareholders, including the Possible Capital Reduction (see Section 5.1.2(2)).

In the Business Combination Agreement, certain intentions and obligations of the Bidder and Linde with respect to the Business Combination have been established. The intentions and obligations that are relevant in this case are included in summarized form in Section 9.1 et seq. below. The Bidder has not provided for any further intentions other than the intentions summarized below (see Section 9.6 below).

German Intermediate Holding GmbH and German Intermediate Holding AG adopt the intentions of the Bidder.

9.1	Future business operations of Linde and the Bidder, use of assets and future obligations of Linde and the Bidder

Following the Completion of the Business Combination, Linde and Praxair will become direct or indirect subsidiaries of Linde PLC. Praxair will become an indirect subsidiary of Linde PLC through the Merger, and Linde AG will initially become a direct subsidiary of Linde PLC through the Exchange Offer and subsequently, through a contribution or other transfer within the group, is intended to become an indirect subsidiary of Linde PLC.

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9.2	Intentions regarding the executive board and the supervisory board of Linde and the members of the management of the Bidder

9.2.1	Supervisory board and executive board of Linde

No change is intended by Linde PLC with respect to the total number of members and the composition of the supervisory board, currently consisting of twelve (12) members (with six (6) representatives each from the shareholders’ side and the employees’ side) in connection with the Completion of the Business Combination.

No change is intended by Linde PLC with respect to the total number of members and the composition of the executive board of Linde in connection with the Completion of the Business Combination.

Further agreements and intentions with regard to the supervisory board and the executive board of Linde are set forth in Section 5.1.3.

9.2.2	Board of Directors of the Bidder

Immediately following the Settlement of the Exchange Offer the Bidder will expand the size of its board of directors to an overall number of twelve (12) board members. Additional information is set forth in Section 5.1.3.

9.2.3	Management Committee of the Linde PLC Group

During the Integration Phase, the Management Committee (as described in Section 5.1.3) shall be comprised of the following six (6) Executive Officers and by the individuals specified:

•	the Chief Financial Officer, who shall initially be Mr. Matthew J. White (or in the event that he is unable or unwilling to hold the position of Chief Financial Officer at the Completion of the Business Combination, a replacement designated prior to the Completion of the Business Combination by Praxair);

•	the Head of Global Functions, who shall initially be an individual designated prior to the Completion of the Business Combination by Praxair;

•	the Head of Americas Gases, who shall initially be an individual designated prior to the Completion of the Business Combination by Praxair;

•	the Head of Linde Engineering, who shall initially be Dr. Christian Bruch (or in the event that he is unable or unwilling to hold the position of Head of Linde Engineering at the Completion of the Business Combination, a replacement designated prior to the Completion of the Business Combination by Linde);

•	the Head of EMEA Gases, who shall initially be Mr. Bernd Eulitz (or in the event that he is unable or unwilling to hold the position of Head of EMEA Gases at the Completion of the Business Combination, a replacement designated prior to the Completion of the Business Combination by Linde); and

•	the Head of APAC Gases, who shall initially be Mr. Sanjiv Lamba (or in the event that he is unable or unwilling to hold the position of Head of APAC Gases at the Completion of the Business Combination, a replacement designated prior to the Completion of the Business Combination by Linde).

Following the Integration Phase, the Management Committee shall be comprised of at least six (6) Executive Officers who shall be appointed by, and may be removed by, the Linde PLC CEO with the counsel of the Linde PLC Board.

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9.3	Employees, employment terms and employee representatives of Linde and the Bidder

Linde PLC, Linde and Praxair attach great importance to the skills and experience of Linde’s and Praxair’s management and employees. Linde PLC, Linde and Praxair agree that they view the Business Combination as an opportunity for growth and further development for their employee base. Given that both Linde and Praxair have a multinational structure, the Combined Group will rely on the competence and commitment of all of its employees and considers the combined workforce the foundation for future success.

Pursuant to the Business Combination Agreement, after the Completion of the Business Combination, Linde PLC will respect the statutory co-determination rights of employees of Linde or any other direct or indirect German subsidiary of Linde PLC in accordance with the laws of Germany, subject to any rights under any applicable domination and profit and loss transfer agreement.

Both parties are committed in accordance with the provision of the Business Combination Agreement to retaining their respective top talents amongst the employees within the Combined Group and to such end intend to implement adequate retention programs to the extent appropriate.

Linde PLC, Linde and Praxair will respect all labor-related provisions in Germany, including existing works agreements (Betriebsvereinbarungen) and collective bargaining agreements (Tarifverträge).

9.4	Name and registered office of Linde PLC, major business locations of the Combined Group

Pursuant to the Business Combination Agreement, the Bidder and Linde agree that the name of the enterprise operated by the Combined Group, as well as the name of the Bidder, shall be “Linde”. Linde PLC Group shall bear the “Linde” name and retain Linde’s branding globally, subject to retention of certain existing local brands of both Linde and Praxair that have significant value in their respective jurisdictions. Linde PLC, being incorporated under the laws of Ireland, shall, following the consummation of the Exchange Offer and the Merger, serve as a holding company for the combined businesses of Linde and Praxair. From and after the Completion of the Business Combination, the operations of the business conducted by the subsidiaries of Linde PLC shall be appropriately divided between Danbury, Connecticut, United States and Munich, Germany to help achieve efficiencies for the Linde PLC Group while retaining the expertise of employees and access to qualified personnel at both headquarters.

Linde PLC’s registered offices are in Dublin, Ireland, while its principal executive offices are at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom.

9.5	Consolidation

The Bidder intends to control Linde to the greatest extent permissible. To this end and depending on the percentage of Linde Shares acquired by the Bidder in the Exchange Offer and, to the extent legally permissible, in the open market, the Bidder intends to effect one or several of the measures described below and in more detail in Sections 16.2 to 16.4.

Following the Settlement of the Exchange Offer, Linde PLC intends to implement various restructuring measures under German law regarding Linde with a view to optimize the group-wide corporate governance and to enhance and facilitate expected synergies resulting from the Business Combination (as defined in Section 5.1). Such post-completion reorganization may include various types of squeeze-out transactions (“Squeeze-Out”) as well as entering into a domination and/or profit and loss transfer agreement. In those Squeeze-Outs shareholders generally are entitled to adequate compensation in cash. Although, in the case of a domination and/or profit and loss transfer agreement, the Bidder currently intends to provide (directly or through German Intermediate Holding AG) the adequate exit compensation to be received by the remaining Linde Shareholders only in Linde PLC Shares, the Bidder may elect to pay such compensation either in Linde PLC Shares or in cash in its sole discretion.

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9.5.1	Forwarding of Linde Shares to German Intermediate Holding GmbH and German Intermediate Holding AG

Immediately after the Settlement of the Exchange Offer, Linde PLC intends to contribute or otherwise directly or indirectly transfer all or most of the Tendered Linde Shares within the group to German Intermediate Holding GmbH.

Subsequently, it is intended that German Intermediate Holding GmbH shall contribute or otherwise directly or indirectly transfer all or most of the Tendered Linde Shares within the group to German Intermediate Holding AG.

Additionally, if, as intended, all or most of the Tendered Linde Shares are forwarded to German Intermediate Holding GmbH and German Intermediate Holding AG, each of German Intermediate Holding GmbH and German Intermediate Holding AG will file an application with BaFin pursuant to Section 36 no. 3 Takeover Act with the purpose of being relieved from the requirement to publish and make mandatory takeover offers.

9.5.2	Appointment to the governing bodies and committees

The Bidder supports the previous business strategy of Linde’s executive board. The Bidder is considering promoting relations during the Business Combination of Praxair and Linde, and to this end, supports having the same persons occupy entirely, or partially, the governing bodies and committees within the Combined Group (see above Section 9.2).

9.5.3	Domination and/or profit and loss transfer agreement

The Business Combination Agreement includes no provision for potential corporate measures, but it clarifies that the provisions of the Business Combination Agreement shall not prevent either party from seeking to enter into and/or to adopt resolutions in favor of any corporate measures.

Linde PLC, through German Intermediate Holding AG, may effect a domination agreement and/or a profit and loss transfer agreement, pursuant to which the remaining shareholders of Linde will have limited rights, including a limited ability to participate in the profits of Linde. In this case, Linde Shareholders who did not tender their shares in the Exchange Offer may elect to either (i) continue to hold their Linde Shares and be entitled to a fixed or variable compensation pursuant to Section 304 German Stock Corporation Act or (ii) exchange their Linde Shares and receive, at the election of German Intermediate Holding AG, an adequate stock or cash exit compensation pursuant to Section 305 para. 2 German Stock Corporation Act. Although Linde PLC currently intends to provide (directly or through German Intermediate Holding AG) the adequate exit compensation to be received by the remaining Linde Shareholders only in Linde PLC Shares, Linde PLC may elect to pay such compensation either in Linde PLC Shares or in cash in its sole discretion. The value of the adequate settlement amount may possibly be higher or lower than or equal to the value of the Offer Consideration.

9.5.4	Squeeze-Out

Linde PLC and/or German Intermediate Holding AG may, depending on the percentage of Linde Shares acquired by the Bidder in the Exchange Offer or, to the extent legally permissible, in the open market, effect a mandatory squeeze-out of the Linde Shares that the Bidder does not already own by way of a Squeeze-Out transaction pursuant to either Sections 327a et seq. German Stock Corporation Act, Sections 39a et seq. Takeover Act or Section 62 para. 5 German Transformation Act. By way of a Squeeze-Out, Linde Shares of Linde Shareholders who did not accept the Exchange Offer will be automatically converted into the right to receive compensation in cash or of Linde PLC Shares, as applicable, depending on the legal basis of the Squeeze-Out (see below Section 16.4).

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9.5.5	Description of intended reorganization transaction

The Bidder intends to pursue a post-completion reorganization transaction following the Settlement of the Exchange Offer. The type of such transaction will primarily depend on the percentage of Linde Shares acquired in the Exchange Offer and, to the extent legally permissible, in the open market or otherwise:

•	if the Bidder (through German Intermediate Holding AG or otherwise) holds directly or indirectly at least 75 % of the share capital of Linde represented at the relevant shareholders’ meeting but less than 90 % of Linde’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde will not be taken into account), the Bidder (through German Intermediate Holding AG) intends to enter into a domination agreement and/or a profit and loss transfer agreement with Linde;

•	if the Bidder (through German Intermediate Holding AG or otherwise) holds directly at least 90 % but less than 95 % of Linde’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde will not be taken into account) the Bidder (through German Intermediate Holding AG) intends to conduct a cash merger Squeeze-Out under Section 62 para. 5 German Transformation Act; and

•	if the Bidder (through German Intermediate Holding AG or otherwise) holds directly or indirectly at least 95 % of Linde’s issued share capital or Linde’s voting share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde will not be taken into account) it intends to pursue either a corporate Squeeze-Out under Sections 327a et seq. German Stock Corporation Act or a takeover Squeeze-Out under Sections 39a et seq. Takeover Act. Whether the Bidder pursues a corporate Squeeze-Out or a takeover Squeeze-Out will depend on the circumstances at the time the 95 % threshold is met. Since in a takeover Squeeze-Out (other than in the case of a corporate Squeeze-Out) the Bidder – in the present case – can also offer Linde PLC Shares to the minority shareholders as compensation for their Linde Shares, the decision to pursue either a corporate Squeeze-Out or a takeover Squeeze-Out depends, among other things, on the price of Linde PLC Shares at the time the Bidder conducts the squeeze-out.

If, following the Exchange Offer, the Bidder (through German Intermediate Holding AG or otherwise) holds directly or indirectly less than 90 % of Linde’s issued share capital (when determining the relevant share capital, treasury shares and shares held for the account of Linde will not be taken into account), the Bidder may not commence a squeeze-out transaction, but may purchase additional Linde Shares in the open market in order to reach the relevant threshold to consummate a squeeze-out transaction. To reach the thresholds of 90 % or 95%, respectively, the Bidder reserves the right to increase its direct or indirect ownership in Linde Shares, to the extent legally permissible, through purchases of Linde Shares in the open market, on a stock exchange and/or otherwise, for example the Bidder may subscribe for newly issued Linde Shares in the context of a capital increase against cash contributions or contributions in kind.

9.5.6	Delisting

In addition to or as an alternative to the reorganization measures described above, the Bidder may also pursue a Delisting (as defined in Section 16.2) to effect a removal of Linde Shares from, among others, the Frankfurt Stock Exchange and all other German stock exchanges on which Linde Shares are listed on regulated market segments. Following a Delisting, Linde Shares would be removed from the regulated market, which could make Linde Shares effectively illiquid. A Delisting would also terminate Linde’s capital markets oriented reporting obligations.

A Delisting requires Linde, the Bidder or any third party acting as bidder to make a formal offer in accordance with applicable rules of the Takeover Act to all remaining holders of Linde Shares. Such offer may not be subject to conditions. Following such an offer, a Delisting could be effected by way of

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an application by Linde for a subsequent revocation decision from the board of management of the Frankfurt Stock Exchange and the board of management of any other applicable stock exchange. The consideration in such an offer must be in cash. See Section 16.2 for a more detailed description of the Delisting.

9.6	Other intentions

Other than the intentions and measures stated in this Section 9, the Bidder has not provided for any other intentions or measures concerning future business operations, the registered office and location of essential parts of Linde, use of assets, future obligations, employees and their representatives, members of the governing bodies and material changes of employment conditions of either Linde or, to the extent affected by the Exchange Offer, the Bidder.

10.	Explanation of determination of Offer Consideration

Pursuant to Section 31 para. 1 sent. 1 Takeover Act, the Bidder has to offer Linde Shareholders an adequate consideration for their Linde Shares.

10.1	Admittance to trading on organized market and liquidity of Linde PLC Offer Shares

The Bidder will, prior to the transfer of the Linde PLC Offer Shares to Tendering Linde Shareholders and Linde PLC Shares to Praxair Shareholders, ensure admission of its ordinary shares, including the Linde PLC Offer Shares, to trading on the regulated market segment (Regulierter Markt) of the Frankfurt Stock Exchange and in the sub-segment with additional post-admission obligations (Prime Standard).

According to the applicable laws and rules, the admission of the ordinary shares of the Bidder to trading on the regulated market of the Frankfurt Stock Exchange (trading in Euro) and in the sub-segment with additional post-admission obligations (Prime Standard) can principally take place only after issuance of such shares; the Bidder will submit a corresponding application for admission to trading without undue delay following the issuance of the Linde PLC Offer Shares. The issuance of Linde PLC Offer Shares will occur prior to the Completion of the Business Combination (see Section 5.1.2).

The admission to trading of the ordinary shares of the Bidder on the New York Stock Exchange (trading in U.S. dollars) can take place prior to issuance of such shares, subject to the respective notice of the issuance of shares. The Bidder will submit a corresponding application for admission to trading prior to the Completion of the Business Combination.

The requirement pursuant to Section 31 para. 2 sent. 1 Takeover Act with respect to the admittance to trading on an organized market is fulfilled. The Bidder will ensure that the Linde PLC Offer Shares, which Tendering Linde Shareholders will receive upon Settlement of the Exchange Offer, have been admitted to trading (listed) on a regulated market within the meaning of Section 2 para. 7 Takeover Act at the time of transfer to Tendering Linde Shareholders.

Tendering Linde Shareholders will be the beneficial owners of the Linde PLC Offer Shares. As such, through the chain of the Nominee and Custodians, Tendering Linde Shareholders will be entitled to rights attaching to the Linde PLC Offer Shares (including dividend rights, pre-emption rights, and voting rights) including, through the Central Registration Agent (as described in Section 5.1.2), information given by Linde PLC to its shareholders and will be able to attend and vote at general meetings of Linde PLC. The prerequisite that, pursuant to Section 31 para. 2 sent. 2 Takeover Act, if shares are offered as a consideration to holders of shares to which voting rights are attached, the shares offered as consideration must equally grant voting rights, is fulfilled.

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The Bidder expects that the commencement of trading of the Linde PLC Offer Shares on the Frankfurt Stock Exchange and the New York Stock Exchange will occur at the latest following the transfer of the Linde PLC Offer Shares to the Tendering Linde Shareholders.

Both Linde and Praxair have a significant free float market capitalization. At the time of publication of the Offer Document, Linde Shares are included in the DAX 30 index, which tracks the performance of thirty selected companies on the German equities market with the highest order book volume and free float market capitalization. In view of the above, the Linde PLC Offer Shares will be liquid shares within the meaning of Section 31 para. 2 Takeover Act.

10.2	Minimum consideration according to Takeover Offer Regulation

Section 31 para. 1 Takeover Act stipulates that an adequate consideration must be offered to Linde’s Shareholders. For the assessment of the adequacy of consideration, according to Section 31 para. 1 sentence 2 Takeover Act, the average stock exchange price of the target’s shares as well as acquisitions of target’s shares by the bidder, persons acting jointly with the bidder or their subsidiaries must be taken into account. Further detailed regulations are laid down in the Takeover Offer Regulation, which is enacted on the basis of Section 31 para. 7 Takeover Act.

According to the provisions of the Takeover Act, the minimum consideration is the higher of the following two (2) values (a) and (b):

(a)	According to Section 5 Takeover Offer Regulation, the consideration must be at least equal to the weighted average stock exchange price of Linde Shares during the last three (3) months prior to the publication of the decision to make the legally binding Exchange Offer on June 1, 2017 (the “3-Month Average Price”).

(b)	According to Section 4 Takeover Offer Regulation, the consideration must be at least equal to the highest consideration paid or agreed to by the bidder, a person acting jointly with the bidder or their subsidiaries for the acquisition of shares of the target within the last six (6) months prior to the publication of this Offer Document.

The relevant 3-Month Average Price was notified to the Bidder by BaFin. The 3-Month Average Price as calculated by BaFin as of the record date May 31, 2017 is EUR [—] per Linde Share.

The price of Linde Shares from March 1, 2017 to May 31, 2017 has ranged between EUR 150.27 and EUR 174.15. On March 1, 2017, the share price was EUR 155.00. As of May 31, 2017 the price of Linde Shares was EUR 170.23, an increase of 9.8% from the March 1, 2017 price. On August 16, 2016, the date Linde and Praxair confirmed preliminary merger talks between the two companies, the Linde Share price increased 10.1 % to EUR 153.2 from EUR 139.2 on August 15, 2016. On September 12, 2016 when Linde confirmed the end of merger talks, the share price fell 5.9 % to EUR 139.45 from EUR 148.20 the closing price on September 9, 2016. On November 29, 2016 when Linde announced merger talks had resumed, the share price increased 5.9 % from EUR 150.00 to 155.50. On December 20, 2016, Linde and Praxair announced that they had agreed on major conditions for a potential merger. Although shares decreased 3.3 % from EUR 162.93 to EUR 157.49 on the date of the announcement, the value was 13.1 % higher than the pre-announcement August 15, 2016 closing share price.

In the relevant period pursuant to Section 4 Takeover Offer Regulation, neither the Bidder, nor persons acting jointly with the Bidder, nor their subsidiaries acquired Linde Shares or entered into agreements that entitle them to acquire Linde Shares for consideration. Moreover, neither Linde nor Praxair hold shares in respective other companies.

The minimum consideration according to Section 4 and 5 Takeover Offer Regulation is therefore EUR [—] per Linde Share.

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10.3	Value of consideration according to valuation of Linde PLC pursuant to IDW S1 2008

In case the consideration offered by the bidder is in the form of shares, Section 5 and 6 Takeover Offer Regulation must be applied according to Section 7 Takeover Offer Regulation in order to determine the value of those shares. Therefore, the value of the consideration is principally determined by the weighted average stock exchange price of the offered shares during the last three (3) months prior to the publication of the decision to make a takeover offer.

However, Linde PLC Offer Shares are neither publicly listed nor traded on a stock exchange. Therefore, the minimum value of the consideration offered under the Exchange Offer cannot be determined by the weighted average stock exchange price in accordance with Section 5 para. 1 and 2, Section 6 para. 1 and 2 Takeover Offer Regulation. With reference to Section 5 para. 4 Takeover Offer Regulation, the value of the consideration must accordingly be determined on the basis of a company valuation of Linde PLC.

In connection with this, Linde PLC has mandated Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (“EY”) to act as an independent expert and prepare a valuation of Linde PLC on an “as if” basis, in order to determine on such basis if the value of the offer consideration per each Linde Share under the Exchange Offer exceeds the relevant 3-Month Average Price. Linde Shares have not been acquired and agreements that entitle to acquire Linde Shares according to Section 5 Takeover Offer Regulation have not been entered into. The valuation has been conducted on an “as if” basis of an aggregated pro-forma plan for Linde PLC that assumes that the Business Combination will be completed as proposed.

The board of directors of Linde PLC has adopted the evaluations of EY described in the following and accordingly assumes full responsibility for the content.

The valuation of Linde PLC by EY was prepared in accordance with the principles of the statements of the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.), Düsseldorf, IDW Standard: Principles on the Performance of Company Valuations (Grundsätze zur Durchführung von Unternehmensbewertungen) as of April 2, 2008 (“IDW S1 2008”). EY has rendered its valuation as an independent expert in accordance with IDW S1 2008. The derived company valuation therefore constitutes an objectified value. The valuation in accordance with these principles has confirmed that the value of 1.540 Linde PLC Offer Shares offered under the Exchange Offer per one (1) Linde Share exceeds the relevant 3-Month Average Price.

The company value of Linde PLC was derived on the basis of discounted future earnings (Ertragswertverfahren) and is based on the expectations of the managements of Linde and Praxair. The purpose of the valuation of EY is solely to verify the valuation of the Linde PLC Offer Shares offered as consideration under the Exchange Offer in accordance with Sections 7 and 5 para. 4 Takeover Offer Regulation.

This assessment also neither gives a prediction as to how the future price of Linde PLC Offer Shares might develop as of the time of listing for trading on a stock exchange, or transferal to Tendering Linde Shareholders, or as of any other time thereafter. Such share price development depends on many external circumstances, in particular on future expectations from time to time, which cannot be anticipated by an independent expert. By their very nature, such future expectations are uncertain and based solely on insights and assessments available as at the time of publication of this Offer Document.

This valuation is not a recommendation to shareholders regarding their decision-making process as to the Exchange Offer. EY does not assume any responsibility that the information, assessments and conclusions presented in the Offer Document, in particular regarding decisions to acquire or to sell shares of Linde, Praxair or Linde PLC, are sufficient or complete.

In addition, EY performed a plausibility assessment of the valuation on the basis of forecasts of independent research analysts. The so-called consensus forecasts used hereby are based on financial

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forecasts included in the reports of independent research analysts, and principally are accessible to all capital market participants. When collecting the relevant data, analyst reports have been considered that were issued between the publication of the last annual financial report of Linde or, respectively, Praxair and the publication of the decision to make the Exchange Offer on June 1, 2017. Forecasts published by institutions that acted as advisor in connection with the Business Combination were excluded. The analyst forecasts were not chosen, reviewed nor endorsed by the responsible persons of Linde, Praxair, or Linde PLC.

10.3.1	Valuation principles and methods

According to IDW S1 2008, the company value can be determined using the discounted future earnings method (Ertragswertverfahren) or the discounted cash flow method (Discounted Cash Flow-Verfahren). Both valuation methods are based on the same conceptual principles (calculation of value of capital) and, when setting corresponding premises, lead to identical results. In this case, the discounted future earnings method was used which is generally accepted by German courts.

Since a liquidation of the company is not contemplated, nor is it apparent that the liquidation value could be relevant as a possible floor, EY refrained from the determination of a liquidation value. Also, EY did not determine a substance value as in the context of a company valuation the substance value on its own does principally not provide an indication of a company’s value, as the substance valuation—under replacement aspects—leads to the determination of the so-called reconstruction value of the company, which typically due to lack of intangible assets is only a partial reconstruction value.

When determining the discounted earnings value, the discounted net cash inflows of the shareholders consist primarily of distributions of surplus earnings generated by the company. The company valuation therefore requires a consideration of future distributable financial surpluses of the company being valued. Business plans as well as an assessment of results to be sustainably achieved following the planning horizon form the basis for this.

Generally, starting point for the plausibility assessment of future financial surpluses is a historic analysis. Actual past earnings are to be analyzed in light of market developments. These earnings shall be adjusted for one-time and extraordinary, i.e. non-recurring, events. Moreover, a plausibility assessment of the business plan can be performed by means of a comparison with the sector, market, and macroeconomic development.

For valuation purposes, planning figures can typically be split into two (2) phases. The earlier time horizon phase is dominated by a detailed planning period, whereas the later time horizon phase is described as long-term trend development. When determining distributions during the phase of planning horizon (Phase I), operational and financial, corporate law, tax and other conditions must be considered. In the second phase (Phase II), a standard payout ratio is assumed that is equivalent to the payout ratio of an alternative investment.

For capital finance accountancy, the use of undistributed financial surpluses must be specified. Possible uses are, in particular, investments in the company, repayment of debt, and repayment of equity (e.g., stock repurchases). To the extent financial surpluses are used in the company, they contribute to an increase in future profitability.

Net cash flows are to be determined under consideration of income taxes. Future financial surpluses remaining after consideration of income taxes will be discounted to the valuation date to determine the discounted earnings value using a discount rate. As a basis for the determination of alternative returns, in particular capital market returns for participation in a company (in the form of a stock portfolio) may be used (cf. IDW S1 2008, no. 93, 115). According to IDW S1 2008, no. 115, these stock returns may be broken down to the risk-free rate and a risk premium demanded by investors as compensation for bearing the entrepreneurial risk.

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A risk-free fixed income security serves as a benchmark for the risk-free rate. It must be ensured that the risk-free rate corresponds to an alternative investment with adequate term. The modification of a record date return in order to achieve term equivalence may, in particular, occur on the basis of the current yield curve (cf. IDW S 1 2008, no. 117).

Due to uncertainty of future developments, future cash flows may not be predicted with certainty. Those risks are considered in accordance with a nationally and internationally accepted procedure of adding a premium to the capitalization interest rate (risk premium). A market based determination of the risk premium may be performed in particular on the basis of the Capital Asset Pricing Model (“CAPM”) (cf. IDW S1 2008, no. 92).

Apart from uncertainty, future financial surpluses are also influenced by price changes. As far as the constant surpluses of the more distant phase are determined by way of a nominal calculation and inherent price changes of forecasted earnings and expenses do not compensate for each other, a capital interest rate adjusted by the growth rate shall be used.

Lastly, the company value within the meaning of IDW S1 2008 results from future net income of shareholders, discounted by the adequate discount rate to the relevant valuation date, which derive from the underlying business plan.

The underlying business plan of Linde PLC constitutes an aggregated pro-forma plan, which has been determined on an “as if”-basis and assumes that the Business Combination will be completed as proposed. It results from plans of Linde and Praxair, as well as from the synergies expected of the Business Combination. These are synergy expectations determined and provided by the management of Linde and Praxair, and it was assumed that those synergies need to be fully taken into account.

A supplementary earnings valuation on the basis of a consensus forecasts of independent research analysts is an appropriate plausibility assessment of the derived company value. The consensus estimates based on forecasts of independent financial analysts are applied in order to determine, under additional consideration of synergies, if applicable, the net income, which will eventually be discounted with the adequate discount rate to the relevant valuation date.

To the extent reference stock exchange prices are available for shares, they shall be applied in accordance with IDW S1 2008 for the company valuation in order to perform a plausibility assessment of the company value derived in accordance with the principles described above. Shares of Linde PLC are not publicly listed, however Linde Shares and Praxair Shares are traded on a stock exchange. It is therefore possible to derive a fictional market capitalization of Linde PLC by means of the stock exchange prices of Linde and Praxair. For this reason, the valuation of Linde PLC derived in accordance with the discounted future earnings method was also tested for plausibility by means of the market capitalization of Linde and Praxair, taking synergies into account.

In doing so, EY used the volume weighted average stock exchange price of Linde and Praxair during the last three (3) months prior to the announcement of the Exchange Offer and multiplied this price by the number of outstanding shares of the respective company. The market capitalization of Praxair in USD was converted using the average USD / EUR exchange rate of the last three (3) months prior to the announcement of the Exchange Offer. Subsequently, the fictional market capitalization of Linde PLC was calculated as the sum of the market capitalization of Linde and Praxair plus the present value of synergies considered in the context of the discounted earnings valuation.

In addition, EY has performed a plausibility assessment of the derived discounted earnings value of Linde PLC on the basis of forecasts of independent research analysts. Furthermore, EY has performed a plausibility assessment of the derived discounted earnings value of Linde PLC based on multiples. For this purpose multiples were determined based on peer companies and a value range was derived on this basis. However, such a procedure is considered a very simplified form of valuation, which is why it shall only be applied for performing a plausibility assessment. A comprehensive analytical valuation according the discounted future earnings is generally preferable.

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Particular difficulties within the meaning of Section 293a para. 1 sentence 1 German Stock Corporation Act have not occurred during the performed valuation.

10.3.2	Assumptions and principles of valuation

The company value of Linde PLC including the expected synergies from the Business Combination was derived from financial expectations, based on business plans of Linde and Praxair, in accordance with the discounted future earnings method consistent with IDW S1 2008 for the valuation date of [—] 2017. Market parameters relevant to the valuation have been derived as at this date. The valuation of Linde PLC consists of the discounted earnings value plus separately valued assets. Separately valued assets result from investments in associated companies, joint ventures and other participations, as well as on the basis of tax loss carryforwards and tax deferrals, receivables from leasing, bonds, as well as specific assets and liabilities held for sale.

The business plan of Linde does not include earnings components of its logistics business Gist that is held for sale. According to the balance sheet of Linde as of December 31, 2016, Gist is accounted for as an asset held for sale on the basis of an existing purchase offer. EY therefore considered Gist as a separately valued asset with the carrying amount.

Due to the international nature of the transaction as a whole, EY refrained from an explicit representation of German personal income tax. In accordance with IDW S1 2008, no. 30, the tax circumstances of shareholders were indirectly taken into account on a standard basis.

The basis for the valuation is an aggregated pro-forma business plan for Linde PLC for the years [—] through [—], including expected synergies. Taking into account synergies is appropriate in the present case, as synergies increase the future earnings and financial surpluses of Linde PLC and should therefore be taken into account for assessing the value of the consideration.

The aggregated pro-forma business plan has been derived from the stand-alone business plans for Linde and Praxair. These business plans provided include the business of each respective group of companies of Linde and Praxair. Under the terms of the Business Combination Agreement, 100 % of Praxair Shares will be converted into Linde PLC Shares pursuant to the Merger. EY at first assumed that 100 % of Linde Shares will be exchanged for Linde PLC Offer Shares in the Exchange Offer. In case of a lower acceptance ratio by Linde Shareholders, Linde PLC would own less than 100 % of Linde and Linde PLC would issue a lower number of Linde PLC Offer Shares. For this reason, EY also examined a scenario with a 75 % acceptance ratio, which is the minimum acceptance ratio provided for in the offer conditions. In a scenario where Linde PLC would own less than 100 % of Linde Shares the realization of synergies may require certain post-closing corporate measures such as the conclusion of a domination and/or profit and loss transfer agreement with Linde or a Squeeze-Out of Linde’s minority shareholders. Such corporate measures may result in the obligation of Linde PLC or any of its subsidiaries to pay to minority shareholders of Linde a guaranteed dividend or an annual fixed or variable compensation or to acquire the Linde Shares of minority shareholders at an adequate exit compensation consisting of cash or Linde PLC Shares, whereby each of the guaranteed dividend, the annual compensation and the exit compensation would be based on the prevailing stock price per Linde Share or an expert valuation as of the relevant future valuation date. Under the conditions prevailing as of today and due to the absence of better information regarding the conditions that will prevail as of the future valuation date relevant for such post-closing corporate measure, there is no additional cost to be taken into account in view of such future measure.

The aggregated pro-forma business plan of Linde PLC represents the sum of the stand-alone business plans for Linde and for Praxair, taking into account valuation-related adjustments as well as synergies expected from the Business Combination. The aggregated pro-forma business plan does not consider any purchase price accounting adjustments or any differences between IFRS and US GAAP.

With regard to the planning assumptions for the development of their respective operating business, responsibility lies exclusively with Linde and Praxair. EY has assessed the plausibility of the individual

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business plans through discussions with the respective management teams and EY’s own analyses. Plans on synergies were provided by Linde and Praxair as a range. EY has analyzed the synergies and took the lower end of the range into account as part of the valuation exercise.

Certain regulatory agencies may impose requirements in connection with their approval of the business combination, which will require Linde and/or Praxair to divest certain assets and/or businesses. There exists the possibility that certain assets and/or businesses might need to be divested at a purchase price which may be below or above the implied earnings value. Furthermore, there exists the potential risk that in the future certain business activities currently conducted by Linde or their subsidiaries may need to be discontinued due to legal or geopolitical considerations which may adversely affect future earnings of the combined group. Linde’s and Praxair’s management have not identified any further quantifiable material adverse synergies, e.g. any loss of revenue, which they do not expect to be outweighed by additional synergies.

Praxair’s and Linde’s management believe that the impacts from divestitures and adverse synergies would not adversely affect the statement on the adequacy of the consideration offered to Linde’s shareholders under the Exchange Offer below, i.e. that the value of 1.540 Linde PLC Offer Shares per Linde Share under the Exchange Offer will not fall below the three-month-average price of the Linde Shares.

For the conversion of the projected figures of Praxair from USD to EUR, the technical development of business plans and determination of the terminal value as well as the assessment of future performance figures, EY referred to internal company plans and market data.

The specific steps of the valuation including the derivation of net revenues to be discounted periodically, the determination of an appropriate discount rate, the composition of separately valued assets, as well as the determination of the resulting company value are described in detail below.

10.3.3	Basis for valuation and analyses of projections and synergies

A starting point of the plausibility analysis by EY is the analysis of historical events, as these may serve as a first point of orientation for the analysis of financial expectations. However, Linde PLC was only formed recently and has no operational business, yet. To validate the plausibility of the aggregated pro-forma planning against the background of the past, EY has derived from discussions with management a fictional “as if”-income statement as well as a fictional balance sheet of Linde PLC for the years 2013 through 2016. Therein, the audited consolidated actual figures of the years 2013 to 2016 of Linde and Praxair were used. The actual USD denominated figures were converted in EUR using exchange rates for the respective accounting dates.

The “as if”-figures for the fiscal years 2013 through 2016 solely serve to assess the plausibility of the financial expectations. To the extent profits in the consolidated financial statements were influenced by items outside the ordinary course of business, which distorted fictional results for Linde PLC for the past, and affected the comparison of results within the forecast period against “as if”-figures, the impact of these one-off effects was adjusted. For Linde, this includes primarily the adjustment of sales revenues for the logistics business Gist, the adjustment of EBITDA for one-off dividend earnings and income from modified pension plans, as well as the adjustment of depreciations due to the logistics business Gist. For Praxair, adjustments were primarily made to EBITDA to account for the settlement of pension plans, impact of certain currencies effects, and expenses for short-term optimization programs.

The aggregated pro-forma plan of Linde PLC for the years 2017 through 2024, including synergies expected from the companies from the Business Combination, forms the basis of the discounted earnings valuation.

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To establish the aggregated pro-forma plan, the planning of Praxair, denominating in USD, was converted using the following forward exchange rates from USD to EUR:

Forward rate	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024
USD / EUR	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]

Source: Bloomberg, EY calculation

Linde and Praxair provided business plans for the years 2017 – 2020. The business plan for Linde was extrapolated by Linde for one year to 2021 EY has extended the business plan of Praxair for one more year. Thereby, a revenue growth of [—] and expected EBITDA and EBIT margin (before synergies) for [—] were used as a basis.

In addition, EY has extended the stand-alone business plans of Linde and Praxair by three (3) more years until [—] in order to account for the forecasted period-specific synergies resulting from the Business Combination and to form a basis for the sustainable terminal value. In doing so, a growth rate of [—] was assumed for Linde and a growth rate of [—] was assumed for Praxair. This was done in order to reflect the fade-out of growth investment in order to arrive at a sustainable terminal value basis. Furthermore, the financial planning for these periods take into account foreign currency effects from the use of forward rates when integrating the USD-denominated Praxair business plan into the aggregated pro-forma plan. Against this background these planning periods are technical in nature in order to arrive at a “steady state” according to IDW S 1 2008, no. 77 et seq. for the purposes of a business valuation. Also, a constant EBITDA margin (excluding the impact of synergies) based on the planning year [—] was used as a basis.

Subsequently, the aggregated pro-forma planning of Linde PLC was determined as the sum of the stand-alone planning for Linde and Praxair, including expected synergies resulting from the Business Combination. It was assumed that Linde PLC comprises Linde and Praxair by 100%.

Linde PLC aggregated pro-forma plan Income statement
Currency: EUR m	FY16A	FY17P	FY18P	FY19P	FY20P	FY21P	FY22P	FY23P	FY24P	ER
Net earnings	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Growth	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
EBITDA	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Margin	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
D&A	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
EBIT	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Interest income		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Interest expense		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
EBT		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Taxes		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Annual profit		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Minority interests		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Accumulation		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]

Net distribution		[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]

(i)	Planned EBIT of Linde PLC

Within the planning period from [—] to [—] an increase in EBIT from EUR [—] million in [—] to EUR [—] million [—] on the basis of net earnings, operating costs, and depreciation is expected. This corresponds to an average growth rate of [—]. Parts of this development are, in particular, synergy effects and ongoing restructuring programs. EBIT margin for FY17P amounts to [—] and increases to

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[—] by [—]. Based on the aforementioned assumptions this will result in an increase of EBIT to EUR [—] million [—].

(ii)	Plan of interest results and taxes

The financial result of Linde PLC was determined on the basis of expected financial results by the management of Linde or, respectively, Praxair.

The aggregated pro-forma plan of the bidder considers an average company tax rate determined on the basis of the expected corporate tax rates of Linde and Praxair. With this, the resulting taxes of Linde PLC fall within a range from [—] % to [—] % of earnings before taxes.

(iii)	Deriving sustainable earnings

EY has derived the sustainable operative earnings for Linde PLC for the fiscal years [—] et seq. by extending net earnings of the years [—] taking into account a growth rate of [—] and a full realization of the provided revenue and cost synergies. The sustainable EBITDA margin was extended according to the forecast EBITDA margin of the last detailed planning year [—]. For the terminal value phase, EY has assumed that synergies expected from the Business Combination may be realized at least to the extent considered as lower end of the expected range.

10.3.4	Determination of discount rate

For the valuation of a company, expected future distributions are discounted back to the valuation date by means of an appropriate discount rate. Economically, the calculation of the discounted earnings value consists of a comparison of the revenue surplus to its shareholders with an alternative investment. The benchmark is the cash flow achievable with the investment that is the best alternative compared to the object being valued. In economic terms, the discount rate represents the decision alternative of an investor, who compares the return of his investment in a specific company with the return of an alternative investment in shares of a company. The discount rate represents the return of an adequate alternative investment comparable to the investment in the company being valued, if the alternative investment is equivalent in terms of maturity, risk, and taxation to the cash flow that is to be capitalized (cf. IDW S1 2008, Section 7.2.4.1).

As a basis for the determination of alternative returns, in particular capital markets returns for investments in a company (in form of a stock portfolio) must be considered. According to IDW S1 2008, no. 115, those stock returns must be broken down into the risk-free rate and a risk premium demanded by investors as compensation for bearing the entrepreneurial risk. For such differentiation, capital market models such as CAPM or TAX-CAPM (cf. IDW S 1 2008, no. 118 et seq.) may be used.

According to the basic principles of CAPM, the capital interest rate is comprised of the components risk-free rate, risk premium, and deduction for growth. EY has determined the discount rate as follows:

Risk-free rate

The purpose of the risk-free rate is to determine a risk-free and maturity-adequate alternative investment similar to the investment in the company being valued. With regard to its virtually secure character, German government bonds meet this risk-free requirement to the greatest extent possible.

If a company is valued on the assumption of an indefinite maturity, the return of a government bond with indefinite maturity effective on the valuation date should be used as the risk-free rate with an equivalent term. In the absence of such “terminal” bonds, it seems reasonable to apply the return of long-term government bonds as a basis. The development of interest rates in the past and the current yield curve may be used as a basis for the required reinvestment (IDW S1 2008, no. 117).

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The IDW’s Technical Committee for Company Valuation and Business Administration (Fachausschuss für Unternehmensbewertung und Betriebswirtschaft) (“FAUB”) addressed the question as to how the yield curve may be used to derive risk-free rates (see IDW Statement No. 8/2005). According to FAUB, in this case the yield curve for government bonds shall be used for an objective determination of the company value. From this term structure on the bond market, the relationship between interest rates and maturities, as it would apply for so-called zero-bonds without credit risk, may be derived. The maturity-equivalent zero-bonds interest rates derived from the yield curve ensure an equivalent maturity (see Jonas/Wieland-Böse/Schiffarth, Finanz-Betrieb 2004, p. 647 et seq.). IDW recommends using the yield curve data published by the German Central Bank (Deutsche Bundesbank) as a basis.

To smooth out short-term market fluctuations as well as potential estimation errors, particularly for the long-term returns relevant for company valuations, it may be appropriate to use average values instead of solely using estimated zero-bond interest rates as at the valuation date. To ensure practicable and transparent smoothing, period-specific average interest rates may be derived from the estimated returns of the previous three (3) months. To determine the risk-free rate in the present company valuation, the base interest rate was estimated using the “Svensson” model over a period from [—] to [—], resulting in a risk-free rate of [—] rounded to [—] basis points.

Inflation premium

As local country-specific plans for Linde and Praxair were prepared on the basis of local currencies as well as local inflation expectations, period-specific premiums (inflation premium) were added to the discount rate to account for implicit inflation differences compared to EUR or, as applicable, USD.

Country-specific risk

With regard to country-specific risk no additional risk premium was added, as for the determination of the cost of equity, the group of peer companies already comprises large global companies in the industrial gas sector, which are directly comparable to Linde PLC with regard to their geographical orientation. They are geographically well diversified companies, which is why a risk-adjustment for country-specific risks was not necessary. This approach is also supported by the IDW practical guidelines (“Fragen und Antworten: Zur praktischen Anwendung der Grundsätze zur Durchführung von Unternehmensbewertungen nach IDW S1 i.d.F. 2008”, as of July 4, 2016 and also statement thereto “Stellungnahme des FAUB zur Berücksichtigung von Länderrisiken bei Unternehmensbewertungen durch Wirtschaftsprüfer”) and valuation literature („Länderrisiken im Rahmen von Unternehmensbewertungen”, C. Zwirner / M. Kähler, Der Betrieb, 2015).

Market risk premium

An investment in shares of a company carries a greater risk than an investment in fixed-income securities. As opposed to an investment in risk-free government bonds—whose long-term expected return is reflected in the risk-free rate—the amount and chronological distribution of projected returns from an investment in a company is subject to uncertainty. Market participants use risk premiums on the interest rate for a risk-free investment to compensate for the uncertainties with regard to the risks and rewards of an entrepreneurial commitment and the development of future cash flows. In this regard, not the subjective risk propensity of an individual shareholder but rather the general market behavior shall be used.

Risk premiums may be derived using capital market pricing models from returns on equities empirically determined on the capital markets. CAPM represents a capital market model by means of which future expected returns on an investment may be calculated from the sum of the risk-free rate and the beta factor weighted market risk premium. The market risk premium is calculated based on the difference in returns between the equity investments in stocks and risk-free investments.

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FAUB regularly discusses effects of the respective current capital market situation on the determination of the discount rate on the basis of CAPM.

On September 19, 2012, FAUB published additional guidelines suggesting a market risk premium within in the range between 5.5% and 7.0% before personal tax in connection due to the observed greater degree of uncertainty and therein expressed increased risk aversion on capital markets. We performed our own studies regarding the determination of the market risk premium—using, inter alia, real returns—that confirmed the scale of the margins of this range of value (see in detail Wagner / Mackenstedt / Schiezl / Lenckner / Willershausen: “Consequences of the financial markets crises for the determination of the discount rate in company valuations”, cf. WPg 19/2013, 948 et. seq.).

In light of the current market situation, particularly the ongoing sovereign debt and financial market crises, we deem a market risk of [—] before personal taxes as adequate on the basis of currently observable market risk premiums in the German and U.S. financial markets.

Beta factor

The company-specific risk premium according to CAPM is calculated by multiplying the market risk premium and the so-called beta factor. The beta factor reflects the risk of a specific stock compared to all the other stocks (market portfolio). A beta factor greater than 1.0 means an above-average risk compared to the overall market, a beta factor smaller than 1.0 (but bigger than 0) indicates a lower average risk in comparison to the overall market.

In general and to the extent possible, beta factors are obtained on a market basis, taking into account historical market prices and regression analyses. If the company being valued is publicly listed, its own beta factor may be applied under certain circumstances. As the future rather than the historical beta factor is critical for valuation purposes, the extent to which the expected risk may be compared with risk observed in the past must be assessed.

Alternatively, the mean beta factor of the peer group may be applied. In this case, care must be taken to ensure that companies included in the peer group are comparable to the company being valued with regard to their systematic risk.

With regard to the determination of comparable companies, it is useful to consider companies within the same sector and, respectively, a comparable product and market structure. In certain cases, it may be useful to consider comparable companies from directly comparable product and market segments, in case the essential valuation-related characteristics correspond to each other. An absolute congruence is neither possible nor necessary. However, future surpluses of cash flows of the company to be compared to the company being valued should be subject to a largely comparable operational risk.

As Linde PLC Offer Shares are currently not traded on any stock exchange, there are no historical stock prices for Linde PLC available for use to determine a beta factor. EY has compiled a peer group of comparable companies and reviewed their beta factors. On this basis, EY has determined an unlevered beta factor for Linde PLC of [—].

Derivation of peer group beta factor
Peer group company	Unlevered beta (5 years monthly)
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]
[—]	[—]

Mean	[—]

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The capital structure risk of Linde PLC was accounted for by a period-specific adjustment of this unlevered beta factor to the expected annual capital structure of Linde PLC. The applied risk premium results from the multiplication of the market risk premium with the periodically changing levered beta factor.

Deduction for growth

Business planning, as in the present case, is typically based on nominal values and directly reflects inflation-related increases in expected income and expenses. An increase in earnings resulting from that is largely subject to the ability of the company to pass on inflation-related cost increases to customers by increasing prices and, respectively, to compensate them through efficiency improvements.

While earnings increases in the planning phase are directly reflected in values to be discounted, a sustainable earnings increase must be accounted for in the terminal value by adjusting the capitalization formula.

In case of the company being valued, for the financial years [—] et seq. it was assumed that distributable surpluses will sustainably grow by [—] per year, considering income, expense, and balance sheet development of the business. Accordingly, a deduction for growth of [—] was applied for the calculation of the cost of capital. On the basis of these above mentioned considerations, EY has deemed the following appropriate discount rate for Linde PLC:

Linde PLC cost of equity
	FY17P	FY18P	FY19P	FY20P	FY21P	FY22P	FY23P	FYJ24P	Terminal value
Risk-free rate	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Inflation premium	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Market risk premium	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Beta (unlevered)	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Beta (relevered)	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Debt to equity ratio	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Growth rate Terminal value	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Equity capital costs	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]

10.3.5	Discounted earnings value

The operational discounted earnings value of Linde PLC is derived by discounting the capitalized earnings of Linde PLC including synergies as of valuation date [—] and amounts to approximately EUR [—] million.

Linde PLC discounted earnings value
	FY17P	FY18P	FY19P	FY20P	FYJ21P	FY22P	FY23P	FY24P	Terminal value
Net distribution	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Equity capital costs	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]
Net present value factor	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]

Net present value	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]	[—]

Discounted earnings value as at [—]									[—]

Accumulation factor									[—]

Discounted earnings value as at [—]									[—]

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10.3.6	Separately valued assets

As described above, assets, inter alia, that may be sold individually without affecting the continuation of the business, have been valued separately as non-operating assets. EY has identified and separately valued assets of Linde PLC that are to be recorded in the context of the discounted earnings valuation.

Separately valued assets primarily consists of investments of Linde PLC. The logistics business Gist was treated as separately valued asset, and deemed as held for sale. Additional separately valued assets result from tax loss carryforwards, deferred taxes, receivables from leasing, and bonds.

Separately valued assets of Linde PLC amount to EUR [—] million in total.

10.3.7	Derivation of company value and value per share

As of the valuation date [—], the company value of Linde PLC results from the discounted earnings value plus separately valued assets and – assuming a 100% acceptance ratio of Linde Shareholders – amounts to [—] million.

As of the valuation date, stock options existed in the context of stock-based employee compensation at Linde. For a future exercise of these stock options, there will be a dilution effect, which will reduce the value per share. At Praxair, stock options also existed in the context of stock-based employee compensation, which will result in a dilution effect if exercised. For this reason, the valuation was performed on a fully-diluted basis. The number of Linde PLC Shares in this context amounts to [—] shares.

Number of Linde PLC Shares
	December 31, 2016	Exchange ratio	Linde PLC Offer Shares at 100% acceptance ratio
Linde Shares	[—]	[—]	[—]
Stock options Linde	[—]	[—]	[—]
Linde Shares total	[—]	[—]	[—]

Praxair Shares	[—]	[—]	[—]
Stock options	[—]	[—]	[—]
Praxair Shares total	[—]	[—]	[—]

Aggregate	[—]	[—]	[—]

On this basis, the derivation of the value of Linde PLC Offer Shares as of [—] is as follows:

Value per Linde PLC Share (in EUR million)
Operational discounted earnings value as at [—]	[—]
Separately valued assets	[—]

Market value of equity capital	[—]
Number of Linde PLC Shares	[—]

Value per share	[—]

In case of an acceptance ratio of [—], the value per Linde PLC Offer Share amounts to EUR [—].

In case a lower number of shareholders accepts the takeover offer and only [—] of Linde Shares are tendered for exchange into Linde PLC Offer Shares, the value per Linde PLC Offer Share would be higher. In this scenario, the value per Linde PLC Offer Share amounts to EUR [—].

10.3.8	Plausibility assessment of the company value and value per Linde PLC Offer Share based on analysts’ estimates

To make a plausibility assessment of the derived business valuation, EY has performed an additional discounted earnings valuation on the basis of consensus estimates of independent financial analysts.

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For this purpose, the financial forecasts by independent analysts were discounted back, taking synergies into account, to the valuation date. These forecasts deviate from internal plans of Linde and Praxair and have not been chosen, reviewed nor endorsed by the respective managements of Linde, Praxair or Linde PLC.

Aggregated financial forecasts by independent analysts with regard to revenue, EBITDA and EBIT for Linde and Praxair for the years [—] through [—] served as the basis for the plausibility assessment.

As a result, the valuation based on the consensus estimates of analysts did not materially deviate from the results of the discounted earnings valuation.

10.3.9	Plausibility assessment of the enterprise value and value per Linde PLC Offer Share on the basis of stock market prices

For a further assessment of plausibility of the company value for Linde PLC based on the discounted earnings method, EY assessed the market capitalization of Linde and Praxair as of the valuation date plus net present value of synergies.

Also, when taking into account the market values under consideration of synergies to make a plausibility assessment, the resulting values per Linde PLC Offer Share exceed the 3-Month Average Price of EUR [—].

10.4	Final statement regarding the Offer Consideration

Due to the non-existence of a reference stock exchange price of Linde PLC, EY has made a valuation of Linde PLC as at [—] in accordance with IDW S1 2008. IDW S1 2008 as well as the valuation methodology used for this valuation represent an adequate and generally accepted method for company valuations. As described above, EY has come to the conclusion that the value of each Linde PLC Offer Shares at the valuation date is

•	EUR [—] if the Exchange Offer is accepted for [—] of Linde Shares; and

•	EUR [—] if the Exchange Offer is accepted for only [—] of Linde Shares.

Value of offer consideration
Acceptance ratio	[—]	[—]
Value per Linde PLC Offer Share in EUR	[—]	[—]
Exchange ratio	[—]	[—]

Value of offer consideration in EUR	[—]	[—]

Three months average price Linde in EUR	[—]	[—]

Therefore, the value per 1.540 Linde PLC Offer Shares under the Exchange Offer, as determined by EY, exceeds the minimum value required for complying with the minimum price rules.

10.5	Non-applicability of Section 33b Takeover Act

The Linde AG Articles of Association do not allow for the application of Section 33b para. 2 Takeover Act. The Bidder is therefore not under the obligation to pay any indemnities in accordance with Section 33b para. 5 Takeover Act.

11.	Regulatory approvals and procedures

11.1	Antitrust proceedings

The Exchange Offer will be subject to review by antitrust authorities in a number of jurisdictions in addition to the European Union and the United States. Under some of these jurisdictions, the Exchange

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Offer and/or the Business Combination may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated. The Bidder intends to make all necessary notifications and filings in these jurisdictions as soon as practicable. For a description and the status of the antitrust proceedings, see the section “Regulatory Approvals Related to the Business Combination” of Annex 3.

11.2	Registration Statement

The Registration Statement is necessary in order to register the offer of Linde PLC Shares under the Securities Act. The SEC must declare the Registration Statement effective prior to the expiration of the Acceptance Period. Once the Bidder has satisfactorily addressed all SEC comments in the amendments to the Registration Statement, the Bidder may request that the SEC declared the Registration Statement effective.

11.2.1	Status of the proceedings

The Registration Statement was initially filed with the SEC on June 5, 2017.

11.2.2	Early Commencement Rule

The Bidder intends to have the Registration Statement declared effective by the SEC prior to commencement of the Exchange Offer. However, pursuant to Rule 162(a) under the Securities Act (the “Early Commencement Rule”), in certain circumstances the Bidder may commence the Exchange Offer before the Registration Statement has been declared effective by the SEC. If the Exchange Offer commences before the Registration Statement has been declared effective, the Early Commencement Rule requires compliance with Rule 14d-4(d) under the Exchange Act. Pursuant to such rule the Linde Shareholders must be notified promptly of any material changes in the information published, sent or given in connection with the Exchange Offer. In the case of a material change other than price or share levels, there must be at least five (5) Business Days between the notice to the Linde Shareholders of such material change and the expiration of the Acceptance Period. In the case that the material change is with respect to the price, the amount of securities sought, the dealer’s soliciting fee or other similarly significant changes, or a prospectus supplement included as part of a post-effective amendment to the Registration Statement, there must be ten (10) Business Days between notice to the Linde Shareholders of such material change or filing and the expiration of the Acceptance Period. In addition, the Early Commencement Rule requires that no securities be purchased until the Registration Statement is declared effective by the SEC and the Exchange Offer has expired in accordance with the U.S. tender offer rules.

11.2.3	Stop Order

If the SEC, at any time, is of the opinion that the Registration Statement includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the SEC may, pursuant to Section 8(d) of the Securities Act, after notice to the Bidder and a hearing of the Bidder, issue a stop order suspending the effectiveness of the Registration Statement. If the SEC were to issue a stop order for the Exchange Offer, the Bidder would not be able to settle the Exchange Offer. However, if the Bidder revises the Registration Statement according to the requirements of the stop order, the SEC would revoke the stop order.

11.3	Permission to publish the Offer Document

BaFin approved the publication of this Offer Document by the Bidder on [—], 2017.

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12.	Requirements for the settlement of the Exchange Offer

12.1	Closing Conditions

The Exchange Offer and the agreements which come into existence as a result of accepting the Exchange Offer will only be settled if the following Closing Conditions (the “Closing Conditions”) have been satisfied or effectively waived by the Bidder before the default of the respective Closing Condition (see Section 12.3) (if one of the following subsections lists more than one condition, each such condition is a Closing Condition for the purposes of this Offer Document):

12.1.1	Minimum Tender Condition

At the time of the expiration of the Acceptance Period (as defined in Section 4.2), the sum of the number of

(1)	Tendered Linde Shares (including those Linde Shares for which the acceptance of the Exchange Offer has been declared during the Acceptance Period but only becomes effective after the expiration of the Acceptance Period by transferring the Linde Shares to ISIN DE000A2E4L75 (WKN A2E 4L7) for which the right to withdrawal, if any, has not been validly exercised in accordance with this Offer Document;

(2)	Linde Shares held directly by the Bidder, any member of Linde PLC Group or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 Takeover Act (excluding, for the avoidance of doubt, any Linde Treasury Shares);

(3)	Linde Shares that must be attributed to the Bidder or any member of Linde PLC Group in accordance with Section 30 Takeover Act;

(4)	Linde Shares for which the Bidder, any member of Linde PLC Group or any person acting jointly with the Bidder within the meaning of Section 2 para. 5 Takeover Act has entered into an agreement outside of the Exchange Offer, giving them the right to demand the transfer of title of such Linde Shares; and

(5)	Linde Shares for which Irrevocable Undertakings have been executed and delivered to Linde PLC,

(Linde Shares that fall within the scope of several of the Sections 12.1.1(1) through 12.1.1(5) are counted only once) equals or is greater than [—] Linde Shares (75 % of all Linde Shares entitled to voting rights existing at the time of approval of the publication of this Offer Document by BaFin, excluding, for the avoidance of doubt, any Linde Treasury Shares) (the “Minimum Acceptance Ratio”).

12.1.2	Regulatory Condition

After publication of this Offer Document

(1)	and at the latest by the date that is twelve (12) months after the expiration of the Acceptance Period (as defined in Section 4.2) and, if applicable, as extended in accordance with Section 4.3) (the “Longstop Date”):

(i)	the Business Combination has been approved by the competent Antitrust Authorities in the following jurisdictions or the statutory waiting periods in the following jurisdictions have expired, with the result that the Business Combination may be completed:

(a)	The European Union;

(b)	The United States of America;

(c)	China;

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(d)	India;

(e)	South Korea;

(f)	Brazil;

(g)	Russia;

(h)	Canada; and

(i)	Mexico.

(ii)	the approval by CFIUS has been obtained, i.e., (a) a written notice issued by CFIUS stating that the Business Combination does not constitute a “covered transaction” pursuant to Section 721 of the Defense Production Act, as amended, or that following its review or investigation of the Business Combination, CFIUS has determined that there are no unresolved national security concerns and concluded all actions under the Defense Production Act, as amended, or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the Business Combination or (y) the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS; and

(2)	prior to the Settlement of the Exchange Offer, no governmental authority that must grant a regulatory approval required under Section 12.1.2(1) has denied such grant in writing and such denial has become final, binding and non-appealable.

This Closing Condition is hereinafter referred to as the “Regulatory Condition”.

12.1.3	Registration Statement Condition

The Registration Statement regarding the Linde PLC Shares:

(1)	has been declared effective by the SEC prior to the expiration of the Acceptance Period; and

(2)	as of the expiration of the Acceptance Period, is not the subject of any stop order issued by the SEC pursuant to Section 8(d) Securities Act or any proceeding initiated by the SEC seeking such a stop order.

This Closing Condition is hereinafter referred to as the “Registration Statement Condition”.

12.1.4	Praxair Requisite Vote Condition

Prior to the expiration of the Acceptance Period, the Praxair Requisite Vote (as defined in Section 8.1.1) has been obtained after a vote of the Praxair stockholders has been taken at the Praxair special meeting or at any adjournment or postponement thereof.

This Closing Condition is hereinafter referred to as the “Praxair Requisite Vote Condition”.

12.1.5	No Injunction or Illegality Condition

As of the expiration of the Acceptance Period no law, regulation, administrative act, injunction, temporary restraining order or preliminary or permanent injunction or other order issued by any governmental entity in a jurisdiction listed below prohibits or makes illegal the consummation of the Business Combination or the acquisition or ownership of Linde Shares or Praxair Shares by the Bidder:

•	Ireland;

•	United Kingdom;

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•	Germany; and

•	United States of America.

This Closing Condition is hereinafter referred to as the “No Injunction or Illegality Condition”.

12.1.6	No Material Adverse Change Condition

(1)	After [—] and prior to the expiration of the Acceptance Period (i) Linde shall not have published new circumstances pursuant to Article 17 Market Abuse Regulation and (ii) there shall not have occurred any change, event, circumstance or development that would have had to be published by Linde pursuant to Article 17 Market Abuse Regulation and that Linde did not publish pursuant to Article 17 para. 4 Market Abuse Regulation, and that, in each case of clause (i) or (ii), such circumstances have resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on the annual EBITDA of Linde in financial years 2017 and 2018 or 2018 and 2019 in excess of EUR 410 million or a one (1)-time negative effect on the annual EBITDA in financial year 2017, 2018 or 2019 in excess of EUR 820 million (each a “Linde Material Adverse Change”). For purposes of this Section 12.1.6(1), EBITDA means the “adjusted Group Operating Profit” financial metric for such financial period as defined in the annual report of Linde for financial year 2016, with the components thereof determined in accordance with IFRS, as in effect on the date of the Business Combination Agreement, it being understood that, when determining whether a change, event, circumstance or development has resulted in, or would reasonably be expected to result in, a Linde Material Adverse Change, the financial impact of such change, event, circumstance or development shall not be considered an extraordinary item or other special item to be added back as an adjustment to adjusted Group Operating Profit.

(2)	After [—] and prior to the expiration of the Acceptance Period there shall not have occurred any change, event, circumstance or development that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a recurring (for at least two (2) consecutive financial years) negative effect on annual EBITDA of Praxair in financial years 2017 and 2018 or 2018 and 2019 in excess of $350 million or a one-time negative effect on annual EBITDA in financial year 2017, 2018 or 2019 in excess of $700 million (each a “Praxair Material Adverse Change”). For purposes of this Section 12.1.6(2), EBITDA means the “adjusted EBITDA” financial metric for such financial period as defined in the annual report of Praxair for financial year 2016, with the components thereof determined in accordance with U.S. GAAP, as in effect on the date of the Business Combination Agreement, it being understood that, when determining whether a change, event, circumstance or development has resulted in, or would reasonably be expected to result in, a Praxair Material Adverse Change, the financial impact of such change, event, circumstance or development shall not be considered an extraordinary item or other special item to be added back as an adjustment to adjusted EBITDA.

Whether a Linde Material Adverse Change or a Praxair Material Adverse Change has occurred will be determined exclusively by an expert opinion of the Independent Expert as set out in greater detail in Section 12.2. If (i) the Independent Expert confirms that a Linde Material Adverse Change or a Praxair Material Adverse Change has occurred, (ii) this expert opinion of the Independent Expert has been received by the Bidder by the expiration of the Acceptance Period and (iii) the Bidder has published the receipt and result of the expert opinion of the Independent Expert on or before the date of the publication pursuant to Section 23 para. 1 sentence 1 no. 2 Takeover Act, the Closing Condition as set out in this Section 12.1.6 shall be deemed not satisfied. Otherwise, the Closing Condition as set out in this Section 12.1.6 shall be deemed to have been satisfied.

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12.1.7	No Material Compliance Violation

After [—] and prior to the expiration of the Acceptance Period no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, anti-bribery, money-laundering or cartel laws (“Material Compliance Violation”) by a member of a governing body or officer of Linde or a subsidiary of Linde or, as the case may be, of Praxair or a subsidiary of Praxair, while any such person was operating in their official capacity at, or on behalf of Linde or Praxair or their respective subsidiaries, shall be known to have occurred, if any such Material Compliance Violation constitutes or would constitute, insider information for Linde or Praxair pursuant to Article 7 of the Market Abuse Regulation or has constituted insider information prior to its publication, determined as if the Market Abuse Regulation applies to Praxair.

Whether a Material Compliance Violation has occurred will be determined exclusively by an expert opinion of the Independent Expert as set out in greater detail in Section 12.2. If (i) the Independent Expert confirms that a Material Compliance Violation has occurred, (ii) this expert opinion of the Independent Expert has been received by the Bidder by the expiration of the Acceptance Period and (iii) the Bidder has published the receipt and result of the expert opinion of the Independent Expert on or before the date of the publication pursuant to Section 23 para. 1 sentence 1 no. 2 Takeover Act, the Closing Condition as set out in this Section 12.1.7 shall be deemed not satisfied. Otherwise, the Closing Condition as set out in this Section 12.1.7 shall be deemed to have been satisfied.

12.2	Independent Expert

A Linde Material Adverse Change or a Praxair Material Adverse Change or a Material Compliance Violation is only deemed to have occurred if an independent expert from Deloitte GmbH Wirtschafsprüfungsgesellschaft (the “Independent Expert”), using the due and careful consideration of a diligent professional, has delivered an opinion that a Linde Material Adverse Change or a Praxair Material Adverse Change and/or a Material Compliance Violation has occurred.

The Independent Expert shall act only upon request of the Bidder. The Bidder shall publish without undue delay and with reference to the Exchange Offer the commencement of the procedure to determine whether a Linde Material Adverse Change or Praxair Material Adverse Change or a Material Compliance Violation has occurred during the applicable period in the German Federal Gazette (Bundesanzeiger), Frankfurter Allgemeine Zeitung and The Wall Street Journal with reference to the Exchange Offer.

In case the Bidder receives an opinion of the Independent Expert by the expiration of the Acceptance Period which states that during the applicable period a Linde Material Adverse Change or a Praxair Material Adverse Change or a Material Compliance Violation has occurred, the Bidder is required to publish in the German Federal Gazette (Bundesanzeiger), Frankfurter Allgemeine Zeitung and The Wall Street Journal and on the internet (http://www.lindepraxairmerger.com) with reference to the Exchange Offer the fact that it has received such opinion and the result of this expert opinion without undue delay, however, at the latest on the date of the publication pursuant to Section 23 para. 1 sentence 1 no. 2 Takeover Act and with reference to the Exchange Offer. The expert opinion of the Independent Expert will be binding and non-appealable. The fees and expenses of the Independent Expert shall be borne by the Bidder.

In the Business Combination Agreement, Praxair or Linde, respectively, committed to provide to the extent legally permissible (i) reasonable support to the Independent Expert and (ii) all requisite information regarding Praxair or Linde, respectively, their respective subsidiaries and the business they operate.

12.3	Waiver of Closing Conditions

The Bidder is entitled up until one working day prior to the expiration of the Acceptance Period, to waive any Closing Condition (other than the Praxair Requisite Vote Condition) to the extent legally

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permissible. Closing Conditions validly waived by the Bidder will be presumed, for the purposes of the Exchange Offer, to have been satisfied. For purposes of Section 21 para. 1 Takeover Act, the publication of such an amendment of the Exchange Offer pursuant to Section 21 para. 2 Takeover Act in conjunction with Section 14 para. 3 Takeover Act is required.

If the Bidder intends to waive the Closing Condition regarding the non-occurrence of a Linde Material Adverse Change and/or of a Material Compliance Violation by Linde, such waiver is subject to the prior approval by Praxair.

If the Bidder intends to waive the Closing Condition regarding the non-occurrence of a Praxair Material Adverse Change and/or of a Material Compliance Violation by Praxair, such waiver is subject to the prior approval by Linde.

If the Bidder intends to waive any other Closing Condition, such waiver is subject to the prior approval by Linde and Praxair.

In the event of waiving one, several or all of the Closing Conditions or the reduction of the Minimum Acceptance Ratio and the subsequent publication of such an amendment of the Exchange Offer within the last two (2) weeks before the expiration of the Acceptance Period, the Acceptance Period will be extended by two (2) weeks pursuant to Section 21 para. 5 Takeover Act (until [—], 2017 at 24:00 hours (CET)). The Acceptance Period will be extended only in accordance with the events provided for in the Takeover Act and applicable U.S. law.

12.4	Non-Satisfaction of Closing Conditions

If (i) any of the Closing Conditions contained in Section 12.1.1 and Section 12.1.3 through Section 12.1.7 of this Offer Document has not been satisfied at the expiration of the Acceptance Period or (ii) the Closing Condition contained in Section 12.1.2 of this Offer Document has not been satisfied by the Longstop Date and the Bidder has not effectively waived the relevant Closing Conditions pursuant to Section 21 para. 1 sentence 1 no. 4 Takeover Act by the end of the working day prior to the expiration of the Acceptance Period, the Exchange Offer will terminate.

In this case, the agreements entered into as a result of accepting the Exchange Offer will not be completed and will cease to exist (condition subsequent). Tendered Linde Shares (as defined in Section 13.2(2)) will be reassigned and transferred where necessary to the Custodian Banks. Accordingly, the Custodian Banks will have to arrange for the Tendered Linde Shares (as defined in Section 13.2(2)) to be transferred into ISIN DE000A2E4L75 (WKN A2E 4L7) without undue delay, and in any case, no later than five (5) Business Days after the termination of the Exchange Offer has been made known. The Tendered Linde Shares will be rebooked free of charge for Linde Shareholders pursuant to Section 13.11 of this Offer Document. However, any foreign taxes and/or fees and expenses charged by the foreign Custodian Banks that do not have a mutual custody account connection with Clearstream must be borne by the relevant Linde Shareholder.

12.5	Publication

The Bidder will publish without undue delay, both on the internet at the website http://www.lindepraxairmerger.com, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States, if (i) a Closing Condition has been satisfied, (ii) a Closing Condition has been waived by the Bidder, (iii) all Closing Conditions have been satisfied unless otherwise waived, or (iv) the Exchange Offer will not be completed.

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13.	Acceptance and Settlement of the Exchange Offer

13.1	Settlement Agent

The Bidder has appointed Deutsche Bank Aktiengesellschaft (Offer Document inquiries by facsimile should be directed to +49 69 91038794 or by email at dct.tender-offers@db.com) as the Settlement Agent for the technical processing of the Exchange Offer.

13.2	Acceptance of the Exchange Offer within the Acceptance Period

Linde Shareholders who wish to accept the Exchange Offer should address any questions regarding the technical execution of the Exchange Offer to the Custodian Bank or other securities services company where their Linde Shares are held. These institutions have been separately informed about the procedures for acceptance and Settlement of the Exchange Offer, and they will inform any customers who keep the Linde Shares in their securities custody accounts about the Exchange Offer and the steps required for its acceptance.

Linde Shareholders may only accept the Exchange Offer if, within the Acceptance Period (for information regarding the acceptance of the Exchange Offer during the Additional Acceptance Period, see Section 13.7), they:

(1)	declare to their Custodian Bank in a form that is accepted by this Custodian Bank with respect to declarations the acceptance of the Exchange Offer (the “Declaration of Acceptance”); and

(2)	instruct their Custodian Bank to effect the transfer of Linde Shares in their custody account for which they wish to accept the Exchange Offer into ISIN DE000A2E4L75 (WKN A2E 4L7) at Clearstream (together with the Linde Shares tendered within the Additional Acceptance Period, the “Tendered Linde Shares”).

The Declaration of Acceptance will only be effective if the Tendered Linde Shares are transferred into ISIN DE000A2E4L75 (WKN A2E 4L7) at Clearstream no later than 6:00 p.m. (CET) on the second Business Day after the expiration of the Acceptance Period. The transfers are to be arranged by the Custodian Bank after receipt of the Declaration of Acceptance.

Receipt by the Custodian Bank prior to the end of the Acceptance Period is essential to tender within the Acceptance Period. Declarations of Acceptance that are not received by the Custodian Bank within the Acceptance Period or that have been erroneously or incompletely filled out will not be regarded as an acceptance of the Exchange Offer and do not entitle the respective Linde Shareholders to receive the Offer Consideration. Neither the Bidder, nor persons acting jointly with the Bidder nor their subsidiaries are required to notify the respective Linde Shareholder of any defects or errors in the Declaration of Acceptance, and they assume no liability in the event that such notification is not made.

13.3	Further declarations in connection with the acceptance of the Exchange Offer

With regard to the Declaration of Acceptance:

(1)	the respective Linde Shareholders accept the Exchange Offer, as set out in this Offer Document, for all Tendered Linde Shares held in their custody account at the Custodian Bank at the time of notice unless a different number of Linde Shares is explicitly stated in a form that is accepted by this Custodian Bank with respect to declarations in the Declaration of Acceptance;

(2)	the respective Linde Shareholders instruct and authorize their Custodian Bank to transfer the Tendered Linde Shares specified in the Declaration of Acceptance into ISIN DE000A2E4L75 (WKN A2E 4L7) at Clearstream, but to initially leave such shares in their own custody account;

(3)	the respective Linde Shareholders instruct their Custodian Bank to instruct and authorize Clearstream to deposit the Tendered Linde Shares left in the accounts of the Custodian Bank with

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the ISIN DE000A2E4L75 (WKN A2E 4L7) to the account of the Settlement Agent at Clearstream within the Settlement of the Exchange Offer for the purpose of transferring the ownership of the Tendered Linde Shares to Linde PLC;

(4)	the respective Linde Shareholders transfer – subject to the satisfaction of the Closing Conditions, unless the Bidder has waived one or several Closing Conditions pursuant to Section 21 para. 1 sentence 1 no. 4 Takeover Act – their Tendered Linde Shares, including all rights vested in the shares at the time of the Settlement of the Exchange Offer, to Linde PLC;

(5)	the respective Linde Shareholders instruct and authorize the Settlement Agent to transfer the Tendered Linde Shares to Linde PLC following receipt of the Offer Consideration for each Tendered Linde Share by the Settlement Agent; in the course of the Settlement of the Exchange Offer, the Settlement Agent will transfer the Offer Consideration through Clearstream to the Custodian Bank, and the Custodian Bank will credit the Linde PLC Offer Shares (subject to the fractional shares rules in this Section 13.3(5)) in exchange for Tendered Linde Shares to the securities custody account of the relevant former Linde Shareholder at the Custodian Bank;

(6)	the respective Linde Shareholders instruct and authorize their Custodian Bank to aggregate and to sell and/or transfer, as the case may be, their fractional shares associated with Linde PLC Offer Shares (together with other fractional shares in the form of whole Linde PLC Offer Shares) to the Settlement Agent’s account at Clearstream for the purpose of monetizing these fractional shares, or to instruct and authorize Clearstream to do so on their behalf;

(7)	the respective Linde Shareholders instruct and authorize their Custodian Bank to monetize the fractional shares of Linde PLC Offer Shares according to the description in Section 13.5 of the Offer Document;

(8)	the respective Linde Shareholders agree and accept that the net proceeds credited for any fractional shares of Linde PLC Offer Shares will be determined on the basis of the average net proceeds per share realized by Clearstream and/or the Custodian Bank by monetizing whole Linde PLC Offer Shares representing fractional shares of Linde PLC Offer Shares on behalf of the respective Linde Shareholders;

(9)	the respective Linde Shareholders instruct and authorize their Custodian Bank to credit the net proceeds from a sale of such fractional shares of Linde PLC Offer Shares to the account they have set forth in the Declaration of Acceptance;

(10)	the respective Linde Shareholders engage and authorize their Custodian Bank and the Settlement Agent, under exemption from the prohibition of self-dealing according to Section 181 German Civil Code (Bürgerliches Gesetzbuch), to take all expedient or necessary actions for settling the Exchange Offer and to issue and receive notices, in particular to effect the transfer of ownership in the Tendered Linde Shares to Linde PLC;

(11)	the respective Linde Shareholders instruct their Custodian Bank to instruct and authorize Clearstream, to provide the Settlement Agent, directly or through the Custodian Bank, on each trading day, all necessary information for announcements regarding the acquisition of shares (see Section 19), particularly the number of Tendered Linde Shares transferred to the custody account of the Custodian Bank at Clearstream into ISIN DE000A2E4L75 (WKN A2E 4L7);

(12)	the respective Linde Shareholders declare that the Tendered Linde Shares are in their sole ownership, are not subject to any restrictions on disposal and are free from rights and claims of third parties at the time of the transfer of ownership;

(13)	the respective Linde Shareholders instruct and authorize their Custodian Bank to transfer the Declaration of Acceptance and, in the event of withdrawal (see Section 17), the withdrawal letter for the Exchange Offer, to the Settlement Agent upon request;

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(14)	the respective Linde Shareholders declare that in the event that they receive Linde Shares without contributing any cash or assets into Linde, e.g. in the event of a capital increase of Linde by incorporating reserves or a share split (the “Linde Bonus Shares”) and a separate ISIN would be allocated such Linde Bonus Shares identifying them as allocated on the Tendered Linde Shares, they transfer the ownership of such Linde Bonus Shares to Linde PLC without receiving any separate consideration and Linde PLC will accept such transfer of ownership. The respective Linde Shareholders also declare that the Linde Bonus Shares shall be automatically transferred to Linde PLC and instruct and authorize their Custodian Bank and the Settlement Agent to transfer the shares accordingly; and

(15)	the respective Linde Shareholders declare that they consent to, agree with and accept the Possible Capital Reduction to create distributable reserves (as described in Section 5.1.2(3)).

The declarations, instructions, orders and authorizations listed in the paragraphs above are granted irrevocably in the interest of an implementation of the Exchange Offer. They will expire in case of an effective withdrawal from the agreements that were entered into as a consequence of the acceptance of the Exchange Offer or failure of a Closing Condition that is not waived.

13.4	Irrevocable Undertakings for Index Funds

As Linde Shares are listed in various indices, numerous investment funds, whose investment objective is to replicate a reference index (the “Index Funds”), hold Linde Shares. In order to give Index Funds holding Linde Shares the opportunity to optimally replicate their respective reference index, the Bidder will allow Index Funds the option to execute and deliver specifically designed irrevocable undertakings to tender such Linde Shares (the “Irrevocable Undertakings”). The obligations under the Irrevocable Undertakings are subject to the condition precedent that the Linde Shares included in the respective indices have been replaced by the Tendered Linde Shares but will count towards the Minimum Acceptance Ratio already upon signing. By signing the Irrevocable Undertakings, the Index Funds would make sure to optimally replicate the respective reference index. As a consequence, the Linde Shares held by the Index Funds would be booked into the “as tendered” trading line then included in the respective reference index. This optimal replication of the respective reference index also allows for such shares to be considered when calculating the Minimum Acceptance Ratio.

13.5	Settlement of the Exchange Offer

The Tendered Linde Shares will initially remain in the custody accounts of the Tendering Linde Shareholders and will be transferred into ISIN DE000A2E4L75 (WKN A2E 4L7) as further described in Section 13.2.

Prior to the time of delivery of the Offer Consideration through the custodial chain between the Nominee, DTC, Clearstream and the Custodian Banks to the Linde Shareholders according to the Exchange Offer, Linde PLC will apply for admission of all Linde PLC Shares for trading on the New York Stock Exchange and on the Frankfurt Stock Exchange. If all Closing Conditions have been satisfied by the expiration of the Acceptance Period, the Exchange Offer will be settled without undue delay after the expiration of the Additional Acceptance Period, and the Bidder expects trading to begin promptly after delivery of the Offer Consideration to Tendering Linde Shareholders, presumably on [—] 2017. If the Regulatory Condition, which may remain outstanding until twelve (12) months after the expiration of the Acceptance Period, has not been satisfied by the expiration of the Additional Acceptance Period (or waived until one working day prior to the expiration of the Acceptance Period), the Settlement of the Exchange Offer, and therefore the trading of the Linde PLC Shares on the New York Stock Exchange and the Frankfurt Stock Exchange, will be delayed accordingly until satisfaction of this condition.

All Linde PLC Offer Shares will be issued to the Nominee. The Nominee will become the direct legal owner of the Linde PLC Offer Shares (referred to as the “holder of record”), since formal ownership

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in all Linde PLC Shares on the shareholder registry will rest with the Nominee. DTC will credit Clearstream’s DTC account with the Linde PLC Offer Shares. Clearstream will in turn credit Linde PLC Offer Shares to the account of the Settlement Agent at Clearstream in favor of the Tendering Linde Shareholders. The Settlement Agent will arrange for the transfer of Linde PLC Offer Shares through Clearstream to the Custodian Banks in exchange for the Tendered Linde Shares (as defined in Section 13.2(2)), which will credit the Linde PLC Offer Shares (subject to the fractional shares rules in Section 13.5) to the accounts of the relevant Tendering Linde Shareholder. Clearstream will transfer the Tendered Linde Shares in favor of the securities custody account of the Bidder held with the Settlement Agent.

The credit entry of Linde PLC Offer Shares to the securities custody accounts of the Custodian Banks maintained at Clearstream will occur no later than seven (7) Business Days following the later of (i) the publication of the results of the Additional Acceptance Period pursuant to Section 23 para. 1 no. 3 Takeover Act or (ii) the satisfaction of the Regulatory Condition that may remain outstanding until twelve (12) months after the expiration of the Acceptance Period.

With the credit entry of the Linde PLC Offer Shares to the respective securities custody accounts and bank accounts of the Tendering Linde Shareholders, the Bidder causes the transfer of beneficial ownership and thereby delivers the Offer Consideration to the Tendering Linde Shareholders and with the transfer of the Tendered Linde Shares (as defined in Section 13.2(2)) to the Bidder, the Tendering Linde Shareholders transfer ownership of the Tendered Linde Shares to the Bidder.

1.540 Linde PLC Offer Shares will be credited to former Linde Shareholders for each Linde Share tendered who have accepted in the Exchange Offer.

The exchange of each Tendered Linde Share for 1.540 Linde PLC Offer Shares is described in more detail below:

•	On [—] 2017, at the general meeting of Linde PLC, Enceladus and Cumberland as the two (2) sole shareholders of Linde passed a resolution to authorize the board of directors of Linde PLC, in accordance with Section 1021 of the Companies Act 2014, to generally and unconditionally allot Linde PLC Shares up to a total aggregate nominal amount of EUR [—], with the authority to expire five (5) years after the date the resolution is passed unless renewed, varied or revoked at a further general meeting of Linde PLC. The issuance of new shares is different from a capital increase in kind for contribution of Tendered Linde Shares under German law (as described under Section 5.1.2(2)).

•	On [—] 2017, the board of directors of Linde PLC passed a resolution to allot and to issue Linde PLC Shares to Linde Shareholders and Praxair Shareholders (or to the Nominee for DTC) at the time of the Completion of the Business Combination.

•	Shortly before the Completion of the Business Combination, the board of directors of Linde PLC will, pursuant to the authority described above, pass a resolution to allot and issue the exact number of Linde PLC Shares that are required to fulfill Linde PLC’s obligation to deliver Linde PLC Shares under the Exchange Offer and the Merger. The Linde PLC Offer Shares will be deposited upon issuance with, or on behalf of, DTC in New York, New York, United States, and registered in the name of the Nominee that will become the legal owner of the Linde PLC Offer Shares.

•	At the Completion of the Business Combination, Linde PLC’s register of members will be updated. Such update will reflect the above described allotment of Linde PLC Offer Shares to the Nominee.

•

The Nominee will acquire full legal title to the Linde PLC Offer Shares when the name of the Nominee is entered in Linde PLC’s register of members and will be the legal holder of all rights associated with these. Tendering Linde Shareholders will become beneficial owners of Linde PLC

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Offer Shares. As beneficial owners, Tendering Linde Shareholders will be entitled, through the custodial chain of the Nominee, DTC, Clearstream and the Custodian Banks, to receive all rights attaching to the Linde PLC Offer Shares (including dividends and pre-emption rights, if any).

•	In exchange for the credit of the Linde PLC Offer Shares to the securities custody account of the Custodian Banks maintained at Clearstream, Clearstream will transfer the Tendered Linde Shares to the securities account of the Settlement Agent at Clearstream in favor of the securities custody account of Linde PLC.

With the credit of the Linde PLC Offer Shares to the respective securities custody accounts of the Tendering Linde Shareholders, Linde PLC transfers beneficial ownership and thereby delivers the Offer Consideration to the Tendering Linde Shareholders, and with the transfer of the Tendered Linde Shares to Linde PLC, the Tendering Linde Shareholders transfer ownership of and thereby deliver the Tendered Linde Shares to Linde PLC.

No fractional Linde PLC Shares will be exchanged for any Linde Shares tendered in the Exchange Offer by any Linde Shareholder. Each holder of Linde Shares tendered in the Exchange Offer who would otherwise have been entitled to receive a fraction of a share of Linde PLC Shares shall receive from the Custodian Bank, in lieu thereof, cash (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by Clearstream and/or the Custodian Bank for the account of all such holders of Excess Offer Shares. The sale of the Excess Offer Shares by Clearstream and the Custodian Banks shall be executed on the NYSE and/or the Frankfurt Stock Exchange and shall be executed in round lots to the extent practicable. The receipt of the net proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer taxes and other out-of-pocket transaction costs for such holders of Tendered Linde Shares. The net proceeds of such sale will be distributed to the holders of Tendered Linde Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional Linde PLC Shares will be determined on the average net proceeds per Linde PLC Share. Because market prices of Linde PLC Shares may fluctuate, cash proceeds received by Tendering Linde Shareholders in respect of their fractional Linde PLC Shares may be different from an amount calculated based on the market price of a Linde PLC Share at the time of Settlement of the Exchange Offer. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Tendered Linde Shares in lieu of fractional interests, the Custodian Banks shall make available such amounts to such holders of Tendered Linde Shares. Any such sale shall be made within ten (10) business days or such shorter period as may be required by applicable law after the Settlement of the Exchange Offer.

It is the Custodian Banks’ responsibility to credit the Linde PLC Offer Shares, as well as any proceeds from the fractional adjustments to the respective accepting Linde Shareholders.

Assuming the Announcement of Results (as defined in Section 19) occurs on [—] 2017, and all Closing Conditions are satisfied as of such date or have been effectively waived by the Bidder by the end of the working day prior to the expiration of the Acceptance Period, the Linde PLC Offer Shares would be expected to be credited by [—] 2017 and the net proceeds from fractional adjustments would be expected to be credited by the Custodian Banks by [—] 2017.

If the Regulatory Condition, which may remain outstanding until twelve (12) months after the expiration of the Acceptance Period, is not satisfied by the expiration of the Additional Acceptance Period and has not been effectively waived, the Settlement of the Exchange Offer will be delayed accordingly until satisfaction of this condition. If the Regulatory Condition (see Section 12.1.1) is satisfied at the latest possible date, that is twelve (12) months after the expiration of the Acceptance Period and has not been effectively waived by the expiration of the Acceptance Period, the Linde PLC Offer Shares would be expected to be credited by [—] 2018 and the net proceeds from fractional adjustments (Spitzenverwertung) would be expected to be credited by the Custodian Banks by [—]

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2018 assuming the Acceptance Period has not been extended by virtue of applicable law as described in Section 4.3.

13.6	Legal consequences of acceptance

With the acceptance of the Exchange Offer, a binding agreement regarding the sale of the Tendered Linde Shares and the transfer of the ownership of the Tendered Linde Shares in accordance with the provisions of this Offer Document will be entered into between the accepting Linde Shareholders and the Bidder. These agreements and their interpretation are subject solely to German law. The Offer Consideration for each Tendered Linde Share consists of 1.540 Linde PLC Offer Shares.

Moreover, the Linde Shareholders accepting the Exchange Offer will have irrevocably issued the instructions, orders, authorizations and powers-of-attorney set forth in Section 13.3 of this Offer Document, and they will also have made the declarations and assurances set forth in Section 13.3 of this Offer Document, including providing the consent to the Possible Capital Reduction to create distributable reserves (see Section 5.1.2(3)).

The in rem Settlement of the Exchange Offer will only take place following the expiration of the Additional Acceptance Period and the satisfaction of the Closing Conditions as described in Section 13.5: The Bidder effects transfer of the Offer Consideration for all Tendered Linde Shares, and all Tendered Linde Shares are transferred directly to Linde PLC. With the transfer of ownership of the Tendered Linde Shares to Linde PLC, all rights and claims associated therewith will be transferred to Linde PLC.

Accordingly, Tendering Linde Shareholders will acquire co-ownership of the security entitlement in the aggregate amount of Linde PLC Offer Shares held through their Custodian Bank via Clearstream, and the position as beneficial owner with all rights of security holders in the same position, such as the right of disposal, voting rights, and dividend rights (see Section 13.5).

13.7	Acceptance during the Additional Acceptance Period

Linde Shareholders who wish to accept the Exchange Offer during the Additional Acceptance Period should contact their Custodian Bank with any questions.

Sections 13.2 through 13.6 of this Offer Document shall apply mutatis mutandis to the acceptance of the Exchange Offer during the Additional Acceptance Period. Accordingly, Linde Shareholders can accept the Exchange Offer during the Additional Acceptance Period by filing a Declaration of Acceptance as outlined in Section 13.2(1) of this Offer Document.

This Declaration of Acceptance also only becomes effective upon the transfer in due time of the Linde Shares for which the acceptance was declared to ISIN DE000A2E4L75 (WKN A2E 4L7) at Clearstream. The transfer will be arranged by the Custodian Bank upon receipt of the Declaration of Acceptance.

The transfer of Linde Shares with Clearstream shall be deemed to have been timely effected if the Custodian Bank is informed of the acceptance within the Additional Acceptance Period and the transfer of Linde Shares to Clearstream is made prior to 6:00 p.m. (CET) on the second Business Day following the expiration of the Additional Acceptance Period. Tendered Linde Shares for which the Declaration of Acceptance was made and which were timely transferred to ISIN DE000A2E4L75 (WKN A2E 4L7) during the Additional Acceptance Period in the Exchange Offer are likewise designated as Tendered Linde Shares.

13.8	Trading with Tendered Linde Shares / Inclusion of Tendered Shares in the DAX 30 index

Linde PLC will ensure that Tendered Linde Shares as well as Linde Shares put to the Bidder (see Section 16.5), if any, will be admitted to trading on the regulated market (Regulierter Markt) (Prime

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Standard) of the Frankfurt Stock Exchange under ISIN DE000A2E4L75 (WKN A2E 4L7) starting from the third trading day at the Frankfurt Stock Exchange following the commencement of the Acceptance Period.

The Bidder expects that pursuant to the rules of the equity indices of Deutsche Börse AG per March 2017 the Linde Shares in the DAX 30 will be replaced by the Tendered Linde Shares once the acceptance ratio published by the Bidder amounts to at least 50%. The Bidder, Linde and Praxair will take appropriate steps to achieve that Tendered Linde Shares will remain included in the DAX 30 following the expiration of the Acceptance Period until the day after satisfaction of the last Closing Condition (see Section 12.1), or, if later, one working day after the expiry of the Additional Acceptance Period. Based on the current index inclusion criteria for the DAX 30 published by Deutsche Börse AG and the anticipated corporate structure, listings and expected market capitalization of Linde PLC, the Bidder anticipates that after the Settlement of the Exchange Offer the Linde PLC Shares will be included in the DAX 30 instead of the Tendered Linde Shares in due course as determined by Deutsche Börse AG.

It is expected that trading of Tendered Linde Shares as well as Linde Shares put to the Bidder (as defined in Section 16.5), if any, on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange will cease after the end of the regular stock exchange trading hours one working day after satisfaction of the last Closing Condition (see Section 12.1), or, if later, one working day after the expiry of the Additional Acceptance Period.

The date on which trading ceases shall be published by Linde PLC without undue delay via an electronically operated information dissemination system within the meaning of Section 10 para. 3 sentence 1 no. 2 Takeover Act, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States.

Any person acquiring Tendered Linde Shares or Linde Shares put to the Bidder (see Section 16.5) will assume all rights and obligations arising from the acceptance of the Exchange Offer, including the irrevocable declarations, instructions, orders and authorizations set out in Section 13.3 of this Offer Document.
Linde Shares not tendered in the Exchange Offer will continue to be traded under ISIN DE0006483001 (WKN 648300).

13.9	Note to holders of American Depositary Receipts

The Exchange Offer is not addressed to holders of ADRs which have been issued in relation to Linde Shares; however, holders of ADRs are permitted to tender the underlying Linde Shares in respect of the ADRs in the Exchange Offer following their withdrawal from the ADR program (as described in the paragraph below). Each ADR evidences one American Depositary Share, which represents one tenth of one Linde Share deposited with the U.S. depositary (Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, United States). The rights of ADR holders are governed by the respective deposit agreement between the U.S. depositary and the respective holders of ADRs.

While ADRs may not be tendered in the Exchange Offer, holders of ADRs who want to participate in the Exchange Offer may do so by exchanging their ADRs for Linde Shares pursuant to the terms of the deposit agreement between Deutsche Bank Trust Company Americas and Linde. Such Linde Shares may then be tendered in the Exchange Offer, subject to the terms and conditions of this Offer Document. The exchange process may take several days and, some cost is imposed on the ADR holder under this deposit agreement. ADR holders should take this additional time and cost considerations into account when making their decision whether to participate in the Exchange Offer. Holders of ADRs should contact the U.S. depositary if they have questions regarding the timing, costs or process relating to the withdrawal of Linde Shares underlying their ADRs.

Costs and fees incurred in the course of the cancellation of ADRs will not be reimbursed.

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13.10	Rescission upon Non-satisfaction of the Closing Conditions

The Exchange Offer will only be completed and the Bidder will only be required to effect the transfer of the Offer Consideration, if all Closing Conditions have been satisfied or the Bidder has effectively waived the Closing Conditions within the period set forth in Section 12.3 of this Offer Document. The Exchange Offer expires if one or more of the Closing Conditions are not met and the Bidder has not waived such Closing Conditions within the time period set forth in Section 12.3 of this Offer Document. The agreements that were entered into by accepting the Exchange Offer will not be completed and will become void in the event the Exchange Offer expires (condition subsequent). Transfer of ownership of the Tendered Linde Shares to German Intermediate Holding AG will not occur and the Tendered Linde Shares will be transferred, if necessary, to each Custodian Bank. The Tendered Linde Shares will be transferred into ISIN DE0006483001 (WKN 648300).

Precautions will be made to ensure that the transfer takes place in due time, no later than within five (5) Business Days, if it has been announced in accordance with Section 12.5 of this Offer Document that the Exchange Offer will not be settled. Following the transfer, Linde Shares will again be traded under their original ISIN DE0006483001 (WKN 648300). The transfer is free of charge for Linde Shareholders. However, any foreign taxes and/or fees and expenses charged by the foreign Custodian Banks that do not have a mutual custody account connection with Clearstream must be borne by the relevant Linde Shareholder individually.

13.11	Right of withdrawal of Linde Shareholders who accept the Exchange Offer

Tendering Linde Shareholders may withdraw their acceptance of the Exchange Offer as set forth in Section 17 of this Offer Document. Detailed information regarding the exercise and the legal consequences of exercising the right of withdrawal are described in Section 17 of this Offer Document.

13.12	Costs for Linde Shareholders Who Accept the Exchange Offer

The acceptance of the Exchange Offer is free of fees and expenses for the Linde Shareholders who hold their Linde Shares at a German Custodian Bank (except for costs for transmitting the Declaration of Acceptance to the Custodian Bank). For this purpose, the Bidder grants a market-standard commission to the Custodian Banks, of which they will be informed separately.

Any foreign stock exchange trading taxes or stamp duties or other foreign taxes or expenses which may be incurred, as well as any additional costs imposed by the Custodian Banks or foreign intermediate custodians, must, however, be borne by the relevant Linde Shareholder.

Furthermore, the deposit of foreign securities may be more expensive than the deposit of German securities, dependent on the price model of the depository institution.

The costs incurred in the event of a necessary transfer or re-transfer resulting from a failure to satisfy the Closing Conditions on which the effectiveness of the Exchange Offer depends are described in Section 13.10 of this Offer Document.

14.	Securing of the Offer Consideration

14.1	Financing Requirements

14.1.1	Maximum Total Offer Consideration

As of the date of the publication of this Offer Document, 185,733,180 Linde Shares have been issued (including 95,109 Linde Treasury Shares) and, therefore, a maximum of 185,733,180 Linde Shares can be tendered in the Exchange Offer (the “Maximum Number of Tendered Linde Shares”).

If the Exchange Offer were accepted by all Linde Shareholders, the Bidder, in exchange for the Maximum Number of Tendered Linde Shares and based on the exchange ratio of 1.540 Linde PLC

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Offer Shares for one (1) Linde Share, would have to deliver a total of 286,029,097 Linde PLC Offer Shares (the “Maximum Total Offer Consideration”).

14.1.2	Expected Total Offer Consideration

The Bidder and Linde entered into a non-tender agreement pursuant to which Linde is obliged not to tender the 95,109 Linde Treasury Shares (in whole or in part) in the Exchange Offer (the “Non-Tender Agreement”). To ensure that Linde cannot accept the Exchange Offer for the Linde Treasury Shares, Linde has also entered into an agreement with the Bidder and the Linde Custodian Bank pursuant to which the Linde Custodian Bank agrees that it (i) will not transfer the Linde Treasury Shares from its deposit to another deposit held by Linde or a third party, and (ii) will not perform any orders by Linde to sell or transfer the Linde Treasury Shares (including, for the avoidance of doubt, by way of an acceptance of the Exchange Offer) (the “Blocked Account Agreement”).

Therefore, the Exchange Offer can only be accepted for a maximum of 185,638,071 Linde Shares (the Maximum Number of Tendered Linde Shares less the Linde Treasury Shares). If the Exchange Offer were accepted for 185,638,071 Linde Shares, the Bidder, based on the exchange ratio of 1.540 Linde PLC Offer Shares for one (1) Linde Share, would have to deliver a total of 285,882,629 Linde PLC Offer Shares (the “Expected Total Offer Consideration”).

14.1.3	Expected Transaction Costs

In addition, the Bidder will incur transaction costs for the preparation and execution of the Exchange Offer, which are not expected to exceed an amount of approximately USD 217 million (which corresponds to approximately EUR 204 million based on the exchange rate as of March 31, 2017 derived from Bloomberg (1.0652 USD per EUR) (the “Transaction Costs”).

Praxair and Linde expect that Transaction Costs in an amount of no more than EUR [—] will need to be covered by Linde PLC (the “Expected Transaction Costs”). All other costs and expenses arising in connection with the transaction will be borne by the Praxair Group or the Linde Group.

14.2	Financing measures

Prior to the publication of this Offer Document, the Bidder has taken the necessary measures to ensure that the financial means required for the complete fulfillment of the Exchange Offer will be available to it in due time.

14.2.1	Expected Total Offer Consideration

As set out in Section 5.1.3, Linde PLC can at any time after the satisfaction of the Closing Conditions issue up to [—] Linde PLC Shares and is therefore in a position to fulfill the Expected Total Offer Consideration.

In particular, on [—] 2017, Linde PLC’s board of directors resolved, subject to the satisfaction or, where permissible, waiver of the Closing Conditions, to allot and issue the Linde PLC Offer Shares to the Linde Shareholders on the Completion of the Business Combination in accordance with the terms of the Exchange Offer.

The Linde PLC Shares are to be issued by way of stock issuance pursuant to Section 1021 of the Companies Act 2014. The effective issuance of the Linde PLC Shares does not require registration with a court or a public register that could be affected by the commencement of shareholder litigation. In contrast with the legal situation in Germany, this fact increases the certainty of the effective issuance of the Linde PLC Shares.

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With respect to the Merger, Linde PLC will in addition issue up to [—] Linde PLC Shares to account for [—] shares as of the date of this document and the impact of shares issued pursuant to any options and an estimate of shares to be issued and/or exercised prior to the Completion of the Business Combination. Together with the Maximum Total Offer Consideration this represents a total of up to [—] Linde PLC Shares.

14.2.2	Maximum Total Offer Consideration

If Linde, contrary to its contractual obligations under the Non-Tender Agreement, accepts the Exchange Offer for any or all of the Linde Treasury Shares, it has subjected itself to a contractual penalty for the benefit of the Bidder. Pursuant to the contractual penalty, Linde must make available to the Bidder, for each Linde Treasury Share for which it accepts the Exchange Offer, the Offer Consideration (the “Contractual Penalty”). Linde is thus under the obligation to deliver a number of Linde PLC Offer Shares to the Bidder which Linde would be entitled to receive for all tendered Linde Treasury Shares. The Bidder would be entitled to set-off (aufrechnen) their claim to the Contractual Penalty against any claim of Linde to the Offer Consideration under the Exchange Offer, so that Linde’s claim would expire at the time of such offset. Any claim to the Contractual Penalty would become due and payable immediately. The above-mentioned Contractual Penalty would also be incurred if Linde sells or transfers any of the Linde Treasury Shares to a third party. Furthermore, pursuant to the Blocked Account Agreement, Linde may not dispose of any of the Linde Treasury Shares at any time during which the Exchange Offer could be accepted.

14.2.3	Expected Transaction Costs

The Bidder has secured the necessary financial means to pay the Expected Transaction Costs under the Exchange Offer by having arranged for cash funds which will be made available to it (directly or indirectly) for this purpose.

The Expected Transaction Costs are covered by cash funds in the amount of EUR [—] and an obligation of Praxair under the Business Combination Agreement to provide additional necessary financing.

15.	Expected Effects of the Completion of the Exchange Offer and the Merger on the Assets, Financial and Earnings Positions of the Bidder and Illustrative Financial Information

The following explanatory financial information (the “Explanatory Financial Information”) describes the expected effects of the Completion of the Exchange Offer and the Merger on the assets, financial and earnings positions of the Bidder (see Section 15.1).

Additionally, the following illustrative unaudited condensed consolidated financial information (the “Illustrative Financial Information”) of the Bidder illustrates the effects of a Completion of the Business Combination of the Praxair Group and the Linde Group (see Section 15.2).

15.1	Explanatory Financial Information

15.1.1	Methodical approach

Based on an unaudited stand-alone opening balance sheet as of April 18, 2017 of the Bidder the Explanatory Financial Information describes:

•	the expected effects a Completion of the Business Combination would have on a stand-alone opening balance sheet of the Bidder as of April 18, 2017, if the Completion of the Business Combination had occurred on April 18, 2017, and

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•	the expected effects a Completion of the Business Combination would have on a stand-alone profit and loss statement of the Bidder for the period ending April 18, 2017 if the Completion of the Business Combination had occurred on April 18, 2017.

The Explanatory Financial Information presents information within the meaning of Section 11 para. 2 sentence 3 no. 1 clause 2 Takeover Act and is not pro forma financial information. It was not prepared in accordance with the IDW Accounting Guidelines for the Preparation of Pro Forma Financial Data (IDW RH HFA 1.004), from which it differs significantly. The Explanatory Financial Information includes a simplified representation and has not been audited.

By nature, the Explanatory Financial Information only describes a situation based on assumptions that may or may not prove to be correct. It does not reflect the actual assets, financial and earnings positions of the Bidder, and it is not intended to predict the future assets, financial and earnings positions of the Bidder.

15.1.2	Basis and assumptions

The Explanatory Financial Information is based on the following:

(1)	At the date of the publication of this Offer Document, the Bidder’s share capital amounts to EUR 50,000, consisting of twenty-five thousand (25,000) ordinary shares with a nominal value of EUR 1.00 each, and a share premium of EUR 25,000.

(2)	The Bidder was incorporated on April 18, 2017 and has not conducted any material business other than in connection with its formation or the preparation of the Business Combination and, therefore, has neither generated any revenues or achieved any earnings.

(3)	The Offer Consideration for all outstanding Linde Shares consists of 1.540 Linde PLC Offer Shares for each Linde Share and under the Merger, Praxair Shareholders receive one (1) Linde PLC Share for each Praxair Share.

Additionally, the Explanatory Financial Information assumes the following:

(4)	Linde has issued 185,733,180 shares including 95,109 shares held in treasury, i.e., a number of 185,638,071 Linde Shares are outstanding. Praxair has issued 383,230,625 shares including 97,876,687 shares held in treasury, i.e., a number of 285,353,938 Praxair Shares are outstanding.

(5)	Based on the above-mentioned assumptions, the Expected Total Offer Consideration amounts to 285,882,629 Linde PLC Offer Shares for all outstanding Linde Shares. Furthermore, in connection with the Merger, Linde PLC will issue 285,722,938 shares comprised of one (1) Linde PLC Share for each of the 285,353,938 outstanding Praxair Shares and 369,000 of shares that will vest on or prior to the Completion of the Business Combination. In total, Linde PLC will issue 571,605,567 shares.

(6)	For the assessment of the contributed shares the closing price of the Praxair Share of April 28, 2017 at the NYSE of USD 124.98 (EUR 117.29) was used. Therefore, the value of the Expected Total Offer Consideration amounts to EUR 33,531,173,595 and the total value of the Linde PLC Shares issued in the Merger for the outstanding Praxair Shares amounts to EUR 33,512,443,398. The Linde PLC Shares have a nominal value of EUR 0.001 each.

(7)	The Bidder incurs the Expected Transaction Costs in an amount of EUR [—] million. As these amounts are not material to the Business Combination, these have not been considered.

(8)	The conversion of the ordinary shares in Linde PLC held by Enceladus and Cumberland into deferred shares as well as their acquisition for a consideration of EUR 1.00 per share (i.e., a total amount of EUR 25,000.00) and cancellation by Linde PLC only have minor effects on the Explanatory Financial Information.

(9)	Expected future synergy effects or potential divestures are not considered.

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15.1.3	Expected effects on the unaudited individual opening balance sheet of Linde PLC

The following table shows the expected effects of a Completion of the Business Combination on Linde PLC’s unaudited individual opening balance sheet as of April 18, 2017 – based on the aforementioned basis and assumptions set out in Section 15.1.2 – if the Completion of the Business Combination had occurred on April 18, 2017. Given the connection between the Exchange Offer and the Merger, the expected changes after the Completion of the Business Combination have been summarized together.

All values in EUR	Linde PLC as of	Expected impact from the completion of the business combination		Linde PLC at Completion of the Business Combination (unaudited)
	April 18, 2017
ASSETS	EUR	EUR		EUR
Fixed Assets
Financial assets(1)	—	67,043,616,993		67,043,616,993
—from exchange offer	—	33,531,173,595		33,531,173,595
—from merger	—	33,512,443,398		33,512,443,398

Total Assets	—	67,043,616,993		67,043,616,993

EQUITY AND LIABILITIES
Equity
Issued share capital (2)	25,000	546,606	*	571,606
—from exchange offer	—	273,383		273,383
—from merger	—	273,223		273,223
Capital reserve(3)	25,000	67,043,020,388		67,043,045,388
—from exchange offer	—	33,530,875,213		33,530,875,213
—from merger	—	33,512,145,175		33,512,145,175
Receivables from shareholders (4)	(50,000)	50,000		—
Net profit/(net loss) for the year	—	—		—

Total equity	—	67,043,616,993		67,043,616,993

Liabilities
Noncurrent liabilities	—	—		—
Current liabilities	—	—		—

Total Equity + Liabilities	—	67,043,616,993		67,043,616,993

*	In connection with the completion of the merger and the exchange offer, a total of approximately 571,605,567 new shares are expected to be issued with a nominal value of EUR 0.001 pursuant to the assumptions set forth in Section 15.1.2.(6), and the 25,000 shares of Linde PLC that were issued at the time of the incorporation will be cancelled.

Notes:

(1)	On the asset side of the balance sheet, the item “Financial Assets” increases in the course of the Settlement of the Exchange Offer by the acquisition costs for the 185,638,071 Linde Shares in the amount of EUR 33,531,173,595 because, in the case of an exchange, the transferred asset (Linde Shares) is valued at the current value of the exchanged asset (285,882,629 Linde PLC Offer Shares, with a value of EUR 117.29 each or EUR 33,531,173,595 in total). Accordingly, in the course of the completion of the Merger, the item “Financial Assets” increases by the acquisition costs for the 285,722,938 Praxair Shares in the amount of EUR 33,512,443,398 (current value of 285,722,938 Linde PLC Shares as the exchanged asset with a value of EUR 117.29 per Linde PLC Share or EUR 33,512,443,398 in total). Therefore, the item “Financial Assets” increases in total by EUR 67,043,616,993 from EUR 0 to EUR 67,043,616,993.

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(2)	On the liabilities side of the balance sheet, the item “Issued share capital” initially contains the share capital of Linde PLC in the amount of EUR 25,000. In the course of the Settlement of the Exchange Offer, the item “Issued share capital” increases by the share capital issued in connection with the 285,882,629 Linde PLC Offer Shares in the amount of EUR 285,883. In the course of the completion of the Merger, the item “Issued share capital” increases by the share capital issued in connection with 285,722,938 Linde PLC Shares in the amount of EUR 285,723. Therefore taking into consideration the cancelled Linde PLC shares of EUR 25,000, the item “Issued share capital” increases in total by EUR 546,606 from EUR 25,000 to EUR 571,606.

(3)	“Capital reserves” will increase by the difference between “Financial Assets” less “Issued share capital”.

(4)	The item “Receivables from shareholders” initially comprises of two checks of EUR 25,000 each which are being held on behalf of Linde PLC by Praxair’s Irish legal counsel Arthur Cox. These checks will be deposited in a bank account expected to be opened in June 2017.

15.1.4	Expected Effects on the Income of Linde PLC

From the day of its incorporation until the date of publication of this exchange offer document, Linde PLC has not generated any income. The Bidder expects that the future revenues and earnings of Linde PLC will in particular derive from the dividends paid by Linde and Praxair. It is uncertain whether and to what amount Linde and Praxair will pay dividends in the future. Linde paid a total dividend of EUR 584,759,923.65 for fiscal year 2014, of EUR 640,451,344.95 for fiscal year 2015 and of EUR 686,860,862.70 for fiscal year 2016. Praxair paid a total dividend of USD 759 million (EUR 575 million) in 2014, of USD 819 million (EUR 742 million) in 2015 and of USD 856 million (EUR 776 million) in 2016 (the amounts presented in EUR are calculated based on the average noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for USD per EUR 1.00 for the years ended December 31, 2014, 2015 and 2016, respectively, as described in the section “[—] Exchange Rates” in Annex 3). Taking into account such assumptions and the further circumstance, that 100 % of the shares in Linde are held by Linde PLC, on the basis of dividends paid by Linde and Praxair for/in 2016, the future income of Linde PLC would amount to EUR 1,463 million per year.

15.2	Illustrative Financial Information / Illustrative unaudited condensed combined financial information of Linde PLC

The following illustrative unaudited condensed combined financial information is presented to illustrate the estimated effects of the Business Combination, including certain adjustments identified below. Pursuant to the Business Combination agreement, Praxair’s business will be brought under Linde PLC through the Merger and Linde’s business will be brought under the Linde PLC through the Exchange Offer. Under the Exchange Offer, Linde PLC will offer to exchange each Linde Share for 1.540 ordinary shares of Linde PLC. Pursuant to the Merger, each Praxair Share will be converted into the right to receive one (1) ordinary share of Linde PLC.

The following illustrative unaudited condensed combined financial information is derived from and should be read in conjunction with (1) the accompanying notes to the illustrative unaudited condensed combined financial information, (2) the unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2017 and notes thereto of Praxair, included in Praxair’s quarterly report on Form 10-Q for the quarter ended March 31, 2017, included on pages F.2-2 et seq. in Annex 3, (3) the audited consolidated financial statements as of and for the year ended December 31, 2016 and notes thereto of Praxair included in Praxair’s annual report on Form 10-K for the year ended December 31, 2016, included on pages F.2-[—] et seq. in Annex 3, (4) the unaudited consolidated financial statements as of and for the quarter ended March 31, 2017 and notes thereto of Linde,

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included on pages F.3-2 et seq. in Annex 3, and (5) the audited consolidated financial statements as of and for the year ended December 31, 2016 and notes thereto of Linde, included on pages F.3-[—] et seq. in Annex 3.

The illustrative unaudited condensed combined balance sheet as of March 31, 2017, and the illustrative unaudited condensed combined statements of income for the quarter ended March 31, 2017 and the year ended December 31, 2016 are presented herein. The illustrative unaudited condensed combined balance sheet combines the unaudited consolidated balance sheets of Praxair and Linde as of March 31, 2017 and gives effect to the Business Combination as if it occurred on March 31, 2017. The illustrative unaudited condensed combined statements of income combine the historical results of Praxair and Linde for the quarter ended March 31, 2017 and the year ended December 31, 2016 and gives effect to the proposed Business Combination as if it occurred on January 1, 2016. The historical financial information has been adjusted to give effect to illustrative adjustments that are (i) directly attributable to the proposed Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.

The proposed Business Combination of Praxair and Linde will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805“) with Praxair representing the accounting acquirer under this guidance. In identifying Praxair as the accounting acquirer, the companies took into account the structure of the Business Combination and other activities contemplated by the Business Combination Agreement, relative outstanding share ownership and market values, the composition of the Combined Group’s board of directors, implied premiums and the designation of certain senior management positions of the Combined Group. The illustrative condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X and give effect to the Business Combination adjustments, which include:

(1)	Adjustments to reconcile Linde’s historical financial statements prepared in accordance with IFRS as issued by the IASB to U.S. GAAP and conversion from euros to U.S. dollars;

(2)	Application of the acquisition method of accounting in connection with the business combination to reflect aggregate exchange offer consideration of USD 35.7 billion, assuming all outstanding Linde Shares are tendered in the Exchange Offer and not properly withdrawn;

(3)	Elimination of transactions between Praxair and Linde;

(4)	Conforming accounting policies and presentation; and

(5)	Transaction costs in connection with the business combination.

The illustrative unaudited condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets, increased depreciation on property, plant and equipment and lower interest expense due to revaluing existing debt to fair value. The illustrative unaudited condensed combined statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the Business Combination or any related restructuring costs. In addition, the illustrative unaudited combined financial information does not reflect the effect of any divestitures or any other action that may be required by regulatory or governmental authorities in connection with the Business Combination because they are currently not factually supportable and/or probable of occurring.

The illustrative unaudited condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The illustrative unaudited condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Business Combination would have occurred as of the dates indicated or what financial position or results would be for any future periods.

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The illustrative adjustments included in this document are subject to modification depending on changes in interest rates, changes in share prices, the final fair value determination for assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed. The final allocation of the total purchase price will be determined after completing a thorough analysis of the fair value of Linde’s tangible and identifiable intangible assets acquired and liabilities assumed as of the date the Business Combination is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the illustrative condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill, if any, and other assets and liabilities and may impact the Combined Group statements of income due to adjustments in amortization of the adjusted assets and liabilities. Any changes to Praxair’s stock price, from April 28, 2017 through the date the Business Combination is completed, will also change the purchase price, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the illustrative condensed combined financial statements presented in this document.

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ILLUSTRATIVE UNAUDITED CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

(In millions of U.S. dollars)	Praxair (Note 4a)	Linde U.S. GAAP (Notes 4b, 6)	Purchase Accounting Adjustments	Notes		Other Adjustments	Notes		Illustrative Condensed Combined
Assets
Cash and cash equivalents	$519	$1,669	$—			$—			$2,188
Accounts receivable—net	1,730	3,432	—			—			5,162
Inventories	561	1,303	326	4	(c)	—			2,190
Prepaid and other current assets	204	903	—			—			1,107
Securities	—	1,145	—			—			1,145
Assets of discontinued operations	—	635	—			—			635

Total Current Assets	3,014	9,087	326			—			12,427
Property, plant and equipment—net	11,692	12,799	4,646	4	(d)	—			29,137
Equity investments	—	828	459	4	(e)	672	4	(m)	1,959
Goodwill	3,141	12,807	10,108	3		—			26,056
Other intangible assets—net	574	2,528	8,378	4	(f)	—			11,480
Other long-term assets	1,244	985	—			(672)	4	(m)	1,557

Total Assets	$19,665	$39,034	$23,917			$—			$82,616

Liabilities and Equity
Accounts payable	$860	$3,561	$—			$193	4	(l)	$4,614
Short-term debt	411	667	—			—			1,078
Current portion of long-term debt	10	1,330	—			—			1,340
Accrued taxes	—	602	—			(35)	4	(l)	779
						212	4	(m)
Other current liabilities	968	2,717	—			(212)	4	(m)	3,473
Liabilities of discontinued operations	—	131	—			—			131

Total Current Liabilities	2,249	9,008	—			158			11,415
Long-term debt	8,947	8,002	469	4	(g)	—			17,418
Other long-term liabilities	2,494	3,029	—			(1,297)	4	(m)	4,226
Deferred credits	—	1,656	3,337	4	(h)	1,297	4	(m)	6,290

Total Liabilities	13,690	21,695	3,806			158			39,349
Commitments and contingencies
Redeemable noncontrolling interests	10	—	—			—			10
Shareholders’ Equity:
Common stock and Additional paid-in capital	4,075	7,695	(7,695)	4	(i)	(7,302)	4	(n)	32,503
			35,730	4	(j)
Retained earnings	13,041	10,147	(10,147)	4	(i)	(158)	4	(l)	12,883
Accumulated other comprehensive income (loss)	(4,285)	(1,382)	1,382	4	(i)	—			(4,285)
Less: Treasury stock, at cost	(7,302)	—	—			7,302	4	(n)	—

Total Shareholders’ Equity	5,529	16,460	19,270			(158)			41,101
Noncontrolling interests	436	879	841	4	(k)	—			2,156

Total Equity	5,965	17,339	20,111			(158)			43,257

Total Liabilities and Equity	$19,665	$39,034	$23,917			$—			$82,616

See accompanying notes to illustrative unaudited condensed combined financial information.

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ILLUSTRATIVE UNAUDITED CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

(In millions of U.S. dollars, except per share data)	Praxair (Note 5a)	Linde U.S. GAAP (Notes 5b, 6)	Purchase Accounting Adjustments	Notes		Other Adjustments	Notes		Illustrative Condensed Combined
Sales	$10,534	$18,242	$—			$(94)	5	(c)	$28,682
Cost of sales, exclusive of depreciation and amortization	5,860	11,680	—	5	(d)	(94)	5	(c)	17,446
Selling, general and administrative	1,145	2,183	—			—			3,328
Depreciation and amortization	1,122	2,031	499	5	(e)	—			3,944
			292	5	(f)
Research and development	92	100	—			—			192
Cost reduction program and other charges	100	139	—			(15)	5	(g)	224
Other income (expenses)—net	23	183	—			—			206

Operating Profit	2,238	2,292	(791)			15			3,754
Interest expense—net	190	320	(120)	5	(h)	—			390

Income From Continuing Operations Before Income Taxes and Equity Investments	2,048	1,972	(671)			15			3,364
Income taxes	551	496	(187)	5	(i)	5	5	(i)	865

Income From Continuing Operations Before Equity Investments	1,497	1,476	(484)			10			2,499
Income from equity investments	41	111	(28)	5	(j)	—			124

Net Income From Continuing Operations (Including Noncontrolling Interests)	1,538	1,587	(512)			10			2,623
Less: noncontrolling interests	(38)	(87)	39	5	(k)	—			(86)

Net Income From Continuing Operations	$1,500	$1,500	$(473)			$10			$2,537

Per Share from Continuing Operations
Basic earnings per share	$5.25	$8.07							$4.44
Diluted earnings per share	$5.21	$8.06							$4.42
Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	285,677	185,636					5	(l)	571,606
Diluted shares outstanding	287,757	185,996					5	(l)	573,481

See accompanying notes to illustrative unaudited condensed combined financial information.

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ILLUSTRATIVE UNAUDITED CONDENSED COMBINED STATEMENT OF INCOME

FOR THE QUARTER ENDED MARCH 31, 2017

(In millions of U.S. dollars, except per share data)	Praxair (Note 5a)	Linde U.S. GAAP (Notes 5b, 6)	Purchase Accounting Adjustments	Notes		Other Adjustments	Notes		Illustrative Condensed Combined
Sales	$2,728	$4,532	$—			$(26)	5	(c)	$7,234
Cost of sales, exclusive of depreciation and amortization	1,545	2,979	—			(26)	5	(c)	4,498
Selling, general and administrative	279	460	—			—			739
Depreciation and amortization	287	500	120	5	(e)	—			977
			70	5	(f)
Research and development	23	21	—			—			44
Transaction costs and other charges	6	23	—			(9)	5	(g)	20
Other income (expenses)—net	(6)	43	—			—			37

Operating Profit	582	592	(190)			9			993
Interest expense—net	41	71	(29)	5	(h)	—			83

Income From Continuing Operations Before Income Taxes and Equity Investments	541	521	(161)			9			910
Income taxes	149	134	(45)	5	(i)	1	5	(i)	239

Income From Continuing Operations Before Equity Investments	392	387	(116)			8			671
Income from equity investments	12	23	(7)	5	(j)	—			28

Net Income From Continuing Operations (Including Noncontrolling Interests)	404	410	(123)			8			699
Less: noncontrolling interests	(15)	(25)	9	5	(k)	—			(31)

Net Income From Continuing Operations	$389	$385	$(114)			$8			$668

Per Share from Continuing Operations
Basic earnings per share	$1.36	$2.07							$1.17
Diluted earnings per share	$1.35	$2.07							$1.16
Weighted Average Shares Outstanding (000’s):
Basic shares outstanding	285,509	185,638					5	(l)	571,606
Diluted shares outstanding	287,384	186,047					5	(l)	573,481

15.2.1	Description of the Business Combination

On June 1, 2017, Praxair, Linde, Linde PLC, Zamalight Holdco LLC and Zamalight Subco entered into the Business Combination Agreement providing for a combination of their businesses under a new holding company, Linde PLC. Pursuant to the Business Combination Agreement, Praxair’s business will be brought under Linde PLC through the Merger and Linde’s business will be brought under Linde PLC through the Exchange offer. Pursuant to the Merger, each Praxair Share will be converted into the

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right to receive one (1) ordinary share of Linde PLC. Under the Exchange Offer, Linde PLC will offer to exchange each Linde Share for 1.540 ordinary shares of Linde PLC.

The equity-based awards for Praxair, whether vested or unvested, and the unvested awards of Linde that are outstanding immediately prior to the effective time will be substituted for a Linde PLC award in accordance with the terms set forth in the Business Combination agreement. For more information on the conversion of equity-based awards for Praxair and Linde, refer to the section “[—] Treatment of Praxair Stock Options, Restricted Stock Unites and Performance Share Units” of Annex 3 and the section “[—] Treatment of Linde Equity Awards” of Annex 3.

Consummation of the Business Combination is subject to Praxair shareholder approval and acceptance of the Exchange Offer by a minimum of 75% of the Linde Shareholders as well as other customary conditions, including regulatory approvals in the Unites States, Europe and certain other countries.

15.2.2	Basis of Presentation

The illustrative unaudited condensed combined financial information (which is herein referred to as “illustrative information”) was prepared in accordance with Article 11 of Regulation S-X. The illustrative information is based on Praxair’s and Linde’s historical consolidated financial statements which are adjusted to give illustrative effect to the Business Combination of Linde and Praxair with Praxair representing the accounting acquirer. The illustrative effects relate to events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the illustrative unaudited condensed combined statements of income, expected to have a continuing impact on the Combined Group’s results. The illustrative adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by Praxair management to illustrate the estimated effect of the Business Combination and certain other adjustments. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the Linde assets acquired and liabilities assumed at the date of the completion of the Business Combination. The illustrative unaudited combined financial statements of income for the quarter ended March 31, 2017 and the year ended December 31, 2016 give effect to the Business Combination as if it had occurred on January 1, 2016. The illustrative unaudited combined balance sheet as of March 31, 2017 gives effect to the Business Combination as if it has occurred on March 31, 2017.

Linde’s historical results are derived from Linde Group’s statements of financial position and profit or loss as of and for the quarter ended March 31, 2017 and the year ended December 31, 2016, respectively, prepared in accordance with IFRS as issued by the IASB. Praxair’s historical results are derived from the consolidated balance sheet and consolidated statement of income as of and for the quarter ended March 31, 2017 and the year ended December 31, 2016, respectively, prepared in accordance with U.S. GAAP.

The Combined Group will be a domestic registrant under SEC rules; accordingly the illustrative information of the Combined Group is prepared in accordance with U.S. GAAP.

The accounting policies of Linde PLC under U.S. GAAP used in the preparation of these illustrative unaudited condensed combined financial information are those set forth in Praxair’s audited financial statements beginning on pages F.2-[—] of Annex 3.

The accounting policies of Linde under IFRS as described in Note 5 to the Linde historical consolidated financial statements differ in certain material respects from U.S. GAAP. Although it is believed that the adjustments to Linde’s financial statements represent the identified material adjustments to conform to U.S. GAAP, the accompanying illustrative unaudited IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. As a result of these analyses, additional differences between the accounting policies of the two companies could be identified that could have a material impact on the illustrative unaudited condensed combined financial information.

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15.2.3	Calculation of Purchase Consideration

Tendering Linde Shareholders will receive Linde PLC shares in exchange for Linde Shares; however because Praxair is the accounting acquirer, the illustrative condensed combined financial statements reflect the estimated fair value of the equity to be issued, as represented by the market price of Praxair Shares. The total purchase consideration to be received by Tendering Linde Shareholders will be based on the fair value of the equity deemed to be issued at the consummation of the Business Combination. The preliminary purchase price below reflects the estimated fair value of equity issued, which is based on the April 28, 2017 closing price of Praxair Shares of USD 124.98 per share. The amount of the total estimated purchase price below is not necessarily indicative of the actual fair value of the equity to be issued at the effective date of the Business Combination.

The preliminary estimated purchase price and estimated fair value of Linde’s net assets acquired as if the Business Combination closed on March 31, 2017 is presented as follows:

(In thousands, except value per share data and Linde exchange ratio)
Total Linde Shares subject to exchange as of March 31, 2017	185,638
Linde Exchange Ratio(i)	1.54

Shares of Linde PLC to be issued	285,883
Value per share of Praxair as of April 28, 2017(ii)	$124.98
Estimated Purchase Price (in millions)	$35,730

(i)	Exchange ratio for Linde as set forth in the Business Combination Agreement.
(ii)	Closing price of Praxair Share on the NYSE on April 28, 2017.

Preliminary Purchase Accounting

Under the acquisition method of accounting, Linde’s assets and liabilities will be recorded at fair value at the date of the completion of the Business Combination and combined with the historical carrying amounts of the assets and liabilities of Praxair. The illustrative adjustments are preliminary and based on estimates of the fair value and useful lives of the assets as of March 31, 2017 and have been prepared by Praxair and Linde management to illustrate the estimated effect of the Business Combination. With the exception of inventory, the illustrative unaudited condensed combined financial information does not include any fair value adjustments associated with current assets and liabilities of Linde, as Praxair and Linde management have preliminarily concluded that these historical carrying values approximate their fair values as of March 31, 2017. The purchase accounting is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase accounting is subject to further adjustments as additional information becomes available and as additional analysis and final valuations are conducted at and following the completion of the Business Combination. The final valuations could differ materially from the preliminary fair valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase accounting.

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The following table summarizes the allocation of estimated purchase price to the identifiable assets acquired and liabilities assumed by Praxair, with the excess of the purchase price over the fair value of Linde’s net assets recorded as goodwill:

(In millions)
Calculation of Goodwill:
Purchase Price(i)	$35,730
Pre-existing noncontrolling interest	879
Increase noncontrolling interest to fair value	841

Total	$37,450
Recognized amounts of identifiable assets acquired and liabilities assumed:
Net book value of assets acquired	$17,339
Less pre-existing goodwill and intangible assets	(15,335)

Adjusted net book value of assets acquired	2,004
Identifiable intangible assets at fair value (Note 4(f))	10,906
Increase property, plant and equipment to fair value (Note 4(d))	4,646
Increase inventory to fair value (Note 4(c))	326
Increase equity investments to fair value (Note 4(e))	459
Increase long-term debt to fair value (Note 4(g))	(469)
Deferred tax impact of fair value adjustments (Note 4(h))	(3,337)

Fair value of assets and liabilities assumed, excluding goodwill	14,535

Total Goodwill(i)	22,915
Less: Pre-existing goodwill	12,807

Net adjustment to goodwill	$10,108

(i)	See above for the calculation of the purchase price.

The table below depicts a sensitivity analysis of the estimated purchase price and goodwill, assuming a 10% increase or decrease of the closing price per Praxair Share on April 28, 2017 used to determine the total estimated purchase consideration:

	Price per Praxair Share	Shares Exchanged (in thousands)	Calculated Purchase Price (in millions)	Total Goodwill (in millions)
Praxair share closing price—April 28, 2017	$124.98	285,883	$35,730	$22,915
Decrease of 10%	112.48	285,883	32,156	19,341
Increase of 10%	137.48	285,883	39,303	26,488

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Praxair and Linde. See Note 4 for a discussion of the methods used to determine the fair value of Linde’s identifiable assets and liabilities.

15.2.4	Notes to Illustrative Unaudited Condensed Combined Balance Sheet (Note 4)

(a)	Represents the unaudited historical consolidated balance sheet of Praxair as of March 31, 2017.

(b)	Represents the unaudited historical group statement of financial position of Linde as of March 31, 2017 as adjusted and reclassified to conform to U.S. GAAP (see Note 6).

(c)	Represents the adjustment to Linde’s historical inventory based on the estimated fair value of the inventory (see Note 5(d)).

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(d)	Represents the net adjustment to Linde’s historical tangible assets, primarily production plants, based on the estimated fair value of the tangible assets (see Note 5(e)). The fair value of tangible assets was calculated using replacement costs adjusted for the age of the asset.

(e)	Represents the adjustment to Linde’s historical equity investments based on the estimated fair value (See Note 5(j)).

(f)	Represents the net adjustment to Linde’s intangible assets based on the estimated fair value of the intangible assets as discussed in Note 3. The net adjustment to intangible assets is calculated as follows:

	Estimated Useful Life	Amount (in millions of dollars)
Identifiable intangible assets
Customer relationships	16	$6,773
Tradenames	9 to Indefinite	2,608
Acquired technology	8	1,525

Estimated fair value of identifiable intangible assets		10,906
Less: Pre-existing Linde intangible assets		2,528

Net adjustment to intangible assets		$8,378

The fair value estimate for all identifiable intangible assets is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identifiable intangibles or estimates of remaining useful lives may differ materially from this preliminary determination (see Note 5(f)).

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Linde’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection periods and discounted to present value.

Tradenames, primarily the Linde name, and acquired technology were valued using the relief from royalty method under the income approach, this method estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset and discounted to present value.

(g)	Represents the adjustment to Linde’s historical long-term debt to record it at fair market value as of the balance sheet date.

(h)	Represents the adjustment to deferred tax liabilities, on a preliminary basis, resulting from the illustrative fair value adjustments for intangible assets (excluding goodwill), property, plant and equipment, equity investments, inventory and debt utilizing a 26% effective tax rate. This effective tax rate is based on the statutory tax rates in the jurisdictions where the fair value adjustments have been made.

(i)	Represents adjustments to eliminate Linde’s historical equity amounts.

(j)	Represents adjustments to record the fair value of equity consideration in Linde PLC transferred to Linde Shareholders to effectuate the Business Combination (see Note 3).

(k)	Represents an adjustment to record historical noncontrolling interests of Linde to fair value.

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(l)	Represents an estimate of the future costs of USD 193 million, comprised of USD 118 million to be incurred by Linde and USD 75 million to be incurred by Praxair, and related tax effect, directly attributable to the Business Combination, including primarily advisory, consulting, marketing and legal fees that are recorded as an adjustment to the illustrative unaudited condensed combined balance sheet only. These amounts will be expensed as incurred in the future and are not reflected in the illustrative unaudited condensed combined statement of income because they have not yet been incurred for the accompanying periods presented and they will not have a continuing impact (see Note 5(g)).

(m)	Represents certain reclassifications of historical Praxair condensed financial statement line items to the expected financial statement line items of the Combined Group.

(n)	Represents an adjustment to retire existing Praxair treasury shares which, in accordance with the terms of the business combination, will not be converted to Linde PLC Shares upon consummation of the transaction.

15.2.5	Notes to Illustrative Unaudited Condensed Combined Statement of Income (Note 5)

(a)	Represents the historical consolidated statement of income for Praxair for the year ended December 31, 2016, and the quarter ended March 31, 2017, as applicable.

(b)	Represents the historical group statement of profit and loss for the Linde Group for the year ended December 31, 2016, and the quarter ended March 31, 2017, as adjusted and reclassified to conform to U.S. GAAP and to exclude the impacts of discontinued operations in accordance with Article 11 (see Note 6).

(c)	Represents the elimination of sales, and related cost of sales, between Praxair and the Linde Group for the year ended December 31, 2016 and the quarter ended March 31, 2017 as applicable.

(d)	An adjustment to cost of goods sold for the estimated incremental expense related to the inventory fair value adjustment which is recorded as the inventory is sold (see Note 4c) is not included for presentation purposes in accordance with Article 11 because the inventory is expected to be sold within a year.

(e)	Represents an adjustment to record the estimated additional depreciation expense related to the increased basis of Property, plant and equipment—net (see Note 4d), which have been recorded at estimated fair value on an illustrative basis and will be depreciated over the estimated useful lives on a straight-line basis consistent with Praxair’s useful life assumptions. The net adjustment to depreciation expense is calculated as follows:

(In millions)	Estimated Fair Value	Quarter Ended March 31, 2017	Year Ended December 31, 2016
Depreciation of acquired property, plant and equipment	$17,445	$544	$2,194
Less: Linde’s historical depreciation expense		424	1,695

Net adjustment to depreciation expense		$120	$499

A 10% increase/decrease in the fair value attributable to property, plant and equipment, with all other variables held constant, would result in an increase/decrease in annual depreciation expense of approximately USD 218 million. Additionally, a one-year increase / decrease in the estimated useful life of PP&E, with all other variables held constant, would result in an increase / decrease in annual depreciation expense in the range of approximately USD 298 million to USD 256 million. Praxair and Linde management believe that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the illustrative total assets and demonstrates a meaningful impact on the illustrative unaudited condensed combined statements of income.

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(f)	Represents the adjustments to record amortization expense related to the increased basis of intangible assets (see Note 4e), which have been recorded at estimated fair value on an illustrative basis and will be amortized over the estimated useful lives on a pattern of economic benefit. The net adjustment to amortization expense is calculated as follows:

(In millions)	Estimated Fair Value	Quarter Ended March 31, 2017	Year Ended December 31, 2016
Amortization of acquired finite-lived intangible assets	$10,906	$146	$622
Less: Linde’s historical amortization expense		76	330

Net adjustment to amortization expense		$70	$292

A 10% increase/decrease in the fair value attributable to identified intangible assets would, with all other variables held constant, result in an increase/decrease in annual amortization expense of approximately USD 62 million. Additionally, a one-year increase / decrease in the estimated useful life of intangible assets, with all other variables held constant, would result in an increase / decrease in annual amortization expense in the range of approximately $48 million to USD 58 million. Praxair and Linde management believe that using a 10% threshold in the sensitivity analysis is the appropriate magnitude given the relative size of the respective adjustments compared to the illustrative total assets and demonstrates a meaningful impact on the illustrative unaudited condensed combined statements of income.

(g)	Represents the adjustment to eliminate transaction costs related to the Business Combination expensed in Praxair’s and Linde’s historical consolidated statements of income. As these transaction costs are nonrecurring, direct, incremental costs of the specific transaction, which are reflected in the historical financial information, they have not been reflected in the illustrative unaudited condensed combined statements of income. An adjustment totaling USD 9 million has been reflected in the illustrative unaudited condensed combined statements of income for the quarter ended March 31, 2017, USD 6 million of which were expensed by Praxair and USD 3 million of which were expensed by Linde. An adjustment totaling USD 15 million has been reflected in the illustrative unaudited condensed combined statements of income for the year ended December 31, 2016, USD 4 million of which were expensed by Praxair and USD 11 million of which were expensed by Linde.

(h)	Represents a reduction to Interest expense—net related to the estimated long-term debt fair value adjustment which will be amortized over the period in which the underlying bonds are outstanding (see Note 4 (g)).

(i)	Represents the tax effect of purchase accounting adjustments (see Note 4 (h)) and the tax effect of Business Combination transaction costs eliminated from Praxair’s and Linde’s historical consolidated statement of income. The effective tax rate is based on the statutory tax rates in the respective jurisdictions where the adjustments have been made.

(j)	Represents a reduction to Income from equity investments for incremental expense related to the amortization and depreciation associated with the underlying assets that have been adjusted to fair value (see Note 4 (e)).

(k)	Represents the amount of purchase accounting adjustments attributable to noncontrolling interests (see Note 4 (k)).

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(l)	Represents the weighted average shares outstanding for both Linde and Praxair to illustrate the number of Linde PLC Shares that are expected to be issued in connection with the Business Combination. The illustrative number of shares outstanding represents the total number of Linde PLC Shares issued using the outstanding shares as of March 31, 2017 for illustrative unaudited condensed combined statements of income purposes, calculated as follows:

(In thousands, except per share data, exchange ratio and conversion ratio)
Linde PLC Shares to be exchanged for Linde Shares
Linde Shares outstanding(i)	185,638
Linde Dilutive Shares Outstanding—Dilutive(ii)	—

Total Linde shares subject to the exchange offer	185,638
Linde Exchange Ratio(iii)	1.540

Linde PLC Shares to be exchanged for Linde Shares—Basic and Diluted	285,883
Linde PLC Shares to be issued to Praxair Shareholders upon conversion of their shares
Praxair Shares outstanding	285,354
Praxair employee shares that will vest upon the closing of the merger	369

Total Praxair shares converted in the merger(iv)	285,723
Praxair Conversion Ratio(iii)	1.000

Linde plc shares to be issued to Praxair shareholders upon conversion of their shares—Basic	285,723
Praxair Dilutive Shares Outstanding—Dilutive(v)	1,875
Praxair Conversion Ratio(iii)	1.000

1,875
Linde plc shares to be issued to Praxair shareholders upon conversion of their shares—Diluted	287,598
Total Linde PLC shares
Linde PLC Shares—Basic	571,606
Linde PLC Shares—Diluted	573,481

(i)	Number of shares of Linde common stock issued and outstanding as of March 31, 2017 which will be exchanged for Linde PLC Shares, assuming that 100% of Linde Shares are tendered in the Exchange Offer.
(ii)	Upon consummation of the Business Combination, outstanding Linde share based compensation awards will be settled in cash with no dilutive impact.
(iii)	Exchange ratio for Linde Shares and conversion ratio for Praxair Shares as set forth in the Business Combination Agreement.
(iv)	Number of shares of Praxair common stock issued and outstanding as of March 31, 2017, including unvested deferred compensation units, which will be converted into Linde PLC Shares.
(v)	Estimated number of dilutive Praxair Shares based on the weighted average share calculation for the quarter ended March 31, 2017.

15.2.6	Adjustments to Linde’s Historical Financial Statements to Conform to U.S. GAAP and U.S. dollar translation (Note 6)

Linde’s historical consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain material respects from U.S. GAAP. The unaudited U.S. GAAP and U.S. dollar information includes a statement of financial position and statements of profit and loss of Linde derived from the historical consolidated financial statements as of and for the quarter ended March 31, 2017 and the year ended December 31, 2016, prepared in accordance with IFRS as issued by the IASB. This balance sheet as of March 31, 2017 and statements of income for the year ended December 31, 2016 and for the quarter ended March 31, 2017 have been adjusted to reflect Linde’s consolidated statement of financial position and statements of profit or loss on a U.S. GAAP basis and translated from Euros to U.S. dollars, the reporting currency of the combined group, using the exchange rates derived from Bloomberg (1.0652 as of March 31, 2017, and the average exchange rate of 1.0656 for the quarter ended March 31, 2017 and 1.1069 for the year ended December 31, 2016).

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This reconciliation is as follows (unaudited and amounts presented in millions, except per share amounts):

UNAUDITED LINDE U.S. GAAP STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2017

(In Millions)	Linde (6a)	Reclassification Adjustments	Notes		IFRS to U.S. GAAP Adjustments	Notes		Linde U.S. GAAP	Linde U.S. GAAP
Assets
Goodwill	€11,395	€—			€628	6	(t)	€12,023	$12,807
Other intangible assets	2,389	—			(16)	6	(s)	2,373	2,528
Tangible assets	12,747	—			(731)	6	(s)	12,016	12,799
Investments in associates and joint ventures	245	—			532	6	(s)	777	828
Other financial assets	70	(70)	6	(b)	—			—	—
Receivables from finance leases	156	(156)	6	(b)	—			—	—
Trade receivables	2	(2)	6	(b)	—			—	—
Other receivables and other assets	370	(370)	6	(b)	—			—	—
Income tax receivables	7	(7)	6	(b)	—			—	—
Deferred tax assets	421	(421)	6	(b)	—			—	—
Other long-term assets	—	1,026	6	(b)	(101)	6	(s)	925	985

Total Non-Current Assets	27,802	—			312			28,114	29,947
Inventories	1,233	—			(10)	6	(s)	1,223	1,303
Receivables from finance leases	50	(50)	6	(c)	—			—	—
Trade receivables	2,869	(2,869)	6	(c)	—			—	—
Other receivables and other assets	797	(562)	6	(e)	—			—	—
		(235)	6	(d)
Income tax receivables	206	(206)	6	(e)	—			—	—
Accounts receivable—net	—	2,919	6	(c)	68	6	(s)	3,222	3,432
		235	6	(d)
Prepaid and other current assets	—	768	6	(e)	80	6	(s)	848	903
Securities	1,075	—			—			1,075	1,145
Cash and cash equivalents	1,653	—			(86)	6	(s)	1,567	1,669
Non-current assets classified as held for sale	596	—			—			596	635

Total Current Assets	8,479	—			52			8,531	9,087

Total Assets	€36,281	€—			€364			€36,645	$39,034

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UNAUDITED LINDE U.S. GAAP STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2017

(In Millions)	Linde (6a)	Reclassification Adjustments	Notes		IFRS to U.S. GAAP Adjustments	Notes		Linde U.S. GAAP	Linde U.S. GAAP
Equity and liabilities
Capital subscribed	€475	€(475)	6	(f)	€—			€—	$—
Capital reserve	6,749	(6,749)	6	(f)	—			—	—
Common stock and Additional paid-in capital	—	7,224	6	(f)	—			7,224	7,695
Revenue reserves (Retained earnings)	7,528	1,416	6	(f)	582	6	(t)	9,526	10,147
Cumulative changes in equity not recognized through the statement of profit and loss	119	(1,416)	6	(f)	—			(1,297)	(1,382)

Total Equity Attributable to Linde AG Shareholders	14,871	—			582			15,453	16,460
Non-controlling interests	961	—			46	6	(t)	825	879

					(182)	6	(s)

Total Equity	15,832	—			446			16,278	17,339
Provisions for pensions and similar obligations	1,622	(1,622)	6	(h)	—			—	—
Other non-current provisions	508	(508)	6	(h)	—			—	—
Deferred tax liabilities	1,568	(1,568)	6	(g)	—			—	—
Financial debt	7,637	51	6	(i)	(176)	6	(s)	7,512	8,002
Liabilities from finance leases	51	(51)	6	(i)	—			—	—
Trade payables	1	(1)	6	(h)	—			—	—
Other non-current liabilities	723	2,131	6	(h)	(11)	6	(s)	2,843	3,029
Deferred credits	—	1,568	6	(g)	(13)	6	(s)	1,555	1,656

Total Non-Current Liabilities	12,110	—			(200)			11,910	12,687
Current provisions	1,168	(1,168)	6	(k)	—			—	—
Financial debt	1,864	(1,864)	6	(j)	—			—	—
Short-term debt	—	626	6	(j)	—			626	667
Current portion of long-term debt	—	1,257	6	(j)	(8)	6	(s)	1,249	1,330
Liabilities from finance leases	19	(19)	6	(j)	—			—	—
Trade payables	3,368	—			(25)	6	(s)	3,343	3,561
Other current liabilities	1,232	1,168	6	(k)	151	6	(s)	2,551	2,717
Income tax liabilities	565	—			—			565	602
Liabilities in connection with non-current assets classified as held for sale and disposal groups	123	—			—			123	131

Total Current Liabilities	8,339	—			118			8,457	9,008

Total Equity and Liabilities	€36,281	€—			€364			€36,645	$39,034

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UNAUDITED LINDE U.S. GAAP STATEMENT OF PROFIT AND LOSS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In Millions, except per share data)	Linde (6a)	Reclassification Adjustments	Notes		IFRS to U.S. GAAP Adjustments	Notes		Linde U.S. GAAP	Linde U.S. GAAP
Revenue	€16,948	€—			€(468)	6	(s)	€16,480	$18,242
Cost of sales	10,847	(972)	6	(p)	(229)	6	(s)	10,552	11,680
		(27)	6	(q)	(62)	6	(u)
		995	6	(r)	—

Gross Profit	6,101	4			(177)			5,928	6,562
Research and development costs	121	(29)	6	(p)	(2)	6	(u)	90	100
Marketing and selling expenses	2,387	(2,387)	6	(l)	—			—	—
Administration expenses	1,720	(1,720)	6	(l)	—			—	—
Selling, general and administrative	—	4,107	6	(l)	(19)	6	(s)	1,972	2,183
		(896)	6	(p)	(126)	6	(u)
		(99)	6	(q)
		(995)	6	(r)
Depreciation and amortization	—	1,897	6	(p)	(62)	6	(s)	1,835	2,031
Cost reduction program and other charges	—	126	6	(q)	—			126	139
Other operating income	467	(467)	6	(m)	—			—	—
Other operating expenses	278	(278)	6	(m)	—			—	—
Other income (expenses)—net	—	189	6	(m)	(6)	6	(s)	165	183
					(18)	6	(u)
Share of profit or loss from associates and joint ventures (at equity)	13	(13)	6	(o)	—			—	—

EBIT From Continuing Operations	2,075	(13)			8			2,070	2,292
Financial income	29	(29)	6	(n)	—			—	—
Financial expenses	353	(353)	6	(n)	—			—	—
Interest expense—net	—	324	6	(n)	(12)	6	(s)	289	320
					(23)	6	(u)

Profit Before Tax From Continuing Operations	1,751	(13)			43			1,781	1,972
Income tax expense	424	—			(23)	6	(s)	448	496
					47	6	(u)
Income from equity investments	—	13	6	(o)	87	6	(s)	100	111

Profit From Continuing Operations (including noncontrolling interests)	1,327	—			106			1,433	1,587
Less: Noncontrolling interests	(121)	—			42	6	(s)	(79)	(87)

Profit From Continuing Operations	€1,206	€—			€148			€1,354	$1,500

Earnings Per Share—Continuing Operations
Earnings per share—undiluted	€6.50	€—			€0.80			€7.29	$8.07
Earnings per share—diluted	€6.48	€—			€0.80			€7.28	$8.06

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UNAUDITED LINDE U.S. GAAP STATEMENT OF PROFIT AND LOSS

FOR THE QUARTER ENDED MARCH 31, 2017

(In Millions, except per share data)	Linde (6a)	Reclassification Adjustments	Notes		IFRS to U.S. GAAP Adjustments	Notes		Linde U.S. GAAP	Linde U.S. GAAP
Revenue	€4,385	€—			€(131)	6	(s)	€4,254	$4,532
Cost of sales	2,900	(253)	6	(p)	(74)	6	(s)	2,795	2,979
		(1)	6	(q)	(18)	6	(u)
		241	6	(r)	—

Gross Profit	1,485	13			(39)			1,459	1,553
Research and development costs	25	(4)	6	(p)	(1)	6	(u)	20	21
Marketing and selling expenses	586	(586)	6	(l)	—			—	—
Administration expenses	381	(381)	6	(l)	—			—	—
Selling, general and administrative	—	967	6	(l)	(7)	6	(s)	432	460
		(227)	6	(p)	(39)	6	(u)
		(21)	6	(q)
		(241)	6	(r)
Depreciation and amortization	—	484	6	(p)	(15)	6	(s)	469	500
Transaction costs and other charges	—	22	6	(q)	—			22	23
Other operating income	88	(88)	6	(m)	—			—	—
Other operating expenses	48	(48)	6	(m)	—			—	—
Other income (expenses)—net	—	40	6	(m)	—	6	(s)	40	43
					—	6	(u)
Share of profit or loss from associates and joint ventures (at equity)	2	(2)	6	(o)	—			—	—

EBIT From Continuing Operations	535	(2)			23			556	592
Financial income	15	(15)	6	(n)	—			—	—
Financial expenses	89	(89)	6	(n)	—			—	—
Interest expense—net	—	74	6	(n)	—	6	(s)	67	71
					(7)	6	(u)

Profit Before Tax From Continuing Operations	461	(2)			30			489	521
Income tax expense	117	—			(6)	6	(s)	126	134
		—			15	6	(u)
Income from equity investments	—	2	6	(o)	20	6	(s)	22	23

Profit From Continuing Operations (including noncontrolling interests)	344	—			41			385	410
Less: Noncontrolling interests	(33)	—			9	6	(s)	(24)	(25)

Profit From Continuing Operations	€311	€—			€50			€361	$385

Earnings Per Share—Continuing Operations
Earnings per share—undiluted	€1.68	€—			€0.27			€1.94	$2.07
Earnings per share—diluted	€1.67	€—			€0.27			€1.94	$2.07

(a)	Represents the historical group statements of profit and loss, adjusted to exclude the impact of discontinued operations in accordance with Article 11 of SEC Regulation S-X for the year ended December 31, 2016 and quarter ended March 31, 2017. In addition, represents the historical group statement of financial position as of March 31, 2017.

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Adjustments included in the column “Reclassification Adjustments” are as follows:

Represents certain reclassifications of historical Linde financial statement line items to conform to the expected financial statement line items of the combined group including:

Balance sheet items (b)-(k):

(b)	Non-current assets including Other financial assets, Receivables from finance leases, Trade receivables, Other receivables and other assets, Income tax receivables and Deferred tax assets have been reclassified to Other long-term assets;

(c)	Receivables from finance leases and Trade receivables have been reclassified to Accounts receivable—net;

(d)	VAT receivables, included in Other receivables and other assets, have been reclassified to Accounts receivable—net;

(e)	Other assets, included in Other receivables and other assets, and Income tax receivables have been reclassified to Prepaid and other current assets;

(f)	Accumulated deferred gains and losses related to pension and other post employee plans included in Revenue reserves have been reclassified to Cumulative changes in equity not recognized through the statement of profit and loss. In addition, Capital subscribed and Capital reserve have been reclassified to Common stock and Additional paid-in capital;

(g)	Deferred tax liabilities have been reclassified to Deferred credits;

(h)	Non-current liabilities including Provisions for pensions and similar obligations, Other non-current provisions and Trade Payables have been reclassified to Other non-current liabilities;

(i)	Liabilities from finance leases (non-current) have been reclassified to Financial debt (non-current);

(j)	Liabilities from finance leases (current) and the portion of Financial debt (current) that is due within one year which had an original maturity date greater than one year have been reclassified to Current portion of long-term debt; and

(k)	Current provisions have been reclassified to Other current liabilities.

Statement of income items (l)-(r):

(l)	Marketing and selling expenses and Administration expenses have been reclassified to Selling, general and administrative;

(m)	Other operating income and Other operating expenses have been reclassified to Other income (expenses)—net;

(n)	Financial income and Financial expenses have been reclassified to Interest expense—net;

(o)	Share of profit or loss from associates and joint ventures (at equity) have been reclassified to Income from equity investments;

(p)	Depreciation and amortization has historically been presented as a component of each functional line item within the Statement of income by Linde. Depreciation and amortization have been reclassified to a single caption, consistent with Praxair’s presentation;

(q)	The Cost reduction program and other charges, and transaction costs and other charges, have historically been presented as a component of each functional line item within the Statement of income by Linde. The Cost reduction program and other charges have been reclassified to a single caption, consistent with Praxair’s presentation; and

(r)	Linde historically recorded distribution costs as Marketing and selling expenses. The distribution costs have been reclassified to cost of sales consistent with Praxair’s presentation.

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Adjustments included in the column “IFRS to U.S. GAAP Adjustments” are as follows:

(s)	Reflects reclassification adjustments for joint operations and certain 50%-owned investments as equity investments. Under IFRS, joint operations, are proportionately consolidated on a line-by-line basis. Under U.S. GAAP, an entity does not qualify for a joint operation if it is a corporate joint venture and would be accounted for as an equity investment. Therefore joint operations consolidated using the line-by-line method under IFRS are reclassified to equity investments under U.S. GAAP. Additionally, under IFRS certain 50%-owned investments are consolidated if control is demonstrated, as defined. Under U.S. GAAP consolidation is determined based on either a variable interest or voting interest model. Linde has certain 50%-owned investments which are consolidated under IFRS which do not meet the criteria for consolidation under U.S. GAAP. Therefore, these investments have been de-consolidated and reclassified to equity investments for U.S. GAAP.

(t)	Reflects an adjustment to record non-controlling interests (“NCI”) to fair value and subsequent acquisitions of NCI. In accordance with IFRS, the acquirer in a business combination can elect, on a transaction-by-transaction basis, to measure NCI at fair value or at the holder’s proportionate interest in the recognized amount of the identifiable net assets of the acquiree at the date of acquisition. U.S. GAAP requires the acquirer in a business combination to measure NCI at fair value as of the acquisition date with the exception of share-based payments held as NCI.

(u)	Reflects adjustments and reclassifications made for pension and other Long-Term Employee Benefits including:

(1)	Expected return on plan assets—Under IFRS, companies calculate a net interest cost (income) by applying the discount rate to the defined benefit liability (asset). Additionally, the discount rate should be determined by reference to market yields on high quality corporate bonds in the same currency as the benefits to be paid with durations that are similar to those of the benefit obligation. U.S. GAAP uses a separate assumption for the expected rate of return on plan assets and permits companies to use a calculated value of plan assets (reflecting changes in fair value over a period of up to five years) in determining the expected return on plan assets and in accounting for gains and losses. The discount rate is based on the rate at which the benefit obligation could be effectively settled.

(2)	Recognition of past service cost—Under IFRS, past service cost resulting from plan amendments is recognized in profit or loss immediately. Under U.S. GAAP, prior service cost related to a plan amendment is initially recognized in cumulative changes in equity not recognized through the statement of profit and loss in the reporting period of the amendment and subsequently recognized over future periods.

(3)	Classification of net interest cost—Under IFRS companies can present different components of net benefit cost within different line items on the income statement, such as operating expenses and finance expense. Under U.S. GAAP all components of net benefit cost must be aggregated and presented as a net amount in the income statement, within operating income.

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A summary of the above adjustments, and their impact on each of the respective line items, is as follows:

	For the quarter ended March 31, 2017
(In millions)	Expected Return on Assets(1)	Amortization of Past Service Cost(2)	Classification of Net Interest Cost(3)	Total Adjustments
Financial Statement Caption
Cost of sales	€(20)	€—	€2	€(18)
Research and development costs	(1)	—	—	(1)
Selling, general and administrative	(44)	—	5	(39)
Other income (expenses)—net	—	—	—	—
Interest expense—net	—	—	(7)	(7)

Profit Before Tax From Continuing Operations	€65	€—	€—	65
Less: Income tax expense				15

Profit for the year From Continuing Operations				€50

	For the year ended December 31, 2016
(In millions)	Expected Return on Assets (1)	Amortization of Past Service Cost(2)	Classification of Net Interest Cost(3)	Total Adjustments
Financial Statement Caption
Cost of sales	€(69)	€—	€7	€(62)
Research and development costs	(2)	—	—	(2)
Selling, general and administrative	(152)	10	16	(126)
Other income (expenses)—net	—	(18)	—	(18)
Interest expense—net	—	—	(23)	(23)

Profit Before Tax From Continuing Operations	€223	€(28)	€—	195
Less: Income tax expense				47

Profit for the year From Continuing Operations				€148

16.	Information for Linde Shareholders not accepting the Exchange Offer

Linde Shareholders who do not wish to accept the Exchange Offer should particularly take into account the following aspects of the Bidder’s intentions regarding the future business of Linde, as set out in Section 9 of this Offer Document.

16.1	Listing of Linde Shares; Possible reduction of the free float and liquidity of Linde Shares

Linde Shares are currently listed on the Frankfurt Stock Exchange and on the regulated market of the stock exchanges in Berlin, Dusseldorf, Hamburg, Munich and Stuttgart, and the Tradegate Exchange, and are also traded on the over-the-counter market (Freiverkehr) on the stock exchange in Hanover. Linde Shares are currently included in the DAX 30 index, among other indices.

Linde Shares, for which the Exchange Offer is not being accepted, can continue to be traded on those stock exchanges for as long as they remain publicly listed. The current market price of Linde Shares may, however, be influenced by the fact that the Bidder has published its decision to launch an Exchange Offer on June 1, 2017. It is, therefore, uncertain whether the share price of Linde Shares will remain at its previous level, or if it will increase or decrease after the Settlement of the Exchange Offer.

The Settlement of the Exchange Offer will lead to a reduction in the free float of Linde Shares. Against this background, it is expected that after the Settlement of the Exchange Offer, supply and demand of

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Linde Shares will be lower than current levels and that this will decrease the liquidity of Linde Shares. A lower liquidity of Linde Shares could lead to greater fluctuations in the price of Linde Shares compared to the past and it is possible that purchase and sale orders for Linde Shares cannot be executed in the short term, if at all.

The Settlement of the Exchange Offer, particularly the expected significant reduction of the free float of Linde Shares, may lead to Linde no longer being able to fulfill the respective index criteria for Linde Shares to remain part of, among others, the DAX 30. Additionally, Linde Shares may, depending on the rules and regulations of the respective indices, be replaced by Linde PLC Shares in one or more indices.

The Bidder expects that pursuant to the rules of the equity indices of Deutsche Börse AG per March 2017 the Linde Shares in the DAX 30 will be replaced by the Tendered Linde Shares once the acceptance ratio published by the Bidder amounts to at least 50%. The Bidder, Linde and Praxair will take appropriate steps to achieve that Tendered Linde Shares will remain included in the DAX 30 following the expiration of the Acceptance Period until the day after satisfaction of the last Closing Condition (see Section 12.1), or, if later, one working day after the expiry of the Additional Acceptance Period. Based on the current index inclusion criteria for the DAX 30 published by Deutsche Börse AG and the anticipated corporate structure, listings and expected market capitalization of Linde PLC, the Bidder anticipates that after the Settlement of the Exchange Offer the Linde PLC Shares will be included in the DAX 30 instead of the Tendered Linde Shares in due course as determined by Deutsche Börse AG.

This may lead to the exclusion of Linde Shares from one or several of these indices, in which case it is expected that index funds and institutional investors who retain the respective indices in their portfolios may refrain from acquiring additional Linde Shares and may sell their current Linde Shares or reduce their holdings of Linde Shares. A result of the increased supply of Linde Shares in connection with a decreased demand for Linde Shares may adversely affect the market price of the Linde Shares.

16.2	Possible Segment Change, Downlisting or Delisting

Following the Settlement of the Exchange Offer, the Bidder could agree with Linde (i) to effect a removal of Linde Shares from the sub-segment of the regulated market of, among others, the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing of Linde Shares on the regulated market (General Standard) (the “Segment Change”), (ii) to effect a removal of Linde Shares from the regulated market of, among others, the Frankfurt Stock Exchange and other German stock exchanges with the effect that Linde Shares could still be traded on the over-the-counter market of, among others, the Frankfurt Stock Exchange (Freiverkehr, so-called Open Market) or any comparable over-the-counter market or segment thereof of another German stock exchange (the “Downlisting”) or (iii) to effect a removal of Linde Shares from, among others, the Frankfurt Stock Exchange and all other German stock exchanges on which Linde Shares are listed on regulated market segments (the “Delisting”). The Downlisting and the Delisting, as the case may be, would be effected by way of an application by Linde and a subsequent revocation decision from the board of management of the Frankfurt Stock Exchange and any of the other German stock exchanges on which Linde Shares are listed on the respective regulated market.

In any of these cases Linde’s reporting obligations would be affected. In case of a Segment Change, the more stringent reporting obligations under the Prime Standard would no longer apply to Linde. In case of a Downlisting or in case of a Delisting, the reporting obligations of Linde would be further reduced or, respectively, cancelled completely.

A Downlisting and a Delisting would negatively affect the liquidity of Linde Shares. Linde Shareholders may therefore be unable to realize the value represented in Linde Shares they hold, or may only be able to do so with significant limitations and/or at a significant loss. A Downlisting would reduce the liquidity of Linde Shares. Following a Downlisting, Linde Shares could continue to trade on

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the over-the-counter market. The extent of the public listing market therefor and the availability of any quotations from such over-the-counter markets would depend upon the number of Linde Shareholders, the aggregate market value of Linde Shares remaining, the interest of maintaining such a market for Linde Shares on the part of any securities firms, and other factors which are beyond the control of the Bidder or Linde. A Delisting would remove Linde Shares from the regulated market without a subsequent trading on an over-the-counter market and could therefore make Linde Shares effectively illiquid.

Under German securities law, no protection is afforded to Linde Shareholders if the Bidder decides to pursue a Segment Change. A Downlisting or a Delisting, however, would require as a prerequisite for a successful application to the last German stock exchange on whose regulated market Linde Shares are traded, a formal offer in accordance with applicable rules of the Takeover Act to all remaining holders of Linde Shares by Linde, the Bidder or any third party acting as bidder. The consideration in such offer must be in cash and may not be less than (i) the weighted average domestic market price of Linde Shares during the last six (6) months prior to the publication of the decision to launch the public offer, or (ii) the highest consideration provided or agreed to by the respective bidder for the acquisition of Linde Shares within the last six (6) months prior to the publication of the respective offer document. Such offer required for the Downlisting or Delisting may not be subject to conditions. The cash consideration offered in case of a Downlisting or Delisting could be of the same value as the Offer Consideration, but could also be of a higher or lower value. Other requirements regarding the process of a Delisting and the applicable time frame for a Delisting in each of the German stock exchanges (including when the revocation of the admission to trading takes effect) are subject to the regulations of the individual stock exchanges.

In the event of a Segment Change, a Downlisting or a Delisting, Linde Shares could be excluded from one or more of the indices, as described in Section 16.1, which could lead to the consequences described therein.

16.3	Qualified majority of the Bidder in the general shareholders’ meeting of Linde

Following the Settlement of the Exchange Offer, the Bidder will have the qualified majority necessary to resolve or to approve all important corporate structural measures in a general shareholders’ meeting of Linde. Such resolutions include amendments of the articles of association, capital increases, the exclusion of pre-emptive rights in case of capital increases, the issuance of convertible bonds, the conclusion of a domination and profit and loss transfer agreement, transformations, mergers, liquidations and the sale of all or a substantial part of the assets held by Linde. Accordingly, potential Linde minority shareholders will not be in a position to materially influence important business decisions of Linde. Furthermore, the execution of one or more of these measures may lead to a Delisting of the Linde Shares.

16.4	Squeeze-Out

Following the Settlement of the Exchange Offer, up to three (3) proceedings could be available to the Bidder or German Intermediate Holding AG to seek a transfer to itself of the Linde Shares held by the minority shareholders. The implementation of a Squeeze-Out of the minority shareholders would ultimately, among other things, lead to the termination of the listing of the Linde Shares on, among others, the Frankfurt Stock Exchange. Refer to Section 9.5.5 for additional information.

16.5	Put Right pursuant to Section 39c Takeover Act

If the Bidder is entitled to request a Squeeze-Out under the Takeover Act, Linde Shareholders who did not accept the Exchange Offer would still be entitled, pursuant to Section 39c Takeover Act, to accept the Exchange Offer within the three (3)-month period following the expiration of the Acceptance

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Period (the “Put Right Period”). Pursuant to Section 23 para. 1 sentence 1 no. 4 Takeover Act, the Bidder is required to publish on the internet at http://www.lindepraxairmerger.com and in the German Federal Gazette (Bundesanzeiger) once it holds the number of Linde Shares allowing it to request a Squeeze-Out under the Takeover Act. The three (3)-month Put Right Period pursuant to Section 39c Takeover Act will only begin after the Bidder has complied with these publication obligations.

The information on the Settlement of the Exchange Offer described in Section 13 also applies correspondingly to the exercise of the put right within the Put Right Period (the “Put Right”):

•	In general, the exercise of the Put Right will be deemed to have been effected in time if, due to a Declaration of Acceptance (see Section 13.2(1)), the transfer of Linde Shares put to the Bidder (the “Linde Shares put to the Bidder”) into ISIN DE000A2E4L75 (WKN A2E 4L7) at Clearstream is completed no later than 6:00 p.m. (CET) on the second Business Day (inclusive) after the expiration of the Put Right Period.

•	If the Regulatory Condition, which may remain outstanding until twelve (12) months after the expiration of the Acceptance Period, is not satisfied by the end of the Put Right Period and has not been effectively waived, the Linde Shares put to the Bidder by effective transfer into ISIN DE000A2E4L75 at Clearstream will be settled (see Section 13.5) at the same time as the Tendered Linde Shares following satisfaction of the Regulatory Condition.

•	If the Regulatory Condition is satisfied prior to the end of the Put Right Period, (i) Linde Shares put to the Bidder by effective transfer into ISIN DE000A2E4L75 at Clearstream no later than 6:00 p.m. (CET) on the Business Day after publication of the satisfaction of the Regulatory Condition will be settled at the same time as the Tendered Linde Shares, and (ii) Linde Shares put to the Bidder following 6:00 p.m. (CET) on the Business Day after publication of the satisfaction of the Regulatory Condition and prior to expiration of the Put Right Period will be settled on a rolling basis twice weekly.

•	This settlement on a rolling basis following publication of the satisfaction of the Regulatory Condition will occur by direct transfer of the Linde Shares put to the Bidder under ISIN DE0006483001 (WKN 648300) by the Custodian Banks to the account of the Settlement Agent at Clearstream. Shares must be put no later than 4:00 p.m. (CET) on the cutoff date by delivery into ISIN DE0006483001 through a Clearstream participant, who holds the relevant shares with Clearstream, to the Clearstream participant account of the Settlement Agent and corresponding instructions by the relevant Clearstream participant to the Settlement Agent, and settlement will occur no later than three (3) Business Days following the applicable cutoff date and will include the Offer Consideration and any cash in lieu of fractional shares.

•	In case the Put Right Period ends less than four (4) Business Days after publication of the satisfaction of the Regulatory Condition, the Bidder will extend the Put Right Period and permit shares to be put for at least three (3) Business Days after 6:00 p.m. (CET) on the Business Day after publication of the satisfaction of the Regulatory Condition. The Bidder will publish the expiration date of the Put Right Period with publication of the satisfaction of the Regulatory Condition.

•	The Bidder will ensure that the Linde Shares put to the Bidder together with Tendered Linde Shares under ISIN DE000A2E4L75 (WKN A2E 4L7) will be admitted to trading on the regulated market (Regulierter Markt), of, among others, the Frankfurt Stock Exchange (see Section 13.8). Trading in Tendered Linde Shares and Linde Shares put to the Bidder on the regulated market (Regulierter Markt) of, among others, the Frankfurt Stock Exchange is expected to cease after the end of the regular stock exchange trading hours one working day after satisfaction of the last Closing Condition (see Section 12.1) or, if later, one working day after the expiry of the Additional Acceptance Period.

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17.	Rights of Withdrawal

17.1	Prerequisites

The following rights of withdrawal (Rücktrittsrechte) are provided to the Tendering Linde Shareholders:

(1)	Tendering Linde Shareholders may, at any time until the expiration of the Acceptance Period, withdraw from the agreements that were entered into as a consequence of the acceptance of the Exchange Offer.

(2)	In the event of an amendment of the Exchange Offer pursuant to Section 21 para. 1 Takeover Act, Tendering Linde Shareholders may, at any time until the expiration of the Acceptance Period (as may be extended as a result of the competing offers), withdraw from the agreements that were entered into as a consequence of the acceptance of the Exchange Offer if and to the extent that they have accepted the Exchange Offer prior to the publication of the amendment of the Exchange Offer (Section 21 para. 4 Takeover Act).

(3)	In the event of a competing offer by a third party for the Linde Shares pursuant to Section 22 para. 1 Takeover Act, Tendering Linde Shareholders may, at any time until the expiration of the Acceptance Period, withdraw from the agreements that were entered into as a consequence of the Exchange Offer.

Following the expiration of the Acceptance Period, withdrawal rights will cease, and any agreements that were entered into as a consequence of acceptance of the Exchange Offer cannot be withdrawn. There will be no withdrawal rights during the Additional Acceptance Period or during any Put Right Period.

17.2	Exercise of the right of withdrawal

Tendering Linde Shareholders may exercise their right of withdrawal pursuant to Section 17.1 only by taking the following steps prior to expiration of the Acceptance Period:

(1)	declaring their withdrawal to their Custodian Bank in a form that is accepted by such Custodian Bank with respect to declarations for a specified number of Tendered Linde Shares, and

(2)	instructing their Custodian Bank to arrange for a number of Tendered Linde Shares held in their securities deposit account for which they have declared their withdrawal to be rebooked under the ISIN DE0006483001 at Clearstream.

The declaration of withdrawal has to be made by the expiration of the Acceptance Period (as defined under Section 4.2). However, the declaration of withdrawal will only become effective if the Tendered Linde Shares, for which the withdrawal has been declared, have been rebooked to the ISIN DE0006483001 at Clearstream no later than 6:00 p.m. (CET) on the second Business Day following expiration of the Acceptance Period. Such transfer of the Tendered Linde Shares for which withdrawal has been declared to ISIN DE0006483001 at Clearstream must be procured by the Custodian Banks immediately following the receipt of the declaration of withdrawal. Following the transfer, Linde Shares can again be traded under ISIN DE0006483001.

The withdrawal of acceptance of the Exchange Offer is irrevocable. Tendered Linde Shares for which the right of withdrawal has been exercised are considered to have not been tendered in the Exchange Offer following the withdrawal. However, Tendering Linde Shareholders who have exercised their right of withdrawal may re-accept the Exchange Offer prior to the expiration of the relevant Acceptance Period as described in this Offer Document.

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18.	Information regarding cash benefits or other monetary benefits to members of Linde’s executive board and supervisory board

The material interests of members of the executive board of Linde and members of the supervisory board of Linde are summarized in more detail below:

18.1	Membership on Linde PLC’s Board of Directors

At the Completion of the Business Combination, Linde PLC will expand the size of its board of directors to twelve (12) board members and appoint Professor Dr. Wolfgang Reitzle, current chairman of the supervisory board of Linde, as chairman of the board of directors of Linde PLC.

18.2	Membership on Linde PLC Group Management Committee

•	Dr. Christian Bruch, current member of the executive board of Linde, will become the Head of Linde Engineering;

•	Mr. Bernd Eulitz, current member of the executive board of Linde, will become the Head of EMEA Gases; and

•	Mr. Sanjiv Lamba, current member of the executive board of Linde, will become the Head of APAC Gases.

18.3	Treatment of Equity Awards

Lindes executive board members and other key employees participate in Linde’s share-based incentive program for executives (the Linde LTIP). Under the Linde LTIP, executive board members and other key employees (including one employee representative who is a member of the supervisory board) are granted Linde stock options to subscribe to Linde Shares at a nominal value, subject to a four-year waiting period and the fulfillment of certain performance and other conditions. To become entitled to exercise Linde stock options, the Linde LTIP requires each beneficiary to continue to be employed with Linde throughout the applicable waiting periods (subject to certain good leaver provisions). In addition, beneficiaries who belong to certain top management levels of the Linde remuneration system (including members of the executive board of Linde) are required to make a personal investment in Linde Shares (which are herein referred to as “Investment Shares”) and continue to hold such Investment Shares throughout the applicable waiting periods. Linde awards one matching share for free for each Investment Share held throughout the applicable waiting period. All other beneficiaries are not required to acquire and hold Investment Shares to obtain Linde stock options, provided that if they do so voluntarily, they will be entitled to receive matching shares. Both the Linde stock options and the Linde matching share rights are granted under the Linde LTIP in annual tranches. The last tranche is expected to be granted in June 2017, and Linde may adopt a successor plan or cash equivalent arrangement to continue granting incentive awards on an annual basis until the consummation of the Exchange Offer.

As of June 2, 2017, the executive board members of Linde had 66,138 outstanding stock options and 7,436 outstanding matching share rights under the Linde LTIP.

Under the terms of the Linde LTIP, Linde is authorized to terminate the Linde LTIP and outstanding awards after the consummation of the Exchange Offer, in exchange for a cash payment. Pursuant to the Linde LTIP, the amount of such cash payment for each Linde stock option shall be determined in good faith (nach billigem Ermessen) by Linde considering certain criteria specified in the Linde LTIP conditions, including (i) the degree of the achievement of the performance targets set forth in the Linde LTIP at the time of consummation of the Exchange Offer, (ii) the elapsed time of the waiting period applicable for the respective Linde LTIP tranches up to the time of consummation of the Exchange Offer, and (iii) the market capitalization and the business prospects of Linde, as they were expected to

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develop without taking into consideration the Exchange Offer and its consummation. Such criteria also apply to Linde matching share rights to the extent applicable and with such adjustments as are necessary. Linde intends to terminate the Linde LTIP on this basis immediately after the consummation of the Exchange Offer for participants other than executive board members of Linde.

With respect to the executive board members of Linde, each executive board member has agreed that the Linde LTIP will not terminate upon the consummation of the Exchange Offer with respect to his awards. Instead, Linde will terminate the Linde LTIP immediately after the post-completion reorganization of Linde becomes effective (please see Section 9.5.5), so long as such reorganization occurs within 18 months after the consummation of the Exchange Offer. If the Linde LTIP is terminated, then the executive board member will receive, in respect of his Linde stock options and Linde matching share rights, the cash payment described above.

If the reorganization does not occur within such 18-month period, then no such termination will occur with respect to the executive board members of Linde AG. If the waiting period with respect to any Linde stock option or Linde matching share right held by an executive board member expires before the Linde LTIP is terminated (if such termination occurs at all), then:

•	The executive board member may exercise such Linde stock option for cash until the earlier of (x) 18 months after the consummation of the Exchange Offer and (y) the termination of the Linde LTIP.

•	If the Linde stock option remains unexercised at the Linde LTIP termination time, then the Linde stock option will be terminated and the executive board member will receive an amount in cash as described above and fully vested Linde plc stock options in an amount determined, and on such terms, as described below.

•	Linde matching share rights will be settled in cash in accordance with the Linde LTIP.

18.4	Treatment of Investment Shares

Linde will permit the beneficiaries of the Linde LTIP, and will require the current members of the executive board, to tender their Investment Shares in the Exchange Offer without forfeiture of the respective option rights and matching share rights under the Linde LTIP, provided that such beneficiary continues to hold the Linde PLC shares received in exchange for the Investment Shares at consummation of the Exchange Offer until the earlier of (i) the expiry of the applicable waiting periods set forth in the Linde LTIP for its respective tranches or, (ii) if such Linde LTIP equity awards are replaced by Linde PLC stock options and Linde PLC RSUs as described below, then a portion of such Linde PLC shares must be held until the waiting periods set forth in the respective Linde PLC awards expire (see Section 18.6).

18.5	Treatment of Deferral Shares

Executive board members are required to use after-tax proceeds of 40 % of their annual variable cash compensation to purchase Linde Shares and hold them for at least four (4) years (the “Deferral Shares”). Linde will require active executive board members to tender their Deferral Shares in the Exchange Offer, and will provide that such tender will not result in any breach of their respective obligations or forfeiture of their respective rights under their employment agreements, provided that such executive board members continue to hold the Linde PLC Shares received in exchange for the Deferral Shares at the Settlement of the Exchange Offer until the expiry of the applicable waiting periods set forth in the executive board members’ employment agreements for the respective tranches and further provided that the executive board members will make their Deferral Share investments in Linde PLC shares after the consummation of the Exchange Offer. The chairman of the supervisory board holds deferral shares from his former position as member of the executive board. He was released from the obligation to hold such shares and has declared that he will tender such shares in the Exchange Offer (see Section 18.7).

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18.6	New Linde PLC Plan

Following the termination of the Linde LTIP in accordance with the foregoing (refer to Section 6.2.7) (that is, for non-executive board members after the consummation of the Exchange Offer, and for the executive board members after the implementation of the post-completion reorganization (please see Section 9.5.5), Linde PLC will grant to the beneficiaries replacement equity awards in the form of Linde PLC stock options, in respect of a portion of the terminated Linde stock options (the “Linde PLC Stock Options”), and restricted share units (the “Linde PLC RSUs”), in respect of terminated Linde matching share rights. The number of stock options and Linde PLC RSUs awarded to a beneficiary will reflect (i) the number of equity awards of the relevant type outstanding as of closing of the Exchange Offer, (ii) multiplied by the exchange ratio, (iii) adjusted to reflect, on a prorated basis, the remaining portion of the respective four-year waiting period for each tranche and (iv) further adjusted to reflect Linde’s good faith consideration of the criteria set forth in the Linde LTIP conditions (to the extent applicable) in determining the cash payments upon termination.

The Linde PLC stock options will have an exercise price equal to the nominal value strike price that applied to the terminated Linde stock options, adjusted for the exchange ratio. The waiting period for each tranche of Linde PLC stock options and Linde PLC RSUs will correspond to the remainder of the respective original waiting period under the Linde LTIP, and the exercise period in respect of the Linde PLC stock options will be the same as the exercise period that applied to the terminated Linde stock options.

Vesting of the Linde PLC stock options and Linde PLC RSUs will be conditioned on continued employment through the applicable waiting periods (subject to certain good leaver provisions). To become entitled to exercise Linde PLC stock options and to earn Linde PLC RSUs, each beneficiary who belongs to certain top management levels of the Linde remuneration system must hold a specified number of Linde PLC shares until the expiry of the waiting periods applicable to the corresponding Linde PLC RSUs. For all other beneficiaries such holding of Linde PLC shares is generally voluntary but required to earn Linde PLC RSUs.

18.7	Share Ownership Policy

Linde’s supervisory board members made a personal commitment to the supervisory board that they would use 25 % of the fixed gross remuneration payable in each fiscal year to purchase Linde Shares and hold these shares during their respective terms of office. This commitment does not apply to any supervisory board member who (i) remits at least 85 % of his or her fixed gross compensation to the Hans Böckler Foundation in accordance with the guidelines of the Confederation of German Trade Unions (DGB), (ii) is obligated to remit at least 85 % of his or her fixed compensation to his or her employer pursuant to the terms of a service or employment contract or (iii) was appointed after Linde suspended the commitment (as set forth below). If any supervisory board member remits less than 85 % of his or her fixed compensation to the Hans Böckler Foundation or his or her employer, then the personal commitment will apply to 25 % of the remaining portion of the supervisory board member’s fixed gross compensation. Due to potential restrictions relating to inside information and insider trading, during negotiations of the business combination, Linde suspended the commitment for members of Linde’s supervisory board to acquire additional shares. In connection with the conclusion of the Business Combination Agreement, Linde has released the members of the supervisory board from their commitments to continue to hold previously acquired Linde Shares.

The supervisory board members holding Linde Shares, who jointly hold 13,177 Linde Shares as of June 1, 2017, have declared that they will tender their respectively held Linde Shares in the Exchange Offer. However, one supervisory board member who is an employee representative holds Investment Shares, and the commitment to hold Investment Shares will continue pursuant to the principles described under Section 18.4 above.

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18.8	Severance

With respect to any member of Linde’s executive board other than Prof. Dr. Aldo Belloni, the respective service agreements contemplate severance benefits of the executive board member if his service agreement is terminated without cause within nine (9) months following the date of a change of control relating to Linde (which would include the consummation of the Exchange Offer), by mutual consent or as a result of a failure to renew the agreement at the appropriate time, or as a result of the resignation of the executive board member due to his position being “affected more than insignificantly” (“mehr als nur unwesentlich beeinträchtigt”) by the transaction giving rise to a change of control (which the executive board member has the burden to demonstrate). In such cases, such executive board member will be generally entitled to receive the severance benefits under his service agreement, subject to a cap equal to two (2) times the annual cash compensation (the sum of his fixed annual cash compensation plus the 60 % component of the variable cash compensation that is payable in cash and is not required to be reinvested in Linde Shares (the “Annual Cash Compensation”). If, at the time of termination of employment, less than two (2) years remain in the term of the service agreement, the severance pay shall be calculated pro rata with respect to such remaining term. In the event that the Annual Cash Compensation for the year of termination is significantly higher or lower than the immediately preceding year’s Annual Cash Compensation, the supervisory board has discretion to adjust the Annual Cash Compensation used for the purposes of calculating severance. If the executive board member receives benefits in connection with a transaction giving rise to a change of control from a majority shareholder or other entity, the full amount of such benefits will be offset against the severance payments. In the case of Dr. Sven Schneider, his service agreement sets forth that the above rules shall not apply to him in the case of the business combination described in this document.

Further, each executive board member will be entitled to receive an additional payment equal to the Annual Cash Compensation, unless such member has served on the executive board for less than three (3) years or if he has not yet reached the age of 52 or has already reached the age of 63 when his service agreement terminates.

18.9	Indemnification

The Business Combination Agreement generally requires Linde PLC to, or cause one of its subsidiaries to, indemnify all past and present directors, officers and employees of Linde and any of its subsidiaries, each referred to as an indemnified party, to the same extent such indemnified parties were indemnified by Linde and its subsidiaries as of the date of the Business Combination Agreement subject to any restrictions of applicable law. The Business Combination Agreement also requires Linde (and in the event Linde AG is unable to, Linde PLC) to obtain a ten-year “tail” policy for the extension of Linde’s directors’ and officers’ liability coverage of Linde’s existing directors’ and officers’ insurance policies and Linde’s fiduciary liability insurance policies for not less than the existing coverage and having other terms not less favorable to the insured persons. If Linde or Linde PLC for any reason fail to obtain such “tail” policy , Linde PLC will continue to maintain, for ten years following the Business Combination, either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Praxair or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons.

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18.10	Other Interests

Professor Dr. Wolfgang Reitzle, current chairman of the supervisory board of Linde and, in the case of completion of the business combination, chairman of the Linde PLC Board, is advisory partner of Perella Weinberg, London, which this advisory mandate is currently inactive (since June 2016). Perella Weinberg is acting as financial advisor to Linde in connection with the business combination and will receive a commission in connection with the transaction.

19.	Results of the Exchange Offer and other announcements

In addition to publications of the Bidder described in other Sections of this Offer Document, the Bidder will also issue the following publications and notifications throughout the Exchange Offer:

According to Section 23 para. 1 Takeover Act, the Bidder will publish the total number of Linde Shares to which it, persons acting jointly with it, and their subsidiaries are entitled, including the percentage of the share capital and the number of voting rights pursuant to Section 25 Securities Trading Act, in addition to the number of Tendered Linde Shares resulting from the Declarations of Acceptance received by the Bidder, including the percentage of the share capital of these shares and the voting rights:

•	on a weekly basis following the publication of this Offer Document and on a daily basis during the last week prior to the expiration of the Acceptance Period;

•	without undue delay following the expiration of the Acceptance Period;

•	without undue delay following the expiration of the Additional Acceptance Period (the “Announcement of Results”); and

•	without undue delay as soon as the Exchange Offer has been accepted for more than 95 % of the voting shares in accordance with Section 39a Takeover Act in Linde enabling the Bidder to effect a Squeeze-Out pursuant to Section 39a Takeover Act.

on the internet under http://www.lindepraxairmerger.com, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States, and the Bidder will inform the BaFin thereof.

Pursuant to Section 23 para. 2 Takeover Act, the Bidder will continue to publish on the internet at http://www.lindepraxairmerger.com, in the German Federal Gazette (Bundesanzeiger) and, to the extent required, by way of an English language press release in the United States, and inform BaFin of any direct and/or indirect acquisition of Linde Shares by the Bidder, by persons acting jointly with the Bidder in the meaning of Section 2 para. 5 sentence 1 and 3 Takeover Act, or by their subsidiaries, either on or off a stock market, in the time period from the publication of this Offer Document until the publication under Section 23 para. 1 sentence 1 no. 2 Takeover Act, as well as any direct and/or indirect acquisition of Linde Shares prior to the end of the year following the publication pursuant to Section 23 para. 1 sentence 1 no. 2 Takeover Act stating the nature and amount of consideration.

In the cases of Section 23 paras. 1 and 2 Takeover Act, an acquisition pursuant to Section 31 para. 6 Takeover Act is equivalent to an agreement based on which the transfer of shares can be demanded.

20.	Information regarding tax

The material taxation principles are set out in the section “[—] Material Tax Considerations” of Annex 3 of this Offer Document. There you will find detailed information on the German tax treatment of the Offer Consideration (please refer to the more detailed description in the section “[—] Material German Tax Consequences” of Annex 3) that will be paid by Linde Shareholders with tax residency in Germany as well as United States, United Kingdom and Irish material tax consequences in respect of the Exchange Offer and holding Linde PLC Shares.

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This information regarding tax does not constitute a summary of the tax aspects described in the section “[—] Material Tax Considerations” of Annex 3 of this Offer Document, and shall not replace or serve as a substitute for reading the information provided therein. The Bidder recommends that every Linde Shareholder obtain tax advice regarding the relevant tax implications of accepting the Exchange Offer, particularly taking into account their personal financial circumstances, prior to accepting the Exchange Offer.

21.	Applicable law; place of jurisdiction

The Exchange Offer and the agreements concluded with the Bidder as a result of the acceptance of the Exchange Offer are governed by German law. The exclusive place of jurisdiction for all legal disputes arising from, or in connection with the Exchange Offer (and any agreement which comes into existence as a result of acceptance of the Exchange Offer), to the extent legally permissible, is Frankfurt am Main, Germany.

22.	Declaration of acceptance of responsibility for the contents of this Offer Document

Linde PLC, registered under the laws of Ireland and with its registered office at Ten Earlsfort Terrace, Dublin 2, DO2 T380, Ireland and its principal executive offices at The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom assumes responsibility for the contents of this Offer Document, pursuant to Section 11 para. 3 Takeover Act and declares that, to the best of its knowledge, the information contained in this Offer Document is correct and no material facts are omitted.

23.	Signatures

[—] 2017

Linde PLC

Guillermo Bichara Garcia Director	Andrew Brackfield Director
Christopher Cossins Director	Richard Steinseifer Director

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Annex 1

Persons Acting jointly with the Bidder

as of June 1, 2017

Company	Registered Office
Enceladus Holding Limited	Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland
Arthur Cox	Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland
Cumberland Corporate Services Limited	6th Floor, 2 Grand Canal Square, Dublin 2, Ireland
Lower Mount Limited	6th Floor, 2 Grand Canal Square, Dublin 2, Ireland
Frymount Limited	6th Floor, 2 Grand Canal Square, Dublin 2, Ireland
William Fry	6th Floor, 2 Grand Canal Square, Dublin 2, Ireland
William Fry Limited	6th Floor, 2 Grand Canal Square, Dublin 2, Ireland
German Intermediate Holding GmbH	[—]
German Intermediate Holding AG	[—]

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Annex 2

Persons Acting jointly with Linde (Subsidiaries of Linde)

as of May 29, 2017

Company	Registered Office	Registered City
HELISON PRODUCTION S.p.A.	Algeria	Skikda
Linde Gas Algerie S.p.A.	Algeria	Algiers
GI/LINDE ALGERIE SPA	Algeria	Algiers
AFROX—África Oxigénio, Limitada	Angola	Luanda
Grupo Linde Gas Argentina S.A.	Argentina	Buenos Aires
Linde Salud S.A.	Argentina	Buenos Aires
BOC GASES ARUBA N.V.	Aruba	Santa Cruz
AUSCOM HOLDINGS PTY LIMITED	Australia	North Ryde
BOC AIP Limited Partnership	Australia	North Ryde
BOC Australia Pty Limited	Australia	North Ryde
BOC CUSTOMER ENGINEERING PTY LTD	Australia	North Ryde
BOC GASES FINANCE LIMITED	Australia	North Ryde
BOC GROUP PTY LIMITED	Australia	North Ryde
BOC Limited (Australia)	Australia	North Ryde
BOGGY CREEK PTY LIMITED	Australia	North Ryde
ELGAS AUTOGAS PTY LIMITED	Australia	North Ryde
ELGAS LIMITED	Australia	North Ryde
ELGAS RETICULATION PTY LIMITED	Australia	North Ryde
Linde (Australia) Pty. Ltd.	Australia	North Ryde
PACIFIC ENGINEERING SUPPLIES PTY LIMITED	Australia	North Ryde
SOUTH PACIFIC WELDING GROUP PTY LIMITED	Australia	North Ryde
TIAMONT PTY LIMITED	Australia	North Ryde
UNIGAS JOINT VENTURE PARTNERSHIP	Australia	Mulgrave
UNIGAS TRANSPORT FUELS PTY LTD	Australia	North Ryde
ELGAS LIMITED	Australia	Auckland
Linde Australia Holdings Pty Limited	Australia	North Ryde
Linde Österreich Holding GmbH	Austria	Stadl-Paura
Gist Österreich GmbH	Austria	Wallern an der Trattnach
Linde Electronics GmbH	Austria	Stadl-Paura
Linde Gas GmbH	Austria	Stadl-Paura
PROVISIS Gase & Service GmbH	Austria	Bad Wimsbach-Neydharting
Linde Bangladesh Limited	Bangladesh	Dhaka
BANGLADESH OXYGEN LIMITED	Bangladesh	Dhaka
BOC Bangladesh Limited	Bangladesh	Dhaka
“Linde Gaz Bel” FLLC	Belarus	Telmy
Gist Belgium BVBA	Belgium	Lochristi
Linde Gas Belgium NV	Belgium	Grimbergen
Linde Homecare Belgium SPRL	Belgium	Sclayn
PRIESTLEY COMPANY LIMITED	Bermuda	Hamilton
The Hydrogen Company of Paraguana Ltd.	Bermuda	Hamilton
AFROX GAS & ENGINEERING SUPPLIES (BOTSWANA) (PTY) LIMITED	Botswana	Gaborone
AUTOGAS (BOTSWANA) (PROPRIETARY) LIMITED	Botswana	Gaborone

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Company	Registered Office	Registered City
BOTSWANA OXYGEN COMPANY (PTY) LIMITED	Botswana	Gaborone
BOTSWANA STEEL ENGINEERING (PTY) LIMITED	Botswana	Gaborone
HANDIGAS (BOTSWANA) (PTY) LIMITED	Botswana	Gaborone
HEAT GAS (PTY) LIMITED	Botswana	Gaborone
KIDDO INVESTMENTS (PTY) LIMITED	Botswana	Gaborone
Cryostar do Brasil Equipamentos Rotativos & Criogenicos Ltda.	Brazil	Vinhedo
Linde Gases Ltda.	Brazil	Barueri
LINDE-BOC GASES LIMITADA	Brazil	Barueri
Linde Engenharia Do Brasil Ltda.	Brazil	Barueri
BOC LIENHWA (BVI) HOLDING Co., Ltd.	British Virgin Islands	Tortola
AUECC (BVI) HOLDINGS LIMITED	British Virgin Islands	Tortola
KEY PROOF INVESTMENTS LIMITED	British Virgin Islands	Tortola
PURE QUALITY TECHNOLOGY LIMITED	British Virgin Islands	Tortola
SHINE SKY INTERNATIONAL COMPANY LIMITED	British Virgin Islands	Tortola
SKY WALKER GROUP LIMITED	British Virgin Islands	Tortola
Linde Gas Bulgaria EOOD	Bulgaria	Stara Zagora
Cen-Alta Welding Supplies Ltd.	Canada	Calgary
Linde Canada Limited	Canada	Mississauga
Linde Process Plants Canada Inc.	Canada	Calgary
1536502 Ontario Inc.	Canada	Hamilton
LINCARE OF CANADA INC.	Canada	Toronto
177470 CANADA INC.	Canada	Mississauga
177472 CANADA INC.	Canada	Mississauga
44001 ONTARIO LIMITED	Canada	Mississauga
BOC de Chile S.A.	Chile	Providencia
Linde Gas Chile S.A.	Chile	Santiago
BOC-TISCO GASES CO., Ltd	China	Taiyuan
Guangkong Industrial Gases Company Limited	China	Guangzhou
Guangzhou GISE Gases Co., Ltd.	China	Guangzhou
Guangzhou Pearl River Industrial Gases Company Limited	China	Guangzhou
Linde Dahua (Dalian) Gases Co., Ltd	China	Dalian
Linde GISE Gas (Shenzhen) Co., Ltd	China	Shenzhen
Ma’anshan BOC-Ma Steel Gases Company Limited (aka BMG)	China	City of Maanshan
Shanghai HuaLin Industrial Gases Co. Ltd.	China	Shanghai
Linde Engineering (Dalian) Co. Ltd.	China	Dalian
Beijing Fudong Gas Products Co., Ltd.	China	Beijing
Guangzhou GNIG Industrial Gases Company Limited	China	Guangzhou
Linde Carbonic (Wuhu) Company Ltd.	China	Wuhu
Linde Carbonic Company Ltd., Shanghai	China	Shanghai
Linde Arooxy (Xi’an) Life Science Co., Ltd.	China	Xi’an
Dalian Xizhong Island Linde Industrial Gases Co., Ltd.	China	Dalian
Linde Engineering (Hangzhou) Co. Ltd.	China	Hangzhou
Linde Huachang (Zhangjiagang) Gas Co. Ltd.	China	Zhangjiagang

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Company	Registered Office	Registered City
Linde Carbonic Co. Ltd., Tangshan	China	Qian’an
Shanghai BOC Huayang Carbon Dioxide Co., Ltd.	China	Shanghai
Linde Gases (Yantai) Co., Ltd.	China	Yantai
Shenzhen Feiying Industrial Gases Company Limited	China	Shenzhen
Anhui JuLan Industrial Gases Co., Ltd.	China	Lu’an
ASIA UNION (SHANGHAI) ELECTRONIC CHEMICAL COMPANY LIMITED	China	Shanghai
AUECC Shanghai	China	Shanghai
AUECC Shanghai Co. Ltd.	China	Shanghai
BOC (China) Holdings Co., Ltd.	China	Shanghai
BOC Gases (Nanjing) Company Limited	China	Nanjing
BOC Gases (Suzhou) Co., Ltd.	China	Suzhou
BOC Gases (Tianjin) Company Limited	China	Tianjin
BOCLH Industrial Gases (Chengdu) Co., Ltd	China	Chengdu
BOCLH Industrial Gases (DaLian) Co., Ltd.	China	Dalian
BOCLH Industrial Gases (Shanghai) Co., Ltd.	China	Shanghai
BOCLH Industrial Gases (Songjiang) Co., Ltd.	China	Shanghai
BOCLH Industrial Gases (Suzhou) Co., Ltd.	China	Suzhou
BOCLH Industrial Gases (Waigaoqiao) Co., Ltd. (aka CONFEDERATE TRADING (SHANGHAI) COMPANY LIMITED)	China	Shanghai
BOCLH Industrial Gases (Xiamen) Co., Ltd.	China	Xiamen
Cryostar Cryogenic Equipments (Hangzhou) Co. Ltd.	China	Hangzhou
Fuzhou Linde Lienhwa Gases Co., Ltd	China	Fuqing
Hangzhou Linde International Trading Co., Ltd.	China	Hangzhou
Jianyang Linde Medical Gases Company Limited	China	Jianyang
Linde (Quanzhou) Carbon Dioxide Co. Ltd.	China	Quanzhou
Linde Electronics & Specialty Gases (Suzhou) Co Ltd.	China	Suzhou
Linde Gas Ningbo Ltd.	China	Ningbo
Linde Gas Shenzhen Ltd.	China	Shenzhen
Linde Gas Southeast (Xiamen) Ltd.	China	Xiamen
Linde Gas Xiamen Ltd.	China	Xiamen
Linde Gas Zhenhai Ltd.	China	Ningbo
Linde Gases (Changzhou) Company Limited	China	Changzhou
Linde Gases (Chengdu) Co., Ltd.	China	Chengdu
Linde Gases (Fushun) Co., Ltd.	China	Fushun
Linde Gases (Hefei) Co., Ltd.	China	Hefei
Linde Gases (Huizhou) Co., Ltd.	China	Huizhou
Linde Gases (Langfang) Co., Ltd.	China	Langfang
Linde Gases (Meishan) Co., Ltd.	China	Meishan
Linde Gases (Nanjing) Company Limited	China	Nanjing
Linde Gases (Shanghai) Co., Ltd.	China	Shanghai
Linde Gases (Suzhou) Company Limited	China	Suzhou
Linde Gases (Xuzhou) Company Limited	China	Xuzhou
Linde Gases (Zhangzhou) Co., Ltd.	China	Zhangzhou
Linde Gases Daxie Company Limited	China	Ningbo
Linde Lienhwa China Holding Co., Ltd.	China	Shanghai
Linde Lienhwa Gases (BeiJing) Co., Ltd.	China	Beijing
Linde Lienhwa Gases (Chengdu) Co., Ltd.	China	Chengdu
Linde Lienhwa Gases (Wuhan) Co., Ltd	China	Wuhan

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Company	Registered Office	Registered City
Linde Lienhwa Industrial Gases (Xianyang) Co., Ltd.	China	Xianyang
Linde Nanjing Chemical Industrial Park Gases Co., Ltd.	China	Nanjing
Linde Qiangsheng Gases (Nanjing) Co., Ltd.	China	Nanjing
Shanghai BOC Industrial Gases Company Limited	China	Shanghai
Shanghai Linhua Gas Transportation Co., Ltd.	China	Shanghai
Spectra Gases (Shanghai) Trading Co., LTD.	China	Shanghai
ZHENJIANG XINHUA INDUSTRIAL GASES CO., LTD.	China	Zhenjiang
Linde Colombia S.A.	Colombia	Bogotá
REMEO Medical Services S.A.S.	Colombia	Bogotá
LINDE ENERGY SERVICES S.A.S. E.S.P.	Colombia	Bogotá
RDC GASES & WELDING (DRL) LIMITED	Congo, The Democratic Republic of the	Lubumbashi
Linde Gas Curaçao N.V.	Curaçao	Willemstad
LINDE HADJIKYRIAKOS GAS LIMITED	Cyprus	Nicosia
GISTRANS Czech Republic s.r.o.	Czech Republic	Olomouc
Linde Gas a.s.	Czech Republic	Prague
Linde Sokolovská s.r.o.	Czech Republic	Prague
AGA A/S	Denmark	Copenhagen
LINDE GAS DOMINICANA, S.R.L.	Dominican Republic	Santo Domingo
Agua y Gas de Sillunchi S.A.	Ecuador	Quito
Linde Ecuador S.A.	Ecuador	Quito
AS Eesti AGA	Estonia	Tallinn
Kiinteistö Oy Karakaasu	Finland	Espoo
Kiinteistö Oy Karaportti	Finland	Espoo
LINDE INVESTMENTS FINLAND OY	Finland	Helsinki
Oy AGA Ab	Finland	Espoo
TK-Teollisuuskaasut Oy	Finland	Espoo
Linde France S.A.	France	Saint-Priest
Linde Holdings SAS	France	Saint-Priest
CRYOSTAR SAS	France	Hésingue
GIST FRANCE S.A.R.L.	France	Garges-lès-Gonesse
LINDE ELECTRONICS SAS	France	Saint-Priest
LINDE HOMECARE FRANCE SAS	France	Saint-Priest
The Boc Group S.A.S.	France	Hésingue
Blue LNG Beteiligungsgesellschaft mbH	Germany	Hamburg
Blue LNG GmbH & Co. KG	Germany	Hamburg
Commercium Immobilien- und Beteiligungs-GmbH	Germany	Munich
Gas & More GmbH	Germany	Pullach
Gasbus Beteiligungsgesellschaft mbH	Germany	Hamburg
Hydromotive GmbH & Co. KG	Germany	Leuna
Hydromotive Verwaltungs-GmbH	Germany	Leuna
Light Blue LNG GmbH	Germany	München
Linde Electronics GmbH & Co. KG	Germany	Pullach
Linde Electronics Verwaltungs GmbH	Germany	Pullach
Linde Gas Produktionsgesellschaft mbH & Co. KG	Germany	Pullach
Linde Gas Therapeutics GmbH	Germany	Oberschleißheim
Linde Gas Verwaltungs GmbH	Germany	Pullach
Linde Hydrogen Concepts GmbH	Germany	Pullach

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Company	Registered Office	Registered City
Linde Remeo Deutschland GmbH	Germany	Blankenfelde-Mahlow
Linde Schweißtechnik GmbH	Germany	Pullach
Linde US Beteiligungs GmbH	Germany	Munich
Linde Welding GmbH	Germany	Pullach
MTA GmbH Medizin-Technischer-Anlagenbau	Germany	Mainhausen
Nauticor Beteiligungs-GmbH	Germany	Hamburg
Nauticor GmbH & Co. KG	Germany	Hamburg
Selas-Linde GmbH	Germany	Pullach
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Germany	Würzburg
Unterbichler Gase GmbH	Germany	Munich
Linde Hellas Monoprosopi E.P.E.	Greece	Mandra
BOC NO. 1 LIMITED	Guernsey	Saint Peter Port
BOC NO. 2 LIMITED	Guernsey	Saint Peter Port
Linde GISE Gases (Hong Kong) Company Limited	Hong Kong	Hong Kong
BRITISH OXYGEN (HONG KONG) LIMITED	Hong Kong	Hong Kong
HKO DEVELOPMENT COMPANY LIMITED	Hong Kong	Kowloon
LIEN HWA INDUSTRIAL GASES (HK) LIMITED	Hong Kong	Wan Chai
Linde Gas (H.K.) Limited	Hong Kong	Hong Kong
Linde HKO Limited	Hong Kong	Hong Kong
NEW SINO GASES COMPANY LIMITED	Hong Kong	Tai Po
Hong Kong Oxygen & Acetylene Company Limited	Hong Kong	Kowloon
Linde Gáz Magyarország Zrt.	Hungary	Répcelak
ISAGA ehf.	Iceland	Reykjavík
BELLARY OXYGEN COMPANY PRIVATE LIMITED	India	Bellary
LINDE INDIA LIMITED	India	Calcutta
Linde Engineering India Private Limited	India	New Delhi
Linde Global Support Services Private Limited	India	Calcutta
P.T. Gresik Power Indonesia	Indonesia	Jakarta
P.T. Gresik Gases Indonesia	Indonesia	Jakarta
P.T. Townsville Welding Supplies	Indonesia	Jakarta
PT. LINDE INDONESIA	Indonesia	Jakarta
BOC (TRADING) LIMITED	Ireland	Dublin
BOC GASES IRELAND HOLDINGS LIMITED	Ireland	Dublin
BOC Gases Ireland Limited	Ireland	Dublin
BOC INVESTMENT HOLDING COMPANY (IRELAND) LIMITED	Ireland	Dublin
Commercium Immobilien- und Beteiligungs-GmbH	Germany	Munich
Gas & More GmbH	Germany	Pullach
Gasbus Beteiligungsgesellschaft mbH	Germany	Hamburg
Hydromotive GmbH & Co. KG	Germany	Leuna
Hydromotive Verwaltungs-GmbH	Germany	Leuna
Light Blue LNG GmbH	Germany	München
Linde Electronics GmbH & Co. KG	Germany	Pullach
Linde Electronics Verwaltungs GmbH	Germany	Pullach
Linde Gas Produktionsgesellschaft mbH & Co. KG	Germany	Pullach
Linde Gas Therapeutics GmbH	Germany	Oberschleißheim
Linde Gas Verwaltungs GmbH	Germany	Pullach
Linde Hydrogen Concepts GmbH	Germany	Pullach
Linde Remeo Deutschland GmbH	Germany	Blankenfelde-Mahlow

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Company	Registered Office	Registered City
Linde Schweißtechnik GmbH	Germany	Pullach
Linde US Beteiligungs GmbH	Germany	Munich
Linde Welding GmbH	Germany	Pullach
MTA GmbH Medizin-Technischer-Anlagenbau	Germany	Mainhausen
Nauticor Beteiligungs-GmbH	Germany	Hamburg
Nauticor GmbH & Co. KG	Germany	Hamburg
Selas-Linde GmbH	Germany	Pullach
Tega-Technische Gase und Gasetechnik Gesellschaft mit beschränkter Haftung	Germany	Würzburg
Unterbichler Gase GmbH	Germany	Munich
Linde Hellas Monoprosopi E.P.E.	Greece	Mandra
BOC NO. 1 LIMITED	Guernsey	Saint Peter Port
BOC NO. 2 LIMITED	Guernsey	Saint Peter Port
Linde GISE Gases (Hong Kong) Company Limited	Hong Kong	Hong Kong
BRITISH OXYGEN (HONG KONG) LIMITED	Hong Kong	Hong Kong
HKO DEVELOPMENT COMPANY LIMITED	Hong Kong	Kowloon
LIEN HWA INDUSTRIAL GASES (HK) LIMITED	Hong Kong	Wan Chai
Linde Gas (H.K.) Limited	Hong Kong	Hong Kong
Linde HKO Limited	Hong Kong	Hong Kong
NEW SINO GASES COMPANY LIMITED	Hong Kong	Tai Po
Hong Kong Oxygen & Acetylene Company Limited	Hong Kong	Kowloon
Linde Gáz Magyarország Zrt.	Hungary	Répcelak
ISAGA ehf.	Iceland	Reykjavík
BELLARY OXYGEN COMPANY PRIVATE LIMITED	India	Bellary
LINDE INDIA LIMITED	India	Calcutta
Linde Engineering India Private Limited	India	New Delhi
Linde Global Support Services Private Limited	India	Calcutta
P.T. Gresik Power Indonesia	Indonesia	Jakarta
P.T. Gresik Gases Indonesia	Indonesia	Jakarta
P.T. Townsville Welding Supplies	Indonesia	Jakarta
PT. LINDE INDONESIA	Indonesia	Jakarta
BOC (TRADING) LIMITED	Ireland	Dublin
BOC GASES IRELAND HOLDINGS LIMITED	Ireland	Dublin
BOC Gases Ireland Limited	Ireland	Dublin
BOC INVESTMENT HOLDING COMPANY (IRELAND) LIMITED	Ireland	Dublin
BOC Investments Ireland Unlimited Company	Ireland	Dublin
COOPER CRYOSERVICE LIMITED	Ireland	Dublin
Gist Distribution Limited	Ireland	Dublin
BOC GASES IRELAND HOLDINGS LIMITED	Ireland	Dublin
BOC Gases Ireland Limited	Ireland	Dublin
BOC INVESTMENT HOLDING COMPANY (IRELAND) LIMITED	Ireland	Dublin
BOC Investments Ireland Unlimited Company	Ireland	Dublin
COOPER CRYOSERVICE LIMITED	Ireland	Dublin
Gist Distribution Limited	Ireland	Dublin
PRIESTLEY DUBLIN BOC COMPANY LIMITED	Ireland	Dublin
Linde Gas Italia S.r.l.	Italy	Arluno
LINDE MEDICALE Srl	Italy	Arluno
Helison Marketing Limited	Jersey	Saint Helier

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Company	Registered Office	Registered City
ALBOC (JERSEY) LIMITED	Jersey	Saint Helier
BOC AUSTRALIAN FINANCE LIMITED	Jersey	Saint Helier
BOC PREFERENCE LIMITED	Jersey	Saint Helier
Linde Gas Jordan Ltd	Jordan	Zarqa
TOO Linde Gaz Kazakhstan	Kazakhstan	Almaty
BOC Kenya Limited	Kenya	Nairobi
EAST AFRICAN OXYGEN LIMITED	Kenya	Nairobi
PSG Co., Ltd.	Korea, Republic of	Busan
Linde Korea Co., Ltd.	Korea, Republic of	Pohang
PS Chem Co., Ltd.	Korea, Republic of	Gyeongsangnam-do
Sam Kwang Gas Tech Co., Ltd.	Korea, Republic of	Seoul
Linde Engineering Korea Ltd.	Korea, Republic of	Seoul
AGA SIA	Latvia	Riga
LINDE MATERIAL HANDLING SARL	Lebanon	Beirut
AFROX (LESOTHO) (PTY) LTD	Lesotho	Maseru
LESOTHO OXYGEN COMPANY (PTY) LIMITED	Lesotho	Maseru
UAB „AGA”	Lithuania	Vilnius
LINDE GAS BITOLA DOOEL Skopje	Macedonia, The former Yugoslav Republic of	Skopje
Afrox Malawi Limited	Malawi	Blantyre
LINDE INDUSTRIAL GASES (MALAYSIA) SDN. BHD.	Malaysia	Petaling Jaya
Linde Engineering (Malaysia) Sdn. Bhd.	Malaysia	Kuala Lumpur
Linde EOX Sdn. Bhd.	Malaysia	Petaling Jaya
Linde Gas Products Malaysia Sdn. Bhd.	Malaysia	Petaling Jaya
LINDE MALAYSIA HOLDINGS BERHAD	Malaysia	Petaling Jaya
LINDE MALAYSIA SDN. BHD.	Malaysia	Petaling Jaya
LINDE ROC SDN. BHD.	Malaysia	Petaling Jaya
LINDE WELDING PRODUCTS SDN. BHD.	Malaysia	Petaling Jaya
AFROX INTERNATIONAL LIMITED	Mauritius	Port Louis
SERVICIOS DE OPERACIONES DE NITRÓGENO, S.A. DE C.V.	Mexico	Santa Fe
SERVICIOS DE CANTARELL, S.A. de C.V.	Mexico	Santa Fe
BOC GASES DE MEXICO, S.A. DE C.V.	Mexico	Mexico City
Compañía de Nitrógeno de Cantarell, S.A. de C.V.	Mexico	Santa Fe
Compañía de Operaciones de Nitrógeno, S.A. de C.V.	Mexico	Santa Fe
LPM, S.A. de C.V.	Mexico	Mexico City
Afrox Moçambique, Limitada	Mozambique	Maputo
BOC GASES MOZAMBIQUE LIMITED	Mozambique	Maputo
Linde Gases Moçambique, Limitada	Mozambique	Maputo
IGL (PTY) LIMITED	Namibia	Windhoek
IGL PROPERTIES (PTY) LIMITED	Namibia	Windhoek
NAMOX Namibia (PTY) LIMITED	Namibia	Windhoek
REPTILE INVESTMENT NINE (PTY) LIMITED	Namibia	Windhoek
REPTILE INVESTMENT TEN (PTY) LIMITED	Namibia	Windhoek
B.V. Nederlandse Pijpleidingmaatschappij	Netherlands	Rotterdam
BOC Europe Holdings B.V.	Netherlands	Dongen
Gist Containers B.V.	Netherlands	Bleiswijk
Gist Forwarding B.V.	Netherlands	Bleiswijk
Gist Holding B.V.	Netherlands	Bleiswijk

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Company	Registered Office	Registered City
Gist Nederland B.V.	Netherlands	Bleiswijk
Linde Electronics B.V.	Netherlands	Schiedam
Linde Finance B.V.	Netherlands	Amsterdam
Linde Gas Benelux B.V.	Netherlands	Schiedam
Linde Gas Cryoservices B.V.	Netherlands	Hedel
Linde Gas Therapeutics Benelux B.V.	Netherlands	Eindhoven
Linde Holdings Netherlands B.V.	Netherlands	Schiedam
Linde Homecare Benelux B.V.	Netherlands	Nuland
Naamloze Vennootschap Linde Gas Benelux	Netherlands	Schiedam
OCAP CO2 B.V.	Netherlands	Schiedam
The BOC Group B.V.	Netherlands	Dongen
BOC LIMITED (New Zealand)	New Zealand	Auckland
BOC NEW ZEALAND HOLDINGS LIMITED	New Zealand	Auckland
Linde Holdings New Zealand Limited	New Zealand	Auckland
SOUTH PACIFIC WELDING GROUP (NZ) LIMITED	New Zealand	Auckland
BOC Gases Nigeria Plc	Nigeria	Lagos
AGA AS	Norway	Oslo
KS Luftgassproduksjon	Norway	Oslo
Norgas AS	Norway	Oslo
Linde Pakistan Limited	Pakistan	Karachi
BOC PAKISTAN (PVT.) LIMITED	Pakistan	Karachi
BOC Papua New Guinea Limited	Papua New Guinea	Lae
Linde Gas Perú S.A.	Peru	Callao
ROYAL SOUTHMEADOWS, INC	Philippines	Mandaue
GRANDPLAINS PROPERTIES, INC	Philippines	Pasig
CHATSWOOD INC	Philippines	Makati
CIGI PROPERTIES, INC.	Philippines	Mandaluyong
BOC GIST INC	Philippines	Mkati City
CIGC CORPORATION	Philippines	Pasig
BOC (PHILS.) HOLDINGS, INC.	Philippines	Pasig
CRYO INDUSTRIAL GASES, INC	Philippines	Pasig
LINDE PHILIPPINES (SOUTH), INC.	Philippines	Mandaue
BATAAN INDUSTRIAL GASES INC	Philippines	Pasig
DAVAO OXYGEN CORPORATION	Philippines	Mandaue
LINDE PHILIPPINES, INC.	Philippines	Pasig
Eurogaz-Gdynia Sp. z o.o.	Poland	Gdynia
LINDE GAZ POLSKA Spółka z o.o.	Poland	Krakow
LINDE SAÚDE, LDA	Portugal	Maia
LINDE GLOBAL SERVICES PORTUGAL, UNIPESSOAL LDA	Portugal	Maia
LINDE PORTUGAL, LDA	Portugal	Lisbon
Linde Gas Puerto Rico, Inc.	Puerto Rico	Cataño
Gas Pentru Gaze Si Aparatura S.R.L.	Romania	Cluj Napoca
ITO Industries International SA	Romania	Bucharest
LINDE GAZ ROMANIA S.R.L.	Romania	Timişoara
Rodmir Expert SA	Romania	Bucharest
OAO “Linde Uraltechgaz”	Russian Federation	Yekaterinburg
AO “Linde Gas Rus”	Russian Federation	Balashikha
OOO “Linde Engineering Rus”	Russian Federation	Samara
OOO “Linde Gas Helium Rus”	Russian Federation	Moscow

ALT-181

Company	Registered Office	Registered City
OOO “CRYOSTAR RUS”	Russian Federation	Saint Petersburg
Saudi Industrial Gas Company	Saudi Arabia	Al-Khobar
LINDE SAUDI ARABIA LLC	Saudi Arabia	Jubail
Linde Arabian Contracting Co., Ltd.	Saudi Arabia	Riyadh
Linde Jubail Industrial Gases Factory LLC	Saudi Arabia	Al-Khobar
LINDE GAS SRBIJA Industrija gasova a.d. Bečej	Serbia	Bečej
Cryostar Singapore Pte Ltd	Singapore	Singapore
Linde Gas Asia Pte Ltd	Singapore	Singapore
Linde Gas Singapore Pte. Ltd.	Singapore	Singapore
LINDE TREASURY ASIA PACIFIC PTE.LTD.	Singapore	Singapore
Aries 94 s.r.o.	Slovakia	Bratislava
Linde Gas k.s.	Slovakia	Bratislava
Linde Global IT Services s. r. o.	Slovakia	Bratislava
Linde Technické Plyny spol. s r.o.	Slovakia	Bratislava
BOC GASES SOLOMON ISLANDS LIMITED	Solomon Islands	Honiara
African Oxygen Limited	South Africa	Johannesburg
AFROX (PROPRIETARY) LIMITED	South Africa	Johannesburg
AFROX AFRICAN INVESTMENTS (PTY) LIMITED	South Africa	Johannesburg
AFROX EDUCATIONAL SERVICES (PROPRIETARY) LTD	South Africa	Johannesburg
AFROX PROPERTIES (PTY) LIMITED	South Africa	Johannesburg
AMALGAMATED GAS AND WELDING (PTY) LIMITED	South Africa	Johannesburg
AMALGAMATED WELDING AND CUTTING HOLDINGS (PROPRIETARY) LIMITED	South Africa	Johannesburg
AWCE (PROPRIETARY) LIMITED	South Africa	Johannesburg
HUMAN PERFORMANCE SYSTEMS (PTY) LIMITED	South Africa	Johannesburg
INDUSTRIAL RESEARCH AND DEVELOPMENT (PTY) LIMITED	South Africa	Johannesburg
ISAS TRUST	South Africa	Johannesburg
Linde Engineering South Africa (Pty) Ltd.	South Africa	Johannesburg
NASIONALE SWEISWARE (PTY) LTD	South Africa	Johannesburg
NICOWELD (PTY) LIMITED	South Africa	Sandton
PPE-ISIZO (PTY) LIMITED	South Africa	Johannesburg
SAFETY GAS (PROPRIETARY) LIMITED	South Africa	Johannesburg
Abelló Linde, S.A.U.	Spain	Barcelona
LINDE ELECTRONICS, S.L.	Spain	Barcelona
Linde Médica, S.L.	Spain	Barcelona
LINDE MEDICINAL, S.L.	Spain	Barcelona
LINDE SPAIN SA	Spain	Barcelona
Ceylon Oxygen Ltd.	Sri Lanka	Colombo
HANDIGAS SWAZILAND (PTY) LIMITED	Swaziland	Mbabane
SWAZI OXYGEN (PTY) LIMITED	Swaziland	Mbabane
NORLIC AB	Sweden	Lidingö
AB Held	Sweden	Lidingö
AGA Aktiebolag	Sweden	Lidingö
AGA Fastighet Göteborg AB	Sweden	Lidingö
AGA Gas Aktiebolag	Sweden	Lidingö
AGA Industrial Gas Engineering Aktiebolag	Sweden	Lidingö

ALT-182

Company	Registered Office	Registered City
AGA International Investment Aktiebolag	Sweden	Lidingö
AGA Medical Aktiebolag	Sweden	Lidingö
Agatronic AB	Sweden	Lidingö
BOC Intressenter AB	Sweden	Helsingborg
CRYO Aktiebolag	Sweden	Gothenburg
Flaskgascentralen i Malmö Aktiebolag	Sweden	Svedala
Linde Healthcare AB	Sweden	Lidingö
LindeGas Holding Sweden AB	Sweden	Lidingö
Nynäshamns Gasterminal AB	Sweden	Lidingö
Svenska Aktiebolaget Gasaccumulator	Sweden	Lidingö
Svets Gas Aktiebolag	Sweden	Lidingö
Arboliana Holding AG	Switzerland	Pfungen
Bertrams Heatec AG in Liquidation	Switzerland	Pratteln
Linde Holding AG	Switzerland	Dagmersellen
Linde Kryotechnik AG	Switzerland	Pfungen
Linde Schweiz AG	Switzerland	Dagmersellen
PanGas AG	Switzerland	Dagmersellen
LINDE LIENHWA INDUSTRIAL GASES CO. LTD.	Taiwan	Taipei
LIEN XIANG ENERGY CORPORATION LIMITED	Taiwan	Tainan
TUNG BAO CORPORATION	Taiwan	New Taipei
FAR EASTERN INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Kaohsiung
LIEN TONG GASES COMPANY LIMITED	Taiwan	Kaohsiung
UNITED INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Hsinchu
LIENHWA UNITED LPG COMPANY LIMITED	Taiwan	Taipei
YUAN RONG INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Taipei
LIEN JIAN LPG COMPANY LIMITED	Taiwan	Su’ao
LIEN YI LPG COMPANY LIMITED	Taiwan	Taoyuan
ASIA UNION ELECTRONIC CHEMICAL CORPORATION	Taiwan	Taipei
LIEN HWA LOX CRYOGENIC EQUIPMENT CORPORATION	Taiwan	Taipei
CONFEDERATE TECHNOLOGY COMPANY LIMITED	Taiwan	Taichung
LIEN CHIA INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Chiayi
LIEN CHUAN INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Zhongli
LIEN FUNG PRECISION TECHNOLOGY DEVELOPMENT CO., LTD	Taiwan	Taichung
LIEN HWA COMMONWEALTH CORPORATION	Taiwan	Taipei
LIEN SHENG INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Hsinchu
LIEN YANG INDUSTRIAL GASES COMPANY LIMITED	Taiwan	Yilan
LUCK STREAM Co., Ltd.	Taiwan	Kaohsiung
Linde Engineering Taiwan Ltd.	Taiwan	Taipei

ALT-183

Company	Registered Office	Registered City
BOC Tanzania Limited	Tanzania	Dar es Salaam
MIG Production Company Limited	Thailand	Samut Prakan
RAYONG ACETYLENE LIMITED	Thailand	Samut Prakan
Linde Air Chemicals Limited	Thailand	Samut Prakan
Linde (Thailand) Public Company Limited	Thailand	Samut Prakan
T.I.G. TRADING LIMITED	Thailand	Samut Prakan
Linde HyCO Limited	Thailand	Samut Prakan
SKTY (Thailand) Limited	Thailand	Chachoengsao
KTPV (THAILAND) LIMITED	Thailand	Chachoengsao
Linde Gas Tunisie S.A.	Tunisia	Ben Arous
İsdemir Linde Gaz Ortaklığı A.Ş.	Turkey	Dörtyol
Linde Gaz Anonim Şirketi	Turkey	Istanbul
BOC Uganda Limited	Uganda	Kampala
Private Joint Stock Company “Linde Gas Ukraina”	Ukraine	Dnipro
Linde Engineering Middle East LLC	United Arab Emirates	Abu Dhabi
LINDE GAS MIDDLE EAST LLC	United Arab Emirates	Abu Dhabi
LINDE HEALTHCARE MIDDLE EAST LLC	United Arab Emirates	Abu Dhabi
LINDE HELIUM M E FZCO	United Arab Emirates	Jebel Ali
GAFFNEY INDUSTRIAL & WELDING SUPPLIES LTD	United Kingdom	Guildford
ROCK INDUSTRIAL & WELDING SUPPLIES LIMITED	United Kingdom	Guildford
THE BOC GROUP LIMITED	United Kingdom	Guildford
AIRCO COATING TECHNOLOGY LIMITED	United Kingdom	Guildford
ALLWELD INDUSTRIAL AND WELDING SUPPLIES LIMITED	United Kingdom	Guildford
BOC CHILE HOLDINGS LIMITED	United Kingdom	Guildford
BOC DISTRIBUTION SERVICES LIMITED	United Kingdom	Guildford
BOC DUTCH FINANCE	United Kingdom	Guildford
BOC GASES LIMITED	United Kingdom	Guildford
BOC HEALTHCARE LIMITED	United Kingdom	Guildford
BOC HELEX	United Kingdom	Guildford
BOC HOLDINGS	United Kingdom	Guildford
BOC INVESTMENT HOLDINGS LIMITED	United Kingdom	Guildford
BOC INVESTMENTS (LUXEMBOURG) LIMITED	United Kingdom	Guildford
BOC INVESTMENTS NO.1 LIMITED	United Kingdom	Guildford
BOC INVESTMENTS NO.5	United Kingdom	Guildford
BOC INVESTMENTS NO.7	United Kingdom	Guildford
BOC JAPAN	United Kingdom	Guildford
BOC KOREA HOLDINGS LIMITED	United Kingdom	Guildford
BOC LIMITED	United Kingdom	Guildford
BOC LUXEMBOURG FINANCE	United Kingdom	Guildford
BOC NETHERLANDS HOLDINGS LIMITED	United Kingdom	Guildford
BOC NOMINEES LIMITED	United Kingdom	Guildford
BOC PENSION SCHEME TRUSTEES LIMITED	United Kingdom	Guildford
BOC PENSIONS LIMITED	United Kingdom	Guildford
BOC RSP TRUSTEES LIMITED	United Kingdom	Guildford
BOC SEPS TRUSTEES LIMITED	United Kingdom	Guildford
BOC SERVICES LIMITED	United Kingdom	Guildford
BOC TRUSTEES LIMITED	United Kingdom	Guildford
BRITISH INDUSTRIAL GASES LIMITED	United Kingdom	Guildford

ALT-184

Company	Registered Office	Registered City
CRYOSTAR LIMITED	United Kingdom	Guildford
EHVIL DISSENTIENTS LIMITED	United Kingdom	Guildford
ELECTROCHEM LIMITED	United Kingdom	Guildford
EXPRESS INDUSTRIAL & WELDING SUPPLIES LIMITED	United Kingdom	Guildford
FLUOROGAS LIMITED	United Kingdom	Guildford
FUTURE INDUSTRIAL AND WELDING SUPPLIES LTD.	United Kingdom	Guildford
G.L BAKER (TRANSPORT) LIMITED	United Kingdom	Guildford
GAS & EQUIPMENT LIMITED	United Kingdom	Guildford
GAS & GEAR LIMITED	United Kingdom	Guildford
GIST LIMITED	United Kingdom	Guildford
HANDIGAS LIMITED	United Kingdom	Guildford
HICK, HARGREAVES AND COMPANY LIMITED	United Kingdom	Guildford
HYDROGEN SUPPLIES LIMITED	United Kingdom	Guildford
INDONESIA POWER HOLDINGS LIMITED	United Kingdom	Guildford
INDUSTRIAL & WELDING SUPPLIES (NORTH WEST) LIMITED	United Kingdom	Guildford
INDUSTRIAL AND WELDING MANAGEMENT LIMITED	United Kingdom	Guildford
INDUSTRIAL SUPPLIES & SERVICES LIMITED	United Kingdom	Guildford
INTELLEMETRICS LIMITED	United Kingdom	Glasgow
IWS (INDUSTRIAL & WELDING SUPPLIES) LIMITED	United Kingdom	Guildford
LANSING GROUP LIMITED	United Kingdom	Guildford
LEEN GATE INDUSTRIAL & WELDING SUPPLIES (SCOTLAND) LIMITED	United Kingdom	Guildford
LEENGATE INDUSTRIAL & WELDING SUPPLIES (LINCOLN) LIMITED	United Kingdom	Guildford
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NORTH EAST) LIMITED	United Kingdom	Guildford
LEENGATE INDUSTRIAL & WELDING SUPPLIES (NOTTINGHAM) LIMITED	United Kingdom	Guildford
LEENGATE INDUSTRIAL & WELDING SUPPLIES LIMITED	United Kingdom	Guildford
LINDE CANADA HOLDINGS LIMITED	United Kingdom	Guildford
LINDE CRYOGENICS LIMITED	United Kingdom	Guildford
LINDE CRYOPLANTS LIMITED	United Kingdom	Guildford
LINDE FINANCE	United Kingdom	Guildford
LINDE GAS HOLDINGS LIMITED	United Kingdom	Guildford
LINDE HELIUM HOLDINGS LIMITED	United Kingdom	Guildford
LINDE INVESTMENTS No.1 LIMITED	United Kingdom	Guildford
LINDE NORTH AMERICA HOLDINGS LIMITED	United Kingdom	Guildford
LINDE UK HOLDINGS LIMITED	United Kingdom	Guildford
LINDE UK PRIVATE MEDICAL TRUSTEES LIMITED	United Kingdom	Guildford
MEDISHIELD	United Kingdom	Guildford
MEDISPEED	United Kingdom	Guildford
PENNINE INDUSTRIAL & WELDING SUPPLIES LIMITED	United Kingdom	Guildford

ALT-185

Company	Registered Office	Registered City
REMEO HEALTHCARE LIMITED	United Kingdom	Guildford
RRS (FEBRUARY 2004) LIMITED	United Kingdom	Guildford
RYVAL GAS LIMITED	United Kingdom	Nottingham
SPALDING HAULAGE LIMITED	United Kingdom	Guildford
Spectra Gases Limited	United Kingdom	Guildford
STORESHIELD LIMITED	United Kingdom	Guildford
THE BRITISH OXYGEN COMPANY LIMITED	United Kingdom	Guildford
TRANSHIELD	United Kingdom	Guildford
WELDER EQUIPMENT SERVICES LIMITED	United Kingdom	Guildford
WELDING PRODUCTS HOLDINGS LIMITED	United Kingdom	Guildford
WESSEX INDUSTRIAL & WELDING SUPPLIES LIMITED	United Kingdom	Guildford
GLPS TRUSTEES LIMITED	United Kingdom	Guildford
REFRIGERATION NO. 1 LIMITED	United Kingdom	Guildford
AHP Delmarva, LLP	United States	Brentwood
AHP-MHR Home Care, LLP	United States	Omaha
American HomePatient of Sanford, LLC	United States	Sanford
American HomePatient of Unifour, LLC	United States	Hickory
Baptist Ventures—AHP Homecare Alliance of Montgomery	United States	Brentwood
Blue Ridge Home Care	United States	Brentwood
Catholic Health Home Respiratory, LLC	United States	Williamsville
East Coast Oxygen Company	United States	Bethlehem
Homelink Home Health Care	United States	Brentwood
Piedmont Medical Equipment	United States	Brentwood
Shared Care—West Branch, LLC	United States	West Branch
Coastal Home Care	United States	Brentwood
Promed Home Care	United States	Brentwood
AHP Alliance of Columbia	United States	Columbia
AHP Home Care Alliance of Gainesville	United States	Gainesville
AHP Home Care Alliance of Tennessee	United States	Brentwood
AHP Home Care Alliance of Virginia	United States	Richmond
AHP Home Medical Equipment Partnership of Texas	United States	Dallas
AHP Knoxville Partnership	United States	Knoxville
ALPHA RESPIRATORY INC.	United States	Wilmington
American HomePatient Arkansas Ventures, Inc.	United States	Dover
American HomePatient Delaware Ventures, Inc.	United States	Wilmington
American HomePatient of Kingstree, LLC	United States	Kingstree
American HomePatient of New York, Inc.	United States	Brentwood
American HomePatient of Texas, LLC	United States	Brentwood
American HomePatient Tennessee Ventures, Inc.	United States	Dover
American HomePatient Ventures, Inc.	United States	Brentwood
AMERICAN HOMEPATIENT, INC.	United States	Wilmington
American HomePatient, Inc.	United States	Brentwood
American HomePatient, Inc. (f/k/a AHP NV Corp.)	United States	Carson City
CARING RESPONDERS LLC	United States	Wilmington
Colorado Home Medical Equipment Alliance, LLC	United States	Denver
Complete Infusion Services, LLC	United States	Bingham Farms
CONVACARE SERVICES, INC.	United States	Bloomington
CPAP SUPPLY USA LLC	United States	Wilmington
Cryostar USA LLC	United States	Wilmington

ALT-186

Company	Registered Office	Registered City
Designated Companies, Inc.	United States	Albany
DeVine Products, Inc.	United States	Wilmington
DME Supply USA, LLC	United States	Wilmington
Gamma Acquisition Inc.	United States	Wilmington
Gist USA LLC	United States	Wilmington
HCS TENS Services LLC	United States	Wilmington
HEALTH CARE SOLUTIONS AT HOME INC.	United States	Wilmington
HealthCare Solutions IV LLC	United States	Wilmington
Holox Inc.	United States	Norcross
HOME-CARE EQUIPMENT NETWORK INC.	United States	Plantation
LAG Methanol LLC	United States	Wilmington
LINCARE EQUIPMENT LLC	United States	Wilmington
LINCARE HOLDINGS INC.	United States	Wilmington
LINCARE INC.	United States	Wilmington
LINCARE LEASING LLC	United States	Wilmington
LINCARE LICENSING INC.	United States	Wilmington
LINCARE OF CANADA ACQUISITIONS INC.	United States	Wilmington
LINCARE OF NEW YORK, INC.	United States	New York
LINCARE PHARMACY SERVICES INC.	United States	Wilmington
LINCARE PROCUREMENT INC.	United States	Wilmington
LINCARE PULMONARY REHAB MANAGEMENT, LLC	United States	Wilmington
Lincare Pulmonary Rehab Services of Missouri, LLC	United States	Clayton
LINCARE PULMONARY REHAB SERVICES OF OHIO, LLC	United States	Cleveland
Linde Canada Investments LLC	United States	Wilmington
Linde Delaware Investments Inc.	United States	Wilmington
Linde Energy Services, Inc	United States	Wilmington
Linde Engineering North America Inc.	United States	Wilmington
Linde Gas North America LLC	United States	Wilmington
Linde Holdings, LLC	United States	Wilmington
LINDE INVESTMENTS LLC	United States	Wilmington
Linde LLC	United States	Wilmington
Linde Merchant Production, Inc	United States	Wilmington
Linde North America, Inc.	United States	Wilmington
Linde RSS LLC	United States	Wilmington
mdINR, LLC	United States	Wilmington
MED 4 HOME INC.	United States	Wilmington
MediLink HomeCare, Inc.	United States	Trenton
MEDIMATICS LLC	United States	Wilmington
MidSouth Distribution, Inc.	United States	Texarkana
MRB ACQUISITION CORP.	United States	Plantation
Northeast Pennsylvania Alliance, LLC	United States	Hazelton
Northwest Washington Alliance, LLC	United States	Kirkland
OCT Pharmacy, L.L.C.	United States	Bingham Farms
OPTIGEN, INC.	United States	Plantation
Patient Support Services, Inc.	United States	Texarkana
PULMOREHAB LLC	United States	Wilmington
Raytel Cardiac Services, Inc.	United States	Wilmington
Sleepcair, Inc.	United States	Topeka
The National Medical Rentals, Inc.	United States	Little Rock

ALT-187

Company	Registered Office	Registered City
Total Home Care of East Alabama, L.L.C.	United States	Tuscaloosa
ASIA UNION ELECTRONIC CHEMICALS—RENO, INC.	United States	Reno
AIRCO PROPERTIES INC	United States	Wilmington
Lansing Bagnall Inc.	United States	Wynnewood
SELOX, INC	United States	Nashville
AGA S.A.	Uruguay	Montevideo
AGA Gas C.A.	Venezuela	Caracas
BOC GASES DE VENEZUELA, C.A.	Venezuela	Caracas
PRODUCTORA DE GAS CARBONICO SA	Venezuela	Caracas
Linde Gas Vietnam Limited	Vietnam	Bà Ria
Linde Vietnam Limited Company	Vietnam	Bà Ria
General Gases of the Virgin Islands, Inc.	Virgin Islands, U.S.	Saint Croix
AFROX ZAMBIA LIMITED	Zambia	Ndola
BOC Zimbabwe (Private) Limited	Zimbabwe	Harare

ALT-188

Annex 3

Information pursuant to Section 2 no. 2 of the Takeover Offer Regulation in conjunction with Section 7 Securities Prospectus Act (Wertpapierprospektgesetz) and the Commission Regulation (EC) No 809/2004 (April 29, 2004), as amended, implementing Directive 2003/71/EC of the European Parliament and of the Council regarding information contained in prospectuses, as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements

Regarding the information included in this Annex 3 of this Offer Document, the following should also be taken into account:

I.	References in this Annex 3 to this “document” or the “prospectus” should—in the context of this Offer Document—be read as references to this Annex 3.

II.	The Bidder will update this Offer Document to the extent permissible and required under the Takeover Act, and will comply with its obligation under U.S. law, and will comply with its obligation under the Securities Exchange Act of 1934, as amended, to inform security holders of any material change in the information published, sent or given to security holders. The Bidder will also, as applicable, publish additional accompanying information regarding the Exchange Offer, which will be made available on the Bidder’s website at http://www.lindepraxairmerger.com, and, to the extent required by applicable law, will file such information in the English language on the SEC’s website at http://www.sec.gov.

III.	All notifications and announcements required according to the Takeover Act will also be published on the Internet at the website http://www.lindepraxairmerger.com (in the German and English languages) and in the German language in the German Federal Gazette (Bundesanzeiger). The Bidder will also file such notifications and announcements in the English language with the SEC at http://sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

ALT-189

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Linde plc constitution, subject to the provisions of and so far as may be permitted by the Companies Act, every director, officer or employee of the company, and each person who is or was serving at the request of the company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The Companies Act prescribes that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.

Irish law permits Linde plc to purchase and maintain insurance on behalf of its directors, the secretary and employees.

Given the director indemnification limitations arising under Irish law, it is expected Linde plc will procure that one or more of its subsidiaries will enter into indemnification agreements with each of the Linde plc directors indemnifying them in respect of any liability incurred by them while acting as a director of Linde plc.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference into, this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the exchange offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the exchange offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the exchange offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the exchange offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the exchange offering made by the undersigned registrant to the purchaser.

(f)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the exchange offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h)	That every prospectus (1) that is filed pursuant to paragraph (g) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the exchange offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired which is involved therein, that was not the subject of and included in the registration statement when it became effective.

(k)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on June 5, 2017.

ZAMALIGHT PLC

By:	/s/ Christopher Cossins
	Name:	Christopher Cossins
	Title:	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Cossins and Andrew Brackfield with full power to act alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on June 5, 2017.

Signature	Title

/s/ Christopher Cossins Name: Christopher Cossins	Christopher Cossins Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

/s/ Guillermo Bichara Name: Guillermo Bichara	Guillermo Bichara Director and Authorized Representative in the United States

/s/ Andrew Brackfield Name: Andrew Brackfield	Andrew Brackfield Director

/s/ Richard L. Steinseifer Name: Richard L. Steinseifer	Richard L. Steinseifer Director

EXHIBIT INDEX

Exhibit No.	Document Description

2.01	Business Combination Agreement, dated June 1, 2017, by and among Praxair, Inc., Linde Aktiengesellschaft, Zamalight plc, Zamalight Holdco LLC and Zamalight Subco, Inc. (Included as Annex A to the proxy statement/prospectus and exchange offer prospectus forming a part of this Registration Statement).

3.01	Constitution of Linde plc.

3.02	Form of Amended and Restated Constitution of Linde plc*.

5.01	Form of opinion of Arthur Cox regarding legality of securities being registered.

5.02	Form of opinion of William Fry regarding legality of securities being registered.

21.01	Subsidiaries of Linde plc*.

23.01	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Praxair, Inc.

23.02	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors for Linde AG.

23.03	Consent of PricewaterhouseCoopers, Dublin, Ireland, independent registered public accounting firm for Zamalight plc.

23.04	Consent of Arthur Cox for opinion regarding legality of securities being registered (Included as part of its opinion filed as Exhibit 5.01).

23.05	Consent of William Fry for opinion regarding legality of securities being registered (Included as part of its opinion filed as Exhibit 5.02).

24.01	Power of Attorney (Included on the signature pages to this Registration Statement).

99.01	Form of Proxy Card for Praxair, Inc. Special Meeting*.

99.02	Opinion of Perella Weinberg Partners UK LLP (Included as Annex B to the proxy statement/prospectus and exchange offer prospectus forming a part of this Registration Statement).

99.03	Opinion of Morgan Stanley Bank AG (Included as Annex C to the proxy statement/prospectus and exchange offer prospectus forming a part of this Registration Statement).

99.04	Opinion of Goldman Sachs AG (Included as Annex D to the proxy statement/prospectus and exchange offer prospectus forming a part of this Registration Statement).

99.05	Opinion of Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main (Included as Annex E to the proxy statement/prospectus and exchange offer prospectus forming a part of this Registration Statement).

99.06	Opinion of Credit Suisse Securities (USA) LLC (Included as Annex F to the proxy statement/prospectus and exchange offer prospectus forming a part of this Registration Statement).

99.07	Consent of Perella Weinberg Partners UK LLP.

99.08	Consent of Morgan Stanley Bank AG.

99.09	Consent of Goldman Sachs AG.

99.10	Consent of Bank of America Merrill Lynch International Limited Zweigniederlassung Frankfurt am Main.

99.11	Consent of Credit Suisse Securities (USA) LLC.

99.12	Consent of Prof. Dr. Wolfgang Reitzle as prospective director.

99.13	Consent of Mr. Stephen F. Angel as prospective director.

99.14	Consent of Ernst & Young AG*.

101.INS	XBRL Report Instance Document (incorporated by reference to Exhibit 101.INS to Praxair’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, Commission file no. 1-11037).

Exhibit No.	Document Description

101.SCH	XBRL Taxonomy Extension Schema Document (incorporated by reference to Exhibit 101.SCH to Praxair’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, Commission file no. 1-11037).

101.CAL	XBRL Calculation Linkbase Document (incorporated by reference to Exhibit 101.CAL to Praxair’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, Commission file no. 1-11037).

101.DEF	XBRL Taxonomy Definition Linkbase Document (incorporated by reference to Exhibit 101.DEF to Praxair’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, Commission file no. 1-11037).

101.LAB	XBRL Taxonomy Label Linkbase Document (incorporated by reference to Exhibit 101.LAB to Praxair’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, Commission file no. 1-11037).

101.PRE	XBRL Taxonomy Presentation Linkbase Document (incorporated by reference to Exhibit 101.PRE to Praxair’s Annual Report on Form 10-K filed with the SEC on March 1, 2017, Commission file no. 1-11037).

Copies of exhibits incorporated by reference can be obtained from the SEC, Commission file no. 1-11037.

*	To be filed by amendment.